       As filed with the Securities and Exchange Commission on November 13, 2000
                                                      Registration No. 333-43686

================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           -------------------------

                                   FORM S-4/A
   AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-4 UNDER THE SECURITIES
                                   ACT OF 1933

                           -------------------------

                         AMERICAN SPECTRUM REALTY, INC.
             (Exact name of Registrant as specified in its charter)

                                       6798                    52-2258674
    (State or other          (Primary North American       (I.R.S. Employer
      jurisdiction                   Industry             Identification No.)
    of organization)          Classification Number)

                             1800 East Deere Avenue
                           Santa Ana, California 92705
                                  949-585-7600
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                William J. Carden
                             Chief Executive Officer
                             1800 East Deere Avenue
                           Santa Ana, California 92705
                                  949-585-7600

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 With copies to:

                               Peter M. Fass, Esq.
                               Proskauer Rose LLP
                                  1585 Broadway
                               New York, NY 10036
                                 (212) 969-3000

                           -------------------------

Approximate date of commencement of the proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

                           -------------------------

                         CALCULATION OF REGISTRATION FEE

=============================================================================================================
Title of each Class of                     Amount to be            Proposed Maximum              Amount of
Securities to be Registered                Registered(1)        Aggregate Offering Price     Registration Fee
-------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share....    5,050,014              $ 75,750,210              $ 19,998.06
Notes..................................... $ 55,259,175              $ 55,259,175              $         0(3)
        Total.............................                                                     $ 19,998.06(4)
=============================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o), promulgated under the Securities Act of 1933, as amended.

(2) Represents the maximum number of shares of common stock (the "American Spectrum shares") issuable upon consummation of the transactions described herein.

(3) Limited partners of the eight limited partnerships will receive American Spectrum shares or, in certain specified circumstances, may receive notes. To the extent notes are issued to certain limited partners in lieu of American Spectrum shares, the proposed maximum aggregate offering price of the American Spectrum shares will be proportionately reduced. Accordingly, no further fee is due for the registration of the notes.

(4) The registration fee under this Registration Statement has been previously paid by The Registrant in connection with the original filing on August 14, 2000.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                         American Spectrum Realty, Inc.
                             1800 East Deere Avenue
                          Santa Anna, California 92705

               NOTICE OF CONSENT SOLICITATION TO LIMITED PARTNERS
                                ___________, 2000

Sierra Pacific Development Fund              Sierra Pacific Pension Investors '84
Sierra Pacific Development Fund II           Nooney Income Fund Ltd., L.P.
Sierra Pacific Development Fund III          Nooney Income Fund Ltd. II, L.P.
Sierra Pacific Institutional Properties V    Nooney Real Property Investors-Two, L.P.

The general partners of each of the eight limited partnerships listed above, which we refer to as the limited partnerships or the funds, ask you by this notice to consent to the following:

      Proposed consolidation of your fund by American Spectrum Realty, Inc. As described in the attached Prospectus/Consent Solicitation, American Spectrum proposes a consolidation of the funds into American Spectrum. American Spectrum will issue to each of the limited partners of the funds a specified number of American Spectrum shares in exchange for their partnership interests. After the series of transactions in which the funds will be consolidated into American Spectrum, which we refer to as the consolidation, American Spectrum will own, through a subsidiary, all of the assets of the funds, the portion of CGS Realty Inc.'s property management business which provides property management services to the funds and the CGS privately held entities. Attached to the supplement for each fund as Appendix B is the Agreement and Plan of Merger for each fund, which describes the terms of the consolidation in detail.

      Proposed amendments. In addition, limited partners are being asked to vote on proposed amendments to their agreement of limited partnership. These amendments are needed to permit the consolidation. A copy of the proposed amendments is attached as Appendix C to each supplement accompanying this consent solicitation.

Only the limited partners of the funds holding units at the close of business on __________ __, 2000 are entitled to notice of and to vote for or against the proposed consolidation.

                                                  By order of Thomas N. Thurber

                                                  Secretary

We invite you to vote using the enclosed consent form because it is important that your interests in your fund be represented. Please sign, date and return the enclosed consent card in the accompanying postage-paid envelope. You may also revoke your consent at any time in writing before consents from limited partners equal to more than 50% of the required vote are received by your fund.

We will mail this Prospectus/Consent Solicitation, which we refer to as the consent solicitation, to limited partners on or about ___________ __, 2000.

The information in this consent solicitation is not complete and may change. American Spectrum may not sell the securities described therein until the registration statement filed with the Securities and Exchange Commission is effective. This consent solicitation is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state that prohibits the offer or sale of such securities.

The information in this consent solicitation is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This consent solicitation is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                SUBJECT TO COMPLETION, DATED ___________ __, 2000
                    PROSPECTUS/CONSENT SOLICITATION STATEMENT

                         AMERICAN SPECTRUM REALTY, INC.
            ____shares of common stock, par value $.01 per share, and
                   ___% callable notes, Due _________ __, ____

If you are a limited partner of any of the following funds, your vote is very important:

Sierra Pacific Development Fund             Sierra Pacific Pension Investors '84
Sierra Pacific Development Fund II          Nooney Income Fund Ltd., L.P.
Sierra Pacific Development Fund III         Nooney Income Fund Ltd. II, L.P.
Sierra Pacific Institutional Properties V   Nooney Real Property Investors-Two, L.P.

This document is formally called a Prospectus/Consent Solicitation Statement because the prospectus also acts as a method through which we are asking for your consent to transactions that are described in detail in the document. We refer to this document as the consent solicitation. Through this consent solicitation and the accompanying supplement for your fund, we, American Spectrum Realty, Inc., are asking you, as the limited partners of each of the funds, to vote on whether to approve the proposed consolidation into American Spectrum of each of the funds listed above, the CGS privately held entities and the CGS Management Company. In the consolidation, American Spectrum will issue shares of common stock or, in specified situations, notes in exchange for your limited partnership units. Limited partners holding in excess of 50% of the outstanding units in each fund must vote "For" the consolidation on the enclosed consent form in order for the consolidation of their fund to be consummated. The general partners of the funds recommend that you vote "For" the consolidation.

This solicitation of consents expires at ___ p.m., Eastern time on _____________, 2000, unless you are notified that it has been extended.

There are material risks and potential disadvantages associated with the consolidation as described in "Risk Factors" beginning on page ___. In particular, you should consider:

o American Spectrum's common stock may trade at prices below the $15 exchange value that we have arbitrarily assigned to the common stock for purposes of the consolidation.

o After the consolidation, your investment will be subject to market risk and the price of American Spectrum shares may decline.

o The general partners and their affiliates will receive American Spectrum shares having a value of $31,396,905, based on the $15 per share Exchange Value, for assets having a book value of $(35,739,000), and will receive other benefits from the consolidation, and have interests that may conflict with those of the limited partners of the funds.

o     Limited partners may incur taxes in connection with the transaction.

o If the limited partners of a fund approve the consolidation, the fund can no longer enter into alternatives to the consolidation, which include the liquidation of the fund's properties and the distribution of the net proceeds to the limited partners.

o The partnership agreement of each of the funds prohibits transactions with affiliates, such as the consolidation with us, and the consolidation could not close without amendments to the partnership agreement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Securities or passed upon the accuracy or adequacy of this Prospectus/Consent Solicitation Statement. Any representation to the contrary is a criminal offense.

This consent solicitation incorporates important business and financial information about American Spectrum that is not included in or delivered with this consent solicitation.

                       WHO CAN HELP ANSWER YOUR QUESTIONS?

If you have more questions about the consolidation or would like additional copies of this consent solicitation or the supplement relating to your fund(s), you should contact our solicitation firm:

                            Mackenzie Partners, Inc.
                                156 Fifth Avenue
                            New York, New York 10010
                      Telephone (toll free): (800) 322-2885

To obtain timely delivery, you should request this information no later than ________________, 2000.

        The date of this consent solicitation is __________ ____, 2000.

                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----

WHO CAN HELP ANSWER YOUR QUESTIONS?........................................vii
SUMMARY......................................................................1
      Purpose of this Consent Solicitation...................................1
      Description of American Spectrum and the Funds.........................1
            American Spectrum................................................1
      The Properties.........................................................2
            The Funds........................................................2
            Risk Factors.....................................................2
      Conflicts of Interest and Benefits to General Partners and their
        Affiliates...........................................................4
      The Consolidation......................................................5
            Principal Components of the Consolidation........................5
            What You Will Receive if Your Fund Is Included in the
              Consolidation..................................................5
            American Spectrum Shares Allocated to Funds......................6
      Your General Partners' Reasons for Proposing and Recommending
        the Consolidation....................................................8
            Benefits of Participation in the Consolidation...................8
            Why Your General Partners Believe the Consolidation Is
              Fair to You....................................................9
            Appraisals.......................................................9
            Fairness opinion.................................................9
            Allocation of American Spectrum Shares..........................10
            Alternatives to the Consolidation that Your General
              Partners Considered...........................................10
      Voting................................................................13
            Voting Procedures...............................................13
            Amendments to Your Fund's Partnership Agreement.................13
            No Rights to Independent Appraisal..............................13
      Consolidation Expenses................................................14
      Conditions to the Consolidation.......................................14
      Your Right to Investor Lists and to Communicate with Other
        Limited Partners....................................................14
      Federal Income Tax Considerations.....................................14
            Qualification of American Spectrum as a REIT....................16
      SUMMARY HISTORICAL AND PRO FORMA DATA.................................17
      RISK FACTORS..........................................................31
            Risk Factors Related to American Spectrum and Risks
              Resulting from the Consolidation..............................31
      Real Estate/Business Risks............................................36
      Tax Risks.............................................................38
BACKGROUND OF AND REASONS FOR THE CONSOLIDATION.............................41
      Background of the Funds...............................................41
      Investment Objectives of Funds........................................42
      Consideration of Liquidation of the Funds and the Decision to
        Pursue the Consolidation............................................42
      Chronology of the Consolidation.......................................45
      Your General Partners' Reasons for Proposing the Consolidation........47
      Exchange Value Allocation Of American Spectrum Shares.................49
      Determination of Exchange Values......................................49
      Allocation of American Spectrum Shares................................55
      Allocation of American Spectrum Shares Between Limited
        Partners and General Partners.......................................56
      Alternatives to the Consolidation.....................................56
      Comparison of Alternatives............................................58

                                                                          Page
                                                                          ----

RECOMMENDATION AND FAIRNESS DETERMINATION...................................63
      General...............................................................63
      Material Factors Underlying Belief as to Fairness.....................64
      Relative Weight Assigned to Material Factors..........................67
      Fairness to Limited Partners Receiving American Spectrum Shares.......67
      Fairness in View of Conflicts of Interest.............................67
REPORTS, OPINIONS AND APPRAISALS............................................68
      General...............................................................68
      Portfolio Appraisal...................................................68
      Portfolio of Properties...............................................71
      Fairness Opinion......................................................74
THE CONSOLIDATION...........................................................81
      Principal Components of the Consolidation.............................81

            Conditions to Consolidation.....................................86
      Merger Agreements.....................................................86
      Approval and Recommendation of the General Partners...................86
      Vote Required for Approval of the Consolidation.......................86
      Consideration.........................................................87
      Estimated Exchange Value of American Spectrum Shares Issuable
        to Funds............................................................87
      No Fractional American Spectrum Shares................................88
      Effect of the Consolidation on Limited Partners Who Vote Against
        the Consolidation...................................................88
      Effect of Consolidation on Funds Not Acquired.........................88
      Consolidation Expenses................................................89
      Accounting Treatment..................................................89
COMPENSATION, REIMBURSEMENTS AND DISTRIBUTIONS
TO THE GENERAL PARTNERS.....................................................90
CONFLICTS OF INTEREST.......................................................93
      Affiliated General Partners...........................................93
      Substantial Benefits to General Partners and their Affiliates.........93
      Common General Partners...............................................94
      Lack of Independent Representation of Limited Partners................94
      Terms of the Consolidation with the CGS Privately Held Entities.......94
      Non-Arm's-Length Agreements...........................................94
            Conflicts of interest in voting limited partnership interests...94
      Features Discouraging Potential Takeovers.............................94
COMPARISON OF OWNERSHIP OF UNITS, NOTES AND AMERICAN SPECTRUM SHARES........95
      Form of Organization and Purpose......................................95
      Length and Type of Investment.........................................96
      Business and Property Diversification.................................96
      Borrowing Policies....................................................97
      Other Investment Restrictions.........................................97
      Management Control....................................................98
      Fiduciary Duties......................................................99
      Management's Liability and Indemnification...........................100
      Anti-takeover Provisions.............................................101
      Sale  ...............................................................101
      Merger...............................................................102
      Dissolution..........................................................102

                                                                          Page
                                                                          ----

      Amendments...........................................................103
      Compensation and Fees................................................103
      Management Fees......................................................104
      Real Estate Disposition Fee..........................................104

             Reimbursement of Expenses.....................................105
      Review of Investor Lists.............................................106
      Nature of Investment.................................................107
      Additional Equity/Potential Dilution.................................108
      Liability of Investors...............................................109
      Voting Rights........................................................109
      Liquidity............................................................110
      Expected Distributions and Payments..................................111
      Taxation of Taxable Investors........................................112
      Taxation of Tax-Exempt Investors.....................................113
VOTING PROCEDURES..........................................................114
      Distribution of Solicitation Materials...............................114
      Required Vote and Other Conditions...................................114
      Selected Financial Statements........................................116
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF AMERICAN SPECTRUM.............................135
      American Spectrum Predecessor........................................135
      Subsidiaries.........................................................135
      Results of Operations................................................136
      Analysis of Liquidity and Capital Resources..........................139
      CGS Affiliates.......................................................140
      Results of Operations................................................140
      Analysis of Liquidity and Capital Resources..........................142
      Cash Flows...........................................................142
      The Funds............................................................144
      Quantitative and Qualitative Disclosures about Market Risk...........144
      Interest Rate Risk...................................................144
AMERICAN SPECTRUM'S BUSINESS...............................................145
      General..............................................................145
      Background and Strategy..............................................145
      Credit Facility......................................................147
      Acquisition and Investment Policies..................................147
      Financing Policies...................................................148
      Other Policies.......................................................149
      The Properties.......................................................150
      PROPERTY OVERVIEW....................................................155
      TENANT INFORMATION...................................................159
      SIGNIFICANT PROPERTIES...............................................160
      MORTGAGE DEBT........................................................162
      Environmental Matters................................................164
      Insurance............................................................164
      Competition..........................................................165
      Employees............................................................165
      Legal Proceedings....................................................165

                                                                          Page
                                                                          ----

BUSINESS OF THE FUNDS......................................................165
      General..............................................................165
      Management Services..................................................165
      Description of Properties............................................166
      Description of Leases................................................166
      Financing............................................................167
      Sale of Properties...................................................167
      Competition..........................................................168
POLICIES WITH RESPECT TO CERTAIN ACTIVITIES................................168
AMERICAN SPECTRUM..........................................................168
      Investment Policies..................................................168
      Financing Policies...................................................169
      Miscellaneous Policies...............................................169
      Working Capital Reserves.............................................169
THE FUNDS..................................................................169
      Investment Policies..................................................169
      Financing............................................................170
MANAGEMENT.................................................................170
      Directors and Executive Officers.....................................170
      Board of Directors...................................................171
      Executive Compensation...............................................172
      Employment Agreements................................................173
      Option and Restricted Share Plans....................................173
      Incentive Compensation...............................................174
PRINCIPAL STOCKHOLDERS OF AMERICAN SPECTRUM................................175
RELATED PARTY TRANSACTIONS.................................................176
      Transactions Relating to the Consolidation...........................176
      Exchange Rights......................................................176
      Registration Rights Agreement........................................176
      Third Party Management Services......................................176
      Other Transactions...................................................176
FIDUCIARY RESPONSIBILITY...................................................177
      Directors and Officers of American Spectrum..........................177
      General Partners of the Funds........................................178
DESCRIPTION OF CAPITAL STOCK...............................................179
      Preferred Stock......................................................179
      Ownership Limits and Restrictions on Transfer........................179
      Registrar and Transfer Agent.........................................181
DESCRIPTION OF THE NOTES...................................................182
      General..............................................................182
      Principal and Interest...............................................183
      Redemption...........................................................183
      Proceeds from Sale of Properties Formerly Owned by the Funds.........184
      Proceeds from Refinancings of Properties Formerly Owned by the Funds.184
      Limitation on Incurrence of Indebtedness.............................184
      Merger, Consolidation or Sale........................................185
      Events of Default, Notice and Waiver.................................185
      Modification of the Indenture........................................187
      Satisfaction and Discharge...........................................188

      No Conversion Rights.................................................188
      Governing Law........................................................188
FEDERAL INCOME TAX CONSIDERATIONS..........................................189
      Material Tax Differences between the Ownership of Units and
        American Spectrum Shares...........................................189
      Tax Consequences of the Consolidation................................190
      Taxation of Noteholders..............................................192
      Taxation of American Spectrum........................................193
      Taxation of Stockholders.............................................199
      State and Local Taxes................................................202
EXPERTS....................................................................202
LEGAL MATTERS..............................................................203
WHERE YOU CAN FIND MORE INFORMATION........................................203
Index to Financial Statements..............................................F-1

                          QUESTIONS AND ANSWERS ABOUT
                        AMERICAN SPECTRUM REALTY, INC.'S
                           CONSOLIDATION OF THE FUNDS

Q:    What is the proposed consolidation that I am being asked to vote upon?

      A: You are being requested to approve the consolidation transaction in which your fund will merge into American Spectrum. Your fund is one of eight funds that will merge with us as part of the consolidation. As part of the consolidation, we will also consolidate with privately held entities owned or controlled by CGS Realty Inc. Through the consolidation, we intend to combine the properties of the funds and the CGS privately held entities . If the consolidation is approved by all of the funds, we will own 35 office, office/warehouse, apartment and shopping center properties. However, we do not know which funds will approve the consolidation and the exact makeup of our properties.

Q: What will I receive if I vote in favor of the consolidation and it is approved by my fund?

      A: If you vote in favor of the consolidation and the consolidation is approved by your fund and a minimum number of the other funds, you will receive shares of American Spectrum common stock in exchange for the units of limited partnership interest that you own in your fund.

Q:    Why are we proposing the consolidation?

      A. We and your general partners believe that the consolidation is the best way for limited partners to achieve liquidity and maximize the value of their investment in the funds. We believe that a consolidation is better for limited partners than other alternatives including liquidation of your fund and distribution of the net proceeds. The American Spectrum shares will be listed for trading on _____________. There is no active trading market for the limited partnership units in your fund. In addition, limited partners will participate in future growth of American Spectrum. Limited partners will also receive distributions on their American Spectrum shares.

Q: How many American Spectrum shares will I receive if my fund is acquired by American Spectrum?

      A: The number of American Spectrum shares that will be allocated to each fund in the consolidation is set forth in the chart on page ___ under the caption "Summary--The Consolidation--American Spectrum Shares Allocated to the Funds." You will receive your proportion of the shares allocated to your fund based on the percentage of the limited partnership interests held by you.

Q: If my fund consolidates with American Spectrum, may I choose to receive something other than American Spectrum shares?

      A: Yes, subject to the limitations described under the caption "Description of the Notes". If you vote "Against" the consolidation, but your fund is nevertheless consolidated with us, you may elect to receive notes due ________ ___, _____. The principal amount of the notes will be based on the estimated liquidation value of your fund. The notes will bear interest at a fixed rate equal to ______%. The interest rate is equal to 120% of the applicable federal rate on ________ ___, 2000.The notes will be prepayable by us at any time. You may only receive the notes if you vote "Against" the consolidation and you elect to receive notes on your consent form if the consolidation is approved.

Q: Who can vote on the consolidation? What vote is required to approve the consolidation?

      A: Limited partners of each fund who are limited partners at the close of business on the record date of _____________ __, 2000 are entitled to vote for or against the proposed consolidation.

      Limited partners holding units constituting greater than 50% of the outstanding units of a fund must approve the consolidation. Approval by the required vote of your fund's limited partners in favor of the consolidation will be binding on you even if you vote against the consolidation.

Q:    How do I vote?

      A: Simply indicate on the enclosed consent form how you want to vote, then sign and mail it in the enclosed return envelope as soon as possible so that your units may be voted "For" or "Against" the consolidation of your fund with us. If you sign and send in your consent form and do not indicate how you want to vote, your consent will be counted as a vote in favor of the consolidation. If you do not vote or you indicate on your consent form that you abstain, it will count as a vote "Against" the consolidation. If you vote for the consolidation, you will effectively preclude other alternatives, such as liquidation of your fund.

Q:    Can I change my vote after I mail my consent form?

      A: Yes, you can change your vote at any time before consents from limited partners equal to more than 50% of the required vote are received by your fund. You can do this in two ways: you can send us a written statement that you would like to revoke your consent, or you can send us a new consent form. Any revocation or new consent form should be sent to ______________________, our vote tabulator.

Q: In addition to this consent solicitation, I received a supplement. What is the difference between the consent solicitation and the supplement?

      A: The purpose of this consent solicitation is to describe the consolidation generally and to provide you with a summary of the investment considerations generic to all of the funds. The purpose of the supplement is to describe the investment considerations particular to your fund.

      After you read this consent solicitation, we urge you to read the supplement. The supplement contains information unique to your fund. This information is material in your decision whether to vote "For" or "Against" the consolidation.

Q:    When do you expect the consolidation to be completed?

      A: We plan to complete the consolidation as soon as possible after the receipt of your approval and the approval of the other limited partners of the funds. It is expected that the consolidation will be consummated in the _________ quarter of ____, and we have required that it be completed no later than __________ __, ____. Your consent form must be received by ________________________, unless we extend the solicitation period. We reserve the right to extend the solicitation period for a particular fund even if a quorum has been obtained under the funds' partnership agreement. We may extend the solicitation period if we have not received sufficient consents to approve the consolidation.

                       WHO CAN HELP ANSWER YOUR QUESTIONS?

If you have more questions about the consolidation or would like additional copies of this Consent Solicitation or the Supplement relating to your fund(s), you should contact our solicitation firm:

                            Mackenzie Partners, Inc.
                                156 Fifth Avenue
                            New York, New York 10010
                      Telephone (toll free): (800) 322-2885

--------------------------------------------------------------------------------
                                     SUMMARY

      This Summary highlights information contained elsewhere in this consent solicitation, and may not contain all of the information regarding the consolidation that is important to you. To understand the consolidation fully and for a more complete description of the terms of and risks related to the consolidation, you should read carefully this entire consent solicitation, the accompanying supplement relating to your fund and the other documents to which we have referred you, including documents incorporated into this consent solicitation by reference. See "Where You Can Find More Information" on page
____.

                      Purpose of this Consent Solicitation

      You are being requested to approve the consolidation transaction in which your fund will merge into American Spectrum. Your fund is one of eight funds that will merge with American Spectrum as part of the consolidation. In addition, as part of the consolidation, American Spectrum will own properties held by CGS and privately held entities organized by CGS, which we refer to as a group as the CGS privately held entities. American Spectrum will also own the portion of CGS's property management business which manages properties of the funds and the CGS privately held entities, which we refer to as the CGS Management Company. A fund will only participate in the consolidation if limited partners holdings more than 50% of the limited partnership units vote in favor of the consolidation.

                 Description of American Spectrum and the Funds

American Spectrum

      We are a newly organized Maryland corporation. We will acquire the assets of CGS and its affiliates. CGS Real Estate Company, Inc. was merged into us in _________, 2000. CGS acquired interests in the general partners of your funds in 1994 and 1997 and manages the funds. In addition, CGS and privately-held entities it organized invest in real estate. After the consolidation, we will be managed by our officers and directors and will not have an outside advisor or manager. We will own and operate 35 properties located in nine states upon completion of the consolidation. The properties include 12 office properties, 11 office/warehouse properties, five apartment properties, five shopping centers, one mixed use property and one parcel of development land. The information about our properties assumes that all of the funds approve the consolidation. We plan to expand our business by acquiring additional properties. We expect to focus primarily on the acquisition of office, office/warehouse and apartment properties located in the midwestern and western United States, Texas and the Carolinas.

      We intend to qualify as a real estate investment trust and elect to be treated as a real estate investment trust, or REIT, beginning in 2002. In general, a REIT is a company that owns or provides financing for real estate and pays annual distributions to investors of at least 90% of its taxable income. A REIT typically is not subject to federal income taxation on its net income, provided applicable income tax requirements are satisfied. This tax treatment substantially eliminates the double taxation that generally results from investments in a corporation. Double taxation means that taxes are imposed both at the corporate and stockholder level.

      American Spectrum's address and telephone number are 1800 East Deere Avenue, Santa Ana, California 92705, (949) 585-7600. Any questions regarding the consolidation should be directed to the solicitation firm that is assisting us, Mackenzie Partners, Inc., 156 Fifth Avenue, New York, New York 10010, telephone (toll free): (800) 322- 2885.
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                                       1
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                                 The Properties

      The following table indicates the distribution by type and the geographical distribution of the properties, assuming all of the funds approved the consolidation. However, the actual properties that will be owned is unknown, because we do not know which funds will vote for the consolidation:

                                                               Total Estimated
         Type of Property             Number of Properties    Property Value (1)
----------------------------------    --------------------    ------------------
Office buildings                               12                $ 54,030,000
Office/warehouse buildings                     12                 141,630,000
Apartment properties                            5                  66,130,000
Shopping centers                                5                  17,120,000
Land Held for Development                       1                   3,800,000
                                      --------------------    ------------------
                  TOTAL                        35                $282,710,000
                                      ====================    ==================

(1) Based on the appraisals prepared by Robert A. Stanger & Co. Inc. The appraisals were prepared by Stanger as of March 31, 2000.

The Funds

      The funds are limited partnerships formed from 1979 to 1985 to invest in office, office/warehouse and shopping center properties. The funds originally intended to dispose of their properties and liquidate between 1986 and 1989. CGS acquired the general partners of the funds in 1994 and 1997. As of December 31, 1999, the funds owned 18 office, office/warehouse and shopping center properties located in eight states. Subsidiaries of CGS manage the funds' properties. The following is a list of the funds:

                    Sierra Pacific Development Fund
                    Sierra Pacific Development Fund II
                    Sierra Pacific Development Fund III
                    Sierra Pacific Institutional Properties V
                    Sierra Pacific Pension Investors '84
                    Nooney Income Fund Ltd., L.P.
                    Nooney Income Fund Ltd. II, L.P.
                    Nooney Real Property Investors-Two, L.P.

Risk Factors

      The following is a summary of some of the potential risks involved in the consolidation. The risks are more fully discussed beginning on page __ in "Risk Factors". You should consider these risks in determining whether to vote in favor of the consolidation.

      o Because there has not been a public market for the units in your fund, upon their exchange for American Spectrum shares, your investment will be subject to market risk and the trading price of the American Spectrum shares may fluctuate significantly.

      o We have arbitrarily selected an Exchange Value per share of $15 for purposes of allocating the American Spectrum shares among the funds, the CGS privately held entities, and the CGS Management Company in the consolidation. Once listed on the _________, the American Spectrum shares are likely to trade below $15.00.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
      o REIT stocks have underperformed the broader equity market in 1998 and 1999. Future market conditions for REIT stocks could affect the market price of American Spectrum shares.

      o The consolidation of your fund into American Spectrum involves a fundamental change in the nature of your investment. These changes include the following:

            o If your fund approves the consolidation, you will no longer hold an interest in a fund that has a fixed portfolio of properties.

            o The funds are required to distribute the proceeds of any property sales. We intend to reinvest the proceeds of any future sales of our properties.

            o We plan to raise additional funds through equity or debt financings to make future acquisitions of properties. We may invest in types of properties different from those in which your fund invests.

      o American Spectrum's predecessor incurred losses for 1997, 1998 and 1999 and the six months ending June 30, 2000. Additionally, we incurred losses on a pro forma basis for 1999 and the first six months of 2000. We cannot assure you that we will become profitable.

      o We intend to continue CGS's strategy of investing in properties that we believe are under-valued. Our success will depend on future events that increase the value of the properties. As a result, this strategy has greater risks than investing in properties with proven cash flows.

      o We will have more indebtedness and greater leverage than the funds. We currently have a ratio of total indebtedness to total assets of 67% and we intend to increase this ratio. These higher debt levels will subject American Spectrum to increased risk of default, which could adversely affect American Spectrum's operating results and distribution.

      o The partnership agreement of each of the funds prohibits transactions with affiliates, such as the consolidation with us, and the consolidation could not close without amendments to the partnership agreement.

      o Stanger's fairness opinion only addressed the allocation of the shares (i) between the funds as a group and the CGS privately held entities and the CGS Management Company and (ii) among the funds. The fairness opinion did not address the market value of the American Spectrum shares or notes you receive or the fairness of all combinations of funds.

      o We do not intend to qualify as a REIT until 2002 and are not required to qualify as a REIT. If we do not qualify as a REIT, we will be subject to a corporate income tax, which could decrease cash available for distribution.

      o All of the funds other than Sierra Pacific Development Fund III and Nooney Real Property Investors- Two, L.P. intend to report the consolidation on the basis that no gain is recognized. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails, your fund will recognize gain, you will be allocated your share of the gain and you will not receive cash with which to pay the liability. See "Tax Risks."

      o Sierra Pacific Development Fund III and Nooney Real Property Investors-Two, L.P. will recognize gain for tax purposes equal to the amount by which the liabilities assumed in the consolidation exceed the bases of the assets transferred. Limited partners in these funds will be allocated their
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
            share of the gain. In addition, limited partners in these funds may have the additional tax liability referred to in the preceding paragraph if the IRS challenges the tax treatment of the consolidation.

      o We urge you to consult with your tax advisor to evaluate the taxes that will be incurred by you as a result of your participation in the consolidation.

      o Your ability to utilize passive losses from your fund to offset income derived from your investment in the fund and passive income from other investments will no longer be available.

   Conflicts of Interest and Benefits to General Partners and their Affiliates

      As a result of the consolidation, the general partners of the funds will receive benefits and may also have conflicts of interest as a result of the consolidation. These conflicts and benefits include:

      o The general partners and their affiliates will receive the following if the consolidation is consummated:

      o Affiliates of the general partner will receive 72% of the interests in us in the form of limited partnership interests in a subsidiary of American Spectrum. As a result, they will not have tax liability without cash on the limited partnership interests they receive.

            o 2,093,127 American Spectrum shares, including shares issuable in exchange for limited partnership interests in a subsidiary limited partnership representing a total of 30% of the outstanding American Spectrum shares in exchange for their interests in the CGS privately held entities, the CGS Management Company and limited partnership interests in the funds. The shares in American Spectrum have a value of $31,396,900, based on the Exchange Value of $15 per share. The assets contributed by them have a book value of $(35,739,000).

      o Following the consolidation, some officers and directors of your general partners will serve as officers and directors of American Spectrum. They will be entitled to receive salary, bonuses and restricted stock options. These benefits are likely to exceed the benefits that they would derive from the funds if the consolidation does not occur.

            o Salaries initially equal to $480,000 per annum in the aggregate and additional bonuses in amount not yet determined.

            o Restricted stock grants having a value of $262,500 based on the Exchange Value of $15 per share, and stock options to purchase 25,000 shares at the Exchange Value of $15 per share or the fair market price of the American Spectrum shares on the date of grant.

      o $11,713,000 of indebtedness payable by the general partners and their affiliates, of which $10,800,000 is guaranteed by Messrs. Carden and Galardi, will become our obligation. They will no longer be responsible for paying these amounts.

            o The CGS privately held entities owe approximately $200,000 to a law firm of which one of the independent directors, Timothy
                  R. Brown, is a member. American Spectrum will be responsible for this debt and will repay the debt following the consummation of the consolidation.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                The Consolidation

Principal Components of the Consolidation

      The consolidation will consist of the following principal components:

      o The funds will merge into American Spectrum. As a result, we will own each funds' properties and we will be responsible for each fund's liabilities.

      o Only funds which approve the merger will merge into American Spectrum. If all funds approve the merger and participate, we will own 18 properties currently owned by the funds.

      o As part of the consolidation, the CGS privately held entities will merge with us. The CGS privately held entities consist of the following:

            (i) various partnerships, corporations, and limited liability companies in which William J. Carden, John N. Galardi and members of their families hold more than 50% of the interests which collectively own 14 properties; and

            (ii) three other limited partnerships or limited liability companies in which affiliates of CGS are the general partners or managing members and which collectively own three properties.

            The CGS privately held entities own a total of four shopping center, five office, two office/warehouse, and five apartment properties and one parcel of land held for development.

      o The assets acquired in the consolidation will be held by either a subsidiary limited partnership, which we refer to as the Operating Partnership, or a subsidiary of the Operating Partnership.

      o We will own the portion of CGS's management company business which provides management services to the funds and the CGS privately held entities. We refer to this business as the CGS Management Company. The balance of CGS's management company business provides management services to third parties. We refer to this business as the Third Party Management Company. The Third Party Management Company will not be owned by us and will continue to be operated separately by affiliates of CGS.

      o We will issue either American Spectrum shares or limited partnership interests in the Operating Partnership in exchange for the CGS privately held entities and the CGS Management Company. Each limited partnership interest in the Operating Partnership provides the same rights to distributions as one American Spectrum share and is exchangeable for an American Spectrum share.

      We expect that the consolidation will be consummated in the ________ quarter of ____, and we and the general partners of the funds have required that it be completed no later than ________________ ___, _____.

What You Will Receive if Your Fund Is Included in the Consolidation

      If the consolidation is approved by the limited partners of your fund and consummated, you will receive American Spectrum shares as consideration for your units. However, if you vote against the consolidation of your fund with American Spectrum, you can elect to receive notes instead of American Spectrum shares, as described below.
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                                       5

--------------------------------------------------------------------------------
      o American Spectrum Shares. You will receive American Spectrum shares for your units unless you vote "Against" the consolidation and specifically elect to receive notes.

            We determined the number of American Spectrum shares that you will receive as follows: We first determined the Exchange Value of each of the funds, the CGS privately held entities and the CGS Management Company. The Exchange Value of the funds and the CGS privately held entities were determined based in part on an appraisal prepared by Stanger. The appraised values were then adjusted for other assets and liabilities of the entities and an allocation of the consolidation expenses. The Exchange Value for the CGS Management Company was determined by us based on valuation methods we believe are reasonable. The sum of these values is the Exchange Value of all of our assets and business. To allocate the shares, we arbitrarily selected a $15 per share Exchange Value. We did not consult with any independent third parties in selecting $15. We allocated to each fund a number of American Spectrum shares equal to the Exchange Value of its assets divided by $15. In accordance with each fund's partnership agreement, all of the American Spectrum shares were allocated to the limited partners. Thus, each American Spectrum share represents $15 of Exchange Value, which is our estimate of American Spectrum's net asset value. Since the market may not value the American Spectrum Shares as having a value equal to our estimated net asset value, the American Spectrum shares may trade at price of less than $15 per share.

      o Notes. If your fund approves the consolidation, you can receive notes instead of American Spectrum shares. If you have voted "Against" the consolidation, and you do not wish to own American Spectrum shares, you can elect to receive your portion of the consideration in the form of notes due __________ __, _____. The notes issued to you will have a principal amount equal to the estimated amount that the limited partners would receive upon an orderly liquidation of your fund's properties under the partnership agreement governing your fund. We based the liquidation value in part upon an independent appraisal prepared by Stanger. The principal amount of the notes equals 96.14% of your portion of the Exchange Value of the American Spectrum shares that would otherwise have been paid to your fund. The notes will bear interest at __% and will mature on ____________ __, eight years after consummation of the consolidation. The notes may be redeemed by us at any time. For a discussion of the terms and conditions of the notes, see "Description of the Notes," page __.

American Spectrum Shares Allocated to Funds

      For a detailed explanation of the manner in which the allocations are made, see "Allocation of Shares."

      The following table sets forth for each fund: (i) the number of American Spectrum shares to be allocated to that fund; (ii) the Exchange Value of American Spectrum shares to be allocated to that fund; and (iii) the estimated value of American Spectrum shares, based on the Exchange Value per share of $15, you will receive for each $1,000 of your original investment; and (iv) the GAAP book value of the assets contributed per $1000 of your original investment:

                                                                    Exchange Value      GAAP Book
                                  Number of                          of American       Value June 30,                     Percentage
                                  American                          Spectrum Shares      2000 per                          of Total
                                  Spectrum       Exchange Value       per Average        Average           Percentage      American
                                   Shares          of American      $1,000 Original       $1,000            of Total       Spectrum
                                 Allocated to       Spectrum        Limited Partner      Original           Exchange        Shares
                                   Fund(1)           Shares          Investment(2)      Investment           Value         Issued(3)
-----------------------------    ------------    --------------     ---------------    -------------       ----------     ----------
Sierra Pacific Development
Fund                              408,338         $ 6,125,068         $  417.32         $   84.42             5.89%          5.89%
Sierra Pacific Development
Fund II                           803,077          12,046,149            554.43            525.13            11.58          11.58

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                                       6

--------------------------------------------------------------------------------

                                                                    Exchange Value      GAAP Book
                                  Number of                          of American       Value June 30,                     Percentage
                                  American                          Spectrum Shares      2000 per                          of Total
                                  Spectrum       Exchange Value       per Average        Average           Percentage      American
                                   Shares          of American      $1,000 Original       $1,000            of Total       Spectrum
                                 Allocated to       Spectrum        Limited Partner      Original           Exchange        Shares
                                   Fund(1)           Shares          Investment(2)      Investment           Value         Issued(3)
-----------------------------    ------------    --------------     ---------------    -------------       ----------     ----------
Sierra Pacific Development
Fund III                           19,910             298,657             32.68            (39.50)            0.29%          0.29%

Sierra Pacific Institutional
Properties V                      276,735           4,151,028            539.50            267.87             3.99           3.99

Sierra Pacific Pension
Investors '84                   1,326,702          19,900,534          1,032.90            494.12            19.13          19.13

Nooney Income Fund Ltd.,
L.P.                              699,267          10,489,005            690.98            368.25            10.08          10.08

Nooney Income Fund Ltd.
II, L.P.                        1,049,093          15,736,391            818.71            451.42            15.13          15.13

Nooney Real Property              537,610           8,064,150            672.01            (33.19)            7.75           7.75

Investors-Two, L.P.

----------
(1) The American Spectrum shares issuable to limited partners of each fund as set forth in this chart will not change if American Spectrum acquires fewer than all of the funds in the consolidation. This number assumes that none of the limited partners of the fund has elected the notes option. We determined the number of shares issued to each fund or entity by dividing the Exchange Value for the fund or entity by $15, which is our estimate of the net asset value per share of the American Spectrum shares.

(2) Values are based on the Exchange Value per share of $15 established by us. The Exchange Value of each of the funds is our estimate of net asset value of the fund's assets. The Exchange Value equals (i) the appraised value of each fund's real estate assets, as determined by Stanger; plus (ii) the estimated realizable value of non- real estate assets of each fund; minus
      (iii) mortgage and other indebtedness of each fund; and minus (iv) each fund's allocable share of consolidation expenses. Upon listing the American Spectrum shares on the _________, the actual values at which the American Spectrum shares will trade on the _________ may be at prices below $15.

(3) Includes limited partnership interests issued to the owners of the CGS privately held entities.

      Why we are showing a $1,000 original investment. You may have originally invested more or less than $1,000 in your fund. We used a $1,000 original investment because it is easier to illustrate the values with a round number. In order to determine the approximate value of American Spectrum shares you will receive if your fund is acquired in the consolidation, you would multiply the figure in the last column (titled "Exchange Value of American Spectrum Shares per average $1,000 Original Limited Partner Investment") by the amount of your original investment divided by $1,000. Thus, for example, if you originally invested $5,000 in Sierra Pacific Development Fund, you would multiply $417.32 by 5 (equal to $5,000 divided by $1,000), which would result in your receiving an estimated value of $2,086.60 in American Spectrum shares in the consolidation.

      Why the American Spectrum Shares may trade at prices below the Exchange Value. The aggregate Exchange Value was determined based on the appraised value of the real estate assets proposed to be included in the fund and our valuation of the CGS Management Company. The Exchange Value per share of $15 is equal to the aggregate Exchange Value divided by the number of outstanding American Spectrum shares. The market may not view the value of the American Spectrum shares as equal to the Exchange Value per share and the American Spectrum shares may trade at a lower price.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
      Affiliates of your general partners also will receive American Spectrum shares in the consolidation. Affiliates of the general partners of your fund also will receive American Spectrum shares or limited partnership interests in the Operating Partnership in exchange for their limited partnership interests in the funds.

 Your General Partners' Reasons for Proposing and Recommending the Consolidation

      Your general partners proposed the consolidation and recommend that you vote "For" approval of the consolidation. They believe that the consolidation of your fund into American Spectrum is the best way to maximize the value of your investment. They believe that the consolidation will likely result, over time, in higher values for limited partners of the funds than if the properties were sold individually and the funds were liquidated. However, you should note that affiliates of your general partners will receive substantial benefits from the consolidation and, accordingly, your general partners have conflicts of interest.

Benefits of Participation in the Consolidation

      We believe that the consolidation will provide you with the following benefits:

      o Growth Potential. Unlike your fund, American Spectrum plans to make additional investments and obtain additional financing. As a result, we believe that there is greater potential for increases in the price of your American Spectrum shares over time and increased distributions to you as an American Spectrum stockholder. We believe that opportunities exist to acquire properties and obtain debt financing on favorable terms.

      o Liquidity. We believe the consolidation may provide you with increased liquidity. The market for the units that you own is very limited. Your units are not listed on an exchange. American Spectrum shares will be listed on the _________. You will be a stockholder of a company that would be estimated to have total real estate assets of approximately $283,000,000 and more than 15,000 stockholders, assuming American Spectrum consolidates with all of the funds. Therefore, you may have the ability to find more buyers for your American Spectrum shares and the price you receive is more likely to be the market price.

      o Regular Cash Distributions. We expect to make regular cash distributions to our shareholders. We believe that these distributions will increase over time or as a result of future acquisitions.

      o Greater Access to Capital. We will have publicly-traded equity securities, greater assets and a larger equity value than any of the funds individually. As a result, American Spectrum expects to have greater access to debt and equity financing to fund its operations and make acquisitions.

      o Risk Diversification. We will own a larger number of properties and have a broader group of property types, tenants and geographic locations than your fund. This increased diversification will reduce the dependence of your investment upon the performance of a particular property.

      o Cost Savings. The combination of the funds under the ownership of American Spectrum will result in cost savings. For example, because the funds are public entities subject to the reporting requirements of the U.S. Securities and Exchange Commission, or SEC, the combination of the funds into a single public company in American Spectrum would reduce the costs of compliance with SEC reporting requirements. In addition, if your fund is acquired, we will no longer have to supply a Schedule K-1 to you and each of the other limited partners for your tax reporting.

      o Greater Reduction of Conflicts of Interest. We will be managed by our officers and directors. We will not have an outside advisor. This structure eliminates fees paid to outside advisors, reduces conflicts of interest and aligns the interests of the stockholders and management.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Why Your General Partners Believe the Consolidation Is Fair to You

      Your general partners believe that the terms of the consolidation are fair, and that they will maximize the return on your investment for the following principal reasons:

      o Your general partners believe that the expected benefits of the consolidation to you outweigh the risks and potential detriments of the consolidation to you. Some of those benefits are described above. The risks and potential detriments are discussed beginning on page ___.

      o Your general partners reviewed the estimated value of the consideration to be received by you if your fund is consolidated with American Spectrum, and compared it to the consideration that you might have received under the alternatives to the consolidation. Your general partners considered the continuation of the funds without change and the liquidation of the funds and the distributions of the net proceeds to you (as described below). They concluded that over time the likely value of American Spectrum shares would be higher than the value of the consideration you would receive if they selected one of the other alternatives.

      o Your general partners considered that you may vote for or against the consolidation, and, if you vote against it, you may elect to receive either American Spectrum shares or notes if your fund approves the consolidation.

      o Your general partners considered the availability of the notes option. The notes option gives limited partners increased procedural fairness by providing an alternative to limited partners. The notes provide greater security of principal, a certainty as to maturity date, and regular interest payments. In contrast, the American Spectrum shares permit the holders of the American Spectrum shares to participate in American Spectrum's potential growth and are a more liquid investment.

      o Your general partners have adopted the conclusions of the fairness opinion and appraisals rendered by Stanger, which are described below.

Appraisals

      Stanger has provided an appraisal of the portfolios of properties owned by each of the funds and by the CGS privately held entities. The appraisal was prepared on a limited scope basis. In performing the appraisals, Stanger conducted investigations and inquiries as it deemed appropriate in establishing its estimates of value and made assumptions and identified qualifications and limitations that it considered necessary in its findings. The portfolio appraisal represents Stanger's opinion of the estimated value of the portfolios of properties owned by each of the funds and by the CGS privately held entities as of March 31, 2000. They do not necessarily reflect the sales prices of the portfolios that would be realized in actual sales of the portfolios. These prices could be higher or lower than the appraised value of the portfolios. Your general partners determined the Exchange Values for each of the funds and the CGS privately held entities by adding to the appraised value the realizable value of non-real estate assets and deducting liabilities and each fund's share of the costs of the consolidation. There is no separate appraisal of the CGS Management Company's business or assets. See "Reports, Opinions and Appraisals."

Fairness opinion

      Stanger has provided a written summary of its determination as to the fairness, from a financial point of view, to the limited partners of the funds, of the allocation of American Spectrum shares (i) between the funds and the CGS privately held entities and the CGS Management Company, and (ii) among the funds. The fairness opinion is attached as Appendix A to the supplement that accompanies this consent solicitation. You should read Stanger's opinion in its entirety with respect to the assumptions made, matters considered and limits of the reviews undertaken by Stanger in rendering its opinion.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
      Based on the analysis more fully described under "Reports, Opinions, and Appraisals -- Fairness opinion," and subject to the assumptions, limitations and qualifications discussed in this consent solicitation and in its fairness opinion, Stanger concluded that the allocation of American Spectrum shares (i) between the funds and the CGS privately held entities and the CGS Management Company, and among the funds, is fair to the limited partners of the funds from a financial point of view.

      You should note, however, that Stanger did not express any opinion as to:

      o the relative value of American Spectrum shares and notes to be issued in the consolidation;

      o the impact, if any, on the trading price of American Spectrum shares resulting from the decision of limited partners to select notes or American Spectrum shares or sell the American Spectrum shares in the market following consummation of the consolidation; and

      o the prices at which the American Spectrum shares or notes may trade following the consolidation or the trading value of American Spectrum shares or notes to be received compared with the current fair market value of the fund's portfolios and other assets if liquidated.

      o alternatives to the consolidation or any other terms of the consolidation other than the allocations.

Allocation of American Spectrum Shares

      American Spectrum shares issued in the consolidation will be allocated as follows:

      American Spectrum shares will be allocated (i) between the funds, the CGS privately held entities and the CGS Management Company, and (ii) among the funds, based upon the Exchange Values of each of the funds, the CGS privately held entities and the CGS Management Company. The general partners believe that the Exchange Values of the funds, the CGS privately held entities and the CGS Management Company, represent fair estimates of the value of their assets, minus liabilities and allocable expenses of the consolidation, as of June 30, 2000. The general partner believes that the Exchange Values are a reasonable basis for allocating the American Spectrum shares in the consolidation.

      For a detailed explanation of the manner in which the allocations are made, see "Allocation of Shares."

      Under the partnership agreement, the general partners are not entitled to any of the American Spectrum shares issuable to the funds. Accordingly, all of the American Spectrum shares issuable to the funds are allocated to the limited partners.

Alternatives to the Consolidation that Your General Partners Considered

      In determining whether to propose and recommend the consolidation proposal, your general partners considered two principal alternatives to the consolidation that could have been pursued by each fund: (i) continuation of each fund pursuant to its existing partnership agreement and (ii) liquidation of each fund.

      Benefits and Disadvantages of Continuation Alternative. Continuing each fund without change would have the following potential benefits:

      o Your fund would not be subject to the risks associated with the ongoing operations of American Spectrum. Instead each fund would remain a separate entity with its own assets and liabilities;

      o You would continue to be entitled to the safeguards of your partnership agreement;
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                                       10

--------------------------------------------------------------------------------
      o Your fund's performance would not be affected by the performance of the other funds and assets that American Spectrum will acquire in the consolidation;

      o Eventually, your fund would liquidate its holdings and distribute the net proceeds in accordance with the terms of your fund's partnership agreement;

      o There would be no change in your voting rights or your fund's operating policies;

      o Your fund would not incur its share of the expenses of the consolidation, ranging from approximately $15,029 to $423,840, depending on the size of the fund;

      o For federal income tax purposes, income from your fund may, under certain circumstances, be offset by passive activity losses generated from your other investments; you will not lose the ability to deduct passive losses from your investment in American Spectrum; and

      o You would not be subject to any immediate federal income taxation that might otherwise be incurred by you from the consolidation.

      We believe that maintaining the funds as separate entities would have the following disadvantages:

      o The majority of the funds' administrative expenses are fixed, and as the properties are sold, we do not expect the funds to make distributions out of operating cash flow;

      o Since the funds are not authorized to make additional investments, the funds will not benefit from investing in new properties;

      o Your investment would continue to be illiquid because the units are not freely transferable and there is no established public trading market or market valuation for units;

      o Your fund's properties are less diversified than those of American Spectrum. Therefore, the loss of a major tenant or an economic downturn in the region where a property is located would have a greater impact on your fund's ability to make distributions than it would on American Spectrum; and

      o Your fund would continue to be managed by an outside advisor. Your fund would also continue to pay a management fee.

      Benefits and Disadvantages of Liquidation Alternative. As an alternative to the consolidation, each fund could dissolve and liquidate by selling its properties and other assets, paying off its existing liabilities not assumed by the buyer and distributing the net sales proceeds to you and the other partners.

      The liquidation alternative would have the following potential benefits:

      o Liquidation provides liquidity to you as properties are sold. You would receive the net liquidation proceeds received from the sale of your fund's assets.

      o The amount that you would receive would not be dependent on the stock market's valuation of American Spectrum.

      o You would avoid the risks of continued ownership of your fund and ownership of American Spectrum.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
      Your general partners do not believe that liquidation would be as beneficial to you as the consolidation for the following reasons:

      o Your general partners believe that an aggressive liquidation of individual properties could result in sales prices significantly below appraised values. Your general partners believe that a gradual sale of the properties likely would involve higher administrative costs and greater uncertainty. Either of these would reduce the portion of net sales proceeds available for distribution to you;

      o You would not participate in increases in value resulting from American Spectrum's future acquisitions;

      o Your general partners believe that, over time, the value of the American Spectrum shares will exceed the net proceeds that you would receive from a liquidation of your funds' properties. However, you should note that REIT stocks have underperformed the broader equity market in 1998 and 1999 and in some cases REIT shares are trading at a discount to the REIT's net asset value.

      In order to assist you in evaluating these alternatives, please review the supplement. The supplement contains estimates of the value of your investment if your fund continues in operation without change and of the net liquidation proceeds that might be available if your fund were liquidated. The methodology and assumptions used to determine these estimated values are explained in the supplements.

      The following table summarizes the results of the general partners' comparison of alternatives:

                           Comparison of Alternatives
                             (Per $1,000 Investment)

                                                                  Estimated
                                  Estimated Going-                Liquidation            Exchange            Principal Amount
                                  Concern Value(1)                 Value(2)              Value(3)                of Notes
--------------------------   -------------------------            -----------           ----------           ----------------
Sierra Pacific
Development Fund             $340.00    -     $370.00               $386.00              $400.27                  $386.00

Sierra Pacific
Development Fund II           456.00    -      536.00                548.00               581.17                   548.00

Sierra Pacific
Development Fund III           27.80    -       30.08                 44.56                47.08                    44.56

Sierra Pacific
Institutional Properties V    436.00    -      516.00                620.00               639.51                   620.00

Sierra Pacific
Pension Investors '84         808.00    -      900.00                920.00               944.78                   920.00

Nooney Income
Fund Ltd., L.P.               520.00    -      585.00                661.00               675.28                   661.00

Nooney Income
Fund Ltd. II, L.P.            663.00    -      758.00                764.00               796.82                   764.00

Nooney Real Property
Investors-Two, L.P.           566.00    -      624.00                638.00               681.81                   638.00

----------
(1) We determined the Estimated Going Concern Value by estimating the cash flow from each entity, applying a range of discount rates to the cash flow and assuming that the properties are sold after 10 years.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(2) We determined the Estimated Liquidation Values by assuming that the real estate assets of each entity were sold at the appraised value and that the non-real assets were sold at their estimated realizable value and deducting liabilities and estimated costs of sale equal to 5% of the appraised value.

(3) Values are based on the Exchange Value established by American Spectrum for your fund. The Exchange Value equals the estimated net asset value of your fund's assets minus liabilities and your fund's share of expenses of the consolidation. Upon listing the American Spectrum shares on the _________, the actual values at which the American Spectrum shares will trade on the _________ may be significantly below their Exchange Value of $15 per share.

                                     Voting

Voting Procedures

      We are asking you to consider voting "For" or "Against" the consolidation. If you own interests in more than one fund, you will receive one copy of this consent solicitation, a supplement relating to your fund and a consent form for each fund in which you hold units. Each fund will vote separately on whether or not to approve the consolidation. Accordingly, you must complete one consent form for each fund in which you are an investor.

      If you vote "For" approval of the consolidation, you will be effectively voting against the alternatives to the consolidation. These alternatives include liquidation of your fund and distribution of the net proceeds.

      If the consolidation is not approved by any fund, your general partner plans to liquidate that fund's properties.

      If you vote "Against" the consolidation and your fund approves the consolidation and consolidates with American Spectrum, you will still receive American Spectrum shares unless you elect the notes option. If your fund approves the consolidation, you will receive American Spectrum shares if you do not vote. If your fund approves the consolidation and you wish to receive notes, you must vote "Against" the consolidation and elect the notes option on the consent form.

      Your consent form must be received by [        ] by 5:00 p.m. Eastern time
on _____________ ___, 2000 unless we extend the solicitation period.

      We may extend the solicitation period for a particular fund even if a quorum has been obtained under the fund's partnership agreement. We may extend the solicitation period if we have not received approval for the proposal on expiration of the consent solicitation period.

      If you do not submit a consent form, you will also be counted as having voted "Against" the consolidation. If you submit a properly signed consent form but do not indicate how you wish to vote, you will be counted as having voted "For" the consolidation. You may withdraw or revoke your consent form at any time before consents from limited partners equal to more than 50% of outstanding limited partnership interests in your fund are received by your fund.

Affiliates of CGS own limited partnership interests in five of the funds. These interests range from 4.91% to 13.6% and will be voted by affiliates of CGS in favor of the consolidation.

Amendments to Your Fund's Partnership Agreement

      For some of the funds, if you vote "For" the consolidation, you will also be required to cast a separate vote in favor of amendments to the partnership agreement of such funds. These amendments will authorize certain actions that are necessary to complete American Spectrum's acquisition of your fund. If the amendments are applicable to
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
your fund, the supplement relating to your fund will describe the amendments. You should carefully read the supplement.

No Rights to Independent Appraisal

      If your fund approves the consolidation, but you voted "Against" the consolidation, you will not have any right to have an independent valuation of your fund paid for by American Spectrum or by your general partners. An appraisal of the portfolio of properties owned by your fund has been prepared by Stanger. However, you will not have the right to be paid the value of your stock in cash.

                             Consolidation Expenses

      American Spectrum and each fund will bear their share of expenses incurred in connection with the consolidation. If your fund approves the consolidation and your fund is acquired by American Spectrum, we will deduct the consolidation expenses in determining your fund's Exchange Value. For a breakdown of the expenses estimated to be paid in the consolidation, please see the supplement.

      If the consolidation is rejected by your fund, then your fund will bear the portion of its consolidation expenses based upon the percentage of "For" votes and the general partners of the fund will bear the portion of such consolidation expenses based upon the percentage of "Against" votes and abstentions.

                         Conditions to the Consolidation

      The following conditions must be satisfied to consummate the consolidation:

      o The American Spectrum shares must be approved for listing on the _________ prior to or concurrently with the consummation of the consolidation.

      o We must own real properties having an appraised value of at least $200 million. At March 31, 2000, the appraised value of the real properties owned by CGS privately held entities was $177,390,000. Accordingly, the consolidation must be approved by funds owning real properties with an appraised value of at least $23,000,000.

   Your Right to Investor Lists and to Communicate with Other Limited Partners

      Under federal securities laws, upon written request from you, we will deliver the following information to you: (i) a statement of the approximate number of limited partners in your fund; and (ii) the estimated cost of mailing a consent statement, form of consent or other similar communication to those limited partners. You have the right, at our option, either to: (a) at your expense, have us mail copies of any consent statement, consent form or other soliciting material furnished by you to any of your fund's limited partners that you designate; or (b) have us deliver to you (at a cost to you of $0.25 per page for mailing and duplication), within five business days of when we receive your request, a reasonably current list of the names, addresses and number of units held by the limited partners in your fund.

                        Federal Income Tax Considerations

The Consolidation may be a Partially Taxable Transaction for Limited Partners Subject to Federal Income Taxation

      The consolidation will have different tax consequences to you depending upon whether you elect to receive shares or notes. Currently, the funds are organized as limited partnerships and treated as partnerships for federal income tax purposes. As partnerships, they are not subject to federal taxation as entities, but instead function as
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
conduits, with the tax results of their operations required to be reflected in the personal tax returns of you, the other limited partners and the general partners.

      If you elect to receive shares, the consolidation will be reported on the basis that no gain is recognized except in the case of Sierra Pacific Development Fund III and Nooney Real Property Investors - Two, L.P. These funds will recognize gain equal to the amount by which the liabilities assumed exceed the bases of the assets transferred, and your share of the gain will be allocated to you. The estimated amount of gain is set forth in the table below. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails your fund will recognize gain. Such gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the bases of the assets transferred, and your share of the gain will be allocated to you. See "Tax Risks" and "Federal Income Tax Considerations -- Tax consequences of the consolidation." If you elect to receive notes you will recognize gain. Your gain will be equal to the amount by which the principal of the notes received exceeds the bases of your interest in your fund (adjusted for your share of liabilities). If you elect to receive notes you may be able to report income on the basis of the installment method which permits you to pay tax as the principal amount is paid on your notes. If you are an individual or a taxpaying entity, it is possible that you may be required to pay tax on any gain recognized but will not receive any cash in the consolidation in order to pay those taxes. If you are required to recognize any gain as a result of the consolidation, you may be able to offset that gain with unused passive activity losses from this investment as well as from your other investments.

      The tax consequences of the consolidation for you will depend on the facts of your own situation, so we urge you to consult your tax advisor for a full understanding of the tax consequences to you of the consolidation.

Taxable gain and loss estimates per average $1,000 original limited partner investment

                                                        ESTIMATED GAIN/(LOSS) $1,000
                                                          ORIGINAL LIMITED PARTNER
               FUND                                         INVESTMENT (1)(2)
-------------------------------------------      ---------------------------------------------
                                                 Limited Partner             Limited Partner
                                                 Receives Shares            Receives Notes (3)
                                                 ---------------            ------------------
Sierra Pacific Development Fund                     $      0                     $   166
Sierra Pacific Development Fund II                  $      0                     $   114
Sierra Pacific Development Fund III                 $     37                     $    86
Sierra Pacific Institutional Properties V           $      0                     $   536
Sierra Pacific Pension Investors '84                $      0                     $   288
Nooney Income Fund Ltd., L.P.                       $      0                     $   271
Nooney Income Fund Ltd. II, L.P.                    $      0                     $   359
Nooney Real Property Investors-Two, L.P.            $     35                     $   561

(1) Values are based on the Exchange Value established by American Spectrum. Upon listing the American Spectrum shares on the _______, the actual values at which the American Spectrum shares will trade on the _______ may be significantly below the Exchange Value.

(2) The estimated gain/(loss) is calculated based upon presumed tax treatment of the funds as a result of the proposed consolidation. Those estimates are subject to certain risks as discussed in "Risk Factors -- Tax Risks".
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(3) Based upon your own tax situation, you may be eligible for installment sale treatment for your tax gain.

Qualification of American Spectrum as a REIT

      For the _____ month period of __________ through December 31, ____, American Spectrum will be taxable as a C corporation. During that period American Spectrum will be subject to tax on its net income and shareholders will pay a second level tax on any dividends distributed. American Spectrum will be taxed at the corporate level and any distributions made to American Spectrum stockholders also will be taxed at their respective income tax rates.

      If your fund is acquired by American Spectrum, you will cease to be a partner in a partnership. This change in status will affect the character and amount of income and loss reportable by you in the future. For instance, income generated by your fund could be offset against passive activity losses from your other investments. Income that you receive from American Spectrum as a stockholder cannot be similarly offset.

      For the taxable year commencing January 1, 2002, American Spectrum intends to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the
Code). For taxable years beginning after December 31, 2000, American Spectrum must pay distributions to investors of at least 90% of its taxable net income. A REIT typically is not subject to federal income taxation on its taxable net income, provided certain income tax requirements are satisfied. This substantially eliminates the corporate level of the "double taxation" that generally results from investments in a corporation. Double taxation occurs when tax is imposed at both the corporate and stockholder levels.

      However, a REIT is subject to an entity level tax on the sale of certain property it held before electing REIT status. During the 10-year period following its qualification as a REIT, American Spectrum will be subject to an entity level tax on the income it recognizes upon the sale of assets including all the assets transferred to it as part of the consolidation it held before electing REIT status in an amount up to the amount of the built-in gains at the time American Spectrum becomes a REIT.

      American Spectrum is not required to elect REIT status. If American Spectrum fails to qualify as a REIT, it will be taxed as an ordinary C corporation.
--------------------------------------------------------------------------------

  SUMMARY HISTORICAL AND PRO FORMA DATA

  The following presents summary information for the following:

  (i)    American Spectrum Predecessor (1) - historical data

  (ii) Funds - pro forma data to reflect the combination of the historical amounts of the individual funds under both minimum (2) and maximum (3) scenarios

  (iii) Other Affiliates (4) - pro forma data to reflect the combination of the historical amounts of the individual entities

  (iv) American Spectrum - pro forma data to reflect the application of adjustments necessary to reflect the Consolidation of American Spectrum Predecessor, the Funds and Other Affiliates.

  (1) American Spectrum Predecessor is a combination of various properties and operations involved in real estate development, management, ownership, and operation. The Company's operations are located principally in the midwest and western United States and consist mainly of office, office/warehouse, shopping center, and multi-family apartment properties.

         These properties all (1) have majority ownership interests held by Mr. William J. Carden and Mr. John Galardi and/or their affiliates and (2) have agreed to participate in a consolidation transaction "Consolidation" with other entities in which Mssrs. Carden and Galardi have interests.

  (2)    Includes the following funds:


        - Sierra Pacific Development Fund II -

        - Sierra Pacific Development Fund III

        - Sierra Pacific Institutional Properties V

        - Nooney Real Property Investors - Two L.P.

         These funds are included because they represent the funds with the lowest amount of cash flow from operations for the most recent fiscal year that would result in appraised value for at least $23 million (The minimum participation in order to complete the consolidation).

  (3) Includes pro forma combined historical financial data for all 8 funds and the accounts of Sierra Mira Mesa Partners LP, a partnership wholly-owned by two of the Funds. All significant inter-fund transactions and balances have been eliminated in the pro forma presentation:

        - Nooney Income Fund Ltd., II L.P.
        - Nooney Income Fund Ltd., L.P.
        - Nooney Real Property Investors - Two L.P.
        - Sierra Pacific Development Fund I
        - Sierra Pacific Development Fund II
        - Sierra Pacific Development Fund II
        - Sierra Pacific Pension Investors `84
        - Sierra Pacific Institutional Properties V

  (4)    Includes the following Entities:
        - Meadow Wood Village Apartments, Ltd., L.P.
        - Nooney Rider Trail, LLC
        - Nooney-Hazelwood Associates, L.P.

  SUMMARY PRO FORMA DATA FOR AMERICAN SPECTRUM


The following table summarizes certain data included in the "Unaudited Summary Pro Forma Financial Information" contained elsewhere in this consent solicitation. The more detailed information contained therein should be read in conjunction with this summary. Pro forma amounts have been presented under minimum and maximum scenarios. The minimum scenario assumes only certain of the Funds sufficient to consummate the Consolidation participate. The maximum scenario assumes all funds agree to participate in the Consolidation.



                                                 (Minimum Scenario)                   (Maximum Scenario)

($ amounts, except per share data, in
000's)
                                                               SIX                                  SIX
                                            YEAR ENDED        MONTHS             YEAR             MONTHS
                                                               ENDED             ENDED             ENDED
 OPERATING DATA:                            31-DEC-99        30-JUNE-00        31-DEC-99        30-JUNE-00
                                             ---------       ----------        ---------        ----------
Revenues:
Rental and reimbursement income             $ 25,194         $ 13,682          $ 35,180          $ 18,819
Interest and other                             1,867              563             1,661               216
                                            --------         --------          --------          --------
Total                                         27,061           14,245            36,841            19,035
                                            ========         ========          ========          ========

Expenses:

Property operating and management             15,759            5,992            20,444             7,598

Depreciation and amortization                  5,867            3,413            10,001             5,081

Impairment charges                             3,440               44             3,440                44

Interest                                      14,155            8,365            15,541             9,191

Other                                             --              159                --               377
Gain on sale of property                          --           (1,328)              (83)           (1,328)
                                            --------         --------          --------          --------
Total                                         39,221           16,645            49,343            20,963
                                            ========         ========          ========          ========


                                                 (Minimum Scenario)                   (Maximum Scenario)
($ amounts, except per share data, in
000's)
                                                                  SIX                                  SIX
                                               YEAR ENDED        MONTHS             YEAR             MONTHS
                                                                 ENDED             ENDED             ENDED
                                               31-DEC-99        30-JUNE-00        31-DEC-99        30-JUNE-00
                                               ---------       ----------        ---------        ----------

Loss before extraordinary items                 (12,160)           (2,400)          (12,502)           (1,928)
Equity in income (loss) of
   noncombined partnership                          (24)             (156)               --                --
Minority Interest in (loss)                          31               (89)               --                --

Extraordinary item -- extinguishment
    of debt                                        (214)           (1,861)             (214)           (1,907)
                                               --------          --------          --------          --------

Net loss before reorganization costs            (12,367)           (4,506)          (12,716)           (3,835)

Reorganization costs (a)                         (3,997)           (3,997)           (2,462)           (2,462)
                                               --------          --------          --------          --------


Net loss after reorganization costs            $(16,364)         $ (8,503)         $(15,178)         $ (6,297)
                                               =========         =========         =========         =========

Pro forma net loss per share (b)               $  (4.03)         $  (2.09)         $  (2.06)         $  (0.85)

Number of shares outstanding                      4,060             4,060             7,368             7,368

OTHER DATA:
Cash flows provided by (used in):

Operating activities                           $ (5,751)         $  2,867          $ (3,068)         $  3,947

Investing activities                             (7,550)           (4,405)           (9,837)           (3,663)

Financing activities                             26,640            12,161            26,986            10,492


                                                 (Minimum Scenario)                   (Maximum Scenario)

($ amounts, except per share data, in
000's)
                                                                  SIX                                  SIX
                                               YEAR ENDED        MONTHS             YEAR             MONTHS
                                                                 ENDED             ENDED             ENDED
                                               31-DEC-99        30-JUNE-00        31-DEC-99        30-JUNE-00
                                               ---------       ----------        ---------        ----------
Number of properties at end of period               28               26               39               37
BALANCE SHEET DATA:
Real estate held for investment, net                           $163,589                          $219,551
Total assets                                                    192,046                           255,162
Total Liabilities                                               187,985                           206,285
Equity                                                             (352)                           48,877

  (a) Total transaction fees are estimated to be approximately $4.8 million, of which approximately $1.8 million was paid as of June 30, 2000. Approximately $2.3 million of the transaction fees is attributable to the acquisition of the Funds and the Other Affiliates under the maximum scenario. The transaction costs have been reflected as a reduction in cash and an increase in the purchase price allocated to these entities in the pro forma balance sheet. The remaining amount of approximately $2.5 million has been reflected as a cost of the reorganization of American Spectrum Predecessor in the statement of operations under the maximum scenario. Under the minimum scenario the excess of the transaction fees over amounts related to the purchase of the Funds and Other Affiliates were assumed to relate to the reorganization and were reflected as additional reorganization costs in the statement of operations.


  (b) Loss per share has been presented on a pro forma basis to reflect the anticipated shares of American Spectrum to be issued in the consolidation.

SUMMARY HISTORICAL DATA FOR AMERICAN SPECTRUM PREDECESSOR (1)

The following table summarizes certain data included in the "Selected Historical Financial Information" contained elsewhere in this consent solicitation. The more detailed information contained therein should be read in conjunction with this summary. The historical amounts are derived from the combined financial statements of American Spectrum Predecessor.

                                                                 YEAR ENDED DECEMBER 31,
                                                                 -----------------------
($ amounts, except per share data, in
000's)                                         1995             1996              1997             1998                1999
                                               ----             ----              ----             ----                ----
OPERATING DATA:
Revenues:
Rental and reimbursement income             $ 10,421          $ 12,545          $ 16,359          $ 24,122           $ 22,417

Interest and other                               541             1,610               141               265                205
                                             --------          --------          --------          --------           --------
Total                                         10,962            14,155            16,500            24,387             22,622
                                             --------          --------          --------          --------           --------
Expenses:
Property operating and management              6,087             8,701            10,003            16,573             15,759

Depreciation and amortization                  2,212             2,202             2,203             3,313              3,259

Impairment charges                                --                --                --               126              5,164

Interest                                       4,644             5,801             7,901             9,585              9,982

Gain on sale of property                          --                --                --                --                 --
Equity in losses (earnings) of
   non combined partnerships                      --                --               127              (224)               330
                                             --------          --------          --------          --------           --------
Total                                         12,943            16,704            20,234            29,373             34,494
                                             --------          --------          --------          --------           --------
Loss before extraordinary items               (1,981)           (2,549)           (3,734)           (4,986)           (11,872)
Extraordinary item -- extinguishment
  of debt                                         --                --                50               163               (214)
                                             --------         --------          --------          --------           --------
  Net loss                                   $(1,981)         $(2,549)          $(3,684)          $(4,823)           $(12,086)
                                             ========         ========          ========          ========           ========

                                           SIX MONTHS ENDED JUNE 30,
                                           -------------------------
($ amounts, except per share data, in
000's)                                       1999              2000
                                             ----              ----
OPERATING DATA:
Revenues:
Rental and reimbursement income             $ 11,985          $ 12,537

Interest and other                               966               964
                                             --------          --------
Total                                         12,951            13,501
                                             --------          --------
Expenses:
Property operating and management              7,898             8,475

Depreciation and amortization                  1,835             1,723

Impairment charges                                20                --

Interest                                       4,530             6,435

Gain on sale of property                          --            (1,328)
Equity in losses (earnings) of
   non combined partnerships                     454               270
                                             --------          --------
Total                                         14,737            15,575
                                             --------          --------
Loss before extraordinary items               (1,786)           (2,074)
Extraordinary item -- extinguishment
  of debt                                       (574)           (1,861)
                                             --------          --------

  Net loss                                   $(2,360)          $(3,935)
                                             ========          ========

                                                                 YEAR ENDED DECEMBER 31,
                                                                 -----------------------
($ amounts, except per share data, in
000's)                                            1995               1996               1997                1998             1999
                                                  ----               ----               ----                ----             ----
Pro forma net loss per share
   before extraordinary item                  $   (1.27)         $   (1.64)         $   (2.40)         $   (3.20)        $   (7.62)

Extraordinary item                                   --                 --               0.03               0.10             (0.14)
                                                ---------          ---------          ---------          ---------       ---------
Pro forma net loss per share (b)              $   (1.27)         $   (1.64)         $   (2.37)         $   (3.10)        $   (7.76)
                                                =========          =========          =========          ========        =========


Pro forma number of shares                       1,557              1,557              1,557              1,557             1,557
OTHER DATA:
Cash flows provided by (used in):
    operating activities                                                            $    (889)         $  (2,971)       $  (6,192)

Number of properties at end of period                                    8                 14                 16               17
BALANCE SHEET DATA:
Real estate held for investment, net          $  47,209          $  62,016          $  78,676          $  90,348         $  95,588
Total assets                                     55,834             84,771            107,205            104,828           108,435
Total liabilities                                60,982             89,803            115,601            120,094           133,411

Equity (deficit)                                 (5,148)            (5,032)            (8,396)           (15,266           (24,976)

                                            SIX MONTHS ENDED JUNE 30,
                                            -------------------------
($ amounts, except per share data, in
000's)                                          1999               2000
                                                ----               ----
Pro forma net loss per share
   before extraordinary item                  $   (1.15)         $   (1.33)

Extraordinary item                                (0.37)             (1.20)
                                              ---------          ---------
Pro forma net loss per share (b)              $   (1.52)         $   (2.53)
                                              =========          =========


Pro forma number of shares                        1,557              1,557

OTHER DATA:
Cash flows provided by (used in):
    operating activities                      $   (379)          $  1,285

Number of properties at end of period                17                 16

BALANCE SHEET DATA:

Real estate held for investment, net          $  95,720          $  92,070
Total assets                                    113,117            107,816
Total liabilities                               127,944            134,190

Equity (deficit)                                (14,827)           (27,419)

  (1) The combined historical financial statements of American Spectrum Predecessor include the accounts of various entities which have (a) majority ownership interest(s) held by Mssrs. Carden, Galardi and/or their affiliates, and (b) agreed to transfer their properties to American Spectrum in exchange for shares of American Spectrum or limited partnership units in the operating partnership in a private transaction. Such historical amounts have been derived from the historical audited and unaudited combined financial statements of American Spectrum Predecessor included elsewhere in this consent solicitation. These financial statements reflect all entities at carry-over basis due to the high degree of common and controlling interests held by Mssrs. Carden and Galardi. See also

         Note 1 to the combined financial statements of American Spectrum Predecessor for information regarding the planned reorganization of American Spectrum Predecessor.

  (2) Loss per share has been presented on a pro forma basis to reflect the anticipated shares of American Spectrum to be issued in the consolidation to the investors in the entities comprising American Spectrum Predecessor.

  SUMMARY PRO FORMA DATA FOR THE FUNDS

  The following table summarizes certain data included in the "Selected Pro Forma Financial Information" of the Funds contained elsewhere in this consent solicitation. The more detailed information contained therein should be read in conjunction with this summary. Pro forma amounts for the Funds have been presented under minimum and maximum scenarios. The minimum scenario assumes only certain of the Funds sufficient to consummate the Consolidation participate. The maximum scenario assumes all funds agree to participate in the Consolidation. These amounts reflect solely the combination of certain funds and do not reflect the application of other effects of the Consolidation. Such additional disclosures are presented in Summary Pro Forma Data for American Spectrum.

                                                                                           MAXIMUM PARTICIPATION (3)
                                                                                           -------------------------

                                                                        YEAR ENDED DECEMBER 31,
                                                                        -----------------------
($ amounts, except per share data, in
000's)                                            1995              1996              1997              1998
                                                --------          --------          --------          --------
OPERATING DATA:

Revenues:
Rental and reimbursement income                $ 11,601          $ 14,119          $ 14,080          $ 14,371

Interest and other                                  872               773               758               919
                                               --------          --------          --------          --------

Total                                            12,473            14,892            14,838            15,290
                                               ========          ========          ========          ========
Expenses:

Property operating and management                 7,154             8,495             8,486             8,282

Depreciation and amortization                     4,149             4,781             4,806             4,268

Interest                                          2,209             2,965             2,930             2,579

Loss (gain) on sale of property                    (151)               --               967                --
                                                --------          --------          --------          --------
Total                                            13,361            16,241            17,189            15,129
                                                ========          ========          ========          ========
Income (loss) before extraordinary
    items                                          (888)           (1,349)           (2,351)              161
Extraordinary item - gain or (loss) on
    extinguishment of debt                           --             1,200                --                --
                                                --------          --------          --------          --------
Net income (loss)                                 $(888)            $(149)          $(2,351)             $161
                                                ========          ========          ========          ========



                                          YEAR ENDED DECEMBER 31,  SIX MONTHS ENDED JUNE 30,
                                          -----------------------  -------------------------
($ amounts, except per share data, in
000's)                                           1999              1999              2000
                                               --------          --------          --------
OPERATING DATA:

Revenues:

Rental and reimbursement income               $ 15,178          $  7,465          $  8,199

Interest and other                                 904               404               604
                                              --------          --------          --------

Total                                           16,082             7,869             8,803
                                              ========          ========          ========
Expenses:

Property operating and management               10,156             4,460             4,231

Depreciation and amortization                    4,144             2,064             2,063

Interest                                         2,503             1,221             1,508

Loss (gain) on sale of property                    (83)              (83)               --
                                              --------          --------          --------
Total                                           16,720             7,662             7,802
                                              ========          ========          ========
Income (loss) before extraordinary
    items                                         (638)              207             1,001

Extraordinary item - gain or (loss) on

    extinguishment of debt                          --                --               (46)
                                              --------          --------          --------
Net income (loss)                             $   (638)         $    207          $    955
                                              ========          ========          ========

                                                                       YEAR ENDED DECEMBER 31,
                                                                       -----------------------
($ amounts, except per share data, in
000's)                                           1995           1996           1997            1998          1999
                                                 ----           ----           ----            ----          ----
OTHER DATA:

Cash flows provided by:

Operating activities                          $    55         $ 2,798         $   837         $ 3,209       $ 2,279

Number of properties at end of period              19              19              18              18            18

BALANCE SHEET DATA:

Real estate held for investment, net          $63,758         $65,220         $57,899         $56,198       $54,680

Total assets                                   82,425          82,251          75,147          73,942        76,447

Debt                                           36,840          38,363          34,272          33,701        36,836

Equity                                         45,585          43,888          40,875          40,241        39,611


                                             SIX MONTHS ENDED JUNE 30,
                                             -------------------------
($ amounts, except per share data, in
000's)                                          1999            2000
                                                ----            ----
OTHER DATA:

Cash flows provided by:

Operating activities                          $   680         $   797

Number of properties at end of period              18              18

BALANCE SHEET DATA:

Real estate held for investment, net          $55,586         $53,960

Total assets                                   69,378          78,191

Debt                                           32,954          38,212

Equity                                         36,424          39,979




                                                                                   MINIMUM PARTICIPATION (2)
                                                                                   -------------------------
                                                                                                                   SIX MONTHS
                                                          YEAR ENDED DECEMBER 31,                                 ENDED JUNE 30,
                                              ------------------------------------------------------------   ----------------------
                                                 1995        1996       1997          1998         1999         1999        2000
                                               --------    --------    --------     --------      --------   -----------   --------
  OPERATING DATA:

  Revenues:

  Rental and reimbursement income             $ 5,605      $ 5,807      $ 5,802      $ 5,531      $ 5,699      $ 2,830      $ 3,253

  Interest and other                              356          365          350          475          460          217          298
                                              -------      -------      -------      -------      -------      -------      -------

  Total                                         5,961        6,172        6,152        6,006        6,159        3,047        3,551
                                              =======      =======      =======      =======      =======      =======      =======

  Expenses:

  Property operating and management             3,567        3,687        3,811        3,583        4,822        1,811        1,754

  Depreciation and amortization                 1,904        2,144        2,221        1,867        1,802          896          940

  Interest                                      1,611        1,505        1,478        1,145        1,116          550          682

  Loss on sales of properties                      --           --          967           --           --           --           --
                                              -------      -------      -------      -------      -------      -------      -------
  Total                                         7,082        7,336        8,477        6,595        7,740        3,257        3,376
                                              =======      =======      =======      =======      =======      =======      =======

  Income (loss) before equity in earnings
     (losses) of non-consolidate
     partnership and minority interest         (1,121)      (1,164)      (2,325)        (589)      (1,581)        (210)         175

  Equity in earnings (losses) of

  non-consolidated partnerships                  (572)         575         (276)           1          152           89           94

  Minority interest                               225          285          840          109           30           33          (89)
                                              -------      -------      -------      -------      -------      -------      -------

  Net income (loss)                           $(1,468)     $  (304)     $(1,761)     $  (479)     $(1,399)     $   (88)     $   180
                                              =======      =======      =======      =======      =======      =======      =======

  OTHER DATA:

  Cash flows provided by (used in):

  Operating activities                           (758)        1090       (1,368)       1,021         (412)          32         (283)

  Number of properties at end of period             9            9            8            8            8            8            8



                                                                                   MINIMUM PARTICIPATION (2)
                                                                                   -------------------------
                                                                                                                   SIX MONTHS
                                                          YEAR ENDED DECEMBER 31,                                 ENDED JUNE 30,
                                               -----------------------------------------------------------     --------------------

                                                 1995        1996       1997          1998         1999         1999        2000
                                               --------    --------    --------     --------      --------      --------   --------
BALANCE SHEET DATA:

Real estate held for investment, net          $30,448      $30,485      $24,052      $23,303      $22,582      $23,086      $22,448

Total assets                                   41,306       41,642       34,617       34,066       36,509       33,846       34,756

Debt                                           18,922       19,544       15,437       15,419       18,321       15,319       17,632

Equity                                         22,384       22,098       19,180       18,647       18,188       18,527       17,124

  SUMMARY PRO FORMA DATA FOR THE OTHER AFFILIATES (4)

  The following table summarizes certain data included in the "Selected Pro Forma Financial Information" of the Other Affiliates contained elsewhere in this consent solicitation. The more detailed information contained therein should be read in conjunction with this summary. These amounts reflect solely the combination of the entities comprising the Other Affiliates and do not reflect the application of other effects of the Consolidation. Such additional disclosures are presented in Summary Pro Forma Data for American Spectrum.

                                                    YEAR  ENDED DECEMBER 31,        SIX MONTHS ENDED JUNE 30,
                                                    -----------------------         -------------------------

  ($ amounts, except per share, in 000's)        1997         1998         1999         1999         2000
                                              -------      -------      -------      -------      -------
  OPERATING DATA:

  Revenues:

  Rental and reimbursement income             $ 4,909      $ 5,078      $ 5,156      $ 2,542      $ 2,722

  Interest and other                               97           29           40           16           29
                                              -------      -------      -------      -------      -------
  Total                                         5,006        5,107        5,196        2,558        2,751
                                              =======      =======      =======      =======      =======

  Expenses:

  Property operating and management             2,449        2,334        2,405        1,181        1,238

  Depreciation and amortization                   791          856          891          424          427

  Interest                                      2,076        2,031        1,942          961        1,018
                                              -------      -------      -------      -------      -------
  Total                                         5,316        5,221        5,238        2,566        2,683
                                              =======      =======      =======      =======      =======
  Net income (loss)                           $  (310)     $  (114)     $   (42)     $    (8)     $    68
                                              =======      =======      =======      =======      =======
  OTHER DATA:

  Cash flows provided by (used in):

     Operating activities                     $ 1,064      $   739      $   639      $   327      $   849

  Number of properties at end of period             3            3            3            3            3




                                                    YEAR  ENDED DECEMBER 31,        SIX MONTHS ENDED JUNE 30,
                                                    -----------------------         -------------------------

  ($ amounts, except per share, in 000's)        1997         1998         1999         1999         2000
                                              -------      -------      -------      -------      -------
BALANCE SHEET DATA:
Real estate held for investment, net                       $ 9,292      $16,310      $16,549      $15,856
Total assets                                                10,296       19,225       19,560       19,277
Debt                                                        16,031       29,459       29,620       28,030
Deficit                                                     (5,735)     (10,234)     (10,060)     (10,295)


                                  RISK FACTORS

      Before you decide how to vote on the consolidation, you should be aware that there are various risks involved in the consolidation, including those described below. In addition to the other information included in this consent solicitation, you should carefully consider the following risk factors in determining whether to vote in favor of the consolidation.

      We also caution you that this consent solicitation contains forward looking statements. These forward-looking statements are based on our beliefs and expectations, which may not be correct. Important factors that could cause such actual results to differ materially from the expectations reflected in these forward-looking statements include those set forth below, as well as general economic, business and market conditions, changes in federal and local laws and regulations, costs or difficulties relating to the consolidation and related transactions and increased competitive pressures.

Risk Factors Related to American Spectrum and Risks Resulting from the Consolidation

The trading price of American Spectrum shares following listing on the _______ is uncertain. The American Spectrum shares could trade at a lower price than anticipated.

      The market prices for the American Spectrum shares may fluctuate with changes in market and economic conditions, the financial condition of American Spectrum and other factors that generally influence the market prices of securities, including the market perception of REITs in general. Such fluctuations may depress the market price of American Spectrum shares independent of the financial performance of American Spectrum. REIT stocks have underperformed in the broader equity market in 1998 and 1999. The market conditions for REIT stocks generally could affect the market price of the American Spectrum shares.

American Spectrum shares may trade at prices below the Exchange Value per share of $15.

      There is currently no market for American Spectrum shares. American Spectrum shares may trade at prices below the Exchange Value per share of $15. The Exchange Value per share of $15 represents our estimate of the net asset value per share of American Spectrum. However, the market may value American Spectrum shares at less than their net asset value per share. The investment of any limited partners of the funds who become stockholders will change into freely tradable American Spectrum shares. Consequently, some of these stockholders may choose to sell American Spectrum shares upon listing at a time when demand for American Spectrum shares is relatively low. As a result, American Spectrum shares may trade at prices substantially less than their Exchange Value per share.

There will be a fundamental change in the nature of your investment if the consolidation is consummated.

      The consolidation involves a fundamental change in the nature of your investment. As a result, you may be subject to increased risks. These changes include the following:

     o Your investment currently consists of an interest in one or more funds, each of which has a fixed portfolio of properties. After the consolidation, you will hold common stock of American Spectrum, an operating company, that will own and lease as many as 35 properties and expects to make additional investments.

     o Your fund intended to sell its properties and liquidate and distribute the net proceeds to the partners. We intend to reinvest the proceeds from property sales. The risks inherent in investing in an operating company such as American Spectrum include the risk that American Spectrum may invest in new properties that are not as profitable as anticipated.

     o Upon consummation of the consolidation, we will have greater leverage than the funds. American Spectrum may also incur substantial indebtedness to make future acquisitions of properties that it may be unable to repay.

     o In addition, it is possible that properties acquired in the consolidation may not be as profitable as the properties your fund owns.

     o Your investment will change from one in which you are generally entitled to receive distributions from any net proceeds of a sale or refinancing of the fund's assets to an investment in an entity in which you may realize the value of your investment only through the sale of your American Spectrum shares.

American Spectrum will have more indebtedness and will have a lower capitalization, than many REITs. This could adversely affect the market price of the American Spectrum shares.

      American Spectrum will have a higher ratio of indebtedness to assets than many REITs. This ratio is frequently referred to as the leverage ratio. American Spectrum will have a ratio of total indebtedness of assets of 60%, assuming all funds participate in the consolidation and intends to increase its leverage to 70%. American Spectrum will also have a lower capitalization than many publicly traded REIT's. This could adversely affect the market price for American Spectrum shares.

If American Spectrum fails to elect REIT status or qualify as a REIT for tax purposes, American Spectrum will pay federal income taxes at corporate rates.

      American Spectrum does not intend to qualify as a REIT until 2002. Further, American Spectrum is not required to make a REIT election. If American Spectrum fails to qualify as a REIT, or its Board of Directors determines not to make a REIT election, American Spectrum will be taxed as a C corporation. As a C corporation, it would be subject to federal income tax at regular corporate rates. In addition to these taxes, American Spectrum may be subject to the federal alternative minimum tax and various state income taxes.

There are conflicts of interest inherent in the structure of the consolidation, and related parties will receive substantial benefits if it is consummated.

      Some related parties will receive benefits that may exceed the benefits that they would derive from ownership of their interests in the CGS privately held entities and from their interests in the funds if the consolidation were not consummated. Your general partner is a subsidiary of CGS. Assuming that all of the funds are included in the consolidation, the general partners of the funds and their affiliates of the general partners will receive an estimated aggregate of 2,093,127 American Spectrum shares, including shares issuable in exchange for units in the Operating Partnership. In addition, American Spectrum and its subsidiaries will employ some of the officers and employees of CGS and its privately held entities. As a result of these benefits, the general partners of your fund have a conflict of interest in connection with the consolidation.

Stanger's fairness opinion relied on information that we provided.

      Stanger's opinion as to the fairness to the funds of the allocation of American Spectrum shares, from a financial point of view, relies on information prepared by the general partners of the funds, the CGS privately held entities and the CGS Management Company. The general partners are controlled by CGS, which, in turn, controls American Spectrum. Because Stanger will not update its fairness opinion, changes may occur from the date of the fairness opinion that might affect the conclusions expressed in such opinion.

Your general partner has engaged Stanger to render both the fairness opinion and the portfolio appraisal.

      By engaging Stanger to render both the fairness opinion and the portfolio appraisal, limited partners do not have the potential benefit of a separate review of the portfolio appraisal by the fairness opinion provider.

Stanger's fairness opinion is limited, and only addresses the allocation of American Spectrum shares.

      Stanger's fairness opinion addresses solely the allocation of the American Spectrum shares. The opinion does not address the allocation of shares for all possible combinations of participating funds. In addition, the opinion does not address any other terms of the transaction, the trading value of the shares, or alternatives to the transaction. Accordingly, there are matters which are significant to limited partners' evaluation of the consolidation which are not addressed by the fairness opinion.

American Spectrum has a history of losses. We cannot assure you that we will become profitable in the future.

The CGS privately-held entities incurred losses in 1997 of $3,684,000, in 1998 of $4,832,000, in 1999 of $12,086,000 and in the six months ending June 30, 2000 of $3,935,000. Additionally, we incurred losses on a pro forma basis for 1999 and the first six months of 2000. We cannot assure you that we will succeed and that we will become profitable. If we are not successful, it will reduce the distributions that you receive from us.

American Spectrum is responsible for liabilities of entities included in the consolidation. This could require American Spectrum to make additional payments and reduce our available cash.

      American Spectrum will merge with the CGS privately held entities and the CGS Management Company. These companies are engaged in the business of serving as general partners of limited partnerships and investing in and managing real properties. As a result of the consolidation, American Spectrum will be responsible for liabilities arising out of the prior operations of these entities. These liabilities may include unknown contingent liabilities and these liabilities may exceed those shown on the balance sheets. As a result, we may expend cash to pay these liabilities. Any payments would reduce cash available for distribution.

There have been no arm's-length negotiations.

      American Spectrum established the terms of the consolidation, including the Exchange Values, without any arm's- length negotiations. Accordingly, the Exchange Value may not reflect the value that you could realize upon a sale of your units or a liquidation of your fund's assets.

If an independent representative had been retained on behalf of you and the other limited partners in structuring and negotiating the consolidation, the terms of the consolidation may have been more favorable to you and the other limited partners.

      The general partner of your fund did not retain an independent representative to act on behalf of any of the limited partners, in structuring and negotiating the terms and conditions of the consolidation. These terms include the consideration which you will receive. The funds did not give limited partners the power to negotiate the terms of the consolidation or to determine what procedures to use to protect the rights and interests of the limited partners. In addition, no investment banker, attorney, financial consultant or expert was engaged to represent the interests of the limited partners. We and your managing general partner were the parties responsible for structuring all the terms and conditions of the acquisition of your fund. We engaged legal counsel to assist with the preparation of the documentation for the consolidation, including the consent solicitation. This legal counsel did not serve, or purport to serve, as legal counsel for the fund or the limited partners. If each general partner had retained an independent representative for each of the funds, it could have resulted in different terms of the consolidation, which may have benefitted the limited partners.

Majority vote of the limited partners of a fund binds all limited partners of that fund.

      American Spectrum will acquire each fund if the limited partners of that fund who hold a majority in interest of the outstanding units vote in favor of the consolidation. Affiliates of CGS own interests as limited partners in all of the funds. These interests range from 4.89% to 32.13% and will be voted by affiliates of CGS in favor of the consolidation. The approval of the limited partners holding a majority in interest of a fund will bind all of the limited partners in the fund, including you or any other limited partners who voted against or abstained from voting with respect to the consolidation.

Partners have no cash appraisal rights.

      The limited partners do not have the right to elect to receive a cash payment equal to the value of their interests in each fund if your fund approves the consolidation and you voted "Against" it. You only have the right to elect to receive notes as your portion of the consideration received by your fund. The amount of notes that you receive is based upon the estimated proceeds that you would receive in an orderly liquidation of your fund in accordance with the terms of your fund's partnership agreement. We determined the estimated proceeds based in part on an appraisal of our properties by Stanger. As a holder of notes, you are likely to receive the full face amount of the notes only if you hold the notes to maturity. The notes will mature approximately eight years after the consolidation. You may receive payments earlier only if American Spectrum chooses to repay the notes prior to the maturity date, or to the extent that American Spectrum is required to prepay the notes in accordance with their terms.

At the time of the vote, there will be uncertainties as to the size of American Spectrum after the consolidation.

      At the time that you and the other limited partners vote on the consolidation, there are several uncertainties that will preclude you from making a complete evaluation of the transaction. Most importantly, you will not know which funds will approve the consolidation, and thus, which properties American Spectrum will acquire. These factors will affect the post-consolidation size and scope of American Spectrum. You also will not know how many limited partners of the funds will elect to receive notes or the capital structure of American Spectrum.

Interest rate fluctuations will impact the price of American Spectrum shares.

      It is likely that the public valuation of American Spectrum shares will be based primarily on the earnings derived by American Spectrum from rental income with respect to the properties and not from the underlying appraised value of the properties themselves. As a result, interest rate fluctuations and capital market conditions can affect the value of your American Spectrum shares, assuming that there is an active trading market in the American Spectrum shares. For instance, if interest rates rise, it is likely that the price of an American Spectrum share will decrease because potential investors may not wish to invest in American Spectrum shares that would yield less than the market rates on interest-bearing securities, such as bonds.

There is the potential for litigation associated with the consolidation. We may incur costs from these litigations.

      There is a risk that third parties will assert claims against American Spectrum that the general partners of the fund breached their fiduciary duties to their limited partners or that the consolidation violates the relevant partnership agreements and that they may commence litigation against American Spectrum. As a result, American Spectrum may incur costs associated with defending or settling such litigation or paying any judgment if it loses. As of the present time, no limited partner of the funds has initiated any lawsuit on such grounds.

The potential liability of the officers and directors of American Spectrum is limited.

      As an American Spectrum stockholder, you will have different rights and remedies against American Spectrum, its officers and directors than you have against the general partners of your fund. Our articles of incorporation and bylaws provide that an officer's or director's liability to American Spectrum, its stockholders or third parties for monetary damages may be limited. Generally, under the articles of incorporation and bylaws, American Spectrum will indemnify its officers and directors against specified liabilities that may be incurred in connection with their service to American Spectrum. These provisions could limit the legal remedies available to American Spectrum, to you and to other stockholders after the consolidation against any officers or directors of American Spectrum.

Noteholders will not participate in American Spectrum profits.

      Participating limited partners who elect to receive notes will not hold an equity interest in American Spectrum and will not be able to participate in earnings or benefit from increases in the equity value, if any.

The notes are likely to be illiquid.

      An active secondary market for the notes will not likely develop, making it difficult for noteholders to sell their notes prior to maturity, or subjecting them to the risk of selling the notes at substantial discounts to facilitate their sale. Thus, a noteholder will likely not be able to liquidate his investment in the event of an emergency, and the notes may not be readily acceptable as loan collateral. Limited partners electing to receive notes are likely to receive the full face amount of their notes only if they hold the obligations to maturity, which is eight years after the closing date of the consolidation. Accordingly, the notes should be considered a long-term, illiquid investment.

The notes will not be subject to a sinking fund. As a result, we may not have funds to repay the notes.

      The notes will not be subject to a sinking fund. The notes do not require American Spectrum to set aside funds for the retirement of or to retire the notes at any time prior to maturity except in the case of sales of our properties.

American Spectrum's ability to incur additional debt may reduce the value of the notes issued by former limited partners of the funds.

      American Spectrum may increase its level of debt. Payments on any notes issued by American Spectrum in connection with the consolidation would be subordinated to any secured debt incurred by American Spectrum. Also, any secured debt would have a priority claim of repayment over the notes in the event that American Spectrum defaulted under its obligations and the recovery of noteholders after a default could be reduced or even eliminated.

Noteholders have limited recourse. This could affect noteholder recovery on the notes.

      The noteholders have no right of personal recourse against officers, directors, stockholders, employees or agents for payment of principal or interest, or for attorneys' fees and costs which they, as prevailing parties, may be entitled to recover.

American Spectrum may have to raise cash on unattractive terms to repay notes or to meet other obligations. This could adversely affect our results of operations, our ability to satisfy the notes, distributions to stockholders and the price of American Spectrum stock.

      American Spectrum believes that it can satisfy its cash payment obligations and note service payment obligations to noteholders from available resources, including cash reserves and operating revenues. However, if American Spectrum lacks sufficient funds to satisfy these obligations, it would need to find funds from other sources. As a result, it may be required to sell one or more of its properties on unattractive terms, which could impair American Spectrum's ability to achieve budgeted levels of operating income, further impairing American Spectrum's ability to satisfy its obligations to noteholders. These sales could also affect distributions to stockholders which could depress the trading value of American Spectrum stock.

Maryland law could restrict change in control. This could deter favorable transactions.

      Maryland law provides that "control shares" of a Maryland corporation obtained in a "control share acquisition" have no voting rights, except to the extent approved by two-thirds of the votes entitled to be cast on the matter. Any shares of stock owned by the acquirer of "control shares," or by American Spectrum's officers or directors who are also its employees, may not be counted in the two-thirds required for approval. Control shares are voting shares of stock which, when added with all other shares owned or subject to the voting control of the acquirer, would result in the acquirer having specified ranges of voting power in electing American Spectrum's board of directors. A control share acquisition means the acquisition of control shares. If voting rights for the control shares are properly approved by American Spectrum's stockholders, and the acquirer then controls the voting of a majority of the shares entitled to vote, then all other stockholders may exercise appraisal rights to receive the fair market value of their shares.

      These provisions of Maryland law could delay or prevent a change in control even if such change is in the stockholders' best interest due to: (1) the potential for the absence of voting rights for control shares; and (2) the potential cost of the exercise of appraisal rights if voting rights are approved for control shares. However, this law does not apply to shares acquired in a merger, consolidation or share exchange in which American Spectrum is a party.

Distribution payments are subordinate to payments on debt. This could affect your receipt of dividends.

      Distributions to stockholders will be subordinate to the prior payment of American Spectrum's current debts and obligations, including payments on the notes. If American Spectrum has insufficient funds to pay its debts and obligations, future distributions to stockholders will be suspended pending the payment of such debts and obligations.

Real Estate/Business Risks

American Spectrum's increased leverage increases our risk of default. This could adversely affect our results of operations and our ability to make distributions.

      Upon consummation of the consolidation, American Spectrum will have more indebtedness and leverage than the funds. In addition to the issuance of American Spectrum shares or the sale of units of the Operating Partnership, American Spectrum intends to fund acquisitions through short-term borrowings and, when market conditions are appropriate, by financing or refinancing its indebtedness on such properties on a longer-term basis. American Spectrum expects to increase its indebtedness to 70% of the appraised value of its assets. Any increase in American Spectrum's leverage could increase American Spectrum's risk of default on its obligations and adversely affect American Spectrum's funds from operations and its ability to make required distributions to its stockholders.

There are risks inherent in American Spectrum's acquisition and development strategy. American Spectrum may not make profitable investments.

      American Spectrum plans to pursue its growth strategy through the acquisition and development of additional properties. To the extent that American Spectrum pursues this growth strategy, we do not know that it will succeed. American Spectrum may have difficulty finding new properties, negotiating with new or existing tenants or securing acceptable financing. In addition, investing in additional properties is subject to many risks. For instance, if an additional property is in a market in which American Spectrum does not invest, American Spectrum will have relatively little experience in and may be unfamiliar with that new market. Also, American Spectrum's acquisition strategy of investing in under-valued assets subjects American Spectrum to increased risks. American Spectrum may not succeed in turning around these properties. American Spectrum may not make a profit on its investments.

American Spectrum's properties may not be profitable, may not result in distributions and/or may depreciate.

      Properties acquired by American Spectrum:

      (1)   may not operate at a profit;

      (2)   may not perform to American Spectrum's expectations;

      (3)   may not appreciate in value;

      (4)   may depreciate in value;

      (5)   may not ever be sold at a profit;

      (6)   may result in the loss of a portion of your investment; and

      (7)   may not result in dividends.

      The marketability and value of any properties will depend upon many factors beyond American Spectrum's control.

The results of future property purchases are uncertain.

      Because American Spectrum has not identified new properties, it is not possible to provide you with information to evaluate the merits of the properties in which American Spectrum may invest in the near future. You also will not have the ability as a stockholder or noteholder of American Spectrum to approve or disapprove of American Spectrum's investments. American Spectrum may not buy properties on financially attractive terms. It may not make a profit on its investments.

American Spectrum may invest in joint ventures, which adds another layer of risk to its business.

      American Spectrum may acquire properties through joint ventures which could subject American Spectrum to certain risks which may not otherwise be present if investments were made directly by American Spectrum. These risks include:

      o the potential ability of American Spectrum's joint venture partner to perform;

      o the joint venture partner may have economic or business interests or goals which are inconsistent with or adverse to those of American Spectrum;

      o the joint venture partner may take actions contrary to the requests or instructions of American Spectrum or contrary to American Spectrum's objectives or policies; and

      o the joint venturers may not be able to agree on matters relating to the property they jointly own.

      American Spectrum also may participate with other investors, including, possibly investment programs or other entities affiliated with management, in investments as tenants-in-common or in some other joint venture. The risks of such joint ownership may be similar to those mentioned above for joint ventures and, in the case of a tenancy-in-common, each co-tenant normally has the right, if an unresolvable dispute arises, to seek partition of the property, which partition might decrease the value of each portion of the dividend property.

Upon expiration of current leases, American Spectrum may not enter into favorable leases.

      The leases of American Spectrum's existing properties expire on dates ranging from 2000 to approximately 2010. For example, approximately 24% of the leases will expire in the year 2000, approximately 16% will expire in 2001 and approximately 16% will expire in 2002. Upon the expiration of a lease, American Spectrum may not enter into new leases at comparable lease rates, or without incurring additional expenses.

Real property investments entail risk. These risks could adversely affect American Spectrum's distributions.

      Like your investment in the funds, if you become a stockholder in American Spectrum, your investment will be subject to the risks of investing in real property. In general, a downturn in the national or local economy, changes in the zoning or tax laws or the availability of financing could affect the performance and value of the properties. Also, because real estate is relatively illiquid, American Spectrum may not be able to respond promptly to adverse economic or other conditions by varying its real estate holdings.

American Spectrum may incur unforeseen environmental liabilities.

      Various federal, state and local laws subject property owners or operators to liability for the costs of removal or remediation of certain hazardous substances on a property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of hazardous substances. The presence of, or the failure to properly remediate, hazardous substances may adversely affect the ability of American Spectrum to operate the properties. In addition, these factors may hinder American Spectrum's ability to borrow against contaminated properties. Also, the presence of hazardous substances on a property could result in personal injury or similar claims by private plaintiffs. Future laws or regulations or actions of regulators could also impose unanticipated material environmental liabilities on any of the properties.

      The costs of complying with these environmental laws for American Spectrum's properties may adversely affect American Spectrum's operating costs and the value of the properties. In order to comply with the various environmental laws, American Spectrum intends to obtain satisfactory Phase I environmental site assessments or have environmental insurance in place for all of the properties that it purchases in and following the consolidation.

American Spectrum faces intense competition in all of its markets.

      Numerous properties compete with our properties in attracting tenants to lease space. Additional properties may be built in the markets in which our properties are located. The number and quality of competitive properties in a particular area will have a material effect on our ability to lease space at the properties or at newly acquired properties and on the rents charged. Some of these competing properties may be newer or better located than our properties. There are a significant number of buyers of properties, including institutional investors and other publically traded REITs. Many of these competitors have significantly greater financial resources and experience than us. This has resulted in increased competition in acquiring attractive properties. This competition can adversely affect our ability to acquire properties and increase our distributions.

Tax Risks

If American Spectrum fails to elect REIT status or qualify as a REIT for tax purposes, American Spectrum will pay federal income taxes at corporate rates.

      American Spectrum does not intend to qualify as a REIT until 2002. Further, American Spectrum is not required to make a REIT election. If American Spectrum fails to qualify as a REIT, or its Board of Directors determines not to make a REIT election or for any time period before an effective REIT election, American Spectrum will be taxed as a C corporation.

      American Spectrum's qualification as a REIT depends on meeting the requirements of Code and Regulations applicable to REITs. American Spectrum has not requested, and does not plan to request, a ruling from the Internal Revenue Service that it qualifies as a REIT. It has received an opinion, however, from its tax counsel, Proskauer Rose LLP, that it will meet the requirements for qualification as a REIT. Proskauer Rose LLP's opinion is based upon representations made by American Spectrum regarding relevant factual matters, existing Code provisions, applicable regulations issued under the Code, reported administrative and judicial interpretations of the Code and regulations, Proskauer Rose LLP's review of relevant documents and the assumption that American Spectrum will operate in the manner described in this consent solicitation. However, you should be aware that opinions of counsel are not binding on the Internal Revenue Service or any court. Furthermore, the conclusions stated in the opinion are conditioned on, and American Spectrum's continued qualification as a REIT will depend on, American Spectrum's management meeting various requirements discussed in more detail under the heading "Federal Income Tax Considerations -- Taxation of American Spectrum" beginning on page
____.

      A REIT is subject to an entity level tax on the sale of certain property it held before electing REIT status. During the 10-year period following its qualification as a REIT, American Spectrum will be subject to an entity level tax on the income it recognizes upon the sale of assets including all the assets transferred to it as part of the consolidation it held before electing REIT status in an amount up to the amount of the built-in gains at the time American Spectrum becomes a REIT.

      If American Spectrum fails to qualify as a REIT, it would be subject to federal income tax at regular corporate rates. In addition to these taxes, American Spectrum may be subject to the federal alternative minimum tax and various state income taxes. If American Spectrum qualifies as a REIT and its status as a REIT is subsequently terminated or revoked, unless specific statutory provisions entitle American Spectrum to relief, it could not elect to be taxed as a REIT for four taxable years following the year during which it was disqualified. Therefore, if American Spectrum fails to qualify as a REIT or loses its REIT status, the funds available for distribution to you, as a stockholder, would be reduced substantially for each of the years involved.

The transfer of assets to American Spectrum may fail to qualify as a transaction where no gain is recognized to the transferor.

      Each transferor fund intends to report the consolidation on the basis that it will not result in gain or loss to any limited partner who elects to receive shares except to the extent liabilities assumed by American Spectrum exceed the basis of the assets contributed to American Spectrum. See "Funds listed have liabilities in excess of the tax basis of the contributed assets. Limited partners in these funds will recognize additional gain from the consolidation." below. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails your fund will recognize gain. Such gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred. Your share of the gain will be allocated to you.

To qualify as a REIT, American Spectrum must meet asset requirements. If American Spectrum fails to meet these asset requirements, it will pay tax as a corporation.

      For taxable years beginning after December 31, 2000, in order to qualify as a REIT, at least 75% of the value of American Spectrum's assets must consist of investments in real estate, investments in other REITs, cash and cash equivalents and government securities.

      In addition, American Spectrum may not have more than 25% of the value of its assets represented by securities other than government securities and not more than 20% of the value of its total assets represented by the securities of one or more taxable REIT subsidiaries. Additionally, with the exception of securities held in a taxable REIT subsidiary, American Spectrum may not own: (i) securities in any one company (other than a REIT) which have, in the aggregate, a value in excess of 5% of the value of American Spectrum's total assets; (ii) securities possessing more than 10% of the total voting power of the outstanding securities of any one issuer and (iii) securities having a value of more than 10% of the total value of the outstanding securities of any one issuer.

      The 75% and 5% tests are determined at the end of each calendar quarter. If at the end of any calendar quarter (plus a 30-day cure period), American Spectrum fails to satisfy either test, it will cease to qualify as a REIT.

To qualify as a REIT, American Spectrum must meet distribution requirements. If it fails to do so, it will pay tax as a corporation.

      For taxable years commencing after December 31, 2000, subject to adjustments that are unique to REITs, a REIT generally must distribute 90% of its taxable income. In the event that American Spectrum does not have sufficient cash, this distribution requirement may limit American Spectrum's ability to acquire additional properties. Also, for the purposes of determining taxable income, the Code may require American Spectrum to include rent and other items not yet received and exclude payments attributable to expenses that are deductible in a different taxable year. As a result, American Spectrum could have taxable income in excess of cash available for distribution. In that case, American Spectrum may have to borrow funds or liquidate some of its assets in order to make sufficient distributions and maintain its status as a REIT or obtain approval from its stockholders in order to make a consent dividend.

American Spectrum must meet limitations on share ownership to qualify as a REIT. These limitations may deter parties from purchasing American Spectrum shares.

      In order to protect its REIT status, the articles of incorporation include limitations on the ownership by any single stockholder of any class of American Spectrum capital stock. The amended and restated articles of incorporation also prohibit anyone from buying shares if the purchase would cause American Spectrum to lose its REIT status. These restrictions may discourage a change in control of American Spectrum, deter any attractive tender offers for American Spectrum shares or limit the opportunity for you or other stockholders to receive a premium for American Spectrum shares.

Funds listed have liabilities in excess of the tax basis of contributed assets. Limited partners in these funds will recognize additional gain from the consolidation.

      Sierra Pacific Development Fund III and Nooney Real Property Investors-Two, L.P. have liabilities in excess of their tax basis in the assets contributed to American Spectrum. If your fund has these liabilities, it may realize gain upon the transfer of its assets to American Spectrum in return for American Spectrum shares or notes as part of the consolidation. As a partner of your fund, you will bear a pro rata portion of your fund's income tax liability resulting from any gain on the consolidation.

American Spectrum has acquired assets from CGS privately held entities in exchange for Operating Partnership units. The privately held entities will recognize gain upon the Operating Partnership's sale of these assets. This could delay the sale of these assets.

      Privately held entities of CGS Real Estate Company, Inc. will transfer their assets to the Operating Partnership in exchange for limited partnership units in the Operating Partnership. These assets have a book value of $(35,738,836) and an exchange value of $27,229,539. If, as of the date of the consolidation, an asset contributed by such privately held entity to the Operating Partnership has a fair market value in excess of its tax basis, the amount by which the asset's fair market value exceeds its tax basis will constitute built-in gain. If a contributed asset with built-in gain is sold by the Operating Partnership, a portion of the gain recognized by the Operating Partnership in an amount equal to the built-in gain must be allocated to the partners of the contributing CGS privately held entity. As a result, American Spectrum has generally agreed not to sell these properties for five to ten years without the consent of the partners of the CGS privately held entities. This reduces American Spectrum's flexibility in the future.

American Spectrum will pay tax as a corporation prior to qualifying as a REIT. As a result, American Spectrum will pay additional taxes.

      Prior to American Spectrum's election to be taxed as a REIT, American Spectrum will be taxed as a C corporation. Therefore, American Spectrum will be subject to tax at the entity level and any distributions to its stockholders as dividends will be subject to tax at the stockholders' respective income tax rates. Any income generated by American Spectrum may be offset by its net operating loss carry-forwards to the extent they have not previously been utilized or are otherwise limited in their use. In general, the use of net operating losses is limited in the case where there has been a greater than 50% change in the ownership of a corporation in any three-year period. It is anticipated that due to the consolidation, such change will occur and any net operating losses that American Spectrum currently has will be limited after the date of the consolidation. The maximum annual amount of the net operating losses that American Spectrum will have available for use will be equal to the value of American Spectrum on the date of the 50% or more change in the ownership multiplied by the long-term tax exempt rate.

      Even if American Spectrum qualifies as a REIT, it may be subject to federal, state and local taxes on its income and property that could reduce its operating cash flow and distributable funds. For example, American Spectrum would be subject to federal income tax at the entity level on gain realized from the sale of assets it held before electing REIT status in an amount up to the built-in gains at the time it becomes a REIT.

      In addition, American Spectrum's use and carry-forward of its net operating losses may be limited upon its election to REIT status.

Future changes in tax law could adversely impact American Spectrum's qualification as a REIT.

      American Spectrum's treatment as a REIT for federal income tax purposes is based on the tax laws that are currently in effect. We are unable to predict any future changes in the tax laws that would adversely affect American Spectrum's status as a REIT. In the event that there is a change in the tax laws that prevents American Spectrum from qualifying as a REIT or that requires REITs to pay corporate level federal income taxes, American Spectrum may not be able to make the same level of distributions to its stockholders. In addition, such change may limit American Spectrum's ability to invest in additional properties.

                 BACKGROUND OF AND REASONS FOR THE CONSOLIDATION

Background of the Funds

      Formation of the Funds. From 1979 through 1985, parties unrelated to CGS sponsored eight limited partnerships that were formed to acquire primarily office and office/warehouse properties. The funds raised capital of $119 million in eight public offerings registered with the SEC, and as of December 31, 1999 had more than 13,800 limited partners. The general partners of each of the funds were not affiliates of CGS at the time of their formation. In 1994, CGS acquired the capital stock of the general partners and managers of Sierra Pacific Development Fund, Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Institutional Properties V and Sierra Pacific Pension Investors '84. In 1997, CGS acquired the capital stock of the general partners and managers of Nooney Income Fund Ltd., L.P., Nooney Income Fund Ltd. II, L.P. and Nooney Real Property Investors-Two, L.P.

      The table below sets forth the number of properties owned capital raised and date of last admission of the original limited partners of the funds:

                                                                Total                                              Date of Last
                                                              Number of                                            Admission of
                                                              Properties                 Total Capital           Original Partners
                        Fund                                   Owned(1)                      Raised                  (Mo./Yr.)
-----------------------------------------------------     ----------------           -------------------        --------------------
Sierra Pacific Development Fund                                   1                     $  14,677,000                   June, 1983
Sierra Pacific Development Fund II                                3                        21,726,899                 August, 1984
Sierra Pacific Development Fund III                               1                         9,137,495               February, 1986
Sierra Pacific Institutional Properties V                         1                         7,694,250                October, 1987
Sierra Pacific Pension Investors '84                              2                        19,266,629               February, 1986
Nooney Income Fund Ltd., L.P.                                     2                        15,180,000                October, 1984
Nooney Income Fund Ltd. II, L.P.                                  4                        19,221,000                October, 1986
Nooney Real Property Investors-Two, L.P.                          4                        12,000,000                October, 1980

----------
(1) Nooney Income Fund Ltd., L.P. and Nooney Income Fund Ltd. II, L.P. own a 76% interest and a 24% interest, respectively, in an office building as tenants in common. For purposes of this table, Nooney Income Fund Ltd., L.P. is deemed to own the property since it owns a greater interest therein.

Investment Objectives of Funds

      For the funds, the primary investment objectives were generally to invest in properties which would:

o     preserve, protect and return the fund's invested capital;

o have the potential for long-term capital gains through appreciation in value;

o     provide the limited partners with cash distributions from operations;

o     provide federal income tax deductions; and

o have the potential to be sold for cash after an approximate three to five year holding period.

There was no assurance that such objectives would be achieved. Substantially all of the net proceeds from the offerings of the units have been invested in real estate, except for amounts used as working capital.

      With respect to each fund, we have set forth in the following table the age of the fund relative to: (i) the original term of the fund as set forth in the applicable partnership agreement, and (ii) the anticipated holding period of the fund's investments as set forth in the original offering materials.

                                                                                                              Original
                                                                                                            Anticipated
                                                          Legal Life of           Partnership Formed       Holding Period
                      Fund                                 Fund (Years)               (Mo./Yr.)               (Years)
-----------------------------------------------       --------------------      ----------------------    ----------------
Sierra Pacific Development Fund                                 49                  February/1981                5
Sierra Pacific Development Fund II                              30                    April/1983               3 - 5
Sierra Pacific Development Fund III                             36                    June/1984                3 - 5
Sierra Pacific Institutional Properties V                       40                   October/1985              3 - 5
Sierra Pacific Pension Investors '84                            36                    June/1984                3 - 5
Nooney Income Fund Ltd., L.P.                                  100                   October/1983              5 - 10
Nooney Income Fund Ltd. II, L.P.                               100                  February/1985              5 - 10
Nooney Real Property Investors-Two, L.P.                        40                  September/1979             5 - 10

Consideration of Liquidation of the Funds and the Decision to Pursue the Consolidation

      Since CGS assumed control of the general partners of the funds, the general partners have been evaluating each fund's business prospects, especially with respect to the feasibility of providing liquidity to limited partners. It was originally anticipated that the funds would sell their properties within approximately five to ten years after their acquisition. This period expired before CGS acquired control of the general partners of the Sierra funds in 1994 and the Nooney funds in 1997. However, the funds were not liquidated prior to the acquisition of the general partners by affiliates of CGS primarily due to the depression of real estate values experienced nationwide from 1988 through 1993.

      Following their acquisition of the controlling interests in the general partners, CGS first evaluated each fund and the best way to maximize the value of the funds and produce liquidity for the partners in the funds. Initially, after acquisition of control of the Sierra funds in 1994, CGS determined that there were properties which needed to improve their operating results before it would be in the interests of the partners to dispose of the properties or enter into a consolidation transaction. CGS did not acquire control of the Nooney funds until November 1997. Since that time, the general partners have been considering alternatives which could produce liquidity to the partners. These alternatives included:

o sale of the properties individually followed by a distribution of the net cash proceeds to the partners;

o other means of producing liquidity for the partners, such as cash tender offers;

o     sale of the properties of the funds as a group to a REIT or other entity;
      and

o     a consolidation transaction, such as the transaction currently proposed.

      Your general partners concluded that, due to the uncertain timing of a liquidation and the associated costs and expenses, liquidation would not be as desirable as a consolidation transaction. Your general partners believe that a consolidation of funds into American Spectrum will enable the limited partners to realize the value of the funds' properties without reduction for selling costs and additional winding up expenses of the funds. In addition, the limited partners will have the ability to realize additional value through future growth that would not be realized upon a liquidation of the funds.

      Further, based on communications with limited partners, the general partners believe that a primary concern for the limited partners is the illiquidity of their investment in the funds. The general partners believe that the consolidation is the most attractive alternative for providing limited partners with liquidity. Additionally, the consolidation provides the limited partners with tax planning alternatives not available in a liquidiate. The general partner believes that the consolidation is more beneficial to the limited partners than a liquidation of the funds' assets which is discussed below under "Alternatives Considered." Based on the general partners' evaluation of the alternatives to the consolidation, the desire of the limited partners for liquidity, and the benefits of the consolidation that are not available under any of the alternatives, the general partners concluded that the proposed consolidation is the best means of most closely meeting the funds' original investment objectives.

The general partner is aware of the following tender offers for the period from January 1, 1998 through July 31, 2000:

o During April 1998 John N. Galardi made a tender offer for all units of Sierra Pacific Pension Investors '84 at a price of $100.00 per unit ($400 per $1,000 investment). 9444 units were acquired as a result of this tender.

o During August 1999 John N. Galardi made a tender offer for all units of Sierra Pacific Development Fund at a price of $60.00 per unit ($120 per $1,000 investment). 3657 units were acquired as a result of this tender.

o During September 1999 Everest Properties II, LLC and its affiliates ("Everest") made a tender offer for 4.9% of units of Sierra Pacific Development Fund II at a price of $100.00 per unit ($400 per $1,000 investment). 2246 units were acquired as a result of this tender.

o During April 2000 Everest made a tender offer for 4.9% of units of Sierra Pacific Development Fund II at a price of $100.00 per unit ($400 per $1,000 investment). 1214 units were acquired as a result of this tender.

      Affiliates of CGS, as part of the settlement of certain law suits and other disputes between CGS, Bond Purchase, L.L.C. and certain of their affiliates, and in consideration of the sale by affiliates of CGS of a controlling interest in Nooney Realty Trust, Inc., a publicly-held real estate investment trust, and Nooney Capital Corp., the corporate general partner of a publicly-held limited partnership, on November 9, 1999 purchased from Bond Purchase, L.L.C.:

o Fifty-nine (59) units of Nooney Income Fund II, L.P. (NIFII) at a price per unit of $450;

o     1,802 units in Nooney Income Fund Ltd., L.P. (NIF) at $600 per unit;

o 199 units in Nooney Real Property Investors-Two, L.P. (NRPI) at $360 per unit; and

o     8 units in Sierra Pacific Pension Investors '84 at $125 per unit.

In addition, in connection with the settlement and as a condition thereto, CGS purchased from Everest:

o     1,062 units in NIFII at a price per unit of $450;

o     260 units in NIF at $600 per unit; and

o     449 units in NRPI at $360 per unit.

The prices paid by CGS for the units in the funds set forth above were negotiated in the context of an overall settlement of claims between the parties and are not necessarily representative of the market value of the units purchased.

In addition, affiliates of CGS made the following purchases of units in the fund since January 1, 1998:

o In 1998, affiliates of CGS purchased a total of 599 units in Sierra Pacific Development Fund at a weighted average of $92.30 per unit ($184.60 per $1,000 investment).

o In 1999, affiliates of CGS purchased a total of 73 units in Sierra Pacific Development Fund at a weighted average of $40.44 per unit ($80.88 per $1,000 investment).

o In 2000, affiliates of CGS purchased a total of 38 units in Sierra Pacific Development Fund at a weighted average of $63.95 per unit ($127.90 per $1,000 investment).

o In 1998, affiliates of CGS purchased a total of 516 units in Sierra Pacific Development Fund II at a weighted average of $105.28 per unit ($421.12 per $1,000 investment).

o In 1999, affiliates of CGS purchased a total of 1,499 units in Sierra Pacific Development Fund II at a weighted average of $125.37 per unit ($501.48 per $1,000 investment).

o In 2000, affiliates of CGS purchased a total of 788 units in Sierra Pacific Development Fund II at a weighted average of $128.27 per unit ($513.08 per $1,000 investment).

o In 1998, affiliates of CGS purchased a total of 300 units in Sierra Pacific Development Fund III at a weighted average of $25.00 per unit ($100.00 per $1,000 investment).

o In 1998, affiliates of CGS purchased a total of 4,159 units in Sierra Pension Fund '84 at a weighted average of $25.67 per unit ($102.68 per $1,000 investment).

o In 1999, affiliates of CGS purchased a total of 1,117 units in Sierra Pension Fund '84 at a weighted average of $124.18 per unit ($496.72 per $1,000 investment).

o In 2000, affiliates of CGS purchased a total of 315 units in Sierra Pension Fund '84 at a weighted average of $117.98 per unit ($471.92 per $1,000 investment).

o In 1998, affiliates of CGS purchased a total of 16 units in Sierra Pacific Development Fund V at a weighted average of $47.00 per unit ($188 per $1,000 investment.

o In 1999, affiliates of CGS purchased a total of 58 units in Sierra Pacific Development Fund V at a weighted average of $61.03 per unit $244.12 per $1,000 investment).

o In 2000, affiliates of CGS purchased a total of 269 units in Sierra Pacific Development Fund V at a weighted average of $61.14 per unit ($244.56 per $1,000 investment).

      CGS owned the land on which a building was owned by one of the funds. The land was leased to the fund. In February 2000, the affiliate sold the land to a joint venture partnership, in which two of the funds held an interest, for $3.5 million.

Chronology of the Consolidation

      The corporate general partners of the funds and CGS, which controls the corporate general partners, have a relatively small number of executive officers. The corporate general partners have only one director, William J. Carden. As a result, most of the decision-making with respect to the funds is done by a relatively small group of persons through an informal process. Accordingly, most of the consideration of the consolidation and alternatives to the consolidation were done through a series of informal discussions during 1998 and 1999. The principal participants in these discussions were William J. Carden, Thomas Thurber , Harry Mizrahi, and Paul Perkins. These discussion were generally informal in nature and took place in person and by telephone. We do not have a record of the dates on which the discussions took place. During the course of these discussions, various alternatives were discussed. The principal alternatives addressed during these discussions were acquisition of the assets of the fund by a REIT, consolidation transaction, tender offers for limited partnership units to provide liquidity and sales of the properties of the funds either individually or in their entirety. The participants in these discussions did not retain an outside advisor or seek outside advice during this period or prepare any formal financial studies of the alternatives. They relied on their familiarity with the properties and the market for the properties.

      Following these informal discussions, the corporate general partners of the funds determined that consolidation was the most desirable alternative. They made the decision to retain counsel, accountants and an investment banker to consider the feasibility of the proposed consolidation transaction and the steps necessary to implement the consolidation transaction.

      In January 1999 and May 1999, representatives of the general partners and CGS met with two publicly held REITs to discuss the possibility of a transaction in which the CGS privately held entities would merge with or be acquired by a public real estate investment trust. They determined not to pursue this alternative.

      In January 1999, we and the general partners retained an investment banker in connection with a transaction in which the CGS privately held entities, including management company affiliates of CGS, would be combined to form a single entity.

      In January 1999 representatives of the general partners and CGS met with representatives of Stanger, an investment banker. The meeting was informal and explored generally the feasibility of a consolidation and the possibility of retaining Stanger to provide a fairness opinion in connection with a consolidation transaction.

      In January 1999, representatives of the general partners met with representatives of Lehman Brothers to discuss generally their ideas with respect to transactions involving the funds and the CGS privately held entities. No specific transactions were discussed.

      Also in January 1999, representatives of the general partners held a similar meeting with representatives of Goldman Sachs. They discussed generally their ideas with respect to transactions involving the funds and the CGS privately held entities. They did not discuss Goldman Sach's retention as investment banker in connection with the consolidation.

      In May 1999, representatives of the general partners and CGS met with representatives of Stanger and began to discuss the possibility of retaining Stanger in connection with a transaction in which the CGS privately held entities, including management company affiliates of CGS and the funds, would be combined to form a single entity. They discussed the logistics of a transaction and Stanger's role in the transaction.

      In May 1999, we began considering retention of counsel to advise us with respect to the consolidation and preparation of Registration Statement on Form S-4. We met with Battle Fowler LLP and another law firm.

      In June 1999, CGS and the funds retained Stanger as investment banker to render an opinion as to the fairness from a financial point of view to the funds of the allocations of the American Spectrum shares pursuant to the consolidation. In May 2000, CGS and the funds retained Stanger to prepare appraisals of the property portfolios of the funds and the CGS privately held entities.

      In June 1999, we retained the law firm of Battle Fowler LLP to advise us with respect to the consolidation and to assist us in the preparation of a Registration Statement on Form S-4.

      In October-December 1999, representatives of the general partners met with representatives of the independent accountants of the funds and two other accounting firms, to discuss the possibility of retaining the accountants to render advice as to the accounting and income tax implications of the consolidation.

      In December 1999, representatives of the general partners met with representatives of Arthur Andersen LLP, the independent accountants of the CGS privately held entities, to discuss the possibility of retaining Arthur Andersen LLP to render advice as to the accounting and income tax implications of the consolidation.

      In January 2000, we considered bids from Arthur Andersen LLP and other accounting firms to render advice as to the accounting and income tax implications of the consolidation.

      In January 2000, representatives of the general partners and American Spectrum met with representatives of Stanger to discuss the appraisals of the assets and the fairness opinion.

      In February 2000, representatives of the general partners and us met with representatives of Arthur Andersen LLP and Battle Fowler LLP to review the structure of the consolidation and the financial and tax consequences of the consolidation. This discussion primarily reviewed the steps to be taken in connection with the consolidation. The discussion was informal.

      In February 2000, we retained the accounting firm of Arthur Andersen LLP to provide us with financial and tax advice with respect to the consolidation, and to audit financial statements required in connection with the consolidation.

      During this period, we had various discussions with Stanger concerning their progress in connection with the fairness opinion and appraisal. We discussed Stanger's preliminary valuation of our assets including the management companies.

      In July 2000, after reviewing the value of the Third Party Management Company and its profitability, we determined to exclude the Third Party Management Company from the consolidation.

      In July 2000, we retained the law firm of Proskauer Rose LLP to advise us with respect to the consolidation and to continue the preparation of a Registration Statement on Form S-4 and the consolidation transaction. Certain persons affiliated with Battle Fowler LLP who were involved in the preparation of the Registration Statement on Form S-4 became affiliated with Proskauer Rose LLP.

      At various times during the period from January 2000 through July 2000, representatives of the general partners and we met Stanger, Arthur Andersen LLP, Battle Fowler LLP and Proskauer Rose LLP to discuss matters relating to the status of consolidation, the impact of market conditions for REITs, legal and accounting issues, Stanger's appraisals and fairness opinion, the consolidation and the Registration Statement on Form S-4. The discussions generally involved William J. Carden and Thomas Thurber on behalf of the general partners and us. The discussions generally involved consideration of the consolidation and the steps needed to complete the consolidation. No formal process was undertaken during this period to review the alternatives to the consolidation.

Your General Partners' Reasons for Proposing the Consolidation

      We are proposing the consolidation at this time because we believe that the expected benefits of the consolidation outweigh the risks of the consolidation, as set forth in "Risk Factors" above, and we believe that it is the best way for you to maximize returns on your investment. The expected benefits include the following:

      o Growth Potential. We believe that there is greater potential for increased distributions to you as a stockholder and for appreciation in the price of American Spectrum shares than there would be for you as a limited partner of your fund holding units. This growth potential results primarily from potential future acquisitions of additional properties and engaging in financing activities. We believe that substantial opportunities currently exist to acquire additional properties at attractive prices. Your fund cannot take advantage of such opportunities because its partnership agreement generally restricts it from making additional acquisitions and developing properties. In addition, because American Spectrum can use cash, American Spectrum shares or indebtedness to acquire additional properties, American Spectrum will have a greater degree of flexibility in making future acquisitions on advantageous economic terms. American Spectrum may also take advantage of its structure as an umbrella partnership REIT, or an UPREIT, to acquire additional portfolios of properties by using, as consideration, limited partnership interests in its Operating Partnership. The use of limited partnership interest in its Operating Partnership enables American Spectrum to make acquisitions in a structure that permits the seller to defer the federal taxes due on the sale while providing to sellers the same opportunities to participate in American Spectrum's growth as the stockholders have. This ability gives American Spectrum a tremendous advantage over other potential acquirors who do not have the option of using partnership units, but instead may only acquire these portfolios in a taxable manner using cash or capital stock, particularly in instances where the sellers would have to recognize a substantial amount of taxable gain as a result of the transaction. Also, American Spectrum's ability to acquire portfolios in a manner that is tax-deferred for the seller may allow American Spectrum to pay less consideration than would otherwise be necessary in a taxable transaction due to the seller's ability to control the timing of its gain recognition.

      o Risk Diversification. The combination of the properties owned by the funds and the CGS privately held entities under the ownership of American Spectrum will result in a more diversified investment than your investment in the fund. American Spectrum will have a larger number of properties and a broader group of property types and tenants and geographic locations. This diversification will reduce the dependence of your investment upon the performance of, and the exposure to the risks associated with, the particular group of properties currently owned by your fund.

      o Operational Economies of Scale. The combination of the funds under the ownership of American Spectrum will result in administrative and operational economies of scale and cost savings for American Spectrum. Particularly because the funds are public entities subject to the SEC's reporting requirements, the combination of the funds into a single public company in American Spectrum would save compliance costs. In addition, if your fund is acquired, we will no longer have to supply a Schedule K-1 to you and each of the other limited partners for your tax reporting which generally was provided to you each February. You will instead receive a Form 1099-DIV, a much simpler reporting form, which will be provided each January.

      o Liquidity. We believe the consolidation will provide you with increased liquidity for two reasons. First, the market for the units you own is very limited because the units are not listed on an exchange and, therefore, a potential buyer has only a limited basis upon which to value the units. Because your fund's partnership agreement contains limitations on the transfer of your units, you may not be able to sell your units even if you were able to locate a willing buyer. As a stockholder, you will own American Spectrum shares which will be listed on the _________, and therefore publicly valued, and there will be no restrictions on your ability to sell the American Spectrum shares you own. Second, as a unitholder that are non-tradable, the pool of potential buyers for your units is limited and, to the extent that there is a willing buyer, the buyer would likely acquire your units at a substantial discount. As a holder of American Spectrum shares, and assuming American Spectrum acquires all of the funds, you will be a stockholder of a company that will have total real estate assets of approximately $283 million and more than 15,000 stockholders.

      o Public Market Valuation of Assets. We believe that the public market valuations of the equity securities of many publicly-traded real estate companies, including REITs, have historically exceeded the net book values of their real estate assets. You should be aware, however, that the American Spectrum shares may not trade at a premium to the net asset values of the funds, and, to the extent that the American Spectrum shares do trade at a premium, that the relative pricing differential may change or be eliminated in the future. The market for REIT stocks has underperformed the broader market in 1998 and 1999, and the prices for REIT stocks have fallen below the issuer's net asset value in some instances.

      o Regular Quarterly Cash Distributions. We expect that American Spectrum will make regular quarterly cash distributions to its stockholders. None of the funds made distributions in 1999 and the first quarter of 2000. While some of the funds had cash flow in 1999 and the first two quarters of 2000 and could make distributions in the future, we believe you are likely to receive higher distributions from America Spectrum than the funds. Additionally, the ability to receive distributions quarterly and in regular amounts would be enhanced, because, unlike the funds, American Spectrum will have the ability to increase its portfolio of assets from which income will be derived.

      o Greater Access to Capital. With publicly-traded equity securities, access to debt financing, a larger base of assets and a greater equity value than any of the funds individually, American Spectrum expects to have greater access to the capital necessary for funding its operations and consummating acquisitions on more attractive terms than would be available to any of the funds individually. Also, American Spectrum's intended UPREIT structure with the Operating Partnership provides it with additional potential access to capital through the issuance of the Operating Partnership's units. This greater access to capital should provide greater financial stability to American Spectrum and provide funding for future acquisitions. American Spectrum currently intends to maintain a ratio of total indebtedness to the appraised value of its total assets of not more than 70%.

      o Greater Reduction of Conflicts of Interest. American Spectrum will be managed by its Board of Directors and officers. This will eliminate fees paid to outside advisors, reducing various conflicts of interest and creating an alignment of the interests of the stockholders and management. The persons engaged to manage American Spectrum will be employees of American Spectrum. They will not be employees of a separate management company or investment advisor whose activities could be determined by objectives and goals inconsistent with American Spectrum's financial objectives. Management will owe its duty of loyalty only to American Spectrum. The incorporation of all aspects of the REIT's management and property management into American Spectrum assures a commitment to hands-on management. By contrast, externally-advised limited partnerships and REITs may have no such commitment from a management team to focus exclusively on their portfolios.

      Therefore, your general partners believe that the consolidation, rather than a liquidation, will result in the greatest possible value for your investment for you and the other limited partners.

Exchange Value Allocation Of American Spectrum Shares

      General. The Exchange Value of all of American Spectrum's assets was determined as of June 30, 2000 to establish a consistent method of allocating American Spectrum shares for purposes of the consolidation. The Exchange Value represents our estimates of the net asset value of each fund, the CGS privately held entities and the CGS Management Company. The number of American Spectrum shares to be issued to each fund upon consummation of the consolidation will equal the fund's aggregate Exchange Value divided by $15. The Exchange Value per share of $15 was an arbitrary amount chosen for the sole purpose of allocating American Spectrum shares. Thus, each share will have an Exchange Value which is our estimate of the net asset value per share of $15. However this is not intended to imply that the American Spectrum shares will trade at a price of $15 per share. See "Risk Factors." No fractional American Spectrum shares will be issued by American Spectrum in connection with the consolidation. See "No Fractional American Spectrum Shares" on page __. As of the date of this consent solicitation, the general partners do not know of any material change in the financial performance or condition of any of the funds and the CGS privately held entities, including the CGS Management Company, that will materially affect the Exchange Values.

      Adjustments to Exchange Value and Allocation of American Spectrum Shares. All determinations of the Exchange Value for purposes of allocating the American Spectrum shares (i) between the funds, the CGS privately held entities and the CGS Management Company, and (ii) among the funds, other than the final computation of the expenses of the consolidation, were determined as of June 30, 2000 in the manner described below under "Determination of Exchange Value." Each fund, CGS privately held entity; and the CGS Management Company, will operate and make distributions prior to the closing date of the consolidation such that its Exchange Value relative to the Exchange Value of the other parties to the consolidation remains substantially the same as the relative Exchange Value shown in this consent solicitation. No adjustment will be made to these allocations unless a material change in the value of an asset or a liability is discovered after June 30, 2000 and before the effective date of the consolidation which cannot be adjusted through the funds', CGS privately held entities' or CGS Management Company's distributions.

      If a material change in the value of an asset or liability or potential liability is discovered with respect to a fund, or CGS privately held entity (including the CGS Management Company) participating in the consolidation between June 30, 2000 and prior to the effective date of the consolidation which was not included in the computation of Exchange Value and the relative Exchange Value of the parties cannot be maintained through adjusting distributions that would reduce the corresponding value of the assets contributed by the other funds, the CGS privately held entities and the CGS Management Company, an adjustment may be made to the Exchange Value of that fund, the CGS privately held entities or the CGS Management Company.

Determination of Exchange Values

      Exchange Values have been determined for the funds, the CGS privately held entities (other than the CGS Management Company) and the CGS Management Company, as described below.

      o The funds and the CGS privately held entities -- The Exchange Value of each fund and the CGS privately held entities (other than the CGS Management Company) is computed as: (A) the sum of: (i) the estimated fair market value of the real estate portfolio as determined by the independent appraisal as of March 31, 2000; and (ii) the realizable values of the non-real estate assets as of June 30, 2000; (B) reduced by (i) the mortgage debt balance as of June 30, 2000, as adjusted to reflect the market value of such debt, (ii) other balance sheet liabilities as of June 30, 2000 and (iii) the fund's or CGS privately held entities' share of the expenses related to the consolidation.

     o The CGS Management Company -- To determine the estimated value of the CGS Management Company, we utilized an earnings multiple approach. We estimated the pro forma earnings in accordance with GAAP of the CGS Management Company before deducting interest, taxes, depreciation and amortization ("EBITDA"). Our estimate reflects only those property management assets and businesses of CGS and its privately held entities which would be contributed to American Spectrum in the consolidation. While EBITDA is not a substitute for net income determined in accordance with GAAP, it is derived from financial statements prepared in accordance with GAAP, and is a commonly used measurement of a company's operating profitability. We believe that the CGS Management Company, like most service companies, should be evaluated in terms of the profitability of its operations and therefore focused our analysis on the CGS Management Company's EBITDA. Historical revenues and expenses for the fiscal year ending December 31, 1999 and the six-month period ending June 30, 2000 were adjusted to exclude the revenues and expenses associated with assets and businesses which will not be included in the consolidation, to eliminate intercompany items and to reflect only the revenues and expenses associated with the CGS Management Company on a going forward basis. The revenues and expenses included in the pro forma amounts reflect only those associated with the management of the properties of the funds and the CGS privately held entities. We also estimated revenues and expenses for the year ending March 31, 2001 based on an adjustment methodology consistent with that utilized to determine the historical pro forma financial results of the CGS Management Company.

     We then applied a multiple of 5.0 to the estimated year ending March 31, 2001 adjusted EBITDA for the CGS Management Company to arrive at an estimated value of $4 million for the CGS Management Company. Based on our experience in the real estate industry and with real estate management companies, and our expectations regarding the future revenues, expenses and profitability of the CGS Management Company, we considered the multiple reasonable for establishing the value of the assets and businesses of the CGS Management Company. The following table summarizes our estimate of the value of the CGS Management Company.

                  Estimated Value of the CGS Management Company

Estimated Revenues                                                        $2,566
Estimated Operating Expenses                                              $1,760
Estimated EBITDA                                                          $  806
Valuation Multiple                                                           5.0x
Value (Rounded)                                                           $4,000

      The Exchange Value of the CGS Management Company was then computed as: (A) the sum of (i) the estimated value of the business being contributed to American Spectrum in the consolidation utilizing the earnings multiple analysis and (ii) the realizable value of its other assets as of June 30, 2000; (B) reduced by (i) debt balances as of June 30, 2000, reflecting the market value of such debt;
(ii) other balance sheet liabilities as of June 30, 2000 and (iii) the CGS Management Company's share of the expenses related to the consolidation.

      The determination of the Exchange Values of each fund and the CGS privately held entities, including the CGS Management Company, is summarized in the following table:

                          Derivation of Exchange Values

                                             Appraised Value
                                             of Real Estate
                                               Portfolios/       Net Other        Mortgage and      Estimated
                                               Management        Assets and        Other Debt     Consolidation      Exchange
Fund                                           Business (1)    Liabilities (2)       (3)(4)          Expenses          Value
------------------------------------------   ---------------   ---------------   -------------    -------------    ------------
Sierra Pacific Development Fund               $  8,070,000     $  2,250,778      $  4,040,218     $    155,492     $  6,125,068
Sierra Pacific Development Fund II              20,773,274         (863,253)        7,458,828          405,043       12,046,149
Sierra Pacific Development Fund III                505,467            5,778           197,575           15,013          298,657
Sierra Pacific Institutional Properties V        4,188,043           40,567                --           77,582        4,151,028
Sierra Pacific Pension Investors '84            23,543,216        2,686,671         5,905,522          423,831       19,900,534
Nooney Income Fund Ltd., L.P.                   10,570,800        1,226,640         1,119,603          188,832       10,489,005
Nooney Income Fund Ltd. II, L.P.                22,079,200          847,598         6,813,723          376,684       15,736,391
Nooney Real Property Investors-Two, L.P.        15,590,000        2,131,620         9,376,576          280,894        8,064,150
CGS privately held entities                    177,390,000       (7,666,850)      140,323,711        2,812,460       26,586,979
CGS Management Company                           4,000,000         (930,766)        2,357,505           69,169          642,560
                                              ------------     ------------      ------------     ------------     ------------
Total                                         $286,710,000     $    271,217      $177,593,261     $  4,805,000     $104,040,522

----------
(1) Reflects the independent appraisal of the value of the funds' and the CGS privately held entities' real estate portfolios as of March 31, 2000. The value of the CGS Management Company was determined by us. Stanger has given its fairness opinion that the allocation of the American Spectrum shares between the funds and the CGS privately held entities, including the CGS Management Company, is fair to the limited partners of the funds from a financial point of view.

(2)   Net Other Assets and Liabilities are reflected in the table below.

(3) The mortgage and other debt shown in the table has been adjusted, where applicable, to reflect the market value of above or below market debt. The mortgage debt of the CGS privately held entities includes $4,369,217 due to Sierra Pacific Development Fund II pursuant to a settlement agreement. See note 5 to the table below.

(4)   The other debt consists of the following debt of the CGS Management
      Company: (i) $1,872,000 of bank indebtedness, the proceeds of which were used primarily for the purchase of the general partners of the funds and limited partnership interests in the funds, (ii) $420,000 of indebtedness used to finance property insurance policies and (iii) $65,000 of other indebtedness. The funds and the CGS privately held entities do not have any debt other than mortgage debt and debt consisting of: (i) $58,931 payable to contractors, (ii) $380,000 payable to an officer of the Company, and (iii) $65,000 of other indebtedness.

      Net Other Assets and Liabilities Table. The following table sets forth the components of Net Other Assets and Liabilities which, apart from the appraised value of real estate resulting from the independent appraisal and the valuation of the CGS Management Company, comprise the greatest components of Exchange Value for the funds. In general, the Net Other Assets and Liabilities were derived from the unaudited financial statements as of June 30, 2000 as adjusted for each fund's interest in the assets and liabilities in joint ventures.

                        Net Other Assets and Liabilities

                                                                                 Rent
                                                                               Deposits,
                                                               Net Accounts    Accounts
                                                               Receivable     Payable and
                                                                and Other        Other
FUND                                             Cash(1)        Assets(2)    Liabilities(3)          Total
-----------------------------------------     -----------     -------------  --------------      -----------
Sierra Pacific Development Fund               $   130,875     $ 2,230,004     $   110,101        $ 2,250,778
Sierra Pacific Development Fund II                344,660       6,661,631       7,869,544           (863,253)
Sierra Pacific Development Fund III                 6,078           1,749           2,049              5,778
Sierra Pacific Institutional Properties V          13,366          36,460           9,259             40,567
Sierra Pacific Pension Investors '84              285,498       4,311,910       1,910,737          2,686,671
Nooney Income Fund Ltd., L.P.                   1,489,966         149,084         412,410          1,226,640
Nooney Income Fund Ltd. II, L.P.                1,354,006         316,895         823,303            847,598
Nooney Real Property Investors-Two, L.P.        1,929,831         912,661         710,872          2,131,620

CGS privately held entities(6)                  1,880,498       1,971,798      11,519,146(5)      (7,666,850)
CGS Management Company                             39,974       1,200,147       2,170,887           (930,766)

----------
(1)   Cash and cash equivalents (including lender and escrow funds).

(2) Net Accounts Receivable and other assets includes tenant and insurance receivables, accrued interest and rents receivable, reserve for uncollected rent, and accounts receivable from affiliates.

(3) Rent Deposits and Net Accounts Payable and Other Liabilities consist of accrued interest payable, escrow liabilities, accounts payable and accrued expenses, prepaid rental income, security deposits and accounts and accounts payable to affiliates.

(4) The assets of Sierra Pacific Development Fund II have been reduced by $6,391,222 to reflect cash distributions to be made to the limited partners of Sierra Pacific Development Fund II pursuant to a settlement agreement.

(5) With respect to the CGS privately held entities, the liabilities consist of $2,022,005 due from CGS privately held entities to Sierra Pacific Development Fund II, which, pursuant to a settlement agreement, will be paid by American Spectrum to holders of units in Sierra Pacific Development Fund II promptly following the consummation of the consolidation. An additional $4,369,217 due from one of the CGS privately held entities to Sierra Pacific Development Fund II under the settlement agreement is secured by a mortgage on one of the properties and is included in the column "Mortgage and Other Debt" in the table on the previous page.

(6)   Excludes the CGS Management Company.

      Expenses of the consolidation were allocated to each of the funds, the CGS privately held entities and the CGS Management Company based on the type of expense. The general partners believe that the method selected was fair and reasonable.

      The determination of expenses related to the consolidation is summarized in the following table:

                      Derivation of Consolidation Expenses





                                        SPDF       SPDF II     SPDF III      SPIP V       SPIP 84        NIF         NIF II
                                    ----------   ----------   ----------   ----------   ----------   ----------   ----------
Consolidation Expenses:
  Legal (1)                         $   22,516   $   57,963   $    1,410   $   11,686   $   65,692   $   29,495   $   61,607
  Appraisals (2)                         4,286       15,257          514        1,671       12,557        7,543       18,171
  Fairness Opinion (1)                  15,481       39,850          970        8,034       45,163       20,278       42,355
  Solicitation (3)                       3,589        7,687        1,922        3,288        6,139        2,571        2,824
  Printing & Mailing (3)                 6,973       19,218        4,806        8,219       15,348        6,427        7,061
  Accounting (4)                        60,163      160,276        2,962       24,451      162,382       70,447      137,030
  Title, Transfer & Recording (1)       11,259       28,982          705        5,843       32,846       14,748       30,804
  Legal Closing Fees (4)                 6,667       17,809          329        2,717       16,040        7,827       15,226
  Pre-formation Costs (1)               22,518       57,963        1,410       11,686       65,692       29,495       61,607
                                    ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                       155,491      405,007       15,029       77,595      423,840      186,831      376,664
                                    ==========   ==========   ==========   ==========   ==========   ==========   ==========

                                                    Public
                                                  Partnership  CGS Privately  CGS Management
                                        NRPI 2     Subtotal    Held Entities     Company         Total
                                     ----------   ----------    ----------     ----------    ----------
Consolidation Expenses:
  Legal (1)                          $   43,500   $  293,872    $  494,967     $   11,161    $  800,000
  Appraisals (2)                         17,143       77,143        72,857             --       150,000
  Fairness Opinion (1)                   29,907      202,037       340,290          7,673       550,000
  Solicitation (3)                        1,979       30,000            --             --        30,000
  Printing & Mailing (3)                  4,949       75,000            --             --        75,000
  Accounting (4)                        106,349      724,061     1,045,705         30,234     1,800,000
  Title, Transfer & Recording (1)        21,750      146,936       247,484          5,581       400,000
  Legal Closing Fees (4)                 11,617       80,451       116,189          3,359       200,000
  Pre-formation Costs (1)                43,500      293,872       494,967         11,161       800,000
                                     ----------   ----------    ----------     ----------    ----------
                                        280,894    1,923,372     2,812,459         69,169     4,805,000
                                     ==========   ==========    ==========     ==========    ==========


Notes: - Method of allocation of consolidation expenses
1. Allocated over: Funds, CGS privately held entities, and CGS Management Company-based on appraised value.
2. Allocated based on number of properties (or portions thereof) contained in the: Funds and CGS privately-held entities.
3.    Allocate to: the Funds based on number of limited partners in each fund.
4. Allocated to: Funds, CGS privately held entity properties and CGS Management Company based on total assets.

Allocation of American Spectrum Shares

      The method utilized to allocate American Spectrum shares is as follows:

      o Level 1 Allocation: American Spectrum shares will be allocated (i) between the funds and the CGS privately held entities, and the CGS Management Company, and (ii) among the funds, based upon the Exchange Values of each of the funds, the CGS privately held entities and the CGS Management Company, relative to the aggregate estimated Exchange Value of all of the funds, the CGS privately held entities and the CGS Management Company. The Exchange Values are our estimates of the net asset values of each of these entities. The general partners believe that the Exchange Value of the funds, the CGS privately held entities and the CGS Management Company, represent fair estimates of the value of their assets, net of liabilities and allocable expenses of the consolidation, as of June 30, 2000, and constitute a reasonable basis for allocating the American Spectrum shares (i) between the funds the CGS privately held entities and the CGS Management Company, and (2) among all the funds.

      o Level 2 Allocation: Within each fund, the American Spectrum shares allocable to that fund will be allocated between the limited partners and the general partner in accordance with the provisions of such fund's limited partnership agreement relating to distributions on liquidation of the fund. Under the terms of the partnership agreements, no American Spectrum shares will be allocated to the general partners.

      The following paragraphs describe the allocations.

Allocation of American Spectrum Shares Between the Funds and the CGS privately held entities, including the CGS Management Company

      The number of American Spectrum shares allocable in the consolidation will be equal to the aggregate Exchange Value of the funds, and the CGS privately held entities, including the CGS Management Company, divided by $15. We chose $15 arbitrarily solely for the purpose of allocating the American Spectrum shares and determining the number of outstanding American Spectrum shares. While $15 represents the estimated net asset value per share of the American Spectrum shares, we do not intend to imply that the American Spectrum shares will trade at a price equal to $15 per share. The number of American Spectrum shares allocable to each fund will be determined by multiplying the total number of American Spectrum shares allocable in the transaction by a fraction the numerator of which is the Exchange Value of the fund and the denominator of which is the aggregate Exchange Value of all the funds, the CGS privately held entities and the CGS Management Company.

      The general partners and the CGS Management Company have used the estimated Exchange Values to determine the allocation of American Spectrum shares between the funds, the CGS privately held entities and the CGS Management Company, based on the assumption that the Exchange Values as computed will reasonably approximate the Exchange Values as of the closing.

      The table below shows the allocation of American Spectrum shares between each of the funds, the CGS privately held entities and the CGS Management Company assuming: (1) that all funds participate in the consolidation and (2) that all investors in each fund select American Spectrum shares. The actual number of American Spectrum shares allocated to each fund upon consummation of the consolidation will be reduced by an amount equal to the principal amount of the notes issued to the limited partners in the funds divided by $15.

                 Allocation of American Spectrum Shares Between
           the Funds and the CGS Privately Held Entities, and the CGS
                             Management Company (1)

                                                                                               Percentage of
                                                                                              Total American
                                                              Percentage of       Share          Spectrum
                                              Exchange Value  Exchange Value  Allocation (1)   Shares Issued
                                               ------------   --------------  --------------  --------------
Sierra Pacific Development Fund                $  6,125,068        5.89%           408,338         5.89%
Sierra Pacific Development Fund II               12,046,149       11.58%           803,077        11.58%
Sierra Pacific Development Fund III                 298,657        0.29%            19,910         0.29%
Sierra Pacific Institutional Properties V         4,151,028        3.99%           276,735         3.99%
Sierra Pacific Pension Investors '84             19,900,534       19.13%         1,326,702        19.13%
Nooney Income Fund Ltd., L.P.                    10,489,005       10.08%           699,267        10.08%
Nooney Income Fund Ltd. II, L.P.                 15,736,391       15.13%         1,049,093        15.13%
Nooney Real Property Investors-Two, L.P.          8,064,150        7.75%           537,610         7.75%
CGS privately held entities                      26,586,979       25.55%         1,772,465        25.55%
CGS Management Company                              642,560        0.62%            42,837         0.62%
Totals                                         $104,040,522      100.00%         6,936,035       100.00%
                                               ============      ======       ============       ======

(1) Some of the holders of interests in the CGS privately held entities may be allocated Operating Partnership units. Each Operating Partnership unit provides the same rights to distributions as one share of common stock in American Spectrum and, subject to limitations, is exchangeable for American Spectrum shares on a one-for-one basis after a twelve month period.

Allocation of American Spectrum Shares Between Limited Partners and General Partners

      The American Spectrum shares to be received by each fund will be allocated between the limited partners and the general partner of each fund based on the provisions of such fund's limited partnership agreement applicable to distributions on liquidation of the fund. In accordance with the provisions of the fund's partnership agreements, all of the American Spectrum shares will be allocated to the limited partners.

Alternatives to the Consolidation

      Before deciding to recommend the consolidation, the general partners considered alternatives in an effort to achieve maximum limited partner return and give a choice of investment to limited partners. These alternatives were:
(i) liquidation of the funds; (ii) continued management of the funds as currently structured; (iii) conversion of the funds into multiple REITs; and
(iv) listing of each fund's units on a national securities exchange or designation of the units as Nasdaq National Market System securities. Set forth below are the conclusions of the general partners regarding their belief that the consolidation is more beneficial to the limited partners than the alternatives. The general partners are unable to quantify the consideration that would be received pursuant to all the alternatives discussed below.

      Liquidation of the funds. One of the alternatives available to the general partners is to proceed with a liquidation of each fund in the normal course and distribute the net liquidation proceeds to the general and limited partners. Through these liquidations, limited partners' investments in the funds would be concluded.

      The liquidation alternative would have the following potential benefits:

      o Liquidation provides liquidity to you as properties are sold. You would receive the net liquidation proceeds received from the sale of your fund's assets.

      o The amount that you would receive would not be dependent on the stock market's valuation of American Spectrum.

      o You would avoid the risks of continued ownership of your fund and ownership of American Spectrum.

      The general partners concluded that there would be several disadvantages to using this strategy to liquidate the funds. A complete liquidation of the funds would deprive those limited partners who do not desire to liquidate their investment from participating in the benefits of future performance and possible property value improvements. In addition, liquidation of the funds' properties does not have certain of the other benefits of the consolidation, including: (i) permitting limited partners to hold their investment until the time when liquidation is appropriate for their individual investment strategy; and (ii) the opportunity to participate in the risks and rewards of American Spectrum's plans for growth.

      The transaction costs associated with the consolidation are expected to be less than those which would be incurred in a liquidation of the funds' assets. In addition, if the assets of the funds were liquidated over a short period of time, the general partners believe that the purchase price would be significantly less than the properties' appraised value. If the assets of the funds were liquidated over time, not only would higher transaction costs likely be incurred, but the funds' cash flow from operations may be reduced since the funds' fixed costs, such as general and administrative expenses, would not be proportionately reduced with the liquidation of assets.

      Continuation of the Funds. An alternative to the consolidation would be to continue the funds. The funds would remain separate legal entities with their own assets and liabilities, governed by their existing partnership agreements. While the disclosure documents used to offer the units for sale to the public disclosed the intentions of the funds to liquidate their assets within three to ten years after acquisition, each of the funds has a stated life of approximately 36 to 100 years, and the limited partners were advised that the liquidation of the funds would depend on market conditions as they might change from time to time. The funds do not need to liquidate to satisfy debt obligations or other current liabilities or to avert defaults, foreclosures or other adverse business developments.

      A number of advantages would be expected to arise from the continued operation of the funds. The limited partners would possibly receive in the future regular quarterly distributions of net cash flow arising from operations. In addition, eventually, your fund would liquidate its holdings and distribute the proceeds received in liquidation in accordance with the terms of the fund's partnership agreement. Furthermore, continuing the Partnership without change avoids whatever disadvantages may be inherent in the consolidation. See "RISK FACTORS."

      The general partners rejected this alternative because they concluded that maintaining the funds, as separate entities, may have the following potentially negative results when compared with the benefits that the general partners perceive may be derived from the consolidation: (i) a less efficient and cost effective exit strategy for limited partners wishing to liquidate their investment at a future date; (ii) illiquidity of units on a current basis due to the lack of a large and established secondary market; (iii) difficulty in valuing the investment due to the limited secondary market for units; (iv) less flexibility in actively managing the portfolio; (v) less diversification; and
(vi) limitations on new investments.

      Conversion of Funds into REITs. The general partners considered the possibility of converting each fund into a separate REIT that would list its shares on a national securities exchange. The general partners concluded that separate, relatively small REIT's advised by an outside advisor would not be well-received by traditional purchasers of REIT common stock. The general partners, therefore, determined that this alternative would not fulfill the objectives of the funds.

      Listing of the Units on a National Securities Exchange, Designation of the Units as Nasdaq National Market System Securities or Support of Secondary Market. The general partners explored the possibility of having units of each fund listed on a national securities exchange or having units designated as Nasdaq National Market System (or, Nasdaq) securities. The general partners concluded that there would be limited trading interest in the units due to the limitations on the funds' growth contained in their partnership agreements and the size of some of the funds and that there would be limited interest in the units due to the fund form and the relative lack of corporate democracy attributes. The general partners concluded that this may result in minimal increases in liquidity.

      Another alternative which may create liquidity for limited partners desiring to dispose of their investments in the funds is the creation or support of the secondary market for the units through limited cash or repurchase programs sponsored by the funds. While the general partners did not perform detailed financial analysis and cannot predict with any degree of certainty the possible impact of this alternative on the value of units, the terms of the partnership agreements and federal tax law effectively prohibit this alternative from being available with respect to a majority of the units.

Comparison of Alternatives

      General. To assist limited partners in evaluating the consolidation, the general partners compared the consideration to be received by limited partners of each fund in the consolidation to: (i) estimates of the value of the units on a liquidation basis assuming that the assets of each fund were sold at their appraised value, or estimated realizable value for non-real estate assets, and the net proceeds after satisfaction of fund liabilities and estimated liquidation costs distributed to the limited partners in accordance with the limited partnership agreements; and (ii) estimates of the value of each fund on a going- concern basis assuming that the fund were to continue as a stand-alone entity and its assets sold at the end of a ten-year period. Due to the uncertainty in establishing these values, the general partners have established a range of estimated values for certain of the alternatives, representing a high and low estimated value for the potential consideration. The value of the consideration for alternatives to the consolidation is dependent upon varying market conditions. Accordingly, no assurance can be given that the range of estimated values indicated establishes the highest or lowest possible values. However, the general partners believe that the analysis of alternatives described below establishes a reasonable framework for comparing alternatives.

      The results of this comparative analysis are summarized in the following table. Limited partners should bear in mind that the estimated values assigned to the alternate forms of consideration are based on a variety of assumptions that have been made by the general partners. These assumptions relate, among other things, to:

      o expectations as to each fund's future income, expense, cash flow and other significant financial matters,

      o the capitalization rates that will be used by prospective buyers when each fund's assets are liquidated,

      o securities market conditions and factors affecting the value of securities of real estate companies,

      o     the ultimate asset composition and capitalization of American
            Spectrum and

      o appropriate discount rates to apply to expected cash flows in computing the present value of the cash flows that may be received with respect to units of each fund.

In addition, these estimates are based upon information available to the general partners at the time the estimates were computed, and no assurance can be given that the same conditions analyzed by them in arriving at the estimates of value would exist at the time of, or following, the consolidation. The assumptions used have been determined by the general partners in good faith and, where appropriate, are based upon current and historical information regarding the funds and current real estate markets and have been highlighted below to the extent critical to the conclusions of the general partners.

      No assurance can be given that such consideration would be realized through any of the designated alternatives; and limited partners should carefully consider the following discussions to understand the assumptions, qualifications and limitations inherent in the presented valuation estimates. The estimated values presented in the following table are based upon assumptions that relate among other things, to

      o expectations as to each fund's future revenue; expense; cash flow and other significant financial matters;

      o securities market conditions and factors affecting the value of securities or real estate companies;

      o     the ultimate asset composition and capitalization of American
            Spectrum;

      o the capitalization rates that will be used by prospective buyers when each fund's assets are liquidated;

      o     selling costs;

      o appropriate discount rates to apply to expected cash flows in computing the present value of the cash flows; and

      o     the manner of sale of each fund's properties.

Actual results may vary from those set forth below based on numerous factors, including those above, interest rate fluctuations, conditions in securities markets, tax law changes, supply and demand for properties similar to those owned by the funds, the manner in which the properties are sold and changes in availability of capital to finance acquisitions of properties. American Spectrum's actual results could differ materially from those estimated in the forward-looking statements as a result of several factors, including those discussed in "RISK FACTORS." Each element of the table is described more fully below.

                           Comparison of Alternatives
                             (Per $1,000 Investment)

                                                  Estimated Going-        Estimated
                                                   Concern Value         Liquidation      Exchange
                                                       Range                Value         Value(1)
                                                  ---------------        -----------    ----------
Sierra Pacific Development Fund                   $350.00-$370.00         $ 386.00      $   417.32
Sierra Pacific Development Fund II                $468.00-$536.00         $ 548.00          554.43
Sierra Pacific Development Fund III               $15.84-$33.08           $  44.56           32.68
Sierra Pacific Institutional Properties V         $436.00-$516.00         $ 620.00          539.50
Sierra Pacific Pension Investors '84              $808.00-$900.00         $ 920.00        1,032.90
Nooney Income Fund Ltd., L.P.                     $523.00-$587.00         $ 669.00          690.98
Nooney Income Fund Ltd. II, L.P.                  $680.00-$775.00         $ 781.00          818.71
Nooney Real Property Investors-Two, L.P.          $555.00-$612.00         $ 630.00          672.01

----------
(1) Values are based on the Exchange Value established by American Spectrum. The Exchange Value shown in the table is our estimate of the net asset value of American Spectrum allocable to an original $1,000 investment. Upon listing the American Spectrum shares on the _________, the actual values at which the American Spectrum shares will trade on the _________ may be significantly below the Exchange Value. The prices at which the American Spectrum shares initially trade may be affected, among other things, by: (i) potential pent-up selling pressures as a result of the historic illiquidity of investments in the funds; (ii) American Spectrum's lack of an operating history; (iii) the unfamiliarity of institutional investors, financial analysts and broker-dealers with American Spectrum and its prospects as an investment when compared with other equity securities; and (iv) the historical financial performance of the funds. It is impossible to predict how these factors will impact the price of American Spectrum shares.

      Estimated Going-Concern Values. The general partners have estimated the going-concern values of each fund by analyzing projected cash flows and distributions assuming that each fund was operated as an independent stand-alone entity during an assumed holding period of ten years. The analysis incorporated estimates of revenues, operating expenses, and entity level general and administrative costs, debt service, capital expenditures and leasing costs for the properties, operating cash flow, and distributions to limited partners. This analysis also incorporated net proceeds from sale of the properties and the net other assets and liabilities of the fund. The net other assets and liabilities are shown in "Determination of Exchange Values" Page __. The general partners assumed the property portfolio is liquidated at the end of the assumed holding period in private real estate markets at a residual value equal to the residual value utilized in the portfolio appraisal, and the net proceeds resulting from the liquidation of the properties after repayment of mortgage debt and estimated liquidation expenses are paid out to limited partners in a liquidating distribution in accordance with the provisions of each Fund's limited partnership agreement. Among the factors influencing the discount rates utilized for each fund were leverage, quality and location of the portfolio, lease rates and turnover, and other factors.

      The estimated value of each fund on a going-concern basis is not intended to reflect the distributions payable to limited partners if the assets of each fund were to be sold at their current fair market values.

      The estimated initial year financial information resulting from our analysis of the going-concern value of the funds is included in the table below:

                         Going-Concern Analysis Summary

                                                                      Sierra
                   Sierra Pacific  Sierra Pacific  Sierra Pacific     Pacific      Sierra Pacific      Nooney
                    Development      Development    Development    Institutional      Pension       Income Fund
                        Fund           Fund II        Fund III      Properties V    Investors 84     Ltd., L.P.
                   --------------  --------------   -------------  -------------   --------------   -----------
Revenues            $ 1,015,765     $ 3,293,446     $    38,985     $   485,071     $ 3,081,094     $ 2,097,998

Property               (526,538)     (1,801,749)        (28,746)       (255,057)     (1,163,583)     (1,157,319)
Operating
Expenses and
Entity G&A

Capital                 (36,246)       (192,509)           (753)         (5,114)       (140,810)       (267,046)
Expenditures and
Leasing Costs

Debt Service           (401,229)       (667,004)        (18,004)             --        (729,259)       (118,168)

Fund Operating           51,752         632,184          (8,518)        224,900       1,047,442         555,465
Cash Flow

Distribution to          51,752         632,184              --         224,900       1,047,442         499,919
Limited Partners

Distributions Per          3.53           29.18              --           29.23           54.41           32.93
$1000 Investment

Annual Discount           14.00%          14.00%          14.00%          14.00%          14.00%          14.00%
Rate-Low Value

Annual Discount           12.00%          12.00%          12.00%          12.00%          12.00%          12.00%
Rate - High Value

Compound                   4.57%           4.45%           8.49%           4.25%           3.71%           3.02%
Revenue Growth
Rate Per Annum

Compound                   3.00%           3.18%           3.36%           2.97%           2.94%           3.00%
Expense Growth
Rate Per Annum

                                     Nooney Real
                       Nooney         Property
                    Income Fund      Investors-
                   Ltd. II, L.P.      Two, L.P.
                   -------------     -----------
Revenues            $ 4,117,377     $ 2,463,877

Property             (2,148,604)     (1,136,193)
Operating
Expenses and
Entity G&A

Capital                (710,024)       (163,596)
Expenditures and
Leasing Costs

Debt Service           (816,343)     (1,073,873)

Fund Operating          442,406          90,215
Cash Flow

Distribution to         418,074          89,313
Limited Partners

Distributions Per         21.75            7.44
$1000 Investment

Annual Discount           14.00%          17.00%
Rate-Low Value

Annual Discount           12.00%          15.00%
Rate - High Value

Compound                   3.60%           3.43%
Revenue Growth
Rate Per Annum

Compound                   3.07%           3.05%
Expense Growth
Rate Per Annum

      Estimated Liquidation Values. Since one of the alternatives available is to proceed with a liquidation of the funds and the corresponding distribution of the net liquidation proceeds to limited partners, the general partners have estimated the liquidation value of each fund. In estimating the liquidation value, the general partners assumed that the real estate of each fund would be sold at appraised value. In calculating the estimated liquidation value, the general partners assumed that selling and liquidation costs (real estate commissions and legal and other closing costs) would equal 5% of the appraised real estate portfolio value. This alternative also assumes that non-real estate assets are sold at their estimated realizable value. The net liquidation proceeds are then distributed among the limited partners of each fund in accordance with the provisions of each fund's limited partnership agreement.

      The liquidation analysis assumes that the portfolio of each fund is sold in a single transaction at its appraised portfolio value. Should the assets be liquidated over time, even at prices equal to those projected, distributions to limited partners out of the cash flow from operations of the fund might be reduced because the relatively fixed costs of the fund, such as general and administrative expenses, are not proportionately reduced with the liquidation of assets. However, for simplification purposes, the sales are assumed to occur concurrently.

      Applying these procedures, the general partners arrived at the liquidation values set forth in the table above. The real estate portfolio appraisal sets forth, subject to the specified assumptions, limitations and qualifications, the independent appraiser's professional opinion as to the market value of the real estate portfolio of each fund as of March 31, 2000. However, while the portfolio appraisal is not necessarily indicative of the price at which the assets would sell, the real estate portfolio appraisal assumes that the assets of each fund are disposed of in an orderly manner and are not sold in forced or distressed sales where sellers might be expected to dispose of their interests at substantial discounts to their actual value. See "Appraisals and Fairness Opinion."

      Secondary Market Prices. Limited partnership interests in the funds are not traded on national securities exchange or listed for quotation on Nasdaq. There is no established trading market for units and it is not anticipated that any market will develop for the purchase and sale of the units. Pursuant to the Partnership Agreements, units may be transferred only with the written consent of the managing general partners of the funds.

      Sales transactions for the units have been limited and sporadic. The funds receive some information regarding the prices at which secondary sale transactions in the units have been effectuated. However, the managing general partners do not maintain comprehensive information regarding the activities of all broker/dealers and others known to facilitate from time to time, or on a regular basis, secondary sales of the units. It should be noted that some transactions may not be reflected on the records of the funds. It is not known to what extent unit sales transactions are between willing buyers and willing sellers, each having access to relevant information regarding the financial affairs of the funds, expected value of their assets, and their prospects for the future. Many unit sales transactions are believed to be distressed sales where sellers are highly motivated to dispose of the units and willing to accept substantial discounts from what might otherwise be regarded as the fair value of the interest being sold, to facilitate the sales. Accordingly, no comparative information as to secondary market prices is provided.

      Assumptions, Limitations and Qualifications. The prices at which the American Spectrum shares initially trade may be affected, among other things, by:

o potential pent-up selling pressures as a result of the historic illiquidity of investments in the funds;

o     American Spectrum's lack of an operating history;

o the unfamiliarity of institutional investors, financial analysts and broker/dealers with American Spectrum and its prospects as an investment when compared with other equity securities; and

o     the historical financial performance of the funds.

It is impossible to predict how these factors will impact the price of the American Spectrum shares. The price may be either lower or higher than those in the range of estimated values.

      Distribution Comparison. The general partners have considered the potential impact of the consolidation upon distributions that would be made to the limited partners who exchange their units for American Spectrum shares. The following table compares distributions that will be received by stockholders of American Spectrum assuming all of the funds and CGS privately held entities participate in the consolidation (maximum participation).

                           Comparison of Distributions
               by Funds and American Spectrum Per $1000 Investment

                                                                                        Dividends From American
                                                                                        Spectrum Shares Issued
                                                      Distribution by Fund (1)          In the Consolidation (2)
                                                      ------------------------          ------------------------
Sierra Pacific Development Fund                                  0                            $   18.69
Sierra Pacific Development Fund II                               0                                24.83
Sierra Pacific Development Fund III                              0                                 1.46
Sierra Pacific Institutional Properties V                        0                                24.16
Sierra Pacific Pension Investors '84                             0                                46.26
Nooney Income Fund Ltd., L.P.                                    0                                30.95
Nooney Income Fund Ltd. II, L.P.                                 0                                36.67
Nooney Real Property Investors-Two, L.P.                         0                                30.10

----------
(1) Some of the funds had cash flow during the year, but did not make distributions even though they have cash flow. These funds retained their cash flow to meet future requirements.

(2) Assumes an annual distribution of $0.67 per American Spectrum share in 2001. We determined the annual distribution by annualizing the pro-forma cash flow from operations for the six-month period ending June 30, 2000 and multiplying the result by 80%, reserving the remaining 20% for contingencies. Pro-forma cash flow from operations was determined by annualizing net income for the six-month period ending June 30, 2000 and adding back annualized non-cash items for the same period. Historically, we have funded capital improvements out of cash flow from operations. After the consolidation, we plan to fund the capital improvements to the properties of refinancing of existing real estate. Excess cash flows from financing activities will be retained by the company to fund future property acquisitions and capital improvements. The calculations below assume that we will be successful in obtaining such financing. Cash flow from financing activities are not expected to be significant. The number of shares was determined based on the number of shares, including shares issuable on exchange of Operating Partnership units, which will be outstanding immediately following the closing of the consolidation, assuming maximum participation. A summary of the calculations follows:

Net income (loss) before extraordinary item                                         $ (1,208)
Deduct gain on sale of property                                                       (1,328)
Add back non-cash expenses:
                  Impairment charges                                                      44
                  Depreciation and amortization                                        5,081
                                                                                    --------
Pro-forma cash provided by operating activities                                        2,589
Annualized pro forma cash provided by operating activities                             5,178
Percentage of cash flow distributed to shareholders                   90.0%            4,660

Total exchange value                                                                 104,041
Number of shares (exchange value divided by $15)                                       6,936
Distribution per share                                                                 $0.67

In addition, we expect cash flow to increase in 2002 as a result of anticipated improvement in operating results in connection with properties owned by CGS privately held entities. We believe that our cash flow is likely to improve as a result of several factors. First, some of the properties have significant unoccupied space. We expect to lease this space in the future, generating additional rental income. Second, we expect to realize increased rental income from scheduled increases in rentals under existing leases or renewals. Third, 39.48% of the leases on the properties expire prior to the end of 2002. Many of these leases are below market and we expect to be able to enter into new leases or renewals at higher rents. As a result of these factors, we believe that the amount of cash available for distribution will increase over time. However, the distributions are based on assumptions as to our future performance and we cannot assure you that we will achieve these distribution levels.

      In evaluating this estimate, the limited partners should bear in mind that a number of factors affect the level of distributions. These factors include the distributable income generated by operations, the principal and interest payments on debt, capital expenditure levels, American Spectrum's policy with respect to cash distributions and the capitalization and asset composition of American Spectrum, which will vary based on the funds which ultimately participate in the consolidation. A comparison of the possible distribution levels of American Spectrum with those of each fund does not show how the consolidation might affect a limited partner's distribution level over a number of years. There can be no assurance that the distribution rates of the funds can be maintained if the consolidation does not occur.

                    RECOMMENDATION AND FAIRNESS DETERMINATION

General

      The general partners of the funds believe the consolidation to be fair to, and in the best interests of each of the funds and their respective limited partners. After careful evaluation, the general partners of the funds concluded that the consolidation is the best way to maximize the value of your investment. The general partners of the funds recommend that you and the other limited partners approve the consolidation and receive American Spectrum shares.

      Based upon their analysis of the consolidation, the general partners of the funds believe that:

      o the terms of the consolidation are fair to you and the other limited partners;

      o the American Spectrum shares offered to the limited partners were allocated fairly and constitute fair consideration for their units; and

      o after comparing the potential benefits and detriments of the consolidation with those of several alternatives, the consolidation is more economically attractive to you and the other limited partners than such alternatives.

      The beliefs of the general partners of the funds are based upon their analysis of the terms of the consolidation, an assessment of its potential economic impact upon you and the other limited partners, a consideration of the combinations that may result from the various options available to you and the other limited partners, a comparison of the potential benefits and detriments of the consolidation and certain alternatives to the consolidation and a review of the financial condition and performance of American Spectrum, the funds and the terms of critical agreements.

      The general partners of the funds also believe that the consolidation is procedurally fair. First, with respect to each participating fund, the consolidation is required to be approved by the limited partners holding a majority of the outstanding units of such fund and is subject to certain conditions. Second, all limited partners of funds that approve the consolidation and who vote against the consolidation will be given the option of receiving American Spectrum shares or notes. Third, the general partners believe that the Exchange Value of the funds has been determined according to a process that is fair because the process involved appraisals of all of the fund's property portfolios and the property portfolio of the CGS privately held entities by the same appraisal firm, Stanger, thereby maximizing consistency among the valuation of the property portfolio. Fourth, Stanger, a recognized independent investment banking firm, has determined that, subject to the assumptions, limitations and qualifications contained in its opinion, the allocation of American Spectrum shares to each of the funds in the consolidation is fair to the limited partners of the fund from a financial point of view.

      Although the general partners of the funds believe the terms of the consolidation are fair to you and the other limited partners, they have conflicts of interest with respect to the consolidation. These conflicts include, among others, their realization of substantial economic benefits upon completion of the consolidation. For a further discussion of the conflicts of interest and potential benefits of the consolidation to the general partners, see "Conflicts of Interest -- Substantial Benefits to Related Parties." To see the actual benefits that your general partner will receive if your fund is acquired, please review your supplement.

      Notwithstanding the recommendation of the funds' general partners, each limited partner must make his own determination as to whether to select American Spectrum shares or notes based upon his personal situation, and such decision should be based upon a careful examination of personal finances, investment objectives, liquidity needs, tax situation and expectations as to American Spectrum's future growth.

Material Factors Underlying Belief as to Fairness

      The following is a discussion of the material factors underlying your general partner's belief that the terms of the consolidation are fair to you and the other limited partners.

      1. Consideration Allocated. Your general partner and its affiliates will be allocated the same form of consideration in the consolidation as the limited partners with respect to their capital interest in the funds and their interests in the CGS privately held entities. In the alternative, affiliates of the general partners will receive 72%, of their consideration in the form of Operating Partnership units, which will provide the same economic rights as the American Spectrum shares being issued to limited partners but will not be publicly traded until they are exchanged for American Spectrum shares. The general partners of the funds believe that the form and amount of consideration offered to the funds and the limited partners, including dissenting limited partners who elect the notes option, constitute fair value. The allocation of the American Spectrum shares to limited partners is based on the same valuation methodology which was consistently applied to each of the funds and the CGS privately held entities. The allocation of the American Spectrum shares with respect to the CGS Management Company was based on a multiple of earnings which the general partner believes is appropriate for valuing a service company. Therefore, the general partners believe that the Exchange Values adequately takes into account the relative values of each of the funds,the CGS privately held entities and the CGS Management Company. In addition, your general partners compared the estimated values of the consideration which would have been received by you and the other limited partners in alternative transactions and concluded that the consolidation is fair and is the best way to maximize return on your investment in light of the values of such consideration.

      2. Similarity of funds. The general partners of the funds do not believe that there are any material differences among the funds that would affect the fairness of the consolidation to you or the other limited partners. Substantially all of the assets of the funds are office, office/warehouse, or retail properties and the funds have substantially the same capital structures. In addition, the investment objectives of each of the funds are substantially the same. These factors make it easier to compare the value of the funds relative to each other, and to allocate the American Spectrum shares among the funds and among the limited partners and the general partners.

      The primary differences among the funds are:

      o Size and Diversity. Some of the funds have purchased fewer properties and are less diverse with respect to the number of tenants, geographic location and type of properties.

      o Date of Formation. The funds were formed at different times and, therefore, the funds formed earlier have already sold some properties.

      o Fund Structure. Although the funds' partnership agreements have slightly different provisions with respect to allocations, distributions and fees, the differences in such provisions are not substantial.

      o Types of Properties. Some of the funds have purchased different types of properties.

      o Indebtedness. One of the funds has no debt and the other funds have differing degrees of leverage.

      3. Market Value. To the extent that there is trading in the units, such trading takes place in an informal secondary market. A direct comparison of the current or historic prices of the American Spectrum shares and the units cannot be made because there is no current or historic market price information available with respect to the American Spectrum shares, which will not be issued or traded prior to the consolidation. Therefore, the determination of the consideration to be received by investors is based upon the valuation of the funds as described under "Background of and Reasons for the Consolidation -- Determination of Exchange Value" and is not based upon the current or historic market prices of the units. Because there is no active trading market for the units, the general partners believe that historic sales prices of the units in the secondary market are not indicative of the value of the underlying assets. For example, during fiscal year 1999, less than three percent of all the outstanding units in the funds traded in the secondary market.

      4. Limited Partner's Choice of Investment -- Shares or Notes. Offering limited partners a choice to exchange their units for American Spectrum shares or notes does not ensure that the offered consideration is fair vis-a-vis the value of the consideration available to limited partners through the alternatives to the consolidation, but enhances the procedural fairness of the consolidation by giving all limited partners the opportunity to elect American Spectrum shares or notes. Through this element of the consolidation, the general partners are attempting to accommodate the possibly different investment objectives of the limited partners. The notes provide greater security of principal, a certainty as to maturity date, and regular interest payments. In contrast, the American Spectrum shares represent equity securities in American Spectrum, permitting the holders of the American Spectrum shares to participate in American Spectrum's potential growth and to have a more liquid investment. Each limited partner must make his own determination as to the form of consideration best suiting his personal situation. Such decision should be based upon a careful examination of the limited partner's personal finances, investment objectives, liquidity needs, tax situation and expectations as to American Spectrum's future growth.

      5. Independent Appraisal and Fairness Opinion. The belief of the general partners of the funds as to the fairness of the consolidation as a whole and to the limited partners and the statements above regarding the material terms underlying their belief as to fairness are partially based upon the appraisal of each fund's property portfolio prepared by Stanger and upon the fairness opinion provided by Stanger. The general partners attributed significant weight to the appraisal and the fairness opinion of Stanger, which they believe support their conclusion that the consolidation is fair to the limited partners. The general partners do not know of any factors that would materially alter the conclusions made in the appraisal or the fairness opinion of Stanger, including developments or trends that have materially affected or are reasonably likely to materially affect their conclusions. The general partners believe that the engagement of Stanger to provide the appraisal of each fund's property portfolio and to provide the fairness opinion assisted them in the fulfillment of their fiduciary duties to the funds and the limited partners, notwithstanding that Stanger received fees for its services. See "Reports, Opinions and Appraisals -- Fairness opinion."

      In rendering its opinions with respect to the fairness to the funds, from a financial point of view, the allocation of the American Spectrum shares (i) between the funds, the CGS Management Company and the other CGS privately held entities; and (ii) among the funds, Stanger did not address or render any opinion with respect to any other aspect of the consolidation, including:

      o     the value or fairness of the notes option;

      o the prices at which the American Spectrum shares may trade following the consolidation, or the trading value of the American Spectrum shares to be offered compared with the current fair market value of the funds' portfolios or assets if liquidated in real estate markets;

      o     the tax consequences of any aspect of the consolidation;

      o the fairness of any terms of the consolidation, other than the fairness to the funds of the allocation of the American Spectrum shares if all of the funds participate (the maximum participation) and for participation of the minimum number of funds in the consolidation, comprised of Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Institutional Properties V and Nooney Real Property Investors-Two, L.P. (the minimum participation), which were the funds used for determining the minimum in the pro forma financial statements;

      o the allocation of American Spectrum shares among the limited and general partners of the funds;

      o the fairness of the amounts or allocation of the consolidation costs or the amounts of the consolidation costs allocated to the limited partners;

      o     alternatives to the consolidation; or

      o any other matters with respect to any specific individual partner or class of partners.

      In addition, Stanger was not requested to, and did not, solicit the interest of any other party in acquiring the funds or assets. Stanger's opinion also does not compare the relative merits of the consolidation with those of any other transaction or business strategy which were or might have been considered by the general partners as alternatives to the consolidation.

      Stanger's fairness opinion does not constitute a recommendation to you as to how to vote on the consolidation or as to whether you should elect to receive the American Spectrum shares or notes.

      6. Valuation of Alternatives. Based in part on the appraisal of each fund's property portfolio prepared by Stanger, the general partners estimated the value of the funds as going concerns and if liquidated. On the basis of these calculations, the general partners believe that the ultimate value of the American Spectrum shares will exceed the going concern value and liquidation value of each fund.

      7. Cash Available for Distribution Before and After the Consolidation. The general partners believe the consolidation will be accomplished without materially decreasing the aggregate cash available from operations otherwise payable to you and the other limited partners. However, the effect of the consolidation and the cash available for distribution will vary from fund to fund. In addition to the receipt of cash available for distribution, you and the other limited partners whose funds are acquired will be able to benefit from the potential growth of American Spectrum as an operating company and will also receive investment liquidity through the public market in American Spectrum shares.

      8. Net Book Value of the Funds. The general partners calculated the book value of each of the funds under generally accepted accounting principles, or GAAP, as of June 30, 2000 per average $1,000 original investment. Since the calculation of the book value was done on a GAAP basis, it is primarily based on historical cost and, therefore, is not indicative of true fair market value of the funds. This figure was compared to the Exchange Value per average $1,000 investment.

                              Summary of Valuations
                    (per average $1,000 original investment)

                                                       GAAP Book Value
                     Fund                               June 30, 2000             Exchange Value
----------------------------------------------        -----------------           --------------
Sierra Pacific Development Fund                           $  84.42                 $   417.32
Sierra Pacific Development Fund II                          525.13                     544.43
Sierra Pacific Development Fund III                         (39.50)                     32.68
Sierra Pacific Institutional Properties V                   267.87                     539.50
Sierra Pacific Pension Investors '84                        494.12                   1,032.90
Nooney Income Fund Ltd., L.P.                               368.25                     690.98
Nooney Income Fund Ltd. II, L.P.                            451.42                     818.71
Nooney Real Property Investors-Two, L.P.                    (33.19)                    672.01
CGS privately held entities                                     (1)                        (1)
CGS Management Company                                          (1)                        (1)

(1) There are no comparable $1,000 original investment values for the CGS privately held entities or the CGS Management Company. The aggregate book values are $(33,860,765) for the CGS privately held entities, and $(1,878,071) for the CGS Management Company. The aggregate Exchange Values are $26,586,979 for the CGS privately held entities and $642,560 for the CGS Management Company.

      We do not know of any factors that may materially affect: (i) the value of the consideration to be received by the funds that are acquired in the consolidation; (ii) the value of the units for purposes of comparing the expected benefits of the consolidation to the potential alternatives considered by the general partners; or (iii) the analysis of the fairness of the consolidation.

Relative Weight Assigned to Material Factors

      Your funds' general partners gave greatest weight to the factors set forth in paragraphs one through three and five and six above in reaching their conclusions as to the fairness of the consolidation.

Fairness to Limited Partners Receiving American Spectrum Shares

      American Spectrum shares represent equity securities in American Spectrum permitting the stockholders to participate in American Spectrum's potential growth. Thus, you, as a holder of American Spectrum shares, will share in both the benefits and risks of an investment of American Spectrum. In addition, the American Spectrum shares will be listed on the _________. As a result, an investment in the American Spectrum shares will be a more liquid investment than an investment in the units. See "Comparison of Units, Notes and American Spectrum Shares." On balance, your general partners have concluded that the consolidation is fair to the limited partners of each fund who receive American Spectrum shares because such investment has substantially more growth potential than an investment in the units and the American Spectrum shares will be a more liquid investment than an investment in the units.

Fairness in View of Conflicts of Interest

      The general partners of the funds have fiduciary duties to you and the other limited partners. They are expected, in handling the affairs of the funds, to exercise good faith, to use care and prudence and to act with a duty of loyalty to the limited partners. Under these fiduciary duties, they are obligated to ensure that the funds are treated fairly and equitably in transactions with third parties, especially where consummation of such transactions may result in their interests being opposed to, or not totally aligned with, the interests of you and the other limited partners. To assist the general partners in fulfilling their fiduciary obligations, we obtained the fairness opinion and the independent appraisal from Stanger.

      In considering the consolidation, the general partners gave full consideration to these fiduciary duties. However, the consolidation affords them a number of benefits. The general partners may be viewed as having a potential conflict of interest with you and the other limited partners. Furthermore, the general partners will not have any personal liability for American Spectrum obligations and liabilities which occur after the consolidation. See "Conflicts of Interest -- Substantial Benefits to Related Parties" and "Reports, Opinions and Appraisals."

                        REPORTS, OPINIONS AND APPRAISALS

General

      The Exchange Values were determined as of June 30, 2000 and have been assigned to each of the funds, the CGS privately held entities and the CGS Management Company, solely to establish a consistent method of allocating the American Spectrum shares among the participating entities for purposes of the consolidation. The Exchange Values were determined by CGS and the general partners based primarily on an appraisal of the portfolios of real estate assets of the funds and the CGS privately held entities and a valuation of the CGS Management Company.

      Stanger, an independent investment banker, was engaged by the funds and CGS to appraise the portfolios of real properties owned by the funds and the CGS privately held entities and to render its opinion as to the fairness to the funds, from a financial point of view, of the allocation of American Spectrum shares (i) between the funds and the CGS privately held entities, including the CGS Management Company, and (ii) among the funds. Stanger has delivered a written summary of its analysis, based upon the review, analysis, scope, assumptions, qualifications and limitations described therein, as to the estimated fair market value of the portfolios as of, March 31, 2000 (the Portfolio Appraisal). The Portfolio Appraisal, which contains a description of the assumptions and qualifications made, matters considered and limitations on the review and analysis, is set forth in Appendix A and should be read in its entirety. Some of the material assumptions, qualifications and limitations to the Portfolio Appraisal are described below. The general partners have not made any contacts, other than as described in this consent solicitation, with any outside party regarding the preparation by the outside party of an opinion as to the fairness of the consolidation, an appraisal of the funds, or the CGS Management Company or their assets or any other report with respect to the consolidation.

      Experience of Stanger. Since its founding in 1978, Stanger has provided information, research, appraisals, investment banking and consulting services to clients throughout the United States, including major New York Stock Exchange member firms and insurance companies and over 70 companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

      Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets. The funds selected Stanger to provide the Portfolio Appraisal because of its experience and reputation in connection with real estate partnerships, real estate investment trusts, real estate assets, and mergers and acquisitions.

Portfolio Appraisal

      Summary of Methodology. At the request of the funds and CGS, Stanger evaluated each fund's portfolio of real estate and the real estate portfolio owned by the CGS privately held entities on a limited scope basis utilizing the income approach to valuation, and in the case of developable land, the sales comparison approach. Appraisers typically use up to three approaches in valuing real property: (i) the cost approach, (ii) the income approach and (iii) the sales comparison approach. The type and age of a property, lease terms, market conditions and the quantity and quality of data affect the applicability of each approach in a specific appraisal situation. The value estimated by the cost approach incorporates separate estimates of the value of the unimproved site and the value of improvements, less observed physical wear and tear and functional or economic obsolescence. The income approach estimates a property's capacity to produce income through an analysis of the rental stream, operating expenses, net income and estimated residual value. Net income may then be processed into a value through either direct capitalization or discounted cash flow analysis, or a combination of these two methods. The sales comparison approach involves a comparative analysis of the subject property with other similar properties that have sold recently or that are currently offered for sale in the market.

      Due to the type of real estate assets owned by the funds and the CGS privately held entities, Stanger was engaged to value the portfolios based on the income approach, utilizing a discounted cash flow analysis or income capitalization analysis, as appropriate and to value the developable land parcel pursuant to the sales comparison approach. For the non- developable land properties the cost and sales comparison approaches were considered to be less reliable than the income approach given the primary criteria used by buyers of the type of property appraised in the appraisal. The general partners believe that use of the income approach in estimating the market value of portfolios other than developable land is the most appropriate way of assessing value of the real estate assets owned by the funds and the CGS privately held entities because that is the method generally used by purchasers valuing income-producing property. The general partners also believe that the use of the sales comparison approach is the most appropriate way to estimate the value of the developable land parcel. The appraiser concluded that the use of the income approach, with the use of sales comparison approach for the developable land parcel, was reasonable and appropriate.

      In conducting the Portfolio Appraisal, representatives of Stanger reviewed and relied upon, without independent verification, information supplied by the property managers, general partners, the funds and the CGS privately held entities. This information includes:

      o schedules of current lease rates and terms, income, expenses, capital expenditures, cash flow and related financial information;

      o     property descriptive information and rentable square footage; and

      o information relating to the condition of each property, including any deferred maintenance, status of ongoing or newly planned property additions, reconfigurations, improvements and other factors affecting the physical condition of the property improvements.

      Representatives of Stanger also performed site inspections of the properties during July through August, 1999. In the course of these site visits, the physical facilities of the properties were inspected, and information on the local market and the subject property was gathered. Information on the local market was also gathered via telephonic surveys and reviews of published information. Stanger updated such information via telephone surveys and reviews of available published information in May and June 2000.

      In addition, Stanger discussed with management of the properties and the funds the condition of each property, including any deferred maintenance, renovations, reconfigurations and other factors affecting the physical condition of the improvements, competitive conditions in the property markets, tenant trends affecting the properties, certain lease terms, and historical and anticipated lease revenues and expenses. Stanger also reviewed historical operating statements and the year 2000 operating budgets for the properties.

      Stanger reviewed the acquisition criteria and parameters used by real estate investors utilizing published information and information derived from interviews with buyers, owners and managers of real property portfolios.

      Stanger then estimated the value of each portfolio of properties based on the income approach to valuation, with the developable land parcel valued pursuant to the sale comparison approach. Specifically, in applying the income approach, the discounted cash flow or income capitalization method was used to determine property value. The value indicated by the income approach represents the amount an investor would probably pay for the expectation of receiving the net cash flow from the property and the proceeds from the ultimate sale of the property.

      In applying the discounted cash flow method, pro forma statements of operations reflecting the leases which currently encumber the properties were utilized. Property-level rental revenue projections were developed based on the terms of existing leases and expected market conditions and assuming a ten-year holding period. Property operating expenses, property management fees and capital expense reserves were factored into the analysis. Where tenant improvements, leasing commissions, deferred maintenance or extraordinary capital expenditures were required, the cash flows (and value) were adjusted accordingly. Expenses identified as relating solely to investor reporting and other entity-level expenses were excluded from the analysis.

      The reversion value of each property to be realized upon sale was estimated based on the current economic rental rate and expenses which would be reasonable for the subject property, escalated at a rate indicative of current expectations in the marketplace and local market conditions. The estimated net operating income of the property in the 12 months following the sale was then capitalized at a rate deemed appropriate to determine the reversionary value of the property. Net proceeds of the sale were determined by deducting estimated costs of sale.

      The operating cash flow projections and the reversion values were then discounted to present value. The selection of the appropriate discount rate for determining the present value of future cash flow streams from each property was based upon acquisition criteria and projection parameters for various property types (e.g., office/ warehouse, shopping center, office) in use in the marketplace by real estate investors, after adjusting for individual property related factors.

      In the case of stabilized apartment properties, Stanger employed a direct capitalization technique, where the property's estimated net operating income after replacement reserves was capitalized at a rate deemed appropriate based upon acquisition criteria in use in the marketplace by apartment property investors.

      The resulting property values were adjusted for any joint venture interests based on information provided by the general partners, the funds and the CGS privately held entities and were then added to determine each estimated portfolio valuation.

      Conclusion as to Value. Based on the valuation methodology described above, Stanger estimated the value of the portfolio of properties owned by each fund and CGS privately held entities as follows:

                                                                 REAL ESTATE
                                                               PORTFOLIO VALUE
           PARTNERSHIP NAME                                     CONCLUSION(1)
-------------------------------------------------------        ---------------
SP Development Fund                                            $   8,070,000
SP Development Fund II                                         $  20,773,274
SP Development Fund III                                        $     505,467
SP Institutional Properties V                                  $   4,188,043
SP Pension Investors '84                                       $  23,543,216
Nooney Income Fund Ltd., L.P.                                  $  10,570,800
Nooney Income Fund Ltd. II, L.P.                               $  22,079,200

                                                                 REAL ESTATE
                                                               PORTFOLIO VALUE
           PARTNERSHIP NAME                                     CONCLUSION(1)
-------------------------------------------------------        ---------------
Nooney Real Property Investors-Two, L.P.                       $  15,590,000
CGS privately held entities                                    $ 177,390,000
                                                               -------------
                  TOTAL                                        $ 282,710,000
                                                               =============

(1) Reflects each fund's pro rata interest in properties owned by joint ventures, which results in unrounded dollar amounts for certain funds.

      Assumptions, Limitations and Qualifications. The appraisal report has been prepared on a limited summary basis. As such, the report differs from a self-contained appraisal report in that: the data is limited to the summary data and conclusions presented and the cost (for all properties) and sales comparison (for all properties except the developable land parcel) approaches were excluded and the conclusions were based on the income approach. The developable land parcel was valued pursuant to the sale comparison approach. Stanger utilized assumptions to determine the appraised value of the portfolios. See Appendix A for a complete description of the assumptions, limiting conditions and qualifications applicable to the portfolio appraisal.

      The portfolio appraisal represents Stanger's opinion of the estimated value of the portfolios of properties owned by the funds and the CGS privately held entities as of March 31, 2000 based on information available on such date and does not necessarily reflect the prices that would be realized in an actual sale of the portfolios. Actual prices could be higher or lower than the appraised value of the portfolios. Events occurring after the valuation date and before the closing of the consolidation could affect the properties or the assumptions used in preparing the portfolio appraisal. Stanger has no obligation to update the portfolio appraisal on the basis of subsequent events. In connection with the preparation of the portfolio appraisal, Stanger did not prepare a written report or compendium of its analysis for internal or external use by the funds or the CGS privately held entities beyond the analysis set forth in Appendix A. Stanger will not deliver any additional written summary of the analysis.

      Compensation and Material Relationships. The funds and the CGS privately held entities paid Stanger an aggregate fee of $244,000 for preparing the portfolio appraisal. In addition, Stanger is entitled to reimbursement for reasonable legal, travel and out-of-pocket expenses incurred in making site visits and preparing the portfolio appraisal and the fairness opinion, subject to an aggregate maximum of $40,200. Stanger is also entitled to indemnification against liabilities, including liabilities under federal securities laws. The fee was negotiated between the funds, CGS and Stanger and payment thereof is not dependent upon completion of the consolidation. The funds and CGS also have engaged Stanger to render a fairness opinion (see "Appraisals and Fairness Opinion -- fairness opinion"). The CGS privately held entities and the funds have not previously retained Stanger to perform services, although affiliates of the general partners have paid certain nominal amounts to Stanger for subscriptions to Stanger-prepared national publications.

Portfolio of Properties

The following table provides descriptive information regarding the properties proposed to be included in the consolidation.

               Properties Proposed For Inclusion In Consolidation

                                                                                                        Appraised
                                                                                                        Value as of
        Property              Property Location                Property Owner                         March 31, 2000
--------------------------    -----------------   --------------------------------------------------  --------------
                     FUNDS
                     -----
Sierra Mira Mesa              San Diego      CA   Sierra Pacific Development Fund II - 22.77%          $ 15,020,000
                                                  Sierra Pacific Pension Investors '84 - 77.23%
San Felipe                    Houston        TX   Sierra Pacific Development Fund II                      6,500,000
Sierra Sorrento II            San Diego      CA   Sierra Pacific Development Fund II - 13.96%            10,820,000
                                                  Sierra Pacific Institutional Properties V - 38.71%
                                                  Sierra Pacific Pension Investors '84 - 47.34%
Sierra Creekside              San Ramon      CA   Sierra Pacific Development Fund                         8,070,000
Sierra Sorrento I             San Diego      CA   Sierra Pacific Development Fund II - 20.12%             4,340,000
                                                  Sierra Pacific Development Fund III - 11.65%
                                                  Sierra Pacific Pension Investors '84 - 68.24%
Sierra Southwest Point        Houston        TX   Sierra Pacific Development Fund II                      3,460,000
Sierra Valencia               Tucson         AZ   Sierra Pacific Pension Investors '84                    3,860,000
Sierra Westlakes              San Antonio    TX   Sierra Pacific Development Fund II                      5,010,000

Maple Tree Shopping Ctr       Elisville      MO   Nooney Real Property Investors Two                      3,290,000
Countryside Executive Ctr     Palatine       IL   Nooney Income Fund Two                                  6,070,000
Leawood Fountain Plaza        Leawood        KS   Nooney Income Fund - 76.00%                             6,580,000
                                                  Nooney Income Fund Two - 24.00$

NorthCreek Office Park        Cincinnati     OH   Nooney Income Fund Two                                  8,420,000
Park Plaza I and II           Indianapolis   IN   Nooney Real Property Investors Two                      3,380,000
Jackson Industrial A          Indianapolis   IN   Nooney Real Property Investors Two                      5,440,000
Morenci Professional Park     Indianapolis   IN   Nooney Real Property Investors Two                      3,480,000
Northeast Commerce Ctr        Loveland       OH   Nooney Income Fund Two                                  4,550,000
Oak Grove Commons             Downers Grove  IL   Nooney Income Fund                                      5,570,000
Tower Industrial Bldg         Mundelein      IL   Nooney Income Fund Two                                  1,460,000


                                                                          Property        Year
        Property              Property Location      Property Type        Size (1)     Constructed
--------------------------    -----------------    -----------------   -------------   -----------
                     FUNDS
                     -----
Sierra Mira Mesa              San Diego      CA         Office          89,560 sq ft      1987

San Felipe                    Houston        TX         Office         100,898 sq ft      1977
Sierra Sorrento II            San Diego      CA         Office          88,073 sq ft      1986


Sierra Creekside              San Ramon      CA         Office          47,800 sq ft      1985
Sierra Sorrento I             San Diego      CA    Office/warehouse     43,100 sq ft      1986


Sierra Southwest Point        Houston        TX    Office/warehouse    100,758 sq ft      1972
Sierra Valencia               Tucson         AZ    Office/warehouse     82,520 sq ft      1987
Sierra Westlakes              San Antonio    TX    Office/warehouse     95,370 sq ft      1985

Maple Tree Shopping Ctr       Elisville      MO     Shopping Center     72,148 sq ft      1974
Countryside Executive Ctr     Palatine       IL         Office          91,975 sq ft      1972

Leawood Fountain Plaza        Leawood        KS         Office          85,955 sq ft    1982-1983
NorthCreek Office Park        Cincinnati     OH         Office          92,026 sq ft   1984 -1986
Park Plaza I and II           Indianapolis   IN    Office/warehouse     95,080 sq ft   1975 & 1979
Jackson Industrial A          Indianapolis   IN     Bulk/warehouse     320,000 sq ft   1976 & 1980
Morenci Professional Park     Indianapolis   IN    Office/warehouse    105,600 sq ft   1975 & 1979
Northeast Commerce Ctr        Loveland       OH    Office/warehouse     99,560 sq ft      1985
Oak Grove Commons             Downers Grove  IL    Office/warehouse    137,678 sq ft    1972-1976
Tower Industrial Bldg         Mundelein      IL    Office/warehouse     42,120 sq ft      1983

(1)   Net Rentable area.

                                                                                      Appraised
                                                                                     Value as of
            Property               Property Location          Property Owner        March 31, 2000    Property Type
--------------------------------   -----------------   ---------------------------  --------------   ----------------
                CGS Privately Held Entities
                ---------------------------
Beach & Lampson, Pad D             Stanton        CA   CGS privately held entities     1,310,000     Shopping Center
Columbia NE Shopping Center        Columbia       SC   CGS privately held entities     2,470,000     Shopping Center
Marketplace Shopping Center        Columbia       SC   CGS privately held entities     5,120,000     Shopping Center
Richardson Plaza Shopping Center   Columbia       SC   CGS privately held entities     4,930,000     Shopping Center
Bristol Bay Building               Newport Beach  CA   CGS privately held entities     9,190,000          Office
Chrysler Building                  Irvine         CA   CGS privately held entities    48,600,000          Office
Northwest Corporate Center II      Hazlewood      MO   CGS privately held entities     6,420,000          Office
Pacific Spectrum                   Phoenix        AZ   CGS privately held entities     8,430,000          Office
Parkade Center                     Columbia       MO   CGS privately held entities     7,510,000        Mixed Use
                                                                                                     (Office/Retail)
Business Center                    St. Louis      MO   CGS privately held entities     3,410,000     Office/warehouse
Technology                         Austin         TX   CGS privately held entities    10,070,000     Office/warehouse
Autumn Ridge                       Pasadena       TX   CGS privately held entities     9,200,000        Apartment
Creekside                          Riverside      CA   CGS privately held entities     7,050,000        Apartment
Villa Redondo                      Long Beach     CA   CGS privately held entities    14,500,000        Apartment
Meadow Wood                        Long Beach     CA   CGS privately held entities    20,230,000        Apartment
The Lakes                          Hazelwood      MO   CGS privately held entities    15,150,000        Apartment
Phoenix Van Buren                  Phoenix        AZ   CGS privately held entities     3,800,000        Dev. Land


                                                                           Year
            Property               Property Location    Property Size   Constructed
--------------------------------   -----------------   --------------   -----------
                CGS Privately Held Entities
                ---------------------------
Beach & Lampson, Pad D             Stanton        CA     13,017 sq ft      1989
Columbia NE Shopping Center        Columbia       SC     56,515 sq ft      1975
Marketplace Shopping Center        Columbia       SC    100,709 sq ft      1951
Richardson Plaza Shopping Center   Columbia       SC   108,138 sq. ft      1982
Bristol Bay Building               Newport Beach  CA     50,371 sq ft      1988
Chrysler Building                  Irvine         CA    207,272 sq ft      1989
Northwest Corporate Center II      Hazlewood      MO     87,944 sq ft      1983
Pacific Spectrum                   Phoenix        AZ     70,511 sq ft      1986

Parkade Center                     Columbia       MO    221,772 sq ft      1965
Business Center                    St. Louis      MO     64,383 sq ft      1985
Technology                         Austin         TX    109,012 sq ft      1986
Autumn Ridge                       Pasadena       TX        366 units      1965
Creekside                          Riverside      CA        152 units      1991
Villa Redondo                      Long Beach     CA        125 units      1990
Meadow Wood                        Long Beach     CA        206 units      1985
The Lakes                          Hazelwood      MO        408 units      1985
Phoenix Van Buren                  Phoenix        AZ    737,471 sq ft      N/A

Fairness Opinion

      Stanger was also engaged by the funds and CGS to deliver a written summary of its determination as to the fairness, from a financial point of view, to the funds of the allocation of American Spectrum shares in connection with the consolidation (i) between the funds and the CGS privately held entities, including the CGS Management Company, and (ii) among the funds. The full text of the fairness opinion, which contains a description of the assumptions made, matters considered and limitations on the review and analysis, is attached as Appendix B to this consent solicitation and should be read in its entirety. Certain of the material assumptions and limitations to the fairness opinion are described below, but does not purport to be a complete description of the analyses used by Stanger in rendering the fairness opinion. Arriving at a fairness opinion is a complex analytical process not necessarily susceptible to partial analysis or amenable to summary description.

      Except for assumptions described more fully below which the funds and the CGS privately held entities, CGS and the CGS Management Company, advised Stanger that it would be reasonable to make, the funds, the general partners, the CGS privately held entities, CGS and the CGS Management Company, imposed no conditions or limitations on the scope, methods or procedures of Stanger's investigation or the methods and procedures to be followed in rendering the fairness opinion. The funds and CGS have agreed to indemnify Stanger against certain liabilities arising out of Stanger's engagement to prepare and deliver the fairness opinion. Upon consummation of the consolidation, such indemnity obligations will become obligations of American Spectrum.

      Selection of the Fairness Opinion Provider. The funds selected Stanger because of its experience in providing similar services in connection with transactions comparable to the consolidation, and Stanger's reputation in connection with real estate partnerships, real estate investments trusts, real estate assets, and merger and acquisitions. The compensation payable by the funds and the CGS privately held entities, including CGS, to Stanger in connection with the rendering of the fairness opinion is not contingent on the approval or completion of the consolidation.

      Summary of Materials Considered. In the course of Stanger's analysis to render its opinion regarding the allocations utilized in the consolidation,
Stanger:

      o reviewed a draft of this consent solicitation in substantially the form intended to be filed with the Securities and Exchange Commission and provided to limited partners;

      o reviewed the funds' financial statements contained in Forms 10-K filed with the SEC for the funds' fiscal years ended December 31, 1997, 1998 and 1999, or for the fiscal years ended November 30, 1997, 1998 and 1999 for Nooney Real Property Investors Two, L.P., which reports on a different fiscal year basis, and the funds' quarterly reports on Form 10-Q for the six-months ended June 30, 2000 or for the six- months ending May 31, 2000 for Nooney Real Property Investors Two, L.P.;

      o reviewed operating and financial information including property-level financial data relating to the business, financial condition and results of operations of the funds, the CGS privately held entities' properties and the CGS Management Company;

      o reviewed the CGS Predecessor's audited financial statements for the fiscal year ended December 31, 1999, interim financial statements prepared by management for the six months ending June 30, 2000, and pro forma financial statements and pro forma schedules prepared by management;

      o performed an appraisal of the portfolio of properties owned by each of the funds and the CGS privately held entities as of March 31, 2000;

      o reviewed information regarding purchases and sales of properties by CGS, the funds or any CGS privately held entities during the prior year and other information available relating to acquisition criteria for similar properties;

      o conducted discussions with management of the funds and the CGS privately held entities regarding the conditions in property markets, conditions in the market for sales or acquisitions of properties similar to those owned by the funds and the CGS privately held entities, current and projected operations and performance, financial condition, and future prospects of the properties, the funds, and the CGS Management Company;

      o reviewed financial information relating to real estate management companies;

      o reviewed the methodology utilized by the general partners to determine the allocation of American Spectrum shares between the funds, the CGS privately held entities and the CGS Management Company and among the funds, in connection with the consolidation; and

      o conducted such other studies, analyses, inquiries and investigations as Stanger deemed appropriate.

      Summary of Analysis. The following is a summary of financial analyses conducted by Stanger in connection with, and in support of, its fairness opinion. The summary of the opinion and analysis of Stanger set forth in this consent solicitation is qualified in its entirety by reference to the full text of such opinion.

      The general partners of the funds requested that Stanger opine as to the fairness to the limited partners of the funds, from a financial point of view, of the allocation of American Spectrum shares between the funds and the CGS privately held entities, including the CGS Management Company, and among the funds, assuming that all funds elect to participate in the consolidation and assuming the minimum participation.

     Portfolio Appraisal. In preparing its opinion, Stanger:

     o performed an independent appraisal of each fund's portfolio of properties and the property portfolio of the CGS privately held entities;

     o    performed site inspections of each property in July through August
          1999;

     o conducted inquiries into local market conditions affecting each property;

     o reviewed summaries of current leases and historical and budgeted operating statements of each property;

     o conducted interviews with the management of the funds, the CGS privately held entities and the properties;

     o reviewed acquisition criteria in use in the marketplace by investors and owners of real estate;

     o reviewed information concerning transactions involving similar properties; and

     o estimated the market value of each portfolio utilizing the income approach to value and the sales comparison approach for the developable land parcel.

For a more complete description of the Portfolio Appraisals, see "Portfolio Appraisal, Management Company Valuation and Fairness Opinion -- Portfolio Appraisal."

      Review of CGS Management Company Allocation. In the course of preparing to render its opinion, Stanger reviewed the Exchange Value ascribed to the CGS Management Company assets and businesses to be contributed to American Spectrum in the consolidation. In particular, in evaluating the allocation of shares, Stanger considered the implied earnings multiple ascribed to the CGS Management Company and the present value range of discounted cash flows.

      For purposes of its analysis, Stanger relied upon internal schedules of anticipated fees, reimbursements and other revenues and expenses of the CGS Management Company as provided by CGS. In performing its analysis, Stanger reviewed a "Base Case" scenario prepared by the management of CGS and a "Growth Case" scenario, whereby assumptions regarding operating results were increased from the Base Case. Unless otherwise indicated, the analyses described below are based on the Base Case scenarios.

      o Implied Earnings Multiple -- Stanger believes that the CGS Management Company, like most service businesses, should be evaluated in terms of the profitability of its operations. Therefore, Stanger compared the valuation ascribed to the CGS Management Company (before balance sheet adjustments) for the purpose of establishing Exchange Value to the CGS Management Company's earnings before interest, taxes, depreciation and amortization ("EBITDA"). Stanger noted that the implied EBITDA multiple was approximately 5.0 x based on year ending March 31, 2001 EBITDA. Stanger analyzed private and public transactions in which real estate companies or partnerships have acquired or merged with an external real estate management company. These transactions included: Franchise Finance Corporation of America's acquisition of FFCA Management Company, L.P. as part of a consolidation; Realty Income Corporation's acquisition of R.I.C. Advisor, Inc.; Shurgard Storage Centers, Inc's acquisition of Shurgard, Incorporated; Storage Equities, Inc.'s acquisition of Public Storage Management, Inc.; CRIIMI MAE's acquisition of C.R.I., Inc.; the acquisition of external advisors affiliated with Security Capital Group, Inc. by Security Capital Atlantic Trust, Security Capital Industrial Trust and Security Capital Pacific Trust; Commercial Net Lease Realty's acquisition of CNL Realty Advisors, Inc.; U.S. Restaurant Properties' acquisition of QSV Properties, Inc.; Glenborough Realty Trusts' acquisition of Glenborough, Inc. as part of a consolidation; Municipal Mortgage & Equity LLC's acquisition of the businesses of SCA Realty I, Inc. and SCA Associates 86, LP as part of a consolidation; Equity Office Properties Trust's acquisition of the management and advisory businesses of Equity Office Properties LLC and Equity Office Holdings LLC as part of a consolidation and public offering; the consideration ascribed to Imperial Credit Commercial Mortgage Investment Corp.; and Starwood Financial Trust's acquisition of Starwood Financial Advisors.

Stranger compared the purchase price paid in each of the comparable real estate management company transactions with the reported EBITDA at the time of the transaction, and calculated the multiple of the purchase price to the acquired company's EBITDA. The observed multiples are summarized in the table below.

                           EBITDA Multiple Statistics

               Low EBITDA Multiple           5.0x

               High EBITDA Multiple         11.5x

               Mean EBITDA Multiple          7.8x

               Median EBITDA Multiple        7.7x

      Stanger observed that the CGS Management Company's implied EBITDA multiple of 5.0 was at the low end of the range of the EBITDA multiples ascribed to real estate advisory and management businesses in acquisitions and mergers reviewed by Stanger. Stanger also noted that the CGS Management Company's EBITDA for the year ending March 31, 2001 does not fully reflect future management fees from assets currently managed due to the potential leaseup of certain un- stabilized properties.

      o Present Value Range Of Discounted Cash Flows -- Discounted cash flow analysis is based on the premise that the intrinsic value of any business reflects the present value of the future cash flows that the business will generate for its owners. To establish a current implied value under this approach, future cash flows must be estimated and an appropriate discount rate determined.

      Stanger used the Base Case Scenario and other information provided by CGS, which included annual pro forma cash flows provided by CGS for the four-year period ending March 31, 2004. To establish an estimated residual value, residual EBITDA multiples from 5.0x to 7.0x were applied to pro forma cash flows provided by CGS for the year ending March 31, 2004. The resulting cash flows were then discounted to present value using discount rates ranging from 17.5% to 22.5%. These discount rates reflect an assessment of the risks of equity investments in general and the specific risks of the real estate management business, in particular. These calculations resulted in a range of implied discounted present values of the CGS Management Company of $5.3 million to $4.5 million, with a mean of $3.9 million, as shown in the table below. The following table shows the estimated range of values of the CGS Management Company using this methodology.

                                                                       Discount Rate
                                      --------------------------------------------------------------------------------

        Residual Multiple                      17.5%                        20.0%                        22.5%
        -----------------             ----------------------       ---------------------        ----------------------
              5.0                     $4,450,000                   $4,160,000                   $3,910,000
              6.0                     $4,880,000                   $4,560,000                   $4,270,000
              7.0                     $5,320,000                   $4,960,000                   $4,640,000

Stanger observed that had the CGS Management Company Growth Case Scenario been utilized, the resulting implied present value indicators would have been higher.

      Given that the implied Exchange Value EBITDA multiple of the CGS Management Company is at the low end of the range of EBITDA multiples ascribed to real estate management companies in acquisitions and mergers reviewed by Stanger, and the value ascribed to the CGS Management Company for the purpose of establishing the Exchange Value is within the range of implied present values derived from the discounted cash flow analysis, Stanger concluded that these analyses support the fairness to the funds of the allocation of shares between the funds and the CGS privately held entities and the CGS Management Company.

      Review of Allocations. Stanger's evaluation of the fairness from a financial point of view of the allocations of the American Spectrum shares pursuant to the consolidation employed comparisons of the Exchange Value to be contributed to American Spectrum by each fund, the CGS privately held entities and the CGS Management Company, to the aggregate Exchange Value of the funds and the CGS privately held entities, including the CGS Management Company, as a group.

      In its evaluation of the fairness of the allocation of the American Spectrum shares between the funds and the CGS privately held entities, including the CGS Management Company, and among the funds, Stanger observed that the Exchange Values were assigned to the funds and the CGS privately held entities, including the CGS Management Company, by the general partners based, in part, on:

      the independent appraisal provided by Stanger of the estimated value of each real estate portfolio as of March 31, 2000;

      valuations made by the general partners of other fund and CGS privately held entities' assets and liabilities as of June 30, 2000 to be contributed to American Spectrum;

      the estimated value of the CGS Management Company as of June 30, 2000 including valuations of other assets and liabilities to be contributed to American Spectrum by the CGS Management Company; and

      adjustments made by the general partners to the foregoing values to reflect the estimated costs of the consolidation to be allocated among the funds and the CGS privately held entities and the CGS Management Company. Stanger also observed that the general partners intend to make such pre-consolidation cash distributions to the limited partners in each fund and/or partners/shareholders in the CGS privately held entities and the CGS Management Company, as may be necessary to cause the relative Exchange Values of the funds, the CGS privately held entities and the CGS Management Company as of the closing date to be substantially equivalent to the relative estimated Exchange Values as shown in this consent solicitation.

      Relying on these Exchange Values, Stanger observed that the allocation of American Spectrum shares between the funds and the CGS privately held entities and the CGS Management Company, reflects the net value of the assets contributed to American Spectrum by each fund and the CGS privately held entities, including the CGS Management Company, after deducting a pro rata share of the costs associated with the consolidation. Stanger believes that basing such allocations on the value of net assets contributed to American Spectrum is fair from a financial point of view.

      Conclusions. Based on the foregoing, Stanger concluded that, based upon its analysis and the assumptions, limitations and qualifications thereto, and as of the date of the information considered in the fairness opinion, the allocation of American Spectrum shares offered pursuant to the consolidation (i) between the funds and the CGS privately held entities, including the CGS Management Company, and (ii) among the funds in the maximum participation and minimum participation scenarios is fair, from a financial point of view, to the funds.

      Assumptions. In rendering its opinion, Stanger relied, without independent verification, on the accuracy and completeness of all financial and other information contained in this consent solicitation, or that was otherwise publicly available or furnished or otherwise communicated to Stanger. Stanger has not made an independent evaluation or appraisal of the CGS Management Company or of the non-real estate assets and liabilities of the funds, the CGS privately held entities and the CGS Management Company. Stanger relied upon the balance sheet value determinations for the funds, the CGS privately held entities and the CGS Management Company, and the adjustments made by the general partners to the real estate portfolio appraisals to arrive at the Exchange Values. Stanger also relied upon the assurance of the funds, the general partners, the CGS privately held entities and the CGS Management Company, that:

    - the calculations made to determine allocations between joint venture participants and within each of the funds between the general partner and limited partners are consistent with the provisions of each joint venture agreement and each fund's limited partnership agreement;

    - any financial projections, pro forma statements, budgets, value estimates or adjustments provided to Stanger were reasonably prepared or adjusted on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments;

    - no material changes have occurred in the fund's, the CGS privately held entities' or the CGS Management Company's values subsequent to June 30, 2000, or in the real estate portfolio values subsequent to March 31, 2000 which are not reflected in the Exchange Values herein; and

    - the funds, the general partners and the CGS privately held entities, including the CGS Management Company, are not aware of any information or facts regarding the funds, the CGS privately held entities, the real estate portfolios or the CGS Management Company that would cause the information supplied to Stanger to be incomplete or misleading.

      Limitations and Qualifications of Fairness Opinion. Stanger was not asked to and therefore did not perform an analysis with respect to any combinations of fund participation other than those noted above. Further, Stanger is not opining as to whether any specified combination will result from the consolidation. Stanger did not:

o select the method of determining the allocation of American Spectrum shares or notes or establish the allocations;

o make any recommendations to the limited partners, the general partners or the funds with respect to whether to approve or reject the consolidation, or whether to select the American Spectrum shares or notes offered in the consolidation; or

o     express any opinion as to:

            o the impact of the consolidation with respect to combinations of participating funds other then those specifically identified in the fairness opinion;

            o the tax consequences of the consolidation for limited partners, the general partners or the funds;

            o the potential impact of any preferential return to noteholders on the cash flow received from, or the market value of American Spectrum shares received by the limited partners;

            o the potential capital structure of American Spectrum or its impact on the financial performance of the American Spectrum shares or the notes;

            o the potential impact on the fairness of the allocations of any subsequently discovered environmental or contingent liabilities;

            o the terms of employment agreements or other compensation between American Spectrum and its officers; the terms of existing joint venture agreements; or

            o whether or not alternative methods of determining the relative amounts of American Spectrum shares and notes to be issued would have also provided fair results or results substantially similar to those of the allocation methodology used.

      Further, Stanger did not express any opinion as to:

o the fairness of any terms of the consolidation other than the fairness of the allocations for the combinations of funds as described above, the amounts or allocations of the consolidation costs or the amounts of the consolidation costs borne by the limited partners at various levels of participation in the consolidation;

o the relative value of American Spectrum shares and notes to be issued in the consolidation;

o the impact, if any, on the trading price of American Spectrum shares resulting from the decision of limited partners to select notes or American Spectrum shares or liquidate such American Spectrum shares in the market following consummation of the consolidation;

o the prices at which the American Spectrum shares or notes may trade following the consolidation or the trading value of the American Spectrum shares or notes to be received compared with the current fair market value of the funds' portfolios and other assets if liquidated;

o the business decision to effect the consolidation or alternatives to the consolidation;

o the ownership percentage of American Spectrum held by parties affiliated with CGS as a result of the consolidation and their consequent ability to influence voting decisions of American Spectrum;

o     whether or not American Spectrum will qualify as a REIT; and

o     any other terms of the consolidation other than the allocations.

      The fairness opinion is based on business, economic, real estate and securities markets and other conditions as they existed and could be evaluated as of the date of the fairness opinion and does not reflect any changes in those conditions that may have occurred since that date. In connection with preparing the fairness opinion, Stanger did not prepare any written report or compendium of its analysis for internal or external use beyond the analysis set forth in Appendix B. Stanger will not deliver any additional written summary of the analysis.

      Compensation and Material Relationships. Stanger has been paid a fee by the funds, the CGS privately held entities and CGS of $500,000 for preparing the fairness opinion. In addition, in connection with its preparation of the fairness opinion and Portfolio Appraisal, Stanger will be reimbursed for all reasonable out-of-pocket expenses, including legal fees, subject to an aggregate maximum limit of $40,200. Stanger will also be indemnified against liabilities, including liabilities under the federal securities laws. The fee was negotiated between the funds, the general partners, CGS and Stanger. Payment of the fee to Stanger is not dependent upon completion of the consolidation. CGS privately held entities and the funds have not previously retained Stanger to perform services, although affiliates of the general partners have paid certain nominal amounts to Stanger for subscriptions to Stanger-prepared national publications. Stanger also was compensated for preparing the Portfolio Appraisal. See "Appraisals & Fairness Opinion -- Portfolio Appraisal."

                                THE CONSOLIDATION

      In order to effect the consolidation, the funds that vote in favor of the consolidation will be merged with and into American Spectrum. As described above, you will receive American Spectrum shares in connection with the consolidation. The following is an overview of the principal components and other key aspects of the consolidation. We note, however, that following the description herein is a summary, and refer you to the Agreements and Plans of Merger by and between American Spectrum and each of the funds (the Merger Agreements). A copy of the Merger Agreement(s) for your fund(s) is or are attached to the supplement accompanying this consent solicitation as Appendix B. By this reference to the Merger Agreements, we are incorporating each of the Merger Agreements into this consent solicitation as required by the federal securities laws.

Principal Components of the Consolidation

      The consolidation will consist of the following principal components:

      o The funds will consolidate into American Spectrum. The funds in which limited partners holding in excess of 50% of the fund's units approve the consolidation will consolidate into American Spectrum. Consequently, American Spectrum will own the acquired funds' properties and other assets after the completion of the consolidation. In addition, American Spectrum will be subject to all of the liabilities of the funds. The consolidation will be accomplished by merging the funds into American Spectrum, the Operating Partnership or a subsidiary of the Operating Partnership. The assets of the funds will be held by either the Operating Partnership or a subsidiary. The number of funds which will approve the consolidation is currently unknown.

      o CGS privately held entities will consolidate into American Spectrum. We will merge with partnerships, corporations and limited liability companies in which Messrs. Carden, Galardi and members of their families hold more than 50% of the equity and which collectively own 14 properties. There are two to 7 other holders of equity in these entities. In addition, we will merge with three other limited partnerships in which affiliates of the general partners own 0.17 - 42% of the equity interests and the remaining equity interests are owned by three - 101 persons which own collectively three properties. The CGS privately held entities own in the aggregate five office properties, two office warehouse properties, five apartment properties, four shopping centers and one parcel of development land. We will issue either American Spectrum shares or limited partnership units in the Operating Partnership in these mergers. Each limited partnership unit in the Operating Partnership provides the same rights to distributions as one American Spectrum share and is exchangeable into shares of American Spectrum on a one-for-one basis after 12 months. There are some limitations on exchange described under "AMERICAN SPECTRUM -- Miscellaneous Policies-- Restrictions on Related Party Transactions". We have agreed to file a registration statement to register the resale of these American Spectrum shares.

      o American Spectrum will own the CGS Management Company. CGS's management company subsidiaries are engaged in both the business of providing real estate management, leasing and brokerage services to third parties and providing property management, brokerage and leasing services to the funds and the CGS privately-held entities' properties. While investigating the consolidation, we determined that the third party management business, which we refer to as the CGS Management Company, was not operating at a profit and that providing property management and brokerage services was not our principal focus. Accordingly, we determined not to include the Third Party Management Company in the consolidation. Accordingly, the management company subsidiaries formed a new subsidiary, the CGS Management Company, and contributed to the CGS Management Company the assets of the management companies relating to the business of providing property management services to the funds and the CGS privately held entities' properties. We will own the CGS Management Company. In connection with the consolidation, the Third Party Management Company will be distributed to the stockholders of CGS prior to the consolidation. The CGS Management Company includes 72 of the 212 employees of CGS's management company subsidiaries. The Third Party Management Company will continue to be operated separately by affiliates of CGS.

      o American Spectrum lists the American Spectrum shares on the _________. American Spectrum will provide liquidity and a trading market for the American Spectrum shares by listing the American Spectrum shares for trading on the _________ concurrently with the consummation of the consolidation.

      o The following chart reflects the organizational structure of and the relationship among Messrs. Carden and Galardi, the funds, the CGS privately held entities and the management company subsidiaries of CGS before the consolidation:

             [Chart showing the ownership of the CGS privately held
                entities and the fund before the consolidation]

      o The following chart shows the organization of American Spectrum following the consolidation reflecting the results of the following:

      The funds that have approved the consolidation have merged into American Spectrum and their assets have been contributed to the Operating Partnership.

      The CGS privately held entities have merged into American Spectrum and their assets have been contributed to the Operating Partnership.

      The CGS Management Company is owned by American Spectrum.

           [Chart showing the ownership structure of American Spectrum after the consolidation]

Conditions to Consolidation

      We have established certain conditions that must be satisfied in order for the consolidation to be consummated, including the following:

      o The American Spectrum shares must be listed on the _________ prior to or concurrently with the consummation of the consolidation; and

      o We condition the consummation of the consolidation upon the ownership of real properties having an appraised value of at least $200 million, including real properties owned by CGS privately held entities, upon consummation of the consolidation. At June 30, 2000, the appraised value of the real properties owned or controlled by the CGS privately held entities was $177,390,000. If real properties with an aggregate appraisal value of at least $22,610,000 are not acquired pursuant to mergers with the funds in the proposed consolidation, we will not acquire any of the funds in the consolidation. The funds have an aggregate appraised value of $105,320,000.

Merger Agreements

      If your fund approves the consolidation, that approval also constitutes consent to the merger of the fund with and into American Spectrum pursuant to the terms and conditions of your fund's Merger Agreement. Each of the Merger Agreements provides that in accordance with its terms, the applicable state limited partnership laws governing such fund and the Maryland General Corporation Law (or MGCL), at the time of filing of a merger certificate in each state, the funds that approve the consolidation will be merged with and into American Spectrum, and American Spectrum will continue as the surviving entity. At the time the merger occurs, all of the properties and other assets and the liabilities of each participating fund will be deemed to have been transferred to American Spectrum. American Spectrum will contribute the properties to the Operating Partnership or a subsidiary of the Operating Partnership after the consummation of the consolidation.

      If your fund approves the consolidation, it will also have consented to all actions necessary or appropriate to accomplish the consolidation. In addition, with respect to some of the funds, a separate vote will be required to approve any required amendments to the partnership agreement governing that fund. For information regarding whether your fund's partnership agreement is being amended in connection with approval of the consolidation, we encourage you to read the supplement pertaining to your fund that accompanies this consent solicitation.

Approval and Recommendation of the General Partners

      The general partners of the funds have unanimously approved the consolidation. They believe that the terms of the consolidation provide substantial benefits and are fair to you. As such, the general partners recommend that you vote "For" approval of the consolidation. For a specific description of our analysis in reaching this recommendation, see "Our Recommendation and Fairness Determination." You are, however, urged to consider the risks described in "Risk Factors" and the comparison of an investment in the funds versus an investment in American Spectrum in "Comparison of Ownership of Units, Notes and American Spectrum Shares." If your fund elects to be acquired in the consolidation and you are subject to federal income tax, you will have tax consequences. Accordingly, we recommend that you consult with your tax advisor prior to casting your vote.

Vote Required for Approval of the Consolidation

      In order for American Spectrum to acquire your fund, limited partners holding a majority of the outstanding units of the fund must vote in favor of the consolidation. As noted above, the consolidation is conditioned upon acquisition of properties having an appraised value of $200 million. The properties owned or contributed to American Spectrum by CGS privately held entities have a total value of approximately $177 million. In addition, the conditions to the consolidation referred to above must be satisfied.

Consideration

      If your fund is consolidated with American Spectrum, you will be allocated American Spectrum shares unless you vote against the consolidation and affirmatively elect the notes option. If your fund votes against the consolidation, your fund will continue as an independent entity which will contract with American Spectrum to provide property management services.

      American Spectrum Shares. The number of American Spectrum shares that you will receive upon the consummation of the consolidation will be in accordance with your fund's partnership agreement which specifies how consideration is distributed to partners in the event of a liquidation of your fund. In addition, in the event that your fund approves the consolidation, the aggregate number of American Spectrum shares allocated to your fund will be reduced by your fund's pro rata share of expenses of the consolidation.

      Notes Option. If your fund votes in favor of and you have voted "Against" the consolidation, but you do not wish to own American Spectrum shares, you can elect the notes option. The principal amount of the note received by you or other limited partners who elect the notes option will be equal to the estimated amount that the fund would receive upon an orderly liquidation of the properties pursuant to the partnership agreement governing your fund, as determined by the general partners which represents 96.14% of the Exchange Value of the American Spectrum shares that would otherwise have been allocated to your fund. See "BACKGROUND OF AND REASONS FOR THE CONSOLIDATION -- Comparison of Alternatives -- Estimated Liquidation Values." We determined the liquidation value based in part on the portfolio appraisal prepared by Stanger. The liquidation value will be lower than the Exchange Value of the American Spectrum shares, based on the Exchange Value, offered to your fund in the consolidation. Notes will bear interest at __% annually and will mature on _________ ___, ______. The notes will be redeemable at any time.

      General Partners. The general partners of the funds will not receive any American Spectrum shares as a result of their general partner interests in the funds. Under the terms of the partnership agreement for each fund, the general partners are not entitled to have any of the American Spectrum shares allocated to them. American Spectrum shares were allocated among the partners of each of the funds in the same manner as net liquidation proceeds would be distributed under your fund's partnership agreement as if your fund's properties and other assets were sold for an amount equal to the value (based on the Exchange Value) of the number of American Spectrum shares issued to the limited partners of each fund by American Spectrum.

Estimated Exchange Value of American Spectrum Shares Issuable to Funds

      The following table sets forth for each fund: (1) the estimated total number of American Spectrum shares to be allocated to that fund; (2) the Exchange Value of American Spectrum shares allocated to that fund; (3) the Exchange Value of American Spectrum shares, per $1,000 of original investment by you and the other limited partners of your fund and (4) the GAAP book value per $1,000, in accordance with GAAP, of the assets contributed by your fund.

                                                                                     Exchange Value      GAAP Book
                                                                                       of American    Value of Assets
                                                                                        Spectrum      Contributed at
                                                                                       Shares per      June 30, 2000
                                                                   Exchange Value    Average $1,000     per Average
                                              Number of American     of American        Original      $1,000 Original
                                                Spectrum Shares       Spectrum       Limited Partner  Limited Partner
                 Fund                        Allocated to Fund (1)   Shares (2)      Investment (2)     Investment
-----------------------------------------    --------------------  --------------   ----------------  ---------------
Sierra Pacific Development Fund                    408,338          $ 6,125,068        $  417.32        $   84.42
Sierra Pacific Development Fund II                 803,077           12,046,149           554.43           525.13
Sierra Pacific Development Fund III                 19,910              298,657            32.68           (39.50)
Sierra Pacific Institutional Properties V          276,735            4,151,028           539.50           267.87
Sierra Pacific Pension Investors '84             1,326,702           19,900,534         1,032.90           494.12
Nooney Income Fund Ltd., L.P.                      699,267           10,489,005           690.98           368.25
Nooney Income Fund Ltd. II, L.P.                 1,049,093           15,736,391           818.71           451.42
Nooney Real Property Investors-Two, L.P.           537,610            8,064,150           672.01           (33.19)

----------
(1) The American Spectrum shares allocated to each fund as set forth in this chart will not change if American Spectrum acquires fewer than all of the funds in the consolidation. This number assumes that none of the limited partners of the fund has elected the notes option.

(2) Values are based on the Exchange Value established by American Spectrum. Upon listing the American Spectrum shares on the _________ actual values at which the American Spectrum shares will trade on the _________ may be significantly below the Exchange Value.

No Fractional American Spectrum Shares

      No fractional American Spectrum shares will be issued by American Spectrum in the consolidation. Each limited partner who would otherwise be entitled to fractional American Spectrum shares will receive one American Spectrum share for each fractional American Spectrum share of 0.5 or greater. No American Spectrum shares will be issued for fractional American Spectrum shares of less than 0.5. The maximum amount which a limited partner could forfeit if such limited partner's fractional share was 0.49 is approximately $7.35, based on the Exchange Value of $15 per share.

Effect of the Consolidation on Limited Partners Who Vote Against the
Consolidation

      If you vote "Against" the consolidation, you do not have a statutory right to elect to be paid the appraised value of your interest in the fund. If you vote "Against" the consolidation, you have the right to elect the notes option if your fund otherwise approves the consolidation. Under the notes option you would receive notes, the principal amount of which would be equal to the amount that you would be paid upon an orderly liquidation of the fund's properties which is equal to 96.14% of your portion of the Exchange Value of the American Spectrum shares that would otherwise have been paid to your fund. The terms of the notes are described in more detail under "Description of Notes" on page ___. The Exchange Value of the American Spectrum shares that would otherwise have been paid to your fund is the amount estimated by American Spectrum as set forth in the supplement accompanying this consent solicitation. Noteholders will be entitled to receive only the principal and interest payments required by the terms of the notes and will not have the rights of stockholders to participate in American Spectrum's dividends and distributions or in any growth in the value of American Spectrum's stockholders' equity.

Effect of Consolidation on Funds Not Acquired

      If American Spectrum does not acquire your fund in the consolidation, it will continue to operate as a separate limited partnership with its own assets and liabilities. There will be no change in the fund's investment objectives and it will remain subject to the terms of its partnership agreement. The general partners plan to promptly list the fund's property for sale with brokers and commence the process of liquidating the fund's property. The general partners believe that it could take an extended time to complete the sale of the fund's property and is likely to take in excess of one year. After completing the liquidation, the fund would distribute the net proceeds, except for a portion which will be held by the fund to cover potential liability for representations and warranties in the sales contract and administrative expenses of winding up the fund.

Consolidation Expenses

      If American Spectrum acquires your fund in the consolidation, your fund will pay a portion of the transaction costs as reflected in the supplement attached to this consent solicitation. The number of American Spectrum shares that you receive will reflect a reduction for your fund's expenses of the consolidation.

Accounting Treatment

      The merger of the privately-held entities included in the combined financial statements of those entities in which William J. Carden, John N. Galardi and CGS own a majority of the equity interests as part of the consolidation will be accounted for as a reorganization in which carry-over basis is applicable. These entities are referred to as the American Spectrum Predecessor in the financial statements. This accounting reflects the majority ownership and control of these entities by Messrs. Carden and Galardi. The purchases of the funds and the privately-held entities referred to as the Other Affiliates in the financial statements will be accounted for as purchases under Generally Accepted Accounting Principles.

                 COMPENSATION, REIMBURSEMENTS AND DISTRIBUTIONS
                             TO THE GENERAL PARTNERS

      The following information has been prepared to compare the amounts of compensation paid and distributions made by the funds to the general partners and their affiliates to the amounts that would have been paid if the compensation and distribution structure which will be in effect after the consolidation had been in effect during the years presented below.

      Under the partnership agreements, the general partners of the funds and their affiliates are entitled to receive fees in connection with managing the affairs of each fund. The partnership agreements also provide that the general partners are to be reimbursed for their expenses for administrative services performed for each fund, such as legal, accounting, transfer agent, data processing and duplicating services.

      American Spectrum intends to operate as a REIT which is managed by its Board of Directors and officers. It will not pay fees to an outside advisor or manager. As part of the consolidation, all participating funds will share in the overall cost of managing the consolidated portfolio of properties owned by American Spectrum. As stockholders, you and the other former limited partners of the funds will receive distributions in proportion with your ownership of American Spectrum shares. This cost participation and dividend payment are in lieu of the payments to the general partners discussed above.

      During the years ended December 31, 1997, 1998 and 1999 and the six months ended June 30, 2000, the aggregate amounts accrued or actually paid by the funds to the general partner are shown below under "Historical" and the estimated amounts of compensation that would have been paid had the consolidation been in effect for the years presented as a "C" corporation or as a REIT are shown below under "Pro Forma as a "C" Corporation" and "Pro Forma as a REIT," respectively:

                 Compensation, Reimbursements and Distributions
                             To The General Partners

                                                                  Year Ended December 31,      Six Months Ended
                                                          ------------------------------------     June 30,
                                                             1997         1998         1999         2000
                                                          ----------   ----------   ----------   ----------
Historical(1):

Management Fees                                           $  780,080   $  789,171   $  808,656   $  449,153
Administrative Fees                                          676,009      647,457      741,617      347,893
Leasing Fees                                                 360,379      230,545       56,621       46,960
Construction Supervision Fees                                151,001       46,801       30,332           --
Broker Fees                                                   61,000           --           --           --
General Partner Distributions                                 46,369       64,239           --           --
Limited Partner Distributions(2)
                                                          ==========   ==========   ==========   ==========
Total historical                                          $2,074,838   $1,778,213   $1,637,226   $  844,006
                                                          ==========   ==========   ==========   ==========

Pro Forma as a "C" Corporation:(3) (4)
Distributions on American Spectrum Shares issuable
         in respect of limited partnership interests(5)       16,343           --      463,495           --
Distributions on American Spectrum Shares issuable
         in respect of the CGS Management Company(6)           5,445           --      152,554           --
Restricted Stock and Stock Options(7)                        373,125      373,125      373,125      186,563
Salary, bonuses and reimbursements(8)                      1,158,690    1,158,690    1,158,690      579,345
                                                          ==========   ==========   ==========   ==========
Total pro forma or a "C" corporation                      $1,553,802   $1,531,815   $2,147,864   $  765,908
                                                          ==========   ==========   ==========   ==========
Pro Forma as a REIT: (3) (4)
Distributions on American Spectrum Shares issuable
         in respect of limited partnership interests(5)       16,543           --      463,495
Distributions on American Spectrum Shares issuable
         in respect of the CGS Management Company(6)           5,445           --      152,554           --
Restricted Stock and Stock Options(7)                        373,125      373,125      373,125      186,563
Salary, bonuses and reimbursements(8)                      1,158,690    1,158,690    1,158,690      579,345
                                                          ==========   ==========   ==========   ==========
Total pro forma or a REIT                                 $1,153,802   $1,531,815   $2,147,864   $  765,908
                                                          ==========   ==========   ==========   ==========

----------
(1) The compensation, reimbursements and distributions paid to the funds' general partners and their affiliates were calculated based upon the compensation, reimbursements and distributions that the general partners and their affiliates received under the funds' partnership agreements. For a description of the compensation structure and the applicable formulae, see "Comparison of Ownership of Units, Notes and American Spectrum Shares."

(2) Represents distributions received in respect of the limited partnership interests in the funds owned by the general partners and their affiliates.

(3) Following the consolidation, American Spectrum will not pay fees and expense reimbursement of the types paid by the funds. Instead, American Spectrum will pay compensation to officers and directors who were affiliates to the general partners and will make distributions on American Spectrum shares including shares issuable to affiliates of the general partners. A portion of the compensation payable to the general partners and their affiliates by the funds was used to pay expenses of the funds borne by the general partners and their affiliates. Since American Spectrum will not have an outside manager, expenses of this type will be borne by American Spectrum after the consolidation.

(4) No taxes would have been payable by American Spectrum if the combined entities had operated as a "C" Corporation during the period. Accordingly, the distributions to the general partner and its affiliates would have been the same whether it was a "C" Corporation or a REIT.

(5) Represents distributions which would have been received in respect of American Spectrum shares issued to the general partners and their affiliates in exchange for limited partnership interests in the funds owned by the general partners and their affiliates. The amount of distributions which would have been received is determined by multiplying the estimated cash flow available for distribution from all of the funds during the relevant periods by the percentage of the American Spectrum shares issued to all of the partners in the funds represented by the shares issued to the general partners and their affiliates.

(6) The general partners and their affiliates were issued 266,667 American Spectrum shares on account of their interest in the CGS Management Company. For purposes of this table we assumed that all of the distributions on these shares related to the funds. The amount of distributions which would have been received is determined by multiplying the estimated cash flow available for distribution from all of the funds during the relevant periods by the percentage of the aggregate number of American Spectrum shares issued to all of the partners in the funds represented by such shares issued in respect of the CGS Management Company.

(7) The value of the restricted stock granted is based on the Exchange Value per share of $15 and the number of shares initially issued which vest in one year. No value is attributed to the stock options to be granted because we do not know what prices the American Spectrum shares will trade at after the closing of the consolidation.

(8) Represents our estimate of the annual cash compensation which will be payable to affiliates of the general partner following the consolidation allocated based on the percentage of the Exchange Value of American Spectrum represented by the funds.

      If you would like more detailed information regarding the general partners' compensation and distributions on a pro forma and historical basis for each fund, please read the supplement for your fund under the heading "Compensation, Reimbursements and Distributions to the General Partner."

                              CONFLICTS OF INTEREST

Affiliated General Partners

      The general partners of the funds have an independent obligation to assess whether the terms of the consolidation are fair and equitable to the limited partners of each fund without regard to whether the consolidation is fair and equitable to any of the other participants, including the limited partners in other funds. The general partners of the funds are affiliates of American Spectrum. While your general partners have sought faithfully to discharge their obligations to your fund, there is an inherent conflict of interest in serving, directly or indirectly, in a similar capacity with respect to all of the other funds. In addition, officers and directors of the general partners and their affiliates also serve on American Spectrum's Board of Directors.

Substantial Benefits to General Partners and their Affiliates

      As a result of the consolidation, your general partners and their affiliates expect to receive certain benefits. These benefits include:

      o If the consolidation is consummated, your general partners and their affiliates are expected to receive approximately 2,093,127 American Spectrum shares and limited partnership interests in the Operating Partnership or 30% of the outstanding American Spectrum shares, assuming exchange of all limited partnership interests in the Operating Partnership, in exchange for their interests in the funds and the contribution of the CGS privately held entities and the CGS Management Company. Based on the Exchange Value per share of $15, the American Spectrum shares issuable to affiliates of general partners had a value of $31,396,905. The book value of the contributed assets was $(35,739,000).

      o Some of the officers and directors of your general partners will also serve as officers and directors of American Spectrum. They will be entitled to receive performance-based incentives, including stock options and restricted stock grants under American Spectrum's 2000 Performance Incentive Plan and any other plan approved by the stockholders. The benefits that may be realized by them are likely to exceed the benefits that they would expect to derive from the funds if the consolidation does not occur.

      o Affiliates of the general partner will receive 72% of their interests in us in the form of limited partnership interests in a subsidiary of American Spectrum. As a result, they will not have tax liability without cash on the limited partnership interests they receive.

      o CGS privately held entities owe approximately $11,712,991 to the funds and third parties which will become obligations of American Spectrum following the consolidation. These amounts include approximately $7,250,000 payable to Sierra Pacific Development Fund Ltd. II, L.P. as part of a settlement of claims brought by limited partners. $10,837,444 of this debt is guaranteed by William J. Carden or John N. Galardi. If the consolidation is consummated, the CGS privately held entities and Messrs. Carden and Galardi will not be obligated to make these payments and the payments will become obligations of American Spectrum. These liabilities will result in a reduction in the number of American Spectrum shares allocated to the CGS privately held entities.

      o The CGS privately held entities owe approximately $200,000 to a law firm of which one of the independent directors, Timothy R. Brown, is a member. American Spectrum will be responsible for this debt as part of the consolidation and will repay the debt following the consummation of the consolidation.

      o After the consolidation Mr. Carden, who is our Chief Executive Officer, will continue to own and operate the CGS Third Party Management Company and one small shopping center in Boise, Idaho. There may be conflicts of interest in the allocation of his time between us and his other interests.

Common General Partners

      The general partners of each fund have an independent obligation to ensure that such fund's participation in the consolidation is fair without regard to whether the consolidation is fair to any of the other participants. The general partners have sought to discharge faithfully this obligation to each of the funds, but it should be borne in mind that each of the general partners or their affiliates serves in a similar capacity with respect to the other funds. If each of the funds had separate general partners who did not serve in a similar capacity for any of the other funds, these general partners would have had a totally independent perspective, which might have led them to advocate positions during the negotiations and structuring of the consolidation differently from those taken by the general partners.

Lack of Independent Representation of Limited Partners

      While Stanger has provided an independent appraisal and fairness opinion, the funds have not retained any outside representatives to act on behalf of the limited partners in negotiating the terms and conditions of the consolidation. If an independent representative had been retained for the funds, either collectively or on an individual basis, the fees and expenses of the consolidation would have been higher. No group of limited partners was empowered to negotiate the terms and conditions of the consolidation or to determine what procedures should be in place to safeguard the rights and interests of the limited partners. If another representative or representatives had been retained for the limited partners, the terms of the consolidation might have been different and, possibly, more favorable to the limited partners.

Terms of the Consolidation with the CGS Privately Held Entities

      Affiliates of the general partners determined the terms of the mergers with the CGS privately held entities. The general partners believe that these terms are fair and reasonable and that the number of American Spectrum shares allocable in respect of the CGS privately held entities was determined on the same basis and using the same methodology as the determination of the number of shares issuable to the funds. However, the general partners and their affiliates had a conflict of interest in making the determination as to the terms of the transactions with the CGS privately held entities and the transaction was not the result of arm's-length negotiations.

Non-Arm's-Length Agreements

      All agreements and arrangements, including those relating to compensation and the mergers with the CGS privately held entities, were determined by the general partners and their affiliates. They were not the result of arm's-length negotiations.

Conflicts of interest in voting limited partnership interests

      Affiliates of the general partners will have a conflict of interest in voting their limited partnership interests in the funds. American Spectrum will acquire each fund if the limited partners of that fund who hold a majority in interest of the outstanding units vote in favor of the consolidation. Affiliates of the general partners own interests as limited partners in all of the funds. These interests range from 4.89% to 32.13% and will be voted by affiliates of CGS in favor of the consolidation.

Features Discouraging Potential Takeovers

      Provisions of American Spectrum's organizational documents could be used by American Spectrum's management to delay, discourage or thwart efforts of third parties to acquire control of, or a significant equity interest in, American Spectrum.

      COMPARISON OF OWNERSHIP OF UNITS, NOTES AND AMERICAN SPECTRUM SHARES

      The information below highlights a number of the significant differences between the funds and American Spectrum relating to, among other things, form of organization, investment objectives, policies and restrictions, asset diversification, capitalization, management structure, compensation and fees and investor rights, and compares certain legal rights associated with the ownership of units, notes and American Spectrum shares. We have included these comparisons to assist you in understanding how your investment will be changed if, as a result of the consolidation, your units are exchanged for American Spectrum shares or notes. This discussion is only a summary and does not constitute a complete discussion. We strongly encourage you to review the balance of this consent solicitation, as well as the accompanying supplement for additional information.

                        Form of Organization and Purpose

                                      Funds
--------------------------------------------------------------------------------

      Each of the funds is a limited partnership. The funds' primary business is to acquire, own, develop, improve, lease, manage and otherwise invest in office, office/warehouse and/or shopping center properties.

                                American Spectrum
--------------------------------------------------------------------------------

      American Spectrum is a Maryland corporation. American Spectrum intends to qualify as a REIT under the Code in 2002. American Spectrum's primary business will be the ownership and management of office, office/warehouse, shopping center and apartment properties.

      American Spectrum will have broader business opportunities than your fund and will have access to financing opportunities that are currently not accessible to your fund. Inherent in several of the additional financing opportunities are certain risks which do not exist in the case of your fund, and we encourage you to review "Risk Factors" for a detailed description of such risks.

                          Length and Type of Investment

                                      Funds
--------------------------------------------------------------------------------

      Each fund is a finite-life entity with a stated term that expires between 2019 and 2085. It was originally anticipated that each fund would be liquidated between the fifth and tenth year after acquiring its properties. However, the depression of real estate values experienced nationwide from 1988 to 1993 lengthened this time frame in order to achieve the funds' goal of capital appreciation. As a limited partner of your fund, you are entitled to receive cash distributions out of your fund's net operating income, if any, and to receive cash distributions, if any, upon liquidation of your fund's real estate investments.

                                American Spectrum
--------------------------------------------------------------------------------

      American Spectrum will have a perpetual term and intends to continue its operations for an indefinite time period. To the extent American Spectrum sells or refinances its assets, the net proceeds therefrom will generally be reinvested in additional properties or retained by American Spectrum for working capital and other corporate purposes, except to the extent distributions thereof must be made to permit American Spectrum to continue to qualify as a REIT for tax purposes and that, pursuant to the terms of the notes, repayments of notes must be made to certain former limited partners as a result of sales of properties formerly held by their funds.

      It was the original intention of a majority of the funds to have begun liquidation proceedings between the fifth and tenth year after acquiring their respective properties. However, the depression of real estate values experienced nationwide from 1988 to 1993 lengthened this time frame in order to achieve the funds' goal of capital appreciation. In contrast, American Spectrum generally will be an operating company and will reinvest the proceeds of asset dispositions, if any, in new properties or other appropriate investments consistent with American Spectrum's investment objectives.

                      Business and Property Diversification

                                      Funds
--------------------------------------------------------------------------------

      The investment portfolio of each fund currently consists of between one and five properties and certain related assets.

                                American Spectrum
--------------------------------------------------------------------------------

      Assuming all of the funds are acquired by American Spectrum, American Spectrum will own an interest in, directly or indirectly through the Operating Partnership, a portfolio of up to 35 properties.

      The investment portfolio of each fund currently consists of between one and five properties. Through the consolidation, and through additional investments that may be made by American Spectrum from time to time, American Spectrum intends to maintain an investment portfolio substantially larger and more diversified than the assets of any of the funds individually. The larger portfolio will diversify your investment over a broader group of properties with multiple market segments and will reduce the dependence of your investment upon the performance of, and the exposure to the risks associated with, any particular group of properties currently owned by an individual fund.

                               Borrowing Policies

                                      Funds
--------------------------------------------------------------------------------

      Your fund's policy is not to borrow to make new acquisitions and as a practical matter the amount which your fund can borrow is limited by its size. The fund's partnership agreements generally limit their borrowing to 50% to 80% of the appraised value of their properties.

                               American Spectrum
--------------------------------------------------------------------------------

      American Spectrum is not restricted under its articles of incorporation from incurring debt. At the time of the consolidation, American Spectrum will have a policy of incurring debt only if immediately following such incurrence the debt-to-total assets (based on appraised value) ratio would be 70% or less. American Spectrum's Board of Directors has the ability to alter or eliminate this policy at any time.

      Upon consummation of the consolidation, American Spectrum will have greater leverage than the funds. As a stockholder, you will become an investor in an entity that may incur debt in the ordinary course of business and that invests proceeds from borrowings. The ability of American Spectrum to incur indebtedness in the ordinary course of business increases the risk of your investment in American Spectrum shares. At the time of the consolidation, American Spectrum will have a policy of incurring debt only if immediately following such occurrence the debt-to-total assets ratio would be 70% or less (based on appraised value).

                          Other Investment Restrictions

                                      Funds
--------------------------------------------------------------------------------

      The partnership agreements of the funds contain provisions that prohibit or place significant restrictions on: (i) the reinvestment in the fund of cash available for distribution; (ii) the purchase or lease of any real property without the support of an appraisal report of an independent appraiser of properties; (iii) the acquisition of any property in exchange for interests in the fund; or (iv) the acquisition of securities of other issuers. The funds are generally not authorized to: (i) raise additional funds for new investments, absent amendments to their partnership agreements; and (ii) reinvest net sales or refinancing proceeds in new investments or redeem or repurchase units.

                                American Spectrum
--------------------------------------------------------------------------------

      Neither the articles of incorporation nor General the bylaws impose any restrictions upon the types Corporations of investments that may be made by American Law Spectrum, except that under the articles of ("MGCL"), incorporation, the Board of Directors is however, prohibited from taking any action that would requires terminate American Spectrum's status as a REIT that: unless a majority of the members of the Board of (i) Directors vote to terminate such status. The the articles of incorporation and bylaws do not fact impose any restrictions upon the vote to terminate of such status. The articles of incorporation and the bylaws do not impose any restrictions on dealings common between American Spectrum and directors, directorship officers and affiliates thereof. The Maryland or interest is disclosed or known to: (a) the board of directors or the committee, and the board or committee authorizes, approves or ratifies the contract or transaction by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a

                                      Funds
--------------------------------------------------------------------------------

                               American Spectrum
--------------------------------------------------------------------------------

quorum; or (b) the stockholders entitled to vote, and the contract or transaction is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote other than the votes of shares owned of record or beneficially by the interested director or corporation, firm, or other entity; or (ii) the contract or transaction is fair and reasonable to the corporation. In addition, American Spectrum has adopted a policy which requires that all contracts and transactions between American Spectrum and directors, officers or affiliates thereof must be approved by the affirmative vote of a majority of the disinterested directors.

      Some of the funds' partnership agreements contain provisions which prohibit or hinder further investment by the funds. The organizational documents of American Spectrum, however, provide American Spectrum with wide latitude in choosing the type of investments it may pursue.

                               Management Control

                                      Funds
--------------------------------------------------------------------------------

      The general partners of the funds are, subject to certain policies and restrictions set forth in the various partnership agreements, generally vested with the exclusive right and power to conduct the business and affairs of the funds and may appoint, contract or otherwise deal with any person, including employees of our affiliates, to perform any acts or services for the funds necessary or appropriate for the conduct of the business and affairs of the funds. As a limited partner of a fund, you have no right to participate in the management and control of your fund and have no voice in your fund's affairs except on certain limited matters that may be submitted to a vote of the limited partners under the terms of your fund's partnership agreement. Under each fund's partnership agreement and subject to certain procedural requirements set forth therein, limited partners have the right to remove the general partners by a majority vote in interest with or without cause. In certain cases, however, a general partner's removal can only occur if the limited partners find a successor general partner.

                                American Spectrum
--------------------------------------------------------------------------------

      The Board of Directors will direct the management of American Spectrum's business and affairs subject to restrictions contained in American Spectrum's amended and restated articles of incorporation and amended and restated bylaws and applicable law. The Board of Directors, the majority of which will be independent directors, will be elected at each annual meeting of the stockholders. The policies adopted by the Board of Directors may be altered or eliminated without a vote of the stockholders. Accordingly, except for their vote in the elections of directors and their vote in certain major transactions, stockholders will have no control over the ordinary business policies of American Spectrum. Any director may be removed with or without cause only by the stockholders upon the affirmative vote of at least 75% of all the shares of common stock outstanding and entitled to vote in the election of the directors.

      Under the partnership agreements for the funds, the general partners generally are vested with the exclusive right and power to conduct the business and affairs of the funds. As a limited partner, you have no voice in the affairs of the funds except on certain limited matters. All of the funds permit a general partner's removal by the limited partners without cause. Under the articles of incorporation and bylaws, the Board of Directors directs management of American Spectrum. Except for their vote in the elections of directors and their vote in certain major transactions, stockholders have no control over the management of American Spectrum.

                                Fiduciary Duties

                                      Funds
--------------------------------------------------------------------------------

      The funds are limited partnerships organized under the laws of either Missouri or California. Both Missouri and California law provides that the funds' general partners are accountable as fiduciaries to the funds and owe the funds and its limited partners a duty of loyalty and a duty of care, and are required to exercise good faith and fair dealing in conducting the affairs of the funds. The duty of good faith requires that the funds' general partners deal fairly and with complete candor toward the limited partners. The duty of loyalty requires that, without the limited partners' consent, the general partners may not have business or other interests that are adverse to the interests of the funds. The duty of fair dealing also requires that all transactions between the general partners and the funds be fair in the manner in which the transactions are effected and in the amount of the consideration received by the general partners.

                                American Spectrum
--------------------------------------------------------------------------------

      Under the MGCL, the directors must perform their duties in good faith, in a manner that they reasonably believe to be in the best interests of American Spectrum and with the care of an ordinary prudent person under similar circumstances. Directors of American Spectrum who act in such a manner generally will not be liable by reason of being or having been a director of American Spectrum.

      The general partners of the funds and the Board of Directors of American Spectrum, respectively, owe fiduciary duties to their constituent parties. Some courts have interpreted the fiduciary duties of the Board of Directors in the same way as the duties of a general partner in a limited partnership. Other courts, however, have suggested that the funds' general partners' duties to you and the other limited partners may be greater than the fiduciary duties of the directors of American Spectrum to American Spectrum's stockholders. It is unclear, however, whether, or to what extent, there are actual differences in such fiduciary duties.

                   Management's Liability and Indemnification

                                      Funds
--------------------------------------------------------------------------------

      Under Missouri and California law, the general partners of the funds are liable for the repayment of fund obligations and debts, unless limitations upon such liability are expressly stated in the document or instrument evidencing the obligation (for example, a loan structured as a nonrecourse obligation). Each fund's partnership agreement generally provides that the general partners will not be held liable for any costs arising out of their action or inaction that the general partners reasonably believed to be in the best interests of a fund except that they will be liable for any costs which arise from their own fraud, negligence, misconduct or other breach of fiduciary duty. In cases in which the general partners are indemnified, any indemnity is payable only from the assets of the fund.

                                American Spectrum
--------------------------------------------------------------------------------

      The articles of incorporation provide that the liability of American Spectrum's directors and officers to American Spectrum and its stockholders for money damages is limited to the fullest extent permitted under the MGCL. The articles of incorporation and the MGCL provide broad indemnification to directors and officers, whether serving American Spectrum or, at its request, any other entity. American Spectrum will indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, unless it is established that: (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (b) the director or officer actually received an improper personal benefit in money, property or services; or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Under the MGCL, however, American Spectrum may not indemnify for an adverse judgment in a suit by, or in the right of, American Spectrum. The bylaws require that American Spectrum, as a condition to advancing indemnification expenses, obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by American Spectrum as authorized by the bylaws and (b) a written statement by, or on his behalf, to repay the amount paid or reimbursed by American Spectrum if it shall ultimately be determined that the standard of conduct was not met.

      In each of the funds, the general partners will only be held liable for costs which arise from their own fraud, negligence, misconduct or other breach of fiduciary duty, and may be indemnified in certain cases. The liability of American Spectrum's directors and officers is limited to the fullest extent permitted under the MGCL and such directors and officers are indemnified by American Spectrum to the fullest extent permitted by the MGCL.

                            Anti-takeover Provisions

                                      Funds
--------------------------------------------------------------------------------

      For each fund, a change in management may be effected only by the removal of the general partners of the fund. See "Management Control" above for a discussion regarding the removal of the general partners of a fund. In addition, the partnership agreements of the funds restrict transfers of your units. An assignee of units may not become a substitute limited partner, entitling him, her or it to vote on matters that may be submitted to the partners for approval, unless the general partners consent to such substitution.

                                American Spectrum
--------------------------------------------------------------------------------

      The articles of incorporation and bylaws contain a number of provisions that may have the effect of delaying or discouraging a change in control of American Spectrum, even if the change in control might be in the best interests of stockholders. These provisions include, among others: (i) authorized capital stock that may be classified and issued as a variety of equity securities in the discretion of the Board of Directors, including securities having voting rights superior to the American Spectrum shares; (ii) restrictions on business combinations with persons who acquire more than a certain percentage of American Spectrum shares; (iii) a requirement that directors be removed only for cause and only by a vote of stockholders holding at least a majority of all of the shares entitled to be cast for the election of directors; and (iv) certain ownership limitations designed to protect American Spectrum's status as a REIT under the Code. See "Description of Capital Stock."

      Certain provisions of the governing documents of the funds and American Spectrum could be used to deter attempts to obtain control of the funds or American Spectrum in transactions not approved by the funds' general partners or by American Spectrum's Board of Directors, respectively.

                                      Sale

                                      Funds
--------------------------------------------------------------------------------

      Each fund's partnership agreement Directors requires the consent of limited partners holding a majority of the outstanding units for the sale of all or substantially all of the assets of the fund.

                                American Spectrum
--------------------------------------------------------------------------------

      Under the MGCL, the Board of is required to obtain approval of the stockholders by affirmative vote of two-thirds of all the votes the entitled to be cast on the matter in order to sell all or substantially all of the assets of American Spectrum. No approval of the stockholders is required for the sale of less than substantially all of American Spectrum's assets.

      Under each of the fund's partnership agreements and the articles of incorporation, the sale of assets may be effected with various specified levels of limited partner or stockholder consent. Under the partnership agreements and the articles of incorporation, the sale of assets which do not amount to all or substantially all of the assets of the funds or American Spectrum does not require any consent of the limited partners or stockholders, respectively.

                                     Merger

                                      Funds
--------------------------------------------------------------------------------

      Each fund's partnership agreement is silent with respect to the vote required for a fund to participate in a merger. Under Maryland and California law, a merger may be effected upon the general partners' approval and the approval of the limited partners holding a majority of the outstanding units, and the satisfaction of certain other procedural requirements. Under Missouri law, a merger requires the unanimous consent of the limited partners unless the partnership agreement otherwise provides. As described in the applicable supplement, one of the proposed amendments will amend the partnership agreement to permit the fund to merge with the approval of the managing general partner and a majority of the outstanding units.

                                American Spectrum
--------------------------------------------------------------------------------

      Under the MGCL, the Board of Directors is required to obtain approval of the stockholders by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter in order to merge or consolidate American Spectrum with another entity not at least 90% controlled by it.

      Under applicable law and the articles of incorporation, mergers by the respective funds or American Spectrum are permitted subject to a certain level of limited partner or stockholder consent, respectively and in the case of Missouri limited partnerships, approval of an amendment to the partnership agreement.

                                   Dissolution

                                      Funds
--------------------------------------------------------------------------------

      Each fund may be dissolved with the consent of the limited partners holding a majority of the outstanding units.

                                American Spectrum
--------------------------------------------------------------------------------

      Under the MGCL, the Board of Directors is required to obtain approval of the stockholders by the affirmative vote of two-thirds of all votes entitled to be cast on the matter in order to dissolve American Spectrum.

      Under each fund's partnership agreement and the articles of incorporation, the respective entities may be dissolved with the consent of a certain percentage of the outstanding units or American Spectrum shares, as applicable.

                                   Amendments


                                      Funds
--------------------------------------------------------------------------------

      Each fund's partnership agreement permits amendment of most of its provisions with the consent of limited partners holding a majority of the outstanding units. Amendments to the funds' partnership agreements that require unanimous consent include: (i) converting the interest of a limited partner into a general partner's interest; (ii) any act adversely affecting the liability of a limited partner; (iii) altering the interest of a limited partner in net profits, net losses, gain, loss, or distributions of cash available for distribution, sale proceeds or refinancing proceeds; (iv) reducing the percentage of partners required to consent to any action in the partnership agreements; or (v) limiting in any manner the liability of the general partners.

      The general partners may amend a fund's partnership agreement without the consent of the limited partners to reflect a ministerial amendment, and, specifically with respect to certain funds, amendment required by state law.

                                American Spectrum
--------------------------------------------------------------------------------

      Generally, amendments to the articles of incorporation must be approved by the Board of Directors and by holders of a majority of the outstanding American Spectrum shares entitled to be voted.

      Amendment to each fund's partnership agreement may be made with the consent of a majority in interest of the limited partners. Amendment of the articles of incorporation requires the consent of both the Board of Directors and a certain percentage of the votes entitled to be cast at a meeting of stockholders.

                              Compensation and Fees

                                      Funds
--------------------------------------------------------------------------------

      Each fund's partnership agreement provides that the general partners are entitled to receive a percentage of the net cash available for distribution to the partners of the fund.

                                American Spectrum
--------------------------------------------------------------------------------

      American Spectrum will pay all management expenses, including salaries and other compensation payable to employees of American Spectrum, which may include performance-based bonuses. As an internally-advised REIT, American Spectrum will not otherwise pay a portion of net cash flow or allocations to management, except to the extent they are entitled to such as a result of owning American Spectrum shares. Such management expenses will reduce the funds available for distribution by American Spectrum.

      Under each fund's partnership agreement, general partners receive a percentage of net cash available for distribution. American Spectrum pays all management expenses such as salaries. As a REIT, management would receive cash flow only as they are entitled due to owning American Spectrum shares.

                                 Management Fees

                                      Funds
--------------------------------------------------------------------------------

      The Nooney Funds' partnership agreements provide that each Nooney Fund is authorized to enter into a management contract with Nooney Company. The maximum management fee for any classification of property owed by a Nooney Fund is 6% of the gross revenues from such property.

      The Sierra Funds' partnership agreements provide that each Sierra Fund shall employ a property management company (which may be an affiliate of a general partner) to perform professional property management services for such fund. The majority of the Sierra Funds' partnership agreements provide that in the event that such management company is an affiliate of a general partner, the management fee shall not exceed 6% of the gross revenue of each property managed by such affiliate. Regardless of whether the property manager is an affiliate of a general partner, such management fee shall be competitive in price with that which would be charged by persons who are not affiliated with a general partner.

                               American Spectrum
--------------------------------------------------------------------------------

      The officers and directors of American Spectrum will receive compensation for their services as described herein under "Management." American Spectrum will not otherwise pay any management fees.

      Under each fund's partnership agreement, each fund may enter management contracts under which management fees up to 6% of the gross revenues from managed properties are payable. American Spectrum will not pay management fees, but will compensate its officers and directors for their services.

                           Real Estate Disposition Fee

                                      Funds
--------------------------------------------------------------------------------

The Nooney Fund's partnership agreement provides for the payment to either the general partners, Nooney Co. or an affiliate of a real estate disposition fee upon the sale of a property equal to the lesser of: (i) 50% of a competitive real estate brokerage commission; or (ii) up to 4% of the sales price of the property or properties. In each of the funds, general partners' right to receive this fee is subordinated to your right to receive a

                                American Spectrum
--------------------------------------------------------------------------------

      None. Certain employees of American Spectrum may receive incentive compensation based upon American Spectrum's profitability.

                                      Funds
--------------------------------------------------------------------------------

cumulative (but not compounded) preferred return on your investment plus your aggregate adjusted capital contributions. The real estate disposition fee is not applicable to the Sierra Funds.

      Under the partnership agreements of the Nooney Funds, a real estate disposition fee is payable to general partners on the sale of a property, subordinate to the payment rights of the limited partners. Neither the Sierra Funds nor American Spectrum pay a real estate disposition fee.

            Distributions of Net Sales Proceeds (Not in Liquidation)

                                      Funds
--------------------------------------------------------------------------------

      Each fund's partnership agreement provides for the payment to the general partners of a portion of distributable net sales proceeds following the payments to the limited partners of preferred returns and returns of capital required by the partnership agreements. Each fund's partnership agreement provides a formula by which net sales proceeds are to be distributed among the partners prior to dissolution.

                               American Spectrum
--------------------------------------------------------------------------------

      None. Distributions made by American Spectrum to its stockholders will be based solely on the profitability of American Spectrum and will not be based on asset dispositions.

      Under each fund's partnership agreement, a portion of net sales proceeds will be distributed to the partners in accordance with a formula. However, American Spectrum will make distributions based only upon its profitability.

                            Reimbursement of Expenses

                                      Funds
--------------------------------------------------------------------------------

      Each fund's partnership agreement provides that operating expenses will be reimbursed at a lower rate than which comparable services could have been obtained by the fund in the same geographical area. In general, operating expenses are those expenses relating to the administration of the fund by the general partners or their affiliates.

                               American Spectrum
--------------------------------------------------------------------------------

      As a corporation, and upon election, as a full-service REIT, American Spectrum's expenses will be paid from its revenues as expenses are incurred.

         Under each fund's partnership agreement, operating expenses are reimbursed at a rate lower than which similar services could have been obtained. American Spectrum will pay its expenses from its revenues as they are incurred.

                            Review of Investor Lists

                                      Funds
--------------------------------------------------------------------------------

      Under your fund's partnership agreement, you are entitled, at your expense and upon reasonable request, to obtain a list of the other limited partners in your fund. However, if you are a limited partner of Sierra Pacific Institutional Properties V, you may receive this information free of charge.

                               American Spectrum
--------------------------------------------------------------------------------

      Under the MGCL, as a stockholder you must hold at least five percent of the outstanding American Spectrum shares, and have done so for at least six months, before you have the right to request a list of stockholders. If you meet this requirement, you may, upon written request, inspect and, at your expense, copy during normal business hours the list of stockholders.

         Subject to limitations in the partnership agreement, the limited partners of funds and the stockholders are entitled to inspect and, at their own expense (except as noted above), make copies of investor lists.

         The following discussion describes the investment attributes and legal rights associated with your ownership of units, notes and American Spectrum shares.

                              Nature of Investment

                                      Units
--------------------------------------------------------------------------------

      The units you hold constitute equity interests entitling you to your pro rata share of cash distributions made to the partners of your fund. The partnership agreement for each fund specifies how the cash available for distribution, whether arising from operation or sales or refinancing, is to be shared among the general partners of your fund, you and the other limited partners of your fund. The distributions payable by your fund to its partners are not fixed in amount and depend upon the operating results and net sales or refinancing proceeds available from the disposition of your fund's assets.

                                     Notes
--------------------------------------------------------------------------------

      The notes will be senior, unsecured obligations of American Spectrum and will be issued pursuant to an indenture qualified under the Trust Indenture Act of 1939, as amended (the "Indenture"). American Spectrum may issue additional senior debt, only in compliance with the covenants contained in the notes and the Indenture for the issuance of senior debt. Such senior debt may be secured. The notes will bear interest at __% annually and will mature on _______ __, ____. Prior to maturity, interest only payments will be made to you, on a semi-annual basis, and on ________ __, ____, the outstanding principal balance, plus interest accruing since the last payment, will be payable to you. In addition, you will be prepaid principal out of 80% of the net proceeds of any sale or refinancing of any of our properties owned by your fund.

                            American Spectrum Shares
--------------------------------------------------------------------------------

      The American Spectrum shares constitute equity interests in American Spectrum. As a stockholder, you will be entitled to your pro rata share of any dividends or distributions paid with respect to the American Spectrum shares. The dividends payable to you are not fixed in amount and are only paid if, when and as declared by the Board of Directors. Once qualified as a REIT, in order to continue to maintain such qualification, American Spectrum must distribute at least 90% of its taxable income (excluding capital gains), and any taxable income (including capital gains) not distributed will be subject to corporate income tax.

         The units and the American Spectrum shares constitute equity interests. As a limited partner of your fund, you are entitled to your pro rata share of the cash distributions of your fund, and as a stockholder of American Spectrum, you will be entitled to your pro rata share of any dividends or distributions of American Spectrum which are paid with respect to the American Spectrum shares. Distributions and dividends payable with respect to units and American Spectrum shares depend on the performance of the funds and American Spectrum, respectively. In contrast, the notes constitute an unsubordinated unsecured debt obligations of American Spectrum providing for semi-annual payments of interest only until the notes mature, at which time accrued interest and the principal balance must be paid and prepayment out of the net proceeds of certain sales and refinancings of our properties.

                      Additional Equity/Potential Dilution

                                      Units
--------------------------------------------------------------------------------

      Since your fund is not authorized to issue additional equity securities, there can be no dilution of distributions to you and the other limited partners.

                                     Notes
--------------------------------------------------------------------------------

      Since notes will be unsecured debt obligations of American Spectrum, their payment will have priority over dividends or distributions payable to American Spectrum's stockholders. However, there are no restrictions on American Spectrum's authority to grant secured debt obligations, such as mortgages, liens or other security interests in American Spectrum's real and personal property, and such security interests, if granted, would permit the holders thereof to have a priority claim against such collateral in the event of American Spectrum's default under the secured obligations. Also, such secured obligations would have payment priority over notes and other unsecured indebtedness of American Spectrum.

                            American Spectrum Shares
--------------------------------------------------------------------------------

      At the discretion of the Board of Directors, American Spectrum may issue additional equity securities, including American Spectrum shares and shares which may be classified as one or more classes or series of common or preferred shares and contain certain preferences. The issuance of additional equity securities by American Spectrum will result in the dilution of your percentage ownership interest in American Spectrum.

As a stockholder, your percentage ownership interest will be diluted if American Spectrum issues additional American Spectrum shares. Furthermore, American Spectrum may issue preferred stock with priorities or preferences with respect to dividends and liquidation proceeds. Payment of the notes will have priority over distributions on the American Spectrum shares you hold or any class of equity securities that might be issued by American Spectrum. Any senior secured obligations issued by American Spectrum, however, will have prior claims against the collateral given for security in the event American Spectrum defaults in the payments of those secured obligations and will have payment priority over the notes and other unsecured indebtedness of American Spectrum.

                             Liability of Investors

                                      Units
--------------------------------------------------------------------------------

      Under your fund's partnership agreement and under Missouri and California law, your liability for your fund's debts and obligations is generally limited to the amount of your investment in the fund, together with an interest in undistributed income, if any.

                                     Notes
--------------------------------------------------------------------------------

      As a noteholder, you will not be personally liable for the debts and obligations of American Spectrum.

                            American Spectrum Shares
--------------------------------------------------------------------------------

      Under the MGCL, you will not be personally liable for the debts or obligations of American Spectrum.

      As a holder of units, your liability for the debts and obligations of your fund is limited to the amount of your investment. As a noteholder or stockholder, you generally would have no liability for the debts and obligations of American Spectrum.

                                 Voting Rights

                                      Units
--------------------------------------------------------------------------------

      Generally, with some exceptions, you and the other limited partners of your fund have voting rights only on significant fund transactions to the extent provided in your fund's partnership agreement. Such voting rights include incurrence of debt, sale of all or substantially all of the assets of your fund, certain amendments to the partnership agreement or the general partners' removal.

                                     Notes
--------------------------------------------------------------------------------

      Under the Indenture, you will not be entitled to voting rights.

                            American Spectrum Shares
--------------------------------------------------------------------------------

      American Spectrum is managed and controlled by a Board of Directors elected by the stockholders at the annual meeting of American Spectrum. The MGCL requires that certain major transactions, including most amendments to the articles of incorporation, may not be consummated without the approval of a majority-in-interest of the stockholders. You will have one vote for each American Spectrum share you own. The articles of incorporation permits the Board of Directors to classify and issue shares of capital stock in one or more series having voting power which may differ from that of your American Spectrum shares. See "Description of Capital Stock."

      As a limited partner of your fund, you have limited voting rights. As a stockholder, you will have voting rights that permit you to elect the Board of Directors and to approve or disapprove certain major transactions. As a noteholder, you will not have voting rights.

                                    Liquidity

                                      Units
--------------------------------------------------------------------------------

      The units that represent your ownership interest in your fund are relatively illiquid investments with a limited resale market. The trading volume of the units in the resale market is limited and the prices at which certain funds' units trade are generally not equal to their net book value. Applicable federal income tax rules and the partnership agreements of the funds effectively prevent the development of a more active or substantial market for these units. Neither you nor any other limited partner, individually, can require a fund to dispose of its assets or redeem your or any other limited partner's interest in the fund.

                                     Notes
--------------------------------------------------------------------------------

      While the notes you hold will be freely transferable, American Spectrum will not list the notes, and no market for the notes is expected to develop. You should not elect to receive notes unless you are prepared to hold the notes until their maturity which is approximately eight years from the date that the consolidation occurs. You should note that, due to the lack of market in the notes and their consequent lack of liquidity, your tax liability as a result of the consolidation may exceed the liquid assets you receive if you have elected the notes option.

                            American Spectrum Shares
--------------------------------------------------------------------------------

      The American Spectrum shares will be freely transferable upon registration under the Securities Act. The American Spectrum shares will be listed on the _________, and American Spectrum expects a public market for the American Spectrum shares to develop. The breadth and strength of this market will depend upon, among other things, the number of American Spectrum shares outstanding, American Spectrum's financial results and prospects, and the general interest in American Spectrum's dividend yield and growth potential compared to that of other debt and equity securities. See "The Consolidation -- Consideration."

      Your units have a limited resale market. If American Spectrum acquires your fund in the consolidation and you receive American Spectrum shares, however, the American Spectrum shares you receive will be freely transferable upon registration under the Securities Act and listing on the _________. As a stockholder of American Spectrum, you will have the opportunity to achieve liquidity by trading the American Spectrum shares in the public market. If you elect the notes option, however, your ability to achieve liquidity in the notes will be much more limited since the notes will not be listed on any exchange.

                       Expected Distributions and Payments

                                      Units
--------------------------------------------------------------------------------

      Your fund makes quarterly distributions to the extent of available cash flow, if any. Amounts distributed to you are derived from your pro rata share of cash flow from operations or cash flow from sales or financings. See "Selected Financial Information of the Funds" for a presentation of the cash distributions to you and the other limited partners of the funds over the five most recent calendar years.

                                     Notes
--------------------------------------------------------------------------------

      As a noteholder, you will generally be entitled to receive only the principal and interest payments required under the notes. You will have no right to participate in any profits derived from operations of any of American Spectrum's assets, including properties acquired as part of the consolidation.

                            American Spectrum Shares
--------------------------------------------------------------------------------

      American Spectrum intends to make quarterly dividend and distribution payments to its stockholders. The amount of such dividends and distributions will be established by the Board of Directors, taking into account the cash needs of American Spectrum, funds from operations, yields available to stockholders, the market price for the American Spectrum shares and the requirements of the Code for qualification as a REIT. Under the Code, American Spectrum is required to distribute at least 90% of REIT taxable income. REIT taxable income generally includes taxable income from operations (including depreciation and deductions) but excludes gains from the sale or distributions from refinancing of properties. Unlike the funds, American Spectrum is not required to distribute net proceeds from the sale or refinancing of properties.

      Dividends will be paid if, as and when declared by the Board of Directors in its discretion out of funds legally available therefor. If you become a stockholder, you will receive your pro rata share of the dividends and distributions made with respect to the American Spectrum shares. The amount of such dividends and distributions will depend upon American Spectrum's revenues, operating expenses, debt service payments, capital expenditures, and funds set aside for expansion. Interest payments made on the notes will be paid prior to any distributions with respect to the American Spectrum shares, and will reduce the amount otherwise distributable to stockholders.

                          Taxation of Taxable Investors

                                      Units
--------------------------------------------------------------------------------

      Your fund, as a partnership for federal income tax purposes, is not subject to tax, but you must report your allocable share of partnership income and loss on your tax return, whether or not cash distributions are made to you. Income from your fund generally constitutes "passive income" to you, which can generally be offset by "passive losses" from your other investments. Generally, by February 15 of each year, you receive an annual Schedule K-1 with respect to information about your fund for inclusion on your federal income tax returns.

      You must file state income tax returns and incur state income tax in most states in which your fund has properties.

                                     Notes
--------------------------------------------------------------------------------

      Interest payments made on the notes will constitute portfolio income which cannot be offset by "passive losses" from other investments. During January of each year, holders of notes will receive from American Spectrum IRS Form 1099-INT to show the interest payments made by American Spectrum during the prior calendar year. The amount of gain or loss recognized at the time of the payments on the notes will be equal to the amount of the payment multiplied by a fraction, the denominator of which is the face amount of the note and the numerator of which is the remainder of the face amount of the note at the time of the payment less the noteholder's basis on the note.

                            American Spectrum Shares
--------------------------------------------------------------------------------

      For the taxable year commencing January 1, 2002, American Spectrum intends to qualify and be taxed as a REIT. As a REIT, American Spectrum generally would be permitted to deduct distributions to its stockholders, which effectively eliminates the corporate level of the "double taxation" (imposed at the corporate and stockholder levels) that typically results when a corporation earns income and distributes that income to stockholders in the form of dividends. Dividends received by you as a stockholder would constitute portfolio income, which cannot be offset by "passive losses" from other investments. The distributions from American Spectrum might, in certain circumstances, constitute a larger portion of taxable income than in the case of your fund. This is because a partnership's operating income is sheltered from current taxation by the partnership's depreciation deductions, while the amount of a REIT distribution that is taxable as a dividend is computed under less favorable rules. During January of each year, stockholders (including you) will be mailed the less complex Form 1099-DIV used by corporations that pay dividends to their stockholders. American Spectrum stockholders are not required to file state income tax returns and/or pay state income taxes outside of their state of residence with respect to American Spectrum's operations. American Spectrum will be required to pay state

                                      Units
--------------------------------------------------------------------------------

                                     Notes
--------------------------------------------------------------------------------

                            American Spectrum Shares
--------------------------------------------------------------------------------

income taxes in certain states where it is qualified to do business.

      Each fund is a pass-through entity whose income and loss is not taxed at the entity level, but instead allocated to the general partners, the other limited partners and you. You are taxed on income or loss allocated to you whether or not cash distributions are made to you. In contrast, American Spectrum intends to qualify as a REIT allowing it to deduct dividends paid to its stockholders. To the extent American Spectrum has taxable income after taking into account the "dividends paid" deduction, such income is taxed at American Spectrum's level at the standard corporate tax rates. Dividends paid to stockholders will constitute portfolio income and not passive income. Noteholders will recognize portfolio income on the interest payments received on the notes. Although distribution from American Spectrum will generally be characterized as dividends, corporate stockholders will not be able to claim the dividends received deduction.

                        Taxation of Tax-Exempt Investors

                                      Units
--------------------------------------------------------------------------------

      None of the type of income distributed by the funds is characterized as unrelated business taxable income, or UBTI, if the tax-exempt investor did not finance its acquisition of the units with indebtedness.

                                     Notes
--------------------------------------------------------------------------------

      Interest income received by certain tax-exempt investors will not be characterized as UBTI so long as the tax-exempt investor does not hold its notes subject to acquisition indebtedness.

                            American Spectrum Shares
--------------------------------------------------------------------------------

      Dividends received from American Spectrum by tax-exempt investors should not constitute UBTI if the tax-exempt American Spectrum stockholder did not finance its acquisition of the American Spectrum shares with indebtedness.

      A tax-exempt entity is treated as owning and carrying on the business activity conducted by a partnership in which such entity owns an interest. To the extent a tax-exempt entity owns units in the funds, the income received by the funds must not constitute UBTI in order for the tax-exempt investor to avoid taxation. In general, income attributable to the American Spectrum shares is not UBTI. Similarly, as a general matter, interest income received under the notes is not UBTI.

                                VOTING PROCEDURES

Distribution of Solicitation Materials

      This consent solicitation, together with the accompanying transmittal letter, the power of attorney and the limited partner consent constitute the solicitation materials being distributed to you and the other limited partners to obtain their votes "For" or "Against" your fund's participation in the consolidation. We refer, collectively, to the power of attorney and limited partner consent as the consent form.

      In order for American Spectrum to acquire your fund, the limited partners holding units greater than 50% of the outstanding units of your fund must approve the consolidation. Your fund will be acquired by a merger with American Spectrum, in the manner described below and in the supplement relating to your fund. If you vote "For" the consolidation, you will be effectively voting against alternatives to the consolidation, including liquidation of your fund's properties and distribution of the net proceeds to the limited partners. If the consolidation is not approved by any fund, your general partner plans to liquidate that fund's properties. You should complete and return the consent form before the expiration of the solicitation period which is the time period during which limited partners may vote "For" or "Against" the consolidation. The solicitation period will commence upon delivery of the solicitation materials to you which is on or about ________ ___, 2000, and will continue until the later of: (a) _________ ____, 2000; or (b) such later date as we may select and as to which we give you notice. At our discretion, we may elect to extend the solicitation period. We reserve the right to extend the solicitation period even if a quorum has been obtained pursuant to the partnership agreement of the various funds. Under no circumstances will the solicitation period be extended beyond ____________, _____. Any consent form received by _________, which we hired to tabulate your votes prior to ________________ time, on the last day of the solicitation period will be effective provided that such consent form has been properly completed and signed. If you fail to return a signed consent form by the end of the solicitation period, your units will be counted as voting "Against" the consolidation and you will receive American Spectrum shares if your fund is acquired.

      The consent form consists of two parts. Part A seeks your consent to the consolidation and certain related matters. The exact matters which a vote in favor of the consolidation will be deemed to approve differ for each fund and are explained in detail in the individual supplement for each fund. Some funds are required to have amendments to their partnership agreements in order to permit American Spectrum to acquire such funds in the consolidation. You should review the supplement to see if your fund's partnership agreement requires amendment. If you have interests in more than one fund, you will receive multiple consent solicitations, supplements and consent forms which will provide for separate votes for each fund in which you own an interest. If you return a signed consent form but fail to indicate whether you are voting "For" or "Against" any matter (including the consolidation), you will be deemed to have voted "For" such matter.

      Part B of the consent form is a power of attorney, which must be signed separately. The power of attorney appoints William J. Carden and Harry A. Mizrahi, or either of them, as your attorney-in-fact for the purpose of executing all other documents and instruments advisable or necessary to complete the consolidation. The power of attorney is intended solely to ease the administrative burden of completing the consolidation without needing to obtain your signature on multiple documents.

Required Vote and Other Conditions

      In order for American Spectrum to acquire your fund, limited partners of your fund holding greater than 50% of the outstanding units and the general partners of your fund must approve the consolidation and, with respect to certain funds, approve the amendments to the fund's partnership agreement. For a more detailed discussion relating to your fund and whether any amendment is required, please review the accompanying supplement. Affiliates of CGS own interests as limited partners in five of the funds. These interests range from 4.89% to 32.13% and will be voted by affiliates of CGS in favor of the consolidation. See "The Consolidation."

      Record Date and Outstanding Partnership Units. The record date is ________ ___, 2000 for all funds. As of __________ __, _____, the following number of units were held of record by the number of limited partners indicated below:

                                                                                       Number of Units
                                               Number of          Number of Units      for Approval of
              Fund                          Limited Partners      Held of Record        Consolidation
------------------------------------------  -----------------     ---------------      ---------------
Sierra Pacific Development Fund                   1,572               29,354                 14,678
Sierra Pacific Development Fund II                3,367               86,653                 43,327
Sierra Pacific Development Fund III                 842               36,521                 18,260
Sierra Pacific Institutional Properties V         1,440               30,777                 15,389
Sierra Pacific Pension Investors '84              2,689               77,000                 38,501
Nooney Income Fund Ltd., L.P.                     1,126               15,180                  7,591
Nooney Income Fund Ltd. II, L.P.                  1,237               19,221                  9,611
Nooney Real Property Investors-Two, L.P.            867               12,000                  6,001

      You are entitled to one vote for each unit held. Accordingly, the number of units entitled to vote with respect to the consolidation is equivalent to the number of units held of record at the record date.

      Investor Lists. Under Rule 14a-7 of the Securities Exchange Act of 1934, as amended (the Exchange Act), your fund is required, upon your written request, to provide to you: (i) a statement of the approximate number of limited partners in your fund; and (ii) the estimated cost of mailing a proxy statement, form of proxy or other similar communication to your fund's limited partners. In addition, you have the right, at the general partners' option, either: (a) to have your fund mail (at your expense) copies of any consent statement, consent form or other soliciting materials to be furnished by you to the other limited partners of your fund; or (b) to have the fund deliver to you, within five business days of the receipt of the request, a reasonably current list of the names, addresses and units held by the limited partners of your fund. The right to receive the list of limited partners is subject to your payment of the cost of mailing and duplication at a rate of $0.25 per page.

      Tabulation of Votes. An automated system administered by [       ] will
tabulate the votes. Abstentions will be tabulated with respect to the consolidation and related matters. Abstentions will have the effect of a vote against the consolidation, as will the failure to return a consent form and broker nonvotes. Broker nonvotes are where a broker submits a consent but does not have authority to vote a limited partner's units on one or more matters.

      Revocability of Consent. You can change your vote at any time before consents from limited partners equal to more than 50% of the required vote are received by your fund. You can send us a written statement that you would like to revoke your consent, or you can send us a new consent form.

SELECTED HISTORICAL COMBINED FINANCIAL DATA FOR AMERICAN SPECTRUM PREDECESSOR
(1)

The following table sets forth certain selected historical financial data of the Company. The selected operating and financial position data as of and for each of the five years ended December 31, 1999 have been derived from the audited financial statements of the Company. The selected operating and financial position data as of June 30, 2000 and for the six months ended June 30, 2000 and 1999 have been derived from the unaudited financial statements of the Company. This information should be read in conjunction the Combined Financial Statements and Notes thereto which follow.

                                                                                                                SIX MONTHS ENDED
                                                            YEAR ENDED DECEMBER 31,                                  JUNE 30,
                                                            ----------------------                             --------------------
($ amounts, except
per share data, in 000's)                      1995         1996         1997         1998         1999         1999         2000
                                              -------      -------      -------      -------      -------      -------      -------
OPERATING DATA:

REVENUES:

Rental and reimbursement income              $ 7,600      $ 9,281      $10,004      $13,386      $14,608      $ 6,940      $ 7,708

Interest and other income                        541        1,610          141          265          205          966          964

Property management                            2,821        3,264        6,355       10,736        7,809        5,045        4,829
                                              ------       ------       ------       ------       ------       ------       ------

Total revenues                                10,962       14,155       16,500       24,387       22,622       12,951       13,501
                                              ======       ======       ======       ======       ======       ======       ======

EXPENSES:

Property operating                             5,137        7,443        1,683        2,886        3,396        1,794        2,502

Property management                               55           92        7,472       12,164       10,766        5,735        5,329

Real estate and other taxes                      894        1,166          848        1,523        1,597          369          644

Depreciation and amortization                  2,213        2,202        2,203        3,313        3,259        1,835        1,723

Interest expense                               4,644        5,801        7,901        9,585        9,982        4,530        6,435

Impairment charges                                --           --           --          126        5,164           20           --
                                              ------       ------       ------       ------       ------       ------       ------

Total expenses                                12,943       16,704       20,107       29,597       34,164       14,283       16,633
                                              ======       ======       ======       ======       ======       ======       ======


                                                                                                                SIX MONTHS ENDED
                                                            YEAR ENDED DECEMBER 31,                                  JUNE 30,
                                                            ----------------------                             -------------------
($ amounts, except
per share data, in 000's)                      1995         1996         1997         1998         1999         1999         2000
                                              -------      -------      -------      -------      -------      -------      -------

 Net loss before gain on sale of property,
   equity in earnings (losses) of
   non-combined partnerships and
   extraordinary item                         (1,981)      (2,549)      (3,607)      (5,210)     (11,542)      (1,332)      (3,132)

Gain on sale of property                          --           --           --           --           --           --        1,328

Equity in earnings (losses) of non combined
  partnerships                                    --           --         (127)         224         (330)        (454)        (270)

                                              ------       ------       ------       ------      -------       ------       ------


Net loss before extraordinary item            (1,981)      (2,549)      (3,734)      (4,986)     (11,872)      (1,786)      (2,074)

Extraordinary item - extinguishment of
  debt                                            --           --           50          163         (214)        (574)      (1,861)
                                              ------       ------       ------       ------      -------       ------       ------

Net loss                                     $(1,981)     $(2,549)     $(3,684)     $(4,823)    $(12,086)     $(2,360)     $(3,935)
                                              ======       ======       ======       ======      =======       ======       ======


                                                                                                        SIX MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,                                 JUNE 30,
                                                    -----------------------                           -------------------

                                       1995         1996         1997         1998         1999         1999        2000
                                       ----         ----         ----         ----         ----         ----        -----
OTHER DATA:

Proforma weighted average number
   of shares of common stock
   outstanding during period           1,557        1,557        1,557        1,557        1,557        1,557        1,557

Pro forma net loss per share
   before extraordinary item         $ (1.27)     $ (1.64)     $ (2.40)     $ (3.20)     $ (7.62)     $ (1.15)     $ (1.33)

Extraordinary item                        --           --         0.03         0.10        (0.14)       (0.37)       (1.20)
                                      -------      -------      -------      -------      -------      -------      -------

Pro forma net loss per share         $ (1.27)     $ (1.64)     $ (2.37)     $ (3.10)     $ (7.76)     $ (1.52)     $ (2.53)
                                      =======      =======      =======      =======      =======      =======      =======

Deficiency of earnings to cover
   fixed charges (2) (3)               1,981        2,549        3,684        4,823       12,086        2,360        3,935

Total properties owned at end of
   period                                               8           14           16           17           17           16


(1) The combined historical financial statements of American Spectrum Predecessor include the accounts of various entities which have (a) majority ownership interest(s) held by Mssrs. Carden, Galardi and/or their affiliates, and (b) agreed to transfer their properties to American Spectrum in exchange for shares of American Spectrum or limited partnership units in the operating partnership in a private transaction. Such historical amounts have been derived from the historical audited and unaudited combined financial statements of American Spectrum Predecessor included elsewhere in this consent solicitation. These financial statements reflect all entities at carry-over basis due to the high degree of common and controlling interests held by Mssrs. Carden and Galardi. See also Note 1 to the combined financial statements of American Spectrum Predecessor for information regarding the planned reorganization of American Spectrum Predecessor.

(2) For purposes of determining the ratio of earnings to fixed charges, earnings consist of earnings before extraordinary items, income taxes and fixed charges. Fixed charges consist of interest on indebtedness, the amortization of debt issuance costs and that portion of operating rental expense representing interest.

(3) Deficiency of earnings to cover fixed charges is the amount of earnings that would be required to achieve a ratio of earnings to fixed charges of 1.0


                                                                     DECEMBER 31,                                JUNE 30,
                                           -----------------------------------------------------------           --------

($ amounts, except per
      share data, in 000's)                  1995         1996         1997         1998         1999         1999         2000
                                           -------      -------      -------      -------      -------      -------      -------
BALANCE SHEET DATA:
Cash and cash equivalents                  $   282      $   404      $   670      $   522      $   458      $   760      $   776
Real estate held for investment, net        47,209       62,016       78,676       90,348       95,588       95,720       92,070
Accounts receivable, net                     1,035        1,000        1,437        1,161        1,241        2,580        1,693
Accounts receivable from affiliates          4,376       16,121       17,072        4,539        3,970        6,698        3,610
Investment in/due from
   partnerships                                357        2,053        1,840        1,517        3,297        1,547        3,493
Other assets                                 2,575        3,177        7,510        6,741        3,881        5,812        6,174
Total assets, at book value                 55,834       84,771      107,205      104,828      108,435      113,117      107,816
Total assets, at valued assigned for
   the consolidation                                                                                                     146,559
Total liabilities                           60,982       89,803      115,601      120,094      133,411      127,944      134,190

Total equity (deficit)                      (5,148)      (5,032)      (8,396)     (16,311)     (26,021)     (14,827)     (27,419)


                                               YEAR ENDED DECEMBER 31,                  SIX MONTHS ENDED
                                               -----------------------                  ----------------
                                                                                             JUNE 30,
                                                                                             --------
                                                   1997        1998        1999        1999        2000
                                                   ----        ----        ----        ----        ----
CASH FLOW DATA:
Increase (decrease) in cash and equivalents,
net                                                 266        (148)        (64)        238          318

Cash provided by (used in) operating
activities                                         (889)       (2,971)      (5,894)    (379)       2,301

A.   SELECTED PRO FORMA COMBINED DATA OF THE FUNDS - MAXIMUM PARTICIPATION(1)

The following table sets forth certain selected pro forma combined financial data of the Funds. The selected operating and financial position data have been derived from the pro forma combined financial statements of the Funds. These amounts reflect solely the combination of the entities indicated in (1) and do not reflect the application of any effects of the Combination. Such additional disclosures are presented elsewhere in this Consent Solicitation. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and Notes thereto for each of the Funds, included elsewhere in this Consent Solicitation.

(In thousands)


                                                                                                         SIX MONTHS
                                                 YEAR ENDED DECEMBER 31,                                ENDED JUNE 30,
                                      ----------------------------------------------------------      --------------------
                                      1995         1996         1997         1998        1999         1999         2000
                                      -------      -------      -------      -------     -------      -------     --------
OPERATING DATA:

REVENUES:

Rental and reimbursement income       $11,601      $14,119      $14,080      $14,371     $15,178      $ 7,465     $  8,199

Interest and other income                 872          773          758          919         904          404          604
                                      -------      -------      -------      -------     -------      -------     --------

Total revenues                         12,473       14,892       14,838       15,290       6,082        7,869        8,803
                                      =======      =======      =======      =======     =======      =======     ========

EXPENSES:

Property operating                      4,306        5,213        5,274        5,168       6,913        3,220        3,283

Management and advisory
   fees                                   629          767          795          803         823          268          297

Ground Lease                              383          383          382          374         410          187           29

Real estate and other taxes             1,836        2,132        2,035        1,937       2,010          785          622

Depreciation and
   amortization                         4,149        4,781        4,806        4,268       4,144        2,064        2,063

Interest expense                        2,209        2,965        2,930        2,579       2,503        1,221        1,508
                                      -------      -------      -------      -------     -------      -------     --------


                                                                                                         SIX MONTHS
                                                 YEAR ENDED DECEMBER 31,                                ENDED JUNE 30,
                                      ----------------------------------------------------------      --------------------

                                      1995         1996         1997         1998        1999         1999         2000
                                      -------      -------      -------      -------     -------      -------     --------
Total expenses                         13,512       16,241       16,222       15,129      16,803        7,745        7,802
                                       ======       ======       ======       ======      ======        =====        =====
Net income (loss) before
   gain (loss) on sale of
   property and extraordinary
   item                                (1,039)      (1,349)      (1,384)         161        (721)         124        1,001

Gain (loss) on sale of
   property                               151           --         (967)          --          83           83           --

Extraordinary item-
   Extinguishments of debt                 --        1,200           --           --          --           --          (46)
                                       ------       ------       ------       ------      ------        -----        -----

Net income (loss)                     $  (888)     $  (149)     $(2,351)     $   161     $  (638)     $   207     $    955
                                       ======       ======       ======       ======      ======        =====        =====


                                                           DECEMBER 31,                            JUNE 30,
                                                           ------------                            --------
                                         1995       1996       1997       1998       1999       1999       2000
                                       --------   --------   --------   --------   --------   --------   --------
OTHER DATA:
Ratio of earnings to fixed
   charges (2)                               --         --         --       1.06         --       1.16       1.63
Deficiency of earnings to cover
   fixed charges (3)                   $    888        149   $  2,351         --   $    638         --         --
Cash distributions to minority
   investors                              1,355      1,803      3,110      1,177        105         --      2,749
Total properties owned at end of
    period (4)                               20         20         19         19         19         19         19
BALANCE SHEET DATA:
Cash and cash equivalents              $  5,030   $  2,970   $  3,158   $  2,723   $  5,884   $  2,954   $  5,138
Real estate held for investment, net     63,758     65,220     57,899     56,198     54,680     55,586     53,960
Accounts receivable, net                  2,758      3,290      2,642      2,596      2,763      4,348      3,336
Other assets                             10,879     10,771     11,448      2,425     13,120      6,490     15,757
Total assets, at book value              82,425     82,251     75,147     73,942     76,447     69,378     78,191
Total assets, at valued assigned for
  the consolidation                                                                                       127,625

                                                        DECEMBER 31,                             JUNE 30,
                                                        -----------                        -------------------
                                    1995       1996        1997       1998        1999       1999       2000
                                  --------   --------    --------   --------    --------   --------   --------
Total liabilities                 $ 36,840   $ 38,363    $ 34,272   $ 33,701    $ 36,836   $ 32,954   $ 38,212
General partners equity              8,561      8,876       9,189      9,034       9,427      9,834      8,087
Limited partners equity             34,024     32,012      28,686     28,207      27,184     23,590     31,892
Other equity                         3,000      3,000       3,000      3,000       3,000      3,000         --

CASH FLOW DATA:
Increase (decrease) in cash and
  equivalents, net                     605     (2,106)        190       (437)      3,162        233       (745)
Cash  provided by operating
   activities                           55      2,798         837      3,209       2,279        680        797

(1) Includes the accounts of all Funds and Sierra Mira Mesa Partners LP, a partnership wholly-owned by two of the Funds. All significant inter-fund transactions and balances have been eliminated in the pro forma presentation.

(2) For purposes of determining the ratio of earnings to fixed charges, earnings consist of earnings before extraordinary items, income taxes and fixed charges. Fixed charges consist of interest on indebtedness, the amortization of debt issuance costs and that portion of operating rental expense representing interest.

(3) Deficiency of earnings to cover fixed charges is the amount of earnings that would be required to achieve a ratio of earnings to fixed charges of 1.0

(4) Five of the funds own interests in other partnerships, in addition to properties wholly owned. Sierra Pacific Pension Investors '84 and Sierra Pacific Development Fund II collectively own a 100% interest in Sierra Mira Mesa Partners (SMMP), which owns Sierra Mira Mesa, an office building in San Diego, California. Through their ownership interest in SMMP and Sierra

     Pacific Development Fund III, the funds also own a 100% interest in a partnership that owns an office warehouse property known as Sorrento I in San Diego, California. Nooney Income Fund Ltd. II owns a 24% interest in a partnership that owns LeaWood Fountain Plaza. Nooney Income Fund Ltd., an affiliate of Nooney Income Fund Ltd. II, owns the remaining 76% partnership interest.

A. SELECTED PRO FORMA COMBINED DATA OF THE FUNDS - MINIMUM PARTICIPATION (1)

The following table sets forth certain selected pro forma combined financial data of the Funds. The selected operating and financial position data have been derived from the pro forma combined financial statements of the Funds. These amounts reflect solely the combination of the entities indicated in (1) and do not reflect the application of any effects of the Combination. Such additional disclosures are presented elsewhere in this Consent Solicitation. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and Notes thereto for each of the Funds included elsewhere in this Consent Solicitation. (In thousands)

                                         YEAR ENDED DECEMBER 31,            SIX MONTHS ENDED JUNE 30,
                                         ----------------------             -------------------------
                               1995     1996     1997     1998     1999           1999     2000
                              ------   ------   ------   ------   ------         ------   ------
OPERATING DATA:

REVENUES:

Rental and reimbursement
   income                     $5,605   $5,807   $5,802   $5,531   $5,699         $2,830   $3,253
Interest and other income        356      365      350      475      460            217      298
                              ------   ------   ------   ------   ------         ------   ------
Total revenues                 5,961    6,172    6,152    6,006    6,159          3,047    3,551
                              ======   ======   ======   ======   ======         ======   ======


EXPENSES:
Property operating             1,956    2,131    2,257    2,095    3,256          1,375    1,454
Management and advisory
   fees                          288      298      314      291      286             68       79
Ground Lease                     383      383      382      374      410            187       29
Real estate and other taxes      940      875      858      823      870            181      192
Depreciation and
   amortization                1,904    2,144    2,221    1,867    1,802            896      940
Interest expense               1,611    1,505    1,478    1,145    1,116            550      682
                              ------   ------   ------   ------   ------         ------   ------
Total expenses                 7,082    7,336    7,510    6,595    7,740          3,257    3,376
                              ======   ======   ======   ======   ======         ======   ======

                                         YEAR ENDED DECEMBER 31,                          SIX MONTHS ENDED JUNE 30,
                                         ----------------------                           -------------------------
                                  1995       1996       1997       1998       1999             1999       2000
                                 -------    -------    -------    -------    -------          -------    -------
Net income (loss) before
   equity in earnings (losses)
   of non-combined
   partnerships and loss of
   sale of property               (1,121)    (1,164)    (1,358)      (589)    (1,581)            (210)       175

Equity in earnings (losses) of
  non-consolidated
  partnership                       (572)       575       (276)         1        152               89         94
Loss on sale of property              --         --       (967)        --         --               --         --
                                 -------    -------    -------    -------    -------          -------    -------

Net income (loss) before
   minority interest              (1,693)      (589)    (2,601)      (588)    (1,429)             121        269


Minority interest                    225        285        840        109         30               33        (89)
                                 -------    -------    -------    -------    -------          -------    -------
Net income (loss)                $(1,468)   $  (304)   $(1,761)   $  (479)   $(1,399)         $   (88)   $   180
                                 =======    =======    =======    =======    =======          =======    =======

                                                   DECEMBER 31,                     JUNE 30,
                                                   ------------                     --------

                                    1995     1996     1997     1998     1999     1999     2000
                                   ------   ------   ------   ------   ------   ------   ------
OTHER DATA:
Ratio of earnings to fixed
   charges (2)                         --       --       --       --       --       --     1.26
Deficiency of earnings to cover
   fixed charges (3)               $1,468      304    1,761      479    1,399       88       --
Cash distributions to minority
   investors                          281      491    2,464      195       18       --      282
Total properties owned at end of
   period (4)                           9        9        8        8        8        8        8







                                                             DECEMBER 31,                       JUNE 30,
                                           -----------------------------------------------   -----------------
                                             1995      1996      1997      1998      1999      1999      2000
                                           -------   -------   -------   -------   -------   -------   -------
BALANCE SHEET DATA:
Cash and cash equivalents                  $   914   $   725   $   557   $   561   $ 2,972   $   416   $ 2,074
Real estate held for
   investment, net                          30,448    30,485    24,052    23,303    22,582    23,086    22,448
Accounts receivable, net                     1,010     1,184       965       969     1,026     1,182     1,303
Investments in/due from
   partnerships                              4,682     4,839     3,417     3,194     3,023     3,281     2,142
Other assets                                 4,252     4,409     5,626     6,039     6,906     5,884     6,789
Total assets, at book value                 41,306    41,642    34,617    34,066    36,509    33,846    34,756
Total assets, at valued assigned for the
consolidation                                                                                           54,792

                                                         DECEMBER 31,                               JUNE 30,
                                                         -----------                                --------
                                    1995        1996        1997        1998        1999        1999        2000
                                  --------    --------    --------    --------    --------    --------    --------
Total liabilities                 $ 18,922    $ 19,544    $ 15,437    $ 15,419    $ 18,321    $ 15,319    $ 17,632
General partners deficit               (83)        (83)       (456)       (419)       (428)       (339)       (477)
Limited partners equity             16,909      16,305      14,868      14,350      12,961      14,183      13,188
Other equity                         5,558       5,876       4,768       4,716       5,655       4,683       4,413

CASH FLOW DATA:
Increase (decrease) in cash and
   equivalents, net                 (1,237)       (189)        168           4       2,411        (145)       (898)
Cash (used in) provided by
   operating activities                758       1,090      (1,368)      1,021        (412)         32        (283)

(1) Includes the accounts of the following Funds, which would generate the lowest amount of net cash provided by operating activities for the most recent fiscal year and that would result in at least $23 million of real estate (at appraised value) being included in the consolidation:
     Sierra Pacific Development Fund II
     Sierra Pacific Development Fund III
     Sierra Pacific Institutional Properties V
     Nooney Real Property Investors Two, L.P.
     All significant interfund transactions and balances have been eliminated in the pro forma presentation.

(2) For purposes of determining the ratio of earnings to fixed charges, earnings consist of earnings before extraordinary items, income taxes and fixed charges. Fixed charges consist of interest on indebtedness, the amortization of debt issuance costs and that portion of operating rental expense representing interest.

(3) Deficiency of earnings to cover fixed charges is the amount of earnings that would be required to achieve a ratio of earnings to fixed charges of 1.0

(4) Five of the funds own interests in other partnerships, in addition to properties wholly owned. Sierra Pacific Pension Investors '84 and Sierra Pacific Development Fund II collectively own a 100% interest in Sierra Mira Mesa Partners (SMMP), which owns Sierra Mira Mesa, an office building in San Diego, California. Through their ownership interest in SMMP and Sierra Pacific Development Fund III, the funds also own a 100% interest in a partnership that owns an office warehouse property known as Sorrento I in San Diego, California. Nooney Income Fund Ltd. II owns a 24% interest in a partnership that owns LeaWood Fountain Plaza. Nooney Income Fund Ltd., an affiliate of Nooney Income Fund Ltd. II, owns the remaining 76% partnership interest.

A.   Selected Pro Forma Combined Financial Data of Other Affiliates (1)

The following table sets forth certain selected pro forma combined financial data of the Other Affiliates. The selected operating and financial position data have been derived from the financial statements of the Other Affiliates. These amounts reflect solely the combination of the entities indicated in (1) and do not reflect the application of any effects of the Consolidation. Such additional disclosures are presented elsewhere in this Consent Solicitation. This information should be read in conjunction with the Financial Statements and Notes thereto for each of the Other Affiliates included elsewhere in this Consent Solicitation.

(In thousands)

                                    YEAR  ENDED DECEMBER 31,       QUARTER ENDED JUNE 30,
                                    ------------------------       ----------------------
                                   1997       1998       1999          1999       2000
                                  -------    -------    -------       -------    -------
OPERATING DATA:

REVENUES:

Rental and reimbursement income   $ 4,909    $ 5,078    $ 5,156       $ 2,542    $ 2,722
Interest and other income              97         29         40            16         29
                                  -------    -------    -------       -------    -------
Total revenues                      5,006      5,107      5,196         2,558      2,751
                                  -------    -------    -------       -------    -------

EXPENSES:

Property operating                  1,875      1,821      1,881           933        979
Management and advisory fees          135        134        132            --         --
Real estate and other taxes           368        379        392           248        259
Depreciation and amortization         791        856        891           424        427
Interest expense                    2,076      2,031      1,942           961      1,018
                                  -------    -------    -------       -------    -------
Total expenses                      5,245      5,221      5,238         2,566      2,683
                                  -------    -------    -------       -------    -------
Net income (loss) before
    extraordinary item               (239)      (114)       (42)           (8)        68
Extraordinary item -
       extinguishment of debt          71         --         --            --         --
                                  -------    -------    -------       -------    -------
Net income (loss)                    (310)      (114)       (42)           (8)        68
                                  =======    =======    =======       =======    =======

                                            YEAR  ENDED DECEMBER 31,             QUARTER ENDED JUNE 30,
                                            ------------------------             ----------------------
                                               1998          1999                  1999          2000
                                             --------      --------              --------      --------
OTHER DATA:
Ratio of earnings to fixed charges (2)             --            --                    --          1.07
Deficiency of earnings to cover fixed
        charges (3)                          $    114      $     43              $      8            --
Cash distributions                                240           258                   120      $    130
Total properties owned at end of period             3             3                     3             3
BALANCE SHEET DATA:
Cash and cash equivalents                         221           364                   534           456
Real estate held for investment, net            9,292        16,310                16,549        15,856
Mortgages/notes receivable, net                    --           394                   211           592
Accounts receivable, net                          100           111                    71           150
Other assets                                      683         2,046                 2,195         2,223
Total assets, at book value                    10,296        19,225                19,560        19,277
Total assets, at valued assigned for the
       consolidation                                                                             40,478
Total liabilities                              16,031        29,459                29,620        29,572
Total equity (deficit)                         (5,735)      (10,234)              (10,060)      (10,295)

CASH FLOW DATA:
Increase (decrease) in cash and
      equivalents, net                       $   (231)     $   (116)                   54            18
Cash provided by operating activities             739           639                   414           775

1) Includes the accounts of Meadow Wood Apartments Ltd., Nooney-Hazelwood Associates, LP and Nooney Rider Trails. There were no significant inter-fund transactions or balances.

2) For purposes of determining the ratio of earnings to fixed charges, earnings consist of earnings before extraordinary items, income taxes and fixed charges. Fixed charges consist of interest on indebtedness, the amortization of debt issuance costs and that portion of operating rental expense representing interest.

3) Deficiency of earnings to cover fixed charges is the amount of earnings that would be required to achieve a ratio of earnings to fixed charges of 1.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                 AND RESULTS OF OPERATIONS OF AMERICAN SPECTRUM

American Spectrum Predecessor

      The following discussion should be read in conjunction with the "Selected Historical and Pro Forma Financial and Operating Data" and the historical and pro forma financial statements appearing elsewhere in this consent solicitation. This discussion is based primarily on the combined financial statements of American Spectrum Predecessor for periods prior to completion of the Offering and related consolidation. The pro forma condensed balance sheet is presented as if the consolidation had occurred on June 30, 2000 and the pro forma results of operations are presented as if the consolidation occurred on January 1, 1999. Pro forma amounts reflect the maximum scenario under which all funds participate in the consolidation. Except where otherwise indicated, the comments that follow refer to the American Spectrum Predecessor.

      American Spectrum owns and operates office, office/warehouse, land, and apartment properties in the Midwest, Texas, Arizona, and California. It also owns and operates three shopping centers in South Carolina. American Spectrum receives real estate operating revenues from wholly owned properties. American Spectrum also receives service revenues from its property management, leasing, and construction management operations for owned properties and, prior to the consolidation, from properties owned by unrelated parties. After completion of the consolidation, American Spectrum will not provide such services to unrelated parties. To better understand the organizational structure of and the relationship among the funds, the CGS privately held entities and the management company subsidiaries of CGS before the consolidation, see the organizational chart under "THE CONSOLIDATION -- Principal Components of the Consolidation."

      Prior to the consolidation, for the six months ended June 30, 2000, American Spectrum Predecessor generated approximately 57.1% of its revenues from rental income and the balance of its revenues came from property management operations and income from affiliates. The funds generated 100% of their revenues from rental income. On a pro forma basis, after giving effect to the consolidation, American Spectrum will also generate 100% of its revenues from rental income.

Subsidiaries

      Operating Partnership

      The structure of American Spectrum is generally referred to as an "UPREIT" structure. Substantially all of our assets will be held through the Operating Partnership. This structure will enable us to acquire assets from other partnerships in a partnership merger format that will not trigger the recognition of gain to the partners of the acquired partnerships assuming certain conditions are met.

      We will be the sole general partner of the Operating Partnership. As the sole general partner of the Operating Partnership, we generally have the exclusive power under the Partnership Agreement to manage and conduct the business of the Operating Partnership.

      The limited partnership interests in the Operating Partnership will be owned by us and any persons who transfer interests in properties to the Operating Partnership in exchange for units in the Operating Partnership. We will own one unit in the Operating Partnership for each outstanding American Spectrum share. Initially we will own ____ units or ___% of the Operating Partnership. Our interest in the Operating Partnership will entitle us to share in cash distributions from, and in profits and losses of, the Operating Partnership. In general, holders of limited partnership units in the Operating Partnership will have the same rights to distributions as holders of common stock in American Spectrum. In addition, each limited partnership unit will be redeemable at the option of the holder for cash at the then fair market value or, at the option of American Spectrum, one share of common stock in American Spectrum.

      Management Company

     American Spectrum will conduct its real estate management business through the CGS Management Company. The CGS Management Company will manage all of our properties. The CGS Management Company will generally not manage properties on behalf of unaffiliated third parties. Additionally, American Spectrum, through the CGS Management Company, generally expects to manage each property acquired in the future following its acquisition thereof. The CGS Management Company will also manage the properties of any of the funds which do not approve the consolidation. Prior to the consolidation, CGS's property management affiliates also provided property management services to third parties. The portions of the property management business relating to third party property management will be distributed to CGS's controlling shareholders prior to the consolidation.

Results of Operations

      Comparison of the Six Months Ended June 30, 2000 to the Six Months Ended June 30, 1999

      Total revenues for the six months ended June 30, 2000 increased by $550,000 or 4.2% to $13,501,000 as compared to $12,951,000 for the six months ended June 30, 1999. Revenue from property management operations decreased by $216,000 or 4.3% to $4,829,000 for the six months ended June 30, 2000 as compared to $5,045,000 for the six months ended June 30, 1999. Revenue from property management operations decreased due to the sales of properties by third party clients of the American Spectrum Predecessor. Purchasers of the properties involved elected to self-manage or appoint a manager other than the American Spectrum Predecessor. Rental income for the six months ended June 30, 2000 increased by $768,000 or 11.1% to $7,708,000 as compared to $6,940,000 for the six months ended June 30, 1999. The increase in rental income resulted primarily from the acquisition of the Autumn Ridge apartments in May 1999.

                                                                 Six Months Ended June 30,
                                                            2000                          1999
                                                            ----                          ----
      Rental income                              $ 7,708,000      57.1%       $ 6,940,000        53.5%
      Property management operations               4,829,000       35.8         5,045,000        39.0
      Income from affiliates                         964,000       7.1            966,000         7.5
                                                 -----------     ------       -----------       ------
      Total revenues                             $13,501,000     100.0%       $17,951,000       100.0%
                                                 ===========     ======       ===========       ======

      Because American Spectrum will perform no third party management services, all ongoing revenues will be derive from rental income. Substantially all such revenues are earned pursuant to fixed rent commitments since average or percentage rent income is immaterial. Rental income, as a percentage of total revenues has increased due to the addition of the Autumn Ridge property and other leasing activities and the declining role of third party management activities.

      Total expenses for the six months ended June 30, 2000 increased by $261,000 or 2.6% to $10,468,000 as compared to $10,207,000 for the six months ended June 30, 1999. Expenses excluding interest, depreciation, and amortization for the six months ended June 30, 2000 increased by $373,000 or 4.5% to $8,745,000 as compared to $8,372,000 for the six months ended June 30, 1999. Expenses, excluding interest, depreciation, and amortization, as a percentage of total revenues, increased slightly from 64.6% for the six months ended June 30, 1999 to 64.6% for the six months ended June 30, 2000. Components of expenses excluding interest, depreciation, and amortization as a percentage of total revenues were as follows:

                                                                  Six Months Ended June 30,
                                                               2000                      1999
                                                               ----                      ----
      Property operating & maintenance               $2,502,000      18.5%      $1,794,000      13.9
      Real estate taxes                                 644,000       4.8          369,000       2.8
      Property management operations                  5,329,000      39.5        5,735,000      44.3
      Impairment charges                                                            20,000       0.1
      Other (income) expense                            270,000       2.0          454,000       3.5
                                                     ----------      -----      ----------      -----
      Total cost and expenses                        $8,745,000      64.8%      $8,372,000      64.6%
                                                     ==========      =====      ==========      =====

     The increases in property operating and maintenance and real estate taxes, as a percentage of revenues, is a result of the increase in rental income as a percentage of total revenues.

      Interest expense increased by $1,905,000 or 42.1%, to $6,435,000 for the six months ended June 30, 2000 as compared to $4,530,000 for the six months ended June 30, 1999 due to $9,800,000 in additional debt service at June 30, 2000 (approx $500,000 in interest expense). Additionally, interest expense for the McDonnell property increased $710,000 for the six months ended June 30, 2000, as interest charges are no longer being capitalized. Lastly, the Autumn Ridge property acquired in May, 1999 incurred interest charges for a full six months in the first half of 2000 versus just over one month in the first half of 1999 ($360,000 variance).

      Net loss increased by $1,575,000 or 66.7%, to $3,935,000 for the six months ended June 30, 2000 as compared to $2,360,000 for the six months ended June 30, 1999. Non-operational variances included $1,861,000 in extraordinary charges related to the refinancing of the Chrysler Building. Excluding this transaction, the net loss for the six months ended June 30, 2000 would have compared favorably to the six months ended June 30, 1999 by $286,000.

Comparison of the Year Ended December 31, 1999 with the Year Ended December 31, 1998

      Total revenues for the year ended December 31, 1999, decreased by $1,765,000 or 7.2% to $22,622,000 as compared to $24,387,000 for the year ended
December 31, 1998.

Rental income for the year ended December 31, 1999, increased by $1,162,000 or 8.5% to $14,813,000 as compared to $13,651,000 for the year ended December 31, 1998.

      Management fee income decreased $3,237,000 or 37.3% to $5,452,000 for the year ended December 31, 1999, as compared to $8,689,000 for the year ended December 31, 1998. The decrease is a result of sales of property by unrelated clients to purchasers who elected to self-manage the properties or appoint a manager other than the American Spectrum Predecessor.

                                                             Twelve Months Ended December 31,
                                                           1999                           1998
                                                           ----                           ----
      Rental income                             $14,813,000        65.5%        $13,651,000        56.0%
      Property management operations              5,452,000        24.1           8,689,000        35.6
      Income from affiliates                      2,357,000        10.4           2,047,000         8.4
                                                -----------       -----         -----------       -----
      Total revenues                            $22,622,000       100.0%        $24,387,000       100.0%
                                                ===========       =====         ===========       =====

      Total costs and expenses for the year ended December 31, 1999, increased by $4,724,000 or 23.9% to $24,512,000 as compared to $19,788,000 for the year ended December 31, 1998. Expenses excluding interest, depreciation, and amortization for the year ended December 31, 1999, increased by $4,778,000 or 29.0% to $21,253,000 as compared to $16,475,000 for the year ended December 31, 1998. Expenses, excluding interest, depreciation, and amortization, as a percentage of total revenues, increased from 67.6% for the year ended December 31, 1998, to 94.0% for the year ended December 31, 1999, due primarily to impairment charges $5,164,000 incurred in 1999 related to certain real estate held for investment and acquired management company goodwill. Components of expenses excluding interest, depreciation, and amortization as a percentage of total revenues were as follows:

                                                                Twelve Months Ended December 31,
                                                                1999                       1998
                                                                ----                       ----
      Property operating & maintenance                $ 3,396,000     15.0%       $ 2,886,000      11.8%
      Real estate taxes                                 1,597,000      7.1          1,523,000       6.2
      Property management operations                   10,766,000     47.6         12,164,000      49.9
      Impairment charges                                5,164,000     22.8            126,000       0.5
      Other (income) expense                              330,000      1.5           (224,000)     (0.9)
                                                     -----------     -----      -----------      -----
      Total cost and expenses                        $21,253,000     94.0%      $16,475,000      67.6%
                                                     ===========     =====      ===========      =====

      Interest expense increased by $397,000, or 4.2%, to $9,982,000 for the year ended December 31, 1999 as compared to $9,585,000 for the year ended December 31, 1998 due to debt incurred on new property acquisitions.

      Net loss increased by $7,263,000 or 150.6%, to $12,086,000 for the year ended December 31, 1999 as compared to $4,823,000 for the year ended December 31, 1998 due primarily to impairment charges on certain real property held for sale and write off of goodwill associated with acquired management companies, neither of which affected cash flow.

Comparison of the Year Ended December 31, 1998 with the Year Ended December 31, 1997

      Total revenues for the year ended December 31, 1998 increased by $7,887,000 or 47.8% to $24,387,000 as compared to $16,500,000 for the year ended
December 31, 1997. Rental income for the year ended December 31, 1998 increased by $3,506,000 or 34.6% to $13,651,000 as compared to $10,145,000 for the year ended December 31, 1997. The increase in total revenues stems from the increased rental income and revenue from management company operations acquired in 1997. Rental income increased as a result of property acquisitions and rent increases in existing properties.

      Management fee income increased $4,143,000 or 91.1% to $8,689,000 for the year ended December 31, 1998 as compared to $4,546,000 for the year ended December 31, 1997. The increase was due to revenue from two acquired management company operations in 1997, the effect of which was only partially included in 1997.

                                                           Twelve Months Ended December 31,
                                                           1998                         1997
                                                           ----                         ----
      Rental income                            $13,651,000       56.0%       $10,145,000       61.5%
      Property management operations             8,689,000       35.6          4,546,000       27.5
      Income from affiliates                     2,047,000        8.4          1,809,000       11.0
                                               -----------      ------       -----------      ------
      Total revenues                           $24,387,000      100.0%       $16,500,000      100.0%
                                               ===========      ======       ===========      ======

      Total costs and expenses for the year ended December 31, 1998 increased by $7,455,000 or 60.4% to $19,788,000 as compared to $12,333,000 for the year ended
December 31, 1997. Expenses excluding interest, depreciation, and amortization for the year ended December 31, 1998 increased by $6,345,000 or 62.6% to $16,475,000 as compared to $10,130,000 for the year ended December 31, 1997. Expenses, excluding interest, depreciation, and amortization, as a percentage of total revenues, increased from 61.4% for the year ended December 31, 1997 to 67.6% for the year ended December 31, 1998. The expense increases were primarily attributable to two management company acquisitions that occurred late in 1997. Components of expenses excluding interest, depreciation, and amortization as a percentage of total revenues were as follows:

                                                                     Twelve Months Ended December 31,
                                                                    1998                         1997
                                                                    ----                         ----
      Property operating & maintenance                  $ 2,886,000       11.8%       $ 1,683,000      10.2%
      Real estate taxes                                   1,523,000        6.2            848,000       5.1
      Property management operations                     12,164,000       49.9          7,472,000      45.3
      Impairment charges                                    126,000        0.5
      Other (income) expense                               (224,000)      (0.9)           127,000       0.8
                                                        -----------       -----       -----------      -----
      Total cost and expenses                           $16,475,000       67.6%       $10,130,000      61.4%
                                                        ===========       =====       ===========      =====

      Interest expense increased by $1,684,000 or 21.3%, to $9,585,000 for the year ended December 31, 1998 as compared to $7,901,000 for the year ended December 31, 1997 due to borrowings associated with the acquisition of new real estate properties and the refinancing of some of the existing debt.

      Net loss increased by $1,139,000 or 30.9%, to $4,823,000 for the year ended December 31, 1998 as compared to $3,684,000 for the year ended December 31, 1997 due to the increase in total expenses associated with the purchase of two management companies and additional real estate properties in late 1997.

Analysis of Liquidity and Capital Resources

      As of June 30, 2000 American Spectrum had cash balances totaling $2,316,000 on a pro forma basis prior to the consolidation. Cash flow from operations during the six months ended June 30, 2000 totaled $2,931,000. We expect this level of cash flow to increase in the short and long term due to the renewal of leases at the current market rates which exceed historical lease rates, lease-up of two rehabilitation projects (Northwest Corporate Center and Autumn Ridge), and future increases in lease rates created by an excess of demand over supply.

      We plan to refinance at least ten of our properties in the current portfolio. We anticipate realizing total proceeds of the refinancing of approximately $50 million. We anticipate realizing net proceeds of the refinancing, after repaying current debt on the properties financed and other secured debt, of approximately $21 million. These proceeds will be used to fund the acquisition of additional properties and capital improvements to properties in the existing portfolio and for payments required under the settlement of litigation described in the following paragraph. During 2001 and 2002, we anticipate cash flow from operations that otherwise would be used for capital improvements will instead be available for distribution to shareholders or other uses. Capital expenditures budgeted for 2001 total $7.4 million. These consist of comprised of general property improvements ($2.7 million), remodeling of space for new or renewing tenants ($3.3 million), and lease commissions ($1.4 million). Of this amount, $600,000 is expected to be recovered from settlement of a construction related lawsuit and $400,000 will be funded from reserves held by lenders. The remaining $6.4 million will be funded by the refinancing mentioned above.

      In connection with litigation more fully described in Note 8 of the financial statements of Sierra Pacific Development Fund II, that partnership is required to distribute cash to its partners instead of issuance of American Spectrum stock in order to retire specific loan receivables totaling $6.7 million at December 31, 1999.

      In summary, we anticipate using the net refinancing proceeds as follows:

      Capital expenditures for properties                                   $6,400,000
      Repayment of Sierra Pacific Development Fund II loans
      receivable                                                             6,700,000
      Funds available for reserves and future acquisitions
      of property                                                            7,900,000

      We also expect to require additional amounts in the future, primarily for property acquisitions. We intend to seek a credit facility to provide funds for future acquisitions and we may also raise equity capital if market conditions are favorable. American Spectrum has no current plans for further equity offerings. However, we will be constantly monitoring the markets in seeking opportunities to issue equity that will be used for debt reduction and additional property acquisitions.

CGS Affiliates

The following discussion should be read in conjunction with the Selected Financial and Operating Data and the historical and pro forma financial statements appearing elsewhere in this Consent Solicitation. The following discussion is based primarily on the combined financial statements of CGS Affiliates for periods prior to completion of the Consolidation. The pro forma condensed balance sheet is presented as if the Consolidation had occurred on June 30, 2000 and the pro forma results of operations are presented as if the Consolidation had occurred on January 1, 1999.

      The CGS Affiliates own and operate one apartment project in California, one apartment project in Missouri, and one office/warehouse property in Missouri.

Results of Operations

      Comparison of the Six Months Ended June 30, 2000 to the Six Months Ended June 30, 1999

      Total revenues for the six months ended June 30, 2000 increased by $193,000 or 7.5% to $2,751,000 as compared to $2,558,000 for the six months ended June 30, 1999. Rental income for the six months ended June 30, 2000 increased by $180,000 or 7.1% to $2,722,000 as compared to $2,542,000 for the six months ended June 30, 1999. The increase was caused by an increase in occupancy in the first half of 2000.

                                                           Six Months Ended June 30,
                                                      2000                           1999
                                                      ----                           ----
      Rental income                        $2,722,000        98.9%      $2,542,000         99.4%
      Interest and other                       29,000         1.1           16,000          0.6
                                           ----------       ------      ----------        ------
      Total revenues                       $2,751,000       100.0%      $2,558,000        100.0%
                                           ==========       ======      ==========        ======

      Total expenses for the six months ended June 30, 2000 increased by $117,000 or 4.6% to $2,683,000 as compared to $2,566,000 for the six months ended June 30, 1999. Expenses excluding interest, depreciation, and amortization for the six months ended June 30, 2000 increased by $57,000 or 4.8% to $1,238,000 as compared to $1,181,000 for the six months ended June 30, 1999. Expenses, excluding interest, depreciation, and amortization, as a percentage of total revenues, decreased from 46.2% for the six months ended June 30, 1999 to 45.0% for the six months ended June 30, 2000 due to an increase in occupancy in the first half of 2000. Components of expenses excluding interest, depreciation, and amortization changed as a percentage of total revenues as follows:

                                                                   Six Months Ended June 30,
                                                                2000                       1999
                                                                ----                       ----
      Property operating & maintenance                 $908,000     33.0%         $868,000       33.9%
      Real estate taxes                                 259,000      9.4           247,000        9.7
      Property management operations                     71,000      2.6            66,000        2.6
                                                     ----------     -----       ----------       -----
      Total cost and expenses                        $1,238,000     45.0%       $1,181,000       46.2%
                                                     ==========     =====       ==========       =====

      Interest expense increased by $57,000 or 5.9%, to $1,018,000 for the six months ended June 30, 2000 as compared to $961,000 for the six months ended June 30, 1999 due to interest rate increases.

      The net income of $68,000 for the six months ended June 30, 2000 compares favorably to a net loss of $8,000 for the six months ended June 30, 1999. The $76,000 increase in profitability is due primarily to higher rental revenues resulting from an increase in occupancy.

Comparison of the Year Ended December 31, 1999 with the Year Ended December 31, 1998

      Total revenues for the year ended December 31, 1999 increased by $89,000 or 1.7% to $5,196,000 as compared to $5,107,000 for the year ended December 31, 1998. Rental income for the year ended December 31, 1999 increased by $78,000 or 1.5% to $5,156,000 as compared to $5,078,000 for the year ended December 31, 1998. The increase resulted from higher occupancy rates occurring in the second half of 1999.

                                                          Year Ended December 31,
                                                      1999                        1998
                                                      ----                        ----
      Rental income                           $5,157        99.2%           $5,078        99.4%
      Interest and other                          39         0.8                29         0.6
                                              ------       -----            ------       -----
      Total revenues                          $5,196       100.0%           $5,107       100.0%
                                              ======       =====            ======       =====

      Total expenses for the year ended December 31, 1999 increased by $17,000 or 0.3% to $5,238,000 as compared to $5,221,000 for the year ended December 31, 1998. Expenses excluding interest, depreciation, and amortization for the year ended December 31, 1999 increased by $71,000 or .03% to $2,405,000 as compared to $2,334,000 for the year ended December 31, 1998. Expenses, excluding interest, depreciation, and amortization, as a percentage of total revenues, increased from 45.7% for the year ended December 31, 1998, to 46.3% for the year ended December 31, 1999, due to an increase in property operating and maintenance expenses. Components of expenses excluding interest, depreciation, and amortization changed as a percentage of total revenues as follows:

                                                                    Year Ended December 31,
                                                                 1999                    1998
                                                                 ----                    ----
      Property operating & maintenance                     $1,895      36.5%         $1,835      36.0%
      Real estate taxes                                       378       2.5             365       7.1
      Property management operations                          132       7.3             134       2.6
                                                           ------      ----          ------      ----
      Total cost and expenses                              $2,405      46.3%         $2,334      45.7%
                                                           ======      ====          ======      ====

      Interest expense decreased by $89,000 or 4.4%, to $1,942,000 for the year ended December 31, 1999 as compared to $2,031,000 for the year ended December 31, 1998 due to interest rate adjustments.

      Net loss decreased by $72,000, or 63.2%, to $42,000 for the year ended December 31, 1999 as compared to $114,000 for the year ended December 31, 1998 due to increases in rental revenues resulting from higher occupancy.

Comparison of the Year Ended December 31, 1998 with the Year Ended December 31, 1997

      Total revenues for the year ended December 31, 1998 increased by $101,000 or 2.0% to $5,107,000 as compared to $5,006,000 for the year ended December 31, 1997. Rental income for the year ended December 31, 1998 increased by $169,000 or 3.4% to $5,078,000 as compared to $4,909,000 for the year ended December 31, 1997. The increase in rental income was primarily realized from Meadow Wood Apartments where revenue increased $176,000.

                                                       Year Ended December 31,
                                                 1998                           1997
                                                 ----                           ----
      Rental income                      $5,078          99.4%          $4,909           98.1%
      Interest and other                     29           0.6               97            1.9
                                         ------         -----           ------          -----
      Total revenues                     $5,107         100.0%          $5,006          100.0%
                                         ======         =====           ======          =====

      Total expenses for the year ended December 31, 1998 decreased by $24,000 or 0.5% to $5,221,000 as compared to $5,245,000 for the year ended December 31, 1997. Expenses excluding interest, depreciation, and amortization for the year ended December 31, 1998 decreased by $44,000 or 1.9% to $2,334,000 as compared to $2,378,000 for the year ended December 31, 1997. Expenses, excluding interest, depreciation, and amortization, as a percentage of total revenues, decreased from 47.5% for the year ended December 31, 1997 to 45.7% for the year ended December 31, 1998 due to a decrease in property operating expenses. Components of expenses excluding interest, depreciation, and amortization changed as a percentage of total revenues as follows:

                                                                   Year Ended December 31,
                                                               1998                      1997
                                                               ----                      ----
      Property operating & maintenance                  $1,835        36.0%        $1,894       37.8%
      Real estate taxes                                    365         7.1            349        7.0
      Property management operations                       134         2.6            135        2.7
                                                        ------        ----         ------       ----
      Total cost and expenses                           $2,334        45.7%        $2,378       47.5%
                                                        ======        ====         ======       ====

      Interest expense decreased by $45,000 or 2.2%, to $2,031,000 for the year ended December 31, 1998 as compared to $2,076,000 for the year ended December 31, 1997 due to interest rate adjustments.

      Net loss decreased by $196,000 or 63.2%, to $114,000 for the year ended December 31, 1998 as compared to $310,000 for the year ended December 31, 1997 due to higher rental revenue resulting from an increase in occupancy and lower property operating expenses. A $71,000 charge for debt extinguishments in 1997 also contributed to the favorable variance.

   Analysis of Liquidity and Capital Resources

      The Affiliates believe that following the Consolidation, their financial performance will improve due to their ability to reposition certain assets, place favorable financing on others and reduce overhead due to consolidation into one entity from the existing three entities. The Affiliates anticipate that distributions will be paid from cash available for Distribution, which is expected to exceed cash historically available for distribution as a result of decreased overhead and improvement in property cash flows.

      The Company believes that their principal short-term liquidity needs are to fund normal operating expenses and debt service requirements. The Properties require periodic investment of capital for tenant-related improvements and general capital improvements

Cash Flows

      Overview. The Affiliates incurred net losses in 1997, 1998, and 1999 but generated a profit of $68,000 in the six months ended June 30, 2000. However, the Affiliates generated positive earnings before depreciation and amortization of $481,000, $742,000 and $849,000 for 1997, 1998, and 1999 respectively.

      Comparison for the Six Months Ended June 30, 2000 to the Six Months Ended June 30, 1999

      The Affiliates' cash and cash equivalents were $382,000 and $534,000 at June 30, 2000 and June 30, 1999, respectively. Cash and cash equivalents increased $18,000 during the six months ended June 30, 2000 due to $775,000 of cash flow provided by operating activities, $80,000 used in investing activities, and $677,000 used in financing activities. The increase in cash from operating activities is primarily due to an increase in collections from accounts receivables and an increase in rental revenue. The decrease in cash from financing activities results primarily from equity distributions and pay downs of notes payable.

      Comparison for the Year Ended December 31, 1999 to the Year Ended December 31, 1998

      The Affiliates' cash and cash equivalents were $363,000 and $479,000 at December 31, 1999 and 1998, respectively. Cash and cash equivalents decreased $116,000 during 1999 due to $639,000 of cash flow provided by operating activities, $170,000 used in investing activities, and $585,000 used in financing activities. The increase in cash from operating activities is primarily due to an increase in collection from accounts receivables and an increase in rental revenue. The decrease in cash from financing activities results primarily from equity distributions and pay downs of notes payable.

      Comparison for the Year Ended December 31, 1998 to the Year Ended December 31, 1997

      The Affiliates' cash and cash equivalents were $479,000 and $710,000 at December 31, 1998 and 1997, respectively. Cash and cash equivalents decreased $231,000 during 1998 due to $738,000 of cash flow provided by operating activities, $202,000 used in investing activities, and $767,000 used in financing activities. The decrease in cash from operating activities is primarily due to increases in accounts payable and accrued expenses. The decrease in cash from financing activities results primarily from pay downs on notes payable.

The Funds

      Management's Discussion and Analysis of Financial Condition and Results of Operations for each of the Funds is set forth as part of the financial data accompanying the financial statements for each Fund beginning at page F-___________.

Quantitative and Qualitative Disclosures about Market Risk

      Market risk is the exposure or loss resulting from changes in interest rates, foreign currency exchange rates, commodity prices and equity prices. The primary market risk to which we are exposed is interest rate risk, which is sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors that are beyond our control.

Interest Rate Risk

      In order to modify and manage the interest characteristics of our outstanding debt and limit the effects of interest rates on our operations, we may use a variety of financial instruments, including interest rate swaps. Historically, we have used these on only a limited basis. We do not enter into any transactions for speculative or trading purposes.

      Some of our future earnings and cash flows are dependent upon prevailing market rates of interest, such as LIBOR. Based on interest rates and outstanding balances as of December 31, 1999, a 1% increase in interest rates on our $96 million of floating rate debt upon completion of the consolidation would decrease annual future earnings and cash flows by approximately $1.0 million and would not have an impact on the fair value of the floating rate debt. A 1% decrease in interest rates on our $96 million of floating rate debt would increase annual future earnings and cash flows by approximately $1.0 million and would not have an impact on the fair value of the floating rate debt.

      These amounts are determined by considering the impact of the hypothetical interest rates on our borrowing cost. In the event of a significant change in interest rates, we would consider taking actions to mitigate our exposure to the change. Due to the uncertainty of the specific actions that would be taken and their possible effects, however, this sensitivity analysis assumes no changes in our capital structure.

                          AMERICAN SPECTRUM'S BUSINESS

General

      CGS Real Estate Company, Inc. was incorporated in December 1989. In _______, __, 2000, CGS Real Estate Company, Inc. was merged with American Spectrum Realty Inc., a newly organized Maryland corporation. Upon completion of the consolidation, assuming that all of the funds approve the consolidation, American Spectrum will own and operate a diversified portfolio of real property comprised of 35 properties in nine states. The properties consist of 12 office properties, 11 industrial properties, five shopping centers, five apartment properties, one mixed-use property and one parcel of development land. The properties to be acquired by American Spectrum have an aggregate appraised value of approximately $282,710,000. Since American Spectrum does not know which funds will approve the consolidation, the exact makeup of the American Spectrum's properties is unknown.

      American Spectrum intends to qualify as a REIT for federal income tax purposes beginning in 2002, and will be managed by its Board of Directors and officers. American Spectrum will not pay for the services of a REIT adviser or property manager.

Background and Strategy

      CGS has been engaged in the real estate business since 1989. William J. Carden, its founder, has been engaged in the real estate business since December 1989. Since its founding, CGS has acquired properties and companies engaged in the business of acquiring properties and organizing and managing real estate limited partnerships. CGS has also acquired established real estate management and brokerage businesses which it operates under the name "Coldwell Banker Commercial - American Spectrum" in California, Colorado, Missouri, Texas and Arizona. CGS managed a diversified portfolio throughout the United States.

      CGS has managed each of the types of properties included in our properties, and CGS senior officers have extensive experience in leasing, construction management and real estate investment brokerage. The senior officers of CGS and its subsidiaries have substantial experience in operating and acquiring residential, office, office/warehouse, apartment and shopping center properties throughout the United States. American Spectrum will own CGS's property management business relating to management of its affiliated properties. CGS's third party brokerage, property management and leasing operations will not be acquired by American Spectrum in the consolidation. The general partners of each of the funds were not affiliates of CGS at the time of their formation. In 1994, CGS acquired the capital stock of the general partners and managers of Sierra Pacific Development Fund, Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Pension Investors '84 and Sierra Pacific Institutional Properties V. In 1997, CGS acquired the capital stock of the general partners and managers of Nooney Income Fund Ltd., L.P., Nooney Income Fund Ltd. II, L.P. and Nooney Real Property Investors-Two, L.P.

      American Spectrum will continue to operate and expand the principal businesses of CGS and will continue to pursue CGS's business objectives and acquisition strategies with the intent to increase our current asset level substantially during the next five to seven years.

      Financing American Spectrum's Growth Strategy. In order to provide the funds necessary to fund our anticipated growth, we plan to refinance the properties to a level of approximately 70% of indebtedness to total assets (based on appraised value) which we anticipate will generate significant refinancing proceeds. Additionally, we may seek to identify and work with joint venture equity partners to provide the additional capital. Under the note terms, American Spectrum's ratio of total indebtedness to total assets (based on appraised value) is limited to 70%.

      Opportunities to Acquire Undervalued and Undermanaged Properties. American Spectrum believes that it will be well positioned to invest in properties, either individually or in portfolios, at attractive prices, often at a cost lower than replacement cost. This will be accomplished using American Spectrum's knowledge of diverse geographical markets and property types, as well as its established capability to identify, and negotiate with, highly-motivated sellers, which include individual developers as well as such institutions as banks, insurance companies and pension funds. In addition, the economic circumstances of such highly-motivated sellers present an opportunity for American Spectrum to improve existing management by substituting its property management policies and personnel, thereby creating real value in undermanaged properties. American Spectrum will not set a maximum target purchase price but rather we will tailor our acquisitions to underperforming properties which we believe are attractively priced due to relative physical or operating deficiencies. We believe that our real estate expertise will allow us to, when necessary, reposition, renovate or redevelop these properties to make them competitive in their local markets.

      Competitive Advantages. American Spectrum believes it will have certain competitive advantages that will enable it to be selective with respect to real estate investment opportunities and allow it to successfully pursue its acquisitive growth strategy. Based on CGS's experience, American Spectrum expects that its presence in geographically diverse markets will increase its exposure to opportunities to make attractive acquisitions of various types of properties throughout the United States with a primary focus on the midwestern and western regions and provide it with certain competitive advantages which enhance its ability to do so, including:

      strong local market expertise;

o long-standing relationships with tenants, real estate brokers and institutional and other owners of real estate in each local market;

o fully integrated real estate operations which allow quick response to acquisition opportunities;

o its access to capital markets at competitive rates as a public company following the consolidation; and

o its ability to acquire properties in exchange for American Spectrum shares or limited partnership interests in the Operating Partnership which may make it a more attractive purchaser when compared to purchasers who are not similarly structured or are unable to make similar use of equity to purchase properties.

      Geographic and Property Type Diversification. American Spectrum intends to seek acquisitions of properties which have sufficient historical operating income to assure that dividend distributions to stockholders will not be diminished in the short-term and will be expected to increase in the long-term. American Spectrum intends to focus its acquisition on office, office/warehouse, apartment properties in the midwestern and western United States. However, American Spectrum believes that it will be best able to take advantage of attractive opportunities if it is not limited geographically or by property type. Such an absence of limits will enable American Spectrum to acquire diversified portfolios of properties, giving it a potential competitive advantage over more highly focused real estate investment trusts. Moreover, American Spectrum believes that geographic diversification of its properties will better enable it to withstand economic downturns in particular regions, and that diversification will help protect American Spectrum from possible adverse factors (e.g., overbuilding) which from time to time may affect particular types of properties.

      Property Management Strategies. CGS and its subsidiaries have developed procedures and expertise which will permit American Spectrum to manage effectively a variety of types of properties throughout the United States. Its decentralized structure with strong local management teams have enabled it to operate efficiently.

      In seeking to maximize revenues, minimize costs and increase the value of properties it manages, CGS and its subsidiaries have historically followed aggressive property management policies. Among the property management techniques CGS emphasizes are regular and comprehensive maintenance programs, regular and comprehensive financial analyses, the use of a master property and casualty insurance program, aggressive restructuring or conversion of properties to more profitable uses, the establishment of aggressive leasing programs, the building of relationships with tenants and frequent appearances before property tax commissions, planning commissions and other local governmental bodies. American Spectrum believes that its management of its properties will be a substantial factor in its ability to realize its objective of maximizing earnings from its properties.

      Managing and Monitoring Investments. American Spectrum, will actively manage the property portfolio and administer its investments. American Spectrum will monitor property level issues including property sales, real estate taxes, assessments and insurance payments and actively analyze diversification, review tenant financial statements and restructure investments in the case of underperforming and non-performing investments.

Credit Facility

      American Spectrum expects to seek a credit facility that may be used to finance acquisitions or, to a limited extent, for working capital purposes, including capital improvements. As security for such borrowings, American Spectrum expects to grant mortgage liens on its properties and on additional properties acquired by American Spectrum, and may also pledge its equity interests in the Operating Partnership units held by American Spectrum. We expect such liens to be cross-collateralized and cross-defaulted with all other liens on American Spectrum's properties which secure borrowings under the credit facility. However, due to significant currently outstanding indebtedness associated with certain of the properties and the general risks associated with acquiring credit facilities, we cannot provide assurances that we will be successful in obtaining a credit facility.

Acquisition and Investment Policies

      American Spectrum will continue to pursue CGS's acquisition strategies. In doing so, American Spectrum will target investments in properties in targeted midwestern, western and other markets with the potential to provide stable, favorable current cash returns in office, office/warehouse and apartment properties. Building a diversified portfolio of properties with stable cash flows and favorable appreciation potential reduces the overall risk of the portfolio and enables American Spectrum to pursue additional opportunistic acquisitions while maintaining an attractive overall risk/return profile.

      American Spectrum believes it will be well-positioned to invest in properties, either individually or in portfolios, at attractive prices, often at a cost lower than replacement cost. This will be accomplished using American Spectrum's knowledge of diverse geographical markets and property types, as well as its established capability to identify, and negotiate with, highly-motivated sellers, which include individual owners as well as such institutions as banks, insurance companies and pension funds.

      Based on CGS's experience, American Spectrum expects that its presence in geographically diverse markets will increase its exposure to opportunities to make attractive acquisitions of various types of properties primarily in the Midwestern and western United States. American Spectrum intends to seek acquisitions of properties which have sufficient historical operating income to assure that dividend distributions to stockholders will not be diminished in the short-term and will be expected to increase in the long-term. It believes that it will be best able to take advantage of attractive opportunities if it is not limited geographically or by property type, enabling it to acquire diversified portfolios of properties. American Spectrum believes that this will provide a potential competitive advantage over more focused purchasers, including other real estate investment trusts. American Spectrum believes that geographic diversification of its properties will better enable it to withstand



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economic downturns in particular regions, and that diversification by property type will help protect it from adverse factors such as overbuilding.

      American Spectrum's investment objectives are to maximize both current cash flow and long-term growth in cash flow and to acquire established and newly-developed income-producing properties with cash flow growth potential. American Spectrum will continue its policy of selecting properties based on their individual potentials rather than because they conform to a particular type or are located in the same geographic area as existing properties. Additionally, where prudent and possible, American Spectrum will seek to expand to upgrade both existing properties and any newly-acquired properties. American Spectrum's policy is to acquire assets primarily for generation of funds from operations and long-term value appreciation; however, where appropriate, American Spectrum will sell certain properties taking into account the tax consequences of such sales, as well as refinement of American Spectrum's geographic and property type focus. See "Federal Income Tax Considerations -- Taxation of American Spectrum."

      American Spectrum also intends to engage in selective development projects in its established markets, but it intends to do so only in situations which it believes are driven by market demand and are therefore likely to bear less risk than more speculative development projects.

Financing Policies

      American Spectrum currently intends to maintain a ratio of debt-to-total assets (based on appraised value) of less than 70%. American Spectrum may from time to time re-evaluate its debt capitalization policy and decrease or increase such ratio (subject to the terms of the notes) accordingly in light of then-current economic conditions, relative costs to American Spectrum of debt and equity capital, market values of its properties, growth and acquisition opportunities and other factors. American Spectrum's articles of incorporation do not provide a limit on the ratio of debt-to-total market capitalization and, consequently, American Spectrum may in the future become more highly leveraged. To the extent that the Board of Directors of American Spectrum decides to obtain additional capital, American Spectrum may issue debt or equity securities, or retain earnings (subject to provisions in the Code requiring distributions of income to maintain REIT status), or a combination of these methods.

      American Spectrum expects to seek a $50 million credit facility that may be used to finance acquisitions or, to a limited extent, for working capital purposes, including capital improvements. American Spectrum expects that any credit facility it obtains will generally be secured by mortgages on its properties, and that it may be required to pledge its equity interests in the Operating Partnership units held by American Spectrum. These mortgages may be recourse, nonrecourse or cross-collateralized and may contain cross-default provisions. American Spectrum does not have a policy limiting the number or amount of mortgages that may be placed on any particular property, but mortgage financing instruments usually limit additional indebtedness on such properties. Future credit facilities and lines of credit may be used for the purpose of making acquisitions or capital improvements, providing working capital to American Spectrum or meeting the taxable income distribution requirements for REITs under the Code if American Spectrum has taxable income without receipt of cash sufficient to enable American Spectrum to meet such distribution requirements. There can be no assurance that American Spectrum's current amount of leverage will not prevent it from incurring additional debt.

      Equity investments may be subject to existing mortgage financing and other indebtedness, or such financing or indebtedness may be incurred in connection with acquiring investments. Any such financing or indebtedness will have priority over American Spectrum's equity interest in the property.



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Other Policies

      American Spectrum may consider offering purchase money financing in connection with the sale of properties where the provision of such financing will increase the value received by American Spectrum for the property sold.

      Without the approval of a majority of American Spectrum's disinterested directors, American Spectrum will not:

     o acquire any property or other assets from or sell any property or other assets to any director, officer or employee of American Spectrum, or any entity in which a director, officer or employee of American Spectrum owns directly or indirectly more than a 1% interest or serves as a general partner or controls an entity which serves as a general partner, or acquire any property or other assets from or sell any property or other assets to any affiliate of any of the foregoing;

     o    make any loan to or borrow from any of the foregoing persons; or

     o engage in any other material transaction with any of the foregoing persons. Any transaction of the type described above will be in all respects on such terms as are, at the time of the transaction and under the circumstances then prevailing, fair and reasonable to American Spectrum in the judgment of a majority of American Spectrum's disinterested directors.

      American Spectrum may, but does not currently intend to, make investments other than as previously described. American Spectrum has authority to offer its shares of common stock or other equity or debt securities in exchange for property and to repurchase or otherwise reacquire its common stock or any other securities and may engage in such activities in the future. American Spectrum also may make loans to joint ventures in which it participates. American Spectrum will not engage in trading, underwriting or the agency distribution or sale of securities of other issuers. At all times, American Spectrum intends to make investments in such a manner as to be consistent with the requirements of the Code (or the Treasury Regulations promulgated thereunder), unless the Board of Directors determines that it is no longer in its best interests to qualify as a REIT. American Spectrum's policies with respect to such activities may be modified by American Spectrum's directors without notice to, or the vote of, stockholders.

      American Spectrum expects to pursue its investment objectives through the direct and indirect ownership of properties and the ownership of interests in other entities. Future investments, including the activities described below, will not be limited to any geographic area or to a specified percentage of American Spectrum's assets. American Spectrum believes that opportunities exist to acquire established under-performing properties, as well as to acquire properties in various stages of development.

      American Spectrum also may participate with other entities in property ownership through joint ventures or other types of co-ownership, the participation in which may be financed as discussed in "Financing Policies" below.

      While American Spectrum will emphasize equity real estate investments, it may, in its discretion, invest in mortgages and other property interests. American Spectrum does not currently intend to invest to a significant extent in mortgages but may do so subject to the investment restrictions applicable to REIT's. The mortgages in which American Spectrum may invest may be either first mortgages or junior mortgages, and may or may not be insured by a governmental agency.

      Subject to the percentage ownership limitations and gross income tests necessary for REIT qualification, American Spectrum may also invest in securities of entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities. See "Federal



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Income Tax Considerations -- Taxation of American Spectrum." American Spectrum
may acquire all or substantially all of the securities or assets of other REIT's or similar entities where such investments would be consistent with American Spectrum's investment policies. In any event, American Spectrum does not intend that its investments in securities will require it to register as an "investment company" under the Investment Company Act of 1940, and American Spectrum would divest securities before any such registration would be required.

      It is the policy of CGS to acquire assets both for income, and for capital gains.

      We do not have any limits on the number or amount of mortgages which may be placed on any one piece of property.

      We do not have any policy with respect to percentage of assets to be invested in any one property.

                                 The Properties

      The properties consist of 12 office buildings properties, 12 office/warehouse properties, 5 apartment properties, 5 shopping centers, and 1 parcel of vacant land.

      Office Properties. American Spectrum will own 12 office building properties located in 8 states. Certain of these properties also include warehouse space. The following are brief descriptions of each of the office properties:

      Leawood Fountain Plaza is a three-building office complex in Leawood, Kansas. Constructed in two phases in 1982 and 1983, the buildings contain approximately 30,000, 29,000 and 26,000 net rentable square feet respectively, or an aggregate of approximately 85,000 net rentable square feet of office space. The buildings are located on a 7.9-acre site which provides paved parking for 403 cars. The complex was 89% leased by 36 tenants at September 30, 2000.

      Countryside Office Park is a single story office building located at 1210-1270 W. Northwest Highway in Palatine, Illinois, a suburb of Chicago. Built in 1972, the building contains approximately 91,000 net rentable square feet and is situated on an 8.6-acre site which provides parking spaces for 467 cars, some of which spaces are shared with adjoining properties pursuant to a mutual easement agreement which also provides for the sharing of certain expenses. The building was 93% leased by 32 tenants at September 30, 2000.

      NorthCreek Office Park is a three building office complex located at 8220, 8240 and 8260 NorthCreek Drive in Cincinnati, Ohio. Constructed in phases in 1984 and 1986, the three-story buildings contain 19,900, 24,000 and 48,000 net rentable square feet respectively, or an aggregate of approximately 92,000 net rentable square feet. The buildings are located on a 8.4-acre site which provides paved parking for 366 cars. The complex was 95% leased by 31 tenants at September 30, 2000.

      5850 San Felipe in Houston, Texas is a 6-story office building comprising 100,900 rentable square feet. It was 99% occupied at September 30, 2000 by 33 tenants. The property was built in 1977 and is situated on 2.1 acres and has 388 parking spaces.

      Sorrento II is comprised of two, two-story buildings located at 9980 and 10020 Huennekens Street in San Diego, California. Built in 1986, the two buildings contain approximately 88,423 rentable square feet and are located on a 3.7-acre site with 418 parking spaces. The property was 100% occupied as of September 30, 2000 by 5 tenants.

      Parkade Center is a mixed use, office/retail complex located at 601 Business Loop West in Columbia, Missouri. Built in 1965, this building is situated on a 19.39-acre site and contains approximately 229,368



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rentable square feet. Parking is provided for 1,367 automobiles. The property was 87% occupied with 70 tenants as of September 30, 2000.

      Sierra Mira Mesa is located on 9444 Waples in San Diego, California. The four-story, multi-tenant office building was built in 1987 and contains approximately 89,560 rentable square feet and is situated on a 5.2-acre site. Surface parking is provided for 417 automobiles. The building was 97% occupied by 5 tenants as of September 30, 2000.

      Bristol Bay is an office building located at 2424 S.E. Bristol in Newport Beach, California. The two-story building was built in 1988 and contains approximately 47,026 rentable square feet. The building is situated on a 2.4-acre site, which provides a total of 192 parking spaces. The building was 94% occupied with 6 tenants as of September 30, 2000.

      Pacific Spectrum is a multi-tenant office located at 10201 and 10235 South 51st Street in Phoenix, Arizona. Pacific Spectrum consists of one single-story office and a two-story office joined by a breezeway. Built in 1986, the two buildings contain approximately 70,511 square feet and are located on a 5.57-acre site. Parking for 293 cars is provided. The buildings were 92% occupied with 28 tenants as of September 30, 2000.

      The Chrysler Building is a nine-story, multi-tenant office located at 7700 Irvine Center Drive in Irvine, California, strategically located within the Irvine Center/Spectrum area in the heart of Orange County. Built in 1989, the building is located on a 6.77-acre site and contains approximately 207,700 rentable square feet. Parking for 815 cars is provided. The building was 96% occupied with 51 tenants as of September 30, 2000.

      Northwest Corporate Center II is an office building located at 5757 Phantom Drive in St. Louis, Missouri. Built in 1983, Northwest Corporate Center II contains approximately 87,944 rentable square feet and is located on a 4.714-acre site with 383 parking spaces. The property was 48% occupied as of September 30, 2000 by 6 tenants.

      Sierra Creekside is located at 100 Park Place in San Ramon, California. The property is comprised of two, two-story steel frame and brick-face office buildings. Built in 1985, the property contains approximately 47,800 rentable square feet and is situated on a 3.2-acre site with 216 parking spaces. The property was 100% occupied as of September 30, 2000 by 18 tenants.

      Office/Warehouse Properties. American Spectrum will own 12 properties in 6 states which are a combination of office and warehouse space. Included are bulk warehouse distribution facilities; office/warehouse properties where the office component is generally 40% or less with the warehouse portion being unfinished and used for storage, distribution or light assembly; and buildings which contain a high percentage of finished office space with the warehouse portion generally semi-finished and designed for use in the computer industry. The following are brief descriptions of each of these properties:

      The Jackson Industrial Building A ("Jackson Warehouse") is a warehouse building located at Post Road and 30th Street in Indianapolis, Indiana. Jackson Warehouse is a one-story, masonry building and is located on a 21.87-acre site with 128 parking spaces. The building, originally constructed in 1976 and subsequently expanded in 1980, contains approximately 320,000 net rentable square feet. Jackson Warehouse was 100% leased by 2 tenants at September 30, 2000.

      Oak Grove Commons is an office/warehouse complex built beginning in 1972 through 1976 and located on Brook Drive in the city of Downers Grove, Illinois, a suburb of Chicago. Oak Grove Commons consists of three adjoining single-story buildings constructed of brick veneer with concrete block backing which contain a total of approximately 137,000 net rentable square feet and are located on a 7.6-acre site which provides paved parking for 303 cars. The complex was 95% leased by 28 tenants at September 30, 2000.



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      Park Plaza I & II ("Park Plaza") is an office/warehouse center located at
5707-5797 Park Plaza Court in Indianapolis, Indiana. Park Plaza consists of two one-story, concrete block buildings. Park Plaza I was built in 1975 and Park Plaza II in 1979. Park Plaza is located on a 9-acre site which provides paved parking for 150 cars. The buildings contain a total of approximately 95,000 net rentable square feet and was 96% leased by 27 tenants at September 30, 2000.

      Morenci Professional Park Buildings A, B, C and D ("Morenci") is an office/warehouse complex located at 62nd Street and Guion Road in Indianapolis, Indiana. Morenci consists of four one-story, masonry buildings located on a 13.35-acre site with 380 parking spaces and was built in 1975. Morenci contains a total of approximately 105,600 net rentable square feet and was 90% leased by 47 tenants at September 30, 2000.

      Sierra Southwest Pointe is comprised of four one-story buildings located at 9630 Clarewood Drive in Houston, Texas. Built in 1972, the property contains approximately 100,868 rentable square feet and is located on a 6.4-acre site. Parking is provided for 168 cars. The property was 91% occupied by 23 tenants as of September 30, 2000.

      Northeast Commerce Center is a two building office/warehouse/showroom facility located at 420-422 Wards Corner Road in Loveland, Ohio, a suburb of Cincinnati. The two single-story buildings contain 50,000 net rentable square feet each, or an aggregate of approximately 100,000 net rentable square feet. The buildings were built in 1985 and are situated on a 7.5-acre site which provides parking for 278 cars. The buildings were 65% leased by 5 tenants at September 30, 2000.

      Tower Industrial Building is an office warehouse located at 750-760 Tower Road in Mundelein, Illinois, a suburb of Chicago. The one-story concrete block building was constructed in 1983, contains approximately 42,000 net rentable square feet, and is situated on a 3-acre site which provides parking for 140 cars. The building is currently 100% leased by one tenant at September 30, 2000.

      Sierra Valencia is a single-story "S" shaped building located at 3280 Hemisphere Loop in Tucson, Arizona. Built in 1987, the building contains approximately 82,520 rentable square feet and is located on a 5.5-acre site. 227 parking space are provided of which 51 are covered. The building was 97% occupied as of September 30, 2000 by 9 tenants.

      Sierra Westlakes is a complex with 2 one-story buildings located at 1560 Cable Ranch Road in San Antonio, Texas. Built in 1985, the two buildings are constructed of tilt-up concrete panels with glass window walls at the corners. The property contains approximately 95,370 rentable square feet and is located on a 6.5-acre site with 713 parking spaces. The property was 75% occupied with two tenants as of September 30, 2000.

      Sorrento I is a two-story building located at 9535 Waples Street in San Diego, California. Built in 1986, the building is constructed of concrete tilt-up panels with crushed aggregate stone finish and glass panels. The property contains approximately 43,100 rentable square feet and is located on a 2.1-acre site. On-site parking is available for 148 automobiles. The property was 100% occupied by one tenant as of September 30, 2000.

      Technology is located at 3100 Alvin Devane Boulevard in Austin, Texas. The property is comprised of two tilt-up concrete buildings. The buildings were built in 1986 and contain approximately 109, 012 rentable square feet. Located on a 6.61-acre site, Technology provides parking spaces to accommodate 350 automobiles. The property was 100% occupied with 6 tenants at September 30, 2000.

      The Business Center is a single-story, high tech industrial building located at 13701-13739 Rider Trail North in St. Louis, Missouri. Built in 1985, the building contains approximately 64,837 rentable square feet



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and is located on a 5.3-acre site with 162 parking spaces. The property was 100%
occupied by 5 tenants as of September 30, 2000.

      Apartment Properties. American Spectrum will own 5 apartment properties located in 3 states. The following are brief descriptions of each of the apartment properties:

      The Lakes is a 408-unit rental community located at 306 Chaparrall Creek Drive in Hazelwood, Missouri. This complex consists of 28 two-story frame buildings on a 28-acre site. The Lakes were built in 1985 and contain approximately 311,912 rentable square feet. Parking is provided for 839 automobiles. The property was at 94% occupancy at September 30, 2000.

      Meadow Wood Village is a 206-unit rental apartment complex located on Ximeno Avenue in the City of Long Beach, California. It was constructed in 1985 at a density of 25.91 units per acre on 7.5 acres within a small master-planned community. Meadow Wood Village offers 206 carport-parking spaces for residents, as well as open spaces for residents and guests. The property was at 90% occupancy at September 30, 2000.

      Creekside Apartments is a 152-unit rental complex located on Monroe Street in the City of Riverside, California. Built in 1991, the Creekside was created especially for seniors 55 and older. The complex is located on a 7.41-acre site and contains approximately 77,650 rentable square feet. Parking is provided for 150 cars. The property was 93% occupied as of September 30, 2000.

      Villa Redondo is located in Long Beach, California, at 3428 Hathaway Avenue. Built in 1990, a "village" feeling is created by distributing the property's 125 units among 11 two-and three-story buildings, all set amid richly landscaped grounds on 8 acres. The complex contains approximately 96,802 rentable square feet and provides 240 parking spaces for the residents and their guests. The property was 92% occupied as of September 30, 2000.

      Autumn Ridge is a 366-unit rental complex located at 920 E. Houston Avenue in Pasadena, Texas. Built in 1965, Autumn Ridge is located on a 3.3-acre site and contains approximately 297,401 rentable square feet. Parking is provided for 387 cars. The property was 59% occupied as of September 30, 2000.

      Shopping Centers. American Spectrum will own 5 shopping center properties located in 3 states. The following are brief descriptions of each of the shopping center properties:

      Maple Tree Shopping Center ("Maple Tree") is a shopping center located at the corner of Clayton and Clarkson Roads in West St. Louis County, Missouri. Constructed in 1974 of steel and masonry block, Maple Tree contains approximately 72,000 net rentable square feet and is located on a 7.8-acre site which provides paved parking for 357 cars. The property was 100% occupied by 18 tenants as of September 30, 2000.

      Columbia North East Shopping Center is located on the west side of Two Notch Road in Richland County, South Carolina. Built in 1975 and remodeled in 1991, the one-story shopping center contains approximately 56,515 net rentable square feet. The shopping center provides parking spaces to accommodate 435 automobiles and is situated on a 5-acre site. The building was 92% occupied with 6 tenants as of September 30, 2000.

      Marketplace Shopping Center is located at 1001 Harden Street, South Carolina. The two-story shopping center was built in 1951 and remodeled in 1980. The shopping center is constructed of brick veneer and stucco with stone accents over concrete with aluminum framed glass. The building is located on a 5-acre site and contains approximately 100,709 rentable square feet. Located next to the University of South Carolina, the shopping center provides parking spaces for 351 automobiles. The building was 51% occupied with 7 tenants as of September 30, 2000.



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      Richardson Plaza Shopping Center is located at 537 St. Andrews Road in
Columbia, South Carolina. Built in 1982, the one-story building contains approximately 108,139 square feet and is located on an 8.8-acre site. Constructed of brick and concrete with aluminum framed glass, the shopping center provides parking spaces to accommodate 551 automobiles. The property was 70% occupied with 8 tenants as of September 30, 2000.

      Beach & Lampson Pad D is a retail building located at 8050-8060 Lampson in Stanton, California. Built in 1989, the property contains approximately 13,017 rentable square feet and has parking for 25 cars. The property was 28% occupied by 3 tenants as of September 30, 2000.

Land Held for Development:

      Phoenix Van Buren is a vacant land parcel on the south side of East Van Buren Street in Phoenix, Arizona. The site is an irregularly shaped parcel containing approximately 16.65 acres and is indicated to have had several uses, including a mobile home park, retail shops and a gasoline station. This site has been cleared of all improvements since January 1997.

      Geographic Distribution of Properties. The following map shows the location of the properties which will be owned by American Spectrum upon completion of the consolidation.

                      [Map showing location of properties]

PROPERTY OVERVIEW

      The properties are located in 18 commercial and industrial real estate markets and in each of the four regions of the United States listed below. Information regarding the properties by region as of September 30, 2000 is set forth below. All of the properties will be owned in fee simple, assuming all of the funds participate in the consolidation. If any of the funds which hold properties as part of a joint venture with other funds do not approve the consolidation, those properties may be held in joint venture with that fund.

                                                                             Properties by Region
                                          -------------------------------------------------------------------------------------
                                                     Rentable Square Feet                              Annualized Net Rent(1)

                                           Number of                                                                  Percent
Property Type by Region                   Properties         Number      % of Total       Amount      % of Total       Leased
-------------------------------------     -----------    -----------    -----------    -----------   -----------    -----------
Office/Warehouse Properties
      California-Arizona Region                     2        125,620           3.30%   $   884,112          2.42%         98.04%
      Carolinas Region                              0                          0.00%            --          0.00           0.00
      Upper Midwest Region                          7        864,865          22.70%     3,786,591         10.37          93.52
      Texas Region                                  3        305,250           8.01%     2,332,849          6.39          89.04
                                          -----------    -----------    -----------    -----------   -----------    -----------
Total Office/Warehouse properties                  12      1,295,735          34.00%   $ 7,002,752         19.18%         93.53%
Office:
      California-Arizona Region                     6        553,587          14.53%   $11,826,248         32.39%         96.53%
      Carolinas Region                              0                                         0.00%         0.00           0.00
      Upper Midwest Region                          5        579,572          15.21%     6,149,940         16.85          83.49
      Texas Region                                  1        100,900           2.65%     1,221,754          3.35          99.02
                                          -----------    -----------    -----------    -----------   -----------    -----------
Total Office properties                            12      1,234,059          32.39%   $19,197,943         52.58%         93.02%
Shopping Centers:
      California-Arizona Region                     1         13,017           0.34%   $    60,168          0.16%         27.54%
      Carolinas Region                              3        265,353           6.96%     1,007,319          2.76          67.04
      Upper Midwest Region                          1         72,149           1.89%       469,183          1.29         100.00
      Texas Region                                  0             --           0.00%            --          0.00           0.00
                                          -----------    -----------    -----------    -----------   -----------    -----------
Total Shopping Centers                              5        350,519           9.20%   $ 1,536,671          4.21%         64.86%
Total Commercial Leasing                           29      2,880,313          75.59%   $27,737,365         75.98%         83.80%
Apartment Properties:
      California-Arizona Region                     3        320,816           8.42%   $ 4,959,922         13.59%         90.96%
      Carolinas Region                              0                                                                      0.00
      Upper Midwest Region                          1        311,912           8.19%     2,525,004          6.92          94.36
      Texas Region                                  1        297,400           7.80%   $ 1,286,185          3.52          58.60
                                          -----------    -----------    -----------    -----------   -----------    -----------
Total Apartment Properties                          5        930,128          24.41%   $ 8,771,112         24.02%         81.31%
                                          -----------    -----------    -----------    -----------   -----------    -----------
Total                                              34*     3,810,441         100.00%   $36,508,477        100.00%         87.55%
                                          ===========    ===========    ===========    ===========   ===========    ===========

*     Vacant land not included

                                                        Properties by Region

                                                                                                                          Per Leased
                                                                                                                            Square
Property                          State   Type     Year Built       Rentable Square Feet           Annualized Net Rent(1)    Foot
--------------------------------  -----  --------  -----------  ------------------------------  ------------------------------------
                                                                                      Sq. Ft.
                                                                 Number   % Leased     Leased      Amount     % of Total
                                                            -----------  ---------  ---------   ------------  ----------
California Arizona Region
Valencia                           AZ    OFF/WARE     1987       82,520     96.97%     80,060    $   588,960      1.61%   $   7.36
Sorento 1                          CA    OFF/WARE     1986       43,100    100.00%     43,100    $   295,152      0.81%   $   6.85
             Total Industrial      AZ                           125,620     98.04%    123,160    $   884,112              $   7.10
                                                            -----------  ---------  ---------   ------------  ---------  ---------
Pacific Spectrum                   CA    OFFICE       1986       70,511     92.47%     65,204    $ 1,114,561      3.05%   $  17.09
Mira Mesa                          CA    OFFICE       1986       89,560     97.04%     86,909    $ 1,967,480      5.39%   $  22.64
Creekside Office                   CA    OFFICE       1984       47,800    100.00%     47,800    $ 1,008,048      2.76%   $  21.09
Sorrento II - Office               CA    OFFICE       1988       88,073    100.00%     88,073    $ 1,003,024      2.75%   $  11.39
Back Bay                           CA    OFFICE       1988       50,371     94.37%     47,536    $ 1,081,911      2.96%   $  22.76
Chrysler Building                  CA    OFFICE       1989      207,272     95.95%    198,872    $ 5,651,225     15.48%   $  28.42
                                                            -----------  ---------  ---------   ------------  ---------  ---------
             Total Office                                       553,587     96.53%    534,394    $11,826,248              $  20.56
Beach & Lampson Pad D              CA    RETAIL       1987       13,017     27.54%      3,585    $    60,168      0.16%   $  16.78
                                                            -----------  ---------  ---------   ------------  ---------  ---------
             Total Retail                                        13,017     27.54%      3,585    $    60,168              $  16.78
Creekside Apts                     CA    APTS         1991       77,650     92.76%     72,028    $   965,332      2.64%
Villa Redondo                      CA    APTS         1990       96,802     92.00%     89,058*   $ 1,661,124      4.55%
Meadow Wood                        CA    APTS         1985      146,364     89.32%    130,732*   $ 2,333,466      6.39%
                                                            -----------  ---------  ---------   ------------  ---------  ---------
             Total Apts                                         320,816     90.96%    291,818    $ 4,959,922
Sorrento II - Land                 CA    LAND
Phoenix Van Buren                  AZ    LAND
                                                            -----------  ---------  ---------   ------------  ---------  ---------
             Total Land
                                                            -----------  ---------  ---------   ------------  ---------  ---------
 California Arizona Region Total                              1,013,040     94.07%    952,957    $17,730,451     48.57%   $  18.61
                                                            -----------  ---------  ---------   ------------  ---------  ---------
Upper-Midwest Region                                                                       --
Oak Grove Commons                  IL    OFF/WARE   1972-76     137,678     94.89%    130,637    $   932,167      2.55%   $   7.14
Jackson Industrial A               IN    OFF/WARE   1976-80     320,000    100.00%    320,000    $   783,200      2.15%   $   2.45
Morenci Professional Park          IN    OFF/WARE   1975-79     105,600     89.77%     94,800    $   428,580      1.17%   $   4.52
Tower Industrial Bldg              IL    OFF/WARE     1974       42,120    100.00%     42,120    $   168,480      0.46%   $   4.00
Northeast Commerce Ctr             OH    OFF/WARE     1985      100,000     65.36%     65,360    $   391,351      1.07%   $   5.99
Business Center                    MO    OFF/WARE     1985       64,387    100.00%     64,387    $   543,113      1.49%   $   8.44
Park Plaza I and II                IN    OFF/WARE   1975-79      95,080     96.21%     91,480    $   539,700      1.48%   $   5.90
                                                            -----------  ---------  ---------   ------------  ---------  ---------
             Total Industrial                                   864,865     93.52%    808,784    $ 3,786,591              $   9.61
Countryside Executive Ctr          IL    OFFICE       1984       91,975     92.55%     85,126    $ 1,397,647      3.83%   $  16.42
Leawood Fountain Plaza             KS    OFFICE       1982       85,778     88.92%     76,272    $ 1,343,793      3.68%   $  17.62
NorthCreek Office Park             OH    OFFICE     1984-86      91,731     94.77%     86,933    $ 1,322,361      3.62%   $  15.21
Northwest Corporate Center         MO    OFFICE     1983-87      88,116     47.86%     42,172    $   696,072      1.91%   $  16.51
Parkade Center                     MO    OFFICE       1965      221,972     87.13%    193,404    $ 1,390,068      3.81%   $   7.19
                                                            -----------  ---------  ---------   ------------  ---------  ---------
             Total Office                                       579,572     83.49%    483,908    $ 6,149,940              $   9.12
Maple Tree Shopping Ctr                  RETAIL       1974       72,149    100.00%     72,149    $   469,183      1.29%   $   6.50
             Total Retail                                        72,149    100.00%     72,149    $   469,183              $   6.50
The Lakes                          MO    APTS         1985      311,912     94.36%    294,320*   $ 2,525,004      6.92%
                                                            -----------  ---------  ---------   ------------  ---------  ---------
             Total Apts                                         311,912     94.36%    294,320    $ 2,525,004
                                                            -----------  ---------  ---------   ------------  ---------  ---------
UP-MID Region Total                                           1,828,498     90.74%  1,659,161    $12,930,718     35.42%   $   7.79
                                                            -----------  ---------  ---------   ------------  ---------  ---------
Carolina Region
Columbia North East                SC    RETAIL       1991       56,505     91.62%     51,772    $   231,033      0.63%   $   4.46
Marketplace                        SC    RETAIL       1980      100,709     50.51%     50,868    $   297,253      0.81%   $   5.84
Richardson Plaza                   SC    RETAIL       1992      108,139     69.59%     75,254    $   479,033      1.31%   $   6.37
                                                            -----------  ---------  ---------   ------------  ---------  ---------
Carolina Region Total                                           265,353     67.04%    177,894    $ 1,007,319      2.76%   $   5.66
                                                            -----------  ---------  ---------   ------------  ---------  ---------

                                                                                                                          Per Leased
                                                                                                                            Square
Property                          State   Type     Year Built       Rentable Square Feet           Annualized Net Rent(1)    Foot
--------------------------------  -----  --------  -----------  ------------------------------  ------------------------------------
                                                                                      Sq. Ft.
                                                                 Number   % Leased     Leased      Amount     % of Total
                                                            -----------  ---------  ---------   ------------  ----------
Texas Region
Technology                         TX    OFF/WARE     1986      109,012    100.00%    109,012    $ 1,149,420      3.15%   $  10.54
Southwest Point                    TX    OFF/WARE     1972      100,868     90.70%     91,487    $   537,841      1.47%   $   5.88
Westlakes                          TX    OFF/WARE     1985       95,370     74.75%     71,289    $   644,788      1.77%   $   9.04
                                                            -----------  ---------  ---------   ------------  ---------  ---------
             Total Industrial                                   305,250     89.04%    271,788    $ 2,332,049              $   8.49
San Felipe                         TX    OFFICE       1977      100,900     99.02%     99,911    $ 1,221,754      3.35%   $  12.23
             Total Office                                       100,900     99.02%     99,911    $ 1,221,754              $  12.23
Autumn Ridge                       TX    APTS         1999      297,400     58.60%    174,276*   $ 1,286,185      3.52%
                                                            -----------  ---------  ---------   ------------  ---------  ---------
             Total Apts                                         297,400     58.60%    174,276    $ 1,286,185
                                                            -----------  ---------  ---------   ------------  ---------  ---------
             Texas Region Total                                 703,550     77.60%    545,976    $ 4,839,989     13.26%   $   8.86
                                                            ===========  =========  =========  =============  =========  =========
                                                                                           --
Total Commercial Leasing                                      2,880,313             2,575,573    $27,737,365
Total Multi-Family Leasing                                      930,128               760,415    $ 8,771,112

             Totals                                           3,810,441     87.55%  3,335,988    $36,508,477    100.00%   $  11.67
                                                            ===========  =========  =========  =============  =========  =========

                                                         Properties by Type

                                                                                                                         Per Leased
       Property                  State   Region  Year Built         Rentable Square Feet            Annualized Net Rent  Square Foot
------------------------------------------------------------------------------------------------------------------------------------
                                                                                      Sq. Ft.
                                                                Number   % Leased      Leased       Amount   % of Total
------------------------------------------------------------------------------------------------------------------------------------
Office/Warehouse
Valencia                          AZ     CAL-AZ      1987       82,520     96.97%      80,060   $    588,960     1.61%   $  7.36
Sorento 1                         CA     CAL-AZ      1986       43,100    100.00%      43,100   $    295,152     0.81%   $  6.85
                                                            ------------------------------------------------------------------------
     Total CAL-AZ Industrial                                   125,620     98.04%     123,160   $    884,112             $  7.10
                                                            ------------------------------------------------------------------------
Park Plaza I and II               IN     UP-MID    1975-79      95,080     96.21%      91,480   $    539,700     1.48%   $  5.90
Oak Grove Commons                 IL     UP-MID    1972-76     137,678     94.89%     130,637   $    932,167     2.55%   $  7.14
Jackson Industrial A              IN     UP-MID    1976-80     320,000    100.00%     320,000   $    783,200     2.15%   $  2.45
Tower Industrial Bldg             IL     UP-MID      1974       42,120    100.00%      42,120   $    168,480     0.46%   $  4.00
Northeast Commerce Ctr            OH     UP-MID      1985      100,000     65.36%      65,360   $    391,351     1.07%   $  5.99
Business Center                   MO     UP-MID      1985       64,387    100.00%      64,387   $    543,113     1.49%   $  8.44
Morenci Professional Park         IN     UP-MID    1975-79     105,600     89.77%      94,800   $    428,580     1.17%   $  4.52
                                                            ------------------------------------------------------------------------
     Total UP-MD Industrial                                    864,865     93.52%     808,784   $  3,786,591             $  5.49
                                                            ------------------------------------------------------------------------
Technology                        TX      TEXAS      1986      109,012    100.00%     109,012   $  1,149,420     3.15%   $ 10.54
Southwest Point                   TX      TEXAS      1972      100,868     90.70%      91,487   $    537,841     1.47%   $  5.88
Westlakes                         TX      TEXAS      1985       95,370     74.75%      71,289   $    644,788     1.77%   $  9.04
                                                            ------------------------------------------------------------------------
     Total TEXAS Industrial                                    305,250     89.04%     271,788   $  2,332,049             $  8.49
                                                            ------------------------------------------------------------------------
Office/Warehouse Total                                       1,295,735     92.90%   1,203,732   $  7,002,752    19.18%   $  5.82
                                                            ------------------------------------------------------------------------
Office Properties
Pacific Spectrum                  AZ     CAL-AZ      1986       70,511     92.47%      65,204   $  1,114,561     3.05%   $ 17.09
Mira Mesa                         CA     CAL-AZ      1986       89,560     97.04%      86,909   $  1,967,480     5.39%   $ 22.64
Creekside Office                  CA     CAL-AZ      1984       47,800    100.00%      47,800   $  1,008,048     2.76%   $ 21.09
Sorrento II-Office                CA     CAL-AZ      1988       88,073    100.00%      88,073   $  1,003,024     2.75%   $ 11.39
Back Bay                          CA     CAL-AZ      1988       50,371     94.37%      47,536   $  1,081,911     2.96%   $ 22.76
Chrysler Building                 CA     CAL-AZ      1989      207,272     95.95%     198,872   $  5,651,225    15.48%   $ 28.42
                                                            ------------------------------------------------------------------------
     Total CAL-AZ Office                                       553,587     96.53%     534,394   $ 11,826,249             $ 20.56
                                                            ------------------------------------------------------------------------
Countryside Executive Ctr         IL     UP-MID      1984       91,975     92.55%      85,126   $  1,397,647     3.83%   $ 16.42

                                                                                                                         Per Leased
       Property                  State   Region  Year Built         Rentable Square Feet            Annualized Net Rent  Square Foot
------------------------------------------------------------------------------------------------------------------------------------
                                                                                      Sq. Ft.
                                                                Number   % Leased      Leased       Amount   % of Total
------------------------------------------------------------------------------------------------------------------------------------
Leawood Fountain Plaza            KS     UP-MID      1982       85,778     88.92%      76,272   $  1,343,793     3.68%   $ 17.62
NorthCreek Office Park            OH     UP-MID    1984-86      91,731     94.77%      86,933   $  1,322,361     3.62%   $ 15.21
Northwest Corporate Center        MO     UP-MID    1983-87      88,116     47.86%      42,172   $    696,072     1.91%   $ 16.51
Parkade Center                    MO     UP-MID      1965      221,972     87.13%     193,404   $  1,390,068     3.81%   $  7.19
                                                            ------------------------------------------------------------------------
     Total UP-MID Office          MO                           579,572     83.49%     483,908   $  6,149,941             $ 14.59
San Felipe                        TX      TEXAS      1977      100,900     99.02%      99,911   $  1,221,754     3.35%   $ 12.23
                                                            ------------------------------------------------------------------------
     Total TEXAS Office                                        100,900     99.02%      99,911   $  1,221,754             $ 12.23
                                                            ------------------------------------------------------------------------
Office Properties Total                                      1,234,059     90.61%   1,118,213   $ 37,174,134    52.58%   $ 33.24
                                                            ------------------------------------------------------------------------
Shopping Centers
Beach & Lampson Pad D             CA     CAL-AZ      1987       13,017     27.54%       3,585   $     60,168     0.16%   $ 16.78
                                                            ------------------------------------------------------------------------
     Total CAL-AZ Retail                                        13,017     27.54%       3,585   $     60,168             $ 16.78
Maple Tree Shopping Ctr           MO     UP-MID      1974       72,149    100.00%      72,149   $    469,183     1.29%   $  6.50
                                                            ------------------------------------------------------------------------
     Total UP-MID Retail                                        72,149    100.00%      72,149   $    469,183             $  6.50
Columbia North East               SC      CAROL      1991       56,505     91.62%      51,772   $    231,033     0.63%   $  4.46
Marketplace                       SC      CAROL      1980      100,709     50.51%      50,868   $    297,253     0.81%   $  5.84
Richardson Plaza                  SC      CAROL      1992      108,139     69.59%      75,254   $    479,033     1.31%   $  6.37
                                                            ------------------------------------------------------------------------
     Total CAROL Retail                                        265,353     67.04%     177,894   $  1,007,319             $  5.66
                                                            ------------------------------------------------------------------------
Shopping Centers Total                                         350,519     72.36%     253,628   $  1,536,670     4.21%   $  6.06
                                                            ------------------------------------------------------------------------
Apartment Properties
Creekside Apts                    CA     CAL-AZ      1991       77,650     92.76%      72,028   $    965,332     2.64%
Villa Redondo                     CA     CAL-AZ      1990       96,802     92.00%      89,058   $  1,661,124     4.55%
Meadow Wood                       CA     CAL-AZ      1985      146,364     89.32%     130,732   $  2,333,466     6.39%
                                                            ------------------------------------------------------------------------
     Total CAL-AZ Apts                                         320,816     90.96%     291,818   $  4,959,922
The Lakes                         MO     UP-MID      1985      311,912     94.36%     294,320   $  2,525,004     6.92%
                                                            ------------------------------------------------------------------------
     Total UP-MID Apts                                         311,912     94.36%     294,320   $  2,525,004
Autumn Ridge                      TX      TEXAS      1999      297,400     58.60%     174,276   $  1,286,185     3.52%
                                                            ------------------------------------------------------------------------
     Total TEXAS Apts                                          297,400     58.60%     174,276   $  1,286,185
                                                            ------------------------------------------------------------------------
Apartment Properties Total                                     930,128     81.75%     760,415   $  8,771,111    24.02%
                                                            ------------------------------------------------------------------------
Total Commercial Leasing                                     2,880,313              2,575,573   $ 27,737,366
Total Multi-Family Leasing                                     930,128                760,415   $  8,771,111
     Totals                                                  3,810,441     87.55%   3,335,988   $ 36,508,477   100.00%   $ 11.67
                                                            ========================================================================

Note: % Leased subtotals and total are calculated based on the average for the applicable category.

(1) Annualized Net Rent means annualized monthly Net Rent from leases in effect as of September 30, 2000. Net Rent means contractual rent, excluding any reimbursements for real estate taxes and operating expenses.

      The following table shows the aggregate number of leases in American Spectrum's portfolio of properties which expire each calendar year through the year 2009, as well as the number of leases which expire after December 31, 2009. The table does not reflect the exercise of any of the renewal options provided to the tenant under the terms of such leases.

                            Lease Expiration Table(1)

                                                 Number of   Annualized Base
Year                                              Leases(2)    Rent Amount      Percent
---------------------------------------------    ----------  ---------------    -------
2000..........................................        88        $1,402,925        5.06%
2001..........................................       131         5,328,264       19.21%
2002..........................................       112         4,218,926       15.21%
2003..........................................        99         6,987,984       25.19%
2004..........................................        43         3,441,784       12.41%
2005..........................................        29         3,404,901       12.27%
2006..........................................         3           644,192        2.32%
2007..........................................         5           650,031        2.34%
2008..........................................         1           134,045        0.48%
2009..........................................         2           474,906        1.71%
Thereafter....................................         8         1,049,407        3.80%
                                                 ----------  ---------------    -------
Totals........................................       521       $27,737,366      100.00%
                                                 ==========  ===============    =======

(1) The expiring number of leases includes suites that are billed to a master bill and may not show square footage and/or dollars for that unit. The numbers also reflect leases that have expired and reverted to a month-to-month lease. Those numbers and dollars are reflected in the 2000 figures. The amounts are arrived at by multiplying the monthly base rate as of September 2000 times 12 months.

(2)   Excluding leases from apartment properties.

      Lease provisions relating to casualty loss and condemnation will vary among American Spectrum's leases. In a number of American Spectrum leases, the tenant may terminate its lease upon casualty or condemnation. In substantially all of these leases, the tenant's right to terminate the lease is conditioned on one or more of the following factors: (1) the damage or the taking being of a material nature; (2) the damage or taking occurring within the last few years of the lease term and the tenant not exercising its option to extend the lease; or
(3) the period of time necessary to repair the premises exceeding a specified number of months.

      Under certain circumstances, a tenant generally may assign its lease or sublet the property without American Spectrum's approval, although the tenant will typically remain liable under the lease and the guarantor, if any, will typically remain liable under its guaranty subsequent to assignment or sublease. The tenant may also have a right, under specified circumstances, to substitute a comparable property for a property leased from American Spectrum.

TENANT INFORMATION

      The following table sets forth the Company's 15 largest tenants based on annualized base rent as of September 30, 2000.

                                                                                                 Weighted Average
                                                                               Percent of        Months Remaining
                                     Total Leased     Annualized Base          Annualized         After September
Tenants                              Square Feet         Rent(1)(2)            Base Rent(1)          30, 2000
----------------------------------   ------------     ---------------          ------------      -----------------
State Comp. Insurance, CA               74,567           $1,724,290                6.22%                29
Chrysler Motors, CA                     40,320              943,488                3.40%                46
Ion Implant Services                    57,742              602,826                2.17%                59
Von Duprin, Inc., IN                   194,000              518,604                1.87%                14
Sears, Inc., TX                         45,935              431,789                1.56%                87
Onyx Acceptance Corp.                   23,282              407,436                1.47%                56
Cincinnati Group Health, OH             30,633              404,587                1.46%                39
US Dept of Agriculture, MO              41,488              348,084                1.25%                10
Advanced Micro Systems, SC              31,495              340,146                1.23%                32
Quanterra, Inc., MO                     31,927              336,444                1.21%                15
Food Lion, Inc., SC                     59,803              309,129                1.11%                45
Cubic Communications, CA                43,100              295,152                1.06%                31
Harte-Hanks, CA                         29,150              291,503                1.05%                58
Cummins & White, CA                     12,844              285,912                1.03%                13
Paper Mfg. Company, IN                 126,000              264,600                 .95%                22
                                     ============     ===============          ============      =================
                                       842,286            7,504,260               27.05%                41

(1)   Aggregate of all Affiliates of tenants based on information known.

(2)   Annualized Base Rent means annual contractual rent.

The following table sets forth information relating to the distribution of the Company's leases at the properties based upon rentable square feet under lease as of September 30, 2000.

                                                                                          Percent of
                                                                           Annualized     Portfolio
 Square Footage                 Number     Percent of     Total Leased      Base Rent     Annualized
  Under Lease                  of Leases   All Leases      Square Feet    (in Thousands)  Base Rent
----------------------------   ---------   ----------     ------------    --------------  ----------
Less than 10,001                  468         89.83%        1,173,653         14,986       54.03%
10,001-20,000                      31          5.96%          409,693          5,069       18.27%
20,001-50,000                      19          3.64%          595,340          5,075       18.30%
50,001-100,000                      1          0.19%           74,567          1,824        6.58%
100,001 and over                    2          0.38%          320,000            783        2.82%
                               ---------   ----------     ------------    --------------  ----------
                                  521       100.000%        2,573,253         27,737      100.00%

SIGNIFICANT PROPERTIES

Chrysler Building, Irvine California

Depreciation of Signficant Property

      The Chrysler Building is deemed "significant" becasue it accounts for more than 10% of the Company's revenues for the last fiscal year and its book value amounted to 10% or more of the Company's total assets for such period. For federal income tax purposes, the basis, net of accumulated depreciation, in the building and improvements is approximately $20 million and the land is approximately $2 million at December 31, 1999. The real property associated with the builidng generally will be depreciated for federal income tax purposes over 39 years using the straight line method. For financial reporting purposes, the building is recorded at its historical cost and is depreciated using the straight line method over its estimated useful life, typically 40 years.

Real Estate Taxes on Significant Property

      The 2000/2001 fiscal annual real estates taxes to be paid on the Chrysler Building are approximately $389,000. The Orange County, California real estate tax rate is $18.865 per each $1,000 of assessed value.

Occupany, Effective Rent and Other Data at Significant Property

      The following table sets forth year-end occupancy of and Net Effective Rent at the Chrysler Building for 1996 through 2000.

              Occupancy at December 31,                                   Net Effective Rent
              -------------------------                                   ------------------
 1996        1997       1998        1999       2000*      1996        1997       1998       1999       2000
------      ------     ------      ------     ------     ------      ------     ------     ------     ------
89.87%      95.67%     87.19%      91.09%     95.95%     $18.06      $19.35     $20.79     $21.51     $28.36

----------
*     For the period ending September 30, 2000.

      The tenants of the Chrysler building are general professional service firms and companies. As of September 30, 2000 one tenant occupied 10% or more of the rentable square footage at the Chrysler Building. That tenant is Chrysler Motor Corporation, a division of a major automotive manufacturer. Chrysler Motor Corporation occupies 24,320 out of 207,692 rentable square feet, or 11.71% of the building. The loss of this significant tenant could have a material adverse effect on the financial performance of the property.

                                                      Monthly Base               Expiration
  Suite              Tenant                 RSF           Rent      Annual Rent      Date        Renewal Options
---------  ----------------------------  ----------  -------------  -----------  ------------  ---------------------
                                                                                                One option to extend
   300     Chrysler Motor Corporation      24,320        47,242       566,904      July 2004    for 5 years

Real Estate Taxes

      The Chrysler building had an assessed appraised value of $20,625,093 for the 2000/2001 fiscal year and total real estate taxes due of $389,102.32. The tax rate per $1,000 was $18,865.

Lease Expiration Schedule

The following table sets forth scheduled lease expectations of the Chrysler building:

                    Number of Leases     Square Footage   Annualized Base Rent        Percentage of
     Year               Expiring            Expiring       of Expiring Leases      Annualized Base Rent
----------------  -------------------  ----------------  ----------------------  ------------------------
     2000 (1)                6                 8,352              $253,989                 4.49%
     2001                    8                12,993              $396,063                 7.01%
     2002                    8                10,080              $311,716                 5.52%

                    Number of Leases     Square Footage   Annualized Base Rent        Percentage of
     Year               Expiring            Expiring       of Expiring Leases      Annualized Base Rent
----------------  -------------------  ----------------  ----------------------  ------------------------
     2003                    6                17,127              $548,255                 9.70%
     2004                   12                65,730            $1,680,700                29.74%
     2005                    6                26,001              $822,052                14.55%
     2006                    2                21,104              $561,441                 9.93%
     2007                   --                    --                    --                   --
     2008                   --                    --                    --                   --
2009 and after               6                37,888            $1,077,008                19.06%
                  -------------------  ----------------  ----------------------  ------------------------
                            54               199,275            $5,651,225               100.00%

----------
(1) Represents lease expirations from October 1 to December 31, 2000 and month-to-month leases.

Capital Expenditures

      Our capital expenditure requirements include both normal recurring capital expenditures and tenant alterations and lease commissions relating to the releasing of space which is currently occupied and capital expenditures, relating to tenant improvements and lease commissions relating to space at properties which are currently unoccupied. CGS had a history of acquiring properties which require renovation, repositioning or management changes to improve their performance and enable them to compete effectively. We plan to continue investing in these types of properties. These properties may require major capital expenditures or significant tenant improvements.

      We have budgeted $7,378,806 for capital expenditures, tenant improvements and lease commissions in 2001. We plan to fund these amounts primarily from proceeds from refinancing of properties. In addition, approximately $400,000 of these amounts will be funded from reserve and approximately $600,000 is expected to be funded from proceeds relating to settlement of a claim relating to construction defects at one property.

      The Chrysler building, which may be considered a significant property will require capital expenditures primarily for maintenance of the roof, fans and parking lot and tenant improvements and leasing commissions for releasing space. We have budgeted $476,128 for these purposes in 2001.

MORTGAGE DEBT

      Upon consummation of the consolidation, American Spectrum will have debt of approximately $176 million. Such debt is generally limited recourse mortgage debt and is secured by mortgages on 32 properties. Mortgage debt totaling $101 million is fixed rate and self-amortizing, and $75 million of such debt is at a variable mortgage rate, with all or a portion of the principal due in a lump sum payment at maturity. The weighted annual interest rate on the mortgage debt is 8.67% (based on the interest rates in effect at June 30, 2000). The following table provides certain information with respect to American Spectrum's debt, including its proportionate share of the debt of unconsolidated joint ventures:

                                                   06/30/00           INTEREST
PROPERTY                                             DEBT               RATE                 MATURITY
----------------------------------------------------------------------------------------------------------
Shopping Center

Beach & Lampson Pad D                               654,400             8.80%               March 2015

                                                   06/30/00           INTEREST
PROPERTY                                             DEBT               RATE                 MATURITY
----------------------------------------------------------------------------------------------------------
Columbia North East                               1,034,564             9.86%              2000 - 2003 (1)
Maple Tree Shopping Ctr.                          1,943,584             9.01%            December 2004
Marketplace                                       4,127,762             9.87%              2000 - 2003 (1)
Richardson Plaza                                  4,530,167            10.97%              1999 - 2008 (1)
                                              ----------------------------------
Total Shopping Center                            12,290,477            10.08%
                                              ----------------------------------

Office

Bristol Bay                                       6,967,584             8.80%               March 2015
Countryside Executive Ctr.                        1,186,033            10.25%            December 2002
Chrysler Building                                34,940,000             8.50%                July 2010
Creekside                                         4,040,218             9.14%             January 2005
Mira Mesa                                         4,407,215             7.74%             October 2010
NorthCreek Office Park                            3,753,048            10.25%            December 2002
Northwest Corporate Center                       10,734,826             9.34%              2000 - 2001 (1)(2)
Parkade Center                                    6,267,789             8.30%             October 2000
Park Plaza I and II                               1,802,131             9.01%            December 2004
San Felipe                                        3,000,000             5.00%               April 2004
Spectrum                                          7,465,582             8.44%              2000 & 2009 (1)
                                              ----------------------------------
Total Offices                                    84,564,426             8.59%
                                              ----------------------------------

Office/Warehouse

Jackson Industrial A                              3,577,511             9.31%            November 2000
Morenci Professional Park                         1,874,350             9.01%            December 2004
Nooney Rider Trail                                3,708,729            10.74%               April 2002
Northeast Commerce Ctr.                           1,874,642            10.25%            December 2002
Oak Grove Commons                                 1,113,603             9.61%            December 2002
Sorrento I                                        1,630,402             8.75%           September 2009
Southwest Point                                   1,486,061             8.35%           September 2009
Technology                                       11,808,248            10.54%              2000 & 2008 (1)
Valencia                                          1,358,189             9.25%               April 2007
Westlakes                                         1,887,058             9.00%               March 2006
                                              ----------------------------------
Total Office/Warehouse                           30,318,793             9.92%
                                              ----------------------------------

Apartment Properties

Autumn Ridge                                      6,810,131             9.15%                 May 2001
Creekside                                         5,518,910             8.44%              2002 & 2009 (1)

                                                   06/30/00           INTEREST
PROPERTY                                             DEBT               RATE                 MATURITY
----------------------------------------------------------------------------------------------------------
Villa Redondo                                     9,347,887             6.51%             January 2009
Meadow Wood                                      10,840,000             7.40%            December 2001
The Lakes                                        12,981,604             6.62%              2006 & 2031 (1)
                                              ----------------------------------
Total Apartment Properties                       45,498,532             7.38%
                                              ----------------------------------

Development Land

Phoenix Van Buren                                 2,943,530            12.07%              2001 & 2005 (1)
                                              ----------------------------------
                             Totals             175,615,758             8.67%
                                              ----------------------------------

----------
(1) Property is encumbered by more than one mortgage. Interest rate represents the weighted average of the mortgage indebtedness and the maturity dates shows the range of maturity dates.

(2) Amount represents July 2000 mortgage balance after paydown to lenders from sales of one building.

Environmental Matters

      American Spectrum has undertaken a third-party Phase I investigation of potential environmental risks when evaluating an acquisition. A "Phase I investigation" is an investigation for the presence or likely presence of hazardous substances or petroleum products under conditions which indicate an existing release, a post release or a material threat of a release. A Phase I investigation does not typically include any sampling. Where warranted, further assessments are performed by third-party environmental consulting and engineering firms. American Spectrum may acquire a property with environmental contamination, subject to a determination of the level of risk and potential cost of remediation. American Spectrum generally will require property tenants to fully indemnify it against any environmental problem or condition existing as of the date of purchase and will obtain environmental insurance for any contaminations on properties. In some instances, American Spectrum will be the assignee of or successor to the buyer's indemnification rights. Additionally, American Spectrum will generally structure its leases to require the tenant to assume all responsibility for environmental compliance or environmental remediation and to provide that non-compliance with environmental laws be deemed a lease default.

Insurance

      American Spectrum carries comprehensive liability, fire, extended coverage and rental loss insurance covering all of our properties, with policy specifications and insured limits which American Spectrum believes are adequate and appropriate under the circumstances. There are, however, certain types of losses that are not generally insured because they are either uninsurable or not economically feasible to insure. Should an uninsured loss or a loss in excess of insured limits occur, American Spectrum could lose its capital invested in the property, as well as the anticipated future revenues from the property and, in the case of debt which is with recourse to American Spectrum, would remain obligated for any mortgage debt or other financial obligations related to the property. Any such loss would adversely affect American Spectrum. Moreover, American Spectrum will generally be liable for any unsatisfied obligations other than non-recourse obligations. American Spectrum believes that our properties are adequately insured. No assurance can be given that material losses in excess of insurance proceeds will not occur in the future.

Competition

      American Spectrum itself will compete with other entities both to locate suitable properties for acquisition and to locate purchasers for its properties. While the markets in which we compete are highly fragmented with no dominant competitors, we face substantial competition in both our leasing and property acquisition activities. There are numerous other similar types of leasing and property acquisition activities. There are numerous other similar types of properties located in close proximity to each of our properties. The amount of leasable space available in any market could have a material adverse effect on our ability to rent space and on the rents charged. Competition for acquisition of existing properties from institutional investors and other publically traded REITs has increased substantially in the past several years. In many of the company's markets, institutional investors and owners and developers of properties compete vigorously for the acquisition, development and lease of space. Many of these competitors have substantial resources and experience.

Employees

      American Spectrum will employ 72 individuals, including 42 on-site property management and maintenance personnel, none of which will be covered by collective bargaining agreements. American Spectrum believes that its relationship with its employees are good.

Legal Proceedings

      American Spectrum is not a party to any material legal proceedings.


                              BUSINESS OF THE FUNDS

      The following discussion describes the current business of the funds and the terms upon which the funds' properties are leased. As of June 30, 2000 all of the proceeds raised by the funds in their respective offerings of units have been invested in properties or other investments permitted by the terms of their partnership agreements. At this time, the general partners of the funds do not expect to reinvest the proceeds from the sale of any properties in new properties or other investments. Instead, we expect to distribute such proceeds to the limited partners in accordance with the terms of each fund's partnership agreement.

General

      Between 1979 and 1985, each fund was organized as a limited partnership to purchase existing office, office/warehouse or apartment properties, including land and buildings, as well as office, office/warehouse or apartment properties upon which such office buildings or apartments would be constructed and the land underlying the office, office/warehouse or apartment building. The properties are located in the mid-western United States, Southwestern United States, and California.

Management Services

      The CGS Management Company is responsible for assisting the funds in acquiring properties, negotiating leases, collecting rental payments, inspecting the properties and the tenants' books and records and responding to tenant inquiries and notices. The CGS Management Company also provides information to each fund about the status of the leases and the properties. In exchange for these services, the CGS Management Company is entitled to receive a management fee from each fund which, generally, is an annual fee equal to 6% of gross revenues.

      The titles to properties purchased by the funds are insured by appropriate title insurance policies and/or abstract opinions consistent with normal practices in the jurisdictions in which the properties are located.

      In selecting lessees, your general partners and the CGS Management Company have historically considered the net worth of the lessee and behavior of lease payments combined with anticipated use of the space to be leased.

Description of Properties

      General. As of September 30, 2000, the funds owned, in the aggregate, 18 properties. The following table provides certain annualized information with respect to the funds' properties owned as of September 30, 2000.

                                                               Number of                                  Percent of
                                                               States in       Average                       Total
                                                    Total        which         Age of                      American
                                                  Number of   Properties      Building      Aggregate      Spectrum
              Fund                               Properties   are Located    on Property  Total Revenue     Revenue
                                                --------------------------------------------------------------------
Sierra Pacific Development Fund (2)                   1            1                16      $1,008,048        2.76%
Sierra Pacific Development Fund II (2)                3            1                22       2,404,383        6.59%
Sierra Pacific Development Fund III (2)               1            1                14         295,152        0.81%
Sierra Pacific Institutional Properties V (2)         1            1                12       1,003,024        2.75%
Sierra Pacific Pension Investors '84 (2)              2            2              13.5       2,556,450        7.00%
Nooney Income Fund Ltd., L.P. (1)                     2            2                22       2,275,960        6.23%
Nooney Income Fund Ltd. II, L.P. (1)                  4            2                18       3,279,839        8.98%
Nooney Real Property Investors-Two, L.P.              4            2              23.5      $2,220,663        6.08%

----------
(1) Nooney Income Fund Ltd., L.P. and Nooney Income Fund Ltd. II L.P. own a 76% interest and a 24% interest, respectively, in an office building as tenants in common. For purposes of this table, Nooney Income Fund Ltd., L.P. is deemed to own the property since it owns a greater interest therein.

(2) The properties listed on the table as owned by Sierra Pacific Development Fund, Sierra Pacific Development Fund III and Sierra Pacific Institutional Properties V are owned through partnerships in which Sierra Pacific Development Fund II and Sierra Pacific Pension Investors '84 also have interests.

      Land. Lot sizes generally range from 130,000 to 320,000 square feet depending upon building size and local demographic factors. Generally, the cost of the underlying land ranges from $182,000 to $2,500,000, although the cost of the land for particular properties may be higher or lower in some cases.

      Buildings. Building and site preparation costs have varied depending upon the size of the building and the site and the area in which the property is located. Building and site preparation costs ranged from $312,000 to $8,300,000 for each property.

Description of Leases

      The leases of the properties are summarized below. The terms and conditions of any lease, however, entered into by any of the funds with regard to a property may vary from those described below.

      General. A fund is the lessor under the lease except in certain circumstances in which it may be a party to a joint venture or co-tenancy arrangement which, in turn, owns the property. In those cases, the joint venture, rather than the fund, will be the lessor, and all references in this section to the fund as lessor therefore should be read accordingly.

      Term of Leases. Each fund's properties are leased for an initial term of two to ten years with some leases having renewal options. The minimum rental payment under the renewal option generally is greater than that due for the final lease year of the initial term of the lease.

      As of September 30, 2000, the average remaining initial lease term with respect to the funds' properties was approximately three years. Leases accounting for approximately 41.20% of the total annualized base rent for the period ended September 30, 2000, have initial lease terms extending until at least September 30, 2002.

      The following table shows the aggregate number of leases in American Spectrum's portfolio of properties which expire each calendar year through the year 2009, as well as the number of leases which expire after December 31, 2009. The table does not reflect the exercise of any of the renewal options provided to the tenant under the terms of such leases.

                             Lease Expiration Table

                                                                     Base Rent
                                                     -------------------------------------------
Year                                                   Number          Amount         Percent
---------------------------------------------------  ----------  ----------------  -------------
2000..........................................           37            620,794          4.13%
2001..........................................           87          3,293,277         21.89%
2002..........................................           81          2,802,637         18.63%
2003..........................................           71          4,799,029         31.90%
2004..........................................           21          1,319,910          8.77%
2005..........................................           16          1,202,699          7.99%
2006..........................................            1             82,751          0.55%
2007..........................................            4            573,855          3.81%
2008..........................................            1            134,045          0.89%
2009..........................................            1             34,187          0.23%
Thereafter....................................            4            181,958          1.21%
                                                     ----------  ----------------  -------------

Totals........................................          324         15,045,142        100.00%

Financing

      The funds are generally authorized to borrow funds. The Partnership Agreements of each of the funds contain certain restrictions on the funds' authority to borrow. As a matter of overall policy, the funds have limited the amount that they have borrowed. As of June 30, 2000, the funds had a ratio of total indebtedness to total assets of 37.99%.

Sale of Properties

      The funds generally hold their properties until their general partners determine either that their sale or other disposition is advantageous in view of each fund's investment objectives, or that such objectives will not be met. The general partners originally intended to sell each fund's properties within five to ten years after their acquisition or as soon thereafter as market conditions permit. In deciding whether to sell properties, the general partners will consider factors such as potential capital appreciation, net cash flow and federal income tax considerations.

      In connection with any sale of a property, the general partners do not anticipate and, in most cases, the funds are prohibited from, making reinvestment of the net sales proceeds in additional properties. Net sales proceeds not reinvested in properties or used to establish reserves deemed necessary or advisable by the general partners are distributed to the limited partners in accordance with each fund's partnership agreement.

      In connection with sales of properties by the funds, purchase money security interests may be taken by the funds as part payment of the sales price. The terms of payment are affected by custom in the area in which the property is located and by prevailing economic conditions. When a purchase money security interest is accepted in lieu of cash upon the sale of a fund's property, the fund continues to have a mortgage on the property and the proceeds of the sale will be realized over a period of years rather than at closing of the sale.

Competition

      The competitive environment in which the funds operate is substantially similar to that of American Spectrum, as described above on page ____.

                   POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

      The following is a discussion of certain investment, financing and other policies of American Spectrum and of the funds. In the case of American Spectrum, American Spectrum's Board of Directors has determined these policies, and generally, the Board may amend or revise such policies from time to time without a vote of the stockholders. for the funds, the policies have been set according to the investment objectives set forth in the partnership agreement governing each fund. The description included here regarding the funds is general to all the funds.

                                AMERICAN SPECTRUM

Investment Policies

      Real Estate Investments. American Spectrum seeks to acquire and manage a diversified portfolio of real estate and other assets and will reinvest proceeds from its sale of properties.

      Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers. American Spectrum may in the future invest in securities of entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities. American Spectrum may acquire all or substantially all of the securities or assets of REITs or similar entities where such investments would be consistent with its investment policies. In any event, American Spectrum does not intend that its investments in securities will require it to register as an "Investment Company" under the Investment Company Act, and American Spectrum would divest itself of such securities before any such registration would be required.

      Joint Ventures and Wholly-Owned Subsidiaries. American Spectrum may in the future enter into joint ventures or general partnerships and other participation with real estate developers, owners and others for the purpose of obtaining an equity interest in a particular property or properties in accordance with American Spectrum's investment policies. Such investments permit American Spectrum to own interests in large properties without unduly restricting diversification and, therefore, add flexibility in structuring American Spectrum's portfolio.

      Engaging in the Purchase and Sale of Investments and Investing in the Securities of Others for the Purpose of Exercising Control. As part of its investment activities, American Spectrum may acquire, own and dispose of general and limited partner interests, stock, warrants, options or other equity interests in entities and exercise all rights and powers granted to the owner of any such interests.

      Offering Securities in Exchange for Property. American Spectrum may offer American Spectrum shares, Operating Partnership units or other securities in exchange for a property.

      Repurchasing or Reacquiring Its Own Shares. American Spectrum may purchase or repurchase American Spectrum shares from any person for such consideration as the Board of Directors may determine in its reasonable discretion, whether more or less than the original issuance price of American Spectrum shares or the then trading price of American Spectrum shares.

Financing Policies

      Issuance of Additional Securities. American Spectrum's Board of Directors may, in its discretion, issue additional equity securities. American Spectrum expects to issue additional equity from time to time to increase its available capital. The issuance of additional equity interests may result in the dilution of the interests of the American Spectrum stockholders at the time of such issuance.

      Issuance of Senior Securities. American Spectrum may at any time issue securities senior to the American Spectrum shares, upon such terms and conditions as may be determined by the Board of Directors.

      Borrowing Policy. American Spectrum may, at any time, borrow, on a secured or unsecured basis, funds to finance its business and in connection therewith execute, issue and deliver promissory notes, commercial paper, notes, debentures, bonds and other debt obligations which may be convertible into American Spectrum shares or other equity interests or be issued together with warrants to acquire American Spectrum shares or other equity interests.

Miscellaneous Policies

      Making Annual or Other Reports to Stockholders. American Spectrum will be subject to the reporting requirements of the Exchange Act and will file annual and quarterly reports thereunder. American Spectrum currently intends to provide annual and quarterly reports to its stockholders.

      Restrictions on Related Party Transactions. American Spectrum's bylaws prohibit American Spectrum from engaging in a transaction with a director, officer or person owning or controlling 1% or more of any class of American Spectrum's outstanding voting securities (or any affiliate of such persons) (to all of whom we refer to here as the Interested Parties), except to the extent that such transactions are specifically authorized by the terms of the bylaws. The bylaws will permit a transaction, including the acquisition of property, with any of the Interested Parties, however, if the terms or conditions of such transaction have been disclosed to the Board of Directors and approved by a majority of directors not otherwise interested in the transaction, and such directors, in approving the transaction, have determined the transaction to be fair, competitive, commercially reasonable and on terms and conditions no less favorable to American Spectrum than those available from unaffiliated third parties.

      Ownership Restrictions. The articles of incorporation prohibit any one stockholder from owning greater than 5% of any class of its outstanding shares. This limitation does not apply to existing stockholders who own more than 5% of American Spectrum shares at the effective date of the consolidation.

      Company Control. The Board of Directors has exclusive control over American Spectrum's business and affairs subject only to the restrictions in the articles of incorporation and bylaws. Stockholders have the right to elect members of the Board of Directors. The Directors are accountable to American Spectrum as fiduciaries and are required to exercise good faith and integrity in conducting American Spectrum's affairs as described in "Fiduciary Responsibility" on page ____.

Working Capital Reserves

      American Spectrum will maintain working capital reserves or immediate borrowing capacity in amounts that the Board of Directors determines to be adequate to meet normal contingencies in connection with the operation of its business and investments.

                                    THE FUNDS

Investment Policies

      Real Estate Investments. The funds' principal investment activity was the acquisition of a diversified portfolio of real estate assets consisting primarily of office and office/warehouse. While the funds generally hold their properties for long-term investment, a fund may dispose of a property if the general partners deem such disposition to be in its best interests. Generally, any proceeds from such disposition must be distributed to the partners in the fund according to the terms of the partnership agreement governing such fund. The funds are finite term entities which are structured to dissolve when the assets of the funds are liquidated. The funds generally intended to hold their properties for five to ten years.

Financing

      The funds are generally restricted in the amount and nature of borrowings. Additionally, none of the funds are authorized to raise additional capital for (or reinvest the net sale or refinancing proceeds in) new investments, absent amendments to their partnership agreements.

                                   MANAGEMENT

Directors and Executive Officers

      The directors and executive officers of American Spectrum are as follows:

                                                                                      Approximate
Name                         Position                                      Age     Time in Office (1)
--------------------------   -------------------------------------------   -----   ------------------
William J. Carden            Chief Executive Officer, President and        57      Since 1989
                             Chairman of the Board

Timothy R. Brown             Director                                      53      Since August 2000

William W. Geary, Jr.        Director                                      56      Since August 2000

Lawrence E. Fiedler          Director                                      61      Since August 2000

Harry A. Mizrahi             Chief Operating Officer, Senior Vice          42      Since 2000
                             President and Director

Thomas N. Thurber            Chief Financial Officer and Senior Vice       50      Since 1995
                             President

Paul E. Perkins              Senior Vice President                         34      Since 1994

Patricia A. Nooney           Senior Vice President                         43      Since 2000

----------
(1)   Including serving with the CGS Predecessor.

      William J. Carden - Mr. Carden is president and one of the founders of CGS Real Estate Services, Inc. Mr. Carden also serves as Chairman of the Board of American Spectrum Real Estate Services, Inc., a full services real estate broker, five of the offices of which are Coldwell Banker Commercial franchises. Mr. Carden also serves as an officer and director of the corporate general partners of each of the funds. He received an accounting degree from Long Beach State. More than five years ago, real estate companies controlled by Mr. Carden and of which Mr. Carden was an officer or director were subject to proceedings under the federal bankruptcy act.

      Timothy R. Brown - Mr. Brown has been a partner in the law firm of Thompson Knight Brown Parker & Leahy L.L.P. since 1999. Prior to that, for more than the five past years, he was a founder and partner at Brown, Parker & Leahy L.L.P. He received his B.A. from Stanford University and his Juris Doctorate from the University of Texas School of Law.

      William W. Geary, Jr. - Mr. Geary has served as the President of Carlsberg Management Company, a real estate development company, since February 1986. Mr. Geary received his MBA and BS degrees from Northwestern

University in Chicago, Illinois. Mr. Geary received his Charter Financial Analyst's designation. Mr. Geary received the Certified Property manager's (CPM) designation from the Institute of Real Estate management, Specialist in Real Estate Securities (SRS) designation from the Real Estate Management, Specialist in Real Estate Securities (SRS) designation from the Real Estate Securities and Syndication Institute and the Certified Commercial-Investment Member (CCIM) designation from the Realtors National Marketing Institute. He is a Member of Los Angeles Society of Security Analysts.

      Lawrence E. Fiedler - Mr. Fiedler has served as President of JRM Development Enterprises, Inc. and its affiliated companies since 1987. These companies have developed, acquired, managed and leased retail, residential and commercial properties throughout the United States. In addition, Mr. Fiedler has been an Adjunct Professor at the New York University Real Estate Institute since 1979. Mr. Fiedler received a Bachelor of Sciences degree from Syracuse University, an LLB from New York University School of Law and an LL.M. from New York University School of Law in Taxation.

      Harry A. Mizrahi - Mr. Mizrahi is Chief Operating Officer of American Spectrum Realty. During 1999-2000, Mr. Mizrahi headed the New York office of International Property Corporation, an affiliate of the Reichmann Group of Companies. Mr. Mizrahi is also an Adjunct Assistant Professor at New York University's Real Estate Institute. From 1994-1998, Mr. Mizrahi was a Vice President and Director of Salomon Brothers' and Salomon Smith Barney's Real Estate Investment Banking Groups. During 1981-1991, Mr. Mizrahi was employed by Eastdil Realty and became an officer and Partner. Mr. Mizrahi received a B.A. from Northwestern University and an M.B.A. from Columbia University Graduate School of Business, and attended Harvard University Kennedy School of Government.

      Thomas N. Thurber - From 1995 to present, Mr. Thurber has served as the Chief Financial Officer of CGS Real Estate Company, Inc. ("CGS"). Mr. Thurber is also the president of S-P Properties, Inc., the corporate general partner of certain of the funds. Prior to joining CGS, from 1993 through 1995 he was self-employed as a real estate advisor and investor in Houston. From 1989 to 1993, Mr. Thurber was the Director of Real Estate and Chief Financial Officer for the Horowitz Trust, a real estate investment firm; from 1987 to 1999 he held the same positions with The Vanderbilt Group, a retail development company in Southern California. Mr. Thurber was a partner in a regional C.P.A. firm, Williamson & Associates later BDO Seidman, from 1983 to 1987. In 1982 and 1983, Mr. Thurber served as Senior Controller for Joseph C. Canizaro Interests, a real estate developer in New Orleans. From 1979 to 1982, Mr. Thurber was the Controller, U.S. Operations for Daon Corporation and from 1972 to 1979 he held various positions with Arthur Andersen LLP, progressing to Senior Tax Manager. Mr. Thurber is a CPA and holds a degree in accounting from Florida State University.

      Paul E. Perkins - Mr. Perkins has been with CGS Real Estate Company, Inc. since 1994 and currently heads the financial services group. From 1988 to 1992 he was an investment broker with the Seeley Company, a Los Angeles-based commercial real estate brokerage firm. Mr. Perkins holds an undergraduate degree in business and finance from the University of Southern California and a Master's Degree in real estate from New York University.

      Patricia A. Nooney -Ms. Nooney has served as President of the St. Louis office of Coldwell Banker Commercial American Spectrum since October 1997. From 1981 through September 1997, Ms. Nooney was an officer of Brooklyn Street Properties, Inc. Ms. Nooney was an auditor with Deloitte & Touche from 1978 to 1981. Ms. Nooney received a B.A. in Business Administration from the University of Miami. Ms. Nooney holds the designations of Certified Property Manager (CPM) and Certified Commercial Investment Member (CCIM). She will serve as the national secretary/treasurer of the Institute of Real Estate Management (IREM) in 2001.

Board of Directors

      General. American Spectrum will operate under the direction of its Board of Directors, the members of which are accountable to American Spectrum as fiduciaries. A majority of the directors will be independent directors.

      American Spectrum currently has five directors. It may have no fewer than three directors and no more than 15. Directors will be elected annually, and each director will hold office until the next annual meeting of stockholders or until his successor has been duly elected and qualified. There is no limit on the number of times that a director may be elected to office. Although the number of directors may be increased or decreased as discussed above, a decrease shall not have the effect of shortening the term of any incumbent director.

      Any director may resign at any time and may be removed, with or without cause, only by the stockholders upon the affirmative vote of at least 75% of all the shares of common stock outstanding and entitled to vote in the election of the directors. The notice of such meeting shall indicate that the purpose, or one of the purposes, of such meeting is to determine if a director shall be removed.

      Committees of the Board of Directors. Pursuant to the articles of incorporation, the Board of Directors may establish committees as it deems appropriate. Currently, American Spectrum has an audit committee which consists of American Spectrum's three independent directors. The audit committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of American Spectrum's internal accounting controls.

      The Board of Directors may from time to time establish certain other committees to facilitate American Spectrum's management. The Board of Directors initially will not have a nominating committee and the entire Board of Directors will perform the function of such committee.

      Compensation of Directors. Each non-employee director is entitled to receive $12,000 annually for serving on the Board of Directors, as well as fees of $1,000 per meeting attended and $500 for each telephonic meeting in which the Director participates, including committee meetings. A director may elect to receive the fee in cash or American Spectrum shares. We will also reimburse each director for travel expenses for attending meetings. Under the plan, each non-employee director will also be entitled to an initial grant of an option to acquire 10,000 American Spectrum shares, 5,000 of which will be granted at the Exchange Value of $15 per share on closing of the consolidation and 5,000 of which will be granted on the six-month anniversary of the closing of the consolidation at the fair market value on the date of grant. In addition, each non-employee director will be entitled to an annual automatic grant of an option to acquire 5,000 American Spectrum shares. The first automatic grant will be on the date of the 2002 annual meeting. The annual grant will be at the fair market value on the date of the grant. The plan is described below.

Executive Compensation

      The following Summary Compensation Table sets forth the compensation earned for each of the last three completed fiscal years by: (i) the persons who served as American Spectrum's chief executive officer during the last completed fiscal year; and (ii) the four most highly compensated officers of American Spectrum other than the chief executive officer who were serving as executive officers at the end of the last completed fiscal year and whose total annual salary and bonus equaled or exceeded $100,000.

                                                                                Annual Compensation
                                                                     ---------------------------------------------

Name and Principal Position                                             Year           Salary            Bonus
------------------------------------------------------------------   ---------    ----------------   -------------
William J. Carden, Chairman of the Board, President and Chief           1999          $470,000         $50,000
Executive Officer                                                       1998           460,000          50,000
                                                                        1997           350,000          50,000

Thomas N. Thurber, Chief Financial Officer                              1999           187,200          50,000
                                                                        1998           171,600               0
                                                                        1997           153,000          20,000

Employment Agreements

      Effective __________ ___, 2000, American Spectrum entered into employment agreements with William J. Carden, Harry A. Mizrahi, Thomas N. Thurber, Paul E. Perkins and Patricia A. Nooney. Each of the employment agreements provides for a base salary as follows: William J. Carden - $480,000; Harry A. Mizrahi - $200,000, subject to increase to up to $500,000 upon achievement of certain targets relating to the Company's total assets; Thomas N. Thurber - $300,000, Paul E. Perkins - $125,000; and Patricia A. Nooney - $125,000. In addition, each of the employment agreements provide for a discretionary bonus. Each of the employment agreements also provides for the grant of the following number of shares of common stock and the grant of options to purchase the number of American Spectrum shares set forth below. 50% of such options will be granted at Exchange Value on the date of the consummation of the consolidation and 50% of such options will be granted on the six month anniversary of the consummation of the consolidation at the fair market value on the date of grant. William J. Carden - grant of 17,500 shares and 25,000 options; Harry A. Mizrahi - grant of 35,000 shares and 50,000 options; Thomas N. Thurber - grant of 35,000 shares and 50,000 options; Paul E. Perkins - grant of 10,000 shares and 15,000 options; and Patricia A. Nooney - grant of 2,000 shares and 4,500 options. Each of the employment agreements terminates on the third anniversary of the consummation of the consolidation. The stock grants and options will vest over a four-year period.

      American Spectrum has also entered into noncompetition agreements with each of the foregoing persons providing that, subject to certain exceptions, they will not engage in specified activities in the office, office/warehouse or multifamily apartment industry.

Option and Restricted Share Plans

      American Spectrum has adopted the 2000 Performance Incentive Plan (or, the
Plan). The Board believes that the Plan is in the best interest of American Spectrum and will enable it to attract and retain highly qualified executive officers, directors and employees.

      The Plan is qualified under Rule 16b-3 under the Exchange Act. The Plan will be administered by the Board of Directors and provides for the granting of options, stock appreciation rights or restricted stock. Under the Plan, 720,000 American Spectrum shares are available for issuance to executive officers, directors or other key employees of American Spectrum, which number may increase over time based on the number of outstanding American Spectrum shares. Options to acquire American Spectrum shares are expected to be in the form of non-statutory stock options and are exercisable for up to 10 years following the date of the grant. The exercise price of each option will be set by the Board of Directors, but the Plan requires that the price per American Spectrum share must be equal to or greater than the fair market value of the American Spectrum shares on the grant date.

      The Plan also provides for the issuance of stock appreciation rights, which generally entitle a holder to receive cash or stock, as determined by the Board of Directors at the time of exercise, equal to the difference between the exercise price and the fair market value of the American Spectrum shares, restricted American Spectrum shares to executive officers, directors or other key employees upon such terms and conditions as shall be determined by the Board of Directors in its sole discretion and other performance-based incentives.

Incentive Compensation

      American Spectrum has established an incentive compensation plan for key officers of American Spectrum. This plan provides for payment of cash bonuses to participating officers after evaluating the officer's performance and the overall performance of American Spectrum. The Chief Executive Officer makes recommendations to the Board of Directors, which makes the final determination for the award of bonuses. The Board of Directors determines such bonuses, if any, for the Chief Executive Officer.

                   PRINCIPAL STOCKHOLDERS OF AMERICAN SPECTRUM

      The table below provides information regarding beneficial ownership of American Spectrum shares as of the date of the issuance of American Spectrum shares in the consolidation (assuming that American Spectrum acquires 100% of the funds).

                                                                                Percentage of
                                          Number of Shares of Common          Outstanding Common
  Name of Beneficial Owner (1)                      Stock(2)                       Stock (3)
--------------------------------------  ------------------------------  -----------------------------
William J. Carden (4)                              1,521,453                         20.67%
John Galardi (5)                                   1,132,137                         15.37%
Harry A. Mizrahi                                      41,250
Thomas N. Thurber                                     41,250
Paul E. Perkins                                       11,850
Patricia A. Nooney                                     2,563
Timothy R. Brown (6)                                   2,500
William W. Geary, Jr. (7)                              2,500
Lawrence E. Fiedler (8)                                2,500

----------

      Less than 1%.
(1) Except as specifically noted in the footnotes below, the address of each of the named beneficial owners is c/o American Spectrum Realty, Inc., 1800 East Deere Avenue, Santa Ana, California 92705.

(2) For each beneficial owner, American Spectrum shares subject to options or conversion rights exercisable, respectively within 60 days of the consummation of the consolidation are deemed outstanding. Includes as to Messrs. Carden and Galardi American Spectrum shares issuable in exchange for Operating Partnership units. Does not include any American Spectrum shares to be issued under the 2000 Plan six months after the consummation of the consolidation.

(3) The percentage ownership after the consolidation is based on 7,367,892 American Spectrum shares outstanding upon completion of the consolidation assuming the consolidation of 100% of the funds, that no notes are issued and that all Operating Partnership units are exchanged for American Spectrum shares. Beneficial ownership is determined in accordance with the rules of the SEC.

(4) Includes American Spectrum shares and Operating Partnership units owned by trusts for the benefit of Mr. Carden's children, as to which Michael Matkins is trustee and by Mr. Carden's wife. Also includes American Spectrum shares owned by corporations in which Mr. Carden, Mr. Galardi and Mr. Matkins own common stock. The American Spectrum shares owned by such corporations may be deemed to be beneficially owned by each of such persons.

(5) Mr. Galardi's address is 39590 Highway 82, Aspen, Colorado 81611. Includes American Spectrum shares and Operating Partnership units owned by trusts for the benefit of Mr. Galardi's children. Also includes American Spectrum shares owned by corporations in which Mr. Carden, Mr. Galardi and Mr. Matkins own common stock. The American Spectrum shares owned by such corporations may be deemed to be beneficially owned by each of such persons.

(6) Mr. Brown's address is Two Allen Center, 1200 Smith Street, Suite 3600, Houston, Texas 77002.

(7) Mr. Geary's address is 6171 West Century Boulevard, Suite 100, Los Angeles, California 90045.

(8) Mr. Fiedler's address is 156 West 56th Street, Suite 1101, New York, New York 10019.

                           RELATED PARTY TRANSACTIONS

Transactions Relating to the Consolidation

     In connection with the consolidation, limited partnerships and limited liability companies owned or controlled by William J. Carden and John N. Galardi and their family members and affiliates will be merged into American Spectrum. Upon completion of the consolidation, 17 properties in which these principal shareholders hold interests, in addition to the properties owned by the funds, will be owned by American Spectrum. In addition, the principal shareholders hold limited partnership interests in the funds. Upon completion of these transactions, the principal shareholders and members of their family will own 2,135,627 American Spectrum shares and Operating Partnership units having a value of $32,034,405, based on the Exchange Value of $15 per share. The interests contributed by the principal shareholders to American Spectrum have a book value of $(35,738,836).

Exchange Rights

      American Spectrum will enter into the agreement of limited partnership and an exchange rights agreement with the limited partners of the Operating Partnership. In addition to the limited partnership interests held by American Spectrum, we estimate that there will be approximately __ limited partnership interests held by limited partners. These limited partners will be the partners in the CGS privately held entities including the Principal Shareholders. The exchange rights agreement provides that holders of Operating Partnership units have the right, on and after the first anniversary of the your of the consolidation, to cause the Operating Partnership to exchange Operating Partnership units for cash at the then fair market value of the American Spectrum shares or, at the election of American Spectrum, to exchange the Operating Partnership units for American Spectrum shares (on a one-for-one basis).

Registration Rights Agreement

      American Spectrum will enter into a registration rights agreement with persons issued American Spectrum shares and Operating Partnership units in private transactions in connection with the consolidation with the CGS privately held entities, including the principal shareholders. Under a registration rights agreement, American Spectrum will agree to register for resale under the Securities Act American Spectrum shares issued to such persons, or issuable in exchange for Operating Partnership units issued to them, after the first anniversary of the consummation of the consolidation.

Third Party Management Services

      Prior to consummation of the consolidation, subsidiaries of CGS furnished property management and brokerage services to both affiliated entities and to third parties. Prior to consummation of the consolidation, the Third Party Management Company will be distributed to the shareholders of CGS. The Third Party Management Company had revenues of $_________ and $4,829,000 for 1999 and the six months ended June 30, 2000 and net losses of $_________ and $(253,000) for the six months ended June 30, 2000. Based on the methodology used to value the CGS Management Company, we do not believe that the Third Party Management Company has material value.

Other Transactions

      In connection with the operation of the properties, there have been transactions relating to the properties between entities controlled by the principal shareholders and the CGS privately held entities and the CGS Management Company. These transactions include loans and advances and furnishing of services. The funds paid affiliates of CGS an aggregate of $5,490,277 for services rendered during 1997, 1998 and 1999. Messrs. Carden and Thurber received salaries and bonuses from CGS, which are set forth in the table under "Management -- Executive Compensation". Messrs. Carden and Galardi have received distributions from the CGS privately held entities with respect to their ownership interests on the same basis as unaffiliated third parties. During [1997, 1998 and 1999], Messrs. Carden and Galardi received distributions of $__________, $____________ and $______________, respectively.

      Obligations of the CGS privately held entities, including certain bank loans and certain amounts payable to Sierra Pacific Development Fund II, L.P. in settlement of a litigation, the proceeds of which will be distributed to the limited partners of Sierra Pacific Development Fund II, will be liabilities of American Spectrum following the closing of the consolidation. The obligations and indebtedness, other than mortgage indebtedness, of the CGS privately held entities will become indebtedness of American Spectrum, which aggregate approximately $11,713,000. $10,800,000 of these liabilities were guaranteed by Carden or Galardi. These liabilities were deducted in determining the number of American Spectrum shares and Operating Partnership units to be owned by the principal shareholders.

                            FIDUCIARY RESPONSIBILITY

Directors and Officers of American Spectrum

      The directors are accountable to American Spectrum and its stockholders as fiduciaries and must perform their duties in good faith, in a manner believed to be in American Spectrum's best interests and that of its stockholders and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances. The articles of incorporation provide that the directors will not be personally liable to American Spectrum or to any stockholder for the breach of a fiduciary responsibility, to the full extent that such limitation or elimination of liability is permitted under Maryland law. The bylaws provide that American Spectrum will indemnify its directors and officers to the full extent permitted under Maryland law. Pursuant to the bylaws and the MGCL, American Spectrum will indemnify each director and officer against any liability and related expenses, including attorneys' fees, incurred in connection with any proceeding in which he or she may be involved by reason of his or her service in such position so long as the director or officer acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, American Spectrum's best interest, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

      A director and officer is also entitled to indemnification against expenses incurred in any action or suit by or on behalf of American Spectrum to procure a judgment in its favor by reason of his or her service in such position if the director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, American Spectrum's best interests, except that no such indemnification will be made if the director or officer is judged to be liable to American Spectrum, unless the applicable court of law determines that, despite the adjudication of liability, the director or officer is reasonably entitled to indemnification for such expenses. The bylaws authorize American Spectrum to advance funds to a director or officer for costs and expenses, including attorneys' fees, incurred in a suit or proceeding upon receipt of an undertaking by such director or officer to repay such amounts if it is ultimately determined that he or she is not entitled to be indemnified. American Spectrum has entered into agreements with its directors and executive officers, indemnifying them to the fullest extent permitted by Maryland law. If the consolidation is consummated, you and other stockholders of American Spectrum may have more limited recourse against the directors and officers than you would have absent these agreements and the provisions in the articles of incorporation and bylaws.

      To the extent that these indemnification provisions apply to actions arising under the Securities Act, American Spectrum has been informed that, in the opinion of the SEC, such indemnification provisions are contrary to public policy as expressed in the Securities Act and, therefore, are not enforceable. American Spectrum has obtained insurance policies indemnifying the directors and officers against certain civil liabilities, including liabilities under the federal securities laws, which might be incurred by them in such capacity.

General Partners of the Funds

      The general partners of the funds are accountable to the funds as fiduciaries and owe each fund and the partners a duty of loyalty and a duty of care and are required to exercise good faith and fair dealing in conducting the fund's affairs. Each fund's partnership agreement generally provides that neither the general partners, nor any of their affiliates performing services on behalf of the fund, will be liable to the fund or any of the limited partners for any act or omission by them performed in good faith pursuant to authority granted to them by the partnership agreement, or in accordance with its provisions, and in a manner they reasonably believed to be within the scope of their authority and in the best interests of the fund, provided that such act or omission did not constitute negligent misconduct or a breach of their fiduciary duty. As a result, you and the other limited partners might have a more limited right of action in certain circumstances than you would have in the absence of such a provision in the partnership agreements.

      Each fund's partnership agreement also generally provides that the general partners and some of their affiliates are indemnified from losses relating to acts performed or failures to act in connection with the business of the fund, except to the extent indemnification is prohibited by law provided that the general partner or their affiliate determined in good faith that the course of conduct was in the best interests of the fund and provided further that the course of conduct did not constitute negligence, misconduct, or a breach of their fiduciary duty. Notwithstanding the foregoing, neither the general partners nor any of the their affiliates will be indemnified by any fund from any liability, loss, damage, cost or expense incurred by the general partners or any affiliate in connection with any claim involving allegations that the general partners or their affiliate violated federal or state securities laws unless:

o a court has held in the general partner or their affiliate's favor on the merits of the claims of each count involving alleged securities law violations as to the person seeking indemnification and the court approves indemnification of the litigation costs;

o a court of competent jurisdiction has dismissed such claims with prejudice on the merits, and the court approves indemnification of the litigation costs; or

o a court of competent jurisdiction has approved a settlement of the claims against the person seeking indemnification and finds that indemnification of the settlement and related costs should be made.

      In each of the situations described above, the court of law considering the request for indemnification must be advised as to the position of the SEC, the applicable state securities authority and any other applicable regulatory authority regarding indemnification for violations of securities laws. Any indemnification may not be enforceable as to certain liabilities arising from claims under the Securities Act and state securities laws, and, in the opinion of the SEC, such indemnification is contrary to public policy and is therefore unenforceable. For purposes of the foregoing, the general partners' affiliates will be indemnified only when operating within the scope of the general partners' authority. Any claim for indemnification under a partnership agreement will be satisfied only out of the assets of the fund, and no limited partner has any personal liability to satisfy an indemnification claim made against the fund.

      Each fund may also advance funds to a third person indemnified under the partnership agreement for legal expenses incurred as a result of legal action brought against such person if:

o the legal action relates to the performance of duties or services by such person on behalf of the fund;

o     the legal action is initiated by a party other than a limited partner; and

o such person undertakes to repay the advanced funds to the fund if it is subsequently determined that such person is not entitled to indemnification pursuant to the terms of the partnership agreement.

      The partnership agreement of each fund provides that the fund may pay the attorneys' fees of a person indemnified under the partnership agreement as they are incurred. No fund pays for any insurance covering liability of the general partners or any other indemnified person for acts or omissions for which indemnification is not permitted by its partnership agreement, although the general partners may be named as additional insured parties on policies obtained for the benefit of the fund if there is no additional cost to such fund. As part of its assumption of liabilities in the consolidation, American Spectrum will indemnify the general partners and their affiliates for periods prior to and following the consolidation to the extent of the general partners and their affiliates' indemnity under the terms of the partnership agreements and applicable law.

                          DESCRIPTION OF CAPITAL STOCK

      The articles of incorporation authorize a total of 125 million shares of capital stock, consisting of 100 million shares of common stock, $.01 par value per share, and 25 million shares of preferred stock. As of the consummation of the consolidation, American Spectrum will have 6,936,035 shares of common stock outstanding and no preferred stock outstanding. Currently, there is no established public trading market for the American Spectrum shares. Upon consummation of the consolidation, the American Spectrum shares will be listed on the _________ under the symbol "__________".

      Stockholders are entitled to one vote per share on all matters to be voted on by stockholders and are entitled to receive ratably such distributions as may be declared on the American Spectrum shares by the Board of Directors in its discretion from funds legally available for these distributions. In the event of the liquidation, dissolution or winding up of American Spectrum, stockholders are entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any holders of preferred stock. Stockholders have no subscription, redemption, conversion or preemptive rights. Matters submitted for stockholder approval generally require a majority vote of the shares present and voting thereon.

      American Spectrum shares offered in the consolidation will be fully paid and nonassessable when issued.

Preferred Stock

      Under the articles of incorporation, the Board of Directors may from time to time establish and issue one or more series of preferred stock without stockholder approval. The Board of Directors may classify or reclassify any unissued preferred stock by setting or changing the number, designation, preference, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption of such series. Because the Board of Directors has the power to establish the preferences and rights of each series of preferred stock, it may afford the holders of any series of preferred stock preferences, powers and rights, voting or otherwise, senior to the rights of stockholders.

Ownership Limits and Restrictions on Transfer

      If American Spectrum elects REIT status:

o not more than 50% in value of outstanding equity securities of all classes, or equity shares, may be owned, directly or indirectly, by five or fewer individuals, as defined in the Code to include certain entities, during the last half of a taxable year;

o the equity shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year; and

o American Spectrum must satisfy certain complex requirements with respect to the nature of its income and assets for it to maintain such REIT status.

      To ensure that five or fewer individuals do not own more than 50% in value of the outstanding equity shares, American Spectrum's amended and restated articles of incorporation provide generally that no holder may own, or be deemed to own by virtue of certain attribution provisions of the Code, more than 5% of the issued and outstanding equity shares of American Spectrum referred to as the ownership limit. This limitation will not apply to holders who own more than the ownership limit at the date of the consummation of the consolidation. The Board of Directors, upon receipt of a ruling from the Internal Revenue Service, an opinion of counsel, or other evidence satisfactory to the Board of Directors, in its sole discretion, may waive or change, in whole or in part, the application of the ownership limit with respect to any person that is not an individual, as defined in Section 542(a)(2) of the Code. In connection with any such waiver or change, the Board of Directors may require such representations and undertakings from such person or affiliates and may impose such other conditions, as the Board deems necessary, advisable or prudent, in its sole discretion, to determine the effect, if any, of the proposed transaction or ownership of equity shares on American Spectrum's status as a REIT for federal income tax purposes.

      In addition, the Board of Directors, from time to time, may increase the ownership limit, except that: (i) the ownership limit may not be increased and no additional limitations may be created if, after giving effect thereto, American Spectrum would be "closely held" within the meaning of Section 856(h) of the Code; and (ii) the ownership limit may not be increased to a percentage that is greater than 5%. This limitation does not apply to existing stockholders who own more than 5% of American Spectrum shares at the effective date of the consolidation. Prior to any modification of the ownership limit, the Board of Directors will have the right to require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary, advisable or prudent, in its sole discretion, in order to determine or ensure American Spectrum's status as a REIT.

      The ownership limit will not be automatically removed even if the REIT provisions of the Code are changed so that they no longer contain any ownership concentration limitation or if the ownership concentration limit is increased. In addition to preserving American Spectrum's status as a REIT for federal income tax purposes, the ownership limit may prevent any person or small group of persons from acquiring control of American Spectrum.

      Pursuant to the articles of incorporation, if any purported transfer of preferred stock or common stock of American Spectrum or any other event would otherwise result in any person violating the ownership limit or such other limit as provided in the articles of incorporation or as otherwise permitted by the Board of Directors, then any such purported transfer will be void and of no force or effect with respect to the purported transferee as to that number of shares in excess of the ownership limit or such other limit. We refer to the purported transferee as the prohibited transferee and the shares in excess of the ownership limit as the excess shares. The prohibited transferee shall acquire no right or interest in the excess shares. Any excess shares will be transferred automatically by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by American Spectrum. The transferee will be a person unaffiliated with American Spectrum who is designated by American Spectrum. The automatic transfer will be effective as of the close of business on the business day prior to the date of the transfer. Within 20 days of receiving notice from American Spectrum of the transfer of shares to the trust, the trustee of the trust will be required to sell the excess shares to a person or entity who could own such shares without violating the ownership limit or as otherwise permitted by the Board of Directors. The trustee will distribute to the prohibited transferee an amount equal to the lesser of the price paid by the prohibited transferee for the excess shares or the sales proceeds received by the trust for such excess shares.

      In the case of any excess shares resulting from any event other than a transfer or from a transfer for no consideration, such as a gift, the trustee will be required to sell the excess shares to a qualified person or entity and distribute to the prohibited owner an amount equal to the lesser of the market price of the excess shares as of the date of the event or the sales proceeds received by the trust for the excess shares. In either case, any proceeds in excess of the amount distributable to the prohibited transferee or prohibited owner, as applicable, will be distributed to the beneficiary. Prior to a sale of any of the excess shares by the trust, the trustee will be entitled to receive, in trust for the beneficiary, all dividends and other distributions paid by American Spectrum with respect to the excess shares, and also will be entitled to exercise all voting rights with respect to the excess shares. Subject to the MGCL,



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effective as of the date that such shares have been transferred to the trust, the trustee shall have the authority, in its sole discretion to: (1) rescind as void any vote cast by a prohibited transferee or prohibited owner, as applicable, prior to the discovery by American Spectrum that such shares have been transferred to the trust; and (2) recast such vote in accordance with the desires of the trustee acting for the benefit of the Beneficiary. However, if American Spectrum has already taken irreversible corporate action, then the trustee shall not have the authority to rescind and recast such vote. Any dividend or other distribution paid to the prohibited transferee or prohibited owner prior to the discovery by American Spectrum that such shares had been automatically transferred to a trust as described above, will be required to be repaid to the trustee upon demand for distribution to the beneficiary. In the event that the transfer to the trust as described above is not automatically effective for any reason to prevent violation of the ownership limit or such other limit as provided in the articles of incorporation or as otherwise permitted by the Board of Directors, then the articles of incorporation provide that the transfer of the excess shares will be voided.

      In addition, American Spectrum shares held in trust shall be deemed to have been offered for sale to American Spectrum, or its designee, at a price per share equal to the lesser of: (1) the price per share on the transaction that resulted in such transfer to the trust, or, in the case of a gift, the market price at the time of the gift; and (2) the market price on the date American Spectrum, or its designee, accepts such offer. American Spectrum shall have the right to accept such offer until the trustee has sold the shares of stock held in the trust. Upon such a sale to American Spectrum, the interest of the beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the prohibited transferee or prohibited owner.

      If any purported transfer of shares of preferred stock or common stock would cause American Spectrum to be beneficially owned by fewer than 100 persons, such transfer will be null and void in its entirety and the intended transferee will acquire no rights to the stock.

      All certificates issued by American Spectrum representing equity shares will bear a legend referring to the restrictions described above.

      The articles of incorporation of American Spectrum also provides that all persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% of the outstanding equity shares, or such lower percentage as may be set by the Board of Directors, must file an affidavit with American Spectrum containing information specified in the amended and restated articles of incorporation no later than January 31st of each year. In addition, each stockholder, upon demand, shall be required to disclose to American Spectrum in writing such information with respect to the direct, indirect and constructive ownership of shares as the directors deem necessary to comply with the provisions of the Code, as applicable to a REIT, or to comply with the requirements of an authority or governmental agency.

      The ownership limitations described above may have the effect of precluding acquisitions of control of American Spectrum by a third party.

Registrar and Transfer Agent

      The Registrar and Transfer Agent for the American Spectrum shares is ____.



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                            DESCRIPTION OF THE NOTES

      The notes will be issued under the Indenture between American Spectrum and ___, as trustee. We refer to ___________ as the Indenture Trustee. A copy of the form of Indenture is filed as an exhibit to the Registration Statement of which this consent solicitation is a part. The note terms include those provisions contained in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. The notes are subject to all such terms, and, if you are to be a holder of notes, we refer you to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to and qualified in its entirety by reference to the Indenture. As used in this section, the term American Spectrum means American Spectrum and all of its subsidiaries, unless otherwise expressly stated or the context otherwise requires.

General

      A separate series of notes will be issued pursuant to the Indenture to the limited partners of each fund who elect to receive notes in exchange for their units in connection with the consolidation. The terms of each series of notes will be substantially identical. The notes will be direct, senior unsecured and unsubordinated obligations of American Spectrum and will rank pari passu with each other and with all other unsecured and unsubordinated indebtedness of American Spectrum from time to time outstanding. The notes will be recourse obligations of American Spectrum, but the holders thereof will not have recourse against any stockholder, officer or director of American Spectrum. The notes will be effectively subordinated to mortgages and other secured indebtedness of American Spectrum to the extent of the value of the property securing such indebtedness. As of June 30, 2000, on a pro forma basis assuming American Spectrum had acquired all of the funds, American Spectrum would have had aggregate consolidated debt of approximately $176 million, to which the notes were effectively subordinated or which ranked equal with such notes.

      The notes will mature on _________ ___, ______, which is approximately eight years following the currently expected date that the consolidation will be completed.

      Except as described under "--Limitation on Incurrence of Debt," the Indenture does not contain any other provisions that would limit the ability of American Spectrum to incur indebtedness or that would afford holders (as defined below) of the notes protection in the event of:

      o a highly leveraged or similar transaction involving American Spectrum or the management of American Spectrum (for example, a leveraged buy-out);

      o     a change of control of American Spectrum; or

      o a reorganization, restructuring, merger or similar transaction involving American Spectrum that may adversely affect the noteholders.

      In addition, subject to the limitations set forth under "--Merger, Consolidation or Sale," American Spectrum may, in the future, enter into certain transactions such as the sale of all or substantially all of its assets or the merger or consolidation of American Spectrum that would increase the amount of American Spectrum's indebtedness or substantially reduce or eliminate American Spectrum's assets, which may have an adverse effect on American Spectrum's ability to service its indebtedness, including the notes. American Spectrum and its management have no present intention of engaging in a highly leveraged or similar transaction involving American Spectrum.

      The notes will be issued in fully registered form. This means that for each limited partner who elects to receive notes, such limited partner will be issued a note in his, her or its name. In the event that a limited partner wishes to transfer the note, the limited partner will be required to produce the note prior to transfer and endorse the note over to the transferee in the manner required by the transferee.



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Principal and Interest

      The principal amount of the notes with respect to each fund will be equal to 96.14% of your portion of the Exchange Value of the American Spectrum shares, that would otherwise have been paid to your fund.

      The notes will bear interest at a fixed rate of interest equal to ___% per annum, which was determined based on 120% of the applicable federal rate as of ________ __, 2000. Interest will accrue from the closing of the consolidation or from the immediately preceding Interest Payment Date (as defined below) to which interest has been paid, payable semi-annually in arrears on each June 15 and December 15, commencing __________ ___, 2000 (each, an Interest Payment Date), and on the Maturity Date, to the persons in whose names the notes are registered in the security register for the notes at the close of business on the date 14 calendar days prior to such payment day regardless of whether such day is a Business Day, as defined in the Indenture. If any interest payment date falls on a day that is not a Business Day, payment will be made on the next Business Day and no additional interest will be paid. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

      The principal of each note payable on the Maturity Date will be paid against presentation and surrender of such note at an office or agency maintained by American Spectrum in _______________ (the Paying Agent) in United States dollars. Initially, the Indenture Trustee will act as Paying Agent.

Redemption

      Notes of any series may be redeemed at any time at the option of American Spectrum, in whole or from time to time in part, at a redemption price equal to the sum of the principal amount of the notes being redeemed plus accrued interest thereon to the redemption date, which we refer to as the Redemption Price.

      In the event that, following the closing of the consolidation, American
Spectrum:

(1) sells or otherwise disposes of any property owned by a fund immediately prior to the consolidation and realizes net cash proceeds in excess of:

      (a) the amount required to repay mortgage indebtedness outstanding immediately prior to the consolidation secured by such property or otherwise required to be applied to the reduction of indebtedness of American Spectrum; and
      (b) the costs incurred by American Spectrum in connection with such sale or other disposition; or

(2) refinances, whether at maturity or otherwise, any indebtedness secured by any property owned by the fund immediately prior to the consolidation and realizes net cash proceeds in excess of the amount of indebtedness secured by such property at the time of the consolidation, calculated prior to any repayment or other reduction in the amount of such indebtedness in the consolidation, and the costs incurred by American Spectrum in connection with such refinancing (in either case, Net Cash Proceeds),

American Spectrum will be required within 90 days of the receipt of the total Net Cash Proceeds to redeem at the Redemption Price an aggregate amount of principal of the particular series of the notes which were issued to the holders who were limited partners of such fund prior to the consolidation equal to 80% of such Net Cash Proceeds.

      If the Paying Agent, other than American Spectrum or an affiliate thereof, holds, on the redemption date of any notes, money sufficient to pay such notes, then on and after that date such notes will cease to be outstanding and interest on them will cease to accrue.

      Notice of any optional or mandatory redemption of any notes will be given to holders at their addresses, as shown in the security register for the notes, not more than 60 nor less than 30 days prior to the date fixed for



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redemption. The notice of redemption will specify, among other items, the
Redemption Price and the principal amount of the notes held by such Holder to be redeemed.

      If less than all the notes of any series are to be redeemed, the Indenture Trustee shall select, in such manner as it shall deem fair and appropriate, the notes to be redeemed in whole or in part.

Proceeds from Sale of Properties Formerly Owned by the Funds

      In the event that, following the closing of the consolidation, American Spectrum sells or otherwise disposes of any property owned by a fund immediately prior to the consolidation and realizes Net Cash Proceeds, in excess of:

      o the amount required to repay mortgage indebtedness outstanding immediately prior to the consolidation secured by such property or otherwise required to be applied to the reduction of indebtedness of American Spectrum; and

      o the costs incurred by American Spectrum in connection with such sale or other disposition,

      American Spectrum will be required within 90 days of the receipt of the total Net Cash Proceeds to redeem at the redemption price an aggregate amount of principal of the particular series of the notes which were issued to the holders who were limited partners of such fund prior to the consolidation equal to 80% of such Net Cash Proceeds.

Proceeds from Refinancings of Properties Formerly Owned by the Funds

      In the event that, following the closing of the consolidation, American Spectrum refinances, whether at maturity or otherwise, any indebtedness secured by any property owned by a fund immediately prior to the consolidation and realizes Net Cash Proceeds in excess of:

      o the amount of indebtedness secured by such property at the time of the consolidation, calculated prior to any repayment or other reduction in the amount of such indebtedness in the consolidation; and

      o the costs incurred by American Spectrum in connection with such refinancing,

      American Spectrum will be required within 90 days of the receipt of the total Net Cash Proceeds to redeem at the redemption price an aggregate amount of principal of the particular series of the notes which were issued to the holders who were limited partners of such fund prior to the consolidation equal to 80% of such Net Cash Proceeds.

Limitation on Incurrence of Indebtedness

      Pursuant to the terms of the Indenture, American Spectrum will not, and will not permit any of its subsidiaries to, incur any indebtedness, including indebtedness that is acquired as the result of acquisitions, other than intercompany indebtedness that is subordinate in right of payment to the notes, if immediately after giving effect to the incurrence of such indebtedness, the aggregate principal amount of all outstanding indebtedness of American Spectrum and its subsidiaries on a consolidated basis, determined in accordance with GAAP, is greater than 70% of American Spectrum's Total Assets, as defined below.

      As used in the Indenture and the description thereof herein:

      Appraised Real Estate Value means the appraised value of our properties or any property subsequently purchased by American Spectrum, as determined by Stanger or another independent real estate appraiser retained by American Spectrum.



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      Subsidiary means:

      a corporation, partnership, limited liability company, trust, REIT or other entity a majority of the voting power of the voting equity securities of which are owned, directly or indirectly, by American Spectrum or by one or more subsidiaries of American Spectrum;

      a partnership, limited liability company, trust, REIT or other entity not treated as a corporation for federal income tax purposes, a majority of the equity interests of which are owned, directly or indirectly, by American Spectrum or a subsidiary of American Spectrum; or

      one or more corporations which, either individually or in the aggregate, would be Significant Subsidiaries (as defined in the Indenture, except that the investment, asset and equity thresholds for purposes of this definition shall be 5%), the majority of the value of the equity interests of which are owned, directly or indirectly, by American Spectrum or by one or more subsidiaries.

      Total Assets means the sum of: (1) Appraised Real Estate Value; and (2) all other assets (excluding intangibles) of American Spectrum and its Subsidiaries determined on a consolidated basis (it being understood that the accounts of Subsidiaries shall be consolidated with those of American Spectrum only to the extent of American Spectrum's proportionate interest therein).

Merger, Consolidation or Sale

      American Spectrum will not merge or consolidate with or into, or sell, lease, convey, transfer or otherwise dispose of all or substantially all of its property and assets, as an entirety or substantially as an entirety in one transaction or a series of related transactions, to any individual, corporation, limited liability company, fund, joint venture, association, joint stock company, trust, REIT, unincorporated organization or government or any agency or political subdivision thereof (any such entity, a Person), or permit any Person to merge with or into American Spectrum, unless:

      o either American Spectrum shall be the continuing Person or the Person (if other than American Spectrum) formed by such consolidation or into which American Spectrum is merged or that acquired such property and assets of American Spectrum shall be an entity organized and validly existing under the laws of the United States of America or any state or jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Indenture Trustee, all of the obligations of American Spectrum on the notes and under the Indenture;

      o immediately after giving effect, on a pro forma basis, to such transaction, no default or event of default, as described below, shall have occurred and be continuing; and

      o American Spectrum will have delivered to the Indenture Trustee an officers' certificate stating that such consolidation, merger or transfer and such supplemental indenture complies with such conditions.

Events of Default, Notice and Waiver

      The following events are Events of Default with respect to the notes of any series:

      o default for 30 days in the payment of any installment of interest on any note of such series;

      o default in the payment of the principal of any note when due and payable at maturity, redemption, by acceleration or otherwise;



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      o     default in the payment of any mandatory redemption of principal on or before the date 90 days after the receipt of the total Net Cash Proceeds from the applicable sale or other disposition or refinancing of a property giving rise to the obligation to make such redemption;

      o default in the performance of any other covenant or agreement of American Spectrum contained in the Indenture, such default having continued for 60 days after written notice as provided in the Indenture; and

      o certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator, assignee or trustee of American Spectrum or any Significant Subsidiary or any of their respective property. The term Significant Subsidiary means any Subsidiary which is a "significant subsidiary" of American Spectrum as defined by Regulation S-X promulgated under the Securities Act.

      If an Event of Default under the Indenture occurs and is continuing, then in every such case other than a bankruptcy-related Event of Default as described above, in which case the principal amount of the notes shall become immediately due and payable, the Indenture Trustee or the holders of not less than 25% in principal amount of the outstanding notes of any series may declare the principal amount of all of the notes of any series to be due and payable immediately by written notice thereof to American Spectrum, and to the Indenture Trustee if given by the holders. However, at any time after such a declaration of acceleration with respect to any series of notes has been made, but before a judgment or decree for payment of the money due has been obtained by the Indenture Trustee, the holders of not less than a majority of the principal amount of outstanding notes of any series may rescind and annul such declaration and its consequences if: (1) American Spectrum shall have paid or deposited with the Indenture Trustee all required payments of the principal of and interest on the notes of any series, plus certain fees, expenses, disbursements and advances of the Indenture Trustee; and (2) all Events of Default, other than the nonpayment of accelerated principal of (or specified portion thereof) and interest on the notes have been cured or waived. The Indenture provides that the holders of not less than a majority of the principal amount of the outstanding notes of a series may waive any past default with respect to such series and its consequences, except a default in the payment of the principal of or interest on any note, or in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the holder of each outstanding note affected thereby.

      The Indenture Trustee will be required to give notice to noteholders within 90 days of a default under the Indenture unless such default has been cured or waived; provided, however, that the Indenture Trustee may withhold notice to the holders of any default, except a default in the payment of the principal of or interest on any note or in the payment of any mandatory redemption installment in respect of any note, if specified Responsible Officers (as defined in the Indenture) of the Indenture Trustee determine in good faith such withholding to be in the interest of such holders.

      The Indenture provides that no noteholders may institute any proceeding, judicial or otherwise, with respect to the Indenture or for the appointment of a receiver or trustee, or for any other remedy thereunder, except in the case of failure of the Indenture Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the holders of not less than 25% in principal amount of the outstanding notes, as well as an offer of indemnity reasonably satisfactory to it. This provision will not prevent, however, any noteholders from instituting suit for the enforcement of payment of the principal of and interest on such notes at the respective due dates thereof.

      Subject to provisions in the Indenture relating to its duties in case of default, the Indenture Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any holders of any outstanding notes under the Indenture, unless such holders shall have offered to the Indenture Trustee thereunder reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or of exercising any trust or power conferred upon the Indenture Trustee.



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However, the Indenture Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the Indenture Trustee if the Indenture Trustee in good faith determines that the proceeding will involve the Indenture Trustee in personal liability or which may be unduly prejudicial to the holders of notes of such series not joining therein. Within 120 days after the close of each fiscal year, American Spectrum must deliver to the Indenture Trustee a certificate, signed by one of several specified officers of American Spectrum, stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof.

Modification of the Indenture

      Modifications and amendments of the Indenture will be permitted to be made by American Spectrum and the Indenture Trustee without the consent of any holder of notes for any of the following purposes:

o     to cure any ambiguity, defect or inconsistency in the Indenture;

o to evidence the succession of another Person to American Spectrum as obligor under the Indenture;

o     to permit or facilitate the issuance of the notes in uncertificated form;

o to make any change that does not adversely affect the rights of any holder of notes;

o to provide for the issuance of and establish the form and terms and conditions of the notes of any series as permitted by the Indenture;

o to add to the covenants of American Spectrum or to add Events of Default for the benefit of holders or to surrender any right or power conferred upon American Spectrum in the Indenture;

o to evidence and provide for the acceptance of appointment by a successor Indenture Trustee or facilitate the administration of the trusts under the Indenture by more than one Indenture Trustee;

o     to provide for guarantors or collateral for the notes of any series; or

o to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

      Modifications and amendments of the Indenture, other than those described above, will be permitted to be made only with the consent of the holders of not less than a majority in principal amount of all outstanding notes which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of each noteholder affected thereby:

o change the stated maturity of the principal of, any installment of interest on, any note;

o     reduce the principal amount of or interest on any note;

o change the place of payment, or the coin or currency, for the payment of principal of or interest on any note;

o impair the right to institute suit for the enforcement of any payment on or with respect to any note;

o waive a default in the payment of principal of or interest on the notes, other than a recission of acceleration of the notes of any series and a waiver of the payment default that resulted from such acceleration, as provided in the Indenture; or

o reduce the percentages of outstanding notes of any series necessary to modify or amend the Indenture or to waive compliance with certain provisions thereof or certain defaults and consequences.



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      The Indenture provides that the holders of not less than a majority in principal amount of outstanding notes have the right to waive compliance by American Spectrum with certain covenants in the Indenture.

Satisfaction and Discharge

      American Spectrum may discharge certain obligations to noteholders under the notes that have not already been delivered to the Indenture Trustee for cancellation and that either have become due and payable or will become due and payable within one year, or scheduled for redemption within one year, by irrevocably depositing with the Indenture Trustee, in trust, funds in an amount sufficient to pay the entire indebtedness on such notes in respect of principal and interest to the date of such deposit (if such notes have become due and payable) or to the stated maturity or redemption date, as the case may be, and delivering to the Indenture Trustee an officers' certificate and a legal opinion stating that the conditions precedent to such discharge have been complied with.

No Conversion Rights

      The notes will not be convertible into or exchangeable for any capital stock of American Spectrum.

Governing Law

      The Indenture will be governed by and shall be construed in accordance with the laws of the State of New York.



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                        FEDERAL INCOME TAX CONSIDERATIONS

      The following summary of the material federal income tax issues associated with the consolidation was prepared by Proskauer Rose LLP, and is based upon the laws, regulations, and reported judicial and administrative rulings and decisions in effect as of the date of this consent solicitation, all of which are subject to change, retroactively or prospectively, and to possibly differing interpretations. All statements including legal conclusions regarding material federal income tax issues are the opinion of Proskauer Rose LLP, unless stated otherwise. This discussion does not purport to deal with all of the federal income or other tax consequences applicable to you in light of your particular investment or other circumstances.

      American Spectrum has not requested a ruling from the Internal Revenue Service (or IRS) or any other tax authority on the federal, state or local tax considerations relevant to the operation of American Spectrum, the consolidation, or the ownership or disposition of American Spectrum shares or notes. Proskauer Rose LLP has rendered certain opinions discussed herein and believes that if the IRS were to challenge the conclusions expressed in the opinions, the conclusions should prevail in court. Opinions of counsel are not binding on the IRS or on the courts, however, and we cannot predict whether the conclusions reached by Proskauer Rose LLP would be sustained in court.

      You should consult your own tax advisor in determining the federal, state, local, foreign and other tax consequences to you of the receipt, ownership, and disposition of American Spectrum shares, or notes (if you are eligible for and choose the notes option). You should also consult your own tax advisor regarding the tax treatment of a REIT and potential changes in applicable tax laws.

Material Tax Differences between the Ownership of Units and American Spectrum Shares

      If your fund consolidates with American Spectrum you will receive American Spectrum shares unless you elect the notes option.

      If American Spectrum consolidates with your fund and you receive American Spectrum shares, your ownership of American Spectrum shares will affect the character and amount of income reportable by you in the future. Because each fund is a partnership for federal income tax purposes, it is not subject to taxation. Currently, as the owner of units, you must take into account your distributive share of all income, loss and separately stated partnership items, regardless of the amount of any distributions of cash to you. Your fund supplies that information to you annually on a Schedule K-1. In some circumstances, you may offset your income with any losses you may have from passive activities.

      In contrast to your treatment as a limited partner, if your fund consolidates with American Spectrum, as a stockholder of American Spectrum, you will be taxed based on the amount of distributions you receive from American Spectrum. Each year American Spectrum will send you a Form 1099-DIV reporting the amount of taxable and nontaxable distributions paid to you during the preceding year. The taxable portion of these distributions depends on the amount of American Spectrum's earnings and profits. Because the consolidation may be a partially taxable transaction, American Spectrum's tax basis in the acquired properties may be higher than the funds' tax basis had been in the same properties. At the same time, however, American Spectrum may be required to utilize a slower method of depreciation with respect to some of its properties than the method of depreciation these funds use. As a result, American Spectrum's tax depreciation from the acquired properties may differ from the funds' tax depreciation. Accordingly, under certain circumstances, even if American Spectrum were to make the same level of distributions as your fund, a different portion of the distributions could constitute taxable income to you. In addition, the character of this income to you as a stockholder of American Spectrum does not depend on its character to American Spectrum. The income will generally be ordinary dividend income to you and will be classified as portfolio income under the passive loss rules, except with respect to capital gains dividends, discussed below. Furthermore, if American Spectrum incurs a taxable loss, the loss will not be passed through to you. For certain other differences attributable to American Spectrum's status as a REIT, see "--Taxation of American Spectrum" and "--Taxation of Stockholders--Taxable Domestic Stockholders" below.



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Tax Consequences of the Consolidation

      Tax Consequences of Your Fund's Transfer of Assets to American Spectrum. If your fund consolidates with American Spectrum, your fund will merge with American Spectrum, the Operating Partnership or a subsidiary of the Operating Partnership. For federal income tax purposes, American Spectrum intends to take the position that the merger of American Spectrum and your fund will be treated as a transfer of assets of your fund to American Spectrum in exchange for shares and a subsequent distribution in liquidation of such shares. Consistent with this position, for those limited partners who elect the notes option, the transaction will be viewed as a sale of their interest in your fund to American Spectrum.

      Tax Consequences of the Consolidation to American Spectrum. American Spectrum should not recognize gain or loss as a result of the consolidation. The basis of the properties received by American Spectrum from the funds that are acquired by American Spectrum will equal the funds' basis in the assets on the date of the consolidation increased by any gain recognized by the fund as a result of the consolidation.

      The aggregate basis of American Spectrum's assets will be allocated among such assets in accordance with their relative fair market values as described in section 1060 of the Code. As a result, American Spectrum's basis in each acquired property will differ from the fund's basis therein, and the properties will be subject to different depreciable periods and methods as a result of the consolidation. These factors could result in an overall change, following the consolidation, in the depreciation deductions attributable to the properties acquired from the funds.

      Tax Consequences to Limited Partners Who Receive Shares. Each fund intends to report the consolidation on the basis that it qualifies for non-recognition treatment under Section 351 of the Code. In general, under Section 351(a) of the Code, a person recognizes no gain or loss is if:

      o property is transferred to a corporation by one or more individuals or entities in exchange for the stock of that corporation; and

      o immediately after the exchange, such individuals or entities are in control of American Spectrum.

For purposes of section 351(a), control means the ownership of stock possessing at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of all other classes of stock of the corporation. American Spectrum has represented to Proskauer Rose LLP that, following the consolidation, the partners of the funds together with other qualified contributors, will own stock possessing at least 80% of the total combined voting power of all classes of American Spectrum stock entitled to vote and at least 80% of the total number of shares of all other classes of the stock of American Spectrum. In addition, under Section 351(e) of the Code and Treasury Regulations promulgated thereunder, transfers to investment companies, including a REIT, that directly or indirectly result in diversification of the transferors' interest do not qualify for the non-recognition treatment of Section 351 of the Code because of the length of time until the contemplated REIT election as well as the uncertainty as to whether such election will be made. Accordingly, American Spectrum and the funds will take the position that the funds will not recognize gain upon their transfer of assets to American Spectrum except with respect to Sierra Pacific Development Fund III and Nooney Real Property Investors - Two, L.P.

      We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails each fund will recognize gain. Such gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain. Proskauer Rose LLP is not opining as to whether gain will be recognized by the contributing funds in the consolidation.

      Sierra Pacific Development Fund III and Nooney Real Property Investors-Two, L.P. will recognize gain in addition to any gain resulting from an IRS challenge. The gain will be equal to the amount by which the liabilities assumed exceed the bases of the assets transferred, and your share of the gain will be allocated to limited partners of these funds. The estimated amount of the gain is set forth in the supplement for these funds.



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      Tax Consequences to Limited Partners Who Receive Notes. If your fund is acquired by American Spectrum and you elect the notes option, you will recognize gain on the sale of your interests. Your gain will be equal to the amount by which the principal of the notes received exceeds the basis of your interest in your fund, adjusted for your share of liabilities. Note recipients may be able to report income based on the installment method which permits the payment of tax as the principal amount is paid on notes held. See "Tax Consequences of the Liquidation and Termination of Your Fund."

      Character of Gain or Loss. In general, gains or losses realized with respect to transfers of non-dealer real estate in the consolidation are likely to be treated as realized from the sale of a "section 1231 asset" (i.e., real property and depreciable assets used in a trade or business and held for more than one year). Your share of gains or losses from the sale of section 1231 assets of your fund would be combined with any other section 1231 gains and losses that you recognize in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, it is characterized as a capital gain, except that the gain will be treated as ordinary income to the extent that you have "nonrecaptured section 1231 losses." For these purposes, the term "non-recaptured section 1231 losses" means your aggregate section 1231 losses for the five most recent prior years that you have not previously recaptured. However, gain you recognize on the sale of personal property will be taxed as ordinary income to the extent of all prior depreciation deductions your fund had taken prior to sale. In general, you may only use up to $3,000 of capital losses in excess of capital gains to offset ordinary income in any taxable year. Any excess loss is carried forward to future years subject to the same.

      Tax Consequences of the Liquidation and Termination of Your Fund. If you elect to receive shares in the consolidation your fund should be deemed to have sold its assets to American Spectrum for shares followed by a distribution in liquidation of the shares to limited partners including you. If you elect the notes option the transaction should be deemed the sale of your interests in your fund to American Spectrum for notes. In either case the taxable year of your fund will end at such time. You must report, in your taxable year that includes the date of the consolidation, your share of all income, gain, loss, deduction and credit for your fund through the date of the consolidation (including your gain, if any, resulting from the consolidation described above).

      If you receive American Spectrum shares in the distribution and you are a partner in Sierra Pacific Development Fund III or Nooney Real Property Investors-Two, L.P. your fund will recognize gain to the extent that the liabilities assumed by American Spectrum exceed the bases of the assets your fund contributed to American Spectrum. See "Tax Consequences to Limited Partners who Receive Shares."

      Immediately before the distribution of shares by your fund to you, the basis of the shares in the hands of your fund will equal the basis of the assets transferred to American Spectrum reduced by the debt assumed by American Spectrum and increased by the gain recognized by the transferor fund. Such gain, if any, will be allocated to the Partners and will increase their basis in their partnership interest. Following the distribution in liquidation of shares by your fund to you, your basis in the American Spectrum shares will equal the adjusted basis of your partnership interest in your fund.

      If you elect the notes option, you will have gain at the time of your sale of your interests in your fund. However, you may be able to report income from the notes based upon the installment method. The installment method permits you to pay tax as the principal amount is paid on your notes. See "Tax Consequences to Limited Partners Who Receive Notes." Your basis in the notes received in the distribution will be the same as your basis in your units, after adjustment for your distributive share of income, gain, loss, deduction and credit for the final taxable year of your fund, plus any gain recognized in the distribution.

      Tax Consequences to Tax Exempt Investors. Because the assets of your fund are held for investment and not for resale, the consolidation will not result in the recognition of material unrelated business taxable income by you if you are a tax-exempt investor that does not hold units either as a "dealer" or as debt-financed property within the meaning of section 514, and you are not an organization described in section 501(c)(7) (social clubs), section 501(c)(9) (voluntary employees' beneficiary associations), section 501(c)(17) (supplemental unemployment benefit trusts) or section 501(c)(20) (qualified group legal services plans) of the Code. If you are included in one of the four classes of exempt organizations noted in the previous sentence, you may recognize and be taxed on gain or loss



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on the consolidation. In addition, the consolidation may result in the recognition by tax-exempt partners of material unrelated business taxable income to the extent the properties owned by the funds are encumbered by debt. However, this is not applicable to educational organizations, qualified pension, profit-sharing and stock bonus plans and certain closely held real property holding companies.

      Tax Issues Relating to Foreign Limited Partners. The rules governing U.S. federal income taxation of nonresident alien individuals and foreign entities are complex, and we will not try here to provide more than a brief summary of certain rules relating to the consolidation. If you are a foreign limited partner, you should consult your tax advisors to determine the impact of the consolidation under the tax laws applicable to you, including any reporting requirements.

      The Foreign Investment in Real Property Tax Act of 1980 (FIRPTA) introduced special rules applicable to foreign investors in United States real property and partnerships owning United States real property. FIRPTA generally subjects foreign investors to United States taxation at regular United States rates on the gain from the sale by such foreign investors of United States real property interests. These include:

      o     United States real estate; and

      o interests in partnerships holding United States real estate. FIRPTA also imposes withholding on such sales.

      Section 702(b) of the Code determines the character of an item included in a partner's distributive share of gain as if the item were realized directly by the partner from the source from which the item was realized by the partnership. Therefore, if a partnership sells a United States real property interest, FIRPTA should apply as if the foreign partner had sold the United States real property interest directly. Substantially all of the assets in the funds consist of United States real property interests. Accordingly, you should take into account your distributive share of any gain or loss recognized by your fund on its disposition of the United States real property interests in the consolidation. Consequently, you will be subject to tax upon your distributive share of any such gain.

      Section 1446 requires partnerships to withhold at a 39.6% rate with respect to noncorporate foreign partners and at a 35% rate with respect to corporate foreign partners on "effectively connected taxable income" allocable to foreign partners. A foreign partner's distributive share of the income from a disposition of a United States real property interest is subject to withholding under section 1446 because FIRPTA characterizes such gain as effectively connected taxable income. Any amounts withheld with respect to the distributive share of a foreign partner are treated as a credit against the United States tax liability of such partner for the taxable year to which the withholding relates. Withheld amounts are treated as a distribution on the last day of the partnership taxable year for which the withheld amount was paid (or, if earlier, on the last day on which the partner owned an interest in the partnership).

      To satisfy the above withholding obligation with respect to the consolidation, your fund may retain and place in an escrow account, or similar arrangement, American Spectrum shares or notes to be received by any foreign limited partner, pending a sale of a portion of American Spectrum shares or notes sufficient to satisfy the withholding requirement or, alternatively, the receipt of an amount of cash from such foreign limited partner sufficient to satisfy the withholding requirement.

Taxation of Noteholders

      Stated Interest. If you use the accrual method of tax accounting, and you receive notes from your cash method fund you must include the value of the note in income when received. If you are a cash method taxpayer and receive notes in the consolidation, under general principles of the Code, you must include stated interest in income as it is actually or constructively received.

      Payments of interest income to you will constitute portfolio income, not passive activity income for purposes of section 469 of the Code. Accordingly, such income will not be subject to reduction by your losses from



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passive activities (e.g., any interest in a trade or business held as a limited partner in which you do not materially participate) if you are subject to the passive activity loss rules. Income attributable to interest payments may be offset by investment expense deductions, however, subject to the limitation that, if you are an individual investor, you may only deduct miscellaneous itemized deductions (including investment expenses) to the extent such deductions exceed two percent of your adjusted gross income.

      Receipt of Principal. Noteholders will recognize gain or loss when American Spectrum makes payments of principal under the notes. The amount of gain or loss recognized at the time the principal payments are made is equal to the amount of the principal payment multiplied by a fraction, the denominator of which is the face amount of the note and the numerator of which is the remainder of the face amount of the note less the noteholder's basis in the note. If, however, the notes are redeemed in part prior to the Maturity Date, the amount of gain or loss recognized at the time the principal payments are made will be equal to the difference between the amount of the principal payments made and a proportionate amount of the noteholder's basis in the notes. To the extent a noteholder's adjusted tax basis in his or her notes is greater than the face amount of the notes, the excess should be treated as a capital loss upon the retirement or maturity of the notes.

      Disposition of Notes. In general, if you are a noteholder, you will recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a note. Such gain is equal to the difference between:

      o the amount of cash and the fair market value of property received (except, for cash method taxpayers, to the extent attributable to the payment of accrued interest); and

      o your tax basis in the note. Any such gain or loss will generally be long-term capital gain or loss, provided the note was a capital asset in your hands and was held for more than one year.

      If the face amount of the notes that you hold at the end of the taxable year (together with any other installment obligations that you receive during the year) exceeds $5 million, you may be required to pay to the IRS interest at the federal underpayment rate based on a portion of the tax liability that you have deferred.

Taxation of American Spectrum

      General. Until American Spectrum elects to be taxed as a REIT American Spectrum will be taxed as an ordinary corporation and it will be subject to federal income tax on its taxable income at regular corporate rates. Any distribution by American Spectrum to its stockholders will be subject to tax as a dividend at stockholder's respective dividend rates. Beginning with the tax year ending on December 31, 2002, American Spectrum intends to elect to be taxed as a REIT for federal income tax purposes, as defined in sections 856 through 860 of the Code. American Spectrum believes that it is organized and will operate so as to qualify as a REIT. We cannot predict, however, whether American Spectrum will continue to succeed in qualifying as a REIT. The provisions of the Code pertaining to REITs are highly technical and complex. Accordingly, we urge you to review this summary with your tax advisor as well as the applicable Code sections, rules and regulations issued thereunder, and administrative and judicial interpretations thereof.

      If American Spectrum qualifies as a REIT for federal income tax purposes, it generally will not be subject to federal corporate income tax on net income that is currently distributed to American Spectrum stockholders. This treatment substantially eliminates the "double taxation" that generally results from investments in a corporation. Double taxation is tax imposed at the corporate level when earned and once again at the stockholder level when distributed.

      Certain Corporate Level Taxation. Regardless of whether American Spectrum qualifies as a REIT, American Spectrum will be subject to federal income tax in the following circumstances:

      o American Spectrum will be taxed at regular corporate rates on any undistributed real estate investment trust taxable income, including undistributed net capital gains.



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      o     American Spectrum may be subject to the alternative minimum tax on its items of tax preference.

      o If American Spectrum has net income from foreclosure property, it will be subject to tax on this income at the highest corporate rate. Foreclosure property is real property, and any attached personal property acquired as a result of default on a lease of, or on a loan secured by, this property.

      o If American Spectrum has net income derived from a prohibited transaction, this income will be subject to a 100% tax. A prohibited transaction is a sale or other disposition of property that is held primarily for sale to customers in the ordinary course of business.

      o If American Spectrum should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which it fails the 75% or the 95% test.

      o If, during each calendar year, American Spectrum fails to distribute at least the sum of: (i) 85% of its real estate investment trust ordinary income for such year; (ii) 95% of its real estate investment trust capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, American Spectrum will be subject to a four percent excise tax on the excess of the required distribution over the amounts actually distributed.

      o In addition, a REIT is subject to an entity level tax on the sale of property it held before electing REIT status. During the 10-year period following its qualification as a REIT, American Spectrum will be subject to an entity level tax on the income it recognizes upon the sale of assets including all the assets transferred to it as part of the consolidation it held before electing REIT status in an amount up to the amount of the built-in-gains at the time American Spectrum becomes a REIT.

      If American Spectrum fails to qualify as a REIT for any taxable year and relief provisions do not apply, American Spectrum will be subject to federal income tax as an ordinary corporation on its taxable income at regular corporate rates. To the extent that American Spectrum would be subject to tax liability for any taxable year, the amount of cash available for satisfaction of its liabilities and for distribution to its stockholders would be reduced. In addition, if American Spectrum fails to qualify as a REIT, distributions made to you, as a stockholder of American Spectrum, generally would be taxable as ordinary income to the extent of current and accumulated earnings and profits. In addition, subject to certain limitations, certain investors would be eligible for the corporate dividends received deduction. We cannot guarantee that any such distributions would be made. American Spectrum would not be eligible to elect REIT status for the four taxable years after the taxable year it failed to qualify as a REIT, unless its failure to qualify was due to reasonable cause and not willful neglect and certain other requirements were satisfied.

      Requirements for Qualification. As discussed more fully below, the Code defines a REIT as a corporation, trust or association that:

      o     is managed by one or more trustees or directors;

      o uses transferable shares or transferable certificates to evidence beneficial ownership;

      o would be taxable as a domestic corporation, but for sections 856 through 860 of the Code;

      o     is neither a financial institution nor an insurance company;

      o     has at least 100 persons as beneficial owners;

      o     is not closely held as defined in section 856(h) of the Code; and



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      o     satisfies certain other tests that are described below regarding the nature of its assets and income and the amount of its distributions.

      Following the consummation of the consolidation, American Spectrum will satisfy the share ownership requirement set forth above. In order to ensure continuing compliance with these ownership requirements, American Spectrum will place certain restrictions on the transfer of its stock. These restrictions will prevent further concentration of stock ownership. See "DESCRIPTION OF CAPITAL STOCK -- Ownership Limits and Restrictions on Transfer." Moreover, to evidence compliance with these requirements, American Spectrum must maintain records which disclose actual ownership of its outstanding common stock. In fulfilling its obligation to maintain these records, American Spectrum must demand written statements each year from the record holders of designated percentages of its common stock disclosing the actual owners of such common stock. A list of those persons failing or refusing to comply with such demand must be maintained as a part of American Spectrum's records. Although a failure to make such demand to ascertain the actual ownership of its shares will not cause a disqualification of REIT status, a monetary fine will result. A stockholder failing or refusing to comply with American Spectrum's written demand must submit with his or her tax return a similar statement and certain other information.

      In the case of a REIT that is a partner in a partnership, the Treasury Regulations deem that the REIT owns its proportionate share of the assets of the partnership and is entitled to the income of the partnership attributable to its proportionate share. In addition, the assets and gross income (as defined in the Code) of the partnership attributed to the REIT retain the same character as in the hands of the partnership for purposes of section 856 of the Code, including satisfying the gross income tests and the asset tests described below. Thus, American Spectrum's proportionate share of the assets, liabilities and items of income of the Operating Partnership will be treated as assets, liabilities and items of income of American Spectrum for purposes of applying the asset and gross income tests described below.

      Income Tests. In order for American Spectrum to qualify as a REIT, there are currently two requirements relating to American Spectrum's gross income that must be satisfied annually.

      o First, at least 75% of American Spectrum's gross income for each taxable year must consist of temporary investment income or of certain defined categories of income derived directly or indirectly from investments relating to real property or the mortgages on real property. Subject to various limitations, these categories include:

            o     rents from real property;

            o     interest on mortgages on real property;

            o gain from the sale or other disposition of real property (including interests in real property and in mortgages on real property) not primarily held for sale to customers in the ordinary course of business;

            o     income from foreclosure property;

            o dividends or other distributions on, and gain (other than from prohibited transactions) from the sale or disposition of, shares in other REITs; and

            o amounts received as consideration for entering into either loans secured by real property or purchases or leases of real property.

      o Second, at least 95% of American Spectrum's gross income for each taxable year must be derived either from income qualifying under the 75% test or from dividends, other types of interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing.



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      American Spectrum expects to satisfy the two current tests for the taxable year commencing January 1, 2002 and subsequent taxable years.

      Much of American Spectrum's income will be derived from rent from its properties. Rent from its properties qualifies as "rents from real property" in satisfying the two gross income tests only if the following conditions are met:

      o The rent must not be based in whole or in part, directly or indirectly, on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales;

      o Rents received from a tenant will not qualify as "rents from real property" if American Spectrum, or a direct or indirect owner of 10% or more of American Spectrum, owns, directly or constructively, 10% or more of the tenant;

      o If rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as "rents from real property"; and

      o For rents to qualify as "rents from real property," American Spectrum generally must not operate or manage the property or furnish or render services to the tenants of such property, except that American Spectrum may directly perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy, other than services that are considered to be rendered to the occupant of the property. However, American Spectrum is permitted to earn up to one percent of its gross income from tenants, determined on a property-by-property basis, by furnishing services that are noncustomary or provided directly to the tenants without causing the rental income to fail to qualify as rents from real property.

      American Spectrum has represented to Proskauer Rose LLP that it will not violate any of the four conditions specified above. Specifically, American Spectrum expects that a substantial majority of its income will be derived from leases of the type described in "American Spectrum's Business and the Properties -- The Properties-Description of Leases". American Spectrum does not expect such leases to generate income that would not qualify as rents from real property for purposes of the 75% and 95% income tests.

      If American Spectrum fails to satisfy one or both of the 75% or 95% tests for any taxable year, it may still qualify as a REIT if:

      o American Spectrum's failure is due to reasonable cause and not willful neglect;

      o It reports the nature and amount of each item of its income on a schedule attached to its tax return for such year; and

      o The reporting of any incorrect information is not due to fraud with intent to evade tax.

Even if these three requirements are met and American Spectrum is not disqualified as a REIT, however, a penalty tax would be imposed by reference to the amount by which American Spectrum failed the 75% or 95% test (whichever amount is greater).

      Asset Tests. For tax years commencing January 1, 2002, at the end of each quarter of American Spectrum's taxable year, at least 75% of the value of its total assets must consist of "real estate assets," cash and cash items (including receivables), and certain government securities. The balance of American Spectrum's assets generally may be invested without restriction. However, securities holdings with respect to any one issuer and not within the 75% class of assets generally must not, except with respect to a taxable REIT subsidiary, exceed 5% of the value of



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American Spectrum's assets or 10% of an issuer's value or outstanding voting securities. In addition, not more than 20% of the value of American Spectrum's total assets may consist of the total value of all of its taxable REIT subsidiaries. The term "real estate assets" includes:

      o     Real property;

      o     Interests in real property;

      o     Leaseholds of land or improvements thereon; and

      o Mortgages on any such property or leasehold and any property attributable to the temporary investment of new capital (but only if this investment is in stock or a debt instrument and only for the one-year period beginning on the date that American Spectrum receives the capital).

      After initially meeting the asset tests at the close of any quarter, American Spectrum will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient non-qualifying assets within 30 days after the close of that quarter.

      American Spectrum believes that it will satisfy the requirements for the three asset tests described above. American Spectrum intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance. In particular, at the end of each calendar quarter, American Spectrum will limit and diversify its ownership of securities as necessary to satisfy the REIT asset tests described above.

      Ownership Tests. The Code provides the following ownership requirements for qualification as a REIT:

      o During the last half of each taxable year, not more than 50% in value of the REIT's outstanding shares may be owned, directly or indirectly (applying certain attribution rules), by five or fewer individuals (or certain entities as defined in the Code); and

      o There must be at least 100 stockholders (without reference to any attribution rules) on at least 335 days of a 12-month taxable year (or a proportionate part of a shorter taxable year).

      These requirements do not apply to the first taxable year for which American Spectrum would make a REIT election. In keeping with these requirements, American Spectrum's articles of incorporation generally prohibit any person or entity from actually, constructively or beneficially acquiring or owning more than 5% of the issued and outstanding American Spectrum capital stock. This limitation does not apply to existing stockholders who own more than 5% of American Spectrum shares as of the effective date of the consolidation.

      Under the articles of incorporation, the Board of Directors may require that each holder of American Spectrum shares disclose to American Spectrum's Board of Directors in writing such information with respect to actual, constructive or beneficial ownership of American Spectrum shares. Treasury Regulations govern the method by which American Spectrum is required to demonstrate compliance with these stock ownership requirements and the failure to satisfy such regulations could cause American Spectrum to fail to qualify as a REIT. We believe that American Spectrum will meet these stock ownership requirements for each taxable year and will be able to demonstrate its compliance with these requirements.

      Distribution Requirements. American Spectrum must distribute to its stockholders for each taxable year ordinary income dividends in an amount equal to at least:

      o     90% of the sum of :



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      o     its "real estate investment trust taxable income" (computed before deduction of dividends and excluding any net capital gains) and;

      o the excess of net income from foreclosure property over the tax on such income, minus

      o     certain excess noncash income.

"Real estate investment trust taxable income" generally is the taxable income of a REIT computed as if it were an ordinary corporation, with certain adjustments. American Spectrum must make distributions in the taxable year to which they relate, or, if declared before the timely filing of American Spectrum's tax return for such year and paid not later than the first regular dividend payment after such declaration, in the following taxable year.

      American Spectrum intends to make distributions to stockholders that will meet the 90% distribution requirement. Under some circumstances, however, American Spectrum may not have sufficient funds from its operations to make cash distributions to satisfy the 90% distribution requirement. For example, in the event of the default or financial failure of one or more tenants or lessees, American Spectrum might be required under federal income tax principles to continue to accrue rent for some period of time even though American Spectrum would not currently be receiving the corresponding amounts of cash. Similarly, American Spectrum might not be entitled, under federal income tax principles, to deduct certain expenses at the time those expenses are incurred. In either case, American Spectrum's cash available for making distributions might not be sufficient to satisfy the 90% distribution requirement. If the cash available to American Spectrum is insufficient to make the necessary distributions, American Spectrum might raise cash by borrowing funds, issuing new securities or selling assets. If American Spectrum ultimately were unable to satisfy the 90% distribution requirement, it would fail to qualify as a REIT and, as a result, would be subject to federal income tax as an ordinary corporation.

      If American Spectrum fails to satisfy the 90% distribution requirement as a result of an adjustment to its tax returns by the IRS, under certain circumstances it may be able to rectify its failure by paying a "deficiency dividend" (plus a penalty and interest) within 90 days after such adjustment. This deficiency dividend would be included in American Spectrum's deductions for dividends paid for the taxable year affected by such adjustment. The deduction for a deficiency dividend will be denied, however, if any part of the adjustment resulting in the deficiency is attributable to fraud with intent to evade tax or to willful failure to file an income tax return on time.

      Opinion of Proskauer Rose LLP. Based upon representations made by officers of American Spectrum with respect to relevant factual matters upon the existing Code provisions, the applicable regulations issued under the Code (Treasury Regulations), and reported administrative and judicial interpretations of the Code and Treasury Regulations, upon Proskauer Rose LLP's independent review of relevant documents, and upon the assumption that American Spectrum will operate in the manner described in this consent solicitation, Proskauer Rose LLP has opined the following:

      o American Spectrum is organized in conformity with the requirements for qualification as a REIT; and

      o American Spectrum's proposed method of operation will enable it to meet the requirements for qualification as a REIT.

You should bear in mind, however, that American Spectrum's ability to qualify and remain qualified as a REIT depends upon actual operating results and future actions by and events involving American Spectrum and others. Proskauer Rose LLP's opinion does not ensure that the actual results of American Spectrum's operations and future actions and events (including changes in tax laws) will enable American Spectrum to satisfy in any given year the requirements for qualification and taxation as a REIT.

      Upon receipt of a written request from you or from your representative designated in writing, we will provide you with a free copy of Proskauer Rose LLP's opinion.



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Taxation of Stockholders

      Taxable Domestic Stockholders. For any taxable year in which American Spectrum qualifies as a REIT for federal income tax purposes, if you (as a stockholder) are a United States person, you generally will be taxed in the following manner. A United States person generally, is any person other than a nonresident alien individual, a foreign trust or estate or a foreign partnership or corporation:

      o Distributions American Spectrum makes to you generally will be taxed as ordinary income;

      o Amounts that you receive that American Spectrum properly designates as capital gain dividends generally will be taxed as long-term capital gain, without regard to the period for which you have held American Spectrum shares, to the extent that they do not exceed American Spectrum's actual net capital gain for the taxable year;

      o If you are a corporate stockholder, you may have to treat up to 20% of certain capital gain dividends as ordinary income. Such ordinary income and capital gain are not eligible for the dividends received deduction allowed to corporations;

      o American Spectrum may elect to retain and pay income tax on its net long-term capital gain. If American Spectrum so elects, you will take into income your share of the retained capital gain as long-term capital gain and will receive a credit or refund for your share of the tax paid by American Spectrum. In addition, you will increase the basis of your American Spectrum shares by an amount equal to the excess of the retained capital gain included in your income over the tax deemed paid by you;

      o Distributions in excess of American Spectrum's current or accumulated earnings and profits will not be taxable to you to the extent that they do not exceed the adjusted basis of your American Spectrum shares, but rather will reduce the adjusted basis of your American Spectrum shares. Assuming the shares are a capital asset in your hands, to the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of your American Spectrum shares, such distributions will be included in your income as capital gain. The capital gain will be long term capital gain or short-term capital gain if you have held the American Spectrum shares for one year or less;

      o     Any distribution that is:

            o declared by American Spectrum in October, November or December of any calendar year and payable to stockholders of record on a specified date in such months; and

            o actually paid by American Spectrum in January of the following year, shall be deemed to have been received by each stockholder on December 31 of the calendar year in which the dividend is declared and, as a result, will be includable in your gross income for that taxable year;

      o You may not deduct on your income tax returns any net operating or net capital losses of American Spectrum;

      o Upon the sale or other disposition of your American Spectrum shares, you generally will recognize capital gain or loss equal to the difference between the amount realized on the sale or other disposition and the adjusted basis of your American Spectrum shares involved in the transaction. The gain or loss will be long term capital gain or loss if, at the time of sale or other disposition, you have held the American Spectrum shares involved for more than one year;

      o If you receive a capital gain dividend with respect to American Spectrum shares that you have held for six months or less at the time of sale or other disposition, any loss by you recognize will be long-term capital loss to the extent of the amount of the capital gain dividend that was treated as long-term capital gain; and

      o Generally, the redemption of American Spectrum shares by American Spectrum will result in recognition of ordinary income by you unless you "completely terminate" or substantially reduce your interest in American Spectrum, as described in the Code.

      The tax treatment discussed above is a summary of the general rules and may not deal with all of the tax consequences applicable to you in light of your particular investment or other circumstances. Therefore, you should consult your own tax advisors for an explanation of the tax consequences to you of the receipt, ownership, and disposition of American Spectrum shares.

      Tax-Exempt Stockholders. If you are an American Spectrum stockholder and a tax-exempt entity, you generally will be taxed in the following manner:

      o Dividends paid by American Spectrum to you generally will not constitute Unrelated Business Taxable Income (UBTI) as defined in section 512(a) of the Code, provided that you have not financed the acquisition of American Spectrum shares with "acquisition indebtedness" within the meaning of section 524(c) of the Code and your American Spectrum shares are not otherwise used in an unrelated trade or business; and

      o If you are a qualified trust (i.e., any trust described in section 401(a) of the Code and exempt from tax under section 501(a) of the
            Code) that holds more than 10% (by value) of the shares of American Spectrum, and if:

            o (i) treating qualified trusts holding American Spectrum shares as individuals would result in a determination that American Spectrum is "closely held" within the meaning of section 856(h)(1) of the Code; and

            o (ii) American Spectrum is "predominantly held" by qualified trusts, you may be required to treat a certain percentage of American Spectrum's distributions as UBTI. The restrictions on ownership of American Spectrum shares in the articles of incorporation will prevent application of the provisions treating a portion of REIT distributions as UBTI to tax-exempt entities purchasing American Spectrum shares, absent a waiver of the restrictions by American Spectrum's Board of Directors, as discussed in "Description of Capital Stock ownership limits and Restrictions on Transfer."

      The tax treatment of distributions by qualified retirement plans, IRAs, Keogh plans and other tax-exempt entities is beyond the scope of this discussion. If you are one of these entities, you should consult your own tax advisors regarding such questions.

      Foreign Stockholders. The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign participants and other foreign stockholders (collectively, Non-U.S. Stockholders) are complex, and we will not try here to provide more than a summary of such rules, so if you are a prospective Non-U.S. Stockholder, you should consult with your tax advisors to determine the impact of federal, state and local laws with regard to an investment in American Spectrum shares, including any reporting requirements.

      Assuming that the income from investment in American Spectrum shares will not be effectively connected with your conduct of a United States trade or business, if you are a Non-U.S. Stockholder, you generally will be taxed in the following manner:

      o Distributions that are not attributable to gain from sales or exchanges by American Spectrum of United States real property interests and not designated by American Spectrum as capital gain dividends will be treated as dividends of ordinary income to the extent American Spectrum makes such distributions out of current and accumulated earnings and profits. Such dividends ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the dividend, unless an applicable tax treaty reduces or eliminates that tax;

      o Distributions in excess of American Spectrum's current and accumulated earnings and profits will not be taxable to you to the extent that such distributions do not exceed the adjusted basis of your American Spectrum shares, but rather will reduce the adjusted basis of your American Spectrum shares;

      o To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of your American Spectrum shares, the distributions will give rise to tax liability if you would otherwise be subject to tax on any gain from the sale or disposition of your American Spectrum shares;

      o If it cannot be determined at the time American Spectrum pays a distribution whether the distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate of 30%. You may seek a refund of the withheld amount from the IRS, however, if it is subsequently determined that the distribution was, in fact, in excess of American Spectrum's current and accumulated earnings and profits;

      o American Spectrum is permitted, but not required, to make reasonable estimates of the extent to which distributions exceed current or accumulated earnings and profits. To the extent American Spectrum determines that the distributions are to exceed current or accumulated earnings and profits, a 10% withholding tax will apply to each such distributions, which may be refunded to the extent it exceeds your actual U.S. tax liability, provided you furnish required information to the IRS;

      o Distributions that are attributable to gain from sales or exchanges by American Spectrum of United States real property interests will be taxed to you under the provisions of the Foreign Investment in Real Property Tax Act of 1980 (or, FIRPTA), as amended. Under FIRPTA, distributions attributable to gain from sales of United States real property interests are taxed to you as if such gain were effectively connected with a United States business. You would thus be taxed at the normal capital gain rates applicable to U.S. stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder not entitled to treaty exemption or rate reduction. Treasury Regulations require American Spectrum to withhold 35% of any distribution that it could designate as a capital gain dividend. You may credit this amount against your FIRPTA tax liability; and

      o Gain that you recognize upon a sale of American Spectrum shares generally will not be taxed under FIRPTA if American Spectrum is a "domestically controlled REIT." American Spectrum currently believes that it will be a "domestically controlled REIT."

      Gain not subject to FIRPTA nonetheless will be taxable to you if:

      o Investment in the American Spectrum shares is treated as "effectively connected" with your U.S. trade or business; or

      o You are a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other conditions are met. If you are a foreign corporate stockholder, "effectively connected" gain you realize may be subject to an additional 30% branch profits tax, subject to possible exemption or rate reduction under an applicable tax treaty. If the gain on the sale of your American Spectrum shares were to be subject to taxation under FIRPTA, you would be subject to the same treatment as U.S. stockholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). The purchaser of your American Spectrum shares would be required to withhold and remit to the IRS 10% of the purchase price.

State and Local Taxes

      American Spectrum or its stockholders or both may be subject to state, local or other taxation in various state, local or other jurisdictions, including those in which they transact business or reside. The tax treatment in such jurisdictions may differ from the federal income tax consequences discussed above. Consequently, prospective stockholders should consult with their own tax advisors regarding the effect of state, local and other tax laws on an investment in the common stock of American Spectrum.

                                     EXPERTS

The combined audited financial statements and schedules of American Spectrum Predecessor and the audited financial statements and schedules of Nooney Rider Trail, LLC and Meadow Wood Village Apartments Ltd., LP and the related financial statements schedule included in this consent solicitation to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

      The financial statements of Nooney Income Fund Ltd., Nooney Income Fund Ltd. II, L.P., Sierra Pacific Development Fund, Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Pension Investors '84 and Sierra Pacific Institutional Investors V and Sierra Mira Mesa Partners as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999 and the financial statements of Nooney Real Property Investors-Two, L.P. as of November 30, 1999 and 1998, and for each of the three years in the period ended November 30, 1999, and the related financial statement schedules included in the consent solicitation, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing in the registration statement (such report for Sierra Pacific Development Fund III expresses an unqualified opinion and includes an explanatory paragraph relating to partnership's ability to continue as a going concern), and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

      The consolidated balance sheets of Nooney-Hazelwood Associates, L.P. and Investor as of December 31, 1997, 1998 and 1999 and the related statements of operations, partners capital and cash flows for each of the three years then ended and the related financial statements schedule, included in this consent solicitation, have been audited by Wolfe, Nilges, Nahorski, P.C., independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving such report.

                                  LEGAL MATTERS

      Certain legal matters, including certain tax matters, will be passed upon for American Spectrum by Proskauer Rose LLP. Proskauer Rose LLP will rely on Ballard Spahr Andrews & Ingersoll P.C. as to certain matters of Maryland law.

                       WHERE YOU CAN FIND MORE INFORMATION

      American Spectrum and each fund are subject to the reporting requirements of the Exchange Act, and are required to file reports and other information with the Securities Exchange Commission, 450 Fifth Street N.W., Washington, D.C. 20549. In addition, American Spectrum has filed a Registration Statement on Form S-4 under the Securities Act with respect to the securities offered pursuant to this consent solicitation. This consent solicitation, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and financial schedules thereto. For further information concerning the consolidation, you should refer to American Spectrum's Registration Statement and such exhibits and schedules which are available at the SEC's web site at http://www.sec.gov. Also, you may examine copies of such documents without charge at, or obtain copies of such documents upon payment of prescribed fees from, the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the regional offices of the SEC located at Room 1400, 75 Park Place, New York, New York 10007 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511.

      The supplement to this consent solicitation has been prepared for your fund and will be delivered to you and the other limited partners of your fund. Upon receipt of a written request by you or your representative so designated in writing, we will send a copy of any supplement without charge. All requests should be directed to Mackenzie Partners, Inc., 156 Fifth Avenue, New York, NY 10010. (800) 322-2885.

      Statements contained in this consent solicitation or any supplements hereto as to the contents of any contract or other document which is filed as an exhibit to the Registration Statement are not necessarily complete, and each such statement is qualified in its entirety by reference to the full text of such contract or document.

      In addition to applicable legal or __________ requirements, if any, American Spectrum will send to holders of American Spectrum shares annual reports containing audited financial statements with a report thereon by American Spectrum's independent public accountants and quarterly reports containing unaudited financial information for each of the first three quarters of each fiscal year.

     The Annual Report for Nooney Real Property Investors-Two, L.P. (File Number 0-10287) on Form 10-K for the year ended November 30, 2000 and the Quarterly Report on Form 10-Q for the quarter ended August 31, 2000 are incorporated by reference.

     The Annual Reports on Form 10-K for the year ended December 31, 2000 and the Quarterly Reports on Form 10-Q for the quarter ending June 30, 2000 for each of the following funds are incorporated by reference:

Nooney Income Fund Ltd. II, L.P. (File Number 0-14360)
Nooney Income Fund Ltd., L.P. (File Number 0-13241)
Sierra Pacific Development Fund (File Number 0-11068)
Sierra Pacific Development Fund II (File Number 0-12036)
Sierra Pacific Development Fund III (File Number 0-14276)
Sierra Pacific Institutional Properties V (File Number 0-15702)
Sierra Pacific Pension Investors '84 (File Number 0-14268)

                          Index to Financial Statements


Pro Forma Unaudited Financial Information

  Maximum Scenario

    AMERICAN SPECTRUM PRO FORMA UNAUDITED COMBINED BALANCE SHEET - JUNE 30, 2000........................... F-9

    THE FUNDS PRO FORMA COMBINING BALANCE SHEET - JUNE 30, 2000............................................ F-11

    OTHER AFFILIATES PRO FORMA COMBINING BALANCE SHEET - JUNE 30, 2000..................................... F-13

    AMERICAN SPECTRUM PRO FORMA UNAUDITED COMBINED STATEMENT OF OPERATIONS - FOR THE SIX MONTHS ENDED
    JUNE 30, 2000.......................................................................................... F-14

    THE FUNDS PRO FORMA COMBINING STATEMENT OF OPERATIONS - FOR THE SIX MONTHS ENDED JUNE 30, 2000......... F-16

    OTHER AFFILIATES PRO FORMA COMBINING STATEMENT OF OPERATIONS - FOR THE SIX MONTHS ENDED
    JUNE 30, 2000.......................................................................................... F-18

    AMERICAN SPECTRUM PRO FORMA UNAUDITED COMBINED STATEMENT OF OPERATIONS - FOR THE YEAR ENDED
    DECEMBER 31, 1999...................................................................................... F-19

    THE FUNDS PRO FORMA COMBINING STATEMENT OF OPERATIONS - FOR THE YEAR ENDED DECEMBER 31, 1999........... F-20

    OTHER AFFILIATES PRO FORMA COMBINING STATEMENT OF OPERATIONS - FOR THE YEAR ENDED DECEMBER 31, 1999.... F-21

    AMERICAN SPECTRUM PRO FORMA UNAUDITED COMBINED STATEMENT OF CASH FLOWS - FOR THE SIX MONTHS
    ENDED JUNE 30, 2000.................................................................................... F-22

    THE FUNDS PRO FORMA COMBINING STATEMENT OF CASH FLOWS - FOR THE SIX MONTHS ENDED JUNE 30, 2000......... F-23

    OTHER AFFILIATES PRO FORMA COMBINING STATEMENT OF CASH FLOWS - FOR THE SIX MONTHS ENDED
    JUNE 30, 2000.......................................................................................... F-24

    AMERICAN SPECTRUM PRO FORMA UNAUDITED COMBINED STATEMENT OF CASH FLOWS - FOR THE YEAR ENDED
    DECEMBER 31, 1999...................................................................................... F-25

    THE FUNDS PRO FORMA COMBINING STATEMENT OF CASH FLOWS - FOR THE YEAR ENDED DECEMBER 31, 1999........... F-26

    OTHER AFFILIATES PRO FORMA COMBINING STATEMENT OF CASH FLOWS - FOR THE YEAR ENDED DECEMBER 31, 1999.... F-27

    American Spectrum Pro Forma Unaudited Combined Balance Sheet--June 30, 2000............................ F-28

    The Funds Pro Forma Combining Balance Sheet--June 30, 2000............................................. F-29

    Other Affiliates Pro Forma Combining Balance Sheet--June 30, 2000...................................... F-30

 Minimum Scenario

    American Spectrum Pro Forma Unaudited Combined Statement of Operations--for the six months ended
    June 30, 2000.......................................................................................... F-31

    The Funds Pro Forma Combining Statement of Operations--for the six months ended June 30, 2000.......... F-32

    Other Affiliates Pro Forma Combining Statement of Operations--for the six months ended June 30, 2000... F-33

    American Spectrum Pro Forma Unaudited Combined Statement of Operations--for the year ended December
    31, 1999............................................................................................... F-34

    The Funds Pro Forma Combining Statement of Operations--for the year ended December 31, 1999............ F-35

    Other Affiliates Pro Forma Combining Statement of Operations--for the year ended December 31, 1999..... F-36

    American Spectrum Pro Forma Unaudited Combined Statement of Cash Flows--for the six months ended
    June 30, 2000.......................................................................................... F-37

    The Funds Pro Forma Combining Statement of Cash Flows--for the six months ended June 30, 2000.......... F-38

    Other Affiliates Pro Forma Combining Statement of Cash Flows--for the six months ended June 30, 2000... F-39

American Spectrum Pro Forma Unaudited Combined Statement of Cash Flows--for the year ended

    December 31, 1999...................................................................................... F-40

    The Funds Pro Forma Combining Statement of Cash Flows--for the year ended December 31, 1999............ F-41

    Other Affiliates Pro Forma Combining Statement of Cash Flows--for the year ended December 31, 1999..... F-42

    Notes to the Pro Forma Unaudited Combined Financial Information of American Spectrum................... F-43

    CGS Management Company Table............................................................................F-51

American Spectrum Predecessor:

    Report of Independent Public Accountants................................................................F-53

    Combined Balance Sheets - December 31, 1998 and 1999 and June 30, 2000 (Unaudited)......................F-54

    Combined Statements of Operations - for the years ended December 31, 1997, 1998 and 1999 and for the six months ended June 30, 1999 and 2000 (Unaudited).........................................F-55

    Combined Statements of Cash Flows for the years ended December 31, 1997, 1998 and 1999 and for the six months ended June 30, 1999 and 2000 (Unaudited).........................................F-56
    Combined Statements of Equity (Deficit) for the years ended December 31, 1997, 1998 and
    1999 and for the six months ended June 30, 1999 and 2000 (Unaudited)....................................F-58

    Notes to Combined Financial Statements..................................................................F-59

Meadow Wood Village Apartments, Ltd., LP:

    Selected Historical Financial Data......................................................................F-73

    Report of Independent Public Accountants................................................................F-75

    Balance Sheets - December 31, 1998 and 1999 and June 30, 2000 (Unaudited)...............................F-76

    Statements of Operations - for the years ended December 31, 1997, 1998 and 1999 and for  the six months ended June 30, 1999 and 2000 (Unaudited)........................................F-77

    Statements of Cash Flows for the years ended December 31, 1997, 1998 and 1999 and for  the six months ended June 30, 1999 and 2000 (Unaudited)............................................F-78

    Statements of Equity (Deficit) for the years ended December 31, 1997, 1998 and for the six months ended June 30, 1999 and 2000 (Unaudited).............................................F-79

    Notes to Financial Statements...........................................................................F-80

Nooney Rider Trail, LLC

    Selected  Historical Financial Data.....................................................................F-86

    Report of Independent Public Accounts...................................................................F-88

    Balance Sheets - December 31, 1998 and 1999 and June 30, 2000 (Unaudited)...............................F-89

    Statements of Operations for the years ended December 31, 1997, 1998 and 1999 and for the six months ended June 30, 1999 and 2000 (Unaudited)................................F-90

    Statements of Cash Flows for the years ended December 31, 1997, 1998 and 1999 and for the six months ended June 30, 1999 and 2000 (Unaudited) ...... .....................................F-91

    Statements of Equity (Deficit) for the years ended December 31, 1997,
    1998 and 1999 and for the six months ended June 30, 1999 and 2000 (Unaudited).......................... F-92

    Notes to Financial Statements...........................................................................F-93

Noozelwood Associates, L.P.

    Selected Historical Financial Data.....................................................................F-98

    Independent Auditors' Report...........................................................................F-100

    Consolidated Balance Sheets - December 31, 1998, 1999 and June 30, 2000................................F-101

    Consolidated Statements of Partners' Capital (Deficit) for the years ended December 31, 1997, 1998 and 1999 and for the six months ended June 30, 1999 and 2000...........................................F-102

    Consolidated Statements of Operations for the years ended December 31, 1997, 1998 and 1999 and for the six months ended June 30, 1999 and 2000............................................................F-103

    Consolidated Statements of Cash Flows for the years ended December 31, 1997, 1998 and 1999 and for the six months ended June 30, 1999 and 2000............................................................F-104

    Notes to the Consolidated Financial Statements.........................................................F-105

Sierra Pacific Development Fund I

         Selected Historical Financial Data........................................................................F-113

         Management's Discussion and Analysis of Financial Condition and Results of Operations

            - December 31, 1999, 1998 and 1997.....................................................................F-116

            - Six months ended June 30, 2000 and 1999..............................................................F-119

         Independent Auditor's Report..............................................................................F-121

         Balance Sheets - December 31, 1998 and 1999...............................................................F-122

         Statements of Operations - for the years ended December 31, 1997, 1998 and 1999...........................F-123

         Statement of Partners' Equity (Deficit) for the years ended December 31, 1997, 1998 and 1999..............F-124

         Statements of Cash Flows for the years ended December 31, 1997, 1998 and 1999.............................F-125

         Notes to Financial Statements and Schedules...............................................................F-126

         Balance Sheets - December 31, 1999 and June 30, 2000 (Unaudited)..........................................F-138

         Statements of Operations for the three and six months ended June 30, 1999 and 2000 (Unaudited)............F-139

         Statements of Equity (Deficit) for six months ended June 30, 2000 (Unaudited).............................F-140

         Statements of Cash Flows for the six months ended June 30, 1999 and 2000 (Unaudited)......................F-141

         Notes to Financial Statements.............................................................................F-142

Sierra Pacific Development Fund II

         Selected Historical Financial Data........................................................................F-146

         Management's  Discussion and Analysis of Financial Condition and Results of Operations

            - December 31, 1999, 1998 and 1997.....................................................................F-150

            - Six months ended June 30, 2000 and 1999..............................................................F-154

         Independent Auditor's Report..............................................................................F-156

         Balance Sheets - December 31, 1998 and 1999...............................................................F-157

         Statements of Operations - for the years ended December 31, 1997, 1998 and 1999...........................F-158

         Statement of Partners' Equity (Deficit) for the years ended December 31, 1997, 1998 and 1999..............F-159

         Statements of Cash Flows for the years ended December 31, 1997, 1998 and 1999.............................F-160

         Notes to Financial Statements and Schedules...............................................................F-162

         Audited Financial Statements of Sierra Mira Mesa Partners.................................................F-182

         Balance Sheets - December 31, 1999 and June 30, 2000 (Unaudited)..........................................F-197

         Statements of Operations for the three and six months ended June 30, 1999 and 2000 (Unaudited) ...........F-198

         Statements of Equity (Deficit) for six months ended June 30, 2000 (Unaudited).............................F-199

         Statements of Cash Flows for the six months ended June 30, 1999 and 2000 (Unaudited)......................F-200

         Notes to Financial Statements.............................................................................F-201

Sierra Pacific Development Fund III

         Selected Historical Financial Data........................................................................F-206

         Management's  Discussion and Analysis of Financial Condition and Results of Operations

            - December 31, 1999, 1998 and 1997.....................................................................F-211

            - Six months ended June 30, 2000 and 1999..............................................................F-215

         Independent Auditor's Report..............................................................................F-217

         Balance Sheets - December 31, 1998 and 1999...............................................................F-228

         Statements of Operations - for the years ended December 31, 1997, 1998 and 1999...........................F-229

         Statement of Partners' Equity (Deficit) for the years ended December 31, 1997, 1998 and 1999..............F-230

         Statements of Cash Flows for the years ended December 31, 1997, 1998 and 1999.............................F-231

         Notes to Financial Statements and Schedules...............................................................F-232

         Audited Financial Statements of Sorrento I Partners.......................................................F-232

         Balance Sheets December 31, 1999 and June 30, 2000 (Unaudited)............................................F-238

         Statements of Operations for the three and six months ended June 30, 1999 and 2000 (Unaudited)............F-239

         Statements of Equity (Deficit) for six months ended June 30, 2000 (Unaudited).............................F-240

         Statements of Cash Flows for the six months ended June 30, 1999 and 2000 (Unaudited)......................F-241

         Notes to Financial Statements.............................................................................F-242

Sierra Pacific Pension Investors '84

         Selected Historical Financial Data........................................................................F-247

         Management's  Discussion and Analysis of Financial Condition and Results of Operations

            - December 31, 1999, 1998 and 1997.....................................................................F-252

            - Six months ended June 30, 2000 and 1999..............................................................F-255


         Independent Auditor's Report..............................................................................F-257

         Balance Sheets - December 31, 1998 and 1999...............................................................F-258

         Statements of Operations - for the years ended December 31, 1997, 1998 and 1999...........................F-260

         Statement of Partners' Equity (Deficit) for the years ended December 31, 1997, 1998 and 1999..............F-262

         Statements of Cash Flows for the years ended December 31, 1997, 1998 and 1999.............................F-263

         Notes to Financial Statements and Schedules...............................................................F-265

         Audited Financial Statements of Sierra Mira Mesa Partners.................................................F-278

         Balance Sheets December 31, 1999 and June 30, 2000 (Unaudited)............................................F-296

         Statements of Operations for the three and six months ended June 30, 1999 and 2000 (Unaudited)............F-297

         Statements of Equity (Deficit) for six months ended June 30, 2000 (Unaudited).............................F-298

         Statements of Cash Flows for the six months ended June 30, 1999 and 2000 (Unaudited)......................F-299

         Notes to Financial Statements.............................................................................F-300

Sierra Pacific Institutional Properties V

         Selected Historical Financial Data........................................................................F-305

         Management's  Discussion and Analysis of Financial Condition and Results of Operations

            - December 31, 1999, 1998 and 1997.....................................................................F-308

            - Six months ended June 30, 2000 and 1999..............................................................F-311

         Independent Auditor's Report..............................................................................F-312

         Balance Sheets - December 31, 1998 and 1999...............................................................F-313

         Statements of Operations - for the years ended December 31, 1997, 1998 and 1999...........................F-314

         Statement of Partners' Equity (Deficit) for the years ended December 31, 1997, 1998 and 1999..............F-315

         Statements of Cash Flows for the years ended December 31, 1997, 1998 and 1999.............................F-316

         Notes to Financial Statements and Schedules...............................................................F-317

         Balance Sheets December 31, 1999 and June 30, 2000 (Unaudited)............................................F-324

         Statements of Operations for the three and six months ended June 30, 1999 and 2000 (Unaudited)............F-328

         Statements of Cash Flows for the six months ended June 30, 1999 and 2000 (Unaudited)......................F-329

         Statements of Equity (Deficit) for six months ended June 30, 2000 (Unaudited).............................F-326

         Notes to Financial Statements.............................................................................F-331

Nooney Income Fund Ltd., L.P.

         Selected Historical Financial Data........................................................................F-335

         Management's  Discussion and Analysis of Financial Condition and Results of Operations

            - December 31, 1999, 1998 and 1997.....................................................................F-338

            - Six months ended June 30, 2000 and 1999..............................................................F-344

         Independent Auditor's Report..............................................................................F-349

         Balance Sheets - December 31, 1998 and 1999...............................................................F-350

         Statements of Operations - for the years ended December 31, 1997, 1998 and 1999...........................F-351

         Statement of Partners' Equity (Deficit) for the years ended December 31, 1997, 1998 and 1999..............F-352

         Statements of Cash Flows for the years ended December 31, 1997, 1998 and 1999.............................F-353

         Notes to Financial Statements and Schedules...............................................................F-354

         Balance Sheets December 31, 1999 and June 30, 2000 (Unaudited)............................................F-364

         Statements of Operations and Partners' Equity for the three and six months ended June 30, 1999 and 2000
           (Unaudited).............................................................................................F-365

         Statements of Cash Flows for the six months ended June 30, 1999 and 2000 (Unaudited)......................F-366

         Notes to Financial Statements.............................................................................F-367

Nooney Income Fund Ltd. II, L.P.

         Selected Historical Financial Data........................................................................F-373

         Management's  Discussion and Analysis of Financial Condition and Results of Operations

            - December 31, 1999, 1998 and 1997.....................................................................F-375

            - Six months ended June 30, 2000 and 1999..............................................................F-382

         Independent Auditor's Report..............................................................................F-388

         Balance Sheets - December 31, 1998 and 1999...............................................................F-389

         Statements of Operations - for the years ended December 31, 1997, 1998 and 1999...........................F-390

         Statement of Partners' Equity (Deficit) for the years ended December 31, 1997, 1998 and 1999..............F-391

         Statements of Cash Flows for the years ended December 31, 1997, 1998 and 1999.............................F-392

         Notes to Financial Statements and Schedules...............................................................F-394

         Balance Sheets December 31, 1999 and June 30, 2000 (Unaudited)............................................F-408

         Statements of Operations and Partners' Equity for the three and six months ended June 30, 1999 and 2000
         (Unaudited)...............................................................................................F-409

         Statements of Cash Flows for the six months ended June 30, 1999 and 2000 (Unaudited)......................F-410

         Notes to Financial Statements.............................................................................F-411

Nooney Real Property Investors - Two L.P.

         Selected Historical Financial Data........................................................................F-417

         Management's  Discussion and Analysis of Financial Condition and Results of Operations

            - December 31, 1999, 1998 and 1997.....................................................................F-421

            - Six months ended June 30, 2000 and 1999..............................................................F-427

         Independent Auditor's Report..............................................................................F-433

         Balance Sheets - November 30, 1998 and 1999...............................................................F-434

         Statements of Operations - for the years ended November 30, 1997, 1998 and 1999...........................F-435

         Statement of Partners' Equity (Deficit) for the years ended November 30, 1997, 1998 and 1999..............F-436

         Statements of Cash Flows for the years ended November 30, 1997, 1998 and 1999.............................F-437

         Notes to Financial Statements and Schedules...............................................................F-439

         Balance Sheets November 30, 1999 and May 31, 2000 (Unaudited).............................................F-453

         Statements of Operations and Partners' Deficit for the three and six months ended
         May 31, 1999 and 2000 (Unaudited).........................................................................F-454

         Statements of Cash Flows for the six months ended May 31, 1999 and 2000  (Unaudited)......................F-455

         Notes to Financial Statements.............................................................................F-456

               PRO FORMA UNAUDITED COMBINED FINANCIAL INFORMATION OF
                               AMERICAN SPECTRUM


The following tables set forth certain combined financial information for American Spectrum on a pro forma basis, to give effect to the Consolidation and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements contained elsewhere in this Consent Solicitation and the accompanying Supplements. The pro forma statements of operations and cash flows give effect to the Consolidation as if the respective transactions occurred at the beginning of the period presented. The unaudited pro forma balance sheet gives effect to the Consolidation as if American Spectrum had completed each transaction on June 30, 2000. Pro forma financial data has been provided under two separate assumptions: (1) all Funds are acquired in the Consolidation ("Maximum Participation") and (2) only the Funds that, on a combined basis, have the lowest combined net cash provided by operating activities that satisfies all conditions to consummate the Consolidation, participated in the Consolidation ("Minimum Participation"). The Other Affiliates will have previously agreed to the Consolidation.

We are providing this information for illustrative purposes only. It does not necessarily reflect what the results of operations, cash flows or financial position of American Spectrum would have been if the Consolidation had actually occurred on the dates indicated. This information also does not necessarily indicate what American Spectrum's future operating results, cash flows, or consolidated financial position will be. This information also does not reflect certain additional costs associated with the Consolidation, which American Spectrum cannot presently estimate.

         INDEX TO PRO FORMA UNAUDITED COMBINED FINANCIAL INFORMATION OF
                               AMERICAN SPECTRUM



MAXIMUM SCENARIO:

1.   AMERICAN SPECTRUM PRO FORMA UNAUDITED COMBINED BALANCE SHEET - JUNE 30,
     2000

2.   THE FUNDS PRO FORMA COMBINING BALANCE SHEET - JUNE 30, 2000

3.   OTHER AFFILIATES PRO FORMA COMBINING BALANCE SHEET - JUNE 30, 2000

4. AMERICAN SPECTRUM PRO FORMA UNAUDITED COMBINED STATEMENT OF OPERATIONS - FOR THE SIX MONTHS ENDED JUNE 30, 2000

5. THE FUNDS PRO FORMA COMBINING STATEMENT OF OPERATIONS - FOR THE SIX MONTHS ENDED JUNE 30, 2000

6. OTHER AFFILIATES PRO FORMA COMBINING STATEMENT OF OPERATIONS - FOR THE SIX MONTHS ENDED JUNE 30, 2000

7. AMERICAN SPECTRUM PRO FORMA UNAUDITED COMBINED STATEMENT OF OPERATIONS - FOR THE YEAR ENDED DECEMBER 31, 1999

8. THE FUNDS PRO FORMA COMBINING STATEMENT OF OPERATIONS - FOR THE YEAR ENDED DECEMBER 31, 1999

9. OTHER AFFILIATES PRO FORMA COMBINING STATEMENT OF OPERATIONS - FOR THE YEAR ENDED DECEMBER 31, 1999

10. AMERICAN SPECTRUM PRO FORMA UNAUDITED COMBINED STATEMENT OF CASH FLOWS - FOR THE SIX MONTHS ENDED JUNE 30, 2000

11. THE FUNDS PRO FORMA COMBINING STATEMENT OF CASH FLOWS - FOR THE SIX MONTHS ENDED JUNE 30, 2000

12. OTHER AFFILIATES PRO FORMA COMBINING STATEMENT OF CASH FLOWS - FOR THE SIX MONTHS ENDED JUNE 30, 2000

13. AMERICAN SPECTRUM PRO FORMA UNAUDITED COMBINED STATEMENT OF CASH FLOWS - FOR THE YEAR ENDED DECEMBER 31, 1999

14. THE FUNDS PRO FORMA COMBINING STATEMENT OF CASH FLOWS - FOR THE YEAR ENDED DECEMBER 31, 1999

15. OTHER AFFILIATES PRO FORMA COMBINING STATEMENT OF CASH FLOWS - FOR THE YEAR ENDED DECEMBER 31, 1999

MINIMUM SCENARIO:

16. American Spectrum Pro Forma Unaudited Combined Balance Sheet--June 30, 2000

17. The Funds Pro Forma Combining Balance Sheet--June 30, 2000

18. Other Affiliates Pro Forma Combining Balance Sheet--June 30, 2000

19. American Spectrum Pro Forma Unaudited Combined Statement of Operations--for the six months ended June 30, 2000

20. The Funds Pro Forma Combining Statement of Operations--for the six months ended June 30, 2000

21. Other Affiliates Pro Forma Combining Statement of Operations--for the six months ended June 30, 2000

22. American Spectrum Pro Forma Unaudited Combined Statement of Operations--for the year ended December 31, 1999

23. The Funds Pro Forma Combining Statement of Operations--for the year ended December 31, 1999

24. Other Affiliates Pro Forma Combining Statement of Operations--for the year ended December 31, 1999

25. American Spectrum Pro Forma Unaudited Combined Statement of Cash Flows--for the six months ended June 30, 2000

26. The Funds Pro Forma Combining Statement of Cash Flows--for the six months ended June 30, 2000

27. Other Affiliates Pro Forma Combining Statement of Cash Flows--for the six months ended June 30, 2000

28. American Spectrum Pro Forma Unaudited Combined Statement of Cash Flows--for the year ended December 31, 1999

29. The Funds Pro Forma Combining Statement of Cash Flows--for the year ended December 31, 1999

30. Other Affiliates Pro Forma Combining Statement of Cash Flows--for the year ended December 31, 1999

31. Notes to the Pro Forma Unaudited Combined Financial Information of American Spectrum.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET OF AMERICAN SPECTRUM
(Amounts in thousands)
Fund Participation Assumption:                               MAXIMUM
Period Covered:                                              AS OF JUNE 30, 2000


                                                     American                       Pro Forma
                                                     Spectrum         Pro Forma       Other
                                                  Predecessor (1)     Funds (2)     Affiliates (3)
                                                  ---------------    ----------    ---------------

ASSETS:
  Real estate held for investment, net             $  92,070         $  53,960     $  15,856
  Cash                                                   776             5,138           456


  Accounts receivable, net                             1,693             3,336           150
  Accounts and notes receivable from                   3,610             8,557           592
    affiliates, net
  Investment in uncombined partnerships
    and joint ventures                                 3,493                --            --
  Goodwill and other                                   6,174             7,200         2,223

                                                   ---------         ---------     ---------
    Total assets                                   $ 107,816         $  78,191     $  19,277
                                                   =========         =========     =========

LIABILITIES AND EQUITY (DEFICIT):

LIABILITIES:
  Accounts payable and accrued expenses            $   6,141         $   2,721     $   1,439
  Deferred revenue                                       273                --            26
  Mortgage notes payable, net                        114,096            34,961        27,530

  Notes payable to affiliates                         13,632                --           500
  Other                                                   48               530            77
                                                   ---------         ---------     ---------
    Total liabilities                                134,190            38,212        29,572

                                                               Pro Forma Adjustments
                                                  --------------------------------------------------
                                                   Adjustments &    Property Management                       Pro Forma
                                                  Eliminations (4)     Business (5)      Acquisitions (6)       Combined
                                                  ----------------     ------------      ----------------       --------

ASSETS:
  Real estate held for investment, net             $    (986)(4a)     $  (1,033)(5a)     $  59,684             $ 219,551
  Cash                                                    (9)(4a)          (415)(5a)        (2,343)(9)            14,083
                                                      17,500(12)                              (630)(9)
                                                      (6,390)(4d)
  Accounts receivable, net                               (80)(4a)        (1,551)(5a)            --                 3,548
  Accounts and notes receivable from                  (7,383)(4b)          (871)(5a)            --                 4,505
    affiliates, net
  Investment in uncombined partnerships
    and joint ventures                                (2,283)(4c)          (208)(5a)            --                 1,002
  Goodwill and other                                      (8)(4a)        (1,949)(5a)           165                12,473
                                                         500(12)                            (1,832)(9)                --
                                                   ---------          ---------          ---------             ---------
    Total assets                                   $     861          $  (6,027)         $  55,044             $ 255,162
                                                   =========          =========          =========             =========

LIABILITIES AND EQUITY (DEFICIT):

LIABILITIES:
  Accounts payable and accrued expenses            $     (74)(4a)     $    (722)(5a)     $      --             $   9,505
  Deferred revenue                                        --                (15)(5a)            --                   284
  Mortgage notes payable, net                         (1,125)(4a)        (1,306)(5a)            --               192,156
                                                      18,000(12)
  Notes payable to affiliates                         (7,383)(4b)        (3,064)(5a)            --                 3,685
  Other                                                   --                 --                 --                   655
                                                   ---------          ---------          ---------             ---------
    Total liabilities                                  9,418             (5,107)                --               206,285

MANDATORILY-REDEEMABLE COMMON
 STOCK OF SUBSIDIARY              1,045           --          --           --         (1,045)(5a)        --                 --

EQUITY (DEFICIT)                (27,419)      39,979     (10,295)      (8,557)(4e)       125(5b)     57,506             48,877
                                                                                                     (2,462)(9)
                                --------      -------    -------       ------        -------        -------            --------
    Total liabilities and
      equity (deficit)          $107,816      $78,191    $19,277       $  861        $(6,027)       $55,044            $255,162
                                ========      =======    =======       ======        =======        =======            ========


OTHER PRO FORMA DATA:
  Book value per share (7)                                                                                             $   6.63
                                                                                                                       ========

PRO FORMA COMBINING BALANCE SHEET OF THE FUNDS
(Amounts in thousands)
Fund Participation Assumption:    MAXIMUM
Period Covered:                   AS OF JUNE 30, 2000


                                        Sierra        Sierra         Sierra        Sierra         Sierra
                                        Pacific       Pacific       Pacific        Pacific       Pacific        Sierra
                                      Development   Development   Development   Institutional    Pension      Mira Mesa
                                         Fund         Fund II       Fund III      Properties   Investors 84    Partners
                                                                                      V                          (A)
                                      -----------   -----------   -----------   -------------  ------------   ---------
ASSETS:
  Real estate held for
    investment, net                     $ 2,443       $10,325           $--        $ 5,672       $ 1,153       $ 8,538
  Cash                                      109           109             1             34            11           100
  Accounts receivable, net                   68           647                          497           156         1,171
  Accounts receivable from
    affiliates, net                                     4,647                                      1,459         2,451
  Investment in uncombined
    partnerships
    and joint ventures                                  2,142                                      7,286         1,922
  Other                                   2,768           865                          280           941           779
                                        -------       -------       -------        -------       -------       -------
    Total assets                        $ 5,388       $18,735       $     1        $ 6,483       $11,006       $14,961
                                        =======       =======       =======        =======       =======       =======


LIABILITIES AND EQUITY (DEFICIT):

LIABILITIES:
  Accounts payable and accrued
    expenses                            $   108       $   953           $--        $    23       $   128       $    78
  Distributions in excess of
    investment in
    uncombined partnerships
    and joint ventures                                                  348
  Mortgage notes payable, net             4,040         6,373                                      1,358         6,038
  Other                                                                                                             15
                                        -------       -------       -------        -------       -------       -------
    Total liabilities                     4,148         7,326           348             23         1,486         6,131

MINORITY INTEREST                                                        14          4,399

EQUITY (DEFICIT)                          1,240        11,409          (361)         2,061         9,520         8,830

                                                                   Nooney Real
                                         Nooney        Nooney       Property
                                      Income Fund    Income Fund  Investors Two,
                                        Ltd., LP     Ltd., II LP     LP (B)        Adjustments    Combined (2)

                                      -----------    -----------  --------------   -----------    ------------
ASSETS:
  Real estate held for                  $ 5,264       $14,114       $ 6,451          $--            $53,960
    investment, net
  Cash                                    1,490         1,354         1,930                           5,138
  Accounts receivable, net                  206           432           159                           3,336
  Accounts receivable from
    affiliates, net                                                                                   8,557
  Investment in uncombined
    partnerships
    and joint ventures                                                                 (11,350)          --
  Other                                     156           414           997            --             7,200
                                        -------       -------       -------          ---------      -------
    Total assets                        $ 7,116       $16,314       $ 9,537          $ (11,350)     $78,191
                                        =======       =======       =======          =========      =======


LIABILITIES AND EQUITY (DEFICIT):

LIABILITIES:
  Accounts payable and accrued
    expenses                            $   268       $   554       $   609          $     --       $ 2,721
  Distributions in excess of
    investment in
    uncombined partnerships
    and joint ventures                                                9,224               (348)          --
  Mortgage notes payable, net             1,114         6,814                                        34,961
  Other                                     144           269           102                             530
                                        -------       -------       -------          ---------      -------
    Total liabilities                     1,526         7,637         9,935               (348)      38,212

MINORITY INTEREST                                                                       (4,413)          --

EQUITY (DEFICIT)                          5,590         8,677          (398)            (6,589)      39,979

                                        -------       -------       -------        -------       -------       -------       -------
    Total liabilities and equity
    (deficit)                           $ 5,388       $18,735       $     1        $ 6,483       $11,006       $14,961       $ 7,116
                                        =======       =======       =======        =======       =======       =======       =======
OTHER DATA:
  Cash flows from
   operations-12/31/99                      182            85            --           (493)          497                         615
                                        =======       =======       =======        =======       =======                     =======
  Pro-rata share of appraised
   value                                  7,660        22,149           727          6,068        20,476                       5,570
                                        =======       =======       =======        =======       =======                     =======
  Include for minimum calculation (x)                       X             X              X
                                                           85            --            (493)
                                                      =======       =======        =======
                                                       22,149           727          6,068
                                                      =======       =======        =======

                                            -------       -------          ---------      -------
    Total liabilities and equity
    (deficit)                               $16,314       $ 9,537          $ (11,350)     $78,191
                                            =======       =======          =========      =======
OTHER DATA:
  Cash flows from
   operations-12/31/99                          684            (4)                          1,566
                                            =======       =======                         =======
  Pro-rata share of appraised
   value                                     27,080        15,590                         105,320
                                            =======       =======                         =======
  Include for minimum calculation (x)                           X
                                                               (4)                           (412)
                                                          =======                         =======
                                                           15,590                          44,534
                                                          =======                         =======

(A) Sierra Mira Mesa (SMM) is 100% owned by two funds that account for their investments in SMM on the equity method. SMM is consolidated in the combination of the funds under the maximum scenario.

(B)  Nooney Real Property Investors Two, LP has a fiscal quarter ending on May
     31. The one month period ended June 30 is not material to the pro forma presentation of financial condition and results of operations.

PRO FORMA COMBINING BALANCE SHEET OF OTHER AFFILIATES
(Amounts in thousands)
Period Covered:                                        AS OF JUNE 30, 2000


                                                Nooney         Meadow Wood            Nooney-
                                                 Rider           Village             Hazelwood
                                               Trail, LLC     Apartments, Ltd. LP    Associates, LP     Combined (3)
                                               ----------    --------------------    --------------   -----------
ASSETS:
  Real estate held for investment, net         $  1,444          $  7,237             $  7,175          $ 15,856
  Cash                                               11                97                  348               456

  Accounts receivable, net                           90                36                   24               150
  Accounts receivable from affiliates, net          100               488                    4               592
  Other                                              47               810                1,366             2,223
                                               --------          --------             --------          --------
    Total assets                               $  1,692          $  8,668             $  8,917          $ 19,277
                                               ========          ========             ========          ========

LIABILITIES AND DEFICIT:

LIABILITIES:
  Accounts payable and accrued expenses        $    867          $    284          $    288          $  1,439
  Deferred revenue                                   --                21                 5                26
  Mortgage notes payable, net                     3,709            10,840            12,981            27,530
  Notes payable to affiliates                       437                63                --               500
  Other                                              --                --                77                77
                                               --------          --------          --------          --------
    Total liabilities                             5,013            11,208            13,351            29,572

DEFICIT                                          (3,321)           (2,540)           (4,434)          (10,295)

                                               --------          --------          --------          --------
    Total liabilities and equity (deficit)     $  1,692          $  8,668          $  8,917          $ 19,277
                                               ========          ========          ========          ========

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS OF AMERICAN SPECTRUM (Amounts in thousands, except per share data)
Fund Participation Assumption:                   MAXIMUM
Period Covered:                                  SIX MONTHS ENDED JUNE 30, 2000


                                                                                         Pro Forma
                                                 American
                                                 Spectrum           Pro Forma      Other          Adjustments &
                                                 Predecessor (1)    Funds (2)    Affiliates(3)    Eliminations(4)
                                                 --------------     ---------    -------------    ---------------
REVENUES:
  Rental and reimbursement                         $  7,708         $  8,199      $  2,722          $    (88)(4g)
  Property management                                 4,829               --            --                --
  Income from affiliates                                964              604            29            (1,381)(4f)
                                                   --------         --------      --------          --------
    Total revenues                                   13,501            8,803         2,751            (1,469)

EXPENSES:
  Property operating                                  2,502            3,283           899                (4)(4g)
                                                                                                        (964)(4f)
  Property management                                 5,329               29            --                --
  Fees to related parties                                --              297            80                --
  Real estate and other taxes                           644              622           259               (26)(4g)
  Depreciation and amortization                       1,723            2,063           427               (13)(4g)
  Interest                                            6,435            1,508         1,018              (481)(4g)
                                                                                                         720(12)
  Impairment charges                                     --               --            --                --
                                                   --------         --------      --------          --------
    Total expenses                                   16,633            7,802         2,683              (768)

Loss before equity in loss of noncombined
  partnerships and gain (loss) on sale
  of property                                        (3,132)           1,001            68              (701)

  Equity in income (loss) of noncombined
     partnerships                                      (270)              --            --               270(4h)
  Gain (Loss) on sale of property                     1,328               --            --                --
                                                   --------         --------      --------          --------
Net income (loss) before extraordinary
     item                                            (2,074)           1,001            68              (431)

  Extraordinary item - extinguishment
   of debt                                           (1,861)             (46)           --                --

                                                            Pro Forma Adjustments
                                                 ---------------------------------------
                                                 Property Management                            Pro Forma
                                                      Business (5)       Acquisitions (6)        Combined
                                                 -------------------     ----------------        ---------
REVENUES:
  Rental and reimbursement                            $     --                  278(6b)          $ 18,819
  Property management                                   (4,829)(5c)              --                    --
  Income from affiliates                                    --                   --                   216
                                                      --------             --------              --------
    Total revenues                                      (4,829)                 278                19,035

EXPENSES:
  Property operating                                       383(5d)               --                 6,099

  Property management                                   (5,358)(5d)              --                    --
  Fees to related parties                                   --                   --                   377
  Real estate and other taxes                               --                   --                 1,499
  Depreciation and amortization                           (142)(5d)           1,023(6a)             5,081
  Interest                                                  (9)(5d)              --                 9,191

  Impairment charges                                        44(5d)               --                    44
                                                      --------             --------              --------
    Total expenses                                      (5,082)               1,023                22,291

Loss before equity in loss of noncombined
  partnerships and gain (loss) on sale
  of property                                              253                 (745)               (3,256)

  Equity in income (loss) of noncombined
     partnerships                                           --                   --                    --
  Gain (Loss) on sale of property                           --                   --                 1,328
                                                      --------             --------              --------
Net income (loss) before extraordinary
     item                                                  253                 (745)               (1,928)

  Extraordinary item - extinguishment
   of debt                                                  --                   --                (1,907)

                                                   --------         --------      --------          --------             --------
Net income (loss) before reorganization
  costs                                              (3,935)             955            68              (431)                 253

Reorganization costs (9)

Net income (loss) after reorganization
  costs (10)




OTHER PRO FORMA DATA:
  Basic and diluted income per share


  Weighted average shares outstanding (7)


  Deficiency to cover fixed charges (8)



                                                    --------          --------
Net income (loss) before reorganization
  costs                                                 (745)           (3,835)

Reorganization costs (9)                                                (2,462)
                                                                      --------
Net income (loss) after reorganization
costs (10)                                                            $ (6,297)
                                                                      ========



OTHER PRO FORMA DATA:
  Basic and diluted income per share
                                                                      $  (0.85)
                                                                      ========
  Weighted average shares outstanding (7)
                                                                         7,368
                                                                      ========
  Deficiency to cover fixed charges (8)
                                                                      $  6,297
                                                                      ========

PRO FORMA COMBINING DATA OF THE FUNDS
(Amounts in thousands, except per share data)
Fund Participation Assumption:   MAXIMUM
Period Covered:                  SIX MONTHS ENDED JUNE 30, 2000

                                                         Sierra         Sierra         Sierra        Sierra       Sierra
                                                        Pacific         Pacific        Pacific       Pacific      Pacific
                                                      Development     Development    Development  Institutional   Pension
                                                          Fund          Fund II        Fund III    Properties V   Investors 84
                                                      -----------     -----------    -----------  -------------  -------------
REVENUES:
  Rental and reimbursement                              $   490         $ 1,267              $-      $   699      $   273
  Interest and other                                         --             237              --           11           79
                                                        -------         -------         -------      -------      -------
    Total revenues                                          490           1,504              --          710          352

EXPENSES:
  Property operating                                        269             886              14          237          214
  Management and advisory                                    --              --              --           --           --
  Property management                                        --              --              --           29           --
  Fees to related parties (5)                                --              --              --           --           --
  Real estate and other taxes                                --              --              --           --           --
  Depreciation and amortization                             160             441              --          230           74
  Interest                                                  164             223              --           --           64
                                                        -------         -------         -------      -------      -------
    Total expenses                                          593           1,550              14          496          352

Loss before equity in loss of noncombined
  partnerships, gain (loss) on sale of property and
  extraordinary item                                       (103)            (46)            (14)         214           --

  Equity in income (loss) of
    noncombined partnerships                                 --             101              (7)          --          233

                                                  Sierra      Nooney                     Nooney Real   Adjustments   Combined
                                                   Mira       Income       Nooney         Property                         (2)
                                                   Mesa        Fund        Income         Investors
                                                 Partners(A) Ltd., LP      Fund II, LP  Two, LP (B)
                                                 --------    --------      --------      ----------    -----------   --------
REVENUES:
  Rental and reimbursement                         $ 1,097     $ 1,036     $ 2,050        $ 1,287        $    --      $ 8,199
  Interest and other                                   205          20           2             50             --          604
                                                   -------     -------     -------        -------        -------      -------
    Total revenues                                   1,302       1,056       2,052          1,337             --        8,803

EXPENSES:
  Property operating                                   410         336         600            317             --        3,283
  Management and advisory                               --          --          --             --             --           --
  Property management                                   --          --          --             --             --           29
  Fees to related parties (5)                           --          76         142             79             --          297
  Real estate and other taxes                           36         136         258            192             --          622
  Depreciation and amortization                        284         203         402            269             --        2,063
  Interest                                             245          52         301            459             --        1,508
                                                   -------     -------     -------        -------        -------      -------
    Total expenses                                     975         803       1,703          1,316             --        7,802

Loss before equity in loss of noncombined
  partnerships, gain (loss) on sale of property
  and extraordinary item                               327         253         349             21             --        1,001

  Equity in income (loss) of
    noncombined partnerships                            --          --          --             --           (327)          --

  Gain (loss) on sale of property                            --              --              --           --           --
  Extraordinary item - extinguishment
  of debt                                                   (46)             --              --           --           --

                                                        -------         -------         -------      -------      -------
Net income (loss) before minority
  interest                                                 (149)             55             (21)         214          233

  Minority interest's share in loss
   (income)                                                   7              --               5          (94)

                                                        -------         -------         -------      -------      -------
Net income (loss)                                       $  (142)        $    55         $   (16)     $   120      $   233
                                                        =======         =======         =======      =======      =======

  Gain (loss) on sale of property                          --          --          --             --             --           --
  Extraordinary item - extinguishment
  of debt                                                  --          --          --             --             --          (46)

                                                      -------     -------     -------        -------        -------      -------
Net income (loss) before minority
  interest                                                327         253         349             21           (327)         955

  Minority interest's share in loss
   (income)                                                --                                                    82           --

                                                      -------     -------     -------        -------        -------      -------
Net income (loss)                                     $   327     $   253     $   349        $    21        $  (245)     $   955
                                                      =======     =======     =======        =======        =======      =======


(A) Sierra Mira Mesa (SMM) is 100% owned by two funds that account for their investments in SMM on the equity method. SMM is consolidated in the combination of the funds under the maximum scenario.

(B)  Nooney Real Property Investors Two, LP has a fiscal quarter ending on May
     31. The one month period ended June 30 is not material to the pro forma presentation of financial condition and results of operations.

PRO FORMA COMBINING DATA OF OTHER AFFILIATES
(Amounts in thousands)
Period Covered:                                  SIX MONTHS ENDED JUNE 30, 2000


                                                          Nooney          Meadow Wood           Nooney-
                                                           Rider            Village             Hazelwood
                                                         Trail, LLC    Apartments, Ltd. LP    Associates, LP       Combined (3)
                                                         ----------    -------------------    --------------       ------------
REVENUES:
  Rental and reimbursement                                $   299        $ 1,132               $ 1,291            $ 2,722
  Property management                                                                                                  --
  Interest and other                                            5             16                     8                 29
                                                          -------        -------               -------            -------
    Total revenues                                            304          1,148                 1,299              2,751

EXPENSES:
  Property operating                                           10            380                   509                899
  Management and advisory                                      --             --                    --                 --
  Property management                                          --             --                    --                 --
  Fees to related parties (5)                                   4              5                    71                 80
  Real estate and other taxes                                  72            107                    80                259
  Depreciation and amortization                                38            171                   218                427
  Interest                                                    199            386                   433              1,018
  Impairment charges                                           --             --                    --                 --
                                                          -------        -------               -------            -------
    Total expenses                                            323          1,049                 1,311              2,683

Loss before equity in loss of noncombined
  partnerships, gain (loss) on sale of property and
  extraordinary item                                          (19)            99                   (12)                68

  Equity in loss of noncombined partnerships                   --             --                    --                 --
  Gain (loss) on sale of property                              --             --                    --                 --
  Extraordinary item - extinguishment of debt                  --             --                    --                 --

                                                          -------        -------               -------            -------
Net loss before minority interest                             (19)            99                   (12)                68
 Minority interest in (loss) income                            --             --                    --                 --
                                                          -------        -------               -------            -------
Net loss                                                  $   (19)       $    99               $   (12)           $    68
                                                          =======        =======               =======            =======


UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS OF AMERICAN SPECTRUM (Amounts in thousands, except per share data)
Fund Participation Assumption:                      MAXIMUM
Period Covered:                                     YEAR ENDED DECEMBER 31, 1999


                                                                                                Pro Forma Adjustments
                             American                     Pro Forma      ----------------------------------------------
                             Spectrum       Pro Forma       Other        Adjustments &     Property Management             Pro Forma
                           Predecessor (1)  Funds (2)   Affiliates (3)   Eliminations (4)  Business (5)   Acquisitions (6)  Combined
                           ---------------  ---------   --------------   ----------------  ------------   ---------------- ---------
REVENUES:
  Rental and reimbursement $        14,813  $  15,177   $        5,157   $      (518)(4g)  $  --          $    551(6b)     $ 35,180
  Property management                 5,452        --               --            --        (5,452)(5c)         --               --
  Income from affiliates              2,357       903               39        (1,638)(4f)      --               --            1,661
                            --------------- ---------   --------------   -----------        ------         -------         --------
 Total revenues                      22,622    16,080            5,196        (2,156)       (5,452)            551           36,841

EXPENSES:
  Property operating                  3,396     6,813            1,762          (386)(4g)       --               --          11,585
  Property management                10,766        --               --            --        (5,843)(5d)          --           4,923
  Fees to related parties                --     1,337              265        (1,602)(4f)       --               --              --
  Real estate and other
    taxes                             1,597     2,009              378           (48)(4g)       --               --           3,936
  Depreciation and
    amortization                      3,259     4,144              891           (24)(4g)      (313)(5d)      2,044(6a)      10,001
  Interest                            9,982     2,502            1,943          (173)(4g)      (153)(5d)         --          15,541
                                       --          --               --         1,440 (12)        --              --              --
  Impairment charges                  5,164        --               --            --         (1,724)(5d)         --           3,440
                            --------------- ---------   --------------     -----------      -------        --------        --------
 Total expenses                      34,164    16,805            5,239           (793)       (8,033)          2,044          49,426

Loss before equity in loss
  of noncombined
  partnerships and gain on
  sale of property                  (11,542)     (725)             (43)          1,363        2,581          (1,493)        (12,585)

  Equity in loss of
    noncombined
    partnerships                       (330)       --               --            330(4h)        --              --              --
  Gain on sale of property              --         83               --             --            --              --              83
                            ---------------   ---------   --------------   -----------        -------        --------      --------
Net income (loss) before
  extraordinary item        $       (11,872) $   (642)   $         (43)    $    (1,033)      $ 2,581        $ (1,493)      $(12,502)

  Extraordinary item -
    extinguishment of debt             (214)       --               --              --             --             --           (214)
                            ---------------   ---------   --------------   -----------        -------        --------      --------
Net income (loss) before
    reorganization costs           (12,086)       (642)             (43)       (1,033)         2,581          (1,493)       (12,716)
                           ===============   =========   ==============   ===========        =======        ========       ========
REORGANIZATION COSTS (9)                                                                                                     (2,462)
                                                                                                                           ========
NET INCOME (LOSS) AFTER
   REORGANIZATION COSTS(10)                                                                                                 (15,178)
                                                                                                                           ========
OTHER PRO FORMA DATA:
  Basic and diluted loss
    per share                                                                                                              $  (2.06)
                                                                                                                           ========
  Weighted average shares
    outstanding (7)                                                                                                           7,368
                                                                                                                           ========
  Deficiency to cover
    fixed charges (8)                                                                                                      $ 15,178
                                                                                                                           ========

PROFORMA COMBINING DATA OF THE FUNDS
(Amounts in thousands, except per share data)
Fund Participation Assumption:                      MAXIMUM
Period Covered:                                     YEAR ENDED DECEMBER 31, 1999

                                            Sierra       Sierra       Sierra        Sierra         Sierra       Sierra
                                            Pacific      Pacific      Pacific       Pacific       Pacific        Mira
                                          Development  Development  Development  Institutional    Pension        Mesa
                                             Fund       Fund II      Fund III    Properties V   Investors 84  Partners (A)
                                          -----------  -----------  -----------  -------------  ------------  -----------
REVENUES:
  Rental and reimbursement                $      919   $    2,356   $     --     $      1,193   $       622   $    2,126
  Property management                           --           --           --             --            --           --
  Interest and other                            --            410           15             34           187          224
                                          ----------   ----------   ----------   ------------   -----------   ----------
 Total revenues                                  919        2,766           15          1,227           809        2,350

EXPENSES:
  Property operating                             330        2,029           15            606           296          583
  Management and advisory                       --           --           --             --            --           --
  Property management                           --           --           --             --            --           --
  Fees to related parties (5)                     88          396         --              156            36          119
  Real estate and other taxes                    102          373         --              111           141           99
  Depreciation and amortization                  337          869         --              442           249          587
  Interest                                       153          437         --             --             136          450
  Impairment charges                            --           --           --             --            --           --
                                          ----------   ----------   ----------   ------------   -----------   ----------
 Total expenses                                1,010        4,104           15          1,315           858        1,838
Loss before equity in loss of
  noncombined partnerships,
  gain (loss) on sale of
  property and extraordinary
  item                                           (91)      (1,338)        --              (88)          (49)         512

  Equity in loss of noncombined
    partnerships                                --            161           (7)          --             323          (36)

  Gain (loss) on sale of property               --           --           --             --              83         --
  Extraordinary item - extinguishment
    of debt                                     --           --           --             --            --           --
                                          ----------   ----------   ----------   ------------   -----------   ----------
Net income (loss) before minority
   interest                                      (91)      (1,177)          (7)           (88)          357          476


  Minority interest in (loss) income               7                                       31                          8

                                          ----------   ----------   ----------   ------------   -----------   ----------
Net income (loss)                         $      (84)  $   (1,177)  $       (7)  $        (57)  $       357   $      484
                                          ==========   ==========   ==========   ============   ===========   ==========

                                                                        Nooney Real
                                               Nooney        Nooney       Property
                                             Income Fund  Income Fund  Investors Two,
                                              Ltd., LP    Ltd., II LP      LP (B)      Adjustments  Combined (2)
                                             -----------  -----------  --------------  -----------  -----------
REVENUES:
  Rental and reimbursement                   $     2,087  $     3,724  $       2,150   $     --     $    15,177
  Property management                               --           --             --           --            --
  Interest and other                                  29            4           --           --             903
                                             -----------  -----------  -------------   ----------   -----------
 Total revenues                                    2,116        3,728          2,150         --          16,080

EXPENSES:
  Property operating                                 795        1,542            617         --           6,813
  Management and advisory                           --           --             --           --            --
  Property management                               --           --             --           --            --
  Fees to related parties (5)                        150          257            135         --           1,337
  Real estate and other taxes                        253          544            386         --           2,009
  Depreciation and amortization                      403          766            491         --           4,144
  Interest                                            93          554            679         --           2,502
  Impairment charges                                --           --             --           --            --
                                             -----------  -----------  -------------   ----------   -----------
 Total expenses                                    1,694        3,663          2,308         --          16,805
Loss before equity in loss of
  noncombined partnerships,
  gain (loss) on sale of
  property and extraordinary
  item                                               422           65           (158)        --            (725)

  Equity in loss of noncombined
    partnerships                                    --           --             --           (441)         --

  Gain (loss) on sale of property                   --           --             --           --              83
  Extraordinary item - extinguishment
    of debt                                         --           --             --           --            --
                                             -----------  -----------  -------------   ----------   -----------
Net income (loss) before minority
   interest                                          422           65           (158)        (441)         (642)


  Minority interest in (loss) income                                                          (46)           --

                                             -----------  -----------  -------------   ----------   -----------
Net income (loss)                            $       422  $        65  $        (158)  $     (487)  $      (642)
                                             ===========  ===========  =============   ==========   ===========

(A) Sierra Mira Mesa (SMM) is 100% owned by two funds that account for their investments in SMM on the equity method. SMM is consolidated in the combination of the funds under the maximum scenario

(B) Nooney Real Property Investors Two, LP has a fiscal year ending on November
30. The one month period ended December 31 is not material to the pro forma presentation of financial condition and results of operations.

PRO FORMA COMBINING DATA OF OTHER AFFILIATES
(Amounts in thousands)
Period Covered:                                    YEAR ENDED DECEMBER 31, 1999


                                                               Nooney           Meadow Wood            Nooney-
                                                                Rider             Village             Hazelwood
                                                             Trail, LLC      Apartments, Ltd. LP    Associates, LP     Combined(3)
                                                             ----------      -------------------    ---------------    ---------
REVENUES:
  Rental and reimbursement                                   $     561       $          2,194       $        2,402     $  5,157
  Property management                                             --                     --                   --
  Interest and other                                                10                     18                   11           39
                                                             ---------       ----------------       --------------     --------
 Total revenues                                                    571                  2,212                2,413        5,196

EXPENSES:
  Property operating                                                72                    659                1,031        1,762
  Management and advisory                                         --                     --                   --           --
  Property management                                             --                     --                   --           --
  Fees to related parties (5)                                       28                    105                  132          265
  Real estate and other taxes                                       99                    120                  159          378
  Depreciation and amortization                                     74                    376                  441          891
  Interest                                                         395                    672                  876        1,943
  Impairment charges                                              --                     --                   --           --
                                                             ---------       ----------------       --------------     --------
 Total expenses                                                    668                  1,932                2,639        5,239

Loss before equity in loss of noncombined
  partnerships, gain (loss) on sale of property and
  extraordinary item                                               (97)                   280                 (226)         (43)

  Equity in loss of noncombined partnerships                      --                     --                   --           --
  Gain (loss) on sale of property                                 --                     --                   --           --
  Extraordinary item - extinguishment of debt                     --                     --                   --           --
                                                             ---------       ----------------       --------------     --------
Net income (loss) before minority interest                         (97)                   280                 (226)         (43)
  Minority interest in (loss) income                              --                     --                   --           --
                                                             ---------       ----------------       --------------     --------
Net income (loss)                                            $     (97)      $            280       $         (226)    $    (43)
                                                             =========       ================       ==============     ========

UNAUDITED PRO FORMA COMBINED CASH FLOW STATEMENT OF AMERICAN SPECTRUM
(Amounts in thousands)
Fund Participation Assumption:                    MAXIMUM
Period Covered:                                   SIX MONTHS ENDED JUNE 30, 2000


                                                          American
                                                          Spectrum                     Other
                                                       Predecessor (1)  Funds (2)   Affiliates (3)
                                                       ---------------  ---------   --------------
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES        $        2,301   $     797   $        849

CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to real estate held for investment                   (904)     (2,791)           (60)
  Purchase of equipment                                          (138)       --             --
  Other                                                          (208)        457            (19)
                                                       --------------   ---------   ------------
    Net cash used in investing activities                      (1,250)     (2,334)           (79)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings (repayments) of notes payable *                  877       1,931           (547)
  Net borrowings (repayments) of affiliate notes               (4,993)       --             --
  Net equity contributions (distributions)                      1,522      (2,007)          (130)
  Other                                                          --           868           --
  Extraordinary gain (loss) on extinguishment of debt           1,861        --             --
                                                       --------------   ---------   ------------
    Net cash used in (provided by) financing activities          (733)        792           (677)

Net increase (decrease) in cash                                   318        (745)            93

Cash, beginning of period                                         458       5,883            363
                                                       --------------   ---------   ------------
Cash, end of period                                    $          776   $   5,138   $        456
                                                       ==============   =========   ============

                                                                                Pro Forma Adjustments
                                                          -------------------------------------------------
                                                                              Property
                                                           Adjustments &     Management                          Proforma
                                                          Eliminations (4)  Business (5)       Acquisitions (6)  Combined
                                                          ---------------   ----------------   ---------------   --------
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES           $      --         $       --         $       --        $  3,947

CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to real estate held for investment                   --                 --                 --          (3,755)
  Purchase of equipment                                          --                 --                 --            (138)
  Other                                                          --                 --                 --             230
                                                          -----------       ------------       ------------      --------
    Net cash used in investing activities                        --                 --                 --          (3,663)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings (repayments) of notes payable *               17,500(12)           --                 --          19,761
  Net borrowings (repayments) of affiliate notes                 --                 --                 --          (4,993)
  Net equity contributions (distributions)                     (6,390)(4d)          --                 --          (7,005)
  Other                                                          --                 --                 --             868
  Extraordinary gain (loss) on extinguishment of debt            --                 --                 --           1,861
                                                          -----------       ------------       ------------      --------
    Net cash used in (provided by) financing activities        11,110               --                 --          10,492

Net increase (decrease) in cash                                11,110               --                 --          10,776

Cash, beginning of period                                          (9)(4a)          (415)(5a)        (2,973)(9)     3,307
                                                          -----------       ------------       ------------      --------
Cash, end of period                                       $    11,101       $       (415)      $     (2,973)     $ 14,083
                                                          ===========       ============       ============      ========

* Net of Issuance costs

PRO FORMA COMBINING DATA OF THE FUNDS
(Amounts in thousands, except per share data)
Fund Participation Assumption:                    MAXIMUM
Period Covered:                                   SIX MONTHS ENDED JUNE 30, 2000


                                                     Sierra         Sierra        Sierra         Sierra         Sierra
                                                     Pacific        Pacific       Pacific        Pacific        Pacific
                                                   Development    Development   Development   Institutional     Pension
                                                      Fund          Fund II       Fund III    Properties V    Investors 84
                                                  ------------    -----------   -----------   -------------   ------------
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES   $         75    $     (447)   $      (14)   $        418    $       (205)

CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to real estate held for investment            --             (91)         --            (2,176)            (24)
  Purchase of equipment                                   --            --            --              --              --
  Acquisitions of businesses                              --            --            --              --              --
  Other                                                   --            (570)         --              --              --
                                                  ------------    ----------    ----------    ------------    ------------
    Net cash used in investing activities                 --            (661)         --            (2,176)            (24)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings (repayments) of notes payable           2,367           (24)         --              --               (40)
  Net borrowings (repayments) of affiliate
    notes                                                  --            --           --              --              --
  Net equity contributions (distributions)              (2,355)          --            11           1,657             249
  Other                                                   (112)          980          --              --              --
                                                  ------------    ----------    ----------    ------------    ------------
  Net cash used in (provided by) financing
    activities                                            (100)          956            11           1,657             209
  Net increase (decrease) in cash                          (25)         (152)           (3)           (101)            (20)

Cash, beginning of period                                  134           261             4             135              31

                                                  ------------    ----------    ----------    ------------    ------------
Cash, end of period                               $        109    $      109    $        1    $         34    $         11
                                                  ============    ==========    ==========    ============    ============

                                                        Sierra                                     Nooney Real
                                                         Mira           Nooney         Nooney        Property
                                                         Mesa        Income Fund    Income Fund    Investors Two,
                                                     Partners (A)      Ltd., LP     Ltd., II LP       LP (B)        Combined (2)
                                                     ------------    -----------    -----------    -------------    -----------
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES      $        464    $       378    $       368    $        (240)   $       797

CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to real estate held for investment               --             (114)          (147)            (239)        (2,791)
  Purchase of equipment                                      --             --             --               --             --
  Acquisitions of businesses                                 --             --             --               --             --
  Other                                                     1,027           --             --               --              457
                                                     ------------    -----------    -----------    -------------    -----------
Net cash used in investing activities                       1,027           (114)          (147)            (239)        (2,334)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings (repayments) of notes payable               (141)           (11)           (57)            (163)         1,931
  Net borrowings (repayments) of affiliate
    notes                                                    --             --             --               --             --
  Net equity contributions (distributions)                 (1,569)          --             --               --           (2,007)
  Other                                                      --             --             --               --              868
                                                     ------------    -----------    -----------    -------------    -----------
  Net cash used in (provided by) financing
    activities                                             (1,710)           (11)           (57)            (163)           792
  Net increase (decrease) in cash                            (219)           253            164             (642)          (745)

Cash, beginning of period                                     319          1,237          1,190            2,572          5,883

                                                     ------------    -----------    -----------    -------------    -----------
Cash, end of period                                  $        100    $     1,490    $     1,354    $       1,930    $     5,138
                                                     ============    ===========    ===========    =============    ===========

(A) Sierra Mira Mesa (SMM) is 100% owned by two funds that account for their investments in SMM on the equity method. SMM is consolidated in the combination of the funds under the maximum scenario

(B) Nooney Real Property Investors Two, LP has a fiscal quarter ending on May
31. The one month period ended June 30 is not material to the pro forma presentation of financial condition and results of operations.

PRO FORMA COMBINING DATA OF OTHER AFFILIATES
(Amounts in thousands, except per share data)
Period Covered      SIX MONTHS ENDED JUNE 30, 2000

                                                          Nooney          Meadow Wood             Nooney-
                                                           Rider            Village              Hazelwood
                                                         Trail, LLC     Apartments, Ltd. LP    Associates, LP      Combined (3)
                                                         ----------      ----------------      --------------      ------------
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES.......   $      332      $           179       $          338      $        849

CASH FLOWS FROM INVESTING ACTIVITIES:
   Additions to real estate held for investment.......           --                   (1)                 (59)              (60)
   Purchase of equipment..............................           --                   --                   --                --
   Acquisitions of businesses.........................           --                   --                   --                --
   Other..............................................           --                   --                  (19)              (19)
                                                         ----------      ----------------      --------------      ------------
      Net cash used in investing activities...........           --                   (1)                 (78)              (79)

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net borrowings (repayments) of notes payable.......         (342)                 (90)                (115)             (547)
   Net borrowings (repayments) of affiliate notes.....           --                   --                   --                --
   Net equity contributions (distributions)...........           --                 (130)                  --              (130)
   Other..............................................           --                   --                   --                --
                                                         ----------      ----------------      --------------      ------------
      Net cash used in (provided by) financing
         activities...................................         (342)                (220)                (115)             (677)

   Net increase (decrease) in cash....................          (10)                 (42)                 145                93

   Cash, beginning of period..........................           21                  139                  203               363
                                                         ----------      ----------------      --------------      ------------
   Cash, end of period................................   $       11      $            97       $          348      $        456
                                                         =============   ================      ==============      ============

UNAUDITED PRO FORMA COMBINED CASH FLOW STATEMENT OF AMERICAN SPECTRUM
(Amounts in thousands)
Fund Participation Assumption:                      MAXIMUM
Period Covered:                                     Year ended December 31, 1999


                                                                              Proforma Adjustments
                                American                                 -------------------------------
                                Spectrum                    Other         Adjustments         Property                     Proforma
                             Predecessor (1)  Funds (2)  Affiliates (3)  Eliminations (4)  Management (5) Acquisitions(6)  Combined
                             --------------   --------   -------------   ---------------   -------------   -----------     ---------
CASH PROVIDED BY (USED IN)
  OPERATING ACTIVITIES       $       (5,894)  $  2,279   $         639   $      --          $   --         $   --          $ (3,060)

CASH FLOWS FROM INVESTING
  ACTIVITIES:
  Additions to real estate
     held for investment             (4,854)    (1,913)           (218)         --              --             --            (6,985)
  Purchase of equipment                --         --              --            --              --             --              --
  Other                              (2,062)      (838)             48          --              --             --            (2,852)
                             --------------   --------   -------------   -----------        --------       --------        --------
Net cash used in investing
     activities                      (6,916)    (2,751)           (170)         --              --             --            (9,837)

CASH FLOWS FROM FINANCING
  ACTIVITIES:
  Net borrowings (repayments)
     of notes payable *              10,322      2,793            (425)       17,500(12)        --             --            30,190
  Net borrowings (repayments)
     of affiliate notes                 132       --                98          --              --             --               230
  Net equity contributions
     (distributions)                  2,376        838            (258)       (6,390)(4d)       --             --            (3,434)
  Other                                 214         --              --            --              --             --              --
                             --------------   --------   -------------   -----------        --------       --------        --------
Net cash used in (provided
  by) financing activities           13,044      3,631            (585)       11,110            --             --            26,986

Net increase (decrease) in
  cash                                  (64)     3,159            (116)       11,110            --             --            14,089

Cash, beginning of period               522      2,724             479            (9)(4a)       (415)(5a)    (2,973)(9)         328

                             --------------   --------   -------------   -----------        --------       --------        --------
Cash, end of period          $          458   $  5,883   $         363   $    11,101        $   (415)      $ (2,973)       $ 14,417
                             ==============   ========   =============   ===========        ========       ========        ========

*Net of Issuance cost

PRO FORMA COMBINING DATA OF THE FUNDS
(Amounts in thousands, except per share data)
Fund Participation Assumption:                      MAXIMUM
Period Covered:                                     Year ended December 31, 1999

                                                    Sierra        Sierra        Sierra        Sierra          Sierra
                                                    Pacific       Pacific       Pacific       Pacific         Pacific
                                                  Development   Development   Development   Institutional     Pension
                                                     Fund        Fund II       Fund III     Properties V    Investors 84
                                                  -----------   -----------   -----------   -------------   ------------
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES   $       182   $        85   $      --     $       (493)   $        497

CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to real estate held for investment            (37)         (387)         --             (343)           (148)
  Purchase of equipment                                  --            --            --             --              --
  Acquisitions of businesses                             --            --            --             --              --
  Other                                                  --             326          --             --              (241)
                                                  -----------   -----------   -----------   ------------    ------------
Net cash used in investing activities                     (37)          (61)         --             (343)           (389)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings (repayments) of notes payable            (47)          166          --             --               (87)
  Net borrowings (repayments) of affiliate notes         --            --            --             --              --
  Net equity contributions (distributions)                (47)         --               2            967            --
  Other                                                  --            --            --             --              --
                                                  -----------   -----------   -----------   ------------    ------------
Net cash used in (provided by) financing                  (94)          166             2            967             (87)
activities

Net increase (decrease) in cash                            51           190             2            131              21
Cash, beginning of period                                  83            71             2              4              10

                                                  -----------   -----------   -----------   ------------    ------------
Cash, end of period                               $       134   $       261   $         4   $        135    $         31
                                                  ===========   ===========   ===========   ============    ============

                                                                                                  Nooney Real
                                                      Sierra         Nooney         Nooney        Property
                                                     Mira Mesa     Income Fund    Income Fund   Investors Two,
                                                    Partners (A)    Ltd., LP      Ltd., II LP       LP (B)      Combined (2)
                                                    ------------   -----------   ------------   -------------   ------------
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES     $        713   $       615   $        684   $          (4)  $      2,279

CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to real estate held for investment              (161)         (158)          (619)            (60)        (1,913)
  Purchase of equipment                                     --            --             --              --             --
  Acquisitions of businesses                                --            --             --              --             --
  Other                                                     (923)         --             --              --             (838)
                                                    ------------   -----------   ------------   -------------   ------------
Net cash used in investing activities                     (1,084)         (158)          (619)            (60)        (2,751)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings (repayments) of notes payable               760           (25)          (124)          2,150          2,793
  Net borrowings (repayments) of affiliate notes            --            --             --              --             --
  Net equity contributions (distributions)                   (84)         --             --              --              838
  Other                                                     --            --             --              --             --
                                                    ------------   -----------   ------------   -------------   ------------
Net cash used in (provided by) financing                     676           (25)          (124)          2,150          3,631
activities

Net increase (decrease) in cash                              305           432            (59)          2,086          3,159
Cash, beginning of period                                     14           805          1,249             486          2,724

                                                    ------------   -----------   ------------   -------------   ------------
Cash, end of period                                 $        319   $     1,237   $      1,190   $       2,572   $      5,883
                                                    ============   ===========   ============   =============   ============

(A) Sierra Mira Mesa (SMM) is 100% owned by two funds that account for their investments in SMM on the equity method. SMM is consolidated in the combination of the funds under the maximum scenario.

(B) Nooney Real Property Investors Two, LP has a fiscal year ending on November
30. The one month period ended December 31 is not material to the pro forma presentation of financial condition and results of operations.

PRO FORMA COMBINING DATA OF OTHER AFFILIATES
(Amounts in thousands)
Period Covered:                                   YEAR ENDED DECEMBER 31, 1999


                                                               Nooney          Meadow Wood              Nooney-
                                                                Rider            Village               Hazelwood
                                                              Trail, LLC      Apartments, Ltd. LP     Associates, LP    Combined (3)
                                                            ------------      -------------------    --------------    ------------
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES               $      42         $        370           $       227        $     639

CASH FLOWS FROM INVESTING ACTIVITIES:
 Additions to real estate held for investment                        (9)                (107)                 (102)            (218)
 Purchase of equipment                                               --                   --                    --               --
 Acquisitions of businesses                                          --                   --                    --               --
 Other                                                               --                   --                    48               48
                                                            ------------      ----------------       --------------     ------------
   Net cash used in investing activities                             (9)                (107)                  (54)            (170)

CASH FLOWS FROM FINANCING ACTIVITIES:
 Net borrowings (repayments) of notes payable                       (77)                (120)                 (228)            (425)
 Net borrowings (repayments) of affiliate notes                      35                   63                    --               98
 Net equity contributions (distributions)                            --                 (258)                   --             (258)
 Other                                                               --                   --                    --               --
                                                            ------------      ----------------       --------------     ------------
   Net cash used in (provided by) financing activities              (42)                (315)                 (228)            (585)

Net increase (decrease) in cash                                      (9)                 (52)                  (55)            (116)

Cash, beginning of period                                            30                  191                   258              479
                                                            ------------      ----------------       --------------     ------------
Cash, end of period                                           $      21         $        139           $       203        $     363
                                                            ============      ================       ==============     ============

UNAUDITED PRO FORMA COMBINED BALANCE SHEET OF AMERICAN SPECTRUM
(Amounts in thousands)
Fund Participation Assumption:                               MINIMUM
Period Covered:                                              AS OF JUNE 30, 2000



                                                      American                   Pro Forma
                                                      Spectrum      Pro forma       Other
                                                   Predecessor (1)  Funds (2)   Affiliates (3)
                                                   ---------------  ---------   ------------
ASSETS:
  Real estate held for
     investment, net                               $     92,070     $  22,448   $     15,856

  Cash                                                      776         2,074            456



  Accounts receivable, net                                1,693         1,303            150

  Accounts and notes receivable
     from affiliates, net                                 3,610         4,647            592

  Investment in uncombined
     partnerships and joint
     ventures                                             3,493         2,142           --

  Goodwill and other                                      6,174         2,142          2,223


                                                   ------------     ---------   ------------
 Total assets                                      $    107,816     $  34,756   $     19,277
                                                   ============     =========   ============

LIABILITIES AND EQUITY
 (DEFICIT):

LIABILITIES:
  Accounts payable and accrued
     expenses                                      $      6,141     $   1,585   $      1,439

  Distributions in excess of
     investment in uncombined
     partnerships and joint
     ventures                                              --             348           --
  Deferred revenue                                          273          --               26
  Mortgage notes payable, net                           114,096        15,597         27,530
                                                           --            --             --

  Notes payable to affiliates                            13,632          --              500

  Other                                                      48           102             77
                                                   ------------     ---------   ------------
Total liabilities                                       134,190        17,632         29,572

MINORITY
INTEREST                                                                4,413           --

MANDATORILY-REDEEMABLE COMMON
 STOCK OF SUBSIDIARY                                      1,045          --             --

EQUITY (DEFICIT)                                        (27,419)       12,711        (10,295)

                                                   ------------     ---------   ------------
 Total liabilities and equity (deficit)            $    107,816     $  34,756   $     19,277
                                                   ============     =========   ============


OTHER PRO FORMA DATA:
  Book value per share (7)


                                                                      Pro Forma Adjustments
                                                     -----------------------------------------------
                                                                          Property
                                                     Adjustments &       Management                         Pro forma
                                                     Eliminations (4)   Business (5)    Acquisitions (6)     Combined
                                                     ----------------   -------------   ----------------   ------------
ASSETS:
  Real estate held for
     investment, net                                 $      (986)(4a)   $ (1,033)(5a)     $35,234        $    163,589

  Cash                                                        (9)(4a)       (415)(5a)        (808)(9)          11,019

                                                          (6,390)(4d)                      (2,165)(9)
                                                           17,500(12)
  Accounts receivable, net                                   (80)(4a)     (1,551)(5a)        --                 1,515

  Accounts and notes receivable
     from affiliates, net                                 (5,103)(4b)       (871)(5a)        --                 2,875

  Investment in uncombined
     partnerships and joint
     ventures                                               (348)(4c)       (208)(5a)        --                 5,079

  Goodwill and other                                          (8)(4a)     (1,949)(5a)         719               7,969

                                                              500(12)                      (1,832)(9)
                                                     -----------        --------          -------        ------------
 Total assets                                        $     5,076        $ (6,027)         $31,148        $    192,046
                                                     ===========        ========          =======        ============

LIABILITIES AND EQUITY
 (DEFICIT):

LIABILITIES:
  Accounts payable and accrued
     expenses                                        $       (74)(4a)   $   (722)(5a)        --          $      8,369

  Distributions in excess of
     investment in uncombined
     partnerships and joint
     ventures                                               --              --               --                   348
  Deferred revenue                                          --               (15)(5a)        --                   284
  Mortgage notes payable, net                             (1,125)(4a)     (1,306)(5a)        --               172,792

                                                           18,000(12)       --               --
  Notes payable to affiliates                             (5,103)(4b)     (3,064)(5a)        --                 5,965

  Other                                                     --              --               --                   227
                                                     -----------        --------          -------        ------------
Total liabilities                                         11,698          (5,107)            --               187,985

MINORITY
INTEREST                                                    --              --               --                 4,413

MANDATORILY-REDEEMABLE COMMON
 STOCK OF SUBSIDIARY                                        --            (1,045)(5a)        --                  --

EQUITY (DEFICIT)                                          (6,622)(4e)        125(5b)       35,145                (352)
                                                                                           (3,997)(9)
                                                     -----------        --------          -------        ------------
 Total liabilities and equity (deficit)              $     5,076        $ (6,027)         $31,148        $    192,046
                                                     ===========        ========          =======        ============


OTHER PRO FORMA DATA:
  Book value per share (7)                                                                               $      (0.09)
                                                                                                         ============

PRO FORMA COMBINING BALANCE SHEET OF THE FUNDS
(Amounts in thousands)
Fund Participation Assumption:                               MINIMUM
Period Covered:                                              AS OF JUNE 30, 2000

                                                                                               Nooney Real
                                             Sierra Pacific  Sierra Pacific   Sierra Pacific     Property
                                               Development     Development     Institutional  Investors Two,
                                                 Fund II        Fund III       Properties V         LP          Combined(2)
                                             --------------  --------------   --------------  -------------    -------------
ASSETS:
  Real estate held for investment, net       $      10,325   $        --      $       5,672   $       6,451    $      22,448
  Cash                                                 109               1               34           1,930            2,074
  Accounts receivable, net                             647            --                497             159            1,303
  Accounts receivable from affiliates, net           4,647            --               --              --              4,647
  Investment in uncombined partnerships
    and joint ventures                               2,142            --               --              --              2,142
  Other                                                865            --                280             997            2,142
                                             -------------   -------------    -------------   -------------    -------------
 Total assets                                $      18,735   $           1    $       6,483   $       9,537    $      34,756
                                             =============   =============    =============   =============    =============

LIABILITIES AND EQUITY (DEFICIT):

LIABILITIES:
  Accounts payable and accrued expenses      $         953   $        --      $          23   $         609    $       1,585
  Distributions in excess of investment in
    uncombined partnerships and joint
    ventures                                          --               348             --              --                348
  Mortgage notes payable, net                        6,373            --               --             9,224           15,597
  Other                                                                                                 102              102
                                             -------------   -------------    -------------   -------------    -------------
 Total liabilities                                   7,326             348               23           9,935           17,632

MINORITY INTEREST                                     --                14            4,399            --              4,413

EQUITY (DEFICIT)                                    11,409            (361)           2,061            (398)          12,711

                                             -------------   -------------    -------------   -------------    -------------
 Total liabilities and equity (deficit)      $      18,735   $           1    $       6,483   $       9,537    $      34,756
                                             =============   =============    =============   =============    =============

PRO FORMA COMBINING BALANCE SHEET OF OTHER
AFFILIATES
(Amounts in thousands)
Period Covered:          AS OF JUNE 30, 2000

                                                  Nooney       Meadow Wood         Nooney
                                                  Rider          Village          Hazelwood
                                                Trail, LP   Apartments, Ltd.   Associates, LP   Combined(3)
                                                ---------   ----------------   --------------   -----------
ASSETS:
  Real estate held for investment, net           $ 1,444        $ 7,237            $ 7,175        $ 15,856
  Cash                                                11             97                348             456

  Accounts receivable, net                            90             36                 24             150
  Accounts receivable from affiliates, net           100            488                  4             552
  Other                                               47            810              1,366           2,223
                                                 -------        -------            -------        --------
    Total assets                                 $ 1,692        $ 8,668            $ 8,917        $ 19,277
                                                 =======        =======            =======        ========

LIABILITIES AND DEFICIT:

LIABILITIES:
  Accounts payable and accrued expenses          $   867        $   284            $   288        $  1,439
  Deferred revenue                                   --              21                  5              26
  Mortgage notes payable, net                      3,709         10,840             12,951          27,530
  Notes payable to affiliates                        437             63                --              500
  Other                                              --             --                  77              77
                                                 -------        -------            -------        --------
    Total liabilities                              5,013         11,208             13,351          29,572

DEFICIT                                           (3,321)        (2,540)            (4,434)        (10,295)
                                                 -------        -------            -------        --------
  Total liabilities and equity (deficit)         $ 1,692        $ 8,668            $ 8,917        $ 19,277
                                                 =======        =======            =======        ========

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS OF AMERICAN SPECTRUM (Amounts in thousands, except per share data)
Fund Participation Assumption:                    MINIMUM
Period Covered:                                   SIX MONTHS ENDED JUNE 30, 2000



                                              American                              Pro Forma
                                              Spectrum      Pro Forma        Other          Adjustments &
                                           Predecessor (1)  Funds (2)    Affiliates (3)    Eliminations (4)
                                           ---------------  ---------    --------------    ----------------
REVENUES:
  Rental and reimbursement                  $      7,708    $   3,253    $      2,722       $    (88)(4g)
  Property management                              4,829         --              --             --
  Income from affiliates                             964          298              29           (728)(4f)
                                            ------------    ---------    ------------       --------
 Total revenues                                   13,501        3,551           2,751           (816)

EXPENSES:
  Property operating                               2,502        1,454             899             (4)(4g)

  Property management                              5,329           29            --             (311)(4f)
  Fees to related parties                           --             79              80           --
  Real estate and other taxes                        644          192             259            (26)(4g)
  Depreciation and amortization                    1,723          940             427            (13)(4g)
  Interest                                         6,435          682           1,018           (481)(4g)
                                                    --           --              --              720(12)
  Impairment charges                                --           --              --             --
                                            ------------    ---------    ------------       --------
 Total expenses                                   16,633        3,376           2,683           (115)

Loss before equity in loss of noncombined
 partnerships and gain (loss)
 on sale of property                              (3,132)         175              68           (701)


 Equity in income (loss) of noncombined
 partnerships                                       (270)          94            --               20(4h)
  Gain (loss) on sale of property                  1,328         --              --             --

                                            ------------    ---------    ------------       --------
Net income (loss) before
 minority interest                                (2,074)         269              68           (681)

  Minority interest in (loss)                       --            (89)                          --

  Extraordinary item -
 extinguishment of debt                           (1,861)        --              --             --

                                            ------------    ---------    ------------       --------
Net income (loss) before
 reorganization costs (10)                        (3,935)         180              68           (681)

  Reorganization costs (9)                          --           --              --             --

                                            ------------    ---------    ------------       --------
Net income (loss) after
 reorganization costs                       $     (3,935)   $     180    $         68       $   (681)
                                            ============    =========    ============       ========

OTHER PRO FORMA DATA:
  Basic and diluted loss per share

  Weighted average shares outstanding (7)

  Deficiency to cover fixed charges (8)


                                                    Pro Forma Adjustments
                                               -------------------------------
                                                 Property
                                                Management                          Pro Forma
                                               Business (5)      Acquisitions (6)    Combined
                                               ------------        ------------    ------------
REVENUES:
  Rental and reimbursement                     $       --          $     87(6b)    $     13,682
  Property management                                (4,829)(5c)       --                  --
  Income from affiliates                               --              --                   563
                                               ------------        --------        ------------
 Total revenues                                      (4,829)             87              14,245

EXPENSES:
  Property operating                                     72(5d)        --                 4,923

  Property management                                (5,047)(5d)       --                  --
  Fees to related parties                              --              --                   159
  Real estate and other taxes                          --              --                 1,069
  Depreciation and amortization                        (142)(5d)        478(6a)           3,413
  Interest                                               (9)(5d)       --                 8,365
                                                       --              --
  Impairment charges                                     44(5d)        --                    44
                                               ------------        --------        ------------
 Total expenses                                      (5,082)            478              17,973

Loss before equity in loss of noncombined
 partnerships and gain (loss)
 on sale of property                                    253            (391)             (3,728)


 Equity in income (loss) of noncombined
 partnerships                                          --              --                  (156)
  Gain (loss) on sale of property                      --              --                 1,328

                                               ------------        --------        ------------
Net income (loss) before
 minority interest                                      253            (391)             (2,556)
  Minority interest in (loss)                          --              --                   (89)

  Extraordinary item -
 extinguishment of debt                                --              --                (1,861)

                                               ------------        --------        ------------
Net income (loss) before
 reorganization costs                                   253            (391)             (4,506)

  Reorganization costs (9)                                                               (3,997)

                                                                                   ------------
Net income (loss) after
 reorganization costs (10)                                                         $     (8,503)
                                                                                   ============

OTHER PRO FORMA DATA:
  Basic and diluted loss per share                                                 $      (2.09)
                                                                                   ============
  Weighted average shares outstanding (7)                                                 4,060
                                                                                   ============
  Deficiency to cover fixed charges (8)                                            $      8,503
                                                                                   ============

PRO FORMA HISTORICAL COMBINING DATA OF THE FUNDS
(Amounts in thousands)
Fund Participation Assumption:                    MINIMUM
Period Covered:                                   SIX MONTHS ENDED JUNE 30, 2000

                                                                                                         Nooney Real
                                                     Sierra Pacific  Sierra Pacific   Sierra Pacific      Property
                                                       Development     Development    Institutional     Investors Two,
                                                         Fund II        Fund III      Properties V         LP (A)         Combined
                                                     --------------  --------------   --------------    --------------  -----------
REVENUES:
  Rental and reimbursement                            $      1,267    $       --       $        699     $      1,287    $     3,253
  Property management                                         --              --               --               --             --
  Interest and other                                           237            --                 11               50            298
                                                      ------------    ------------     ------------     ------------    -----------
     Total revenues                                          1,504            --                710            1,337          3,551

EXPENSES:
  Property operating                                           886              14              237              317          1,454
  Management and advisory                                     --              --               --               --             --
  Property management                                         --              --                 29             --               29
  Fees to related parties (5)                                 --              --               --                 79             79
  Real estate and other taxes                                 --              --               --                192            192
  Depreciation and amortization                                441            --                230              269            940
  Interest                                                     223            --               --                459            682
  Impairment charges                                          --              --               --               --             --
                                                      ------------    ------------     ------------     ------------    -----------
     Total expenses                                          1,550              14              496            1,316          3,376

Loss before equity in loss of noncombined
  partnerships, gain (loss) on sale of property
  and extraordinary item                                       (46)            (14)             214               21            175


Equity in loss of noncombined
 partnerships                                                  101              (7)            --               --               94
 Gain (loss) on sale of property                              --              --               --               --             --
 Extraordinary item  - extinguishment
    of debt                                                   --              --               --               --             --

                                                      ------------    ------------     ------------     ------------    -----------
Net income (loss) before minority
  interest                                                      55             (21)             214               21            269

  Minority interest's share in loss
  (income)                                                    --                 5              (94)            --              (89)

                                                      ------------    ------------     ------------     ------------    -----------
Net income (loss)                                     $         55    $        (16)    $        120     $         21    $       180
                                                      ============    ============     ============     ============    ===========


(A) Nooney Real Property Investors Two, LP has a fiscal quarter ending on May
31. The one month period ended June 30 is not material to the pro forma presentation of financial condition and results of operations.

PRO FORMA COMBINING DATA OF OTHER
AFFILIATES

(Amounts in thousands)
Period Covered:



                                                             Six months ended June 30, 2000
                                                                Nooney        Meadow Wood           Nooney-
                                                                Rider           Village            Hazelwood
                                                              Trail, LLC    Apartments, Ltd. LP   Associates, LP      Combined(3)
                                                             ------------   -------------------   --------------      -----------
REVENUES:
 Rental and reimbursement                                    $       299    $             1,132    $       1,291       $     2,722
 Property management
 Interest and other                                                    5                     16                8                29
                                                             -----------    -------------------    -------------       -----------
   Total revenues                                                    304                  1,148            1,299             2,751

EXPENSES:
 Property operating                                                   10                    380              509               899
 Management and advisory                                               -                      -                -                 -
 Property management                                                   -                      -                -                 -
 Fees to related parties(5)                                            4                      5               71                80
 Real estate and other taxes                                          72                    107               80               259
 Depreciation and amortization                                        38                    171              218               427
 Interest                                                            199                    386              433             1,018
 Impairment charges                                                    -                      -                -                 -
                                                             -----------    -------------------    -------------       -----------
   Total expenses                                                    323                  1,049            1,311             2,683

Loss before equity in loss of  noncombined
 partnerships, gain (loss) on sale of property and
 extraordinary item                                                  (19)                    99              (12)               68

 Equity in loss of  noncombined partnerships                           -                      -                -                 -
 Gain (loss) on sale of property                                       -                      -                -                 -
 Extraordinary item -- extinguishment of debt                          -                      -                -                 -
                                                             -----------    -------------------    -------------       -----------
 Net loss before minority interest                                   (19)                    99              (12)               68

 Minority interest in (loss) income                                    -                      -                -                 -
                                                             -----------    -------------------    -------------       -----------
Net loss                                                     $       (19)   $                99    $         (12)      $        68
                                                             ===========    ===================    =============       ===========

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS OF AMERICAN SPECTRUM (Amounts in thousands, except per share data)
Fund Participation Assumption:                      MINIMUM
Period Covered:                                     YEAR ENDED DECEMBER 31, 1999



                                                        American                             Pro Forma
                                                        Spectrum           Pro Forma           Other
                                                     Predecessor (1)       Funds (2)      Affiliates (3)
                                                     --------------      ------------     --------------
REVENUES:
  Rental and
   reimbursement                                       $     14,813      $      5,699      $      5,157
  Property management                                         5,452              --                --

  Income from affiliates                                      2,357               459                39
                                                       ------------      ------------      ------------
     Total revenues                                          22,622             6,158             5,196

EXPENSES:
  Property operating                                          3,396             3,267             1,762
  Property management                                        10,766              --                --
  Fees to related parties                                      --                 687               265
  Real estate and other taxes                                 1,597               870               378
  Depreciation and amortization                               3,259             1,802               891
  Interest                                                    9,982             1,116             1,943

  Impairment charges                                          5,164              --                --
                                                       ------------      ------------      ------------
     Total expenses                                          34,164             7,742             5,239

Loss before equity in income (loss) of noncombined
  partnerships                                              (11,542)           (1,584)              (43)


Equity in income (loss) of noncombined
 partnerships                                                  (330)              154              --
                                                       ------------      ------------      ------------
Net income (loss) before minority interest and
 extraordinary item                                         (11,872)           (1,430)              (43)

  Minority interest in (loss) income                           --                  31              --
  Extraordinary item - extinguishment of debt                  (214)             --                --
                                                       ------------      ------------      ------------
Net income (loss) before
 reorganization costs(10)                              $    (12,086)     $     (1,399)     $        (43)
                                                       ============      ============      ============

Reorganization Costs (a)

Net income (loss) after
 reorganization Costs

OTHER PRO FORMA DATA:
  Basic and diluted loss per share

  Weighted average shares outstanding (7)

  Deficiency to cover fixed charges (8)


                                                                            Pro Forma Adjustments
                                                    -----------------------------------------------------------
                                                    Adjustments &         Property Management                         Pro Forma
                                                    Eliminations (4)      Business (5)          Acquisitions (6)      Combined
                                                    ----------------      ----------------      ---------------       ------------
REVENUES:
  Rental and
   reimbursement                                    $       (518)(4g)     $       --            $         43(6b)      $     25,194
  Property management                                       --                  (5,452)(5c)             --                    --

  Income from affiliates                                    (988)(4f)             --                    --                   1,867
                                                    ------------          ------------          ------------          ------------
     Total revenues                                       (1,506)               (5,452)                   43                27,061

EXPENSES:
  Property operating                                        (386)(4g)             --                    --                   8,039
  Property management                                       --                  (5,843)(5d)             --                   4,923
  Fees to related parties                                   (952)(4f)             --                    --                    --
  Real estate and other taxes                                (48)(4g)             --                    --                   2,797
  Depreciation and amortization                              (24)(4g)             (313)(5d)              252(6a)             5,867
  Interest                                                  (173)(4g)             (153)(5d)             --                  14,155
                                                            1,440(12)
  Impairment charges                                        --                  (1,724) (5d)            --                   3,440
                                                    ------------          ------------          ------------          ------------
     Total expenses                                          (143)              (8,033)                  252                39,221

Loss before equity in income (loss) of
  noncombined partnerships                                    77                 2,581                   209               (12,160)


Equity in income (loss) of noncombined
 partnerships                                                152                  --                    --                     (24)
                                                    ------------          ------------          ------------          ------------
Net income (loss) before minority interest and
 extraordinary item                                          229(4h)             2,581                   209               (12,184)

  Minority interest in (loss) income                        --                    --                    --                      31
  Extraordinary item - extinguishment of debt               --                    --                    --                    (214)
                                                    ------------          ------------          ------------          ------------
Net income (loss) before
 reorganization costs                               $        229          $      2,581          $        209          $    (12,367)
                                                    ============          ============          ============          ============

Reorganization Costs
(9)                                                                                                                         (3,997)
                                                                                                                      ------------
Net income (loss) after
 reorganization Costs
(10)                                                                                                                       (16,364)
                                                    ============          ============          ============          ============

OTHER PRO FORMA DATA:
  Basic and diluted loss per share                                                                                    $      (3.05)
                                                                                                                      ============
  Weighted average shares outstanding (7)                                                                                    4,060
                                                                                                                      ============
  Deficiency to cover fixed charges (8)                                                                               $     16,364
                                                                                                                      ============

PRO FORMA COMBINING DATA OF THE FUNDS
(Amounts in thousands, except per share data)
Fund Participation Assumption:                      MINIMUM
Period Covered:                                     YEAR ENDED DECEMBER 31, 1999


                                                                                                  Nooney
                                                                                                   Real
                                      Sierra Pacific     Sierra Pacific    Sierra Pacific        Property
                                        Development       Development      Institutional      Investors Two,
                                         Fund II           Fund III         Properties V          LP (A)          Combined (2)
                                      --------------     --------------    --------------     --------------      ------------
REVENUES:
  Rental and reimbursement            $      2,356       $       --         $      1,193       $      2,150       $      5,699
  Property management                         --                 --                 --                 --                 --
  Interest and other                           410                 15                 34               --                  459
                                      ------------       ------------       ------------       ------------       ------------
 Total revenues                              2,766                 15              1,227              2,150              6,158

EXPENSES:
  Property operating                         2,029                 15                606                617              3,267
  Management and advisory                     --                 --                 --                 --                 --
  Property management                         --                 --                 --                 --                 --
  Fees to related parties (5)                  396               --                  156                135                687
  Real estate and other taxes                  373               --                  111                386                870
  Depreciation and amortization                869               --                  442                491              1,802
  Interest                                     437               --                 --                  679              1,116
  Impairment charges                          --                 --                 --                 --                 --
                                      ------------       ------------       ------------       ------------       ------------
 Total expenses                              4,104                 15              1,315              2,308              7,742

Loss before equity in loss of
  noncombined
  partnerships, gain (loss) on sale
  of property and
  extraordinary item                        (1,338)              --                  (88)              (158)            (1,584)

  Equity in loss of noncombined
    partnerships                               161                 (7)              --                 --                  154
  Gain (loss) on sale of property             --                 --                 --                 --                 --
  Extraordinary item -
    extinguishment of debt                    --                 --                 --                 --                 --


                                      ------------       ------------       ------------       ------------       ------------
Net loss before minority
  interest                                  (1,177)                (7)               (88)              (158)            (1,430)

  Minority interest in (loss)
 income                                       --                 --                   31               --                   31

                                      ------------       ------------       ------------       ------------       ------------
Net loss                              $     (1,177)      $         (7)      $        (57)      $       (158)      $     (1,399)
                                      ============       ============       ============       ============       ============


(A) Nooney Real Property Investors Two, LP has a fiscal year ending on November
30. The one month period ended December 31 is not material to the pro forma presentation of financial condition and results of operations.

PRO FORMA COMBINING DATA OF OTHER AFFILIATES
(Amounts in thousands)
Period Covered

                          Year ended December 31, 1999


                                    Nooney       Meadow Wood           Nooney-
                                     Rider         Village            Hazelwood
                                 Trails, LLC   Apartments, Ltd. LP   Associates, LP   Combined (3)
                                 -----------   -------------------   --------------   ------------


REVENUES:
 Rental and reimbursement         $ 561        $ 2,194               $ 2,402          $ 5,157
 Property management                  -              -                     -                -
 Interest and other                  10             18                    11               39
                                  -----        -------               -------           -------
   Total revenues                   571          2,212                 2,413            5,196

EXPENSES:
 Property operating                  72            659                 1,031            1,762
 Management and advisory              -              -                     -                -
 Property management                  -              -                     -                -
 Fees to related parties (5)         28            105                   132              265
 Real estate and other taxes         99            120                   159              378
 Depreciation and amortization       74            376                   441              891
 Interest                           395            672                   876            1,943
 Impairment charges                   -              -                     -                -
                                  -----        -------               -------          -------
  Total expenses                    668          1,932                 2,639            5,239

Loss before equity in loss of
 noncombined partnerships, gain
 (loss) on sale of property and
 extraordinary item                 (97)           280                  (226)             (43)

 Equity in loss of noncombined
 partnerships                         -              -                     -                -
 Gain (loss) on sale of
 property                             -              -                     -                -
 Extraordinary item -
 extinguishment of debt               -              -                     -                -
                                  -----        -------               -------          -------
Net income (loss) before
 minority interest                  (97)           280                  (226)             (43)

 Minority interest in (loss)
 income                               -              -                     -                -
                                  -----        -------               -------          -------
Net income (loss)                 $ (97)       $   280               $  (226)         $   (43)
                                  =====        =======               =======          =======



UNAUDITED PRO FORMA COMBINED CASH FLOW STATEMENT OF AMERICAN SPECTRUM (Amounts in thousands)
Fund Participation Assumption:    MINIMUM
Period Covered:                   SIX MONTHS ENDED JUNE 30, 2000


                                                                                         Pro Forma Adjustments
                                                                              -------------------------------------------
                                    American                                                    Property
                                    Spectrum                    Other         Adjustments &    Management                   Proforma
                                  Predecessor(1)  Funds(2)   Affiliates(3)   Eliminations(4)   Business(5) Acquisitions(6)  Combined
                                  --------------  --------   -------------   ---------------   ----------- ---------------  --------
CASH PROVIDED BY (USED IN)
  OPERATING ACTIVITIES             $  2,301      $  (283)     $    849       $   --           $ --          $   --         $  2,867

CASH FLOWS FROM INVESTING
  ACTIVITIES:
  Additions to real estate held
    for investment                     (904)      (2,506)          (60)          --             --              --           (3,470)
  Purchase of equipment                (138)        --            --             --             --              --             (138)
  Other                                (208)        (570)          (19)          --             --              --             (797)
                                   --------      -------      --------       --------         ------        --------       --------
      Net cash used in
        investing activities         (1,250)      (3,076)          (79)          --             --              --           (4,405)

CASH FLOWS FROM FINANCING
  ACTIVITIES:
  Net borrowings (repayments)
    of notes payable*                   877         (187)         (547)        17,500(12)       --              --           17,643
  Net borrowings (repayments)
    of affiliate notes               (4,993)        --            --             --             --              --           (4,993)
  Net equity contributions
    (distributions)                   1,522        1,668          (130)        (6,390)(4d)      --              --           (3,330)
  Other                                --            980          --             --             --              --              980

  Extraordinary gain (loss) on
    extinguishment of debt            1,861         --            --             --             --                            1,861
                                   --------      -------      --------       --------         ------        --------       --------
    Net cash used in (provided
      by) financing activities         (733)       2,461          (677)        11,110           --              --           12,161

Net increase (decrease) in cash         318         (898)           93         11,110           --              --           10,623

Cash, beginning of period               458        2,972           363             (9)(4a)      (415)(5a)     (2,973)(9)        396
                                   --------      -------      --------       --------         ------        --------       --------
Cash, end of period                $    776      $ 2,074      $    456       $ 11,101         $ (415)       $ (2,973)      $ 11,019
                                   ========      =======      ========       ========         ======        ========       ========

* Net of Issuance costs

PRO FORMA COMBINING DATA OF THE FUNDS
(Amounts in thousands, except per share data)
Fund Participation Assumption:   MINIMUM
Period Covered:                  SIX MONTHS ENDED JUNE 30, 2000


                                                      Sierra        Sierra          Sierra         Nooney Real
                                                      Pacific       Pacific         Pacific         Property
                                                    Development    Development    Institutional     Investors
                                                      Fund II       Fund III      Properties V      Two, LP(A)    Combined(2)
                                                      -------       --------      ------------      ----------    -----------
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES       $  (447)      $   (14)         $   418         $  (240)     $     (283)

CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to real estate held for investment            (91)           --           (2,176)           (239)         (2,506)
  Purchase of equipment                                    --            --               --              --              --
  Acquisitions of businesses                               --            --               --              --              --
  Other                                                  (570)           --               --              --            (570)
                                                      -------       -------          -------         -------      ----------
      Net cash used in investing activities              (661)           --           (2,176)           (239)         (3,076)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings (repayments) of notes payable            (24)           --               --            (163)           (187)
  Net borrowings (repayments) of affiliate notes           --            --               --              --              --
  Net equity contributions (distributions)                 --            11            1,657              --           1,668
  Other                                                   980            --               --              --             980
                                                      -------       -------          -------         -------      ----------

  Net cash used in (provided by) financing
    activities                                            956            11            1,657            (163)          2,461

Net increase (decrease) in cash                          (152)           (3)            (101)           (642)           (898)

Cash, beginning of period                                 261             4              135           2,572           2,972

                                                      -------       -------          -------         -------      ----------
Cash, end of period                                   $   109       $     1          $    34         $ 1,930      $    2,074
                                                      =======       =======          =======         =======      ==========

(A) Nooney Real Property Investors Two, LP has a fiscal quarter ending on May
    31. The one month period ended June 30 is not material to the pro forma presentation of financial condition and results of operations.

PRO FORMA COMBINING DATA OF OTHER AFFILIATES
(Amounts in thousands, except per share data)
Period Covered:               Six months ended June 30, 2000

                                             Nooney       Meadow Wood           Nooney-
                                             Rider          Village            Hazelwood
                                           Trails, LLC  Apartments, Ltd. LP  Associates, LP   Combined(3)
                                           -----------  -------------------  --------------   -----------
CASH PROVIDED BY (USED IN) OPERATING
  ACTIVITIES.............................    $ 332           $ 179             $ 336           $ 849
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to real estate held for
     investment..........................        -              (1)              (59)            (60)
  Purchase of equipment..................        -               -                 -               -
  Acquisitions of businesses.............        -               -                 -               -
  Other..................................        -               -               (19)            (19)
                                             -----           -----             -----           -----
     Net cash used in investing
       activities........................        -              (1)              (78)            (79)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings (repayments) of notes
     payable.............................     (342)            (90)             (115)           (547)
  Net borrowings (repayments) of
     affiliate notes.....................        -               -                -                -
  Net equity contributions
     (distributions).....................        -            (130)               -              (130)
  Other..................................        -               -                -                -
                                             -----           -----             -----           -----
     Net cash used in (provided by)
       financing activities..............     (342)           (220)             (115)           (677)
Net increase (decrease) in cash..........      (10)            (42)              145              93
Cash, beginning of period................       21             139               203             363
                                             -----           -----             -----           -----
Cash, end of period.......................   $  11           $  97             $ 348           $ 456
                                             =====           =====             =====           =====

UNAUDITED PRO FORMA COMBINED CASH FLOW STATEMENT OF AMERICAN SPECTRUM (Amounts in thousands)
Fund Participation Assumption:  MINIMUM
Period Covered:                 YEAR ENDED DECEMBER 31, 1999

                                                                                       Proforma Adjustments
                                                                           -------------------------------------------
                                   American
                                   Spectrum                    Other         Adjustments      Property                     Proforma
                                 Predecessor(1)   Funds(2)  Affiliates(3)  Eliminations(4)  Management(5) Acquisitions(6)  Combined
                                 --------------   --------  -------------  ---------------  ------------- ---------------  --------
CASH PROVIDED BY (USED IN)
  OPERATING ACTIVITIES             $ (6,192)     $   (412)    $    639      $     --        $     --          $    --      $ (5,751)

CASH FLOWS FROM INVESTING
  ACTIVITIES:
  Additions to real estate held
    for investment                   (4,854)         (790)        (218)           --              --               --        (5,862)
  Purchase of equipment                  --            --           --            --              --               --            --
  Other                              (2,062)          326           48            --              --               --        (1,688)
                                   --------      --------     --------      --------        --------          -------      --------
      Net cash used in investing
        activities                   (6,916)         (464)        (170)           --              --               --        (7,550)

CASH FLOWS FROM FINANCING
  ACTIVITIES:
  Net borrowings (repayments) of
    notes payable                    10,322         2,316         (425)       17,500(12)          --               --        29,713

Net borrowings (repayments) of
  affiliate notes                       132            --           98            --              --               --           230
  Net equity contributions
    (distributions)                   2,376           969         (258)       (6,390)(4d)         --               --        (3,303)
  Other                                 214            --           --            --              --               --            --
                                   --------      --------     --------      --------        --------       -------         --------
     Net cash used in (provided
       by) financing activities      13,044         3,285         (585)       11,110              --            --           26,640

Net increase (decrease) in cash         (64)        2,409         (116)       11,110              --            --           13,339

Cash, beginning of period               522           563          479            (9)(4a)       (415)(5a)   (2,973)(9)       (1,833)
                                   --------      --------     --------      --------        --------       -------         --------
Cash, end of period                $    458      $  2,972     $    363      $ 11,101        $   (415)      $(2,973)        $ 11,506
                                   ========      ========     ========      ========        ========       =======         ========

PRO FORMA COMBINING DATA OF THE FUNDS
(Amounts in thousands, except per share data)
Fund Participation Assumption:   MINIMUM
Period Covered:                  YEAR ENDED DECEMBER 31, 1999


                                                                                                         Nooney Real
                                                    Sierra Pacific    Sierra Pacific    Sierra Pacific    Property
                                                      Development      Development      Institutional     Investors
                                                        Fund II          Fund III        Properties V     Two, LP(A)     Combined(2)
                                                        -------          --------        ------------     ----------     -----------
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES         $    85          $    --           $  (493)        $    (4)       $  (412)

CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to real estate held for investment             (387)              --              (343)            (60)          (790)
  Purchase of equipment                                      --               --                --              --             --
  Acquisitions of businesses                                 --               --                --              --             --
  Other                                                     326               --                --              --            326
                                                        -------          -------           -------         -------        -------
      Net cash used in investing activities                 (61)              --              (343)            (60)          (464)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings (repayments) of notes payable              166               --                --           2,150          2,316
  Net borrowings (repayments) of affiliate notes             --               --                --              --             --
  Net equity contributions (distributions)                   --                2               967              --            969
  Other                                                      --               --                --              --             --
                                                        -------          -------           -------         -------        -------
      Net cash used in (provided by) financing
         activities                                         166                2               967           2,150          3,285

Net increase (decrease) in cash                             190                2               131           2,086          2,409

Cash, beginning of period                                    71                2                 4             486            563
                                                        -------          -------           -------         -------        -------
Cash, end of period                                     $   261          $     4           $   135         $ 2,572        $ 2,972
                                                        =======          =======           =======         =======        =======

(A) Nooney Real Property Investors Two, LP has a fiscal year ending on November
    30. The one month period ended December 31 is not material to the pro forma presentation of financial condition and results of operations.

PRO FORMA COMBINING DATA OF OTHER AFFILIATES
(Amounts in thousands)
Period Covered:                                     YEAR ENDED DECEMBER 31, 1999

                                                                Nooney        Meadow Wood            Nooney-
                                                                 Rider          Village             Hazelwood
                                                               Trail, LLC  Apartments, Ltd. LP    Associates, LP  Combined (3)
                                                               ----------  --------------------   --------------  ------------
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                   $ 42             $ 370               $ 227         $ 639

CASH FLOWS FROM INVESTING ACTIVITIES:
     Additions to real estate held for investment                   (9)             (107)               (102)         (218)
     Purchase of equipment                                          --                --                  --            --
     Acquisitions of businesses                                     --                --                  --            --
     Other                                                          --                --                  48            48
                                                                  ----             -----               -----         -----
          New cash used in investing activities                     (9)             (107)                (54)         (170)

CASH FLOWS FROM FINANCING ACTIVITIES:
     Net borrowings (repayments) of notes payable                  (77)             (120)               (228)         (425)
     Net borrowings (repayments) of affiliate notes                 35                63                  --            98
     Net equity contributions (distributions)                       --              (258)                 --          (258)
     Other                                                          --                --                  --            --
                                                                  ----             -----               -----         -----
          Net cash used in (provided by) financing activities      (42)             (315)               (228)         (585)

Net increase (decrease) in cash                                     (9)              (52)                (55)         (116)

Cash, beginning of period                                           30               191                 258           479
                                                                  ----             -----               -----         -----
Cash, end of period                                               $ 21             $ 139               $ 203         $ 363
                                                                  ====             =====               =====         =====

                        NOTES TO THE PRO FORMA UNAUDITED
                       COMBINED FINANCIAL INFORMATION OF
                               AMERICAN SPECTRUM


 1   AMERICAN SPECTRUM PREDECESSOR
     The combined historical financial statements of American Spectrum Predecessor include the accounts of various entities which have (a) majority ownership interest(s) held by Mssrs. Carden, Galardi and/or their affiliates, and (b) agreed to transfer their properties to American Spectrum in exchange for shares of American Spectrum or limited partnership units in the operating partnership in a private transaction. Such historical amounts have been derived from the historical audited and unaudited combined financial statements of American Spectrum Predecessor included elsewhere in this consent solicitation. These financial statements reflect all entities at carry-over basis due to the high degree of common and controlling interests held by Mssrs. Carden and Galardi. See also Note 1 to the combined financial statements of American Spectrum Predecessor for information regarding the planned reorganization of American Spectrum Predecessor.

 2   THE FUNDS
     Historical information of the Funds has been combined and all inter-fund balances and transactions have been eliminated in the presentation (See combining schedules). These amounts reflect solely the combination of the historical financial statements of the funds and do not reflect the application of any effects of the consolidation.

     The "Maximum Participation" scenario includes all eight publicly-traded Limited Partnerships (the "Funds") which are managed by companies included in the combined financial statements of American Spectrum Predecessor. This scenario also consolidates the accounts of Sierra Mira Mesa Partners
     (SMMP), a partnership that is wholly-owned by two of the Funds (each with a 50 percent interest). SMMP was previously accounted-for using the equity method, by each of those funds.

     The "Minimum Participation" scenario includes the Funds with the lowest cash flows from operations for the year ended December 31, 1999 that achieve the minimum threshold of appraised value of real property ($23 million) in order to complete the Consolidation.

     They are: Sierra Pacific Development Fund II
               Sierra Pacific Development Fund III
               Sierra Pacific Institutional Properties V
               Nooney Real Property Investors Two, L.P.

     The historical audited and unaudited combined financial data from which the disclosed amounts are derived can be found at elsewhere in this consent solicitation. In the Consolidation, the acquisition of each of the Funds will be accounted for using purchase accounting.

 3   OTHER AFFILIATES
     The other affiliates are entities in which affiliates of Mssrs. Carden, Galardi have substantial common ownership, but also have significant outside interests. Such Other Affiliates consist of:

                      Meadow Wood Village Apartments, Ltd. LP
                      Nooney Rider Trail LLC
                      Nooney-Hazelwood Associates, LP

     The historical information of these entities has been combined. There were no inter-company transactions or balances (see combining schedules). These amounts reflect solely the combination of the historical financial statements of the other affiliates and do not reflect the application or any effects of the consolidation.

     The historical audited and unaudited combined financial data from which the disclosed amounts are derived can be found elsewhere in this consent solicitation. In the Consolidation, the acquisition of each of the other affiliates will be accounted for using purchase accounting.

 4   ADJUSTMENTS AND ELIMINATIONS
     The various entities to be included in the proposed consolidation have paid management fees, administrative fees and interest to companies included in the consolidated financial statements of American Spectrum Predecessor. A subsidiary of American Spectrum will manage the properties subsequent to the Consolidation. Inter-company fees are eliminated in the pro forma combination. Also, there have historically been certain loans and advances between companies included in American Spectrum Predecessor and the Funds, these amounts and the related interest expense/income have also been eliminated in the pro forma combination.

     The eliminating entries are as follows:

     (a) To eliminate the assets and liabilities of West Florissant, a property owned by American Spectrum Predecessor that will not be included in the transaction.

     (b) To eliminate accounts and notes receivable and payable between American Spectrum Predecessor, the Funds and Other Affiliates.

     (c) To eliminate American Spectrum Predecessor investments in the Funds and Other Affiliates.

     (d) To reflect planned cash distribution to limited partners of Sierra Pacific Development Fund II (see note 11).

     (e)      Reflects adjustments for the following:




                                                       Maximum        Minimum
                                                       -------        -------
     Elimination of Net Liabilities of West
       Florissant (4a)                                 $   116        $   116

     Elimination of American Spectrum
       Predecessor's  investment in the Funds
       and other affiliates (4c)                        (2,283)          (348)
     Distribution to Limited Partners of Sierra
       Pacific Development Fund II (4d)                 (6,390)        (6,390)
                                                       -------        -------

     Total                                             $(8,557)       $(6,622)
                                                       =======        =======


     (f) To eliminate property management and administrative fee revenue and expenses between American Spectrum Predecessor and the Funds and Other Affiliates.

     (g)      To eliminate the operations of West Florissant (see (a) above).

     (h) To eliminate American Spectrum Predecessor equity in loss of Funds and Other Affiliates.

 5   PROPERTY MANAGEMENT BUSINESS
     The property management subsidiaries of CGS are included in American Spectrum Predecessor and have, in part, historically provided property management, brokerage and leasing services to properties not affiliated with American Spectrum Predecessor, The Funds or the Other Affiliates, i.e. third parties. The specific revenues and expenses related thereto, which are included in the historical amounts, have been eliminated in the pro forma presentation since American Spectrum will not provide such services after the Consolidation. The third party property management activities will be distributed to the shareholders of the property management companies (primarily Mssrs. Carden and Galardi), prior to the Consolidation. The following eliminating entries represent the distribution of the third party property management operations:

     (a) To eliminate all assets and liabilities associated with third party property management operations.

     (b) To reflect the distribution to shareholders of net liabilities (at book value) of third party property management operations.

     (c)      To eliminate property management revenue from third parties.

     (d) To eliminate property management expenses related to third parties and reclassify remaining costs to property operations.

 6   ACQUISITIONS
     Reflects adjustments to apply purchase accounting to the entities comprising the Funds and Other Affiliates - see "Accounting Treatment."

     The exchange values, which are based on appraisals of the real estate properties, are discussed elsewhere in this prospectus and have been used to allocate purchase price. The exchange value assigned reflects the $15 per share value determined in the transaction multiplied by the number of shares or operating partnership units to be issued and approximates fair value. The total purchase price of the Funds and other affiliates was $75.8 million (maximum scenario) and $11.4 million, respectively, based on 5,050,000 and 763,000 shares to be issued. Under the minimum scenario for the Funds, the purchase price was $26.1 million, based on 1,742,000 shares. The purchase price has been allocated as follows:

                                                         Funds
                                                ------------------------        Other
                                                 Maximum        Minimum       Affiliates
                                                 -------        -------       ----------
          Real Estate                           $  91,911      $  35,949      $  37,589
          Cash                                      2,795          1,266            456
          Accounts Receivable, Net                  3,336          1,303            150
          Accounts and Notes Receivable
            from Affiliates                         8,557          4,647            592
          Investment in Uncombined
            Partnerships and Joint
            Ventures                                   --          2,142             --
          Prepaid and Other                         7,365          2,861          2,223
                                                ---------      ---------      ---------
          Total assets                            113,964         48,168         41,010

          Liabilities (Principally Mortgage
            Notes Payable)                        (38,212)       (17,632)       (29,572)
          Minority Interest                            --         (4,413)            --
                                                ---------      ---------      ---------
          Total purchase price                  $  75,752      $  26,123      $  11,438
                                                =========      =========      =========

     The purchase adjustments to the statements of operations consist primarily of adjustments to:

     (a) depreciation resulting from the adjusted carrying amounts of the properties, and

     (b) lease rent revenue recognition on a straight-line basis as of the assumed purchase date, assuming all leases originated as of the assumed purchase date(s).

     Any change to the values of real estate determined in the preliminary appraisals will change the exchange values which, in turn, will change the purchase price to be allocated. In addition, final exchange values will reflect current balance sheet data. Exchange values included herein reflect balance sheet data as of March 31, 2000.

 7   LOSS PER SHARE
     The number of shares outstanding has been adjusted to reflect the number of shares to be issued to effect the Consolidation, assuming all participants in the transaction receive shares in American Spectrum. The effect of the issuance of operating partnership units instead of shares would not be material to the pro forma presentation. American Spectrum Predecessor will be considered the acquirer for accounting purposes due to its relative significance as determined by the number of shares/units received in the exchange offer. American Spectrum Realty (formerly CGS Real Estate Company, one of the American Spectrum Predecessor entities) is the legal acquirer.

 8   DEFICIENCY TO COVER FIXED CHARGES
     Deficiency to cover fixed charges is the amount of earnings that would be required to achieve a ratio of earnings to fixed charges of 1.0. For purposes of determining the ratio of earnings to fixed charges, earnings consist of earnings before extraordinary items, income taxes and fixed charges.

     Fixed charges consist of interest on indebtedness, the amortization of debt issuance costs and that portion of operating rental expense representing interest.

 9   TRANSACTION FEES
     Total transaction fees are estimated to be approximately $4.8 million, of which approximately $1.8 million was paid and recorded in other assets as of June 30, 2000. Approximately $2.3 million of the transaction fees is attributable to the acquisition of the Funds and the Other Affiliates under the maximum scenario. The transaction costs have been reflected as a reduction in cash and an increase in the purchase price allocated to these entities in the pro forma balance sheet. The remaining amount of approximately $2.5 million has been reflected as a cost of the reorganization of American Spectrum Predecessor in the statement of operations under the maximum scenario. Under the minimum scenario the excess of the transaction fees over amounts related to the purchase of the Funds and Other Affiliates were assumed to relate to the reorganization and were expensed in the statement of operations.

 10  PROMISSORY NOTE OPTION
     The accompanying pro forma statements have been prepared assuming none of the participants in the transaction opt for promissory notes instead of shares of American Spectrum or operating partnership units.

     The following would be the impact on net loss, net loss per share and cash flows Assuming different amounts of promissory notes are issued. The promissory notes are unsecured, bear interest at 8% and mature in 8 years.

AMERICAN SPECTRUM
ANALYSIS OF PRO FORMA AMOUNTS
SUPPORT FOR NOTE TO PROFORMA FINANCIAL STATEMENTS

Total exchange value           110,520
Assumed interest rate                8%

Assumption                        5.00%(a)

                                           Year ended December 31       Six Months ended June 30
                                           ----------------------       ------------------------
                                              Min            Max            Min            Max
                                              ---            ---            ---            ---
Loss after reorganization costs            (16,364)       (15,178)        (8,503)        (6,297)
Interest charge(c)                            (442)          (442)          (221)          (221)
                                           -------        -------         ------         ------
Adjusted loss after reorganization costs   (16,806)       (15,260)        (8,724)        (6,518)
                                           =======        =======         ======         ======

Shares                                       4,060          7,368          4,060          7,368
Adjustment(c)                                 (203)          (368)          (203)          (368)
                                           -------        -------         ------         ------
Adjusted Shares                              3,857          7,000          3,857          7,000
                                           =======        =======         ======         ======

Adjusted loss per share                      (4.36)         (2.23)         (2.26)         (0.93)
                                           =======        =======         ======         ======

Cash flow from operations                   (5,751)        (3,068)         2,867          3,947
Interest charge(c)                            (442)          (442)          (221)          (221)
                                           -------        -------         ------         ------
Adjusted cash flow from operations          (6,193)        (3,510)         2,646          3,726
                                           =======        =======         ======         ======

Assumption                       10.00%(b)

                                           Year ended December 31         Six Months ended June 30
                                           ----------------------         ------------------------
                                              Min            Max            Min               Max
                                              ---            ---            ---               ---
Loss after reorganization costs            (16,364)       (15,178)        (8,503)           (6,297)
Interest charge(c)                            (884)          (884)          (442)             (442)
                                           -------        -------         ------            ------
Adjusted loss after reorganization costs   (17,248)       (16,062)        (8,945)           (6,739)
                                           =======        =======         ======            ======

Shares                                       4,060          7,368          4,060             7,368
Adjustment(c)                                 (406)          (737)          (406)             (737)
                                           -------        -------         ------            ------
Adjusted Shares                              3,654          6,631          3,654             6,631
                                           =======        =======         ======            ======

Adjusted loss per share                      (4.72)         (2.42)         (2.45)            (1.02)
                                           =======        =======         ======            ======

Cash flow from operations                   (5,751)        (3,068)         2,867             3,947
Interest charge(c)                            (884)          (884)          (442)             (442)
                                           -------        -------         ------            ------
Adjusted cash flow from operations          (6,635)        (3,952)         2,425             3,505
                                           =======        =======         ======            ======

     (a) Management believes that this scenario represents a reasonable estimate of the minimum amount of debt that would be elected by participants in the consolidation, representing aggregate exchange value of approximately $5.5 million or 5% of the total exchange value of $110.5 million.

     (b) This represents the maximum amount of debt that management believes will be issued to participants in the consolidation representing aggregate exchange value of approximately $11.1 million, or 10% of the total exchange value.

     (c) Net loss, net loss per share and cash flow from operations reflect the pro forma net loss after restructuring charges reported in the pro forma financial statements for American Spectrum, adjusted for incremental interest charges associated with the issuance of promissory notes under the two scenarios. Net loss per share also reflects the shares included in the pro forma financial statements, adjusted for a reduction in the number of shares to be issued due to the issuance of promissory notes.

11  LIMITED PARTNER DISTRIBUTION
     In December 1994, a company included in the American Spectrum Predecessor acquired the corporate general partner of Sierra Pacific Development Fund II ("Fund II") in exchange for assumption of unsecured loans payable to Fund II ("Unsecured Debt"). Separately, the American Spectrum Predecessor acquired property from Fund II in exchange for cash and a purchase money note payable to Fund II secured by the property acquired ("Secured Debt"). Pursuant to terms of a litigation settlement agreement relating to the Unsecured Debt, the Secured Debt, and other matters, American Spectrum Predecessor agreed to repay both debts and cause Fund II to distribute the proceeds to the partners of Fund II. As of June 30, 2000, interest and principal due Fund II with respect to the Unsecured Debt and Secured Debt totaled $6,390,000.

 12  REFINANCING OF DEBT
     The Company expects to complete a refinancing of the mortgage debt on certain properties concurrent with the closing of the consolidation. Net proceeds from the refinancing are expected to be at least $17,500,000, of which proceeds of $6,390,000 will be used to pay the Unsecured Debt and the Secured Debt, with the remainder retained for future property acquisitions. Loan costs are estimated to be $500,000. The weighted average annual interest rate on the $18 million of incremental borrowing is expected to be 8 percent and the loan will be due 2010.

The following table shows the portion of American Spectrum Predecessor pro forma statement of operations for the six months ended June 30, 2000 which were derived from the following components: (1) ASR Predecessor Properties, comprised of the real properties included in American Spectrum Predecessor and (2) the CGS real estate management entities. The statement of operations of the CGS real estate management entities is then adjusted to eliminate the operating results of the CGS Third Party Management Company, which will be excluded from the consolidation, and to show the pro forma operating results of the CGS Management Company.

AMERICAN SPECTRUM PREDECESSOR
MANAGEMENT COMPANY OPERATIONS - PROFORMA
STATEMENT OF OPERATIONS - FOR THE PERIOD ENDING JUNE 30, 2000

                                                                  COMPONENTS OF AMERICAN
                                                                   SPECTRUM PREDECESSOR
                                                                 ------------------------
                                                                                  CGS
                                                                              REAL ESTATE
                                                                              MANAGEMENT
                                                                                  CO.     ELIMINATION  RECLASSIFICATIONS
                                                     AMERICAN        ASR        & THIRD       OF       & ELIMINATION OF      CGS
                                                     SPECTRUM    PREDECESSOR     PARTY    THIRD PARTY   NON-MANAGEMENT    MANAGEMENT
                                                    PREDECESSOR  PROPERTIES   OPERATIONS  OPERATIONS      OPERATIONS       COMPANY
                                                    -----------  -----------  ----------  -----------  -----------------  ----------
REVENUES:
  Rental income                                         $7,708        $7,708    $     -       $                 $             $
  Property management income                             4,829             -      4,829        (4,829)                             -
  Other (Note A)                                           964                      964                             924        1,888
                                                    ----------   -----------  ---------   -----------  ----------------   ----------
    Total Revenues                                      13,501         7,708      5,793        (4,829)              924        1,888

COSTS AND EXPENSES:
  Property operating                                     2,502         2,816       (343)          383               (40)           -
  Property management expenses (Note A)                  5,329             -      5,358        (5,358)            1,296        1,296
  Depreciation and amortization                          1,723         1,538        185          (142)              (43)           -
  Real estate taxes                                        644           644          -                                            -
  Equity in loss of uncombined partnerships                  -             -          -                                            -
                                                    ----------   -----------  ---------   -----------  ----------------   ----------
    Total Costs and Expenses                            10,198         4,998      5,200        (5,117)            1,213        1,296


OTHER (INCOME) EXPENSES
  Interest expense                                       6,435         5,571        864            (9)             (855)           -
  Impairment charge                                          -             -          -            44               (44)           -
                                                    ----------   -----------  ---------   -----------  ----------------   ----------
    Total other (Income) Expenses                        6,435         5,571        864            35              (899)           -


Loss before equity in loss of noncombined
 partnerships & gain (loss) on sale of property         (3,132)       (2,861)      (271)          253               610          592

Equity in income (loss) of noncombined partnership        (270)            -       (270)                            270            -
Gain (Loss) on sale of property                          1,328             -      1,328                          (1,328)           -
                                                    ----------   -----------  ---------   -----------  ----------------   ----------
Net income (loss) before extraordinary item             (2,074)       (2,861)       787           253              (448)         592

Extraordinary item - extinguishment of debt             (1,861)       (1,861)
                                                    ----------   -----------  ---------   -----------  ----------------   ----------

  Net income (loss)                                    $(3,935)      $(4,722)      $787          $253             $(448)        $592
                                                    ==========   ===========  =========   ===========  ================   ==========

Note A - American Spectrum Predecessor column includes net property management related income in "Other". The net amounts were broken into income and expense elements for reporting under the CGS Management Company column.

AMERICAN SPECTRUM PREDECESSOR
COMBINED FINANCIAL STATEMENTS AS OF DECEMBER 31, 1999, 1998 AND 1997 TOGETHER WITH AUDITORS' REPORT

                    Report of Independent Public Accountants


To American Spectrum Predecessor:

We have audited the accompanying combined balance sheets of American Spectrum Predecessor, as defined in Note 1 to the financial statements, as of December 31, 1998 and 1999, and the related combined statements of operations, equity (deficit) and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of American Spectrum Predecessor as of December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.




/s/ ARTHUR ANDERSEN LLP
Orange County, California
July 26, 2000

AMERICAN SPECTRUM PREDECESSOR
COMBINED BALANCE SHEETS

                                                         December 31,      December 31,       June 30,
      (In 000's)                                            1998              1999              2000
                                                         -----------       -----------       -----------
                                                                                             (Unaudited)
ASSETS
      Real estate held for investment, net                $  90,348         $  95,588         $  92,070
      Cash                                                      522               458               776
      Accounts receivable, net                                1,161             1,241             1,693
      Notes and accounts receivable from affiliates           4,539             3,970             3,610
      Investments in uncombined partnerships                  1,517             3,297             3,493
      Equipment, net                                          1,036               705               684
      Goodwill, net                                           2,469                --             1,448
      Other assets                                            3,236             3,176             4,042
                                                          ---------         ---------         ---------
             Total assets                                 $ 104,828         $ 108,435         $ 107,816
                                                          =========         =========         =========

LIABILITIES AND EQUITY (DEFICIT)

LIABILITIES
      Accounts payable and accrued expenses               $   3,842         $   4,893         $   5,983
      Deferred revenue                                          899             1,553               273
      Notes payable                                          96,318           110,590           114,096
      Notes and accounts payable to affiliates               18,335            15,675            13,838
      Note payable to shareholders                              700               700                --
                                                          ---------         ---------         ---------
             Total liabilities                              120,094           133,411           134,190
                                                          ---------         ---------         ---------

MANDATORILY-REDEEMABLE COMMON STOCK OF SUBSIDIARY             1,045             1,045             1,045
                                                          ---------         ---------         ---------

COMMITMENTS AND CONTINGENCIES

EQUITY (DEFICIT)
      Capital                                             $   1,208         $   2,527         $   2,527
      Accumulated deficit                                   (17,519)          (28,548)          (29,946)
                                                          ---------         ---------         ---------
             Total equity (deficit)                         (16,311)          (26,021)          (27,419)
                                                          ---------         ---------         ---------
             Total liabilities and equity (deficit)       $ 104,828         $ 108,435         $ 107,816
                                                          =========         =========         =========

      The accompanying notes are an integral part of these balance sheets.

AMERICAN SPECTRUM PREDECESSOR
COMBINED STATEMENTS OF OPERATIONS


                                                              Year Ended                      Six Months Ended
                                                             December 31,                         June 30,
                                                 ------------------------------------      ----------------------
      (In 000's, except per share information)     1997          1998          1999          1999          2000
                                                 --------      --------      --------      --------      --------
                                                                                          (Unaudited)   (Unaudited)
REVENUES
      Rental income                              $ 10,145      $ 13,651      $ 14,813      $  6,940      $  7,708
      Property management operations                4,546         8,689         5,452         5,045         4,829
      Income from affiliates                        1,809         2,047         2,357           966           964
                                                 --------      --------      --------      --------      --------
             Total revenues                        16,500        24,387        22,622        12,951        13,501
                                                 --------      --------      --------      --------      --------

COSTS AND EXPENSES
      Property operating expense                    1,683         2,886         3,396         1,794         2,502
      Property management expense                   7,472        12,164        10,766         5,735         5,329
      Depreciation and amortization                 2,203         3,313         3,259         1,835         1,723
      Real estate taxes                               848         1,523         1,597           369           644
      Equity in (income) loss of uncombined
           Partnerships                               127          (224)          330           454           270
      Impairment charges                               --           126         5,164            20            --
                                                 --------      --------      --------      --------      --------
             Total costs and expenses              12,333        19,788        24,512        10,207        10,468

OTHER (INCOME) EXPENSES
      Interest expense                              7,901         9,585         9,982         4,530         6,435
      Gain on sale of property                         --            --            --            --        (1,328)
                                                 --------      --------      --------      --------      --------
             Total other (income) expenses          7,901         9,585         9,982         4,530         5,107
                                                 --------      --------      --------      --------      --------
             Net loss before extraordinary
                 Items                             (3,734)       (4,986)      (11,872)       (1,786)       (2,074)

       Extraordinary items -- gain (loss) on
             extinguishment of debt                    50           163          (214)         (574)       (1,861)
                                                 --------      --------      --------      --------      --------
             Net loss                            $ (3,684)     $ (4,823)     $(12,086)     $ (2,360)     $ (3,935)
                                                 ========      ========      ========      ========      ========


PRO FORMA BASIC AND DILUTED LOSS PER COMMON
SHARE (UNAUDITED):
      Loss before extraordinary item             $  (2.40)     $  (3.20)     $  (7.62)     $  (1.15)     $  (1.33)
      Extraordinary item                              .03           .10          (.14)         (.37)        (1.20)
                                                 --------      --------      --------      --------      --------
             Net loss                            $  (2.37)     $  (3.10)     $  (7.76)     $  (1.52)     $  (2.53)
                                                 ========      ========      ========      ========      ========
      Weighted average shares outstanding           1,557         1,557         1,557         1,557         1,557
                                                 ========      ========      ========      ========      ========

 The accompanying notes are an integral part of these statements of operations.

AMERICAN SPECTRUM PREDECESSOR
COMBINED STATEMENTS OF CASH FLOWS

                                                                                 Year Ended                    Six Months Ended
                                                                                December 31,                  June 30, (Unaudited)
                                                                   ------------------------------------      ----------------------
      (In 000's)                                                     1997          1998          1999          1999          2000
                                                                   --------      --------      --------      --------      --------
CASH FLOWS FROM OPERATING ACTIVITIES:
      Net loss                                                     $ (3,684)     $ (4,823)     $(12,086)     $ (2,360)     $ (3,935)
      Adjustments to reconcile net loss to net cash provided
       by (used in) operating activities:
        Depreciation and amortization                                 2,203         3,313         3,259         1,834         1,723
        Equity in losses (income) of investees                          127          (224)          330           (30)           12
        Impairment charges                                               --           126         5,164            --            --
        Changes in assets and liabilities:
          Decrease (increase) in accounts receivable, net              (437)          276           (80)         (351)         (453)
          Decrease (increase) in accounts receivable from
              affiliates                                              1,751           (12)          569        (2,159)       (1,768)
          Decrease (increase) in other assets, net                   (3,434)         (369)         (687)          198        (1,256)
          Increase (decrease) in deferred revenue                     1,019          (198)          654          (174)           46
          Increase (decrease) in accounts payable and
              accrued expenses                                          463         1,151           986           290         1,248
          Increase (decrease) in accounts payable - affiliates        1,103        (2,211)       (4,301)        2,373         6,684
                                                                   --------      --------      --------      --------      --------
          Net cash provided by (used in) operating activities          (889)       (2,971)       (6,192)         (379)        2,301
                                                                   --------      --------      --------      --------      --------

CASH FLOWS FROM INVESTING ACTIVITIES:
      Distributions from (investments in) uncombined
          investees, net                                                244            99        (2,062)           --          (208)
      Purchases of real estate held for investment                     (310)       (1,480)       (4,854)       (1,735)       (1,854)
      Proceeds from sales of real estate held for investment             --            --            --            --           950
      Purchases of property, plant & equipment                       (1,273)           --            --            --          (138)
                                                                   --------      --------      --------      --------      --------
          Net cash used in investing activities                      (1,339)       (1,381)       (6,916)       (1,735)       (1,250)
                                                                   --------      --------      --------      --------      --------

CASH FLOWS FROM FINANCING ACTIVITIES:
      Borrowings on notes payable, net                                2,529         3,511        10,322         5,050         1,577
      Equity contributions (distributions), net                        (739)       (2,038)        2,376         2,451         1,522
      Proceeds from (repayments of) loan from shareholders               --           700            --            --          (700)
      Borrowings (repayments) on notes payable to affiliates            749         2,194           132        (5,723)       (4,993)
      Extraordinary (gain) loss on extinguishment of debt               (50)         (163)          214           574         1,861
                                                                   --------      --------      --------      --------      --------
          Net cash provided by (used in) financing activities         2,494         4,204        13,044         2,352           733
                                                                   --------      --------      --------      --------      --------
          Increase (decrease) in cash                                   266          (148)          (64)          238           318
          Cash, beginning of period                                     404           670            522          522           458
                                                                   --------      --------      --------      --------      --------
          Cash, end of period                                      $    670      $    522      $    458      $    760      $    776
                                                                   ========      ========      ========      ========      ========

SUPPLEMENTAL DISCLOSURES:
      Cash paid for interest, net of amounts capitalized of
      $320 for 1998, $1,200 for 1999, $ 537 at June 1999 and
      $0 at June 2000                                              $  6,833      $  7,763      $  8,253      $  4,675      $  7,150
                                                                   ========      ========      ========      ========      ========

        The accompanying notes are an integral part of these statements.

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES:
During 1997, the Company recorded goodwill and issued mandatorily redeemable common stock of a subsidiary of $1,045,000 in connection with its merger with Spectrum Holdings.

During 1997, the Company acquired various assets such as goodwill, properties (Parkade and West Florissant) and partnership interests (general and limited) by assuming debt totaling $9,179,000 and paying cash of $1,371,000.

During 1997, the Company acquired certain real estate through the issuance of debt to affiliates.

During 1998, the Company acquired the McDonnell property for a purchase price of $12,133,000 and other assets (debt costs) of $360,000 primarily by assuming debt for $11,637,000 and paying $856,000 cash.

During 1999, the Company purchased a property by assuming approximately $4,415,000 in liabilities.

During the six months ended June 30, 2000, the Company purchased a 100% interest in two management companies for 1,498,000. The Company issued notes and recorded goodwill.

During the six months ended June 30, 2000, the Company transferred land with book value of $3,298,000 to Sierra Pacific Development Fund, an affiliated company.

During the six months ended June 30, 2000, the net amount of various affiliate receivables and payables of $1,016,000 was converted to equity.

AMERICAN SPECTRUM PREDECESSOR
COMBINED STATEMENTS OF EQUITY (DEFICIT)

          (In 000's)                                                      Accumulated
                                                              Equity        Deficit       Total
          ----------------------------------------------------------------------------------------

          Balance, December 31, 1996                         $  1,385      $ (6,417)     $ (5,032)

          Net income (loss)                                        --        (3,684)       (3,684)
          Contributions (distributions), net                   (1,537)          803          (734)
                                                             --------      --------      --------

          Balance as of December 31, 1997                        (152)       (9,298)       (9,450)

          Net income (loss)                                        --        (4,823)       (4,823)
          Contributions (distributions), net                    1,360        (3,398)       (2,038)
                                                             --------      --------      --------

          Balance as of December 31, 1998                       1,208       (17,519)      (16,311)

          Net income (loss)                                        --       (12,086)      (12,086)
          Contributions (distributions), net                    1,319         1,057         2,376
                                                             --------      --------      --------

          Balance as of December 31, 1999                       2,527       (28,548)      (26,021)

          Net income (loss) - unaudited                            --        (3,935)       (3,935)
          Contributions (distributions), net - unaudited           --         2,539         2,539
                                                             --------      --------      --------
          Balance as of June 30, 2000 - unaudited               2,527       (29,946)      (27,419)
                                                             ========      ========      ========

        The accompanying notes are an integral part of these statements.

                          AMERICAN SPECTRUM PREDECESSOR
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1999
1.      ORGANIZATION

                                   NATURE OF BUSINESS AND PRINCIPLES OF
                                   COMBINATION
                                   American Spectrum Predecessor ("the Company") is a combination of various properties and operations involved in real estate development, management, ownership, and operation. The Company's operations are located principally in the midwest and western United States and consist mainly of office, office/warehouse, shopping center, and multi-family apartment properties.

                                   The entities owning the properties or
                                   management operations all (1) have majority ownership interests held by Mr. William J. Carden and Mr. John Galardi and/or their affiliates and (2) have agreed to participate in a consolidation transaction with other entities in which Mssrs. Carden and Galardi have interests. The entities included in these combined financial statements will be merged into the successor entity prior to the consummation of the Transaction. The reorganized American Spectrum Predecessor will then (subject to approval) acquire eight public limited partnerships and three private entities. These events are collectively referred to as "the Transaction". Assuming all entities elect to be acquired, the aggregate purchase price will be approximately $87.2 million in stock, operating partnership units, and promissory notes of American Spectrum. These partnerships are engaged in substantially the same business as the Company. The Company currently provides property management services to these entities. The successor to the Company intends to qualify as a real estate investment trust (REIT) beginning in 2002 for federal income tax purposes.

                                   The combined financial statements include CGS Real Estate Company, Inc. and its wholly owned property subsidiaries listed as follows:

                                   Legal Entity                                  Properties
                                   ------------                                  ----------
                                   American Spectrum Realty Inc.                 Parkade Center

                                   American Spectrum Realty Inc.                 West Florissant

                                   Pasadena Autumn Ridge, LP                     Pasadena Autumn Ridge

                                   Villa Redondo LLC                             Villa Redondo

                                   CGS Real Estate Company Inc.                  Sorrento II Land

                                   CGS Real Estate Company Inc.                  Bally's Land

                                   Property management operations are conducted through various consolidated property management subsidiaries in which CGS has ownership interest of 80 to 100 percent and which are referred to as the CGS Management Company.

                                   The combined financial statements also
                                   include three privately-held real estate limited partnerships and LLCs where the ownership percentage is in substance identical to the ownership of CGS (the Common Control LP's) as follows:

                                   Legal Entity                                Properties
                                   ------------                                ----------
                                   McDonnell Associates LLP                    NW Corporate Center

                                   Pacific Spectrum LLC                        Pacific Spectrum

                                   Creekside/Riverside LLC                     Creekside Senior Apartments



1. ORGANIZATION                    Additionally, the combined financial
   (CONTINUED)                     statements include four privately-held real
                                   estate limited partnerships and LLCs where the general partner or managing member and more than 50% of the limited partnership interests are controlled by the owners of CGS as follows:

                                   Legal Entity                                  Properties
                                   ------------                                  ----------
                                   CGS Properties Marketplace Columbia LP        Columbia N.E. Marketplace

                                   Third Coast LLC                               Richardson Plaza

                                   Third Coast LLC                               Sierra Technology

                                   Back Bay LLC                                  Back Bay Office

                                   Seventy Seven LLC                             Chrysler

                                   The combining financial statements also
                                   include a property, Beach and Lampson Pad "D" which will be contributed to the Company by another entity controlled by the owners of CGS.

                                   CGS has consolidated all entities in which it has a majority ownership interest or other evidence of control. None of the other entities comprising American Spectrum Predecessor have any subsidiaries. Transactions and accounts between consolidated entities and combining entities have been eliminated. Accounts and transactions eliminated include inter-entity loans and advances and management fees charged to various entities by the management company subsidiaries of CGS Real Estate Company, Inc.

                                   The Company has experienced losses in the periods presented. Management believes such losses are a result of the Company's business plan that includes acquisition and turn-around of under performing properties. During the turn-around period, losses accrue due to the temporary excess of operating expenses, interest expense, and management costs over rental income along with impairment charges on certain properties that do not affect cash flow. These losses are anticipated to be more than offset by increases in the value of the properties, which cannot be recognized as income under generally accepted accounting principles. Historically, the Company has augmented its cash flow from properties by generating funds from periodic real estate refinancing. If refinancing debt was not available, the Company would curtail its asset turn-around program, substantially reduce overhead, and operate solely on the cash flow from properties.

2.      SUMMARY OF SIGNIFICANT
        ACCOUNTING POLICIES        REAL ESTATE HELD FOR INVESTMENT
                                   Real estate held for investment is carried at cost net of impairment losses, determined based on estimated future cash flows.
                                   Economic, market, environmental and political conditions may affect management's development, investment and/or marketing plans. In addition, the implementation of such development, investment and/or marketing plans could be affected by the availability of future financing for investment and development activities. Accordingly, the ultimate fair value of the Company's real estate properties is dependent upon future economic and market conditions, the availability of financing, and the resolution of political, geographical, environmental, and other related issues.

                                   Buildings and improvements included in real estate held for investment are depreciated using the straight-line method over the estimated useful lives of the related assets, ranging from five to forty years.

                                   EVALUATION OF IMPAIRMENT
                                   In 1995, the Financial Accounting Standards
                                   Board issued Statement of Financial
                                   Accounting Standards No. 121, Accounting for
                                   Impairment of Long-lived Assets to be
                                   Disposed of ("SFAS 121").

                                   Long-lived assets, including real estate held for investment that are expected to be held and used in operations are to be carried at the lower of cost or, if impaired, the fair value of the asset. Long-lived assets to be disposed of should be reported at the lower of carrying amount or fair value less cost to sell. A review for impairment loss is triggered if the sum of expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset. Assumptions and estimates used to calculate fair value in determining the amount of any impairment loss include estimated occupancy, lease revenue, costs to enter into leases with tenants, and property operation costs. The calculation of an impairment loss is based on estimated discounted future cash flows. The estimates to determine an impairment adjustment can change in the near term as economic conditions fluctuate.

                                   During 1999, the Company evaluated certain goodwill associated with acquired management companies and recorded an impairment charge of $2.2 million in accordance with SFAS 121. The goodwill impaired relates to the management companies located in Missouri and Colorado which were acquired in October and August 1997, respectively. The impairment charge was triggered by the loss of several management contracts. (See also Note 4 for discussion of impairment applicable to certain real estate properties).

                                   The entities to which the remaining goodwill relates continue to appreciate but are not planned to be a part of the ongoing operations of the company since these entities perform primarily third party management services.

                                   The analysis of impairment was performed due to the operating performance of the properties and included independent appraisals of the properties which were based on projected cash flows of the properties.

2.      SUMMARY OF SIGNIFICANT     ALLOWANCE FOR CREDIT LOSSES
        ACCOUNTING POLICIES        A provision for credit losses is recorded
        (CONTINUED)                based on management's judgement of tenant
                                   creditworthiness. The activity in the
                                   allowance for credit losses during 1999, 1998 and 1997 was as follows:


                                   (000's)
                                   Balance at        Balance at
                                  Years Ending      Beginning of    Provision for       Accounts      Balance at
                                  December 31,          Year        Credit Losses     Written Off     End of Year
                                        1999             (94)             (14)               84          (24)
                                        1998             (34)             (80)               20          (94)
                                        1997             (20)             (14)               --          (34)

                                   EQUIPMENT
                                   Equipment is stated at cost and is
                                   depreciated using the straight-line method over the estimated useful lives of the related assets, ranging from three to five years. Maintenance and repairs are charged to expense as incurred. Significant renewals and betterments are capitalized. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is reflected in operations.

                                   CAPITALIZATION OF INTEREST
                                   The Company follows the practice of
                                   capitalizing interest to real estate held for investment during the period of development, in accordance with SFAS 34, "Capitalization of Interest Cost." Interest costs capitalized during 1999 and 1998 were $1,200,000 and
                                   $320,000, respectively. No amounts were
                                   capitalized in 1997.

                                   INVESTMENT IN AND LOSSES IN EXCESS OF
                                   INVESTMENTS IN UNCOMBINED PARTNERSHIPS
                                   The Company invests in various public and private limited partnerships and in limited liability companies that are engaged in substantially the same business as the Company.

                                   Losses in excess of investments in limited partnerships represent the portion of partnership obligations that management believes the Company is responsible for as the general partner. Accordingly, the Company investments may be reduced below zero if the investee records losses which the general partner is obligated to fund. The Company does not record any losses in excess of investments when it only acts as a limited partner. The Company accounts for its investments in limited partnerships using the equity method, under which the Company initially records its investment in the limited partnerships at cost and adjusts the carrying amount of the investment to recognize its share of the income or losses of the limited partnerships after the date of acquisition. Partnership income and losses are allocated in accordance with the respective partnership agreements.

2.     SUMMARY OF SIGNIFICANT      DEFERRED REVENUES
       ACCOUNTING POLICIES         Deferred revenues represent non-refundable
       (CONTINUED)                 prepayments of rents on certain operating
                                   properties, which are recognized as revenue when earned. A substantial portion relates to one affiliated tenant who has prepaid certain ground lease rent for an extended period.

                                   INTEREST RATE SWAP
                                   An interest rate swap is used by the Company to manage interest rate sensitivity for one of its debt arrangements. The periodic net settlement for interest rate swaps is recorded as an adjustment to interest expense or capitalized if the project containing the swap is still in the development period as discussed above under Capitalization of Interest.

                                   REVENUE RECOGNITION
                                   Lease agreements with tenants are accounted for as operating leases and rental income is recognized on the straight-line method over the term of the related operating lease. Unbilled rent receivable represents the difference between rent recognized under the straight-line method and the actual cash due and is included in other assets on the accompanying combined balance sheets. Property operating cost reimbursements due from tenants for common area maintenance are recognized in the period the expenses are incurred.

                                   DEBT ISSUANCE COSTS AND DISCOUNTS
                                   Debt issuance costs and discounts related to the Company's notes payable are deferred and amortized to interest expense using the effective interest method over the term of the related notes. Debt issuance costs are included in other assets in the accompanying consolidated balance sheets.

                                   MANDATORILY-REDEEMABLE COMMON STOCK OF
                                   SUBSIDIARY
                                   In August 1997, American Spectrum Real Estate Services, Inc. (ASREI), a subsidiary of CGS, acquired all of the common stock of Spectrum Holdings, Ltd. in exchange for common shares of ASREI. These minority shareholders have the right to put their shares of ASREI at $522.500 per share or $1,045,000.

                                   INCOME TAXES
                                   Currently, the Company includes various
                                   partnerships and limited liability
                                   corporations that are not subject to Federal or significant state income tax at the entity level.

                                   The corporate entities that are subject to income tax currently account for their income taxes using the asset and liability method. Deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using currently enacted tax rates and laws. These entities have accumulated net operating losses for both Federal and State reporting purposes and pay minimal taxes. The Company has operations in California, Arizona, Texas, Missouri, South Carolina, North Carolina, Colorado, Maryland, Illinois, Indiana, Kansas, Minnesota, Nebraska, and Ohio. Consummation of the transaction may significantly impact the future utilization of net operating loss carry-forwards.

2.     SUMMARY OF SIGNIFICANT      The successor to the Company intends to
       ACCOUNTING POLICIES         qualify as a REIT beginning in 2002 for
       (CONTINUED)                 federal income tax purposes. As a REIT, the
                                   Company will not generally be liable for federal corporate income taxes. As such, uncertainty exists as to the ultimate tax asset to be realized. Management has recorded a valuation allowance against the entire net deferred tax asset to reflect this uncertainty. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income taxes on its taxable income at regular corporate tax rates.

                                   PRO FORMA BASIC AND DILUTED LOSS PER SHARE
                                   (UNAUDITED)
                                   Pro forma basic and diluted loss per share is computed by dividing the loss available to common stockholders by the number of common shares that will be received by the owners of the entities comprising the Company for their interests therein, after consummation of the Transaction. Pro forma loss per share was calculated assuming all of the Company's owners exchange their existing ownership interests for shares in the successor entity at the exchange values determined by outside valuation. The effect of owners who elect to receive operating partnership units in lieu of shares in the successor entity will not materially impact diluted loss per share.

                                   The expected number of shares to be received by the owners in each entity include the following (in thousands):

                                   CGS Real Estate Inc. & wholly owned
                                    subsidiaries                                            800

                                   McDonnell Associates LCC                                (208)

                                   Pacific Spectrum LLC                                      73

                                   Creekside/Riverside LLC                                  114

                                   CGS Properties Marketplace Columbia LP                    22

                                   Third Coast LLC                                         (170)

                                   Back Bay LLC                                              96

                                   Seventy Seven LLC                                        830
                                                                                          ------
                                                                                          1,557
                                                                                          ======

                                   Certain of the assets have negative exchange values upon which ownership interests in the successor entity arising from the Transaction are based. The owners of McDonnell Associates LLC are proportionally identical to the owners of CGS, thus the shares allocated these partners will be less as a result of their ownership in the McDonnell property. Third Coast LLC has one outside partner, who will be entitled to a portion of the shares allocated to that entity. The remaining partners will incur a reduction in their partnership units.

2.     SUMMARY OF SIGNIFICANT
       ACCOUNTING POLICIES         UNAUDITED INTERIM INFORMATION
       (CONTINUED)                 The accompanying financial information as of
                                   June 30, 2000, and for the six months ended
                                   June 30, 1999 and 2000 is unaudited. In the opinion of management, this information has been prepared on substantially the same basis as the annual combined financial statements and contains all adjustments (consisting of normal recurring accruals) necessary to present fairly the financial position and results of operations as of such date and for such periods.

                                   COMPREHENSIVE INCOME
                                   Net income as reported by the Company
                                   reflects total comprehensive income for the years ended December 31, 1998 and 1999, and the six months ended June 30, 1999 and 2000 since there are no additional transactions that would be classified as comprehensive income.

                                   SEGMENT DISCLOSURE
                                   Management believes that the Company operates in a single segment. The Company's real estate operations have similar economic and environmental conditions, business processes, types of customers (i.e., tenants), and services provided, and because resource allocation and other operating decisions made by senior management are based on evaluation of the entire portfolio.

                                   USE OF ESTIMATES
                                   The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated balance sheet. Actual results could materially differ from those estimates.

                                   In assessing impairment of real estate
                                   assets, certain estimates were used by
                                   management related to future lease income to be realized and future operating costs to be incurred. These estimates could materially differ from the actual results achieved.

                                   FAIR VALUE OF FINANCIAL INSTRUMENTS
                                   The carrying amounts for the company's cash, accounts receivable, notes receivable, accounts payable and accrued expenses and notes payable approximate fair value.

2.     SUMMARY OF SIGNIFICANT
       ACCOUNTING POLICIES         NEW ACCOUNTING PRONOUNCEMENTS
       (CONTINUED)                 On December 3, 1999, the Securities and
                                   Exchange Commission issued Staff Accounting
                                   Bulletin No. 101 ("SAB 101"), which addressed certain revenue recognition policies, including the accounting for overage rent by a lessor. SAB 101 requires overage rent to be recognized as revenue only when the tenants' sales exceed their sales threshold. The
                                   Company will adopt SAB 101 for the quarter ending December 31, 2000. Because the Company does not have a significant amount of existing leases with overage rent provisions, management does not believe that adoption of this standard will have a material effect on the Company's financial statements. In addition, SAB 101 will impact the timing in which overage rent is recognized throughout each year, but will not have a material impact on the total overage of rent recognized each full year.

                                   On June 15, 1998, the Financial Accounting
                                   Standards Board ("FASB") issued Statement of
                                   Financial Accounting Standards No. 133,
                                   Accounting for Derivative Instruments and
                                   Hedging Activities ("SFAS 133"). SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. SFAS 133 will be effective for the Company beginning with the 2001 fiscal year and may not be applied retroactively. Management does not believe that SFAS 133 will have a material impact on the combined financial statements.

3.     ACQUISITIONS                The following properties were acquired during
                                   the three year period ended December 31, 1999:

                                   (In 000's)                                            Acquisition         Purchase
                                   Property                       Description               Date               Price
                                   -----------------------------------------------------------------------------------
                                   Phoenix Van Buren              Land                    Aug. 1997           $ 1,033
                                   Beach & Lampson                Retail                  Oct. 1997             1,251
                                   Sorrento II                    Land                    Oct. 1997             3,267
                                   Parkade                        Mixed                   Nov. 1997             7,009
                                   West Florissant                Mixed                   Nov. 1997             1,208
                                   Creekside Riverside            Apartments              Nov. 1997             4,712
                                   McDonnell LLC                  Offices                 Aug. 1998            12,100
                                   Bally's                        Land                    Sept. 1998            1,109
                                   Autumn Ridge                   Apartments              May 1999              5,450
                                                                                                              -------
                                                                                                              $37,139
                                                                                                              =======

                                   Substantially all of the purchase price, except for working capital amounts, was allocated to the real estate properties.

4.      REAL ESTATE HELD FOR       Real estate held for investment consists of
        INVESTMENT                 the following (see Note 7):

                                                                                                              June 30,
                                                                                      December 31,              2000
                                   (IN 000'S)                                       1998         1999        (unaudited)
                                   ------------------------------------------------------------------------------------
                                   Income producing property:
                                   Land                                           $ 21,597     $ 23,087       $ 18,441
                                   Building and improvements                        77,232       83,220         85,592
                                   ------------------------------------------------------------------------------------
                                                                                    98,829      106,307        104,033
                                   Accumulated depreciation and amortization       (8,481)     (10,719)       (11,963)
                                   ------------------------------------------------------------------------------------
                                                                                  $ 90,348     $ 95,588       $ 92,070

                                   Included in real estate held for investment is a mixed-use commercial operating property located in Missouri, the McDonnell property, which was acquired in August 1998 and has a carrying value of $13,197,000, which secures debt totaling $14,398,000 (Note 7). As of December 31, 1999, and subsequent to that date, the property has been partially leased. The Company's management intends to lease the remainder of the property in fiscal 2000. During 1999, the Company recorded an impairment loss of $1,156,000 in accordance with SFAS No. 121 based in part on the planned sale of one building on the property; this sale was consummated in 2000 (Note 10).

                                   During 1999, the Company also recorded an impairment loss of $1,593,000 on a retail building which was acquired in February 1989, and an impairment loss of $168,000 on land which was acquired in September 1998, in accordance with SFAS No 121. The analysis of impairment was performed due to the operating performance of the properties and included independent appraisals of the properties which were based on projected cash flows of the properties.

5.      EQUIPMENT                  Equipment consists primarily of furniture and
                                   fixtures and information technology/computer equipment. Accumulated depreciation was approximately $1,423,000 and $1,761,000 at
                                   December 31, 1998 and 1999, respectively.


6.      INVESTMENTS IN
        UNCOMBINED                 The Company is a general partner and has a
        PARTNERSHIPS               fifty percent or less ownership in the
                                   following uncombined partnerships at December
                                   31, 1999:

                                                                                          General         Limited
                                                                                          Partner         Partner
                                 --------------------------------------------------------------------------------------
                                 Sierra Pacific Institutional Properties V*                  1%                0%
                                 Sierra Pacific Development Fund III*                        1                 0
                                 Sierra Pacific Development Fund II*                         1                 0
                                 Sierra Pacific Development Fund*                            1               5.96
                                 Sierra Pacific Pension Investors '84*                       1               4.91
                                 Nooney Income Fund LTD*                                     1              13.6
                                 Nooney Income Fund II*                                      1               5.83
                                 Nooney Real Property Investors Two LP*                      1               5.4
                                 Nooney Rider Trail, LLC                                     0                 1
                                 8622 Starcrest Investors LLC                                0              38.25
                                 Mariner's Place                                           9.62                0
                                 Meadow Wood Village Associates LTD LP*                      1                 0
                                 California Consultants, Limited                             1                 0
                                 --------------------------------------------------------------------------------------

                                   *Entities expected to participate in the
                                    Transaction (Note 2).

                                   The Company uses the equity method of
                                   accounting for its investments in these fifty percent or less owned partnerships. The accounting policies of the entities are substantially the same as those of the Company.

7.      DEBT                       Debt consists of the following:

                                                                                         December 31,         June 30,
                                                                                                               2000
                                   (IN 000'S)                                          1998        1999      (Unaudited)
                                   -------------------------------------------------------------------------------------
                                   Fixed rate debt payable to financial
                                      institutions, secured by real estate held
                                      for investment at an interest rate between
                                      6.5% and 12.5% due between 2001
                                      and 2015.                                      $ 17,402     $ 23,693      $ 57,231

                                   Variable Rate debt payable to financial
                                      institutions and other lenders, secured by
                                      real estate held for investment at an
                                      interest rate between 8% and 9% or based on
                                      various indexes, due between 2000 and
                                      2015.                                            79,142       87,017        56,939

                                                                                     -----------------------------------
                                                                                       96,544      110,710       114,170
                                   Discount on Debt                                     (226)        (120)          (74)
                                                                                     -----------------------------------
                                                                                     $ 96,318    $ 110,590     $ 114,096

                                   Generally, the debt is arranged on a
                                   property-specific basis and is secured by the property. Mssrs. Carden and Galardi have provided guarantees on certain borrowings and/or stock of CGS and/or its subsidiaries have been pledged as collateral.

                                   Certain of the Company's notes payable
                                   provide for various warranties, covenants and restrictions pertaining to financial and non-financial matters requiring compliance on a continuing basis. Default on any warranty, covenant or restriction could affect the lender's commitment to lend, and if not waived or corrected, could activate the maturity of any borrowings outstanding under the notes.

                                   As of December 31, 1999, management believes the Company was in compliance with financial and other covenants of its various debt agreements.

                                   Future principal payments, excluding the effect of the refinancing documented in Note 10, as of December 31, 1999 are as follows:


                                   Years ending December 31,                    Amount (IN 000'S)
                                    -------------------------------------------------------------
                                   2000                                                  $ 27,189
                                   2001                                                    14,377
                                   2002                                                       754
                                   2003                                                    28,512
                                   2004                                                       852
                                   Thereafter                                              39,026
                                    -------------------------------------------------------------
                                                                                         $110,710
                                    =============================================================

                                   The Company expects to refinance the debt that matures in 2000, except for a portion related to the McDonnell property which was listed for sale at December 31, 1999 and sold in 2000 (See Note 10).

                                   Debt obligations totaling $1,300,000 have provisions requiring the payment of a fee in the event of early repayment.

                                   The Company has a two year $12 million note from a bank that was entered into on August 14, 1998. This note had a renewal option for an additional 12-month term if the Company requested in writing 30 days prior to the maturity date. The Company exercised this renewal option and extended the maturity date to August 15, 2001.

8.      RELATED PARTY
        TRANSACTIONS               ADVANCES TO SHAREHOLDERS
                                   Advances to shareholders consist of
                                   non-interest bearing advances, due on demand.


                                   NOTES RECEIVABLE FROM AFFILIATES
                                   Notes receivable from affiliates consist of various notes secured by real estate. The notes bear interest at various rates, ranging from 8% to 12%, mature in various years through February 2015 and serve as collateral on certain notes payable (see Note 7). Certain of the notes were purchased at a discount to their notional amount. As of December 31, 1999, unamortized discounts on such notes totaled $2,518,000. Additionally, the Company has recorded an allowance for loss totaling $614,000 to fully reserve one note. As of December 31, 1999, accrued interest on notes receivable from affiliates totals $242,000.

                                   MANAGEMENT COMPANY
                                   The Company includes various property
                                   management subsidiaries which provide
                                   leasing, brokerage, and other services to affiliates and other parties. Amount paid/received for property management services to properties included in these combined financial statements are eliminated. The property management subsidiaries also perform services for various uncombined entities in which management has small interests.

 9.     COMMITMENTS AND            LEASE OBLIGATIONS AS LESSOR
        CONTINGENCIES              The Company, through ownership of various
                                   commercial and retail operating properties and ground-leased land, is a lessor under various non-cancelable operating leases.
                                   Minimum future rental income under these non-cancelable operating leases are as follows:

                                   Years ending December 31,                    Amount (IN 000'S)
                                   --------------------------------------------------------------
                                   2000                                                    $2,801
                                   2001                                                     1,784
                                   2002                                                     1,414
                                   2003                                                     1,504
                                   2004                                                     1,926
                                   --------------------------------------------------------------
                                                                                           $9,429
                                   ==============================================================

 9.     COMMITMENTS AND            The Company's lease rent income from overage
        CONTINGENCIES              or percentage rents was not material for each
        (CONTINUED)                of the periods presented. The Company has an
                                   interest in three apartment complexes. The rentals of apartment units are generally for terms of one year or less. Accordingly, the above table does not reflect minimum future rental expense for such apartment complexes.

                                   LEASE OBLIGATIONS AS LESSEE

                                   The Company is a lessee under various
                                   noncancellable operating leases for the land underlying office facilities. Minimum future rentals under these noncancellable operating leases are as follows:

                                   Years ending December 31,                   Amount (IN 000'S)
                                   ------------------------------------------------------------
                                   2000                                                   $ 629
                                   2001                                                     361
                                   2002                                                     291
                                   2003                                                     172
                                   ------------------------------------------------------------
                                                                                        $21,229

                                   EMPLOYEE OBLIGATIONS

                                   The Company is obligated under various
                                   employment agreements with key employees.
                                   Minimum future obligations under these
                                   employment agreements are as follows:

                                   Years ending December 31,                                 Amount (IN 000'S)
                                   ---------------------------------------------------------------------------
                                   2000                                                                   $729
                                   2001                                                                    729
                                   2002                                                                    565
                                   ---------------------------------------------------------------------------
                                                                                                        $2,023

                                   LITIGATION
                                   The Company is party to various lawsuits and disputes that have arisen in the normal course of business. The liability, if any arising from the unfavorable outcome of these matters, is presently unknown. In the opinion of management, the amount of ultimate liability, if any, with respect to these actions will not materially affect the financial position or results of operations of the Company.

                                   INTEREST RATE SWAP
                                   At December 31, 1999, the Company had one interest rate swap outstanding with a notional amount of $11,950,000. The interest rate swap was executed as part of a debt agreement issued in conjunction with the financing of a property owned by the Company. The swap involves the exchange of a floating rate interest payment for a fixed rate interest payment. The swap expired in August 2000, and was not renewed. As of December 31, 1999, the interest rate swap had an estimated market value of $23,000.

10.     SIGNIFICANT 2000 EVENTS
        -- SIX MONTHS ENDED        REAL ESTATE TRANSACTIONS
           JUNE 30, 2000           On February 1, 2000, the Company entered into
                                   an informal purchase and sale agreement with Sorrento II Partners, an affiliate, to sell a parcel of land. The sale price of the property was $3,500,000 and the carrying value of the land was $3,298,000 at the time of the sale.

                                   On March 17, 2000, the Company sold certain land in California to an unrelated third party. The transaction resulted in an immaterial loss.

                                   The Company sold a parking structure located in Long Beach, California in March, 2000, and recognized a gain of $1.2 million.

                                   In August 2000, the Company sold one of the buildings comprising the McDonnell property. No significant gain/loss will be recorded in the quarter ended September 30, 2000 related to this sale.

                                   DEBT REFINANCING
                                   As of December 31, 1999, the Company had approximately $31,556,000 in debt outstanding to a finance company. Subsequent to year-end, the Company refinanced this debt with a bank loan of $34,940,000. This loan matures on July 10, 2010, when the principal and remaining interest is payable.

MEADOW WOOD VILLAGE APARTMENTS, LTD., LP
Financial Statements as of December 31, 1999 and for the three years then ended Together With Auditors' Report

SELECTED HISTORICAL FINANCIAL DATA OF MEADOW WOOD VILLAGE APTS., LTD., LP

The following table sets forth certain selected historical financial data of the Partnership. The selected operating and financial position data as of and for each of the three years ended December 31, 1999 have been derived from the audited financial statements of the Partnership. The selected operating and financial position data as of June 30, 2000 and for the six months ended June 30, 2000 and 1999 have been derived from the unaudited financial statements of the Partnership. This information should be read in conjunction with the Financial Statements and Notes thereto which follow.



                                                   YEAR ENDED DECEMBER 31,          SIX MONTHS ENDED JUNE 30,
                                           ------------------------------------     -------------------------
(in thousands)                               1997           1998          1999          1999         2000
                                           -------        -------       -------       -------       -------
OPERATING DATA:

REVENUES:

Rental and reimbursement income            $ 1,863        $ 2,039       $ 2,194       $ 1,087       $ 1,132

Interest and other income                       86             20            18             9            16
                                           -------        -------       -------       -------       -------

Total revenues                               1,949          2,059         2,212         1,096         1,148
                                           =======        =======       =======       =======       =======

EXPENSES:

Property operating                             731            757           764           307           385


Real estate and other taxes                    120            120           120           114           107

Depreciation and amortization                  260            332           376           165           171

Interest expense                               731            715           672           328           386
                                           -------        -------       -------       -------       -------

Total expenses                               1,842          1,924         1,932           914         1,049
                                           =======        =======       =======       =======       =======

Net income before extraordinary item           107            135           280           182            99

  Extraordinary item - loss on
        extinguishment of debt                 (71)            --            --            --            --
                                           -------        -------       -------       -------       -------

Net income                                 $    36        $   135       $   280       $   182       $    99
                                           =======        =======       =======       =======       =======

                                                                     DECEMBER 31,                              JUNE 30,
                                                                     ------------                              --------
                                                      1997               1998             1999            1999           2000
                                                      ----               ----             ----            ----           ----
OTHER DATA:
Ratio of earnings to fixed charges (1)                   1.05             1.19             1.42            1.55            1.26
Cash distributions                                        195              240              260               0               0
Total properties owned at end of period                     1                1                1               1               1
BALANCE SHEET DATA:
Cash and cash equivalents                                 255              191              140             171              97
Real estate held for investment, net                    7,946            7,766            7,520           7,638           7,237
Accounts receivable, net                                    5               57              402             185             524
Other assets                                              680              652              629             690             810
Total assets, at book value                             8,886            8,666            8,691           8,684           8,668
Total assets, at valued assigned for the
consolidation                                                                                                            20,844
Total liabilities                                      11,311           11,196           11,200          11,151          11,208
Total deficit                                         (2,425)          (2,530)          (2,509)         (2,467)         (2,540)
CASH FLOW DATA:
Increase (decrease) in cash and
equivalents, net                                          182             (64)             (52)            (20)            (42)
Cash provided by operating activities                     735              420              370             160             179

1) For purposes of determining the ratio of earnings to fixed charges, earnings consist of earnings before extraordinary items, income taxes and fixed charges. Fixed charges consist of interest on indebtedness, the amortization of debt issuance costs and that portion of operating rental expense representing interest.

                    Report of Independent Public Accountants


To the Partners of Meadow Wood Village Apartments, Ltd., LP:

We have audited the accompanying balance sheets of Meadow Wood Village Apartments, Ltd., LP as of December 31, 1998 and 1999, and the related statements of operations, partners' capital (deficit) and cash flows for the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Meadow Wood Village Apartments, Ltd., LP as of December 31, 1998 and 1999, and the results of its operations and its cash flows for the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.




/s/ARTHUR ANDERSEN LLP

Orange County, California
July 26, 2000

MEADOW WOOD VILLAGE APARTMENTS, LTD., LP

BALANCE SHEETS

                                                                           December 31,       December 31,       June 30,
      (In 000's)                                                               1998               1999             2000
                                                                           ------------       ------------      ----------
                                                                                                                (Unaudited)
ASSETS

      Real estate held for investment                                        $  7,766          $  7,520          $  7,237
      Cash                                                                        191               139                97
      Accounts receivable, net of allowance for doubtful accounts of
           $10, $14, and $32, as of December 31, 1998, 1999, and
           June 30, 2000, respectively                                             37                 9                36
      Accounts receivable from affiliates                                          20               394               488
      Other assets, net                                                           652               629               810
                                                                             --------          --------          --------
                        Total assets                                         $  8,666          $  8,691          $  8,668
                                                                             ========          ========          ========

LIABILITIES AND PARTNERS' CAPITAL (DEFICIT)

LIABILITIES
      Accounts payable and accrued expenses                                  $    145               195          $    284
      Deferred revenue                                                              1                11                21
      Notes payable                                                            11,050            10,930            10,840
      Notes payable to affiliates                                                  --                65                63
                                                                             --------          --------          --------
                        Total liabilities                                      11,196            11,201            11,208
                                                                             --------          --------          --------

COMMITMENTS AND CONTINGENCIES

PARTNERS' CAPITAL (DEFICIT)
      Capital                                                                     135               135               135
      Accumulated deficit                                                      (2,665)           (2,645)           (2,675)
                                                                             --------          --------          --------
                        Total partners' capital (deficit)                      (2,530)           (2,510)           (2,540)
                                                                             --------          --------          --------
                        Total liabilities and partners' capital
                        (deficit)                                            $  8,666          $  8,691          $  8,668
                                                                             ========          ========          ========

       The accompanying notes are an integral part of these balance sheets

MEADOW WOOD VILLAGE APARTMENTS, LTD., LP
STATEMENTS OF OPERATIONS

                                                                                                       Six Months Ended
                                                              Year Ended December 31,                      June 30,
                                                      --------------------------------------      --------------------------
      (In 000's)                                        1997            1998           1999           1999           2000
                                                      -------          ------         ------      -----------    -----------
                                                                                                  (Unaudited)    (Unaudited)
REVENUES
      Rental income                                   $ 1,863          $2,039         $2,194         $1,087         $1,132
      Other income                                         86              20             18              9             16
                                                      -------          ------         ------         ------         ------
              Total revenues                            1,949           2,059          2,212          1,096          1,148
                                                      -------          ------         ------         ------         ------

COSTS AND EXPENSES
      Property operating                                  342             351            341            166            178
      Depreciation and amortization                       260             332            376            165            171
      Real estate taxes                                   120             120            120             60             61
      Management fees to affiliate                         95             105            105             53             46
      Repairs and maintenance                             168             164            184             82            164
      Other                                               126             137            134             60             43
                                                      -------          ------         ------         ------         ------
              Total costs and expenses                  1,111           1,209          1,260            586            663
                                                      -------          ------         ------         ------         ------

OTHER EXPENSE
      Interest expense                                    731             715            672            328            386
                                                      -------          ------         ------         ------         ------
              Net income before extraordinary
                  item                                    107             135            280            182             99
      Extraordinary item - loss on
                   extinguishment  of debt                (71)           --             --             --             --
                                                      -------          ------         ------         ------         ------
              Net income                              $    36          $  135         $  280         $  182         $   99
                                                      =======          ======         ======         ======         ======


    The accompanying notes are an integral part of these financial statements

MEADOW WOOD VILLAGE APARTMENTS, LTD., LP
STATEMENTS OF CASH FLOWS

                                                                                                               Six Months Ended
                                                                                 Year Ended                        June 30,
                                                                                 December 31,                    (Unaudited)
                                                                     ---------------------------------        ------------------
      (In 000's)                                                       1997          1998        1999         1999         2000
                                                                     -------        -----        -----        -----        -----
CASH FLOWS FROM OPERATING ACTIVITIES:
      Net income                                                     $    36        $ 135        $ 280        $ 182        $  99
      Adjustments to reconcile net income to net cash provided
                 by (used in) operating activities:
        Depreciation and amortization                                    260          332          376          165          170
        Changes in assets and liabilities:
          Decrease (increase) in accounts receivable, net                 32          (31)          28           (4)         (28)
          Decrease (increase) in accounts receivable from
            affiliates                                                    --          (20)        (374)        (124)         (94)
          Decrease (increase) in other assets, net                       353           (1)        --            (75)         (67)
          Decrease (increase) in deferred revenue                          4           (7)          10            2           10
          Increase (decrease) in accounts payable and
                  accrued expenses                                        50           12           50           14           89
                                                                     -------        -----        -----        -----        -----
          Net cash provided by (used in) operating activities            735          420          370          160          179
                                                                     -------        -----        -----        -----        -----

CASH FLOWS FROM INVESTING ACTIVITIES:
      Expenditures for tenant improvements                              (222)        (124)        (108)        --             (1)
                                                                     -------        -----        -----        -----        -----

CASH FLOWS FROM FINANCING ACTIVITIES:
      Borrowings (repayments) of notes payable, net                       30         (120)        (120)         (60)         (90)
      Partner contributions (distributions), net                        (361)        (240)        (258)        (120)        (130)
      Increase in notes payable to affiliates                           --           --             64         --           --
                                                                     -------        -----        -----        -----        -----
          Net cash (used in) financing activities                       (331)        (360)        (314)        (180)        (220)
                                                                     -------        -----        -----        -----        -----
          Increase (decrease) in cash                                    182          (64)         (52)         (20)         (42)
          Cash, beginning of period                                       73          255          191          191          139
                                                                     -------        -----        -----        -----        -----
          Cash, end of period                                        $   255        $ 191        $ 139        $ 171        $  97
                                                                     =======        =====        =====        =====        =====

SUPPLEMENTAL DISCLOSURES:
      Cash paid for interest                                         $ 1,127        $ 715        $ 672        $ 316        $ 372
                                                                     =======        =====        =====        =====        =====


    The accompanying notes are an integral part of these financial statements

MEADOW WOOD VILLAGE APARTMENTS, LTD., LP
STATEMENTS OF PARTNERS' CAPITAL (DEFICIT)

(In 000's)                                Partners'      Accumulated
                                           Capital         Deficit           Total
                                          ---------      -----------        -------
Balance, December 31, 1996                 $   135         $(2,235)         $(2,100)

Net income                                      --              36               36
Distributions, net                              --            (361)            (361)

                                           -------         -------          -------
Balance, December 31, 1997                     135          (2,560)          (2,425)

Net income                                      --             135              135
Distributions, net                              --            (240)            (240)

                                           -------         -------          -------
Balance, December 31, 1998                     135          (2,665)          (2,530)

Net income                                      --             280              280
Distributions, net                              --            (260)            (260)

                                           -------         -------          -------
Balance, December 31, 1999                     135          (2,645)          (2,510)

Net income (unaudited)                          --              99               99
Distributions, net (unaudited)                  --            (129)            (129)

                                           -------         -------          -------
Balance, June 30, 2000 (unaudited)         $   135         $(2,675)         $(2,540)
                                           =======         =======          =======



    The accompanying notes are an integral part of these financial statements

                     MEADOW WOOD VILLAGE APARTMENTS LTD., LP
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1999


1       ORGANIZATION
                                   NATURE OF BUSINESS
                                   Meadow Wood Village Apartments Ltd., LP ("the Partnership") is a California limited partnership that owns an apartment complex located in Long Beach, California. The general partner is CGS Real Estate Company, Inc. ("CGS"), which has 1% of the ownership interest. Limited partnership interests include a 43% interest held by Mr. William J. Carden, a 50% owner of the general partner, and a 56% interest held by various unrelated parties. Profits and losses are allocated to the partners in proportion to each partners' percentage interest. Management fees are paid for property management to an entity that is affiliated with the general partner (Note 5).

                                   This property owned by the Partnership has been identified as a potential additional property to include in a consolidation transaction ("the Transaction") with other entities, certain of which share common ownership with the general partner. Subsequent to the Transaction, the successor company intends to qualify as a real estate investment trust (REIT) for federal income tax purposes beginning in 2002.


2       SUMMARY OF SIGNIFICANT
        ACCOUNTING                 REAL ESTATE HELD FOR INVESTMENT
        POLICIES                   Real estate held for investment is carried at
                                   cost net of impairment losses, determined based on estimated future cash flows.
                                   Economic, market, environmental and political conditions may affect management's development, investment and/or marketing plans. In addition, the implementation of such development, investment and/or marketing plans could be affected by the availability of future financing for investment and development activities. Accordingly, the ultimate fair values of the Partnership's real estate are dependent upon future economic and market conditions, the availability of financing, and the resolution of political, geographical, environmental, and other related issues.

                                   Real estate held for investment is
                                   depreciated using the straight-line method over the estimated useful lives of the related assets, ranging from five to forty years. Land is not depreciated.

2       SUMMARY OF SIGNIFICANT     EVALUATION OF IMPAIRMENT
        ACCOUNTING                 In 1995, the Financial Accounting Standards
        POLICIES                   Board issued Statement of Financial
        (CONTINUED)                Accounting Standards No. 121, Accounting for
                                   Impairment of Long-lived Assets to be
                                   Disposed of ("SFAS 121"). SFAS 121 requires that long-lived assets and certain identifiable intangibles to be held and used be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable based on the estimated future cash flows (undiscounted and without interest charges). SFAS 121 also requires that long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less costs to sell. Long-lived assets, including real estate held for investment that are expected to be held and used in operations are to be carried at the lower of cost or, if impaired, the fair value of the asset. Long-lived assets to be disposed of should be reported at the lower of carrying amount or fair value less cost to sell. A review for impairment loss is triggered if the sum of expected future cash flows
                                   (undiscounted and without interest charges) is less than the carrying amount of the asset. Assumptions and estimates used to calculate fair value in determining the amount of any impairment loss include estimated occupancy, lease revenue, costs to enter into leases with tenants, and property operation costs. The calculation of an impairment loss is based on estimated future cash flows, including appropriate return and interest. The estimates to determine an impairment adjustment can change in the near term as economic conditions fluctuate.

                                   ALLOWANCE FOR CREDIT LOSSES
                                   A provision for credit losses is recorded based on management's judgment of tenant creditworthiness. The activity in the allowance for credit losses during 1999, 1998 and 1997 was as follows:

                                   (IN 000'S)
                                                       Balance at
                                    Years Ending      Beginning of    Provision for       Accounts      Balance at
                                    December 31,          Year        Credit Losses     Written Off     End of Year
                                    -------------------------------------------------------------------------------
                                         1999            $(10)             $(4)              --           $ (14)
                                         1998              (4)              (6)              --             (10)
                                         1997              --               (4)              --              (4)

2      SUMMARY OF SIGNIFICANT     DEFERRED REVENUES
       ACCOUNTING                 Deferred revenues represent non-refundable
       POLICIES                   prepayments of rents on certain
       (CONTINUED)                operating properties, which are recognized as
                                  revenue when earned.

                                  REVENUE RECOGNITION
                                  Lease agreements with tenants are accounted for as operating leases and rental income is recognized over the term of the related operating lease. The Partnership's properties are leased under lease agreements whose terms do not typically exceed one year.


                                  DEBT ISSUANCE COSTS
                                  Debt issuance costs related to the
                                  Partnership's notes payable are deferred and amortized to interest expense using the effective interest method over the term of the related notes. Debt issuance costs are included in other assets in the accompanying consolidated balance sheets.

                                  INCOME TAXES
                                  Currently, the Partnership is a limited
                                  liability partnership that is not subject to Federal or significant state income tax. Income taxes are the responsibility of the individual partners.

                                  UNAUDITED INTERIM INFORMATION
                                  The accompanying financial information as of June 30, 2000 and for the six months ended June 30, 1999 and 2000 is unaudited. In the opinion of management, this information has been prepared on substantially the same basis as the annual financial statements and contains all adjustments (consisting of normal recurring accruals) necessary to present fairly the financial position and results of operations as of such date and for such periods.

                                  COMPREHENSIVE INCOME
                                  Net income as reported by the Partnership reflects total comprehensive income for the years ended December 31, 1998 and 1999, and the six months ended June 30, 1999 and 2000 since there are no transactions that would be classified as comprehensive income.

2      SUMMARY OF SIGNIFICANT     USE OF ESTIMATES
       ACCOUNTING
       POLICIES                   The preparation of financial statements in
       (CONTINUED)                conformity with generally accepted accounting
                                  principles requires management to make
                                  estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet.
                                  Actual results could materially differ from those estimates.

                                  In assessing impairment of real estate assets, certain estimates were used by management related to future lease income to be realized and future operating costs to be incurred. These estimates could materially differ from the actual results achieved.

                                  FAIR VALUE OF FINANCIAL INSTRUMENTS

                                  The carrying amounts for the Company's cash, accounts receivable, accounts payable, accrued expenses and notes payable approximate fair value.


3       REAL ESTATE               Real estate held for investment consists of
        HELD FOR                  the following:
        INVESTMENT

                                                                                       December 31,             June 30,
                                                                                 ------------------------         2000
                                 (IN 000'S)                                        1998            1999        (Unaudited)
                                 -----------------------------------------------------------------------------------------
                                 Income producing property:
                                 Land                                            $  2,300        $  2,300           2,300
                                 Building and improvements                          8,237           8,344           8,288
                                 ----------------------------------------------------------------------------------------
                                                                                 $ 10,537        $ 10,644        $ 10,588
                                 Accumulated depreciation and amortization         (2,771)         (3,124)         (3,351)
                                 ----------------------------------------------------------------------------------------
                                                                                 $  7,766        $  7,520        $  7,237
                                 ========================================================================================

4       NOTES PAYABLE             Notes payable consist of:

                                                                                         December 31,             June 30,
                                                                                                                    2000
                                   (IN 000'S)                                          1998        1999         (Unaudited)
                                   ----------------------------------------------------------------------------------------
                                   Debt payable to a municipality, secured by real
                                      estate held for investment at an interest
                                      rate of Libor +-3/4%; (5.96%, 7.26%, and
                                      7.41%, as of December 31, 1998 and
                                      1999, and June 30, 2000, due 2003.              $11,050     $10,930         $10,840
                                   ----------------------------------------------------------------------------------------
                                                                                      $11,050     $10,930         $10,840
                                   ========================================================================================

                                   Minimum future principal payments over the remaining terms of the notes payable as of December 31, 1999 are as follows:

                                  Years ending December 31,    Amount (IN 000'S)
                                  ----------------------------------------------
                                  2000                                  $    160
                                  2001                                       180
                                  2002                                       180
                                  2003                                       180
                                  2004                                    10,230
                                  ----------------------------------------------
                                                                        $ 10,930
                                  ==============================================


5   RELATED PARTY                 MANAGEMENT COMPANY
    TRANSACTIONS                  The Partnership pays property management fees
                                  to an entity affiliated with the general partner for providing leasing, brokerage, and other services.

6   COMMITMENTS AND               LITIGATION
    CONTINGENCIES                 The Partnership is party to various lawsuits
                                  and disputes that have arisen in the normal course of business. The liability, if any arising from the unfavorable outcome of these matters, is presently unknown. In the opinion of management, the amount of ultimate liability, if any, with respect to these actions will not materially affect the financial position of the Partnership.

NOONEY RIDER TRAIL, LLC
Financial Statements as of December 31, 1999 and 1998 and for the three years then ended Together With Auditors' Report

SELECTED HISTORICAL COMBINED FINANCIAL DATA OF NOONEY RIDER TRAIL, LLC

The following table sets forth certain selected historical financial data of the Company. The selected operating and financial position data as of and for each of the three years ended December 31, 1999 have been derived from the audited financial statements of the Company. The selected operating and financial position data as of June 30, 2000 and for the six months ended June 30, 2000 and 1999 have been derived from the unaudited financial statements of the Company. This information should be read in conjunction with the Financial Statements and Notes thereto which follow.


(in thousands)                                     YEAR ENDED DECEMBER 31,                   SIX MONTHS ENDED JUNE 30,
                                                   -----------------------                   -------------------------
                                             1997            1998            1999             1999               2000
                                             ----            ----            ----             ----               ----
OPERATING DATA:

REVENUES:

Rental and reimbursement income              $585            $594            $561             $261               $299

Interest and other income                       1               3              10                2                  5
                                             ----            ----            ----             ----               ----
Total revenues.....................           586             597             571              263                304
                                             ====            ====            ====             ====               ====
EXPENSES:

Property operating                             98             101             100               42                 14

Real estate and other taxes                    84              90              99               56                 72

Depreciation and amortization                  62              70              74               40                 38

Interest expense...................           423             413             395              188                199
                                             ----            ----            ----             ----               ----
Total expenses.....................           667             674             668              326                323
                                             ====            ====            ====             ====               ====
Net loss...........................          $(81)           $(77)           $(97)            $(63)              $(19)
                                             ====            ====            ====             ====               ====

                                                                       DECEMBER 31,                              JUNE 30,
                                                                       ------------                              --------
                                                        1997             1998             1999            1999           2000
                                                        ----             ----             ----            ----           ----
OTHER DATA:
Deficiency of earnings to cover fixed
  charges (1)                                              81               77               97              63             19

Total properties owned at end of period                     1                1                1               1              1

BALANCE SHEET DATA:

Cash and cash equivalents                                 $46              $30              $21              $6            $11

Real estate held for investment, net                    1,533            1,526            1,474           1,492          1,444

Accounts receivable, net                                   56               43              134              96            190

Other assets                                               44               31               54              62             47

Total assets, at book value                             1,679            1,630            1,683           1,656          1,692

Total assets, at value assigned for the                                                                                  3,545
  consolidation

Total liabilities                                       4,807            4,835            4,985           4,924          5,013

Total deficit                                          (3,128)          (3,205)          (3,302)         (3,268)        (3,321)


CASH FLOW DATA:

Decrease in cash and equivalents, net                     (41)             (16)              (9)            (24)           (10)

Cash provided by operating activities                      84               78               42              18            332

1) For purposes of determining the ratio of earnings to fixed charges, earnings consist of earning before extraordinary items, income taxes and fixed charges. Fixed charges consist of interest on indebtedness, the amortization of debt issuance costs and that portion of operating rental expense representing interest. Deficiency of earnings to cover fixed charges is the amount of earnings that would be required to achieve a ratio of earnings to fixed charges of 1.0.

Report of Independent Public Accountants


To the Members of Nooney Rider Trail, LLC:

We have audited the accompanying balance sheets of Nooney Rider Trail, LLC as of December 31, 1998 and 1999, and the related statements of operations, members' equity and cash flows for the each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nooney Rider Trail, LLC as of December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.



/s/ARTHUR ANDERSEN LLP

Orange County, California
July 26, 2000

NOONEY RIDER TRAIL, LLC
BALANCE SHEETS

                                                                                    (Unaudited)
                                                                    December 31,     June 30,
                                                                  ---------------   -----------

      (In 000's)                                                  1998       1999       2000
                                                                  ----       ----       ----
ASSETS
      Real estate held for investment                           $ 1,526    $ 1,474    $ 1,444
      Cash                                                           30         21         11
      Accounts receivable                                            43         63         90
      Accounts receivable from affiliates                            --         71        100
      Other assets, net                                              31         54         47
                                                                -------    -------    -------
                                 Total assets                   $ 1,630    $ 1,683    $ 1,692
                                                                =======    =======    =======

LIABILITIES AND EQUITY (DEFICIT)

LIABILITIES
      Accounts payable and accrued expenses                     $   676    $   796    $   867
      Accounts payable to affiliates                                 31         67        331
      Notes payable                                               4,128      4,051      3,709
      Notes payable to affiliates                                    --         71        106
                                                                -------    -------    -------
                                 Total liabilities                4,835      4,985      5,013
                                                                -------    -------    -------

COMMITMENTS AND CONTINGENCIES

EQUITY (DEFICIT)
      Members' equity                                               601        601        601
      Accumulated deficit                                        (3,806)    (3,903)    (3,922)
                                                                -------    -------    -------
                                 Total equity (deficit)          (3,205)    (3,302)    (3,321)
                                                                -------    -------    -------
                                 Total liabilities and equity
                                 (deficit)                      $ 1,630    $ 1,683    $ 1,692
                                                                =======    =======    =======

       The accompanying notes are an integral part of these balance sheets

NOONEY RIDER TRAIL
STATEMENTS OF OPERATIONS

                                                                                                   Six Months Ended
                                                           Year Ended December 31,                     June 30,
                                                           -----------------------                     --------
      (In 000's)                                       1997          1998          1999           1999           2000
                                                       ----          ----          ----           ----           ----
                                                                                            (Unaudited)     (Unaudited)
REVENUES
      Rental income                                     $547          $541          $505           $261            $299
      Tenant reimbursements                               38            53            56              -               -
      Other income                                         1             3            10              2               5
                                                     -------       -------       -------        -------        --------
              Total revenues                             586           597           571            263             304
                                                     -------       -------       -------        -------        --------

COSTS AND EXPENSES
      Property operating                                  34            30            29             19              19
      Depreciation and amortization                       62            70            74             40              38
      Real estate taxes                                   84            90            99             56              72
      Management fees to affiliate                         2            32            28              3               4
      Repairs and maintenance                             23            20            27             16               7
      Other                                               39            19            16              4            (16)
                                                     -------       -------       -------        -------        --------
              Total costs and expenses                   244           261           273            138             124
                                                     -------       -------       -------        -------        --------

OTHER EXPENSE
      Interest expense                                   423           413           395            188             199

                                                     -------       -------       -------        -------        --------
              Net loss                                  $(81)         $(77)         $(97)          $(63)           $(19)
                                                     =======       =======       =======        =======        ========


    The accompanying notes are an integral part of these financial statements

NOONEY RIDER TRAIL
STATEMENTS OF CASH FLOWS

                                                                                                    Six Months Ended
                                                                    Year Ended December 31,             June 30,
                                                                    -----------------------             --------
      (In 000's)                                                1997        1998        1999        1999        2000
                                                                ----        ----        ----        ----        ----
                                                                                                (Unaudited)  (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
      Net loss                                                 $ (81)      $ (77)      $ (97)      $ (63)      $ (19)
      Adjustments to reconcile net loss to net cash
          provided by operating activities:
        Depreciation and amortization                             62          70          74          40          38
        Changes in assets and liabilities:
          Decrease (increase) in accounts receivable, net        (14)         --         (19)          9         (27)
          Decrease (increase) in other non-current assets         --          (3)        (36)         (5)          2
          (Decrease) in deferred revenue                          --         (28)         --         (32)         (4)
          Increase in accounts payable,
              accrued expenses and others                        117         116         120          69         342
                                                               -----       -----       -----       -----       -----
          Net cash provided by operating activities               84          78          42          18         332
                                                               -----       -----       -----       -----       -----

CASH FLOWS FROM INVESTING ACTIVITIES
      Additions to rental property and improvements              (41)        (48)         (9)         --          --
                                                               -----       -----       -----       -----       -----

CASH FLOWS FROM FINANCING ACTIVITIES
      Decrease (increase) in accounts receivable from
          Affiliates                                              --          13         (71)
      Repayments on notes payable                                (84)        (91)        (77)        (42)       (342)
      Borrowings on notes payable to affiliates, net              --          --          71
      Increase in accounts payable to affiliates                  --          32          35
                                                               -----       -----       -----       -----       -----
          Net cash used in financing activities                  (84)        (46)        (42)        (42)       (342)

                                                               -----       -----       -----       -----       -----
          Decrease in cash                                       (41)        (16)         (9)        (24)        (10)
          Cash, beginning of period                               87          46          30          30          21
                                                               -----       -----       -----       -----       -----
          Cash, end of period                                  $  46       $  30       $  21       $   6       $  11
                                                               =====       =====       =====       =====       =====

SUPPLEMENTAL DISCLOSURES:
          Cash paid for interest                               $ 357       $ 356       $ 300       $ 133       $ 189
                                                               =====       =====       =====       =====       =====

    The accompanying notes are an integral part of these financial statements

NOONEY RIDER TRAIL, LLC
STATEMENTS OF MEMBERS' EQUITY

(In 000's)                              Members'   Accumulated
                                        Equity       Deficit        Total
                                        ------       -------        -----
Balance, December 31, 1996              $   601      $(3,648)      $(3,047)

Net loss                                     --          (81)          (81)

                                        -------      -------       -------
Balance, December 31, 1997                  601       (3,729)       (3,128)

Net loss                                     --          (77)          (77)

                                        -------      -------       -------
Balance, December 31, 1998                  601       (3,806)       (3,205)

Net loss                                     --          (97)          (97)

                                        -------      -------       -------
Balance, December 31, 1999                  601       (3,903)       (3,302)

Net loss (unaudited)                         --          (19)          (19)

                                        -------      -------       -------
Balance, June 30, 2000 (unaudited)      $   601      $(3,922)      $(3,321)
                                        =======      =======       =======


    The accompanying notes are an integral part of these financial statements

                             NOONEY RIDER TRAIL, LLC
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1999


1       ORGANIZATION               NATURE OF BUSINESS

                                   Nooney Rider Trail, LLC, ("the Company") is a Missouri limited liability corporation that owns a retail center located in Earth City, Missouri. The general partner, CGS Real Estate Company, Inc., has a 10% ownership interest. This property has been identified as a potential additional property to include in a consolidation transaction ("the Transaction") with other entities, certain of which share common ownership with the general partner. Subsequent to the Transaction, the successor company intends to qualify as a real estate investment trust (REIT) for federal income tax purposes beginning in 2002.

2       SUMMARY OF SIGNIFICANT     REAL ESTATE HELD FOR INVESTMENT
        ACCOUNTING
        POLICIES                   Real estate held for investment is carried at
                                   cost net of impairment losses, determined based on estimated future cash flows.
                                   Economic, market, environmental and political conditions may affect management's development, investment and/or marketing plans. In addition, the implementation of such development, investment and/or marketing plans could be affected by the availability of future financing for investment and development activities. Accordingly, the ultimate fair values of the Company's real estate are dependent upon future economic and market conditions, the availability of financing, and the resolution of political, geographical, environmental, and other related issues. Real estate held for investment is depreciated using the straight-line method over the estimated useful lives of the related assets, ranging from five to forty years.

                                   FAIR VALUE OF FINANCIAL INSTRUMENTS

                                   The carrying amounts for the Company's cash, accounts receivable, accounts payable, accrued expenses and notes payables approximate fair value.

2      SUMMARY OF SIGNIFICANT      EVALUATION OF IMPAIRMENT
       ACCOUNTING
       POLICIES (CONTINUED)        In 1995, the Financial Accounting Standards
                                   Board issued Statement of Financial
                                   Accounting Standards No. 121, Accounting for
                                   Impairment of Long-lived Assets to be
                                   Disposed of ("SFAS 121"). SFAS 121 requires that long-lived assets and certain identifiable intangibles to be held and used be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable based on the estimated future cash flows (undiscounted and without interest charges). SFAS 121 also requires that long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less costs to sell.

                                   Long-lived assets, including real estate held for investment that are expected to be held and used in operations are to be carried at the lower of cost or, if impaired, the fair value of the asset. Long-lived assets to be disposed of should be reported at the lower of carrying amount or fair value less cost to sell. A review for impairment loss is triggered if the sum of expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset. Assumptions and estimates used to calculate fair value in determining the amount of any impairment loss include, amongst others, estimated occupancy, lease revenue, costs to enter into leases with tenants, and property operation costs. The calculation of an impairment loss is based on estimated future cash flows, including appropriate return and interest. The estimates to determine an impairment adjustment can change in the near term as economic conditions fluctuate.

                                   REVENUE RECOGNITION

                                   Lease agreements with tenants are accounted for as operating leases and rental income is recognized on the straight-line method over the term of the related operating lease. Unbilled rent receivable represents the difference between rent recognized under the straight-line method and actual cash due and is recorded in accounts receivable on the accompanying balance sheet. Property operating cost reimbursements due from tenants for common area maintenance are recognized in the period the expenses are incurred.

                                   INCOME TAXES

                                   Currently, the Company is a limited liability corporation that is not subject to Federal or most state income taxes. Income taxes are generally the responsibility of the individual partners.

2      SUMMARY OF SIGNIFICANT      UNAUDITED INTERIM INFORMATION
       ACCOUNTING                  The accompanying financial information as of
       POLICIES (CONTINUED)        June 30, 2000 and for the six months ended
                                   June 30, 1999 and 2000 is unaudited. In the opinion of management, this information has been prepared on substantially the same basis as the annual consolidated financial statements and contains all adjustments
                                   (consisting of normal recurring accruals) necessary to present fairly the financial position and results of operations as of such date and for such periods.

                                   COMPREHENSIVE INCOME
                                   Net income as reported by the Company
                                   reflects total comprehensive income for the years ended December 31, 1998 and 1999, and the six months ended June 30, 1999 and 2000 since there are no transactions that would be classified as comprehensive income.

                                   USE OF ESTIMATES
                                   The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated balance sheet. Actual results could materially differ from those estimates.

                                   In assessing impairment of real estate
                                   assets, certain estimates were used by
                                   management related to future lease income to be realized and future operating costs to be incurred. These estimates could materially differ from the actual results achieved.

                                   NEW ACCOUNTING PRONOUNCEMENTS
                                   On December 3, 1999, the Securities and
                                   Exchange Commission issued Staff Accounting
                                   Bulletin No. 101 ("SAB 101"), which addressed certain revenue recognition policies, including the accounting for overage rent by a landlord. SAB 101 requires overage rent to be recognized as a revenue only when the tenants' sales exceed their sales threshold. The Company will adopt SAB 101 for the quarter ending December 31, 2000. Because the Company does not have a significant amount of existing leases with overage rent provisions, management does not believe that adoption of this standard will have material effect on the Company's financial statements. In addition, SAB 101 will impact the timing in which overage rent is recognized throughout each year, but will not have a material impact on the total overage of rent recognized each full year.

3       REAL ESTATE                Real estate held for investment consists of
        HELD FOR                   the following (see Note 4):
        INVESTMENT

                                                                                         December 31,          June 30,
                                                                                         ------------          --------
                                                                                                                 2000
                                 (IN 000'S)                                            1998        1999       (Unaudited)
                                 ----------                                            ----        ----       -----------
                                 Income producing property:
                                 Land                                                  $390        $390              $390
                                                                                       ----        ----              ----
                                 Building and improvements                            2,047       2,057             2,057
                                                                                      -----       -----             -----
                                                                                     $2,437      $2,447            $2,447
                                 Accumulated depreciation and amortization             (911)       (973)           (1,003)
                                                                                      -----       -----             -----
                                                                                     $1,526      $1,474            $1,444
                                                                                     ======      ======            ======

4       NOTES PAYABLE              Notes payable consist of:

                                                                                       December 31,          June 30,
                                                                                                               2000
                                 (IN 000'S)                                          1998        1999       (Unaudited)
                                 ----------                                          ----        ----       -----------
                                   Debt payable to a financial institution,
                                      secured by real estate held for
                                      investment at an interest rate of prime
                                      +3/4%; (8.50%, 9.25%, and 9.75% as of
                                      December 31, 1998 and 1999, and March
                                      31, 2000), principal due in May 2000.         $3,748       $3,671           $3,329

                                   Various unsecured debt bearing interest at
                                      15% per annum, due in 2000                       380          380              380
                                                                                    ------       ------           ------
                                                                                    $4,128       $4,051           $3,709
                                                                                    ======       ======           ======

5       RELATED PARTY              MANAGEMENT COMPANY
        TRANSACTIONS               The Company pays property management fees to
                                   an entity affiliated with the general partner for providing leasing, brokerage, and other services to affiliates and other parties.

6.      COMMITMENTS                LEASE COMMITMENTS AS LESSOR
        AND                        The Company is a lessor under various non-
        CONTINGENCIES              cancelable operating leases. Minimum future
                                   rentals under these non-cancelable operating leases as of December 31, 1999 are as follows:

                                   Years ending December 31,             Amount (IN 000'S)
                                   -------------------------             -----------------
                                   2000                                               $543
                                   2001                                                519
                                   2002                                                181
                                   2003                                                 86
                                   2004                                                 82
                                                                                    ------
                                                                                    $1,411
                                                                                    ======


                                   LITIGATION
                                   The Company is party to various lawsuits and disputes that have arisen in the normal course of business. The liability, if any arising from the unfavorable outcome of these matters, is presently unknown. In the opinion of management, the amount of ultimate liability, if any, with respect to these actions will not materially affect the financial position of the Company.

7.      2000 EVENTS (UNAUDITED)    2000 EVENTS
                                   The company modified their debt agreement to extend the maturity date through April 30, 2002.

NOONEY HAZELWOOD ASSOCIATES, L.P.
Financial Statements as of December 31, 1999 and for the three years then ended Together With Auditors' Report

A. SELECTED HISTORICAL FINANCIAL DATA OF NOONEY-HAZELWOOD ASSOCIATES, L.P. AND INVESTEE
The following table sets forth certain selected historical financial data of the Partnership. The selected operating and financial position data as of and for each of the five years ended December 31, 1999 have been derived from the audited financial statements of the Partnership. The selected operating and financial position data as of June 30, 2000 and for the six months ended June 30, 2000 and 1999 have been derived from the unaudited financial statements of the Partnership. This information should be read in conjunction with the Financial Statements and Notes thereto which follow.

(In thousands)
                                                          YEAR ENDED DECEMBER 31,                 SIX MONTHS ENDED JUNE 30,
                                                          -----------------------                 -------------------------
                                            1995       1996        1997       1998       1999        1999         2000
                                            ----       ----        ----       ----       ----        ----         ----
OPERATING DATA:

REVENUES:

Rental and reimbursement income....        $2,368     $2,468      $2,461     $2,445     $2,402      $1,194       $1,291

Interest and other income..........            24         18          10          6         11           5            8
                                            -----      -----       -----      -----      -----       -----        -----
Total revenues.....................         2,392      2,486       2,471      2,451      2,413       1,199        1,299
                                            =====      =====       =====      =====      =====       =====        =====

EXPENSES:

Property operating.................           844        905       1,065        977      1,031         519          509

Management and advisory fees.......           131        133         135        134        132          66           71

Real estate and other taxes........           136        138         145        155        159          77           80

Depreciation and amortization......           460        635         469        454        441         219          218

Interest expense...................           825        854         922        903        876         445          433
                                            -----      -----       -----      -----      -----       -----        -----
Total expenses.....................         2,396      2,665       2,736      2,623      2,639       1,326        1,311
                                            =====      =====       =====      =====      =====       =====        =====
Net loss ..........................          $(4)     $(179)      $(265)     $(172)     $(226)      $(127)        $(12)
                                            =====      =====       =====      =====      =====       =====        =====

                                                                           DECEMBER 31,                             JUNE 30,
                                                                           ------------                             --------
                                                       1995       1996        1997        1998        1999       1999       2000
                                                       ----       ----        ----        ----        ----       ----       ----
OTHER DATA:
Ratio of earnings to fixed charges (1)                   1.0          -           -           -           -          -          -
Deficiency of earnings to cover fixed
  charges (2)                                              -        179         265         172         226        127         12
Total properties owned at end of period                    1          1           1           1           1          1          1

BALANCE SHEET DATA:
Cash and cash equivalents                               $601       $288        $409        $258        $203       $357       $348
Real estate held for investment, net                   8,728      8,389       7,969       7,611       7,316      7,419      7,175
Accounts receivable from affiliates                        -          -           -           2           4          2          4
Accounts receivable, net                                  40          2           -           -           -          -         24
Other assets                                             226      1,579       1,509       1,449       1,363      1,443      1,366
Total assets, at book value                            9,595     10,258       9,887       9,320       8,886      9,221      8,917
Total assets, at valued assigned for the
  consolidation                                                                                                            16,089
Total liabilities                                     13,175     14,017      13,911      13,517      13,309     13,545     13,351
General partners deficit                                (264)      (265)       (268)       (270)       (272)      (271)      (273)
Limited partners deficit                              (3,316)    (3,494)     (3,756)     (3,927)     (4,151)    (4,053)    (4,161)

CASH FLOW DATA:

Increase (decrease) in cash and equivalents,
  net                                                     93         165        121        (151)        (55)        98        145

Cash provided by operating activities                    314         608        245         241         227        230        338

(1) For purposes of determining the ratio of earnings to fixed charges, earnings consist of earnings before extraordinary items, income taxes and fixed charges. Fixed charges consist of interest on indebtedness, the amortization of debt issuance costs and that portion of operations rental expense representing interest.

(2) Deficiency of earnings to cover fixed charges is the amount of earnings that would be required to achieve a ratio of earnings to fixed charges of 1.0

B. AUDITED FINANCIAL STATEMENTS - DECEMBER 31, 1999, 1998 AND 1997 AND UNAUDITED FINANCIAL STATEMENTS - QUARTERS ENDED JUNE 30, 2000 AND 1999

     INDEPENDENT AUDITORS' REPORT


     To the Partners
     Nooney-Hazelwood Associates, L.P.
     St. Louis, Missouri

     We have audited the accompanying consolidated balance sheets of Nooney-Hazelwood Associates, L.P. and Investee, as of December 31, 1999 and 1998, and the related consolidated statements of operations, partners' capital (deficit) accounts, and cash flows for the three years in the period then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nooney-Hazelwood Associates, L.P. and Investee as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the three years in the period then ended, in conformity with generally accepted accounting principles.




                                                 /s/ Wolfe, Nilges, Nahorski
                                                 A Professional Corporation


     February 29, 2000
     St. Louis, Missouri

NOONEY-HAZELWOOD ASSOCIATES, L.P. AND INVESTEE
CONSOLIDATED BALANCE SHEETS
December 31, 1998 and 1999 and June 30, 2000

                                                                                                                      UNAUDITED
                                                                                  December 31,                          JUNE 30,
                                                                                  ------------                          --------
                                                                            1998               1999                       2000
                                                                            ----               ----                       ----
ASSETS:
    Cash                                                                $    258,129       $    203,188               $    348,392
    Accounts receivable, net of allowance for doubtful accounts of
         $10,807, $18,672, and $14,195                                           200                 --                     24,382
    Accounts receivable from affiliates                                        2,125              4,350                      4,350
    Prepaid expenses                                                          68,667             67,879                     69,162
    Restricted deposits and funded reserves (Note 2)                         575,800            527,395                    546,732
    Property and equipment, net (Note 3)                                   7,610,637          7,315,684                  7,174,788
    Loan fees, net of amortization                                           804,578            767,761                    749,353
                                                                        ------------       ------------               ------------
TOTAL ASSETS                                                            $  9,320,136       $  8,886,257               $  8,917,159
                                                                        ============       ============               ============


LIABILITIES AND PARTNERS' CAPITAL (DEFICIT):
LIABILITIES:
    Accounts payable and accrued expenses                               $    116,598       $    132,786               $    288,378
    Tenant security deposits                                                  70,735             70,750                     76,500
    Deferred revenue                                                           4,808              9,444                      5,180
    Notes payable (Note 3)                                                13,324,609         13,096,120                 12,981,604
                                                                        ------------       ------------               ------------
         Total Liabilities                                                13,516,750         13,309,100                 13,351,590
                                                                        ------------       ------------               ------------

PARTNERS' CAPITAL (DEFICIT):
    Equity                                                                 8,300,022          8,300,022                  8,300,022
    Accumulated deficit                                                  (12,324,718)       (12,496,636)               (12,722,865)
    Net income (loss)                                                       (171,918)          (226,229)                   (11,588)
                                                                        ------------       ------------               ------------
         Total Partners' Capital (Deficit)                                (4,196,614)        (4,422,843)                (4,434,431)
                                                                        ------------       ------------               ------------

TOTAL LIABILITIES AND PARTNERS' CAPITAL (DEFICIT)                       $  9,320,136       $  8,886,257               $  8,917,159
                                                                        ============       ============               ============

The accompanying notes to the financial statements are an integral part of these consolidated balance sheets.

NOONEY-HAZELWOOD ASSOCIATES, L.P. AND INVESTEE
CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL (DEFICIT)
For the Years Ended December 31, 1997, 1998 and 1999 and For the Six Months Ended June 30, 1999 and 2000

                                                                   General         Limited
                                                                   Partner         Partners            Total
                                                                   -------         --------            -----
Balance, December 31, 1996                                      $  (265,663)      $(3,494,129)      $(3,759,792)
Net loss                                                             (2,649)         (262,255)         (264,904)
                                                                -----------       -----------       -----------
Balance, December 31, 1997                                      $  (268,312)      $(3,756,384)      $(4,024,696)
                                                                ===========       ===========       ===========

Balance, December 31, 1997                                      $  (268,312)      $(3,756,384)      $(4,024,696)
Net loss                                                             (1,719)         (170,199)         (171,918)
                                                                -----------       -----------       -----------
Balance, December 31, 1998                                      $  (270,031)      $(3,926,583)      $(4,196,614)
                                                                ===========       ===========       ===========

Balance, December 31, 1998                                      $  (270,031)      $(3,926,583)      $(4,196,614)
Net loss for the six months ended June 30, 1999, unaudited           (1,270)         (125,772)         (127,042)
                                                                -----------       -----------       -----------
Balance, June 30, 1999, unaudited                                  (271,301)       (4,052,355)       (4,323,656)
Net loss for the nine months ended December 31, 1999                   (992)          (98,195)          (99,187)
                                                                -----------       -----------       -----------
Balance, December 31, 1999                                      $  (272,293)      $(4,150,550)      $(4,422,843)
                                                                ===========       ===========       ===========
Balance, December 31, 1999                                      $  (272,293)      $(4,150,550)      $(4,422,843)

Net loss, unaudited                                                    (446)          (11,142)          (11,588)
                                                                -----------       -----------       -----------
Balance, June 30, 2000, unaudited                               $  (272,739)      $(4,161,692)      $(4,434,431)
                                                                ===========       ===========       ===========

The notes to the financial statements are an integral part of these consolidated statements of partners' capital (deficit).

NOONEY-HAZELWOOD ASSOCIATES, L.P. AND INVESTEE
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended December 31, 1997, 1998 and 1999 and For the Six Months Ended June 30, 1999 and 2000

                                                                                                       UNAUDITED
                                                                                                   SIX MONTHS ENDED
                                                    Year Ended December 31,                            JUNE  30,
                                                    -----------------------                            ---------
                                           1997              1998              1999              1999             2000
                                           ----              ----              ----              ----             ----
REVENUES:
    Rental income                      $ 2,461,069       $ 2,445,448       $ 2,402,432       $ 1,194,028       $ 1,291,240
    Other income                            10,190             5,648            10,651             4,938             8,100
                                         ---------         ---------         ---------         ---------         ---------

         Total Revenues                  2,471,259         2,451,096         2,413,083         1,198,966         1,299,340
                                         ---------         ---------         ---------         ---------         ---------


COSTS AND EXPENSES:
    Property operating                     769,866           732,795           754,513           364,231           386,022
    Depreciation and amortization          469,019           453,924           440,762           218,666           218,428
    Real estate taxes                      145,177           154,875           159,338            77,438            79,669
    Management fees                        135,147           134,272           132,123            65,701            71,277
    Repairs and maintenance                294,771           244,110           276,320           155,205           122,857
                                         ---------         ---------         ---------         ---------         ---------

   Total Costs and Expenses              1,813,980         1,719,976         1,763,056           881,241           878,253
                                         ---------         ---------         ---------         ---------         ---------

INTEREST EXPENSE                           922,183           903,038           876,256           444,767           432,675
                                         ---------         ---------         ---------         ---------         ---------

NET LOSS                               $  (264,904)      $  (171,918)      $  (226,229)      $  (127,042)      $   (11,588)
                                       ===========       ===========       ===========       ===========       ===========


The accompanying notes to the financial statements are an integral part of these consolidated statements of operations.

NOONEY-HAZELWOOD ASSOCIATES, L.P. AND INVESTEE
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 1997, 1998 and 1999 and
For the Six Months Ended June 30, 1999 and 2000

                                                                                                                  UNAUDITED
                                                                                                               SIX MONTHS ENDED
                                                                               YEAR ENDED DECEMBER 31,              JUNE 30,
                                                                            ----------------------------        ----------------
                                                                            1997        1998        1999        1999        2000
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                                             $(264,904)  $(171,918)  $(226,229)  $(127,042)  $ (11,588)
    Adjustments to reconcile net loss to net cash provided by operating activities:
       Depreciation and amortization                                       469,019     453,924     440,762     218,666     218,428
       Changes in assets and liabilities:
          Decrease (increase) in accounts receivable, net                      114         200         200         200     (24,382)
          Decrease (increase) in accounts receivable from affiliates         1,955      (2,125)     (2,225)         --          --
          Decrease (increase) in prepaid expenses                           44,713      (6,308)        788         (34)     (1,283)
          Increase (decrease) in deferred revenue                           (4,375)        347       4,636      14,252      (4,336)
          Increase (decrease) in security deposit liabilities               (4,290)       (860)         15       1,450       5,750
          Increase (decrease) in accounts payable and accrued expenses       2,685     (32,749)      9,360     122,948     155,592
-----------------------------------------------------------------------------------------------------------------------------------
          Net Cash Provided by Operating Activities                        244,917     240,511     227,307     230,440     338,181
-----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
    (Increase) decrease in restricted deposits and funded reserves            (767)     29,142      48,405     (12,115)    (19,337)
    Additions to rental property and improvements                          (11,732)    (59,058)   (102,164)     (9,000)    (59,124)
-----------------------------------------------------------------------------------------------------------------------------------
          Net Cash Used in Investing Activities                            (12,499)    (29,916)    (53,759)    (21,115)    (78,461)
-----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Principal payments on mortgage                                         (99,909)   (361,484)   (228,489)   (110,840)   (114,516)
    Additions to loan fees                                                 (11,174)         --          --          --          --
-----------------------------------------------------------------------------------------------------------------------------------
        Net Cash Used in Financing Activities                             (111,083)   (361,484)   (228,489)   (110,840)   (114,516)
-----------------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH                                                121,335    (150,889)    (54,941)     98,485     145,204

CASH, BEGINNING OF PERIOD                                                  287,683     409,018     258,129     258,129     203,188
-----------------------------------------------------------------------------------------------------------------------------------
CASH, END OF PERIOD                                                      $ 409,018   $ 258,129   $ 203,188   $ 356,614   $ 348,392
===================================================================================================================================
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
    Cash paid during the year for interest                               $ 944,849   $ 912,623   $ 873,741   $ 440,987   $ 433,855
===================================================================================================================================

The accompanying notes to the financial statements are an integral part of these consolidated statements of cash flows.

                        NOONEY-HAZELWOOD ASSOCIATES, L.P.
                                  AND INVESTEE
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 1999


                                     NOTE 1
           ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


                                  ORGANIZATION

Nooney-Hazelwood Associates, L.P. (the Partnership) was organized as a Missouri limited partnership on December 10, 1984. The Partnership was organized to acquire and hold an interest in Lindbergh Boulevard Partners, L.P. (the Investee), a Missouri limited partnership. The general partner is Nooney Development Partners.

Lindbergh Boulevard Partners, L.P. (the Investee) was organized as a Missouri Limited Partnership on December 10, 1984 to construct, own, operate and ultimately sell The Lakes Apartments project. This project consists of 26 buildings with 408 residential units. The general partner is Nooney Hazelwood Associates, L.P., which owns 99% of this Partnership. On August 28, 1996, the Partnership refinanced its mortgage under Section 207 pursuant to Section 223(f) of the National Housing Act. The Partnership's mortgage is co-insured by the Secretary of Housing and Urban Development through the Federal Housing Administration. This HUD insured loan is the Partnership's only major HUD-assisted program. Such projects' are regulated by the United States Department of Housing and Urban Development as to operating methods and distributions to owners.

                              BASIS OF ACCOUNTING

The Partnership uses the accrual basis of accounting for both tax and financial statement purposes.

                               ACCOUNTS RECEIVABLE

The Partnership provides an allowance for doubtful accounts equal to the estimated collection losses that will be incurred in collection of all receivables. The estimated losses are based on a review of the current status of the existing receivables.

                        APARTMENT BUILDINGS AND EQUIPMENT

Land, buildings, furnishings and equipment are recorded at cost. Expenditures in the nature of normal repairs and maintenance are charged to operations as incurred.

                                     NOTE 1
           ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
                                   (Continued)


Depreciation is computed using straight-line and accelerated methods based upon estimated useful lives as follows:

              Buildings                                 30 years
              Building equipment - fixed            5 - 30 years
              Building equipment - portable              5 years
              Land improvements                     5 - 15 years
              Office furniture and equipment             5 years

                        ALLOCATION OF PROFITS AND LOSSES

Pursuant to the terms of the Partnership Agreement, profits and losses from operations are allocated 1% to the general partner and 99% to the limited partner.

                                    LOAN FEES

Loan fees are to be amortized over the 35 year term of the mortgage loan on a straight-line basis.

                              MANAGEMENT ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

                           PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Partnership and its 99% owned Investee, Lindbergh Boulevard Partners, L.P. Significant interpartnership accounts and transactions have been eliminated. Amounts in the financial statements are shown at 100%. The minority interest's share of Lindbergh Boulevard Partners, L.P.'s accumulated net losses at December 31, 1997, 1998 and 1999 amounted to $90,415, $90,170 and $90,610, respectively. In accordance with generally accepted accounting principles, this amount has been absorbed by the Partnership.

                                     NOTE 1
           ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
                                   (Continued)


                                CASH EQUIVALENTS

For purposes of reporting the statement of cash flows, the Partnership considers all cash accounts and all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

      REVENUE RECOGNITION

Lease agreements with tenants are accounted for as operating leases and rental income is recognized using the straight-line method over the term of the related operating lease. Deferred revenue represents tenant rent paid in advance of the month it is actually due.


      EVALUATION OF IMPAIRMENT

The partnership reviews its investment in property and equipment for impairment whenever events or changes in circumstances indicate that the carrying value of such property may not be recoverable. Recoverability is measured by a comparison of the carrying amount of the real estate to the future net undiscounted cash flow expected to be generated by the rental property. Assumptions and estimates used to calculate fair value in determining the amount of any impairment loss include estimated occupancy, lease revenue, costs to enter into leases with tenants, property operation costs and any estimated proceeds from the eventual disposition of the real estate. If the real estate is considered to be impaired, the impairment to be recognized is measured at the amount by which the carrying amount of the real estate exceeds the fair value of such property. There were no impairment losses recognized in 1999 or 1998.

      FAIR VALUE OF FINANCIAL INSTRUMENTS

The financial statements of the Partnership at December 31, 1999 and 1998 consist of cash, restricted deposits and funded reserves, receivables from tenants and affiliates, accounts payable, tenant security deposits and notes payable. For cash, restricted deposits and funded reserves, receivables, accounts payable and tenant security deposits, the carrying amounts approximate fair value due to the short term nature of these items. In the opinion of management, it was not practicable to estimate the fair value of the notes payable because quoted market prices for the same or similar issues and current rates for debt of the same remaining maturities with similar collateral requirements and restrictions are not available. See Note 3 for additional information on notes payable.

                                     NOTE 2
                            RESTRICTED CASH ACCOUNTS


Restricted cash accounts included in the balance sheet are as follows:

                                                1998                  1999
--------------------------------------------------------------------------------
     Tenant security deposits               $   70,035           $   73,944
     Mortgage escrow deposits                   80,969               78,815
     Replacement reserve                       424,796              374,636
--------------------------------------------------------------------------------
                                            $  575,800           $  527,395
                                            ==========           ==========


Tenant security deposits are required by the regulatory agreement to be placed in a segregated, interest bearing account in a Federally insured depository. The balance of this account must at all times be at least equal to the security deposit liability.

Mortgage escrow deposits are required by HUD and the mortgage note for the purpose of funding the payment of property taxes, hazard insurance premiums and mortgage insurance premiums. The escrow must be funded monthly at a level which the Mortgagee estimates will accumulate sufficient funds to pay all escrow obligations before they become due. The escrow is required by HUD to be deposited in a separate account in a Federally insured depository.

The replacement reserve is required by the regulatory agreement for the purpose of funding extraordinary maintenance, repair and replacement of capital items. As required by HUD, $7,310 is deposited monthly and the balance of this account must be maintained at a level determined by HUD to be sufficient to meet project requirements. The reserves must be held in a Federally insured depository and any disbursements from the reserve must be approved by HUD.

                                     NOTE 3
                                 LONG-TERM DEBT


Mortgage Notes Payable:

Lindbergh Boulevard Partners, L.P. refinanced the mortgage note on August 28, 1996. The mortgage is financed by Midland Loan Services, Inc. and collateralized by a fully-modified mortgage-backed security (GNMA Security). Funding for the GNMA Security was provided by the issuance of Multifamily Housing Revenue Refunding Bonds Series 1996 A, in the amount of $11,225,000, and Taxable Multifamily Housing Revenue Refunding Bonds Series 1996B, in the amount of $1,185,000, by the Industrial Development Authority of the City of Hazelwood, Missouri. The mortgage is co-insured by the Secretary of Housing and Urban Development acting through the Federal Housing Administration under Section 207 pursuant to 223(F) of the National Housing Act. The mortgage is secured by a first lien mortgage on and security interest in property comprising The Lakes Apartments along with a pledge of the rents, profits, income and charges from operations to meet all debt and reserve requirements.

The mortgage is payable in monthly installments of $74,040 including principal and interest at 6.39% per year through September 1, 2031.

Cash Flow Note Payable:

As part of the refinancing described above, Nooney-Hazelwood Associates obtained a loan from the Industrial Development Authority of the City of Hazelwood, Missouri ("Authority"). Funding was provided from the sale of the Authority's Subordinate Distributed Cashflow Multifamily Housing Revenue Refunding Bonds Series 1996C in the aggregate amount of $1,400,000. The note is payable solely from distributable surplus cash as defined by the Regulatory Agreement with the Federal Housing Administration dated August 28, 1996. Interest accrues at 9.5% per year and is payable semi-annually. Principal payments are due semi-annually beginning May 1, 1998.


Scheduled maturities of the notes at December 31, 1999 are as follows:

                             Mortgage         Cash Flow
                               Note             Note               Total
--------------------------------------------------------------------------------
     2000                 $   120,959        $  125,000         $245,959
     2001                     128,918           135,000          263,918
     2002                     137,402           155,000          292,402
     2003                     146,444           165,000          311,444
     2004                     156,080           185,000          341,080
     Thereafter            11,376,317           265,000       11,641,317
                          -----------        ----------      -----------
                          $12,066,120        $1,030,000      $13,096,120


                                     NOTE 4
                           RELATED PARTY TRANSACTIONS


The managing general partner of the Partnership is Nooney Development Partners, a Missouri limited partnership whose general partner is an affiliate of CGS Real Estate Company. American Spectrum Midwest (formerly known as Nooney, Inc.), a wholly-owned subsidiary of CGS Real Estate Company, manages the Partnership's real estate for a management fee equal to 5% of the gross receipts from the operation of the Lakes Apartments. Property management fees charged by American Spectrum for the years ended December 31, 1997, 1998 and 1999 amounted to $123,147, and $122,272, and $120,123, respectively. In addition, for each of the years ended December 31, 1997, 1998 and 1999, the Partnership paid American Spectrum Midwest $12,000 for administrative services and indirect expenses in connection with the management of the Partnership.

                                     NOTE 5
                                  INCOME TAXES


The financial statements do not reflect a provision or liability for income taxes as the partners are taxed directly on their individual shares of partnership earnings.

                                     NOTE 6
                          CONCENTRATION OF CREDIT RISK


The Partnership maintains its cash accounts in four commercial banks located in St. Louis, Missouri. Accounts at each bank are secured by the Federal Deposit Insurance Corporation (FDIC) up to $100,000 per bank. Mortgage escrow deposits and reserve for replacements totaling $453,451 at December 31, 1999 are held by Midland Loan Services, Inc., the mortgagee, in trust. A summary of the total insured and uninsured cash balances at December 31, 1999, excluding mortgage escrow deposits and reserve for replacements, is as follows:

      Total cash in bank                 $ 294,626
      Portion insured by FDIC             (265,395)
---------------------------------------------------
      Total uninsured cash               $  29,231
                                         =========

                                     NOTE 7
                          UNAUDITED INTERIM INFORMATION


The accompanying financial information as of June 30, 2000 and for the six months ended June 30, 1999 and 2000 is unaudited. In the opinion of management, this information has been prepared on substantially the same basis as the annual combined financial statements and contains all adjustments (consisting of normal recurring accruals) necessary to present fairly the financial position and results of operations as of such date and for such periods.

                        SIERRA PACIFIC DEVELOPMENT FUND I
                            HISTORICAL FINANCIAL DATA

                        Sierra Pacific Development Fund I
                                Table of Contents


A.    Selected Historical Financial Data

B. Management's Discussion and Analysis of Financial Condition and Results of Operations - December 31, 1999, 1998 and 1997.

C. Management's Discussion and Analysis of Financial Condition and Results of Operations - Quarters Ended June 30, 2000 and 1999.

D.    Audited Financial Statements - December 31, 1999, 1998 and 1997

E.    Financial Statement Schedules

      1.    Schedule II - Valuation and qualifying accounts . . .

      2.    Schedule III - Real estate and accumulated depreciation . . .

F.    Unaudited Financial Statements - Six Months Ended June 30, 2000 and 1999

A.    SELECTED HISTORICAL FINANCIAL DATA OF SIERRA PACIFIC DEVELOPMENT FUND


The following table sets forth certain selected historical financial data of the Partnership. The selected operating and financial position data as of and for each of the five years ended December 31, 1999 have been derived from the audited financial statements of the Partnership. The selected operating and financial position data as of June 30, 2000 and for the six months ended June 30, 2000 and 1999 have been derived from the unaudited financial statements of the Partnership. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto which follow.

(In thousands, except for per share data)


                                                            YEAR ENDED DECEMBER 31,                      QUARTER ENDED JUNE 30,
                                         ----------------------------------------------------------     ----------------------
                                           1995         1996         1997         1998         1999       1999       2000
                                         -------      -------      -------      -------      -------      -----      -----
OPERATING DATA:
REVENUES:
Rental and reimbursement income          $   585      $   748      $   758      $   920      $   919      $ 448      $ 490
Interest and other income                      7            8           --           --           --         --         --
                                         -------      -------      -------      -------      -------      -----      -----
Total revenues                               592          756          758          920          919        448        490
                                         =======      =======      =======      =======      =======      =====      =====
EXPENSES:

Property operating                           407          390          379          348          377        247        269
Management and advisory fees                  26           29           34           42           40         --         --
Real estate and other taxes                   92           77           78           92          102         --         --
Depreciation and amortization                407          468          409          371          337        174        160
Interest expense                              70          164          160          157          153         77        164
                                         -------      -------      -------      -------      -------      -----      -----
Total expenses                             1,002        1,128        1,060        1,010        1,009        498        593
                                         =======      =======      =======      =======      =======      =====      =====
Net loss before extraordinary item
   and minority interest                    (410)        (372)        (302)         (90)         (90)       (50)      (103)
Extraordinary item - loss from write
   off of deferred loan costs                 --           --           --           --           --         --        (46)
Minority interest                             97           70           15            8            6          3          7
                                         -------      -------      -------      -------      -------      -----      -----
Net loss                                 $  (313)     $  (302)     $  (287)     $   (82)     $   (84)     $ (47)     $(142)
                                         =======      =======      =======      =======      =======      =====      =====


                                                                       DECEMBER 31,                              JUNE 30,
                                                 -------------------------------------------------------     -------------------
                                                  1995        1996        1997        1998        1999        1999        2000
                                                 -------     -------     -------     -------     -------     -------     -------
OTHER DATA:
Weighted average number of units outstanding          29          29          29          29          29          29          29
Loss per unit                                     (10.65)     (10.29)      (9.79)      (2.79)      (2.87)      (1.59)      (4.83)
Deficiency of earnings to cover fixed
   charges (1)(2)                                    313         302         287          82          84          47         142
Cash distributions to minority investors            (408)       (541)        (25)       (178)        (87)         --      (2,433)
Total properties owned at end of period                1           1           1           1           1           1           1
Book value per limited partnership unit               73          62          53          50          47          48          45
Per unit value assigned for the consolidation                                                                              5,875

BALANCE SHEET DATA:
Cash and cash equivalents                        $   787     $    56     $    87     $    83     $   134     $   101     $   109
Real estate held for investment, net               3,422       3,223       2,981       2,773       2,557       2,651       2,443
Accounts receivable, net                              74         104          72          56          61          52          68
Investment in/due from partnerships                   --          27          27         103         129         153       2,490
Other assets                                         272         300         269         252         238         227         278
Total assets, at book value                        4,555       3,710       3,436       3,267       3,119       3,184       5,388

                                                                     DECEMBER 31,                             JUNE 30
                                                 ----------------------------------------------------     -----------------
                                                   1995        1996       1997       1998       1999      1999       2000
                                                 -------      ------      -----     ------      -----     -----     ------
Total assets, at valued assigned for the
   consolidation                                                                                                    10,025

Total liabilities                                  1,942       1,979      1,864      1,802      1,738     1,766      4,148
General partners deficit                              --          --         --         --         --        --        (82)
Limited partners equity                            2,136       1,834      1,547      1,465      1,381     1,418       1,32
Other equity (deficit)                               477        (103)        25         --         --        --         --

CASH FLOW DATA:
Increase (decrease) in cash and equivalents,
   net                                               748        (732)        32         (4)        51        18        (25)
Cash (used in) provided by operating
   activities                                       (587)         46         19        210        182        98         75


(1) For purposes of determining the ratio of earnings to fixed charges, earnings consist of earnings before extraordinary items, income taxes and fixed charges. Fixed charges consist of interest on indebtedness, the amortization of debt issuance costs and that portion of operating rental expense representing interest.

(2) Deficiency of earnings to cover fixed charges is the amount of earnings that would be required to achieve a ratio of earnings to fixed charges of 1.0

B. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - DECEMBER 31, 1999, 1998 AND 1997

Management's Discussion and Analysis of Financial Condition and Results of Operations includes certain forward looking statements reflecting the Partnership's expectations in the near future; however, many factors which may affect the actual results, especially changing regulations, are difficult to predict. Accordingly, there is no assurance that the Partnership's expectations will be realized.



Overview:

The following discussion should be read in conjunction with the Selected Financial Data and the Partnership's Consolidated Financial Statements and Notes thereto incorporated by reference to the Annual Report to the Limited Partners attached as an Exhibit. As of December 31, 1999, the Partnership owns a 93.45% interest in the Sierra Creekside Partners, which operates one property, Sierra Creekside (the "Property").

Results of Operations:



Comparison of year ended December 31, 1999 to year ended December 31, 1998.



Rental income for the year ended December 31, 1999 remained virtually unchanged in comparison to the prior year, despite an increase in rental rates and occupancy. In 1998, rental income included a lease buy-out negotiated with a former tenant. The weighted-average effective annual rent per square foot, on an accrual basis, increased from $18.57 at December 31, 1998 to $19.52 at December 31, 1999. Occupancy rose from 96% at December 31, 1998 to 100% at December 31, 1999.

Operating expenses remained relatively unchanged, increasing by $4,000, when compared to 1998. Bad debt expense of $27,000 was recorded as a result of a receivable write-off from an affiliate. Further, property taxes and insurance, and administrative costs rose during the period. This increase was primarily offset by a decrease in depreciation and amortization expenses. Depreciation expense decreased principally as a result of fully depreciated tenant improvements.



Comparison of year ended December 31, 1998 to year ended December 31, 1997.

Rental income increased by $162,000, or 21%, when compared to the prior year. This increase was primarily attributable to a lease buy-out negotiated in May 1998. The majority of the vacated space was re-leased at a higher rental rate. The weighted-average effective annual rent per square foot, on an accrual basis, increased from $16.16 at December 31, 1997 to $18.57 at December 31, 1998. This increase was partially offset by a decrease in occupancy from 100% at December 31, 1997 to 96% at December 31, 1998.

Operating expenses decreased by $46,000, or 5%, principally due to a decrease in depreciation and amortization expenses resulting from certain capitalized tenant improvements and lease costs becoming fully depreciated during 1998. Further, lower maintenance and repair costs were incurred in 1998 when compared to the prior year. The increase was partially offset due to higher management fees resulting from the increased rental income of the property and due to higher property tax expense recorded in 1998.



Liquidity and Capital Resources:

In January 2000, the Partnership paid its loan balance due to Home Federal Savings and entered into a new loan agreement for $4,250,000. The lender funded $4,050,000 at closing and held back $200,000 to be drawn upon to help finance future tenant improvements and leasing costs. The loan is secured by a trust deed on the Sierra Creekside property. The Partnership received net proceeds of $2,222,000 as a result of the new loan. The proceeds will primarily be used for construction of new tenant space and as a source for contributions to the minority owner of the Property, Sierra Mira Mesa Partners ("SMMP").

During 1999, the Partnership generated cash flows from operations of $182,000 and paid $67,000 for property additions and lease commissions. SMMP contributed a total of $40,000 to the Partnership and received distributions of $87,000 from the Partnership in 1999.

The Partnership is in a liquid position at December 31, 1999 with cash and billed rents of $143,000 and current liabilities of $15,000.

The Partnership's primary capital requirements will be for construction of new tenant space. It is anticipated that these requirements will be funded from the operations of the Property, proceeds from the new loan and contributions from SMMP.

Inflation:

The Partnership's long-term leases contain provisions designed to mitigate the adverse impact of inflation on its results from operations. Such provisions may include escalation clauses related to Consumer Price Index increases.



YEAR 2000 COMPLIANCE

The Year 2000 Compliance issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Partnership's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with Year 2000 requirements.

The Partnership did not experience any major system failures or disruptions in operations over the year 2000 transition. All systems have continued to operate as normal.



The Partnership did not separately track internal costs related to the Year 2000 issue and Partnership management believes these amounts did not have a material impact on the Partnership's financial position or results of operations.



The Partnership employs a property management company to manage, operate and lease the property. The management company did not experience any major systems failures or disruptions in operations at the property. The Partnership remains confident that no Year 2000 issues with the property management company or other third parties will arise in the future although no guarantees can be made to that effect.

C. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - SIX MONTHS ENDED JUNE 30, 2000 AND 1999

a) OVERVIEW

The following discussion should be read in conjunction with the Sierra Pacific Development Fund's (the Partnership) Consolidated Financial Statements and Notes thereto appearing elsewhere in this Form 10-Q.

The Partnership currently owns a 94.92% interest in the Sierra Creekside Partnership, which operates the Sierra Creekside property (the Property) in San Diego, CA.

(b) RESULTS OF OPERATIONS

Rental income for the six months ended June 30, 2000 increased by approximately $42,000, or 9%, when compared to the corresponding period in the prior year, primarily due to higher rental rates. One tenant, who leases approximately 7,000 square feet of the Property, extended his lease for an additional five-year term in March 2000 at a higher rate. Rental income for the quarter ended June 30, 2000 increased by approximately $27,000, or 12%, principally as a result of the lease extension. The Property was 100% occupied at June 30, 2000 and 1999.

Operating expenses for the six months ended June 30, 2000 increased by approximately $22,000, or 9%, in comparison to the same period in 1999. This increase was principally due to higher utilities and maintenance and repair costs. This increase was partially offset by a decrease in administrative costs incurred during the period. Operating expenses for the three months ended June 30, 2000 decreased by approximately $6,000 or 5%, primarily as a result of the lower administrative costs.

Depreciation and amortization expenses for the six months and three months ended June 30, 2000 decreased by approximately $14,000, or 8%, and by approximately $9,000, or 10%, respectively, principally due to fully depreciated capitalized tenant improvements and fully amortized lease costs.

Interest expense for the six months and three months ended June 30, 2000, increased by approximately $88,000 and $53,000, respectively, when compared to the same periods in the prior year. As stated below, the Partnership refinanced its mortgage loan on the Property in January 2000.

An extraordinary loss of approximately $46,000 was recorded in the first quarter due to the write-off of deferred loan costs associated with the payoff of the mortgage loan with Home Federal Savings.



(c) LIQUIDITY AND CAPITAL RESOURCES

In January 2000, the Partnership paid its loan balance of $1,669,000 to Home Federal Savings and entered into a loan agreement with General Electric Capital Corporation (GECC) in the amount of $4,250,000. The lender funded $4,050,000 at closing and held back $200,000 to be drawn upon to help finance future tenant improvements and leasing costs. The Partnership received net proceeds of $2,222,000 as a result of the new loan. The loan is secured by the Property and bears interest at 2.75% above the GECC Composite Commercial Paper Rate. Principal and interest payments are due monthly based on a 30-year amortization. The loan matures January 31, 2005. The majority of the loan proceeds were distributed to the minority owner of the property, Sierra Mira Mesa Partners (SMMP). During the six months ended June 30, 2000, SMMP received distributions totaling approximately $2,433,000 from the Partnership and made contributions totaling approximately $78,000 to the Partnership.

The Partnership is in a liquid position at June 30, 2000 with cash and billed receivables of approximately $124,000 and accrued and other liabilities of approximately $108,000. A secondary source of cash is available through contributions from SMMP.

The Partnership's primary capital requirements are for the construction of new tenant space and debt obligations. It is anticipated that these requirements will be funded from the operations of the Property, the $200,000 tenant improvement/lease commission holdback and contributions from SMMP.

Inflation:

The Partnership does not expect inflation to be a material factor in its operations in 2000.

D. AUDITED FINANCIAL STATEMENTS - DECEMBER 31, 1999, 1998 AND 1997 INDEPENDENT AUDITORS' REPORT



To the Partners of

Sierra Pacific Development Fund



We have audited the accompanying consolidated balance sheets of Sierra Pacific Development Fund, a California limited partnership, (the "Partnership") as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in partners' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.



We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sierra Pacific Development Fund as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.







/s/ DELOITTE & TOUCHE LLP



Houston, Texas

February 25, 2000

                         SIERRA PACIFIC DEVELOPMENT FUND
                       (A California Limited Partnership)

                           CONSOLIDATED BALANCE SHEETS
                           December 31, 1999 and 1998

                                                           December 31, 1999     December 31, 1998
                                                           -----------------     -----------------
ASSETS
Cash and cash equivalents                                    $  134,154            $   83,408
Rent receivables:
   Unbilled rent (Notes 1 and 4)                                 51,981                47,993
   Billed rent (Note 1)                                           8,640                 8,297
Due from affiliates (Note 3)                                          0                26,916
Income-producing property - net of accumulated
   depreciation and valuation allowance of
   $3,289,481 in 1999 and $3,140,905 in 1998
   (Note 4)                                                   2,557,487             2,772,712
Other assets (Notes 1, 2 and 3)                                 238,197               252,588
Excess distributions to minority partner (Note 4)               128,513                75,610
                                                             ----------            ----------
Total Assets                                                 $3,118,972            $3,267,524
                                                             ==========            ==========

LIABILITIES AND PARTNERS' EQUITY

Accrued and other liabilities (Note 2)                       $   64,825            $   82,019
Note payable (Note 5)                                         1,673,186             1,720,324
                                                             ----------            ----------
Total Liabilities                                             1,738,011             1,802,343
                                                             ----------            ----------
Partners' equity (Notes 1 and 6):
  General Partner                                                     0                     0
  Limited Partners:
       30,000 units authorized, 29,354 issued and
       outstanding                                            1,380,961             1,465,181
                                                             ----------            ----------
Total Partners' equity                                        1,380,961             1,465,181
                                                             ----------            ----------
Total Liabilities and Partners' equity                       $3,118,972            $3,267,524
                                                             ==========            ==========

                            See Accompanying Notes 17
                         SIERRA PACIFIC DEVELOPMENT FUND
                       (A California Limited Partnership)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
              For the Years Ended December 31, 1999, 1998 and 1997


                                                               1999                    1998                    1997
                                                           -----------             -----------             -----------
REVENUES:
  Rental income (Note 1)                                   $   919,172             $   919,602             $   757,716
  Interest income                                                   12                      12                      39
                                                           -----------             -----------             -----------
                                 Total revenues                919,184                 919,614                 757,755
                                                           -----------             -----------             -----------

EXPENSES:
Operating expenses:
    Depreciation and amortization                              337,049                 370,805                 409,297
    Maintenance and repairs                                    113,003                 109,938                 140,098
    Utilities                                                   97,821                 112,428                 105,780
    Property taxes and insurance                               102,316                  91,815                  78,394
    Legal and accounting                                        36,786                  36,215                  37,083
    Administrative fees (Note 3)                                48,023                  29,717                  30,750
    General and administrative                                  35,876                  37,185                  38,720
    Management fees (Note 3)                                    39,654                  41,516                  33,559
    Salaries and payroll taxes                                  14,014                  14,400                  14,400
    Renting expenses                                                 0                       0                   2,861
    Bad debt expense (Note 3)                                   26,916                       0                       0
    Other operating expenses                                     5,286                   9,206                   8,762
                                                           -----------             -----------             -----------
                       Total operating expenses                856,744                 853,225                 899,704

Interest                                                       152,563                 156,636                 160,359
                                                           -----------             -----------             -----------
                                 Total expenses              1,009,307               1,009,861               1,060,063
                                                           -----------             -----------             -----------

LOSS BEFORE MINORITY INTEREST'S
   SHARE OF CONSOLIDATED JOINT
   VENTURE LOSS                                                (90,123)                (90,247)               (302,308)
                                                           -----------             -----------             -----------

MINORITY INTEREST'S SHARE OF
  CONSOLIDATED JOINT VENTURE LOSS                                5,903                   8,420                  14,995
                                                           -----------             -----------             -----------

NET LOSS                                                   $   (84,220)            $   (81,827)            $  (287,313)
                                                           ===========             ===========             ===========

Net loss per limited partnership unit (Note 1)             $     (2.87)            $     (2.79)            $     (9.79)
                                                           ===========             ===========             ===========

                            See Accompanying Notes 18

                         SIERRA PACIFIC DEVELOPMENT FUND
                       (A California Limited Partnership)

            CONSOLIDATED STATEMENTS OF CHANGES IN  PARTNERS' EQUITY
              For the Years Ended December 31, 1999, 1998 and 1997


                                                      Limited Partners                                             Total
                                               -------------------------------              General               Partners'
                                               Per Unit               Total                 Partner                Equity
                                               --------               -----                 -------                ------
Partners' equity - January 1, 1997              $62.49             $ 1,834,321             $       0             $ 1,834,321
Net loss                                         (9.79)               (287,313)                                     (287,313)
                                                ------             -----------             ---------             -----------

Partners' equity - December 31, 1997             52.70               1,547,008                     0               1,547,008
Net loss                                         (2.79)                (81,827)                                      (81,827)
                                                ------             -----------             ---------             -----------

Partners' equity - December 31, 1998             49.91               1,465,181                     0               1,465,181
Net loss                                         (2.87)                (84,220)                   --                 (84,220)
                                                ------             -----------             ---------             -----------

Partners' equity - December 31, 1999            $47.04             $ 1,380,961             $       0             $ 1,380,961
                                                ======             ===========             =========             ===========

                            See Accompanying Notes 19
                         SIERRA PACIFIC DEVELOPMENT FUND
                       (A California Limited Partnership)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              For the Years Ended December 31, 1999, 1998 and 1997


                                                              1999                  1998                  1997
                                                           ---------             ---------             ---------
CASH FLOWS FROM OPERATING
  ACTIVITIES:
  Net loss                                                 $ (84,220)            $ (81,827)            $(287,313)
  Adjustments to reconcile net loss
  to net cash provided by operating activities:
    Depreciation and amortization                            337,049               370,805               409,297
    Minority interest's share of consolidated
      joint venture loss                                      (5,903)               (8,420)              (14,995)
    Bad debt expense                                          26,916                     0                     0
    (Increase) decrease in rent receivable                    (4,331)               16,672                31,202
    Increase in other assets                                 (70,753)              (68,258)              (43,633)
    Decrease in accrued and other liabilities                (17,194)              (18,493)              (75,217)
                                                           ---------             ---------             ---------
    Net cash provided by operating activities                181,564               210,479                19,341
                                                           ---------             ---------             ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Payments for property additions                            (36,680)              (78,467)              (91,878)
                                                           ---------             ---------             ---------
  Net cash used in investing activities                      (36,680)              (78,467)              (91,878)
                                                           ---------             ---------             ---------

CASH FLOWS FROM FINANCING
   ACTIVITIES:
   Contributions from minority investor                       40,000                85,300               168,500
   Distributions to minority investor                        (87,000)             (178,000)              (25,000)
   Principal payments on note payable                        (47,138)              (43,096)              (39,400)
                                                           ---------             ---------             ---------

  Net cash (used in) provided by financing
     activities                                              (94,138)             (135,796)              104,100
                                                           ---------             ---------             ---------
NET INCREASE (DECREASE) IN CASH
   AND CASH EQUIVALENTS                                       50,746                (3,784)               31,563
                                                           ---------             ---------             ---------

CASH AND CASH EQUIVALENTS -
   Beginning of year                                          83,408                87,192                55,629
                                                           ---------             ---------             ---------

CASH AND CASH EQUIVALENTS - End of
  year                                                     $ 134,154             $  83,408             $  87,192
                                                           =========             =========             =========

SUPPLEMENTAL DISCLOSURE OF CASH
  FLOW INFORMATION:
  Cash paid during the year for interest                   $ 152,916             $ 156,959             $ 160,655
                                                           =========             =========             =========

                         SIERRA PACIFIC DEVELOPMENT FUND
                       (A California Limited Partnership)
                        --------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




1.       ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Sierra Pacific Development Fund (the "Partnership") was organized on February 13, 1981 in accordance with the provisions of the California Uniform Limited Partnership Act to acquire, develop and operate certain real properties. S-P Properties, Inc. is the General Partner and manager of the Partnership. On December 30, 1994, all of the outstanding stock of TCP, Inc. was sold to Finance Factors, Inc. TCP, Inc. owns all of the common stock of S-P Properties, Inc. Finance Factors, Inc. was a subsidiary of CGS Real Estate Company, Inc., a national real estate company. In July 1995, Finance Factors, Inc. merged with Bancor Real Estate Company, Inc., another subsidiary of CGS Real Estate Company, Inc.

The Partnership's first real estate investment was for the acquisition of land and development of a 41,000 square foot office project in San Bernardino, California known as Sierra Commercenter. This property was subsequently sold by the Partnership. In 1983, the Partnership acquired land in San Ramon, California as the first step in development of the Sierra Creekside office project (the "Property"), a 47,800 square foot building that was completed in October 1984.

In February 1994, the Partnership created a California general partnership (Sierra Creekside Partners) with Sierra Mira Mesa Partners ("SMMP") to facilitate cash contributions by SMMP for the continued development and operation of the Sierra Creekside property. The Partnership contributed the Property and SMMP contributed cash to this newly formed California general partnership. At December 31, 1999, the Partnership's remaining real estate asset is a 93.45% interest in Sierra Creekside Partners.

Basis of Financial Statements

The Partnership maintains its books and prepares its financial statements in accordance with generally accepted accounting principles. However, the Partnership prepares its tax returns on the accrual basis of accounting as defined by the Internal Revenue Code with adjustments to reconcile book and taxable income (loss) for differences in the treatment of certain income and expense items. The accompanying financial statements do not reflect any provision for federal or state income taxes since such taxes are the obligation of the individual partners.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

The consolidated financial statements include the accounts of the Partnership and Sierra Creekside Partners, a majority owned California general partnership (see Note 4). All significant intercompany balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

Cash and cash equivalents include highly liquid, short-term investments with original maturities of three months or less.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The financial instruments of the Partnership at December 31, 1999 and 1998 consist of cash and cash equivalents, receivables, due from affiliates, accounts payable and note payable. The fair value of cash and cash equivalents, receivables, and accounts payable approximates the carrying value due to the short term nature of these items. In the opinion of management, the fair value of the note payable approximates the carrying value as the interest rate is based on a floating index. The amounts due from affiliates are not fair valued due to the related party nature of this receivable.

Income-Producing Property

Property and tenant improvements are carried at cost and depreciated on the straight-line method over the estimated lives of the related assets, ranging from one to thirty years. Tenant improvements incurred at the initial leasing of the properties are depreciated over ten years and tenant improvements incurred at the re-leasing of the properties are depreciated over the life of the related lease.

Expenditures for repairs and maintenance are charged against income as incurred. Improvements and major renewals are capitalized. Costs and the related accumulated depreciation of assets sold or retired are removed from the accounts in the year of disposal or when fully depreciated and any resulting gain or loss is reflected in income.

Prior to 1995, the Partnership assessed impairment of income-producing properties based upon appraised values and established provisions for impairment where appraisals indicated other than temporary declines in value. Effective January 1, 1995, the Partnership implemented Statement of Financial Accounting Standards No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (the "Statement"). The Partnership regularly evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Future cash flows are estimated and compared to the carrying amount of the asset to determine if an impairment has occurred. If the sum of the expected future cash flows is less than the carrying amount of the asset, the Partnership shall recognize an impairment loss in accordance with the Statement. Impairments totaling $1,000,000 were recognized prior to 1995 as appraisals indicated other than temporary declines in value.

Because the determination of fair value is based upon projections of future economic events such as property occupancy rates, rental rates, operating cost inflation and market capitalization rates which are inherently subjective, the amounts ultimately realized at disposition may differ materially from the net carrying value as of December 31, 1999. The cash flows used to determine fair value and net realizable value are based on good faith estimates and assumptions developed by management. Unanticipated events and circumstances may occur and some assumptions may not materialize; therefore, actual results may vary from the estimates and the variances may be material. The Partnership may provide additional write-downs which could be material in subsequent years if real estate markets or local economic conditions change.

Other Assets

Deferred leasing costs represent costs incurred to lease properties and are amortized over the life of the related lease using the straight line method of accounting.

Deferred loan costs represent costs incurred to obtain financing and are amortized over the life of the related loan using the straight line method of accounting.

Rental Income and Rent Receivable

Rental income is recognized on the straight-line method over the term of the related operating lease in accordance with the provisions of Statement of Financial Accounting Standards No. 13, "Accounting for Leases".

Rent receivable consists of (a) unbilled rent - the difference between rent recognized on the straight-line method and actual cash due; and (b) billed rent
- rent due but not yet received.


Calculation of Equity and Net Income (Loss) Per Limited Partnership Unit

Equity and net income (loss) per limited partnership unit are determined by dividing the Limited Partners' equity and net income (loss) by the number of limited partnership units outstanding, 29,354 for all periods presented.

Recent Accounting Pronouncements

The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." These SFAS's, which are effective for the Partnership's fiscal year ending December 31, 1998, establish additional disclosure requirements but do not affect the measurement of the results of operations. During the periods presented, the Partnership did not have any items of comprehensive income. The adoption of SFAS No. 131 had no effect on the Partnership's financial statements as the Partnership operates in only one segment, the acquisition, development and operation of commercial real estate.

2.       DETAILS OF CERTAIN BALANCE SHEET ACCOUNTS

Additional information regarding certain balance sheet accounts, at December 31, 1999 and 1998, is as follows:

                                                                  1999          1998
                                                                  ----          ----
Other assets:
   Prepaid expenses                                             $ 14,906      $ 14,196
   Deferred loan costs, net of accumulated amortization of
    $36,365 in 1999 and $28,122 in 1998                           86,020        54,263
   Deferred leasing costs, net of accumulated
    amortization of $227,612 in 1998 and $175,256 in
    1998                                                         137,271       184,129
                                                                --------      --------
                                                                $238,197      $252,588
                                                                ========      ========
Accrued and other liabilities:
   Accounts payable                                             $  2,684      $  7,488
   Accrued expenses                                                    0        16,603
   Security deposits                                              49,592        42,986
   Interest payable                                               12,549        12,902
   Other                                                               0         2,040
                                                                --------      --------
                                                                $ 64,825      $ 82,019
                                                                ========      ========

3.       GENERAL PARTNER AND RELATED PARTY TRANSACTIONS

An affiliate of the General Partner may receive a management fee of 6% of the gross rental income (as defined in the partnership agreement) collected from the properties. Management fees paid to affiliates for the years ended December 31, 1999, 1998 and 1997 were $39,654, $41,516 and $33,559, respectively.

An affiliate of the General Partner is entitled to reimbursement for expenses incurred by the affiliate for services provided to the Partnership such as accounting, legal, data processing and similar services. The affiliate was reimbursed $50,428, $38,922 and $34,870 for such services for the years ended December 31, 1999, 1998 and 1997, respectively. Additionally, the Partnership reimbursed affiliates for construction supervision costs incurred by the affiliates. For the years ended December 31, 1999, 1998 and 1997 the affiliates received $0, $6,209 and $12,358, respectively, for tenant improvements supervisory costs.

In consideration for services rendered with respect to initial leasing of Partnership properties, affiliates of the General Partner are paid initial leasing costs. For the years ended December 31, 1999, 1998 and 1997 these fees amounted to $2,875, $42,738 and $19,097, respectively, and were recorded as deferred leasing costs.

During 1996, the Partnership made a non-interest bearing loan to an affiliate in the amount of $26,916. This loan was uncollectible and subsequently written off to bad debt expense in 1999.


4.       INCOME-PRODUCING PROPERTY

At December 31, 1999 and 1998, the total cost and accumulated depreciation of the property are as follows:

                                      1999              1998
                                      ----              ----
Land                              $ 1,555,033       $ 1,555,033
Building and improvements           4,291,935         4,358,584
                                  -----------       -----------
             Total                  5,846,968         5,913,617

Accumulated depreciation           (2,289,481)       (2,140,905)
Valuation allowance (Note 1)       (1,000,000)       (1,000,000)
                                  -----------       -----------
             Net                  $ 2,557,487       $ 2,772,712
                                  ===========       ===========

During 1999 and 1998, the Partnership removed $103,329 and $101,860, respectively, from its buildings and improvements and related accumulated depreciation accounts for fully depreciated property.

On February 1, 1994, the Partnership formed a California general partnership with Sierra Mira Mesa Partners ("SMMP"), an affiliate. The joint venture, known as Sierra Creekside Partners ("SCP"), was formed to develop and operate the Sierra Creekside property. The Partnership had a 79.2% equity interest with its contribution of Sierra Creekside. Such interest was computed based upon the estimated fair value of SCP's net assets at the date of formation of the joint venture. SMMP was allocated a 20.8% initial equity interest in SCP in exchange for its $745,000 cash contribution ($147,359, net, through December 31, 1996). SMMP made additional cash contributions amounting to $168,500, $85,300 and $40,000 and received distributions amounting to $25,000, $178,000 and $87,000 during 1997, 1998 and 1999, respectively. The percentage interests of the Partnership and Sierra Mira Mesa Partners are to be adjusted every January 1st during the term of Sierra Creekside Partners, beginning January 1, 1995. Accordingly, as of January 1, 1997, 1998 and 1999, the Partnership's interest in SCP was changed to 95.04%, 90.67% and 93.45%, respectively. On January 1, 2000, the Partnership's interest will be increased to 94.92% and SMMP's interest will be decreased to 5.08% to reflect the 1999 contributions and distributions. Under the terms of the SCP joint venture agreement, SMMP will receive preferential cash distributions of available "Distributable Funds" from the operation of SCP or sale of its property to the extent of its capital contributions. Additional Distributable Funds are allocable to the Partnership to the extent of the deemed fair value of its property contribution, and the remainder to the Partnership and SMMP in proportion to their respective equity interests. The excess of cash distributions to SMMP over cash contributions from SMMP and income or loss allocated to SMMP is reported as an asset in the Partnership's balance sheet.

Future minimum base rental income, under the existing operating leases for the Sierra Creekside property, to be recognized on a straight-line basis and amounts to be received on a cash basis are as follows:

                                        Straight-line               Cash
Year Ending December 31,                    Basis                   Basis
------------------------                    -----                   -----
           2000                         $     799,950            $   808,869
           2001                               579,738                596,785
           2002                               380,580                400,408
           2003                               134,902                141,055
           2004                                 1,998                  2,032
                                        -------------            -----------
          Total                         $   1,897,168            $ 1,949,149
                                        =============            ===========

The Partnership relied on three tenants to generate 44% of total 1999 rental income. The breakdown for these three tenants' industry segments and rental income contribution is as follows: 16% for a tenant in the construction industry, 13% billing and collection services, and 15% banking.

5.       NOTE PAYABLE

At December 31, 1999, note payable consisted of one loan with a bank with an original principal balance of $1,850,000. The note bore interest at 3.5% above the 11th District Cost of Funds Index with a minimum of 9% and a maximum of 14% (9% at December 31, 1999). The note was secured by substantially all of the assets of the Partnership. The maturity date of the note was July 1, 2005.

On January 25, 2000, the bank note was repaid. On the same date, the Partnership entered into a new loan agreement with General Electric Capital Corporation ("GECC") in the amount of $4,250,000. The lender funded $4,050,000 at closing and held back $200,000 to be drawn upon to help finance future tenant improvements and leasing costs. This loan, which is secured by the Sierra Creekside property, bears interest at 2.75% above the GECC Composite Commercial Paper Rate (8.52% at December 31, 1999). Principal and interest payments are due monthly based on a 30-year amortization. The loan matures January 31, 2005.

Annual maturities on the GECC loan are: $23,983 in 2000; $31,183 in 2001; $34,030 in 2002; $37,138 in 2003; $40,529 in 2004; and $3,883,137 thereafter.
The Partnership is exposed to interest rate fluctuations associated with the loan.


6.       PARTNERS' EQUITY

Accrual basis profits and losses resulting from operations of the Partnership are allocated 99% to the Limited Partners and 1% to the General Partner. Currently, the Partnership does not meet the criteria for distributing cash to the General Partner, and it cannot reasonably predict when the criteria will be met. Accordingly, no accrual basis profits and losses from operations were allocated to the General Partner.

Upon any sale, refinancing or other dispositions of the Partnership's real property, allocations of the proceeds are distributed to the Limited Partners until each has received 100% of his Adjusted Capital Contributions plus a 15% per annum cumulative return on such invested capital. Any remaining proceeds shall be distributed 80% to the Limited Partners and 20% to the General Partner.

INDEPENDENT AUDITORS' REPORT ON FINANCIAL STATEMENT SCHEDULES

To the Partners of
Sierra Pacific Development Fund


We have audited the consolidated financial statements of Sierra Pacific Development Fund, a California limited partnership, (the "Partnership") as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999 and have issued our report thereon dated February 25, 2000. Such consolidated financial statements and report are included in your 1999 Annual Report to the Limited Partners and are incorporated herein by reference. Our audits also included the financial statement schedules of Sierra Pacific Development Fund, listed in Item E of the Table of Contents. These financial statement schedules are the responsibility of the Partnership's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.


                  /S/ DELOITTE & TOUCHE LLP

Houston, Texas
February 25, 2000

                                  SCHEDULE II
                        SIERRA PACIFIC DEVELOPMENT FUND
                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
              For the Years Ended December 31, 1999, 1998 and 1997

                                                           Income -
                                                           Producing
                                                           Properties
                                                           ----------
       Allowance for loss - January 1, 1997                $1,000,000

       Provision charged to costs and expenses (1)                  0
                                                           ----------

       Allowance for loss - December 31, 1997               1,000,000

       Provision charged to costs and expenses (1)                  0
                                                           ----------

       Allowance for Loss - December 31, 1998               1,000,000

       Provision charged to costs and expenses (1)                  0
                                                           ----------

       Allowance for loss - December 31, 1999              $1,000,000
                                                           ==========



(1) See Note 1 to the consolidated financial statements incorporated by reference to the Annual Report to the Limited Partners attached as an Exhibit.

                                  SCHEDULE III
                         SIERRA PACIFIC DEVELOPMENT FUND
                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                                DECEMBER 31, 1999

                                           Initial Cost            Improvements                Gross Amount at
                                         to Partnership (1)         Capitalized        Which carried at close of period
                       Encumb-                     Improve-       After Acquisi-                   Improve-         Total
Description            rances            Land       ments             tion (2)         Land         ments      (3)(4)(5)(6)
OFFICE BUILDING-
  INCOME -PRODUCING:

Sierra Creekside
(4)
San Ramon,
California            $1,673,186      $1,555,033                      $6,079,539    $1,555,033    $4,291,935   $5,846,968



                         Accum.         Date         Date       Deprec.
Description           Deprec. (6)    Constructed   Acquired      Life
OFFICE BUILDING-
  INCOME -PRODUCING:

Sierra Creekside
(4)
San Ramon,
California            $2,289,481        10/84        03/83     1-30 yrs.

(1) The initial cost represents the original purchase price of the property.

(2)      The Partnership has capitalized property development costs.

(3)      Also represents cost for Federal Income Tax purposes.

(4) On February 1, 1994, the property was transferred to a joint venture, Sierra Creekside Partners. The Partnership has an equity interest of 93.45% and Sierra Mira Mesa Partners, an affiliate, has a 6.55% equity interest at December 31, 1999.

(5) A valuation allowance of $1,000,000 was established as the appraised value of the property declined below book value. See Notes 1 and 4 to the consolidated financial statements incorporated by reference to the Annual Report to the Limited Partners attached as an Exhibit.

(6) Reconciliation of total real estate carrying value and accumulated depreciation for the three years ended December 31, 1999 is as follows:

                                             Total Real Estate     Accumulated
                                              Carrying Value       Depreciation
Balance - January 1, 1997                       $7,303,973          $3,080,645
   Additions during the year                        91,878             334,450
   Deductions:
     Write off fully depreciated assets         (1,458,841)         (1,458,841)
                                               -----------         -----------

Balance - December 31, 1997                      5,937,010           1,956,254
   Additions during the year                        78,467             286,511
   Deductions:
     Write off fully depreciated assets           (101,860)           (101,860)
                                               -----------         -----------

Balance - December 31, 1998                      5,913,617           2,140,905
   Additions during the year                        36,680             251,905
   Deductions:
     Write off fully depreciated assets           (103,329)           (103,329)
                                               -----------         -----------

Balance - December 31, 1999                     $5,846,968          $2,289,481
                                               ===========         ===========

E.       UNAUDITED FINANCIAL STATEMENTS - QUARTERS ENDED JUNE 30, 2000 AND 1999

SIERRA PACIFIC DEVELOPMENT FUND
                             (A LIMITED PARTNERSHIP)


                           CONSOLIDATED BALANCE SHEETS
                       JUNE 30, 2000 AND DECEMBER 31, 1999
--------------------------------------------------------------------------------



                                                   JUNE 30, 2000
                                                    (UNAUDITED)     DECEMBER 31, 1999
                                                    -----------     -----------------
ASSETS

Cash and cash equivalents ......................    $   108,848           $   134,154
Receivables:
   Unbilled rent ...............................         52,726                51,981
   Billed rent .................................         14,992                 8,640
Income-producing property - net of
  accumulated depreciation and valuation
  allowance of $3,231,848 and $3,289,481,
  respectively .................................      2,442,996             2,557,487
Other assets - net of accumulated amortization
  of $187,078 and $263,977, respectively .......        277,408               238,197
Excess distributions to minority Partner .......      2,490,568               128,513
                                                    -----------           -----------

Total Assets ...................................    $ 5,387,538           $ 3,118,972
                                                    ===========           ===========

LIABILITIES AND PARTNERS' EQUITY

Accrued and other liabilities ..................    $   108,346           $    64,825
Notes payable ..................................      4,040,218             1,673,186
                                                    -----------           -----------

Total Liabilities ..............................      4,148,564             1,738,011
                                                    -----------           -----------

Partners' equity (deficit):
  General Partner ..............................        (82,191)                    0
  Limited Partners:
       30,000 units authorized,
       29,354 issued and
       outstanding .............................      1,321,165             1,380,961
                                                    -----------           -----------

Total Partners' equity .........................      1,238,974             1,380,961
                                                    -----------           -----------

Total Liabilities and Partners' equity .........    $ 5,387,538           $ 3,118,972

SIERRA PACIFIC DEVELOPMENT FUND
                             (A LIMITED PARTNERSHIP)

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE SIX MONTHS ENDED JUNE 30, 2000 AND 1999
              AND FOR THE THREE MONTHS ENDED JUNE 30, 2000 AND 1999

--------------------------------------------------------------------------------

                                                                          SIX MONTHS ENDED                 THREE MONTHS ENDED
                                                                              JUNE 30,                          JUNE 30,
                                                                    -----------------------------     -----------------------------
                                                                        2000             1999            2000             1999
                                                                     (UNAUDITED)      (UNAUDITED)     (UNAUDITED)      (UNAUDITED)
                                                                    ------------     ------------     ------------     ------------
REVENUES:
  Rental income ................................................    $    489,777     $    448,066     $    260,337     $    233,294
                                                                    ------------     ------------     ------------     ------------

          Total revenues .......................................         489,777          448,066          260,337          233,294
                                                                    ------------     ------------     ------------     ------------

EXPENSES:
  Operating expenses ...........................................         268,936          247,077          114,756          120,726
  Depreciation and amortization ................................         160,035          174,227           78,993           87,922
  Interest .....................................................         164,372           76,814           91,491           38,277
                                                                    ------------     ------------     ------------     ------------

          Total costs and expenses .............................         593,343          498,118          285,240          246,925
                                                                    ------------     ------------     ------------     ------------

LOSS BEFORE EXTRAORDINARY LOSS .................................        (103,566)         (50,052)         (24,903)         (13,631)

EXTRAORDINARY LOSS FROM WRITE-OFF
  OF DEFERRED LOAN COSTS .......................................         (46,020)               0                0                0
                                                                    ------------     ------------     ------------     ------------

LOSS BEFORE MINORITY INTEREST'S SHARE
  OF CONSOLIDATED JOINT VENTURE LOSS ...........................        (149,586)         (50,052)         (24,903)         (13,631)
                                                                    ------------     ------------     ------------     ------------

MINORITY INTEREST'S SHARE OF
  CONSOLIDATED JOINT VENTURE LOSS ..............................           7,599            3,279            1,265              893
                                                                    ------------     ------------     ------------     ------------

NET LOSS .......................................................    $   (141,987)    $    (46,773)    $    (23,638)    $    (12,738)
                                                                    ============     ============     ============     ============

Per limited partnership unit:
  Loss before extraordinary loss ...............................    $      (3.24)    $      (1.59)    $      (0.80)    $      (0.43)
  Extraordinary loss ...........................................           (1.55)               0                0                0
                                                                    ------------     ------------     ------------     ------------
Net loss per limited partnership unit ..........................    $      (4.79)    $      (1.59)    $      (0.80)    $      (0.43)
                                                                    ============     ============     ============     ============

SIERRA PACIFIC DEVELOPMENT FUND
                             (A LIMITED PARTNERSHIP)

             CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' EQUITY
                    FOR THE YEAR ENDED DECEMBER 31, 1999 AND
                     FOR THE SIX MONTHS ENDED JUNE 30, 2000

--------------------------------------------------------------------------------

                                                                            LIMITED PARTNERS                               TOTAL
                                                                       ----------------------------      GENERAL         PARTNERS'
                                                                         PER UNIT          TOTAL         PARTNER          EQUITY
                                                                       ------------    ------------    ------------    ------------
Proceeds from sale of
  partnership units ................................................   $     500.00    $ 14,677,000                    $ 14,677,000
Underwriting commissions
  and other organization expenses ..................................         (60.29)     (1,769,862)                     (1,769,862)
Cumulative net income (loss)
  (to December 31, 1998) ...........................................        (223.05)     (6,547,484)   $     14,600      (6,532,884)
Cumulative distributions
  (to December 31, 1998) ...........................................        (166.75)     (4,894,473)        (14,600)     (4,909,073)
                                                                       ------------    ------------    ------------    ------------

Partners' equity - January 1, 1999 .................................          49.91       1,465,181               0       1,465,181
Net loss ...........................................................          (2.87)        (84,220)                        (84,220)
                                                                       ------------    ------------    ------------    ------------

Partners' equity - January 1, 2000 (audited) .......................          47.04       1,380,961               0       1,380,961
Transfer among general partner and limited partners.................           2.26          80,771         (80,771)              0
Net loss (unaudited) ...............................................          (4.79)       (140,567)         (1,420)       (141,987)
                                                                       ------------    ------------    ------------    ------------

Partners' equity (deficit) - June 30, 2000 (unaudited) .............   $      44.51    $  1,321,165    $    (82,191)   $  1,238,974

SIERRA PACIFIC DEVELOPMENT FUND
                             (A LIMITED PARTNERSHIP)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE SIX MONTHS ENDED JUNE 30, 2000 AND 1999
--------------------------------------------------------------------------------

                                                                                2000                1999
                                                                             (UNAUDITED)         (UNAUDITED)
                                                                            ------------        ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss ...........................................................      $   (141,987)       $    (46,773)
  Adjustments to reconcile net loss
  to cash provided by operating activities:
    Depreciation and amortization ....................................           160,035             174,227
    Extraordinary loss from write-off of deferred
      loan costs .....................................................            46,020                   0
    Minority interest's share of consolidated
      joint venture loss .............................................            (7,599)             (3,279)
    (Increase) decrease in receivables ...............................            (7,097)              4,186
    Increase in other assets .........................................           (18,339)            (17,138)
    Increase (decrease) in accrued and other liabilities .............            43,521             (13,463)
                                                                            ------------        ------------

    Net cash provided by operating activities ........................            74,554              97,760
                                                                            ------------        ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Payments for property additions ..................................                 0              (9,642)
                                                                            ------------        ------------

    Net cash used in investing activities ............................                 0              (9,642)
                                                                            ------------        ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from note payable secured by property ...................         4,050,000                   0
    Principal payments on notes payable ..............................        (1,682,968)            (23,041)
    Payments on deferred loan costs ..................................          (112,436)                  0
    Contributions from minority partner ..............................            78,091                   0
    Distributions to minority partner ................................        (2,432,547)                  0
    Loan to affiliate ................................................                 0             (47,000)
                                                                            ------------        ------------

    Net cash used in financing activities ............................           (99,860)            (70,041)
                                                                            ------------        ------------

NET (DECREASE) INCREASE IN CASH
   AND CASH EQUIVALENTS ..............................................           (25,306)             18,077

CASH AND CASH EQUIVALENTS
    Beginning of period ..............................................           134,154              83,408
                                                                            ------------        ------------

CASH AND CASH EQUIVALENTS
    End of period ....................................................      $    108,848        $    101,485
                                                                            ============        ============


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

   Cash paid during the period for real estate taxes .................      $     36,473        $     36,816
                                                                            ============        ============

   Cash paid during the period for interest ..........................      $    146,360        $     76,986
                                                                            ============        ============

                        SIERRA PACIFIC DEVELOPMENT FUND
                             (A LIMITED PARTNERSHIP)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)
                   ------------------------------------------

1.    ORGANIZATION

In February 1994, Sierra Pacific Development Fund (the Partnership) created a general partnership (Sierra Creekside Partners) with Sierra Mira Mesa Partners
(SMMP) to facilitate cash contributions by SMMP for the continued development and operation of the Sierra Creekside property (the Property). The Partnership Agreement of Sierra Creekside Partners (the Agreement) was amended effective January 1, 1995 to consider both contributions and distributions when calculating each partners' percentage interest at January 1 of each year. Accordingly, on January 1, 2000, the Partnership's interest in Sierra Creekside Partners was increased from 93.45% to 94.92% to reflect 1999 contributions and distributions.

2.    BASIS OF FINANCIAL STATEMENTS

The accompanying unaudited consolidated condensed financial statements include the accounts of the Partnership and Sierra Creekside Partners at June 30, 2000. All significant intercompany balances and transactions have been eliminated in consolidation.

In the opinion of the Partnership's management, these unaudited financial statements reflect all adjustments which are necessary for a fair presentation of its financial position at June 30, 2000 and results of operations and cash flows for the periods presented. All adjustments included in these statements are of a normal and recurring nature. These financial statements should be read in conjunction with the financial statements and notes thereto contained in the Annual Report of the Partnership for the year ended December 31, 1999.

3.    RELATED PARTY TRANSACTIONS

Included in the financial statements for the six months ended June 30, 2000 and 1999 are affiliate transactions as follows:

                                                            June 30
                                                            -------
                                                        1999        2000
                                                        ----        ----
           Management fees                           $ 21,235    $ 20,245
           Administrative fees                         20,398      30,739

4.    PARTNERS' EQUITY

Equity and net loss per limited partnership unit is determined by dividing the limited partners' share of the Partnership's equity and net loss by the number of limited partnership units outstanding, 29,354.

During the quarter ended March 31, 2000, an amount was transferred between the partners' equity accounts such that 99% of cumulative operating income, gains, losses, deductions and credits of the Partnership is allocated among the limited partners and 1% is allocated to the general partner. Management does not believe that the effect of this transfer is significant.

5.    PENDING TRANSACTION

CGS Real Estate Company, Inc. (CGS), an affiliate of the general partner, is in the process of developing a plan pursuant to which the property owned by the Partnership would be combined with the properties of other real estate partnerships managed by CGS and its affiliates. These limited partnerships own office properties, industrial properties, shopping centers, and residential apartment properties. It is expected that the acquirer would in the future qualify as a real estate investment trust. Limited partners would receive shares of common stock in the acquirer, which would be listed on a national securities exchange or the NASDAQ national market system.

                       SIERRA PACIFIC DEVELOPMENT FUND II
                            HISTORICAL FINANCIAL DATA

                       Sierra Pacific Development Fund II
                                Table of Contents



A.       Selected Historical Financial Data

B. Management's Discussion and Analysis of Financial Condition and Results of Operations - December 31, 1999, 1998 and 1997.

C. Management's Discussion and Analysis of Financial Condition and Results of Operations - Quarters Ended June 30, 2000 and 1999.

D.       Audited Financial Statements - December 31, 1999, 1998 and 1997

E.       Financial Statement Schedules

         1.   Schedule II - Valuation and qualifying accounts . . .

         2.   Schedule III - Real estate and accumulated depreciation . . .

F.       Unaudited Financial Statements - Six Months Ended June 30, 2000
         and 1999

A.       SELECTED HISTORICAL FINANCIAL DATA OF SIERRA PACIFIC DEVELOPMENT FUND
         II
The following table sets forth certain selected historical financial data of the Partnership. The selected operating and financial position data as of and for each of the five years ended December 31, 1999 have been derived from the audited financial statements of the Partnership. The selected operating and financial position data as of June 30, 2000 and for the six months ended June 30, 2000 and 1999 have been derived from the unaudited financial statements of the Partnership. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto which follow.

(In thousands except for per share data)

                                                         YEAR ENDED DECEMBER 31,                          SIX MONTHS ENDED JUNE 30,
                                                         -----------------------                          -------------------------
                                       1995          1996          1997          1998          1999          1999          2000
                                       ----          ----          ----          ----          ----          ----          ----
OPERATING DATA:

REVENUES:

Rental and reimbursement income      $ 1,736       $ 1,778       $ 1,841       $ 2,298       $ 2,356       $ 1,194       $ 1,267

Interest and other income                346           350           339           375           410           205           237
                                     -------       -------       -------       -------       -------       -------       -------
Total revenues                         2,082         2,128         2,180         2,673         2,766         1,399         1,504
                                     =======       =======       =======       =======       =======       =======       =======
EXPENSES:

Property operating                       907           968         1,068         1,039         2,312           793           885

Management and advisory fees              87            90            93           119           112            --            --

Real estate and other taxes              325           334           311           344           373            --            --

Depreciation and amortization            517           633           787           891           869           435           441

Interest expense                         462           465           436           439           437           214           223
                                     -------       -------       -------       -------       -------       -------       -------

                                                         YEAR ENDED DECEMBER 31,                          SIX MONTHS ENDED JUNE 30,
                                                         -----------------------                          -------------------------
                                       1995          1996          1997          1998          1999          1999          2000
                                       ----          ----          ----          ----          ----          ----          ----
Total expenses                         2,298         2,490         2,695         2,832         4,103         1,442         1,549
                                     =======       =======       =======       =======       =======       =======       =======
Net income (loss) before
   partnership's share of
   unconsolidated joint venture
   income (loss)                        (216)         (362)         (515)         (159)       (1,337)          (43)          (46)
                                     -------       -------       -------       -------       -------       -------       -------
Partnership's share of
   unconsolidated joint venture
   income (loss)                        (307)          162          (285)          (15)          160            89           101
                                     -------       -------       -------       -------       -------       -------       -------
Net income (loss)                    $  (523)      $  (200)      $  (800)      $  (174)      $(1,177)      $    46       $    55
                                     =======       =======       =======       =======       =======       =======       =======

                                                                         DECEMBER 31,                               JUNE 30,
                                                                         ------------                               --------
                                                    1995        1996        1997        1998       1999          1999       2000
                                                    ----        ----        ----        ----       ----          ----       ----
OTHER DATA:
Weighted average number of units outstanding          87          87          87          87          87          87         87

Income (loss) per unit                             (6.04)      (2.30)      (9.24)      (2.01)     (13.59)       0.53       0.63

Ratio of earnings to fixed charges (1)                --          --          --          --          --        1.21       1.25

Deficiency of earnings to cover fixed
   charges (2)                                       523         200         800         174       1,177          --         --

Cash distributions                                  (200)       (300)        (50)         --          --          --         --

Total properties owned at end of period                3           3           3           3           3           3          3

Book  value per limited partnership unit             161         156         146         144         131         145        132

Per unit value assigned for the consolidation                                                                               145

BALANCE SHEET DATA:

Cash and cash equivalents                        $   203     $    23     $    70     $    71     $   261     $    48    $   109

Real estate held for investment, net              10,900      11,206      11,212      10,899      10,591      10,748     10,325

Mortgages/notes receivable, net                    2,164       2,164       2,454       2,773       3,063       2,773      3,633

Accounts receivable, net                             407         360         356         364         378         589        647

Investment in/due from partnerships                5,494       5,857       4,368       4,200       4,037       4,286      3,156

Other assets                                         508         620       1,017       1,036         874         990        865

Total assets, at book value                       19,676      20,230      19,477      19,343      19,204      19,434     18,735

                                                                       DECEMBER 31,                             JUNE 30,
                                                                       ------------                             --------
                                                  1995        1996        1997        1998       1999       1999        2000
                                                  ----        ----        ----        ----       ----       ----        ----
Total assets, at valued assigned for the
   consolidation                                                                                                           54

Total liabilities                                 5,620       6,674       6,771       6,811      7,849      6,856       7,326

General partners deficit                             --          --          --          --         --         --         (63)

Limited partners equity                          14,056      13,556      12,706      12,532     11,355     12,578      11,472

CASH FLOW DATA:

Increase (decrease) in cash and equivalents,
   net                                           (1,338)       (180)         47           1        190        (23)       (151)

Cash (used in) provided by operating
   activities                                      (842)        401        (673)        242         85       (118)       (447)

(5) For purposes of determining the ratio of earnings to fixed charges, earnings consist of earnings before extraordinary items, income taxes and fixed charges. Fixed charges consist of interest on indebtedness, the amortization of debt issuance costs and that portion of operating rental expense representing interest.

(6) Deficiency of earnings to cover fixed charges is the amount of earnings that would be required to achieve a ratio of earnings to fixed charges of 1.0

B. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - DECEMBER 31, 1999, 1998 AND 1997

Management's Discussion and Analysis of Financial Condition and Results of Operations includes certain forward looking statements reflecting the Partnership's expectations in the near future; however, many factors which may affect the actual results, especially changing regulations, are difficult to predict. Accordingly, there is no assurance that the Partnership's expectations will be realized.

Overview:

The following discussion should be read in conjunction with the Selected Financial Data and the Partnership's Consolidated Financial Statements and Notes thereto incorporated by reference to the Annual Report to the Limited Partners attached as an Exhibit. As of December 31, 1999, the Partnership owns three properties, Sierra Westlakes, Sierra Southwest Pointe and 5850 San Felipe. The Partnership sold its interest in the Sierra Technology property on December 31, 1994. In addition, the Partnership holds a 33.01% interest in Sierra Mira Mesa Partners ("SMMP"). SMMP owns an office building - Sierra Mira Mesa in San Diego, California.

Results of Operations:

Comparison of year ended December 31, 1999 to year ended December 31, 1998.

Rental income increased by $59,000, or 3%, for the year ended December 31, 1999 when compared to the prior year, primarily due to an increase in rental rates at 5850 San Felipe and Sierra Southwest Pointe. The weighted-average effective annual rent per square foot, on an accrual basis, increased from $11.36 to $11.82 at 5850 San Felipe and from $5.11 to $5.53 at Sierra Southwest Pointe in 1999. Rental rates at Sierra Westlakes remained unchanged. This increase was partially offset due a decrease in occupancy at Sierra Southwest Pointe from 94% at December 31, 1998 to 78% at December 31, 1999. Occupancy at 5850 San Felipe and Sierra Westlakes remained comparable between the two years.


Total operating expenses increased by $1,274,000, or 53%, in comparison to the prior year, principally due to the settlement of a lawsuit against the Partnership. As stipulated in the settlement agreement, not withstanding other terms and conditions, the Partnership agreed to pay the plaintiff's attorney fees of $1,000,000. These fees and other legal costs associated with the lawsuit were included in operating expenses for the year ended December 31, 1999. The increase in total operating expenses was also attributable to higher administrative costs and maintenance and repair expenses incurred during the year. In addition, a loan made to an affiliate in 1996 and a rent receivable balance from a former tenant was deemed uncollectible and subsequently written-off to bad debt expense in 1999. Further, property taxes rose primarily as a result of an increase in the assessed value of 5850 San Felipe and Sierra Southwest Pointe.

The Partnership's share of income (loss) from its investment in SMMP was $160,000 for the year ended December 31, 1999 compared to $(15,000) for the prior year. SMMP generated income for the years ended December 31, 1999 and 1998. The Partnership's loss from its investment in SMMP in the prior year was largely due to a $76,000 adjustment recorded in the first quarter of 1998 to correct an understatement of its share of unconsolidated joint venture loss in 1997.

Comparison of year ended December 31, 1998 to year ended December 31, 1997.

Rental income increased $457,000, or 25%, primarily as a result of near maximum occupancy at 5850 San Felipe. Occupancy at the building has risen over the past two years from 72% at December 31, 1996 to 96% at December 31, 1998. Occupancy at Sierra Southwest Pointe and Sierra Westlakes remained comparable between the two years. The increase in rental income is also attributable to increased rental rates at the buildings. The weighted-average effective annual rent per square foot, on an accrual basis, increased from $10.86 to $11.36 at 5850 San Felipe and from $4.48 to $5.11 at Sierra Southwest Pointe during 1998. Rental rates at Sierra Westlakes remained comparable.


Total operating expenses increased by $133,000, or 6%, when compared to the prior year. Depreciation and amortization increased primarily as a result of depreciation and amortization expenses on additional tenant improvements and lease costs associated with the increased occupancy at 5850 San Felipe. The increase in occupancy also resulted in higher utilities and management fees. In addition, property taxes were higher principally due to an increase in the assessed value of 5850 San Felipe. The increase in total operating expenses was partially offset by a decrease in legal fees. The Partnership incurred higher legal fees in 1997 defending litigation against the Partnership.

The Partnership recorded a $15,000 loss in 1998 from its investment in SMMP. SMMP generated income for the year ended December 31, 1998, however the Partnership had understated its share of unconsolidated joint venture loss in the prior year and recorded a $76,000 adjustment in the first quarter of 1998. In 1997, the Partnership recorded a $285,000 loss from investment in SMMP. The loss generated by SMMP in 1997 was primarily the result of its share of loss from its joint venture partner, Sierra Vista Partners ("SVP"). SVP sold the Sierra Vista property in October 1997 and recorded a $968,000 loss from property disposition.

Liquidity and Capital Resources:

The Partnership generated cash from operations of $85,000 during 1999. In 1999, the Partnership paid $387,000 for property additions and $59,000 for leasing commissions. The Partnership's joint venture, SMMP, made net distributions of $326,000 to assist with the funding of these expenditures.

In January 1999, the $1,300,000 mortgage note on the Sierra Southwest Pointe property matured. In August 1999, the note was paid and a new $1,500,000 loan agreement was entered into with the same lender. The new mortgage bears interest at 8.35% per annum and calls for monthly principal and interest payments of $11,927. Such payments shall continue until September 2009, when the indebtedness is due in full. Net proceeds will primarily be used to pay accrued liabilities and to fund future capital expenditures. The loan is secured by a trust deed on the Sierra Southwest Pointe property.

The Partnership is in an illiquid position at December 31, 1999 with cash and billed rents of $401,000 and current liabilities of $1,362,000, which includes accrued legal fees of $1,000,000 (See "Legal Proceedings"). In February and March 2000, the Partnership made scheduled payments totaling $500,000 of the accrued legal fees. The remaining $500,000 is due by December 31, 2000.

The Partnership's primary capital requirements will be for the construction of new tenant space. It is anticipated that these requirements will be funded from the operation of the properties and distributions from SMMP.

Inflation:

The Partnership's long-term leases contain provisions designed to mitigate the adverse impact of inflation on its results from operations. Such provisions may include escalation clauses related to Consumer Price Index increases.

YEAR 2000 COMPLIANCE


The Year 2000 Compliance issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Partnership's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with Year 2000 requirements.


The Partnership did not experience any major system failures or disruptions in operations over the year 2000 transition. All systems have continued to operate as normal.


The Partnership did not separately track internal costs related to the Year 2000 issue and Partnership management believes these amounts did not have a material impact on the Partnership's financial position or results of operations.

The Partnership employs a property management company to manage, operate and lease the properties. The management company did not experience any major systems failures or disruptions in operations at the property. The Partnership remains confident that no Year 2000 issues with the property management company or other third parties will arise in the future although no guarantees can be made to that effect.

C. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - SIX MONTHS ENDED JUNE 30, 2000 AND 1999

(a) OVERVIEW

The following discussion should be read in conjunction with Sierra Pacific Development Fund II's (the Partnership) Financial Statements and Notes thereto appearing elsewhere in this Form 10-Q.

The Partnership currently owns three properties; 5850 San Felipe, Sierra Westlakes, and Sierra Southwest Pointe. In addition, the Partnership holds a 30.17% interest in Sierra Mira Mesa Partners (SMMP).

(b) RESULTS OF OPERATIONS

Rental income for the six months and three months ended June 30, 2000 increased by approximately $73,000, or 6%, and by approximately $129,000, or 23%, respectively, when compared to the same periods in the prior year. These increases were primarily due to higher common area maintenance fees billed at 5850 San Felipe. Supplemental billings were made in the second quarter to recover higher than anticipated prior year common area maintenance fees. Further, rental rates rose at 5850 San Felipe and Sierra Southwest Pointe. These increases in rental income were partially offset by lower occupancy at Sierra Southwest Pointe. Occupancy at Sierra Southwest Pointe decreased from 85% at June 30, 1999 to 73% at June 30, 2000. At 5850 San Felipe, occupancy rose slightly from 98% to 100% between the same periods. Sierra Westlakes remained 75% occupied.

Operating expenses for the six months ended June 30, 2000 increased by approximately $92,000, or 12%, in comparison to the corresponding period in prior year, in large part due to an increase in legal fees associated with the settlement of a lawsuit against the Partnership. Further, higher maintenance and repairs costs and accounting and auditing fees were incurred during the period. This increase was partially offset by a decrease in administrative costs. Operating expenses for the quarter ended June 30, 2000 decreased by approximately $30,000, or 7%, principally as a result of lower administrative costs and data processing fees.

The Partnership's share of unconsolidated joint venture income was approximately $101,000 for the six months ended June 30, 2000 compared to approximately $90,000 for the corresponding period in the prior year.

(c) LIQUIDITY AND CAPITAL RESOURCES

In December 1999, a lawsuit was settled against the Partnership that provided for a complete release of the Partnership, general partners and all affiliates. As part of the settlement, the Partnership agreed to pay the plaintiff's attorneys' fees of $1,000,000. In the first quarter of 2000, the Partnership made scheduled payments totaling $500,000, with the remaining $500,000 due by

December 31, 2000.

The Partnership is in an illiquid position as of June 30, 2000 with cash and billed rents of approximately $298,000 and current liabilities of approximately $953,000, which includes the remaining legal liability of $500,000.

The Partnership's primary capital requirements will be for the construction of new tenant space and the remaining legal obligation. It is anticipated that these requirements will be funded from the operations of the properties and distributions from SMMP.

Inflation:

The Partnership does not expect inflation to be a material factor in its operations in 2000.

         AUDITED FINANCIAL STATEMENTS - DECEMBER 31, 1999, 1998 AND 1997

INDEPENDENT AUDITORS' REPORT

To the Partners of
Sierra Pacific Development Fund II

We have audited the accompanying consolidated balance sheets of Sierra Pacific Development Fund II and subsidiary, a California limited partnership, (the "Partnership") as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in partners' equity and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sierra Pacific Development Fund II and subsidiary as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.


/s/ DELOITTE & TOUCHE LLP

Houston, Texas
February 25, 2000

                SIERRA PACIFIC DEVELOPMENT FUND II AND SUBSIDIARY
                       (A California Limited Partnership)
                           CONSOLIDATED BALANCE SHEETS
                           December 31, 1999 and 1998

--------------------------------------------------------------------------------

                                                    December 31, 1999    December 31, 1998
                                                    -----------------    -----------------
ASSETS
Cash and cash equivalents                              $   260,963          $    71,180
Receivables:
   Note, net of deferred gain of
    $736,271 (Notes 3 and 4)                             3,062,629            2,772,729
   Unbilled rent (Notes 1 and 4)                           239,271              277,328
   Billed rent (Note 1)                                    140,211               79,259
   Due from affiliates (Note 3)                          1,013,698            1,005,459
   Accounts receivable                                           0                7,946
Income-producing properties - net of
  accumulated depreciation and
  valuation allowance of $3,728,719 in 1999
  and $3,117,658 in 1998 (Notes 1, 4 and 6)             10,590,651           10,899,304
Investment in unconsolidated joint venture
  (Notes 1 and 5)                                        3,023,177            3,193,894
Other assets (Notes 1, 2 and 3)                            873,728            1,035,815
                                                       -----------          -----------

Total Assets                                           $19,204,328          $19,342,914
                                                       ===========          ===========

LIABILITIES AND PARTNERS' EQUITY
Accrued and other liabilities (Notes 2 and 8)          $ 1,452,577          $   579,821
Notes payable (Note 6)                                   6,397,116            6,231,204
                                                       -----------          -----------

Total Liabilities                                        7,849,693            6,811,025
                                                       -----------          -----------

Partners' equity (Notes 1 and 7):
  General Partner                                                0                    0
  Limited Partners:
    Class A Limited Partners:
      60,000 units authorized,
      56,674 issued and outstanding                      7,426,335            8,196,299

    Class B Limited Partners:
      60,000 units authorized,
      29,979 issued and outstanding                      3,928,300            4,335,590
                                                       -----------          -----------

Total Partners' equity                                  11,354,635           12,531,889
                                                       -----------          -----------

Total Liabilities and Partners' equity                 $19,204,328          $19,342,914
                                                       ===========          ===========

                            See Accompanying Notes 22
                SIERRA PACIFIC DEVELOPMENT FUND II AND SUBSIDIARY
                       (A California Limited Partnership)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
              For the Years Ended December 31, 1999, 1998 and 1997
--------------------------------------------------------------------------------

                                                      1999             1998             1997
                                                  -----------      -----------      -----------
REVENUES:
  Rental income (Note 1)                          $ 2,356,436      $ 2,297,908      $ 1,841,050
  Interest income (Note 3)                            409,717          375,420          338,722
                                                  -----------      -----------      -----------

                Total revenues                      2,766,153        2,673,328        2,179,772
                                                  -----------      -----------      -----------

EXPENSES:
Operating expenses:
    Depreciation and amortization                     869,457          890,846          786,905
    Property taxes and insurance                      372,696          343,864          311,475
    Administrative fees (Note 3)                      283,875          244,116          216,177
    Maintenance and repairs                           328,528          293,874          295,358
    Utilities                                         204,376          215,449          173,500
    Management fees (Note 3)                          112,161          118,976           93,168
    Legal and accounting (Note 8)                   1,227,643          130,252          215,138
    General and administrative                         59,304           36,549           53,955
    Salaries and payroll taxes                         36,000           36,000           36,000
    Renting expenses                                   17,179           13,761           23,333
    Bad debt expense                                   76,021                0                0
    Other operating expenses                           79,139           69,151           54,473
                                                  -----------      -----------      -----------
    Total operating expenses                        3,666,379        2,392,838        2,259,482

Interest                                              437,352          439,499          435,818
                                                  -----------      -----------      -----------

                Total expenses                      4,103,731        2,832,337        2,695,300
                                                  -----------      -----------      -----------

LOSS BEFORE PARTNERSHIP'S SHARE OF
 UNCONSOLIDATED JOINT VENTURE INCOME (LOSS)        (1,337,578)        (159,009)        (515,528)
                                                  -----------      -----------      -----------

PARTNERSHIP'S SHARE OF UNCONSOLIDATED
  JOINT VENTURE INCOME (LOSS)(Note 5)                 160,324          (14,912)        (284,878)
                                                  -----------      -----------      -----------

NET LOSS                                          $(1,177,254)     $  (173,921)     $  (800,406)
                                                  ===========      ===========      ===========

Net loss per limited partnership unit(Note 1)     $    (13.59)     $     (2.01)     $     (9.24)
                                                  ===========      ===========      ===========

                            See Accompanying Notes 23

                SIERRA PACIFIC DEVELOPMENT FUND II AND SUBSIDIARY
                       (A California Limited Partnership)

             CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' EQUITY
              For the Years Ended December 31, 1999, 1998 and 1997

--------------------------------------------------------------------------------

                                         Limited Partners                                                   Total
                         ------------------------------------------------                   General        Partners'
                           Class A           Class B             Total          Per Unit    Partner         Equity
                         ------------      ------------      ------------      ---------    -------      ------------
Partners' equity -
  January 1, 1997        $  8,866,234      $  4,689,982      $ 13,556,216      $   156.45   $     0      $ 13,556,216
Net loss                     (523,493)         (276,913)         (800,406)          (9.24)                   (800,406)
Distributions                 (32,692)          (17,308)          (50,000)          (0.58)                    (50,000)
                         ------------      ------------      ------------      ---------    -------      ------------

Partners' equity -
   December 31, 1997        8,310,049         4,395,761        12,705,810          146.63         0        12,705,810
Net loss                     (113,750)          (60,171)         (173,921)          (2.01)                   (173,921)
                         ------------      ------------      ------------      ---------    -------      ------------

Partners' equity -
  December 31, 1998         8,196,299         4,335,590        12,531,889          144.62         0        12,531,889
Net loss                     (769,964)         (407,290)       (1,177,254)         (13.59)                 (1,177,254)
                         ------------      ------------      ------------      ---------    -------      ------------

Partners' equity -
   December 31, 1999     $  7,426,335      $  3,928,300      $ 11,354,635      $   131.03   $     0      $ 11,354,635
                         ============      ============      ============      ==========   =======      ============

                            See Accompanying Notes 24
                SIERRA PACIFIC DEVELOPMENT FUND II AND SUBSIDIARY
                       (A California Limited Partnership)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              For the Years Ended December 31, 1999, 1998 and 1997
--------------------------------------------------------------------------------

                                                         1999             1998             1997
                                                      -----------      -----------      -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                            $(1,177,254)     $  (173,921)     $  (800,406)
  Adjustments to reconcile net loss to cash
  provided by (used in) operating activities:
    Depreciation and amortization                         869,457          890,846          786,905
    Undistributed (income) loss of unconsolidated
      joint venture                                      (160,324)          14,912          284,878
    Bad debt expense                                       76,021                0                0
    (Increase) decrease in rent receivable                (64,370)            (437)           3,526
    Increase in other receivables                        (324,739)        (343,229)        (240,672)
    Increase in other assets                               (6,618)        (212,500)        (646,387)
    Increase (decrease) in accrued and other
      liabilities                                         872,756           65,831          (60,658)
                                                      -----------      -----------      -----------
    Net cash provided by (used in) operating
      activities                                           84,929          241,502         (672,814)
                                                      -----------      -----------      -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Payments for property additions                        (387,242)        (416,813)        (676,666)
  Capital contributions to unconsolidated joint
    venture                                               (44,000)          (8,490)        (293,000)
  Distributions from unconsolidated joint venture         370,184          211,490        1,580,800
                                                      -----------      -----------      -----------
  Net cash (used in) provided by investing
    activities                                            (61,058)        (213,813)         611,134
                                                      -----------      -----------      -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Cash distributions                                            0                0          (50,000)
  Funding of note payable secured by property           1,500,000                0        1,300,000
  Principal payments on notes payable                  (1,334,088)         (26,299)      (1,141,492)
                                                      -----------      -----------      -----------
      Net cash provided by (used in) financing
        activities                                        165,912          (26,299)         108,508
                                                      -----------      -----------      -----------

NET INCREASE IN CASH AND CASH
  EQUIVALENTS                                             189,783            1,390           46,828

CASH AND CASH EQUIVALENTS - Beginning of year              71,180           69,790           22,962
                                                      -----------      -----------      -----------

CASH AND CASH EQUIVALENTS - End of year               $   260,963      $    71,180      $    69,790
                                                      ===========      ===========      ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
  Cash paid during the year for interest              $   437,352      $   443,823      $   455,666
                                                      ===========      ===========      ===========

In 1999, 1998 and 1997, interest receivable of $347,222, $373,078 and $379,298, respectively, was added to the principal balance of the related notes receivable from affiliates. These transactions are noncash items not reflected in the above statements of cash flows.

                SIERRA PACIFIC DEVELOPMENT FUND II AND SUBSIDIARY
                       (A California Limited Partnership)
                        --------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


Organization

Sierra Pacific Development Fund II (the "Partnership") was organized on April 29, 1983 in accordance with the provisions of the California Uniform Limited Partnership Act to acquire, develop and operate commercial and industrial real properties. S-P Properties, Inc. is the General Partner and manager of the Partnership. On December 30, 1994, all of the outstanding stock of TCP, Inc. was sold to Finance Factors, Inc. TCP, Inc. owns all of the common stock of S-P Properties, Inc. Finance Factors was a subsidiary of CGS Real Estate Company, Inc., a national real estate company. In July 1995, Finance Factors, Inc. merged with Bancor Real Estate Company, Inc., another subsidiary of CGS Real Estate Company, Inc.

The Partnership's activities during the preceding five years have involved the ownership and operation of four real estate projects in Texas: Sierra Technology Center in Austin, Texas; Sierra Westlakes in San Antonio, Texas; Sierra Southwest Pointe in Houston, Texas; and 5850 San Felipe in Houston, Texas.

In December 1997, Sierra Southwest Pointe LLC ("SSPLLC") was formed with the Partnership being the sole member. This company was formed solely to engage in the following activities: a) to acquire from Sierra Pacific Development Fund II the property known as Sierra Southwest Pointe, b) to own, hold, sell, assign, transfer, operate, lease, mortgage, pledge and otherwise deal with the Property,
c) to exercise all powers enumerated in the Delaware Limited Liability Company Act necessary or convenient to conduct, promotion or attainment of the business or purposes otherwise set forth. Title to the Sierra Southwest Pointe property was transferred from the Partnership to SSPLLC. The accounts of SSPLLC are consolidated into the financial statements of the Partnership since the date of formation and all significant intercompany transactions are eliminated in consolidation.


In December 1994, the Partnership sold Sierra Technology Center for $6,000,000. The sale proceeds were received in cash, a note receivable from the buyer, and equity in the 5850 San Felipe property.

In 1985 Sierra Mira Mesa Partners ("SMMP"), a California general partnership was formed between the Partnership and Sierra Pacific Pension Investors '84 (SPPI'84).

SMMP was initially created to develop and operate the office building known as Sierra Mira Mesa in San Diego, California. The Partnership's initial ownership interest in SMMP was 51%; the remaining 49% was owned by SPPI'84. Effective December 31, 1996, the general partners amended the partnership agreement to allow for adjustments in the sharing ratio each year based upon the relative net contributions and distributions since inception of each general partner. In conjunction with this amendment, the general partners forgave the December 31, 1996 balances of advances due from SMMP and included these amounts as adjustments to their respective equity accounts. As a result, the sharing ratio in effect for 1997, 1998 and 1999 was 45.58%, 33.74% and 33.01%, respectively, for the Partnership and 54.42%, 66.26% and 66.99%, respectively, for SPPI'84. On January 1, 2000, the sharing ratio will be decreased to 30.17% for the Partnership and increased to 69.83% for SPPI'84 to reflect the 1999 contributions and distributions.

SMMP also holds an 88.12% interest in Sorrento I Partners (a California general partnership with Sierra Pacific Development Fund III formed in 1993), a 35.10% interest in Sorrento II Partners (a California general partnership with Sierra Pacific Institutional Properties V formed in 1993), a 6.55% interest in Sierra Creekside Partners (a California general partnership with Sierra Pacific Development Fund formed in 1994), and a 33.32% interest in Sierra Vista Partners (a California general partnership with Sierra Pacific Development Fund III formed in 1994).

Basis of Financial Statements

The Partnership maintains its books and prepares its financial statements in accordance with generally accepted accounting principles. However, the Partnership prepares its tax returns on the accrual basis of accounting as defined by the Internal Revenue Code with adjustments to reconcile book and taxable income (loss) for differences in the treatment of certain income and expense items. The accompanying financial statements do not reflect any provision for federal or state income taxes since such taxes are the obligation of the individual partners.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include highly liquid, short-term investments with original maturities of three months or less.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The financial instruments of the Partnership at December 31, 1999 and 1998 consist of cash and cash equivalents, receivables, due from affiliates, accounts payable and notes payable. The fair value of cash and cash equivalents, receivables and accounts payable approximates the carrying value due to the short term nature of these items. In the opinion of management, the estimated fair value of the notes payable, based on market rates at December 31, 1999, is $5,975,000. Management does not fair value the amounts due from affiliates due to the related party nature of this receivable.



Income-Producing Properties

Property and tenant improvements are carried at cost and depreciated on the straight-line method over the estimated lives of the related assets, ranging from one to thirty years. Tenant improvements incurred at the initial leasing of the properties are depreciated over ten years and tenant improvements incurred at the re-leasing of the properties are depreciated over the life of the related lease.

Expenditures for repairs and maintenance are charged against income as incurred. Improvements and major renewals are capitalized. Costs and the related accumulated depreciation of assets sold or retired are removed from the accounts in the year of disposal or when fully depreciated and any resulting gain or loss is reflected in income.

Prior to 1995, the Partnership assessed impairment of income-producing properties based upon appraised values and established provisions for impairment where appraisals indicated other than temporary declines in value. Effective January 1, 1995, the Partnership implemented Statement of Financial Accounting Standards No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (the "Statement"). The Partnership regularly evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Future cash flows are estimated and compared to the carrying amount of the asset to determine if an impairment has occurred. If the sum of the expected future cash flows is less than the carrying amount of the asset, the Partnership shall recognize an impairment loss in accordance with the Statement. No such impairments have been recognized by the Partnership since 1995.

Because the determination of fair value is based upon projections of future economic events such as property occupancy rates, rental rates, operating cost inflation and market capitalization rates which are inherently subjective, the amounts ultimately realized at disposition may differ materially from the net carrying value as of December 31, 1999. The cash flows used to determine fair value and net realizable value are based on good faith estimates and assumptions developed by management. Unanticipated events and circumstances may occur and some assumptions may not materialize; therefore, actual results may vary from the estimates and the variances may be material. The Partnership may provide additional write-downs which could be material in subsequent years if real estate markets or local economic conditions change.

Investment in Unconsolidated Joint Venture

The investment in unconsolidated joint venture is stated at cost and is adjusted for the Partnerships' share in earnings or losses and cash contributions to or distributions from the joint venture (equity method).

Other Assets

Deferred leasing costs represent costs incurred to lease properties and are amortized over the life of the related lease using the straight line method of accounting.

Deferred loan costs represent costs incurred to obtain financing and are amortized over the life of the related loan using the straight line method of accounting.

Rental Income and Rent Receivable

Rental income is recognized on the straight-line method over the term of the related operating lease in accordance with the provisions of Statement of Financial Accounting Standards No. 13, "Accounting for Leases".

Rent receivable consists of (a) unbilled rent - the difference between rent recognized on the straight-line method and actual cash due; and (b) billed rent
- rent due but not yet received.

Calculation of Equity and Net Income (Loss) Per Limited Partnership Unit

Equity and net income (loss) per limited partnership unit are determined by dividing the Limited Partners' equity and net income (loss) by the number of limited partnership units outstanding, 56,674 Class A and 29,979 Class B.

Recent Accounting Pronouncements

The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." These SFAS's, which were effective for the Partnership's fiscal year ending December 31, 1998, establish additional disclosure requirements but do not affect the measurement of the results of operations. During the periods presented, the Partnership did not have any items of comprehensive income. The adoption of SFAS No. 131 had no effect on the Partnership's financial statements as the Partnership operates in only one segment, the acquisition, development and operation of commercial real estate.

2.   DETAILS OF CERTAIN BALANCE SHEET ACCOUNTS

Additional information regarding certain balance sheet accounts, at December 31, 1999 and 1998 is as follows:

                                                                  1999           1998
                                                               ----------     ----------
Other assets:
   Prepaid expenses                                            $   21,203     $   20,192
   Deferred loan costs, net of accumulated amortization
      Of $41,467 in 1999 and $25,859 in 1998                      153,167        117,044
   Deferred leasing costs, net of accumulated amortization
      Of $352,207 in 1999 and $259,518 in 1998                    511,143        605,302
   Tax and insurance impounds                                     155,388        111,533
   Tenant improvements reserves                                    22,827        171,454
   Deposits                                                        10,000         10,290
                                                               ----------     ----------
                                                               $  873,728     $1,035,815
                                                               ==========     ==========

Accrued and other liabilities:
   Accounts payable                                            $  115,967     $  231,525
   Security deposits                                               90,974         90,891
   Accrued expenses                                               233,136        225,264
   Unearned rental income                                               0         19,641
   Interest payable                                                12,500         12,500
   Accrued legal liability                                      1,000,000              0
                                                               ----------     ----------
                                                               $1,452,577     $  579,821
                                                               ==========     ==========


3.   GENERAL PARTNER AND RELATED PARTY TRANSACTIONS

An affiliate of the General Partner receives a management fee of 5% of the gross rental income collected from the properties. Management fees paid to affiliates for the years ended December 31, 1999, 1998 and 1997 were $112,161, $118,976 and $93,168, respectively.

An affiliate of the General Partner is entitled to reimbursement for expenses incurred by the affiliate for services provided to the Partnership such as accounting, legal, data processing and similar services. The affiliate was reimbursed $292,790, $252,201 and $232,399 for such services for the years ended December 31, 1999, 1998 and 1997, respectively. The Partnership reimbursed the affiliate for construction supervision costs incurred by the affiliate. For the years ended December 31, 1999, 1998 and 1997 the affiliate received $0, $16,754 and $50,083, respectively, for tenant improvements supervisory costs.

In consideration for services rendered with respect to initial leasing of Partnership properties, affiliates of the General Partner are paid initial leasing costs. For the years ended December 31, 1999, 1998 and 1997 these fees amounted to $53,746, $49,811 and $225,240, respectively, and were recorded as deferred leasing costs.

During 1993, the Partnership loaned funds to a former affiliate of the General Partner in the form of demand notes. Interest was paid at rates approximately 100 basis points above certificate of deposit rates established by major commercial banks. The loans reached a maximum of $1,100,000. The loans were reduced to $812,000 at December 31, 1994 and the interest rate was fixed at 6%. In 1999, 1998 and 1997, interest receivable of $57,322, $54,078 and $89,298 was added to the principal balance of the note. Interest income of $57,322, $54,078, and $48,720 was recognized in 1999, 1998, and 1997, respectively, related to this note. The balance outstanding at December 31, 1999 is $1,012,698. The note is guaranteed by the owners of CGS Real Estate Company, Inc. (See Note 8).

Two affiliates of the General Partner lease a total of 22,841 square feet of 5850 San Felipe, a property of the Partnership. The terms of the leases are consistent with the current market conditions for office space in the area of the property. During the years ended December 31, 1999, 1998, and 1997, the Partnership recognized rental income of $219,760, $219,760, and $162,099 related to these leases.

As further described in Note 4, in 1994 the Partnership sold a property to an affiliate of the General Partner for cash of $3,100,000 and a $2,900,000 trust deed note. The original note called for monthly interest only payments and bore interest of 10% per annum until December 1997, when the entire indebtedness was due in full. In each of the three years ended December 31, 1999, maturity has been extended for additional one-year terms. In 1999, 1998 and 1997, interest receivable of $289,900, $319,000 and $290,000, respectively, was added to the principal balance of the note. All other terms of the original note remained unchanged. The Partnership recognized interest income of $350,900, $319,000 and $290,000 related to the note during 1999, 1998 and 1997, respectively. The December 31, 1999 principal balance was $3,798,900. The note is secured by a second lien on the property and management believes the collateral has sufficient value to recover the Partnership's net investment in the note after satisfaction of the first lien holder (See Note 8).

During 1996, the Partnership made a non-interest bearing advance to an affiliate in the amount of $50,083. This advance was deemed uncollectible and subsequently written off to bad debt expense in 1999.



4.   INCOME-PRODUCING PROPERTIES

At December 31, 1999 and 1998 the total cost and accumulated depreciation of the properties are as follows:


                                  1999              1998
                              ------------      ------------

Land                          $  4,263,746      $  4,263,746
Building and improvements       10,055,624         9,753,216
                              ------------      ------------

             Total              14,319,370        14,016,962

Accumulated depreciation        (3,278,719)       (2,667,658)
Valuation allowance               (450,000)         (450,000)
                              ------------      ------------

             Net              $ 10,590,651      $ 10,899,304
                              ============      ============

During 1999 and 1998, the Partnership removed $84,834 and $1,467,901, respectively, from its buildings and improvements and related accumulated depreciation accounts for fully depreciated property.

On December 30, 1994, the Sierra Technology Center property, with a historical cost basis of $3,849,228, was sold for $6,000,000 ($3,100,000 cash down-payment and $2,900,000 trust deed note) to an affiliate of Finance Factors, Inc. In a related transaction, on December 30, 1994, the Partnership purchased 5850 San Felipe, an office building in Houston, Texas for $5,000,000 from an affiliate of Finance Factors, Inc. The Partnership paid $973,713 as cash down-payment and assumed a first trust deed note with a balance of $4,026,287. In accordance with Emerging Issues Task Force No. 87-29, "Exchange of Real Estate Involving Boot", the fair value of the assets and liabilities transferred in the two transactions was allocated between a monetary and a non-monetary component. Accordingly, the historical cost of the San Felipe building was reduced by $243,068, representing the non-monetary portion of the gain on sale of the Sierra Technology Center. The monetary portion of the gain on sale was recorded in accordance with Statement of Financial Accounting Standards No. 66 "Accounting For Sales of Real Estate" using the installment method and the Partnership recorded a gain of $539,835 (net of selling costs and unamortized loan fees and lease costs). A deferred gain of $736,271 will be recognized as principal payments on the trust deed note are received.

Future minimum base rental income, under the existing operating leases for the properties, to be recognized on a straight-line basis and amounts to be received on a cash basis are as follows:


                             Straight-line       Cash
Year Ending December 31,         Basis           Basis
------------------------      ----------       ----------

             2000             $2,194,606       $2,243,117
             2001              1,849,946        1,899,848
             2002              1,449,297        1,496,860
             2003                850,661          902,009
             2004                730,684          771,611
         Thereafter            1,562,321        1,563,341
                              ----------       ----------

               Total          $8,637,515       $8,876,786
                              ==========       ==========

Approximately 18% of 1999 rental revenues were generated from a Sears, Roebuck and Company.

5.   INVESTMENT IN UNCONSOLIDATED JOINT VENTURE

Sierra Mira Mesa Partners ("SMMP"), a California general partnership, was formed in 1985 between the Partnership and Sierra Pacific Pension Investors '84, an affiliate, to develop and operate the real property known as Sierra Mira Mesa, an office building, located in San Diego, California. The property contains 89,560 square feet and is 100% leased at December 31, 1999. At December 31, 1999 the Partnership's interest in SMMP is 33.01%; the remaining 66.99% interest was owned by Sierra Pacific Pension Investors '84.

The Partnership's investment in SMMP as of December 31, 1999 and 1998 is comprised of the following:

                                       1999           1998
                                    ----------     ----------
Equity interest                     $2,878,145     $3,044,004
Investment advisory and
   other fees, less accumulated
   amortization of $63,160 and
   $58,302 in 1999 and 1998,
   respectively                     $  145,032     $  149,890
                                    ----------     ----------

Investment in unconsolidated
   joint venture                    $3,023,177     $3,193,894
                                    ==========     ==========

The consolidated financial statements of SMMP include the accounts of SMMP and Sorrento I Partners, a majority owned California general partnership for the years ended December 31, 1999 and 1998. The condensed balance sheets at December 31, 1999 and 1998, and the condensed statements of operations for the years ended December 31, 1999, 1998 and 1997 for SMMP are as follows:

                      Condensed Consolidated Balance Sheets


                                                   December 31,      December 31,
                                                       1999              1998
                                                   ------------      ------------
Assets

Cash and cash equivalents                          $    319,400      $     14,064
Rent receivable                                       1,198,515         1,226,156
Due from affiliates                                   2,451,227         2,233,158
Income-producing property,
  net of accumulated depreciation                     8,723,396         9,000,294
 Investment in unconsolidated joint ventures          2,526,875         1,640,460
Other assets                                            793,658           897,993
                                                   ------------      ------------


                                                   $ 16,013,071      $ 15,012,125
                                                   ============      ============

Liabilities and General Partners' Equity

Accrued and other liabilities                      $    101,104      $    251,990
Notes payable                                         6,179,038         5,418,414
                                                   ------------      ------------

Total Liabilities                                     6,280,142         5,670,404
                                                   ------------      ------------

Minority interest in joint venture                     (340,614)         (332,996)
                                                   ------------      ------------

General Partners' equity                             10,073,543         9,674,717
                                                   ------------      ------------

Total Liabilities and General Partners' equity     $ 16,013,071      $ 15,012,125
                                                   ============      ============



                 Condensed Consolidated Statements of Operations

                                                                For the Year Ended December 31,
                                                        ---------------------------------------------
                                                            1999             1998             1997
                                                        -----------      -----------      -----------
Revenues:
   Rental income                                        $ 2,126,106      $ 1,883,630      $ 1,919,582
   Other income                                             224,308          205,781          184,168
                                                        -----------      -----------      -----------
                           Total revenues                 2,350,414        2,089,411        2,103,750
                                                        -----------      -----------      -----------
Expenses:
   Operating expenses                                       800,654          754,978          742,548
   Depreciation and amortization                            587,070          581,956          825,911
   Interest                                                 450,177          438,711          463,804
                                                        -----------      -----------      -----------

                           Total expenses                 1,837,901        1,775,645        2,032,263
                                                        -----------      -----------      -----------


Income before Partnership's share of unconsolidated
  joint venture losses                                      512,513          313,766           71,487

Partnership's share of unconsolidated joint
 venture losses                                             (36,405)        (131,897)        (855,349)
                                                        -----------      -----------      -----------

Income (loss) before minority interest's share of
 consolidated joint venture loss (income)                   476,108          181,869         (783,862)
                                                        -----------      -----------      -----------

Minority interest's share of consolidated joint
 venture loss (income)                                        7,618             (787)          (7,906)
                                                        -----------      -----------      -----------

Net income (loss)                                       $   483,726      $   181,082      $  (791,768)
                                                        ===========      ===========      ===========


As of December 31, 1999, SMMP also holds a 35.10% interest in Sorrento II Partners (a California general partnership with Sierra Pacific Institutional Properties V formed in

1993), a 6.55% interest in Sierra Creekside Partners (a California general partnership with Sierra Pacific Development Fund formed in 1994), and a 33.32% interest in Sierra Vista Partners (a California general partnership with Sierra Pacific Development Fund III formed in 1994).

The following is a summary of aggregated financial information for all investments owned by SMMP which are accounted for under the equity method:



                        Condensed Combined Balance Sheets


                                                   December 31,    December 31,
                                                       1999            1998
                                                   -----------     -----------
Assets

Cash and cash equivalents                          $   272,657     $    85,792
Rent receivable                                        588,742         542,527
Due from affiliates                                          0          47,666
Income-producing property,
  net of accumulated depreciation                    8,109,927       8,343,438
Other assets                                         1,897,050       1,320,667
                                                   -----------     -----------

Total Assets                                       $10,868,376     $10,340,090
                                                   ===========     ===========

Liabilities and General Partners' Equity

Accrued and other liabilities                      $   350,272     $   520,646
Note payable                                         1,673,186       1,720,324
                                                   -----------     -----------

Total Liabilities                                    2,023,458       2,240,970
                                                   -----------     -----------

Ground lessors' equity in income-producing
 property                                            3,000,000       3,000,000
                                                   -----------     -----------

General Partners' equity                             5,844,918       5,099,120
                                                   -----------     -----------

Total Liabilities and General Partners' equity     $10,868,376     $10,340,090
                                                   ===========     ===========

                   Condensed Combined Statements of Operations

                                                       For the Year Ended December 31,
                                                ---------------------------------------------
                                                   1999             1998             1997
                                                -----------      -----------      -----------
Revenues:
   Rental income                                $ 2,112,254      $ 1,734,403      $ 2,294,859
   Interest income                                   34,540                0                0
   Other income                                      15,151           93,668            9,698
                                                -----------      -----------      -----------
                       Total revenues             2,161,945        1,828,071        2,304,557
                                                -----------      -----------      -----------
Expenses:
   Operating expenses                             1,407,262        1,302,968        1,755,826
   Depreciation and amortization                    779,142          829,081        1,321,177
   Interest                                         152,563          156,636          459,763
                                                -----------      -----------      -----------

                       Total expenses             2,338,967        2,288,685        3,536,766
                                                -----------      -----------      -----------

Loss before loss from property disposition         (177,022)        (460,614)      (1,232,209)

Loss from property disposition                            0                0         (967,764)
                                                -----------      -----------      -----------

Net loss                                        $  (177,022)     $  (460,614)     $(2,199,973)
                                                ===========      ===========      ===========

Reference is made to the audited financial statements of Sierra Mira Mesa Partners included herein.

6.   NOTES PAYABLE

At December 31, 1999 and 1998, notes payable consisted of the following:

                                                                        1999           1998
                                                                     ----------     ----------
Mortgage note payable, due in monthly interest only payments at LIBOR rate + 300 basis points collateralized by certain
land and buildings. This note was paid in August 1999                         0      1,300,000

Mortgage note payable, due in monthly interest only payments at 5%, collateralized by certain land and buildings. This
note matures in April 2004                                            3,000,000      3,000,000

Mortgage note payable, due in monthly installments with
interest at 9%, collateralized by certain land and buildings
This note matures in March 2006                                       1,902,438      1,931,204
                                                                     ----------     ----------

Mortgage note payable, due in monthly installments with
interest at 8.35%, collateralized by certain land and buildings
This note matures in September 2009                                   1,494,678              0
                                                                     ----------     ----------
                                                                     $6,397,116     $6,231,204
                                                                     ==========     ==========

Annual maturities of notes payable as of December 31, 1999, are: $44,343 in 2000; $52,788 in 2001; $57,632 in 2002; $62,921 in 2003; $3,068,345 in 2004; and
$3,111,087 thereafter.


7.   PARTNERS' EQUITY

Accrual basis profits and losses resulting from operations of the Partnership are allocated 99% to the Limited Partners and 1% to the General Partner. Currently, the Partnership does not meet the criteria for distributing cash to the General Partner, and it cannot reasonably predict when the criteria will be met. Accordingly, no accrual basis profits and losses from operations were allocated to the General Partner.

Upon any sale, refinancing or other disposition of the Partnership's real properties, allocations and distributions are made after each Limited Partner has received 100% of his Adjusted Capital Contributions plus a 15% per annum cumulative return on such invested capital. Any remaining proceeds shall be distributed 85% to the Limited Partners and 15% to the General Partner. Distributions of the remaining proceeds to the Limited Partners shall be made in a manner such that Limited Partners holding Class A Units shall receive distributions 15% greater than the distributions received by the holders of Class B Units.

8.   LITIGATION

In November 1995, a limited partner of the Partnership, on their own behalf and on behalf of all others similarly situated, filed a lawsuit against S-P Properties, Inc., the General Partner of the Partnership, among others, in the Superior Court of the State of California, County of Los Angeles (the "Court"). This suit alleged breach of fiduciary duty and breach of contract. The Plaintiff's claims relate to three loans made to affiliates, two by the Partnership and one by Sierra Mira Mesa Partners ("SMMP"), which were allegedly improper or made below market rates. The Plaintiffs were seeking unspecified compensatory and punitive damages and removal of the General Partner.


In September 1997, the Court denied the Plaintiff's motion for class certification, but granted the Plaintiff leave to file an amended complaint. The Partnership demurred to all class action allegations in the amended complaint. The Court granted the demurred without leave to amend, thereby reducing the Plaintiff's allegations to a derivative suit.

In December 1999, as a compromise to all claims asserted in what became a derivative action on behalf of the Partnership, the parties agreed to enter into a Mutual Compromise and Settlement ("the Settlement"). The Settlement provides for a complete release of the Partnership, general partners and all affiliates. As part of the material terms of the Settlement, S-P Properties, as the general partner of the Partnership, on or before December 31, 2000, will call and collect the two demand notes with balances of $1,012,698 and $3,798,900, respectively, at December 31, 1999 and a portion of the SMMP loan (the date of collection being referred to herein as the "Payment Date"). In the case of the SMMP loan, the amount due being that percentage of the loan that is equal to the Partnership's interest in SMMP, and in any event no less than thirty percent (30%). The loan proceeds received by the Partnership, totaling approximately $5,600,000, will be distributed on a per-unit basis to the limited partners and assignees of the Partnership of record as of the Payment Date. The Partnership will pay Plaintiff's attorneys' fees of $1,000,000. Such attorneys' fees have been accrued as of December 31, 1999 and are included in accrued and other liabilities on the consolidated balance sheet. The Plaintiff, on behalf of the Partnership, will dismiss the entire action with prejudice. The court approved the Settlement on February 9, 2000.

S-P Properties, Inc. has denied and continues to deny that it has committed any violations of law, and states that it has entered into the Settlement solely to eliminate the burden and expense of further litigation.

INDEPENDENT AUDITORS' REPORT ON FINANCIAL STATEMENT SCHEDULES

To the Partners of
Sierra Pacific Development Fund II


We have audited the consolidated financial statements of Sierra Pacific Development Fund II and subsidiary, a California limited partnership, (the "Partnership") as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999 and have issued our report thereon dated February 25, 2000. Such consolidated financial statements and reports are included in your 1999 Annual Report to the Limited Partners and are incorporated herein by reference. Our audits also included the financial statement schedules of Sierra Pacific Development Fund II, listed in Item E of the Table of Contents. These financial statement schedules are the responsibility of the Partnership's management. Our responsibility is to express an opinion based on our audits. In our opinion, such consolidated financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.



/s/ DELOITTE & TOUCHE LLP

Houston, Texas
February 25, 2000

                                   SCHEDULE II
                SIERRA PACIFIC DEVELOPMENT FUND II AND SUBSIDIARY
                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
              For the Years Ended December 31, 1999, 1998 and 1997


                                                      Income -
                                                      Producing
                                                      Properties

Allowance for loss - January 1, 1997                  $ 450,000

 Provision charged to costs and expenses (1)                  0
                                                      ---------
Allowance for loss - December 31, 1997                  450,000

 Provision charged to costs and expenses (1)                  0
                                                      ---------
Allowance for Loss - December 31, 1998                  450,000

 Provision charged to costs and expenses (1)                  0
                                                      ---------
Allowance for loss - December 31, 1999                $ 450,000
                                                      =========

(1) See Notes 1 and 4 to consolidated financial statements incorporated by reference to the Annual Report to the Limited Partners attached as an Exhibit.

                                  SCHEDULE III
                SIERRA PACIFIC DEVELOPMENT FUND II AND SUBSIDIARY
                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                                DECEMBER 31, 1999

                                                       Initial Cost            Improvements                Gross Amount at
                                                    to Partnership (1)         Capitalized        Which carried at close of period
                                                    ------------------                            --------------------------------
                                  Encumb-                        Improve-      After Acquis-                        Improve-
Description                       rances          Land            ments          ition (2)           Land            ments
-----------                       ------          ----            -----          ---------           ----            -----
OFFICE/INDUSTRIAL BUILDINGS
  INCOME -PRODUCING:
5850 San Felipe
  Houston, Texas                $3,000,000     $1,950,000      $2,806,932       $2,428,165        $1,950,000       $5,162,296

Sierra Southwest Pointe
  Houston, Texas                 1,494,678        570,124       2,279,488          495,844           570,124        2,561,913

Sierra Westlakes Development
  Houston, Texas                 1,902,438      1,743,622                        3,759,827         1,743,622        2,331,415
                                ----------     ----------      ----------       ----------        ----------      -----------
TOTAL                           $6,397,116     $4,263,746      $5,086,420       $6,683,836        $4,263,746      $10,055,624
                                ==========     ==========      ==========       ==========        ==========      ===========





                                   Total        Accumulated         Date        Date      Depreciation
Description                      (3)(4)(5)     Depreciation(5)  Constructed   Acquired        Life
-----------                      ---------     ---------------  -----------   --------        ----
OFFICE/INDUSTRIAL BUILDINGS
  INCOME -PRODUCING:
5850 San Felipe
  Houston, Texas                 $7,112,296       $1,437,594          3/77       12/94       1-30 yrs.

Sierra Southwest Pointe
  Houston, Texas                  3,132,037          765,965          8/72        7/91       2-30 yrs.

Sierra Westlakes Development
  Houston, Texas                  4,075,037        1,075,160         10/85        8/84       1-30 yrs.
                                -----------       ----------
TOTAL                           $14,319,370       $3,278,719
                                ===========       ==========

(1) The initial cost represents the original purchase price of the property.

(2)      The Partnership has capitalized property development costs.

(3)      Also represents costs for Federal Income Tax purposes.

(4) A valuation allowance of $450,000 was established as the appraised value of the properties declined below book value. See Notes 1 and 4 to the financial statements incorporated by reference to the Annual Report to the Limited Partners attached as an exhibit.

(5) Reconciliation of total real estate carrying value and accumulated depreciation for the three years ended December 31, 1999 is as follows:

                                               Total Real Estate     Accumulated
                                                 Carrying Value      Depreciation

Balance - January 1, 1997                         $ 14,428,604       $  2,772,155
   Additions during the year                           676,666            670,736
   Write off fully depreciated assets                  (37,220)           (37,220)
                                                  ------------       ------------

Balance - December 31, 1998                         15,068,050          3,405,671
   Additions during the year                           416,813            729,888
   Write off fully depreciated assets               (1,467,901)        (1,467,901)
                                                  ------------       ------------

Balance - December 31, 1998                         14,016,962          2,667,658
    Additions during the year                          387,242            695,895
    Write off fully depreciated assets                 (84,834)           (84,834)
                                                  ------------       ------------

Balance - December 31, 1999                       $ 14,319,370       $  3,278,719
                                                  ============       ============


                                                                                                       Decrease
                                                                                       Partnership     in Equity
Property name and Location         Rentable                 Appraised                    Equity        from Dis-      Current
                                    Square    Occupancy     Value of        Note         Before        counting        Value
                                   Footage        %        Property (1)    Payable      Discounts     Note Payable     Equity
I.   INCOME-PRODUCING
       PROPERTIES:
5850 San Felipe
  Houston, Texas                   101,868         87%     $5,000,000     $3,000,000      $973,714                   $  973,714

Sierra Southwest Pointe
  Houston, Texas                   100,723         89%      2,850,000      1,300,000    $1,628,030       $(12,220)    1,615,810

Sierr Westlakes Development
  Houston, Texas                    95,370         75%      3,800,000      1,957,503     3,800,000                    3,800,000
                                                          -----------     ----------    ----------       --------     ---------
       Total                                              $11,650,000     $6,257,503    $6,401,744       $(12,220)    6,389,524(3)
                                                          ===========     ==========    ==========       ========

II.  NOTE RECEIVABLE (4)                                                                                              2,900,000

III. INVESTMENT IN UNCONSOLIDATED JOINT VENTURE (5)
                                                                                                                      4,883,229
IV. OTHER ASSETS AND LIABILITIES - NET (6)
                                                                                                                        779,378
                                                                                                                    -----------
V.   CURRENT VALUE BASIS EQUITY                                                                                     $14,952,131
                                                                                                                    ===========

INDEPENDENT AUDITORS' REPORT

To the Partners of
Sierra Mira Mesa Partners


We have audited the accompanying consolidated balance sheets of Sierra Mira Mesa Partners and subsidiary, a California general partnership, (the "Partnership") as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in partners' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sierra Mira Mesa Partners and subsidiary as of December 31, 1999 and 1998, and the results of its operations and cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.



/s/ DELOITTE & TOUCHE LLP

Houston, Texas
February 25, 2000

                    SIERRA MIRA MESA PARTNERS AND SUBSIDIARY
                       (A California General Partnership)

                           CONSOLIDATED BALANCE SHEETS
                           December 31, 1999 and 1998


                                                     December 31,       December 31,
                                                         1999               1998
                                                     ------------       ------------
ASSETS

Cash and cash equivalents                            $    319,400       $     14,064
Receivables:
   Unbilled rent (Notes 1 and 4)                        1,114,598          1,226,156
   Billed rent (Note 1)                                    83,917                  0
Due from affiliates, net (Note 3)                       2,451,227          2,233,158
Income-producing property - net of accumulated
   depreciation of $3,564,380 in 1999 and
   $3,273,970 in 1998 (Notes 1, 4 and 6)                8,723,396          9,000,294
Investment in unconsolidated joint ventures
   (Notes 1 and 5)                                      2,526,875          1,640,460
Other assets (Notes 1, 2 and 3)                           793,658            897,993
                                                     ------------       ------------

Total Assets                                         $ 16,013,071       $ 15,012,125
                                                     ============       ============

LIABILITIES AND GENERAL PARTNERS' EQUITY

Accrued and other liabilities (Note 2)               $    101,104       $    251,990
Notes payable (Note 6)                                  6,179,038          5,418,414
                                                     ------------       ------------

Total Liabilities                                       6,280,142          5,670,404
                                                     ------------       ------------

Minority interest in consolidated joint venture
   (Note 1)                                              (340,614)          (332,996)

General Partners' equity (Note 1)                      10,073,543          9,674,717
                                                     ------------       ------------

Total Liabilities and General Partners' equity       $ 16,013,071       $ 15,012,125
                                                     ============       ============

                            See Accompanying Notes 37
                    SIERRA MIRA MESA PARTNERS AND SUBSIDIARY
                       (A California General Partnership)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
              For the Years Ended December 31, 1999, 1998 and 1997

                                             1999             1998              1997
                                             ----             ----              ----
Revenues:
   Rental income (Note 1)                $ 2,126,106       $ 1,883,630       $ 1,919,582
   Interest income                           224,308           205,781           174,764
   Other income                                    0                 0             9,404
                                         -----------       -----------       -----------
                   Total revenues          2,350,414         2,089,411         2,103,750
                                         -----------       -----------       -----------

Expenses:
   Operating expenses:
   Depreciation and amortization             587,070           581,956           825,911
   Property taxes and insurance               98,611            97,781            92,347
   Administrative fees (Note 3)              121,889           111,206           104,580
   Maintenance and repairs                   233,615           240,965           228,890
   Management fees (Note 3)                  119,166           109,725           101,558
   Utilities                                 135,301           135,077           138,203
   Legal and accounting                       24,767            27,657            47,242
   General and administrative                 16,122             7,443            12,677
   Renting expenses                                0                 0               309
   Bad debt expense                            4,770                 0                 0
   Other operating expenses                   46,413            25,124            16,742
                                         -----------       -----------       -----------
         Total operating expenses          1,387,724         1,336,934         1,568,459
   Interest                                  450,177           438,711           463,804
                                         -----------       -----------       -----------
                   Total expenses          1,837,901         1,775,645         2,032,263
                                         -----------       -----------       -----------


 INCOME BEFORE PARTNERSHIP'S
 SHARE OF UNCONSOLIDATED JOINT
 VENTURE LOSSES                              512,513           313,766            71,487
                                         -----------       -----------       -----------

PARTNERSHIP'S SHARE OF
   UNCONSOLIDATED JOINT
   VENTURE LOSSES (Note 5)                   (36,405)         (131,897)         (855,349)
                                         -----------       -----------       -----------

INCOME (LOSS) BEFORE MINORITY
   INTEREST'S SHARE OF CONSOLIDATED
  JOINT VENTURE LOSS (INCOME)                476,108           181,869          (783,862)
                                         -----------       -----------       -----------

MINORITY INTEREST'S SHARE OF
   CONSOLIDATED JOINT
   VENTURE LOSS (INCOME)                       7,618              (787)           (7,906)
                                         -----------       -----------       -----------

NET INCOME (LOSS)                           $483,726          $181,082          (791,768)
                                         ===========       ===========       ===========

                            See Accompanying Notes 38
                    SIERRA MIRA MESA PARTNERS AND SUBSIDIARY
                       (A California General Partnership)

         CONSOLIDATED STATEMENTS OF CHANGES IN GENERAL PARTNERS' EQUITY
              For the Years Ended December 31, 1999, 1998 and 1997

                                                                                General Partners
                                                              ------------------------------------------------
                                                               Sierra Pacific    Sierra Pacific
                                                                Development         Pension
                                                                  Fund II        Investors '84         Total
                                                              ---------------   ------------------------------
General Partners' equity - January 1, 1997                    $    4,679,005    $     4,495,515   $  9,174,520
Transfer of advances                                                 155,590          1,311,300      1,466,890
Net loss                                                           (284,878)          (506,890)      (791,768)
Contributions                                                        293,000          1,551,843      1,844,843
Distributions                                                    (1,580,800)          (247,800)    (1,828,600)
                                                              ---------------   ----------------  -------------

General Partners' equity - December 31, 1997                       3,261,917          6,603,968      9,865,885
Net income (loss)                                                   (14,912)            195,994        181,082
Contributions                                                          8,490             42,000         50,490
Distributions                                                      (211,490)          (211,250)      (422,740)
                                                              ---------------   ----------------  -------------

General Partners' equity - December 31, 1998                       3,044,005          6,630,712      9,674,717
Net income                                                           159,678            324,048        483,726
Contributions                                                         44,000            539,784        583,784
Distributions                                                      (370,184)          (298,500)      (668,684)
                                                              ---------------   ----------------  -------------

General Partners' equity - December 31, 1999                  $    2,877,499    $     7,196,044   $ 10,073,543
                                                              ===============   ================  =============

                            See Accompanying Notes 39
                    SIERRA MIRA MESA PARTNERS AND SUBSIDIARY
                       (A California General Partnership)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                           1999              1998             1997
                                                           ----              ----             ----
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                    $   483,726       $   181,082       $  (791,768)
  Adjustments to reconcile net income (loss)
  to cash provided by operating activities:
    Depreciation and amortization                          587,070           581,956           825,911
    Undistributed losses of
      unconsolidated joint ventures                         36,405           131,897           855,349
    Minority interest in consolidated
       joint venture (loss) income                          (7,618)              787             7,906
    Bad debt expense                                         4,770                 0                 0
    Decrease (increase) in rent receivable                  27,641            60,853          (100,191)
    Increase in due from affiliates                       (222,839)         (202,581)         (168,779)
    (Increase) decrease in other assets                    (45,022)         (215,974)           55,566
    (Decrease) increase in accrued and other
    liabilities                                           (150,886)          183,225           (35,663)
                                                       -----------       -----------       -----------

  Net cash provided by operating activities                713,247           721,245           648,331
                                                       -----------       -----------       -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Payments for property additions                       (160,815)         (346,113)         (231,484)
    Capital contributions to unconsolidated
      joint ventures                                    (1,027,820)         (350,900)       (2,315,041)

 Distributions received from unconsolidated joint          105,000           372,312         2,439,098
    ventures
                                                       -----------       -----------       -----------

  Net cash used in investing activities                 (1,083,635)         (324,701)         (107,427)
                                                       -----------       -----------       -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Capital contributions from General
      Partners                                             583,784            50,490         1,844,843
    Cash distributions                                    (668,684)         (422,740)       (1,828,600)

    Funding of note payable secured by
      property                                           1,637,500                 0                 0
    Principal payments on notes payable                   (876,876)         (254,638)         (339,460)
                                                       -----------       -----------       -----------

  Net cash provided by (used in) financing
    activities                                             675,724          (626,888)         (323,217)
                                                       -----------       -----------       -----------

NET INCREASE (DECREASE) IN CASH
   AND CASH EQUIVALENTS                                    305,336          (230,344)          217,687

CASH AND CASH EQUIVALENTS -
   Beginning of year                                        14,064           244,408            26,721
                                                       -----------       -----------       -----------

CASH AND CASH EQUIVALENTS -
   End of  year                                        $   319,400       $    14,064       $   244,408
                                                       ===========       ===========       ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for interest               $   439,792       $   439,756       $   470,608
                                                       ===========       ===========       ===========

In 1999, 1998, and 1997 interest receivable of $222,839, $202,581, and $338,020, respectively, was added to the principal balance of the related note receivable from affiliate. These transactions are noncash items not reflected in the above statement of cash flows.

                    SIERRA MIRA MESA PARTNERS AND SUBSIDIARY
                       (A California General Partnership)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



1.       ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Sierra Mira Mesa Partners ("SMMP"), a California general partnership, was formed in 1985 between Sierra Pacific Development Fund II ("SPDFII") and Sierra Pacific Pension Investors '84 ("SPPI'84") to develop and operate the real property known as Sierra Mira Mesa, an office building, located in San Diego, California. The property contains 89,560 square feet and is 100% leased at December 31, 1999.

Per the terms of the partnership agreement, SPDFII and SPPI'84 shared in earnings, contributions and distributions in a ratio of 51% to 49%, respectively. Effective December 31, 1996, the general partners amended the partnership agreement to allow for adjustments in the sharing ratio each year based upon the relative net contributions and distributions since inception of each general partner. In conjunction with this amendment, the general partners forgave the December 31, 1996 balances of advances due from SMMP and included these amounts as adjustments to their respective equity accounts. As a result, the sharing ratio in effect for 1997, 1998 and 1999 was 45.58%, 33.74% and 33.01%, respectively, for SPDFII and 54.42%, 66.26% and 66.99%, respectively, for SPPI'84. On January 1, 2000, the sharing ratio will be decreased to 30.17% for SPDFII and increased to 69.83% for SPPI'84 to reflect the 1999 contributions and distributions.

S-P Properties, Inc. is the General Partner and manager of SPDFII and SPPI'84. On December 30, 1994, all of the outstanding stock of TCP, Inc. was sold to Finance Factors, Inc. TCP, Inc. owns all of the common stock of S-P Properties, Inc. Finance Factors was a subsidiary of CGS Real Estate Company, Inc., a national real estate company. In July 1995, Finance Factors, Inc. merged with Bancor Real Estate Company, Inc., another subsidiary of CGS Real Estate Company, Inc.

SMMP also holds investments in other industrial/commercial properties through its investments in unconsolidated joint ventures. Refer to Note 5 for additional information.

Basis of Financial Statements

The Partnership maintains its books and prepares its financial statements in accordance with generally accepted accounting principles. However, the Partnership prepares its tax returns on the accrual basis of accounting as defined by the Internal Revenue Code with adjustments to reconcile book and taxable income (loss) for differences in the treatment of certain income and expense items. The accompanying financial statements do not reflect any provision for federal or state income taxes since such taxes are the obligation of the individual partners.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

The consolidated financial statements of SMMP include the accounts of SMMP and Sorrento I Partners, a majority owned joint venture as of December 31, 1999. All significant intercompany balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

Cash and cash equivalents include highly liquid, short-term investments with original maturities of three months or less.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The financial instruments of the Partnership at December 31, 1999 and 1998 consist of cash and cash equivalents, receivables, due from affiliates, accounts payable and notes payable. The fair value of cash and cash equivalents, receivables and accounts payable approximate the carrying value due to the short term nature of these items. In the opinion of management, the fair value of the notes payable approximates the carrying value as the interest rate is based on market rates at December 31, 1999. Management does not fair value the amounts due from affiliates due to the related party nature of this receivable.


Income-Producing Properties

Property and tenant improvements are carried at cost and depreciated on the straight-line method over the estimated lives of the related assets, ranging from three to thirty years. Tenant improvements incurred at the initial leasing of the properties are depreciated over ten years and tenant improvements incurred at the re-leasing of the properties are depreciated over the life of the related lease.

Expenditures for repairs and maintenance are charged against income as incurred. Improvements and major renewals are capitalized. Costs and the related accumulated depreciation of assets sold or retired are removed from the accounts in the year of disposal or when fully depreciated and any resulting gain or loss is reflected in income.

The Partnership regularly evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Future cash flows are estimated and compared to the carrying amount of the asset to determine if an impairment has occurred. If the sum of the expected future cash flows is less than the carrying amount of the asset, the Partnership shall recognize an impairment loss in accordance with the Statement. No such impairment has been recognized by the Partnership.


Because the determination of fair value is based upon projections of future economic events such as property occupancy rates, rental rates, operating cost inflation and market capitalization rates which are inherently subjective, the amounts ultimately realized at disposition may differ materially from the net carrying value as of December 31, 1999. The cash flows used to determine fair value and net realizable value are based on good faith estimates and assumptions developed by management. Unanticipated events and circumstances may occur and some assumptions may not materialize; therefore actual results may vary from the estimates and the variances may be material. The Partnership may provide additional write-downs which could be material in subsequent years if real estate markets or local economic conditions change.

Investment in Unconsolidated Joint Ventures

The investment in unconsolidated joint ventures is stated at cost and is adjusted for the Partnership's share in earnings or losses and cash contributions to or distributions from the joint ventures (equity method).

Other Assets

Deferred leasing costs represent costs incurred to lease properties and are amortized over the life of the related lease using the straight line method of accounting.

Deferred loan costs represent costs incurred to obtain financing and are amortized over the life of the related loan using the straight line method of accounting.

Rental Income and Rent Receivable

Rental income is recognized on the straight-line method over the term of the related operating lease in accordance with the provisions of Statement of Financial Accounting Standards No. 13, "Accounting for Leases".

Rent receivable consists of (a) unbilled rent - the difference between rent recognized on the straight-line method and actual cash due; (b) billed rent - rent due but not yet received.

2.       DETAILS OF CERTAIN BALANCE SHEET ACCOUNTS

Additional information regarding certain balance sheet accounts, at December 31, 1999 and 1998, is as follows:

                                                                  1999          1998
                                                                  ----          ----
Other assets:
   Prepaid expenses                                             $  7,383      $ 21,070
   Deferred loan costs, net of accumulated
     amortization of $49,842 in 1999 and $226,318 in 1998        168,225       133,878
   Deferred leasing costs, net of accumulated
     amortization of $531,945 in 1999 and $414,395 in 1998       507,000       637,028
   Tax impounds                                                   26,831        23,728
   Tenant improvement reserves
                                                                  84,219        82,289
                                                                --------      --------
                                                                $793,658      $897,993
                                                                ========      ========
Accrued and other liabilities:
   Accounts payable                                             $ 51,008      $192,455
   Security deposits                                              17,922        17,922
   Accrued expenses                                                    0         8,101
   Interest payable                                               32,174        20,982
   Unearned rental income                                              0        12,530
                                                                --------      --------
                                                                $101,104      $251,990
                                                                ========      ========

3.       GENERAL PARTNER AND RELATED PARTY TRANSACTIONS

An affiliate of S-P Properties, Inc. receives a management fee of 5.5% of the gross rental income collected from the property. This fee amounted to $119,166, $109,725, and $101,558 respectively, for the years ended December 31, 1999, 1998, and 1997. This fee was recorded as part of the operating expenses of the property.

SMMP reimburses an affiliate of S-P Properties, Inc. for expenses incurred by the affiliate for services provided to SMMP such as accounting, data processing and similar services. The affiliate was reimbursed $122,239, $111,206, and $104,580 respectively, for such services for the years ended December 31, 1999, 1998, and 1997. Additionally, SMMP reimbursed an affiliate for construction supervision costs incurred by the affiliate. For the years ended December 31, 1999, 1998, and 1997, the affiliate received $28,201, $1,327, and $11,154 respectively, for tenant improvements supervisory costs.

In consideration for services rendered with respect to initial leasing of SMMP's property, an affiliate of S-P Properties, Inc. is paid initial leasing costs. For the years ended December 31, 1999, 1998, and 1997, these fees amounted to $0, $63,492, and $3,656 respectively, and were recorded as deferred leasing costs.

During 1993, SMMP loaned funds to a former affiliate of S-P Properties, Inc. in the form of demand notes. Such liabilities were assumed by Finance Factors, Inc. which acquired S-P Properties, Inc. as of December 30, 1994. In July 1995, Finance Factors, Inc. merged with Bancor Real Estate Company, Inc. who has assumed the note. The annual interest rate of the loans was variable at bank prime plus 2-1/4% - 3% with a minimum rate of 9%. The loans totaled $2,360,000 at December 31, 1993 and were reduced to $1,687,787 at December 31, 1994. This loan was amended effective January 1, 1995 fixing the interest rate at 10%. On December 31, 1999, 1998 and 1997, interest receivable of $222,839, $202,581 and $338,020, respectively, was added to the principal balance of the loan. No interest related to this loan was due to the Partnership at December 31, 1999 and 1998. The principal balance outstanding at December 31, 1999 is $2,451,227. The loan is guaranteed by the owners of CGS Real Estate Company, Inc. In connection with the settlement of a lawsuit by SPDFII, the Partnership will call a portion of the note receivable from Bancor Real Estate Company, Inc. The portion called will be that percentage of the loan that is equal to SPDFII's ownership interest in the Partnership, in any event no less than 30%. Such funds that are collected will be distributed to SPDFII in accordance with the lawsuit settlement.

During 1995 and 1996, the Partnership received non-interest bearing short-term advances from SPPI'84 of $1,300,000 and $11,300, respectively. These advances were reclassed to equity in 1997 (See Note 1).

In 1996, the Partnership received a short-term, non-interest bearing loan from SPDFII in the amount of $155,590. This loan was reclassed to equity in 1997 (See
Note 1).

During 1996, the Partnership made a non-interest bearing advance to an affiliate in the amount of $4,770. The advance was deemed uncollectible and subsequently written off to bad debt expense in 1999.

See Note 6 for note payable transactions with related parties.

4.    INCOME-PRODUCING PROPERTIES

At December 31, 1999 and 1998 the total cost and accumulated depreciation of the properties are as follows:

                                   1999                1998
                                   ----                ----
Land                           $  3,786,458       $  3,786,458
Building and improvements         8,501,318          8,487,806
                               ------------       ------------

             Total               12,287,776         12,274,264

Accumulated depreciation         (3,564,380)        (3,273,970)
                               ------------       ------------

             Net               $  8,723,396       $  9,000,294
                               ============       ============

During 1999 and 1998, the Partnership removed $147,303 and $1,784,496, respectively, from its building and improvements and related accumulated depreciation accounts for fully depreciated property.

Future minimum base rental income, under the existing operating leases for the Sierra Mira Mesa and Sorrento I properties, to be recognized on a straight-line basis and amounts to be received on a cash basis are as follows:


      Year Ending                Straight-line            Cash
      December 31,                   Basis               Basis
-----------------------          -------------       -------------
          2000                   $   2,029,716       $   2,246,281
          2001                       2,023,332           2,339,768
          2002                       2,014,332           2,437,297
          2003                         595,285             677,208
          2004                         179,747             184,288
       Thereafter                      593,192             665,360
                                 --------------      --------------
         Total                   $   7,435,604       $   8,550,202
                                 ==============      ==============

In each of the three years in the period ending December 31, 1999, two tenants accounted for the majority of the Partnership's rental income. A state governmental agency associated with workers compensation insurance accounted for rental income of 69%, 78%, and 67% in 1999, 1998 and 1997, respectively; a tenant in the communications sector accounted for rental income of 13%, 15% and 13% in 1999, 1998 and 1997, respectively.


5.    INVESTMENT IN UNCONSOLIDATED JOINT VENTURES

SMMP holds the following investments accounted for under the equity method at December 31, 1999:


- a 35.10% equity interest in Sorrento II Partners ("SIIP"), a joint venture formed on October 1, 1993 with Sierra Pacific Institutional Properties V, an affiliate, to develop and operate Sierra Sorrento II, an industrial building located in San Diego, California. SMMP's investment in SIIP as of December 31, 1999 and 1998 is $2,647,872 and $1,711,089, respectively.
     SMMP's share of the net loss of SIIP for the three years ended December 31, 1999, 1998 and 1997 is $30,637, $143,251 and $59,066, respectively;

- a 6.55% equity interest in Sierra Creekside Partners ("SCP"), a joint venture formed on February 1, 1994 with Sierra Pacific Development Fund, an affiliate, to develop and operate Sierra Creekside, a commercial office building in San Ramon, California. SMMP's investment in SCP as of December 31, 1999 and 1998 is $(128,513) and $(75,610), respectively. SMMP's share of the net loss of SCP for the three years ended December 31, 1999, 1998 and 1997 is $5,903, $8,420 and $14,995, respectively;

- a 33.32% equity interest in Sierra Vista Partners ("SVP"), a joint venture formed on February 1, 1994 with Sierra Pacific Development Fund III, an affiliate, to develop and operate Sierra Vista, an industrial building in Anaheim, California. SMMP's investment in SVP as of December 31, 1999 and 1998 is $7,516 and $4,981, respectively. SMMP's share of the net income
     (loss) of SVP for the three years ended December 31, 1999, 1998 and 1997 is $135, $19,774 and $(781,288), respectively. The Sierra Vista property was sold in October 1997.

The following is a summary of aggregated financial information for all investments owned by SMMP which are accounted for under the equity method:


                        Condensed Combined Balance Sheets

                                                         December 31,     December 31,
                                                            1999             1998
                                                         -----------      -----------
Assets

Cash and cash equivalents                                $   272,657      $    85,792
Rent receivable                                              588,742          542,527
Due from affiliate                                                 0           47,666
Income-producing property,  net of accumulated
  depreciation                                             8,109,927        8,343,438
Other assets                                               1,897,050        1,320,667
                                                         -----------      -----------

Total Assets                                             $10,868,376      $10,340,090
                                                         ===========      ===========

Liabilities and General Partners' Equity

Accrued and other liabilities                            $   350,272      $   520,646
Note payable                                               1,673,186        1,720,324
                                                         -----------      -----------

Total Liabilities                                          2,023,458        2,240,970
                                                         -----------      -----------

Ground lessors' equity in income-producing property
                                                           3,000,000        3,000,000
                                                         -----------      -----------

General Partners' equity                                   5,844,918        5,099,120
                                                         -----------      -----------

Total Liabilities and General Partners' equity           $10,868,376      $10,340,090
                                                         ===========      ===========

                   Condensed Combined Statements of Operations

                                                        For the Year Ended December 31,
                                               -------------------------------------------------
                                                  1999               1998              1997
                                               -----------        -----------        -----------
Revenues:
   Rental income                               $ 2,112,254        $ 1,734,403        $ 2,294,859
   Interest income                                  34,540                  0                  0
   Other income                                     15,151             93,668              9,698
                                               -----------        -----------        -----------
                       Total revenues            2,161,945          1,828,071          2,304,557
                                               -----------        -----------        -----------
Expenses:
   Operating expenses                            1,407,262          1,302,968          1,755,826
   Depreciation and amortization                   779,142            829,081          1,321,177
   Interest                                        152,563            156,636            459,763
                                               -----------        -----------        -----------
                       Total expenses            2,338,967          2,288,685          3,536,766
                                               -----------        -----------        -----------

Net loss before disposition of  property          (177,022)          (460,614)        (1,232,209)
Loss from property disposition                           0                  0           (967,764)
                                               -----------        -----------        -----------

Net loss                                       $  (177,022)       $  (460,614)       $(2,199,973)
                                               ===========        ===========        ===========


6.    NOTES PAYABLE

                                                                                         1999             1998
                                                                                      ----------       ----------
Mortgage note payable, due in monthly installments with interest at 7.74% per annum, collateralized by the real property known as Sierra Mira Mesa. This note
matures in October 2010.                                                              $4,543,984       $4,802,191

Mortgage note payable to affiliate, due in monthly installments with interest fixed at 9.34% per annum through October 1998, at which time the rate converted to the one-year treasury rate plus 375 basis points. This note, which was collateralized by the real property known as Sorrento I, was paid in August
1999.                                                                                          0          616,223

Mortgage note payable, due in monthly installments with interest at
8.75% per annum, collateralized by the Sorrento I property.  The note
matures in September 2009.                                                             1,635,054                0
                                                                                      ----------       ----------

                                                                                      $6,179,038       $5,418,414
                                                                                      ==========       ==========

CGS Real Estate Company, Inc. ("CGS"), an affiliate of the General Partner, acquired the Sorrento I mortgage note, due in July 1998, and security documents from the bank in May 1996. In connection with the purchase of the bank note and security documents by CGS, the Partnership made a principal payment to the bank of $750,000 and entered into a $750,000 note agreement with CGS (the "CGS Agreement"). The CGS Agreement, collaterized by real and personal property, called for monthly interest payments through December 1996 and monthly principal and interest payments thereafter until maturity on May 31, 2016. The interest rate is fixed at 9.34% per annum for the first year of the note and will thereafter be the one year Treasury rate plus 375 basis points. A pre-payment in the amount of $105,000 was paid in April 1997.

A modification agreement was entered into on September 30, 1997. The interest rate remained fixed at 9.34% through October 1998, at which time the rate converted to the one-year treasury rate plus 375 basis points. The note was amortized over a 210-month term and payments were $6,048 per month, principal and interest inclusive until maturity in March 2015.



In August 1999, the CGS note with an outstanding balance of $607,693 was paid. On the same date, SIP entered into a new loan agreement with Finova Realty Capital, Inc. in the amount of $1,637,500. This loan, which is secured by the Sorrento I property, bears interest at 8.75% per annum. Monthly payments of $12,882, consisting of both principal and interest, are due until maturity in September 2009. The note balance as of December 31, 1999 was $1,635,054. In connection with the repayment of the CGS note, SIP paid $29,528 to CGS related to late fees which were included in other operating expenses in the statement of operations for 1999.


As of December 31, 1999, annual maturities on notes payable are: $290,909 in 2000; $314,372 in 2001; $339,729 in 2002; $367,133 in 2003; $396,749 in 2004;
and $4,470,146 thereafter.

    UNAUDITED FINANCIAL STATEMENTS - SIX MONTHS ENDED JUNE 30, 2000 AND 1999


SIERRA PACIFIC DEVELOPMENT FUND II
                             (A LIMITED PARTNERSHIP)

                                 BALANCE SHEETS
                       JUNE 30, 2000 AND DECEMBER 31, 1999

--------------------------------------------------------------------------------



                                                    JUNE 30, 2000
                                                      (UNAUDITED)     DECEMBER 31, 1999
                                                    --------------    -----------------
ASSETS

Cash and cash equivalents ....................       $    109,490        $    260,963
Receivables:
  Note, net of deferred gain of $736,271 .....          3,632,946           3,062,629
  Unbilled rent ..............................            222,696             239,271
  Billed rent ................................            188,230             140,211
  Due from affiliates ........................          1,013,698           1,013,698
  Interest ...................................            236,473                   0
Income-producing properties - net of
  accumulated depreciation and valuation
  allowance of $3,991,052 and $3,728,719,
  respectively ...............................         10,324,783          10,590,651
Investment in unconsolidated joint venture ...          2,141,531           3,023,177
Other assets - net of accumulated amortization
  of $434,421 and $393,674, respectively .....            865,279             873,728
                                                     ------------        ------------

Total Assets .................................       $ 18,735,126        $ 19,204,328
                                                     ============        ============

LIABILITIES AND PARTNERS' EQUITY

Accrued and other liabilities ................       $    952,632        $  1,452,577
Notes payable ................................          6,373,119           6,397,116
                                                     ------------        ------------

Total Liabilities ............................          7,325,751           7,849,693
                                                     ------------        ------------

Partners' equity (deficit):
  General Partner ............................            (63,458)                  0
  Limited Partners:
    Class A Limited Partners:
      60,000 units authorized,
      56,674 issued and outstanding ..........          7,503,640           7,426,335

    Class B Limited Partners:
      60,000 units authorized,
      29,979 issued and outstanding ..........          3,969,193           3,928,300
                                                     ------------        ------------

Total Partners' equity .......................         11,409,375          11,354,635
                                                     ------------        ------------

Total Liabilities and Partners' equity .......       $ 18,735,126        $ 19,204,328
                                                     ============        ============

SIERRA PACIFIC DEVELOPMENT FUND II
                             (A LIMITED PARTNERSHIP)

                            STATEMENTS OF OPERATIONS
                 FOR THE SIX MONTHS ENDED JUNE 30, 2000 AND 1999
             AND FOR THE THREE MONTHS ENDED JUNE 30, 2000 AND 1999

--------------------------------------------------------------------------------



                                                              SIX MONTHS ENDED                       THREE MONTHS ENDED
                                                                  JUNE 30,                                 JUNE 30,
                                                      --------------------------------          -------------------------------
                                                         2000                  1999                 2000               1999
                                                      (UNAUDITED)          (UNAUDITED)          (UNAUDITED)         (UNAUDITED)
                                                      -----------          -----------          -----------         -----------
REVENUES:
  Rental income .............................         $ 1,266,942          $ 1,194,025          $   699,215         $   569,806
  Interest income ...........................             236,944              204,768              122,573             102,364
                                                      -----------          -----------          -----------         -----------

                     Total revenues .........           1,503,886            1,398,793              821,788             672,170
                                                      -----------          -----------          -----------         -----------

EXPENSES:
  Operating expenses ........................             885,750              793,426              374,645             404,314
  Depreciation and amortization .............             440,882              434,505              223,056             218,741
  Interest ..................................             223,270              214,322              111,504             106,539
                                                      -----------          -----------          -----------         -----------

                     Total costs and expenses           1,549,902            1,442,253              709,205             729,594
                                                      -----------          -----------          -----------         -----------

(LOSS) INCOME BEFORE PARTNERSHIP'S
   SHARE OF UNCONSOLIDATED JOINT
   VENTURE INCOME ...........................             (46,016)             (43,460)             112,583             (57,424)
                                                      -----------          -----------          -----------         -----------

PARTNERSHIP'S SHARE OF UNCONSOLIDATED
   JOINT VENTURE INCOME .....................             100,756               89,769               45,745              59,894
                                                      -----------          -----------          -----------         -----------

NET INCOME ..................................         $    54,740          $    46,309          $   158,328         $     2,470
                                                      ===========          ===========          ===========         ===========

Net income per limited partnership unit .....         $      0.63          $      0.53          $      1.81         $      0.03
                                                      ===========          ===========          ===========         ===========

SIERRA PACIFIC DEVELOPMENT FUND II
                             (A LIMITED PARTNERSHIP)

                    STATEMENTS OF CHANGES IN PARTNERS' EQUITY
                    FOR THE YEAR ENDED DECEMBER 31, 1999 AND
                     FOR THE SIX MONTHS ENDED JUNE 30, 2000

--------------------------------------------------------------------------------



                                                       LIMITED PARTNERS                                               TOTAL
                                                ----------------------------                       GENERAL           PARTNERS'
                                     PER UNIT     CLASS A         CLASS B         TOTAL            PARTNER            EQUITY
                                     --------   ------------    ------------   ------------      ------------      ------------
Proceeds from sale of
  partnership units ..............    $250.00   $ 14,392,000    $  7,579,000   $ 21,971,000                        $ 21,971,000
Underwriting commissions
  and other organization expenses      (33.68)    (1,939,045)     (1,021,124)    (2,960,169)                         (2,960,169)
Repurchase of 1,231 partnership
   units .........................       0.06       (177,934)        (66,167)      (244,101)                           (244,101)
Cumulative net income (loss)
  (to December 31, 1998) .........      (6.96)      (393,677)       (208,839)      (602,516)     $     46,674          (555,842)
Cumulative distributions
  (to December 31, 1998) .........     (64.80)    (3,685,045)     (1,947,280)    (5,632,325)          (46,674)       (5,678,999)
                                      -------   ------------    ------------   ------------      ------------      ------------

Partners' equity - January 1, 1999     144.62      8,196,299       4,335,590     12,531,889                 0        12,531,889
Net loss .........................     (13.59)      (769,964)       (407,290)    (1,177,254)                         (1,177,254)
                                      -------   ------------    ------------   ------------      ------------      ------------

Partners' equity -
  January 1, 2000 (audited) ......     131.03      7,426,335       3,928,300     11,354,635                 0        11,354,635
Transfer among general partner and
  limited partners ...............       0.74         41,861          22,144         64,005           (64,005)                0
Net income (unaudited) ...........       0.63         35,444          18,749         54,193               547            54,740
                                      -------   ------------    ------------   ------------      ------------      ------------

Partners' equity (deficit) -
   June 30, 2000 (unaudited) .....    $132.40   $  7,503,640    $  3,969,193   $ 11,472,833      $    (63,458)     $ 11,409,375
                                      =======   ============    ============   ============      ============      ============

SIERRA PACIFIC DEVELOPMENT FUND II
                             (A LIMITED PARTNERSHIP)

                            STATEMENTS OF CASH FLOWS
                 FOR THE SIX MONTHS ENDED JUNE 30, 2000 AND 1999

--------------------------------------------------------------------------------

                                                                2000                1999
                                                            (UNAUDITED)          (UNAUDITED)
                                                            -----------          -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income ......................................         $    54,740          $    46,309
  Adjustments to reconcile net income
  to cash used in operating activities:
    Depreciation and amortization .................             440,882              434,505
    Partnership's share of unconsolidated
      joint venture income ........................            (100,756)             (89,769)
    Increase in rent receivable ...................             (31,444)             (28,359)
    Increase in interest receivable ...............            (236,473)            (203,876)
    Decrease in other receivables .................                   0                7,946
    Increase in other assets ......................             (73,665)             (35,967)
    Decrease in accrued and other liabilities .....            (499,945)            (249,356)
                                                            -----------          -----------

    Net cash used in operating activities .........            (446,661)            (118,567)
                                                            -----------          -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Loan to affiliate of the general partner ......            (570,317)                   0
    Payments for property additions ...............             (90,471)            (198,863)
                                                            -----------          -----------

    Net cash used in investing activities .........            (660,788)            (198,863)
                                                            -----------          -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Principal payments on notes payable ...........             (23,997)             (11,674)
    Contributions to unconsolidated joint venture .             (23,000)                   0
    Distributions from unconsolidated joint venture           1,002,973                    0
    Borrowings from affiliate .....................                   0              306,184
                                                            -----------          -----------

    Net cash provided by financing activities .....             955,976              294,510
                                                            -----------          -----------

NET DECREASE IN CASH AND CASH EQUIVALENTS .........            (151,473)             (22,920)

CASH AND CASH EQUIVALENTS - Beginning of period ...             260,963               71,180
                                                            -----------          -----------

CASH AND CASH EQUIVALENTS - End of period .........         $   109,490          $    48,260
                                                            ===========          ===========


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

    Cash paid during the period for property taxes          $   223,178          $   210,731
                                                            ===========          ===========

    Cash paid during the period for interest ......         $   223,270          $   191,335
                                                            ===========          ===========

                       SIERRA PACIFIC DEVELOPMENT FUND II
                             (A LIMITED PARTNERSHIP)

                          NOTES TO FINANCIAL STATEMENTS
                                   (Unaudited)

1.    BASIS OF FINANCIAL STATEMENTS

In the opinion of Sierra Pacific Development Fund II's (the Partnership) management, these unaudited financial statements reflect all adjustments which are necessary for a fair presentation of its financial position at June 30, 2000 and results of operations and cash flows for the periods presented. All adjustments included in these statements are of a normal and recurring nature. These financial statements should be read in conjunction with the financial statements and notes thereto contained in the Annual Report of the Partnership for the year ended December 31, 1999.

2.    RELATED PARTY TRANSACTIONS

Included in the financial statements for the six months ended June 30, 2000 and 1999 are affiliate transactions as follows:


                                June 30
                        -----------------------
                          2000         1999
                        -----------------------
Management fees         $ 62,065     $ 55,105
Administrative fees      143,040      163,402
Leasing fees              46,960       12,173


3.    INVESTMENT IN UNCONSOLIDATED JOINT VENTURE

Sierra Mira Mesa Partners (SMMP) was formed in 1985 between the Partnership and Sierra Pacific Pension Investors '84 (SPPI'84), an affiliate, to develop and operate the real property known as Sierra Mira Mesa, an office building located in San Diego, California. The Partnership's initial ownership interest in SMMP was 51%; the remaining 49% was owned by SPPI'84. Effective December 31, 1996, the general partners amended the partnership agreement to allow for adjustments in the sharing ratio each year based upon the relative net contributions and distributions since inception of each general partner. At June 30, 2000 the Partnership's interest in SMMP is 30.17%; the remaining 69.83% interest is owned by SPPI'84.

The consolidated financial statements of SMMP include the accounts of SMMP and Sorrento I Partners, a majority owned California general partnership. Summarized income statement information for SMMP for the six months ended June 30, 2000 and 1999 follows:


                                             June 30
                                  -----------------------------
                                      2000             1999
                                  -----------------------------
Rental income                     $ 1,096,679     $ 1,059,081
Total revenues                      1,220,016       1,170,121
Operating expenses                    446,008         361,757
Share of unconsolidated
  joint venture income (loss)          81,931         (36,566)
Net income                            326,619         269,349

As of June 30, 2000, SMMP holds a 43.92% interest in Sorrento II Partners
(SIIP), a California general partnership with Sierra Pacific Institutional Properties V formed in 1993; a 5.08% interest in Sierra Creekside Partners
(SCP), a California general partnership with Sierra Pacific Development Fund formed in 1994; and a 33.36% interest in Sierra Vista Partners (SVP), a California general partnership with Sierra Pacific Development Fund III formed in 1994.

Summarized income statement information for these Partnerships, which are accounted for by SMMP under the equity method, for the six months ended June 30, 2000 and 1999 follows:

                                 SCP                             SVP                         SIIP
                       -----------------------------------------------------------------------------------
                                June 30                         June 30                    June 30
                       -----------------------------------------------------------------------------------
                           2000          1999           2000           1999           2000          1999
                       -----------------------------------------------------------------------------------
Rental income          $ 489,777      $ 448,066      $       0      $       0      $ 699,130     $ 554,777
Total revenues           489,777        448,066              0         11,907        710,335       554,777
Operating expenses       268,936        247,078         13,735         14,577        236,241       243,567
Extraordinary loss       (46,020)             0              0              0              0             0
Net (loss) income       (149,586)       (50,053)       (13,735)        (2,670)       214,281       (92,300)


4.    PARTNERS' EQUITY

Equity and net income (loss) per limited partnership unit is determined by dividing the limited partners' share of the Partnership's equity and net income
(loss) by the number of limited partnership units outstanding, 56,674 Class A and 29,979 Class B.

During the quarter ended March 31, 2000, an amount was transferred between the partners' equity accounts such that 99% of cumulative operating income, gains, losses, deductions and credits of the Partnership is allocated among the limited partners and 1% is allocated to the general partner. Management does not believe that the effect of this transfer is significant.

5.    PENDING TRANSACTION

CGS Real Estate Company, Inc. (CGS), an affiliate of the general partner, is in the process of developing a plan pursuant to which the properties owned by the Partnership would be combined with the properties of other real estate partnerships managed by CGS and its affiliates. These limited partnerships own office properties, industrial properties, shopping centers, and residential apartment properties. It is expected that the acquirer would in the future qualify as a real estate investment trust. Limited partners would receive shares of common stock in the acquirer, which would be listed on a national securities exchange or the NASDAQ national market system.

                       SIERRA PACIFIC DEVELOPMENT FUND III
                            HISTORICAL FINANCIAL DATA

                                Table of Contents



I.       Sierra Pacific Development Fund III

         A.       Selected Historical Financial Data
         B. Management's Discussion and Analysis of Financial Condition and Results of Operations - December 31, 1999, 1998 and 1997.
         C. Management's Discussion and Analysis of Financial Condition and Results of Operations - Quarters Ended June 30, 2000 and 1999.
         D.       Audited Financial Statements - December 31, 1999, 1998 and
                  1997
         E. Unaudited Financial Statements - Six Months Ended June 30, 2000 and 1999

A.  SELECTED HISTORICAL FINANCIAL DATA OF SIERRA PACIFIC DEVELOPMENT FUND III


The following table sets forth certain selected historical financial data of the Partnership. The selected operating and financial position data as of and for each of the five years ended December 31, 1999 have been derived from the audited financial statements of the Partnership. The selected operating and financial position data as of June 30, 2000 and for the six months ended June 30, 2000 and 1999 have been derived from the unaudited financial statements of the Partnership. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto which follow.

(In thousands, except for per share data)

                                                                                               SIX MONTHS
                                                  YEAR ENDED DECEMBER 31,                    ENDED JUNE 30,
                                                  -----------------------                  -----------------

                                      1995       1996       1997       1998       1999       1999       2000
                                    ------     ------     ------     ------     ------     ------     ------
OPERATING DATA:

REVENUES:

Rental and reimbursement income     $  615     $  736     $  558     $   --     $   --     $   12     $   --

Interest and other income               --         --          1         94         15         --         --
                                      ----       ----       ----       ----       ----       ----       ----
Total revenues                         615        736        559         94         15         12         --
                                      ====       ====       ====       ====       ====       ====       ====
EXPENSES:

Property operating                     402        406        386         37         15         14         14

Management and advisory fees            38         39         40         --         --         --         --

Real estate and other taxes             94         70         63         --         --         --         --

Depreciation and amortization          471        546        464         --         --         --         --

Interest expense                       311        264        299         --         --         --         --
                                      ----       ----       ----       ----       ----       ----       ----
Total expenses                       1,316      1,325      1,252         37         15         14         14
                                     =====      =====      =====       ====       ====       ====       ====


                                             YEAR ENDED DECEMBER 31,                                      SIX MONTHS ENDED
                                                                                                               JUNE 30,
                                             -----------------------                                     ------------------

                                         1995        1996         1997         1998         1999         1999         2000
                                      --------     -------      --------     --------     --------     --------     --------
Net income (loss) before loss on
   sale of property and equity in
   earnings (losses) of
   non-consolidated partnerships         (701)        (589)        (693)          56           --           (2)         (14)


Loss on sale of property                   --           --         (967)          --           --           --           --

Equity in earnings (losses) of
   non-consolidated partnerships         (265)         413            8            1           (8)          (1)          (7)
                                      --------     -------      --------     --------     --------     --------     --------

Net income (loss) before minority
   interest                              (966)        (176)      (1,652)          57           (7)          (3)         (21)

Minority interest                         173          223          781          (19)          --            1            5
                                      --------     -------      --------     --------     --------     --------     --------
Net income (loss)                     $  (793)     $    47      $  (871)     $    38      $    (7)     $    (2)     $   (16)
                                      ========     =======      ========     ========     ========     ========     ========


                                                                             DECEMBER 31,                                JUNE 30,
                                                                            ------------                                --------

                                                     1995         1996        1997         1998         1999         1999     2000
                                                   -------      -------     -------      -------      -------      -------  -------
OTHER DATA:

Weighted average number of units outstanding         37           37          64           --           --           --       --
Income (loss) per unit                           (21.71)        1.28      (13.60)          --           --           --       --
Ratio of earnings to fixed charges (1)               --         1.18          --           --           --           --       --
Deficiency of earnings to cover fixed
   charges (2)                                      793           --         871           --            7            2       16

Cash distributions to minority investors            (57)          --      (2,152)        (109)         (14)          --       (9)

Total properties owned at end of period               1            1          --           --           --           --       --

Book value per limited partnership unit              12           13          --           --           --           --       --

Per unit value assigned for the consolidation

 BALANCE SHEET DATA:

Cash and cash equivalents                       $    16      $    97     $    15      $     1      $     4      $     1  $     1

Real estate held for investment, net              5,700        5,828          --           --           --           --       --

Accounts receivable, net                             84          187           6           --           --           --       --

Investment in/due from partnership                   --            5          --           --           --           --       --

Other assets                                        260          155          --           --           --           --       --


                                                                                     DECEMBER 31,                    JUNE 30,
                                                                                     ------------                    --------

                                                     1995        1996        1997        1998        1999        1999        2000
                                                   ------      ------      ------      ------      ------      ------      ------
Total assets, at book value                         6,060       6,272          21           1           4           1          12
Total assets, at valued assigned for the
  consolidation                                                                                                               744
Total liabilities                                   4,339       3,978         338         333         341         336         348
General partners deficit                               --          --        (374)       (337)       (344)       (340)       (361)
Limited partners equity                               450         497          --          --          --          --          --
Other equity                                        1,271       1,797          57           5           7           4          14

CASH FLOW DATA:
Increase (decrease) in cash and equivalents,
   net                                                 12          81         (83)        (14)          3          --          (3)
Cash provided by (used in) operating
   activities                                        (313)       (163)       (508)         58          --          (3)        (14)

(1) For purposes of determining the ratio of earnings to fixed charges, earnings consist of earnings before extraordinary items, income taxes and fixed charges. Fixed charges consist of interest on indebtedness, the amortization of debt issuance costs and that portion of operating rental expense representing interest.

(2) Deficiency of earnings to cover fixed charges is the amount of earnings that would be required to achieve a ratio of earnings to fixed charges of 1.0

         B. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - DECEMBER 31, 1999, 1998 AND 1997

Management's Discussion and Analysis of Financial Condition and Results of Operations includes certain forward looking statements reflecting the Partnership's expectations in the near future; however, many factors which may affect the actual results, especially changing regulations, are difficult to predict. Accordingly, there is no assurance that the Partnership's expectations will be realized.


Overview:

The following discussion should be read in conjunction with the Selected Financial Data and the Partnership's Consolidated Financial Statements and Notes thereto incorporated by reference to the Annual Report to the Limited Partners attached as an Exhibit. As of December 31, 1999, the Partnership owned a 66.68% interest in Sierra Vista Partners, which operated the Sierra Vista property, which was sold in October 1997. In addition, the Partnership held an 11.88% interest in Sorrento I Partners ("SIP"), which operates the Sorrento I property.


Results of Operations:



Comparison of year ended December 31, 1999 to year ended December 31, 1998.

No rental income was recorded for the years ended December 31, 1999 and 1998 due to the sale of the Property in 1997. Other income of $15,000 was recorded in 1999 principally as a result of refunds associated with prior year operations. In 1998, the Partnership received $94,000 associated with an adjustment to the refinancing of the debt on the Sierra Vista property that took place prior to the sale of the property in 1997. This amount was recorded as other income. Operating expenses for the year ended December 31, 1999 were $15,000, which consisted primarily of accounting and auditing costs. In 1998, operating expenses amounted to $37,000.



The Partnership's remaining real estate investment is an 11.88% minority interest in the Sorrento I property. The Partnership's share of (loss) income from its investment in SIP was $(8,000) for the year ended December 31, 1999 compared to $1,000 for the year ended December 31, 1998. In accordance with the Sorrento I partnership agreement, the Partnership's share of loss was allocated in proportion to its ownership interest for the year ended December 31, 1999.

Comparison of year ended December 31, 1998 to year ended December 31, 1997.

No rental income was recorded for the year ended December 31, 1998 due to the sale of the Property in the prior year. In 1997, rental income was $558,000. In 1998, the Partnership received a cash payment of $94,000, recorded as other income, related to an adjustment to the refinancing of the debt on the Sierra Vista property that took place prior to the sale of the property in 1997. Operating expenses for the year ended December 31, 1998 were $37,000, which consisted primarily of accounting and other general and administrative expenses. Operating expenses in the prior year were $952,000. No interest expense was incurred in 1998 due to the sale of the Property in the prior year. The Partnership's loan was transferred and assumed by the buyer of the property at the time of sale.



The Partnership's share of income from its investment in SIP was $1,000 for the year ended December 31, 1998 compared to $8,000 for the year ended December 31, 1997. In accordance with the Sorrento I partnership agreement, income resulting from its operations is first allocated to the General Partners in proportion to the relative amounts of net cumulative losses until such allocation of income equals the previously allocated net cumulative losses. Then, profits are allocated in proportion to the distributions made to the General Partners during the year. As such, SIP allocated the Partnership 43.04% of its income, and the other General Partner, SMMP, received 56.96% of its income for each of the years ending December 31, 1998 and 1997.



Liquidity and Capital Rescues:

The Partnership received net cash proceeds of $2,141,000 from the sale of the property in 1997. In accordance with the Sierra Vista Partners joint venture agreement, these proceeds were distributed to Sierra Mira Mesa Partners ("SMMP"). Under the terms of the agreement, SMMP receives preferential cash distributions of available "Distributable Funds" from the sale of the property to the extent of its capital contributions. SMMP had made net contributions of $3,335,000 to the Partnership through the sale date.


As of December 31, 1999, the Partnership is in a liquid position with cash of $4,000 and no current liabilities.


One tenant began leasing the entire 43,100 rentable square feet of the Sorrento I property in 1996. This lease commenced May 1, 1996 and expires April 30, 2003. The current base rent called for under this lease is $23,204 per month and shall increase in subsequent periods. The lease contains an option to extend for an additional five years.

In August 1999, SIP repaid its $607,693 loan balance to CGS Real Estate Company, Inc. and entered into a new loan agreement with Finova Realty Capital, Inc. in the amount of $1,637,500. The loan is collateralized by the Sorrento I property and bears interest at 8.75% per annum. Monthly payments of $12,882, consisting of both principal and interest, are due until maturity in September 2009. The majority of the loan proceeds were distributed to SMMP in accordance with the partnership agreement.


In accordance with the SIP joint venture agreement, cash distributions of available "Distributable Funds" shall first be distributed to SMMP as a return of capital in proportion to its aggregate unreturned contributed capital and then to the Partnership in proportion to its aggregate unreturned contributed capital. Any remaining proceeds shall first be distributed pro rata in proportion to the partners' positive balances in their capital accounts and then in accordance with their percentage interest.

Sierra Vista Partners and Sorrento I Partners were formed, in part, to provide the projects with a source of cash for tenant improvements and lease commissions. As required, the Partnership's joint venture partner (SMMP) either advances or contributes cash to meet the Partnership's requirements. SMMP has adequate resources to make the necessary advances during the foreseeable future.

The Partnership's primary capital requirements will be for the continued development and operation of the Sorrento I property. It is anticipated that these requirements will be funded from the operations of the property and the Partnership's joint venture partner (SMMP).


YEAR 2000 COMPLIANCE

The Year 2000 Compliance issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Partnership's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with Year 2000 requirements.



The Partnership did not experience any major system failures or disruptions in operations over the year 2000 transition. All systems have continued to operate as normal.

The Partnership did not separately track internal costs related to the Year 2000 issue and Partnership management believes these amounts did not have a material impact on the Partnership's financial position or results of operations.



The Partnership employs a property management company to manage, operate and lease the property. The management company did not experience any major systems failures or disruptions in operations at the property. The Partnership remains confident that no Year 2000 issues with the property management company or other third parties will arise in the future although no guarantees can be made to that effect.

C. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - SIX MONTHS ENDED JUNE 30, 2000 AND 1999

(a)         OVERVIEW

The following discussion should be read in conjunction with Sierra Pacific Development Fund III's (the Partnership) Consolidated Financial Statements and Notes thereto appearing elsewhere in this Form 10-Q.

The Partnership currently owns a 66.64% interest in the Sierra Vista Partnership which operated the Sierra Vista property (the Property). The Property was sold in October 1997. The Partnership's remaining real estate investment is a 16.76% minority interest in Sorrento I Partners (SIP), which operates the Sierra Sorrento I property. The Partnership records its interest in SIP as an investment in unconsolidated joint venture and accounts for such investment on the equity method.

(b)         RESULTS OF OPERATIONS

No income was recorded for the six months and three months ended June 30, 2000. The Partnership recorded other income of $11,907 during the first quarter of 1999 as a result of a refund associated with 1998 operations. No rental income has been generated since the sale of the Property in 1997.

Operating expenses for the six months ended June 30, 2000 decreased by $842, or 6%, when compared to the same period in the prior year. Operating expenses consisted primarily of accounting and auditing costs. The majority of these costs were incurred during the first quarter of each respective year.

The Partnership's share of loss from its investment in SIP was $7,341 for the six months ended June 30, 2000 compared to $682 for the same period in the prior year. This increase in loss was in large part due to higher interest expense associated with the refinance of the Sierra Sorrento I property in August 1999.


(c)        LIQUIDITY AND CAPITAL RESOURCES

As of June 30, 2000, the Partnership is in a liquid position with cash of $1,044 and no current liabilities.

The Partnership's primary capital requirements are for the continued development and operation of the Sierra Sorrento I property. It is anticipated that these requirements will be funded from the operations of the Property and the Partnership's joint venture partner, Sierra Mira Mesa Partners (SMMP). As required, SMMP either advances or contributes cash to meet these requirements. SMMP has adequate resources to make the necessary advances during the foreseeable future. During the six months ended June 30, 2000, the Partnership received net contributions of approximately $11,000 from SMMP. These proceeds were used to pay operating expenses incurred during the period.

Certain factors raise substantial doubt about the Partnership's ability to continue as a going concern. As shown in the financial statements, the Partnership has no operating assets and its only remaining real estate investment is its minority interest in SIP. The other partner in SIP, SMMP, will receive preferential distributions from SIP until its contributed capital is returned. The Partnership does not anticipate receiving any cash distributions from SIP in the near future. Management believes the Partnership will be able to obtain any cash needed to fund future overhead expenditures from related parties until such time as the Partnership engages in new activities or a decision is made to liquidate the Partnership.

Inflation:

The Partnership does not expect inflation to be a material factor in its operations in 2000.

D.       AUDITED FINANCIAL STATEMENTS - DECEMBER 31, 1999, 1998 AND 1997

INDEPENDENT AUDITORS' REPORT

To the Partners of
Sierra Pacific Development Fund III


We have audited the accompanying consolidated balance sheets of Sierra Pacific Development Fund III, a California limited partnership, (the "Partnership") as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in partners' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sierra Pacific Development Fund III as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.

The accompanying 1999 financial statements have been prepared assuming that the Partnership will continue as a going concern. As described in Note 1 to the financial statements, the Partnership's reduced operations, Partner's capital deficiency, and lack of funds to pay operating expenses raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

DELOITTE & TOUCHE LLP

Houston, Texas
February 25, 2000

                       SIERRA PACIFIC DEVELOPMENT FUND III
                       (A California Limited Partnership)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Sierra Pacific Development Fund III (the "Partnership") was organized on June 5, 1984 in accordance with the provisions of the California Uniform Limited Partnership Act to acquire, develop and operate certain commercial and industrial real properties. S-P Properties, Inc. is the General Partner and manager of the Partnership. On December 30, 1994, all of the outstanding stock of TCP, Inc. was sold to Finance Factors, Inc. TCP, Inc. owns all of the common stock of S-P Properties, Inc. Finance Factors was a subsidiary of CGS Real Estate Company, Inc., a national real estate company. In July 1995, Finance Factors, Inc. merged with Bancor Real Estate Company, Inc., another subsidiary of CGS Real Estate Company, Inc.

In February 1985, the Partnership acquired land in San Diego, California as the first step in the development of Sierra Sorrento I. This 43,100 square foot industrial/warehouse project was completed in February 1986. In October 1986, the Partnership acquired land in Anaheim, California for the development of Sierra Vista. This property, a 102,855 square foot industrial/office project, was completed in April 1988.

In April 1993, the Partnership created a California general partnership (Sorrento I Partners) with Sierra Mira Mesa Partners ("SMMP") to facilitate cash contributions by SMMP for the continued development and operation of the Sierra Sorrento I property. In February 1994, the Partnership formed a California general partnership with SMMP known as Sierra Vista Partners ("SVP") to facilitate cash contributions by SMMP for the continued development and operation of the Sierra Vista property. The Partnership contributed the properties and SMMP contributed cash to these newly formed partnerships. SMMP has made additional contributions each year to these partnerships since inception.

In October 1997, the Sierra Vista property was sold for $5,630,000. The Partnership received net cash proceeds of $2,140,598 from the sale. In accordance with the SVP joint venture agreement, these proceeds were distributed to SMMP. Under the terms of the agreement, SMMP receives preferential cash distributions of available "Distributable Funds" from the sale of the property to the extent of its capital contributions. SMMP had made net contributions of $3,335,204 to the Partnership through the sale date.

Going Concern Considerations

The Partnership has no operating assets and its only remaining real estate investment is 11.88% interest in Sorrento I Partners ("SIP"). The other partner in SIP, SMMP, will receive preferential distributions from SIP until its contributed capital is returned. The Partnership does not anticipate receiving any cash distributions from SIP in the near future. Management anticipates the operations of the Partnership will not require significant amounts of cash in the future and any cash requirements of SIP will be funded by SMMP. Management believes the Partnership will be able to obtain any cash needed to fund future overhead expenditures from related parties until such time as the Partnership engages in new activities or a decision is made to liquidate the Partnership.

Basis of Financial Statements

The Partnership maintains its books and prepares its financial statements in accordance with generally accepted accounting principles. However, the Partnership prepares its tax returns on the accrual basis of accounting as defined by the Internal Revenue Code with adjustments to reconcile book and taxable income (loss) for differences in the treatment of certain income and expense items. The accompanying financial statements do not reflect any provision for federal or state income taxes since such taxes are the obligation of the individual partners.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

The consolidated financial statements include the accounts of the Partnership and Sierra Vista Partners, a majority owned joint venture as of December 31, 1999 (see Note 3). All significant intercompany balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

Cash and cash equivalents include highly liquid, short-term investments with original maturities of three months or less.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The financial instruments of the Partnership at December 31, 1999 and 1998 consist of cash and cash equivalents. The fair value of the cash and cash equivalents approximate the carrying value due to their short term nature.

Investment in Unconsolidated Joint Venture

The investment in unconsolidated joint venture is stated at cost and is adjusted for the partnership's share in earnings or losses and cash contributions to or distributions from the joint venture (equity method).

Rental Income

Rental income is recognized on a straight-line method over the term of the related operating lease in accordance with the provisions of Statement of Financial Accounting Standard No. 13, "Accounting for Leases."

Calculation of Equity (Deficit) and Net Income (Loss) Per Limited Partnership
Unit

Equity (deficit) and net income (loss) per limited partnership unit are determined by dividing the Limited Partners' equity and net income (loss) by 36,521, the number of limited partnership units outstanding for all periods.

Recent Accounting Pronouncements

The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." These SFAS's, which are effective for the Partnership's fiscal year ending December 31, 1998, establish additional disclosure requirements but do not affect the measurement of the results of operations. During the periods presented, the Partnership did not have any items of comprehensive income. The adoption of SFAS No. 131 had no effect on the Partnership's financial statements as the Partnership operates in only one segment, the acquisition, development and operation of commercial real estate.

2. GENERAL PARTNER AND RELATED PARTY TRANSACTIONS

An affiliate of the General Partner may receive a management fee of 6% of the gross rental income collected from the properties. Management fees paid to affiliates for the year ended December 31, 1997 was $40,248. No such costs were incurred in 1999 or 1998.

An affiliate of the General Partner is entitled to reimbursement for expenses incurred by the affiliate for services provided to the Partnership such as accounting, legal, data processing and similar services. The affiliate was reimbursed $75,530 for such services for the year ended December 31, 1997. No such costs were incurred in 1999 or 1998. Additionally, the Partnership reimbursed the affiliate for construction supervision costs incurred by the affiliate. For the year ended December 31, 1997 the affiliate received $64,904 for tenant improvements supervisory costs. No such costs were incurred in 1999 or 1998.

In consideration for services rendered with respect to initial leasing of Partnership properties, an affiliate of the General Partner is paid initial leasing costs. For the year ended December 31, 1997 these fees amounted to $76,984 and were recorded as deferred leasing costs. No such costs were incurred in 1999 or 1998.

In consideration for services rendered with respect to obtaining new financing, an affiliate of the General Partner is paid broker fees. For the year ended December 31, 1997, these fees amounted to $61,000 and were recorded as deferred loan costs. These fees were written off with the sale of the Sierra Vista property in 1997. No such fees were incurred in 1999 or 1998.

3. INCOME-PRODUCING PROPERTIES

On April 1, 1993, the Sierra Sorrento I property was transferred to a joint venture called Sorrento I Partners (Note 4). The historical cost basis of the property and related assets at the date of transfer was $2,662,877 and the outstanding balance of the related debt was $2,986,024 with accrued interest of $22,824.

On February 1, 1994, the Partnership formed a joint venture with Sierra Mira Mesa Partners ("SMMP"), an affiliate. The joint venture, known as Sierra Vista Partners ("SVP"), was formed as a California general partnership to develop and operate the Sierra Vista property. The Partnership had an 81.5% equity interest with its contribution of Sierra Vista. Such interest was computed based upon the estimated fair value of SVP's net assets at the date of formation of the joint venture. SMMP was allocated an 18.5% initial equity interest in SVP in exchange for its $600,000 cash contribution ($2,355,161, net, through December 31, 1996). SMMP made additional cash contributions amounting to $1,193,141, $36,900, and $16,400 and received distributions amounting to $2,152,098, $108,656 and $14,000 during 1997, 1998 and 1999, respectively. The percentage interests of the Partnership and SMMP are to be adjusted every January 1st during the term of SVP, beginning January 1, 1995. Accordingly, as of January 1, 1997, 1998 and 1999, the Partnership's interest in SVP was changed to 52.95%, 65.49% and 66.68%, respectively, and SMMP's interest was changed to 47.05%, 34.51%, and 33.32% respectively. On January 1, 2000, the Partnership's interest in SVP will be decreased to 66.64% and SMMP's interest will be increased to 33.36%.

In October 1997, the Sierra Vista property was sold for $5,630,000. The Partnership received net cash proceeds of $2,140,598 from the sale for its 52.95% interest in this property and the purchaser assumed the Partnership's $3,044,397 debt on the property. The Partnership also incurred additional selling costs and credited security deposits and prorata rents for October 1997 to the buyer. In accordance with the SVP joint venture agreement, these proceeds were distributed to SMMP. Under the terms of the agreement, SMMP receives preferential cash distributions of available "Distributable Funds" from the sale of the property to the extent of its capital contributions. SMMP had made net contributions of $3,335,204 to the Partnership through the sale date. In 1998, the Partnership received a cash payment of $94,000, recorded as other income, related to an adjustment to the refinancing of the debt on the Sierra Vista property that took place prior to the sale of the property in 1997. Other income of $15,000 was recorded in 1999 principally as a result of refunds associated with prior year operations.

4. INVESTMENT IN UNCONSOLIDATED JOINT VENTURE

Sorrento I Partners ("SIP") was formed on April 1, 1993 between the Partnership and SMMP, an affiliate, to develop and operate the real property known as Sorrento I, an industrial building located in San Diego, California. One tenant began leasing the entire 43,100 rentable square feet of Sorrento I in 1996. Rental income of $23,636 per month is recognized under this lease, which expires in April 2003.

At December 31, 1999, the Partnership has an 11.88% equity interest with its contribution of Sorrento I and the related debt; SMMP has an 88.12% equity interest with its $2,326,477 net cash contributions through 1998. In accordance with the SIP joint venture agreement, proceeds shall first be distributed to SMMP as a return of capital in proportion to its aggregate unreturned contributed capital and then to the Partnership in proportion to its aggregate unreturned contributed capital. Any remaining proceeds shall first be distributed pro rata in proportion to the partners' positive balances in their capital accounts and then in accordance with their percentage interest.

SIP had a non-recourse bank note payable with an original principal balance of $3,000,000 collateralized by real and personal property that included a discounted payoff option of $1,500,000. CGS Real Estate Company, Inc. ("CGS"), an affiliate of the General Partner, acquired the note and security documents from the bank in May 1996. In connection with the purchase of the bank note and security documents by CGS, SIP made a principal payment to the bank of $750,000 and entered into a $750,000 note agreement with CGS.

A modification agreement was entered into on September 30, 1997. The interest rate remained fixed at 9.34% through October 1998, at which time the rate converted to the one-year treasury rate plus 375 basis points. The note was amortized over a 210-month term and payments were $6,048 per month, principal and interest, inclusive until maturity in March 2015.

In August 1999, the CGS note, with an outstanding balance of $607,693, was repaid. On the same date, SIP entered into a new loan agreement with Finova Realty Capital, Inc. in the amount of $1,637,500. This loan, which is secured by the Sorrento I property, bears interest at 8.75% per annum. Monthly payments of $12,882, consisting of both principal and interest, are due until maturity in September 2009. The note balance as of December 31, 1999 was $1,635,054.

Reference is made to the audited financial statements of Sorrento I Partners included herein.

5. PARTNERS' EQUITY (DEFICIT)

Accrual basis profits and losses resulting from operations of the Partnership are allocated 99% to the Limited Partners and 1% to the General Partner. Currently, the Partnership does not meet the criteria for distributing cash to the General Partner, and it cannot reasonably predict when the criteria will be met. Accordingly, no accrual basis profits and losses from operations had been allocated to the General Partner through December 31, 1996. During 1997, the General Partner was allocated losses to the extent they were in excess of the Limited Partners' capital balances since the Limited Partners cannot be allocated losses in excess of their balances. As such, the profit recognized in 1998 and the loss recognized in 1999 was allocated to the General Partner.

Upon any sale, refinancing or other dispositions of the Partnership's real properties, allocations and distributions will be made to the Limited Partners until they have received distributions from the sale or financing proceeds in an amount equal to 100% of their unreturned capital. Thereafter, distributions generally will be allocated 1% to the General Partner and 99% to the Limited Partners until the Limited Partners have received distributions from all sources equal to the sum of their respective priority distributions (an amount equal to 15% per annum cumulative on each Limited Partner's unreturned capital).

However, after the Limited Partners have received distributions of sale or financing proceeds equal to their unreturned capital plus distributions from all sources equal to a cumulative but not compounded return of 6% per annum on their unreturned capital, the General Partner may be entitled to special distributions not to exceed 3% of the gross sales prices of properties sold by the Partnership. Thereafter, the General Partners will be entitled to receive incentive distributions which, when aggregated with the 1% distributions to the General Partner described in the preceding sentence, will equal 20% of the total net sale or financing proceeds available for distribution to the Partners. Any remaining sale or financing proceeds will be distributed to the Limited Partners.

The proceeds from the sale of the Sierra Vista property were required to be distributed to SMMP under the provisions of the joint venture agreement with SMMP and thus were not allocated in accordance with the provisions described above.

INDEPENDENT AUDITORS' REPORT ON FINANCIAL STATEMENT SCHEDULE

To the Partners of
Sierra Pacific Development Fund  III


We have audited the consolidated financial statements of Sierra Pacific Development Fund III, a California limited partnership, (the "Partnership"), as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999 and have issued our report thereon dated February 25, 2000. Such consolidated financial statements and report are included in your 1999 Annual Report to the Limited Partners and are incorporated herein by reference. Our audits also included the financial statement schedule of Sierra Pacific Development Fund III, listed in Item 14. The financial statement schedule is the responsibility of the Partnership's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.



DELOITTE & TOUCHE LLP

Houston, Texas
February 25, 2000

SCHEDULE II - FORM 10-K

                       SIERRA PACIFIC DEVELOPMENT FUND III
                  VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
              For the Years Ended December 31, 1999, 1998, and 1997

                                                                   Income -
                                                                   Producing
                                                                   Properties
                                                                   ----------
Allowance for loss - January 1, 1997                              $ 1,600,000

  Reduction due to sale of property (1)                            (1,600,000)
                                                                   ----------
Allowance for loss - December 31, 1997                                      0

 Provision charged to costs and expenses                                    0
                                                                   ----------
Allowance for loss - December 31, 1998                                      0

  Provision charged to costs and expenses                                   0
                                                                   ----------
Allowance for loss - December 31, 1999                            $         0
                                                                  ===========

(1) See Notes 1 and 3 to the consolidated financial statements incorporated by reference to the Annual Report to the Limited Partners attached as an Exhibit.

                               SORRENTO I PARTNERS
                       (A CALIFORNIA GENERAL PARTNERSHIP)


  BALANCE SHEETS AS OF DECEMBER 31, 1999 AND 1998 AND STATEMENTS OF OPERATIONS, CHANGES IN GENERAL PARTNERS' EQUITY (DEFICIT) AND CASH FLOWS FOR EACH OF THE
        THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1999 AND INDEPENDENT
                                AUDITORS' REPORT

INDEPENDENT AUDITORS' REPORT

To the Partners of
Sorrento I Partners


We have audited the accompanying balance sheets of Sorrento I Partners, a California general partnership, (the "Partnership") as of December 31, 1999 and 1998, and the related statements of operations, changes in general partners' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sorrento I Partners as of December 31, 1999 and 1998, and the results of its operations and cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.



DELOITTE & TOUCHE LLP

Houston, Texas
February 25, 2000

                               SORRENTO I PARTNERS
                       (A California General Partnership)
                                 BALANCE SHEETS
                           December 31, 1999 and 1998

                                                        December 31,        December 31,
                                                           1999                1998
                                                           ----                ----
ASSETS
------

Cash and cash equivalents                               $  249,534          $    1,765
Receivables:
   Unbilled rent (Notes 1 and 4)                            50,533              45,345
   Other                                                         0              14,572
Due from affiliates (Note 3)                                     0               4,770
Income-producing property - net of accumulated
   depreciation of $741,797 in 1999 and
   $639,739 in 1998 (Notes 1, 4 and 5)                   2,240,981           2,337,761
Other assets (Notes 1 and 2)                               154,108             112,191
                                                        ----------          ----------

Total Assets                                            $2,695,156          $2,516,404
                                                        ==========          ==========

LIABILITIES AND GENERAL PARTNERS' EQUITY
----------------------------------------

Accounts payable                                        $   13,690          $   20,537
Notes payable (Note 5)                                   1,635,054             616,223
                                                        ----------          ----------

Total Liabilities                                        1,648,744             636,760
                                                        ----------          ----------

General Partners' equity (Notes 1 and 6)                 1,046,412           1,879,644
                                                        ----------          ----------

Total Liabilities and General Partners' equity          $2,695,156          $2,516,404
                                                        ==========          ==========

                            See Accompanying Notes 27
                               SORRENTO I PARTNERS
                       (A California General Partnership)
                            STATEMENTS OF OPERATIONS
              For the Years Ended December 31, 1999, 1998 and 1997

                                                      1999                1998               1997
                                                      ----                ----               ----
Revenues:
   Rental income (Note 1)                          $ 283,985           $ 282,322          $ 283,635
   Other income                                            0                   0              9,404
                                                     -------             -------            -------
              Total revenues                         283,985             282,322            293,039
                                                     -------             -------            -------
Expenses:
   Operating expenses:
   Depreciation and amortization                     130,639             127,662            127,662
   Property taxes and insurance                        6,639               7,762              2,847
   Administrative fees (Note 3)                       45,025              38,922             34,860
   Maintenance and repairs                                42                 395                 49
   Management fees (Note 3)                           16,707              17,189             15,762
   Legal and accounting                               15,809              17,650             22,803
   General and administrative                          9,947               7,413              5,677
   Bad debt expense                                    4,770                   0                  0
   Other operating expenses                           29,884               5,574              1,894
                                                     -------             -------            -------

                 Total operating expenses            259,462             222,567            211,554
   Interest                                           88,648              57,926             63,123
                                                     -------             -------            -------
              Total expenses                         348,110             280,493            274,677
                                                     -------             -------            -------
NET (LOSS) INCOME                                  $ (64,125)          $   1,829          $  18,362
                                                   =========           =========          =========

                            See Accompanying Notes 28
                               SORRENTO I PARTNERS
                       (A California General Partnership)
          STATEMENTS OF CHANGES IN GENERAL PARTNERS' EQUITY (DEFICIT)
              For the Years Ended December 31, 1999, 1998 and 1997

                                                                                     General Partners
                                                                                     ----------------
                                                               Sierra Pacific            Sierra
                                                                 Development            Mira Mesa
                                                                  Fund III              Partners               Total
                                                                  --------              --------               -----
General Partners' equity (deficit) - January 1, 1997             $(341,689)            $2,333,942           $1,992,253
Net income                                                           7,906                 10,456               18,362
Contributions                                                            0                141,000              141,000
Distributions                                                            0               (164,300)            (164,300)
                                                                  --------             ----------           ----------

General Partners' equity (deficit) - December 31, 1997            (333,783)             2,321,098            1,987,315
Net income                                                             787                  1,042                1,829
Contributions                                                            0                  8,500                8,500
Distributions                                                            0               (118,000)            (118,000)
                                                                  --------             ----------           ----------

General Partners' equity (deficit) - December 31, 1998            (332,996)             2,212,640            1,879,644
Net loss                                                            (7,618)               (56,507)             (64,125)
Contributions                                                            0                 65,313               65,313
Distributions                                                            0               (834,420)            (834,420)
                                                                  --------             ----------           ----------

General Partners' equity (deficit) - December 31, 1999           $(340,614)            $1,387,026           $1,046,412
                                                                  ========             ==========           ==========

                            See Accompanying Notes 29
                               SORRENTO I PARTNERS
                       (A California General Partnership)
                            STATEMENTS OF CASH FLOWS
              For the Years Ended December 31, 1999, 1998 and 1997

                                                              1999                1998               1997
                                                              ----                ----               ----
CASH FLOWS FROM OPERATING
  ACTIVITIES:
  Net (loss) income                                      $  (64,125)          $   1,829           $  18,362
  Adjustments to reconcile net (loss) income
  to cash provided by operating activities:
    Depreciation and amortization                           130,639             127,662             127,662
    Bad debt expense                                          4,770                   0                   0
    Increase in rent receivable                              (5,188)            (10,439)            (20,944)
    Decrease (increase) in other receivables                 14,572                (271)               (139)
    (Increase) decrease in other assets                     (70,498)                  0               8,114
    (Decrease) increase in accrued and other
     liabilities                                             (6,847)              4,413              (8,269)
                                                         ----------           ---------           ---------
   Net cash provided by operating activities                  3,323             123,194             124,786
                                                         ----------           ---------           ---------
CASH FLOWS FROM INVESTING
  ACTIVITIES:
    Payments for property additions                          (5,278)                  0                   0
                                                         ----------           ---------           ---------
  Net cash used in investing activities                      (5,278)                  0                   0
                                                         ----------           ---------           ---------
CASH FLOWS FROM FINANCING
  ACTIVITIES:
    Contributions by the General Partners                    65,313               8,500             141,000
    Distributions to the General Partners                  (834,420)           (118,000)           (164,300)

    Funding of note payable secured by property
                                                          1,637,500                   0                   0
    Principal payments on notes payable                    (618,669)            (15,604)           (118,173)
                                                         ----------           ---------           ---------
  Net cash provided by (used in) financing
   activities                                               249,724            (125,104)           (141,473)
                                                         ----------           ---------           ---------
NET INCREASE (DECREASE) IN CASH
   AND CASH EQUIVALENTS                                     247,769              (1,910)            (16,687)
                                                         ----------           ---------           ---------
CASH AND CASH EQUIVALENTS - Beginning of period               1,765               3,675              20,362
                                                         ----------           ---------           ---------
CASH AND CASH EQUIVALENTS - End of  period               $  249,534           $   1,765           $   3,675
                                                         ==========           =========           =========
SUPPLEMENTAL DISCLOSURE OF CASH
   FLOW INFORMATION:
  Cash paid during the period for interest               $   76,328           $  57,926           $  68,961
                                                         ==========           =========           =========

SORRENTO I PARTNERS
                       (A California General Partnership)

                          NOTES TO FINANCIAL STATEMENTS


1.       ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Sorrento I Partners ("SIP") was formed as a California general partnership on April 1, 1993 between Sierra Mira Mesa Partners ("SMMP") and Sierra Pacific Development Fund III ("SPDFIII") to develop and operate the real property known as Sorrento I, an industrial building, located in San Diego, California. The property contains 43,100 square feet and is located adjacent to Sierra Mira Mesa office building, which is owned and operated by Sierra Mira Mesa Partners. In 1993, SMMP contributed cash of $383,836 ($2,459,277, net through December 31,
1996) for a 55.03% interest in SIP and SPDFIII contributed the property and all associated encumbrances for a 44.97% interest. During 1997, 1998 and 1999, SMMP contributed an additional $141,000, $8,500 and $65,313 and received distributions amounting to $164,300, $118,000 and 834,420 respectively. The partnership agreement calls for a recalculation of the percentage ownership interest each year on January 1st to account for the Partner's aggregate capital contributions and distributions since inception through the prior year. Accordingly, as of January 1, 1997, 1998 and 1999 SPDFIII's interest in SIP was changed to 11.31%, 11.41% and 11.88%, respectively. On January 1, 2000, SPDFIII's interest will be increased to 16.76% and SMMP's interest will be reduced to 83.24% to reflect the 1999 contributions and distributions.

S-P Properties, Inc. is the General Partner of SPDFIII and of SMMP's general partners, Sierra Pacific Development Fund II and Sierra Pacific Pension Investors '84. On December 30, 1994, all of the outstanding stock of TCP, Inc. was sold to Finance Factors, Inc. TCP, Inc. owns all of the common stock of S-P Properties, Inc. Finance Factors was a subsidiary of CGS Real Estate Company, Inc., a national real estate company. In July 1995, Finance Factors, Inc. merged with Bancor Real Estate Company, Inc., another subsidiary of CGS Real Estate Company, Inc.

Basis of Financial Statements

SIP maintains its books and prepares its financial statements in accordance with generally accepted accounting principles. However, SIP prepares its tax returns on the accrual basis of accounting as defined by the Internal Revenue Code with adjustments to reconcile book and taxable income (loss) for differences in the treatment of certain income and expense items. The accompanying financial statements do not reflect any provision for federal or state income taxes since such taxes are the obligation of the individual partners.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include highly liquid, short-term investments with original maturities of three months or less.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The financial instruments of SIP at December 31, 1999 and 1998 consist of cash and cash equivalents, receivables, due from affiliates, accounts payable and notes payable. The fair value of cash and cash equivalents, receivables and accounts payable approximates the carrying value due to the short term nature of these items. In the opinion of management, the fair value of the note payable approximates the carrying value based on market rates at December 31, 1999. The fair value of the amounts due from affiliates are not fair valued due to the related party nature of this receivable.

Income-Producing Properties

Property and tenant improvements are carried at cost and depreciated on the straight-line method over the estimated lives of the related assets, ranging from seven to thirty years. Tenant improvements incurred at the initial leasing of the property are depreciated over the lessor of ten years or the life of the lease and tenant improvements incurred at the re-leasing of the property are depreciated over the life of the related lease.

Expenditures for repairs and maintenance are charged against income as incurred. Improvements and major renewals are capitalized. Costs and the related accumulated depreciation of assets sold or retired are removed from the accounts in the year of disposal or when fully depreciated and any resulting gain or loss is reflected in income.

SIP regularly evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Future cash flows are estimated and compared to the carrying amount of the asset to determine if an impairment has occurred. If the sum of the expected future cash flows is less than the carrying amount of the asset, SIP shall recognize an impairment loss in accordance with the Statement. No such impairments have been recognized by the Partnership.

Because the determination of fair value is based upon projections of future economic events such as property occupancy rates, rental rates, operating cost inflation and market capitalization rates which are inherently subjective, the amounts ultimately realized at disposition may differ materially from the net carrying value as of December 31, 1999. The cash flows used to determine fair value and net realizable value are based on good faith estimates and assumptions developed by management. Unanticipated events and circumstances may occur and some assumptions may not materialize; therefore actual results may vary from the estimates and the variances may be material. SIP may provide additional write-downs which could be material in subsequent years if real estate markets or local economic conditions change.

OTHER ASSETS

Deferred leasing costs represent costs incurred to lease properties and are amortized over the life of the related lease using the straight line method of accounting.

Deferred loan costs represent costs incurred to obtain financing and are amortized over the life of the related loan using the straight line method of accounting.

Rental Income and Rent Receivable

Rental income is recognized on the straight-line method over the term of the related operating lease in accordance with the provisions of Statement of Financial Accounting Standards No. 13, "Accounting for Leases".

Rent receivable consists of (a) unbilled rent - the difference between rent recognized on the straight-line method and actual cash due; an (b) billed rent - rent due but not yet received.

2.       DETAILS OF CERTAIN BALANCE SHEET ACCOUNTS

Additional information regarding certain balance sheet accounts, at December 31, 1999 and 1998 is as follows:

                                                                         1999                1998
                                                                         ----                ----
Other assets:
     Deferred loan costs, net of accumulated
          amortization of $2,007 in 1999 and $128 in 1998              $ 46,550            $    890
     Deferred leasing costs, net of accumulated
          amortization of $93,876 in 1999 and $68,191 in 1998            85,616             111,301
     Prepaid expenses                                                       560                   0
     Tax impounds                                                         2,675                   0
     Reserves                                                            18,707                   0
                                                                       --------            --------
                                                                       $154,108            $112,191
                                                                       ========            ========



3.       GENERAL PARTNER AND RELATED PARTY TRANSACTIONS

An affiliate of the General Partner may receive a management fee of 6% of the gross rental income (as defined in the partnership agreement) collected from the property. Management fees paid to affiliates for the years ended December 31, 1999, 1998, and 1997 were $16,707, $17,189, and $15,762, respectively.

SIP reimburses an affiliate of S-P Properties, Inc. for expenses incurred by the affiliate for services provided to SIP such as accounting, data processing and similar services. The affiliate was reimbursed $45,025, $38,922, and $34,860, respectively, for such services for the years ended December 31, 1999, 1998 and 1997.

During 1996, SIP made a non-interest bearing advance to an affiliate in the amount of $4,770. This advance was deemed uncollectible and subsequently written off to bad debt expense in 1999.

See Note 5 for note payable transactions with related parties.


4.       INCOME-PRODUCING PROPERTIES

At December 31, 1999 and 1998 the total cost and accumulated depreciation of the property are as follows:

                                                1999                  1998
                                                ----                  ----
Land                                         $1,305,518           $1,305,518
Building and improvements                     1,677,260            1,671,982
                                              ---------            ---------

             Total                            2,982,778            2,977,500

Accumulated depreciation                      (741,797)            (639,739)
                                              ---------            ---------

             Net                             $2,240,981           $2,337,761
                                             ==========           ==========

Future minimum base rental income to be recognized on a straight-line basis and amounts to be received on a cash basis are as follows:

             Year Ending                          Straight-line                  Cash
            December 31,                              Basis                      Basis
            ------------                              -----                      -----
                2000                                 $283,635                  $289,584
                2001                                  283,635                   295,152
                2002                                  283,635                   306,960
                2003                                   94,546                   104,288
                                                     --------                  --------

                Total                                $945,451                  $995,984
                                                     ========                  ========

SIP relied on one tenant for 100% of rental income for 1999, 1998 and 1997, respectively. The lease agreement requires the tenant to pay expenses such as utilities, insurance and property taxes related to the property. The principal business of the tenant is research and development in the communications sector.

5.       NOTES PAYABLE

SIP had a non-recourse bank note payable with an original principal balance of $3,000,000 collateralized by real and personal property that included a discounted payoff option of $1,500,000.

CGS Real Estate Company, Inc. ("CGS"), an affiliate of the General Partner, acquired the note and security documents from the bank in May 1996. In connection with the purchase of the bank note and security documents by CGS, SIP made a principal payment to the bank of $750,000 and entered into a $750,000 note agreement with CGS (the "CGS Agreement"). The CGS Agreement, collaterized by real and personal property, called for monthly interest payments through December 1996 and monthly principal and interest payments thereafter until maturity on May 31, 2016. The interest rate was fixed at 9.34% per annum for the first year of the note and thereafter converted to the one-year Treasury rate plus 375 basis points. A pre-payment in the amount of $105,000 was paid in April 1997.

A modification agreement was entered into on September 30, 1997. The interest rate remained fixed at 9.34% through October 1998, at which time the rate converted to the one-year treasury rate plus 375 basis points. The note was amortized over a 210-month term and payments were $6,048 per month, principal and interest inclusive, until maturity in March 2015.

In August 1999, the CGS note with an outstanding balance of $607,693 was repaid. On the same date, SIP entered into a new loan agreement with Finova Realty Capital, Inc. in the amount of $1,637,500. This loan, which is secured by the Sorrento I property, bears interest at 8.75% per annum. Monthly payments of $12,882, consisting of both principal and interest, are due until maturity in September 2009. The note balance as of December 31, 1999 was $1,635,054. In connection with the repayment of the CGS note, SIP paid $29,528 to CGS related to late fees which were included in other operating expenses in the statement of operations for 1999.

Annual maturities on the Finova loan as of December 31, 1999 are: $11,993 in 2000; $13,085 in 2001; $14,277 in 2002; $15,578 in 2003; $16,997 in 2004; and
$1,563,124 thereafter.

6.       GENERAL PARTNERS' EQUITY (DEFICIT)

In accordance with the partnership agreement, accrual basis losses resulting from operations of the partnership are first allocated to the General Partners in proportion to the relative amounts of net cumulative partnership profits until such allocated losses equal the previously allocated net cumulative partnership profits. Then, losses are allocated in proportion to the Partners' percentage interests as computed January 1st of the year in which the loss occurred.

Likewise, accrual basis profits resulting from operations of the partnership are first allocated to the General Partners in proportion to the relative amounts of net cumulative partnership losses until such allocation of profits equals the previously allocated net cumulative partnership losses. Then, profits are allocated in proportion to the distributions made to the Partners during the year.

Upon dissolution of the partnership, any proceeds should be distributed first to Sierra Mira Mesa as a return of capital in proportion to its aggregate unreturned capital contributed and then to Sierra Pacific Development Fund III in proportion to its aggregate unreturned capital contributed. Any remaining proceeds shall be first distributed pro rata in proportion to the Partners' positive balances in their capital accounts and then in accordance with their percentage interest in the year of dissolution.

   G. UNAUDITED FINANCIAL STATEMENTS - QUARTERS ENDED JUNE 30, 2000 AND 1999

SIERRA PACIFIC DEVELOPMENT FUND III
                             (A LIMITED PARTNERSHIP)

                           CONSOLIDATED BALANCE SHEETS
                       JUNE 30, 2000 AND DECEMBER 31, 1999

                                               JUNE 30, 2000
                                                (UNAUDITED)      DECEMBER 31, 1999
                                                -----------      -----------------
ASSETS
Cash and cash equivalents ............          $   1,044           $   3,722
                                                ---------           ---------
Total Assets .........................          $   1,044           $   3,722
                                                =========           =========
LIABILITIES AND PARTNERS' EQUITY
Investment in unconsolidated
  joint venture ......................          $ 347,955           $ 340,614
                                                ---------           ---------
Total Liabilities ....................            347,955             340,614
                                                ---------           ---------
Minority interest in consolidated
  joint venture ......................             13,991               7,516
                                                ---------           ---------
Partners' equity (deficit):
  General Partner ....................           (360,902)           (344,408)

 Limited Partners:
    60,000 units authorized,
    36,521 issued and outstanding ....                  0                   0
                                                ---------           ---------
Total Partners' equity (deficit) .....           (360,902)           (344,408)
                                                ---------           ---------
Total Liabilities and Partners' equity          $   1,044           $   3,722
                                                =========           =========

SIERRA PACIFIC DEVELOPMENT FUND III
                             (A LIMITED PARTNERSHIP)

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE SIX MONTHS ENDED JUNE 30, 2000 AND 1999
              AND FOR THE THREE MONTHS ENDED JUNE 30, 2000 AND 1999



                                                                            SIX MONTHS ENDED                THREE MONTHS ENDED
                                                                               JUNE 30,                          JUNE 30,
                                                                     ----------------------------      ----------------------------
                                                                        2000             1999             2000             1999
                                                                     (UNAUDITED)      (UNAUDITED)      (UNAUDITED)      (UNAUDITED)
                                                                     -----------      -----------      -----------      -----------

REVENUES:
  Other income .................................................      $      0          $11,907          $   0            $   0
                                                                      --------          -------          -----            -----
       Total revenues ..........................................             0           11,907              0                0
                                                                      --------          -------          -----            -----
EXPENSES:
  Operating expenses ...........................................        13,735           14,577             70              780
                                                                      --------          -------          -----            -----
       Total costs and expenses ................................        13,735           14,577             70              780
                                                                      --------          -------          -----            -----
LOSS BEFORE PARTNERSHIP'S SHARE OF
   UNCONSOLIDATED JOINT VENTURE LOSS ...........................       (13,735)          (2,670)           (70)            (780)
                                                                      --------          -------          -----            -----
PARTNERSHIP'S SHARE OF UNCONSOLIDATED
   JOINT VENTURE LOSS ..........................................        (7,341)            (682)          (852)            (115)
                                                                      --------          -------          -----            -----
LOSS BEFORE MINORITY INTEREST'S SHARE
   OF CONSOLIDATED JOINT VENTURE LOSS ..........................       (21,076)          (3,352)          (922)            (895)
                                                                      --------          -------          -----            -----
MINORITY INTEREST'S SHARE OF
  CONSOLIDATED JOINT VENTURE LOSS ..............................         4,582              890             23              260
                                                                      --------          -------          -----            -----
NET LOSS .......................................................      $(16,494)         $(2,462)         $(899)           $(635)
                                                                      ========          =======          =====            =====
Net loss per limited partnership unit ..........................      $      0          $     0          $   0            $   0
                                                                      ========          =======          =====            =====

SIERRA PACIFIC DEVELOPMENT FUND III
                             (A LIMITED PARTNERSHIP)

        CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' EQUITY (DEFICIT)
                    FOR THE YEAR ENDED DECEMBER 31, 1999 AND
                     FOR THE SIX MONTHS ENDED JUNE 30, 2000



                                                                       LIMITED PARTNERS                                  TOTAL
                                                                   ------------------------           GENERAL          PARTNERS'
                                                                  PER UNIT           TOTAL            PARTNER           EQUITY
                                                                  --------           -----            -------           ------
Proceeds from sale of
  partnership units ........................................      $ 250.00        $ 9,222,500                         $ 9,222,500
Underwriting commissions
  and other organization expenses ..........................        (37.00)        (1,364,985)                         (1,364,985)
Repurchase of 369 partnership units ........................         (0.18)           (85,005)                            (85,005)
Cumulative net income (loss)
  (to December 31, 1998) ...................................       (201.63)        (7,363,663)       $(315,520)        (7,679,183)
Cumulative distributions
  (to December 31, 1998) ...................................        (11.19)          (408,847)         (21,522)          (430,369)
                                                                  --------        -----------        ---------        -----------

Partners' equity (deficit) - January 1, 1999 ...............             0                  0         (337,042)          (337,042)
Net loss ...................................................             0                  0           (7,366)            (7,366)
                                                                  --------        -----------        ---------        -----------

Partners' equity (deficit) - January 1, 2000 (audited) .....             0                  0         (344,408)          (344,408)
Net loss ...................................................             0                  0          (16,494)           (16,494)
                                                                  --------        -----------        ---------        -----------

Partners' equity (deficit) - June 30, 2000 (unaudited) .....      $      0        $         0        $(360,902)       $  (360,902)
                                                                  ========        ===========        =========        ===========

SIERRA PACIFIC DEVELOPMENT FUND III
                             (A LIMITED PARTNERSHIP)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE SIX MONTHS ENDED JUNE 30, 2000 AND 1999

                                                       2000           1999
                                                    (UNAUDITED)    (UNAUDITED)
                                                    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss .....................................     $(16,494)       $(2,462)
  Adjustments to reconcile net loss
  to cash used in operating activities:
    Partnership's share of unconsolidated
      joint venture loss .......................        7,341            682
    Minority interest's share of consolidated
      joint venture loss .......................       (4,582)          (890)
                                                     --------        -------
    Net cash used in operating activities ......      (13,735)        (2,670)
                                                     --------        -------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Loan from affiliate ........................            0          2,400
    Contributions from minority investor .......       20,000              0
    Distributions to minority investor .........       (8,943)             0
                                                     --------        -------
    Net cash provided by financing activities ..       11,057          2,400
                                                     --------        -------
NET DECREASE IN CASH
    AND CASH EQUIVALENTS .......................       (2,678)          (270)

CASH AND CASH EQUIVALENTS
   Beginning of period .........................        3,722            935
                                                     --------        -------
CASH AND CASH EQUIVALENTS
   End of period ...............................     $  1,044        $   665
                                                     ========        =======

                      SIERRA PACIFIC DEVELOPMENT FUND III
                            (A LIMITED PARTNERSHIP)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)

1.    ORGANIZATION

In April 1993, Sierra Pacific Development Fund III (the Partnership) created a general partnership (Sorrento I Partners (SIP)) with Sierra Mira Mesa Partners
(SMMP) to facilitate cash contributions by SMMP for the continued development and operation of the Sierra Sorrento I property (the Property). In February 1994, the Partnership formed a joint venture with SMMP known as Sierra Vista Partners to facilitate cash contributions by SMMP for the continued development and operation of the Sierra Vista property.

The Partnership Agreements of SIP and Sierra Vista Partners (the Agreements) were amended effective January 1, 1995 to consider both contributions and distributions when calculating each partners' percentage interest at January 1 of each year as called for by the Agreements. Accordingly, on January 1, 2000, the Partnership's interest in SIP was increased from 11.88% to 16.76% and the Partnership's interest in Sierra Vista Partners was decreased from 66.68% to 66.64% to reflect 1999 contributions and distributions.

In October 1997, the Sierra Vista property was sold for $5,630,000. The Partnership received cash proceeds of $2,141,000 from the sale and the purchaser assumed the Partnership's debt on the property. In accordance with the joint venture agreement, these proceeds were distributed to SMMP. Under the terms of the agreement, SMMP receives preferential cash distributions of available Distributable Funds (as defined) from the sale of the property to the extent of its capital contributions. SMMP had made net contributions of $3,335,000 to the Partnership through the sale date.

The Partnership's remaining real estate investment is a 16.76% minority interest in SIP. Because the Partnership owns less than 50% of this entity, it records its interest in SIP as an investment in an unconsolidated joint venture using the equity method of accounting.

Certain factors raise substantial doubt about the Partnership's ability to continue as a going concern. As shown in the financial statements, the Partnership has no operating assets and its only remaining real estate investment is its minority interest in SIP. The other partner in SIP, SMMP, will receive preferential distributions from SIP until its contributed capital is returned. The Partnership does not anticipate receiving any cash distributions from SIP in the near future. Management believes the Partnership will be able to obtain any cash needed to fund future overhead expenditures from related parties until such time as the Partnership engages in new activities or a decision is made to liquidate the Partnership.

2.    BASIS OF FINANCIAL STATEMENTS

The accompanying unaudited consolidated condensed financial statements include the accounts of the Partnership and Sierra Vista Partners, a majority owned joint venture at June 30, 2000. All significant intercompany balances and transactions have been eliminated in consolidation.

In the opinion of the Partnership's management, these unaudited financial statements reflect all adjustments which are necessary for a fair presentation of its financial position at June 30, 2000 and results of operations and cash flows for the periods presented. All adjustments included in these statements are of a normal and recurring nature. These financial statements should be read in conjunction with the financial statements and notes thereto contained in the Annual Report of the Partnership for the year ended December 31, 1999.

3.    INVESTMENT IN UNCONSOLIDATED JOINT VENTURE

SIP was formed on April 1, 1993 between the Partnership and SMMP, an affiliate, to develop and operate the Property, an industrial building located in San Diego, California. At June 30, 2000, the Partnership has a 16.76% equity interest in SIP. This investment is accounted for using the equity method.

Summarized income statement information for SIP for the six months ended June 30, 2000 and 1999 follows:

                                     June 30
                                     -------
                              2000               1999
                              ----               ----
Rental income               $155,262          $141,818
Total revenue                155,262           141,818
Operating expenses            60,477            55,969
Net loss                      43,804             5,737

4.    PARTNERS' EQUITY (DEFICIT)

Equity and net loss per limited partnership unit is determined by dividing the limited partners' share of the Partnership's equity and net loss by the number of limited partnership units outstanding, 36,521.

5.    PENDING TRANSACTION

CGS Real Estate Company, Inc. (CGS), an affiliate of the general partner, is in the process of developing a plan pursuant to which the property owned by SIP would be combined with the properties of other real estate partnerships managed by CGS and its affiliates. These limited partnerships own office properties, industrial properties, shopping centers, and residential apartment properties. It is expected that the acquirer would in the future qualify as a real estate investment trust. Limited partners would receive shares of common stock in the acquirer, which would be listed on a national securities exchange or the NASDAQ national market system

                      SIERRA PACIFIC PENSION INVESTOR'S 84
                            HISTORICAL FINANCIAL DATA

                      Sierra Pacific Pension Investors '84
                                Table of Contents



A.    Selected Historical Financial Data

B. Management's Discussion and Analysis of Financial Condition and Results of Operations - December 31, 1999, 1998 and 1997.

C. Management's Discussion and Analysis of Financial Condition and Results of Operations - Quarters Ended June 30, 2000 and 1999.

D.    Audited Financial Statements - December 31, 1999, 1998 and 1997

E.    Financial Statement Schedules

      1.    Schedule II - Valuation and qualifying accounts . . .

      2.    Schedule III - Real estate and accumulated depreciation . . .

F.    Unaudited Financial Statements - Six Months Ended June 30, 2000 and 1999

A. SELECTED HISTORICAL FINANCIAL DATA OF SIERRA PACIFIC PENSION INVESTORS '84

The following table sets forth certain selected historical financial data of the Partnership. The selected operating and financial position data as of and for each of the five years ended December 31, 1999 have been derived from the audited financial statements of the Partnership. The selected operating and financial position data as of June 30, 2000 and for the six months ended June 30, 2000 and 1999 have been derived from the unaudited financial statements of the Partnership. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto which follow.


(In thousands, except for per share data)

                                                                                                                   SIX MONTHS ENDED
                                                                      YEAR ENDED DECEMBER 31,                           JUNE 30,
                                                      -------------------------------------------------------      -----------------
                                                       1995        1996        1997         1998         1999        1999       2000
                                                      -----        ----       -----        -----        -----        ----       ----
OPERATING DATA:

REVENUES:

Rental and reimbursement income                       $ 437        $476       $ 473        $ 504        $ 623        $320       $273
Interest and other income                               277         193         198          222          187         112         79
                                                      -----        ----       -----        -----        -----        ----       ----
Total revenues                                          714         669         671          726          810         432        352
                                                      =====        ====       =====        =====        =====        ====       ====


EXPENSES:

Property operating                                      267         237         214          218          295         226        214
Management and advisory fees                             27          28          36           33           36          --         --

Real estate and other taxes                             111         125         122          139          142          --         --

Depreciation and amortization                           306         237         236          259          249         138         74

Interest expense                                         --          --         115          148          137          69         64
                                                      -----        ----       -----        -----        -----        ----       ----
Total expenses                                          711         627         723          797          859         433        352
                                                      =====        ====       =====        =====        =====        ====       ====

                                                                                                                   SIX MONTHS ENDED
                                                                      YEAR ENDED DECEMBER 31,                           JUNE 30,
                                                      -------------------------------------------------------      -----------------
                                                       1995        1996        1997         1998         1999        1999       2000
                                                      -----        ----       -----        -----        -----        ----       ----
 Net income (loss) before
  gain on sale of property
  and equity in earnings
  (losses) of
  non-consolidated
  partnerships                                            3          42         (52)         (71)         (49)         --         --

Gain on sale of property                                151          --          --           --           83          83         --

Equity in earnings
  (losses) of non
  consolidated
  partnerships                                         (296)        156        (507)         196          323         180        233



Net income (loss)                                     $(142)       $198       $(559)       $ 125        $ 357        $263       $233
                                                      -----        ----       -----        -----        -----        ----       ----

                                                                          DECEMBER 31,                                  JUNE 30,
                                                ------------------------------------------------------------      ------------------
                                                  1995          1996          1997         1998        1999        1999        2000
                                                -------       -------       -------       ------      ------      ------      ------
OTHER DATA:
Weighted average number of
  units outstanding                              77,000        77,000        77,000       77,000      77,000      77,000      77,000
Income (loss) per unit                            (1.84)         2.57         (7.26)        1.62        4.64        3.41        3.03
Ratio of earnings to fixed charges (1)               --            --            --         1.84        3.61        4.8         4.58
 Deficiency of earnings to
  cover fixed charges (2)                           142            --           559           --          --          --          --
Cash distributions                                 (200)         (200)          (50)          --          --          --          --
Cash distributions per unit                        2.60          2.60          0.65           --          --          --          --
Total properties owned at end
  of period (3)                                       1             1             1            1           1           1           1
Book value per limited
  partnership unit                                  122           122           114          116         121         119         126
Per unit value assigned for
  the consolidation                                                                                                              236

                                                              DECEMBER 31,                                      JUNE 30,
                                    --------------------------------------------------------------     ----------------------
                                      1995         1996          1997          1998         1999         1999          2000
                                    --------      -------      --------      --------      -------     --------      --------
BALANCE SHEET DATA:
Cash and cash equivalents           $    255      $    42      $     27      $     10      $    32     $     77      $     11
Real estate held for
investment, net                        1,524        1,429         1,373         1,212        1,174        1,221         1,153
Mortgages/notes receivable, net        1,698        1,698         2,005         2,228        1,459        1,367         1,459
Accounts receivable, net                 115          251            50            43           47           79           156
Investment in/due from                 5,772        5,974         6,768         6,791        7,304        7,435         7,286
partnerships
Other assets                             133          116           252           274          792          566           941
Total assets, at book value            9,497        9,510        10,475        10,558       10,808       10,745        11,006
Total assets, at valued
assigned for the consolidation                                                                                         26,889
Total liabilities                         80           96         1,670         1,628        1,521        1,552         1,486
General partners deficit                  --           --            --            --           --           --          (184)
Limited partners equity                9,417        9,414         8,805         8,930        9,287        9,193         9,704

CASH FLOW DATA:
Increase (decrease) in cash
  and equivalents, net                   (88)        (213)          (15)          (17)          21           67           (20)
Cash provided by (used in)
  operating activities                    86          133           (97)          (67)         497         (253)         (205)

1) For purposes of determining the ratio of earnings to fixed charges, earnings consist of earnings before extraordinary items, income taxes and fixed charges. Fixed charges consist of interest on indebtedness, the amortization of debt issuance costs and that portion of operating rental expense representing interest.

2) Deficiency to cover fixed charges is the amount of earnings that would be required to achieve a ratio of earnings to fixed charges of 1.0.


3) Sierra Pacific Pension Investors '84, in addition to owning one building, owns a 66.99% interest in Sierra Mira Mesa Partners (SMMP), which owns Sierra Mira Mesa, an office building in San Diego, California. Through its ownership interest in SMMP, the Partnership also has an indirect 59.03% interest in a partnership that owns an industrial property known as Sorrento I in San Diego, California

B. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION - DECEMBER 31, 1999, 1998 AND 1997

Management's Discussion and Analysis of Financial Condition and Results of Operations include certain forward looking statements reflecting the Partnership's expectations in the near future; however, many factors which may affect the actual results, especially changing regulations, are difficult to predict. Accordingly, there is no assurance that the Partnership's expectations will be realized.


Overview:

The following discussion should be read in conjunction with the Selected Financial Data and the Partnership's Consolidated Financial Statements and Notes thereto incorporated by reference to the Annual Report to the Limited Partners attached as an Exhibit. As of December 31, 1999, the Partnership owns Sierra Valencia, an industrial office building in Tucson, Arizona. The Partnership also owns a 66.99% interest in Sierra Mira Mesa Partners ("SMMP"). SMMP owns an office building - Sierra Mira Mesa in San Diego, California.


Results of Operations:

Comparison of year ended December 31, 1999 to year ended December 31, 1998.

Rental income increased by $119,000, or 24%, principally due to higher rental rates and common area maintenance charges. One tenant, whose lease accounted for 19,255 square feet, vacated in 1998. This space was re-leased to two new tenants at higher rental rates. The weighted-average effective rent per square foot, on an accrual basis, increased from $6.99 at December 31, 1998 to $7.19 at December 31, 1999. The Property was 86% occupied at December 31, 1999.

Total operating expenses increased by $73,000, or 11%, when compared to the prior year. This increase was partially attributable to the write-off of a loan made to an affiliate in 1996. The loan was deemed uncollectible and subsequently written-off to bad debt expense in 1999. In addition, higher administrative costs incurred in 1999 attributed to the increase in total operating expenses. This increase was partially offset by a decrease in depreciation and amortization expenses associated with the write-off of fully depreciated building and tenant improvements.

In 1999, the Partnership received a principal pay-down of $943,000 on its note receivable from affiliate and recognized $83,000 of its deferred gain associated with the note.

The Partnership's share of income from investment in SMMP increased by $127,000, primarily due to improved operations of SMMP's rental properties and its joint ventures.

Comparison of year ended December 31, 1998 to year ended December 31, 1997.

Rental income increased by $31,000, or 6%, principally due to an increase in rental rates. The weighted-average effective rent per square foot, on an accrual basis, increased from $6.07 at December 31, 1997 to $6.99 at December 31, 1998. One tenant, whose lease accounted for 19,255 square feet, vacated in 1998. This space was re-leased to two new tenants at higher rental rates. Occupancy at December 31, 1998 and 1997 remained constant at 99%.

Total operating expenses increased by $41,000, or 7%, when compared to the prior year. Depreciation and amortization expenses increased primarily due to additional tenant improvements and lease costs associated with the new tenants at the Property. Further, higher property taxes were attributable to an increase in the assessed value of the Property.


The Partnership recognized interest expense in the amount of $148,000 for the year in comparison to $115,000 in the prior year. This increase was the result of a full year of interest expense on two loan agreements entered into in 1997.

The Partnership's share of income from investment in SMMP was $196,000 in 1998, which includes a $76,000 adjustment to account for the Partnership's share of an overstatement of SMMP's unconsolidated joint venture loss in the prior year. In 1997, the Partnership recorded a $507,000 loss from investment in SMMP. The loss generated by SMMP in 1997 was primarily the result of its share of loss from its joint venture partner, Sierra Vista Partners ("SVP"). SVP sold the Sierra Vista property in October 1997 and recorded a $968,000 loss from property disposition.

Liquidity and Capital Resources:

In 1997, the Partnership entered into two loan agreements totaling $1,604,000. The loans are secured by the Sierra Valencia property. The proceeds of these loans were primarily used to satisfy the liquidity requirements of SMMP. The Property was previously unencumbered.

Excluding collections of the note receivable, the Partnership used cash of $355,000 in its operating activities and paid $157,000 for property additions and lease commissions in 1999. The Partnership is in an illiquid position at December 31, 1999 with cash and billed rents of $34,000 and current liabilities of $102,000. The Partnership anticipates cash required to meet debt obligations, operating expenses and costs for construction of new tenant space will be funded from the operations of the Property and distributions from SMMP.


Inflation:


The Partnership's long-term leases contain provisions designed to mitigate the adverse impact of inflation on its results from operations. Such provisions may include escalation clauses related to Consumer Price Index increases.

YEAR 2000 COMPLIANCE



The Year 2000 Compliance issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Partnership's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with Year 2000 requirements.



The Partnership did not experience any major system failures or disruptions in operations over the year 2000 transition. All systems have continued to operate as normal.



The Partnership did not separately track internal costs related to the Year 2000 issue and Partnership management believes these amounts did not have a material impact on the Partnership's financial position or results of operations.



The Partnership employs a property management company to manage, operate and lease the property. The management company did not experience any major systems failures or disruptions in operations at the property. The Partnership remains confident that no Year 2000 issues with the property management company or other third parties will arise in the future although no guarantees can be made to that effect.

C. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - SIX MONTHS ENDED JUNE 30, 2000 AND 1999

(a) OVERVIEW

The following discussion should be read in conjunction with the Sierra Pacific Pension Investors '84's (the Partnership) Financial Statements and Notes thereto appearing elsewhere in this Form 10-Q.

The Partnership currently owns one property, Sierra Valencia (the Property). In addition, the Partnership holds a 69.83% interest in Sierra Mira Mesa Partners
(SMMP), which is maintained on the equity method of accounting.

(b) RESULTS OF OPERATIONS

Rental income for the six months ended June 30, 2000 decreased by approximately $47,000, or 15%, when compared to the corresponding period in 1999, principally due to a decrease in occupancy from 100% at June 30, 1999 to 84% at June 30, 2000. Rental income for the three months ended June 30, 2000 decreased by approximately $52,000, or 30%, primarily as a result of the decrease in occupancy. Further, common area maintenance fee billings were lower during the second quarter of 2000 compared to the second quarter of the prior year.

Interest income for the six months and three months ended June 30, 2000, decreased by approximately $33,000, or 29%, and by approximately $12,000, or 22%, respectively, in comparison to the same period in the prior year. In May 1999, the Partnership received a $943,000 principal payment on its trust deed note receivable.

Operating expenses decreased by approximately $12,000, or 5%, for the six months ended June 30, 2000, principally as a result of lower administrative costs and legal expenses. This decrease was partially offset by an increase in property taxes accrued during the period. Operating expenses for the three months ended June 30, 2000 decreased by approximately $18,000, or 17%, principally due to the decrease in administrative and legal costs. This decrease was partially offset by higher accounting and auditing costs incurred during the quarter.

Depreciation and amortization expenses for the six months and three months ended June 30, 2000 decreased by approximately $64,000, or 46%, and by approximately $32,000, or 46%, respectively, in comparison to the corresponding period in 1999, primarily due to fully depreciated capitalized tenant improvements.

The Partnership's share of unconsolidated joint venture income increased by approximately $53,000, or 29%, for the six months ended June 30, 2000, when compared to the same period in the 1999. This increase in income generated by SMMP was in large part attributable to its share of Sorrento II Partners' (SIIP) income. SIIP, which SMMP accounts for as an unconsolidated joint venture investment on the equity method, recorded an increase in income due to, among other factors, higher common area maintenance fees recovery revenue and a decrease in operating expenses during the six months ended June 30, 2000.

(c) LIQUIDITY AND CAPITAL

The Partnership received a $943,000 principal payment on its trust deed note receivable in May 1999. These funds were principally used to satisfy the liquidity requirements of SMMP.

As of June 30, 2000, the Partnership is in an illiquid position. Total cash and billed receivables amount to approximately $43,000 compared to approximately $128,000 of accrued and other liabilities. The Partnership anticipates cash required to meet debt obligations, operating expenses and costs for the construction of new tenant space will be funded from the operations of the Property and distributions from SMMP.

Inflation:

The Partnership does not expect inflation to be a material factor in its operations in 2000.

D. Audited Financial Statements - December 31, 1999, 1998 and 1997

INDEPENDENT AUDITORS' REPORT

To the Partners of
Sierra Pacific Pension Investors '84


We have audited the accompanying consolidated balance sheets of Sierra Pacific Pension Investors '84 and subsidiary, a California limited partnership, (the "Partnership") as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in partners' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sierra Pacific Pension Investors '84 and subsidiary as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.



/s/ DELOITTE & TOUCHE LLP

Houston, Texas
February 25, 2000

               SIERRA PACIFIC PENSION INVESTORS '84 AND SUBSIDIARY
                       (A California Limited Partnership)

                           CONSOLIDATED BALANCE SHEETS
                           December 31, 1999 and 1998

--------------------------------------------------------------------------------

                                                           December 31,       December 31,
                                                           -------------      ------------
                                                              1999               1998
                                                           -----------        -----------
ASSETS

Cash and cash equivalents                                  $    31,562        $    10,122
Receivables:
   Note, net of deferred gain of $132,471 and
   $215,786, respectively (Notes 3 and 4)                    1,459,139          2,227,627
   Unbilled rent (Notes 1 and 4)                                44,708             42,331
   Billed rent (Note 1)                                          2,762                962
Due from affiliates (Note 3)                                         0             47,466
Income-producing property - net of
  accumulated depreciation and valuation
  allowance of $2,864,363 in 1999 and
  $3,741,937 in 1998, respectively (Notes 4 and 6)           1,174,239          1,212,015
Investment in unconsolidated joint venture (Notes 1          7,303,940          6,743,274
and 5)

Other assets (Notes 1, 2 and 3)                                791,968            274,381
                                                           -----------        -----------
Total Assets                                               $10,808,318        $10,558,178
                                                           ===========        ===========

LIABILITIES AND PARTNERS' EQUITY

Accrued and other liabilities (Note 2)                     $   122,891        $   143,487
Notes payable (Note 6)                                       1,398,368          1,484,983
                                                           -----------        -----------

Total Liabilities                                            1,521,259          1,628,470
                                                           -----------        -----------

Partners' equity (Notes 1 and 7):
  General Partner                                                    0                  0
  Limited Partners:
    80,000 units authorized, 77,000 issued and
    outstanding                                              9,287,059
                                                                                8,929,708
                                                           -----------        -----------

Total Partners' equity                                       9,287,059
                                                                                8,929,708
                                                           -----------        -----------

Total Liabilities and Partners' equity                     $10,808,318        $10,558,178
                                                           ===========        ===========

               SIERRA PACIFIC PENSION INVESTORS '84 AND SUBSIDIARY
                       (A California Limited Partnership)

                      CONSOLIDATED STATEMENTS OF OPERATIONS
              For the Years Ended December 31, 1999, 1998 and 1997


                                                  1999              1998              1997
                                               ---------         ---------         ---------
REVENUES:
  Rental income (Note 1)                       $ 622,524         $ 504,016         $ 473,408
  Interest income (Note 3)                       187,405           222,138           197,578
                                               ---------         ---------         ---------

               Total revenues                    809,929           726,154           670,986
                                               ---------         ---------         ---------

EXPENSES:
Operating expenses:
  Depreciation and amortization                  249,067           258,718           236,395
  Property taxes and insurance                   141,531           139,225           121,953
  General and administrative                      39,848            33,353            44,028
  Legal and accounting                            60,322            62,651            55,960
  Administrative fees (Note 3)                    84,970            51,699            45,684
  Maintenance and repairs                         40,182            40,688            36,639
  Management fees (Note 3)                        36,373            33,341            35,768
  Utilities                                       16,272            15,526            14,609
  Bad debt expense                                46,342                 0                 0
  Other operating expenses                         7,297            14,349            17,685
                                               ---------         ---------         ---------
     Total operating expenses                    722,204           649,550           608,721
                                               ---------         ---------         ---------

  Interest                                       137,091           147,712           114,696
                                               ---------         ---------         ---------
               Total expenses                    859,295           797,262           723,417
                                               ---------         ---------         ---------
LOSS BEFORE GAIN FROM PROPERTY                   (49,366)          (71,108)          (52,431)
  DISPOSITION

GAIN FROM PROPERTY DISPOSITION (Note 4)           83,315                 0                 0
                                               ---------         ---------         ---------
INCOME (LOSS) BEFORE PARTNERSHIP'S
  SHARE OF UNCONSOLIDATED JOINT
  VENTURE INCOME (LOSS)                           33,949           (71,108)          (52,431)
                                               ---------         ---------         ---------
PARTNERSHIP'S SHARE OF
  UNCONSOLIDATED JOINT VENTURE
  INCOME (LOSS) (Note 5)                         323,402           195,994          (506,889)
                                               ---------         ---------         ---------
NET INCOME (LOSS)                              $ 357,351         $ 124,886         $(559,320)
                                               =========         =========         =========

Net income (loss) per limited
partnership unit (Note 1)                      $    4.64         $    1.62         $   (7.26)
                                               =========         =========         =========

               SIERRA PACIFIC PENSION INVESTORS '84 AND SUBSIDIARY
                       (A California Limited Partnership)

             CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' EQUITY
              For the Years Ended December 31, 1999, 1998 and 1997


                                            Limited Partners                                        Total
                                            ---------------------------          General          Partners'
                                            Per Unit            Total            Partner            Equity
                                            --------            -----            -------            ------
Partners' equity - January 1, 1997          $122.26         $ 9,414,142         $       0         $9,414,142
Net loss                                      (7.26)           (559,320)                            (559,320)
Distributions                                 (0.65)            (50,000)                             (50,000)
                                            -------         -----------         ---------         ----------
Partners' equity December 31, 1997           114.35           8,804,822                 0          8,804,822
Net income                                     1.62             124,886                              124,886
                                            -------         -----------         ---------         ----------
Partners' equity December 31, 1998           115.97           8,929,708                 0          8,929,708
Net income                                     4.64             357,351                              357,351
                                            -------         -----------         ---------         ----------
Partners' equity - December 31, 1999        $120.61         $ 9,287,059         $       0         $9,287,059
                                            =======         ===========         =========         ==========

                             See Accompanying Notes


               SIERRA PACIFIC PENSION INVESTORS '84 AND SUBSIDIARY
                       (A California Limited Partnership)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              For the Years Ended December 31, 1999, 1998 and 1997



                                                                  1999              1998                1997
                                                                  ----              ----                ----
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                             $ 357,351         $ 124,886         $  (559,320)
  Adjustments to reconcile net income (loss) to
  cash  provided by (used in) operating activities:
    Depreciation and amortization                                 249,067           258,718             236,395
    Gain from property disposition                                (83,315)                0                   0
    Undistributed (income) loss of
      unconsolidated joint venture                               (323,402)         (195,994)            506,889
    Bad debt expense                                               46,342                 0                   0
    (Increase) decrease in rent receivable                         (4,177)            6,739              41,958
    Decrease (increase) in note receivable                        851,803          (222,128)           (148,298)
    Increase in other assets                                     (577,252)          (74,181)           (186,025)
    (Decrease) increase in accrued and other liabilities          (19,472)           35,443              11,693
                                                                ---------         ---------         -----------
    Net cash provided by (used in) operating activities           496,945           (66,517)            (96,708)
                                                                ---------         ---------         -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Payments for property additions                              (147,606)          (42,614)           (126,289)
    Capital contributions to unconsolidated joint
     venture                                                     (539,784)          (42,000)         (1,551,843)
    Distributions from unconsolidated
      joint venture                                               298,500           211,250             247,800
                                                                ---------         ---------         -----------
    Net cash (used in) provided by investing activities          (388,890)          126,636          (1,430,332)
                                                                ---------         ---------         -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Funding of notes payable secured by property                        0                 0           1,604,000
    Principal payments on notes payable                           (86,615)          (77,151)            (41,866)
    Cash distributions                                                  0                 0             (50,000)
                                                                ---------         ---------         -----------
    Net cash (used in) provided by financing activities           (86,615)          (77,151)          1,512,134
                                                                ---------         ---------         -----------

NET INCREASE (DECREASE) IN CASH AND
   CASH EQUIVALENTS                                                21,440           (17,032)            (14,906)

CASH AND CASH EQUIVALENTS - Beginning of year                      10,122            27,154              42,060
                                                                ---------         ---------         -----------
CASH AND CASH EQUIVALENTS - End of year                         $  31,562         $  10,122         $    27,154
                                                                =========         =========         ===========
SUPPLEMENTAL DISCLOSURE OF CASH
   FLOW INFORMATION:
    Cash paid during the period for interest                    $ 137,574         $ 148,142         $   102,738
                                                                =========         =========         ===========


In 1999, 1998 and 1997, interest receivable of $91,610, $222,128 and $307,759 was added to the principal balance of the related note receivable. These transactions are noncash items not reflected in the above statements of cash flows.

               SIERRA PACIFIC PENSION INVESTORS '84 AND SUBSIDIARY
                       (A California Limited Partnership)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



1.       ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Sierra Pacific Pension Investors '84 (the "Partnership") was organized on June 5, 1984 in accordance with the provisions of the California Uniform Limited Partnership Act to acquire, develop and operate certain real properties. S-P Properties, Inc. is the General Partner and manager of the Partnership. On December 30, 1994, all of the outstanding stock of TCP, Inc. was sold to Finance Factors, Inc. TCP, Inc. owns all of the common stock of S-P Properties, Inc. Finance Factors was a subsidiary of CGS Real Estate Company, Inc., a national real estate company. In July 1995, Finance Factors, Inc. merged with Bancor Real Estate Company, Inc., another subsidiary of CGS Real Estate Company, Inc.

The Partnership's activities during the preceding five years have involved the ownership and operation of two real estate projects in Arizona: Sierra Spectrum in Phoenix, Arizona and Sierra Valencia in Tucson, Arizona. In December 1994, the Partnership sold Sierra Spectrum.

On March 7, 1997 Sierra Valencia LLC ("SVLLC") was formed with the Partnership being the sole member. This company was formed solely to engage in the following activities: a) to acquire from Sierra Pacific Pension Investors '84 the property known as Sierra Valencia, b) to own, hold, sell, assign, transfer, operate, lease, mortgage, pledge and otherwise deal with the Property, c) to exercise all powers enumerated in the Delaware Limited Liability Company Act necessary or convenient to conduct, promotion or attainment of the business or purposes otherwise set forth. Title to the Sierra Valencia property was transferred from the Partnership to SVLLC. The accounts of SVLLC are consolidated into the financial statements of the Partnership since the date of formation and all significant intercompany transactions are eliminated in consolidation.

In 1985 Sierra Mira Mesa Partners ("SMMP"), a California general partnership was formed between the Partnership and Sierra Pacific Development Fund II ("SPDFII"). SMMP was initially created to develop and operate the office building known as Sierra Mira Mesa in San Diego, California. The Partnership's initial ownership interest in SMMP was 49%; the remaining 51% was owned by SPDFII. Effective December 31, 1996, the general partners amended the partnership agreement to allow for adjustments in the sharing ratio each year based upon the relative net contributions and distributions since inception of each general partner. In conjunction with this amendment, the general partners forgave the December 31, 1996 balances of advances due from SMMP and included these amounts as adjustments to their respective equity accounts. As a result, the sharing ratio in effect for 1997, 1998 and 1999 was 54.42%, 66.26% and 66.99%, respectively, for the Partnership and 45.58%, 33.74% and 33.01%, respectively, for SPDFII. On January 1, 2000, the sharing ratio will be increased to 69.83% for the Partnership and decreased to 30.17% for SPDFII to reflect the 1999 contributions and distributions.

SMMP also holds an 88.12% interest in Sorrento I Partners (a California general partnership with Sierra Pacific Development Fund III formed in 1993), a 35.10% interest in Sorrento II Partners (a California general partnership with Sierra Pacific Institutional Properties V formed in 1993), a 6.55% interest in Sierra Creekside Partners (a California general partnership with Sierra Pacific Development Fund formed in 1994), and a 33.32% interest in Sierra Vista Partners (a California general partnership with Sierra Pacific Development Fund III formed in 1994).



Basis of Financial Statements

The Partnership maintains its books and prepares its financial statements in accordance with generally accepted accounting principles. However, the Partnership prepares its tax returns on the accrual basis of accounting as defined by the Internal Revenue Code with adjustments to reconcile book and taxable income (loss) for differences in the treatment of certain income and expense items. The accompanying financial statements do not reflect any provision for federal or state income taxes since such taxes are the obligation of the individual partners.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include highly liquid, short-term investments with original maturities of three months or less.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The financial instruments of the Partnership at December 31, 1999 and 1998 consist of cash and cash equivalents, receivables, note receivables, due from affiliates, accounts payable and notes payable. The fair value of cash and cash equivalents, receivables and accounts payable approximates the carrying value due to the short term nature of these items. In the opinion on management, the fair value of the notes payable approximates the carrying value based on market rates at December 31, 1999. The note receivable and the amounts due from affiliates are not fair valued due to the related party nature of these receivables.

Income-Producing Properties

Property and tenant improvements are carried at cost and depreciated on the straight-line method over the estimated lives of the related assets, ranging from three to thirty years. Tenant improvements incurred at the initial leasing of the properties are depreciated over ten years and tenant improvements incurred at the re-leasing of the properties are depreciated over the life of the related lease.

Expenditures for repairs and maintenance are charged against income as incurred. Improvements and major renewals are capitalized. Costs and the related accumulated depreciation of assets sold or retired are removed from the accounts in the year of disposal or when fully depreciated and any resulting gain or loss is reflected in income.

The Partnership regularly evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Future cash flows are estimated and compared to the carrying amount of the asset to determine if impairment has occurred. If the sum of the expected future cash flows is less than the carrying amount of the asset, the Partnership shall recognize an impairment loss. An impairment of $1,880,000 was recognized prior to 1995 as appraisals indicated an other than temporary decline in value.

Because the determination of fair value is based upon projections of future economic events such as property occupancy rates, rental rates, operating cost inflation and market capitalization rates which are inherently subjective, the amounts ultimately realized at disposition may differ materially from the net carrying value as of December 31, 1999. The cash flows used to determine fair value and net realizable value are based on good faith estimates and assumptions developed by management. Unanticipated events and circumstances may occur and some assumptions may not materialize; therefore actual results may vary from the estimates and the variances may be material. The Partnership may provide additional write-downs which could be material in subsequent years if real estate markets or local economic conditions change.

Investment in Unconsolidated Joint Venture

The investment in unconsolidated joint venture is stated at cost and is adjusted for the Partnerships' share in earnings or losses and cash contributions to or distributions from the joint venture (equity method).

Other Assets

Deferred leasing costs represent costs incurred to lease the property and are amortized over the life of the related lease using the straight line method of accounting.

Deferred loan costs represent costs incurred to obtain financing and are amortized over the life of the related loan using the straight line method of accounting.

Rental Income and Rent Receivable

Rental income is recognized on the straight-line method over the term of the related operating lease in accordance with the provisions of Statement of Financial Accounting Standards No. 13, "Accounting for Leases".

Rent receivable consists of (a) unbilled rent - the difference between rent recognized on the straight-line method and actual cash due; and (b) billed rent
- rent due but not yet received.

Calculation of Equity and Net Income (Loss) Per Limited Partnership Unit

Equity and net income (loss) per limited partnership unit are determined by dividing the Limited Partners' equity and net income (loss) by the number of limited partnership units outstanding, 77,000 for all periods.

Recent Accounting Pronouncements

The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." These SFAS's, which are effective for the Partnership's fiscal year ending December 31, 1998, establish additional disclosure requirements but do not affect the measurement of the results of operations. During the periods presented, the Partnership did not have any items of comprehensive income. The adoption of SFAS No. 131 had no effect on the Partnership's financial statements as the Partnership operates in only one segment, the acquisition, development, and operation of commercial real estate.

2.       DETAILS OF CERTAIN BALANCE SHEET ACCOUNTS

Additional information regarding certain balance sheet accounts, at December 31, 1999 and 1998, is as follows:

                                                                    1999         1998
                                                                    ----         ----
Other assets:
   Prepaid expenses                                               $584,537     $  3,341
   Tax and insurance impounds                                       35,645       25,185
   Tenant improvements reserves                                     22,736       46,586


   Deferred loan costs, net of accumulated amortization of
      $25,051 in 1999 and  $15,863 in 1998                          66,608       75,795
   Deferred leasing costs, net of accumulated amortization of
      $147,093 in 1999 and $132,440 in 1998                         82,442      123,474
                                                                  --------     --------
                                                                  $791,968     $274,381
                                                                  ========     ========

Accrued and other liabilities:
   Accounts payable                                               $ 34,558     $ 44,401
   Accrued expenses                                                 67,368       72,028
   Security deposits                                                20,965       27,058
                                                                  --------     --------
                                                                  $122,891     $143,487
                                                                  ========     ========

3.    GENERAL PARTNER AND RELATED PARTY TRANSACTIONS

An affiliate of the General Partner may receive a management fee of 6% of the gross rental income collected from the properties. Management fees for the years ended December 31, 1999, 1998 and 1997 were $21,105, $20,103, and $21,799, respectively.

An affiliate of the General Partner is entitled to reimbursement for expenses incurred by the affiliate for services provided to the Partnership such as accounting, legal, data processing and similar services. The affiliate was reimbursed $91,885, $72,284 and $63,910 for such services for the years ended December 31, 1999, 1998 and 1997, respectively. Additionally, the Partnership reimbursed the affiliates for construction supervision costs incurred by the affiliates. For the years ended December 31, 1999, 1998, and 1997, the affiliates received $2,131, $0 and $10,504, respectively, for tenant improvements supervisory costs.

In consideration for services rendered with respect to initial leasing of Partnership properties, an affiliate of the General Partner is paid initial leasing costs. For the year ended December 31, 1997, these fees amounted to $19,109 and were recorded as deferred leasing costs. No such costs were incurred in 1999 or 1998.

Prior to 1997, the Partnership made non-interest bearing short-term advances to Sierra Mira Mesa Partners of $1,311,300. These advances were forgiven and reclassed to investment in Sierra Mira Mesa Partners in 1997 (See Note 1).

During 1996, the Partnership made a non-interest bearing advance to an affiliate in the amount of $47,466. This advance was deemed uncollectible and subsequently written off to bad debt expense in 1999.

As further described in Note 4, in 1994 the Partnership sold a property to an affiliate of the General Partner for cash of $800,000 and a $3,200,000 trust deed note. This note calls for monthly interest only payments and bears interest of 10% per annum. In 1997 and 1998 interest receivable of $307,759 and $222,128, respectively, was added to the principal balance of the note and maturity was extended for additional one-year terms. In 1999, the Partnership received a principal paydown of $943,413. The maturity date was extended to December 31, 2000 and interest receivable of $91,610 was added to the principal balance of the note. All other terms of the original note remained unchanged. Interest income related to this note of $187,227, $222,128, and $196,136 was recognized during the years ended December 31, 1999, 1998, and 1997, respectively. The December 31, 1999 balance of the note was $1,591,610 and is secured by a second lien on the property. Management believes the collateral has sufficient value to recover the Partnership's net investment in the note after satisfaction of the first lien holder.



4.    INCOME-PRODUCING PROPERTIES

At December 31, 1999 and 1998 the total cost and accumulated depreciation of the property are as follows:

                                        1999             1998
                                 -----------      -----------

Land                             $   977,677      $   977,677
Building and improvements          3,060,925        3,976,275
                                 -----------      -----------

             Total                 4,038,602        4,953,952

Accumulated depreciation            (984,363)      (1,861,937)
Valuation allowance (Note 1)      (1,880,000)      (1,880,000)
                                 -----------      -----------

             Net                 $ 1,174,239      $ 1,212,015
                                 ===========      ===========

In 1999 and 1998, the Partnership removed $1,062,956 and $18,649, respectively, from its building and improvements and related accumulated depreciation accounts for fully depreciated property.

On December 30, 1994, the Sierra Spectrum property, with a historical cost basis of $2,993,134, was sold for $4,000,000 ($800,000 cash down-payment and a $3,200,000 trust deed note) to an affiliate of Finance Factors, Inc. The gain on sale was recorded using the installment method and the Partnership recorded a deferred gain of $367,296 at December 31, 1994, which will be recognized as principal payments on the trust deed note are received. During the year ended December 31, 1995, the Partnership received principal payments of $1,317,928 on the trust deed note and recognized $151,510 of the deferred gain related to this transaction. In 1999, the Partnership received a principal payment of $943,413 and recognized an additional $83,315 of the deferred gain. As of December 31, 1999 the remaining deferred gain was $132,471.

Future minimum base rental income, under the existing operating leases for the Sierra Valencia property, to be recognized on a straight-line basis and amounts to be received on a cash basis are as follows:


                                                Straight-line                     Cash
     Year Ending December 31,                       Basis                         Basis
     ------------------------                   ------------                   ----------
                2000                               $   489,906                 $  493,918
                2001                                   373,286                    387,320
                2002                                   147,990                    159,030
                2003                                    85,754                     99,651
                2004                                    28,668                     30,393
                                                   -----------                 ----------
               Total                               $ 1,125,604                 $1,170,312
                                                   ===========                 ==========



The Partnership relied on three tenants to generate approximately 51% of total 1999 rental revenues. The breakdown of these three tenants' industry segments and rental income contribution is as follows: 16% - optics research and development; 15% - telecommunications manufacturing; and 20% - healthcare administration.



5.    INVESTMENT IN UNCONSOLIDATED JOINT VENTURE

Sierra Mira Mesa Partners ("SMMP"), a California general partnership, was formed in 1985 between the Partnership and Sierra Pacific Development Fund II, an affiliate, to develop and operate the real property known as Sierra Mira Mesa, an office building, located in San Diego, California. The property contains 89,560 square feet and is 100% leased at December 31, 1999. At December 31, 1999 the Partnership's interest in SMMP was 66.99%; the remaining 33.01% interest was owned by Sierra Pacific Development Fund II.

The Partnership's investment in SMMP as of December 31, 1999 and 1998 is comprised of the following:

                                       1999           1998
                                    ----------     ----------

Equity interest                     $7,195,398     $6,630,711
Investment advisory and
  other fees, less accumulated
   amortization of $145,683 and
   $141,662 in 1999 and 1998,
   respectively                        108,542        112,563
                                    ----------     ----------

Investment in unconsolidated
    joint venture                   $7,303,940     $6,743,274
                                    ==========     ==========

The consolidated financial statements of SMMP include the accounts of SMMP and Sorrento I Partners, a majority owned California general partnership for the years ended December 31, 1999 and 1998. The condensed balance sheets at December 31, 1999 and 1998, and the condensed statements of operations for the years ended December 31, 1999, 1998 and 1997 for SMMP follow:



                      Condensed Consolidated Balance Sheets


                                                      December 31,     December 31,
                                                        1999              1998
                                                    ------------     ------------
Assets

Cash and cash equivalents                          $    319,400      $     14,064
Rent receivable                                       1,198,515         1,226,156
Due from affiliates                                   2,451,227         2,233,158
Income-producing property, net of accumulated
  depreciation                                        8,723,396         9,000,294
Investment in unconsolidated joint ventures           2,526,875         1,640,460
Other assets                                            793,658           897,993
                                                   -------------      ------------
Total Assets                                       $ 16,013,071      $ 15,012,125
                                                   ============      ============

Liabilities and General Partners' Equity

Accrued and other liabilities                      $    101,104      $    251,990
Notes payable                                         6,179,038         5,418,414
                                                   ------------      ------------

Total Liabilities                                     6,280,142         5,670,404
                                                   ------------      ------------

Minority interest in joint venture                     (340,614)         (332,996)
                                                   --------------      ------------

General Partners' equity                             10,073,543         9,674,717
                                                   ------------      ------------

Total Liabilities and General Partners' equity     $ 16,013,071      $ 15,012,125
                                                   ============      ============

                 Condensed Consolidated Statements of Operations

                                                                      For the Year Ended December 31,
                                                                      -------------------------------

                                                                   1999             1998             1997
                                                                   ----             ----             ----
Revenues:
   Rental income                                            $ 2,126,106      $ 1,883,630      $ 1,919,582
   Other income                                                 224,308          205,781          184,168
                                                              ---------        ---------        ---------
                           Total revenues                     2,350,414        2,089,411        2,103,750
                                                              ---------        ---------        ---------
Expenses:
   Operating expenses                                           800,654          754,978          742,548
   Depreciation and amortization                                587,070          581,956          825,911
   Interest                                                     450,177          438,711          463,804
                                                              ---------        ---------        ---------
                          Total expenses                      1,837,901        1,775,645        2,032,263
                                                              =========        =========        =========


Income before Partnership's share of unconsolidated
    venture losses                                              512,513          313,766           71,487

Partnership's share of unconsolidated joint venture
     losses                                                     (36,405)        (131,897)        (855,349)
                                                              ---------        ---------        ---------

Income (loss) before minority interest's share of
    consolidated joint venture loss (income)                    476,108          181,869         (783,862)
                                                              ---------        ---------        ---------

Minority interest's share of consolidated joint venture
    loss (income)                                                 7,618             (787)          (7,906)
                                                               ---------        ---------        ---------

Net income (loss)                                           $   483,726      $   181,082      $  (791,768)
                                                               =========        =========        =========

As of December 31, 1999, SMMP holds a 35.10% interest in Sorrento II Partners (a California general partnership with Sierra Pacific Institutional Properties V formed in 1993), a 6.55% interest in Sierra Creekside Partners (a California general partnership with Sierra Pacific Development Fund formed in

1994), and a 33.32% interest in Sierra Vista Partners (a California general partnership with Sierra Pacific Development Fund III formed in 1994).



The following is a summary of aggregated financial information for all investments owned by SMMP which are accounted for under the equity method:



                        Condensed Combined Balance Sheets


                                                         December 31,    December 31,
                                                           1999            1998
                                                        -----------     -----------
Assets

Cash and cash equivalents                               $   272,657     $    85,792
Rent receivable                                             588,742         542,527
Due from affiliates                                               0          47,666
Income-producing property, net of accumulated
   depreciation                                           8,109,927       8,343,438
Other assets                                              1,897,050       1,320,667
                                                        -----------     -----------

Total Assets                                            $10,868,376     $10,340,090
                                                        ===========     ===========


Liabilities and General Partners' Equity

Accrued and other liabilities                           $   350,272     $   520,646
Note payable                                              1,673,186       1,720,324
                                                        -----------     -----------

Total Liabilities                                         2,023,458       2,240,970
                                                        -----------     -----------

Ground lessors' equity in income producing property       3,000,000       3,000,000
                                                        -----------     -----------

General Partners' equity                                  5,844,918       5,099,120
                                                        -----------     -----------

Total Liabilities and General Partners' equity          $10,868,376     $10,340,090
                                                        ===========     ===========

                   Condensed Combined Statements of Operations

                                                          For the Year Ended December 31,
                                                         -------------------------------
                                                    1999             1998             1997
                                                    ----             ----             ----
Revenues:
   Rental income                               $ 2,112,254      $ 1,734,403      $ 2,294,859
   Interest income                                  34,540                0                0
   Other income                                     15,151           93,668            9,698
                                                -----------      -----------      -----------
                       Total revenues            2,161,945        1,828,071        2,304,557
                                                ===========      ===========      ===========
Expenses:
   Operating expenses                            1,407,262        1,302,968        1,755,826
   Depreciation and amortization                   779,142          829,081        1,321,177
   Interest                                        152,563          156,636          459,763
                                                -----------      -----------      -----------
                       Total expenses            2,338,967        2,288,685        3,536,766
                                                -----------      -----------      -----------

Loss before loss from property disposition        (177,022)        (460,614)      (1,232,209)

Loss from property disposition                           0                0         (967,764)
                                                -----------      -----------      -----------

Net loss                                       $  (177,022)     $  (460,614)     $(2,199,973)
                                                ===========      ===========      ===========

Reference is made to the audited financial statements of Sierra Mira Mesa Partners included herein.



6.    NOTES PAYABLE

On March 27, 1997, Sierra Valencia LLC entered into a loan agreement with First Union Bank of North Carolina in the amount of $1,404,000. This loan, which is secured by a first lien on the Sierra Valencia property, bears interest at 9.25% per annum and calls for monthly principal and interest payments of $12,024 on the first day of each month. Such payments shall continue until April 2007, when the indebtedness is due in full. There is a 1% premium for prepayment of this note. As of December 31, 1999 the loan balance was $1,366,244.

On April 15, 1997, the Partnership entered into a loan agreement with IDM Participating Income Company II, an affiliate of the general partner, in the amount of $200,000. This loan is secured by a second lien on the Sierra Valencia property. This note bears a variable interest rate determined by the Federal Reserve of San Francisco's discount rate prevailing on the 25th day of the month preceding the payment due date plus a 3% premium. The interest rate can be adjusted the last day of March, June, September and December of each year until note agreement is fulfilled. The minimum rate will be 12.12%. The maximum rate will be 15.15%. The current interest rate paid is 12.12%. Monthly payment of $6,659, consisting of both interest and principal, commenced on May 15, 1997 and shall continue until April 15, 2000, when the indebtedness is paid in full. As of December 31, 1999, the loan balance was $32,124.

The annual maturities of the notes payable as of December 31, 1999 are $50,809 in 2000, $20,488 in 2001, $22,466 in 2002, $24,634 in 2003, $27,012 in 2004, and
$1,252,959 thereafter.

The Partnership is exposed to interest rate fluctuations on $32,124 of variable rate debt at December 31, 1999.


7.    PARTNERS' EQUITY

Accrual basis profits and losses resulting from operations of the Partnership are allocated 99% to the Limited Partners and 1% to the General Partner. Currently, the Partnership does not meet the criteria for distributing cash to the General Partner, and it cannot reasonably predict when the criteria will be met. Accordingly, no accrual basis profits and losses from operations were allocated to the General Partner.

Upon any sale, refinancing or other disposition of the Partnership's real property, distributions will be made to the Limited Partners until they have received distributions from the sale or financing proceeds in an amount equal to 100% of their unreturned capital. Thereafter, distributions generally will be divided 1% to the General Partner and 99% to the Limited Partners until the Limited Partners have received distributions equal to 15% per annum cumulative on each Limited Partner's unreturned capital. However, after the Limited Partners have received distributions from the sale or financing proceeds equal to their unreturned capital plus distributions from all sources equal to a cumulative but not compounded return of 6% per annum on their unreturned capital, the General Partner may be entitled to special distributions not to exceed 3% of the gross sales prices of property sold by the Partnership. Thereafter, the General Partner will be entitled to receive incentive distributions which, when aggregated with the 1% distributions to the General Partner described in the preceding sentence, will equal 10% of the total net sale or financing proceeds available for distribution to the Partners. Any remaining sale or financing proceeds will be distributed to the Limited Partners.

    E. SIERRA MIRA MESA PARTNERS AND SUBSIDIARY AUDITED FINANCIAL STATEMENTS

                    Sierra Mira Mesa Partners and Subsidiary
                       (A California General Partnership)



Consolidated balance sheets as of December 31, 1999 and 1998 and statements of operations, changes in general partners' equity and cash flows for each of the three years in the period ended December 31, 1999 and Independent Auditors' Report

INDEPENDENT AUDITORS' REPORT

To the Partners of
Sierra Mira Mesa Partners


We have audited the accompanying consolidated balance sheets of Sierra Mira Mesa Partners and subsidiary, a California general partnership, (the "Partnership") as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in partners' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sierra Mira Mesa Partners and subsidiary as of December 31, 1999 and 1998, and the results of its operations and cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
February 25, 2000

                    SIERRA MIRA MESA PARTNERS AND SUBSIDIARY
                       (A California General Partnership)
                        --------------------------------

                           CONSOLIDATED BALANCE SHEETS
                           December 31, 1999 and 1998


                                                       December 31,         December 31,
                                                          1999                 1998
                                                      ------------         ------------
ASSETS

Cash and cash equivalents                             $    319,400         $     14,064
Receivables:
   Unbilled rent (Notes 1 and 4)                         1,114,598            1,226,156
   Billed rent (Note 1)                                     83,917                    0
Due from affiliates, net (Note 3)                        2,451,227            2,233,158
Income-producing property - net of accumulated
   depreciation of $3,564,380 in 1999 and
   $3,273,970 in 1998 (Notes 1, 4 and 6)                 8,723,396            9,000,294
Investment in unconsolidated
   joint ventures (Notes 1 and 5)                        2,526,875            1,640,460
Other assets (Notes 1, 2 and 3)                            793,658              897,993
                                                      ------------         ------------
Total Assets                                          $ 16,013,071         $ 15,012,125
                                                      ============         ============
LIABILITIES AND GENERAL PARTNERS' EQUITY

Accrued and other liabilities (Note 2)                $    101,104         $    251,990
Notes payable (Note 6)                                   6,179,038            5,418,414
                                                      ------------         ------------
Total Liabilities                                        6,280,142            5,670,404
                                                      ------------         ------------
Minority interest in consolidated
   joint venture (Note 1)                                 (340,614)            (332,996)

General Partners' equity (Note 1)                       10,073,543            9,674,717
                                                      ------------         ------------
Total Liabilities and General Partners' equity        $ 16,013,071         $ 15,012,125
                                                      ============         ============


                             See Accompanying Notes

                    SIERRA MIRA MESA PARTNERS AND SUBSIDIARY
                       (A California General Partnership)
                        --------------------------------

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              For the Years Ended December 31, 1999, 1998 and 1997


                                               1999                1998                1997
                                           -----------         -----------         -----------
Revenues:
   Rental income (Note 1)                  $ 2,126,106         $ 1,883,630         $ 1,919,582
   Interest income                             224,308             205,781             174,764
   Other income                                      0                   0               9,404
                                           -----------         -----------         -----------
              Total revenues                 2,350,414           2,089,411           2,103,750
                                           -----------         -----------         -----------
Expenses:
   Operating expenses:
   Depreciation and amortization               587,070             581,956             825,911
   Property taxes and insurance                 98,611              97,781              92,347
   Administrative fees (Note 3)                121,889             111,206             104,580
   Maintenance and repairs                     233,615             240,965             228,890
   Management fees (Note 3)                    119,166             109,725             101,558
   Utilities                                   135,301             135,077             138,203
   Legal and accounting                         24,767              27,657              47,242
   General and administrative                   16,122               7,443              12,677
   Renting expenses                                  0                   0                 309
   Bad debt expense                              4,770                   0                   0
   Other operating expenses                     46,413              25,124              16,742
                                           -----------         -----------         -----------
Total operating expenses                     1,387,724           1,336,934           1,568,459
   Interest                                    450,177             438,711             463,804
                                           -----------         -----------         -----------
              Total expenses                 1,837,901           1,775,645           2,032,263
                                           -----------         -----------         -----------

INCOME BEFORE PARTNERSHIP'S
   SHARE OF UNCONSOLIDATED JOINT
   VENTURE LOSSES                              512,513             313,766              71,487
                                           -----------         -----------         -----------

PARTNERSHIP'S SHARE OF
   UNCONSOLIDATED JOINT VENTURE
   LOSSES (Note 5)                             (36,405)           (131,897)           (855,349)
                                           -----------         -----------         -----------

INCOME (LOSS) BEFORE MINORITY
   INTEREST'S SHARE OF CONSOLIDATED
   JOINT VENTURE LOSS (INCOME)                 476,108             181,869            (783,862)
                                           -----------         -----------         -----------
MINORITY INTEREST'S SHARE OF
   CONSOLDATED JOINT VENTURE LOSS
   (INCOME)                                      7,618                (787)             (7,906)
                                           -----------         -----------         -----------
NET INCOME (LOSS)                          $   483,726         $   181,082         $  (791,768)
                                           ===========         ===========         ===========


                             See Accompanying Notes

                    SIERRA MIRA MESA PARTNERS AND SUBSIDIARY
                       (A California General Partnership)
                       ----------------------------------

             CONSOLIDATED STATEMENTS OF CHANGES IN GENERAL PARTNERS'
                                     EQUITY
                          For the Years Ended December
                             31, 1999, 1998 and 1997

-------------------------------------------------------------------------------

                                                                              General Partners
                                                       -------------------------------------------------------------
                                                       Sierra Pacific         Sierra Pacific
                                                        Development              Pension
                                                          Fund II              Investors '84                Total
                                                        -----------             -----------             ------------
General Partners' equity - January 1, 1997              $ 4,679,005             $ 4,495,515             $  9,174,520
Transfer of advances                                        155,590               1,311,300                1,466,890
Net loss                                                   (284,878)               (506,890)                (791,768)
Contributions                                               293,000               1,551,843                1,844,843
Distributions                                            (1,580,800)               (247,800)              (1,828,600)
                                                        -----------             -----------             ------------

General Partners' equity - December 31, 1997              3,261,917               6,603,968                9,865,885
Net income (loss)                                           (14,912)                195,994                  181,082
Contributions                                                 8,490                  42,000                   50,490
Distributions                                              (211,490)               (211,250)                (422,740)
                                                        -----------             -----------             ------------

General Partners' equity - December 31, 1998              3,044,005               6,630,712                9,674,717
Net income                                                  159,678                 324,048                  483,726
Contributions                                                44,000                 539,784                  583,784
Distributions                                              (370,184)               (298,500)                (668,684)
                                                        -----------             -----------             ------------

General Partners' equity - December 31, 1999            $ 2,877,499             $ 7,196,044             $ 10,073,543
                                                        ===========             ===========             ============


                             See Accompanying Notes

                    SIERRA MIRA MESA PARTNERS AND SUBSIDIARY
                       (A California General Partnership)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              For the Years Ended December 31, 1999, 1998 and 1997

-------------------------------------------------------------------------------

                                                                 1999              1998                1997
                                                             -----------         ---------         -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                          $   483,726         $ 181,082         $  (791,768)
  Adjustments to reconcile net income (loss)
  to cash provided by operating activities:
    Depreciation and amortization                                587,070           581,956             825,911
    Undistributed losses of unconsolidated joint
       ventures                                                   36,405           131,897             855,349
    Minority interest in consolidated joint
       venture (loss) income                                      (7,618)              787               7,906
    Bad debt expense                                               4,770                 0                   0
    Decrease (increase) in rent receivable                        27,641            60,853            (100,191)
    Increase in due from affiliates                             (222,839)         (202,581)           (168,779)
    (Increase) decrease in other assets                          (45,022)         (215,974)             55,566
                                                             -----------         ---------         -----------
    (Decrease) increase in accrued and other
        liabilities                                             (150,886)          183,225             (35,663)
                                                             -----------         ---------         -----------
  Net cash provided by operating activities                      713,247           721,245             648,331
                                                             -----------         ---------         -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Payments for property additions                             (160,815)         (346,113)           (231,484)
    Capital contributions to unconsolidated
      joint ventures                                          (1,027,820)         (350,900)         (2,315,041)
    Distributions received from unconsolidated
      joint ventures                                             105,000           372,312           2,439,098
                                                             -----------         ---------         -----------

  Net cash used in investing activities                       (1,083,635)         (324,701)           (107,427)
                                                             -----------         ---------         -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Capital contributions from General Partners                  583,784            50,490           1,844,843
    Cash distributions                                          (668,684)         (422,740)         (1,828,600)
    Funding of note payable secured by property                1,637,500                 0                   0
    Principal payments on notes payable                         (876,876)         (254,638)           (339,460)
                                                             -----------         ---------         -----------

  Net cash provided by (used in) financing activities            675,724          (626,888)           (323,217)
                                                             -----------         ---------         -----------

NET INCREASE (DECREASE) IN CASH
   AND CASH EQUIVALENTS                                          305,336          (230,344)            217,687

CASH AND CASH EQUIVALENTS - Beginning of year                     14,064           244,408              26,721
                                                             -----------         ---------         -----------

CASH AND CASH EQUIVALENTS - End of year                      $   319,400         $  14,064         $   244,408
                                                             ===========         =========         ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
  Cash paid during the year for interest                     $   439,792         $ 439,756         $   470,608
                                                             ===========         =========         ===========


In 1999, 1998, and 1997 interest receivable of $222,839, $202,581, and $338,020, respectively, was added to the principal balance of the related note receivable from affiliate. These transactions are noncash items not reflected in the above statement of cash flows.

                    SIERRA MIRA MESA PARTNERS AND SUBSIDIARY
                       (A California General Partnership)
                        --------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Sierra Mira Mesa Partners ("SMMP"), a California general partnership, was formed in 1985 between Sierra Pacific Development Fund II ("SPDFII") and Sierra Pacific Pension Investors '84 ("SPPI'84") to develop and operate the real property known as Sierra Mira Mesa, an office building, located in San Diego, California. The property contains 89,560 square feet and is 100% leased at December 31, 1999.

Per the terms of the partnership agreement, SPDFII and SPPI'84 shared in earnings, contributions and distributions in a ratio of 51% to 49%, respectively. Effective December 31, 1996, the general partners amended the partnership agreement to allow for adjustments in the sharing ratio each year based upon the relative net contributions and distributions since inception of each general partner. In conjunction with this amendment, the general partners forgave the December 31, 1996 balances of advances due from SMMP and included these amounts as adjustments to their respective equity accounts. As a result, the sharing ratio in effect for 1997, 1998 and 1999 was 45.58%, 33.74% and 33.01%, respectively, for SPDFII and 54.42%, 66.26% and 66.99%, respectively, for SPPI'84. On January 1, 2000, the sharing ratio will be decreased to 30.17% for SPDFII and increased to 69.83% for SPPI'84 to reflect the 1999 contributions and distributions.

S-P Properties, Inc. is the General Partner and manager of SPDFII and SPPI'84. On December 30, 1994, all of the outstanding stock of TCP, Inc. was sold to Finance Factors, Inc. TCP, Inc. owns all of the common stock of S-P Properties, Inc. Finance Factors was a subsidiary of CGS Real Estate Company, Inc., a national real estate company. In July 1995, Finance Factors, Inc. merged with Bancor Real Estate Company, Inc., another subsidiary of CGS Real Estate Company, Inc.

SMMP also holds investments in other industrial/commercial properties through its investments in unconsolidated joint ventures. Refer to Note 5 for additional information.

Basis of Financial Statements

The Partnership maintains its books and prepares its financial statements in accordance with generally accepted accounting principles. However, the Partnership prepares its tax returns on the accrual basis of accounting as defined by the Internal Revenue Code with adjustments to reconcile book and taxable income (loss) for differences in the treatment of certain income and expense items. The accompanying financial statements do not reflect any provision for federal or state income taxes since such taxes are the obligation of the individual partners.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

The consolidated financial statements of SMMP include the accounts of SMMP and Sorrento I Partners, a majority owned joint venture as of December 31, 1999. All significant intercompany balances and transactions have been eliminated in consolidation.



Cash and Cash Equivalents

Cash and cash equivalents include highly liquid, short-term investments with original maturities of three months or less.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The financial instruments of the Partnership at December 31, 1999 and 1998 consist of cash and cash equivalents, receivables, due from affiliates, accounts payable and notes payable. The fair value of cash and cash equivalents, receivables and accounts payable approximate the carrying value due to the short term nature of these items. In the opinion of management, the fair value of the notes payable approximates the carrying value as the interest rate is based on market rates at December 31, 1999. Management does not fair value the amounts due from affiliates due to the related party nature of this receivable.


Income-Producing Properties

Property and tenant improvements are carried at cost and depreciated on the straight-line method over the estimated lives of the related assets, ranging from three to thirty years. Tenant improvements incurred at the initial leasing of the properties are depreciated over ten years and tenant improvements incurred at the re-leasing of the properties are depreciated over the life of the related lease.

Expenditures for repairs and maintenance are charged against income as incurred. Improvements and major renewals are capitalized. Costs and the related accumulated depreciation of assets sold or retired are removed from the accounts in the year of disposal or when fully depreciated and any resulting gain or loss is reflected in income.

The Partnership regularly evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Future cash flows are estimated and compared to the carrying amount of the asset to determine if an impairment has occurred. If the sum of the expected future cash flows is less than the carrying amount of the asset, the Partnership shall recognize an impairment loss in accordance with the Statement. No such impairment has been recognized by the Partnership.


Because the determination of fair value is based upon projections of future economic events such as property occupancy rates, rental rates, operating cost inflation and market capitalization rates which are inherently subjective, the amounts ultimately realized at disposition may differ materially from the net carrying value as of December 31, 1999. The cash flows used to determine fair value and net realizable value are based on good faith estimates and assumptions developed by management. Unanticipated events and circumstances may occur and some assumptions may not materialize; therefore actual results may vary from the estimates and the variances may be material. The Partnership may provide additional write-downs which could be material in subsequent years if real estate markets or local economic conditions change.

Investment in Unconsolidated Joint Ventures

The investment in unconsolidated joint ventures is stated at cost and is adjusted for the Partnership's share in earnings or losses and cash contributions to or distributions from the joint ventures (equity method).

Other Assets

Deferred leasing costs represent costs incurred to lease properties and are amortized over the life of the related lease using the straight line method of accounting.

Deferred loan costs represent costs incurred to obtain financing and are amortized over the life of the related loan using the straight line method of accounting.

Rental Income and Rent Receivable

Rental income is recognized on the straight-line method over the term of the related operating lease in accordance with the provisions of Statement of Financial Accounting Standards No. 13, "Accounting for Leases".

Rent receivable consists of (a) unbilled rent - the difference between rent recognized on the straight-line method and actual cash due; (b) billed rent - rent due but not yet received.

2. DETAILS OF CERTAIN BALANCE SHEET ACCOUNTS

Additional information regarding certain balance sheet accounts, at December 31, 1999 and 1998, is as follows:

                                                                    1999            1998
                                                                  --------        --------
Other assets:
   Prepaid expenses                                               $  7,383        $ 21,070
   Deferred loan costs, net of accumulated amortization
     of $49,842 in 1999 and $226,318 in 1998                       168,225         133,878
   Deferred leasing costs, net of accumulated amortization
     of $531,945 in 1999 and $414,395 in 1998                      507,000         637,028
   Tax impounds                                                     26,831          23,728
   Tenant improvement reserves                                      84,219          82,289
                                                                  --------        --------
                                                                  $793,658        $897,993
                                                                  ========        ========
Accrued and other liabilities:
   Accounts payable                                               $ 51,008        $192,455
   Security deposits                                                17,922          17,922
   Accrued expenses                                                      0           8,101
   Interest payable                                                 32,174          20,982
   Unearned rental income                                                0          12,530
                                                                  --------        --------
                                                                  $101,104        $251,990
                                                                  ========        ========

3. GENERAL PARTNER AND RELATED PARTY TRANSACTIONS

An affiliate of S-P Properties, Inc. receives a management fee of 5.5% of the gross rental income collected from the property. This fee amounted to $119,166, $109,725, and $101,558 respectively, for the years ended December 31, 1999, 1998, and 1997. This fee was recorded as part of the operating expenses of the property.

SMMP reimburses an affiliate of S-P Properties, Inc. for expenses incurred by the affiliate for services provided to SMMP such as accounting, data processing and similar services. The affiliate was reimbursed $122,239, $111,206, and $104,580 respectively, for such services for the years ended December 31, 1999, 1998, and 1997. Additionally, SMMP reimbursed an affiliate for construction supervision costs incurred by the affiliate. For the years ended

December 31, 1999, 1998, and 1997, the affiliate received $28,201, $1,327, and $11,154 respectively, for tenant improvements supervisory costs.

In consideration for services rendered with respect to initial leasing of SMMP's property, an affiliate of S-P Properties, Inc. is paid initial leasing costs. For the years ended December 31, 1999, 1998, and 1997, these fees amounted to $0, $63,492, and $3,656 respectively, and were recorded as deferred leasing costs.

During 1993, SMMP loaned funds to a former affiliate of S-P Properties, Inc. in the form of demand notes. Such liabilities were assumed by Finance Factors, Inc. which acquired S-P Properties, Inc. as of December 30, 1994. In July 1995, Finance Factors, Inc. merged with Bancor Real Estate Company, Inc. who has assumed the note. The annual interest rate of the loans was variable at bank prime plus 2-1/4% - 3% with a minimum rate of 9%. The loans totaled $2,360,000 at December 31, 1993 and were reduced to $1,687,787 at December 31, 1994. This loan was amended effective January 1, 1995 fixing the interest rate at 10%. On December 31, 1999, 1998 and 1997, interest receivable of $222,839, $202,581 and $338,020, respectively, was added to the principal balance of the loan. No interest related to this loan was due to the Partnership at December 31, 1999 and 1998. The principal balance outstanding at December 31, 1999 is $2,451,227. The loan is guaranteed by the owners of CGS Real Estate Company, Inc. In connection with the settlement of a lawsuit by SPDFII, the Partnership will call a portion of the note receivable from Bancor Real Estate Company, Inc. The portion called will be that percentage of the loan that is equal to SPDFII's ownership interest in the Partnership, in any event no less than 30%. Such funds that are collected will be distributed to SPDFII in accordance with the lawsuit settlement.

During 1995 and 1996, the Partnership received non-interest bearing short-term advances from SPPI'84 of $1,300,000 and $11,300, respectively. These advances were reclassed to equity in 1997 (See Note 1).

In 1996, the Partnership received a short-term, non-interest bearing loan from SPDFII in the amount of $155,590. This loan was reclassed to equity in 1997 (See
Note 1).

During 1996, the Partnership made a non-interest bearing advance to an affiliate in the amount of $4,770. The advance was deemed uncollectible and subsequently written off to bad debt expense in 1999.

See Note 6 for note payable transactions with related parties.



4.    INCOME-PRODUCING PROPERTIES

At December 31, 1999 and 1998 the total cost and accumulated depreciation of the properties are as follows:

                                     1999                 1998
                                 ------------         ------------
Land                             $  3,786,458         $  3,786,458
Building and improvements           8,501,318            8,487,806
                                 ------------         ------------

             Total                 12,287,776           12,274,264

Accumulated depreciation           (3,564,380)          (3,273,970)
                                 ------------         ------------

             Net                 $  8,723,396         $  9,000,294
                                 ============         ============


During 1999 and 1998, the Partnership removed $147,303 and $1,784,496, respectively, from its building and improvements and related accumulated depreciation accounts for fully depreciated property.

Future minimum base rental income, under the existing operating leases for the Sierra Mira Mesa and Sorrento I properties, to be recognized on a straight-line basis and amounts to be received on a cash basis are as follows:

                   Year Ending                 Straight-line            Cash
                   December 31,                    Basis                Basis
                   ------------                    -----                -----
                       2000                   $   2,029,716        $  2,246,281
                       2001                       2,023,332           2,339,768
                       2002                       2,014,332           2,437,297
                       2003                         595,285             677,208
                       2004                         179,747             184,288
                    Thereafter                      593,192             665,360
                                              -------------        ------------
                      Total                   $   7,435,604        $  8,550,202
                                              =============        ============

In each of the three years in the period ending December 31, 1999, two tenants accounted for the majority of the Partnership's rental income. A state governmental agency associated with workers compensation insurance accounted for rental income of 69%, 78%, and 67% in 1999, 1998 and 1997, respectively; a tenant in the communications sector accounted for rental income of 13%, 15% and 13% in 1999, 1998 and 1997, respectively.


5. INVESTMENT IN UNCONSOLIDATED JOINT VENTURES

SMMP holds the following investments accounted for under the equity method at December 31, 1999:

- a 35.10% equity interest in Sorrento II Partners ("SIIP"), a joint venture formed on October 1, 1993 with Sierra Pacific Institutional Properties V, an affiliate, to develop and operate Sierra Sorrento II, an industrial building located in San Diego, California. SMMP's investment in SIIP as of December 31, 1999 and 1998 is $2,647,872 and $1,711,089, respectively.
     SMMP's share of the net loss of SIIP for the three years ended December 31, 1999, 1998 and 1997 is $30,637, $143,251 and $59,066, respectively;


- a 6.55% equity interest in Sierra Creekside Partners ("SCP"), a joint venture formed on February 1, 1994 with Sierra Pacific Development Fund, an affiliate, to develop and operate Sierra Creekside, a commercial office building in San Ramon, California. SMMP's investment in SCP as of December 31, 1999 and 1998 is $(128,513) and $(75,610), respectively. SMMP's share of the net loss of SCP for the three years ended December 31, 1999, 1998 and 1997 is $5,903, $8,420 and $14,995, respectively;

- a 33.32% equity interest in Sierra Vista Partners ("SVP"), a joint venture formed on February 1, 1994 with Sierra Pacific Development Fund III, an affiliate, to develop and operate Sierra Vista, an industrial building in Anaheim, California. SMMP's investment in SVP as of December 31, 1999 and 1998 is $7,516 and $4,981, respectively. SMMP's share of the net income
     (loss) of SVP for the three years ended December 31, 1999, 1998 and 1997 is $135, $19,774 and $(781,288), respectively. The Sierra Vista property was sold in October 1997.

The following is a summary of aggregated financial information for all investments owned by SMMP which are accounted for under the equity method:


                        Condensed Combined Balance Sheets

                                                                   December 31,       December 31,
                                                                      1999               1998
                                                                      ----               ----
Assets

Cash and cash equivalents                                         $   272,657        $    85,792
Rent receivable                                                       588,742            542,527
Due from affiliate                                                          0             47,666
Income-producing property, net of accumulated
  Depreciation                                                      8,109,927          8,343,438
Other assets                                                        1,897,050          1,320,667
                                                                  -----------        -----------
Total Assets                                                      $10,868,376        $10,340,090
                                                                  ===========        ===========

                  LIABILITIES AND GENERAL PARTNERS' EQUITY

Accrued and other liabilities                                     $   350,272        $   520,646
Note payable                                                        1,673,186          1,720,324
                                                                  -----------        -----------
Total Liabilities                                                   2,023,458          2,240,970
                                                                  -----------        -----------
Ground lessors' equity in income-producing property                 3,000,000          3,000,000
                                                                  -----------        -----------
General Partners' equity                                            5,844,918          5,099,120
                                                                    ---------          ---------

Total Liabilities and General Partners' equity                    $10,868,376        $10,340,090
                                                                  ===========        ===========


                   Condensed Combined Statements of Operations

                                                        For the Year Ended December 31,
                                               ---------------------------------------------------
                                                   1999                1998                1997
                                               -----------         -----------         -----------
Revenues:
   Rental income                               $ 2,112,254         $ 1,734,403         $ 2,294,859
   Interest income                                  34,540                   0                   0
   Other income                                     15,151              93,668               9,698
                                               -----------         -----------         -----------
                       Total revenues            2,161,945           1,828,071           2,304,557
                                               -----------         -----------         -----------
Expenses:
   Operating expenses                            1,407,262           1,302,968           1,755,826
   Depreciation and amortization                   779,142             829,081           1,321,177
   Interest                                        152,563             156,636             459,763
                                               -----------         -----------         -----------
                       Total expenses            2,338,967           2,288,685           3,536,766
                                               -----------         -----------         -----------

Net loss before disposition of property           (177,022)           (460,614)         (1,232,209)

Loss from property disposition                           0                   0            (967,764)
                                               -----------         -----------         -----------

Net loss                                       $  (177,022)        $  (460,614)        $(2,199,973)
                                               ===========         ===========         ===========

6.    NOTES PAYABLE

                                                                                          1999              1998
                                                                                       ----------        ----------
Mortgage note payable, due in monthly installments with interest at 7.74% per annum, collateralized by the real property known as Sierra
Mira Mesa. This note matures in October 2010.                                          $4,543,984        $4,802,191

Mortgage note payable to affiliate, due in monthly installments with interest fixed at 9.34% per annum through October 1998, at which time the rate converted to the one-year treasury rate plus 375 basis points. This note, which was
collateralized by the real property known as Sorrento I, was paid in August 1999.               0           616,223

Mortgage note payable, due in monthly installments with interest at
8.75% per annum, collateralized by the Sorrento I property.  The note
matures in September 2009.                                                              1,635,054                 0
                                                                                       ----------        ----------
                                                                                       $6,179,038        $5,418,414
                                                                                       ==========        ==========

CGS Real Estate Company, Inc. ("CGS"), an affiliate of the General Partner, acquired the Sorrento I mortgage note, due in July 1998, and security documents from the bank in May 1996. In connection with the purchase of the bank note and security documents by CGS, the Partnership made a principal payment to the bank of $750,000 and entered into a $750,000 note agreement with CGS (the "CGS Agreement"). The CGS Agreement, collaterized by real and personal property, called for monthly interest payments through December 1996 and monthly principal and interest payments thereafter until maturity on May 31, 2016. The interest rate is fixed at 9.34% per annum for the first year of the note and will thereafter be the one year Treasury rate plus 375 basis points. A pre-payment in the amount of $105,000 was paid in April 1997.


A modification agreement was entered into on September 30, 1997. The interest rate remained fixed at 9.34% through October 1998, at which time the rate converted to the one-year treasury rate plus 375 basis points. The note was amortized over a 210-month term and payments were $6,048 per month, principal and interest inclusive until maturity in March 2015.



In August 1999, the CGS note with an outstanding balance of $607,693 was paid. On the same date, SIP entered into a new loan agreement with Finova Realty Capital, Inc. in the amount of $1,637,500. This loan, which is secured by the Sorrento I property, bears interest at 8.75% per annum. Monthly payments of $12,882, consisting of both principal and interest, are due until maturity in September 2009. The note balance as of December 31, 1999 was $1,635,054. In connection with the repayment of the CGS note, SIP paid $29,528 to CGS related to late fees which were included in other operating expenses in the statement of operations for 1999.


As of December 31, 1999, annual maturities on notes payable are: $290,909 in 2000; $314,372 in 2001; $339,729 in 2002; $367,133 in 2003; $396,749 in 2004;
and $4,470,146 thereafter.

                        F. FINANCIAL STATEMENT SCHEDULES


INDEPENDENT AUDITORS' REPORT ON FINANCIAL STATEMENT SCHEDULES

To the Partners of
Sierra Pacific Pension Investors '84


We have audited the consolidated financial statements of Sierra Pacific Pension Investors '84 and subsidiary, a California limited partnership, (the "Partnership") as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999 and have issued our report thereon dated February 25, 2000. Such consolidated financial statements and report are included in your 1999 Annual Report to the Limited Partners and are incorporated herein by reference. Our audits also included the financial statement schedules of Sierra Pacific Pension Investors '84, listed in Item E of the Table of Contents. These financial statement schedules are the responsibility of the Partnership's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.



/s/ DELOITTE & TOUCHE LLP

Houston, Texas
February 25, 2000

                                   SCHEDULE II
               SIERRA PACIFIC PENSION INVESTORS '84 AND SUBSIDIARY
                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                        For the Years Ended December 31,
                               1999, 1998 and 1997

-------------------------------------------------------------------------------

                                                     Income -
                                                    Producing
                                                   Properties
                                                   ----------
Allowance for loss - January 1, 1997               $1,880,000

Provision charged to costs and expenses (1)                 0
                                                   ----------

Allowance for loss - December 31, 1997              1,880,000

Provision charged to costs and expenses (1)                 0
                                                   ----------

Allowance for Loss - December 31, 1998              1,880,000

Provision charged to costs and expenses (1)                 0
                                                   ----------

Allowance for loss - December 31, 1999             $1,880,000
                                                   ==========

                                  SCHEDULE III

               SIERRA PACIFIC PENSION INVESTORS '84 AND SUBSIDIARY
                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                                DECEMBER 31, 1999

--------------------------------------------------------------------------------

                                             Initial Cost                                   Gross Amount at
                                          to Partnership (1)     Improvements        Which carried at close of period
                                          ------------------      Capitalized        -------------------------------
                                                                     After
                            Encumb-                  Improve-       Acquis-                     Improve-      Total
Description                 rances        Land        ments         ition (2)         Land       ments      (3)(4)(5)
-----------                 ------        ----        -----      ------------         ----       -----      ---------
OFFICE BUILDING-
  INCOME  - PRODUCING:

Sierra Valencia
Tucson, AZ                $1,398,368     $977,677                     4,201,837      $977,677   3,060,925   4,038,602


                               Accum.           Date            Date          Deprec.
Description                 Deprec. (5)     Constructed       Acquired         Life
-----------                 -----------     -----------       --------         ----
OFFICE BUILDING-
  INCOME  - PRODUCING:

Sierra Valencia
Tucson, AZ                     984,363           11/87           9/85           3-30 yrs.



(1)   The initial cost represents the original purchase price of the property.

(2)   The Partnership has capitalized property development costs.

(3)   Also represents costs for Federal Income Tax purposes.

(4) A valuation allowance of $1,880,000 was established as the appraised value of the properties declined below book value. See Notes 1 and 4 to the financial statements incorporated by reference to the Annual Report to the Limited Partners attached as an exhibit.

(5) Reconciliation of total real estate carrying value and accumulated depreciation for the three years ended December 31, 1999 is as follows:


                                                 Total Real Estate           Accumulated
                                                   Carrying Value            Depreciation
                                                   --------------            ------------
      Balance - January 1, 1997                    $ 4,803,698               $ 1,494,933
         Additions during the year                     126,289                   182,431
                                                   -----------               -----------

      Balance - December 31, 1997                    4,929,987                 1,677,364
         Additions during the year                      42,614                   203,222
         Write off fully depreciated assets            (18,649)                  (18,649)
                                                   -----------               -----------

      Balance - December 31, 1998                    4,953,952                 1,861,937
         Additions during the year                     147,606                   185,382
         Write off fully depreciated assets         (1,062,956)               (1,062,956)
                                                   -----------               -----------

      Balance - December 31, 1999                  $ 4,038,602               $   984,363
                                                   ===========               ===========

G.  UNAUDITED FINANCIAL STATEMENTS - SIX MONTHS ENDED JUNE 30, 2000 AND 1999


SIERRA PACIFIC PENSION INVESTORS '84
                             (A LIMITED PARTNERSHIP)

                                 BALANCE SHEETS
                       JUNE 30, 2000 AND DECEMBER 31, 1999
--------------------------------------------------------------------------------

                                                          JUNE 30, 2000
                                                            (UNAUDITED)       DECEMBER 31, 1999
                                                            -----------       -----------------
ASSETS

Cash and cash equivalents ..........................        $     11,115         $    31,562
Receivables:
   Note receivable, net of deferred gain of $132,471           1,459,139           1,459,139
   Unbilled rent ...................................              44,306              44,708
   Billed rent .....................................              31,718               2,762
   Interest ........................................              79,581                   0
Income-producing property - net of
  accumulated depreciation and valuation
  allowance of $2,836,134 and $2,864,363
  respectively .....................................           1,152,855           1,174,239
Investment in unconsolidated joint venture .........           7,286,134           7,303,940
Other assets - net of accumulated amortization
  of $170,301 and $172,144, respectively ...........             941,152             791,968
                                                            ------------         -----------
Total Assets .......................................        $ 11,006,000         $10,808,318
                                                            ============         ===========

LIABILITIES AND PARTNERS' EQUITY

Accrued and other liabilities ......................        $    127,733         $   122,891
Notes payable ......................................           1,358,189           1,398,368
                                                            ------------         -----------

Total Liabilities ..................................           1,485,922           1,521,259
                                                            ------------         -----------

Partners' equity (deficit):
  General Partner ..................................            (184,026)                  0
  Limited Partners:
    80,000 units authorized,
    77,000 issued and outstanding ..................           9,704,104           9,287,059
                                                            ------------         -----------

Total Partners' equity .............................           9,520,078           9,287,059
                                                            ------------         -----------

Total Liabilities and Partners' equity .............        $ 11,006,000         $10,808,318
                                                            ============         ===========

SIERRA PACIFIC PENSION INVESTORS '84
                             (A LIMITED PARTNERSHIP)

                            STATEMENTS OF OPERATIONS
                 FOR THE SIX MONTHS ENDED JUNE 30, 2000 AND 1999
              AND FOR THE THREE MONTHS ENDED JUNE 30, 2000 AND 1999

--------------------------------------------------------------------------------


                                                                            SIX MONTHS ENDED                 THREE MONTHS ENDED
                                                                                JUNE 30,                          JUNE 30,
                                                                      -----------------------------     ----------------------------
                                                                         2000              1999            2000             1999
                                                                      (UNAUDITED)       (UNAUDITED)     (UNAUDITED)      (UNAUDITED)
                                                                      ------------     ------------     ------------    ------------
REVENUES:
  Rental income ..................................................    $    272,542     $    319,871     $    124,057    $    176,212
  Interest income ................................................          79,586          112,399           39,793          51,311
                                                                      ------------     ------------     ------------    ------------

           Total revenues ........................................         352,128          432,270          163,850         227,523
                                                                      ------------     ------------     ------------    ------------

EXPENSES:
  Operating expenses .............................................         213,674          225,780           85,600         103,604
  Depreciation and amortization ..................................          73,957          138,033           37,602          69,684
  Interest expense ...............................................          64,682           69,274           32,114          34,505
                                                                      ------------     ------------     ------------    ------------

           Total costs and expenses ..............................         352,313          433,087          155,316         207,793
                                                                      ------------     ------------     ------------    ------------

(LOSS) INCOME BEFORE GAIN FROM
  PROPERTY DISPOSITION ...........................................            (185)            (817)           8,534          19,730

GAIN FROM PROPERTY DISPOSITION ...................................               0           83,315                0          83,315
                                                                      ------------     ------------     ------------    ------------

(LOSS) INCOME BEFORE PARTNERSHIP'S
  SHARE OF JOINT VENTURE INCOME ..................................            (185)          82,498            8,534         103,045

PARTNERSHIP'S SHARE OF UNCONSOLIDATED
  JOINT VENTURE INCOME ...........................................         233,204          180,217          105,878         121,547
                                                                      ------------     ------------     ------------    ------------

NET INCOME .......................................................    $    233,019     $    262,715     $    114,412    $    224,592
                                                                      ============     ============     ============    ============

Net income per limited partnership unit ..........................    $       3.00     $       3.41     $       1.48    $       2.92
                                                                      ============     ============     ============    ============

SIERRA PACIFIC PENSION INVESTORS '84
                             (A LIMITED PARTNERSHIP)

                    STATEMENTS OF CHANGES IN PARTNERS' EQUITY
                    FOR THE YEAR ENDED DECEMBER 31, 1999 AND
                     FOR THE SIX MONTHS ENDED JUNE 30, 2000

--------------------------------------------------------------------------------


                                                                            LIMITED PARTNERS                               TOTAL
                                                                       ----------------------------      GENERAL         PARTNERS'
                                                                         PER UNIT         TOTAL          PARTNER          EQUITY
                                                                       ------------    ------------    ------------    ------------
Proceeds from sale of
  partnership units ................................................   $     250.00    $ 19,418,250                    $ 19,418,250
Underwriting commissions
  and other organization expenses ..................................         (37.34)     (2,894,014)                     (2,894,014)
Repurchase of 665 partnership units ................................          (0.03)       (151,621)                       (151,621)
Cumulative net (loss) income
  (to December 31, 1998) ...........................................         (75.23)     (5,792,901)   $    133,334      (5,659,567)
Cumulative distributions
  (to December 31, 1998) ...........................................         (21.43)     (1,650,006)       (133,334)     (1,783,340)
                                                                       ------------    ------------    ------------    ------------

Partners' equity  - January 1, 1999 ................................         115.97       8,929,708               0       8,929,708
Net income .........................................................           4.64         357,351                         357,351
                                                                       ------------    ------------    ------------    ------------

Partners' equity  - January 1, 2000 (audited) ......................         120.61       9,287,059               0       9,287,059
Transfer among general partner and limited partners ................           2.42         186,356        (186,356)              0
Net income (unaudited) .............................................           3.00         230,689           2,330         233,019
                                                                       ------------    ------------    ------------    ------------
Partners' equity (deficit) - June 30, 2000 (unaudited) .............   $     126.03    $  9,704,104    $   (184,026)   $ 9,520,078
                                                                       ============    ============    ============    ============

SIERRA PACIFIC PENSION INVESTORS '84
                             (A LIMITED PARTNERSHIP)

                            STATEMENTS OF CASH FLOWS
                 FOR THE SIX MONTHS ENDED JUNE 30, 2000 AND 1999

--------------------------------------------------------------------------------

                                                                                                     2000                1999
                                                                                                  (UNAUDITED)         (UNAUDITED)
                                                                                                ---------------     ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income ...............................................................................    $       233,019     $       262,715
  Adjustments to reconcile net income
  to cash used in operating activities:
    Depreciation and amortization ..........................................................             73,957             138,033
    Partnership's share of unconsolidated joint
      venture income .......................................................................           (233,204)           (180,217)
    Gain from property disposition .........................................................                  0             (83,315)
    Increase in rent receivable ............................................................            (28,554)            (18,435)
    Increase in interest receivable ........................................................            (79,581)            (16,610)
    Increase in other assets ...............................................................           (175,735)           (321,786)
    Increase (decrease) in accrued and other liabilities ...................................              4,842             (33,849)
                                                                                                ---------------     ---------------

    Net cash used in operating activities ..................................................           (205,256)           (253,464)
                                                                                                ---------------     ---------------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Payments for property additions ........................................................            (24,012)           (114,476)
    Payments received on note receivable ...................................................                  0             943,413
                                                                                                ---------------     ---------------

    Net cash (used in) provided by investing activities ....................................            (24,012)            828,937
                                                                                                ---------------     ---------------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Principal payments on notes payable ....................................................            (40,179)            (42,231)
    Capital contributions to unconsolidated joint venture ..................................            (34,000)                  0
    Distributions from unconsolidated joint venture ........................................            283,000                   0
    Loan to affiliate ......................................................................                  0            (466,283)
                                                                                                ---------------     ---------------

    Net cash provided by (used in) financing activities ....................................            208,821            (508,514)
                                                                                                ---------------     ---------------

NET (DECREASE) INCREASE IN CASH
    AND CASH EQUIVALENTS ...................................................................            (20,447)             66,959

CASH AND CASH EQUIVALENTS - Beginning of period
    Beginning of period ....................................................................             31,562              10,122
                                                                                                ---------------     ---------------

CASH AND CASH EQUIVALENTS - End of period
    End of period ..........................................................................    $        11,115     $        77,081
                                                                                                ===============     ===============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

    Cash paid during the period for real estate taxes ......................................    $        56,324     $        50,396
                                                                                                ===============     ===============

    Cash paid during the period for interest ...............................................    $        65,257     $        69,863
                                                                                                ===============     ===============

                      SIERRA PACIFIC PENSION INVESTORS `84
                             (A LIMITED PARTNERSHIP)

                          NOTES TO FINANCIAL STATEMENTS
                                   (Unaudited)
--------------------------------------------------------------------------------

1.    BASIS OF FINANCIAL STATEMENTS

In the opinion of Sierra Pacific Pension Investors `84's (the Partnership) management, these unaudited financial statements reflect all adjustments which are necessary for a fair presentation of its financial position at June 30, 2000 and results of operations and cash flows for the periods presented. All adjustments included in these statements are of a normal and recurring nature. These financial statements should be read in conjunction with the financial statements and notes thereto contained in the Annual Report of the Partnership for the year ended December 31, 1999.

2.    RELATED PARTY TRANSACTIONS

Included in the financial statements for the six months ended June 30, 2000 and 1999 are affiliate transactions as follows:

                                        June 30
                                 ----------------------
                                   2000           1999
                                 -------        -------
      Management fees            $ 7,882        $ 9,689
      Administrative fees         37,881         55,320
      Construction fees                0          2,131

3.    INVESTMENT IN UNCONSOLIDATED JOINT VENTURE

Sierra Mira Mesa Partners (SMMP) was formed in 1985 between the Partnership and Sierra Pacific Development Fund II (SPDFII), an affiliate, to develop and operate the real property known as Sierra Mira Mesa, an office building, located in San Diego, California. The Partnership's initial ownership interest in SMMP was 49%; the remaining 51% was owned by SPDFII. Effective December 31, 1996, the general partners amended the partnership agreement to allow for adjustments in the sharing ratio each year based upon the relative net contributions and distributions since inception of each general partner. At June 30, 2000 the Partnership's interest in SMMP was 69.83%; the remaining 30.17% interest is owned by SPDFII.

The consolidated financial statements of SMMP include the accounts of SMMP and Sorrento I Partners, a majority owned California general partnership. Summarized income statement information for SMMP for the six months ended June 30, 2000 and 1999 follows:

                                                          June 30
                                               ---------------------------------
                                                  2000                   1999
                                               ---------------------------------
      Rental income                            $1,096,679            $ 1,059,081
      Total revenues                            1,220,016              1,170,121
      Operating expenses                          446,008                361,757
      Share of unconsolidated
        joint venture income (loss)                81,931                (36,566)
      Net income                                  326,619                269,349


As of June 30, 2000, SMMP holds a 43.92% interest in Sorrento II Partners
(SIIP), a California general partnership with Sierra Pacific Institutional Properties V formed in 1993; a 5.08% interest in Sierra Creekside Partners
(SCP), a California general partnership with Sierra Pacific Development Fund formed in 1994; and a 33.36% interest in Sierra Vista Partners (SVP), a California general partnership with Sierra Pacific Development Fund III formed in 1994.

Summarized income statement information for these Partnerships, which are accounted for by SMMP under the equity method, for the six months ended June 30, 2000 and 1999 follows:


                                          SCP                                     SVP                        SIIP
                               --------------------------------------------------------------------------------------------
                                        June 30                                 June 30                     June 30
                               --------------------------------------------------------------------------------------------
                                  2000            1999                   2000           1999          2000           1999
                               --------------------------------------------------------------------------------------------
      Rental income           $ 489,777       $ 448,066               $      0       $      0      $ 699,130       $554,777
      Total revenues            489,777         448,066                      0         11,907        710,335        554,777
      Operating expenses        268,936         247,078                 13,735         14,577        236,241        243,567
      Extraordinary loss         46,020               0                      0              0              0              0
      Net (loss) income        (149,586)        (50,053)               (13,735)        (2,670)       214,281        (92,300)

4.    PARTNERS' EQUITY

Equity and net income per limited partnership unit is determined by dividing the limited partners' share of the Partnership's equity and net income by the number of limited partnership units outstanding, 77,000.

During the quarter ended March 31, 2000, an amount was transferred between the partners' equity accounts such that 99% of cumulative operating income, gains, losses, deductions and credits of the Partnership is allocated among the limited partners and 1% is allocated to the general partner. Management does not believe that the effect of this transfer is significant.

5.    PENDING TRANSACTION

CGS Real Estate Company, Inc. (CGS), an affiliate of the general partner, is in the process of developing a plan pursuant to which the property owned by the Partnership would be combined with the properties of other real estate partnerships managed by CGS and its affiliates. These limited partnerships own office properties, industrial properties, shopping centers, and residential apartment properties. It is expected that the acquirer would in the future qualify as a real estate investment trust. Limited partners would receive shares of common stock in the acquirer, which would be listed on a national securities exchange or the NASDAQ national market system.

                  SIERRA PACIFIC INSTITUTIONAL PROPERTIES V

                            HISTORICAL FINANCIAL DATA

                                Table of Contents

Sierra Pacific Institutional Properties V

A.    Selected Historical Financial Data

B. Management's Discussion and Analysis of Financial Condition and Results of Operations - December 31, 1999, 1998 and 1997.

C. Management's Discussion and Analysis of Financial Condition and Results of Operations - Quarters Ended June 30, 2000 and 1999.

D.    Audited Financial Statements - December 31, 1999, 1998 and 1997

E.    Unaudited Financial Statements - Six Months Ended June 30, 2000 and 1999

A.       SELECTED HISTORICAL FINANCIAL DATA OF SIERRA PACIFIC INSTITUTIONAL
PROPERTIES V

The following table sets forth certain selected historical financial data of the Partnership. The selected operating and financial position data as of and for each of the five years ended December 31, 1999 have been derived from the audited financial statements of the Partnership. The selected operating and financial position data as of June 30, 2000 and for the six months ended June 30, 2000 and 1999 have been derived from the unaudited financial statements of the Partnership. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto which follow.

(In thousands, except for per share data)

                                                              YEAR ENDED DECEMBER 31,                     SIX MONTHS ENDED JUNE 30,
                                             --------------------------------------------------------     -------------------------
                                               1995        1996        1997        1998        1999         1999             2000
                                             --------    --------    --------    --------    --------     --------         --------
OPERATING DATA:
REVENUES:
Rental and reimbursement income              $    923    $    991    $    979    $    815    $  1,193     $    555         $    699
Interest and other income                          --          --          --          --          35           --               11
                                             --------    --------    --------    --------    --------     --------         --------
Total revenues                                    923         991         979         815       1,228          555              710
                                             ========    ========    ========    ========    ========     ========         ========
EXPENSES:
Property operating                                220         246         238         255         283          243              237
Management and advisory fees                       47          54          60          50          69           --               --
Ground Lease                                      383         383         382         374         410          187               29
Real estate and other taxes                       108          91          89         105         111           --               --
Depreciation and amortization                     423         447         447         458         442          217              230
                                             --------    --------    --------    --------    --------     --------         --------
Total expenses                                  1,181       1,221       1,216       1,242       1,315          647              496
                                             ========    ========    ========    ========    ========     ========         ========
Net income (loss) before minority interest       (258)       (230)       (237)       (427)        (87)         (92)             214
Minority interest                                  52          62          59         143          30           32              (94)
                                             --------    --------    --------    --------    --------     --------         --------
Net income (loss)                            $   (206)   $   (168)   $   (178)   $   (284)   $    (57)    $    (60)        $    120
                                             ========    ========    ========    ========    ========     ========         ========

                                                                             DECEMBER 31,                            JUNE 30,
                                                         --------------------------------------------------     -----------------
                                                          1995       1996       1997       1998       1999       1999       2000
                                                         ------     ------     ------     ------     ------     ------     ------
OTHER DATA:
Weighted average number of units outstanding                 31         31         31         31         31         31         31
Income (loss) per unit                                    (6.70)     (5.46)     (5.79)     (9.22)     (1.84)     (1.95)      3.90
Ratio of earnings to fixed charges (1)                       --         --         --         --         --         --      13.42
Deficiency of earnings to cover fixed charges(2)            206        168        178        284         57         60         --
Cash distributions to minority investors                    (24)      (191)      (262)       (86)        (4)        --       (250)
Total properties owned at end of period                       1          1          1          1          1          1          1
Book value per limited partnership unit                      85         79         74         64         63         63         69
Per unit value assigned for the consolidation                                                                                 159

BALANCE SHEET DATA:
Cash and cash equivalents                                $   67     $    9     $   23     $    3     $  135     $   39     $   34
Real estate held for investment, net                      6,333      5,992      5,630      5,571      5,552      5,678      5,672
Accounts receivable, net                                    401        490        476        486        528        473        496
Investment in/due from partnerships                          --         19         19         19         --         19         --
Other assets                                                329        276      1,065      1,068      1,659        959        281
Total assets, at book value                               7,130      6,786      7,213      7,147      7,874      7,168      6,483
Total assets, at value assigned for the Consolidation                                                                       6,145

                                                                              DECEMBER 31,                           JUNE 30,
                                                          --------------------------------------------------     ----------------
                                                           1995       1996       1997       1998       1999       1999      2000
                                                          ------     ------     ------     ------     ------     ------    ------
Total liabilities                                            216        248        220        439        285        551        23
General partners deficit                                      --         --         --         --         --         --       (53)
Limited partners equity                                    2,627      2,459      2,282      1,997      1,941      1,938     2,114
Other equity                                               4,287      4,079      4,711      4,711      5,648      4,679     4,399

CASH FLOW DATA:

Increase (decrease) in cash and equivalents, net              64        (58)        15        (20)       132         36      (101)
Cash (used in) provided by operating activities              (96)       159       (647)       177       (493)        53       418

(9) For purposes of determining the ratio of earnings to fixed charges, earnings consist of earnings before extraordinary items, income taxes and fixed charges. Fixed charges consist of interest on indebtedness, the amortization of debt issuance costs and that portion of operating rental expense representing interest.

(10) Deficiency of earnings to cover fixed charges is the amount of earnings that would be required to achieve a ratio of earnings to fixed charges of 1.0

B. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - DECEMBER 31, 1999, 1998 AND 1997


Management's Discussion and Analysis of Financial Condition and Results of Operations includes certain forward looking statements reflecting the Partnership's expectations in the near future; however, many factors which may affect the actual results, especially changing regulations, are difficult to predict. Accordingly, there is no assurance that the Partnership's expectations will be realized.

Overview:

The following discussion should be read in conjunction with the Selected Financial Data and the Partnership's Consolidated Financial Statements and Notes thereto incorporated by reference to the Annual Report to the Limited Partners attached as an Exhibit. As of December 31, 1999, the Partnership owned a 64.90% interest in Sierra Sorrento II, an industrial property located in San Diego, California.

Results of Operations:

Comparison of year ended December 31, 1999 to year ended December 31, 1998.

Rental income increased by $378,000, or 46%, principally as a result of 100% occupancy for the entire year. During the first seven months of 1998, 29,150 square feet of the Property was vacant. A single tenant leased 22,150 square feet in August 1998 and the remaining 7,000 square feet in December 1998. The weighted-average annual rent per square foot, on an accrual basis, was $11.04 at December 31, 1999 compared to $10.95 at December 31, 1998.

The Partnership made additional ground lease prepayments totaling $825,000 in 1999. Effective October 1999, all minimum base rent amounts becoming payable under the terms of the lease were to be applied against the prepaid balance until such time that the prepaid balance is extinguished plus interest at the rate of 10% per annum. Interest income of $35,000 was recorded in 1999 as a result.

Total operating expenses increased by $73,000, or 6%, in comparison to the prior year, primarily due to an increase in ground lease expense, management fees and administrative costs. Additionally, a loan made to an affiliate in 1996 was deemed uncollectible and written-off to bad debt expense in 1999. Ground lease expense rose as a result of higher additional rents becoming due effective January 1999 in accordance with the lease agreement. The increase in management fees is attributable to the higher rental income. The increase in total operating expenses was partially offset by a decrease in depreciation and amortization, and by lower maintenance and repair costs incurred in 1999.

Comparison of year ended December 31, 1998 to year ended December 31, 1997.

Rental income decreased by $164,000, or 17%, primarily due to lower occupancy during the first seven months of 1998. One tenant, whose lease accounted for 22,150 square feet of the Property, expired December 31, 1997. This vacant space was re-leased to a tenant in the second quarter of 1998 and rent commenced in late August. This same tenant began leasing an additional 7,000 square feet in December 1998. The Property was 100% occupied at December 31, 1998. The weighted-average annual rent per square foot, on an accrual basis, increased from $10.12 at December 31, 1997 to $10.95 at December 31, 1998 as a result of higher rental rates.

Total operating expenses increased by $26,000, or 2%, when compared to 1997. Depreciation and amortization, maintenance and repairs, and other operating expenses increased due to costs associated with the new tenant. Further, property taxes were higher due to an increase in the assessed value of the Property. The increase in total operating expenses was partially offset due to a decrease in management fees and legal fees. Management fees were lower as a result of the decrease in rental income. Legal fees were higher in 1997 due to professional fees associated with the property's ground lease.

Liquidity and Capital Resources:

On October 1, 1993, the Partnership created a California general partnership (Sorrento II Partners) with Sierra Mira Mesa Partners ("SMMP"), an affiliate, to facilitate cash contributions by SMMP for the continued development and operation of the Sorrento II property. SMMP has adequate resources to make the necessary advances during the foreseeable future. During 1999, SMMP contributed a total of $971,420 to the Partnership and received distributions of $4,000 from the Partnership.

The Partnership used cash in operations of $493,000 and paid $343,000 for building and tenant improvements in 1999. At December 31, 1999, the Partnership is in a liquid position with cash and billed rents of $211,000 and current liabilities of $84,000.

In February 2000, the Partnership purchased the Sorrento II land holdings from CGS Real Estate, Inc. for $3,500,000 and the ground lease subsequently terminated. The Partnership paid cash of $2,174,255 and was credited its current prepaid balance of $1,325,745. SMMP contributed the majority of the cash for the land purchase.

The Partnership's primary capital requirements will be for construction of new tenant space. It is anticipated that these requirements and any operating capital requirements will be funded from operations of the Property and SMMP.

Inflation:

The Partnership's long-term leases contain provisions designed to mitigate the adverse impact of inflation on its results from operations. Such provisions may include escalation clauses related to Consumer Price Index increases.

YEAR 2000 COMPLIANCE

The Year 2000 Compliance issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Partnership's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with Year 2000 requirements.

The Partnership did not experience any major system failures or disruptions in operations over the year 2000 transition. All systems have continued to operate as normal.

The Partnership did not separately track internal costs related to the Year 2000 issue and Partnership management believes these amounts did not have a material impact on the Partnership's financial position or results of operations.

The Partnership employs a property management company to manage, operate and lease the property. The management company did not experience any major systems failures or disruptions in operations at the property. The Partnership remains confident that no Year 2000 issues with the property management company or other third parties will arise in the future although no guarantees can be made to that effect.

C. Management's Discussion and Analysis of Financial Condition and Results of Operations - Six Months Ended June 30, 2000 and 1999

(a)         OVERVIEW

The following discussion should be read in conjunction with Sierra Pacific Institutional Properties V's (the Partnership) Consolidated Financial Statements and Notes thereto appearing elsewhere in this Form 10-Q.

The Partnership currently owns a 56.08% interest in the Sorrento II Partnership, which operates the Sorrento II property (the Property) in San Diego, California.

 (b)        RESULTS OF OPERATIONS

Rental income for the six months and three months ended June 30, 2000 increased by approximately $144,000, or 26%, and by approximately $19,000, or 6%, respectively, in comparison to the corresponding periods in 1999. These increases were principally the result of higher common area maintenance fees billed between the periods. Supplemental billings were made in 2000 to recover higher than anticipated prior year common area maintenance fees. The Property was 100% occupied at June 30, 2000 and June 30, 1999.

Total operating expenses for the six months and three months ended June 30, 2000 decreased by approximately $7,000, or 3%, and by approximately $9,000 or 7%, respectively, when compared to the same periods in the prior year. These decreases were primarily due to lower administrative costs and other operating expenses incurred between the periods.

(c)         LIQUIDITY AND CAPITAL RESOURCES

The Partnership is in a liquid position at June 30, 2000 with cash and billed receivables of approximately $113,000 and accrued and other liabilities of approximately $23,000. A source of cash is available through advances from the minority owner of the property, Sierra Mira Mesa Partner (SMMP). SMMP has adequate resources to make any necessary advances during the foreseeable future.

Inflation:

The Partnership does not expect inflation to be a material factor in its operations in 2000.

         AUDITED FINANCIAL STATEMENTS - DECEMBER 31, 1999, 1998 AND 1997

INDEPENDENT AUDITORS' REPORT

To the Partners of
Sierra Pacific Institutional Properties V

We have audited the accompanying consolidated balance sheets of Sierra Pacific Institutional Properties V, a California limited partnership, (the "Partnership") as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in partners' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sierra Pacific Institutional Properties V as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP



Houston, Texas
February 25, 2000

                        SIERRA PACIFIC INSTITUTIONAL PROPERTIES V

                            (A California Limited Partnership)

                               CONSOLIDATED BALANCE SHEETS

                                December 31, 1999 and 1998

                                         December 31, 1999    December 31, 1998
                                         -----------------    -----------------
ASSETS

Cash and cash equivalents                   $  134,781           $    3,203
Receivables:
  Unbilled rent (Notes 1 and 4)                451,414              486,238
  Billed rent (Note 1)                          76,707                    0


Due from affiliates (Note 3)                         0               18,995

Prepaid ground lease (Note 3)                1,344,540              683,000
Income-producing property - net of
  accumulated depreciation of
  $2,195,937 in 1999 and $2,760,889
  in 1998 (Note 4)                           5,552,440            5,570,726
Other assets (Notes 1, 2 and 3)                314,313              385,079
                                            ----------           ----------

Total Assets                                $7,874,195           $7,147,241
                                            ==========           ==========

LIABILITIES AND PARTNERS' EQUITY

Accrued and other liabilities (Note 2)      $   90,908           $  252,764

Ground lease payable (Note 1)                  194,539              185,863
                                            ----------           ----------
Total Liabilities                              285,447              438,627
                                            ----------           ----------

Ground lessor's equity in
income producing property (Note 3)           3,000,000            3,000,000
                                            ----------           ----------

Minority interest in
consolidated joint venture (Note 4)          2,647,872            1,711,089
                                            ----------           ----------

Partners' equity (Notes 1 and 5):
  General Partner                                    0                    0
  Limited Partners:
    140,000 units authorized,
    30,777 issued and
    outstanding                              1,940,876            1,997,525
                                            ----------           ----------

Total Partners' equity                       1,940,876            1,997,525
                                            ----------           ----------

Total Liabilities and Partners' equity      $7,874,195           $7,147,241
                                            ==========           ==========

                               See Accompanying Notes 16
                        SIERRA PACIFIC INSTITUTIONAL PROPERTIES V
                           (A California Limited Partnership)

                          CONSOLIDATED STATEMENTS OF OPERATIONS
                  For the Years Ended December 31, 1999, 1998 and 1997

                                                      1999            1998            1997
                                                  -----------     -----------     -----------
REVENUES:
  Rental income (Note 1)                          $ 1,193,082     $   814,801     $   979,052

  Interest income (Note 3)                             34,540               0               0
                                                  -----------     -----------     -----------
    Total revenues                                  1,227,622         814,801         979,052
                                                  -----------     -----------     -----------
EXPENSES:
Operating expenses:
    Depreciation and amortization                     442,093         458,276         447,453
    Ground lease (Note 3)                             409,607         373,805         381,826
    Property taxes and insurance                      111,292         104,621          89,444
    Maintenance and repairs                            67,996          80,758          66,599
    Administrative fees (Note 3)                       87,110          74,059          65,163
    Management fees (Note 3)                           69,072          49,919          59,515
    Legal and accounting                               29,722          29,742          61,781
    General and administrative                         17,661          15,055          13,655
    Utilities                                          23,211          26,250          22,029
    Renting expenses                                        0               0           1,981
    Bad debt expense (Note 3)                          18,995               0               0
    Other operating expenses                           38,149          29,295           6,723
                                                  -----------     -----------     -----------
     Total operating expenses                       1,314,908       1,241,780       1,216,169
                                                  -----------     -----------     -----------

 LOSS BEFORE MINORITY INTEREST'S SHARE
OF CONSOLIDATED JOINT VENTURE LOSS                    (87,286)       (426,979)       (237,117)
                                                  -----------     -----------     -----------

MINORITY INTEREST'S SHARE OF
  CONSOLIDATED JOINT VENTURE LOSS                      30,637         143,251          59,066
                                                  -----------     -----------     -----------

NET LOSS                                          $   (56,649)    $  (283,728)    $  (178,051)
                                                  ===========     ===========     ===========

Net loss per limited partnership unit (Note 1)    $     (1.84)    $     (9.22)    $     (5.79)
                                                  ===========     ===========     ===========

                           See Accompanying Notes 17
                    SIERRA PACIFIC INSTITUTIONAL PROPERTIES V
                       (A California Limited Partnership)

             CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' EQUITY
              For the Years Ended December 31, 1999, 1998 and 1997

                                             Limited Partners                              Total
                                        ---------------------------       General        Partners'
                                          Per Unit         Total          Partner         Equity
                                        -----------     -----------     -----------     -----------
Partners' equity - January 1, 1997      $     79.91     $ 2,459,304     $         0     $ 2,459,304
Net loss                                      (5.79)       (178,051)                       (178,051)
                                        -----------     -----------     -----------     -----------
Partners' equity - December 31, 1997          74.12       2,281,253               0       2,281,253
Net loss                                      (9.22)       (283,728)                       (283,728)
                                        -----------     -----------     -----------     -----------
Partners' equity - December 31, 1998          64.90       1,997,525               0       1,997,525
Net loss                                      (1.84)        (56,649)                        (56,649)
                                        -----------     -----------     -----------     -----------
Partners' equity - December 31, 1999    $     63.06     $ 1,940,876     $         0     $ 1,940,876
                                        ===========     ===========     ===========     ===========

                            See Accompanying Notes 18

                    SIERRA PACIFIC INSTITUTIONAL PROPERTIES V

                       (A California Limited Partnership)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

              For the Years Ended December 31, 1999, 1998 and 1997

                                                      1999          1998          1997
                                                   ---------     ---------     ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                         $ (56,649)    $(283,728)    $(178,051)
  Adjustments to reconcile net loss to cash
  (used in) provided by operating activities:
    Depreciation and amortization                    442,093       458,276       447,453
    Minority interest's share of unconsolidated
      joint venture loss                             (30,637)     (143,251)      (59,066)
      Bad debt expense                                18,995             0             0
      (Increase) decrease in rent receivable         (41,883)       (9,960)       13,687
      Increase in prepaids and other assets         (671,833)      (62,463)     (844,087)
      (Decrease) increase in accrued and other
        liabilities                                 (153,180)      218,183       (27,122)
                                                   ---------     ---------     ---------
    Net cash (used in) provided by operating
     activities                                     (493,094)      177,057      (647,186)
                                                   ---------     ---------     ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Payments for property additions                   (342,748)     (340,376)      (29,313)
                                                   ---------     ---------     ---------
  Net cash used in investing activities             (342,748)     (340,376)      (29,313)
                                                   ---------     ---------     ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Distributions to minority investor                  (4,000)      (85,657)     (262,000)
  Contributions from minority investor               971,420       228,700       953,400
                                                   ---------     ---------     ---------
  Net cash provided by financing activities          967,420       143,043       691,400
                                                   ---------     ---------     ---------
NET INCREASE (DECREASE) IN CASH
   AND CASH EQUIVALENTS                              131,578       (20,276)       14,901
CASH AND CASH EQUIVALENTS - Beginning of year          3,203        23,479         8,578
                                                   ---------     ---------     ---------
CASH AND CASH EQUIVALENTS - End of year            $ 134,781     $   3,203     $  23,479
                                                   =========     =========     =========

                  SIERRA PACIFIC INSTITUTIONAL PROPERTIES V
                       (A California Limited Partnership)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.    ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



Organization

Sierra Pacific Institutional Properties V (the "Partnership") was organized on October 8, 1985 in accordance with the provisions of the California Uniform Limited Partnership Act to acquire and operate commercial and industrial real properties. S-P Properties, Inc. is the General Partner and manager of the Partnership. On December 30, 1994, all of the outstanding stock of TCP, Inc. was sold to Finance Factors, Inc. TCP, Inc. owns all of the common stock of S-P Properties, Inc. Finance Factors was a subsidiary of CGS Real Estate Company, Inc., a national real estate company. In July 1995, Finance Factors, Inc. merged with Bancor Real Estate Company, Inc., another subsidiary of CGS Real Estate Company, Inc.

The Partnership acquired land in August 1987 for the development of an 88,073 square foot office property in San Diego, California known as Sierra Sorrento
II. This development consists of two separate buildings; a two-story building consisting of 29,500 usable square feet that was completed in November 1988 and a two-story building consisting of 58,573 usable square feet that was completed in May 1989.

On October 1, 1993, the Partnership created a California general partnership (Sorrento II Partners) with Sierra Mira Mesa Partners ("SMMP"), an affiliate, to facilitate cash contributions by SMMP for the continued development and operation of the Sorrento II property. The Partnership contributed the Sierra Sorrento II property and cash and SMMP contributed cash to the newly formed partnership. At December 31, 1999, the Partnership's remaining asset is a 64.90% interest in Sorrento II Partners.

On July 8, 1997, the Sorrento II land was purchased from Lincoln National Life Insurance Company by CGS Real Estate Company, Inc., an affiliate of the General Partner. On September 24, 1997, all rights, title and interest in the ground lease were transferred and assigned to CGS Real Estate Company, Inc. ("Ground Lessor") (See Note 3).

On February 1, 2000, the Partnership purchased the land holdings from CGS Real Estate Company, Inc. for $3,500,000 and the ground lease was subsequently terminated. The Partnership paid cash of $2,174,255 and was credited its current prepaid balance of $1,325,745.

Basis of Financial Statements

The Partnership maintains its books and prepares its financial statements in accordance with generally accepted accounting principles. However, the Partnership prepares its tax returns on the accrual basis of accounting as defined by the Internal Revenue Code with adjustments to reconcile book and taxable income (loss) for differences in the treatment of certain income and expense items. The accompanying financial statements do not reflect any provision for federal or state income taxes since such taxes are the obligation of the individual partners.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

The consolidated financial statements include the accounts of the Partnership and Sorrento II Partners, a majority owned California general partnership (see
Note 4). All significant intercompany balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

Cash and cash equivalents include highly liquid, short-term investments with original maturities of three months or less.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The financial instruments of the Partnership at December 31, 1999 and 1998 consist of cash and cash equivalents, receivables, due from affiliates, and accounts payable. The fair value of cash and cash equivalents, receivables, and accounts payable approximates the carrying value due to the short term nature of these items. The amounts due from affiliates are not fair valued due to the related party nature of this receivable.

Income-Producing Property

Property and tenant improvements are carried at cost and depreciated on the straight-line method over the estimated lives of the related assets, ranging from three to thirty years. Tenant improvements incurred at the initial leasing of the property are depreciated over the lessor of ten years or the lease term and tenant improvements incurred at the re-leasing of the property are depreciated over the life of the related lease.

Expenditures for repairs and maintenance are charged against income as incurred. Improvements and major renewals are capitalized. Costs and the related accumulated depreciation of assets sold or retired are removed from the accounts in the year of disposal or when fully depreciated and any resulting gain or loss is reflected in income.

The Partnership regularly evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Future cash flows are estimated and compared to the carrying amount of the asset to determine if an impairment has occurred. If the sum of the expected future cash flows is less than the carrying amount of the asset, the Partnership shall recognize an impairment loss in accordance with the Statement. No such impairment has been recognized by the Partnership.

Because the determination of fair value is based upon projections of future economic events such as property occupancy rates, rental rates, operating cost inflation and market capitalization rates which are inherently subjective, the amounts ultimately realized at disposition may differ materially from the net carrying value as of December 31, 1999. The cash flows used to determine fair value and net realizable value are based on good faith estimates and assumptions developed by management. Unanticipated events and circumstances may occur and some assumptions may not materialize; therefore actual results may vary from the estimates and the variances may be material. The Partnership may provide additional write-downs which could be material in subsequent years if real estate markets or local economic conditions change.

Other Assets

Deferred leasing costs represent costs incurred to lease properties and are amortized over the life of the related lease using the straight line method of accounting.

Rental Income and Rent Receivable

Rental income is recognized on the straight-line method over the term of the related operating lease in accordance with the provisions of Statement of Financial Accounting Standards No. 13, "Accounting for Leases".

Unbilled rent receivable represents the difference between rent recognized on the straight-line method and actual cash due.

Ground Lease Payable

Ground lease payable represents the difference between rent recognized on the straight-line method in accordance with the provisions of Statement of Financial Accounting Standards No. 13, "Accounting for Leases" and actual cash due and paid by that date.

Calculation of Equity and Net Income (Loss) Per Limited Partnership Unit

Equity and net income (loss) per limited partnership unit are determined by dividing the Limited Partners' equity and net income (loss) by 30,777, the number of limited partnership units outstanding for all periods.

Recent Accounting Pronouncements

The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." These SFAS's, which are effective for the Partnership's fiscal year ending December 31, 1998, establish additional disclosure requirements but do not affect the measurement of the results of operations. During the periods presented, the Partnership did not have any items of comprehensive income. The adoption of SFAS No. 131 had no effect on the Partnership's financial statements as the Partnership operates in only one segment, the acquisition, development and operation of commercial real estate.

2.       DETAILS OF CERTAIN BALANCE SHEET ACCOUNTS

Additional information regarding certain balance sheet accounts, at December 31, 1998 and 1997, is as follows:

                                                  1999        1998
                                                --------    --------
Other assets:
     Prepaid expenses                           $  5,626    $ 45,741

 Deferred leasing costs, net of
     accumulated amortization of $306,675 in
     1999 and $225,616 in 1998                   308,687     339,338
                                                --------    --------
                                                $314,313    $385,079
                                                ========    ========
Accrued and other liabilities:
     Accounts payable                           $ 43,980    $ 83,801
     Unearned rental income                       23,800     152,150
     Security deposits                             7,249       7,249
     Other                                        15,879       9,564
                                                --------    --------
                                                $ 90,908    $252,764
                                                ========    ========


3.       GENERAL PARTNER AND RELATED PARTY TRANSACTIONS



An affiliate of the General Partner may receive a management fee of 6% of the gross rental income (as defined in the partnership agreement) collected from the properties. Management fees paid to affiliates for the years ended December 31, 1999, 1998 and 1997 were $69,072, $49,919 and $59,515, respectively.

An affiliate of the General Partner is entitled to reimbursement for expenses incurred by the affiliate for services provided to the Partnership such as accounting, legal, data processing and similar services. The affiliate was reimbursed $89,275, $77,844 and $69,720 for such services for the years ended December 31, 1999, 1998, and 1997, respectively. In consideration for services rendered with respect to initial leasing of Partnership properties, an affiliate is paid initial leasing costs. For the years ended December 31, 1999 and 1998, a total of $16,293 and $74,504, respectively, was paid for initial leasing costs. No such costs were incurred in 1997. Additionally, the Partnership reimbursed the affiliate for construction supervision costs incurred by the affiliate. For the years ended December 31, 1999, 1998, and 1997, the affiliate received $0, $22,511, and $1,998, respectively, for tenant improvements supervisory costs.

The Partnership sold the Sierra Sorrento II land holdings to Lincoln National Life Insurance Company for $3,000,000 on February 1, 1989. Upon ownership transfer, the Partnership entered into a 40 year ground lease with the insurance company. The Sierra Sorrento II land lease requires initial minimum payments of $25,000 per month commencing February 1989. The terms of the ground lease require scheduled rent increases over the lease term and additional ground rent. Subject to the provisions of the ground lease, the Partnership has the right to sell the property (land and buildings) to a third party. Upon ownership transfer the ground lease will terminate. Upon sale, the Ground Lessor is entitled to remuneration of the prior $3,000,000 investment prior to distribution of proceeds to the Partnership. The Ground Lessor will also participate in the appreciation of the property (upon sale) based on a formula contained in the ground lease agreement. On July 8, 1997, the land was purchased from Lincoln National Life Insurance Company by CGS Real Estate Company, Inc., an affiliate of the General Partner. On September 24, 1997, all rights, title and interest in the ground lease were transferred and assigned to CGS Real Estate Company, Inc. ("Ground Lessor").

In October 1997, the Partnership prepaid $900,000 of the ground lease to CGS Real Estate Company, Inc. in exchange of an amendment reducing the minimum rent required under the lease from $360,000 to $330,000 per year from 1999 to 2008. The minimum basic rent effective January 1, 2009 through December 31, 2028 remained unchanged at $360,000 per year. The November 1997, December 1997, and January 1998 rent amounts payable under the terms of the lease were applied against the prepaid balance. Effective February 1998, rent amounts were to be paid at the rate of $18,000 per month until such time that the prepaid balance was extinguished.

In 1999, the Partnership made additional ground lease prepayments totaling $825,000. Effective October 1999, all minimum base rent amounts becoming payable were to be applied against the prepaid balance until such time that the prepaid balance is extinguished plus interest at the rate of 10% per annum. Interest income of $34,540 was recorded in 1999 as a result. The prepaid balance at December 31, 1999 was $1,344,540.

On February 1, 2000, the Partnership purchased the land holdings from CGS Real Estate Company, Inc. for $3,500,000 and the ground lease subsequently terminated. The Partnership paid cash of $2,174,255 and was credited its current prepaid balance of $1,325,745.

During 1996, the Partnership made a non-interest bearing loan to an affiliate in the amount of $18,995. The loan was deemed uncollectible and subsequently written off to bad debt expense in 1999.

4.       INCOME-PRODUCING PROPERTY



At December 31, 1999 and 1998 the total cost and accumulated depreciation of the property are as follows:

                                1999            1998
                            -----------     -----------
Land                        $ 2,569,815     $ 2,569,815
Building and                  5,178,562       5,761,800
improvements                -----------     -----------
         Total                7,748,377       8,331,615
Accumulated depreciation     (2,195,937)     (2,760,889)
                            -----------     -----------
         Net                $ 5,552,440     $ 5,570,726
                            ===========     ===========


During 1999 and 1998, the Partnership removed $925,986 and $28,663, respectively, from its buildings and improvements and related depreciation accounts for fully depreciated property.

Sierra Sorrento II experienced a land ownership transfer in February 2000 (See
Note 3).

On October 1, 1993, the Partnership formed a joint venture with SMMP, an affiliate. The joint venture, known as Sorrento II Partners ("SIIP"), was formed as a California general partnership to develop and operate the Sierra Sorrento II property. The Partnership had an 83.2% equity interest with its contribution of Sierra Sorrento II and $115,000 in cash. Such interest was computed based upon the estimated fair value of SIIP's net assets at the date of formation of the joint venture. SMMP was allocated a 16.8% initial equity interest in SIIP in exchange for its $710,000 cash contribution ($1,324,400, net, through December 31, 1996). SMMP made additional cash contributions amounting to $953,400, $228,700, and $971,420, and received distributions amounting to $262,000, $85,657 and $4,000 during 1997, 1998 and 1999, respectively. The percentage interests of the Partnership and SMMP are to be adjusted every January 1st during the term of SIIP, beginning January 1, 1995. Accordingly, as of January 1, 1997, 1998 and 1999, the Partnership's interest in SIIP was changed to 75.09%, 66.45% and 64.90%, respectively, and SMMP's interest was changed to 24.91%, 33.55% and 35.10%, respectively. On January 1, 2000, the Partnership's interest will be decreased to 56.08% and SMMP's interest will be increased to 43.92% to reflect the 1999 contributions and distributions. Under the terms of the SIIP joint venture agreement, SMMP will receive preferential cash distributions of available "Distributable Funds" from the operation of SIIP or sale of its property to the extent of its capital contributions. Additional Distributable Funds are allocable to the Partnership to the extent of the deemed fair value of its property contribution, and the remainder to the Partnership and SMMP in proportion to their respective equity interests.

Future minimum base rental income, under the existing operating leases for the Sierra Sorrento II property, to be recognized on a straight-line basis and amounts to be received on a cash basis are as follows:

                               Straight-line         Cash
 Year Ending December 31,           Basis            Basis
 ------------------------      -------------      -----------
          2000                   $  972,183       $1,052,120
          2001                      972,183        1,086,440
          2002                      972,183        1,118,346
          2003                      530,098          576,160
          2004                      441,680          479,230
         Thereafter                 257,645          285,090
                                 -----------      -----------
           Total                 $4,145,972       $4,597,386
                                 ===========      ===========

In 1999, 56% of rental income was generated from an electronics manufacturer and 44% was from a media and marketing company. In 1998, the electronics manufacturer generated 82% of rental income and the remaining 18% was from the media and marketing company. In 1997, 65% of all rental income was from the electronics manufacturer and 35% was from a tenant in the healthcare sector.

5.       PARTNERS' EQUITY

Accrual basis profits and losses resulting from operations of the Partnership are allocated 99% to the Limited Partners and 1% to the General Partner. Currently, the Partnership does not meet the criteria for distributing cash to the General Partner, and it cannot reasonably predict when the criteria will be met. Accordingly, no accrual basis profits and losses from operations were allocated to the General Partner.

Upon any sale or other disposition of the Partnership's real properties, distributions will be made to the Limited Partners until they have received distributions from sales proceeds in an amount equal to 100% of their unreturned capital. Thereafter, distributions generally will be divided 1% to the General Partner and 99% to the Limited Partners until the Limited Partners have received distributions from all sources equal to the sum of their respective priority distributions (an amount equal to not less than 12% per annum cumulative, but not compounded, on each Limited Partners' unreturned capital). Thereafter, the General Partner will be entitled to receive incentive distributions which, when aggregated with the 1% distributions to the General Partner described above, are equal to 10% of the total net sale proceeds available for distribution to the Partners. Any remaining sale proceeds will be distributed to the Limited Partners.

E. UNAUDITED FINANCIAL STATEMENTS - QUARTERS ENDED JUNE 30, 2000 AND 1999


                    SIERRA PACIFIC INSTITUTIONAL PROPERTIES V
                             (A LIMITED PARTNERSHIP)

                           CONSOLIDATED BALANCE SHEETS
                       JUNE 30, 2000 AND DECEMBER 31, 1999

--------------------------------------------------------------------------------

                                                    JUNE 30, 2000     DECEMBER 31,
                                                     (UNAUDITED)         1999
                                                     ------------    ------------
ASSETS

Cash and cash equivalents ....................        $    33,703         $   134,781
Receivables:
  Unbilled rent ..............................            417,070             451,414
  Billed rent ................................             79,264              76,707
Prepaid ground lease .........................                  0           1,344,540
Income-producing property - net of
  accumulated depreciation of $2,383,649
  and $2,195,937, respectively ...............          5,672,235           5,552,440
Other assets - net of accumulated amortization
  of $349,335 and $306,675, respectively .....            280,430             314,313
                                                      -----------         -----------

Total Assets .................................        $ 6,482,702         $ 7,874,195
                                                      ===========         ===========

LIABILITIES AND PARTNERS' EQUITY

Accrued and other liabilities ................        $    22,573         $    90,908
Ground lease payable .........................                  0             194,539
                                                      -----------         -----------

Total Liabilities ............................             22,573             285,447
                                                      -----------         -----------

Ground lessor's equity in income-
  producing property .........................                  0           3,000,000
                                                      -----------         -----------

Minority interest in consolidated
   joint venture .............................          4,399,084           2,647,872
                                                      -----------         -----------

Partners' equity (deficit):
  General Partner ............................            (53,152)                  0
  Limited Partners:
    140,000 units authorized,
    30,777 issued and
    outstanding ..............................          2,114,197           1,940,876
                                                      -----------         -----------

Total Partners' equity .......................          2,061,045           1,940,876
                                                      -----------         -----------

Total Liabilities and Partners' equity .......        $ 6,482,702         $ 7,874,195
                                                      ===========         ===========

INDEPENDENT AUDITORS' REPORT ON FINANCIAL STATEMENT SCHEDULE

To the Partners of
Sierra Pacific Institutional Properties V


We have audited the consolidated financial statements of Sierra Pacific Institutional Properties V, a California limited partnership, (the "Partnership") as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999 and have issued our report thereon dated February 25, 2000. Such consolidated financial statements and report are included in your 1999 Annual Report to the Limited Partners and are incorporated herein by reference. Our audits also included the financial statement schedule of Sierra Pacific Institutional Properties V, listed in Item 14. This financial statement schedule is the responsibility of the Partnership's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.



DELOITTE & TOUCHE LLP

Houston, Texas
February 25, 2000

                            SCHEDULE III - FORM 10-K
                    SIERRA PACIFIC INSTITUTIONAL PROPERTIES V
                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                                DECEMBER 31, 1999

                                     Initial Cost         Improvements               Gross Amount at
                                 to Partnership (1)       Capitalized          Which carried at close of period
                                 ------------------          After           ------------------------------------
                   Encumb-                   Improve-       Acquis-                        Improve-        Total
Description        Rances         Land        ments        ition (2)         Land           ments        (3)(4)(6)
-----------        ------         ----        -----        ---------         ----           -----        ---------
OFFICE
BUILDING-
  INCOME
-PRODUCING:

Sierra
Sorrento II        (3)
San Diego,
California        $3,000,000   $2,420,186        0         $ 6,133,211     $2,569,815     $ 5,178,562     $7,748,377





                       Accum.         Date           Date           Deprec.
Description          Deprec. (5)     Constructed     Acquired       Life
-----------          -----------     -----------     --------       ----
OFFICE
BUILDING-
  INCOME
-PRODUCING:

Sierra
Sorrento II
San Diego,
California           $  2,195,937        (5)           8/87         3-30 yrs.


(1)   The initial cost represents the original purchase price of the property.

(2)   The Partnership has capitalized property development costs.

(3) On February 1, 1989, the Sierra Sorrento II land was sold for $3,000,000 and leased back from the buyer. Sales and Leaseback costs of $149,629 were capitalized. Because the sale and leaseback transaction contains many characteristics of a joint venture, the Partnership accounts for this arrangement under the method of accounting described in Note 4 to the consolidated financial statements incorporated by reference to the Annual Report to the Limited Partners attached as an Exhibit. On October 1, 1993, the property was transferred to a general partnership, Sorrento II Partners. The Partnership has an equity interest of 64.90% and Sierra Mira Mesa Partners, an affiliate, has a 35.10% interest at December 31, 1999.

(4) For Federal Income Tax purposes, the total cost of the Property (net of the ground lessor's equity) is $4,748,377.

(5) Construction on a two-story building ("Building B"), 29,500 usable square footage, was completed in November 1988. Construction on a two-story building ("Building A") 58,573 usable square footage, was completed in May 1989

(6) Reconciliation of total real estate carrying value and accumulated depreciation for the three years ended December 31, 1999 is as follows:

                                                      Total Real
                                                       Estate                Accumulated
                                                   Carrying Value           Depreciation
                                                   --------------           ------------
Balance - January 1, 1997                           $ 7,990,589             $ 1,998,154
   Additions during the year                             29,313                 392,152
                                                    -----------             -----------

Balance - December 31, 1997                           8,019,902               2,390,306
    Additions during the year                           340,376                 399,246
    Deductions:
      Write off fully depreciated assets                (28,663)                (28,663)
                                                    -----------             -----------

Balance - December 31, 1998                           8,331,615               2,760,889
    Additions during the year                           342,748                 361,033
    Deductions:
      Write off fully depreciated assets               (925,986)               (925,986)
                                                    -----------             -----------

Balance - December 31, 1999                         $ 7,748,377             $ 2,195,937
                                                    ===========             ===========

                                SIERRA PACIFIC INSTITUTIONAL PROPERTIES V
                                         (A LIMITED PARTNERSHIP)

                                  CONSOLIDATED STATEMENTS OF OPERATIONS
                           FOR THE SIX MONTHS ENDED JUNE 30, 2000 AND 1999 AND
                            FOR THE THREE MONTHS ENDED JUNE 30, 2000 AND 1999

--------------------------------------------------------------------------------


                                                                      SIX MONTHS ENDED                    THREE MONTHS ENDED
                                                                          JUNE 30,                             JUNE 30,
                                                                -----------------------------         ------------------------------
                                                                   2000               1999               2000               1999
                                                                (UNAUDITED)        (UNAUDITED)        (UNAUDITED)        (UNAUDITED)
                                                                 ---------          ---------          ---------          ---------
REVENUES:
  Rental income ........................................         $ 699,130          $ 554,777          $ 313,286          $ 294,711
  Interest income ......................................            11,205                  0                  0                  0
                                                                 ---------          ---------          ---------          ---------

                    Total revenues .....................           710,335            554,777            313,286            294,711
                                                                 ---------          ---------          ---------          ---------

EXPENSES:

  Operating expenses ...................................           236,241            243,567            111,479            119,989
  Ground lease .........................................            29,441            186,902                  0             93,451
  Depreciation and amortization ........................           230,372            216,608            115,186            110,180
                                                                 ---------          ---------          ---------          ---------

                    Total costs and expenses ...........           496,054            647,077            226,665            323,620
                                                                 ---------          ---------          ---------          ---------

INCOME (LOSS) BEFORE MINORITY INTEREST'S
  SHARE OF CONSOLIDATED JOINT VENTURE
  (INCOME) LOSS ........................................           214,281            (92,300)            86,621            (28,909)
                                                                 ---------          ---------          ---------          ---------

MINORITY INTEREST'S SHARE OF
  CONSOLIDATED JOINT VENTURE
  (INCOME) LOSS ........................................           (94,112)            32,397            (38,044)            10,147
                                                                 ---------          ---------          ---------          ---------

NET INCOME (LOSS) ......................................         $ 120,169          $ (59,903)         $  48,577          $ (18,762)
                                                                 =========          =========          =========          =========

Net income (loss) per limited partnership unit .........         $    3.87          $   (1.95)         $    1.57          $   (0.61)
                                                                 =========          =========          =========          =========

                    SIERRA PACIFIC INSTITUTIONAL PROPERTIES V
                             (A LIMITED PARTNERSHIP)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE SIX MONTHS ENDED JUNE 30, 2000 AND 1999

--------------------------------------------------------------------------------

                                                                                                2000                   1999
                                                                                             (UNAUDITED)           (UNAUDITED)
                                                                                             -----------           -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss) ........................................................                $   120,169            $   (59,903)
  Adjustments to reconcile net income (loss)
  to cash provided by operating activities:
    Depreciation and amortization ..........................................                    230,372                216,608
    Minority interest's share of consolidated
      joint venture income (loss) ..........................................                     94,112                (32,397)
    Decrease in rent receivable ............................................                     31,787                 13,592
    Decrease in prepaids and other assets ..................................                     10,018                 69,562
    Decrease in accrued and other liabilities ..............................                    (68,894)              (154,783)
                                                                                            -----------            -----------

    Net cash provided by operating activities ..............................                    417,564                 52,679
                                                                                            -----------            -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Payments for property additions ........................................                 (2,175,742)              (284,053)
                                                                                            -----------            -----------

    Net cash used in investing activities ..................................                 (2,175,742)              (284,053)
                                                                                            -----------            -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Contributions from minority investor ...................................                  1,907,000                      0
    Distributions to minority investor .....................................                   (249,900)                     0
    Loan from affiliate ....................................................                          0                267,420
                                                                                            -----------            -----------

    Net cash provided by financing activities ..............................                  1,657,100                267,420
                                                                                            -----------            -----------

NET (DECREASE) INCREASE IN CASH
    AND CASH EQUIVALENTS ...................................................                   (101,078)                36,046

CASH AND CASH EQUIVALENTS -
    Beginning of period ....................................................                    134,781                  3,203
                                                                                            -----------            -----------

CASH AND CASH EQUIVALENTS -
    End of period ..........................................................                $    33,703            $    39,249
                                                                                            ===========            ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

   Cash paid during the period for real estate taxes  ......................                $    44,488            $    40,384
                                                                                            ===========            ===========

                                SIERRA PACIFIC INSTITUTIONAL PROPERTIES V
                                         (A LIMITED PARTNERSHIP)

                         CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' EQUITY
                                FOR THE YEAR ENDED DECEMBER 31, 1999 AND
                                 FOR THE SIX MONTHS ENDED JUNE 30, 2000

--------------------------------------------------------------------------------


                                                                  LIMITED PARTNERS                                        TOTAL
                                                               ------------------------               GENERAL            PARTNERS'
                                                               PER UNIT           TOTAL               PARTNER             EQUITY
                                                               --------           -----               -------             ------
Proceeds from sale of
  partnership units ....................................        $250.00         $ 7,694,250                  --         $ 7,694,250
Underwriting commissions
  and other organization expenses ......................         (37.21)         (1,145,333)                 --          (1,145,333)
Cumulative net income (loss)
  (to December 31, 1998) ...............................        (145.20)         (4,468,631)        $     9,193          (4,459,438)
Cumulative distributions
  (to December 31, 1998) ...............................          (2.69)            (82,761)             (9,193)            (91,954)
                                                                -------         -----------         -----------         -----------

Partners' equity - January 1, 1999 .....................          64.90           1,997,525                   0           1,997,525
Net loss ...............................................          (1.84)            (56,649)                                (56,649)
                                                                -------         -----------         -----------         -----------

Partners' equity - January 1, 2000 (audited) ...........          63.06           1,940,876                   0           1,940,876
Transfer among general partner and limited partners ....           1.77              54,354             (54,354)                  0
Net income .............................................           3.87             118,967               1,202             120,169
                                                                -------         -----------         -----------         -----------
Partners' equity (deficit) - June 30, 2000 (unaudited) .        $ 68.70         $ 2,114,197         $   (53,152)        $ 2,061,045
                                                                =======         ===========         ===========         ===========

                    SIERRA PACIFIC INSTITUTIONAL PROPERTIES V
                             (A LIMITED PARTNERSHIP)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)
-------------------------------------------------------------------------------


1. ORGANIZATION

In October 1993, Sierra Pacific Institutional Properties V (the Partnership) created a general partnership (Sorrento II Partners) with Sierra Mira Mesa Partners (SMMP) to facilitate cash contributions by SMMP for the continued development and operation of the Sorrento II property. The Partnership Agreement of Sorrento II Partners (the Agreement) was amended effective January 1, 1995 to consider both contributions and distributions when calculating each partners' percentage interest at January 1 of each year. Accordingly, on January 1, 2000, the Partnership's interest in Sorrento II Partners was decreased from 64.90% to 56.08% to reflect 1999 contributions and distributions.

2.    BASIS OF FINANCIAL STATEMENTS

The accompanying unaudited consolidated condensed financial statements include the accounts of the Partnership and Sorrento II Partners, a majority-owned joint venture at June 30, 2000. All significant intercompany balances and transactions have been eliminated in consolidation.

In the opinion of the Partnership's management, these unaudited financial statements reflect all adjustments which are necessary for a fair presentation of its financial position at June 30, 2000 and results of operations and cash flows for the periods presented. All adjustments included in these statements are of a normal and recurring nature. These financial statements should be read in conjunction with the financial statements and notes thereto contained in the Annual Report of the Partnership for the year ended December 31, 1999.

3.    RELATED PARTY TRANSACTIONS

Included in the financial statements for the six months ended June 30, 2000 and 1999 are affiliate transactions as follows:

                                                  June 30
                                           -----------------------
                                             2000        1999
                                           -----------------------
      Management fees                      $ 40,565     $34,102
      Administrative fees                    40,795      49,897


4. PARTNERS' EQUITY

Equity and net income (loss) per limited partnership unit is determined by dividing the limited partners' share of the Partnership's equity and net income
(loss) by the number of limited partnership units outstanding, 30,777.

During the quarter ended March 31, 2000, an amount was transferred between the partners' equity accounts such that 99% of cumulative operating income, gains, losses, deductions and credits of the Partnership is allocated among the limited partners and 1% is allocated to the general partner. Management does not believe that the effect of this transfer is significant.

5. PENDING TRANSACTION

CGS Real Estate Company, Inc. (CGS), an affiliate of the general partner, is in the process of developing a plan pursuant to which the property owned by the Partnership would be combined with the properties of other real estate partnerships managed by CGS and its affiliates. These limited partnerships own office properties, industrial properties, shopping centers, and residential apartment properties. It is expected that the acquirer would in the future qualify as a real estate investment trust. Limited partners would receive shares of common stock in the acquirer, which would be listed on a national securities exchange or the NASDAQ national market system.

                          NOONEY INCOME FUND LTD., L.P.
                            HISTORICAL FINANCIAL DATA

                                Table of Contents

I.    Nooney Income Fund Ltd., L.P.
      A.    Selected Historical Financial Data
      B.    Management's Discussion and Analysis of Financial Condition and
            Results of Operations - December 31, 1999, 1998 and 1997.
      C.    Management's Discussion and Analysis of Financial Condition and
            Results of Operations - Quarters Ended June 30, 2000 and 1999.
      D.    Audited Financial Statements - December 31, 1999, 1998 and 1997
      E.    Unaudited Financial Statements - Six Months Ended June 30, 2000
            and 1999

A.    SELECTED HISTORICAL FINANCIAL DATA OF NOONEY INCOME FUND LTD., L.P.

The following table sets forth certain selected historical financial data of the Partnership. The selected operating and financial position data as of and for each of the five years ended December 31, 1999 have been derived from the audited financial statements of the Partnership. The selected operating and financial position data as of June 30, 2000 and for the six months ended June 30, 2000 and 1999 have been derived from the unaudited financial statements of the Partnership. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto which follow.


(In thousands, except for per share data)

                                                       YEAR ENDED DECEMBER 31,                       SIX MONTHS JUNE 30,
                                                       -----------------------                       -------------------
                                          1995        1996        1997        1998        1999        1999        2000
                                          ----        ----        ----        ----        ----        ----        ----
OPERATING DATA:
REVENUES:
  Rental and reimbursement income .      $1,689      $1,778      $1,772      $1,852      $2,087      $1,022      $1,036
Interest and other income .........          19          20          24          16          29          --          20
                                         ------      ------      ------      ------      ------      ------      ------
Total revenues ....................       1,708       1,798       1,796       1,868       2,116       1,022       1,056
                                         ======      ======      ======      ======      ======      ======      ======
EXPENSES:
Property operating ................         588         681         662         733         820         363         336
Management and advisory fees ......         102         107         107         112         125          74          76
Real estate and other taxes .......         200         247         274         250         253         126         136
Depreciation and amortization .....         495         466         443         434         403         202         203
Interest expense ..................         135         122         117         106          93          45          52
                                         ------      ------      ------      ------      ------      ------      ------

                                                       YEAR ENDED DECEMBER 31,                       SIX MONTHS JUNE 30,
                                                       -----------------------                       -------------------
                                          1995        1996        1997        1998        1999        1999        2000
                                          ----        ----        ----        ----        ----        ----        ----
Total expenses ....................       1,520       1,623       1,603       1,635       1,694         810         803
                                         ======      ======      ======      ======      ======      ======      ======
Net income ........................      $  188      $  175      $  193      $  233      $  422      $  212      $  253
                                         ======      ======      ======      ======      ======      ======      ======

                                                            DECEMBER 31,                                       JUNE 30,
                                                            ------------                                  ------------------
                                      1995          1996          1997          1998          1999         1999         2000
                                      ----          ----          ----          ----          ----         ----         ----
OTHER DATA:
Weighted average limited
 partnership units outstanding       15,180        15,180        15,180        15,180        15,180       15,180       15,180
Limited partnership income
 per unit                             11.01          9.57         10.74         12.72         27.55        11.61        14.03
Ratio of earnings to
 fixed charges (1)                     2.39          2.43          2.65          3.20          5.54         5.71         5.87
Cash distributions                     (211)         (316)         (316)         (422)           --           --           --
Cash distribution
 per unit (2)                         12.50         18.75         18.75         25.00            --           --           --
Total properties owned
 at end of period                         2             2             2             2             2            2            2
Book value per limited
 partnership unit                       364           354           346           334           362          334          365
Per unit value assigned
 for the consolidation                                                                                                    683

                                                             DECEMBER 31,                                            JUNE 30,
                                                             ------------                                            --------
                                        1995         1996         1997           1998           1999           1999          2000
                                        ----         ----         ----           ----           ----           ----          ----
BALANCE SHEET DATA:
Cash and cash equivalents            $    657     $    797     $    865       $    805       $  1,237       $  1,066      $  1,490
Real estate held for
 investment, net                        6,137        5,836        5,661          5,537          5,329          5,394         5,264
Accounts receivable, net                  117          175          115             97            172            123           206
Other assets                              118           75           72            124            134            134           156
Total assets,
 at book value                          7,029        6,883        6,713          6,563          6,872          6,717         7,116
Total assets, at valued
 assigned for the consolidation                                                                                             12,198
Total liabilities                       1,662        1,657        1,610          1,648          1,535          1,590         1,526
General partners deficit                  (86)         (88)         (90)           (91)           (88)            51            56
Limited partners equity                 5,453        5,314        5,193          5,006          5,425          5,076         5,534
CASH FLOW DATA:
Increase (decrease) in cash
 and equivalents, net                     (88)         140           68            (61)           433            261           253
Cash provided by operating
 activities                               628          635          680            680            615            313           378

1) For purposes of determining the ratio of earnings to fixed charges, earnings consist of earnings before extraordinary items, income taxes and fixed charges. Fixed charges consist of interest on indebtedness, the amortization of debt issuance costs and that portion of operating rental expense representing interest
2) Cash distributions based on investment income per unit and Cash distributions based on return of capital per unit were added to arrive at the cash distribution per unit

B. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - DECEMBER 31, 1999, 1998, AND 1997

Liquidity and Capital Resources

Cash on hand as of December 31, 1999 was $1,237,294, an increase of $432,555 from the year ended December 31, 1998. The Registrant expects the capital expenditures during the year 2000 will be adequately funded by current cash reserves and the properties' operating cash flow. The anticipated capital expenditures in 2000 by property are as follows:

                                       Other           Leasing
                                      Capital          Capital           Total
                                      -------          -------           -----
Oak Grove Commons                    $ 85,000         $ 44,608         $129,608
Leawood Fountain Plaza (76%)              -0-          233,847          233,847
                                     --------         --------         --------
                                     $ 85,000         $278,455         $363,455
                                     ========         ========         ========


At Oak Grove Commons and Leawood Fountain Plaza, leasing capital has been budgeted for tenant improvements and lease commissions for new and renewal tenants. The other capital at Oak Grove Commons has been budgeted for restoration of mansard roofs over entry doors and masonry reconstruction.

The Registrant reviews cash reserves on a regular basis prior to beginning scheduled capital improvements. In the event there are not adequate funds, the capital improvement will be postponed until such funds are available.

The future liquidity of the Registrant is dependent on its ability to fund future capital expenditures and mortgage payments from operations and cash reserves, maintain occupancy, and negotiate with lenders the refinancing of mortgage debt as it matures.


Results of Operations

The results of operations for the Registrants properties for the years ended December 31, 1999, 1998 and 1997 are detailed in the schedule below. Expenses of the Registrant are excluded.

                        Oak Grove           Leawood Fountain
                         Commons              Plaza (76%)
                         -------              -----------
  1999
  ----
Revenues               $  962,519             $1,139,297
Expenses                  650,142                847,391
                       ----------             ----------
Net Income             $  312,377             $  291,906
                       ==========             ==========

                     Oak Grove       Leawood Fountain
                      Commons           Plaza (76%)
                      -------           -----------
  1998
  ----
Revenues             $879,643           $974,977
Expenses              745,030            835,485
                     --------           --------
Net Income           $134,613           $139,492
                     ========           ========

  1997
  ----
Revenues             $886,520           $898,955
Expenses              709,258            835,526
                     --------           --------
Net Income           $177,262           $ 63,429
                     ========           ========

1999 COMPARISONS BY PROPERTY

At Oak Grove Commons, revenues increased $82,876 due to an increase in base rental revenue of $83,823. This increase can be attributed to both the increased occupancy level and rental rates. Expenses at Oak Grove Commons decreased from the prior year due to decreases in interest expense ($13,284), depreciation and amortization ($50,296), fire and crime prevention ($22,186), repairs and maintenance-building ($7,434), common area related expenses ($8,480), legal fees ($8,400), and parking lot expense ($7,732). These decreases were partially offset by increases in real estate tax expense ($7,000), snow removal ($7,383), management fees ($4,300), and landscaping expense ($3,988). The decrease in depreciation and amortization can be attributed to contra-depreciation entries depreciating the property write down which was recorded at the partnership level prior to 1999. All property write downs have been recorded at the property level in 1999. The decrease in fire and crime prevention can be attributed to upgrades to the fire alarm system in 1998, not necessary in 1999. The decrease in interest expense is due to the declining principal balance. Oak Grove Commons has a first mortgage with a floating rate of LIBOR + 3%. The loan balance as of December 31, 1999 was $1,125,002. The loan matures July 1, 2000. The Registrant is planning to renew this loan for an additional two years under similar terms.

At Leawood Fountain Plaza, revenues increased ($164,320) when comparing 1999 year-end results to the prior year. The increase in revenue can be attributed to increases in base rental revenues ($79,690), escalation revenues ($78,865), and interest income ($12,840). These increases were partially offset by a decrease in other revenues ($7,075). The increase in base rental revenues is due to increased rental rates. The increase in interest income is attributable to the Registrant recording interest income at the property level in 1999. In 1998 and 1997 interest income was recorded at the partnership level. Expenses increased $11,906 when compared to the prior year. Increases were reflected in heating and air-conditioning costs ($22,359), repairs and maintenance-general building related expenses ($16,256), plumbing repairs ($15,351), fire and crime prevention ($9,623), management fees ($9,077), painting and decorating expense ($12,717), and parking lot expenses ($7,147). These increases were partially offset by decreases in snow removal ($6,822), amortization and depreciation expense ($68,360), contract cleaning services ($4,436), and various other operating expenses ($1,006). The increase in heating and air-conditioning expense is due to the repairs and replacements necessary in 1999 to upgrade the current heating and air conditioning system. The increase in repairs and maintenance-building can be attributed to masonry and roof repairs, as well as skylight replacement. These items were expensed in 1999 for exterior improvements at the property. The increased plumbing expenses are a result of major plumbing repairs necessary during 1999 at one of the restrooms located at the property. Interior hallway and door painting performed only in 1999 resulted in the painting and decorating increase when compared to 1998. The decrease in depreciation and amortization is due to the contra-depreciation entries now being recorded at the property level as explained in the previous property comparison.

The occupancy rates as of December 31 are as follows:

                                 1999           1998           1997
                                 ----           ----           ----
Oak Grove Commons                100%            95%            86%
Leawood Fountain Plaza            93%            97%            89%

During the fourth quarter, the occupancy level at Oak Grove Commons increased to 100%. During the quarter, two new tenants leased 8,164 square feet and one tenant renewed its lease for 9,100 square feet. For the year, leasing activity consisted of six new leases for tenants occupying 21,493 square feet, four tenants renewing their leases for 21,316 square feet, and four tenants vacating 14,343 square feet. Oak Grove Commons has no tenants who occupy more than 10% of the available space.

During the fourth quarter at Leawood Fountain Plaza, occupancy decreased from 98% to 93%. During the quarter, four tenants renewed their leases for 5,324 square feet, and one tenant vacated 4,470 square feet. During the year, the Registrant signed one new lease for 737 square feet, renewed seven tenants leases for 17,857 square feet, and one tenant vacated 4,470 square feet. The property has two major tenants, one who occupies 14% of the space with a lease which expires in October 2001 and the other major tenant occupies 11% of the space with a lease which expires in July 2004.

The Registrant reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of a property may not be recoverable. The Registrant considers a history of operating losses or a change in occupancy to be primary indicators of potential impairment. The Registrant deems the Property to be impaired if a forecast of undiscounted future operating cash flows directly related to the Property, including disposal value, if any, is less than its carrying amount. If the Property is determined to be impaired, the loss is measured as the amount by which the carrying amount of the Property exceeds its fair value. Fair value is based on quoted market prices in active markets, if available. If quoted market prices are not available, an estimate of fair value is based on the best information available, including prices for similar properties or the results of valuation techniques such as discounting estimated future cash flows. Considerable management judgment is necessary to estimate fair value. Accordingly, actual results could vary significantly from such estimates.

Year 2000 issues

Information Technology Systems

The Registrant did not experience any information technology hardware or software disruptions or failure as a result of the Year 2000. Subsequent to December 31, 1999, the Registrant's "IT" systems have continued to operate, as normal, at the management office and both of the Registrant's properties.

Non-Information Technology Systems

None of the non-information systems at the Registrant's two properties experienced any disruptions or failures as a result of the Year 2000. These systems included elevators, heating, ventilating, air conditioning (HVAC) systems, and locks. These and other like systems continue to operate as normal in the year 2000.

The Registrant did not separately track internal costs related to the Year 2000 issue. The changing of the century did not have a material impact on the Registrant's financial condition or results of its operations.

Material Third Parties Systems Failures

The Registrant did not experience any material impact related to third party system failures for the Year 2000 issue at either of its two properties. Payments from tenants did not appear to be delayed due to the Year 2000 conversion. The Registrant remains confident that no third party material issues will arise in the future.


1999 Comparisons

Consolidated revenues for the Registrant were $2,115,814 for the year ended 1999 and $1,867,865 for the year ended 1998. The consolidated revenues increased $247,949 when comparing the two year-end periods. This increase is primarily due to an increase in base rental revenue at Oak Grove Commons and increases in both base rental and escalation revenues at Leawood Fountain Plaza, as mentioned in the property comparisons. The Registrant's consolidated expenses were $1,693,360 and $1,634,724 for the years ended December 31, 1999 and 1998, respectively. Consolidated expenses increased $58,636 when comparing the two year-end periods, due to increases in management fees ($13,708), repairs and maintenance related expenses ($99,045), utilities ($5,575), and real estate taxes ($3,312). These increases were partially offset by decreases in interest expense ($13,284), depreciation and amortization ($30,544), and other operating expenses ($19,176). The increase in repairs and maintenance related expenses is primarily due to the upgrades and repairs at Leawood Fountain Plaza, as mentioned in the property comparisons. The decrease in depreciation and amortization is attributed to fully depreciated and amortized assets. The decrease in other operating expenses is primarily due to a decrease in common area and fire/crime prevention expenses at Oak Grove Commons, as mentioned in the property comparisons. Net income in 1999 increased

$189,313 when comparing to prior year. Cash flow provided from operations was $615,393 for the year ended 1999, as compared to $679,538 for the year ended 1998. The cash flow provided during 1999 allowed the Registrant to fund capital expenditures of $158,139 and reduce the debt for Oak Grove Commons by $24,699.


1998 Comparisons

Consolidated revenues for the Registrant were $1,867,865 for the year ended 1998 and $1,795,659 for the year ended 1997. The consolidated revenues increased $72,206 when compared to the prior year. This increase in revenue was due to an increase in rental income at Leawood Fountain Plaza. The Registrants consolidated expenses were $1,634,850 and $1,602,528 for the years ended December 31, 1998, and December 31, 1997, respectively, a difference of $32,196. The increase in consolidated expenses is due to an increase in other operating expenses ($56,275), an increase in utilities ($9,833), partially offset by decreases in real estate taxes ($23,867), depreciation and amortization ($9,455), and interest expense ($10,976). Net income for 1998 increased $40,010 when compared to the prior year. Cash flow provided from operations was $679,538 for the year ended 1998 as compared to $680,360 for the year ended 1997. The cash flow provided during 1998 allowed the Registrant to fund capital expenditures of $270,969, distribute $421,818 to the partners, and reduce Oak Grove Commons debt by $47,299.

Inflation

The effects of inflation did not have a material impact upon the Registrant's operations in fiscal years 1999, l998 and 1997 and are not expected to materially affect the Registrant's operation in 2000.

Interest Rates

Interest rates on floating rate debt fluctuated throughout 1998 and 1999. Future increases in the prime interest rate can adversely affect the operations of the Registrant.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Registrant considered the provision of Financial Reporting Release No. 48 "Disclosure of Accounting Policies for Derivative Financial Instruments and Derivative Commodity Instruments, and Disclosure of Quantitative and Qualitative Information about Market Risk Inherent in Derivative Financial Instruments, Other Financial Instruments and Derivative Commodity Instruments. The Registrant had no holdings of derivative financial or commodity instruments at December 31, 1999. A review of the Registrants other financial instruments and risk exposures at that date revealed that the Registrant had minor exposure to interest rate risk due to the floating rate first mortgage debt of $1,125,002. The Registrant utilized sensitivity analyses to assess the potential effect of this risk and concluded that near-term changes in interest rates should not materially adversely affect the Registrants financial position, results of operations or cash flows.

C. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - SIX MONTHS ENDED JUNE 30, 2000 AND 1999

It should be noted that this 10-Q contains forward-looking information (as defined in the Private Securities Litigation Reform Act of 1995) that involves risk and uncertainty, including trends in the real estate investment market, projected leasing and sales, and the future prospects for the Registrant. Actual results could differ materially from those contemplated by such statements.

Liquidity and Capital Resources

Cash on hand as of June 30, 2000 is $1,489,966, an increase of $252,672 from the year ended December 31, 1999. For the six month period ended June 30, 2000 net cash provided by operating activities was $377,962. Cash was used for tenant improvements in the amount of $113,891 and payments on mortgage notes payable were made in the amount of $11,399. The Registrant expects the properties to adequately fund anticipated capital expenditures for the remainder of 2000. The anticipated capital expenditures are as follows:

                                    Other Capital      Leasing Capital        Total
                                    -------------      ---------------        -----
Oak Grove Commons                      $ 85,000           $  2,703           $ 87,703
Leawood Fountain Plaza (76%)                  0             87,286             87,286
                                       --------           --------           --------
                                       $ 85,000           $ 89,989           $174,989
                                       ========           ========           ========

Oak Grove Commons' and Leawood Found Plaza's Leasing Capital includes funds for tenant alterations and lease commissions for new and renewal leases. Other Capital expenditures at Oak Grove Commons include the restoration of mansard roofs over entry doors and masonry reconstruction. The Registrant reviews cash reserves on a regular basis, prior to beginning scheduled capital improvements. In the event there is not adequate funds, the capital improvement will be postponed until such funds are available.


Results of Property Operations

The results of operations for the Registrant's properties for the quarters ended June 30, 2000 and 1999 are detailed in the schedule below. Expenses and revenues of the Registrant are excluded.

                               Oak Grove Commons       Leawood Fountain Plaza (76%)
                               -----------------       ----------------------------
Second Quarter 2000
        Revenues                   $261,748                     $275,201
        Expenses                    163,336                      214,037
                                   --------                     --------
        Net Income                 $ 98,412                     $ 61,164
                                   ========                     ========

Second Quarter 1999
        Revenues                   $253,605                     $268,133
        Expenses                    166,760                      229,418
                                   --------                     --------
        Net Income                 $ 86,845                     $ 38,715
                                   ========                     ========


For the quarter ended June 30, 2000 and 1999, Oak Grove Commons had net income of $98,412 and $86,845 respectively. This represents an increase in net income of $11,567. Revenues increased $8,143 when comparing the two quarters, primarily due to increases in base rental revenue ($5,876), interest income ($4,557), and termination fee revenue ($15,400). These increases were partially offset by a decrease in common area maintenance revenue ($17,597). The increased termination fee revenue can be attributed to the early lease vacate of a former tenant at the property. The decrease in common area maintenance revenues is related to lower incurred reimbursable expenses. Expenses at Oak Grove Commons were $163,336 for the quarter ended June 30, 2000 and $166,760 for the quarter ended June 30, 1999. The decrease in expenses of $3,424 can primarily be attributable to a decrease in real estate tax ($5,330), vacancy related expenses ($3,898), and parking lot expenses ($2,585), partially offset by increases in interest expense ($4,815), and bad debt expense ($3,308). The decrease in real estate tax expense is due to a decrease in the annual tax amount due based on the most recent property valuation.

At Leawood Fountain Plaza, net income increased from $38,715 for the quarter ended June 30, 1999 to $61,164 for the quarter ended June 30, 2000. This represents an increase in net income of $22,449. Revenues increased $7,068 primarily due to an increase in rental revenue ($5,366) and interest income ($3,367), partially offset by a decrease in escalation revenue ($1,743). Expenses for the quarter ended June 30, 1999 were $229,418 and expenses for the quarter ended June 30, 2000 were $214,037 representing a decrease in expenses of

$15,381. This decrease in expenses is a result of decreases in parking lot expenses ($8,588), depreciation and amortization expense ($23,552), partially offset by an increase in real estate tax expense of ($15,141), and various other operating expenses ($1,618). The decrease in parking lot expense is due to parking lot sealing necessary in 1999 only. The decrease in depreciation and amortization is due to fully amortized assets. The increase in real estate tax expense can be attributed to appeal fees incurred by the Registrant in an effort to lower the valuation and corresponding annual tax.

The occupancy levels at the Registrant's properties during the second quarter of 1999 remained high. These high levels can be attributed to the Registrant's ability to lease space as it becomes available. The occupancy levels at the Registrant's properties are listed below.

                                                Occupancy levels as of June 30,
                                                -------------------------------
     Property                                2000            1999          1998
     --------                                ----            ----          ----
Oak Grove Commons                             98%             97%           98%
Leawood Fountain Plaza (76%)                  98%             98%           94%


Occupancy at Oak Grove Commons decreased 2% during the second quarter to 98%. Leasing activity consisted of one tenant vacating their lease for 2,770 square feet and two renewed their leases for 6,759 square feet. Oak Grove Commons has no tenant occupying more than 10% of the available space.

During the second quarter of 2000, leasing activity at Leawood Fountain Plaza consisted of the Registrant renewing one lease for 946 square feet and the Registrant signing one new lease with a tenant for 4,470 square feet. The occupancy increased to 98% throughout the quarter. The property has two major tenants occupying 14% and 10% of the available space on leases which expire in October 2001 and July 2004, respectively.

The Registrant reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of a property may not be recoverable. The Registrant considers a history of operating losses or a change in occupancy to be primary indicators of potential impairment. The Registrant deems the Property to be impaired if a forecast of undiscounted future operating cash flows directly related to the Property, including disposal value, if any, is less than its carrying amount. If the Property is determined to be impaired, the loss is measured as the amount by which the carrying amount of the Property exceeds its fair value. Fair value is based on quoted market prices in active markets, if available. If quoted market prices are not available, an estimated of fair value is based on the best information available, including prices for similar properties or the results of valuation techniques such as discounting estimated future cash flows. Considerable management judgement is necessary to estimate fair value. Accordingly, actual results could vary significantly from such estimates.

2000 Comparison

At June 30, 2000, the Registrant's consolidated revenues for the quarter ended and six month period ended are $538,215 and $1,056,165, respectively. Revenues increased $15,874 and $33,956 when compared to the quarter and six month period ended June 30, 1999. The increase in revenues can primarily be attributable to increases in base rental revenue and interest income at both Oak Grove Commons and Leawood Fountain Plaza. An increase in Termination Fee revenue and a decrease in common area maintenance revenues were also reflected at Leawood Fountain Plaza, as previously addressed in the property comparisons.

Consolidated expenses for the quarter ended June 30, 2000 and the quarter ended June 30, 1999 are $410,948 and $418,237, respectively. For the six month period ended June 30, 2000 and the six month period ended June 30, 1999, consolidated expenses are $803,184 and 809,970, respectively. The decrease in expenses for the three month period in the amount of $7,739 can primarily be attributed to decreases in professional services expense ($15,513), insurance ($1,401), parking lot and landscaping expense ($11,865), office general expenses ($4,020), vacancy related expenses ($4,867), and other operating expenses ($3,257). These decreased expenses were partially offset by increases in interest expense ($4,815), depreciation and amortization ($7,249), real estate tax expense ($9,811), utilities ($4,528), cleaning expense ($4,792), and payroll expense ($2,342). The decrease in professional services is due to lower legal costs incurred regarding partnership related matters. The decreases in parking lot and landscaping expenses and vacancy expenses, as well as the increases in interest expenses, depreciation and amortization, and real estate tax have all been previously addressed in the property comparisons. The decrease in expenses for the six month period in the amount of $6,786 can be attributable to decreases in repairs and maintenance related expenses ($1,331), professional services ($8,355),insurance ($4,490), parking lot and landscaping expenses ($9,735), office general expenses ($3,539), vacancy expense ($6,128), and other operating expense ($12,273). These decreased expenses were partially offset by increases in interest expense ($7,149), depreciation and amortization expense ($1,446), real estate tax expense ($10,613), management fees ($1,771), utilities ($6,532), cleaning expenses ($7,212), and payroll expenses ($4,342). The decrease in other operating expense is primarily due to decreases in snow removal and common area related expenses.

1999 Comparison

At June 30, 1999, the Registrant's consolidated revenues for the quarter ended and six month period ended are $522,341 and $1,022,209, respectively. Revenues increased $63,916 and $143,395 when compared to the quarter and six month period ended June 30, 1998. The increase in revenues can be primarily attributable to increase in base rental revenue at Oak Grove commons and Leawood Fountain Plaza in addition to an increase in common area maintenance revenue at Oak Grove.

Consolidated expenses for the quarter ending June 30, 1999 and the quarter ended June 30, 1998 are $418,237 and $388,458, respectively. For the six month period ended June 30, 1999 and the six month period ended June 30, 1998, consolidated expenses are $809,970 and $740,372, respectively. The increase in expenses for the three month period of $29,779 can be attributable to management fees ($4,048), repairs and maintenance-building ($13,282), professional services ($17,410), payroll ($4,586), insurance ($2,783), and parking lot ($17,268).
These increases were partially offset by decreases in interest expense ($6,270), depreciation/amortization ($12,812), and vacancy expense ($8,741). The increase in repairs and maintenance is primarily due to additional interior and exterior work at Leawood Fountain Plaza. The additional professional services incurred during 2nd quarter 1999 are related to costs at the partnership level. The increase in parking lot and landscaping are mainly due to sealing work done at Leawood Fountain Plaza. The decrease in depreciation and amortization can be attributed to fully depreciated and amortized assets.

Vacancy costs were greater during 1998 due to lower occupancy levels at Leawood Fountain Plaza. The increase in expenses of $69,598 for the six month period can be attributed to increases in management fees ($8,785), repairs and maintenance ($26,630), professional services ($25,333), payroll ($9,562), insurance ($6,209), parking lot ($17,515), office expenses ($1,571), and other operating expenses ($14,582). These increases were partially offset by decreases in interest ($11,052), depreciation/amortization ($18,891), real estate tax expense ($3,719), and vacancy expense ($6,186). The increase in management fees are due to the related increased revenue level. In addition to the repairs and maintenance increase addressed above, there was also an increase reflected in heating , ventilation, and air-conditioning repairs in 1st quarter 1999, which contributed to the six month increase. The increase in payroll is due to additional office personnel at the site levels. The increase in other operating expenses is primarily due to fire/crime prevention related expenses and snow removal.

Inflation

The effects of inflation did not have a material impact upon the Registrant's operations.

D. AUDITED FINANCIAL STATEMENTS - DECEMBER 31, 1999, 1998 AND 1997

INDEPENDENT AUDITORS' REPORT

To the Partners of
  Nooney Income Fund Ltd., L.P.:

We have audited the accompanying balance sheets of Nooney Income Fund Ltd., L.P. (a limited partnership) as of December 31, 1999 and 1998, and the related statements of operations, partners' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1999. Our audits also included the financial statement schedule immediately following the financial statements. These financial statements and financial statement schedule are the responsibility of the Partnership's general partners. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Partnership's general partners, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Nooney Income Fund Ltd., L.P. as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.



/s/ Deloitte & Touche LLP

St. Louis, MO
February 22, 2000

NOONEY INCOME FUND LTD., L.P. (A LIMITED PARTNERSHIP)

BALANCE SHEETS - DECEMBER 31, 1999 AND 1998


ASSETS

                                                                 1999                     1998
                                                                 ----                     ----
CASH AND CASH EQUIVALENTS                                  $  1,237,294            $    804,739

ACCOUNTS RECEIVABLE (includes $42,671 and
  $6,925 due from related party in 1999 and
  1998, respectively)                                           171,996                  97,104

PREPAID EXPENSES                                                 14,948                  12,332

INVESTMENT PROPERTY:
  Land                                                        1,946,169               1,946,169
  Buildings and improvements                                  8,654,403               8,601,373
                                                           ------------            ------------
                                                             10,600,572              10,547,542
  Less accumulated depreciation                              (5,271,378)             (5,010,424)
                                                           ------------            ------------
                                                              5,329,194               5,537,118
DEFERRED EXPENSES - At amortized cost                           118,876                 111,293
                                                           ------------            ------------
TOTAL                                                      $  6,872,308            $  6,562,586
                                                           ============            ============

LIABILITIES AND PARTNERS' EQUITY

LIABILITIES:
  Accounts payable and accrued expenses                    $     79,070            $    186,291
  Accrued real estate taxes                                     185,415                 180,361
  Refundable tenant deposits                                    145,711                 131,577
  Mortgage note payable                                       1,125,002               1,149,701
                                                           ------------            ------------
         Total liabilities                                    1,535,198               1,647,930

PARTNERS' EQUITY                                              5,337,110               4,914,656
                                                           ------------            ------------
TOTAL                                                      $  6,872,308            $  6,562,586
                                                           ============            ============

NOONEY INCOME FUND LTD., L.P. (A LIMITED PARTNERSHIP)

STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                                 1999               1998              1997
                                                                 ----               ----              ----
REVENUES:
  Rental and other income                                    $2,086,824         $1,851,792         $1,772,253
  Interest                                                       28,990             16,073             23,406
                                                             ----------         ----------         ----------
         Total revenues                                       2,115,814          1,867,865          1,795,659
                                                             ----------         ----------         ----------
EXPENSES:
  Interest                                                       93,177            106,461            117,437
  Depreciation and amortization                                 403,005            433,549            443,004
  Real estate taxes                                             253,148            249,836            273,703
  Property management fees - related party                      125,314            111,606            107,130
  Repairs and maintenance                                       232,309            133,264            127,354
  Utilities                                                     123,689            118,114            108,281
  Other operating expenses (includes $25,000
    in each year to related party)                              462,718            481,894            425,619
                                                             ----------         ----------         ----------
         Total expenses                                       1,693,360          1,634,724          1,602,528
                                                             ----------         ----------         ----------
NET INCOME                                                   $  422,454         $  233,141         $  193,131
                                                             ==========         ==========         ==========

NET INCOME ALLOCATION:
  General partners                                           $    4,262         $   39,944         $   30,127
  Limited partners                                              418,192            193,197            163,004

LIMITED PARTNERS DATA:
  Net income per unit                                        $    27.55         $    12.72         $    10.74
                                                             ==========         ==========         ==========
  Cash distributions - investment income per unit            $        -         $    12.72         $    10.74
                                                             ==========         ==========         ==========
  Cash distributions - return of capital per unit            $        -         $    12.28         $     8.01
                                                             ==========         ==========         ==========
  Weighted average limited partnership
    units outstanding                                            15,180             15,180             15,180
                                                             ==========         ==========         ==========

NOONEY INCOME FUND LTD., L.P. (A LIMITED PARTNERSHIP)

STATEMENTS OF PARTNERS' EQUITY (DEFICIT)

YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                            Limited           General
                                            Partners          Partners           Total
                                            --------          --------           -----
BALANCE (DEFICIT), JANUARY 1, 1997        $ 5,314,386       $   (87,894)      $ 5,226,492

 Net income                                   163,004            30,127           193,131

 Cash distributions                          (284,625)          (31,665)         (316,290)
                                          -----------       -----------       -----------
BALANCE (DEFICIT), DECEMBER 31, 1997        5,192,765           (89,432)        5,103,333

 Net income                                   193,197            39,944           233,141

 Cash distributions                          (379,625)          (42,193)         (421,818)
                                          -----------       -----------       -----------
BALANCE (DEFICIT), DECEMBER 31, 1998        5,006,337           (91,681)        4,914,656

 Net income                                   418,192             4,262           422,454
                                          -----------       -----------       -----------
BALANCE (DEFICIT), DECEMBER 31, 1999      $ 5,424,529       $   (87,419)      $ 5,337,110
                                          ===========       ===========       ===========

NOONEY INCOME FUND LTD., L.P. (A LIMITED PARTNERSHIP)

STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                           1999              1998              1997
                                                           ----              ----              ----
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income                                           $   422,454       $   233,141       $   193,131
 Adjustments to reconcile net income to net cash
  provided by operating activities:
   Depreciation                                           366,063           395,206           405,604
   Amortization of deferred expenses                       36,942            38,343            37,400
   Net changes in accounts affecting operations:
    Accounts receivable                                   (74,892)           17,934            60,287
    Prepaid expenses                                       (2,616)           (1,812)              302
    Deferred expenses                                     (44,525)          (88,341)          (34,452)
    Accounts payable and accrued expenses                (107,221)           78,082            (1,296)
    Accrued real estate taxes                               5,054            (4,575)           14,238
    Refundable tenant deposits                             14,134            11,560             5,146
                                                      -----------       -----------       -----------
      Net cash provided by operating activities           615,393           679,538           680,360
                                                      -----------       -----------       -----------
CASH FLOWS FROM INVESTING ACTIVITIES -
 Net additions to investment property                    (158,139)         (270,969)         (231,208)
                                                      -----------       -----------       -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Cash distributions to partners                                --          (421,818)         (316,290)
 Payments on mortgage note payable                        (24,699)          (47,299)          (64,800)
                                                      -----------       -----------       -----------
      Net cash used in financing activities               (24,699)         (469,117)         (381,090)
                                                      -----------       -----------       -----------
NET INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS                                         432,555           (60,548)           68,062

CASH AND CASH EQUIVALENTS,
 BEGINNING OF YEAR                                        804,739           865,287           797,225
                                                      -----------       -----------       -----------
CASH AND CASH EQUIVALENTS, END
 OF YEAR                                              $ 1,237,294       $   804,739       $   865,287
                                                      ===========       ===========       ===========

SUPPLEMENTAL DISCLOSURE OF
   CASH FLOW INFORMATION - Cash
     paid for interest                                $   101,625       $    98,013       $   117,437
                                                      ===========       ===========       ===========

See notes to financial statements.

NOONEY INCOME FUND LTD., L.P. (A LIMITED PARTNERSHIP)

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997




1.       BUSINESS

Nooney Income Fund Ltd., L.P. (the "Partnership") is a limited partnership organized under the laws of the State of Missouri on October 12, 1983 for the purpose of investing in income-producing real properties, such as shopping centers, office buildings, warehouses and other commercial properties. The Partnership's portfolio is comprised of an office/warehouse complex located in Downers Grove, Illinois (Oak Grove Commons) which generated 47.7% of rental and other income for the year ended December 31, 1999, and an office complex in Leawood, Kansas (Leawood Fountain Plaza) which generated 52.3% of rental and other income for the year ended December 31, 1999.

The Partnership owns 100% of Oak Grove Commons and a 76% undivided interest in Leawood Fountain Plaza. The Partnership's proportionate share of the results of operations of Leawood Fountain Plaza is included in the statements of operations of the Partnership. The Partnership's proportionate share of the assets and liabilities of Leawood Fountain Plaza is included in the balance sheets presented.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The financial statements include only those assets, liabilities and results of operations of the partners which relate to the business of the Partnership. The statements do not include any assets, liabilities, revenues or expenses attributable to the partners' individual activities. No provision has been made for federal and state income taxes since these taxes are the personal responsibility of the partners.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Prior to October 31, 1997, the corporate general partner was a wholly owned subsidiary of Nooney Company. One of the individual general partners was an officer, director and shareholder of Nooney Company. The other individual general partner's spouse's estate was a shareholder of Nooney Company. Nooney Krombach Company, a wholly owned subsidiary of Nooney Company, managed the Partnership's real estate for a management fee. Property management fees paid to Nooney Krombach Company were $90,260 for the year ended November 30, 1997. Additionally, the Partnership paid Nooney Krombach Company $20,833 in 1997 as reimbursement for management services and indirect expenses in connection with the management of the Partnership.

On October 31, 1997, Nooney Company sold its wholly owned subsidiary, Nooney Investors, Inc., the corporate general partner of the Partnership to S-P Properties, Inc., a California corporation, which in turn is a wholly owned subsidiary of CGS Real Estate Company, Inc., a Texas corporation. Simultaneously, Gregory J. Nooney, Jr., an individual general partner and PAN, Inc., a corporate general partner, sold their economic interests to S-P Properties, Inc. and resigned as general partners. CGS Real Estate also purchased the real estate management business of Nooney Krombach Company and formed Nooney, Inc. to perform the management of the Partnership.

In September 1999, Nooney, Inc. changed its name to American Spectrum Midwest, Inc. and began doing business under the new name at that time. Ownership remained unchanged. Property management fees paid to American Spectrum Midwest, Inc. were $121,143, $111,606 and $16,870 for the years ended December 31, 1999, 1998 and 1997, respectively. Additionally, the Partnership paid American Spectrum Midwest, Inc. $25,000 in 1999 and 1998 and $4,167 in 1997 as reimbursement for management services and indirect expenses in connection with the management of the Partnership.

The Partnership considers all highly liquid debt instruments with a maturity of three months or less at date of purchase to be cash equivalents.

Investment property is recorded at the lower of cost or net realizable value. The Partnership reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of a property may not be recoverable. The Partnership considers a history of operating losses or a change in occupancy to be primary indicators of potential impairment. The Partnership deems the property to be impaired if a forecast of undiscounted future operating cash flows directly related to the property, including disposal value if any, is less than its carrying amount. If the property is determined to be impaired, the loss is measured as the amount by which the carrying amount of the property exceeds its fair value. Fair value is based on quoted market prices in active markets, if available. If quoted market prices are not available, an estimate of fair value is based on the best information available, including prices for similar properties or the results of valuation techniques such as discounting estimated future cash flows. Considerable management judgment is necessary to estimate fair value. Accordingly, actual results could vary significantly from such estimates.

Buildings and improvements are depreciated over their estimated useful lives (30 years) using the straight-line method. Tenant alterations are depreciated over the term of the lease on a straight-line basis.

Deferred expenses consist of lease fees amortized over the terms of their respective leases.

Lease agreements are accounted for as operating leases and rentals from such leases are reported as revenues ratably over the terms of the leases. Certain lease agreements provide for rent concessions. At December 31, 1999 accounts receivable include approximately $48,000 ($39,000 in 1998) of accrued rent concessions which is not yet due under the terms of various lease agreements.

Net Operating Cash Income, as defined in the Partnership Agreement, is distributed quarterly as follows: (1) 90% pro rata to all partners based upon the relationship of original capital contributions of all the partners; (2) 9% to the individual general partners as their annual partnership management fee; and (3) 1% to the individual general partners.

For financial statement and income tax reporting, the income from operations is allocated as follows: first, a special allocation of gross income to the individual general partners in the amount that Net Operating Cash Income distributed to the individual general partners under (2) and (3) above exceeds 1% of net operating cash income for the period; then, 1% to the individual general partners and the remainder pro rata to all partners based upon the relationship of original capital contributions of all of the partners.

Limited partnership per unit computations are based on the weighted average number of limited partnership units outstanding during the period.

The Partnership adopted SFAS No. 130, "Reporting Comprehensive Income", which requires entities to report changes in equity that result from transactions and economic events other than those with shareholders. The Partnership had no other comprehensive income items, accordingly net income and comprehensive income are the same.

3.       MORTGAGE NOTE PAYABLE

Mortgage note payable at December 31 consists of the following:

                                                                     1999             1998
                                                                     ----             ----
Note payable to bank, principal due in monthly installments
 of $1,900 plus interest at 3% over the thirty-day LIBOR
 rate (8.83% at December 31, 1999) to July 2000 when
 remaining principal is due                                      $ 1,125,002      $ 1,149,701
                                                                 ===========      ===========

Management intends to refinance the note payable under similar terms by extending the due date.

The mortgage note is collateralized by a first deed of trust on Oak Grove Commons which has a net book value of approximately $2,895,000 at December 31, 1999.

In accordance with Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" the estimated fair value of mortgage notes payable with maturities greater than one year is determined based on rates currently available to the Partnership for mortgage notes with similar terms and remaining maturities as the present value of expected cash flows. The carrying amount equals its estimated fair value due to the variable nature of the debt and the terms are consistent with those the Partnership could currently obtain.

4.       RENTAL REVENUES UNDER OPERATING LEASES

Minimum future rental revenues under noncancelable operating leases in effect as of December 31, 1999 are as follows:

2000                         $ 1,660,000
2001                           1,278,000
2002                             789,000
2003                             421,000
2004                             225,000
Thereafter                       215,000
                             -----------
       Total                 $ 4,588,000
                             ===========

In addition, certain lease agreements require tenant participation in certain operating expenses. The income is recorded in the same period that the related expense is incurred. Tenant participation in expenses included in revenues were not significant for the years ended December 31, 1999, 1998 and 1997.

5.       FEDERAL INCOME TAX STATUS

The general partners believe, based on opinion of legal counsel, that Nooney Income Fund Ltd., L.P. is considered a partnership for income tax purposes.

Selling commissions and offering expenses incurred in connection with the sale of limited partnership units are not deductible for income tax purposes and therefore increase the partners' bases. Investment properties are depreciated for income tax purposes using rates which differ from rates used for computing depreciation for financial statement reporting. Rents received in advance are includable in taxable income in the year received. Rent concessions, recognized ratably over lease terms for financial statement purposes, are includable in taxable income in the year rents are received. Losses in connection with the writedown of investment property are not recognized for income tax purposes until the property is disposed.

The comparison of financial statement and income tax reporting is as follows:

                                Financial          Income
                                Statement            Tax
                                ---------            ---
1999:
  Net income                   $   422,454      $   343,949
  Partners' equity               5,337,110        6,418,634

1998:
  Net income (loss)            $   233,141      $   (45,152)
  Partners' equity               4,914,656        6,074,685

1997:
  Net income (loss)            $   193,131      $   (59,230)
  Partners' equity               5,103,333        6,541,529

6.       BUSINESS SEGMENTS (IN THOUSANDS)

The Partnership has two reportable operating segments: Leawood Fountain Plaza and Oak Grove Commons. In 1998 and 1997, the Partnership's management evaluated performance of each segment based on profit or loss from operations before allocation of property writedowns, general and administrative expenses, unusual and extraordinary items, and interest. In 1999, the Partnership began evaluating each segment's operations including allocation of property write-downs and interest income. The accounting policies of the segments are the same as those described in the summary of significant accounting policies (see Note 2).

     (In thousands)            1999          1998          1997
                               ----          ----          ----
Revenues:
 Leawood Fountain Plaza      $1,139.3      $  975.0      $  899.0
 Oak Grove Commons              962.5         879.6         886.5
                             --------      --------      --------
                             $2,101.8      $1,854.6      $1,785.5
                             ========      ========      ========

Operating profit:
 Leawood Fountain Plaza      $  292.1      $  139.5      $   63.4
 Oak Grove Commons              312.4         134.6         177.3
                             --------      --------      --------
                             $  604.5      $  274.1      $  240.7
                             ========      ========      ========

     (In thousands)                    1999          1998          1997
                                       ----          ----          ----
Capital expenditures:
 Leawood Fountain Plaza             $  106.7      $   74.7      $   90.9
 Oak Grove Commons                      51.4         196.3         140.3
                                    --------      --------      --------
                                    $  158.1      $  271.0      $  231.2
                                    ========      ========      ========
Depreciation and amortization:
 Leawood Fountain Plaza             $  219.3      $  287.6      $  289.3
 Oak Grove Commons                     198.0         248.3         256.1
                                    --------      --------      --------
                                    $  417.3      $  535.9      $  545.4
                                    ========      ========      ========

Assets:
 Leawood Fountain Plaza             $2,998.2      $4,674.1
 Oak Grove Commons                   3,498.6       3,818.8
                                    --------      --------
                                    $6,496.8      $8,429.9
                                    ========      ========

Reconciliations of segment data to the Partnership's consolidated data follow:

     (In thousands)                         1999           1998           1997
                                            ----           ----           ----
Revenues:
 Segments                                 $2,101.8       $1,854.6       $1,785.5
 Corporate and other                          14.0           13.3           10.2
                                          --------       --------       --------
                                          $2,115.8       $1,867.9       $1,795.7
                                          ========       ========       ========

Net income (loss):
 Segments                                 $  604.5       $  274.1       $  240.7
 Other income (expense)                       14.0           13.0            8.4
 General and administrative expenses        (196.0)         (54.0)         (55.8)
                                          --------       --------       --------
                                          $  422.5       $  233.1       $  193.3
                                          ========       ========       ========

     (In thousands)                   1999           1998           1997
                                      ----           ----           ----
Depreciation and amortization:
 Segments                           $  417.3       $  535.9       $  545.4
 Corporate and other                   (14.3)        (102.4)        (102.4)
                                    --------       --------       --------
                                    $  403.0       $  433.5       $  443.0
                                    ========       ========       ========

Assets:
 Segments                           $6,496.8       $8,492.9
 Corporate and other                   375.5       (1,930.3)
                                    --------       --------
                                    $6,872.3       $6,562.6
                                    ========       ========


                                    * * * * *

NOONEY INCOME FUND LTD., L.P. (A LIMITED PARTNERSHIP)

SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION

DECEMBER 31, 1999

       Column A                     Column B                              Column C                             Column D
     -----------                  ------------           ------------------------------------------           -----------
                                                                Initial Cost to Partnership               Costs Capitalized
                                                         ------------------------------------------           Subsequent
                                                                       Buildings and                              to
     Description                  Encumbrances           Land           Improvements          Total           Acquisition
     -----------                  ------------           ----           ------------          -----           -----------
Oak Grove Commons
  Office/Warehouse Complex        $ 1,125,002        $   936,122        $ 4,282,447        $ 5,218,569        $   (22,652)
  Downers Grove, Illinois

Leawood Fountain Plaza
  Office Complex (76%
  undivided interest),                                 1,010,047          6,306,150          7,316,197         (1,911,542)
  Leawood, Kansas
                                  -----------        -----------        -----------        -----------        -----------
       Total                      $ 1,125,002        $ 1,946,169        $10,588,597        $12,534,766        $(1,934,194)
                                  ===========        ===========        ===========        ===========        ===========


                                                       Column E
                                       -----------------------------------------
                                                Gross Amounts at Which
                                              Carried at Close of Period
                                       -----------------------------------------
                                                     Buildings and
                                       Land          Improvements          Total
                                       ----          ------------          -----
Oak Grove Commons
  Office/Warehouse Complex        $   936,122        $ 4,259,795        $ 5,195,917
  Downers Grove, Illinois

Leawood Fountain Plaza
  Office Complex (76%
  undivided interest),              1,010,047          4,394,608          5,404,655
  Leawood, Kansas
                                  -----------        -----------        -----------
         Total                    $ 1,946,169        $ 8,654,403        $10,600,572
                                  ===========        ===========        ===========

                                           Column F          Column G        Column H            Column I
                                          -----------      ------------      --------      ---------------------
                                                                                               Life on which
                                                                                                Depreciation
                                          Accumulated        Date of           Date           in Latest Income
                                          Deprecation      Construction      Acquired      Statement is Computed
                                          -----------      ------------      --------      ---------------------
Oak Grove Commons
  Office/Warehouse Complex
  Downers Grove, Illinois                 $ 2,300,744       1972, 1976        1/24/84             30 years

Leawood Fountain Plaza
  Office Complex (76%
  undivided interest),
  Leawood, Kansas                           2,970,634       1982, 1983        2/20/85             30 years
                                          -----------
       Total                              $ 5,271,378
                                          ===========

(1) Amounts shown are net of assets written-off and the following writedowns:

Oak Grove Commons
   Office/Warehouse Complex               $   693,000

Leawood Fountain Plaza Office
   Complex                                  2,389,000

NOONEY INCOME FUND LTD., L.P. (A LIMITED PARTNERSHIP)

SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION

YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                      1999               1998               1997
                                                      ----               ----               ----
(A) Reconciliation of amounts in Column E:

  Balance at beginning of period                 $ 10,547,542       $ 10,393,196       $ 10,251,103

    Add - Cost of improvements                        158,139            270,969            231,208

    Less - Cost of disposals                         (105,109)          (116,623)           (89,115)
                                                 ------------       ------------       ------------
  Balance at end of period                       $ 10,600,572       $ 10,547,542       $ 10,393,196
                                                 ============       ============       ============

(B) Reconciliation of amounts in Column F:

  Balance at beginning of period                 $  5,010,424       $  4,731,841       $  4,415,352

    Add - Provision during the period                 366,063            395,206            405,604

    Less - Depreciation on disposals                 (105,109)          (116,623)           (89,115)
                                                 ------------       ------------       ------------
  Balance at end of period                       $  5,271,378       $  5,010,424       $  4,731,841
                                                 ============       ============       ============

(C) The aggregate cost of real estate owned
  for federal income tax purposes                $ 13,682,572       $ 13,629,542       $ 13,475,196
                                                 ============       ============       ============

E. UNAUDITED FINANCIAL STATEMENTS - SIX MONTHS ENDED JUNE 30, 2000 AND 1999

                         NOONEY INCOME FUND LTD., L.P.

                             (A LIMITED PARTNERSHIP)

                                 BALANCE SHEETS

                                                  June 30,
                                                    2000         December 31,
ASSETS:                                         (Unaudited)          1999
                                                -----------          ----
     Cash                                       $ 1,489,966      $ 1,237,294
     Accounts receivable                            206,251          171,996
     Prepaid expenses and deposits                   23,062           14,948
     Investment property, at cost:
         Land and improvements                    1,946,169        1,946,169
         Buildings                                8,733,893        8,654,403
                                                -----------      -----------
                                                 10,680,062       10,600,572
         Less accumulated depreciation            5,415,980        5,271,378
                                                -----------      -----------
                                                  5,264,082        5,329,194
     Deferred expenses - at amortized cost          132,743          118,876
                                                -----------      -----------
                                                $ 7,116,104      $ 6,872,308
                                                ===========      ===========


LIABILITIES AND PARTNERS' EQUITY:

Liabilities:
     Accounts payable and accrued expenses      $    83,959      $    79,070
     Accrued real estate taxes                      184,526          185,415
     Mortgage notes payable                       1,113,603        1,125,002
     Refundable tenant deposits                     143,925          145,711
                                                -----------      -----------
                                                  1,526,013        1,535,198

Partners' equity                                  5,590,091        5,337,110
                                                -----------      -----------

                                                $ 7,116,104      $ 6,872,308
                                                ===========      ===========

                          NOONEY INCOME FUND LTD., L.P.

                             (A LIMITED PARTNERSHIP)

                  STATEMENTS OF OPERATIONS AND PARTNERS' EQUITY

                                   (UNAUDITED)

                                                      Three Months Ended              Six Months Ended
                                                   June 30,        June 30,       June 30,        June 30,
                                                     2000            1999           2000            1999
                                                     ----            ----           ----            ----
REVENUES:

     Rental and other income                     $  529,049      $  522,341      $1,036,222      $1,022,205
     Interest                                         9,166               0          19,943               4
                                                 ----------      ----------      ----------      ----------
                                                    538,215         522,341       1,056,165       1,022,209

EXPENSES:
     Interest                                        26,641          21,826          52,304          45,155
     Depreciation and amortization                  108,064         100,815         203,459         202,013
     Real estate taxes                               73,980          64,169         136,387         125,774
     Property management fees paid to
         American Spectrum Midwest                   32,019          31,277          62,967          61,196
     Reimbursement to American Spectrum
         Midwest for partnership management
         services and indirect expenses               6,250           6,250          12,500          12,500
     Repairs & maintenance                           29,347          30,442          53,922          55,253
     Professional services                           25,506          41,019          52,288          60,643
     Utilities                                       29,512          24,984          58,780          52,248
     Cleaning                                        18,820          14,028          33,335          26,123
     Payroll                                         17,474          15,132          36,226          31,884
     Insurance                                        9,218          10,619          18,892          23,382
     Parking lot/landscaping                         15,605          27,470          23,380          33,115
     Office general                                   5,310           9,330          12,324          15,863
     Vacancy expense                                    716           5,583           3,257           9,385
     Other operating expenses                        12,036          15,293          43,163          55,436
                                                 ----------      ----------      ----------      ----------

                                                    410,498         418,237         803,184         809,970
                                                 ----------      ----------      ----------      ----------

NET INCOME                                       $  127,717      $  104,104      $  252,981      $  212,239
                                                 ==========      ==========      ==========      ==========
NET INCOME PER LIMITED
     PARTNERSHIP UNIT                            $     7.05      $     5.67      $    14.03      $    11.61
                                                 ==========      ==========      ==========      ==========

PARTNERS' EQUITY:
     Beginning of period                         $5,462,374      $5,022,791      $5,337,110      $4,914,656
     Net income                                     127,717         104,104         252,981         212,239
                                                 ----------      ----------      ----------      ----------

     End of period                               $5,590,091      $5,126,895      $5,590,091      $5,126,895
                                                 ==========      ==========      ==========      ==========

                         NOONEY INCOME FUND LTD., L.P.

                             (A LIMITED PARTNERSHIP)

                             STATEMENTS OF CASH FLOW

                                   (UNAUDITED)

                                                                 Six Months Ended
                                                            June 30,          June 30,
                                                              2000              1999
                                                              ----              ----
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                           $   252,981       $   212,239
    Adjustments to reconcile net income to net cash
    provided by (used in) operating activities:
       Depreciation and amortization                         203,459           202,013

    Changes in assets and liabilities:
       Increase in accounts receivable                       (34,255)          (26,103)
       Increase in prepaid expenses                           (8,114)          (10,632)
       Increase in deferred expenses                         (38,323)          (19,769)
       Increase (decrease) in accounts payable                 4,889           (56,156)
       (Decrease) increase in accrued real estate
         taxes                                                  (889)              805
       (Decrease) increase in refundable tenant
         deposits                                             (1,786)           10,739
                                                         -----------       -----------

           Total adjustments                                 124,981           100,897
                                                         -----------       -----------

       Net cash provided by operating activities             377,962           313,136
                                                         -----------       -----------

CASH FLOWS FROM INVESTING ACTIVITIES -
    Net additions to investment property                    (113,891)          (39,092)
                                                         -----------       -----------

CASH FLOWS FROM FINANCING ACTIVITIES -
    Payments on mortgage notes payable                       (11,399)          (13,299)
                                                         -----------       -----------

NET INCREASE IN CASH                                         252,672           260,745
                                                         -----------       -----------

CASH
    Beginning of period                                    1,237,294           804,739
                                                         -----------       -----------

CASH
    End of period                                          1,489,966         1,065,484
                                                         ===========       ===========

                          NOONEY INCOME FUND LTD., L.P.


                             (A LIMITED PARTNERSHIP)


                     NOTES TO UNAUDITED FINANCIAL STATEMENTS


                THREE AND SIX MONTHS ENDED JUNE 30, 2000 AND 1999



NOTE A:
Refer to the Registrant's financial statements for the fiscal year ended December 31, 1999 which are contained in the Registrant's Annual report on Form 10-K, for a description of the accounting policies which have been continued without change except as noted below. Also, refer to the footnotes to those statements for additional details of the Registrant's financial condition. The details in those notes have not changed except as a result of normal transactions in the interim or as noted below.

NOTE B:
The financial statements include only those assets, liabilities, and results of operations of the partners which relate to the business of Nooney Income Fund., L.P. The statements do not include assets, liabilities, revenues or expenses attributable to the partners' individual activities. No provision has been made for federal and state income taxes since these taxes are the responsibilities of the partners. In the opinion of the general partners, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and changes in financial position at June 30, 2000 and for all periods presented have been made. The results of operations for the three and six month periods ended June 30, 2000, are not necessarily indicative of the results which may be expected for the entire year.

NOTE C:
The Registrant's properties are managed by American Spectrum Midwest (formerly Nooney, Inc.), a wholly-owned subsidiary of CGS Real Estate Company. Nooney Income Investments,

Inc., a general partner, is a wholly-owned subsidiary of S-P Properties, Inc. S-P Properties, Inc is a wholly-owned subsidiary of CGS Real Estate Company.

NOTE D:
The earnings per limited partnership unit for the three and six month periods ended June 30, 2000 and 1999 were computed on 15,180 units, the number of units outstanding during the periods.

NOTE E:
CGS is continuing the process of developing a plan pursuant to which the properties owned by the Registrant would be combined with the properties of other real estate partnerships managed by CGS and its affiliates. These limited partnerships own office properties, industrial properties, shopping centers, and residential apartment properties. It is expected that the acquiror would in the future qualify as a real estate investment trust. Limited partners would receive shares of common stock in the acquiror which would be listed on a national securities exchange or the NASDAQ national market system.

NOTE F:
The Registrant has no items of other comprehensive income, accordingly, net income and other comprehensive income are the same.

NOTE G:
The Partnership has two reportable operating segments: Leawood Fountain Plaza and Oak Grove Commons. In the second quarter of 1999, the Partnership's management evaluated performance of each segment based on profit or loss from operations before allocation of property write downs, general and administrative expenses, unusual and extraordinary items, and interest. In 2000, the Partnership's management is evaluating performance on each segment in this same manner, in addition to including the allocation of property write downs.

                                         Three Months Ended               Six Months Ended
                                               June 30,                        June 30,
                                        2000            1999            2000            1999
                                        ----            ----            ----            ----
Revenues:
 Leawood Fountain Plaza (76%)        $  275,201      $  268,133      $  540,463      $  535,118
 Oak Grove Commons                      261,748         253,605         513,966         485,262
                                     ----------      ----------      ----------      ----------
                                        536,949         521,738       1,054,429       1,020,380
                                     ==========      ==========      ==========      ==========
Operating Profit:
 Leawood Fountain
 Plaza (76%)                         $   61,164      $   38,715      $  129,250      $   88,973
 Oak Grove Commons                       98,412          86,845         180,696         145,698
                                     ----------      ----------      ----------      ----------
                                        159,576         125,560         309,946         234,671
                                     ==========      ==========      ==========      ==========
Capital Expenditures:
 Leawood Fountain Plaza (76%)        $  102,834      $    7,600      $  105,645      $   20,773
 Oak Grove Commons                        5,404           8,760           8,246          18,319
                                     ----------      ----------      ----------      ----------
                                        108,238          16,360         113,891          39,092
                                     ==========      ==========      ==========      ==========


Depreciation and Amortization:
 Leawood Fountain Plaza (76%)        $   48,849      $   72,401      $   95,632      $  148,054
 Oak Grove Commons                       59,215          59,780         107,827         116,690
                                     ----------      ----------      ----------      ----------
                                        108,064         132,181         203,459         264,744
                                     ==========      ==========      ==========      ==========

Assets:
                                  June 30, 2000      December 31, 1999
                                  -------------      -----------------
Leawood Fountain Plaza (76%)       $3,081,733           $2,998,208
Oak Grove Commons                   3,630,596            3,498,609
                                   ----------           ----------
                                    6,712,329            6,496,817
                                   ==========           ==========

Reconciliation of segment data to the Partnerships's consolidated data is as follows:

                                 Three Months Ended                   Six Months Ended
                                      June 30,                            June 30,
                               2000              1999              2000              1999
                               ----              ----              ----              ----
Revenues:
  Segments                 $   536,949       $   521,738       $ 1,054,429       $ 1,020,380
  Corporate and other            1,266               603             1,736             1,829
                           -----------       -----------       -----------       -----------
                               538,215           522,341         1,056,165         1,022,209
                           ===========       ===========       ===========       ===========

Net Income:
  Segments                 $   159,576       $   125,560       $   309,946       $   234,671
  Corporate and other
   income                        1,266               603             1,737             1,829
  General and admin
   expenses                    (33,125)          (22,059)          (58,702)          (24,261)
                           -----------       -----------       -----------       -----------
  Net income                   127,717           104,104           252,981           212,239
                           ===========       ===========       ===========       ===========


Depreciation and
 Amortization
  Segments                 $   108,064       $   132,181       $   203,459       $   264,744
  Corporate and other                0           (31,366)                0           (62,731)
                           -----------       -----------       -----------       -----------
                               108,064           100,815           203,459           202,013
                           ===========       ===========       ===========       ===========

Assets:
                          June 30, 2000   December 31, 1999
                          -------------   -----------------
Segments                   $6,712,329        $6,496,817
Corporate and other           403,775           375,491
                           ----------        ----------
                            7,116,104         6,872,308
                           ==========        ==========

                         NOONEY INCOME FUND LTD. II L.P.
                            HISTORICAL FINANCIAL DATA

                                TABLE OF CONTENTS

I.  Nooney Income Fund Ltd. II L.P.
    A. Selected Historical Financial Data
    B. Management's Discussion and Analysis of Financial Condition and Results of Operations - December 31, 1999, 1998 and 1997.
    C. Management's Discussion and Analysis of Financial Condition and Results of Operations - Quarters Ended June 30, 2000 and 1999.
    D. Audited Financial Statements - December 31, 1999, 1998 and 1997
    E. Unaudited Financial Statements - Six Months Ended June 30, 2000 and 1999

A.  SELECTED HISTORICAL FINANCIAL DATA OF NOONEY INCOME FUND LTD. II L.P.

The following table sets forth certain selected historical financial data of the Partnership. The selected operating and financial position data as of and for each of the five years ended December 31, 1999 have been derived from the audited financial statements of the Partnership. The selected operating and financial position data as of June 30, 2000 and for the six months ended June 30, 2000 and 1999 have been derived from the unaudited financial statements of the Partnership. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto which follow.

(In thousands, except for per share data)

                                                      YEAR ENDED DECEMBER 31,                            SIX MONTHS ENDED JUNE 30,
                                                      ----------------------                             -------------------------
                                           1995         1996         1997         1998         1999         1999          2000
                                           ----         ----         ----         ----         ----         ----          ----
OPERATING DATA:
REVENUES:
Rental and reimbursement income          $ 1,755      $ 3,502      $ 3,355      $ 3,681      $ 3,724      $ 1,786       $ 2,050
Interest and other income                     32            8            2           --            4           --             2
                                         -------      -------      -------      -------      -------      -------       -------
Total revenues                             1,787        3,510        3,357        3,681        3,728        1,786         2,052
                                         =======      =======      =======      =======      =======      =======       =======
EXPENSES:
Property operating                           652        1,193        1,226        1,227        1,582          684           600
Management and advisory fees                 107          211          202          215          217          126           142
Real estate and other taxes                  367          755          598          535          544          442           258
Depreciation and amortization                450          653          671          755          766          362           402
Interest expense                               1          614          596          584          554          269           301
                                         -------      -------      -------      -------      -------      -------       -------
Total expenses                             1,577        3,426        3,293        3,317        3,663        1,883         1,703
                                         =======      =======      =======      =======      =======      =======       =======
Net Income...................(loss)      $   210      $    84      $    64      $   364      $    65      $   (97)      $   349
                                         =======      =======      =======      =======      =======      =======       =======

                                                                       DECEMBER 31,                               JUNE 30,
                                                                       ------------                               --------
                                                   1995        1996        1997        1998        1999       1999        2000
                                                   ----        ----        ----        ----        ----       ----        ----
OTHER DATA:
Weighted average limited partnership units
   outstanding                                    19,221      19,221      19,221      19,221      19,221     19,221      19,221
Limited partnership income (loss) per unit         10.17        3.69        2.66       17.83        3.34      (5.01)      17.99
Ratio of earnings to fixed charges (1)               211        1.14        1.11        1.62        1.12         --        2.16
Deficiency of earnings to cover fixed
   charges (2)                                        --          --          --          --          --         97          --
Cash distributions                                  (255)       (255)       (255)       (382)         --         --          --
Cash distributions per unit                        12.50       12.50       12.50       18.75          --         --          --
Total properties owned at end of period (3)            4           4           4           4           4          4           4
Book value per limited partnership unit              462         453         443         442         445        421         447
Per unit value assigned for the consolidation                                                                               806

                                                                  DECEMBER 31,                                   JUNE 30,
                                                                  ------------                                   --------
                                            1995         1996         1997         1998         1999         1999        2000
                                            ----         ----         ----         ----         ----         ----        ----
BALANCE SHEET DATA:
Cash and cash equivalents                $  1,092     $  1,323     $  1,378     $  1,250     $  1,190     $  1,264    $  1,354
Real estate held for investment, net       15,167       14,798       14,745       14,373       14,315       14,345      14,114
Accounts receivable, net                      321          220          153          205          258          203         432
Other assets                                  224          132          288          302          346          309         414
Total assets, at book value                16,804       16,473       16,564       16,130       16,109       16,121      16,314
Total assets, at valued assigned for
   the consolidation                                                                                                    23,360
Total liabilities                           8,160        8,001        8,283        7,867        7,782        7,956       7,637
General partnership deficit                  (127)        (128)        (131)        (131)        (131)          82          87
Limited partnership equity                  8,771        8,600        8,412        8,394        8,458        8,083       8,590
CASH FLOW DATA:
Increase (decrease) in cash and
   equivalents, net                           (26)         231           55         (129)         (59)          14         164
Cash provided by operating activities         824          711          955          644          684          364         368

1) For purposes of determining the ratio of earnings to fixed charges, earnings consist of earnings before extraordinary items, income taxes and fixed charges. Fixed charges consist of interest on indebtedness, the amortization of debt issuance costs and that portion of operating rental expense representing interest.
2) Deficiency to cover fixed charges is the amount of earnings that would be required to achieve a ratio of earnings to fixed charges of 1.0.
3) Nooney Income Fund Ltd. II, in addition to owning four buildings, owns a 24% interest in a partnership that owns LeaWood Fountain Plaza. Nooney Income Fund Ltd., an affiliate of Nooney Income Fund Ltd. II, owns the remaining 76% partnership interest

B. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - DECEMBER 31, 1999, 1998 AND 1997

Liquidity and Capital Resources

Cash on hand as of December 31, 1999 was $1,190,211, a decrease of $59,394 from the year ended December 31, 1998. The Registrant expects the capital expenditures during 2000 will be adequately funded by current cash reserves and the properties' operating cash flow. The anticipated capital expenditures are as follows:

                                     Other        Leasing
                                    Capital       Capital        Total
                                    -------       -------        -----
NorthCreek Office Park             $ 66,000      $ 65,831      $131,831
Tower Industrial Building               -0-             0           -0-
Northeast Commerce Center            28,400       349,377       377,777
Countryside Office Park              23,390        93,659       117,049
Leawood Fountain Plaza (24%)            -0-        73,847        73,847
                                   --------      --------      --------
                                   $117,790      $582,714      $700,504
                                   ========      ========      ========

At NorthCreek Office Park, other capital has been budgeted for parking lot restoration. Leasing capital is anticipated for tenant improvements and lease commissions for new and renewal tenants.

At Northeast Commerce Center, other capital has been budgeted for parking lot overlay and striping, and leasing capital has been budgeted for tenant improvements and lease commissions for new tenants anticipated during the year 2000.

At Countryside Office Park, other capital has been budgeted for the restoration of common area ceiling tiles and two new heating and air conditioning units. Leasing capital has been budgeted for tenant improvements and lease commissions for new and renewal tenants.

At Leawood Fountain Plaza, leasing capital has been budgeted for tenant improvements and lease commissions for new and renewal tenants.

The Registrant reviews cash reserves on a regular basis prior to beginning scheduled capital improvements. In the event there is not adequate funds, the capital improvement will be postponed until such funds are available.

The Registrant believes that due to market conditions Countryside Office Park should be sold. Management has increased the occupancy level to 90% at December 31, 1999, from 77% at year-end 1998. The Registrant, in the year 2000, is evaluating sale and other options regarding the property due to the increased occupancy level and improved market conditions in the surrounding area(s) during the second half of 1999.

The future liquidity of the Registrant is dependent on its ability to fund future capital expenditures and mortgage payments from operations and cash reserves, maintain occupancy, and negotiate with lenders the refinancing of mortgage debt as it matures.

Results of Operations

The results of operations for the Registrant's properties for the years ended December 31, 1999, 1998 and 1997 are detailed in the schedule below. Expenses of the Registrant are excluded.

                        NorthCreek         Tower          Northeast        Countryside        Leawood
                       Office Park       Industrial        Commerce        Office Park        Fountain
                          (100%)           (100%)           (100%)            (100%)         Plaza (24%)
                          ------           ------           ------            ------         -----------
1999
Revenues               $ 1,509,059      $   203,106      $   409,739       $ 1,220,581       $   359,778
Expenses                 1,165,131          118,441          623,696         1,231,047           267,597
                       -----------      -----------      -----------       -----------       -----------
Net Income (Loss)      $   343,928      $    84,665      $  (213,957)      $   (10,466)      $    92,181

1998
Revenues               $ 1,377,291      $   202,221      $   692,068       $ 1,025,373       $   307,888
Expenses                 1,199,133          108,696          723,378           988,862           264,297
                       -----------      -----------      -----------       -----------       -----------
Net Income (Loss)      $   178,158      $    93,525      $   (31,310)      $    36,511       $    43,591

1997
Revenues               $ 1,303,843      $   196,947      $   676,065       $   905,834       $   283,881
Expenses                 1,222,155          106,565          625,690           975,298           263,850
                       -----------      -----------      -----------       -----------       -----------
Net Income (Loss)      $    81,688      $    90,382      $    50,375       $   (69,464)      $    20,031

1999 PROPERTY COMPARISONS

At NorthCreek Office Park, revenues increased $131,768 when comparing 1999 to 1998. The increase in revenue is primarily due to increases in both base rental revenue ($99,847) and escalation revenue ($34,190). The increase in base rent can be attributed to increased rental rates. Increased reimbursable expenses in 1999, compared to that of 1998, resulted in the increased escalation revenue. Expenses decreased $34,002 when comparing the two year-end periods, primarily due to decreases in interest expense ($16,525), depreciation and amortization ($51,900), real estate tax ($15,783), and vacancy related expenses ($3,763). These decreases were partially offset by increases in electric repair expense ($9,500), snow removal ($5,291), repairs and maintenance general building ($20,838), management fees ($7,907), and legal fees ($9,802). The decrease in interest expense is due to a declining principal balance. The decrease in depreciation and amortization can be attributed to contra-depreciation entries depreciating the property write down which was recorded at the partnership level prior to 1999. All property write downs have been recorded at the property level in 1999. The decrease in real estate tax expense is due to lower annual taxes as a result of a decrease in the property's appraised value by the taxing authority. The increase in repairs and maintenance general building can be attributed to renovations and updates in common areas of the property (hallways and restrooms) done in 1999.

The revenues at Tower Industrial Building remain stable as the building continues to be occupied by a single tenant. Expenses increased $9,745 when comparing the two year-end periods. This is primarily due to increases in real estate tax ($1,697), general and administrative related expenses ($4,290), and depreciation expense ($3,550).

Revenues at Northeast Commerce Center decreased when comparing 1999 to 1998 by $282,329. A significant decrease of $328,668 was reflected in base rental revenue. This decrease was partially offset by increases in escalation revenues ($31,989) and other miscellaneous revenues ($14,350). The decrease in base rental revenues can be attributed to the property being only 50% occupied throughout the entire year. Expenses decreased $99,682 when comparing the two year-end periods, primarily due to decreases in interest expense ($8,413), depreciation and amortization ($73,033), heating and air-conditioning expenses ($16,593), contract cleaning expenses ($29,757), and management fees ($16,940). These decreases were partially offset by increases in vacancy related expenses ($50,886) and various other operating expenses ($5,831). The decreases in both interest expense and depreciation and amortization is due to the reasons mentioned above in the first property comparison. The decrease in heating and air-conditioning costs can be attributed to major changes necessary to be made to the heating and air conditioning system in 1998 and not in 1999. The decreased contract cleaning expenses are a result of a former tenant, who used this service exclusively, vacating. Management fees decreased as a direct result of lower revenues. The increase in vacancy related expenses is due to costs incurred during 1999 to rehabilitate vacant space for leasing.

At Countryside Office Park, revenues increased $195,208 primarily due to an increase in base rental revenue ($161,889). This can be attributed to the higher occupancy level as compared to that of the prior year. Expenses at Countryside Office Park increased ($242,185) when comparing year-end results for 1999 to the prior year, primarily due to increases in snow removal ($9,802), management fees ($10,530), parking lot expense ($3,382), professional services ($186,516), administrative payroll ($9,065), and various other operating expenses ($2,016). These increases were partially offset by decreases in interest expense ($5,108) and amortization ($14,485). The significant increase in professional services is due to real estate tax consulting fees paid during 1999 ($159,230) which will ultimately result in a tax savings of $454,942 over a three-year period. The decrease in amortization expense can be attributed to fully amortized tenant improvements and lease commissions.

At Leawood Fountain Plaza, revenues increased ($51,890) when comparing 1999 year-end results to the prior year. The increase in revenue can primarily be attributed to increases in base rental revenue ($25,166) and escalation revenue ($24,905). The increase in base rental revenue is due to increased rental rates. Expenses during 1999 were relatively stable with only a $3,300 increase when compared to the prior year.

The Registrant has a first mortgage with a floating interest rate of 3/4% over the then published prime rate of the lender. The properties which are collateral for this loan are NorthCreek Office Park, Countryside Office Park and Northeast Commerce Center. The balance of the loan as of December 31, 1999 was $6,871,246. The interest rate at year end was 9.25%. The mortgage note agreement provides for a 3.25% interest rate on outstanding principal if a compensating balance is maintained during the immediately preceding month. During 1999 the Partnership decreased interest expense by approximately $59,000 from the compensating balance clause.

The occupancy levels at the Registrant"s properties as of December 31, 1999, 1998 and 1997 are detailed in the schedule below.

                                               Occupancy rates at December 31,
                                             1999            1998            1997
                                             ----            ----            ----
      NorthCreek Office Park                 100%            100%             89%
      Tower Industrial                       100%            100%            100%
      Northeast Commerce Center               49%             50%             94%
      Countryside Executive Center            90%             77%             72%
      Leawood Fountain Plaza                  93%             87%             89%

For the quarter ended December 31, 1999, occupancy at NorthCreek Office Park increased to 100%. During the quarter, two tenants signed new leases for 2,894 square feet, and one tenant vacated 1,964 square feet. For the year, five tenants signed new leases for 6,519 square feet, six tenants renewed their leases for 14,380 square feet, and five tenants vacated 6,247 square feet. NorthCreek Office Park has one major tenant which occupies space under two leases which, together, comprise 33% of the available space. These leases both expire in December 2003.

Tower Industrial Building is leased by a single tenant whose lease expires on April 30, 2000. The Registrant currently has a signed renewal with this tenant that will extend through December 2001.

At Northeast Commerce Center, one tenant vacated 11,000 square feet during the quarter ended December 31, 1999. For the year ended December 31, 1999 two new leases for 18,460 square feet were signed, one tenant vacated 11,000 square feet, and one tenant downsized 11,000 square feet. Northeast Commerce Center has two major tenants which occupy 23% and 11% of the space with lease expirations of 2003 and 2006, respectively. The Registrant is working closely with a Cincinnati brokerage firm to handle the leasing of the remaining 50,790 vacant square feet.

Occupancy at Countryside Office Park increased to 90% during the fourth quarter of 1999 and leasing activity consisted of three tenants signing new leases for 4,496 square feet, two tenants renewing their leases for 3,810 square feet, and one tenant vacating 442 square feet. During 1999, nine tenants signed new leases for 25,358 square feet, six tenants renewed their leases for 11,835 square feet, and seven tenants vacated 13,625 square feet. There are two major tenants at Countryside who occupy 14% and 13% of the vacant space with leases which expire in 2005 and 2002, respectively.

During the fourth quarter at Leawood Fountain Plaza, occupancy decreased from 98% to 93%. During the quarter, four tenants renewed their leases for 5,324 square feet, and one tenant vacated 4,470 square feet. During the year, the Registrant signed one new lease for 737 square feet, renewed seven tenants" leases for 17,857 square feet, and one tenant vacated 4,470 square feet. The property has two major tenants, one who occupies 14% of the space with a lease which expires in October 2001 and the other major tenant occupies 11% of the space with a lease which expires in July 2004.

The Registrant reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of a property may not be recoverable. The Registrant considers a history of operating losses or a change in occupancy to be primary indicators of potential impairment. The Registrant deems the Property to be impaired if a forecast of undiscounted future operating cash flows directly related to the Property, including disposal value, if any, is less than its carrying amount. If the Property is determined to be impaired, the loss is measured as the amount by which the carrying amount of the Property exceeds its fair value. Fair value is based on quoted market prices in active markets, if available. If quoted market prices are not available, an estimate of fair value is based on the best information available, including prices for similar properties or the results of valuation techniques such as discounting estimated future cash flows. Considerable management judgment is necessary to estimate fair value. Accordingly, actual results could vary significantly from such estimates.

Year 2000 issues

Information Technology Systems

The Registrant did not experience any information technology hardware or software disruptions or failure as a result of the Year 2000. Subsequent to December 31, 1999, the Registrant's "IT" systems have continued to operate, as normal, at the management office and all five of the Registrant's properties.

Non-Information Technology Systems

None of the non-information systems at the Registrant's five properties experienced any disruptions or failures as a result of the Year 2000. These systems included elevators, heating, ventilating, air conditioning (HVAC) systems, and locks. These and other like systems continue to operate as normal in the year 2000.

The Registrant did not separately track internal costs related to the Year 2000 issue. The changing of the century did not have a material impact on the Registrant's financial condition or results of its operations.

Material Third Parties' Systems Failures

The Registrant did not experience any material impact related to third party system failures for the Year 2000 issue at any of its five properties. Payments from tenants did not appear to be delayed due to the Year 2000 conversion. The Registrant remains confident that no third party material issues will arise in the future.

1999 Comparisons

For the year ended December 31, 1999, the Registrant's consolidated revenues were $3,728,017 compared to $3,680,649 for the year ended December 31, 1998. Revenues increased $47,368 when comparing the two years. This increase in revenue is primarily due to an increase in base rental revenues at Countryside Office Park and to increases in both base rental and escalation revenues at NorthCreek and Leawood Fountain Plaza. Positive revenue results from these properties were partially offset by a significant decrease in revenues at Northeast Commerce Center, as mentioned in the property comparisons.

For the year ended December 31, 1999, consolidated expenses were $3,663,081 as compared to $3,316,553 for the year ended 1998. Expenses increased $346,528 when comparing the two year-end periods. This increase was primarily due to increases in depreciation and amortization ($10,535), real estate taxes ($168,830), repairs and maintenance related expenses ($107,812), and professional services ($85,738). These increased expenses were partially offset by a decrease in interest expenses ($30,046). The increase in professional services expense is primarily due to consulting fees paid by Countryside Office Park, as mentioned in the property comparisons. The increase in repairs and maintenance is mainly due to increased snow removal and various maintenance costs at two of the Registrant's properties, as also mentioned in the property comparisons. The increased professional fees can be attributed primarily to additional legal costs incurred at both the partnership and property levels. Net income for the year ended 1999 was $64,936 as compared to $364,096 for the year ended 1998.


During 1999, net cash provided by operating activities was $684,206. This cash was used to provide capital improvements to the properties of $618,970, and principal payments on the mortgage loan were made in the amount of $124,630.

1998 Comparisons

For the year ended December 31, 1998, the Registrant's consolidated revenues were $3,680,649 compared to $3,356,773 for the year ended December 31, 1997. Revenues increased $323,876 or 10% when comparing the two years. The increase in revenue is due to an increase in base rental income at the Registrant's properties.

For the year ended December 31, 1998, consolidated expenses were $3,316,553 compared to $3,293,186 for the year ended December 31, 1997. Thus, total expenses increased $23,367. The increase in expenses was a result of an increase in depreciation and amortization ($84,450), an increase in repair and maintenance ($41,342), and an increase in other operating expenses ($48,189), offset by a decrease in real estate taxes ($63,257) and a decrease in professional services ($89,196). Net income was $364,096 as compared to $63,587 for the prior year. Net cash provided by operating activities was $643,655 for the year ended December 31, 1998. The cash was used to provide capital improvements to the properties of $289,092, pay distributions to partners of $382,440 and decrease the outstanding balance of the mortgage loan by $100,656.

Inflation

The effects of inflation did not have a material impact upon the Registrant's operations in fiscal 1999, 1998, and 1997 and are not expected to materially affect the Registrant's operation in 2000.

Interest Rates

Interest rates on floating rate debt fluctuated throughout 1999. Future increases in the prime interest rate can adversely affect the operations of the Registrant.


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Registrant considered the provision of Financial Reporting Release No. 48 "Disclosure of Accounting Policies for Derivative Financial Instruments and Derivative Commodity Instruments, and Disclosure of Quantitative and Qualitative Information about Market Risk Inherent in Derivative Financial Instruments, Other Financial Instruments and Derivative

Commodity Instruments. The Registrant had no holdings of derivative financial or commodity instruments at December 31, 1999. A review of the Registrant's other financial instruments and risk exposures at that date revealed that the Registrant had minor exposure to interest rate risk due to the floating rate first mortgage debt of $6,871,246. The Registrant utilized sensitivity analyses to assess the potential effect of this risk and concluded that near-term changes in interest rates should not materially adversely affect the Registrant's financial position, results of operations or cash flows.

C. Management's Discussion and Analysis of Financial Condition and Results of Operations - Six Months Ended June 30, 2000 and 1999

It should be noted that this 10-Q contains forward-looking information (as defined in the Private Securities Litigation Reform Act of 1995) that involves risk and uncertainty, including trends in the real estate investment market, projected leasing and sales, and the future prospects for the Registrant. Actual results could differ materially from those contemplated by such statements.

Liquidity and Capital Resources

Cash and cash equivalents on hand as of June 30, 2000, is $1,354,006 an increase of $163,795 when compared to the year ended December 31, 1999. During the six month period ending June 30, 2000, net cash provided by operating activities was $368,334. Cash was used for capital and tenant improvements in the amount of $147,016 and payment on mortgage notes payable in the amount of $57,523. Based on the current cash balances and the properties' ability to provide operating cash flow, the Registrant expects the properties to fund anticipated capital expenditures for the remainder of 2000. The anticipated capital expenditures by property are as follows:

                                      Other Capital     Leasing Capital          Total
                                      -------------     ---------------          -----
NorthCreek Office Park                  $ 44,000            $ 60,727            $104,727
Tower Industrial Building                      0                   0                   0
Northeast Commerce Center                 16,508             412,064             428,572
Countryside Office Park                   16,000              14,838              30,838
Leawood Fountain Plaza (24%)                   0              28,284              28,284
                                        --------            --------            --------
                                        $ 76,508            $515,913            $592,421
                                        ========            ========            ========

Leasing Capital at all of the partnership's properties relates to tenant improvements and lease commissions for new and renewal tenants. At Northeast Commerce Center Other Capital includes heating and air-conditioning unit installation and electrical upgrades. At Countryside Executive Center, Other Capital relates to the replacement of common area ceiling tiles and new air conditioning units. At NorthCreek Office Park, Other Capital is reserved for parking lot resurfacing. The Registrant reviews cash reserves on a regular basis prior to beginning scheduled capital improvements. In the event there is not adequate funds, the capital improvement will be postponed until such funds are available.

As previously disclosed, the Registrant felt that the market conditions existed whereby Countryside Executive Center should be sold. Management has increased the occupancy level to 91% at June 30, 2000 from 70% at June 30, 1999. The Registrant is still evaluating the sale and other options regarding the property based on the increased occupancy level and the improving market conditions in the surrounding areas.

The future liquidity of the Registrant is dependent on its ability to fund future capital expenditures and mortgage payments from operations and cash reserves, maintain occupancy, and negotiate with lenders the refinancing of mortgage debt as it matures.

Results of Operations by Property


The results of operations for the Registrant's properties for the quarters ended June 30, 2000 and 1999 are detailed in the schedule below. Revenues and expenses of the Registrant are excluded.


                                                  Tower             Northeast           Countryside             Leawood
                            NorthCreek          Industrial          Commerce              Office                Fountain
                            Office Park          Building            Center                Park                Plaza (24%)
                            -----------         ----------          ---------           -----------            -----------
2nd Quarter 2000
Revenues                     $372,786            $54,970            $ 116,779             $ 463,640             $86,905
Expenses                      292,037             32,456              140,901               271,164              67,590
                             --------            -------            ---------             ---------             -------
Net income (loss)            $ 80,749            $22,514            $ (24,122)            $ 192,476             $19,315
                             ========            =======            =========             =========             =======

2nd Quarter 1999
Revenues                     $382,209            $50,450            $ 128,059             $ 277,023             $84,674
Expenses                      326,822             27,774              164,413               410,255              72,448
                             --------            -------            ---------             ---------             -------
Net income (loss)            $ 55,387            $22,676            $ (36,354)            $(133,232)            $12,226
                             ========            =======            =========             =========             =======

At NorthCreek Office Park net income for the quarter ended June 30, 2000 was $80,749 compared to net income of $55,387 in 1999. Revenues decreased $9,423 when comparing the two quarters. This decrease can be attributed to decreases in both base rental and escalation revenues due to a slight decrease in the occupancy level than that of prior year. Expenses decreased $34,785 when comparing the two quarters. This decrease can primarily be attributed to decreases in depreciation and amortization expense ($12,712), landscaping expenses ($4,267), repairs and maintenance related expenses ($22,424), real estate taxes ($3,000), and other operating expenses ($3,059), partially offset by an increase in interest expense ($10,677). The decrease in depreciation and amortization can be attributed to both fully amortized assets and the allocation of the property write down, now being depreciated at the property level. The decrease in repairs and maintenance related expenses is due to general building common area improvement expenses incurred in 1999 only. The increase in interest expense is a direct result of the rise in the variable interest rate than that of prior year.

Operating results at Tower Industrial Building remained consistent, with only a $162 decrease in net income when comparing the quarter ended June 30, 2000 to the quarter ended June 30, 1999, however, there was an increase in revenues of $4,520 and an increase in expenses of $4,682. The increase in revenues is due to increases in both base rental and real estate tax revenue as a result of renewal increases effective in 2000 for the property's one tenant. The increase in expenses is primarily due to a higher annual tax assessed for the property. The property continues to operate as anticipated.

For the quarter ended June 30, 2000 and 1999, revenues at Northeast Commerce Center were $116,779 and $128,059, respectively. The decrease in revenues of $11,280 can primarily be attributed to a decrease in escalation revenue ($25,262) and miscellaneous revenues ($7,500), partially offset by an increase in base rental revenue ($21,498). The decrease in miscellaneous revenues is due to a cancellation fee received during 2nd quarter of 1999 only. The decrease in escalation revenue is due to a decrease in the amount of reimbursable expenses. The increase in base rent can be attributed to the rise in the occupancy level from that of prior year. The property's expenses for the quarter ended June 30, 2000 and 1999, were $140,901 and $164,413, respectively. The decrease in expenses of $23,512 is primarily attributable to decreases in depreciation and amortization expense ($11,580), real estate tax expense ($11,422), repairs and maintenance related expenses ($2,474), and vacancy related expenses ($3,140). These decreased expenses were partially offset by an increase in interest expense ($5,435). The decrease in depreciation and amortization expense can be attributed to the allocation of the property writedown now being depreciated at the property level. The decreased real estate tax expense can be attributed to lower annual taxes due for the property in 2000. The increase in interest expense is a direct result of the rise in the variable interest rate than that of prior year.

Revenues at Countryside Office Park were $463,640 for the quarter ended June 30, 2000 and $277,023 for the quarter ended June 30, 1999. The increase in revenue of $186,617 when comparing the two periods, is primarily attributable to increases in base rental revenue ($73,698), escalation revenue ($9,569), and real estate tax revenue ($102,552). The increase in base rental and escalation revenue can be attributed to the high occupancy level than that of prior year. The increased real estate tax revenue is due to amounts billed to tenants for their proportionate share of tax appeal fees paid that have resulted in a real estate tax expense savings that span a five year period. Expenses at Countryside Office Park were $271,164 and $410,255 for the quarters ended June 30, 2000 and June 30, 1999, respectively. This decrease in expenses of $139,091 can be primarily attributable to decreases in real estate tax expense ($165,740) due to the expense of the previously mentioned tax appeal fee in 1999. No tax appeal fees have been expensed in 2000. Decreases were also reflected in repairs and maintenance related expenses ($9,353) and vacancy expenses ($6,954). These decreases were partially offset by increases in management fee expense ($11,197), landscaping expense ($14,169), interest expense ($3,300), and amortization expense ($14,126). The repairs and maintenance decrease can primarily be attributed to lower heating and air-conditioning and general building repair costs in the second quarter of 2000 than that of prior year. The increased management fee expense is a direct result of the higher revenue level achieved from the increase in the property's occupancy, than that of prior year. The increase in landscaping expense can be attributed to exterior plant and flower installations in done in 2000 only. The increase in amortization expense is due to additional tenant alterations and lease commissions incurred as new tenants have been added to the property.

At Leawood Fountain Plaza, net income for the quarter ended June 30, 2000 and the quarter ended June 30, 1999 was $19,315 and $12,226, respectively, resulting in an increase in net income of $7,089. Revenues increased $2,231 and expenses decreased $4,858 when comparing the two quarters. Slight increases were reflected in both base rental and escalation revenues. Decreases were reflected in parking lot and depreciation/amortization expense when compared to that of prior year.

The occupancy levels at June 30 are as follows:


                                          Occupancy levels as of June 30,
                                       ------------------------------------
                                       2000            1999            1998
                                       ----            ----            ----
Property

NorthCreek Office Park                   96%            100%             95%
Tower Industrial Building               100%            100%            100%
Northeast Commerce Center                65%             50%             94%
Countryside Office Park                  91%             70%             71%
Leawood Fountain Plaza (24%)             98%             98%             94%


Leasing activity during the second quarter of 2000 at NorthCreek Office Park consisted of one new tenant signing a lease for 912 square feet, one tenant renewing their lease for 1,898 square feet and one tenant vacating 620 square feet. Occupancy remained at 96% throughout the quarter. The office park has one major tenant with two leases that together comprise 33% of the available space. These leases both expire in December 2003.

The Tower Industrial Building remains 100% leased to a single tenant whose lease expires on December 31, 2001.

At Northeast Commerce Center leasing activity during the quarter consisted of one new tenant signing a lease for 16,150 square feet. The property increased 16% to 65% occupied throughout the quarter. The property has three major tenants who occupy 23%, 11%, and 16% of the available space, with leases that expire in September 2003, December 2006, and August 2005, respectively. The Registrant is working with a local Cincinnati brokerage firm to handle the leasing of the remaining space at the property.

Leasing activity at Countryside Office Park consisted of two tenants renewing 2,283 square feet, and one tenant vacating 1,042 square feet. Occupancy decreased by 1%, to 91% during the quarter. The property has two major tenants who occupy 14% and 13% of the available space with leases expiring in 2005 and 2002, respectively.

During the second quarter of 2000, leasing activity at Leawood Fountain Plaza consisted of the Registrant renewing one lease for 946 square feet and the Registrant signing one new lease with a tenant for 4,470 square feet. The occupancy increased to 98% throughout the quarter. The property has two major tenants occupying 14% and 10% of the available space on leases which expire in October 2001 and July 2004, respectively.

The Registrant reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of a property may not be recoverable. The Registrant considers a history of operating losses or a change in occupancy to be primary indicators of potential impairment. The Registrant deems the Property to be impaired if a forecast of undiscounted future operating cash flows directly related to the Property, including disposal value, if any, is less than its carrying amount. If the Property is determined to be impaired, the loss is measured as the amount by which the carrying amount of the Property exceeds its fair value. Fair value is based on quoted market prices in active markets, if available. If quoted market prices are not available, an estimated of fair value is based on the best information available, including prices for similar properties or the results of valuation techniques such as discounting estimated future cash flows. Considerable management judgement is necessary to estimate fair value. Accordingly, actual results could vary significantly from such estimates.

Results of Consolidated Operations 2000


Consolidated revenues for the three month period ended June 30, 2000 and 1999, are $1,108,689 and $929,911, respectively. Consolidated revenues for the six month period ended June 30, 2000 and 1999 are $2,052,220 and $1,785,526, respectively. Revenues increased $178,778 for the three month period and $266,694 for the six month period when comparing to that of prior year. Consolidated revenues have increased primarily due to increases in base rental and real estate tax revenues at Countryside Office Park as a result of the higher occupancy level and the recapture in revenue of the real estate tax appeal fees, as mentioned in the property comparisons. During the three month periods ended June 30, 2000 and 1999, consolidated expenses were $840,822 and $1,007,020, respectively. Consolidated expenses for the six month periods ended June 30, 2000 and 1999 were $1,702,939 and $1,882,709, respectively.
Consolidated expenses decreased $166,198 and $179,770 for the three and six month periods when compared to that of prior year. The decrease in expenses for the three month period is primarily due to decreases in real estate tax expense ($176,429), repairs and maintenance related expenses ($35,267), insurance ($5,382), and other operating expenses ($7,159). These decreases were partially offset by increases in interest expense ($19,412), depreciation and amortization expense ($20,785), management fee expense ($10,360), and utility expense ($6,460). The decrease in real estate tax expense is due to lower annual taxes at both Countryside Office Park and Northeast Commerce Center, as mentioned previously in the property comparisons. The decreased repairs and maintenance expenses are due to lower heating/air-conditioning and general building costs at

Northcreek and Countryside, also mentioned in the property comparisons. The increase in interest expense can be attributed to the increased interest rate at three of the Registrant's properties, than that of prior year. The increase in depreciation and amortization is due to the addition of capital and tenant related assets since the same period of the prior year. The decrease in consolidated expenses of $179,770 for the six month period is primarily due to decreases in real estate tax expense ($184,539), repairs and maintenance related expenses ($49,252), professional services ($18,091), insurance ($7,026), and other operating expenses ($32,737). These decreases were partially offset by increases in interest expense ($32,063), depreciation/amortization expense ($39,176), management fees ($15,914), utilities ($14,836), payroll ($2,171), and cleaning expense ($6,814). The decrease in real estate tax expense and repairs and maintenance, as well as the increases in interest and depreciation/ amortization have been addressed above in the three month period comparisons. The decrease in professional services can be attributed to a decrease in partnership related legal expenses than that of prior year. The decrease in other operating expenses for the six month period is due to decreases in snow removal and vacancy related expenses. The increase in management fees is directly related to the increased revenues. The utility expense increase can be attributed to increased electric expense at three of the Registrant's properties.

Results of Consolidated Operations 1999

Consolidated revenues for the three month period ended June 30, 1999 and 1998, are $929,911 and $899,041, respectively. Consolidated revenues for the six month period ended June 30, 1999 and 1998 are $1,785,526 and $1,774,358,
respectively.Revenues increased $30,870 for the three month period and $11,168 for the six month period ended June 30, 1999 when compared to the prior period. Consolidated revenues overall have increased primarily due to increases in escalation revenue at Northeast Commerce Center and NorthCreek Office Park and to increases in base rental revenue at NorthCreek Office Park, Countryside Executive Center, and Leawood Fountain Plaza. These increases in revenue were offset by a significant decrease in base rental income at Northeast Commerce Center. During the three month periods ended June 30, 1999 and 1998, consolidated expenses were $1,007,020 and $873,271. Consolidated expenses for the six month periods ended June 30, 1999 and 1998 were $1,882,709 and 1,688,703, respectively. Consolidated expenses increased $133,749 and $194,636 for the three and six month periods when comparing to prior year. The increase in expenses for the three month period is due to increases in real estate tax expense ($149,800), repairs and maintenance ($23,403), and professional services ($9,180). These increases were partially offset by decreases in interest expense ($13,712), cleaning expense ($4,547), parking lot-landscaping expense ($10,017), and other operating expenses ($21,306). The increase in real estate expense is due to the tax appeal fee payment at Countryside. The increased repairs and maintenance expenses are due to common area improvements made at NorthCreek Office Park. The decrease in interest expense can be attributed to increased principal payments from prior comparison period. The landscaping expense decrease is due to the reduction in contracted service at Countryside Executive Center. The decrease in other operating expenses is primarily due to a decrease in common area related and fire/crime prevention expenses. The increase of $194,636 for the six month period is due to increases in real estate tax expense ($134,789), repairs and maintenance ($39,418), professional services ($33,660), payroll ($10,523), insurance ($3,404), and other operating expenses ($33,697). These increases were partially offset by decreases in interest expense ($25,644), depreciation/ amortization ($16,312), cleaning expense ($14,304), and landscaping ($6,702). The increase in real estate tax and repairs and maintenance, as well as the decreases in interest and landscaping have been addressed above in the three month comparisons. The increase in professional services can be attributed to an increase in partnership related professional services in the first quarter of 1999. The increase in payroll for the six month period is due to additional office personnel costs during 1st quarter 1999. The increase in other operating expenses for the six month period is due to significant increases in snow removal and vacancy related expense (primarily at Northeast Commerce Center). The decrease in cleaning is due to the absence of monthly cleaning reimbursements to the former major tenant at Northeast Commerce Center.

Inflation

The effects of inflation did not have a material impact upon the Registrant's operations.

D.  AUDITED FINANCIAL STATEMENTS - DECEMBER 31, 1999, 1998 AND 1997



INDEPENDENT AUDITORS' REPORT


To the Partners of
  Nooney Income Fund Ltd. II, L.P.:

We have audited the accompanying balance sheets of Nooney Income Fund Ltd. II, L.P. (a limited partnership) as of December 31, 1999 and 1998, and the related statements of operations, partners' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1999. Our audits also included the financial statement schedules listed in the index at Item 14(a)2. These financial statements and financial statement schedules are the responsibility of the Partnership's general partners. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Partnership's general partners, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Nooney Income Fund, Ltd. II, L.P. as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.




/s/ Deloitte & Touche LLP

St. Louis, MO
February 22, 2000

NOONEY INCOME FUND LTD. II, L.P. (A LIMITED PARTNERSHIP)

BALANCE SHEETS - DECEMBER 31, 1999 AND 1998


                                                                1999                   1998
                                                             -----------            -----------
ASSETS
CASH AND CASH EQUIVALENTS                                    $ 1,190,211            $ 1,249,605

ACCOUNTS RECEIVABLE (net of allowance of $273,506
  in 1999 and $255,409 in 1998)                                  257,599                205,323

PREPAID EXPENSES AND OTHER ASSETS                                 24,430                 21,505

INVESTMENT PROPERTY:
  Land                                                         2,618,857              2,618,857
  Buildings and improvements                                  13,997,112             13,618,572
                                                             -----------            -----------
                                                              16,615,969             16,237,429
  Less accumulated depreciation                                5,162,333              4,691,263
                                                             -----------            -----------
                                                              11,453,636             11,546,166
  Investment property held for sale                            2,860,890              2,826,591
                                                             -----------            -----------
         Total investment property                            14,314,526             14,372,757

DEFERRED EXPENSES - At amortized cost                            321,834                280,805
                                                             -----------            -----------
TOTAL                                                        $16,108,600            $16,129,995
                                                             ===========            ===========
LIABILITIES AND PARTNERS' EQUITY

LIABILITIES:
  Accounts payable and accrued expenses                      $   174,137            $   160,061
  Accrued real estate taxes                                      485,507                499,728
  Refundable tenant deposits                                     250,231                211,787
  Mortgage note payable                                        6,871,246              6,995,876
                                                             -----------            -----------
         Total liabilities                                     7,781,121              7,867,452

PARTNERS' EQUITY                                               8,327,479              8,262,543
                                                             -----------            -----------
TOTAL                                                        $16,108,600            $16,129,995
                                                             ===========            ===========


See notes to financial statements.

NOONEY INCOME FUND LTD. II, L.P. (A LIMITED PARTNERSHIP)

STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


                                                         1999                  1998                  1997
                                                      ----------            ----------            ----------
REVENUES:
  Rental and other income                             $3,723,962            $3,680,649            $3,355,159
  Interest                                                 4,055                    --                 1,614
                                                      ----------            ----------            ----------
         Total revenues                                3,728,017             3,680,649             3,356,773

EXPENSES:
  Interest                                               554,283               584,329               595,696
  Depreciation and amortization                          765,982               755,447               670,997
  Real estate taxes                                      544,192               534,592               597,849
  Property management fees - related party               216,862               215,198               201,992
  Repairs and maintenance                                442,418               334,606               293,264
  Professional services                                  380,102               135,134               224,330
  Other operating expenses (includes
    $40,000 in each year to related party)               759,242               757,247               709,058
                                                      ----------            ----------            ----------
         Total expenses                                3,663,081             3,316,553             3,293,186
                                                      ----------            ----------            ----------
NET INCOME                                            $   64,936            $  364,096            $   63,587
                                                      ==========            ==========            ==========
NET INCOME ALLOCATION:
  General partners                                    $      649            $   21,480            $   12,529
  Limited partners                                    $   64,287            $  342,616            $   51,058

LIMITED PARTNERS' DATA:
  Net income per unit                                 $     3.34            $    17.83            $     2.66
                                                      ==========            ==========            ==========

  Cash distributions - Investment income
    per unit                                          $       --            $    17.83            $     2.66
                                                      ==========            ==========            ==========
Cash distributions - Return of capital
    per unit                                          $       --            $     0.92            $     9.84
                                                      ==========            ==========            ==========
  Weighted average limited partnership
    units outstanding                                     19,221                19,221                19,221
                                                      ==========            ==========            ==========


See notes to financial statements.

NOONEY INCOME FUND LTD. II, L.P. (A LIMITED PARTNERSHIP)

STATEMENTS OF PARTNERS' EQUITY (DEFICIT)

YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                   Limited              General
                                                  Partners              Partners                  Total
                                                -----------             ---------             -----------
BALANCE (DEFICIT), JANUARY 1, 1997              $ 8,600,764             $(128,497)            $ 8,472,267

  Net income                                         51,058                12,529                  63,587

  Cash distribution                                (240,263)              (14,704)               (254,967)
                                                -----------             ---------             -----------
BALANCE (DEFICIT), DECEMBER 31, 1997              8,411,559              (130,672)              8,280,887

  Net income                                        342,616                21,480                 364,096

  Cash distributions                               (360,394)              (22,046)               (382,440)
                                                -----------             ---------             -----------
BALANCE (DEFICIT), DECEMBER 31, 1998              8,393,781              (131,238)              8,262,543

  Net income                                         64,287                   649                  64,936
                                                -----------             ---------             -----------
BALANCE (DEFICIT), DECEMBER 31, 1999            $ 8,458,068             $(130,589)            $ 8,327,479
                                                ===========             =========             ===========


See notes to financial statements.

NOONEY INCOME FUND LTD. II, L.P. (A LIMITED PARTNERSHIP)

STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


                                                                    1999                    1998                    1997
                                                                -----------             -----------             -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                    $    64,936             $   364,096             $    63,587
  Adjustments to reconcile net income to net
    cash provided by operating activities:
      Depreciation                                                  677,201                 660,875                 604,818
      Amortization of deferred expenses                              88,781                  94,572                  66,179
      Net changes in accounts affecting operations:
        Accounts receivable                                         (52,276)                (52,373)                 66,705
        Prepaid expenses and other assets                            (2,925)                 (4,453)                 (6,864)
        Deferred expenses                                          (129,810)               (104,353)               (215,064)
        Accounts payable and accrued expenses                        14,076                (320,548)                377,278
        Accrued real estate taxes                                   (14,221)                (57,174)                (25,580)
        Refundable tenant deposits                                   38,444                  63,013                  23,748
                                                                -----------             -----------             -----------
           Net cash provided by operating activities                684,206                 643,655                 954,807
                                                                -----------             -----------             -----------
CASH FLOWS FROM INVESTING ACTIVITIES -
  Additions to investment property                                 (618,970)               (289,092)               (551,260)
                                                                -----------             -----------             -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Cash distributions to partners                                         --                (382,440)               (254,967)
  Mortgage principal payments                                      (124,630)               (100,656)                (93,468)
                                                                -----------             -----------             -----------
           Net cash used in financing activities                   (124,630)               (483,096)               (348,435)
                                                                -----------             -----------             -----------
NET (DECREASE) INCREASE IN CASH AND
  CASH EQUIVALENTS                                                  (59,394)               (128,533)                 55,112

CASH AND CASH EQUIVALENTS, BEGINNING
  OF YEAR                                                         1,249,605               1,378,138               1,323,026
                                                                -----------             -----------             -----------
CASH AND CASH EQUIVALENTS, END
  OF YEAR                                                       $ 1,190,211             $ 1,249,605             $ 1,378,138
                                                                ===========             ===========             ===========

                                                                    1999                    1998                    1997
                                                                -----------             -----------             -----------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION - Cash paid during the year for
    interest                                                    $   590,980             $   537,963             $   609,879
                                                                ===========             ===========             ===========


See notes to financial statements.

NOONEY INCOME FUND LTD. II, L.P. (A LIMITED PARTNERSHIP)

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997




1.       BUSINESS

Nooney Income Fund Ltd. II, L.P. (the "Partnership") is a limited partnership organized under the laws of the State of Missouri on February 13, 1985 for the purpose of investing in income-producing real properties, such as shopping centers, office buildings, warehouses and other commercial properties.

The Partnership's portfolio is comprised of a 24% undivided interest in an office complex in Leawood, Kansas (Leawood Fountain Plaza); an office warehouse in Mundelein, Illinois (Tower Industrial Building); a single story office building in Palatine, Illinois (Countryside Office Park, formerly Countryside Executive Center); an office/warehouse/showroom facility in Cincinnati, Ohio (Northeast Commerce Center); and an office complex in Cincinnati, Ohio (NorthCreek Office Park). The proportionate share of these properties owned by the Partnership generated 9.6%, 5.5%, 33.0%, 11.1% and 40.8% of rental and other income, respectively, for the year ended December 31, 1999. Effective October 1, 1998, the property known as Countryside Executive Center was renamed Countryside Office Park.

It is management's intent to sell Countryside Office Park (Countryside) as soon as practicable because of local market conditions, tax burdens and other factors related specifically to this property.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The financial statements include only those assets, liabilities and results of operations of the partners which relate to the business of Nooney Income Fund Ltd. II, L.P. The statements do not include any assets, liabilities, revenues or expenses attributable to the partners' individual activities. No provision has been made for federal and state income taxes since these taxes are the personal responsibility of the partners.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Prior to October 31, 1997, the corporate general partner was a partially owned subsidiary of Nooney Company. One of the individual general partners was an officer, director and shareholder of Nooney Company. Another individual general partner's spouse was a shareholder of Nooney Company. Nooney Company was also an economic assignee of two former individual general partners. Nooney Krombach Company, a wholly owned subsidiary of Nooney Company, managed the Partnership's real estate for a management fee. Property management fees paid to Nooney Krombach Company were $171,525 for the year ended December 31, 1997. Additionally, the Partnership paid Nooney Krombach Company $33,334 in 1997 as reimbursement for management services and indirect expenses in connection with the management of the Partnership.

On October 31, 1997, Nooney Company sold its 75% interest in Nooney Income Investments Two, Inc., the corporate general partner of the Registrant to S-P Properties, Inc., a California corporation, which in turn is a wholly owned subsidiary of CGS Real Estate Company, Inc., a Texas corporation. Simultaneously, Gregory J. Nooney, Jr., an individual general partner and PAN, Inc., a corporate general partner, sold their economic interests to S-P Properties, Inc. and resigned as general partners. CGS Real Estate also purchased the real estate management business of Nooney Krombach Company and formed Nooney, Inc. to perform the management of the Partnership.

In September 1999, Nooney, Inc. changed its name to American Spectrum Midwest, Inc. and began doing business under the new name at that time. Ownership remained unchanged. Property management fees paid to American Spectrum Midwest, Inc. were $216,862, $215,198 and $30,467 for the years ended December 31, 1999, 1998 and 1997, respectively. Additionally, the Partnership paid American Spectrum Midwest, Inc. $40,000 in 1999 and 1998 and $6,666 in 1997 as reimbursement for management services and indirect expenses in connection with the Partnership.

Investment property is recorded at the lower of cost or net realizable value. The Partnership reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of a property may not be recoverable. The Partnership considers a history of operating losses or a change in occupancy to be primary indicators of potential impairment. The Partnership deems the property to be impaired if a forecast of undiscounted future operating cash flows directly related to the property, including disposal value if any, is less than its carrying amount. If the property is determined to be impaired, the loss is measured as the amount by which the carrying amount of the property exceeds its fair value. Fair value is based on quoted market prices in active markets, if available. If quoted market prices are not available, an estimate of fair value is based on the best information available, including prices for similar properties or the results of valuation techniques such as discounting estimated future cash flows. Considerable management judgment is necessary to estimate fair value. Accordingly, actual results could vary significantly from such estimates.

Buildings and improvements are depreciated over 30 years using the straight-line method.

Lease agreements are accounted for as operating leases and rentals from such leases are reported as revenues ratably over the terms of the leases. Certain lease agreements provide for rent concessions. At December 31, 1999, accounts receivable include approximately $145,000 ($121,500 in 1998) of accrued rent concessions which is not yet due under the terms of various lease agreements.

Included in rental and other income are amounts received from tenants under provisions of lease agreements which require the tenants to pay additional rent equal to specified portions of certain expenses such as real estate taxes, insurance, utilities and common area maintenance. The income is recorded in the same period that the related expense is incurred.

Net Operating Cash Income, as defined in the Partnership Agreement, is distributed quarterly as follows: (1) 90% pro rata to the limited partners; (2) 9% to the individual general partners as their annual Partnership Management Fee; and (3) 1% to the individual general partners.

In the event it is determined after the close of a fiscal year that the limited partners have not received their 7-1/2% non-cumulative preference as defined in the Partnership Agreement, then the individual general partners return to the partnership a portion of their distributions received as their 9% annual Partnership Management Fee until the limited partners have received their 7-1/2% non-cumulative preference. The individual general partners are not required to return any amount in excess of one-half of the 9% Partnership Management Fee received. If Net Operating Cash Income for any fiscal year is not sufficient to pay the limited partners any portion of their 7-1/2% non-cumulative preference, the unpaid amount does not accrue to future fiscal years. The annual Partnership Management Fee is a cumulative preference. The preferential return can be distributed only through cash distributed as a result of a Major Capital Event (as defined) or cash distributed upon dissolution of the partnership. Such preferred distribution is only allowed after the general and limited partners receive amounts equal to their adjusted capital accounts and the limited partners receive an 11% cumulative return. Through December 31, 1999, Partnership Management Fees totaling $316,180 have not been paid under the limitations stated above. Based upon the priorities of cash to be distributed, management believes that the likelihood of payment of the $316,180 is remote and therefore the management fee was not accrued on the balance sheet.

For financial statement and income tax reporting, the income from operations is allocated as follows: first, a special allocation of gross income to the individual general partners in the amount equal to the annual partnership management fee distributed to the individual general partners during the period; then, the remainder is allocated 1% to the individual general partners and 99% pro rata to the limited partners based upon the relationship of original capital contributions of the limited partners.

Limited partnership per unit computations are based on the weighted average number of limited partnership units outstanding during the period.

The Partnership considers all highly liquid debt instruments with a maturity of three months or less at date of purchase to be cash equivalents.

Deferred expenses consist primarily of lease fees which are amortized over the terms of their respective leases.

The Partnership adopted SFAS No. 130, "Reporting Comprehensive Income", which requires entities to report changes in equity that result from transactions and economic events other than those with shareholders. The Partnership had no other comprehensive income items, accordingly net income and other comprehensive income are the same.

3.    MORTGAGE NOTE PAYABLE

Mortgage note payable as of December 31, 1999 and 1998, consists of the following:

                                                     1999             1998
                                                     ----             ----
Note payable to bank, principal of $9,587,
and interest due monthly at bank's prime
rate (9.25% at December 31, 1999) plus
 .75% maturing December 28, 2002                    $6,871,246      $6,995,876
                                                   ==========      ==========


The mortgage note is collateralized by deeds of trust and assignment of rents on investment property (Countryside, Northeast Commerce Center and NorthCreek Office Park) with a net book value of $12,601,000 at December 31, 1999. The mortgage note agreement provides for a 3.25% interest rate on outstanding principal if a compensating balance is maintained during the immediately preceding month. During 1999, 1998 and 1997, the Partnership decreased interest expense by approximately $59,000, $64,000 and $60,000, respectively, from the compensating balance clause.

Principal payments required during the next five years are as follows:

2000                           $   115,044
2001                               132,000
2002                             6,624,202
                               -----------
    Total                      $ 6,871,246
                               ===========

In accordance with Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Instruments", the estimated fair value of mortgage notes payable with maturities greater than one year is determined based on rates currently available to the Partnership for mortgage notes with similar terms and remaining maturities. The carrying amount and estimated fair market value of the Partnership's debt at December 31, 1999 and 1998 are equal due to the adjustable rate feature of the note and the terms are consistent with those the Partnership could currently obtain.

4.    RENTAL REVENUES UNDER OPERATING LEASES

Minimum future rental revenues under noncancelable operating leases in effect as of December 31, 1999 are as follows:

2000                           $  3,047,000
2001                              2,608,000
2002                              1,928,000
2003                              1,207,000
2004                                437,000
Remainder                           267,000
                               ------------
    Total                      $  9,494,000
                               ============

In addition, certain lease agreements require tenant participation in certain operating expenses. Tenant participation in expenses included in revenues approximated $45,000, $61,000 and $43,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

5.    FEDERAL INCOME TAX STATUS

The general partners believe, based on opinion of legal counsel, that Nooney Income Fund Ltd. II, L.P. is considered a partnership for income tax purposes.

Selling commissions and offering expenses incurred in connection with the sale of limited partnership units are not deductible for income tax purposes and therefore increase the partners' bases. Investment properties are depreciated for income tax purposes using rates which differ from rates used for computing depreciation for financial statement reporting. Rents received in advance are includable in taxable income in the year received. Rent concessions, recognized ratably over lease terms for financial statement purposes, are includable in taxable income in the year rents are received. Losses in connection with the write-down of investment property are not recognized for tax purposes until the property is disposed.

The comparison of financial statement and income tax reporting is as follows:

                                 Financial                Income
                                 Statement                  Tax
                                 ---------                  ---
1999:
  Net income (loss)           $     64,936           $   (145,635)
  Partners' equity               8,327,479             13,178,376

1998:
  Net income (loss)           $    364,096           $     (5,791)
  Partners' equity               8,262,543             13,324,011

                                 Financial                Income
                                 Statement                 Tax
                                 ---------                 ---
1997:
  Net income (loss)           $     63,587           $     (8,137)
  Partners' equity               8,280,887             13,712,242

6.    MAJOR TENANT

A substantial amount of the Partnership's revenue in 1999 was derived from one major tenant whose rental amounted to approximately $405,000, or 11%, of total revenues. A substantial amount of the Partnership's revenue in 1998 was derived from two major tenants whose rentals amounted to approximately $427,000 and $367,000 or 11.6% and 10.0%, respectively, of total revenues. A substantial amount of the Partnership's revenue in 1997 was derived from two major tenants whose rentals amounted to approximately $500,000 and $408,000 or 14.9% and 12.2%, respectively, of total revenues.

7.    BUSINESS SEGMENTS (in thousands)

The Partnership has five reportable operating segments: Leawood Fountain Plaza, Tower Industrial, Countryside Office Park, Northeast Commerce Center, and NorthCreek Office Park. In 1998 and 1997, the Partnership's management evaluated performance of each segment based on profit or loss from operations before allocation of property writedowns, general and administrative expenses, unusual and extraordinary items, and interest. In 1999, the Partnership began evaluating each segment's operations including allocation of property writedowns. The accounting policies of the segments are the same as those described in the summary of significant accounting policies (see Note 2).

       (In thousands)                       1999               1998               1997
                                            ----               ----               ----
Revenues:
   Leawood Fountain Plaza              $    359.7         $    307.9         $    283.9
   Tower Industrial                         203.1              202.2              196.9
   Countryside Office Park                1,220.6            1,025.4              905.8
   Northeast Commerce Center                409.7              692.1              676.1
   NorthCreek Office Park                 1,509.1            1,377.3            1,303.8
                                       ----------         ----------         ----------
                                       $  3,702.2         $  3,604.9         $  3,366.5
                                       ==========         ==========         ==========

       (In thousands)                   1999          1998          1997
                                        ----          ----          ----
Operating profit (loss):
   Leawood Fountain Plaza           $    92.2     $    43.6     $    20.0
   Tower Industrial                      84.7          93.5          90.4
   Countryside Office Park              (10.5)         36.5         (69.5)
   Northeast Commerce Center           (214.0)        (31.3)         50.4
   NorthCreek Office Park               343.9         178.2          81.7
                                    ---------     ---------     ---------
                                    $   296.3     $   320.5     $   173.0
                                    =========     =========     =========

Capital expenditures:
   Leawood Fountain Plaza           $    33.6     $    36.1     $    29.0
   Tower Industrial                     192.8          --            --
   Countryside Office Park              128.9         138.0         313.3
   Northeast Commerce Center            219.2          --            68.3
   NorthCreek Office Park                44.5         115.0         140.7
                                    ---------     ---------     ---------
                                    $   619.0     $   289.1     $   551.3
                                    =========     =========     =========

Depreciation and amortization:
   Leawood Fountain Plaza           $    69.2     $    90.8     $    91.4
   Tower Industrial                      45.2          41.6          41.6
   Countryside Office Park              137.3         151.8          72.0
   Northeast Commerce Center            192.4         265.4         245.2
   NorthCreek Office Park               307.4         359.3         374.3
                                    ---------     ---------     ---------
                                    $   751.5     $   908.9     $   824.5
                                    =========     =========     =========

Assets:
   Leawood Fountain Plaza           $   946.8     $ 1,476.0
   Tower Industrial                     985.9         914.8
   Countryside Office Park            3,126.2       8,653.8
   Northeast Commerce Center          3,512.7       4,606.2
   NorthCreek Office Park             6,410.5       6,992.8
                                    ---------     ---------
                                    $14,982.1     $22,643.6
                                    =========     =========

Reconciliations of segment data to the Partnership's consolidated data follow:

        (In thousands)                          1999            1998             1997
                                                ----            ----             ----
Revenues:
   Segments                                 $ 3,702.2        $ 3,604.9        $ 3,366.5
   Corporate and other                           25.8             75.7             (9.7)
                                            ---------        ---------        ---------
                                            $ 3,728.0        $ 3,680.6        $ 3,356.8
                                            =========        =========        =========
Net income:
   Segments operating profit                $   296.3        $   320.5        $   173.0
   Other income (expense)                        25.8             75.7             (9.7)
   General and administrative expenses         (257.2)           (32.1)           (99.7)
                                            ---------        ---------        ---------
                                            $    64.9        $   364.1        $    63.6
                                            =========        =========        =========

Assets:
   Segments                                 $14,982.1        $22,643.6
   Corporate and other                        1,126.5         (6,513.6)
                                            ---------        ---------
                                            $16,108.6        $16,130.0
                                            =========        =========

Depreciation and amortization:
   Segments                                 $   751.5        $   908.9        $   824.5
   Corporate and other                           14.5           (153.5)          (153.5)
                                            ---------        ---------        ---------
                                            $   766.0        $   755.4        $   671.0
                                            =========        =========        =========


                                    * * * * *

NOONEY INCOME FUND LTD. II, L.P. (A LIMITED PARTNERSHIP)

SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION

DECEMBER 31, 1999

           Column A                       Column B                             Column C
           --------                       --------                             --------
                                                                     Initial Cost to Partnership
                                                                     ---------------------------
                                                                             Buildings and
      Description                     Encumbrances             Land          Improvements            Total
      -----------                     ------------             ----          ------------            -----
Leawood Fountain Plaza Office
   Complex (24% undivided
   interest
Leawood, Kansas                       $         -         $   318,962         $ 1,991,417         $ 2,310,379
 Tower Industrial Building,
   Mundelein, Illinois                          -             193,744           1,042,076           1,235,820
NorthCreek Office Park,
   Cincinnati, Ohio                             -             338,850           4,639,617           4,978,467
Northeast Commerce Center,
   Cincinnati, Ohio                             -             199,361           2,784,317           2,983,678
Countryside Office Park,
   NorthCreek Office Park and
   Northeast Commerce Center            6,871,246                   -                   -                   -
                                      -----------         -----------         -----------         -----------
                                        6,871,246           1,050,917          10,457,427          11,508,344
Countryside Office Park,
   Palatine, Illinois                           -             623,919           4,302,911           4,926,830
                                      -----------         -----------         -----------         -----------
         Total                        $ 6,871,246         $ 1,674,836         $14,760,338         $16,435,174
                                      ===========         ===========         ===========         ===========

                                           Column D                                   Column E
                                           --------                                   --------
                                                                                 Gross Amount which
                                            Costs                             Carried at Close of Period
                                         Capitalized          --------------------------------------------------------
                                        Subsequent to                               Buildings and
       Description                      Acquisition (1)            Land             Improvements              Total
       -----------                      --------------             ----             ------------              -----
Leawood Fountain Plaza Office
   Complex (24% undivided
   interest),
   Leawood, Kansas                      $  (603,326)           $   318,962           $ 1,388,091           $ 1,707,053
Tower Industrial Building,
   Mundelein, Illinois                      195,588                193,744             1,237,664             1,431,408
NorthCreek Office Park,
   Cincinnati, Ohio                       3,713,830              1,370,100             7,322,197             8,692,297
Northeast Commerce Center,
   Cincinnati, Ohio                       1,801,533                736,051             4,049,160             4,785,211
Countryside Office Park,
   NorthCreek Office Park and
   Northeast Commerce Center
                                        -----------            -----------           -----------           -----------
                                          5,107,625              2,618,857            13,997,112            16,615,969
Countryside Office Park,
   Palatine, Illinois                      (938,645)             1,356,419             2,631,766             3,988,185(2)
                                        -----------            -----------           -----------           -----------
         Total                          $ 4,168,980            $ 3,975,276           $16,628,878           $20,604,154
                                        ===========            ===========           ===========           ===========

                                         Column F               Column G          Column H             Column I
                                         --------               --------          --------             --------
                                                                                                     Life on which
                                                                                                      Depreciation
                                        Accumulated             Date of             Date            in Latest Income
                                        Description           Construction        Acquired        Statement is Computed
                                        -----------           ------------        --------        ---------------------
Leawood Fountain Plaza Office
   Complex (24% undivided
   interest),
   Leawood, Kansas                      $  938,094               1982-1983        2/20/1985            30 years
Tower Industrial Building,
   Mundelein, Illinois                     486,715               1974             3/20/1986            30 years
NorthCreek Office Park,
   Cincinnati, Ohio                      2,403,394               1984-1986        12/29/1986           30 years
Northeast Commerce Center,
   Cincinnati, Ohio                      1,334,130               1985             12/29/1986           30 years
                                        ----------
                                         5,162,333
Countryside Office Park,
   Palatine, Illinois                    1,127,295(2)            1975             12/16/1986           30 years
                                        ----------
         Total                          $6,289,628
                                        ==========


(1) AMOUNTS SHOWN ARE NET OF ASSETS WRITTEN-OFF AND THE FOLLOWING WRITEDOWNS TO REFLECT APPRAISED VALUES:

Leawood Fountain Plaza Office Complex              $  754,000
NorthCreek Office Park                                484,000
Northeast Commerce Center                             761,000
Countryside Office Park                             3,256,000

(2) Amount is shown net in the financial statements $2,860,890.

NOONEY INCOME FUND LTD. II, L.P. (A LIMITED PARTNERSHIP)

SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION

YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                             1999                1998              1997
                                                             ----                ----              ----
(A) Reconciliation of amounts in Column E:

      Balance at beginning of period                     $ 20,130,482       $ 19,981,023       $ 19,569,732

      Add - Cost of improvements                              618,970            289,092            551,260

      Less - Cost of disposals                               (145,298)          (139,633)          (139,969)
                                                         ------------       ------------       ------------
      Balance at end of period                           $ 20,604,154       $ 20,130,482       $ 19,981,023
                                                         ============       ============       ============

 (B) Reconciliation of amounts in Column F:

      Balance at beginning period                        $  5,757,725       $  5,236,483       $  4,771,634

      Add - Provision during period                           677,201            660,875            604,818

      Less - Depreciation on disposals                       (145,298)          (139,633)          (139,969)
                                                         ------------       ------------       ------------
      Balance at end of period                           $  6,289,628       $  5,757,725       $  5,236,483
                                                         ============       ============       ============
 (C) The aggregate cost of real estate owned for
  federal income tax purposes                            $ 25,859,154       $ 25,385,482       $ 25,236,023
                                                         ============       ============       ============

E.  UNAUDITED FINANCIAL STATEMENTS - SIX MONTHS ENDED JUNE 30, 2000 AND 1999


                        NOONEY INCOME FUND LTD. II, L.P.

                             (A LIMITED PARTNERSHIP)

                                 BALANCE SHEETS

                                                       June 30,
                                                         2000              December 31,
                                                     (Unaudited)               1999
                                                     -----------               ----
ASSETS:

     Cash and cash equivalents                       $  1,354,006         $  1,190,211
     Accounts receivable                                  432,331              257,599
     Prepaid expenses and deposits                         45,855               24,430
     Investment property, at cost:
         Land                                           2,618,857            2,618,857
         Buildings and improvements                    14,039,176           13,997,112
                                                     ------------         ------------
                                                       16,658,033           16,615,969
         Less accumulated depreciation                 (5,392,177)          (5,162,333)
                                                     ------------         ------------
                                                       11,265,856           11,453,636
     Investment property-held for sale                  2,847,660            2,860,890
                                                     ------------         ------------
                                                       14,113,516           14,314,526
     Prepaid and deferred expenses - at
       amortized cost                                     368,077              321,834
                                                     ------------         ------------
                                                     $ 16,313,785         $ 16,108,600
                                                     ============         ============

LIABILITIES AND PARTNERS' EQUITY:

Liabilities:
     Accounts payable and accrued expenses           $    165,434         $    174,137
     Accrued real estate taxes                            388,694              485,507
     Refundable tenant deposits                           269,174              250,231
     Mortgage note payable                              6,813,723            6,871,246
                                                     ------------         ------------
                                                        7,637,025            7,781,121
Partners' equity                                        8,676,760            8,327,479
                                                     ------------         ------------
                                                     $ 16,313,785         $ 16,108,600
                                                     ============         ============

                        NOONEY INCOME FUND LTD. II, L.P.

                             (A LIMITED PARTNERSHIP)

                  STATEMENTS OF OPERATIONS AND PARTNERS' EQUITY

                                   (UNAUDITED)

                                                           Three Months Ended                 Six Months Ended
                                                       June 30,         June 30,          June 30,         June 30,
                                                         2000             1999              2000             1999
                                                         ----             ----              ----             ----
REVENUES:
     Rental and other income                         $ 1,107,626      $   929,911       $ 2,049,773      $ 1,785,526
     Interest                                              1,063                0             2,447                0
                                                     -----------      -----------       -----------      -----------
                                                       1,108,689          929,911         2,052,220        1,785,526
EXPENSES:
     Interest expense                                    154,207          134,795           300,946          268,883
     Depreciation and amortization                       202,175          181,390           401,607          362,431
     Real estate taxes                                   126,823          303,252           257,738          442,277
     Property management fees paid to
         American Spectrum Midwest                        65,705           55,345           122,155          106,241
     Reimbursement to American Spectrum Midwest
         for partnership management
         services and indirect expenses                   10,000           10,000            20,000           20,000
     Repairs and maintenance                              54,276           89,543           100,799          150,051
     Professional services                                29,874           31,808            60,397           78,488
     Utilities                                            38,887           32,427            87,603           72,767
     Payroll                                              29,284           26,569            59,416           57,245
     Cleaning                                             37,477           37,535            74,994           68,180
     Insurance                                            14,296           19,678            30,423           37,449
     Parking lot / landscaping expenses                   28,252           27,953            41,234           40,333
     Other operating expenses                             49,566           56,725           145,627          178,364
                                                     -----------      -----------       -----------      -----------
                                                         840,822        1,007,020         1,702,939        1,882,709
                                                     -----------      -----------       -----------      -----------
NET INCOME (LOSS)                                    $   267,867      $   (77,109)      $   349,281      $   (97,183)
                                                     ===========      ===========       ===========      ===========
NET INCOME  (LOSS) PER LIMITED
     PARTNERSHIP UNIT                                $     13.80      $     (3.97)      $     17.99      $     (5.01)
                                                     ===========      ===========       ===========      ===========

PARTNERS' EQUITY:
     Beginning of period                             $ 8,408,893      $ 8,242,469       $ 8,327,479      $ 8,262,543
     Net income (loss)                                   267,867          (77,109)          349,281          (97,183)
                                                     -----------      -----------       -----------      -----------
     End of period                                   $ 8,676,760      $ 8,165,360       $ 8,676,760      $ 8,165,360
                                                     ===========      ===========       ===========      ===========

                        NOONEY INCOME FUND LTD. II, L.P.

                             (A LIMITED PARTNERSHIP)

                            STATEMENTS OF CASH FLOWS

                                   (UNAUDITED)

                                                                     Six Months Ended
                                                                June 30,          June 30,
                                                                  2000              1999
                                                                  ----              ----
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income (loss)                                        $   349,281       $   (97,184)
     Adjustments to reconcile net income (loss) to
         net cash provided by operating activities:
             Depreciation and amortization                        401,607           362,431

     Changes in assets and liabilities:
         (Increase) decrease  in accounts receivable             (174,732)            2,288
         Increase in prepaid expenses and deposits                (21,425)          (28,225)
         Increase in deferred assets                              (99,824)          (21,521)
         (Decrease) increase in accounts payable                   (8,703)           63,888
         (Decrease) increase in accrued real
           estate taxes                                           (96,813)           62,001
         Increase in refundable tenant deposits                    18,943            20,620
                                                              -----------       -----------
             Total adjustments                                     19,053           461,482
                                                              -----------       -----------
             Net cash provided by operating
               activities                                         368,334           364,299
                                                              -----------       -----------

CASH FLOWS FROM INVESTING ACTIVITIES -
     Additions to investment property                            (147,016)         (292,362)
                                                              -----------       -----------

CASH FLOWS FROM FINANCING ACTIVITIES -
     Payments on mortgage notes payable                           (57,523)          (57,522)
                                                              -----------       -----------

NET INCREASE IN CASH AND                                          163,795            14,415
     CASH EQUIVALENTS
CASH AND CASH EQUIVALENTS, beginning of period                  1,190,211         1,249,605
                                                              -----------       -----------

CASH AND CASH EQUIVALENTS, end of period                      $ 1,354,006       $ 1,264,020
                                                              ===========       ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
INFORMATION - Cash paid during year for interest              $   300,946       $   268,883
                                                              ===========       ===========

                        NOONEY INCOME FUND LTD. II, L.P.

                             (A LIMITED PARTNERSHIP)

                     NOTES TO UNAUDITED FINANCIAL STATEMENTS

                THREE AND SIX MONTHS ENDED JUNE 30, 2000 AND 1999


NOTE A:

Refer to the Registrant's financial statements for the year ended December 31, 1999, which are contained in the Registrant's Annual Report on Form 10-K, for a description of the accounting policies which have been continued without change. Also, refer to the footnotes to those statements for additional details of the Registrant's financial condition. The details in those notes have not changed except as a result of normal transactions in the interim periods.

NOTE B:

The financial statements include only those assets, liabilities, and results of operations of the partners which relate to the business of Nooney Income Fund Ltd. II, L.P. The statements do not include assets, liabilities, revenues or expenses attributable to the partners' individual activities. No provision has been made for federal and state income taxes since these taxes are the responsibility of the individual partners. In the opinion of the general partners, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and changes in financial position at June 30, 2000 and for all periods presented have been made. The results of operations for the three and six month periods ended June 30, 2000, are not necessarily indicative of the results which may be expected for the entire year.

NOTE C:

The Registrant's properties are managed by American Spectrum Midwest (formerly Nooney, Inc.), a wholly-owned subsidiary of CGS Real Estate Company. Nooney Income Investments Two, Inc., a general partner, is a wholly-owned subsidiary of S-P Properties, Inc. S-P Properties, Inc is a wholly-owned subsidiary of CGS Real Estate Company.

NOTE D:

The earnings per limited partnership unit for the three and six month periods ended June 30, 2000 and 1999 was computed based on 19,221 units, the number of units outstanding during the periods.

NOTE E:

CGS is continuing the process of developing a plan pursuant to which the properties owned by the Registrant would be combined with the properties of other real estate partnerships managed by CGS and its affiliates. These limited partnerships own office properties, industrial properties, shopping centers, and residential apartment properties. It is expected that the acquiror would in the future qualify as a real estate investment trust. Limited partners would receive shares of common stock in the acquiror which would be listed on a national securities exchange or the NASDAQ national market system.


NOTE F:

The Registrant has no items of other comprehensive income, accordingly, net income and other comprehensive income are the same.

NOTE G:

The partnership has five reportable operating segments: Leawood Fountain Plaza, Tower Industrial, Countryside Executive Center, Northeast Commerce Center, and NorthCreek Office Park. The Partnership's management evaluates performance of each segment based on profit or loss from operations before allocation of property write downs, general and administrative expenses, unusual and extraordinary items, and interest.

                                                  Three Months Ended                         Six Months Ended
                                                       June 30,                                   June 30,
                                             2000                   1999                   2000               1999
                                             ----                   ----                   ----               ----
Revenues:
   Leawood Fountain Plaza (24%)         $    86,905            $    84,674             $   170,672       $   168,985
   Tower Industrial                          54,970                 50,450                 105,754           100,900
   Countryside Executive Center             463,640                277,023                 801,837           537,603
   Northeast Commerce Center                116,779                128,059                 218,046           220,237
   NorthCreek Office Park                   372,786                382,209                 739,616           741,875
                                        -----------            -----------             -----------       -----------
                                          1,095,080                922,415               2,035,925         1,769,600
                                        ===========            ===========             ===========       ===========
Operating Profit:
   Leawood Fountain Plaza (24%)         $    19,315            $    12,226             $    40,816       $    28,097
   Tower Industrial                          22,514                 22,676                  43,591            46,398
   Countryside Executive Center             192,476               (133,232)                256,547          (113,152)
   Northeast Commerce Center                (24,122)               (36,354)                (86,464)         (150,445)

   NorthCreek Office Park                    80,749                 55,387                 150,970           101,554
                                        -----------            -----------             -----------       -----------
                                            290,932                (79,297)                405,460           (87,548)
                                        ===========            ===========             ===========       ===========
Capital Expenditures:
   Leawood Fountain Plaza (24%)         $    32,474            $     2,400             $    33,362       $     6,560
   Tower Industrial                               0                147,048                       0           150,898
   Countryside Executive Center               8,052                 38,098                  43,668            54,472
   Northeast Commerce Center                 17,977                 41,865                  17,977            47,725
   NorthCreek Office Park                     3,794                  5,762                  52,009            32,707
                                        -----------            -----------             -----------       -----------
                                             62,297                235,173                 147,016           292,362
                                        ===========            ===========             ===========       ===========
Depreciation and Amortization:
   Leawood Fountain Plaza (24%)         $    15,426            $    22,863             $    30,200       $    46,754
   Tower Industrial                          10,859                 10,838                  22,863            21,250
   Countryside Executive Center              44,631                 30,505                  85,926            62,689
   Northeast Commerce Center                 53,842                 65,422                 106,496           128,161
   NorthCreek Office Park                    77,417                 90,129                 156,123           180,315
                                        -----------            -----------             -----------       -----------
                                            202,175                219,757                 401,607           439,169
                                        ===========            ===========             ===========       ===========
Assets:
                                      June 30, 2000      December 31, 1999
                                      -------------      -----------------
Leawood Fountain Plaza (24%)            $   973,179            $   946,803
Tower Industrial                            999,019                985,935
Countryside Executive Center              3,302,308              3,126,218
Northeast Commerce Center                 3,539,050              3,512,653
NorthCreek Office Park                    6,429,058              6,410,529
                                        -----------            -----------
                                         15,242,614             14,982,138
                                        ===========            ===========

Reconciliation of segment data to the Partnership's consolidated data is as follows:

                                               Three Months Ended                           Six Months Ended
                                                   June 30,                                     June 30,
                                         2000                       1999                  2000               1999
                                         ----                       ----                  ----               ----
Revenues:
     Segments                        $ 1,095,080              $   922,415            $ 2,035,925         $ 1,769,600
     Corporate and other                  13,609                    7,496                 16,295              15,926
                                     -----------              -----------            -----------         -----------
                                       1,108,689                  929,911              2,052,220           1,785,526
                                     ===========              ===========            ===========         ===========
Net Income (Loss):
     Segments                        $   290,932              $   (79,297)           $   405,460         $   (87,548)
     Corporate and other income           13,609                    7,496                 16,295              15,926
     General and admin expenses          (36,674)                  (5,308)               (72,474)            (25,561)
                                     -----------              -----------            -----------         -----------
                                         267,867                  (77,109)               349,281             (97,183)
                                     ===========              ===========            ===========         ===========

Depreciation and Amortization
     Segments                        $   202,175              $   219,757            $   401,607         $   439,169
     Corporate and other                       0                  (38,367)                     0             (76,738)
                                     -----------              -----------            -----------         -----------
                                         202,175                  181,390                401,607             362,431
                                     ===========              ===========            ===========         ===========
Assets:
                                   June 30, 2000        December 31, 1999
                                   -------------        -----------------
     Segments                        $15,242,614              $14,982,138
     Corporate and other               1,071,171                1,126,462
                                     -----------              -----------
                                      16,313,785               16,108,600
                                     ===========              ===========

                    NOONEY REAL PROPERTY INVESTORS - TWO L.P.
                            HISTORICAL FINANCIAL DATA

                                Table of Contents


I.    Nooney Real Property Investors - Two L.P.
      A.    Selected Historical Financial Data
      B.    Management's Discussion and Analysis of Financial Condition and
            Results of Operations - November 30, 1999, 1998 and 1997.
      C.    Management's Discussion and Analysis of Financial Condition and
            Results of Operations - Quarters Ended May 31, 2000 and May 31,
            1999.
      D.    Audited Financial Statements - November 30, 1999, 1998 and 1997
      E. Unaudited Financial Statements - Six Months Ended May 31, 2000 and May 31, 1999

A. SELECTED HISTORICAL FINANCIAL DATA OF NOONEY REAL PROPERTY INVESTORS-TWO,
L.P.

The following table sets forth certain selected historical financial data of the Partnership. The selected operating and financial position data as of and for each of the five years ended November 30, 1999 have been derived from the audited financial statements of the Partnership. The selected operating and financial position data as of May 31, 2000 and for the six months ended May 31, 2000 and 1999 have been derived from the unaudited financial statements of the Partnership. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto which follow.


(In thousands, except for per share data)

                                                   YEAR ENDED NOVEMBER 30,                         SIX MONTHS ENDED MAY 31,
                                                   -----------------------                         ------------------------
                                   1995        1996         1997          1998         1999          1999           2000
                                   ----        ----         ----          ----         ----          ----           ----
OPERATING DATA:
REVENUES:
Rental and reimbursement
income                           $ 2,331      $ 2,302      $ 2,424      $ 2,418       $ 2,150       $ 1,081       $ 1,287
Interest and other income             10           15           10            6             -             -            50
                                 -------      -------      -------      -------       -------       -------       -------
Total revenues                     2,341        2,317        2,434        2,424         2,150         1,081         1,337
                                 =======      =======      =======      =======       =======       =======       =======
EXPENSES:
Property operating                   427          511          564          763           647           324           324
Management and advisory
fees                                 116          115          121          122           105            68            79
Real estate and other taxes          413          380          395          374           386           181           185
Depreciation and
amortization                         493          518          523          518           491           244           269
Interest expense                     838          776          743          706           679           336           459
                                 -------      -------      -------      -------       -------       -------       -------
Total expenses                     2,287        2,300        2,346        2,483         2,308         1,153         1,316
                                 =======      =======      =======      =======       =======       =======       =======

                                                   YEAR ENDED NOVEMBER 30,                         SIX MONTHS ENDED MAY 31,
                                                   -----------------------                         ------------------------
                                   1995         1996         1997          1998         1999          1999           2000
                                   ----         ----         ----          ----         ----          ----           ----
Net Income (loss)                $    54      $    17      $    88      $   (59)      $  (158)      $   (72)      $    21
                                 =======      =======      =======      =======       =======       =======       =======

(In thousands)                                                             NOVEMBER 30,                               MAY 31,
                                                                           ------------                               -------
                                                     1995       1996        1997        1998        1999         1999       2000
                                                     ----       ----        ----        ----        ----         ----       ----
OTHER DATA:
Weighted average limited partnership units
   outstanding                                     12,000      12,000      12,000      12,000      12,000      12,000      12,000
Income (loss) per limited unit                       4.49        1.40        7.29       (4.90)     (13.04)      (5.94)       1.72
Ratio of earnings to fixed charges (1)               1.06        1.02        1.12           -           -           -        1.43
Deficiency of earnings to cover fixed
   charges (2)                                          -           -           -          59         158          72           -
Total properties owned at end of period                 4           4           4           4           4           4           4
Book value per limited partnership unit               (19)        (17)        (10)        (15)        (28)        (28)        (33)
Per unit value assigned for the
   consolidation                                                                                                              682
BALANCE SHEET DATA:
Cash and cash equivalents                         $   628     $   596     $   449     $   486     $ 2,572     $   328     $ 1,930
Real estate held for investment, net                7,515       7,459       7,210       6,833       6,439       6,656       6,451
Accounts receivable, net                              118         147         127         119         120         120         159
Other assets                                          179         152         120         137         296         139         997
Total assets, at book value                         8,440       8,354       7,906       7,575       9,427       7,243       9,537
Total assets, at valued assigned for the
   consolidation                                                                                                           18,404

Total liabilities                                   8,747       8,644       8,108       7,836       9,846       7,576       9,935
General partners deficit                              (83)        (83)        (82)        (82)        (84)         (3)         (4)
Limited partners deficit                             (224)       (207)       (120)       (179)       (335)       (330)       (394)

(In thousands)                                                             NOVEMBER 30,                          MAY 31,
                                                                           ------------                          -------
                                                       1995       1996      1997       1998       1999        1999      2000
                                                       ----       ----      ----       ----       ----        ----      ----
CASH FLOW DATA:
Increase (decrease) in cash and
   equivalents, net                                      25       (32)      (147)       37       2,086       (158)      (642)
Cash (used in) provided by operating
   activities                                           493       693        460       544          (4)       100       (240)



4) For purposes of determining the ratio of earnings to fixed charges, earnings consist of earnings before extraordinary items, income taxes and fixed charges. Fixed charges consist of interest on indebtedness, the amortization of debt issuance costs and that portion of operating rental expense representing interest.

5) Deficiency to cover fixed charges is the amount of earnings that would be required to achieve a ratio of earnings to fixed charges of 1.0.

B. Management's Discussion and Analysis of Financial Condition and Results of Operation - November 30, 1999, 1998 and 1997

Liquidity and Capital Resources

Cash reserves as of November 30, 1999, are $2,572,203, an increase of $2,086,047 from year ended November 30, 1998. The increase in cash can primarily be attributed to the new financing obtained for three of the Registrant's properties. The previous mortgage indebtedness was paid in full with the proceeds of the new mortgage agreements. The utilization of the remaining portion of the proceeds from the refinancing is being reviewed by the general partners to provide for future anticipated needs of the Registrant. The Registrant plans to maintain adequate cash reserves and to fund anticipated capital expenditures in 2000. The anticipated capital expenditures by property are:

                         Other Capital       Leasing Capital             Total
                         -------------       ---------------             -----
Park Plaza                 $ 82,149              $ 29,090              $111,239
Morenci                     140,698                27,072               167,770
Maple Tree                  370,800                   -0-               370,800
Jackson Warehouse            15,000               244,608               259,608
                           --------              --------              --------
                           $608,647              $300,770              $909,417
                           ========              ========              ========

Other capital at Park Plaza, Morenci and Maple Tree will be funded by the cash reserves for such improvements from the new loan agreements. Other capital at Jackson Warehouse will be funded from operations. Leasing capital at all four of the Registrant's properties will be funded from operations. Jackson Warehouse's future funding for leasing capital is based upon anticipated higher occupancy levels.

At all four of the Registrant's properties, leasing capital has been budgeted to fund tenant alternations and lease commissions for new and renewal leases to be signed during the year. At Morenci the Registrant has budgeted other capital for upgrading the exterior lighting, asphalt overlay of the east section of the lot, replacement of concrete sidewalks, ADA (American Disabilities Act) compliance, and asphalt sealing. At Park Plaza the Registrant has budgeted other capital for replacement of the porch canopies, roof repairs, exterior masonry and painting, and parking lot sealing and striping. At Maple Tree Shopping Center other capital has been budgeted for replacement of a section of the roof, overlaying the rear and main drives of the center, ADA (American Disabilities Act) compliance, and canopy renovation. At Jackson Warehouse other capital has been budgeted for separation of utilities and building of a new entrance in the event the vacant space needs to be further subdivided.

On November 30, 1999, the Registrant refinanced the debt on three of its properties. A new note with a balance of $5,721,083 secured by Park Plaza I and II, Morenci, and Maple Tree was obtained. In addition, the lender held back $628,917 for specified capital improvements. This money will be drawn upon by the Registrant as needed. The refinancing will result in a total mortgage for the above-mentioned properties of $6,350,000. The note bears interest at a rate of 9.01% per annum and calls for monthly installments of $57,348 including both interest and principal, through December 2004. The first mortgage debt on Jackson Warehouse has a balance due of $3,665,974 and a maturity date of November 2000. The interest rate on the debt is 9.31%. The Registrant intends to renew the Jackson note payable under similar terms.

The future liquidity of the Registrant is dependent on its ability to fund future capital expenditures and mortgage payments from operations and cash reserves, maintain occupancy, and negotiate with lenders the refinancing of mortgage debt as it matures.

Results of Operations

The results of operations for the Registrant's properties for the years ended November 30, 1999, 1998, and 1997 are detailed in the schedule below. Expenses of the Registrant are excluded.

                             Jackson
                            Warehouse           Maple Tree        Park Plaza          Morenci
                            ---------           ----------        ----------          -------
1999
----
Revenues                   $   486,226           $579,848          $518,807          $ 528,030
Expenses                       817,433            499,735           304,485            503,551
                           -----------           --------          --------          ---------
Net (Loss) Income          $  (331,207)          $ 80,113          $214,322          $  24,479
                           ===========           ========          ========          =========
1998
----
Revenues                   $   835,944           $591,382          $484,736          $ 530,493
Expenses                     1,130,028            469,852           286,508            455,275
                           -----------           --------          --------          ---------
Net (Loss) Income          $  (294,084)          $121,530          $198,228          $  75,218
                           ===========           ========          ========          =========
1997
----
Revenues                   $   867,895           $564,370          $484,872          $ 505,086
Expenses                       861,781            465,257           330,272            522,937
                           -----------           --------          --------          ---------
Net Income (Loss)          $     6,114           $ 99,113          $154,600          $ (17,851)
                           ===========           ========          ========          =========


1999 Property Comparisons

At Jackson Warehouse, for the year ended 1999 revenues decreased compared to 1998 due to a decrease in base rental revenues of $181,920 as a result of the consistent lower occupancy level than that reflected for the majority of 1998. A decrease was also reflected in miscellaneous income ($161,522) due to termination fees received only in 1998. Expenses decreased substantially ($312,595) due to decreases in repairs and maintenance-building ($37,000), real estate tax ($19,917), management fees ($17,486), vacancy expenses ($186,475), interest expense ($39,408), and amortization expense ($31,203). These decreases were partially offset by increases in insurance ($3,837), payroll ($2,490), legal fees ($5,500), and various other operating expenses ($7,067). The decrease in repairs and maintenance-building can be attributed to preventive roof repairs done in 1998, not necessary in 1999. Vacancy expense was higher in 1998 due to the cost associated with the clean up and refurbishing of the significant space vacated in 1998. Management fee expense is lower when compared to that of the prior year due to related lower revenues. The decrease in interest expense can be attributed to declining principal balances.


At Maple Tree, revenues decreased ($11,534) due to decreases in percentage rent ($9,358), common area maintenance reimbursement ($4,442), and real estate tax revenues ($4,601). These decreases were partially offset by an increase in base rental revenue ($7,314). Expenses at Maple Tree increased ($29,883) when compared to year-end 1998. Increases were reflected in landscaping expense ($5,806), real estate tax ($10,892), and interest expense ($13,846). The increase in real estate tax expense is due to higher annual taxes in 1999. Interest penalties to pay off old mortgages prior to obtaining the new mortgage resulted in the increased interest expense.

At Park Plaza I and II revenues increased $34,071 when compared to the prior year end. Base rental revenues increased ($23,319), and miscellaneous revenues increased in the amount of ($14,252). These increases were partially offset by decreases in common area maintenance and real estate tax revenues. Expenses increased $17,977 due to snow removal ($15,674), real estate tax expense ($14,383), and other operating expenses ($1,049). These increases were partially offset by decreases in repairs and maintenance-electrical ($7,475), and vacancy related expenses ($5,654). Real estate tax expense was lower in 1998 due to a refund received and recorded in 1998.

At Morenci Professional Park revenues decreased $2,463 when comparing the year ended 1999 to the year ended 1998. The decrease in revenues is primarily due to a decrease in common area maintenance reimbursement revenues ($10,090), partially offset by an increase in base rental revenue ($7,941). Expenses increased $48,276 primarily due to increases reflected in plumbing repairs ($6,200), repairs and maintenance electrical service ($3,608), snow removal ($14,951), real estate tax expense ($13,593), and various other operating expenses ($9,924). The increase in the real estate tax expense can be attributed to higher annual taxes billed to the property in 1999.

The occupancy levels at November 30 are as follows:

                                   Occupancy rates at November 30
                              1999             1998            1997
                              ----             ----            ----
Park Plaza                     98%              95%              97%
Morenci                        92%              94%              93%
Maple Tree                    100%             100%             100%
Jackson Warehouse              61%              61%             100%

For the year ended November 30, 1999, Jackson Warehouse had two tenants who leased 61% of the available space. One of the tenants occupied 40% of the space on a lease which expires in July 2002. The other tenant occupied 21% of the space on a lease which expires in November 2001. There was no leasing activity in 1999. Effective December 1, 1999, the Registrant negotiated a lease amendment through February 29, 2000 for 125,464 square feet (39%) with the tenant who had previously occupied 21% of the available space. The tenant will be occupying additional space starting in March 2000 (at which time the tenant will occupy 51% of the available space). The Registrant has signed a short-term lease with a new tenant who will occupy 56,800 square feet (18%) from December 1, 1999, through February 29, 2000. As of March 2000, when additional space will become available due to the expiration of the short-term lease, the tenant whose lease amendment terminates on February 29, 2000, will expand and occupy an additional 39,736 square feet. This will leave the property with a 9% vacancy.

Maple Tree remained 100% occupied during the fourth quarter of 1999. During the quarter, two tenants signed new leases for 2,700 square feet, and two tenants vacated a total of 2,700 square feet. During all of 1999, the Registrant signed three new leases for 5,340 square feet, three tenants renewed their leases for 36,848 square feet, and three tenants vacated 5,340 square feet. The center has two major tenants who occupy 18% and 42% of the available space. Their leases have expiration dates of April 30, 2005 and July 31, 2004, respectively.

Occupancy at Park Plaza was 98% at the end of the fourth quarter of 1999. During the fourth quarter, two tenants signed new leases for 12,600 square feet;and one tenant renewed its lease for 3,600 square feet. During 1999 four tenants signed new leases for 17,400 square feet; five tenants renewed their leases for 18,180 square feet; and two tenants vacated 10,640 square feet. At Park Plaza one tenant occupies 10% of the total space, with a lease expiring August 2004.

Occupancy at Morenci Professional Park was 92% as of November 30, 1999. During the fourth quarter, one tenant signed a new lease for 1,200 square feet; two tenants renewed their leases for 3,600 square feet; and two tenants vacated 4,800 square feet. During all of 1999, nine tenants signed new leases for 12,000 square feet; four tenants renewed their leases for 12,000 square feet; and six tenants vacated 14,400 square feet. No tenant occupies more than 10% of the total space.

The Registrant reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of a property may not be recoverable. The Registrant considers a history of operating losses or a change in occupancy to be primary indicators of potential impairment. The Registrant deems the Property to be impaired if a forecast of undiscounted future operating cash flows directly related to the Property, including disposal value, if any, is less than its carrying amount. If the Property is determined to be impaired, the loss is measured as the amount by which the carrying amount of the Property exceeds its fair value. Fair value is based on quoted market prices in active markets, if available. If quoted market prices are not available, an estimate of fair value is based on the best information available, including prices for similar properties or the results of valuation techniques such as discounting estimated future cash flows. Considerable management judgment is necessary to estimate fair value. Accordingly, actual results could vary significantly from such estimates.

Year 2000 issues

Information Technology Systems

The Registrant did not experience any information technology hardware or software disruptions or failure as a result of the Year 2000. Subsequent to December 31, 1999, the Registrant's "IT" systems have continued to operate, as normally, at the management office and all four of the Registrant's properties.


NON-INFORMATION TECHNOLOGY SYSTEMS

All non-information systems at the Registrant's four properties did not experience any disruptions or failures as a result of the Year 2000. These systems included elevators, heating, ventilating, air conditioning (HVAC) systems, and locks. These and other like systems continue to operate as normal in the year 2000.

The Registrant did not separately track internal costs related to the Year 2000 issue. The changing of the century did not have a material impact on the Registrant's financial condition or results of its operations.


MATERIAL THIRD PARTIES' SYSTEMS FAILURES

The Registrant did not experience any material impact related to third party system failures for the Year 2000 issue at any of its four properties. Payments from tenants did not appear to be delayed due to the Year 2000 conversion. The Registrant remains confident that no third party material issues will arise in the future.


1999 COMPARISONS

For the year ended November 30, 1999, consolidated revenues were $2,150,447 compared to $2,423,480 for the year ended November 30, 1998. The decrease in revenues of $273,033 can primarily be attributed to the loss of revenues at Jackson Warehouse due to lower occupancy level throughout the year when compared to that of the prior year.

Consolidated expenses for the year ended November 30, 1999, were $2,280,827 as compared to $2,482,905 for the year ended November 30, 1998. Consolidated expenses decreased $202,078. The decrease is primarily attributable to decreases in vacancy and other expenses at the Jackson Warehouse. In 1998, a significant amount of expense was incurred to prepare the property for re-leasing after the vacating of a former major tenant. During 1999 this expense was not necessary since the space was rehabilitated in 1998. Net loss for the year ended November 30, 1999, was $158,010 compared to a net loss of $59,425 for the year ended November 30, 1998. This decrease of $98,585 resulted in a net loss per partnership unit of $13.04 compared to net loss per limited partnership unit of $4.90 for the year ended November 30, 1998. Net cash used in operating activities for the year ended November 30, 1999 was ($4,207). The Registrant was able to fund capital expenditures of $59,978 and make payments on previously existing notes payable of $395,283 during 1999.

1998 Comparisons

For the year ended November 30, 1998, consolidated revenues were $2,423,480 compared to $2,434,123 for the year ended November 30, 1997. On a consolidated basis, revenues were fairly steady, decreasing $10,643 or less than 1%.

Consolidated expenses for the year ended November 30,1998, were $2,482,905 as compared to $2,345,759 for the year ended November 30, 1997. Consolidated expenses increased 6% or $137,146. The increase is mainly attributable to an increase in vacancy expense at the Jackson Warehouse. This expense was due to the clean up of the interior of the space vacated by the large tenant during the year and prepare this space and the exterior of the building for re-leasing. Net income for the year ended November 30, 1998, was a net loss for the year of $59,425 as compared to net income of $88,364 for the year ended November 30, 1997. This decrease resulted in a net loss per limited partnership unit of $4.90 compared to net income per limited partnership unit of $7.29 for the year ended November 30, 1997. Cash flow provided by operating activities for the year ended November 30, 1998 was $543,644. The Registrant was able to fund capital expenditures of $110,145 and reduce loan balances by $396,241 during 1998.

Inflation

The effects of inflation did not have a material impact upon the Registrant's operation in fiscal years 1997, 1998, and 1999, and are not expected to materially affect the Registrant's operation in 2000.

Interest Rates

Interest rates on floating rate debt fluctuated throughout 1999. All debt of the Registrant is now at a fixed rate, therefore, future increases in the prime interest rate will not affect operations of the Registrant.


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Registrant considered the provision of Financial Reporting Release No. 48 "Disclosure of Accounting Policies for Derivative Financial Instruments and Derivative Commodity Instruments, and Disclosure of Quantitative and Qualitative Information about Market Risk Inherent in Derivative Financial Instruments, Other Financial Instruments and Derivative Commodity Instruments. The Registrant had no holdings of derivative financial or commodity instruments at November 30, 1999. A review of the Registrant's other financial instruments and risk exposures at that date revealed that the Registrant had no exposure to interest rate risk due to the payoff of the second mortgage debt. Interest rates are not anticipated to affect the Registrant's financial position, results of operations or cash flows.

C. Management Discussion and Analysis of Financial Condition and Results of Operations - Six Months Ended May 31, 2000 and May 31, 1999

It should be noted that this 10-Q contains forward-looking information (as defined in the Private securities Litigation Reform Act of 1995) that involves risk and uncertainty, including trends in the real estate investment market, projected leasing and sales, and the future prospects for the Registrant. Actual results could differ materially from those contemplated by such statements.

Liquidity and Capital Resources

Cash on hand as of May 31, 2000 is $1,929,831, a decrease of $642,372 from year end November 30, 1999. The decrease in cash can primarily be attributed to the payment of expenses related to the development of the real estate investment trust as described in Note E of the notes to unaudited financial statements, and the semi-annual and annual real estate tax payments at the Registrant's properties. During the six month period ended May 31, 2000, capital additions were made in the amount of $239,025 and payments were made on mortgage notes in the amount of $162,763. The Registrant plans to maintain adequate cash reserves and fund capital expenditures during the remainder of 2000. The capital expenditures by property anticipated for the remainder of 2000 are as follows:

                                 Leasing Capital    Other Capital        Total
                                 ---------------    -------------       --------
    Park Plaza I & II               $112,500          $  5,125          $117,625
    Morenci Professional Park        147,900            11,448           159,348

    Maple Tree Shopping Center       163,000            10,700           173,700

    Jackson Industrial                   -0-               -0-               -0-
                                    --------          --------          --------
                                    $423,400          $ 27,273          $450,673
                                    ========          ========          ========

Other capital at Park Plaza I & II, Morenci Professional Park and Maple Tree Shopping Center will partly be funded by the cash reserves for such improvements from the new loan agreements. Leasing capital at all of the Registrant's properties will be funded from operations.

At three of the Registrant's properties, leasing capital has been budgeted to fund tenant alterations and lease commissions for new and renewal leases to be signed during the year. At Morenci Professional Park, the Registrant has budgeted other capital for upgrading the exterior lighting, asphalt overlay of the east section of the lot, replacement of concrete sidewalks, ADA (American Disabilities Act) compliance, and asphalt sealing. At Park Plaza I & II, the Registrant has budgeted other capital for replacement of the porch canopies, roof repairs, exterior masonry and painting, and parking lot sealing and striping. At Maple Tree Shopping Center, other capital has been budgeted for replacement of a section of the roof, overlaying the rear and main drives of the center, ADA (American Disabilities Act) compliance, and canopy renovation.

On November 30, 1999, the Registrant refinanced the debt on three of its properties. A new note with a balance of $5,721,083 secured by Park Plaza I and II, Morenci Professional Park, and Maple Tree Shopping Center was obtained. In addition, the lender held back $628,917 for specified capital improvements. This money will be drawn upon by the Registrant as needed. The refinancing resulted in a total mortgage for the above-mentioned properties of $6,350,000. The balance of this mortgage at May 31, 2000 was $5,635,424. The note bears interest at a rate of 9.01% per annum and calls for monthly installments of $57,348 including both interest and principal, through December 2004. The first mortgage debt on Jackson Industrial has a balance due of $3,588,870 and a maturity date of November 2000. The interest rate on the debt is 9.31%. The Registrant intends to renew the Jackson Industrial note payable under similar terms.

The future liquidity of the Registrant is dependent on its ability to fund future capital expenditures and mortgage payments from operations and cash reserves, maintain occupancy, and negotiate with lenders the refinancing of the mortgage debt as it matures.

Results of Property Operations

The results of operations of the Registrant's properties for the quarter ended May 31, 2000 and 1999 are detailed in the schedule below. Revenues and expenses of the Registrant are not presented:

                      Jackson       Maple Tree      Park Plaza    Morenci
                     Industrial   Shopping Center    I and II    Prof. Park
                     ----------   ---------------   ----------   ----------
    2000

Revenues             $ 181,633      $ 160,562       $ 140,493    $ 170,201
Expenses              (210,243)      (147,818)       (108,971)    (148,647)
                     ---------      ---------       ---------    ---------
Net (Loss) Income    $ (28,610)     $  12,744       $  31,522    $  21,554
                     =========      =========       =========    =========

    1999

Revenues             $ 120,706      $ 149,796       $ 140,188    $ 135,645
Expenses              (212,787)      (118,261)        (79,481)    (131,433)
                     ---------      ---------       ---------    ---------
Net (Loss) Income    $ (92,081)     $  31,535       $  60,707    $   4,212
                     =========      =========       =========    =========

At Jackson Industrial, revenues increased $60,927 when comparing the quarter ended May 31, 2000 to the quarter ended May 31, 1999 due to the current 100% occupancy level at the property. Expenses remained consistent with only a $2,544 decrease when comparing the two three-month periods. No significant fluctuations occurred in the expense categories during the comparison period.

At Maple Tree Shopping Center revenues increased $10,766 when comparing the quarter ending May 31, 2000 to the quarter ending May 31, 1999 primarily due to an increase in percentage rent revenue ($8,991) and real estate tax revenue ($2,337). The percentage rent revenue increase can be attributed to annual tax billings posted for two tenants at the shopping center during the second quarter. These billings were done in a later period during 1999. Expenses increased $29,557 when comparing the three month periods ended May 31, 2000 and 1999. This increase can primarily be attributed to increases in interest expense ($6,863), depreciation and amortization expense ($2,883), parking lot related expenses ($14,175), and real estate tax expense ($5,250). The increased interest expense can be attributed to the larger principal balance than that of prior year. The parking lot expense increase is due to black-top patching and dumpster repair at the property during the second quarter of 2000. The increased real estate tax expense when comparing the two three month periods can be attributed to a larger quarterly accrual based on an increase in the annual tax due for 2000.

At Park Plaza I and II, revenues remained consistent, with a $305 increase when comparing the quarter ended May 31, 2000 to the quarter ended May 31, 1999. Operating expenses at Park Plaza I and II increased $29,490 when comparing the two quarters. This increase in expenses can primarily be attributable to an increase in interest expense ($28,064), and depreciation and amortization expense ($4,043), partially offset by a decrease in administrative payroll ($1,933). The increased interest expense can be attributed to the increased principal balance.

At Morenci Professional Park, revenues increased $34,556 when comparing the quarter ending May 31, 2000 to the quarter ending May 31, 1999. The increase in revenues can primarily be attributed to increases in both common area maintenance reimbursement revenue ($28,839) and real estate tax revenue ($5,503). The increase in common area maintenance revenue is due to a significant increase in the reimbursable expenses when compared to that of prior year. The increase in real estate tax revenue can primarily be attributed to an increase in the pro-rata share of certain tenants that are responsible for the taxes in accordance with their lease. Expenses increased $17,214 when comparing the two quarters. The increase is primarily attributable to increases in interest expense ($15,462), and vacancy related expenses ($6,138), partially offset by a decrease in real estate tax expense ($4,546). The increase in interest expense is due to the increased principal balance and the additional costs incurred to update a vacant suite resulted in the increased vacancy expense.

The occupancy levels at May 31 are as follows:

         Property               2000      1999      1998
         --------               ----      ----      ----

Park Plaza I & II               100%       92%       96%
Morenci Professional Park        92%       95%       93%
Maple Tree Shopping Center      100%      100%      100%
Jackson Industrial              100%       61%       39%

Leasing activity for the quarter at Park Plaza I & II consisted of one new lease being signed for 2,460 square feet, three tenants renewing their leases for 10,200 square feet, and one tenant vacating 2,460 square feet. The occupancy level remained at 100% throughout the quarter.

At Park Plaza I and II, one tenant occupies 10% of the available space, with a lease expiring in August 2004.

The second quarter leasing activity at Morenci Professional Park consisted of six new tenants leasing 9,600 square feet, five tenants renewing 13,200 square feet, and three tenants vacating 7,200 square feet. The occupancy level increased 2%, to 92% from that of first quarter 2000. There are no major tenants occupying more than 10% of the space at this property.

At Maple Tree Shopping Center occupancy remained consistent at 100% during the quarter. There was no leasing activity during the quarter. Two tenants occupy 18% and 42% of the available space with leases expiring in April 2005 and July 2004, respectively.

At Jackson Industrial, occupancy increased 4%, to 100% from that of first quarter 2000. Leasing activity during the quarter consisted of one major tenant on a short-term lease vacating 56,800 square feet and an existing major tenant expanding into that space, resulting in the 100% occupancy level. The property now has two major tenants occupying 61% and 39% of the available space, with leases expiring in November 2001 and July 2002, respectively.

The Registrant reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of a property may not be recoverable. The Registrant considers a history of operating losses or a change in occupancy to be primary indicators of potential impairment. The Registrant deems the property to be impaired if a forecast of undiscounted future operating cash flows directly related to the property, including disposal value, if any, is less than its carrying amount. If the property is determined to be impaired, the loss is measured as the amount by which the carrying amount of the property exceeds its fair value. Fair value is based on quoted market prices in active markets, if available. If quoted market prices are not available, an estimate of fair value is based on the best information available, including prices for similar properties or the results of valuation techniques such as discounting estimated future cash flows. Considerable management judgement is necessary to estimate fair value. Accordingly, actual results could vary significantly from such estimates.

2000 Comparison

Revenues for the quarter ended May 31, 2000 and 1999 are $677,473 and $545,383, respectively. For the six month period ended May 31, 2000 and 1999 revenues are $1,337,500 and $1,080,699 respectively. For the quarter ended, revenues increased $132,090 when comparing the two periods and for the six month period, revenues increased $256,801. This increase in consolidated revenue for both comparison periods can be attributed primarily to increases in base rental revenues, common area maintenance revenue, real estate tax revenue, and percentage rent revenue, as previously mentioned in the property comparisons. An increase in interest revenue of $25,044 for the three month period and $50,151 for the six month period also contributed to the consolidated increase in revenues. This increase in interest revenue is attributable to the amount earned on the additional principal funds obtained in November 1999 as mentioned previously in the description of mortgage indebtedness.

For the quarters ended May 31, 2000 and 1999 consolidated expenses were $646,948 and $571,588 respectively. For the six month period ended May 31, 2000 and 1999, consolidated expenses were $1,316,594 and $1,152,676 respectively. For the quarter ended, consolidated expenses increased $75,360 primarily due to increases in interest expense ($47,416), depreciation and amortization expense ($9,208), management fees ($5,327), insurance ($4,310), parking lot/landscaping expenses ($6,942), professional services ($2,704), vacancy related expenses ($3,782), and various other operating expenses ($3,365). These increases were partially offset by decreases in general and administrative expenses ($5,043) and payroll ($1,936). The increase in interest expense is due to the increased principal balance at three of the Registrant's properties, as previously mentioned in the property comparisons. The increased management fee can be directly attributable to the increased revenues. Also addressed in the property comparisons were the increases in parking lot/landscaping and vacancy related expenses. The decrease in general and administrative expenses is primarily due to a decrease in office related expenses at all properties and at the partnership level. For the six month period ended May 31, 2000, compared to the same period in 1999, consolidated expenses increased $163,918 due to increases in interest expense ($123,194), depreciation and amortization ($24,977), real estate tax expense ($4,323), management fees ($11,771), insurance ($10,053), parking lot/landscaping ($7,112), and payroll ($9,137). These increases were partially offset by decreases in repairs and maintenance related expenses ($14,083), general and administrative ($5,024), vacancy ($5,441), and other operating expenses ($3,200). The increase in insurance expense is due to a rise in the premium for property insurance at all of the Registrant's properties, as well as an increase in the insurance carried at the partnership level. The decrease in repairs and maintenance related expenses is primarily due to decreased electrical repairs and general maintenance at the Registrant's properties. All other expense fluctuations have either been previously addressed in the consolidated three month comparison and/or the property comparisons.

1999 Comparison

Revenues for the quarter ended May 31, 1999 and 1998 are $545,383 and $879,083, respectively. For the six month period ended May 31, 1999 and 1998 revenues are $1,080,699 and $1,464,773, respectively. For the quarter ended, revenues decreased $333,700 when comparing the two periods and for the six month period revenues decreased $384,074. The decrease in revenue, for both periods, can primarily be attributed to termination and early cancellation fees received at Jackson Industrial during second quarter 1998 from a former major tenant, not received in 1999. In addition there were also decreases in common area maintenance income, bad debt recovery, and rental income. For the quarters ended May 31, 1999 and 1998 consolidated expenses were $571,588 and $692, 370 respectively. For the six month period ended May 31, 1999 and 1998, consolidated expenses were $1,152,676 and $1,257,605 respectively. For the quarter ended, consolidated expenses decreased $120,782 primarily due to decreases in interest expense ($4,435), depreciation/amortization expense ($37,013), real estate tax expense ($5,136), management fees ($16,863), repairs and maintenance related expenses ($29,033), other tax expense ($4,407), and vacancy related expenses ($73,397). These decreases were partially offset by increases in parking lot/landscaping ($12,209), office expenses ($7,199), payroll ($9,677), professional services ($15,089), and other operating expenses ($5,549). The decrease in depreciation/amortization, management fees, vacancy, and repairs & maintenance are all attributable to the former major tenant vacancy at Jackson Industrial in 1998. The increase in parking lot/landscaping is due to exterior maintenance at Maple Tree Shopping Center. Office expenses increased from that of prior year due to computer hardware and software costs incurred in 1999. The increase in payroll is primarily due to additional staff at Park Plaza I & II.

For the six month period ended May 31, 1999 compared to the same period in 1998, consolidated expenses decreased $104,929 due to decreases in interest expense ($5,793), depreciation/amortization ($44,776), real estate tax expense ($14,198), management fees ($20,940), repairs and maintenance related expenses ($18,350), other taxes ($7,058) and vacancy expenses ($74,306). These decreases were partially offset by increases in parking lot/landscaping ($9,715), office expenses ($7,237), payroll ($4,613), professional fees ($19,300), and other operating expenses ($41,440). All increases and decreases have been explained earlier in the three month period comparison, and the cause remains consistent for the six month period, with the exception of the decrease in other tax which can be attributed to lower income tax at the partnership level and the increase in other operating expenses, which is primarily due to significant snow removal costs during first quarter 1999.

Inflation

The effects of inflation did not have a material impact upon the Registrant's operations in fiscal year 1999 and are not expected to materially affect the Registrant's operations in 2000.

D. AUDITED FINANCIAL STATEMENT - NOVEMBER 30, 1999, 1998 AND 1997



INDEPENDENT AUDITORS' REPORT


To the Partners of
  Nooney Real Property Investors-Two, L.P.:

We have audited the accompanying balance sheets of Nooney Real Property Investors-Two, L.P. (a limited partnership) as of November 30, 1999 and 1998, and the related statements of operations, deficiency in assets and cash flows for each of the three years in the period ended November 30, 1999. Our audits also included the financial statement schedule immediately preceding the financial statements. These financial statements and financial statement schedule are the responsibility of the Partnership's general partners. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Partnership's general partners, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Nooney Real Property Investors-Two, L.P. as of November 30, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended November 30, 1999 in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects the information set forth therein.

/s/ Deloitte & Touche LLP

St. Louis, Missouri
February 4, 2000

NOONEY REAL PROPERTY INVESTORS-TWO, L.P. (A LIMITED PARTNERSHIP)

BALANCE SHEETS - NOVEMBER 30, 1999 AND 1998




ASSETS

                                                        1999             1998
                                                   ------------     ------------

CASH AND CASH EQUIVALENTS                          $  2,572,203     $    486,156

ACCOUNTS RECEIVABLE - No allowance for doubtful
  accounts considered necessary                         120,110          119,039

PREPAID EXPENSES AND DEPOSITS                            58,448           55,880

INVESTMENT PROPERTY:
  Land                                                1,886,042        1,886,042
  Buildings and improvements                         14,187,855       14,137,031
                                                   ------------     ------------
                                                     16,073,897       16,023,073
  Less accumulated depreciation                      (9,634,858)      (9,189,847)
                                                   ------------     ------------
                                                      6,439,039        6,833,226
DEFERRED EXPENSES - At amortized cost                   237,432           80,303
                                                   ------------     ------------
TOTAL                                              $  9,427,232     $  7,574,604
                                                   ============     ============
LIABILITIES AND DEFICIENCY IN ASSETS

LIABILITIES:
  Accounts payable and accrued expenses            $    359,278     $    518,876
  Refundable tenant deposits                            100,090           80,086
  Mortgage notes payable                              9,387,057        7,236,825
                                                   ------------     ------------
          Total liabilities                           9,846,425        7,835,787

DEFICIENCY IN ASSETS                                   (419,193)        (261,183)
                                                   ------------     ------------
TOTAL                                              $  9,427,232     $  7,574,604
                                                   ============     ============


See notes to financial statements.

NOONEY REAL PROPERTY INVESTORS-TWO, L.P. (A LIMITED PARTNERSHIP)

STATEMENTS OF OPERATIONS

YEARS ENDED NOVEMBER 30, 1999, 1998 AND 1997



                                                  1999            1998            1997
                                              -----------     -----------     -----------
REVENUES:
  Rental and other income                     $ 2,150,405     $ 2,417,980     $ 2,424,206
  Interest                                             42           5,500           9,917
                                              -----------     -----------     -----------
          Total revenues                        2,150,447       2,423,480       2,434,123
                                              -----------     -----------     -----------
EXPENSES:
  Interest                                        679,243         705,682         743,173
  Depreciation and amortization                   491,525         518,176         522,594
  Real estate taxes                               385,810         374,014         395,233
  Repairs and maintenance                         133,084         151,061         148,206
  Property management fees - related party        105,322         122,128         121,111
  Other operating expenses (includes
    $30,000 in each year to related party)        513,473         611,844         415,442
                                              -----------     -----------     -----------
          Total expenses                        2,308,457       2,482,905       2,345,759
                                              -----------     -----------     -----------
NET INCOME (LOSS)                             $  (158,010)    $   (59,425)    $    88,364
                                              ===========     ===========     ===========
NET INCOME (LOSS) ALLOCATION:
  General partners                            $    (1,580)    $      (594)    $       884
  Limited partners                               (156,430)        (58,831)         87,480

LIMITED PARTNERSHIP DATA:
  Net income (loss) per unit                  $    (13.04)    $     (4.90)    $      7.29
                                              ===========     ===========     ===========
  Weighted average limited partnership
    units outstanding                              12,000          12,000          12,000
                                              ===========     ===========     ===========


See notes to financial statements.

NOONEY REAL PROPERTY INVESTORS-TWO, L.P. (A LIMITED PARTNERSHIP)

STATEMENTS OF DEFICIENCY IN ASSETS

YEARS ENDED NOVEMBER 30, 1999, 1998 AND 1997



                               Limited       General
                               Partners      Partners       Total
                              ----------    ----------    ----------
BALANCE, DECEMBER 1, 1996     $(207,512)    $ (82,610)    $(290,122)

  Net income                     87,480           884        88,364
                              ---------     ---------     ---------
BALANCE, NOVEMBER 30, 1997     (120,032)      (81,726)     (201,758)

  Net loss                      (58,831)         (594)      (59,425)
                              ---------     ---------     ---------

BALANCE, NOVEMBER 30, 1998     (178,863)      (82,320)     (261,183)

  Net loss                     (156,430)       (1,580)     (158,010)
                              ---------     ---------     ---------

BALANCE, NOVEMBER 30, 1999    $(335,293)    $ (83,900)    $(419,193)
                              =========     =========     =========


See notes to financial statements.

NOONEY REAL PROPERTY INVESTORS-TWO, L.P. (A LIMITED PARTNERSHIP)

STATEMENTS OF CASH FLOWS

YEARS ENDED NOVEMBER 30, 1999, 1998 AND 1997



                                                      1999            1998            1997
                                                   -----------     -----------     -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                $  (158,010)    $   (59,425)    $    88,364
  Adjustments to reconcile net income (loss) to
    net cash provided by operating activities:
      Depreciation                                     454,165         487,214         489,734
      Amortization of deferred expenses                 37,360          30,962          32,860
      Changes in accounts affecting operations:
        Accounts receivable                             (1,071)          8,376          19,863
        Prepaid expenses and deposits                   (2,568)         (9,934)            283
        Deferred expenses                             (194,489)        (37,697)         (1,204)
        Accounts payable and accrued expenses         (159,598)        124,260        (178,044)
        Refundable tenant deposits                      20,004            (112)          7,749
                                                   -----------     -----------     -----------
          Net cash (used in) provided by
            operating activities                        (4,207)        543,644         459,605
                                                   -----------     -----------     -----------

CASH FLOWS FROM INVESTING ACTIVITIES -
  Net additions to investment property                 (59,978)       (110,145)       (240,913)
                                                   -----------     -----------     -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on mortgage notes payable                  (395,283)       (396,241)       (366,041)
  Proceeds from mortgage notes payable               5,721,083
  Repayment of mortgage notes payable               (3,175,568)
                                                   -----------     -----------     -----------
          Net cash provided by (used in)
            financing activities                     2,150,232        (396,241)       (366,041)
                                                   -----------     -----------     -----------

                                                       1999            1998            1997
                                                   -----------     -----------     -----------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                                 $ 2,086,047     $    37,258     $  (147,349)

CASH AND CASH EQUIVALENTS,
  BEGINNING OF YEAR                                    486,156         448,898         596,247
                                                   -----------     -----------     -----------
CASH AND CASH EQUIVALENTS, END
  OF YEAR                                          $ 2,572,203     $   486,156     $   448,898
                                                   ===========     ===========     ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION - Cash paid during the year
    for interest                                   $   683,312     $   701,613     $   743,173
                                                   ===========     ===========     ===========






See notes to financial statements.

NOONEY REAL PROPERTY INVESTORS-TWO, L.P. (A LIMITED PARTNERSHIP)

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED NOVEMBER 30, 1999, 1998 AND 1997




1.    BUSINESS

Nooney Real Property Investors-Two, L.P. (the "Partnership") is a limited partnership organized under the laws of the State of Missouri on September 26, 1979. The Partnership was organized to invest primarily in income-producing real properties such as shopping centers, office buildings, other commercial properties, apartment buildings, warehouses and light industrial properties. The Partnership's portfolio is comprised of: a shopping center located in West St. Louis County, Missouri; two office/warehouse complexes, a multi-tenant office and a warehouse all located in Indianapolis, Indiana. These properties generated 27.4%, 25.0%, 24.6% and 23.0% of rental and other income, respectively, for the year ended November 30, 1998.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The financial statements include only those assets, liabilities and results of operations of the partners which relate to the business of the Partnership. The statements do not include any assets, liabilities, revenues or expenses attributable to the partners' individual activities. No provision has been made for federal and state income taxes since these taxes are the personal responsibility of the partners.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Prior to October 31, 1997, the corporate general partner was a wholly owned subsidiary of Nooney Company. One of the individual general partners was an officer, director and shareholder of Nooney Company. The other individual general partner's spouse's estate was a shareholder of Nooney Company. Nooney Krombach Company, a wholly owned subsidiary of Nooney Company, managed the Partnership's real estate for a management fee. Property management fees paid to Nooney Krombach Company were $109,770 for the year ended November 30, 1997. Additionally, the Partnership paid Nooney Krombach Company $27,500 in 1997 as reimbursement for management services and indirect expenses in connection with the management of the Partnership.

On October 31, 1997, Nooney Company sold its wholly owned subsidiary, Nooney Investors, Inc., the corporate general partner of the Partnership to S-P Properties, Inc., a California corporation, which in turn is a wholly owned subsidiary of CGS Real Estate Company, Inc., a Texas corporation. Simultaneously, Gregory J. Nooney, Jr., an individual general partner and PAN, Inc., a corporate general partner, sold their economic interests to S-P Properties, Inc. and resigned as general partners subject to a ninety day notification to the limited partners. CGS Real Estate also purchased the real estate management business of Nooney Krombach Company and formed Nooney, Inc. to perform the management of the Partnership.

In September 1999, Nooney, Inc. changed its name to American Spectrum Midwest, Inc. and began doing business under the new name at that time. Ownership remained unchanged. Property management fees paid to American Spectrum Midwest, Inc. were $105,322, $122,128 and $11,341 for the years ended November 30, 1999, 1998 and 1997, respectively. Additionally, the Partnership paid American Spectrum Midwest, Inc. $30,000 in 1999 and 1998 and $2,500 in 1997 as reimbursement for management services and indirect expenses in connection with the management of the Partnership and $63,500 in 1999 for loan refinancing fees related to the new mortgage notes discussed in Note 3.

The Partnership considers all highly liquid debt instruments with a maturity of three months or less at date of purchase to be cash equivalents. Cash and cash equivalents include $100,090 and $80,086 of restricted cash at November 30, 1999 and 1998, respectively. Restricted cash represents deposits paid by tenants.

Investment property is recorded at the lower of cost or fair market value. Impairment is determined if the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the property.

Depreciation and amortization is provided on a straight-line basis over the estimated useful life of the depreciable asset (30 years for buildings) or, in the case of tenant alterations, over the term of the lease.

Deferred expenses consist primarily of lease fees and financing costs and are amortized over the terms of their respective leases or notes.

Lease agreements are accounted for as operating leases and rentals from such leases are reported as revenues ratably over the terms of the leases. Certain lease agreements provide for rent concessions. Rent concessions represent revenue which is not yet due under the terms of the various agreements. Accrued rent concessions included in accounts receivable were $20,732 and $23,127 at November 30, 1999 and 1998, respectively.

Included in rental and other income are amounts received from tenants under provisions of lease agreements which require the tenants to pay additional rent equal to specified portions of certain expenses such as real estate taxes, insurance, utilities and common area maintenance. The income is recorded in the same period that the related expense is incurred.

Pursuant to the terms of the Partnership Agreement, income and losses from operations and cash distributions are allocated pro rata to the general and limited partners based upon the relationship of original capital contributions.

Limited partnership per unit computations are based on the weighted average number of limited partnership units outstanding during the year.

3.    MORTGAGE NOTES PAYABLE

Mortgage notes payable as of November 30, 1999 and 1998 and the related collateral book values consist of the following:

                                                        1999          1998
                                                     ----------    ----------
Maple Tree Shopping Center (Book value
  of $980,607 at November 30, 1999)
  9.01%, due in monthly installments of
  $19,758, including interest, to
  December 2004                                      $1,977,223    $       --

      9.125%, due in monthly
        installments of $17,911,
        including interest to 2009. Paid
        off on November 30, 1999                             --     1,454,324

      Note payable to bank, principal due in
        monthly installments of $1,208 plus
        interest at bank's prime rate (8.5% at
        November 30, 1999) plus 1-1/2%. Paid
        off on November 30, 1999                             --       245,364

      Park Plaza I & II Office/Warehouse
        Complex (Book value of $817,431 at
        November 30, 1999)

9.01%, due in monthly installments of $18,214,
  including interest, to December 2004                1,833,710            --

      9.5%, due in monthly installments of
        $12,669, including interest, to 2003.
        Paid off on November 30, 1999                        --       610,751

      Morenci Professional Park (Book value of
        $1,455,227 at November 30, 1999)

      9.01% due in monthly installments of
        $19,376, including interest, to
        December 2004                                 1,910,150            --

      10.25%, due in monthly installments of
        $15,682, including interest, to 2005.
        Paid off on November 30, 1999                        --       929,636

                                                       1999          1998
                                                     ----------    ----------
      Note payable to bank, principal due in
        monthly installments of $1,111 plus
        interest at bank's prime rate (8.5% at
        November 30, 1999) plus 1-1/2%.

      Paid off on November 30, 1999                  $       --    $  217,733

      Jackson Industrial Park, Building A (Book value of $3,185,774 at November 30, 1999)

      9.31%, due in monthly installments of
        $39,203, including interest, to November
        2000, when remaining principal balance of
        $3,542,902 is due                             3,665,974     3,779,017
                                                     ----------    ----------
            Total                                    $9,387,057    $7,236,825
                                                     ==========    ==========

THE MAPLE TREE, PARK PLAZA AND MORENCI NOTES THAT WERE REPAID ON NOVEMBER 30, 1999 WERE PAID WITH THE PROCEEDS RECEIVED UPON REFINANCING THE PROPERTIES WITH A NEW LENDER. PREPAYMENT PENALTIES RELATED TO THE PAID OFF MORTGAGE NOTES TOTALED $27,630 AND WERE EXPENSED IN 1999.

MANAGEMENT INTENDS TO REFINANCE THE JACKSON NOTE PAYABLE UNDER SIMILAR TERMS BY EXTENDING THE DUE DATE.

The mortgage notes are collateralized by deeds of trust and assignments of rents on all investment properties. Principal payments required during the next five years are as follows:

            2000                                  $3,845,999
            2001                                     196,932
            2002                                     215,427
            2003                                     235,659
            2004                                     257,791
            Thereafter                             4,635,249
                                                  ----------
                  Total                           $9,387,057
                                                  ==========

In accordance with Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, the estimated fair value of mortgage notes payable with maturities greater than one year is determined based on rates currently available to the Partnership for mortgage notes with similar terms and remaining maturities. The estimated fair value of mortgage notes payable with maturities of less than one year are valued at their carrying amounts included in the balance sheet, which are reasonable estimates of fair value due to the relatively short period to maturity of the instruments.

The carrying amount and estimated fair value of the Partnership's debt at November 30, 1999 and 1998 are summarized as follows:

                                       1999                      1998
                              -----------------------   -----------------------
                               Carrying    Estimated     Carrying    Estimated
                                Amount     Fair Value     Amount     Fair Value
                              ----------   ----------   ----------   ----------
 Mortgage Notes Payable       $9,387,057   $9,357,000   $7,236,825   $7,438,000

Fair value estimates are made at a specific point in time, are subjective in nature and involve uncertainties and matters of significant judgment. Settlement of the Partnership's debt obligations at fair value may not be possible and may not be a prudent management decision. The potential loss on extinguishment at November 30, 1999 does not take into consideration expenses that would be incurred to settle the debt obligations at fair value.

4.    RENTAL REVENUES UNDER OPERATING LEASES

Minimum future rental revenues under noncancelable operating leases in effect as of November 30, 1999 are as follows:

            2000                                  $1,743,000
            2001                                   1,285,000
            2002                                     694,000
            2003                                     351,000
            2004                                     193,000
            Remainder                                196,000
                                                  ----------
                  Total                           $4,462,000
                                                  ==========

In addition, certain lease agreements require tenant participation in certain operating expenses and additional contingent rentals based upon percentages of tenant sales in excess of minimum amounts. Tenant participation in expenses included in revenues approximated $231,000 for the year ended November 30, 1999 ($260,000 for the year ended November 30, 1998 and $259,000 for the year ended November 30, 1997). Contingent rentals were not significant for the years ended November 30, 1999, 1998 and 1997.

5.    FEDERAL INCOME TAX STATUS

The general partners have received a ruling from the Internal Revenue Service that Nooney Real Property Investors-Two, L.P. is considered a partnership for income tax purposes.

Selling commissions and offering expenses incurred in connection with the sale of limited partnership units are not deductible for income tax purposes and therefore increase the partners' bases. Investment property additions after December 31, 1980 are depreciated for income tax purposes using rates which differ from rates used for computing depreciation for financial statement reporting. Rents received in advance are includable in taxable income in the year received. Rent concessions, recognized ratably over lease terms for financial statement purposes, are includable in taxable income in the year rents are received. Insurance premiums are deductible for tax purposes in the year paid. Losses in connection with the writedown of investment property are not recognized for income tax purposes until the property is disposed.

The comparison of financial statement and income tax reporting is as follows:

                                     Financial       Income
                                     Statement         Tax
                                   -----------     -----------
         1999:

           Net (loss) income       $  (158,010)    $    72,833
           Deficiency in assets       (419,193)     (1,181,414)

         1998:

           Net (loss) income       $   (59,425)    $   139,813
           Deficiency in assets       (261,183)     (1,254,247)

         1997:

           Net income              $    88,364     $   386,375
           Deficiency in assets       (201,758)     (1,394,060)

6.    MAJOR TENANTS

A substantial amount of the Partnership's revenue in 1999 was derived from one major tenant whose rentals amounted to approximately $265,000 or $12%.

A substantial amount of the Partnership's revenue in 1998 was derived from two major tenants whose rentals amounted to approximately $582,000 and $265,000 or 24% and 11%, respectively, of total revenues. Effective July 31, 1998, the Partnership lost the major tenant accounting for 24% of total revenues. Effective November 23, 1998, approximately one-third of the vacated space was filled by a new tenant.

A substantial amount of the Partnership's revenue in 1997 was derived from two major tenants whose rentals amounted to approximately $582,000 and $257,250 or 24% and 11%, respectively, of total revenues.

7.       BUSINESS SEGMENTS (IN THOUSANDS)

The Partnership has four reportable segments: Jackson "A" Industrial Park, Maple Tree Shopping Center, Park Plaza Office Complex and Morenci Professional Park. The Partnership's management evaluates performance of each segment based on profit or loss from operations before allocation of property writedowns, general and administrative expenses, unusual and extraordinary items, and interest. The accounting policies of the segments are the same as those described in the summary of significant accounting policies (see Note 2).

           (In thousands)               1999             1998             1997
                                      --------         --------         --------
REVENUES:
   Jackson                            $  486.2         $  835.9         $  867.9
   Maple Tree                            579.8            591.4            564.4
   Park Plaza                            518.8            484.7            484.9
   Morenci                               528.0            530.5            505.1
                                      --------         --------         --------
                                      $2,112.8         $2,442.5         $2,422.3
                                      ========         ========         ========
OPERATING PROFIT (LOSS):
   Jackson                            $ (331.2)        $ (294.1)        $    6.1
   Maple Tree                             80.1            121.5             99.1
   Park Plaza                            214.3            198.2            154.6
   Morenci                                24.5             75.2            (17.9)
                                      --------         --------         --------
                                      $  (12.3)        $  100.8         $  241.9
                                      ========         ========         ========
CAPITAL EXPENDITURES:
   Jackson                            $    3.3         $    2.7         $    3.8
   Maple Tree                             14.8             45.3             54.2
   Park Plaza                             18.3             35.2             54.9
   Morenci                                23.6             26.9            128.0
                                      --------         --------         --------
                                      $   60.0         $  110.1         $  240.9
                                      ========         ========         ========
DEPRECIATION AND AMORTIZATION:
   Jackson                            $  222.4         $  253.6         $  238.7
   Maple Tree                             69.1             67.0             69.3
   Park Plaza                             66.7             66.7             75.9
   Morenci                               133.2            130.6            137.5
                                      --------         --------         --------
                                      $  491.4         $  517.9         $  521.4
                                      ========         ========         ========

     (In thousands)          1999            1998
                           --------        --------
ASSETS:
   Jackson                 $3,238.4        $3,474.2
   Maple Tree               1,152.4         1,133.2
   Park Plaza                 900.3           885.2
   Morenci                  1,521.5         1,584.6
                           --------        --------
                           $6,812.6        $7,077.2
                           ========        ========

Reconciliation of segment data to the Partnership's consolidated data follow:


               (In thousands)                   1999             1998             1997
                                              --------         --------         --------
REVENUES:
   Segments                                   $2,112.8         $2,442.5         $2,422.3
   Corporate and other                            37.6            (24.5)             1.9
                                              --------         --------         --------
                                              $2,150.4         $2,418.0         $2,424.2
                                              ========         ========         ========
NET INCOME (LOSS):
   Segments operating profit (loss)           $  (12.3)        $  100.8         $  241.9
   Other income (expense)                         37.5            (19.1)            11.9
   General and administrative expenses          (183.2)          (141.1)          (165.4)
                                              --------         --------         --------
                                              $ (158.0)        $  (59.4)            88.4
                                              ========         ========         ========
DEPRECIATION AND AMORTIZATION:
   Segments                                   $  491.4         $  517.9         $  521.4
   Corporate and other                             0.1              0.3              1.2
                                              --------         --------         --------
                                              $  491.5         $  518.2         $  522.6
                                              ========         ========         ========
ASSETS:
   Segments                                   $6,812.6         $7,077.2
   Corporate and other                         2,614.6            497.4
                                              --------         --------
                                              $9,427.2         $7,574.6
                                              ========         ========


                                    * * * * *

NOONEY REAL PROPERTY INVESTORS-TWO, L.P. (A LIMITED PARTNERSHIP)

SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION

NOVEMBER 30, 1999


           Column A                      Column B                              Column C                            Column D
--------------------------------        -----------        -----------------------------------------------        -----------
                                                                      Initial Cost to Partnership              Costs Capitalized
                                                           -----------------------------------------------        Subsequent
                                                                           Buildings and                              to
      Description                      Encumbrances           Land          Improvements          Total           Acquisition
                                        -----------        -----------        ----------        ----------        -----------
Maple Tree Shopping Center,
Ellisville, Missouri                    $ 1,977,223        $   474,750        $2,709,303        $3,184,053        $   490,845

Park Plaza I & II
   Office/Warehouse
   Complex,Indianapolis,
   Indiana                                1,833,710            182,335         2,228,828         2,411,163            225,198(1)

Morenci Professional Park,
   Indianapolis, Indiana                  1,910,150            320,418         2,689,506         3,009,924             87,304(2)

Jackson Industrial Park,
   Building A, Indianapolis,
   Indiana                                3,665,974            908,539         5,181,390         6,089,929            575,481
                                        -----------        -----------        ----------        ----------        -----------
         Total                          $        --          9,387,507        $1,886,042        $       --         12,809,027
                                        $        --         14,695,069        $1,378,828                --                 --
                                        ===========        ===========        ==========        ==========        ===========

                                                            Column E
                                        ---------------------------------------------------------
                                                      Gross Amounts at Which
                                                      Carried at Close of Period
                                        ---------------------------------------------------------
                                                             Buildings and
                                           Land               Improvements             Total
                                        ----------            -----------            -----------
Maple Tree Shopping Center,
   Ellisville, Missouri                 $  474,750            $ 3,200,148            $ 3,674,898

Park Plaza I & II
   Office/Warehouse Complex,
   Indianapolis, Indiana                   182,335              2,454,026              2,636,361

Morenci Professional Park,
   Indianapolis, Indiana                   320,418              2,776,810              3,097,228

Jackson Industrial Park,
   Building A, Indianapolis,
   Indiana                                 908,539              5,756,871              6,665,410
                                        ----------            -----------            -----------
         Total                          $1,886,042            $14,187,855            $16,073,897
                                        ==========            ===========            ===========



(1) Amount is net of a building writedown of $77,225, to reflect the minimum recoverable value to the Partnership.

(2) Amount includes the disposal of Building G of Morenci Professional Park for $482,387 and a building writedown of $139,281 to reflect the minimum recoverable value to the Partnership.

                                          Column F            Column G       Column H                 Column I
                                      ---------------       -------------    ---------           ---------------------
                                                                                                      Life on which
                                                                                                      Depreciation
                                         Accumulated            Date of         Date                in Latest Income
                                         Depreciation        Construction    Acquired            Statement is Computed
                                         ------------        ------------    --------            ---------------------
Maple Tree Shopping Center,
   Ellisville, Missouri                $    2,694,291         1974             10/03/79                30 yrs.

Park Plaza I & II
   Office/Warehouse Complex,
   Indianapolis, Indiana                    1,818,930         1975, 1979       10/15/80                30 yrs.

Morenci Professional Park,
   Indianapolis, Indiana               $    1,642,001         1975, 1979       03/27/81                30 yrs.

Jackson Industrial Park,
   Building A, Indianapolis,
   Indiana                                  3,479,636         1976, 1980       03/27/81                 30 yrs.
                                      ---------------
         Total                        $     9,634,858
                                      ===============

NOONEY REAL PROPERTY INVESTORS-TWO, L.P. (A LIMITED PARTNERSHIP)

SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION

YEARS ENDED NOVEMBER 30, 1999, 1998 AND 1997


                                                      1999                 1998                 1997
                                                  ------------         ------------         ------------
(A) Reconciliation of amounts in Column E:

   Balance at beginning of period                 $ 16,023,073         $ 16,081,958         $ 15,851,109

     Add - Cost of improvements                         59,978              110,145              240,913

     Less - Cost of disposals                           (9,154)            (169,030)             (10,064)
                                                  ------------         ------------         ------------
   Balance at end of period                       $ 16,073,897         $ 16,023,073         $ 16,081,958
                                                  ============         ============         ============

(B) Reconciliation of amounts in Column F:

   Balance at beginning of period                 $  9,189,847         $  8,871,663         $  8,391,993

     Add - Provision during the period                 454,165              487,214              489,734

     Less - Depreciation on disposals                   (9,154)            (169,030)             (10,064)
                                                  ------------         ------------         ------------
   Balance at end of period                       $  9,634,858         $  9,189,847         $  8,871,663
                                                  ============         ============         ============
(C) The aggregate cost of real estate
  owned for federal income tax purposes           $ 16,290,403         $ 16,239,579         $ 16,298,464
                                                  ============         ============         ============

E. UNAUDITED FINANCIAL STATEMENTS - SIX MONTHS ENDED MAY 31, 2000 AND MAY 31,
   1999

                    NOONEY REAL PROPERTY INVESTORS-TWO, L.P.
                    ----------------------------------------

                             (A LIMITED PARTNERSHIP)
                             -----------------------

                                 BALANCE SHEETS
                                 --------------


                                                      May 31,       November 30,
                                                       2000             1999
                                                    (Unaudited)
                                                    -----------     ------------
ASSETS:
     Cash and cash equivalents                     $  1,929,831    $  2,572,203
     Accounts receivable                                159,324         120,110
     Prepaid expenses and deposits                      773,948          58,448
     Investment property
         Land                                         1,886,042       1,886,042
         Buildings and improvements                  14,424,466      14,187,855
                                                   ------------    ------------
                                                     16,310,508      16,073,897
         Less accumulated depreciation                9,859,123       9,634,858
                                                   ------------    ------------
                                                      6,451,385       6,439,039
     Deferred expenses-at amortized cost                222,390         237,432
                                                   ------------    ------------
                                                   $  9,536,878    $  9,427,232
                                                   ============    ============


LIABILITIES AND PARTNERS' DEFICIT:

Liabilities:
     Accounts payable and accrued expenses         $    608,801    $    359,278
     Mortgage notes payable                           9,224,294       9,387,057
     Refundable tenant deposits                         102,070         100,090
                                                   ------------    ------------
                                                      9,935,165       9,846,425

Partners' deficit                                      (398,287)       (419,193)
                                                   ------------    ------------

                                                   $  9,536,878    $  9,427,232
                                                   ============    ============

                    NOONEY REAL PROPERTY INVESTORS-TWO, L.P.
                    ----------------------------------------

                             (A LIMITED PARTNERSHIP)
                             -----------------------

                 STATEMENTS OF OPERATIONS AND PARTNERS' DEFICIT
                 ----------------------------------------------

                                   (UNAUDITED)
                                   -----------

                                                     Three Months Ended          Six Months Ended
                                                 -------------------------   ------------------------
                                                    May 31,       May 31,       May 31,       May 31,
                                                     2000          1999          2000          1999
REVENUES:
     Rental and other income                     $   652,420   $   545,374   $ 1,287,331   $ 1,080,681
     Interest                                         25,053             9        50,169            18
                                                 -----------   -----------   -----------   -----------
                                                     677,473       545,383     1,337,500     1,080,699
EXPENSES:
     Interest                                        214,485       167,069       459,203       336,009
     Depreciation and amortization                   131,939       122,731       268,839       243,862
     Real estate taxes                                91,550        92,364       185,411       181,088
     Property management fees paid to
         American Spectrum Midwest                    32,644        27,317        64,391        52,620
     Reimbursement to American Spectrum Midwest
         for partnership management
         services and indirect expenses                7,500         7,500        15,000        15,000
     Insurance                                        16,044        11,734        32,438        22,385
     Parking lot/landscaping                          35,844        28,902        42,985        35,873
     Repairs & maintenance                            11,675        11,482        18,259        32,342
     General & administrative                         10,502        15,545        20,622        25,646
     Payroll                                          28,165        30,101        54,313        45,176
     Professional services                            24,639        21,935        47,510        46,425
     Taxes - other                                         0            94         6,929         6,915
     Vacancy expense                                  22,240        18,458        29,133        34,574
     Other operating expenses                         19,721        16,356        71,561        74,761
                                                 -----------   -----------   -----------   -----------
                                                     646,948       571,588     1,316,594     1,152,676
                                                 -----------   -----------   -----------   -----------
NET INCOME (LOSS)                                $    30,525   $   (26,205)  $    20,906   $   (71,977)
                                                 ===========   ===========   ===========   ===========

NET INCOME (LOSS) PER LIMITED
     PARTNERSHIP UNIT                            $      2.52   $     (2.16)  $      1.72   $     (5.94)
                                                 ===========   ===========   ===========   ===========

PARTNERS' DEFICIT:
     Beginning of period                         $  (428,812)     (306,955)  $  (419,193)  $  (261,183)
     Net income (loss)                                30,525       (26,205)       20,906       (71,977)
                                                 -----------   -----------   -----------   -----------
     End of period                               $  (398,287)  $  (333,160)  $  (398,287)  $  (333,160)
                                                 ===========   ===========   ===========   ===========

                    NOONEY REAL PROPERTY INVESTORS-TWO, L.P.
                    ----------------------------------------
                             (A LIMITED PARTNERSHIP)
                             -----------------------
                            STATEMENTS OF CASH FLOWS
                            ------------------------
                                   (UNAUDITED)
                                   -----------

                                                                  Six Months Ended
                                                            -----------------------------
                                                               May 31,           May 31,
                                                                2000              1999
                                                            -----------         ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income (loss)                                      $    20,906         $ (71,977)
     Adjustments to reconcile net income (loss) to
         net cash provided by operating activities:
             Depreciation and amortization                      268,839           243,862

         Changes in assets and liabilities:
             Increase in accounts receivable                    (39,214)           (1,003)
             Increase in prepaid expenses and
               deposits                                        (715,500)          (53,635)
             (Increase) decrease in deferred
               expenses                                         (27,118)           31,337
             Increase (decrease) in accounts payable
               and accrued expenses                             249,523           (67,208)
             Increase in refundable tenant deposits               1,980            19,185
                                                            -----------         ---------

             Total adjustments                                 (261,490)          172,538
                                                            -----------         ---------

             Net cash from operating activities                (240,584)          100,561
                                                            -----------         ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Additions to investment property                          (239,025)          (46,897)
                                                            -----------         ---------

             Net cash used in investing activities             (239,025)          (46,897)
                                                            -----------         ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Payments on mortgage notes payable                        (162,763)         (211,670)
                                                            -----------         ---------

             Net cash used in financing activities             (162,763)         (211,670)
                                                            -----------         ---------

NET DECREASE IN CASH
AND CASH EQUIVALENTS                                           (642,372)         (158,006)
                                                            -----------         ---------

CASH AND CASH EQUIVALENTS, beginning of period                2,572,203           486,156
                                                            -----------         ---------

CASH AND CASH EQUIVALENTS, end of period                    $ 1,929,831         $ 328,150
                                                            ===========         =========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
     INFORMATION - Cash paid during period for
       interest                                             $   459,203         $ 336,009
                                                            ===========         =========


                    NOONEY REAL PROPERTY INVESTORS-TWO, L.P.
                    ----------------------------------------
                             (A LIMITED PARTNERSHIP)
                             -----------------------
                     NOTES TO UNAUDITED FINANCIAL STATEMENTS
                     ---------------------------------------
                THREE AND SIX MONTHS ENDED MAY 31, 2000 AND 1999
                ------------------------------------------------

NOTE A:

Refer to the Registrant's financial statements for the year ended November 30, 1999, which are contained in the Registrant's Annual Report on Form 10-K, for a description of the accounting policies which have been continued without change except as noted below. Also, refer to the footnotes to those statements for additional details of the Registrant's financial condition. The details in those notes have not changed except as a result of normal transactions in the interim or as noted below.

NOTE B:

The financial statements include only those assets, liabilities, and results of operations of the partners which relate to the business of Nooney Real Property Investors-Two, L.P. The statements do not include assets, liabilities, revenues or expenses attributable to the partners' individual activities. No provision has been made for federal and state income taxes since these taxes are the responsibility of the partners. In the opinion of the general partners, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and changes in financial position at May 31, 2000 and for all periods presented have been made. The results of operations for the three-month and six-month period ended May 31, 2000 are not necessarily indicative of the results which may be expected for the entire year.

NOTE C:

The Registrant's properties are managed by American Spectrum Midwest (formerly Nooney, Inc.) , a wholly-owned subsidiary of CGS Real Estate Company, Inc. ("CGS"), an affiliate of the corporate general partner of the Registrant. Nooney Investors, Inc., a general partner, is a wholly-owned subsidiary of S-P Properties, Inc. S-P Properties, Inc is a wholly-owned subsidiary of CGS.

NOTE D:

(3) Amount is net of a building writedown of $77,225, to reflect the minimum recoverable value to the Partnership.

(4) Amount includes the disposal of Building G of Morenci Professional Park for $482,387 and a building writedown of $139,281 to reflect the minimum recoverable value to the Partnership.

The income (loss) per limited partnership unit for the three and six months ended May 31, 2000 and 1999 was computed based on 12,000 units, the number of units outstanding during the periods.

NOTE E:

CGS is continuing the process of developing a plan pursuant to which the properties owned by the Registrant would be combined with the properties of other real estate partnerships managed by CGS and its affiliates. These limited partnerships own office properties, industrial properties, shopping centers, and residential apartment properties. It is expected that the acquiror would in the future qualify as a real estate investment trust. Limited partners would receive shares of common stock in the acquiror which would be listed on a national securities exchange or the NASDAQ national market system.

NOTE F:

The Registrant has no other comprehensive income items, accordingly, comprehensive income and net income are the same for all periods presented.

NOTE G:

The Partnership has four reportable operating segments: Jackson Industrial, Maple Tree Shopping Center, Park Plaza I & II, and Morenci Professional Park. The Partnership's management evaluates performance of each segment based on profit or loss from operations before allocation of property writedowns, general and administrative expenses, unusual and extraordinary items, and interest.

                                           Three Months Ended                       Six Months Ended
                                                 May 31,                                May 31,
                                          2000                1999                2000                1999
                                       ---------         -----------         -----------         -----------
Revenues:
     Jackson Industrial                $ 181,633         $   120,706         $   394,247         $   244,798
     Maple Tree Shopping Center          160,562             149,796             303,586             284,536
     Park Plaza I & II                   140,493             140,188             283,900             268,797
     Morenci Professional Park           170,201             135,645             306,090             254,255
                                       ---------         -----------         -----------         -----------
                                         652,889             546,335           1,287,823           1,052,386
                                       =========         ===========         ===========         ===========
Operating Profit (Loss):
     Jackson Industrial                  (28,610)            (92,081)            (63,477)           (190,769)
     Maple Tree Shopping Center           12,744              31,535              18,688              50,077
     Park Plaza I & II                    31,522              60,707              63,775             109,385
     Morenci Professional Park            21,554               4,212              13,821             (11,913)
                                       ---------         -----------         -----------         -----------
                                          37,210               4,373              32,807             (43,220)
                                       =========         ===========         ===========         ===========

Capital Expenditures:
     Jackson Industrial                      -0-               3,332               3,711               3,332
     Maple Tree Shopping Center          215,800              17,995             215,800              17,852
     Park Plaza I & II                     7,948               9,845               7,948              11,250
     Morenci Professional Park            11,567               9,315              11,566              14,463
                                       ---------         -----------         -----------         -----------
                                         235,315              40,487             239,025              46,897
                                       =========         ===========         ===========         ===========
Depreciation and Amortization:
     Jackson Industrial                   55,888              55,672             115,951             111,040
     Maple Tree Shopping Center           20,239              17,356              40,754              34,625
     Park Plaza I & II                    20,694              16,651              40,808              32,436
     Morenci Professional Park            35,118              32,991              71,326              65,639
                                       ---------         -----------         -----------         -----------
                                         131,939             122,670             268,839             243,740
                                       =========         ===========         ===========         ===========

Assets:

                                             May 31, 2000      November 30, 1999
                                             ------------      -----------------
    Jackson Industrial                        $3,169,518          $3,238,441
    Maple Tree Shopping Center                 1,369,650           1,152,425
    Park Plaza I & II                            893,088             900,312
    Morenci Professional Park                  1,559,626           1,521,530
                                              ----------          ----------
                                               6,991,882           6,812,708
                                              ==========          ==========

Reconciliation of segment data to the Partnerships's consolidated data follow:


                                                     Three Months Ended                    Six Months Ended
                                                         May 31,                                May 31,
                                                 2000                1999                2000                1999
                                              ---------         -----------         -----------         -----------
Revenues:
     Segments                                 $ 652,889         $   546,335         $ 1,287,823         $ 1,052,386
     Corporate and other                         24,584                (952)             49,677              28,313
                                              ---------         -----------         -----------         -----------
                                                677,473             545,383           1,337,500          1, 080,699
                                              =========         ===========         ===========         ===========

Operating Profit (Loss):
     Segments                                 $  37,210         $     4,373         $    32,807         $   (43,220)
     Corporate and other income (loss)           24,584                (952)             49,676              28,314
     Less: General and admin expenses           (31,269)            (29,626)            (61,577)            (57,071)
                                              ---------         -----------         -----------         -----------
     Net income (loss)                           30,525             (26,205)             20,906             (71,977)
                                              =========         ===========         ===========         ===========
Depreciation and Amortization
     Segments                                 $ 131,939         $   122,670         $   268,839         $   243,740
     Corporate and other                            -0-                  61                 -0-                 122
                                              ---------         -----------         -----------         -----------
                                                131,939             122,731             268,839             243,862


Assets:

                                                     May 31, 2000              November 30, 1999
                                                     ------------              -----------------
    Segments                                           $6,991,882                  $6,812,708
    Corporate and other                                 2,544,996                   2,614,524
                                                       ----------                  ----------
                                                        9,536,878                   9,427,232
                                                       ==========                  ==========

                                   Appendix A

                        Draft Portfolio Appraisal Report

                         Sierra Pacific Development Fund
                       Sierra Pacific Development Fund II
                       Sierra Pacific Development Fund III
                    Sierra Pacific Institutional Properties V
                      Sierra Pacific Pension Investors '84
                          Nooney Income Fund Ltd., L.P.
                        Nooney Income Fund Ltd. II, L.P.
                   Nooney Real Property Investors - Two, L.P.
                             Affiliates' Properties

                                TABLE OF CONTENTS

                                                                            Page

Letter of Transmittal .......................................................1

Identification of Subject Portfolios ........................................4

Property Ownership and History ..............................................4

Purpose of Appraisal ........................................................4

Function of Appraisal .......................................................4

Scope of Appraisal ..........................................................4

Date of Valuation ...........................................................6

Value Definition ............................................................6

Highest & Best Use ..........................................................7

Valuation Methodology .......................................................7

         Site Inspections and Data Gathering ................................8
         Lease & Rent Roll Review  ..........................................9
         Market Rental Rates ................................................9
         Operational Projections ............................................9
         Reversion .........................................................10
         Selection of Discount Rates .......................................10
         Land Valuation ....................................................11
         Direct Capitalization .............................................11
         Portfolio Valuation ...............................................11

Portfolio Value Conclusions  ...............................................12

Portfolio Summaries ........................................................13

Assumptions and Limiting Conditions ........................................17

                                                               November __, 2000

Sierra Pacific Development Fund
Sierra Pacific Development Fund II
Sierra Pacific Development Fund III
Sierra Pacific Institutional Properties V
Sierra Pacific Pension Investors '84
Nooney Income Fund Ltd., L.P.
Nooney Income Fund Ltd. II, L.P.
Nooney Real Property Investors - Two, L.P.
2424 S.E. Bristol Street
Newport Beach, CA  92618

Gentlemen:

      You have engaged Robert A. Stanger & Co., Inc. ("Stanger") to estimate the value of the real property portfolios (the "Portfolios") owned by Sierra Pacific Development Fund, Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Institutional Properties V, Sierra Pacific Pension Investors '84, Nooney Income Fund Ltd., L.P., Nooney Income Fund Ltd, II, L.P., Nooney Real Property Investors - Two, L.P. (hereinafter the "Funds"), and a portfolio of sixteen properties (the "Affiliates' Properties") owned by CGS Realty, Inc. ("CGS") and entities affiliated with CGS (collectively, the "Affiliated Entities"). Such appraisal reflects the estimated market value of the leased fee interests or, where appropriate, fee simple interests in each of the portfolios of real property owned by the Funds and the Affiliated Entities as of March 31, 2000 (the "Portfolio Valuations").

      This report is prepared in accordance with an agreement between Robert A. Stanger & Co., Inc. and the Funds and CGS dated May 12, 2000. Pursuant to the agreement, Stanger has been engaged to perform the appraisal on a limited scope basis using a summary report format in conformity with the departure provisions of the Uniform Standards of Professional Appraisal Practice of the Appraisal Institute, relying solely upon the Income Approach to value (with the exception of one land parcel which was valued utilizing the sales comparison approach as described herein). As such, the report differs from a self-contained appraisal report in that (i) the data is limited to the summary data and conclusions presented, and (ii) the cost and market approaches were excluded and the conclusions were based upon the income approach.

      Our valuation has been based in part upon information supplied to us by CGS, the Funds and the Affiliated Entities including but not limited to: rent rolls; lease abstracts; schedules of current lease rates, income, expenses, capital expenditures, cash flow and related financial information; property descriptive information; physical condition of improvements, including any deferred maintenance, status of ongoing or newly planned property additions, reconfigurations, improvements and other factors affecting the condition of the property improvements; recent prior appraisals; information relating to mortgage encumbrances; and, where appropriate, property bids or proposed sales terms, sales agreements and supporting documentation. We have also visited the offices of CGS and the Funds in New York, N.Y. and have interviewed relevant management personnel. We have relied upon such information and have assumed that the information provided by CGS, the Funds and the Affiliated Entities is accurate and complete. We have not attempted to independently verify such information.

      We are advised by CGS, the Funds and the Affiliated Entities that the purpose of the appraisal is to estimate the value of the leased fee interests or, where appropriate, the fee simple interests in the Portfolios under market conditions as of the appraisal date and that the Portfolio Valuations will be used in connection with a proposed merger of CGS, the Funds and the Affiliated Entities in exchange for shares of American Spectrum Realty, Inc., a newly organized Maryland corporation (the "Company") and assumption of existing indebtedness (the "Consolidation"). Stanger understands that the Portfolio Valuations may be reviewed and utilized in connection with the Consolidation, and Stanger agrees to the use of the Portfolio Valuations for this purpose subject to the terms and conditions of the agreements related thereto.

      For these purposes, this summary appraisal report was prepared stating our opinion as to the market value of the Portfolios as of March 31, 2000. This report may be summarized and referenced in the consent solicitation/proxy statement for the Funds relating to the Consolidation, subject to prior review by Stanger. However, the attached summary appraisal report should be reviewed in its entirety and is subject to the assumptions and limiting conditions contained herein. Background information and analysis upon which value conclusions are based has been retained in our files.

      Our review was undertaken solely for the purpose of providing an opinion of value, and we make no representation as to the adequacy of such review for any other purpose. Our opinion is expressed with respect to the total value of each of the real estate portfolios in which the Funds and the Affiliated Entities have an interest and not with respect to joint venture participations or limited partners' allocations. Stanger has no present or contemplated future interest in the properties, the Funds, the Affiliated Entities, CGS or the proposed Company.

      The appraisal is only an estimate of the aggregate market value of the leased fee interests or, where appropriate, fee simple interests in each of the Portfolios as of the date of valuation and should not be relied upon as being the equivalent of the price that would necessarily be received in the event of a sale or other disposition of the properties in the Portfolios. Changes in corporate financing rates generally, changes in individual tenant creditworthiness, changes in tenant motivation with respect to the exercise of renewal or purchase options, or changes in real estate property markets may result in higher or lower values of real property. The use of other valuation methodologies might produce a higher or lower value.

      Our opinion is subject to the assumptions and limiting conditions set forth herein. We have used methods and assumptions deemed appropriate in our professional judgment; however, future events may demonstrate that the assumptions were incorrect or that other, different methods or assumptions may have been more appropriate.

      This abbreviated valuation report provides our value conclusion with respect to the Portfolios, definitions of value, and discussions of the valuation methodology employed, assumptions, and limiting conditions.

                                   Sincerely,


                                   Robert A. Stanger & Co., Inc.
                                   Shrewsbury, New Jersey

                      IDENTIFICATION OF SUBJECT PORTFOLIOS

      The subjects of this appraisal are the real property portfolios (the "Portfolios") in which Sierra Pacific Development Fund, Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Institutional Properties V, Sierra Pacific Pension Investors '84, Nooney Income Fund Ltd., L.P., Nooney Income Fund Ltd, II, L.P., Nooney Real Property Investors - Two, L.P. (the "Funds") and CGS Realty Inc. ("CGS") and entities affiliated with CGS (collectively, the "Affiliated Entities") own leased fee or fee simple interests. The Portfolios are comprised of thirty-five properties, including apartment, office, R&D, industrial/warehouse facilities, retail properties and land. A listing of the properties in each Portfolio and the percentage ownership interest of each Fund or Affiliated Entity in the properties is provided in the "Portfolio Summaries" section of this report.

                         PROPERTY OWNERSHIP AND HISTORY

      During the past three years, the properties have been owned continuously by the Funds and the Affiliated Entities, with the exception of the following eight properties which were purchased on the dates indicated: Parkade, October 1997; Nooney Rider Trail/Business Center, November 1997; Autumn Ridge, May 1999; N.W. Corporate Center, August 1998; Beach & Lampson Pad D, October 1997; Creekside Senior, November 1997; Villa Redondo, December 1998; and Van Buren (land parcel), August 1997.

                              PURPOSE OF APPRAISAL

      The purpose of this appraisal is to estimate the market value of the fee simple or, where appropriate, leased fee interests in the real property Portfolios under market conditions as of March 31, 2000.

                              FUNCTION OF APPRAISAL

      The function of this appraisal is to provide a current estimate of market value of the Portfolios for use solely by the Funds in connection with the proposed merger of certain businesses of CGS, the Funds and the Affiliated Entities in exchange for shares of a newly formed Maryland Corporation and the assumption of existing indebtedness. No representation is made as to the adequacy of this appraisal for any other purpose.

                               SCOPE OF APPRAISAL

      The Portfolio Valuations have been prepared on a limited scope basis using a summary report format in conformity with the departure provisions of the Uniform Standards of Professional

Appraisal Practice of the Appraisal Institute, in accordance with an agreement between Robert A. Stanger & Co., Inc. and the Funds and CGS, dated May 12, 2000. Pursuant to the agreement, Stanger has relied solely upon the income approach to value and did not employ the "cost" or "sales comparison" approaches with the exception of one land parcel which was valued utilizing the sales comparison approach (as described below).

      In estimating the value of a property, appraisers typically consider three approaches to value: the cost approach, the market data or sales comparison approach, and the income approach. The value estimate by the cost approach incorporates separate estimates of the value of the unimproved site under its highest and best use and the value of the improvements less observed accrued depreciation resulting from physical wear and tear and functional and/or economic obsolescence. The market data or sales comparison approach involves a comparative analysis of the subject property with other similar properties that have sold recently or that are currently offered for sale in the market. The income approach involves the estimation of a property's capacity to produce income through an analysis of the rental stream, operating expenses, net income and estimated residual value. Net income may then be processed into a value through either direct capitalization or discounted cash flow ("DCF") analysis, or a combination of these two methods. The Direct Capitalization method involves the capitalization of estimated earnings from a property based on analysis of income and expenses. The DCF method ascribes a present value to the future cash flows associated with operating the property and the ultimate reversion value of the property, based upon a discount rate commensurate with the risks inherent in ownership of the property and with rates of return offered by alternative investment opportunities.

      Pursuant to the terms of our engagement, the Portfolio Valuations were performed using the income approach and, in the case of one land parcel, the sales comparison approach. Since a primary buyer group for properties of the type appraised herein is investors, the income approach was deemed an appropriate valuation methodology. Further, given the primary criteria used by buyers of improved properties of the type appraised herein, the cost approach was considered less reliable than the income approach. The sales comparison approach was also considered less reliable than the income approach given the primary criteria used by buyers of improved properties of the type appraised herein and the relative lack of sufficient reliable data from recent transactions involving properties directly comparable to the subject properties. Consequently, given these factors, the income approach was considered a reasonable approach to valuation for the improved properties in the subject Portfolios.

      Unless otherwise noted in this report, the Portfolios were valued utilizing either the income capitalization and/or the discounted cash flow method. Changes in corporate financing rates generally, in individual tenant creditworthiness, changes in tenant motivation with respect to the exercise of renewal or purchase options, or changes in real estate property markets may result in higher or lower values of real property. The use of other valuation methodologies might produce a higher or lower value. Our opinion is subject to the assumptions and limiting conditions set forth herein.

Departures - Uniform Standards of Professional Practice -- With respect to limited appraisals, the departure provisions of the Uniform Standards of Professional Appraisal Practice permit departures from the specific guidelines of Standard 1. In this report the following departures were taken:

      Standard Rule 1-4 (a) The cost and market approaches are excluded, and the conclusions are based solely on the income approach (see Valuation Methodology).

                                DATE OF VALUATION

      The date of valuation for the Portfolios is March 31, 2000.

                                VALUE DEFINITION

      Market value, as defined by the Appraisal Institute, is the most probable price as of a specified date, in cash, in terms equivalent to cash, or in other precisely revealed terms, for which the specified property rights should sell after reasonable exposure in a competitive market under all conditions requisite to a fair sale, with the buyer and seller each acting prudently, knowledgeably and for self-interest, and assuming that neither is under undue duress. As used in this report, market value is based on a sale of the subject property rights for cash.

      Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

(a)   buyer and seller are typically motivated;

(b) both parties are well informed or well advised, and each acts in a manner he considers in his own best interest;

(c)   a reasonable time is allowed for exposure in the open market;

(d) payment is made in terms of cash in U.S. dollars or financial arrangements comparable thereto; and

(e) the price represents the normal consideration for the property sold unaffected by special sales concessions granted by anyone associated with the sale.

      The property rights appraised in this report are leased fee interests and, where appropriate, fee simple interests. Leased fee interest is defined as an ownership interest held by a landlord with the right to use and occupancy conveyed by lease to others, and usually consists of the right to receive rent and the right to repossession at the termination of the lease. Fee simple interest is defined as absolute ownership unencumbered by any other interest or estate, subject only to the limitations of eminent domain, escheat, police power, and taxation.

      The appraisal includes the value of land, land improvements such as paving, fencing, on-site sewer, water lines, and buildings as of March 31, 2000. The appraisal does not include supplies, materials on hand, inventories, furniture, equipment or other personal property, company records, or current or intangible assets that may exist; it pertains only to items considered as real estate.

                              HIGHEST AND BEST USE

      Highest and best use is defined as:

      The reasonable probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible, and that results in the highest value. The four criteria the highest and best use must meet are legal permissibility, physical possibility, financial feasibility, and maximum profitability.

      In conformity with the provisions of its engagement, Stanger evaluated each site's highest and best use as currently improved. Based upon the review of each of the sites, the highest and best use of each of the properties remains as currently improved, unless otherwise noted herein.

                              VALUATION METHODOLOGY

      Pursuant to the terms of this engagement, Stanger has estimated the aggregate value of the leased fee or, where appropriate, fee simple interests in each of the Portfolios based on the income approach to valuation (with the exception of one land parcel valued utilizing the sales comparison approach). Appraisers typically consider three approaches in valuing real property: the cost approach, the income approach, and the sales comparison, or market data, approach. The type and age of a property, the nature of the leases, market conditions and the quantity and quality of data affect the applicability of each approach in a specific appraisal situation.

      The income approach is based on the assumption that the value of a property or portfolio of properties can be represented by the present worth of future cash flows. In these Portfolio Valuations, an income capitalization or discounted cash flow ("DCF") analysis is used to determine the value of the Portfolios. The indicated value by the income approach represents the amount an investor might reasonably be expected to pay for the expectation of receiving the net cash flow from each Portfolio's properties during an assumed holding period (generally ten years) and the proceeds from the ultimate sale of each Portfolio's properties.

      Unless otherwise noted herein, in applying the DCF analysis, we utilized pro forma statements of operations for each of the properties prepared in accordance with the leases which currently encumber the properties. The properties are assumed to be sold after the expiration of a ten-year holding period. Where renewal terms deemed favorable to the tenants (i.e., where the tenant has an option to renew at a rental rate materially below the projected market rate rent at the time of the renewal option) existed, it is assumed that such option would be exercised.

      The reversion value of the properties which can be realized upon sale is estimated based on the current economic rental rate and expenses deemed reasonable for each property, escalated at a rate indicative of current expectations in the marketplace for the property. The net operating income of the properties at the year of sale is then capitalized at an appropriate rate reflecting the age, anticipated functional and economic obsolescence, competitive position of the properties, and any other lease factors deemed significant to determine the reversion value of the properties. Net proceeds to equity owners were determined by deducting estimated costs of sale. The discounted present value of the cash flow stream from operations and net proceeds from sale for each property were then summed to arrive at a total estimated value.

      In the case of apartment properties, net operating income was estimated, and a direct capitalization method was utilized to estimate property value. In the case of the one land parcel, the sales comparison approach, as described herein, was utilized to estimate value.

      Finally, the discounted present values, direct capitalization values and the land value, as appropriate, were adjusted for any joint venture interests in the properties based on information provided by the Funds and CGS. The resulting adjusted values were summed to arrive at the final Portfolio Values.

      The following describes more fully the steps involved in the valuation methodology.

Site Inspections and Data Gathering

      In conducting the Portfolio Valuations, representatives of Stanger performed site inspections of the properties during July and August, 1999 in the context of a prior evaluation of the Portfolios. In the course of these site visits, the physical facilities of each property were inspected, current market rental rates for competing properties were obtained, information on the local market was gathered, and the local property manager was interviewed concerning the property and market conditions. Information gathered during the site inspection was supplemented by a review of published information concerning economic, demographic and real estate trends in local, regional and/or national markets, and by information updates provided by management and obtained through telephonic interviews of local market information sources during May and June 2000.

      In conducting the appraisals, Stanger also interviewed and relied upon the Funds' and CGS management personnel to obtain information relating to the condition of each property, including any deferred maintenance, capital budgets, known environmental conditions, status of on-going or newly planned property additions, reconfigurations, improvements, and other factors affecting the physical condition of the property improvements.

      Stanger also interviewed CGS's management and acquisitions personnel regarding competitive conditions in property markets, trends affecting the properties, certain lease and financing factors, and historical and anticipated revenues and expenses. Stanger also reviewed historical operating statements for each of the properties in the subject Portfolios.

      In addition, Stanger reviewed the acquisition criteria and projection parameters used by real estate investors. Such reviews included a search of real estate data sources and publications concerning real estate buyer's criteria, interviews with sources deemed appropriate in certain local markets (including local appraisers and real estate brokers), and direct telephonic interviews with major national investors, owners and managers of real property portfolios to confirm acquisition criteria used.

      Stanger also compiled data on actual transactions involving similar properties, from which acquisition criteria and parameters were extracted. Information on actual property transactions was obtained during the site inspections and from direct telephonic interviews of local appraisers and real estate brokers, major national investors, owners and managers of properties, and from other publicly available sources. In addition, Stanger reviewed data provided by the Funds and CGS concerning bids received for certain properties and any recent actual acquisitions and sales involving CGS and affiliated entities.

Lease & Rent Roll Review

      Lease abstracts (for commercial properties) and/or rent rolls were provided by CGS and the Funds and were relied upon in the preparation of operational projections for each property (as discussed below). Stanger reviewed such lease abstracts and rent rolls and interviewed the Funds and CGS management personnel to ascertain any material renegotiated terms and modifications and the status of various options and other factors. Provisions considered and incorporated into the operational projections included current lease rate, escalation factors, percentage rent provisions, and renewal options and terms.

Market Rental Rates

      In the course of conducting the site inspections, representatives of Stanger collected available data on rental rates at competing properties in each local or regional market. Data collected at the time of the site inspection was updated with published data and direct telephonic contacts with local brokers and leasing agents.

Operational Projections

      Based on the lease and market rent analysis, rental revenue projections were developed for each property in each of the Portfolios based on the terms of existing leases and for any vacant space based on analysis of market rents and historical rents achieved at the property. Where lease terms included percentage rent provisions, appropriate adjustments were made.

      Lease renewals and turnovers were analyzed based on escalated current market rental rates. The annual market rent escalation rates utilized were based on local market conditions in the area of each property, inflation rates, the projected holding period of the property and rental rate growth parameters applied by investors in similar type properties. Where projected market rental rates at the time of a renewal option materially exceeded contractual lease renewal rate, the renewal option was assumed to be exercised.

      Where appropriate, vacancy and collection losses were factored into the analysis. A property management fee deemed appropriate for retaining a professional real estate organization to manage the specific type of property was included in the projections. Expenses relating solely to the administration of the partnership (e.g. investor reporting, accounting, etc.) were excluded.

      Expenses were analyzed based upon a review of actual expenses for 1998, 1999 and the three months ended March 31, 2000. Stanger also reviewed year 2000 budgeted expenses, published data on expenses for similar type properties, and the properties' most recent tax bills and information.

      Finally, where a capital expense reserve, deferred maintenance or extraordinary capital expenditure was required for an individual property, the cash flows and value were adjusted accordingly.

Reversion

      In the course of performing the appraisals, Stanger reviewed available sales transactions of similar investment properties as well as market data relating to overall capitalization rates for similar properties in the general location of the subject properties. As described above, acquisition criteria used by buyers of similar properties were also reviewed. Based upon these reviews and considering such factors as age, quality, anticipated functional and economic obsolescence, competitive position of the property, the projected date of sale, and buyers' acquisition criteria, appropriate terminal capitalization rates were selected.

      Based upon current market rate rents, estimated escalation factors, and the estimated vacancy rate and other property operating expenses incurred by the owner, net operating income during the twelve months following the lease expiration was estimated. The resulting net operating income estimate was capitalized to determine residual value. The residual value was discounted to present value after deducting appropriate sales expenses. The discount rate employed was based on current acquisition criteria and target rates of return among commercial property investors (as described below).

      The resulting discounted present values of operating cash flows and net sale proceeds were then summed for each property to arrive at an estimated discounted present value.

Selection of Discount Rates

      To determine appropriate discount rates to apply for determining the present value of future operating cash flow streams and reversion values, the acquisition criteria and projection parameters and target rates of return in use in the marketplace by real estate investors for various property types (e.g. industrial/warehouse, retail, office, etc.) were reviewed (as described above). Discount rates deemed appropriate were applied to the cash flow streams of each property after adjusting the rate for such factors as property age, quality, anticipated functional and economic obsolescence, competitive position of the property, and any unique property-related factors.

Land Valuation

      In the case of the Van Buren property, a 16+ acre developable land parcel, the sales comparison approach was utilized. Specifically, Stanger compiled data on sales of land in the local market and, based on the relative size, location, zoning, frontage, surface and other attributes, arrived at an indicated value for the subject land parcel.

Direct Capitalization

      In the case of the apartment properties, Stanger determined gross potential rent for each property utilizing the number and type of apartment units in each property and the estimated market rental rates deemed appropriate for the property based on review of the rates charged at similar properties in the local market and historical and current rental rates at the subject property. Stanger also reviewed income from ancillary sources, and historical and current occupancy rates at the subject and competing properties.

      After assessing these factors, Stanger estimated each property's effective gross income based upon unit mix and market rental rates and estimates of ancillary income and occupancy. Expenses were estimated based on historical and budgeted operating expenses, discussions with management, and certain industry expense information. Estimated property operating expenses, including replacement reserves, were then deducted from effective gross income to arrive at each property's estimated net operating income.

      Stanger then employed direct capitalization to estimate the value of each apartment property by dividing net operating income by a capitalization rate deemed appropriate based on reviews of parameters utilized by investors in apartment properties and data on transactions involving apartment properties.

Portfolio Valuation

      The direct capitalization values, land values and discounted present values of the properties were adjusted for any joint venture interests in the properties (based on information provided by the Funds and CGS) and the resulting values were summed to arrive at a total estimated value for each Portfolio.

                           PORTFOLIO VALUE CONCLUSIONS

      Based upon the review as described above, and relying on the ownership interests, as provided by the Funds' general partners, of each Fund in properties held by joint ventures it is our opinion that the market value of the fee simple interests or, where appropriate, leased fee interests in the Portfolios as of March 31, 2000 is as follows:

                                                                         Portfolio
      Partnership Name                                              Value Conclusion (1)
      ----------------                                              --------------------
      Sierra Pacific Development Fund                                     $  8,070,000
      Sierra Pacific Development Fund II                                  $ 20,773,274
      Sierra Pacific Development Fund III                                 $    505,467
      Sierra Pacific Institutional Properties V                           $  4,188,043
      Sierra Pacific Pension Investors '84                                $ 23,543,216
      Nooney Income Fund Ltd., L.P.                                       $ 10,570,800
      Nooney Income Fund Ltd. II, L.P.                                    $ 22,079,200
      Nooney Real Property Investors - Two, L.P.                          $ 15,590,000
      Affiliates' Properties                                              $177,390,000
                                                                          ------------
      Total                                                               $282,710,000
                                                                          ============

      (1) Reflects each Fund's pro rata interest in properties owned by joint ventures, which results in unrounded dollar amounts for each Fund.

                               PORTFOLIO SUMMARIES

                                                                                        Property                        Interest In
               Property Name                           Address                            Type                          Property(1)
               -------------                           -------                            ----                          -----------
Sierra Pacific Development Fund

               Sierra Creekside                     100 Park Place                       Office                          100.00%
                                                    San Ramon, CA

Sierra Pacific Development Fund II

               Sierra San Felipe                    5850 San Felipe                      Office                          100.00%
                                                    Houston, TX

               Sierra Southwest Point               9630 Clarewood Drive                 Office/                         100.00%
                                                    Houston, TX                          Warehouse

               Sierra Westlakes                     1560 Cable Ranch Road                Office/                         100.00%
                                                    San Antonio, TX                      Warehouse

               Sierra Sorrento I                    9535 Waples                          Office/R&D                       20.12%
                                                    San Diego, CA

               Sierra Sorrento II                   9960-10020 Hunnelcens                Office/R&D                       13.96%
                                                    San Diego, CA

               Sierra Mira Mesa                     9444 Waples                          Office                           22.77%
                                                    San Diego, CA

Sierra Pacific Development Fund III

               Sierra Sorrento                      9535 Waples                          Office/R&D                       11.65%
                                                    San Diego, CA

Sierra Pacific Institutional Properties V

               Sierra Sorrento II                   9960-10020 Hunnelcens                Office/R&D                       38.71%
                                                    San Diego, CA


----------
(1)   As provided by the Funds' general partners.

                               PORTFOLIO SUMMARIES

Sierra Pacific Pension Investors '84

               Sierra Sorrento I                    9535 Waples                          Office/R&D                       68.24%
                                                    San Diego, CA

               Sierra Sorrento II                   9960-10020 Hunnelcens                Office/R&D                       47.34%
                                                    San Diego, CA

                                                                                        Property                        Interest In
               Property Name                           Address                            Type                          Property(1)
               -------------                           -------                            ----                          -----------
               Sierra Valencia                      3280 Hemisphere Loop                 Office/                         100.00%
                                                    Tucson, AZ                           Warehouse

               Sierra Mira Mesa                     9444 Waples                          Office                           77.23%
                                                    San Diego, CA

Nooney Income Fund Ltd., L.P.

               Oak Grove Commons                    1401-2818 Center Circle              Office/                         100.00%
                                                    Downers Grove, IL                    Warehouse

               Leawood Fountain Plaza               11111 Nall Avenue                    Office                           76.00%
                                                    Leawood, KS

Nooney Income Fund Ltd. II, L.P.

               Leawood Fountain Plaza               11111 Nall Avenue                    Office                           24.00%
                                                    Leawood, KS

               Tower Industrial Building            750 Tower Road                       Office/                         100.00%
                                                    Mundelein, IL                        Warehouse

               Countryside Office Park              1210-80 W. Northwest Hwy.            Office                          100.00%
                                                    Palatine, IL

               Northeast Commerce Center            420 Wards Corner Road                Office/                         100.00%
                                                    Loveland, OH                         Warehouse

               Northcreek Office Park               8220 Northcreek Drive                Office                          100.00%
                                                    Cincinnati, OH

----------
(1)   As provided by the Funds' general partners.

                               PORTFOLIO SUMMARIES

                                                                                        Property                        Interest In
               Property Name                           Address                            Type                          Property(1)
               -------------                           -------                            ----                          -----------
Nooney Real Property Investors - Two, L.P.

               Maple Tree Shopping Center           Clarkson Rd and Clayton Rd           Shopping Center                 100.00%
                                                    Ellisville, MO

               Park Plaza I and II                  5705 Park Plaza Court                Office/                         100.00%
                                                    Indianapolis, IN                     Warehouse

               Morenci Professional Park            6201 Coffman Road                    Office/                         100.00%
                                                    Indianapolis, IN                     Warehouse

               Jackson Industrial A                 8501 E. 33rd Street                  Bulk Warehouse                  100.00%
                                                    Indianapolis, IN

Affiliates' Properties

               Parkade Center                       601 Business Loop 70 West            Mixed Use Retail/Office         100.00%
                                                    Columbia, MO

               Bristol Bay                          2424 SE Bristol Street               Office                          100.00%
                                                    Newport Beach, CA

               Beach & Lampson                      8050-8060 Lampson Avenue             Retail Pad                      100.00%
                                                    Stanton, CA

               Columbia North East                  9221 Two Notch Road                  Shopping                        100.00%
                                                    Columbia, SC                         Center

               Marketplace                          1001 Harden Street                   Shopping                        100.00%
                                                    Columbia, SC                         Center
                                                                                         (w/office)

               Phoenix Van Buren Land               34th Street & Washington Van Buren   Land                            100.00%
                                                    Phoenix, AZ

               The Business Center                  13701 Rider Trail North              Office/                         100.00%
                                                    Earth City, MO                       Warehouse

               The Lakes                            205 Chaparral Creek Drive            Garden Apartments               100.00%
                                                    Hazelwood, MO

----------
(1)   As provided by the Funds' general partners.

                               PORTFOLIO SUMMARIES

                                                                                        Property                        Interest In
               Property Name                           Address                            Type                          Property(1)
               -------------                           -------                            ----                          -----------
Affiliates' Properties (continued)

               Northwest Corporate Center II        5757 Phantom Drive                   Office                          100.00%
                                                    Hazelwood, MO

               Meadow Wood                          1601-1635 Ximeno Way                 Garden Apartments               100.00%
                                                    Long Beach, CA

               Spectrum Office Building             10201-10235 S. 51st Street           Office                          100.00%
                                                    Phoenix, AZ

               Creekside Apartments                 4291 Monroe Street                   Garden Apartments (Senior)      100.00%
                                                    Riverside, CA

               Chrysler Building                    7700 Irvine Center Drive             Office                          100.00%
                                                    Irvine, CA

               Richardson Plaza                     537 St. Andrews Road                 Shopping                        100.00%
                                                    Columbia, SC                         Center

               Sierra Technology Center             3100 Alvin Devane                    Office/                         100.00%
                                                    Austin, TX                           R&D

               Villa Redondo                        33400 Hathoway Avenue                Garden Apartments               100.00%
                                                    Long Beach, CA

----------
(1)   As provided by the Funds' general partners.

                       ASSUMPTIONS AND LIMITING CONDITIONS

      This appraisal report is subject to the assumptions and limiting conditions as set forth below.

      1. No responsibility is assumed for matters of a legal nature affecting the portfolio properties or the titles thereto. Titles to the properties are assumed to be good and marketable and the properties are assumed free and clear of all liens unless otherwise stated.

      2. The Portfolio Valuations assume (a) responsible ownership and competent management of the properties; (b) there are no hidden or unapparent conditions of the properties' subsoil or structures that render the properties more or less valuable (no responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them); (c) full compliance with all applicable federal, state and local zoning, access and environmental regulations and laws, unless noncompliance is stated, defined and considered in the Portfolio Valuations; and (d) all required licenses, certificates of occupancy and other governmental consents have been or can be obtained and renewed for any use on which the value estimates contained in the Portfolio Valuations are based.

      3. The Appraiser shall not be required to give testimony or appear in court because of having made the appraisal with reference to the portfolio in question, unless arrangements have been previously made therefore.

      4. The information contained in the Portfolio Valuations or upon which the Portfolio Valuations are based has been provided by or gathered from sources assumed to be reliable and accurate. Some of such information has been provided by the owner of the properties. The Appraiser shall not be responsible for the accuracy or completeness of such information, including the correctness of estimates, opinions, dimensions, exhibits and other factual matters. The Portfolio Valuations and the opinion of value stated therein are as of the date stated in the Portfolio Valuations. Changes since that date in portfolios, external and market factors can significantly affect property values.

      5. Disclosure of the contents of the appraisal report is governed by the Bylaws and Regulations of the professional appraisal organization with which the Appraiser is affiliated.

      6. Neither all, nor any part of the content of the report, or copy thereof (including conclusions as to the portfolios' values, the identity of the Appraiser, professional designations, reference to any professional appraisal organizations, or the firm with which the Appraiser is connected) shall be used for any purpose by anyone other than the client specified in the report, including, but not limited to, any mortgagee or its successors and assignees, mortgage insurers, consultants, professional appraisal organizations, any state or federally approved financial institution, any department, agency or instrumentality without the previous written consent of the Appraiser; nor shall it be conveyed by anyone to the public through advertising, public relations, news sales or other media, without the written consent and approval of the Appraiser.


                 ASSUMPTIONS AND LIMITING CONDITIONS (continued)

      7. On all appraisals subject to completion, repairs or alterations, the appraisal report and value conclusions are contingent upon completion of the improvements in a workmanlike manner.

      8. The physical condition of the improvements considered by the Portfolio Valuations are based on visual inspection by the Appraiser or other representatives of Stanger and on representations by the owner. Stanger assumes no responsibility for the soundness of structural members or for the condition of mechanical equipment, plumbing or electrical components. The Appraiser has made no survey of the properties.

      9. The projections of income and expenses and the valuation parameters utilized are not predictions of the future. Rather, they are the Appraiser's best estimate of current market thinking relating to future income and expenses. The Appraiser makes no warranty or representations that these projections will materialize. The real estate market is constantly fluctuating and changing. It is not the Appraiser's task to predict or in any way warrant the conditions of a future real estate market; the Appraiser can only reflect what the investment community, as of the date of the appraisal, envisions for the future in terms of rental rates, expenses, supply and demand. We have used methods and assumptions deemed appropriate in our professional judgment; however, future events may demonstrate that the assumptions were incorrect or that other different methods or assumptions may have been more appropriate.

      10. The Portfolio Valuations represent normal consideration for the properties sold based on a cash purchase and unaffected by special terms, services, fees, costs, or credits incurred in the transaction.

      11. Unless otherwise stated in the report, the existence of hazardous materials, which may or may not be present on the properties, was not disclosed to the Appraiser by the owner. The Appraiser has no knowledge of the existence of such materials on or in the properties. However, the Appraiser is not qualified to detect such substances. The presence of substances such as asbestos, ureaformaldehyde foam insulation, oil spills, or other potentially hazardous materials may affect the values of the portfolios. The portfolio value estimates are predicated on the assumption that there is no such material on or in the portfolio properties that would cause a loss of value. No responsibility is assumed for such conditions or for any expertise or engineering knowledge required to discover them. The client is urged to retain an expert in this field, if desired.

      12. For purposes of this report, it is assumed that each property is free of any negative impact with regard to the Environmental Cleanup Responsibility Act (ECRA) or any other environmental problems or with respect to non-compliance with the Americans with Disabilities Act (ADA). No investigation has been made by the Appraiser with respect to any potential environmental or ADA problems. Environmental and ADA compliance studies are not within the scope of this report.

      13. Pursuant to the Engagement Agreement, the Portfolio Valuations have been prepared on a limited scope basis in conformity with the departure provisions of the Uniform Standards of Professional Appraisal Practice and the Standards of Professional Appraisal Practice of the Appraisal Institute, relying on the income approach to value. Further, the engagement calls for delivery of a summary appraisal report in which the content has been limited to that information presented herein. As such, the summary appraisal report is not designed to meet the requirements of Title XI of the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989. Therefore, federally regulated institutions should not rely on this report for financing purposes.

      14. The Portfolio Valuations reported herein may not reflect the premium or discount a potential buyer may assign to an assembled portfolio of properties or to a group of properties in a particular local market which provides opportunities for enhanced market presence and penetration. In addition, where properties are owned jointly with other entities affiliated with the general partner, minority interest discounts were not applied.

      15. The appraisal is solely for the purpose of providing our opinion of the values of the Portfolios, and we make no representation as to the adequacy of such a review for any other purpose. The use of other valuation methodologies might produce a higher or lower value.

      16. The Appraiser relied upon the general partner of each Fund for the determination of the ownership interests of each Fund in properties held in joint ventures.

      17. In addition to these general assumptions and limiting conditions, any assumptions and conditions applicable to specific properties have been retained in our files.

                                   Appendix B




                             DRAFT FORM OF OPINION


Sierra Pacific Development Fund
Sierra Pacific Development Fund II
Sierra Pacific Development Fund III
Sierra Pacific Institutional Properties V
Sierra Pacific Pension Investors '84
Nooney Income Fund Ltd., L.P.
Nooney Income Fund Ltd. II, L.P.
Nooney Real Property Investors - Two, L.P.
2424 S.E. Bristol Street
Newport Beach, CA 92618

Gentlemen:

         You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide an opinion to Sierra Pacific Development Fund, Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Institutional Properties V, Sierra Pacific Pension Investors '84, Nooney Income Fund Ltd., L.P., Nooney Income Fund Ltd. II, L.P., and Nooney Real Property Investors-Two, L.P. (the "Funds") as to the fairness from a financial point of view to the limited partners of the Funds (the "Limited Partners") of certain allocations of shares (the "Shares") which would be effective following the approval by the Funds of a proposed consolidation (the "Consolidation"). The proposed Consolidation would involve the merger of the Funds, certain real properties (the "Affiliates Properties") and other net assets owned by affiliates of the Funds' General Partners (the "Affiliated Entities"), and the portion of CGS Real Estate Company's management business which provides property management to the Funds and the Affiliates' Properties (the "CGS Management Company") into American Spectrum Realty, Inc., a newly organized Maryland corporation (the "Company"), and the issuance of the Shares of the Company to the participants in the Consolidation.

         We have been advised by the General Partners and the Funds that (i) 6,936,035 or 3,841,062 Shares will be issued in the Consolidation assuming Maximum or Minimum Participation as defined below, and that such Shares will be allocated to the Funds as summarized on Exhibit I hereto, subject to certain closing adjustments; and (ii) each Limited Partner may elect to receive Notes (the "Notes") based on the estimated liquidation value of such Limited Partner's Fund as determined by the Fund's General Partner.

         We have been further advised that in lieu of receiving Shares in the Consolidation, certain owners of the Affiliated Entities or the CGS Management Company may choose to receive a portion of such Shares in the form of units (the "Units") in an operating partnership which will be a subsidiary of the Company. We have been advised that each Unit will receive dividends equal to the dividend paid on each Share and will be convertible to Shares on a one-for-one basis after a restriction period of twelve months.

         Stanger, founded in 1978, provides information, research, investment banking and consulting services to clients throughout the United States, including major New York Stock Exchange member firms and insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

         Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, and reorganizations and for estate, tax, corporate and other purposes. In particular, Stanger's valuation practice principally involves real estate investment trusts, partnerships, partnership securities and assets typically owned through partnerships including, but not limited to, real estate, mortgages secured by real estate, oil and gas reserves, cable television systems, and equipment leasing assets.

         In arriving at the opinion set forth below, we have:

o performed appraisals of each Fund's portfolio and the Affiliates' Properties' portfolio of real properties as of March 31, 2000;

o reviewed a draft of the Consent Solicitation Statement/Prospectus in substantially the form which will be filed with the Securities & Exchange Commission (the "SEC") and provided to Limited Partners by the Funds and the Company;

o reviewed the financial statements of the Funds contained in Forms 10-K filed with the SEC for the Funds' 1997, 1998 and 1999 fiscal years (or for the fiscal years ended November 30, 1997, 1998 and 1999 for Nooney Real Property Investors Two LP, which reports on a different fiscal year) and Forms 10-Q filed with the SEC for the quarter ended June 30, 2000 (quarter ended May 31, 2000 for Nooney Real Property Investors Two LP);

o reviewed operating and financial information (including property level financial data) relating to the business, financial condition and results of operations of the Funds, the Affiliates' Properties and the CGS Management Company;

o reviewed the CGS predecessor's audited financial statements for the fiscal year ended December 31, 1999, interim financial statements prepared by management for the six-months ending June 30, 2000, and pro forma financial statements and pro forma schedules prepared by management;

o reviewed information regarding purchases and sales of properties by the CGS Management Company, the Funds or any affiliated entities during the prior year and other information available relating to acquisition criteria for similar properties to those owned by the Funds and the Affiliated Entities;

o conducted discussions with management of the Funds and the Affiliated Entities regarding the conditions in property markets, conditions in the market for sales or acquisitions of properties similar to those owned by the Funds and the Affiliated Entities, current and projected operations and performance, financial condition, and future prospects of the properties, the Funds and the CGS Management Company;

o reviewed certain information relating to selected real estate management companies and/or transactions involving such companies;

o reviewed the methodology utilized by the General Partners to determine the allocation of Shares between the Funds, and the CGS Management Company and the Affiliated Entities, and among the Funds, in connection with the Consolidation; and

o conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

         The General Partners of the Funds requested that Stanger opine as to the fairness, from a financial point of view, of the allocation of the Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds assuming that all Limited Partners elect to receive Shares, and that either all Funds, elect to participate in the Consolidation (the "Maximum Participation Scenario") or the minimum number of Funds, as defined below, participate in the Consolidation (the "Minimum Participation Scenario"). The Minimum Participation Scenario assumes the consolidation of Sierra Pacific Development Fund, Sierra Pacific Development Fund II, Sierra Pacific Institutional Properties V and Nooney Real Property Investors Two.

         To evaluate the fairness, from a financial point of view, of the allocation of Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds, we observed that the exchange values (the "Exchange Values") assigned to the Funds, the Affiliates' Properties, and the CGS Management Company were determined by the General Partners based on (i) independent appraisals provided by Stanger of the estimated value of each real estate portfolio as of March 31, 2000; (ii) valuations made by the General Partners of other assets and liabilities of each Fund as of June 30, 2000 to be contributed in the Consolidation; (iii) valuations made by the General Partners of the Affiliated Entities' other assets and liabilities as of June 30, 2000 to be contributed in the Consolidation; (iv) the estimated value of the CGS Management Company as of June 30, 2000, including the valuation of any assets and liabilities to be contributed by the CGS Management Company in the Consolidation as of June 30,

2000; and (v) adjustments made by the General Partners to the foregoing values to reflect the estimated costs of the Consolidation to be allocated among the Funds, the Affiliated Entities and the CGS Management Company. We also observed that the General Partners intend to make such pre-consolidation cash distributions to Limited Partners in each Fund as may be necessary to cause the relative Exchange Values of the Funds, the Affiliated Entities and the CGS Management Company, and among the Funds, as of the closing date to be substantially equivalent to the relative estimated Exchange Values as shown in the Consent Solicitation Statement/Prospectus.

         Relying on these Exchange Values, we observed that the allocation of Shares offered to each Fund, the Affiliated Entities and the CGS Management Company reflects the net asset value contributed to the Company by each Fund, the Affiliated Entities and the CGS Management Company after deducting estimated real estate transfer taxes and a pro rata share of the costs associated with the Consolidation.

         In rendering this opinion, we relied, without independent verification, on the accuracy and completeness of all financial and other information contained in the Consent Solicitation Statement/Prospectus or that was otherwise publicly available or furnished or otherwise communicated to us. We have not made an independent evaluation or appraisal of the CGS Management Company or of the non-real estate assets and liabilities of the Funds, the Affiliated Entities, or the CGS Management Company. We relied upon the General Partners' balance sheet value determinations for the Funds, the Affiliated Entities and the CGS Management Company and the adjustments made by the General Partners to the real estate portfolio appraisals to arrive at the Exchange Values. We also relied upon the assurance of the Funds, the General Partners, the Affiliated Entities, the CGS Management Company and the Company that the calculations made to determine allocations between joint venture participants and within each of the Funds between the General Partners and Limited Partners are consistent with the provisions of the joint venture agreements and each Fund's limited partnership agreement, that any financial projections, pro forma statements, budgets, value estimates or adjustments provided to us were reasonably prepared or adjusted on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments, that no material changes have occurred in the Funds', the Affiliated Entities' or the CGS Management Company's business, asset or liability values subsequent to the valuation dates cited above, or in the real estate portfolio values subsequent to March 31, 2000, which are not reflected in the Exchange Values, and that the Funds, the General Partners, the CGS Management Company, the Affiliated Entities, and the Company are not aware of any information or facts regarding the Funds, the Affiliated Entities, the CGS Management Company or the real estate portfolios that would cause the information supplied to us to be incomplete or misleading.

         We were not asked to and therefore did not: (i) select the method of determining the allocation of Shares or Notes or establish the allocations;
(ii) make any recommendations to the Limited Partners, the General Partners or the Funds with respect to whether to approve or reject the Consolidation or whether to select the Shares or the Notes offered in the Consolidation; (iii) perform an analysis or express any opinion with respect to any combination of Fund participation other than those noted above and whether or not any specified combination will result from the Consolidation; (iv) express any opinion as to: (a) the impact of the Consolidation with respect to combinations of participating Funds other than those specifically identified herein; (b) the tax consequences of the Consolidation for Limited Partners, the General Partners, the Funds, the Affiliated Entities or the Company; (c) the potential impact of any preferential return to holders of Notes on the cash flow received from, or the market value of, Shares of the Company received by the Limited Partners; (d) the potential capital structure of the Company or its impact on the financial performance of the Shares or the Notes; (e) the potential impact on the fairness of the allocations of any subsequently discovered environmental or contingent liabilities; (f) the terms of employment agreements or other compensation between the Company and its officers, including the officers of the CGS Management Company; or (g) whether or not alternative methods of determining the relative amounts of Shares and Notes to be issued would have also provided fair results or results substantially similar to those of the allocation methodology used.

         Further, we have not expressed any opinion as to (a) the fairness of any terms of the Consolidation (other than the fairness of the allocations for the combinations of Funds as described above) or the amounts or allocations of Consolidation costs, including estimated transfer taxes, or the amounts of Consolidation costs borne by the Limited Partners at various levels of participation in the Consolidation; (b) the relative value of the Shares and Notes to be issued in the Consolidation; (c) the impact, if any, on the trading price of the Shares resulting from the decision of Limited Partners to select Notes or the Shares or liquidate such Shares in the market following consummation of the Consolidation; (d) the prices at which the Shares or Notes may trade following the Consolidation or the trading value of the Shares or Notes to be received compared with the current fair market value of the Funds' portfolios and other assets if liquidated; (e) the ownership percentage of the Company held by certain individuals affiliated with CGS as a result of the Consolidation and the potential impact of such ownership on the voting decisions or value of the Company; (f) the ability of the Company to qualify as a real estate investment trust; (g) alternatives to the Consolidation; and (h) any other terms of the Consolidation other than the allocations described above.

         Based upon and subject to the foregoing, it is our opinion that the allocation of the Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds pursuant to the Consolidation assuming the participation scenarios cited herein is fair to the Limited Partners of the Funds from a financial point of view.

         The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. We have advised the Funds and the General Partners that our entire analysis must be considered as a whole and that selecting portions of analyses and the factors considered, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying this opinion. Our opinion is based on business, economic, real estate market, and other conditions as they existed and could be evaluated as of the date of our analysis and addresses the Consolidation in the context of information available as of the date of our analysis. Events occurring after that date could affect the value of the assets of the Funds, the

Affiliates' Properties or the CGS Management Company or the assumptions used in preparing the opinion.

Very truly yours,



Robert A. Stanger & Co., Inc.
Shrewsbury, New Jersey
__________, 2000

                                                                      EXHIBIT I



                              ALLOCATION OF SHARES

                                                                 SHARES(1)
                                                                 ---------

Sierra Pacific Development Fund                                    408,338
-----------------------------------------------------------      ---------
Sierra Pacific Development Fund II                                 803,077
-----------------------------------------------------------      ---------
Sierra Pacific Development Fund III                                 19,910
-----------------------------------------------------------      ---------
Sierra Pacific Institutional Properties V                          276,735
-----------------------------------------------------------      ---------
Sierra Pacific Pension Investors '84                             1,326,703
-----------------------------------------------------------      ---------
Nooney Income Fund Ltd., L.P.                                      699,267
-----------------------------------------------------------      ---------
Nooney Income Fund Ltd. II, L.P.                                 1,049,093
-----------------------------------------------------------      ---------
Nooney Real Property Investors Two, L.P.                           537,610
-----------------------------------------------------------      ---------
Affiliated Entities                                              1,772,465
-----------------------------------------------------------      ---------
CGS Management Company                                              42,837
-----------------------------------------------------------      ---------

--------
1 Assumes all Limited Partners elect to receive Shares. Certain owners of the Affiliates' Properties and the CGS Management Company may elect to receive a portion of the Shares in the form of restricted Units in the Company's subsidiary operating partnership.

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THEIR OFFER OR SALE IS NOT PERMITTED.

                SUBJECT TO COMPLETION, DATED ____________, 2000


                         AMERICAN SPECTRUM REALTY, INC.

                              PROSPECTUS SUPPLEMENT
                                       TO
                    PROSPECTUS/CONSENT SOLICITATION STATEMENT
                             DATED ____________,2000
                       FOR SIERRA PACIFIC DEVELOPMENT FUND


         This supplement is being furnished to you, as a limited partner of Sierra Pacific Development Fund, which we refer to as the fund, to enable you to evaluate the proposed consolidation of your fund into American Spectrum Realty, Inc., a Maryland corporation. Terms such as we and us refer to American Spectrum. This supplement is designed to summarize only the risks, effects, fairness and other considerations of the consolidation that are unique to you and the other limited partners of your fund. This supplement does not purport to provide an overall summary of the consolidation. You should read the accompanying Prospectus/Consent Solicitation Statement, which includes detailed discussions regarding American Spectrum and the other funds and assets being consolidated with American Spectrum. We refer to this document as the consent solicitation.

         Pursuant to the consent solicitation and this supplement, S-P Properties, Inc., your managing general partner is asking you to approve the consolidation of your fund into American Spectrum. In addition, your managing general partner is asking you to approve amendments to the partnership agreement to your fund. To approve the consolidation, you must vote "For" these amendments.

         The fund is one of eight limited partnerships, which we refer to collectively as the funds, that we are seeking to consolidate into American Spectrum as part of a series of transactions that we refer to as the consolidation. Supplements have also been prepared for each of the other funds, copies of which may be obtained without charge by each limited partner or his, her or its representative upon written request to Mackenzie Partners, Inc., 156 Fifth Avenue, New York, NY 10010.

         There are differences between the funds. Your fund may be subject to increased risks as compared to the other funds as a result of these differences. The following are risks applicable to your program as a result of these differences. There are other risks which are generally applicable to your fund and the other funds. You should review "Risk Factors" below, and in the consent solicitation for an extensive summary of these risks.

         - Unlike your fund which owns an interest in one office property located in California, American Spectrum will own a large portfolio of properties of various types. These properties include office/warehouse, apartment and shopping center properties located primarily in the midwestern and western United States, Texas and the Carolinas.

         - Your fund's property is 100% occupied. American Spectrum's properties are 87.55% occupied.

         - Your fund only has a debt to total appraised value of real estate assets of 50%. American Spectrum will have a ratio of debt to total appraised value of real estate assets of 63%.

                                    OVERVIEW


THE CONSOLIDATION

         Your fund will consolidate with us. We will also consolidate with the other funds, the CGS privately held entities and the CGS Management Company. If all of the funds approve the consolidation, we will own a portfolio of 35 properties in nine states. The properties will consist of 12 office properties, 12 office/warehouse properties, five apartment properties, five shopping centers and one panel of development land. However, we do not know which funds will approve the consolidation. Therefore, the exact makeup of our properties is unknown. We and your managing general partner believe that the consolidation is the best way for limited partners to achieve liquidity and maximize the value of their investment in the fund. The American Spectrum shares will be listed for trading on _____________. There is no active trading market for the limited partnership units in the funds.

NUMBER OF AMERICAN SPECTRUM SHARES RECEIVED IF YOUR FUND IS CONSOLIDATED WITH AMERICAN SPECTRUM

         Your fund will be allocated an aggregate of 391,648 American Spectrum shares if it is consolidated into American Spectrum in the consolidation. You will receive your proportion of such shares in accordance with the terms of your fund's partnership agreement. American Spectrum has assigned an Exchange Value of $15 per share for each American Spectrum share. However, the Exchange Value per share represents our estimate of the net asset value per share and American Spectrum shares may trade at a price less than $15.

SIMILARITIES BETWEEN THE FUNDS

         The investment objective and assets of the funds are substantially similar in nature and character. Generally, the funds own office or office/warehouse properties. Each of the funds intended to liquidate its properties and distribute the net proceeds during the period from 1984 to 1995 Your fund intended to liquidate its properties in 1986. The funds all have similar structures for paying compensation to the general partners and their affiliates and for distribution of cash flow and liquidation proceeds. The managing general partner of each fund is an affiliate of CGS.

DIFFERENCES BETWEEN THE FUNDS

- Your fund owns only one property located in California. The property is an office property. Some of the funds own more than one property, different types of properties and properties located in other markets.

- Your fund's property has a ratio of debt to total appraised value of real estate assets of 50%. The properties owned by all of the funds and the CGS privately held entities have a ratio of debt to total appraised value of real estate assets of 63%.

- Your fund's property is 100% occupied. The properties owned by all of the funds and the CGS privately held entities are 87.55% occupied. Some of the properties of the CGS privately held entities are properties with low occupancy rates which were purchased because CGS believed they were undervalued. These properties have greater risks than your property.

- The average age of the property of your fund is 15 years. The average age of the properties of American Spectrum is 20 years.

VOTE REQUIRED TO APPROVE THE CONSOLIDATION

         Pursuant to the terms of your fund's partnership agreement, the consolidation of your fund with American Spectrum may not be consummated without the approval of greater than 50% of the outstanding units. This approval by your fund's limited partners will be binding on you even if you vote "Against" the proposed transaction. Affiliates of the managing general partner own 9,432 units or 32.13% of the outstanding units and intend to vote these units in favor of the consolidation.

AMENDMENTS TO THE PARTNERSHIP AGREEMENT

         Your fund's partnership agreement prohibits transfers of assets to related parties. The amendment will permit the fund to merge with American Spectrum and participate in the consolidation. The amendment must be approved by greater than 50% of the outstanding units. To vote "For" the consolidation, you must also vote "For" the amendment.

TAX CONSEQUENCES OF THE CONSOLIDATION

         The consolidation may be a partially taxable transaction and it will have different consequences to you depending upon whether you elect to receive shares or notes. If you elect to receive shares, the consolidation will be reported on the basis that no gain is recognized. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails your fund will recognize gain. Your gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain. [Can we give estimate, making assumptions] See "Tax Risks." Therefore, it is possible for you to be allocated income which may result in a tax liability even though you have not received any cash.

         If you elect to receive notes you will recognize gain. Your gain will be equal to the amount by which the principal of the notes received exceeds the bases of your interest in your fund (adjusted for your share of liabilities). If you elect to receive notes you may be able to report your income on the basis of the installment method which permits you to pay tax as the principal amount is paid on your notes.

         American Spectrum does not intend to qualify as a REIT until 2002. Further, American Spectrum is not required to make a REIT election. If American Spectrum fails to qualify as a REIT, or its Board of Directors determines not to make a REIT election, American Spectrum will be taxed as a Corporation.

         We urge you to consult with your tax advisor to evaluate the taxes that will be incurred by you as a result of your participation in the consolidation.

                             ADDITIONAL INFORMATION

         Selected historical financial information for your fund, audited financial statements for your fund, unaudited financial statements and Management's Discussions and Analyses of Financial Conditions and Results of Operations are set forth as an Appendix to the Consent Solicitation Statement and the Form 10-K your fund for the year ended December 31, 1999 and the Form 10-Q for the quarter ended June 30, 2000 are incorporated by reference. In addition, pro forma financial information for American Spectrum is set forth on page F-__ of the Consent Solicitation Statement.

                                  RISK FACTORS


         The consolidation generally does not involve risks which are more significant to your fund's limited partners than to limited partners in the other funds. However, the transaction involves some risks and other adverse factors which are applicable to all of the funds. Because all of the risks and adverse factors described in the consent solicitation apply to the effects of the transaction on your fund, as well as the other funds, you should carefully review the risks summarized below and the section entitled "RISK FACTORS" in the consent solicitation.

RISKS WHICH AFFECT YOUR FUND DIFFERENTLY

         The following is a description of the risks which affect your fund differently from the other funds:

- American Spectrum will acquire your fund if the limited partners of your fund who hold a majority in interest of the outstanding units vote in favor of the consolidation. Such approval will bind all of the limited partners in your fund, including you or any other limited partners who voted against or abstained from voting with respect to the consolidation. Affiliates of the managing general partner own different percentages of each fund. Affiliates of the managing general partner own 9,432 units or 32.13% of the outstanding units in the fund and intend to vote these units in favor of the consolidation.

- As a result of some differences between the fund and the other funds, the consolidation may impact your fund differently from the other funds. By participating in the consolidation, you will assume risks associated with the assets of the other funds and the CGS privately held entities.

- There are differences in the types and geographic location of some of the properties owned by the funds. Because the market for real estate may vary from one region of the country to another, the change in geographic diversity may expose you to different and greater risks than those you are presently exposed. Moreover, because the properties owned by the funds and the CGS privately held entities are not of uniform quality, combining assets and liabilities of the funds in the consolidation may diminish the overall asset quality underlying the interests of some of the limited partners by comparison with their existing interests in the fund.

         - Your investment currently consists of an interest in your fund. Your fund owns one office located in California. After the consolidation, you will hold common stock of American Spectrum, an operating company, that will own and lease as many as 35 properties and expects to make additional investments. The properties include office, office warehouse, apartment and shopping centers.

         - Your fund intended to sell its properties and liquidate and distribute the net proceeds to the partners. We intend to reinvest the proceeds from property sales. The risks inherent in investing in an operating company such as American Spectrum include the risk that American Spectrum may invest in new properties that are not as profitable as anticipated.

         - Upon consummation of the consolidation, we will have greater leverage than your fund. Your fund currently has a ratio of debt to total appraisal value of real estate assets of 50%. Upon completion of the consolidation, we will have a ratio of debt to total appraisal value of real estate assets of 63%. American Spectrum may also incur substantial indebtedness to make future acquisitions of properties that it may be unable to repay. We expect to increase the ratio of debt to total assets to 70%.

         - It is possible that properties acquired in the consolidation may not be as profitable as the properties your fund owns.

- Your investment will change from one in which you are generally entitled to receive distributions from any net proceeds of a sale or refinancing of the fund's assets to an investment in an entity in which you may realize the value of your investment only through the sale of your American Spectrum shares, not from the liquidation proceeds from properties.

- The fund's properties are located in California. American Spectrum will also own properties in the midwest and west and Texas. The California real estate market is currently stronger than the market in these other states.

- The average age of your fund's property is less than the average age of American Spectrum's properties. As a result, American Spectrum's properties may require more capital expenditures than your fund's property.

RISKS GENERALLY APPLICABLE TO ALL OF THE FUNDS

         The following is a brief description of the potential disadvantages, adverse consequences and risks of the consolidation that are applicable to all of the funds. This description is qualified in its entirety by the more detailed discussion in the section entitled "RISK FACTORS" contained in the consent solicitation.

- The market prices for the American Spectrum shares may fluctuate with changes in market and economic conditions, the financial condition of American Spectrum and other factors that generally influence the market prices of securities, including the market perception of REITs in general. Such fluctuations may depress the market price of American Spectrum shares independent of the financial performance of American Spectrum. REIT stocks have underperformed in the broader equity market in 1998 and 1999. The market conditions for REIT stocks generally could affect the market price of the American Spectrum shares.

- There is currently no market for American Spectrum shares. American Spectrum shares may trade at prices below the Exchange Value per share of $15. The Exchange Value per share of $15 represents our estimate of the net asset value per share of American Spectrum. However, the market may value American Spectrum shares at less than their net asset value per share.

- The investment of any limited partners of the funds who become stockholders will change into freely tradable American Spectrum shares. Consequently, some of these stockholders may choose to sell American Spectrum shares upon listing at a time when demand for American Spectrum shares is relatively low. As a result, American Spectrum shares may trade at prices substantially less than their Exchange Value.

- American Spectrum will have a higher ratio of indebtedness to assets than many REITs. This ratio is frequently referred to as the leverage ratio. American Spectrum will have a ratio of total indebtedness of assets of 63%, assuming all funds participate in the consolidation. American Spectrum intends to increase its leverage to 70%. American Spectrum will also have a lower capitalization than many publicly traded REIT's. This could adversely affect the market price for American Spectrum shares.

- We do not intend to qualify as a REIT until 2002 and are not required to qualify as a REIT. If we do not qualify as a REIT, we will be subject to a corporate income tax, which could decrease cash available for distribution.

- Some related parties will receive benefits that may exceed the benefits that they would derive from ownership of their interests in the CGS privately held entities and from their interests in the funds if the consolidation were not consummated. Your managing general partner is a subsidiary of CGS. CGS controls the general partners of the funds. Assuming that all of the funds are included in the consolidation, the general partners of the funds and their affiliates of the general partners will receive an estimated aggregate of 2,093,127 American Spectrum shares and limited partnership interests in the Operating Partnership. In addition, American Spectrum and its subsidiaries will employ some of the officers and employees of CGS and its privately held entities. As a result of these benefits, the general partners of your fund have a conflict of interest in connection with the consolidation.

- The CGS privately-held entities incurred losses in 1997 of $3,684,000, in 1998 of $4,832,000, in 1999 of $12,086,000 and in the six months ending June 30, 2000 of $747,000. Additionally, we incurred losses on a pro forma basis for 1999 and the first six months of 2000. We cannot assure you that we will succeed and that we will become profitable.

- American Spectrum will merge with the CGS privately held entities and the CGS Management Company. These companies are engaged in the business of serving as general partners of limited partnerships and investing in real properties. As a result of the consolidation, American Spectrum will be responsible for liabilities arising out of the prior operations of these entities. These liabilities may include unknown contingent liabilities and these liabilities may exceed those shown on the balance sheets. As a result, we may expend cash to pay these liabilities.

- American Spectrum established the terms of the consolidation, including the Exchange Values, without any arm's-length negotiations. Accordingly, the Exchange Value may not reflect the value that you could realize upon a sale of your units or a liquidation of your fund's assets.

- The managing general partner of your fund did not retain an independent representative to act on your behalf, or on behalf of the other limited partners in structuring and negotiating the terms and conditions of the Consolidation. These terms and conditions include the consideration which you will receive. The funds did not give limited partners the power to negotiate the terms and conditions of the consolidation or to determine what procedures to use to protect the rights and interests of the limited partners. If each general partner had retained an independent representative for their respective funds, it could have resulted in different terms of the consolidation which may have benefitted the limited partners.

- The limited partners do not have the right to elect to receive a cash payment equal to the value of their interests in each fund if your fund approves the consolidation and you voted "Against" it. You only have the right to elect to receive notes as your portion of the consideration received by your fund. The amount of notes that you receive is based upon the estimated proceeds that you would receive in an orderly liquidation of your fund in accordance with the terms of your fund's partnership agreement. As a holder of notes, you are likely to receive the full face amount of the notes only if you hold the notes to maturity. The notes will mature approximately eight years after the consolidation.

- At the time that you and the other limited partners vote on the consolidation, there are several uncertainties that will preclude you from making a complete evaluation of the transaction. Most importantly, you will not know which funds will approve the consolidation, and thus, which properties American Spectrum will acquire. These factors will affect the post-consolidation size and scope of American Spectrum. You also will not know how many limited partners of the funds will elect to receive notes or the capital structure of American Spectrum.

- Stanger's opinion as to the fairness to the funds of the allocation of American Spectrum shares, from a financial point of view, relies on information prepared by the general partners of the funds and the CGS Management Company. The general partners are controlled by CGS, which, in turn, controls American Spectrum. Because Stanger will not update its fairness opinion, changes may occur from the date of the fairness opinion that might affect the conclusions expressed in such opinion.

- Stanger's fairness opinion addresses solely the allocation of the American Spectrum shares. The opinion does not address the allocation of shares for all possible combinations of participating funds. In addition, the opinion does not address any other terms of the transaction, the trading value of the shares, or alternatives to the transaction. Accordingly, there are matters which are significant to limited partners' evaluation of the consolidation which are not addressed by the fairness opinion.

- There is a risk that third parties will assert claims against American Spectrum that the general partners of the fund breached their fiduciary duties to their limited partners or that the consolidation violates the relevant partnership agreements and that they may commence litigation against American Spectrum. As a result, American Spectrum may incur costs associated with defending or settling such litigation or paying any judgment if it loses. As of the present time, no limited partner of the funds has initiated any lawsuit on such grounds.

- As an American Spectrum stockholder, you will have different rights and remedies against American Spectrum, its officers and directors than you have against the managing general partner of your fund. The legal remedies available to American Spectrum, to you and to other stockholders after the consolidation against any officers or directors of American Spectrum may be more limited.

- An active secondary market for the notes will not likely develop, making it difficult for noteholders to sell their notes prior to maturity, or subjecting them to the risk of selling the notes at substantial discounts to facilitate their sale. Thus, a noteholder will likely not be able to liquidate his investment in the event of an emergency, and the notes may not be readily acceptable as loan collateral. Limited partners electing to receive notes are likely to receive the full face amount of their notes only if they hold the obligations to maturity, which is eight years after the closing date of the consolidation.

- Upon consummation of the consolidation, American Spectrum will have more indebtedness and leverage than the funds. American Spectrum currently has a ratio of debt to total value of assets of 63% and intends to increase their ratio to ___% following the consummation of consolidation.

- Because American Spectrum has not identified new properties, it is not possible to provide you with information to evaluate the merits of the properties in which American Spectrum may invest in the near future. You also will not have the ability as a stockholder or noteholder of American Spectrum to approve or disapprove of American Spectrum's investments. American Spectrum may not buy properties on financially attractive terms. It may not make a profit on its investments.

- Like your investment in the funds, if you become a stockholder in American Spectrum, your investment will be subject to the risks of investing in real property. In general, a downturn in the national or local economy, changes in the zoning or tax laws or the availability of financing could affect the performance and value of the properties. Also, because real estate is relatively illiquid, American Spectrum may not be able to respond promptly to adverse economic or other conditions by varying its real estate holdings.

- We intend to continue CGS's strategy of investing in properties that we believe are under-valued. Our success will depend on future events that increase the value of the properties. As a result, this strategy has greater risks than investing in properties with proven cash flows.

- The partnership agreement of each of the funds prohibits transactions with affiliates, such as the consolidation with us, and the consolidation could not close without amendments to the partnership agreement.

TAX RISKS

TRANSFER OF ASSETS TO AMERICAN SPECTRUM MAY FAIL TO QUALIFY AS A TRANSACTION WHERE NO GAIN IS RECOGNIZED TO THE TRANSFEROR.

         The fund intends to report the consolidation on the basis that it will not result in gain or loss to any limited partner who elects to receive shares. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails your fund will recognize gain. Such gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain.

IF AMERICAN SPECTRUM FAILS TO ELECT REIT STATUS OR QUALIFY AS A REIT FOR TAX PURPOSES, AMERICAN SPECTRUM WILL PAY FEDERAL INCOME TAXES AT CORPORATE RATES.

         American Spectrum does not intend to qualify as a REIT until 2002. Further, American Spectrum is not required to make a REIT election. If American Spectrum fails to qualify as a REIT, or its Board of Directors determines not to make a REIT election or for any time period before an Effective REIT election, American Spectrum will be taxed as a Corporation.

         American Spectrum's qualification as a REIT depends on meeting the requirement of the Code and Regulations as applicable to REITs. American Spectrum has not requested, and does not plan to request, a ruling from the Internal Revenue Service that it qualifies as a REIT. It has received an opinion, however, from its tax counsel, Proskauer Rose LLP, that it will meet the requirements for qualification as a REIT. Proskauer Rose LLP's opinion is based upon representations made by American Spectrum regarding relevant factual matters, existing Code provisions, applicable regulations issued under the Code, reported administrative and judicial interpretations of the Code and regulations,

Proskauer Rose LLP's review of relevant documents and the assumption that American Spectrum will operate in the manner described in this consent solicitation.

         However, you should be aware that opinions of counsel are not binding on the Internal Revenue Service or any court. Furthermore, the conclusions stated in the opinion are conditioned on, and American Spectrum's continued qualification as a REIT will depend on, American Spectrum's management meeting various requirements discussed in more detail under the heading "Federal Income Tax Considerations -- Taxation of American Spectrum" beginning on page ____.

         A REIT is subject to an entity level tax on the sale of certain property it held before electing REIT status. During the 10-year period following its qualification as a REIT, American Spectrum will be subject to an entity level tax on the income it recognizes upon the sale of assets including all the assets transferred to it as part of the consolidation it held before electing REIT status in an amount up to the amount of the built-in gains at the time American Spectrum becomes a REIT.

         If American Spectrum fails to qualify as a REIT, it would be subject to federal income tax at regular corporate rates. In addition to these taxes, American Spectrum may be subject to the federal alternative minimum tax and various state income taxes. If American Spectrum qualifies as a REIT and its status as a REIT is subsequently terminated or revoked, unless specific statutory provisions entitle American Spectrum to relief, it could not elect to be taxed as a REIT for four taxable years following the year during which it was disqualified. Therefore, if American Spectrum loses its REIT status, the funds available for distribution to you, as a stockholder, would be reduced substantially for each of the years involved.

Limitations on Share Ownership

         In order to protect its REIT status, American Spectrum's amended and restated articles of incorporation includes limitations on the ownership by any single stockholder of any class of American Spectrum capital stock. The amended and restated articles of incorporation also prohibit anyone from buying shares if the purchase would cause American Spectrum to lose its REIT status. These restrictions may discourage a change in control of American Spectrum, deter any attractive tender offers for American Spectrum shares or limit the opportunity for you or other stockholders to receive a premium for your American Spectrum shares.

If American Spectrum cannot meet its REIT distribution requirements, it may have to borrow funds or liquidate assets to maintain its REIT status.

         For taxable years commencing after December 31, 2000, subject to adjustments that are unique to REITs, a REIT generally must distribute 90% of its taxable income. In the event that American Spectrum does not have sufficient cash, this distribution requirement may limit American Spectrum's ability to acquire additional properties. Also, for the purposes of determining taxable income, the Code may require American Spectrum to include rent and other items not yet received and exclude payments attributable to expenses that are deductible in a different taxable year. As a result, American Spectrum could have taxable income in excess of cash available for distribution. If this occurred, American Spectrum may have to borrow funds or liquidate some of its assets in order to make sufficient distributions and maintain its status as a REIT or obtain approval from its stockholders in order to make a consent dividend.

Changes in the tax law could adversely affect American Spectrum's REIT status.

         American Spectrum's treatment as a REIT for federal income tax purposes is based on the tax laws that are currently in effect. We are unable to predict any future changes in the tax laws that would adversely affect American Spectrum's status as a REIT. In the event that there is a change in the tax laws that prevents American Spectrum from qualifying as a REIT or that requires REITs generally to pay corporate level federal income taxes, American Spectrum may not be able to make the same level of distributions to its stockholders. In addition, such change may limit American Spectrum's ability to invest in additional properties.


             EFFECT ON FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         Upon completion of the transaction, the operations and existence of the partnerships will cease. See "THE CONSOLIDATION" in the consent solicitation. If the transaction is not completed, we contemplate liquidation of the partnerships, which would result in an all-cash payment to you in the near future.

         If the consolidation is not approved, the general partners plan to promptly list the fund's property for sale with brokers and commence the process of liquidating the fund's property. The managing general partner believes that it could take an extended time to complete the sale of the fund's property and is likely to take in excess of one year. After completing the liquidation, the fund would distribute the net proceeds, except for a portion which will be held by the fund to cover potential liability for representations and warranties in the sales contract and administrative expenses of winding up the fund.

              AMERICAN SPECTRUM SHARES TO BE ALLOCATED TO THE FUND

         The proposed number of American Spectrum shares to be allocated to your fund was determined by American Spectrum as set forth under "Allocation of American Spectrum Shares" below.

The managing general partner of your fund determined the fairness of the value of the American Spectrum shares to be allocated to the fund based in part on the appraisal by Stanger of the value of the property portfolio held by your fund. In addition, your fund, the other funds and American Spectrum engaged Stanger to provide your fund and the other funds with an opinion that the allocation of the American Spectrum shares (i) between the funds and the CGS privately held entities, including the CGS Management Company and (ii) among the funds, is fair from a financial point of view to the limited partners of the funds.

         The following table sets forth the consideration, based on the Exchange Value, to be allocated to your fund in the consolidation. This data assumes that none of the limited partners of your fund have elected to receive notes. You should note that the American Spectrum shares may trade at prices below the Exchange Value upon listing on the ____________.

    Number of                              Exchange Value of                                                       Percentage of
    American                               American Spectrum        GAAP Book Value                                    Total
 Spectrum Shares    Exchange Value of      Shares per $1,000       June 30, 2000 per                                  American
  Allocated to      American Spectrum      Original Limited          Average $1,000        Percentage of Total        Spectrum
    Fund (1)          Shares(2)          Partner Investment (2)    Original Investment       Exchange Value       Shares Issued (3)
    --------          ---------          ----------------------    -------------------       --------------       -----------------
    391,648          $5,874,720                $400.27                 $84.42                    5.32%                    5.32%

---------------------------

(1) The American Spectrum shares issuable to limited partners of each fund as set forth in this chart will not change if American Spectrum acquires fewer than all of the funds in the consolidation. This number assumes that none of the limited partners of the fund has elected the notes option. We determined the number of shares issued to each fund or entity by dividing the Exchange Value for the fund or entity by $15, which is our estimate of the net asset value per share of the American Spectrum shares.

(2) Values are based on the Exchange Value per share of $15 established by us. The Exchange Value of each of the funds is our estimate of net asset value of the fund's assets. The Exchange Value equals (i) the appraised value of your fund's assets, as determined by Stranger; plus
         (ii) the book value of non-real estate asset of your fund; minus (iii) mortgage and other indebtedness of your fund and minus (iv) your fund's allocable share of the consolidation expenses. Upon listing the American Spectrum shares on the ____________, the actual values at which the American Spectrum shares will trade on the ____________ may be at prices below $15.

(3) Includes shares issuable on exchange of limited partnership interests issued to the owners of the CGS privately held entities.

         The following table provides information concerning the property owned by your fund, including its appraised value. The appraisal was prepared by Stanger on March 31, 2000.

                                Property           Appraised           Property          Property            Year
         Property               Location             Value               Type              Size          Constructed
         --------               --------             -----               ----              ----          -----------
     Sierra Creekside         San Ramon, CA        8,070,000            Office        47,800 sq. ft.         1985

                     ALLOCATION OF AMERICAN SPECTRUM SHARES

American Spectrum shares issued in the consolidation will be allocated as follows:

         American Spectrum shares will be allocated (1) between the funds as a group and the CGS privately held entities and the CGS Management Company, and
(2) among the funds, based upon the estimated net asset value, computed as described in the accompanying consent solicitation (the "Exchange Value") of each of the funds, the CGS privately held entities and the CGS Management Company. Your managing general partner believes that the Exchange Values of the funds, the CGS privately held entities and the CGS Management Company represent fair estimates of the value of their assets, net of liabilities and allocable expenses of the consolidation, as of June 30, 2000, and constitute a reasonable basis for allocating the American Spectrum shares between the funds and the CGS privately held entities, including the CGS Management Company, and among all the funds.

         The following summarizes the determination of the Exchange Value and the allocation of American Spectrum shares to your fund and the other funds. We first determined the Exchange Value of each of the funds, the CGS privately held entities and the CGS Management Company. The Exchange Value of the funds and the CGS privately held entities were determined based on appraisals of their real properties prepared by Stranger. The appraised values were then adjusted for other assets and liabilities of the entities and allocable expenses of the consolidation. The Exchange Value for the CGS Management Company was determined based on valuation methods we believe are reasonable. These valuation methods are described in the consent solicitation. The sum of these values is the Exchange Value of all of our assets. To allocate the shares, we arbitrarily selected an Exchange Value per share of $15. We did not consult with any independent third parties in selecting $15. We allocated to each fund a number of American Spectrum shares equal to the Exchange Value of its assets divided by $15. In accordance with each fund's partnership agreement, all of the American Spectrum shares were allocated to the limited partners. Thus, each American Spectrum share represents $15 of Exchange Value. Since the market may not value the American Spectrum Shares as having a value equal to the Exchange Value, the American Spectrum shares may trade at price of less than $15 per share.

         For a detailed explanation of the manner in which the allocations are made, see "Allocation of Shares" on page __ of the consent solicitation.

                                   ALLOCATION
          ALLOCATION OF AMERICAN SPECTRUM SHARES BETWEEN THE FUNDS AND
      THE CGS PRIVATELY HELD ENTITIES, AND THE CGS MANAGEMENT COMPANY (1)

                                                                                                          PERCENTAGE OF
                                                                                                         TOTAL AMERICAN
                                                                   PERCENTAGE OF         SHARE              SPECTRUM
                                               EXCHANGE VALUE      EXCHANGE VALUE     ALLOCATION (1)      SHARES ISSUED
                                               --------------      --------------     --------------      -------------
Sierra Pacific Development Fund                   $5,874,720             5.32           391,648              5.32%
Sierra Pacific Development Fund II                12,590,013            11.39           839,334             11.39%
Sierra Pacific Development Fund III                  429,832             0.40            28,655              0.40%
Sierra Pacific Institutional Properties V          4,920,557             4.45           328,037              4.45%
Sierra Pacific Pension Investors '84              18,186,978            16.46         1,212,465             16.46%
Nooney Income Fund Ltd., L.P.                     10,250,749             9.27           683,383              9.27%
Nooney Income Fund Ltd. II, L.P.                  15,315,594            13.86         1,021,040             13.86%
Nooney Real Property Investors-Two, L.P.           8,181,768             7.40           545,451              7.40%
CGS privately held entities                       31,748,046            28.73         2,116,536             28.73%
CGS Management Company                             3,020,122             2.73           201,341              2.73%
Totals                                          $110,518,379          100.00%         7,367,890            100.00%
                                               ==============      ==============     ==============      =============

----------------------
(1) Some of the equity owners in the CGS privately held entities, including affiliates of American Spectrum, will be allocated Operating Partnership units instead of American Spectrum shares. Each Operating Partnership unit provides the same rights to distributions as one share of common stock in American Spectrum and, subject to some limitations, is exchangeable for American Spectrum shares on a one-for-one basis after a twelve month period.

         After determining the Exchange Value for the fund, the Exchange Value to be allocated to the partners of the fund in accordance with the provisions of the partnership agreement allocable to distributions on liquidation.

Under the partnership agreement, after payment of all debts and liabilities of the fund, the net proceeds on liquidation following a sale of all of the fund's properties will be distributed as follows:

- first, to the partners in an amount equal to any loans or advances they have made;

- second, to the limited partners in an amount equal to any capital account balance;

- third, 1% to the general partners and 99% to the limited partners until the limited partners receive cumulative distributions equal to 6% per annum on the outstanding balance, from time to time, of their unreturned capital; and

-        fourth, 80% to the limited partners and 20% to the general partners.

Under the terms of the Partnership Agreement, the general partners would not be entitled to any of the American Spectrum shares issuable of the fund. Accordingly, all of the American Spectrum shares issuable to the partners of the fund is being allocated to the limited partners.

                          FAIRNESS OF THE CONSOLIDATION


GENERAL

         Your managing general partner believes the consolidation to be fair to, and in the best interests of, the fund and its limited partners. After careful evaluation, your managing general partner has concluded that the consolidation is the best way to maximize the value of your investment. Your managing general partner recommends that you and the other limited partners approve the consolidation of your fund and receive American Spectrum shares in the consolidation.

         Although your managing general partner believes the terms of the consolidation are fair to you and the other limited partners, your managing general partner has conflicts of interest with respect to the consolidation, including, among others, its realization of substantial economic benefits upon completion of the consolidation. For a further discussion of the conflicts of interest and potential benefits of the consolidation to your managing general partner see "Conflicts of Interest -- Substantial Benefits to Related Parties" on page __ of the consent solicitation.

         Also, your managing general partner wants you to note:

- The market prices for the American Spectrum shares may fluctuate with changes in market and economic conditions, the financial condition of American Spectrum and other factors that generally influence the market prices of securities, including the market perception of REITs in general. Such fluctuations may significantly affect liquidity and market prices independent of the financial performance of American Spectrum.

- American Spectrum established the terms of its offer, including the Exchange Value, without any arm's-length negotiations. Accordingly, our offer consideration may not reflect the value that you could realize upon a sale of your units or a liquidation of your fund's assets.

- You do not have the right to elect to receive a cash payment equal to the value of your interest in the fund if your fund approves the consolidation and you have voted "Against" it. You only have the right to elect to receive, as your portion of the consideration received by your fund, notes. As a holder of notes, you are likely to receive the full face amount of the notes only if you hold the notes to maturity. The notes will mature approximately eight years after the consolidation. You may receive payments earlier only if American Spectrum chooses to repay the notes prior to the maturity date, or to the extent that American Spectrum is required to prepay the notes in accordance with their terms following property sales or refinancings.

         The following table summarizes the results of your managing general partner's comparative valuation analysis:

                                                                          GAAP Book Value June 30,        Exchange Value per
 Estimated Going Concern Value        Estimated Liquidation Value         2000 per Average $1,000         $1,000 Original
 per $1,000 Original Investment      per $1,000 Original Investment         Original Investment            Investment (1)
 ------------------------------      ------------------------------         -------------------            --------------
        $340.00-$370.00                     $386.00                             $ 84.42                       $400.27

(1) Values are based on the Exchange Value per share of $15 established by us. The Exchange Value of each of the funds is our estimate of net asset value of the fund's assets. The Exchange Value equals (i) the appraised value of each fund's assets, as determined by Stanger; plus
         (ii) the book value of non-real estate assets of each fund; minus (iii) mortgage and other indebtedness of each fund; minus (iv) each fund's allocable portion of the consolidation expenses. Upon listing the American Spectrum shares on the _________, the actual values at which the American Spectrum shares will trade on the _________ may be at prices below $15.

         We do not know of any factors that may materially affect (i) the value of the consideration to be allocated to the fund, (ii) the value of the units for purposes of comparing the expected benefits of the consolidation to the potential alternatives considered by the managing general partner or (iii) the analysis of the fairness of the consolidation.

                          BENEFITS OF THE CONSOLIDATION

WHY YOUR MANAGING GENERAL PARTNER BELIEVES THE CONSOLIDATION IS FAIR TO YOU

         Your managing general partner believes that the terms of the consolidation are fair, and that they will maximize the return on your investment for the following principal reasons:

         - Your managing general partner believes that the expected benefits of the consolidation to you outweigh the risks and potential detriments of the consolidation to you. These benefits include the following:

         - American Spectrum plans to make additional investments and obtain additional financing. As a result, we believe that there is greater potential for increases in the price of your American Spectrum shares over time and increased distributions to you as an American Spectrum stockholder.

         - We believe the consolidation may provide you with increased liquidity. Therefore, you may have the ability to find more buyers for your American Spectrum shares and the price you receive is more likely to be the market price.

         - We expect to make regular cash distributions to our shareholders. We believe that these distributions will increase over time or as a result of future acquisitions.

         - We will own a larger number of properties and have a broader group of property types, tenants and geographic locations than your fund. This increased diversification will reduce the dependence of your investment upon the performance of a particular company.

         - The combination of the funds under the ownership of American Spectrum will result in cost savings.

         - Your managing general partner reviewed the estimated value of the consideration to be received by you if your fund is consolidated with American Spectrum, and compared it to the consideration that you might have received under the alternatives to the consolidation. Your managing general partner considered the continuation of the funds without change and the liquidation of the funds and the distributions of the net proceeds to you. They concluded that over time the likely value of American Spectrum shares would be higher than the value of the consideration you would receive if they selected one of the other alternatives.

         - Your managing general partner considered that you may vote for or against the consolidation, and, if you vote against it, you may elect to receive either American Spectrum shares or notes if your fund approves the consolidation.

         - Your managing general partner considered the availability of the notes option. The notes option gives limited partners increased procedural fairness by providing an alternative to limited partners. The notes provide greater security of principal, a certainty as to maturity date, and regular interest payments. In contrast, the American Spectrum shares permit the holders of the American Spectrum shares to participate in American Spectrum's potential growth and are a more liquid investment.

         - Your managing general partner have adopted the conclusions of the fairness opinion and appraisals rendered by Stanger, which are described in the consent solicitation.

         You should note however that by voting "For" the transaction you would be precluding the fund from entering into alternatives, including liquidation of the fund. The alternatives have some potential benefits, including the following:

         -        Liquidation provides liquidity to you as properties are sold.
                  You would receive the net liquidation proceeds received from the sale of your fund's assets.

         - The amount that you would receive would not be dependent on the stock market's valuation of American Spectrum.

         - You would avoid the risks of continued ownership of your fund and ownership of American Spectrum.

         Another alternative would be to continue your fund. Continuing your fund without change would have the following benefits:

         - Your fund would not be subject to the risks associated with the ongoing operations of American Spectrum. Instead each fund would remain a separate entity with its own assets and liabilities.

         - You would continue to be entitled to the safeguards of your partnership agreement.

         - Your fund's performance would not be affected by the performance of the other funds and assets that American Spectrum will acquire in the consolidation.

         - Eventually, your fund would liquidate its holdings and distribute the net proceeds in accordance with the terms of your fund's partnership agreement.

         - There would be no change in your voting rights or your fund's operating policies.

         - Your fund would not incur its share of the expenses of the consolidation.

         - For federal income tax purposes, income from your fund may, under certain circumstances, be offset by passive activity losses generated from your other investments; you lose the ability to deduct passive losses from your investment in American Spectrum

         - You would not be subject to any immediate federal income taxation that would otherwise be incurred by you from the consideration.

         However, as discussed under "RECOMMENDATION AND FAIRNESS DETERMINATION" in the consent solicitation, your managing general partner believes that the disadvantages of the alternatives outweigh the benefits.

                          EXPENSES OF THE CONSOLIDATION

         If your fund approves the consolidation, the portion of the consolidation expenses attributable to your fund will be paid by your fund, as detailed below. The number of American Spectrum shares paid to your fund would reflect a reduction for your fund's expenses of the consolidation. Consolidation expenses are expected to range from 2.5% to 3.5% of the estimated value of the American Spectrum shares payable to each of the funds.

         If the consolidation of your fund is not approved, we will bear a percentage of all consolidation expenses equal to the total number of abstentions and "Against" votes cast by the limited partners of your fund divided by the total number of abstentions and votes cast by you and the other limited partners of your fund. In such event, your fund will bear the remaining consolidation expenses.

         The following table sets forth the consolidation expenses for your funds entities and the CGS Management Company:

         The following table sets forth the estimated consolidation expenses of consolidating with your fund:

                          Pre-Closing Transaction Costs

Legal Fees(1) .......................................................................................    $22,518
Appraisals and Valuation(2) .........................................................................      4,286
Fairness Opinions(3) ................................................................................     15,481
Solicitation Fees(4) ................................................................................      3,589

Printing and Mailing(5) .............................................................................      8,973
Accounting Fees(6) ..................................................................................     60,183
Pre-formation Cost(7) ...............................................................................     22,518
        Subtotal ....................................................................................   $137,546

                            Closing Transaction Costs

Title, Transfer Tax and Recording Fees(8) ...........................................................   $ 11,259
Legal Closing Fees(9) ...............................................................................      6,687
        Subtotal ....................................................................................   $ 17,946
Total ...............................................................................................   $155,491

(1) Aggregate legal fees to be incurred in connection with the consolidation are estimated to be $800,000. Your fund's pro rata portion of these fees was determined based on the ratio of the appraised value of your fund's properties to the total appraised value of the real estate assets of the funds and the CGS privately held entities, based on the appraisal prepared by Stanger, and the value of the assets of CGS Management Company.

(2) Aggregate appraisal and valuation fees to be incurred in connection with the consolidation were $150,000. Your fund's pro rata portion of these fees was determined based on the number of properties in your fund.

(3) The funds received a fairness opinion from Stanger and the funds incurred a fee of $202,037. Your fund's pro rata portion of these fees was determined based on the ratio of the appraised value of the real estate of your fund to the total appraised value of the real estate assets of the funds and the CGS privately held entities based on the appraisal prepared by Stanger, and the value of the assets of CGS Management Company.

(4) Aggregate solicitation fees to be incurred in connection with the consolidation are estimated to be $30,000. Your fund's pro rata portion of these fees was determined based on the number of limited partners in your fund.

(5) Aggregate printing and mailing fees to be incurred connection with the consolidation are estimated to be $75,000. Your fund's pro rata portion of these fees was determined based on the number of limited partners in your fund.

(6) Aggregate accounting fees to be incurred in connection with the consolidation are estimated to be $1,800,000. Your fund's pro rata portion of these fees was determined based on the ratio of your fund's total assets as of June 30, 2000 to the total assets of all of the funds, the CGS privately held entities, and the CGS Management Company, as of June 30, 2000.

(7) Aggregate pre-formation costs to be incurred in connection with the consolidation are estimated to be $800,000. Your fund's pro rata portion of these costs was determined based on the ratio of the appraised value of your fund's real estate assets to the total appraised value of the real estate assets of the funds and the CGS privately held entities, based on the appraisal prepared by Stanger, and the value of the assets of CGS Management Company.

(8) Aggregate title, transfer tax and recording fees to be incurred in connection with the consolidation are estimated to be $400,000. Your fund's pro rata portion of these fees was determined based on the ratio of the value of fund's appraised value to the total appraised value of the real estate assets of the funds and the CGS privately held entities, based on the appraisal prepared by Stanger, and the value of the assets of CGS Management Company.

(9) Aggregate legal closing fees to be incurred in connection with the consolidation are estimated to be $200,000. Your fund's pro rata portion of these fees was determined based on the ratio of your fund's total assets as of

         June 30, 2000 to the total assets of all of the funds and the CGS privately held entities, including the CGS Management Company, as of June 30, 2000.

         The solicitation fees related to the consolidation will be allocated among the funds and American Spectrum depending upon whether the consolidation is consummated. For purposes of the consolidation, the term "Solicitation Fees" includes costs such as telephone calls, broker-dealer facts sheets, legal and other fees related to the solicitation of comments, as well as reimbursement of costs incurred by brokers and banks in forwarding the consent solicitation to you and the other limited partners.

         If American Spectrum acquires all of the funds, all of the solicitation fees will be payable by American Spectrum. If American Spectrum acquires less than all of the funds, all of the solicitation fees will be payable by American Spectrum or the funds that are acquired in proportion to their respective Exchange Values. If none of the funds are acquired by American Spectrum, all of the solicitation fees will be payable by us.

DISTRIBUTIONS

         The following table sets forth the distributions paid per $1000 investment in the periods indicated below. The original cost per unit was $500.00.

         Year Ended December 31                                         Amount
         ---------------------------------------------------------------------
         1995                                                             0
         1996                                                             0
         1997                                                             0
         1998                                                             0
         1999                                                             0
         Six months ended June 30, 2000                               $   0
                                                                      ======

DISTRIBUTIONS AND COMPENSATION PAID TO THE GENERAL PARTNERS AND THEIR AFFILIATES

         The following information has been prepared to compare the amounts of compensation paid and distributions made by your fund to the general partners and their affiliates to the amounts that would have been paid if the compensation and distribution structure which will be in effect after the consolidation had been in effect during the years presented below.

         Under the partnership agreements, the general partners of your fund and their affiliates are entitled to receive distributions as general partners and fees in connection with managing the affairs of your fund. The partnership agreements also provide that the general partners are to be reimbursed for their expenses for administrative services performed for each fund, such as legal, accounting, transfer agent, data processing and duplicating services.

The general partners and their affiliates are entitled to the following fees from the fund:

- a partnership management fee equal to 9% of the cash available for distribution;

- a property management fee equal to 6% of the gross revenues from real properties of the fund;

- reimbursement for administrative services provided to the fund, such as accounting, legal, data processing and similar services;

-        reimbursement for construction supervision costs;

-        reimbursement for initial leasing costs;

-        reimbursement of out-of-pocket expenses; and

- a real estate commission on the sale of properties in an amount not to exceed 50% of the lesser of (1) the requisition fees payable in connection with the acquisition of the fund's properties, or (2) the standard real estate commission, provided that the real estate commission is subordinate to distributions to the limited partners of their capital contributions plus 6% per annum on their adjusted capital contribution.


         American Spectrum intends to operate as an internally-advised REIT. As part of the consolidation, your fund will share in the overall cost of managing the consolidated portfolio of properties owned by American Spectrum with the other participating funds and the other shareholders and holders of Operating Partnership units. Affiliates of the general partners will receive dividends on shares of American Spectrum issued to them in exchange for their interests in the CGS Management Company and salaries and other compensation as officers and directors of American Spectrum. These dividend payments and compensation are in lieu of the payments to the general partners discussed above.

         During the years ended December 31, 1997, 1998 and 1999 and the six months ended June 30, 2000, the aggregate amounts accrued or actually paid by your fund to the general partner are shown below under "Historical" and the estimated amounts of compensation that would have been paid had the consolidation been in effect for the years presented as a "C" corporation or as a REIT are shown below under "Pro Forma as a "C" Corporation" and "Pro Forma as a REIT," respectively:

                 COMPENSATION, REIMBURSEMENTS AND DISTRIBUTIONS
                           TO THE GENERAL PARTNERS (1)

                                                                            Year Ended December 31,               Six Months Ended
                                                              ----------------------------------------------          June 30,
                                                                  1997              1998               1999             2000
----------------------------------------------------------------------------------------------------------------------------------
HISTORICAL:
Management Fees                                                $ 33,559          $ 41,516          $ 39,654          $ 21,235
Administrative Fees                                              34,870            38,922            50,428          $ 20,398
Leasing Fees                                                     19,097            42,738             2,875                --
Construction Supervision Fees                                    12,358             6,209                --                --
Broker Fees                                                          --                --                --                --
General Partner Distributions                                        --                --                --                --
Limited Partner Distributions                                        --                --                --                --
----------------------------------------------------------------------------------------------------------------------------------
Total historical                                               $ 99,884          $129,385          $ 92,957          $ 41,633


PRO FORMA AS A "C" CORPORATION:
Distributions on American Spectrum Shares issuable in
    respect of limited partnership interests                   $  7,278           $    --          $ 15,549          $     --
Distributions on American Spectrum Shares issuable in
    respect of the CGS Management Company                           816                --             1,743                --
Restricted Stock and Stock Options                               29,754            29,754            29,754            14,877
Salary, Bonuses and Reimbursements                               92,398            92,398            92,398            46,199
----------------------------------------------------------------------------------------------------------------------------------
Total pro forma as a "C" Corporation                           $130,244          $122,150          $139,441          $ 61,075


PRO FORMA AS A REIT:
Distributions on American Spectrum Shares issuable in
    respect of limited partnership interests                   $  7,278           $    --          $ 15,549          $     --
Distributions on American Spectrum Shares issuable in
    respect of the CGS Management Company                           816                --             1,743                --
Restricted Stock and Stock Options                               29,754            29,754            29,754            14,877
Salary, Bonuses and Reimbursements                               92,396            92,396            92,396            46,198
----------------------------------------------------------------------------------------------------------------------------------
Total pro forma as a REI                                       $130,244          $122,150          $139,441          $ 61,075


------------------------------
(1) For a description of the calculation of these amounts, please refer to the notes to the table entitled "Compensation, Reimbursements and Distributions to the General Partners" in the Consent Solicitation.

                                PROPERTY OVERVIEW

         Your fund owns one office property located in California. Information regarding the property as of September 30, 2000 is set forth below.

                                                       RENTABLE SQUARE FEET      ANNUALIZED NET RENT(1)
                                                 --------------------------------------------------------    PER
                                                                                                            LEASED
                                        YEAR                            SQ. FT.                             SQUARE      PERCENTAGE
  PROPERTY          STATE     TYPE      BUILT    NUMBER    % LEASED     LEASED     AMOUNT      % OF TOTAL    FOOT       OWNERSHIP
-----------------------------------------------------------------------------------------------------------------------------------
Creekside Office     CA      OFFICE     1984     47,800     100.00%     47,800    $1,008,048      2.76%     $21.09      94.92%(1)

------------------------------
(1) During the years ended 1998 and 1999, Sierra Mira Mesa Partners received net distributions of $92,700 and $47,000, respectively, from Sierra Creekside Partners. Sierra Mira Mesa Partners' primary use of these funds was to provide its joint venture partners with an additional source of capital. As a result of the net distributions, your fund's ownership interest in Sierra Creekside Partners increased from 90.67% to 93.45% in 1999 and 94.92% in 2000 Creekside Office is owned by Sierra Creekside Partners.

                                  REQUIRED VOTE

LIMITED PARTNER APPROVAL REQUIRED BY THE PARTNERSHIP AGREEMENT

         Section 5.2 of your fund's partnership agreement provides that the vote of limited partners representing greater than 50% of the outstanding units is required to approve a sale or disposition, at one time, of "all or substantially all" of the assets of the fund, which is defined by the partnership agreement to be a transaction or series of transactions resulting in the transfer of either
(a) 66 2/3% or more of the net book value of your fund's properties as of the end of the most recently completed calendar quarter, or (b) 66 2/3% or more in number of the properties owned by the fund. Because the consolidation of your fund may be deemed to be a sale of "all or substantially all" of the assets of the fund within the meaning of the partnership agreement, it may not be consummated without the approval of limited partners representing greater than 50% of the outstanding units.

CONSEQUENCE OF FAILURE TO APPROVE THE CONSOLIDATION

         If the limited partners of your fund representing greater than 50% of the outstanding units do not vote "For" the consolidation, the consolidation may not be consummated under the terms of the partnership agreement. In such event, your managing general partner plans to continue to operate your fund as a going concern and to eventually dispose of your fund's properties if, in your managing general partner's opinion, market conditions permit, as contemplated by the terms of the partnership agreement.

SOLICITATION OF VOTE IN FAVOR OF THE CONSOLIDATION

         Through the consent solicitation accompanying this supplement, we are asking you, the limited partners of the fund, to vote on whether to approve the consolidation. As discussed above, limited partners holding in excess of 50% of the outstanding units in the fund must vote "For" the consolidation on the enclosed consent form in order for the fund to be included in the consolidation. For the reasons set forth in the accompanying consent solicitation, your managing general partner believes that the terms of the consolidation provide substantial benefits and are fair to you and recommends that you vote "For" approval of the consolidation. Before deciding how to vote on the consolidation, you should read this supplement, the consent solicitation and the accompanying materials in their entirety.

                     AMENDMENT TO THE PARTNERSHIP AGREEMENT

         An amendment to the partnership agreement of the fund is necessary in connection with the consummation of the consolidation. The amendment is attached to this supplement as Appendix C.

         The partnership agreement currently prohibits a sale of properties to the general partners or their affiliates. Accordingly, consent of the limited partners is being sought for an amendment to the partnership agreement that permits such a transfer in connection with the consolidation.

         Accordingly, the managing general partner recommends that limited partners vote to approve the amendment. The consent of limited partners holding the majority of the outstanding units is required to amend the partnership agreement. In addition to voting for the consolidation, limited partners must vote "For" the amendment to allow the consummation of the consolidation.

                                VOTING PROCEDURES

         The consent solicitation, this supplement, the accompanying transmittal letter, the power of attorney and the limited partner consent constitute the solicitation materials being distributed to you and the other limited partners to obtain your votes "For" or "Against" the consolidation of your fund by American Spectrum. Please note that we refer, collectively, to the power of attorney and limited partner consent as the consent form.

         In order for your fund to be consolidated into American Spectrum, the limited partners holding greater than 50% of the outstanding units of your fund must approve the consolidation and the amendments to the partnership agreement. Your fund will be consolidated into American Spectrum through a merger with American Spectrum in the manner described in the consent solicitation. A copy of the Agreement and Plan of Merger dated________, 2000, by and between American Spectrum and your fund is attached hereto as Appendix B. We encourage you to read it.

If you vote "For" the consolidation, you will be effectively voting against the alternatives to the consolidation. If the consolidation is not approved [insert plans for fund].

         You should complete and return the consent form before the expiration of the solicitation period which is the time period during which limited partners may vote "For" or "Against" the consolidation (the "Solicitation Period"). The Solicitation Period will commence upon delivery of the solicitation materials to you (on or about __________, 2000), and will continue until the later of (a) __________, 2000 (a date not less than 60 calendar days from the initial delivery of the solicitation materials), or (b) such later date as we may select and as to which we give you notice. At our discretion, we may elect to extend the Solicitation Period. We reserve the right to extend the Solicitation Period even if a quorum has been obtained pursuant to your fund's partnership agreement. Under no circumstances will the Solicitation Period be extended beyond _________ __, 2000. Any consent form received by [ ], which was hired by us to tabulate your votes, prior to [ ] [p.m.] [Eastern] time on the last day of the Solicitation Period will be effective provided that such consent has been properly completed and signed. If you do not return a signed consent form by the end of the Solicitation Period, it will have the same effect as having voted "Against" the consolidation and you will receive American Spectrum shares if your fund approves the consolidation. If you submit a properly signed consent form but do not indicate how you wish to vote, you will be counted as having voted "For" the consolidation and will receive American Spectrum shares if your fund approves the consolidation. You may withdraw or revoke your consent form at any time in writing before consents from limited partners equal to more than 50% of the required vote are received by your fund.

         A copy of the consent form, on blue paper, accompanies each of the supplements that you received in the mail with the consent solicitation. The consent form consists of two parts. Part A seeks your consent to American Spectrum's consolidation with your fund and certain related matters. The exact matters which a vote in favor of the consolidation will be deemed to approve are described above under "Required Vote." If you return a signed consent form but fail to indicate whether you are voting "For" or "Against" any matter, you will be deemed to have voted "For" such matter.

         Part B of the consent form is a power of attorney, which must be signed separately. The power of attorney appoints ____________ and _____________ as your attorneys-in-fact for the purpose of executing all other documents and instruments advisable or necessary to complete the consolidation. The power of attorney is intended solely to ease the administrative burden of completing the consolidation without requiring your signatures on multiple documents.

                        FEDERAL INCOME TAX CONSIDERATIONS

         Tax matters are very complicated, and the tax consequences of the consolidation to you will depend on the facts of your own situation. We urge you to consult your tax advisor for a full understanding of the tax consequences of the consolidation to you.

MATERIAL TAX DIFFERENCES BETWEEN THE OWNERSHIP OF UNITS AND AMERICAN SPECTRUM SHARES

         If your fund consolidates with American Spectrum you will receive American Spectrum shares unless you elect the notes option, in which case you will receive notes.

         If your fund consolidates with American Spectrum and you receive American Spectrum shares, your ownership of American Spectrum shares will affect the character and amount of income reportable by you in the future. Because each of the funds is a partnership for federal income tax purposes, it is not subject to taxation. Currently, as the owner of units, you must take into account your distributive share of all income, loss and separately stated partnership items, regardless of the amount of any distributions of cash to you. Your fund supplies that information to you annually on a Schedule K-1. In some circumstances, you may offset your income with any losses you may have from passive activities.

         In contrast to your treatment as a limited partner, if your fund consolidates with American Spectrum and you receive American Spectrum shares, as a stockholder of American Spectrum you will be taxed based on the amount of distributions you receive from American Spectrum. Each year American Spectrum will send you a Form 1099-DIV reporting the amount of taxable and nontaxable distributions paid to you during the preceding year. The taxable portion of these distributions depends on the amount of American Spectrum's earnings and profits. Because the consolidation may be a partially taxable transaction, American Spectrum's tax basis in the acquired properties may be higher than the fund's tax basis had been in the same properties. At the same time, however, American Spectrum may be required to utilize a slower method of depreciation with respect to certain properties than the method of depreciation the funds use. As a result, American Spectrum's tax depreciation from the acquired properties may differ from the fund's tax depreciation. Accordingly, under certain circumstances, even if American Spectrum were to make the same level of distributions as your fund, a different portion of the distributions could constitute taxable income to you. In addition, the character of this income to you as a stockholder of American Spectrum does not depend on its character to American Spectrum. The income will generally be ordinary dividend income to you and will be classified as portfolio income under the passive loss rules, except with respect to capital gains dividends, discussed below. Furthermore, if American Spectrum incurs a taxable loss, the loss will not be passed through to you.

TAX CONSEQUENCES OF THE CONSOLIDATION

         Tax Consequences of Your Fund's Transfer of Assets to American Spectrum. If your fund is acquired by American Spectrum, your fund will merge with American Spectrum, the Operating Partnership or a subsidiary of the Operating Partnership. For federal income tax purposes, American Spectrum intends to take the position that the merger of American Spectrum and your fund will be treated as a transfer of assets of your fund to American Spectrum in exchange for shares and a subsequent distribution in liquidation of such shares. Consistent with such position for those limited partners who elect the notes option, the transaction will be viewed as a sale of their interest in your fund to American Spectrum.

         Tax Consequences of the Consolidation to American Spectrum. American Spectrum should not recognize gain or loss as a result of the consolidation. The basis of the properties received by American Spectrum from the funds that are acquired by American Spectrum will equal such fund's basis in the assets on the date of the consolidation increased by any gain recognized by the fund as a result of the consolidation.
         The aggregate basis of American Spectrum's assets will be allocated among such assets in accordance with their relative fair market values as described in section 1060 of the Code. As a result, American Spectrum's basis in each acquired property will differ from the fund's basis therein, and the properties will be subject to different depreciable periods and methods as a result of the consolidation. These factors could result in an overall change, following the consolidation, in the depreciation deductions attributable to the properties acquired from the funds.

         Tax Consequences to Limited Partners Who Receive Shares. The fund intends to report the consolidation on the basis that it qualifies for non-recognition treatment under Section 351 of the Code. In general, under
Section 351(a) of the Code, a person recognizes no gain or loss if:

         - property is transferred to a corporation by one or more individuals or entities in exchange for the stock of that corporation; and

         - immediately after the exchange, such individuals or entities are in control of American Spectrum.

         For purposes of section 351(a), control means the ownership of stock possessing at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of all other classes of stock of the corporation. American Spectrum has represented to Proskauer Rose LLP that, following the consolidation, the partners of the fund together with other qualified contributors, will own stock possessing at least 80% of the total combined voting power of all classes of American Spectrum stock entitled to vote and at least 80% of the total number of shares of all other classes of the stock of American Spectrum. In addition, pursuant to Section 351(e) of the Code and Treasury Regulations promulgated thereunder transfers to investment companies, including a REIT, that directly or indirectly result in diversification of the transferors' interest do not qualify for the non-recognition treatment of Section 351 of the Code. American Spectrum and your fund intend to take the position that Section 351(e) of the Code will not prevent the consolidation from qualifying for non-recognition treatment under
Section 351 of the Code. American Spectrum and your fund intend to take the position that given the length of time until the contemplated REIT election as well as the uncertainty as to whether such election will be made, your fund will not recognize gain upon the transfer of assets to American Spectrum. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails your fund will recognize gain. Such gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain. Proskauer Rose LLP is not opining as to whether gain will be recognized by your or any other fund in the consolidation.

         Tax Consequences to Limited Partners Who Receive Notes. If your fund is acquired by American Spectrum and you elect the notes option, you will recognize gain on the sale of your interests. Your gain will be equal to the amount by which the principal of the notes received exceeds the basis of your interest in your fund, adjusted for your share of liabilities. Note recipients may be able to report income based on the installment method which permits the payment of tax as the principal amount is paid on notes held. See "Tax Consequences of the Liquidation and Termination of your Fund."

         Character of gain or loss. In general, gains or losses realized with respect to transfers of non-dealer real estate in the consolidation are likely to be treated as realized from the sale of a "section 1231 asset" (i.e., real property and depreciable assets used in a trade or business and held for more than one year). Your share of gains or losses from the sale of section 1231 assets of your fund would be combined with any other section 1231 gains and losses that you recognize in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, it is characterized as a capital gain, except that the gain will be treated as ordinary income to the extent that you have "nonrecaptured section 1231 losses." For these purposes, the term "non-recaptured section 1231 losses" means your aggregate section 1231 losses for the five most recent prior years that you have not previously recaptured. However, gain you recognize on the sale of personal property will be taxed as ordinary income to the extent of all prior depreciation deductions your fund had taken prior to sale. In general, you may only use up to $3,000 of capital losses in excess of capital gains to offset ordinary income in any taxable year. Any excess loss is carried forward to future years subject to the same limitations.

         Tax Consequences of the Liquidation and Termination of Your Fund. If you elect to receive shares in the consolidation your fund should be deemed to have sold its assets to American Spectrum for shares followed by a distribution in liquidation of the shares to limited partners including you. If you elect the notes option the transaction should be deemed the sale of your interests in your fund to American Spectrum for notes. In either case the taxable year of your fund will end at such time. You must report, in your taxable year that includes the date of the consolidation, your share of all income, gain, loss, deduction and credit for your fund through the date of the consolidation (including your gain, if any, resulting from the consolidation described above).

         If you receive American Spectrum shares in the distribution, your fund should not recognize gain. See "Tax consequences to limited partners who receive shares."

         Immediately before the distribution of shares by your fund to you, the basis of the shares in the hands of your fund will equal the basis of the assets transferred to American Spectrum reduced by the debt assumed by American Spectrum and increased by the gain recognized by your fund. Such gain, if any, will be allocated to the Partners and will increase their basis in their partnership interest. Following the distribution in liquidation of shares by your fund to you, your basis in the American Spectrum shares will equal the adjusted basis of your partnership interest in your fund.

         If you elect the notes option, you will have gain at the time of your sale of your interests in your fund. However, you may be able to report income from the Notes based upon the installment method. The installment method permits you to pay tax as the principal amount is paid on your Notes. See "Tax Consequences to Limited Partners Who Receive Notes." Your basis in the Notes received in the distribution will be the same as your basis in your units, after adjustment for your distributive share of income, gain, loss, deduction and credit for the final taxable year of your fund, plus any gain recognized in the distribution.

         Tax Consequences to Tax Exempt Investors. Because the assets of your fund are held for investment and not for resale, the consolidation will not result in the recognition of material unrelated business taxable income by you if you are a tax-exempt investor that does not hold units either as a "dealer" or as debt-financed property within the meaning of section 514, and you are not an organization described in section 501(c)(7) (social clubs), section 501(c)(9) (voluntary employees' beneficiary associations), section 501(c)(17) (supplemental unemployment benefit trusts) or section 501(c)(20) (qualified group legal services plans) of the Code. If you are included in one of the four classes of exempt organizations noted in the previous sentence, you may recognize and be taxed on gain or loss on the consolidation. In addition, the consolidation may result in the recognition by tax-exempt partners of material unrelated business taxable income to the extent the properties owned by the funds are encumbered by debt. However, this is not applicable to educational organizations, qualified pension, profit-sharing and stock bonus plans and certain closely held real property holding companies.

                                TABLE OF CONTENTS

                                                                                                        Page
                                                                                                        ----
OVERVIEW .............................................................................................   S-2

RISK FACTORS .........................................................................................   S-4

AMERICAN SPECTRUM SHARES TO BE ALLOCATED TO THE FUND .................................................  S-10

ALLOCATION OF AMERICAN SPECTRUM SHARES ...............................................................  S-11

FAIRNESS OF THE CONSOLIDATION ........................................................................  S-13

EXPENSES OF THE CONSOLIDATION ........................................................................  S-15

REQUIRED VOTE ........................................................................................  S-21

AMENDMENT TO THE PARTNERSHIP AGREEMENT ...............................................................  S-21

VOTING PROCEDURES ....................................................................................  S-22

FEDERAL INCOME TAX CONSIDERATIONS ....................................................................  S-24

ADDITIONAL INFORMATION ...............................................................................  S-26

                                                                      Appendix A




                             DRAFT FORM OF OPINION


Sierra Pacific Development Fund
Sierra Pacific Development Fund II
Sierra Pacific Development Fund III
Sierra Pacific Institutional Properties V
Sierra Pacific Pension Investors '84
Nooney Income Fund Ltd., L.P.
Nooney Income Fund Ltd. II, L.P.
Nooney Real Property Investors - Two, L.P.
2424 S.E. Bristol Street
Newport Beach, CA 92618

Gentlemen:

         You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide an opinion to Sierra Pacific Development Fund, Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Institutional Properties V, Sierra Pacific Pension Investors '84, Nooney Income Fund Ltd., L.P., Nooney Income Fund Ltd. II, L.P., and Nooney Real Property Investors-Two, L.P. (the "Funds") as to the fairness from a financial point of view to the limited partners of the Funds (the "Limited Partners") of certain allocations of shares (the "Shares") which would be effective following the approval by the Funds of a proposed consolidation (the "Consolidation"). The proposed Consolidation would involve the merger of the Funds, certain real properties (the "Affiliates Properties") and other net assets owned by affiliates of the Funds' General Partners (the "Affiliated Entities"), and the portion of CGS Real Estate Company's management business which provides property management to the Funds and the Affiliates' Properties (the "CGS Management Company") into American Spectrum Realty, Inc., a newly organized Maryland corporation (the "Company"), and the issuance of the Shares of the Company to the participants in the Consolidation.

         We have been advised by the General Partners and the Funds that (i) 6,936,035 or 3,841,062 Shares will be issued in the Consolidation assuming Maximum or Minimum Participation as defined below, and that such Shares will be allocated to the Funds as summarized on Exhibit I hereto, subject to certain closing adjustments; and (ii) each Limited Partner may elect to receive Notes (the "Notes") based on the estimated liquidation value of such Limited Partner's Fund as determined by the Fund's General Partner.

         We have been further advised that in lieu of receiving Shares in the Consolidation, certain owners of the Affiliated Entities or the CGS Management Company may choose to receive a portion of such Shares in the form of units (the "Units") in an operating partnership which will be a subsidiary of the Company. We have been advised that each Unit will receive dividends equal to the dividend paid on each Share and will be convertible to Shares on a one-for-one basis after a restriction period of twelve months.

         Stanger, founded in 1978, provides information, research, investment banking and consulting services to clients throughout the United States, including major New York Stock Exchange member firms and insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

         Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, and reorganizations and for estate, tax, corporate and other purposes. In particular, Stanger's valuation practice principally involves real estate investment trusts, partnerships, partnership securities and assets typically owned through partnerships including, but not limited to, real estate, mortgages secured by real estate, oil and gas reserves, cable television systems, and equipment leasing assets.

         In arriving at the opinion set forth below, we have:

o performed appraisals of each Fund's portfolio and the Affiliates' Properties' portfolio of real properties as of March 31, 2000;

o reviewed a draft of the Consent Solicitation Statement/Prospectus in substantially the form which will be filed with the Securities & Exchange Commission (the "SEC") and provided to Limited Partners by the Funds and the Company;

o reviewed the financial statements of the Funds contained in Forms 10-K filed with the SEC for the Funds' 1997, 1998 and 1999 fiscal years (or for the fiscal years ended November 30, 1997, 1998 and 1999 for Nooney Real Property Investors Two LP, which reports on a different fiscal year) and Forms 10-Q filed with the SEC for the quarter ended June 30, 2000 (quarter ended May 31, 2000 for Nooney Real Property Investors Two LP);

o reviewed operating and financial information (including property level financial data) relating to the business, financial condition and results of operations of the Funds, the Affiliates' Properties and the CGS Management Company;

o reviewed the CGS predecessor's audited financial statements for the fiscal year ended December 31, 1999, interim financial statements prepared by management for the six-months ending June 30, 2000, and pro forma financial statements and pro forma schedules prepared by management;

o reviewed information regarding purchases and sales of properties by the CGS Management Company, the Funds or any affiliated entities during the prior year and other information available relating to acquisition criteria for similar properties to those owned by the Funds and the Affiliated Entities;

o conducted discussions with management of the Funds and the Affiliated Entities regarding the conditions in property markets, conditions in the market for sales or acquisitions of properties similar to those owned by the Funds and the Affiliated Entities, current and projected operations and performance, financial condition, and future prospects of the properties, the Funds and the CGS Management Company;

o reviewed certain information relating to selected real estate management companies and/or transactions involving such companies;

o reviewed the methodology utilized by the General Partners to determine the allocation of Shares between the Funds, and the CGS Management Company and the Affiliated Entities, and among the Funds, in connection with the Consolidation; and

o conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

         The General Partners of the Funds requested that Stanger opine as to the fairness, from a financial point of view, of the allocation of the Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds assuming that all Limited Partners elect to receive Shares, and that either all Funds, elect to participate in the Consolidation (the "Maximum Participation Scenario") or the minimum number of Funds, as defined below, participate in the Consolidation (the "Minimum Participation Scenario"). The Minimum Participation Scenario assumes the consolidation of Sierra Pacific Development Fund, Sierra Pacific Development Fund II, Sierra Pacific Institutional Properties V and Nooney Real Property Investors Two.

         To evaluate the fairness, from a financial point of view, of the allocation of Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds, we observed that the exchange values (the "Exchange Values") assigned to the Funds, the Affiliates' Properties, and the CGS Management Company were determined by the General Partners based on (i) independent appraisals provided by Stanger of the estimated value of each real estate portfolio as of March 31, 2000; (ii) valuations made by the General Partners of other assets and liabilities of each Fund as of June 30, 2000 to be contributed in the Consolidation; (iii) valuations made by the General Partners of the Affiliated Entities' other assets and liabilities as of June 30, 2000 to be contributed in the Consolidation; (iv) the estimated value of the CGS Management Company as of June 30, 2000, including the valuation of any assets and liabilities to be contributed by the CGS Management Company in the Consolidation as of June 30,

2000; and (v) adjustments made by the General Partners to the foregoing values to reflect the estimated costs of the Consolidation to be allocated among the Funds, the Affiliated Entities and the CGS Management Company. We also observed that the General Partners intend to make such pre-consolidation cash distributions to Limited Partners in each Fund as may be necessary to cause the relative Exchange Values of the Funds, the Affiliated Entities and the CGS Management Company, and among the Funds, as of the closing date to be substantially equivalent to the relative estimated Exchange Values as shown in the Consent Solicitation Statement/Prospectus.

         Relying on these Exchange Values, we observed that the allocation of Shares offered to each Fund, the Affiliated Entities and the CGS Management Company reflects the net asset value contributed to the Company by each Fund, the Affiliated Entities and the CGS Management Company after deducting estimated real estate transfer taxes and a pro rata share of the costs associated with the Consolidation.

         In rendering this opinion, we relied, without independent verification, on the accuracy and completeness of all financial and other information contained in the Consent Solicitation Statement/Prospectus or that was otherwise publicly available or furnished or otherwise communicated to us. We have not made an independent evaluation or appraisal of the CGS Management Company or of the non-real estate assets and liabilities of the Funds, the Affiliated Entities, or the CGS Management Company. We relied upon the General Partners' balance sheet value determinations for the Funds, the Affiliated Entities and the CGS Management Company and the adjustments made by the General Partners to the real estate portfolio appraisals to arrive at the Exchange Values. We also relied upon the assurance of the Funds, the General Partners, the Affiliated Entities, the CGS Management Company and the Company that the calculations made to determine allocations between joint venture participants and within each of the Funds between the General Partners and Limited Partners are consistent with the provisions of the joint venture agreements and each Fund's limited partnership agreement, that any financial projections, pro forma statements, budgets, value estimates or adjustments provided to us were reasonably prepared or adjusted on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments, that no material changes have occurred in the Funds', the Affiliated Entities' or the CGS Management Company's business, asset or liability values subsequent to the valuation dates cited above, or in the real estate portfolio values subsequent to March 31, 2000, which are not reflected in the Exchange Values, and that the Funds, the General Partners, the CGS Management Company, the Affiliated Entities, and the Company are not aware of any information or facts regarding the Funds, the Affiliated Entities, the CGS Management Company or the real estate portfolios that would cause the information supplied to us to be incomplete or misleading.

         We were not asked to and therefore did not: (i) select the method of determining the allocation of Shares or Notes or establish the allocations;
(ii) make any recommendations to the Limited Partners, the General Partners or the Funds with respect to whether to approve or reject the Consolidation or whether to select the Shares or the Notes offered in the Consolidation; (iii) perform an analysis or express any opinion with respect to any combination of Fund participation other than those noted above and whether or not any specified combination will result from the Consolidation; (iv) express any opinion as to: (a) the impact of the Consolidation with respect to combinations of participating Funds other than those specifically identified herein; (b) the tax consequences of the Consolidation for Limited Partners, the General Partners, the Funds, the Affiliated Entities or the Company; (c) the potential impact of any preferential return to holders of Notes on the cash flow received from, or the market value of, Shares of the Company received by the Limited Partners; (d) the potential capital structure of the Company or its impact on the financial performance of the Shares or the Notes; (e) the potential impact on the fairness of the allocations of any subsequently discovered environmental or contingent liabilities; (f) the terms of employment agreements or other compensation between the Company and its officers, including the officers of the CGS Management Company; or (g) whether or not alternative methods of determining the relative amounts of Shares and Notes to be issued would have also provided fair results or results substantially similar to those of the allocation methodology used.

         Further, we have not expressed any opinion as to (a) the fairness of any terms of the Consolidation (other than the fairness of the allocations for the combinations of Funds as described above) or the amounts or allocations of Consolidation costs, including estimated transfer taxes, or the amounts of Consolidation costs borne by the Limited Partners at various levels of participation in the Consolidation; (b) the relative value of the Shares and Notes to be issued in the Consolidation; (c) the impact, if any, on the trading price of the Shares resulting from the decision of Limited Partners to select Notes or the Shares or liquidate such Shares in the market following consummation of the Consolidation; (d) the prices at which the Shares or Notes may trade following the Consolidation or the trading value of the Shares or Notes to be received compared with the current fair market value of the Funds' portfolios and other assets if liquidated; (e) the ownership percentage of the Company held by certain individuals affiliated with CGS as a result of the Consolidation and the potential impact of such ownership on the voting decisions or value of the Company; (f) the ability of the Company to qualify as a real estate investment trust; (g) alternatives to the Consolidation; and (h) any other terms of the Consolidation other than the allocations described above.

         Based upon and subject to the foregoing, it is our opinion that the allocation of the Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds pursuant to the Consolidation assuming the participation scenarios cited herein is fair to the Limited Partners of the Funds from a financial point of view.

         The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. We have advised the Funds and the General Partners that our entire analysis must be considered as a whole and that selecting portions of analyses and the factors considered, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying this opinion. Our opinion is based on business, economic, real estate market, and other conditions as they existed and could be evaluated as of the date of our analysis and addresses the Consolidation in the context of information available as of the date of our analysis. Events occurring after that date could affect the value of the assets of the Funds, the

Affiliates' Properties or the CGS Management Company or the assumptions used in preparing the opinion.

Very truly yours,



Robert A. Stanger & Co., Inc.
Shrewsbury, New Jersey
__________, 2000

                                                                      EXHIBIT I



                              ALLOCATION OF SHARES

                                                                 SHARES(1)
                                                                 ---------

Sierra Pacific Development Fund                                    408,338
-----------------------------------------------------------      ---------
Sierra Pacific Development Fund II                                 803,077
-----------------------------------------------------------      ---------
Sierra Pacific Development Fund III                                 19,910
-----------------------------------------------------------      ---------
Sierra Pacific Institutional Properties V                          276,735
-----------------------------------------------------------      ---------
Sierra Pacific Pension Investors '84                             1,326,703
-----------------------------------------------------------      ---------
Nooney Income Fund Ltd., L.P.                                      699,267
-----------------------------------------------------------      ---------
Nooney Income Fund Ltd. II, L.P.                                 1,049,093
-----------------------------------------------------------      ---------
Nooney Real Property Investors Two, L.P.                           537,610
-----------------------------------------------------------      ---------
Affiliated Entities                                              1,772,465
-----------------------------------------------------------      ---------
CGS Management Company                                              42,837
-----------------------------------------------------------      ---------

--------
1 Assumes all Limited Partners elect to receive Shares. Certain owners of the Affiliates' Properties and the CGS Management Company may elect to receive a portion of the Shares in the form of restricted Units in the Company's subsidiary operating partnership.

                                   APPENDIX B
                          AGREEMENT AND PLAN OF MERGER

       This Agreement and Plan of Merger (this "Agreement") is entered into as of this _____ day of ____ 2000, by and between American Spectrum Realty, Inc., a Maryland corporation (the "Company" or "American Spectrum") and Sierra Pacific Development Fund (the "Merging Entity").

                                    RECITALS:

       WHEREAS, the American Spectrum and the Merging Entity (the "Parties," and individually, a "Party") hereto desire to merge the Merging Entity with and into American Spectrum, pursuant to the Maryland General Corporation Law (the "Maryland GCL"), and California, with American Spectrum being the surviving entity (the "Merger") as set forth in the registration statement of the Company on Form S-4, No. 33-_______ including all amendments thereto (the "Registration Statement"), filed with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), of which the Prospectus/Consent Solicitation Statement of the Company (the "Prospectus/Consent Solicitation Statement") is a part; and

       WHEREAS, American Spectrum and the Merging Entity have received a fairness opinion (the "Fairness Opinion") from Robert A. Stanger & Co., Inc. ("Stanger"), an independent financial advisor that the allocation of the American Spectrum Common Shares (i) between the Funds, as a group, and the CGS Affiliates, including the CGS Management Company, and (ii) among the Funds, is fair to the Limited Partners of the Merging Entity from a financial point of view; and

       WHEREAS, the Company's Articles of Incorporation and Bylaws permit, and resolutions adopted by the Company's board of directors authorize, this Agreement and the consummation of the Merger; and

       WHEREAS, the Parties hereto anticipate that the Merger will further certain of their business objectives.

       NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:


                                   ARTICLE I
                                  DEFINITIONS

         As used in this Agreement, the following terms shall have the respective meanings set forth below:

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

         "Affiliates' Properties" means properties held or controlled by affiliates of CGS and which will be owned by American Spectrum immediately following the consummation of the Merger.

         "Agreement" means this Agreement, as amended from time to time.

         "American Spectrum" has the meaning set forth in the preface above.

         "American Spectrum Certificate of Merger" has the meaning set forth in
Section 2.2 below.

         "American Spectrum Common Shares" shall mean the shares of common stock, $.01 par value, of American Spectrum.

         "American Spectrum Preferred Shares" has the meaning set forth in
Section 6.2 below.

         "Business Combination" has the meaning set forth in Section 4.1 below.

         "CGS" means CGS Real Estate Company, Inc.

         "CGS Affiliates" means CGS and its affiliates.

         "CGS Management Company" means the portion of CGS's property management business which manages the properties of the Funds and the Affiliated Entities.

         "Closing" has the meaning set forth in Section 2.3 below.

         "Closing Date" has the meaning set forth in Section 2.3 below.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Effective Time" has the meaning set forth in Section 2.2 below.

         "Fairness Opinion" has the meaning set forth in the second paragraph of the Recitals above.

         "Funds" means Sierra Pacific Development Fund I, Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Institution Properties V, Sierra Pacific Pension Investors `84, Nooney Income Fund Ltd., L.P., Nooney Income Fund Ltd. II, L.P. and Nooney Real Property Investors-Two, L.P.

         "Limited Partner" means a limited partner of the Merging Entity.

         Limited Partnership Units has the meaning set forth in Section 2.1 below.

         "Managing General Partner" means the managing general partner of the Merging Entity.

         "Maryland GCL" has the meaning set forth in the first paragraph of the Recitals above.

         "Material Adverse Effect" means, as to any Party, a material adverse effect on the business, properties, operations or condition (financial or otherwise) which is not related to any industry-wide change in the economy or market or other conditions affecting all businesses in the industry of the Party to which the term is applied.

         "Merger" has the meaning set forth in the first paragraph of the Recitals above.

         "Merging Entity" has the meaning set forth in the preface above.

         "Merging Entity's Certificate of Merger" has the meaning set forth in
Section 2.2 below.

         "Note Option" has the meaning set forth in paragraph 4.1 below.

         "Notes" has the meaning set forth in paragraph 4.2 below.

         "Party" or "Parties" has the meaning set forth in the preface above.

         "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization, a governmental entity (or any department, agency, or political subdivision thereof) or other entity.

         "Prospectus/Consent Solicitation Statement" has the meaning set forth in the first paragraph of the Recitals above.

         "Registration Statement" has the meaning set forth in the first paragraph of the Recitals above.

         "SEC" has the meaning set forth in the first paragraph of the Recitals above.

         "Securities Act" has the meaning set forth in the first paragraph of the Recitals above.

         "Share Consideration" has the meaning set forth in Section 4.1.

         "Stanger" has the meaning set forth in the second paragraph of the Recitals above.

         "Surviving Corporation" has the meaning set forth in Section 2.1 below.

         "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp occupation, premium, windfall profits, environmental (including taxes under Code (S) 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                                   ARTICLE II
                         MERGER; EFFECTIVE TIME; CLOSING

2.1      Merger.

         Subject to the terms and conditions of this Agreement, the Maryland GCL and the California Revised Limited Partnership Act, at the Effective Time, the Merging Entity and American Spectrum shall consummate the Merger in which (i) the Merging Entity shall be merged with and into American Spectrum and the separate existence of the Merging Entity shall cease to exist, (ii) American Spectrum shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of Maryland and (iii) the properties, other assets and liabilities of the Merging Entity will be deemed to have been transferred to American Spectrum. The corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation." The Merger shall have the effects set forth in the Maryland GCL and the California Revised Limited Partnership Act. Pursuant to the Merger, American Spectrum will issue American Spectrum Common Shares or, in certain circumstances, as set forth in
Section 4.2 below, Notes in exchange for limited partnership units, of the Merging Entity (the "Limited Partnership Units").

2.2      Effective Time.

         On the Closing Date, subject to the terms and conditions of this Agreement, the Merging Entity and American Spectrum shall (i) cause to be executed (A) a certificate of merger in the form required by the Maryland GCL (the "American Spectrum Certificate of Merger") and (B) a certificate of merger in the form required by the California Revised Limited Partnership Act (the "Merging Entity's Certificate of Merger"), and (ii) cause the American Spectrum Certificate of Merger to be filed with the Maryland Department of Assessments and Taxation as provided in the Maryland GCL and the Merging Entity's Certificate of Merger to be filed with the California Secretary of State. The Merger shall become effective at (i) such time as the American Spectrum Certificate of Merger has been duly filed with the Maryland Department of Assessments and Taxation or (ii) such other time as is agreed upon by the Merging Entity and American Spectrum and specified in the Merging Entity's Certificate of Merger and the American Spectrum Certificate of Merger. Such time is hereinafter referred to as the "Effective Time."

         2.3 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of _____________________, commencing at 9:00 a.m. local time on such date as within five (5) business dates following the fulfillment or waiver of the conditions set forth in Article IX (other than conditions which by their nature are intended to be fulfilled at the Closing) or at such other place or time or on such other date as the Managing General Partner of the Merging Entity and American Spectrum may agree or as may be necessary to permit the fulfillment or waiver of the conditions set forth in Article IX (the "Closing Date"), but in no event later than __________.

                                   ARTICLE III
                  NAME; ARTICLES OF INCORPORATION; BY-LAWS; AND
                 DIRECTORS AND OFFICERS OF SURVIVING CORPORATION

         3.1 Name. The Name of the surviving corporation shall be American Spectrum Realty, Inc.

         3.2 Articles of Incorporation. The articles of incorporation of American Spectrum, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided therein.

         3.3 By-Laws. The by-laws of American Spectrum, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation.

         3.4 Directors and Officers. The directors and officers of American Spectrum immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation from and after the Effective Time until their successors have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and by-laws of the Surviving Corporation.

                                   ARTICLE IV
                                  CONSIDERATION

         4.1 Share Consideration. (a) At the Closing, the Limited Partners other than those Limited Partners who vote against the Merger and affirmatively elect to receive notes (the "Note Option") will be allocated American Spectrum Common Shares (the "Share Consideration") in accordance with the final Prospectus/Consent Solicitation Statement included in the Registration Statement.

         (b) Prior to the Effective Time, if American Spectrum splits or combines American Spectrum Common Shares, or pays a stock dividend or other stock distribution in American Spectrum Common Shares, or in rights or securities exchangeable or convertible into or exercisable for American Spectrum Common Shares, or otherwise changes the American Spectrum Common Shares into, or exchanges the American Spectrum Common Shares for, any other securities (whether pursuant to or as part of a merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation of American Spectrum as a result of which American Spectrum stockholders receive cash, stock, or other property in exchange for, or in connection with, their American Spectrum Common Shares (a "Business Combination") or otherwise)), then the American Spectrum Common Shares to be received by the Limited Partners of the Merging Entity will be appropriately adjusted to reflect such event.

         (c) At the Effective Time, by virtue of the Merger and without any action by holders thereof, all of the American Spectrum Common Shares issued and outstanding prior to the Effective Time shall remain issued and outstanding.

         4.2 Note Consideration. Notwithstanding Section 4.1 above and subject to the limitations described herein, those Limited Partners who, in connection with the Merger, affirmatively elect the Note Option shall receive notes (the "Notes"). The principal amount of the Notes will be determined in accordance with the final Prospectus/Consent Solicitation Statement. In the event that any of the Limited Partners elect the Note Option, the number of American Spectrum Common Shares allocated to the Merging Entity will be reduced in accordance with the final Prospectus/Consent Solicitation Statement.

         4.3 Fractional American Spectrum Common Shares. No certificates representing fractional American Spectrum Common Shares shall be issued. Each Limited Partner who would otherwise be entitled to a fractional American Spectrum Common Shares will receive one American Spectrum Common Share for each fractional interest representing 50% or more of one American Spectrum Common Share. No American Spectrum Common Shares will be issued for a fractional interest representing less than 50% of an American Spectrum Common Share.

         4.4 Issuance of Shares. American Spectrum shall designate an exchange agent (the "Exchange Agent") to act as such in connection with the issuance of certificates representing the American Spectrum Common Shares pursuant to this Agreement.

                                    ARTICLE V
               REPRESENTATIONS AND WARRANTIES OF AMERICAN SPECTRUM

       American Spectrum represents and warrants to the Limited Partners and the Merging Entity that the statements contained in this Article V are correct and complete as of the date hereof:

         5.1 Organization, Qualification and Corporate Power. American Spectrum is a corporation duly organized, validly existing, and in good standing under the laws of Maryland, as set forth in the Preface. American Spectrum is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where failure to so qualify or obtain authorization would not have a Material Adverse Effect on American Spectrum.

         5.2 Authorization for Common Stock. The Share Consideration will, when issued, be duly authorized, validly issued, fully paid and nonassessable, and no stockholder of American Spectrum will have any preemptive right or similar rights of subscription or purchase in respect thereof.

         5.3 Authorization of Transaction. American Spectrum has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by American Spectrum of this Agreement has been duly and validly authorized by the board of directors of American Spectrum. This Agreement constitutes the valid and legally binding obligation of American Spectrum, enforceable in accordance with its terms and conditions. American Spectrum is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with the federal securities laws, the Hart Scott Rodino Act, if applicable, and any applicable "Blue Sky" or state securities laws.

                                   ARTICLE VI
                    REPRESENTATIONS AND WARRANTIES CONCERNING
                               THE MERGING ENTITY

       The Merging Entity represents and warrants to American Spectrum that the statements contained in this Article VI are correct and complete as of the date hereof.

         6.1 Organization, Qualification and Corporate Power. The Merging Entity is a limited partnership duly organized, validly existing, and in good standing under the laws of California, as set forth in the Preface. The Merging Entity is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where failure to so qualify or obtain authorization would not have a Material Adverse Effect on the Merging Entity.

         6.2 Authorization of Transaction. Subject to the approval of the Limited Partners, the Merging Entity has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Merging Entity, enforceable in accordance with its terms and conditions. The Merging Entity is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with federal securities laws, the Hart Scott Rodino Act, if applicable, and any applicable "Blue Sky" or state securities laws.

                                   ARTICLE VII
                              PRE-CLOSING COVENANTS

         The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

         7.1 General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article IX below).

         7.2 Notices and Consents. Each of the Parties shall give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Sections 9.1 below.

                                  ARTICLE VIII
                             POST-CLOSING COVENANTS

       The Parties agree as follows with respect to the period following the
Closing:

         8.1 General. In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party. The Merging Entity acknowledge and agree that from and after the Closing, the Surviving Corporation will be entitled to possession of all documents, books, records (including Tax records), agreements and financial data of any sort relating to the Merging Entity but will provide the Limited Partners with reasonable access to such documents, books and records upon request.

         8.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Merging Entity, the other Party will cooperate with him and his counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party.

         8.3. Share Registration. American Spectrum shall use commercially reasonable efforts to register the American Spectrum Common Shares within one year of the consummation of the Merger.

                                   ARTICLE IX
                        CONDITIONS TO OBLIGATION TO CLOSE

       9.1 Conditions to Each Party's Obligation. The respective obligations of American Spectrum, the Limited Partners and the Merging Entity to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing Date of each of the following conditions, which conditions may be waived upon the written consent of American Spectrum and the Merging
Entity:

         (a) Governmental Approvals. The Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies required in connection with the consummation of the transaction contemplated hereby.

         (b) No Injunction or Proceedings. There shall not be an unfavorable injunction, judgment, order, decree, ruling, or charge would, in the reasonable judgment of American Spectrum, prevent consummation of any of the transactions contemplated by this Agreement.

         (c) No Suspension of Trading, Etc. At the Effective Time, there shall be no declaration of a banking moratorium by federal or state authorities or any suspension of payments by banks in the United States (whether mandatory or not) or of the extension of credit by lending institutions in the United States, or commencement of war or other international, armed hostility or national calamity directly or indirectly involving the United States, which war, hostility or calamity (or any material acceleration or worsening thereof), in the reasonable judgment of American Spectrum, would have a Material Adverse Effect on the Merging Entity.

         (d) Minimum Value of American Spectrum's Property. At the Effective Time, American Spectrum shall own property having an appraised value, as determined by Stanger, of not less than $200,000,000.

         (e) American Spectrum Common Shares shall have been approved for listing on notice of issuance on a national securities exchange acceptable to American Spectrum.

       9.2 Conditions to Obligation of the Merging Entity. The obligations of the Merging Entity to consummate the transactions contemplated hereby and take the actions to be performed by it in connection with the Closing are subject to satisfaction of the following conditions:

       American Spectrum shall have delivered to the Limited Partners the Share Consideration pursuant to Section 4.1.

                                    ARTICLE X
                                   TERMINATION

         10.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to its Effective Time, before or after the approval of the Limited Partners of the Merging Entity or American Spectrum, respectively, either by the mutual written consent of American Spectrum and the Merging Entity or by the mutual action of the board of directors of American Spectrum and the Managing General Partner of the Merging Entity.

         10.2 Termination by Either American Spectrum or the Merging Entity. This Agreement may be terminated and the Merger may be abandoned (a) by action of American Spectrum in the event of a failure of a condition to the obligations of American Spectrum set forth in Section 9.1 of this Agreement; (b) by the Managing General Partner or the vote of a majority in interest of the Limited Partners of the Merging Entity in the event of a failure of a condition to the obligations of the Merging Entity set forth in Section 9.1 or 9.2 of this Agreement; or (c) if a United States or federal or state court of competent jurisdiction or United States federal or state governmental agency shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, in the case of a termination pursuant to clause (a) or (b) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in said clause.

         10.3 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article X, no Party hereto (or any of its directors, officers, Managing General Partners or Limited Partners) shall have any liability or further obligation to any other Party to this Agreement, except that nothing herein will relieve any Party from liability for any breach of this Agreement.

                                   ARTICLE XI
                                  MISCELLANEOUS

         11.1 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         11.2 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         11.3 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of American Spectrum and the Managing General Partner; provided, however, that American Spectrum may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases American Spectrum nonetheless shall remain responsible for the performance of all of its obligations hereunder).

         11.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         11.5 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         11.6 Notices. All notices, requests, demands, claim, or other communication hereunder shall be deemed duly given, as of the date two business days after mailing, if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

       If to the Merging Entity:
       c/o William J. Carden
       Chief Executive Officer
       American Spectrum Realty, Inc.
       1800 East Deere Avenue
       Santa Ana, California  92705

       With copy to:

       If to American Spectrum:

       William J. Carden
       Chief Executive Officer
       American Spectrum Realty, Inc.
       1800 East Deere Avenue
       Santa Ana, California  92705

       With copy to:

       Proskauer Rose LLP
       1585 Broadway
       New York, NY  10036
       Attn:  Peter M. Fass, Esq.
       Telecopy:  (212) 969-2900

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         11.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Maryland without giving effect to any choice or conflict of law provision or rules (whether of the State of Maryland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Maryland.

         11.8 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by American Spectrum and the Merging Entity. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         11.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         11.10 Expenses. Each of the Parties will its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, except to the extent set forth in the Prospectus/Consent Solicitation Statement.

         11.11 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warrant, and covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

         11.12 Specific Performance. Each of the Parties acknowledges that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 11.13 below), in addition to any other remedy to which they may be entitled, at law or in equity.

         11.13 Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in the State of California, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.


                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

       IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                    AMERICAN SPECTRUM REALTY, INC.

                                    By:
                                            ---------
                                            Name
                                            Title


                                    SIERRA PACIFIC DEVELOPMENT FUND

                                    By:
                                            ---------
                                            Name
                                            Title

                                   Appendix C
                                    AMENDMENT
                                       TO
                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                         SIERRA PACIFIC DEVELOPMENT FUND



Section 11.2 of the Partnership Agreement is amended to read as follows:

       "11.2: The Partnership will not sell or lease any [Project] or [Project Interest] to the General Partners or their affiliates; provided that the foregoing shall not apply to the proposed merger, sale or other transfer of properties in connection with the consolidation as described in the Proxy/Consent Solicitation Statement of the Partnership dated []."

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THEIR OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED ____________, 2000

                         AMERICAN SPECTRUM REALTY, INC.

                              PROSPECTUS SUPPLEMENT
                                       TO
                    PROSPECTUS/CONSENT SOLICITATION STATEMENT
                              DATED       ,2000
                     FOR SIERRA PACIFIC DEVELOPMENT FUND II


         This supplement is being furnished to you, as a limited partner of Sierra Pacific Development Fund II, which we refer to as the fund, to enable you to evaluate the proposed consolidation of your fund into American Spectrum Realty, Inc., a Maryland corporation. Terms such as we and us refer to American Spectrum. This supplement is designed to summarize only the risks, effects, fairness and other considerations of the consolidation that are unique to you and the other limited partners of your fund. This supplement does not purport to provide an overall summary of the consolidation. You should read the accompanying Prospectus/Consent Solicitation Statement, which includes detailed discussions regarding American Spectrum and the other funds and assets being consolidated with American Spectrum. We refer to this document as the consent solicitation.

         Pursuant to the consent solicitation and this supplement, S-P Properties, Inc., your managing general partner is asking you to approve the consolidation of your fund into American Spectrum. In addition, your managing general partner is asking you to approve amendments to the partnership agreement to your fund. To approve the consolidation, you must vote "For" these amendments.

         The fund is one of eight limited partnerships, which we refer to collectively as the funds, that we are seeking to consolidate into American Spectrum as part of a series of transactions that we refer to as the consolidation. Supplements have also been prepared for each of the other funds, copies of which may be obtained without charge by each limited partner or his, her or its representative upon written request to Mackenzie Partners, Inc., 156 Fifth Avenue, New York, NY 10010.

         There are differences between the funds. Your fund may be subject to increased risks as compared to the other funds as a result of these differences. The following are risks applicable to your program as a result of these differences. There are other risks which are generally applicable to your fund and the other funds. You should review "Risk Factors" below, and in the consent solicitation for an extensive summary of these risks.

- Unlike your fund which owns interests in offices and office/warehouse properties located in Texas and California, American Spectrum will own a large portfolio of properties of various types. These properties include office/warehouse, apartment and shopping center properties located primarily in the midwestern and western United States, Texas and the Carolinas.

- Your fund had $190,000 of cash flow during 1999. Some of the other funds and the CGS privately held entities did not have cash flow.

- Your fund only has a ratio of debt to total appraisal value of real estate assets of 31%. American Spectrum will have a ratio debt to total appraisal value of real estate assets of 63%.

                                    OVERVIEW


THE CONSOLIDATION

         Your fund will consolidate with us. We will also consolidate with the other funds, the CGS privately held entities and the CGS Management Company. If all of the funds approve the consolidation, we will own a portfolio of 35 properties in nine states. The properties will consist of 12 office properties, 12 office/warehouse properties, five apartment properties, five shopping centers and one panel of development land. However, we do not know which funds will approve the consolidation. Therefore, the exact makeup of our properties is unknown. We and your managing general partner believe that the consolidation is the best way for limited partners to achieve liquidity and maximize the value of their investment in the fund. The American Spectrum shares will be listed for trading on _____________. There is no active trading market for the limited partnership units in the funds.

NUMBER OF AMERICAN SPECTRUM SHARES RECEIVED IF YOUR FUND IS CONSOLIDATED WITH AMERICAN SPECTRUM

         Your fund will be allocated an aggregate of 839,334 American Spectrum shares if it is consolidated into American Spectrum in the consolidation. You will receive your proportion of such shares in accordance with the terms of your fund's partnership agreement. American Spectrum has assigned an Exchange Value of $15 per share for each American Spectrum share. However, the Exchange Value per share represents our estimate of the net asset value per share and American Spectrum shares may trade at a price less than $15.

SIMILARITIES BETWEEN THE FUNDS

         The investment objective and assets of the funds are substantially similar in nature and character. Generally, the funds own office or office/warehouse properties. Each of the funds intended to liquidate its properties and distribute the net proceeds during the period from 1984 to 1995. Your fund intended to liquidate its properties by 1988. The funds all have similar structures for paying compensation to the general partners and their affiliates and for distribution of cash flow and liquidation proceeds. The managing general partner of each fund is an affiliate of CGS.

DIFFERENCES BETWEEN THE FUNDS

- Your fund owns interests in five properties located in Texas and California. The properties are office and office/warehouse properties. Some of the funds own different types of properties, properties located in other markets or only one property.

- Your fund's property has a ratio of debt to total appraised value of real estate assets of 31%. The properties owned by all of the funds and the CGS privately held entities have a ratio of debt to total appraised value of real estate assets of 63%.

For appropriate funds:

         Your fund made distributions in 1997 and had $190,000 of net cash flow in 1999. Some of the funds did not make distributions or have net cash flow which could have been available for distribution during this period. In addition, a number of the CGS privately held entities did not make distributions or have net cash flow which would have been available for distribution.

VOTE REQUIRED TO APPROVE THE CONSOLIDATION

         Pursuant to the terms of your fund's partnership agreement, the consolidation of your fund with American Spectrum may not be consummated without the approval of greater than 50% of the outstanding units. This approval by your fund's limited partners will be binding on you even if you vote "Against" the proposed transaction. Affiliates of the managing general partner own 6,870 units or 7.75% of the outstanding units and intend to vote these units in favor of the consolidation.

AMENDMENTS TO THE PARTNERSHIP AGREEMENT

         Your fund's partnership agreement prohibits transfers of assets to related parties. The amendment will permit the fund to merge with American Spectrum and participate in the consolidation. The amendment must be approved by greater than 50% of the outstanding units. To vote "For" the consolidation, you must also vote "For" the amendment.

TAX CONSEQUENCES OF THE CONSOLIDATION

         The consolidation may be a partially taxable transaction and it will have different consequences to you depending upon whether you elect to receive shares or notes. If you elect to receive shares, the consolidation will be reported on the basis that no gain is recognized. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails your fund will recognize gain. Your gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain. [Can we give estimate, making assumptions] See "Tax Risks." Therefore, it is possible for you to be allocated income which may result in a tax liability even though you have not received any cash.

         If you elect to receive notes you will recognize gain. Your gain will be equal to the amount by which the principal of the notes received exceeds the bases of your interest in your fund (adjusted for your share of liabilities). If you elect to receive notes you may be able to report your income on the basis of the installment method which permits you to pay tax as the principal amount is paid on your notes.

         American Spectrum does not intend to qualify as a REIT until 2002. Further, American Spectrum is not required to make a REIT election. If American Spectrum fails to qualify as a REIT, or its Board of Directors determines not to make a REIT election, American Spectrum will be taxed as a Corporation.

         We urge you to consult with your tax advisor to evaluate the taxes that will be incurred by you as a result of your participation in the consolidation.


                             ADDITIONAL INFORMATION

         Selected historical financial information for your fund, audited financial statements for your fund, unaudited financial statements and Management's Discussions and Analyses of Financial Conditions and Results of Operations are set forth as an Appendix to the Consent Solicitation Statement and the Form 10-K your fund for the year ended December 31, 1999 and the form 10-Q for the quarter ended June 30, 2000 are incorporated by reference. In addition, pro forma financial information for American Spectrum is set forth on page F-__ of the Consent Solicitation Statement.

                                  RISK FACTORS


         The consolidation generally does not involve risks which are more significant to your fund's limited partners than to limited partners in the other funds. However, the transaction involves some risks and other adverse factors which are applicable to all of the funds. Because all of the risks and adverse factors described in the consent solicitation apply to the effects of the transaction on your fund, as well as the other funds, you should carefully review the risks summarized below and the section entitled "RISK FACTORS" in the consent solicitation.

RISKS WHICH AFFECT YOUR FUND DIFFERENTLY

         The following is a description of the risks which affect your fund differently from the other funds:

- American Spectrum will acquire your fund if the limited partners of your fund who hold a majority in interest of the outstanding units vote in favor of the consolidation. Such approval will bind all of the limited partners in your fund, including you or any other limited partners who voted against or abstained from voting with respect to the consolidation. Affiliates of the managing general partner own different percentages of each fund. Affiliates of the managing general partner own 6,870 units or 7.75% of the outstanding units in the fund and intend to vote these units in favor of the consolidation.

- As a result of some differences between the fund and the other funds, the consolidation may impact your fund differently from the other funds. By participating in the consolidation, you will assume risks associated with the assets of the other funds and the CGS privately held entities.

- There are differences in the types and geographic location of some of the properties owned by the funds. Because the market for real estate may vary from one region of the country to another, the change in geographic diversity may expose you to different and greater risks than those you are presently exposed. Moreover, because the properties owned by the funds and the CGS privately held entities are not of uniform quality, combining assets and liabilities of the funds in the consolidation may diminish the overall asset quality underlying the interests of some of the limited partners by comparison with their existing interests in the fund.

         - Your investment currently consists of an interest in your fund. Your fund owns office and warehouse properties located in Texas and California. After the consolidation, you will hold common stock of American Spectrum, an operating company, that will own and lease as many as 35 properties and expects to make additional investments. The properties include office, office warehouse, apartment and shopping centers.

         - Your fund intended to sell its properties and liquidate and distribute the net proceeds to the partners. We intend to reinvest the proceeds from property sales. The risks inherent in investing in an operating company such as American Spectrum include the risk that American Spectrum may invest in new properties that are not as profitable as anticipated.

         - Upon consummation of the consolidation, we will have greater leverage than your fund. Your fund currently has a ratio of debt to total assets of 31%. Upon completion of the consolidation, we will have a ratio of debt to total assets of 63%. American Spectrum may also incur substantial indebtedness to make future acquisitions of properties that it may be unable to repay. We expect to increase the ratio of debt to total assets to 70%.

         - It is possible that properties acquired in the consolidation may not be as profitable as the properties your fund owns.

- Your investment will change from one in which you are generally entitled to receive distributions from any net proceeds of a sale or refinancing of the fund's assets to an investment in an entity in which you may realize the value of your investment only through the sale of your American Spectrum shares, not from the liquidation proceeds from properties.

RISKS GENERALLY APPLICABLE TO ALL OF THE FUNDS

         The following is a brief description of the potential disadvantages, adverse consequences and risks of the consolidation that are applicable to all of the funds. This description is qualified in its entirety by the more detailed discussion in the section entitled "RISK FACTORS" contained in the consent solicitation.

- The market prices for the American Spectrum shares may fluctuate with changes in market and economic conditions, the financial condition of American Spectrum and other factors that generally influence the market prices of securities, including the market perception of REITs in general. Such fluctuations may depress the market price of American Spectrum shares independent of the financial performance of American Spectrum. REIT stocks have underperformed in the broader equity market in 1998 and 1999. The market conditions for REIT stocks generally could affect the market price of the American Spectrum shares.

- There is currently no market for American Spectrum shares. American Spectrum shares may trade at prices below the Exchange Value per share of $15. The Exchange Value per share of $15 represents our estimate of the net asset value per share of American Spectrum. However, the market may value American Spectrum shares at less than their net asset value per share.

- The investment of any limited partners of the funds who become stockholders will change into freely tradable American Spectrum shares. Consequently, some of these stockholders may choose to sell American Spectrum shares upon listing at a time when demand for American Spectrum shares is relatively low. As a result, American Spectrum shares may trade at prices substantially less than their Exchange Value.

- American Spectrum will have a higher ratio of indebtedness to assets than many REITs. This ratio is frequently referred to as the leverage ratio. American Spectrum will have a ratio of total indebtedness of assets of 63%, assuming all funds participate in the consolidation. American Spectrum intends to increase its leverage to 70%. American Spectrum will also have a lower capitalization than many publicly traded REIT's. This could adversely affect the market price for American Spectrum shares.

- We do not intend to qualify as a REIT until 2002 and are not required to qualify as a REIT. If we do not qualify as a REIT, we will be subject to a corporate income tax, which could decrease cash available for distribution.

- Some related parties will receive benefits that may exceed the benefits that they would derive from ownership of their interests in the CGS privately held entities and from their interests in the funds if the consolidation were not consummated. Your managing general partner is a subsidiary of CGS. CGS controls the general partners of the funds. Assuming that all of the funds are included in the consolidation, the general partners of the funds and their affiliates of the general partners will receive an estimated aggregate of 2,093,127 American Spectrum shares and limited partnership interests in the Operating Partnership. In addition, American Spectrum and its subsidiaries will employ some of the officers and employees of CGS and its privately held entities. As a result of these benefits, the general partners of your fund have a conflict of interest in connection with the consolidation.

- The CGS privately-held entities incurred losses in 1997 of $3,684,000, in 1998 of $4,832,000, in 1999 of $12,086,000 and in the six months ending June 30, 2000 of $747,000. Additionally, we incurred losses on a pro forma basis for 1999 and the first six months of 2000. We cannot assure you that we will succeed and that we will become profitable.

- American Spectrum will merge with the CGS privately held entities and the CGS Management Company. These companies are engaged in the business of serving as general partners of limited partnerships and investing in real properties. As a result of the consolidation, American Spectrum will be responsible for liabilities arising out of the prior operations of these entities. These liabilities may include unknown contingent liabilities and these liabilities may exceed those shown on the balance sheets. As a result, we may expend cash to pay these liabilities.

- American Spectrum established the terms of the consolidation, including the Exchange Values, without any arm's-length negotiations. Accordingly, the Exchange Value may not reflect the value that you could realize upon a sale of your units or a liquidation of your fund's assets.

- The managing general partner of your fund did not retain an independent representative to act on your behalf, or on behalf of the other limited partners in structuring and negotiating the terms and conditions of the Consolidation. These terms and conditions include the consideration which you will receive. The funds did not give limited partners the power to negotiate the terms and conditions of the consolidation or to determine what procedures to use to protect the rights and interests of the limited partners. If each general partner had retained an independent representative for their respective funds, it could have resulted in different terms of the consolidation which may have benefitted the limited partners.

- The limited partners do not have the right to elect to receive a cash payment equal to the value of their interests in each fund if your fund approves the consolidation and you voted "Against" it. You only have the right to elect to receive notes as your portion of the consideration received by your fund. The amount of notes that you receive is based upon the estimated proceeds that you would receive in an orderly liquidation of your fund in accordance with the terms of your fund's partnership agreement. As a holder of notes, you are likely to receive the full face amount of the notes only if you hold the notes to maturity. The notes will mature approximately eight years after the consolidation.

- At the time that you and the other limited partners vote on the consolidation, there are several uncertainties that will preclude you from making a complete evaluation of the transaction. Most importantly, you will not know which funds will approve the consolidation, and thus, which properties American Spectrum will acquire. These factors will affect the post-consolidation size and scope of American Spectrum. You also will not know how many limited partners of the funds will elect to receive notes or the capital structure of American Spectrum.

- Stanger's opinion as to the fairness to the funds of the allocation of American Spectrum shares, from a financial point of view, relies on information prepared by the general partners of the funds and the CGS Management Company. The general partners are controlled by CGS, which, in turn, controls American Spectrum. Because Stanger will not update its fairness opinion, changes may occur from the date of the fairness opinion that might affect the conclusions expressed in such opinion.

- Stanger's fairness opinion addresses solely the allocation of the American Spectrum shares. The opinion does not address the allocation of shares for all possible combinations of participating funds. In addition, the opinion does not address any other terms of the transaction, the trading value of the shares, or alternatives to the transaction. Accordingly, there are matters which are significant to limited partners' evaluation of the consolidation which are not addressed by the fairness opinion.

- There is a risk that third parties will assert claims against American Spectrum that the general partners of the fund breached their fiduciary duties to their limited partners or that the consolidation violates the relevant partnership agreements and that they may commence litigation against American Spectrum. As a result, American Spectrum may incur costs associated with defending or settling such litigation or paying any judgment if it loses. As of the present time, no limited partner of the funds has initiated any lawsuit on such grounds.

- As an American Spectrum stockholder, you will have different rights and remedies against American Spectrum, its officers and directors than you have against the managing general partner of your fund. The legal remedies available to American Spectrum, to you and to other stockholders after the consolidation against any officers or directors of American Spectrum may be more limited.

- An active secondary market for the notes will not likely develop, making it difficult for noteholders to sell their notes prior to maturity, or subjecting them to the risk of selling the notes at substantial discounts to facilitate their sale. Thus, a noteholder will likely not be able to liquidate his investment in the event of an emergency, and the notes may not be readily acceptable as loan collateral. Limited partners electing to receive notes are likely to receive the full face amount of their notes only if they hold the obligations to maturity, which is eight years after the closing date of the consolidation.

- Upon consummation of the consolidation, American Spectrum will have more indebtedness and leverage than the funds. American Spectrum currently has a ratio of debt to total value of assets of 63% and intends to increase their ratio to 70% following the consummation of consolidation.

- Because American Spectrum has not identified new properties, it is not possible to provide you with information to evaluate the merits of the properties in which American Spectrum may invest in the near future. You also will not have the ability as a stockholder or noteholder of American Spectrum to approve or disapprove of American Spectrum's investments. American Spectrum may not buy properties on financially attractive terms. It may not make a profit on its investments.

- Like your investment in the funds, if you become a stockholder in American Spectrum, your investment will be subject to the risks of investing in real property. In general, a downturn in the national or local economy, changes in the zoning or tax laws or the availability of financing could affect the performance and value of the properties. Also, because real estate is relatively illiquid, American Spectrum may not be able to respond promptly to adverse economic or other conditions by varying its real estate holdings.

- We intend to continue CGS's strategy of investing in properties that we believe are under-valued. Our success will depend on future events that increase the value of the properties. As a result, this strategy has greater risks than investing in properties with proven cash flows.

- The partnership agreement of each of the funds prohibits transactions with affiliates, such as the consolidation with us, and the consolidation could not close without amendments to the partnership agreement.

TAX RISKS

TRANSFER OF ASSETS TO AMERICAN SPECTRUM MAY FAIL TO QUALIFY AS A TRANSACTION WHERE NO GAIN IS RECOGNIZED TO THE TRANSFEROR.

         The fund intends to report the consolidation on the basis that it will not result in gain or loss to any limited partner who elects to receive shares. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails your fund will recognize gain. Such gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain.

IF AMERICAN SPECTRUM FAILS TO ELECT REIT STATUS OR QUALIFY AS A REIT FOR TAX PURPOSES, AMERICAN SPECTRUM WILL PAY FEDERAL INCOME TAXES AT CORPORATE RATES.

         American Spectrum does not intend to qualify as a REIT until 2002. Further, American Spectrum is not required to make a REIT election. If American Spectrum fails to qualify as a REIT, or its Board of Directors determines not to make a REIT election or for any time period before an Effective REIT election, American Spectrum will be taxed as a Corporation.

         American Spectrum's qualification as a REIT depends on meeting the requirement of the Code and Regulations as applicable to REITs. American Spectrum has not requested, and does not plan to request, a ruling from the Internal Revenue Service that it qualifies as a REIT. It has received an opinion, however, from its tax counsel, Proskauer Rose LLP, that it will meet the requirements for qualification as a REIT. Proskauer Rose LLP's opinion is based upon representations made by American Spectrum regarding relevant factual matters, existing Code provisions, applicable regulations issued under the Code, reported administrative and judicial interpretations of the Code and regulations, Proskauer Rose LLP's review of relevant documents and the assumption that American Spectrum will operate in the manner described in this Consent Solicitation.

         However, you should be aware that opinions of counsel are not binding on the Internal Revenue Service or any court. Furthermore, the conclusions stated in the opinion are conditioned on, and American Spectrum's continued qualification as a REIT will depend on, American Spectrum's management meeting various requirements discussed in more detail under the heading "Federal Income Tax Considerations -- Taxation of American Spectrum" beginning on page ____.

         A REIT is subject to an entity level tax on the sale of certain property it held before electing REIT status. During the 10-year period following its qualification as a REIT, American Spectrum will be subject to an entity level tax on the income it recognizes upon the sale of assets including all the assets transferred to it as part of the consolidation it held before electing REIT status in an amount up to the amount of the built-in gains at the time American Spectrum becomes a REIT.

         If American Spectrum fails to qualify as a REIT, it would be subject to federal income tax at regular corporate rates. In addition to these taxes, American Spectrum may be subject to the federal alternative minimum tax and various state income taxes. If American Spectrum qualifies as a REIT and its status as a REIT is subsequently terminated or revoked, unless specific statutory provisions entitle American Spectrum to relief, it could not elect to be taxed as a REIT for four taxable years following the year during which it was disqualified. Therefore, if American Spectrum loses its REIT status, the funds available for distribution to you, as a stockholder, would be reduced substantially for each of the years involved.

Limitations on Share Ownership

         In order to protect its REIT status, American Spectrum's amended and restated articles of incorporation includes limitations on the ownership by any single stockholder of any class of American Spectrum capital stock. The amended and restated articles of incorporation also prohibit anyone from buying shares if the purchase would cause American Spectrum to lose its REIT status. These restrictions may discourage a change in control of American Spectrum, deter any attractive tender offers for American Spectrum shares or limit the opportunity for you or other stockholders to receive a premium for your American Spectrum shares.

If American Spectrum cannot meet its REIT distribution requirements, it may have to borrow funds or liquidate assets to maintain its REIT status.

         For taxable years commencing after December 31, 2000, subject to adjustments that are unique to REITs, a REIT generally must distribute 90% of its taxable income. In the event that American Spectrum does not have sufficient cash, this distribution requirement may limit American Spectrum's ability to acquire additional properties. Also, for the purposes of determining taxable income, the Code may require American Spectrum to include rent and other items not yet received and exclude payments attributable to expenses that are deductible in a different taxable year. As a result, American Spectrum could have taxable income in excess of cash available for distribution. If this occurred, American Spectrum may have to borrow funds or liquidate some of its assets in order to make sufficient distributions and maintain its status as a REIT or obtain approval from its stockholders in order to make a consent dividend.

Changes in the tax law could adversely affect American Spectrum's REIT status.

         American Spectrum's treatment as a REIT for federal income tax purposes is based on the tax laws that are currently in effect. We are unable to predict any future changes in the tax laws that would adversely affect American Spectrum's status as a REIT. In the event that there is a change in the tax laws that prevents American Spectrum from qualifying as a REIT or that requires REITs generally to pay corporate level federal income taxes, American Spectrum may not be able to make the same level of distributions to its stockholders. In addition, such change may limit American Spectrum's ability to invest in additional properties.


             EFFECT ON FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         Upon completion of the transaction, the operations and existence of the partnerships will cease. See "THE CONSOLIDATION" in the consent solicitation. If the transaction is not completed, we contemplate liquidation of the partnerships, which would result in an all-cash payment to you in the near future.

         If the consolidation is not approved, the general partners plan to promptly list the fund's properties for sale with brokers and commence the process of liquidating the fund's properties. The general partners believe that it could take an extended time to complete the sale of all of the fund's properties and is likely to take in excess of one year. After completing the liquidation, the fund would distribute the net proceeds, except for a portion which will be held by the fund to cover potential liability for representations and warranties in the sales contract and administrative expenses of winding up the fund.

              AMERICAN SPECTRUM SHARES TO BE ALLOCATED TO THE FUND


         The proposed number of American Spectrum shares to be allocated to your fund was determined by American Spectrum as set forth under "Allocation of American Spectrum Shares" below.

The managing general partner of your fund determined the fairness of the value of the American Spectrum shares to be allocated to the fund based in part on the appraisal by Stanger of the value of the property portfolio held by your fund. In addition, your fund, the other funds and American Spectrum engaged Stanger to provide your fund and the other funds with an opinion that the allocation of the American Spectrum shares (i) between the funds and the CGS privately held entities, including the CGS Management Company and (ii) among the funds, is fair from a financial point of view to the limited partners of the funds.

         The following table sets forth the consideration, based on the Exchange Value, to be allocated to your fund in the consolidation. This data assumes that none of the limited partners of your fund have elected to receive notes. You should note that the American Spectrum shares may trade at prices below the Exchange Value upon listing on the ______________.


                                      Exchange Value of                                                 Percentage of
    Number of                         American Spectrum                                                     Total
    American      Exchange Value of   Shares per $1,000      GAAP Book Value                              American
 Spectrum Shares       American        Original Limited     June 30, 2000 per                             Spectrum
  Allocated to         Spectrum       Partner Investment     Average $1,000       Percentage of Total   Shares Issued
    Fund (1)          Shares(2)              (2)           Original Investment      Exchange Value           (3)
    --------          ---------              ---           -------------------      --------------           ---
    839,334          $12,590,013           $581.17               $525.13                11.39%             11.39%

(1) The American Spectrum shares issuable to limited partners of each fund as set forth in this chart will not change if American Spectrum acquires fewer than all of the funds in the consolidation. This number assumes that none of the limited partners of the fund has elected the notes option. We determined the number of shares issued to each fund or entity by dividing the Exchange Value for the fund or entity by $15, which is our estimate of the net asset value per share of the American Spectrum shares.

(2) Values are based on the Exchange Value per share of $15 established by us. The Exchange Value of each of the funds is our estimate of net asset value of the fund's assets. The Exchange Value equals (i) the appraised value of your fund's assets, as determined by Stranger; plus
         (ii) the book value of non-real estate asset of your fund; minus (iii) mortgage and other indebtedness of your fund and minus (iv) your fund's allocable share of the consolidation expenses. Upon listing the American Spectrum shares on the ____________, the actual values at which the American Spectrum shares will trade on the ____________ may be at prices below $15.

(3) Includes shares issuable on exchange of limited partnership interests issued to the owners of the CGS privately held entities.

         The following table provides information concerning the property owned by your fund, including its appraised value. The appraisal was prepared by Stanger on March 31, 2000.


                                Property             Appraised             Property           Property             Year
        Property                Location               Value                 Type               Size            Constructed
        --------                --------               -----                 ----               ----            -----------
Sierra Mira Mesa              San Diego, CA          15,020,000             Office         89,560 sq. ft.          1987
San Felipe                     Houston, TX           6,500,000              Office         100,900 sq. ft.         1977
Sierra Sorrento II            San Diego, CA          10,820,000             Office         88,423 sq. ft.          1986

Sierra Sorrento I             San Diego, CA          4,340,000             Office/         43,100 sq. ft.          1986
                                                                          warehouse
Sierra Southwest               Houston, TX           3,460,000             Office/        100,868 sq. ft.          1972
Point                                                                     warehouse
Sierra Westlakes             San Antonio, TX         5,010,000             Office/         95,370 sq. ft.          1985
                                                                          warehouse

                     ALLOCATION OF AMERICAN SPECTRUM SHARES

American Spectrum shares issued in the consolidation will be allocated as follows:

         American Spectrum shares will be allocated (1) between the funds as a group and the CGS privately held entities and the CGS Management Company, and
(2) among the funds, based upon the estimated net asset value, computed as described in the accompanying consent solicitation (the "Exchange Value") of each of the funds, the CGS privately held entities and the CGS Management Company. Your managing general partner believes that the Exchange Values of the funds, the CGS privately held entities and the CGS Management Company represent fair estimates of the value of their assets, net of liabilities and allocable expenses of the consolidation, as of June 30, 2000, and constitute a reasonable basis for allocating the American Spectrum shares between the funds and the CGS privately held entities, including the CGS Management Company, and among all the funds.

         The following summarizes the determination of the Exchange Value and the allocation of American Spectrum shares to your fund and the other funds. We first determined the Exchange Value of each of the funds, the CGS privately held entities and the CGS Management Company. The Exchange Value of the funds and the CGS privately held entities were determined based on appraisals of their real properties prepared by Stranger. The appraised values were then adjusted for other assets and liabilities of the entities and allocable expenses of the consolidation. The Exchange Value for the CGS Management Company was determined based on valuation methods we believe are reasonable. These valuation methods are described in the consent solicitation. The sum of these values is the Exchange Value of all of our assets. To allocate the shares, we arbitrarily selected an Exchange Value per share of $15. We did not consult with any independent third parties in selecting $15. We allocated to each fund a number of American Spectrum shares equal to the Exchange Value of its assets divided by $15. In accordance with each fund's partnership agreement, all of the American Spectrum shares were allocated to the limited partners. Thus, each American Spectrum share represents $15 of Exchange Value. Since the market may not value the American Spectrum Shares as having a value equal to the Exchange Value, the American Spectrum shares may trade at price of less than $15 per share.

         For a detailed explanation of the manner in which the allocations are made, see "Allocation of Shares" on page __ of the consent solicitation.

                                   ALLOCATION
                 ALLOCATION OF AMERICAN SPECTRUM SHARES BETWEEN
      THE FUNDS AND THE CGS PRIVATELY HELD ENTITIES, AND THE CGS MANAGEMENT
                                  COMPANY (1)


                                                                                                      PERCENTAGE OF
                                                                                                     TOTAL AMERICAN
                                                              PERCENTAGE OF          SHARE              SPECTRUM
                                          EXCHANGE VALUE      EXCHANGE VALUE     ALLOCATION (1)       SHARES ISSUED
                                          --------------      --------------     --------------       -------------
Sierra Pacific Development Fund            $    5,874,720           5.32             391,648               5.32%
Sierra Pacific Development Fund II             12,590,013          11.39             839,334              11.39%
Sierra Pacific Development Fund III               429,832           0.40              28,655               0.40%
Sierra Pacific Institutional Properties V       4,920,557           4.45             328,037               4.45%
Sierra Pacific Pension Investors '84           18,186,978          16.46           1,212,465              16.46%
Nooney Income Fund Ltd., L.P.                  10,250,749           9.27             683,383               9.27%
Nooney Income Fund Ltd. II, L.P.               15,315,594          13.86           1,021,040              13.86%
Nooney Real Property Investors-Two, L.P.        8,181,768           7.40             545,451               7.40%
CGS privately held entities                    31,748,046          28.73           2,116,536              28.73%
CGS Management Company                          3,020,122           2.73             201,341               2.73%
Totals                                     $  110,518,379         100.00%          7,367,890             100.00%
                                           ==============         ======           =========             ======

----------

(1) Some of the equity owners in the CGS privately held entities, including affiliates of American Spectrum, will be allocated Operating Partnership units instead of American Spectrum shares. Each Operating Partnership unit provides the same rights to distributions as one share of common stock in American Spectrum and, subject to some limitations, is exchangeable for American Spectrum shares on a one-for-one basis after a twelve month period.

         After determining the Exchange Value for the fund, the Exchange Value to be allocated to the partners of the fund in accordance with the provisions of the partnership agreement allocable to distributions on liquidation.

         Under the partnership agreement, after payment of all debts and liabilities of the fund, the net proceeds on liquidation following a sale of all of the fund's properties will be distributed as follows:

- first, to the partners in an amount equal to any loans or advances they have made;

- second, to the limited partners in an amount equal to any capital account balance;

- third, 1% to the general partners and 99% to the limited partners until the limited partners receive cumulative distributions equal to 6% per annum on the outstanding balance, from time to time, of their unreturned capital;

- fourth, to the general partners in an amount equal to 3% of the gross sales price of properties sold by the fund, but not in excess of the lesser of 6% of the compensation customarily paid to brokers or 6% of the gross sales price for a property;

- fifth, 1% to the general partners and 99% to the limited partners until the limited partners receive distributions equal to 100% of their capital contributions, reduced by distributions from sales or refinancing, plus 15% per annum on their adjusted capital contributions minus prior distributions from all sources; and

- sixth, the balance pro rata to the partners in proportion to their adjusted capital account balances.

Under the terms of the Partnership Agreement, the general partners would not be entitled to any of the American Spectrum shares issuable of the fund. Accordingly, all of the American Spectrum shares issuable to the partners of the fund is being allocated to the limited partners.

                          FAIRNESS OF THE CONSOLIDATION


GENERAL

         Your managing general partner believes the consolidation to be fair to, and in the best interests of, the fund and its limited partners. After careful evaluation, your managing general partner has concluded that the consolidation is the best way to maximize the value of your investment. Your managing general partner recommends that you and the other limited partners approve the consolidation of your fund and receive American Spectrum shares in the consolidation.

         Although your managing general partner believes the terms of the consolidation are fair to you and the other limited partners, your managing general partner has conflicts of interest with respect to the consolidation, including, among others, its realization of substantial economic benefits upon completion of the consolidation. For a further discussion of the conflicts of interest and potential benefits of the consolidation to your managing general partner see "Conflicts of Interest -- Substantial Benefits to Related Parties" on page __ of the consent solicitation.

         Also, your managing general partner wants you to note:

- The market prices for the American Spectrum shares may fluctuate with changes in market and economic conditions, the financial condition of American Spectrum and other factors that generally influence the market prices of securities, including the market perception of REITs in general. Such fluctuations may significantly affect liquidity and market prices independent of the financial performance of American Spectrum.

- American Spectrum established the terms of its offer, including the Exchange Value, without any arm's-length negotiations. Accordingly, our offer consideration may not reflect the value that you could realize upon a sale of your units or a liquidation of your fund's assets.

- You do not have the right to elect to receive a cash payment equal to the value of your interest in the fund if your fund approves the consolidation and you have voted "Against" it. You only have the right to elect to receive, as your portion of the consideration received by your fund, notes. As a holder of notes, you are likely to receive the full face amount of the notes only if you hold the notes to maturity. The notes will mature approximately eight years after the consolidation. You may receive payments earlier only if American Spectrum chooses to repay the notes prior to the maturity date, or to the extent that American Spectrum is required to prepay the notes in accordance with their terms following property sales or refinancings.

         The following table summarizes the results of your managing general partner's comparative valuation analysis:


                                                                  GAAP Book Value June 30,     Exchange Value per
 Estimated Going Concern Value   Estimated Liquidation Value per   2000 per Average $1,000      $1,000 Original
 per $1,000 Original Investment    $1,000 Original Investment        Original Investment        Investment (1)
 ------------------------------    --------------------------        -------------------        --------------
        $456.00-$536.00                     $548.00                       $ 525.13                  $581.17

(1) Values are based on the Exchange Value per share of $15 established by us. The Exchange Value of each of the funds is our estimate of net asset value of the fund's assets. The Exchange Value equals (i) the appraised value of each fund's assets, as determined by Stanger; plus
         (ii) the book value of non-real estate assets of each fund; minus (iii) mortgage and other indebtedness of each fund; minus (iv) each fund's allocable portion of the consolidation expenses. Upon listing the American Spectrum shares on the _________, the actual values at which the American Spectrum shares will trade on the _________ may be at prices below $15.

         We do not know of any factors that may materially affect (i) the value of the consideration to be allocated to the fund, (ii) the value of the units for purposes of comparing the expected benefits of the consolidation to the potential alternatives considered by the managing general partner or (iii) the analysis of the fairness of the consolidation.

                          BENEFITS OF THE CONSOLIDATION

WHY YOUR MANAGING GENERAL PARTNER BELIEVES THE CONSOLIDATION IS FAIR TO YOU

         Your managing general partner believes that the terms of the consolidation are fair, and that they will maximize the return on your investment for the following principal reasons:

         - Your managing general partner believes that the expected benefits of the consolidation to you outweigh the risks and potential detriments of the consolidation to you. These benefits include the following:

         - American Spectrum plans to make additional investments and obtain additional financing. As a result, we believe that there is greater potential for increases in the price of your American Spectrum shares over time and increased distributions to you as an American Spectrum stockholder.

         - We believe the consolidation may provide you with increased liquidity. Therefore, you may have the ability to find more buyers for your American Spectrum shares and the price you receive is more likely to be the market price.

         - We expect to make regular cash distributions to our shareholders. We believe that these distributions will increase over time or as a result of future acquisitions.

         - We will own a larger number of properties and have a broader group of property types, tenants and geographic locations than your fund. This increased diversification will reduce the dependence of your investment upon the performance of a particular company.

         - The combination of the funds under the ownership of American Spectrum will result in cost savings.

         - Your managing general partner reviewed the estimated value of the consideration to be received by you if your fund is consolidated with American Spectrum, and compared it to the consideration that you might have received under the alternatives to the consolidation. Your managing general partner considered the continuation of the funds without change and the liquidation of the funds and the distributions of the net proceeds to you. They concluded that over time the likely value of American Spectrum shares would be higher than the value of the consideration you would receive if they selected one of the other alternatives.

         - Your managing general partner considered that you may vote for or against the consolidation, and, if you vote against it, you may elect to receive either American Spectrum shares or notes if your fund approves the consolidation.

         - Your managing general partner considered the availability of the notes option. The notes option gives limited partners increased procedural fairness by providing an alternative to limited partners. The notes provide greater security of principal, a certainty as to maturity date, and regular interest payments. In contrast, the American Spectrum shares permit the holders of the American Spectrum shares to participate in American Spectrum's potential growth and are a more liquid investment.

         - Your managing general partner have adopted the conclusions of the fairness opinion and appraisals rendered by Stanger, which are described in the consent solicitation.

         You should note however that by voting "For" the transaction you would be precluding the fund from entering into alternatives, including liquidation of the fund. The alternatives have some potential benefits, including the following:

         -        Liquidation provides liquidity to you as properties are sold.
                  You would receive the net liquidation proceeds received from the sale of your fund's assets.

         - The amount that you would receive would not be dependent on the stock market's valuation of American Spectrum.

         - You would avoid the risks of continued ownership of your fund and ownership of American Spectrum.

         Another alternative would be to continue your fund. Continuing your fund without change would have the following benefits:

         - Your fund would not be subject to the risks associated with the ongoing operations of American Spectrum. Instead each fund would remain a separate entity with its own assets and liabilities.

         - You would continue to be entitled to the safeguards of your partnership agreement.

         - Your fund's performance would not be affected by the performance of the other funds and assets that American Spectrum will acquire in the consolidation.

         - Eventually, your fund would liquidate its holdings and distribute the net proceeds in accordance with the terms of your fund's partnership agreement.

         - There would be no change in your voting rights or your fund's operating policies.

         - Your fund would not incur its share of the expenses of the consolidation.

         - For federal income tax purposes, income from your fund may, under certain circumstances, be offset by passive activity losses generated from your other investments; you lose the ability to deduct passive losses from your investment in American Spectrum

         - You would not be subject to any immediate federal income taxation that would otherwise be incurred by you from the consideration.

         However, as discussed under "RECOMMENDATION AND FAIRNESS DETERMINATION" in the consent solicitation, your managing general partner believes that the disadvantages of the alternatives outweigh the benefits.

                          EXPENSES OF THE CONSOLIDATION

         If your fund approves the consolidation, the portion of the consolidation expenses attributable to your fund will be paid by your fund, as detailed below. The number of American Spectrum shares paid to your fund would reflect a reduction for your fund's expenses of the consolidation. Consolidation expenses are expected to range from 2.5% to 3.5% of the estimated value of the American Spectrum shares payable to each of the funds.

         If the consolidation of your fund is not approved, we will bear a percentage of all consolidation expenses equal to the total number of abstentions and "Against" votes cast by the limited partners of your fund divided by the total number of abstentions and votes cast by you and the other limited partners of your fund. In such event, your fund will bear the remaining consolidation expenses.

         The following table sets forth the consolidation expenses for your funds entities and the CGS Management Company:

         The following table sets forth the estimated consolidation expenses of consolidating with your fund:


                          Pre-Closing Transaction Costs

Legal Fees(1) .................................................   $ 57,963
Appraisals and Valuation(2) ...................................     15,257
Fairness Opinions(3) ..........................................     39,850
Solicitation Fees(4) ..........................................      7,687
Printing and Mailing(5) .......................................     19,218
Accounting Fees(6) ............................................    160,278
Pre-formation Cost(7) .........................................     57,963
         Subtotal .............................................   $358,217

                            Closing Transaction Costs

Title, Transfer Tax and Recording Fees(8)......................   $  28,982
Legal Closing Fees(9)..........................................      17,809
         Subtotal..............................................   $  46,790
Total..........................................................   $ 405,007

*        Estimated.

(1) Aggregate legal fees to be incurred in connection with the consolidation are estimated to be $800,000. Your fund's pro rata portion of these fees was determined based on the ratio of the appraised value of your fund's properties to the total appraised value of the real estate assets of the funds and the CGS privately held entities, based on the appraisal prepared by Stanger, and the value of the assets of CGS Management Company.

(2) Aggregate appraisal and valuation fees to be incurred in connection with the consolidation were $150,000. Your fund's pro rata portion of these fees was determined based on the number of properties in your fund.

(3) The funds received a fairness opinion from Stanger and the funds incurred a fee of $202,037. Your fund's pro rata portion of these fees was determined based on the ratio of the appraised value of the real estate of your fund to the total appraised value of the real estate assets of the funds and the CGS privately held entities based on the appraisal prepared by Stanger, and the value of the assets of CGS Management Company.

(4) Aggregate solicitation fees to be incurred in connection with the consolidation are estimated to be $30,000. Your fund's pro rata portion of these fees was determined based on the number of limited partners in your fund.

(5) Aggregate printing and mailing fees to be incurred connection with the consolidation are estimated to be $75,000. Your fund's pro rata portion of these fees was determined based on the number of limited partners in your fund.

(6) Aggregate accounting fees to be incurred in connection with the consolidation are estimated to be $1,800,000. Your fund's pro rata portion of these fees was determined based on the ratio of your fund's total assets as of June 30, 2000 to the total assets of all of the funds, the CGS privately held entities, and the CGS Management Company, as of June 30, 2000.

(7) Aggregate pre-formation costs to be incurred in connection with the consolidation are estimated to be $800,000. Your fund's pro rata portion of these costs was determined based on the ratio of the appraised value of your fund's real estate assets to the total appraised value of the real estate assets of the funds and the CGS privately held entities, based on the appraisal prepared by Stanger, and the value of the assets of CGS Management Company.

(8) Aggregate title, transfer tax and recording fees to be incurred in connection with the consolidation are estimated to be $400,000. Your fund's pro rata portion of these fees was determined based on the ratio of the value of fund's appraised value to the total appraised value of the real estate assets of the funds and the CGS privately held entities, based on the appraisal prepared by Stanger, and the value of the assets of CGS Management Company.

(9) Aggregate legal closing fees to be incurred in connection with the consolidation are estimated to be $200,000. Your fund's pro rata portion of these fees was determined based on the ratio of your fund's total assets as of June 30, 2000 to the total assets of all of the funds and the CGS privately held entities, including the CGS Management Company, as of June 30, 2000.

         The solicitation fees related to the consolidation will be allocated among the funds and American Spectrum depending upon whether the consolidation is consummated. For purposes of the consolidation, the term "Solicitation Fees" includes costs such as telephone calls, broker-dealer facts sheets, legal and other fees related to the solicitation of comments, as well as reimbursement of costs incurred by brokers and banks in forwarding the consent solicitation to you and the other limited partners.

         If American Spectrum acquires all of the funds, all of the solicitation fees will be payable by American Spectrum. If American Spectrum acquires less than all of the funds, all of the solicitation fees will be payable by American Spectrum or the funds that are acquired in proportion to their respective Exchange Values. If none of the funds are acquired by American Spectrum, all of the solicitation fees will be payable by us.

DISTRIBUTIONS

         The following table sets forth the distributions paid per $1000 investment in the periods indicated below. The original cost per unit was $500.00.

                Year Ended December 31                                  Amount
                ----------------------                                  ------
                1995...............................................      9.23
                1996...............................................     13.85
                1997...............................................      2.31
                1998...............................................         0
                1999...............................................         0
                Six months ended June 30, 2000.....................    $    0
                                                                       ======

DISTRIBUTIONS AND COMPENSATION PAID TO THE GENERAL PARTNERS AND THEIR AFFILIATES

         The following information has been prepared to compare the amounts of compensation paid and distributions made by your fund to the general partners and their affiliates to the amounts that would have been paid if the compensation and distribution structure which will be in effect after the consolidation had been in effect during the years presented below.

         Under the partnership agreements, the general partners of your fund and their affiliates are entitled to receive distributions as general partners and fees in connection with managing the affairs of your fund. The partnership agreements also provide that the general partners are to be reimbursed for their expenses for administrative services performed for each fund, such as legal, accounting, transfer agent, data processing and duplicating services.

         The general partners and their affiliates are entitled to the following fees from the fund:

- a profit sharing percentage fee equal to 10% of the cash available for distribution;

- a property management fee equal to customary rates, but not to exceed 6% of gross receipts plus a one-time fee for initial lease-up of development properties;

- reimbursement for administrative services provided to the fund, such as accounting, legal, data processing and similar services;

-        reimbursement for initial leasing costs;

-        reimbursement of out-of-pocket expenses; and

- a real estate commission on the sale of properties in an amount not to exceed the lesser of (1) 3% of the gross sales price of the property, or (2) 50% of the standard real estate commission.

         American Spectrum intends to operate as an internally-advised REIT. As part of the consolidation, your fund will share in the overall cost of managing the consolidated portfolio of properties owned by American Spectrum with the other participating funds and the other shareholders and holders of Operating Partnership units. Affiliates of the general partners will receive dividends on shares of American Spectrum issued to them in exchange for their interests in the CGS Management Company and salaries and other compensation as officers and directors of American Spectrum. These dividend payments and compensation are in lieu of the payments to the general partners discussed above.

         During the years ended December 31, 1997, 1998 and 1999 and the six months ended June 30, 2000, the aggregate amounts accrued or actually paid by your fund to the general partner are shown below under "Historical" and the estimated amounts of compensation that would have been paid had the consolidation been in effect for the years presented as a "C" corporation or as a REIT are shown below under "Pro Forma as a "C" Corporation" and "Pro Forma as a REIT," respectively:

                 COMPENSATION, REIMBURSEMENTS AND DISTRIBUTIONS
                           TO THE GENERAL PARTNERS(1)


                                                                                                                   Six Months Ended
                                                                  Year Ended December 31,                              June 30,
                                                            --------------------------------------------
HISTORICAL:                                                     1997               1998             1999                 2000
-----------------------------------------------------------------------------------------------------------------------------------
Management Fees                                             $123,635          $ 151,894        $ 147,911              $  82,433
Administrative Fees                                          263,773          $ 285,563        $ 329,462              $ 160,524
Leasing Fees                                                 226,337             68,859           53,746                 46,960
Construction Supervision Fees                                 53,429             17,152            8,460                     --
Broker Fees                                                       --                 --               --                     --
General Partner Distributions                                 50,000                 --               --                     --
Limited Partner Distributions                                     --                 --               --                     --
-----------------------------------------------------------------------------------------------------------------------------------
Total historical                                            $717,174          $ 523,468        $ 539,579              $ 289,917

PRO FORMA AS A "C" CORPORATION:
Distributions on American Spectrum Shares issuable
     in respect of limited partnership interests               2,955                 80           14,375                     --
Distributions on American Spectrum Shares issuable
     in respect of the CGS Management Company                  4,053                110           19,715                     --
Restricted Stock and Stock Options                            58,517             58,517           58,517                 29,259
Salary, Bonuses and Reimbursements                           181,716            181,716          181,716                 90,858
-----------------------------------------------------------------------------------------------------------------------------------
     Total Pro forma as "C" Corporation                      247,240            240,422          274,323                120,117
PRO FORMA AS A REIT:
Distributions on American Spectrum Shares issuable
     in respect of limited partnership interests               2,955                 80           14,375                     --
Distributions on American Spectrum Shares issuable
     in respect of the CGS Management Company                  4,053                110           19,715                     --
Restricted Stock and Stock Options                            58,517             58,517           58,517                 29,259
Salary, Bonuses and Reimbursements                           181,716            181,716          181,716                 90,858
-----------------------------------------------------------------------------------------------------------------------------------
     Total Pro forma as REIT                                 247,240            240,422          274,323                120,117

----------

(1) For a description of the calculation of these amounts, please refer to the notes to the table entitled "Compensation, Reimbursement and Distributions to the General Partners" in the Consent Solicitation.

                                PROPERTY OVERVIEW

         Your fund owns interests in office and office/warehouse properties located in California. Information regarding the property as of September 30, 2000 is set forth below.


                                                                                                            PER LEASED
                                        YEAR                                                                  SQUARE    PERCENTAGE
     PROPERTY        STATE    TYPE      BUILT         RENTABLE SQUARE FEET           ANNUALIZED NET RENT(1)    FOOT      OWNERSHIP
                                                                        SQ. FT.
                                                  NUMBER    % LEASED     LEASED       AMOUNT     % OF TOTAL

Sorrento 1             CA   OFF/WARE    1986      43,100     100.00%    43,100      $  295,152       0.81%     $6.85         19%
Mira Mesa              CA   OFFICE      1986      89,560      97.04%    86,909      $1,967,480       5.39%    $22.64      30.17%(1)
Sorrento II - Office   CA   OFFICE      1988      88,073     100.00%    88,073      $1,003,024       2.75%    $11.39         13%
Southwest Point        TX   OFF/WARE    1972     100,868      90.70%    91,487      $  537,841       1.47%     $5.88        100%
Westlakes              TX   OFF/WARE    1985      95,370      74.75%    71,289      $  644,788       1.77%     $9.04        100%
San Felipe             TX   OFFICE      1977     100,900      99.02%    99,911      $1,221,754       3.35%    $12.23        100%

(1) During 1998 and 1999, Sierra Mira Mesa Partners made net contributions of $203,000 and $326,184 to your fund, These net contributions were principally used to assist funding of capital improvements and lease commission expenditures. In 1998 and 1999, your fund incurred $526,000 and $446,000, respectively, for such expenditures. As a result of these net contributions and as a result of Sierra Mira Mesa Partners' contributions and distributions to Sierra Pacific Pension Investors '84, your fund's ownership interest in Sierra Mira Mesa Partners decreased from 33.74% in 1998 to 33.01% in 1999 and 30.17% in 2000.

                                  REQUIRED VOTE

LIMITED PARTNER APPROVAL REQUIRED BY THE PARTNERSHIP AGREEMENT

         Section 5.2 of your fund's partnership agreement provides that the vote of limited partners representing greater than 50% of the outstanding units is required to approve a sale or disposition, at one time, of "all or substantially all" of the assets of the fund, which is defined by the partnership agreement to be a transaction or series of transactions resulting in the transfer of either
(a) 66 2/3% or more of the net book value of your fund's properties as of the end of the most recently completed calendar quarter, or (b) 66 2/3% or more in number of the properties owned by the fund. Because the consolidation of your fund may be deemed to be a sale of "all or substantially all" of the assets of the fund within the meaning of the partnership agreement, it may not be consummated without the approval of limited partners representing greater than 50% of the outstanding units.

CONSEQUENCE OF FAILURE TO APPROVE THE CONSOLIDATION

         If the limited partners of your fund representing greater than 50% of the outstanding units do not vote "For" the consolidation, the consolidation may not be consummated under the terms of the partnership agreement. In such event, your managing general partner plans to continue to operate your fund as a going concern and to eventually dispose of your fund's properties if, in your managing general partner's opinion, market conditions permit, as contemplated by the terms of the partnership agreement.

SOLICITATION OF VOTE IN FAVOR OF THE CONSOLIDATION

         Through the consent solicitation accompanying this supplement, we are asking you, the limited partners of the fund, to vote on whether to approve the consolidation. As discussed above, limited partners holding in excess of 50% of the outstanding units in the fund must vote "For" the consolidation on the enclosed consent form in order for the fund to be included in the consolidation. For the reasons set forth in the accompanying consent solicitation, your managing general partner believes that the terms of the consolidation provide substantial benefits and are fair to you and recommends that you vote "For" approval of the consolidation. Before deciding how to vote on the consolidation, you should read this supplement, the consent solicitation and the accompanying materials in their entirety.

                     AMENDMENT TO THE PARTNERSHIP AGREEMENT

         An amendment to the partnership agreement of the fund is necessary in connection with the consummation of the consolidation. The amendment is attached to this supplement as Appendix C.

         The partnership agreement currently prohibits a sale of properties to the general partners or their affiliates. Accordingly, consent of the limited partners is being sought for an amendment to the partnership agreement that permits such a transfer in connection with the consolidation.

         Accordingly, the managing general partner recommends that limited partners vote to approve the amendment. The consent of limited partners holding the majority of the outstanding units is required to amend the partnership agreement. In addition to voting for the consolidation, limited partners must vote "For" the amendment to allow the consummation of the consolidation.

                                VOTING PROCEDURES

         The consent solicitation, this supplement, the accompanying transmittal letter, the power of attorney and the limited partner consent constitute the solicitation materials being distributed to you and the other limited partners to obtain your votes "For" or "Against" the consolidation of your fund by American Spectrum. Please note that we refer, collectively, to the power of attorney and limited partner consent as the consent form.

         In order for your fund to be consolidated into American Spectrum, the limited partners holding greater than 50% of the outstanding units of your fund must approve the consolidation and the amendments to the partnership agreement. Your fund will be consolidated into American Spectrum through a merger with American Spectrum in the manner described in the consent solicitation. A copy of the Agreement and Plan of Merger dated ________, 2000, by and between American Spectrum and your fund is attached hereto as Appendix B. We encourage you to read it.

If you vote "For" the consolidation, you will be effectively voting against the alternatives to the consolidation. If the consolidation is not approved [insert plans for fund].

         You should complete and return the consent form before the expiration of the solicitation period which is the time period during which limited partners may vote "For" or "Against" the consolidation (the "Solicitation Period"). The Solicitation Period will commence upon delivery of the solicitation materials to you (on or about __________, 2000), and will continue until the later of (a) __________, 2000 (a date not less than 60 calendar days from the initial delivery of the solicitation materials), or (b) such later date as we may select and as to which we give you notice. At our discretion, we may elect to extend the Solicitation Period. We reserve the right to extend the Solicitation Period even if a quorum has been obtained pursuant to your fund's partnership agreement. Under no circumstances will the Solicitation Period be extended beyond _________ __, 2000. Any consent form received by [ ], which was hired by us to tabulate your votes, prior to [ ] [p.m.] [Eastern] time on the last day of the Solicitation Period will be effective provided that such consent has been properly completed and signed. If you do not return a signed consent form by the end of the Solicitation Period, it will have the same effect as having voted "Against" the consolidation and you will receive American Spectrum shares if your fund approves the consolidation. If you submit a properly signed consent form but do not indicate how you wish to vote, you will be counted as having voted "For" the consolidation and will receive American Spectrum shares if your fund approves the consolidation. You may withdraw or revoke your consent form at any time in writing before consents from limited partners equal to more than 50% of the required vote are received by your fund.

         A copy of the consent form, on blue paper, accompanies each of the supplements that you received in the mail with the consent solicitation. The consent form consists of two parts. Part A seeks your consent to American Spectrum's consolidation with your fund and certain related matters. The exact matters which a vote in favor of the consolidation will be deemed to approve are described above under "Required Vote." If you return a signed consent form but fail to indicate whether you are voting "For" or "Against" any matter, you will be deemed to have voted "For" such matter.

         Part B of the consent form is a power of attorney, which must be signed separately. The power of attorney appoints ____________ and _____________ as your attorneys-in-fact for the purpose of executing all other documents and instruments advisable or necessary to complete the consolidation. The power of attorney is intended solely to ease the administrative burden of completing the consolidation without requiring your signatures on multiple documents.

                        FEDERAL INCOME TAX CONSIDERATIONS

         Tax matters are very complicated, and the tax consequences of the consolidation to you will depend on the facts of your own situation. We urge you to consult your tax advisor for a full understanding of the tax consequences of the consolidation to you.

MATERIAL TAX DIFFERENCES BETWEEN THE OWNERSHIP OF UNITS AND AMERICAN SPECTRUM SHARES

         If your fund consolidates with American Spectrum you will receive American Spectrum shares unless you elect the notes option, in which case you will receive notes.

         If your fund consolidates with American Spectrum and you receive American Spectrum shares, your ownership of American Spectrum shares will affect the character and amount of income reportable by you in the future. Because each of the funds is a partnership for federal income tax purposes, it is not subject to taxation. Currently, as the owner of units, you must take into account your distributive share of all income, loss and separately stated partnership items, regardless of the amount of any distributions of cash to you. Your fund supplies that information to you annually on a Schedule K-1. In some circumstances, you may offset your income with any losses you may have from passive activities.

         In contrast to your treatment as a limited partner, if your fund consolidates with American Spectrum and you receive American Spectrum shares, as a stockholder of American Spectrum you will be taxed based on the amount of distributions you receive from American Spectrum. Each year American Spectrum will send you a Form 1099-DIV reporting the amount of taxable and nontaxable distributions paid to you during the preceding year. The taxable portion of these distributions depends on the amount of American Spectrum's earnings and profits. Because the consolidation may be a partially taxable transaction, American Spectrum's tax basis in the acquired properties may be higher than the fund's tax basis had been in the same properties. At the same time, however, American Spectrum may be required to utilize a slower method of depreciation with respect to certain properties than the method of depreciation the funds use. As a result, American Spectrum's tax depreciation from the acquired properties may differ from the fund's tax depreciation. Accordingly, under certain circumstances, even if American Spectrum were to make the same level of distributions as your fund, a different portion of the distributions could constitute taxable income to you. In addition, the character of this income to you as a stockholder of American Spectrum does not depend on its character to American Spectrum. The income will generally be ordinary dividend income to you and will be classified as portfolio income under the passive loss rules, except with respect to capital gains dividends, discussed below. Furthermore, if American Spectrum incurs a taxable loss, the loss will not be passed through to you.

TAX CONSEQUENCES OF THE CONSOLIDATION

         Tax Consequences of Your Fund's Transfer of Assets to American Spectrum. If your fund is acquired by American Spectrum, your fund will merge with American Spectrum, the Operating Partnership or a subsidiary of the Operating Partnership. For federal income tax purposes, American Spectrum intends to take the position that the merger of American Spectrum and your fund will be treated as a transfer of assets of your fund to American Spectrum in exchange for shares and a subsequent distribution in liquidation of such shares. Consistent with such position for those limited partners who elect the notes option, the transaction will be viewed as a sale of their interest in your fund to American Spectrum.

         Tax Consequences of the Consolidation to American Spectrum. American Spectrum should not recognize gain or loss as a result of the consolidation. The basis of the properties received by American Spectrum from the funds that are acquired by American Spectrum will equal such fund's basis in the assets on the date of the consolidation increased by any gain recognized by the fund as a result of the consolidation.

         The aggregate basis of American Spectrum's assets will be allocated among such assets in accordance with their relative fair market values as described in section 1060 of the Code. As a result, American Spectrum's basis in each acquired property will differ from the fund's basis therein, and the properties will be subject to different depreciable periods and methods as a result of the consolidation. These factors could result in an overall change, following the consolidation, in the depreciation deductions attributable to the properties acquired from the funds.

         Tax Consequences to Limited Partners Who Receive Shares. The fund intends to report the consolidation on the basis that it qualifies for non-recognition treatment under Section 351 of the Code. In general, under
Section 351(a) of the Code, a person recognizes no gain or loss if:

         - property is transferred to a corporation by one or more individuals or entities in exchange for the stock of that corporation; and

         - immediately after the exchange, such individuals or entities are in control of American Spectrum.

         For purposes of section 351(a), control means the ownership of stock possessing at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of all other classes of stock of the corporation. American Spectrum has represented to Proskauer Rose LLP that, following the consolidation, the partners of the funds together with other qualified contributors, will own stock possessing at least 80% of the total combined voting power of all classes of American Spectrum stock entitled to vote and at least 80% of the total number of shares of all other classes of the stock of American Spectrum. In addition, pursuant to Section 351(e) of the Code and Treasury Regulations promulgated thereunder transfers to investment companies, including a REIT, that directly or indirectly result in diversification of the transferors' interest do not qualify for the non-recognition treatment of Section 351 of the Code. American Spectrum and your fund intend to take the position that Section 351(e) of the Code will not prevent the consolidation from qualifying for non-recognition treatment under
Section 351 of the Code. American Spectrum and your fund intend to take the position that given the length of time until the contemplated REIT election as well as the uncertainty as to whether such election will be made, your fund will not recognize gain upon the transfer of assets to American Spectrum. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails your fund will recognize gain. Such gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain. Proskauer Rose LLP is not opining as to whether gain will be recognized by your or any other fund in the consolidation.

         Tax Consequences to Limited Partners Who Receive Notes. If your fund is acquired by American Spectrum and you elect the notes option, you will recognize gain on the sale of your interests. Your gain will be equal to the amount by which the principal of the notes received exceeds the basis of your interest in your fund, adjusted for your share of liabilities. Note recipients may be able to report income based on the installment method which permits the payment of tax as the principal amount is paid on notes held. See "Tax Consequences of the Liquidation and Termination of your Fund."

         Character of gain or loss. In general, gains or losses realized with respect to transfers of non-dealer real estate in the consolidation are likely to be treated as realized from the sale of a "section 1231 asset" (i.e., real property and depreciable assets used in a trade or business and held for more than one year). Your share of gains or losses from the sale of section 1231 assets of your fund would be combined with any other section 1231 gains and losses that you recognize in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, it is characterized as a capital gain, except that the gain will be treated as ordinary income to the extent that you have "non-recaptured section 1231 losses." For these purposes, the term "non-recaptured section 1231 losses" means your aggregate section 1231 losses for the five most recent prior years that you have not previously recaptured. However, gain you recognize on the sale of personal property will be taxed as ordinary income to the extent of all prior depreciation deductions your fund had taken prior to sale. In general, you may only use up to $3,000 of capital losses in excess of capital gains to offset ordinary income in any taxable year. Any excess loss is carried forward to future years subject to the same limitations.

         Tax Consequences of the Liquidation and Termination of Your Fund. If you elect to receive shares in the consolidation your fund should be deemed to have sold its assets to American Spectrum for shares followed by a distribution in liquidation of the shares to limited partners including you. If you elect the notes option the transaction should be deemed the sale of your interests in your fund to American Spectrum for notes. In either case the taxable year of your fund will end at such time. You must report, in your taxable year that includes the date of the consolidation, your share of all income, gain, loss, deduction and credit for your fund through the date of the consolidation (including your gain, if any, resulting from the consolidation described above).

         If you receive American Spectrum shares in the distribution, your fund should not recognize gain. See "Tax consequences to limited partners who receive shares."

         Immediately before the distribution of shares by your fund to you, the basis of the shares in the hands of your fund will equal the basis of the assets transferred to American Spectrum reduced by the debt assumed by American Spectrum and increased by the gain recognized by your fund. Such gain, if any, will be allocated to the Partners and will increase their basis in their partnership interest. Following the distribution in liquidation of shares by your fund to you, your basis in the American Spectrum shares will equal the adjusted basis of your partnership interest in your fund.

         If you elect the notes option, you will have gain at the time of your sale of your interests in your fund. However, you may be able to report income from the Notes based upon the installment method. The installment method permits you to pay tax as the principal amount is paid on your Notes. See "Tax Consequences to Limited Partners Who Receive Notes." Your basis in the Notes received in the distribution will be the same as your basis in your units, after adjustment for your distributive share of income, gain, loss, deduction and credit for the final taxable year of your fund, plus any gain recognized in the distribution.

         Tax Consequences to Tax Exempt Investors. Because the assets of your fund are held for investment and not for resale, the consolidation will not result in the recognition of material unrelated business taxable income by you if you are a tax-exempt investor that does not hold units either as a "dealer" or as debt-financed property within the meaning of section 514, and you are not an organization described in section 501(c)(7) (social clubs), section 501(c)(9) (voluntary employees' beneficiary associations), section 501(c)(17) (supplemental unemployment benefit trusts) or section 501(c)(20) (qualified group legal services plans) of the Code. If you are included in one of the four classes of exempt organizations noted in the previous sentence, you may recognize and be taxed on gain or loss on the consolidation. In addition, the consolidation may result in the recognition by tax-exempt partners of material unrelated business taxable income to the extent the properties owned by the funds are encumbered by debt. However, this is not applicable to educational organizations, qualified pension, profit-sharing and stock bonus plans and certain closely held real property holding companies.

                                   APPENDIX A

                                 Appendix A


                             DRAFT FORM OF OPINION


Sierra Pacific Development Fund
Sierra Pacific Development Fund II
Sierra Pacific Development Fund III
Sierra Pacific Institutional Properties V
Sierra Pacific Pension Investors '84
Nooney Income Fund Ltd., L.P.
Nooney Income Fund Ltd. II, L.P.
Nooney Real Property Investors - Two, L.P.
2424 S.E. Bristol Street
Newport Beach, CA 92618

Gentlemen:

         You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide an opinion to Sierra Pacific Development Fund, Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Institutional Properties V, Sierra Pacific Pension Investors '84, Nooney Income Fund Ltd., L.P., Nooney Income Fund Ltd. II, L.P., and Nooney Real Property Investors-Two, L.P. (the "Funds") as to the fairness from a financial point of view to the limited partners of the Funds (the "Limited Partners") of certain allocations of shares (the "Shares") which would be effective following the approval by the Funds of a proposed consolidation (the "Consolidation"). The proposed Consolidation would involve the merger of the Funds, certain real properties (the "Affiliates Properties") and other net assets owned by affiliates of the Funds' General Partners (the "Affiliated Entities"), and the portion of CGS Real Estate Company's management business which provides property management to the Funds and the Affiliates' Properties (the "CGS Management Company") into American Spectrum Realty, Inc., a newly organized Maryland corporation (the "Company"), and the issuance of the Shares of the Company to the participants in the Consolidation.

         We have been advised by the General Partners and the Funds that (i) 6,936,035 or 3,841,062 Shares will be issued in the Consolidation assuming Maximum or Minimum Participation as defined below, and that such Shares will be allocated to the Funds as summarized on Exhibit I hereto, subject to certain closing adjustments; and (ii) each Limited Partner may elect to receive Notes (the "Notes") based on the estimated liquidation value of such Limited Partner's Fund as determined by the Fund's General Partner.

         We have been further advised that in lieu of receiving Shares in the Consolidation, certain owners of the Affiliated Entities or the CGS Management Company may choose to receive a portion of such Shares in the form of units (the "Units") in an operating partnership which will be a subsidiary of the Company. We have been advised that each Unit will receive dividends equal to the dividend paid on each Share and will be convertible to Shares on a one-for-one basis after a restriction period of twelve months.

         Stanger, founded in 1978, provides information, research, investment banking and consulting services to clients throughout the United States, including major New York Stock Exchange member firms and insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

         Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, and reorganizations and for estate, tax, corporate and other purposes. In particular, Stanger's valuation practice principally involves real estate investment trusts, partnerships, partnership securities and assets typically owned through partnerships including, but not limited to, real estate, mortgages secured by real estate, oil and gas reserves, cable television systems, and equipment leasing assets.

         In arriving at the opinion set forth below, we have:

o performed appraisals of each Fund's portfolio and the Affiliates' Properties' portfolio of real properties as of March 31, 2000;

o reviewed a draft of the Consent Solicitation Statement/Prospectus in substantially the form which will be filed with the Securities & Exchange Commission (the "SEC") and provided to Limited Partners by the Funds and the Company;

o reviewed the financial statements of the Funds contained in Forms 10-K filed with the SEC for the Funds' 1997, 1998 and 1999 fiscal years (or for the fiscal years ended November 30, 1997, 1998 and 1999 for Nooney Real Property Investors Two LP, which reports on a different fiscal year) and Forms 10-Q filed with the SEC for the quarter ended June 30, 2000 (quarter ended May 31, 2000 for Nooney Real Property Investors Two LP);

o reviewed operating and financial information (including property level financial data) relating to the business, financial condition and results of operations of the Funds, the Affiliates' Properties and the CGS Management Company;

o reviewed the CGS predecessor's audited financial statements for the fiscal year ended December 31, 1999, interim financial statements prepared by management for the six-months ending June 30, 2000, and pro forma financial statements and pro forma schedules prepared by management;

o reviewed information regarding purchases and sales of properties by the CGS Management Company, the Funds or any affiliated entities during the prior year and other information available relating to acquisition criteria for similar properties to those owned by the Funds and the Affiliated Entities;

o conducted discussions with management of the Funds and the Affiliated Entities regarding the conditions in property markets, conditions in the market for sales or acquisitions of properties similar to those owned by the Funds and the Affiliated Entities, current and projected operations and performance, financial condition, and future prospects of the properties, the Funds and the CGS Management Company;

o reviewed certain information relating to selected real estate management companies and/or transactions involving such companies;

o reviewed the methodology utilized by the General Partners to determine the allocation of Shares between the Funds, and the CGS Management Company and the Affiliated Entities, and among the Funds, in connection with the Consolidation; and

o conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

         The General Partners of the Funds requested that Stanger opine as to the fairness, from a financial point of view, of the allocation of the Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds assuming that all Limited Partners elect to receive Shares, and that either all Funds, elect to participate in the Consolidation (the "Maximum Participation Scenario") or the minimum number of Funds, as defined below, participate in the Consolidation (the "Minimum Participation Scenario"). The Minimum Participation Scenario assumes the consolidation of Sierra Pacific Development Fund, Sierra Pacific Development Fund II, Sierra Pacific Institutional Properties V and Nooney Real Property Investors Two.

         To evaluate the fairness, from a financial point of view, of the allocation of Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds, we observed that the exchange values (the "Exchange Values") assigned to the Funds, the Affiliates' Properties, and the CGS Management Company were determined by the General Partners based on (i) independent appraisals provided by Stanger of the estimated value of each real estate portfolio as of March 31, 2000; (ii) valuations made by the General Partners of other assets and liabilities of each Fund as of June 30, 2000 to be contributed in the Consolidation; (iii) valuations made by the General Partners of the Affiliated Entities' other assets and liabilities as of June 30, 2000 to be contributed in the Consolidation; (iv) the estimated value of the CGS Management Company as of June 30, 2000, including the valuation of any assets and liabilities to be contributed by the CGS Management Company in the Consolidation as of June 30,

2000; and (v) adjustments made by the General Partners to the foregoing values to reflect the estimated costs of the Consolidation to be allocated among the Funds, the Affiliated Entities and the CGS Management Company. We also observed that the General Partners intend to make such pre-consolidation cash distributions to Limited Partners in each Fund as may be necessary to cause the relative Exchange Values of the Funds, the Affiliated Entities and the CGS Management Company, and among the Funds, as of the closing date to be substantially equivalent to the relative estimated Exchange Values as shown in the Consent Solicitation Statement/Prospectus.

         Relying on these Exchange Values, we observed that the allocation of Shares offered to each Fund, the Affiliated Entities and the CGS Management Company reflects the net asset value contributed to the Company by each Fund, the Affiliated Entities and the CGS Management Company after deducting estimated real estate transfer taxes and a pro rata share of the costs associated with the Consolidation.

         In rendering this opinion, we relied, without independent verification, on the accuracy and completeness of all financial and other information contained in the Consent Solicitation Statement/Prospectus or that was otherwise publicly available or furnished or otherwise communicated to us. We have not made an independent evaluation or appraisal of the CGS Management Company or of the non-real estate assets and liabilities of the Funds, the Affiliated Entities, or the CGS Management Company. We relied upon the General Partners' balance sheet value determinations for the Funds, the Affiliated Entities and the CGS Management Company and the adjustments made by the General Partners to the real estate portfolio appraisals to arrive at the Exchange Values. We also relied upon the assurance of the Funds, the General Partners, the Affiliated Entities, the CGS Management Company and the Company that the calculations made to determine allocations between joint venture participants and within each of the Funds between the General Partners and Limited Partners are consistent with the provisions of the joint venture agreements and each Fund's limited partnership agreement, that any financial projections, pro forma statements, budgets, value estimates or adjustments provided to us were reasonably prepared or adjusted on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments, that no material changes have occurred in the Funds', the Affiliated Entities' or the CGS Management Company's business, asset or liability values subsequent to the valuation dates cited above, or in the real estate portfolio values subsequent to March 31, 2000, which are not reflected in the Exchange Values, and that the Funds, the General Partners, the CGS Management Company, the Affiliated Entities, and the Company are not aware of any information or facts regarding the Funds, the Affiliated Entities, the CGS Management Company or the real estate portfolios that would cause the information supplied to us to be incomplete or misleading.

         We were not asked to and therefore did not: (i) select the method of determining the allocation of Shares or Notes or establish the allocations;
(ii) make any recommendations to the Limited Partners, the General Partners or the Funds with respect to whether to approve or reject the Consolidation or whether to select the Shares or the Notes offered in the Consolidation; (iii) perform an analysis or express any opinion with respect to any combination of Fund participation other than those noted above and whether or not any specified combination will result from the Consolidation; (iv) express any opinion as to: (a) the impact of the Consolidation with respect to combinations of participating Funds other than those specifically identified herein; (b) the tax consequences of the Consolidation for Limited Partners, the General Partners, the Funds, the Affiliated Entities or the Company; (c) the potential impact of any preferential return to holders of Notes on the cash flow received from, or the market value of, Shares of the Company received by the Limited Partners; (d) the potential capital structure of the Company or its impact on the financial performance of the Shares or the Notes; (e) the potential impact on the fairness of the allocations of any subsequently discovered environmental or contingent liabilities; (f) the terms of employment agreements or other compensation between the Company and its officers, including the officers of the CGS Management Company; or (g) whether or not alternative methods of determining the relative amounts of Shares and Notes to be issued would have also provided fair results or results substantially similar to those of the allocation methodology used.

         Further, we have not expressed any opinion as to (a) the fairness of any terms of the Consolidation (other than the fairness of the allocations for the combinations of Funds as described above) or the amounts or allocations of Consolidation costs, including estimated transfer taxes, or the amounts of Consolidation costs borne by the Limited Partners at various levels of participation in the Consolidation; (b) the relative value of the Shares and Notes to be issued in the Consolidation; (c) the impact, if any, on the trading price of the Shares resulting from the decision of Limited Partners to select Notes or the Shares or liquidate such Shares in the market following consummation of the Consolidation; (d) the prices at which the Shares or Notes may trade following the Consolidation or the trading value of the Shares or Notes to be received compared with the current fair market value of the Funds' portfolios and other assets if liquidated; (e) the ownership percentage of the Company held by certain individuals affiliated with CGS as a result of the Consolidation and the potential impact of such ownership on the voting decisions or value of the Company; (f) the ability of the Company to qualify as a real estate investment trust; (g) alternatives to the Consolidation; and (h) any other terms of the Consolidation other than the allocations described above.

         Based upon and subject to the foregoing, it is our opinion that the allocation of the Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds pursuant to the Consolidation assuming the participation scenarios cited herein is fair to the Limited Partners of the Funds from a financial point of view.

         The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. We have advised the Funds and the General Partners that our entire analysis must be considered as a whole and that selecting portions of analyses and the factors considered, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying this opinion. Our opinion is based on business, economic, real estate market, and other conditions as they existed and could be evaluated as of the date of our analysis and addresses the Consolidation in the context of information available as of the date of our analysis. Events occurring after that date could affect the value of the assets of the Funds, the

Affiliates' Properties or the CGS Management Company or the assumptions used in preparing the opinion.

Very truly yours,



Robert A. Stanger & Co., Inc.
Shrewsbury, New Jersey
__________, 2000

                                                                      EXHIBIT I



                              ALLOCATION OF SHARES

                                                                 SHARES(1)
                                                                 ---------

Sierra Pacific Development Fund                                    408,338
-----------------------------------------------------------      ---------
Sierra Pacific Development Fund II                                 803,077
-----------------------------------------------------------      ---------
Sierra Pacific Development Fund III                                 19,910
-----------------------------------------------------------      ---------
Sierra Pacific Institutional Properties V                          276,735
-----------------------------------------------------------      ---------
Sierra Pacific Pension Investors '84                             1,326,703
-----------------------------------------------------------      ---------
Nooney Income Fund Ltd., L.P.                                      699,267
-----------------------------------------------------------      ---------
Nooney Income Fund Ltd. II, L.P.                                 1,049,093
-----------------------------------------------------------      ---------
Nooney Real Property Investors Two, L.P.                           537,610
-----------------------------------------------------------      ---------
Affiliated Entities                                              1,772,465
-----------------------------------------------------------      ---------
CGS Management Company                                              42,837
-----------------------------------------------------------      ---------

--------
1 Assumes all Limited Partners elect to receive Shares. Certain owners of the Affiliates' Properties and the CGS Management Company may elect to receive a portion of the Shares in the form of restricted Units in the Company's subsidiary operating partnership.

                                   APPENDIX B

                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger (this "Agreement") is entered into as of this _____ day of ____ 2000, by and between American Spectrum Realty, Inc., a Maryland corporation (the "Company" or "American Spectrum") and Sierra Pacific Development Fund II (the "Merging Entity").

                                    RECITALS:

         WHEREAS, the American Spectrum and the Merging Entity (the "Parties," and individually, a "Party") hereto desire to merge the Merging Entity with and into American Spectrum, pursuant to the Maryland General Corporation Law (the "Maryland GCL"), and California, with American Spectrum being the surviving entity (the "Merger") as set forth in the registration statement of the Company on Form S-4, No. 33-_______ including all amendments thereto (the "Registration Statement"), filed with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), of which the Prospectus/Consent Solicitation Statement of the Company (the "Prospectus/Consent Solicitation Statement") is a part; and

         WHEREAS, American Spectrum and the Merging Entity have received a fairness opinion (the "Fairness Opinion") from Robert A. Stanger & Co., Inc. ("Stanger"), an independent financial advisor that the allocation of the American Spectrum Common Shares (i) between the Funds, as a group, and the CGS Affiliates, including the CGS Management Company, and (ii) among the Funds, is fair to the Limited Partners of the Merging Entity from a financial point of view; and

         WHEREAS, the Company's Articles of Incorporation and Bylaws permit, and resolutions adopted by the Company's board of directors authorize, this Agreement and the consummation of the Merger; and

         WHEREAS, the Parties hereto anticipate that the Merger will further certain of their business objectives.

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         As used in this Agreement, the following terms shall have the respective meanings set forth below:

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

         "Affiliates' Properties" means properties held or controlled by affiliates of CGS and which will be owned by American Spectrum immediately following the consummation of the Merger.

         "Agreement" means this Agreement, as amended from time to time.

         "American Spectrum" has the meaning set forth in the preface above.

         "American Spectrum Certificate of Merger" has the meaning set forth in
Section 2.2 below.

         "American Spectrum Common Shares" shall mean the shares of common stock, $.01 par value, of American Spectrum.

         "American Spectrum Preferred Shares" has the meaning set forth in
Section 6.2 below.

         "Business Combination" has the meaning set forth in Section 4.1 below.

         "CGS" means CGS Real Estate Company, Inc.

         "CGS Affiliates" means CGS and its affiliates.

         "CGS Management Company" means the portion of CGS's property management business which manages the properties of the Funds and the Affiliated Entities.

         "Closing" has the meaning set forth in Section 2.3 below.

         "Closing Date" has the meaning set forth in Section 2.3 below.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Effective Time" has the meaning set forth in Section 2.2 below.

         "Fairness Opinion" has the meaning set forth in the second paragraph of the Recitals above.

         "Funds" means Sierra Pacific Development Fund I, Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Institution Properties V, Sierra Pacific Pension Investors '84, Nooney Income Fund Ltd., L.P., Nooney Income Fund Ltd. II, L.P. and Nooney Real Property Investors-Two, L.P.

         "Limited Partner" means a limited partner of the Merging Entity.

         Limited Partnership Units has the meaning set forth in Section 2.1 below.

         "Managing General Partner" means the managing general partner of the Merging Entity.

         "Maryland GCL" has the meaning set forth in the first paragraph of the Recitals above.

         "Material Adverse Effect" means, as to any Party, a material adverse effect on the business, properties, operations or condition (financial or otherwise) which is not related to any industry-wide change in the economy or market or other conditions affecting all businesses in the industry of the Party to which the term is applied.

         "Merger" has the meaning set forth in the first paragraph of the Recitals above.

         "Merging Entity" has the meaning set forth in the preface above.

         "Merging Entity's Certificate of Merger" has the meaning set forth in
Section 2.2 below.

         "Note Option" has the meaning set forth in paragraph 4.1 below.

         "Notes" has the meaning set forth in paragraph 4.2 below.

         "Party" or "Parties" has the meaning set forth in the preface above.

         "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization, a governmental entity (or any department, agency, or political subdivision thereof) or other entity.

         "Prospectus/Consent Solicitation Statement" has the meaning set forth in the first paragraph of the Recitals above.

         "Registration Statement" has the meaning set forth in the first paragraph of the Recitals above.

         "SEC" has the meaning set forth in the first paragraph of the Recitals above.

         "Securities Act" has the meaning set forth in the first paragraph of the Recitals above.

         "Share Consideration" has the meaning set forth in Section 4.1.

         "Stanger" has the meaning set forth in the second paragraph of the Recitals above.

         "Surviving Corporation" has the meaning set forth in Section 2.1 below.

         "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp occupation, premium, windfall profits, environmental (including taxes under Code (S) 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                                   ARTICLE II
                         MERGER; EFFECTIVE TIME; CLOSING

2.1      Merger.

         Subject to the terms and conditions of this Agreement, the Maryland GCL and the California Revised Limited Partnership Act, at the Effective Time, the Merging Entity and American Spectrum shall consummate the Merger in which (i) the Merging Entity shall be merged with and into American Spectrum and the separate existence of the Merging Entity shall cease to exist, (ii) American Spectrum shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of Maryland and (iii) the properties, other assets and liabilities of the Merging Entity will be deemed to have been transferred to American Spectrum. The corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation." The Merger shall have the effects set forth in the Maryland GCL and the California Revised Limited Partnership Act. Pursuant to the Merger, American Spectrum will issue American Spectrum Common Shares or, in certain circumstances, as set forth in
Section 4.2 below, Notes in exchange for limited partnership units, of the Merging Entity (the "Limited Partnership Units").

2.2      Effective Time.

         On the Closing Date, subject to the terms and conditions of this Agreement, the Merging Entity and American Spectrum shall (i) cause to be executed (A) a certificate of merger in the form required by the Maryland GCL (the "American Spectrum Certificate of Merger") and (B) a certificate of merger in the form required by the California Revised Limited Partnership Act (the "Merging Entity's Certificate of Merger"), and (ii) cause the American Spectrum Certificate of Merger to be filed with the Maryland Department of Assessments and Taxation as provided in the Maryland GCL and the Merging Entity's Certificate of Merger to be filed with the California Secretary of State. The Merger shall become effective at (i) such time as the American Spectrum Certificate of Merger has been duly filed with the Maryland Department of Assessments and Taxation or (ii) such other time as is agreed upon by the Merging Entity and American Spectrum and specified in the Merging Entity's Certificate of Merger and the American Spectrum Certificate of Merger. Such time is hereinafter referred to as the "Effective Time."

         2.3 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of _____________________, commencing at 9:00 a.m. local time on such date as within five (5) business dates following the fulfillment or waiver of the conditions set forth in Article IX (other than conditions which by their nature are intended to be fulfilled at the Closing) or at such other place or time or on such other date as the Managing General Partner of the Merging Entity and American Spectrum may agree or as may be necessary to permit the fulfillment or waiver of the conditions set forth in Article IX (the "Closing Date"), but in no event later than __________.

                                   ARTICLE III
                  NAME; ARTICLES OF INCORPORATION; BY-LAWS; AND
                 DIRECTORS AND OFFICERS OF SURVIVING CORPORATION

         3.1 Name. The Name of the surviving corporation shall be American Spectrum Realty, Inc.

         3.2 Articles of Incorporation. The articles of incorporation of American Spectrum, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided therein.

         3.3 By-Laws. The by-laws of American Spectrum, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation.

         3.4 Directors and Officers. The directors and officers of American Spectrum immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation from and after the Effective Time until their successors have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and by- laws of the Surviving Corporation.

                                   ARTICLE IV
                                  CONSIDERATION

         4.1 Share Consideration. (a) At the Closing, the Limited Partners other than those Limited Partners who vote against the Merger and affirmatively elect to receive notes (the "Note Option") will be allocated American Spectrum Common Shares (the "Share Consideration") in accordance with the final
Prospectus/Consent Solicitation Statement included in the Registration
Statement.

         (b) Prior to the Effective Time, if American Spectrum splits or combines American Spectrum Common Shares, or pays a stock dividend or other stock distribution in American Spectrum Common Shares, or in rights or securities exchangeable or convertible into or exercisable for American Spectrum Common Shares, or otherwise changes the American Spectrum Common Shares into, or exchanges the American Spectrum Common Shares for, any other securities (whether pursuant to or as part of a merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation of American Spectrum as a result of which American Spectrum stockholders receive cash, stock, or other property in exchange for, or in connection with, their American Spectrum Common Shares (a "Business Combination") or otherwise)), then the American Spectrum Common Shares to be received by the Limited Partners of the Merging Entity will be appropriately adjusted to reflect such event.

         (c) At the Effective Time, by virtue of the Merger and without any action by holders thereof, all of the American Spectrum Common Shares issued and outstanding prior to the Effective Time shall remain issued and outstanding.

         4.2 Note Consideration. Notwithstanding Section 4.1 above and subject to the limitations described herein, those Limited Partners who, in connection with the Merger, affirmatively elect the Note Option shall receive notes (the "Notes"). The principal amount of the Notes will be determined in accordance with the final Prospectus/Consent Solicitation Statement. In the event that any of the Limited Partners elect the Note Option, the number of American

Spectrum Common Shares allocated to the Merging Entity will be reduced in accordance with the final Prospectus/Consent Solicitation Statement.

         4.3 Fractional American Spectrum Common Shares. No certificates representing fractional American Spectrum Common Shares shall be issued. Each Limited Partner who would otherwise be entitled to a fractional American Spectrum Common Shares will receive one American Spectrum Common Share for each fractional interest representing 50% or more of one American Spectrum Common Share. No American Spectrum Common Shares will be issued for a fractional interest representing less than 50% of an American Spectrum Common Share.

         4.4 Issuance of Shares. American Spectrum shall designate an exchange agent (the "Exchange Agent") to act as such in connection with the issuance of certificates representing the American Spectrum Common Shares pursuant to this Agreement.

                                    ARTICLE V
               REPRESENTATIONS AND WARRANTIES OF AMERICAN SPECTRUM

         American Spectrum represents and warrants to the Limited Partners and the Merging Entity that the statements contained in this Article V are correct and complete as of the date hereof:

         5.1 Organization, Qualification and Corporate Power. American Spectrum is a corporation duly organized, validly existing, and in good standing under the laws of Maryland, as set forth in the Preface. American Spectrum is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where failure to so qualify or obtain authorization would not have a Material Adverse Effect on American Spectrum.

         5.2 Authorization for Common Stock. The Share Consideration will, when issued, be duly authorized, validly issued, fully paid and nonassessable, and no stockholder of American Spectrum will have any preemptive right or similar rights of subscription or purchase in respect thereof.

         5.3 Authorization of Transaction. American Spectrum has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by American Spectrum of this Agreement has been duly and validly authorized by the board of directors of American Spectrum. This Agreement constitutes the valid and legally binding obligation of American Spectrum, enforceable in accordance with its terms and conditions. American Spectrum is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with the federal securities laws, the Hart Scott Rodino Act, if applicable, and any applicable "Blue Sky" or state securities laws.

                                   ARTICLE VI
                    REPRESENTATIONS AND WARRANTIES CONCERNING
                               THE MERGING ENTITY

         The Merging Entity represents and warrants to American Spectrum that the statements contained in this Article VI are correct and complete as of the date hereof.

         6.1 Organization, Qualification and Corporate Power. The Merging Entity is a limited partnership duly organized, validly existing, and in good standing under the laws of California, as set forth in the Preface. The Merging Entity is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where failure to so qualify or obtain authorization would not have a Material Adverse Effect on the Merging Entity.

         6.2 Authorization of Transaction. Subject to the approval of the Limited Partners, the Merging Entity has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Merging Entity, enforceable in accordance with its terms and conditions. The Merging Entity is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with federal securities laws, the Hart Scott Rodino Act, if applicable, and any applicable "Blue Sky" or state securities laws.

                                   ARTICLE VII
                              PRE-CLOSING COVENANTS

         The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

         7.1 General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article IX below).

         7.2 Notices and Consents. Each of the Parties shall give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Sections 9.1 below.

                                  ARTICLE VIII
                             POST-CLOSING COVENANTS

         The Parties agree as follows with respect to the period following the
Closing:

         8.1 General. In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party. The Merging Entity acknowledge and agree that from and after the Closing, the Surviving Corporation will be entitled to possession of all documents, books, records (including Tax records), agreements and financial data of any sort relating to the Merging Entity but will provide the Limited Partners with reasonable access to such documents, books and records upon request.

         8.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Merging Entity, the other Party will cooperate with him and his counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party.

         8.3. Share Registration. American Spectrum shall use commercially reasonable efforts to register the American Spectrum Common Shares within one year of the consummation of the Merger.

                                   ARTICLE IX
                        CONDITIONS TO OBLIGATION TO CLOSE

         9.1 Conditions to Each Party's Obligation. The respective obligations of American Spectrum, the Limited Partners and the Merging Entity to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing Date of each of the following conditions, which conditions may be waived upon the written consent of American Spectrum and the Merging Entity:

         (a) Governmental Approvals. The Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies required in connection with the consummation of the transaction contemplated hereby.

         (b) No Injunction or Proceedings. There shall not be an unfavorable injunction, judgment, order, decree, ruling, or charge would, in the reasonable judgment of American Spectrum, prevent consummation of any of the transactions contemplated by this Agreement.

         (c) No Suspension of Trading, Etc. At the Effective Time, there shall be no declaration of a banking moratorium by federal or state authorities or any suspension of payments by banks in the United States (whether mandatory or not) or of the extension of credit by lending institutions in the United States, or commencement of war or other international, armed hostility or national calamity directly or indirectly involving the United States, which war, hostility or calamity (or any material acceleration or worsening thereof), in the reasonable judgment of American Spectrum, would have a Material Adverse Effect on the Merging Entity.

         (d) Minimum Value of American Spectrum's Property. At the Effective Time, American Spectrum shall own property having an appraised value, as determined by Stanger, of not less than $200,000,000.

         (e) American Spectrum Common Shares shall have been approved for listing on notice of issuance on a national securities exchange acceptable to American Spectrum.

         9.2 Conditions to Obligation of the Merging Entity. The obligations of the Merging Entity to consummate the transactions contemplated hereby and take the actions to be performed by it in connection with the Closing are subject to satisfaction of the following conditions:

         American Spectrum shall have delivered to the Limited Partners the Share Consideration pursuant to Section 4.1.

                                    ARTICLE X
                                   TERMINATION

         10.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to its Effective Time, before or after the approval of the Limited Partners of the Merging Entity or American Spectrum, respectively, either by the mutual written consent of American Spectrum and the Merging Entity or by the mutual action of the board of directors of American Spectrum and the Managing General Partner of the Merging Entity.

         10.2 Termination by Either American Spectrum or the Merging Entity. This Agreement may be terminated and the Merger may be abandoned (a) by action of American Spectrum in the event of a failure of a condition to the obligations of American Spectrum set forth in Section 9.1 of this Agreement; (b) by the Managing General Partner or the vote of a majority in interest of the Limited Partners of the Merging Entity in the event of a failure of a condition to the obligations of the Merging Entity set forth in Section 9.1 or 9.2 of this Agreement; or (c) if a United States or federal or state court of competent jurisdiction or United States federal or state governmental agency shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, in the case of a termination pursuant to clause (a) or (b) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in said clause.

         10.3 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article X, no Party hereto (or any of its directors, officers, Managing General Partners or Limited Partners) shall have any liability or further obligation to any other Party to this Agreement, except that nothing herein will relieve any Party from liability for any breach of this Agreement.

                                   ARTICLE XI
                                  MISCELLANEOUS

         11.1 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         11.2 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         11.3 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of American Spectrum and the Managing General Partner; provided, however, that American Spectrum may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases American Spectrum nonetheless shall remain responsible for the performance of all of its obligations hereunder).

         11.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         11.5 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         11.6 Notices. All notices, requests, demands, claim, or other communication hereunder shall be deemed duly given, as of the date two business days after mailing, if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to the Merging Entity:
         c/o William J. Carden
         Chief Executive Officer
         American Spectrum Realty, Inc.
         1800 East Deere Avenue
         Santa Ana, California  92705

         With copy to:
         If to American Spectrum:

         William J. Carden
         Chief Executive Officer
         American Spectrum Realty, Inc.
         1800 East Deere Avenue
         Santa Ana, California  92705

         With copy to:

         Proskauer Rose LLP
         1585 Broadway
         New York, NY  10036
         Attn:  Peter M. Fass, Esq.
         Telecopy:  (212) 969-2900

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         11.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Maryland without giving effect to any choice or conflict of law provision or rules (whether of the State of Maryland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Maryland.

         11.8 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by American Spectrum and the Merging Entity. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         11.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         11.10 Expenses. Each of the Parties will its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, except to the extent set forth in the Prospectus/Consent Solicitation Statement.

         11.11 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warrant, and covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter

(regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

         11.12 Specific Performance. Each of the Parties acknowledges that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 11.13 below), in addition to any other remedy to which they may be entitled, at law or in equity.

         11.13 Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in the State of California, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.


                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                   AMERICAN SPECTRUM REALTY, INC.

                                   By:
                                        -----------------------------------
                                        Name
                                        Title


                                   SIERRA PACIFIC DEVELOPMENT FUND II

                                   By:
                                        -----------------------------------
                                        Name
                                        Title

                                   APPENDIX C

                                    AMENDMENT
                                       TO
                        AGREEMENT OF LIMITED PARTNERSHIP
                      OF SIERRA PACIFIC DEVELOPMENT FUND II

Section 11.2 of the Partnership Agreement is amended to read as follows:

         "11.2 Sales and Leases to the General Partners. The Partnership shall not sell or lease any property to the General Partners or their Affiliates; provided that the foregoing shall not apply to the proposed merger, sale or other transfer of properties in connection with the consolidation as described in the Proxy/Consent Solicitation Statement of the Partnership dated [ ]."

                                TABLE OF CONTENTS

                                                                      Page
                                                                      ----
OVERVIEW...........................................................   S-2

ADDITIONAL INFORMATION.............................................   S-3

RISK FACTORS.......................................................   S-4

AMERICAN SPECTRUM SHARES TO BE ALLOCATED TO THE FUND...............   S-10

ALLOCATION OF AMERICAN SPECTRUM SHARES.............................   S-12

FAIRNESS OF THE CONSOLIDATION......................................   S-14

EXPENSES OF THE CONSOLIDATION......................................   S-16

REQUIRED VOTE......................................................   S-21

AMENDMENT TO THE PARTNERSHIP AGREEMENT.............................   S-22

VOTING PROCEDURES..................................................   S-22

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THEIR OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED ____________, 2000

                         AMERICAN SPECTRUM REALTY, INC.

                              PROSPECTUS SUPPLEMENT
                                       TO
                    PROSPECTUS/CONSENT SOLICITATION STATEMENT
                               DATED      , 2000
                     FOR SIERRA PACIFIC DEVELOPMENT FUND III


         This supplement is being furnished to you, as a limited partner of Sierra Pacific Development Fund III, which we refer to as the fund, to enable you to evaluate the proposed consolidation of your fund into American Spectrum Realty, Inc., a Maryland corporation. Terms such as we and us refer to American Spectrum. This supplement is designed to summarize only the risks, effects, fairness and other considerations of the consolidation that are unique to you and the other limited partners of your fund. This supplement does not purport to provide an overall summary of the consolidation. You should read the accompanying Prospectus/Consent Solicitation Statement, which includes detailed discussions regarding American Spectrum and the other funds and assets being consolidated with American Spectrum. We refer to this document as the consent solicitation.

         Pursuant to the consent solicitation and this supplement, S-P Properties, Inc., your managing general partner is asking you to approve the consolidation of your fund into American Spectrum. In addition, your managing general partner is asking you to approve amendments to the partnership agreement to your fund. To approve the consolidation, you must vote "For" these amendments.

         The fund is one of eight limited partnerships, which we refer to collectively as the funds, that we are seeking to consolidate into American Spectrum as part of a series of transactions that we refer to as the consolidation. Supplements have also been prepared for each of the other funds, copies of which may be obtained without charge by each limited partner or his, her or its representative upon written request to Mackenzie Partners, Inc., 156 Fifth Avenue, New York, NY 10010.

         There are differences between the funds. Your fund may be subject to increased risks as compared to the other funds as a result of these differences. The following are risks applicable to your program as a result of these differences. There are other risks which are generally applicable to your fund and the other funds. You should review "Risk Factors" below, and in the consent solicitation for an extensive summary of these risks.

         - Unlike your fund which owns an interest in one office/warehouse property located in California, American Spectrum will own a large portfolio of properties of various types. These properties include office/warehouse, apartment and shopping center properties located primarily in the midwestern and western United States, Texas and the Carolinas.

         - Your fund's property is 100% occupied. American Spectrum's properties are 87.55% occupied.

         - The transaction will be taxable to you. We estimate that you will recognize a taxable gain of $37 for every $1,000 of your original investment and that you may pay additional taxes if the IRS challenges our position on the taxation of the transaction.

                                    OVERVIEW


THE CONSOLIDATION

         Your fund will consolidate with us. We will also consolidate with the other funds, the CGS privately held entities and the CGS Management Company. If all of the funds approve the consolidation, we will own a portfolio of 35 properties in nine states. The properties will consist of 12 office properties, 12 office/warehouse properties, five apartment properties, five shopping centers and one panel of development land. However, we do not know which funds will approve the consolidation. Therefore, the exact makeup of our properties is unknown. We and your managing general partner believe that the consolidation is the best way for limited partners to achieve liquidity and maximize the value of their investment in the fund. The American Spectrum shares will be listed for trading on _____________. There is no active trading market for the limited partnership units in the funds.

NUMBER OF AMERICAN SPECTRUM SHARES RECEIVED IF YOUR FUND IS CONSOLIDATED WITH AMERICAN SPECTRUM

         Your fund will be allocated an aggregate of 28,655 American Spectrum shares if it is consolidated into American Spectrum in the consolidation. You will receive your proportion of such shares in accordance with the terms of your fund's partnership agreement. American Spectrum has assigned an Exchange Value of $15 per share for each American Spectrum share. However, the Exchange Value per share represents our estimate of the net asset value per share and American Spectrum shares may trade at a price less than $15.

SIMILARITIES BETWEEN THE FUNDS

         The investment objective and assets of the funds are substantially similar in nature and character. Generally, the funds own office or office/warehouse properties. Each of the funds intended to liquidate its properties and distribute the net proceeds during the period from 1984 to 1995. Your fund intended to liquidate its properties by 1989. The funds all have similar structures for paying compensation to the general partners and their affiliates and for distribution of cash flow and liquidation proceeds. The managing general partner of each fund is an affiliate of CGS.

DIFFERENCES BETWEEN THE FUNDS

-        Your fund owns an interest in only one property located in California.
         The property is an office property. Some of the funds own more than one property, different types of properties and properties located in other markets.

- Your fund's property is 100% occupied. The properties owned by all of the funds and the CGS privately held entities are 87.55% occupied. Some of the properties of the CGS privately held entities are properties with low occupancy rates which were purchased because CGS believed they were undervalued. These properties have greater risks than your property.

- None of the leases on your fund's property expire before 2003. 39.48% of the leases on the properties of all of the funds and the CGS privately held entities expire by 2002.

- The average age of the properties of your fund is 14 years. The average age of the properties of American Spectrum is 20 years.

VOTE REQUIRED TO APPROVE THE CONSOLIDATION

         Pursuant to the terms of your fund's partnership agreement, the consolidation of your fund with American Spectrum may not be consummated without the approval of greater than 50% of the outstanding units. This approval by your fund's limited partners will be binding on you even if you vote "Against" the proposed transaction. Affiliates of the managing general partner own 1,785 units or 4.89% of the outstanding units and intend to vote these units in favor of the consolidation.

AMENDMENTS TO THE PARTNERSHIP AGREEMENT

         Your fund's partnership agreement prohibits transfers of assets to related parties. The amendment will permit the fund to merge with American Spectrum and participate in the consolidation. The amendment must be approved by greater than 50% of the outstanding units. To vote "For" the consolidation, you must also vote "For" the amendment.

TAX CONSEQUENCES OF THE CONSOLIDATION

         The consolidation will have different consequences to you depending upon whether you elect to receive shares or notes. If you elect to receive shares, the consolidation will be reported on the basis that no gain is recognized except for an amount equal to the amount by which the liabilities assumed in the consolidation exceed the basis of the assets transferred. Your share of the gain will be allocated to you. We estimate that an original limited partner in the fund will recognize $37 of taxable gain for a $1000 original investment. This gain may be offset by passive losses which a limited partner may have.

         We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails your fund will recognize additional gain. If the IRS prevails your gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain. See "Tax Risks." Therefore, it is possible for you to be allocated income which may result in a tax liability even though you have not received any cash.


         If you elect to receive notes you will recognize gain. Your gain will be equal to the amount by which the principal of the notes received exceeds the bases of your interest in your fund (adjusted for your share of liabilities). If you elect to receive notes you may be able to report your income on the basis of the installment method which permits you to pay tax as the principal amount is paid on your notes.

         American Spectrum does not intend to qualify as a REIT until 2002. Further, American Spectrum is not required to make a REIT election. If American Spectrum fails to qualify as a REIT, or its Board of Directors determines not to make a REIT election, American Spectrum will be taxed as a C Corporation.

         We urge you to consult with your tax advisor to evaluate the taxes that will be incurred by you as a result of your participation in the consolidation.

                             ADDITIONAL INFORMATION

         Selected historical financial information for your fund, audited financial statements for your fund, unaudited financial statements and Management's Discussions and Analyses of Financial Conditions and Results of Operations are set forth as an Appendix to the Consent Solicitation Statement and the Form 10-K your fund for the year ended December 31, 1999 and the form 10-Q for the quarter ended June 30, 2000 are incorporated by reference. In addition, pro forma financial information for American Spectrum is set forth on page F-__ of the Consent Solicitation Statement.

                                  RISK FACTORS


         The consolidation generally does not involve risks which are more significant to your fund's limited partners than to limited partners in the other funds. However, the transaction involves some risks and other adverse factors which are applicable to all of the funds. Because all of the risks and adverse factors described in the consent solicitation apply to the effects of the transaction on your fund, as well as the other funds, you should carefully review the risks summarized below and the section entitled "RISK FACTORS" in the consent solicitation.

RISKS WHICH AFFECT YOUR FUND DIFFERENTLY

         The following is a description of the risks which affect your fund differently from the other funds:

- American Spectrum will acquire your fund if the limited partners of your fund who hold a majority in interest of the outstanding units vote in favor of the consolidation. Such approval will bind all of the limited partners in your fund, including you or any other limited partners who voted against or abstained from voting with respect to the consolidation. Affiliates of the managing general partner own different percentages of each fund. Affiliates of the managing general partner own 1,785 units or 4.89% of the outstanding units in the fund and intend to vote these units in favor of the consolidation.

- As a result of some differences between the fund and the other funds, the consolidation may impact your fund differently from the other funds. By participating in the consolidation, you will assume risks associated with the assets of the other funds and the CGS privately held entities.

- There are differences in the types and geographic location of some of the properties owned by the funds. Because the market for real estate may vary from one region of the country to another, the change in geographic diversity may expose you to different and greater risks than those you are presently exposed. Moreover, because the properties owned by the funds and the CGS privately held entities are not of uniform quality, combining assets and liabilities of the funds in the consolidation may diminish the overall asset quality underlying the interests of some of the limited partners by comparison with their existing interests in the fund.

         - Your investment currently consists of an interest in your fund. Your fund owns an interest in one office/warehouse located in California. After the consolidation, you will hold common stock of American Spectrum, an operating company, that will own and lease as many as 35 properties and expects to make additional investments. The properties include office, office warehouse, apartment and shopping centers.

         - Your fund intended to sell its properties and liquidate and distribute the net proceeds to the partners. We intend to reinvest the proceeds from property sales. The risks inherent in investing in an operating company such as American Spectrum include the risk that American Spectrum may invest in new properties that are not as profitable as anticipated.

         - Your property is currently 100% occupied and none of the leases expire before 2003. American Spectrum's occupancy rate will be 85% upon completion of the consolidation and 39.48 % of its leases will expire by 2002.

         - It is possible that properties acquired in the consolidation may not be as profitable as the properties your fund owns.

- Your investment will change from one in which you are generally entitled to receive distributions from any net proceeds of a sale or refinancing of the fund's assets to an investment in an entity in which you may realize the value of your investment only through the sale of your American Spectrum shares, not from the liquidation proceeds from properties.

- The fund's property is located in California. American Spectrum will also own properties in the midwest and west and Texas. The California real estate market is currently stronger than the market in these other states.

- The average age of your fund's properties is less than the average age of American Spectrum's properties. As a result, American Spectrum's properties may require more capital expenditures than your fund's properties.

RISKS GENERALLY APPLICABLE TO ALL OF THE FUNDS

         The following is a brief description of the potential disadvantages, adverse consequences and risks of the consolidation that are applicable to all of the funds. This description is qualified in its entirety by the more detailed discussion in the section entitled "RISK FACTORS" contained in the consent solicitation.

- The market prices for the American Spectrum shares may fluctuate with changes in market and economic conditions, the financial condition of American Spectrum and other factors that generally influence the market prices of securities, including the market perception of REITs in general. Such fluctuations may depress the market price of American Spectrum shares independent of the financial performance of American Spectrum. REIT stocks have underperformed in the broader equity market in 1998 and 1999. The market conditions for REIT stocks generally could affect the market price of the American Spectrum shares.

- There is currently no market for American Spectrum shares. American Spectrum shares may trade at prices below the Exchange Value per share of $15. The Exchange Value per share of $15 represents our estimate of the net asset value per share of American Spectrum. However, the market may value American Spectrum shares at less than their net asset value per share.

- The investment of any limited partners of the funds who become stockholders will change into freely tradable American Spectrum shares. Consequently, some of these stockholders may choose to sell American Spectrum shares upon listing at a time when demand for American Spectrum shares is relatively low. As a result, American Spectrum shares may trade at prices substantially less than their Exchange Value.

- American Spectrum will have a higher ratio of indebtedness to assets than many REITs. This ratio is frequently referred to as the leverage ratio. American Spectrum will have a ratio of total indebtedness of assets of 63%, assuming all funds participate in the consolidation. American Spectrum intends to increase its leverage to 70%. American Spectrum will also have a lower capitalization than many publicly traded REIT's. This could adversely affect the market price for American Spectrum shares.

- We do not intend to qualify as a REIT until 2002 and are not required to qualify as a REIT. If we do not qualify as a REIT, we will be subject to a corporate income tax, which could decrease cash available for distribution.

- Some related parties will receive benefits that may exceed the benefits that they would derive from ownership of their interests in the CGS privately held entities and from their interests in the funds if the consolidation were not consummated. Your managing general partner is a subsidiary of CGS. CGS controls the general partners of the funds. Assuming that all of the funds are included in the consolidation, the general partners of the funds and their affiliates of the general partners will receive an estimated aggregate of 2,093,167 American Spectrum shares and limited partnership interests in the Operating Partnership. In addition, American Spectrum and its subsidiaries will employ some of the officers and employees of CGS and its privately held entities. As a result of these benefits, the general partners of your fund have a conflict of interest in connection with the consolidation.

- The CGS privately-held entities incurred losses in 1997 of $3,684,000, in 1998 of $4,832,000, in 1999 of $12,086,000 and in the six months ending June 30, 2000 of $747,000. Additionally, we incurred losses on a pro forma basis for 1999 and the first six months of 2000. We cannot assure you that we will succeed and that we will become profitable.

- American Spectrum will merge with the CGS privately held entities and the CGS Management Company. These companies are engaged in the business of serving as general partners of limited partnerships and investing in real properties. As a result of the consolidation, American Spectrum will be responsible for liabilities arising out of the prior operations of these entities. These liabilities may include unknown contingent liabilities and these liabilities may exceed those shown on the balance sheets. As a result, we may expend cash to pay these liabilities.

- American Spectrum established the terms of the consolidation, including the Exchange Values, without any arm's-length negotiations. Accordingly, the Exchange Value may not reflect the value that you could realize upon a sale of your units or a liquidation of your fund's assets.

- The managing general partner of your fund did not retain an independent representative to act on your behalf, or on behalf of the other limited partners in structuring and negotiating the terms and conditions of the Consolidation. These terms and conditions include the consideration which you will receive. The funds did not give limited partners the power to negotiate the terms and conditions of the consolidation or to determine what procedures to use to protect the rights and interests of the limited partners. If each general partner had retained an independent representative for their respective funds, it could have resulted in different terms of the consolidation which may have benefitted the limited partners.

- The limited partners do not have the right to elect to receive a cash payment equal to the value of their interests in each fund if your fund approves the consolidation and you voted "Against" it. You only have the right to elect to receive notes as your portion of the consideration received by your fund. The amount of notes that you receive is based upon the estimated proceeds that you would receive in an orderly liquidation of your fund in accordance with the terms of your fund's partnership agreement. As a holder of notes, you are likely to receive the full face amount of the notes only if you hold the notes to maturity. The notes will mature approximately eight years after the consolidation.

- At the time that you and the other limited partners vote on the consolidation, there are several uncertainties that will preclude you from making a complete evaluation of the transaction. Most importantly, you will not know which funds will approve the consolidation, and thus, which properties American Spectrum will acquire. These factors will affect the post-consolidation size and scope of American Spectrum. You also will not know how many limited partners of the funds will elect to receive notes or the capital structure of American Spectrum.

- Stanger's opinion as to the fairness to the funds of the allocation of American Spectrum shares, from a financial point of view, relies on information prepared by the general partners of the funds and the CGS Management Company. The general partners are controlled by CGS, which, in turn, controls American Spectrum. Because Stanger will not update its fairness opinion, changes may occur from the date of the fairness opinion that might affect the conclusions expressed in such opinion.

- Stanger's fairness opinion addresses solely the allocation of the American Spectrum shares. The opinion does not address the allocation of shares for all possible combinations of participating funds. In addition, the opinion does not address any other terms of the transaction, the trading value of the shares, or alternatives to the transaction. Accordingly, there are matters which are significant to limited partners' evaluation of the consolidation which are not addressed by the fairness opinion.

- There is a risk that third parties will assert claims against American Spectrum that the general partners of the fund breached their fiduciary duties to their limited partners or that the consolidation violates the relevant partnership agreements and that they may commence litigation against American Spectrum. As a result, American Spectrum may incur costs associated with defending or settling such litigation or paying any judgment if it loses. As of the present time, no limited partner of the funds has initiated any lawsuit on such grounds.

- As an American Spectrum stockholder, you will have different rights and remedies against American Spectrum, its officers and directors than you have against the managing general partner of your fund. The legal remedies available to American Spectrum, to you and to other stockholders after the consolidation against any officers or directors of American Spectrum may be more limited.

- An active secondary market for the notes will not likely develop, making it difficult for noteholders to sell their notes prior to maturity, or subjecting them to the risk of selling the notes at substantial discounts to facilitate their sale. Thus, a noteholder will likely not be able to liquidate his investment in the event of an emergency, and the notes may not be readily acceptable as loan collateral. Limited partners electing to receive notes are likely to receive the full face amount of their notes only if they hold the obligations to maturity, which is eight years after the closing date of the consolidation.

- Upon consummation of the consolidation, American Spectrum will have more indebtedness and leverage than the funds. American Spectrum currently has a ratio of debt to total value of assets of 63% and intends to increase their ratio to ___% following the consummation of consolidation.

- Because American Spectrum has not identified new properties, it is not possible to provide you with information to evaluate the merits of the properties in which American Spectrum may invest in the near future. You also will not have the ability as a stockholder or noteholder of American Spectrum to approve or disapprove of American Spectrum's investments. American Spectrum may not buy properties on financially attractive terms. It may not make a profit on its investments.

- Like your investment in the funds, if you become a stockholder in American Spectrum, your investment will be subject to the risks of investing in real property. In general, a downturn in the national or local economy, changes in the zoning or tax laws or the availability of financing could affect the performance and value of the properties. Also, because real estate is relatively illiquid, American Spectrum may not be able to respond promptly to adverse economic or other conditions by varying its real estate holdings.

- We intend to continue CGS's strategy of investing in properties that we believe are under-valued. Our success will depend on future events that increase the value of the properties. As a result, this strategy has greater risks than investing in properties with proven cash flows.

- The partnership agreement of each of the funds prohibits transactions with affiliates, such as the consolidation with us, and the consolidation could not close without amendments to the partnership agreement.

TAX RISKS

TRANSFER OF ASSETS TO AMERICAN SPECTRUM MAY FAIL TO QUALIFY AS A TRANSACTION WHERE NO GAIN IS RECOGNIZED TO THE TRANSFEROR.

         The fund intends to report the consolidation on the basis that it will not result in gain by American Spectrum or loss to any limited partner who elects to receive shares except in an amount equal to the liabilities assumed by American Spectrum in excess of the basis of the assets contributed to American Spectrum. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails your fund will recognize additional gain. The gain recognized by your fund will equal the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and your share of the gain will be allocated to you.

YOUR FUND HAS LIABILITIES IN EXCESS OF THE TAX BASIS OF CONTRIBUTED ASSETS. LIMITED PARTNERS WILL RECOGNIZE ADDITIONAL GAIN FROM THE CONSOLIDATION.

         Your fund has liabilities in excess of its tax basis in the assets contributed to American Spectrum. Accordingly, it may realize gain upon the transfer of its assets to American Spectrum in return for American Spectrum shares or notes as part of the consolidation. As a partner of your fund, you will bear a pro rata portion of your fund's income tax liability resulting from any gain on the consolidation. The estimate of your tax liabilities is set forth in "Overview--Tax Consequences of The Consolidation."

IF AMERICAN SPECTRUM FAILS TO ELECT REIT STATUS OR QUALIFY AS A REIT FOR TAX PURPOSES, AMERICAN SPECTRUM WILL PAY FEDERAL INCOME TAXES AT CORPORATE RATES.

         American Spectrum does not intend to qualify as a REIT until 2002. Further, American Spectrum is not required to make a REIT election. If American Spectrum fails to qualify as a REIT, or its Board of Directors determines not to make a REIT election or for any time period before an effective REIT election, American Spectrum will be taxed as a C corporation.

         American Spectrum's qualification as a REIT depends on meeting the requirements of the Code and Regulations applicable to REITs. American Spectrum has not requested, and does not plan to request, a ruling from the Internal Revenue Service that it qualifies as a REIT. It has received an opinion, however, from its tax counsel, Proskauer Rose LLP, that it will meet the requirements for qualification as a REIT. Proskauer Rose LLP's opinion is based upon representations made by American Spectrum regarding relevant factual matters, existing Code provisions, applicable regulations issued under the Code, reported administrative and judicial interpretations of the Code and regulations, Proskauer Rose LLP's review of relevant documents and the assumption that American Spectrum will operate in the manner described in this consent solicitation.

         However, you should be aware that opinions of counsel are not binding on the Internal Revenue Service or any court. Furthermore, the conclusions stated in the opinion are conditioned on, and American Spectrum's continued qualification as a REIT will depend on, American Spectrum's management meeting various requirements discussed in more detail under the heading "Federal Income Tax Considerations -- Taxation of American Spectrum" beginning on page ____.

         A REIT is subject to an entity level tax on the sale of certain property it held before electing REIT status. During the 10-year period following its qualification as a REIT, American Spectrum will be subject to an entity level tax on the income it recognizes upon the sale of assets including all the assets transferred to it as part of the consolidation it held before electing REIT status in an amount up to the amount of the built-in gains at the time American Spectrum becomes a REIT.

         If American Spectrum fails to qualify as a REIT, it would be subject to federal income tax at regular corporate rates. In addition to these taxes, American Spectrum may be subject to the federal alternative minimum tax and various state income taxes. If American Spectrum qualifies as a REIT and its status as a REIT is subsequently terminated or revoked, unless specific statutory provisions entitle American Spectrum to relief, it could not elect to be taxed as a REIT for four taxable years following the year during which it was disqualified. Therefore, if American Spectrum loses its REIT status, the funds available for distribution to you, as a stockholder, would be reduced substantially for each of the years involved.

Limitations on Share Ownership

         In order to protect its REIT status, American Spectrum's amended and restated articles of incorporation includes limitations on the ownership by any single stockholder of any class of American Spectrum capital stock. The amended and restated articles of incorporation also prohibit anyone from buying shares if the purchase would cause American Spectrum to lose its REIT status. These restrictions may discourage a change in control of American Spectrum, deter any attractive tender offers for American Spectrum shares or limit the opportunity for you or other stockholders to receive a premium for your American Spectrum shares.

If American Spectrum cannot meet its REIT distribution requirements, it may have to borrow funds or liquidate assets to maintain its REIT status.

         For taxable years commencing after December 31, 2000, subject to adjustments that are unique to REITs, a REIT generally must distribute 90% of its taxable income. In the event that American Spectrum does not have sufficient cash, this distribution requirement may limit American Spectrum's ability to acquire additional properties. Also, for the purposes of determining taxable income, the Code may require American Spectrum to include rent and other items not yet received and exclude payments attributable to expenses that are deductible in a different taxable year. As a result, American Spectrum could have taxable income in excess of cash available for distribution. If this occurred, American Spectrum may have to borrow funds or liquidate some of its assets in order to make sufficient distributions and maintain its status as a REIT or obtain approval from its stockholders in order to make a consent dividend.

Changes in the tax law could adversely affect American Spectrum's REIT status.

         American Spectrum's treatment as a REIT for federal income tax purposes is based on the tax laws that are currently in effect. We are unable to predict any future changes in the tax laws that would adversely affect American Spectrum's status as a REIT. In the event that there is a change in the tax laws that prevents American Spectrum from qualifying as a REIT or that requires REITs generally to pay corporate level federal income taxes, American Spectrum may not be able to make the same level of distributions to its stockholders. In addition, such change may limit American Spectrum's ability to invest in additional properties.

             EFFECT ON FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         Upon completion of the transaction, the operations and existence of the partnerships will cease. See "THE CONSOLIDATION" in the consent solicitation. If the transaction is not completed, we contemplate liquidation of the partnerships, which would result in an all-cash payment to you in the near future.

         If the consolidation is not approved, the general partners plan to promptly list the fund's property for sale with brokers and commence the process of liquidating the fund's property. The general partners believe that it could take an extended time to complete the sale of the fund's property and is likely to take in excess of one year. After completing the liquidation, the fund would distribute the net proceeds, except for a portion which will be held by the fund to cover potential liability for representations and warranties in the sales contract and administrative expenses of winding up the fund.

              AMERICAN SPECTRUM SHARES TO BE ALLOCATED TO THE FUND

         The proposed number of American Spectrum shares to be allocated to your fund was determined by American Spectrum as set forth under "Allocation of American Spectrum Shares" below.

The managing general partner of your fund determined the fairness of the value of the American Spectrum shares to be allocated to the fund based in part on the appraisal by Stanger of the value of the property portfolio held by your fund. In addition, your fund, the other funds and American Spectrum engaged Stanger to provide your fund and the other funds with an opinion that the allocation of the American Spectrum shares (i) between the funds and the CGS privately held entities, including the CGS Management Company and (ii) among the funds, is fair from a financial point of view to the limited partners of the funds.

         The following table sets forth the consideration, based on the Exchange Value, to be allocated to your fund in the consolidation. This data assumes that none of the limited partners of your fund have elected to receive notes. You should note that the American Spectrum shares may trade at prices below the Exchange Value upon listing on the ____________.

                                          Exchange Value of                                                       Percentage of
    Number of                             American Spectrum                                                           Total
    American        Exchange Value of     Shares per $1,000        GAAP Book Value                                  American
 Spectrum Shares         American          Original Limited       June 30, 2000 per                                 Spectrum
  Allocated to           Spectrum         Partner Investment       Average $1,000         Percentage of Total     Shares Issued
    Fund (1)            Shares(2)                (2)             Original Investment        Exchange Value             (3)
     28,655             $ 429,832             $ 47.08                  $(39.50)                  0.39%                0.39%

---------------------------
(1) The American Spectrum shares issuable to limited partners of each fund as set forth in this chart will not change if American Spectrum acquires fewer than all of the funds in the consolidation. This number assumes that none of the limited partners of the fund has elected the notes option. We determined the number of shares issued to each fund or entity by dividing the Exchange Value for the fund or entity by $15, which is our estimate of the net asset value per share of the American Spectrum shares.

(2) Values are based on the Exchange Value per share of $15 established by us. The Exchange Value of each of the funds is our estimate of net asset value of the fund's assets. The Exchange Value equals (i) the appraised value of your fund's assets, as determined by Stranger; plus
         (ii) the book value of non-real estate asset of your fund; minus (iii) mortgage and other indebtedness of your fund and minus (iv) your fund's allocable share of the consolidation expenses. Upon listing the American Spectrum shares on the ____________, the actual values at which the American Spectrum shares will trade on the ____________ may be at prices below $15.

(3) Includes shares issuable on exchange of limited partnership interests issued to the owners of the CGS privately held entities.

         The following table provides information concerning the property owned by your fund, including its appraised value. The appraisal was prepared by Stanger on March 31, 2000.

                            Property            Appraised             Property           Property             Year
    Property                Location              Value                 Type               Size            Constructed
    --------                --------              -----                 ----               ----            -----------
Sierra Sorrento I         San Diego, CA         4,340,000             Office/         43,100 sq. ft.          1986
                                                                     warehouse

                     ALLOCATION OF AMERICAN SPECTRUM SHARES

American Spectrum shares issued in the consolidation will be allocated as follows:

         American Spectrum shares will be allocated (1) between the funds as a group and the CGS privately held entities and the CGS Management Company, and
(2) among the funds, based upon the estimated net asset value, computed as described in the accompanying consent solicitation (the "Exchange Value") of each of the funds, the CGS privately held entities and the CGS Management Company. Your managing general partner believes that the Exchange Values of the funds, the CGS privately held entities and the CGS Management Company represent fair estimates of the value of their assets, net of liabilities and allocable expenses of the consolidation, as of June 30, 2000, and constitute a reasonable basis for allocating the American Spectrum shares between the funds and the CGS privately held entities, including the CGS Management Company, and among all the funds.

         The following summarizes the determination of the Exchange Value and the allocation of American Spectrum shares to your fund and the other funds. We first determined the Exchange Value of each of the funds, the CGS privately held entities and the CGS Management Company. The Exchange Value of the funds and the CGS privately held entities were determined based on appraisals of their real properties prepared by Stranger. The appraised values were then adjusted for other assets and liabilities of the entities and allocable expenses of the consolidation. The Exchange Value for the CGS Management Company was determined based on valuation methods we believe are reasonable. These valuation methods are described in the consent solicitation. The sum of these values is the Exchange Value of all of our assets. To allocate the shares, we arbitrarily selected an Exchange Value per share of $15. We did not consult with any independent third parties in selecting $15. We allocated to each fund a number of American Spectrum shares equal to the Exchange Value of its assets divided by $15. In accordance with each fund's partnership agreement, all of the American Spectrum shares were allocated to the limited partners. Thus, each American Spectrum share represents $15 of Exchange Value. Since the market may not value the American Spectrum shares as having a value equal to the Exchange Value, the American Spectrum shares may trade at price of less than $15 per share.

         For a detailed explanation of the manner in which the allocations are made, see "Allocation of Shares" on page __ of the consent solicitation.

                                   ALLOCATION
                 ALLOCATION OF AMERICAN SPECTRUM SHARES BETWEEN
                 THE FUNDS AND THE CGS PRIVATELY HELD ENTITIES,
                       AND THE CGS MANAGEMENT COMPANY (1)

                                                                                                   PERCENTAGE OF
                                                                                                  TOTAL AMERICAN
                                                               PERCENTAGE OF          SHARE          SPECTRUM
                                             EXCHANGE VALUE    EXCHANGE VALUE     ALLOCATION (1)   SHARES ISSUED
Sierra Pacific Development Fund               $  5,874,720          5.32              391,648          5.32%
Sierra Pacific Development Fund II              12,590,013         11.39              839,334         11.39%
Sierra Pacific Development Fund III                429,832          0.40               28,655          0.40%
Sierra Pacific Institutional Properties V        4,920,557          4.45              328,037          4.45%
Sierra Pacific Pension Investors '84            18,186,978         16.46            1,212,465         16.46%
Nooney Income Fund Ltd., L.P.                   10,250,749          9.27              683,383          9.27%
Nooney Income Fund Ltd. II, L.P.                15,315,594         13.86            1,021,040         13.86%
Nooney Real Property Investors-Two, L.P.         8,181,768          7.40              545,451          7.40%
CGS privately held entities                     31,748,046         28.73            2,116,536         28.73%
CGS Management Company                           3,020,122          2.73              201,341          2.73%
Totals                                        $110,518,379        100.00%           7,367,890        100.00%
                                              ============        ======            =========        ======

----------------------
(1) Some of the equity owners in the CGS privately held entities, including affiliates of American Spectrum, will be allocated Operating Partnership units instead of American Spectrum shares. Each Operating Partnership unit provides the same rights to distributions as one share of common stock in American Spectrum and, subject to some limitations, is exchangeable for American Spectrum shares on a one-for-one basis after a twelve month period.

         After determining the Exchange Value for the fund, the Exchange Value to be allocated to the partners of the fund in accordance with the provisions of the partnership agreement allocable to distributions on liquidation.

         Under the partnership agreement, after payment of all debts and liabilities of the fund, the net proceeds on liquidation following a sale of all of the fund's properties will be distributed as follows:

- first, to the partners in an amount equal to any loans or advances they have made;

- second, to the limited partners in an amount equal to any capital account balance;

- third, 1% to the general partners and 99% to the limited partners until the limited partners receive cumulative distributions equal to 6% per annum on the outstanding balance, from time to time, of their unreturned capital;

- fourth, to the general partners in an amount equal to 3% of the gross sales price of properties sold by the fund, but not in excess of the lesser of 6% of the compensation customarily paid to brokers or 6% of the gross sales price for a property;

- fifth, 1% to the general partners and 99% to the limited partners until the limited partners receive distributions equal to 100% of their capital contributions, reduced by distributions from sales or refinancing, plus 15% per annum on their adjusted capital contributions minus prior distributions from all sources; and

- sixth, the balance pro rata to the partners in proportion to their adjusted capital account balances.

Under the terms of the Partnership Agreement, the general partners would not be entitled to any of the American Spectrum shares issuable of the fund. Accordingly, all of the American Spectrum shares issuable to the partners of the fund is being allocated to the limited partners.

                          FAIRNESS OF THE CONSOLIDATION


GENERAL

         Your managing general partner believes the consolidation to be fair to, and in the best interests of, the fund and its limited partners. After careful evaluation, your managing general partner has concluded that the consolidation is the best way to maximize the value of your investment. Your managing general partner recommends that you and the other limited partners approve the consolidation of your fund and receive American Spectrum shares in the consolidation.

         Although your managing general partner believes the terms of the consolidation are fair to you and the other limited partners, your managing general partner has conflicts of interest with respect to the consolidation, including, among others, its realization of substantial economic benefits upon completion of the consolidation. For a further discussion of the conflicts of interest and potential benefits of the consolidation to your managing general partner see "Conflicts of Interest -- Substantial Benefits to Related Parties" on page __ of the consent solicitation.

         Also, your managing general partner wants you to note:

- The market prices for the American Spectrum shares may fluctuate with changes in market and economic conditions, the financial condition of American Spectrum and other factors that generally influence the market prices of securities, including the market perception of REITs in general. Such fluctuations may significantly affect liquidity and market prices independent of the financial performance of American Spectrum.

- American Spectrum established the terms of its offer, including the Exchange Value, without any arm's-length negotiations. Accordingly, our offer consideration may not reflect the value that you could realize upon a sale of your units or a liquidation of your fund's assets.

- You do not have the right to elect to receive a cash payment equal to the value of your interest in the fund if your fund approves the consolidation and you have voted "Against" it. You only have the right to elect to receive, as your portion of the consideration received by your fund, notes. As a holder of notes, you are likely to receive the full face amount of the notes only if you hold the notes to maturity. The notes will mature approximately eight years after the consolidation. You may receive payments earlier only if American Spectrum chooses to repay the notes prior to the maturity date, or to the extent that American Spectrum is required to prepay the notes in accordance with their terms following property sales or refinancings.

         The following table summarizes the results of your managing general partner's comparative valuation analysis:

                                                                  GAAP Book Value June 30,     Exchange Value per
 Estimated Going Concern Value   Estimated Liquidation Value per   2000 per Average $1,000      $1,000 Original
 per $1,000 Original Investment    $1,000 Original Investment        Original Investment        Investment (1)
 ------------------------------    --------------------------        -------------------        --------------
         $27.80-$30.08                       $44.56                       $(39.50)                  $47.08

(1) Values are based on the Exchange Value per share of $15 established by us. The Exchange Value of each of the funds is our estimate of net asset value of the fund's assets. The Exchange Value equals (i) the appraised value of each fund's assets, as determined by Stanger; plus
         (ii) the book value of non-real estate assets of each fund; minus (iii) mortgage and other indebtedness of each fund; minus (iv) each fund's allocable portion of the consolidation expenses. Upon listing the American Spectrum shares on the _________, the actual values at which the American Spectrum shares will trade on the _________ may be at prices below $15.

         We do not know of any factors that may materially affect (i) the value of the consideration to be allocated to the fund, (ii) the value of the units for purposes of comparing the expected benefits of the consolidation to the potential alternatives considered by the managing general partner or (iii) the analysis of the fairness of the consolidation.


                          BENEFITS OF THE CONSOLIDATION

WHY YOUR MANAGING GENERAL PARTNER BELIEVES THE CONSOLIDATION IS FAIR TO YOU

         Your managing general partner believes that the terms of the consolidation are fair, and that they will maximize the return on your investment for the following principal reasons:

         - Your managing general partner believes that the expected benefits of the consolidation to you outweigh the risks and potential detriments of the consolidation to you. These benefits include the following:

         - American Spectrum plans to make additional investments and obtain additional financing. As a result, we believe that there is greater potential for increases in the price of your American Spectrum shares over time and increased distributions to you as an American Spectrum stockholder.

         - We believe the consolidation may provide you with increased liquidity. Therefore, you may have the ability to find more buyers for your American Spectrum shares and the price you receive is more likely to be the market price.

         - We expect to make regular cash distributions to our shareholders. We believe that these distributions will increase over time or as a result of future acquisitions.

         - We will own a larger number of properties and have a broader group of property types, tenants and geographic locations than your fund. This increased diversification will reduce the dependence of your investment upon the performance of a particular company.

         - The combination of the funds under the ownership of American Spectrum will result in cost savings.

         - Your managing general partner reviewed the estimated value of the consideration to be received by you if your fund is consolidated with American Spectrum, and compared it to the consideration that you might have received under the alternatives to the consolidation. Your managing general partner considered the continuation of the funds without change and the liquidation of the funds and the distributions of the net proceeds to you. They concluded that over time the likely value of American Spectrum shares would be higher than the value of the consideration you would receive if they selected one of the other alternatives.

         - Your managing general partner considered that you may vote for or against the consolidation, and, if you vote against it, you may elect to receive either American Spectrum shares or notes if your fund approves the consolidation.

         - Your managing general partner considered the availability of the notes option. The notes option gives limited partners increased procedural fairness by providing an alternative to limited partners. The notes provide greater security of principal, a certainty as to maturity date, and regular interest payments. In contrast, the American Spectrum shares permit the holders of the American Spectrum shares to participate in American Spectrum's potential growth and are a more liquid investment.

         - Your managing general partner have adopted the conclusions of the fairness opinion and appraisals rendered by Stanger, which are described in the consent solicitation.

         You should note however that by voting "For" the transaction you would be precluding the fund from entering into alternatives, including liquidation of the fund. The alternatives have some potential benefits, including the following:

         -        Liquidation provides liquidity to you as properties are sold.
                  You would receive the net liquidation proceeds received from the sale of your fund's assets.

         - The amount that you would receive would not be dependent on the stock market's valuation of American Spectrum.

         - You would avoid the risks of continued ownership of your fund and ownership of American Spectrum.

         Another alternative would be to continue your fund. Continuing your fund without change would have the following benefits:

         - Your fund would not be subject to the risks associated with the ongoing operations of American Spectrum. Instead each fund would remain a separate entity with its own assets and liabilities.

         - You would continue to be entitled to the safeguards of your partnership agreement.

         - Your fund's performance would not be affected by the performance of the other funds and assets that American Spectrum will acquire in the consolidation.

         - Eventually, your fund would liquidate its holdings and distribute the net proceeds in accordance with the terms of your fund's partnership agreement.

         - There would be no change in your voting rights or your fund's operating policies.

         - Your fund would not incur its share of the expenses of the consolidation.

         - For federal income tax purposes, income from your fund may, under certain circumstances, be offset by passive activity losses generated from your other investments; you lose the ability to deduct passive losses from your investment in American Spectrum.

         - You would not be subject to any immediate federal income taxation that would otherwise be incurred by you from the consideration.

         However, as discussed under "RECOMMENDATION AND FAIRNESS DETERMINATION" in the consent solicitation, your managing general partner believes that the disadvantages of the alternatives outweigh the benefits.

                          EXPENSES OF THE CONSOLIDATION

         If your fund approves the consolidation, the portion of the consolidation expenses attributable to your fund will be paid by your fund, as detailed below. The number of American Spectrum shares paid to your fund would reflect a reduction for your fund's expenses of the consolidation. Consolidation expenses are expected to range from 2.5% to 3.5% of the estimated value of the American Spectrum shares payable to each of the funds.

         If the consolidation of your fund is not approved, we will bear a percentage of all consolidation expenses equal to the total number of abstentions and "Against" votes cast by the limited partners of your fund divided by the total number of abstentions and votes cast by you and the other limited partners of your fund. In such event, your fund will bear the remaining consolidation expenses.

         The following table sets forth the consolidation expenses for your funds entities and the CGS Management Company:

         The following table sets forth the estimated consolidation expenses of consolidating with your fund:


                          Pre-Closing Transaction Costs
Legal Fees(1)........................................................   $ 1,410
Appraisals and Valuation(2)..........................................       514
Fairness Opinions(3).................................................       970
Solicitation Fees(4).................................................     1,922

Printing and Mailing(5)..............................................     4,806
Accounting Fees(6)...................................................     2,962
Pre-formation Cost(7)................................................     1,410
         Subtotal                                                       $13,995

                            Closing Transaction Costs
Title, Transfer Tax and Recording Fees(8)............................   $   705
Legal Closing Fees(9)................................................       329
         Subtotal....................................................   $ 1,034
Total................................................................   $15,029

*        Estimated.

(1) Aggregate legal fees to be incurred in connection with the consolidation are estimated to be $800,000. Your fund's pro rata portion of these fees was determined based on the ratio of the appraised value of your fund's properties to the total appraised value of the real estate assets of the funds and the CGS privately held entities, based on the appraisal prepared by Stanger, and the value of the assets of CGS Management Company.

(2) Aggregate appraisal and valuation fees to be incurred in connection with the consolidation were $150,000. Your fund's pro rata portion of these fees was determined based on the number of properties in your fund.

(3) The funds received a fairness opinion from Stanger and the funds incurred a fee of $202,037. Your fund's pro rata portion of these fees was determined based on the ratio of the appraised value of the real estate of your fund to the total appraised value of the real estate assets of the funds and the CGS privately held entities based on the appraisal prepared by Stanger, and the value of the assets of CGS Management Company.

(4) Aggregate solicitation fees to be incurred in connection with the consolidation are estimated to be $30,000. Your fund's pro rata portion of these fees was determined based on the number of limited partners in your fund.

(5) Aggregate printing and mailing fees to be incurred connection with the consolidation are estimated to be $75,000. Your fund's pro rata portion of these fees was determined based on the number of limited partners in your fund.

(6) Aggregate accounting fees to be incurred in connection with the consolidation are estimated to be $1,800,000. Your fund's pro rata portion of these fees was determined based on the ratio of your fund's total assets as of June 30, 2000 to the total assets of all of the funds, the CGS privately held entities, and the CGS Management Company, as of June 30, 2000.

(7) Aggregate pre-formation costs to be incurred in connection with the consolidation are estimated to be $800,000. Your fund's pro rata portion of these costs was determined based on the ratio of the appraised value of your fund's real estate assets to the total appraised value of the real estate assets of the funds and the CGS privately held entities, based on the appraisal prepared by Stanger, and the value of the assets of CGS Management Company.

(8) Aggregate title, transfer tax and recording fees to be incurred in connection with the consolidation are estimated to be $400,000. Your fund's pro rata portion of these fees was determined based on the ratio of the value of fund's appraised value to the total appraised value of the real estate assets of the funds and the CGS privately held entities, based on the appraisal prepared by Stanger, and the value of the assets of CGS Management Company.

(9) Aggregate legal closing fees to be incurred in connection with the consolidation are estimated to be $200,000. Your fund's pro rata portion of these fees was determined based on the ratio of your fund's total assets as of

         June 30, 2000 to the total assets of all of the funds and the CGS privately held entities, including the CGS Management Company, as of June 30, 2000.

         The solicitation fees related to the consolidation will be allocated among the funds and American Spectrum depending upon whether the consolidation is consummated. For purposes of the consolidation, the term "Solicitation Fees" includes costs such as telephone calls, broker-dealer facts sheets, legal and other fees related to the solicitation of comments, as well as reimbursement of costs incurred by brokers and banks in forwarding the consent solicitation to you and the other limited partners.

         If American Spectrum acquires all of the funds, all of the solicitation fees will be payable by American Spectrum. If American Spectrum acquires less than all of the funds, all of the solicitation fees will be payable by American Spectrum or the funds that are acquired in proportion to their respective Exchange Values. If none of the funds are acquired by American Spectrum, all of the solicitation fees will be payable by us.

DISTRIBUTIONS

         The following table sets forth the distributions paid per $1000 investment in the periods indicated below. The original cost per unit was $250.00.

         Year Ended December 31                              Amount
         ----------------------------------------------------------
         1995............................................         0
         1996............................................         0
         1997............................................         0
         1998............................................         0
         1999............................................         0
         Six months ended June 30, 2000..................    $    0
                                                             ======

DISTRIBUTIONS AND COMPENSATION PAID TO THE GENERAL PARTNERS AND THEIR AFFILIATES

         The following information has been prepared to compare the amounts of compensation paid and distributions made by your fund to the general partners and their affiliates to the amounts that would have been paid if the compensation and distribution structure which will be in effect after the consolidation had been in effect during the years presented below.

         Under the partnership agreements, the general partners of your fund and their affiliates are entitled to receive distributions as general partners and fees in connection with managing the affairs of your fund. The partnership agreements also provide that the general partners are to be reimbursed for their expenses for administrative services performed for each fund, such as legal, accounting, transfer agent, data processing and duplicating services.

         The general partners and their affiliates are entitled to the following fees from the fund:

- a profit sharing participation equal to 5% of the cash available for distribution;

- a property management fee equal to 6% of the gross revenues from real properties of the fund;

- reimbursement for administrative services provided to the fund, such as accounting, legal, data processing and similar services;

-        reimbursement for initial leasing costs;

-        reimbursement of out-of-pocket expenses; and

- a real estate commission on the sale of properties in an amount not to exceed the lesser of (1) 3% of the gross sales price of the property, or (2) 50% of the standard real estate commission.

         American Spectrum intends to operate as an internally-advised REIT. As part of the consolidation, your fund will share in the overall cost of managing the consolidated portfolio of properties owned by American Spectrum with the other participating funds and the other shareholders and holders of Operating Partnership units. Affiliates of the general partners will receive dividends on shares of American Spectrum issued to them in exchange for their interests in the CGS Management Company and salaries and other compensation as officers and directors of American Spectrum. These dividend payments and compensation are in lieu of the payments to the general partners discussed above.

         During the years ended December 31, 1997, 1998 and 1999 and the six months ended June 30, 2000, the aggregate amounts accrued or actually paid by your fund to the general partner are shown below under "Historical" and the estimated amounts of compensation that would have been paid had the consolidation been in effect for the years presented as a "C" corporation or as a REIT are shown below under "Pro Forma as a "C" Corporation" and "Pro Forma as a REIT," respectively:

                 COMPENSATION, REIMBURSEMENTS AND DISTRIBUTIONS
                           TO THE GENERAL PARTNERS (1)


                                                                   Year Ended December 31,         Six Months Ended
                                                                   -----------------------              June 30,
                                                            1997         1998              1999           2000
                                                          --------     --------          --------       --------
HISTORICAL:
Management Fees                                           $ 40,248     $     --          $     --       $     --
Administrative Fees                                         75,530           --                --             --
Leasing Fees                                                76,984           --                --             --
Construction Supervision Fees                               64,904           --                --             --
Broker Fees                                                 61,000           --                --             --
General Partner Distributions                                 --             --                --             --
Limited Partner Distributions                                 --             --                --             --
----------------------------------------------------
Total historical                                          $318,666     $     --          $     --       $     --

PRO FORMA AS A "C" CORPORATION:
Distributions on American Spectrum Shares issuable
     in respect of limited partnership interests          $   --       $     --          $     --       $     --
Distributions on American Spectrum Shares issuable
     in respect of the CGS Management Company                 --             --                --             --
Restricted Stock and Stock Options                           1,451          1,451             1,451            726
Salary, Bonuses and Reimbursements                           4,505          4,505             4,505          2,253
----------------------------------------------------
Total pro forma as a "C" Corporation                      $  5,956     $    5,956        $    5,956     $    2,978

PRO FORMA AS A REIT:
Distributions on American Spectrum Shares issuable
     in respect of limited partnership interests          $   --       $     --          $     --       $     --
Distributions on American Spectrum Shares issuable
     in respect of the CGS Management Company                 --             --                --             --
Restricted Stock and Stock Options                           1,451          1,451             1,451            726
Salary, Bonuses and Reimbursements                           4,505          4,505             4,505          2,253
----------------------------------------------------
Total pro forma as a REIT                                 $  5,956     $    5,956        $    5,956     $    2,978

------------------------------
(1) For a description of the calculation of these amounts, please refer to the notes to the table entitled "Compensation, Reimbursements and Distributions to the General Partners" in the consent solicitation.

                                PROPERTY OVERVIEW

         Your fund owns an interest in one office/warehouse property located in California. Information regarding the property as of September 30, 2000 is set forth below.

                                  YEAR                                                         PER LEASED   PERCENTAGE
   PROPERTY        STATE   TYPE   BUILT     RENTABLE SQUARE FEET      ANNUALIZED NET RENT(1)   SQUARE FOOT  OWNERSHIP
-----------------  -----  ------  -----   --------------------------  -----------------------  -----------  ----------
                                                             SQ. FT.                 % OF
                                          NUMBER   % LEASED  LEASED      AMOUNT      TOTAL
                                          ------   --------  -------   ----------    -----
Creekside Office     CA   OFFICE   1984   47,800    100.00%  47,800    $1,008,048    2.76%        21.09     66.64% (1)

         (1) Sierra Mira Mesa owns the Creekside office. During 1998, Sierra Mira Mesa Partners received net distributions of $71,756 from Sierra Vista Partners as a result of cash received by Sierra Vista Partners subsequent to the sale of the Sierra Vista property in October 1997. Under the terms of the Sierra Vista Partners joint venture agreement, Sierra Mira Mesa Partners receives preferential cash distributions of available distributable funds from the sale of the property to the extent of its capital contribution. In accordance with the agreement, proceeds received from the sale in 1997 and the subsequent funds received in 1998 were distributed to Sierra Mira Mesa Partners. As a result of the net distributions, your fund's ownership interest in Sierra Vista Partners increased from 65.49% in 1998 to 66.68% in 1999.

         During 1999, Sierra Mira Mesa Partners made net contributions of $2,400 to Sierra Vista Partners. These net contributions were used to assist with administrative expenses, as Sierra Vista Partners has no source of revenue. Your fund's ownership interest in Sierra Vista Partners decreased from 66.68% in 1999 to 66.64% in 2000 as a result of the net contributions.

                                  REQUIRED VOTE

LIMITED PARTNER APPROVAL REQUIRED BY THE PARTNERSHIP AGREEMENT

         Section 5.2 of your fund's partnership agreement provides that the vote of limited partners representing greater than 50% of the outstanding units is required to approve a sale or disposition, at one time, of "all or substantially all" of the assets of the fund, which is defined by the partnership agreement to be a transaction or series of transactions resulting in the transfer of either
(a) 66 2/3% or more of the net book value of your fund's properties as of the end of the most recently completed calendar quarter, or (b) 66 2/3% or more in number of the properties owned by the fund. Because the consolidation of your fund may be deemed to be a sale of "all or substantially all" of the assets of the fund within the meaning of the partnership agreement, it may not be consummated without the approval of limited partners representing greater than 50% of the outstanding units.

CONSEQUENCE OF FAILURE TO APPROVE THE CONSOLIDATION

         If the limited partners of your fund representing greater than 50% of the outstanding units do not vote "For" the consolidation, the consolidation may not be consummated under the terms of the partnership agreement. In such event, your managing general partner plans to continue to operate your fund as a going concern and to eventually dispose of your fund's properties if, in your managing general partner's opinion, market conditions permit, as contemplated by the terms of the partnership agreement.

SOLICITATION OF VOTE IN FAVOR OF THE CONSOLIDATION

         Through the consent solicitation accompanying this supplement, we are asking you, the limited partners of the fund, to vote on whether to approve the consolidation. As discussed above, limited partners holding in excess of 50% of the outstanding units in the fund must vote "For" the consolidation on the enclosed consent form in order for the fund to be included in the consolidation. For the reasons set forth in the accompanying consent solicitation, your managing general partner believes that the terms of the consolidation provide substantial benefits and are fair to you and recommends that you vote "For" approval of the consolidation. Before deciding how to vote on the consolidation, you should read this supplement, the consent solicitation and the accompanying materials in their entirety.

                     AMENDMENT TO THE PARTNERSHIP AGREEMENT

         An amendment to the partnership agreement of the fund is necessary in connection with the consummation of the consolidation. The amendment is attached to this supplement as Appendix C.

         The partnership agreement currently prohibits a sale of properties to the general partners or their affiliates. Accordingly, consent of the limited partners is being sought for an amendment to the partnership agreement that permits such a transfer in connection with the consolidation.

         Accordingly, the managing general partner recommends that limited partners vote to approve the amendment. The consent of limited partners holding the majority of the outstanding units is required to amend the partnership agreement. In addition to voting for the consolidation, limited partners must vote "For" the amendment to allow the consummation of the consolidation.

                                VOTING PROCEDURES

         The consent solicitation, this supplement, the accompanying transmittal letter, the power of attorney and the limited partner consent constitute the solicitation materials being distributed to you and the other limited partners to obtain your votes "For" or "Against" the consolidation of your fund by American Spectrum. Please note that we refer, collectively, to the power of attorney and limited partner consent as the consent form.

         In order for your fund to be consolidated into American Spectrum, the limited partners holding greater than 50% of the outstanding units of your fund must approve the consolidation and the amendments to the partnership agreement. Your fund will be consolidated into American Spectrum through a merger with American Spectrum in the manner described in the consent solicitation. A copy of the Agreement and Plan of Merger dated________, 2000, by and between American Spectrum and your fund is attached hereto as Appendix B. We encourage you to read it.

If you vote "For" the consolidation, you will be effectively voting against the alternatives to the consolidation. If the consolidation is not approved [insert plans for fund].

         You should complete and return the consent form before the expiration of the solicitation period which is the time period during which limited partners may vote "For" or "Against" the consolidation (the "Solicitation Period"). The Solicitation Period will commence upon delivery of the solicitation materials to you (on or about __________, 2000), and will continue until the later of (a) __________, 2000 (a date not less than 60 calendar days from the initial delivery of the solicitation materials), or (b) such later date as we may select and as to which we give you notice. At our discretion, we may elect to extend the Solicitation Period. We reserve the right to extend the Solicitation Period even if a quorum has been obtained pursuant to your fund's partnership agreement. Under no circumstances will the Solicitation Period be extended beyond _________ __, 2000. Any consent form received by [ ], which was hired by us to tabulate your votes, prior to [ ] [p.m.] [Eastern] time on the last day of the Solicitation Period will be effective provided that such consent has been properly completed and signed. If you do not return a signed consent form by the end of the Solicitation Period, it will have the same effect as having voted "Against" the consolidation and you will receive American Spectrum shares if your fund approves the consolidation. If you submit a properly signed consent form but do not indicate how you wish to vote, you will be counted as having voted "For" the consolidation and will receive American Spectrum shares if your fund approves the consolidation. You may withdraw or revoke your consent form at any time in writing before consents from limited partners equal to more than 50% of the required vote are received by your fund.

         A copy of the consent form, on blue paper, accompanies each of the supplements that you received in the mail with the consent solicitation. The consent form consists of two parts. Part A seeks your consent to American Spectrum's consolidation with your fund and certain related matters. The exact matters which a vote in favor of the consolidation will be deemed to approve are described above under "Required Vote." If you return a signed consent form but fail to indicate whether you are voting "For" or "Against" any matter, you will be deemed to have voted "For" such matter.

         Part B of the consent form is a power of attorney, which must be signed separately. The power of attorney appoints ____________ and _____________ as your attorneys-in-fact for the purpose of executing all other documents and instruments advisable or necessary to complete the consolidation. The power of attorney is intended solely to ease the administrative burden of completing the consolidation without requiring your signatures on multiple documents.

                        FEDERAL INCOME TAX CONSIDERATIONS

         Tax matters are very complicated, and the tax consequences of the consolidation to you will depend on the facts of your own situation. We urge you to consult your tax advisor for a full understanding of the tax consequences of the consolidation to you.

MATERIAL TAX DIFFERENCES BETWEEN THE OWNERSHIP OF UNITS AND AMERICAN SPECTRUM SHARES

         If your fund consolidates with American Spectrum you will receive American Spectrum shares unless you elect the notes option, in which case you will receive notes.

         If your fund consolidates with American Spectrum and you receive American Spectrum shares, your ownership of American Spectrum shares will affect the character and amount of income reportable by you in the future. Because each of the funds is a partnership for federal income tax purposes, it is not subject to taxation. Currently, as the owner of units, you must take into account your distributive share of all income, loss and separately stated partnership items, regardless of the amount of any distributions of cash to you. Your fund supplies that information to you annually on a Schedule K-1. In some circumstances, you may offset your income with any losses you may have from passive activities.

         In contrast to your treatment as a limited partner, if your fund consolidates with American Spectrum and you receive American Spectrum shares, as a stockholder of American Spectrum you will be taxed based on the amount of distributions you receive from American Spectrum. Each year American Spectrum will send you a Form 1099-DIV reporting the amount of taxable and nontaxable distributions paid to you during the preceding year. The taxable portion of these distributions depends on the amount of American Spectrum's earnings and profits. Because the consolidation may be a partially taxable transaction, American Spectrum's tax basis in the acquired properties may be higher than the fund's tax basis had been in the same properties. At the same time, however, American Spectrum may be required to utilize a slower method of depreciation with respect to certain properties than the method of depreciation the funds use. As a result, American Spectrum's tax depreciation from the acquired properties may differ from the fund's tax depreciation. Accordingly, under certain circumstances, even if American Spectrum were to make the same level of distributions as your fund, a different portion of the distributions could constitute taxable income to you. In addition, the character of this income to you as a stockholder of American Spectrum does not depend on its character to American Spectrum. The income will generally be ordinary dividend income to you and will be classified as portfolio income under the passive loss rules, except with respect to capital gains dividends, discussed below. Furthermore, if American Spectrum incurs a taxable loss, the loss will not be passed through to you.

TAX CONSEQUENCES OF THE CONSOLIDATION

         Tax Consequences of Your Fund's Transfer of Assets to American Spectrum. If your fund is acquired by American Spectrum, your fund will merge with American Spectrum, the Operations Partner or a subsidiary of the Operating Partnership. For federal income tax purposes, American Spectrum intends to take the position that the merger of American Spectrum and your fund will be treated as a transfer of assets of your fund to American Spectrum in exchange for shares and a subsequent distribution in liquidation of such shares. Consistent with this position, for those limited partners who elect the notes option, the transaction will be viewed as a sale of their interest in your fund to American Spectrum.

         Tax Consequences of the Consolidation to American Spectrum. American Spectrum should not recognize gain or loss as a result of the consolidation. The basis of the properties received by American Spectrum from the funds that are acquired by American Spectrum will equal such fund's basis in the assets on the date of the consolidation increased by any gain recognized by the fund as a result of the consolidation.

         The aggregate basis of American Spectrum's assets will be allocated among such assets in accordance with their relative fair market values as described in section 1060 of the Code. As a result, American Spectrum's basis in each acquired property will differ from the fund's basis therein, and the properties will be subject to different depreciable periods and methods as a result of the consolidation. These factors could result in an overall change, following the consolidation, in the depreciation deductions attributable to the properties acquired from the funds.

         Tax Consequences to Limited Partners Who Receive Shares. The fund intends to report the consolidation on the basis that it qualifies for non-recognition treatment under Section 351 of the Code. In general, under
Section 351(a) of the Code, a person recognizes no gain or loss if:

         - property is transferred to a corporation by one or more individuals or entities in exchange for the stock of that corporation; and

         - immediately after the exchange, such individuals or entities are in control of American Spectrum.

          For purposes of section 351(a), control means the ownership of stock possessing at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of all other classes of stock of the corporation. American Spectrum has represented to Proskauer Rose LLP that, following the consolidation, the partners of the funds together with other qualified contributors, will own stock possessing at least 80% of the total combined voting power of all classes of American Spectrum stock entitled to vote and at least 80% of the total number of shares of all other classes of the stock of American Spectrum. In addition, pursuant to Section 351(e) of the Code and Treasury Regulations promulgated thereunder transfers to investment companies, including a REIT, that directly or indirectly result in diversification of the transferors' interest do not qualify for the non-recognition treatment of Section 351 of the Code. American Spectrum and your fund intend to take the position that Section 351(e) of the Code will not prevent the consolidation from qualifying for non-recognition treatment under
Section 351 of the Code. American Spectrum and your fund intend to take the position that given the length of time until the contemplated REIT election as well as the uncertainty as to whether such election will be made, your fund will not recognize gain upon the transfer of assets to American Spectrum except to the extent the liabilities American Spectrum assumed exceed the basis of the assets contributed. Such gain will be equal to the amount by which the liabilities assumed exceed the basis of the assets transferred, and your share of the gain will be allocated to you. The estimated amount of your gain is set forth on p. [___]. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail.
If the IRS prevails your fund will recognize additional gain. Such gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain. Proskauer Rose LLP is not opining as to whether gain will be recognized by your or any other fund in the consolidation.

         Tax Consequences to Limited Partners Who Receive Notes. If your fund is acquired by American Spectrum and you elect the notes option, you will recognize gain on the sale of your interests. Your gain will be equal to the amount by which the principal of the notes received exceeds the basis of your interest in your fund, adjusted for your share of liabilities. Note recipients may be able to report income based on the installment method which permits the payment of tax as the principal amount is paid on notes held. See "Tax Consequences of the Liquidation and Termination of your Fund."

         Character of gain or loss. In general, gains or losses realized with respect to transfers of non-dealer real estate in the consolidation are likely to be treated as realized from the sale of a "section 1231 asset" (i.e., real property and depreciable assets used in a trade or business and held for more than one year). Your share of gains or losses from the sale of section 1231 assets of your fund would be combined with any other section 1231 gains and losses that you recognize in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, it is characterized as a capital gain, except that the gain will be treated as ordinary income to the extent that you have "nonrecaptured section 1231 losses." For these purposes, the term "non-recaptured section 1231 losses" means your aggregate section 1231 losses for the five most recent prior years that have not previously recaptured. However, gain you recognize on the sale of personal property will be taxed as ordinary income to the extent of all prior depreciation deductions your fund had taken prior to sale. In general, you may only use up to $3,000 of capital losses in excess of capital gains to offset ordinary income in any taxable year. Any excess loss is carried forward to future years subject to the same limitations.

         Tax Consequences of the Liquidation and Termination of Your Fund. If you elect to receive shares in the consolidation your fund should be deemed to have sold its assets to American Spectrum for shares followed by a distribution in liquidation of the shares to limited partners including you. If you elect the notes option the transaction should be deemed the sale of your interests in your fund to American Spectrum for notes. In either case the taxable year of your fund will end at such time. You must report, in your taxable year that includes the date of the consolidation, your share of all income, gain, loss, deduction and credit for your fund through the date of the consolidation (including your gain, if any, resulting from the consolidation described above).

         If you receive American Spectrum Shares in the distribution your Fund will recognize gain to the extent that the liabilities assumed by American Spectrum exceed the bases of the assets your Fund contributed to American Spectrum. See "Tax consequences to limited partners who receive shares."

         Immediately before the distribution of shares by your fund to you, the basis of the shares in the hands of your fund will equal the basis of the assets transferred to American Spectrum reduced by the debt assumed by American Spectrum and increased by the gain recognized by your fund. Such gain, if any, will be allocated to the Partners and will increase their basis in their partnership interest. Following the distribution in liquidation of shares by your fund to you, your basis in the American Spectrum shares will equal the adjusted basis of your partnership interest in your fund.

         If you elect the notes option, you will have gain at the time of your sale of your interests in your fund. However, you may be able to report income from the Notes based upon the installment method. The installment method permits you to pay tax as the principal amount is paid on your Notes. See "Tax Consequences to Limited Partners Who Receive Notes." Your basis in the Notes received in the distribution will be the same as your basis in your units, after adjustment for your distributive share of income, gain, loss, deduction and credit for the final taxable year of your fund, plus any gain recognized in the distribution.

         Tax Consequences to Tax Exempt Investors. Because the assets of your fund are held for investment and not for resale, the consolidation will not result in the recognition of material unrelated business taxable income by you if you are a tax-exempt investor that does not hold units either as a "dealer" or as debt-financed property within the meaning of section 514, and you are not an organization described in section 501(c)(7) (social clubs), section 501(c)(9) (voluntary employees' beneficiary associations), section 501(c)(17) (supplemental unemployment benefit trusts) or section 501(c)(20) (qualified group legal services plans) of the Code. If you are included in one of the four classes of exempt organizations noted in the previous sentence, you may recognize and be taxed on gain or loss on the consolidation. In addition, the consolidation may result in the recognition by tax-exempt partners of material unrelated business taxable income to the extent the properties owned by the funds are encumbered by debt. However, this is not applicable to educational organizations, qualified pension, profit-sharing and stock bonus plans and certain closely held real property holding companies.

                                                                      Appendix A




                             DRAFT FORM OF OPINION


Sierra Pacific Development Fund
Sierra Pacific Development Fund II
Sierra Pacific Development Fund III
Sierra Pacific Institutional Properties V
Sierra Pacific Pension Investors '84
Nooney Income Fund Ltd., L.P.
Nooney Income Fund Ltd. II, L.P.
Nooney Real Property Investors - Two, L.P.
2424 S.E. Bristol Street
Newport Beach, CA 92618

Gentlemen:

         You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide an opinion to Sierra Pacific Development Fund, Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Institutional Properties V, Sierra Pacific Pension Investors '84, Nooney Income Fund Ltd., L.P., Nooney Income Fund Ltd. II, L.P., and Nooney Real Property Investors-Two, L.P. (the "Funds") as to the fairness from a financial point of view to the limited partners of the Funds (the "Limited Partners") of certain allocations of shares (the "Shares") which would be effective following the approval by the Funds of a proposed consolidation (the "Consolidation"). The proposed Consolidation would involve the merger of the Funds, certain real properties (the "Affiliates Properties") and other net assets owned by affiliates of the Funds' General Partners (the "Affiliated Entities"), and the portion of CGS Real Estate Company's management business which provides property management to the Funds and the Affiliates' Properties (the "CGS Management Company") into American Spectrum Realty, Inc., a newly organized Maryland corporation (the "Company"), and the issuance of the Shares of the Company to the participants in the Consolidation.

         We have been advised by the General Partners and the Funds that (i) 6,936,035 or 3,841,062 Shares will be issued in the Consolidation assuming Maximum or Minimum Participation as defined below, and that such Shares will be allocated to the Funds as summarized on Exhibit I hereto, subject to certain closing adjustments; and (ii) each Limited Partner may elect to receive Notes (the "Notes") based on the estimated liquidation value of such Limited Partner's Fund as determined by the Fund's General Partner.

         We have been further advised that in lieu of receiving Shares in the Consolidation, certain owners of the Affiliated Entities or the CGS Management Company may choose to receive a portion of such Shares in the form of units (the "Units") in an operating partnership which will be a subsidiary of the Company. We have been advised that each Unit will receive dividends equal to the dividend paid on each Share and will be convertible to Shares on a one-for-one basis after a restriction period of twelve months.

         Stanger, founded in 1978, provides information, research, investment banking and consulting services to clients throughout the United States, including major New York Stock Exchange member firms and insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

         Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, and reorganizations and for estate, tax, corporate and other purposes. In particular, Stanger's valuation practice principally involves real estate investment trusts, partnerships, partnership securities and assets typically owned through partnerships including, but not limited to, real estate, mortgages secured by real estate, oil and gas reserves, cable television systems, and equipment leasing assets.

         In arriving at the opinion set forth below, we have:

o performed appraisals of each Fund's portfolio and the Affiliates' Properties' portfolio of real properties as of March 31, 2000;

o reviewed a draft of the Consent Solicitation Statement/Prospectus in substantially the form which will be filed with the Securities & Exchange Commission (the "SEC") and provided to Limited Partners by the Funds and the Company;

o reviewed the financial statements of the Funds contained in Forms 10-K filed with the SEC for the Funds' 1997, 1998 and 1999 fiscal years (or for the fiscal years ended November 30, 1997, 1998 and 1999 for Nooney Real Property Investors Two LP, which reports on a different fiscal year) and Forms 10-Q filed with the SEC for the quarter ended June 30, 2000 (quarter ended May 31, 2000 for Nooney Real Property Investors Two LP);

o reviewed operating and financial information (including property level financial data) relating to the business, financial condition and results of operations of the Funds, the Affiliates' Properties and the CGS Management Company;

o reviewed the CGS predecessor's audited financial statements for the fiscal year ended December 31, 1999, interim financial statements prepared by management for the six-months ending June 30, 2000, and pro forma financial statements and pro forma schedules prepared by management;

o reviewed information regarding purchases and sales of properties by the CGS Management Company, the Funds or any affiliated entities during the prior year and other information available relating to acquisition criteria for similar properties to those owned by the Funds and the Affiliated Entities;

o conducted discussions with management of the Funds and the Affiliated Entities regarding the conditions in property markets, conditions in the market for sales or acquisitions of properties similar to those owned by the Funds and the Affiliated Entities, current and projected operations and performance, financial condition, and future prospects of the properties, the Funds and the CGS Management Company;

o reviewed certain information relating to selected real estate management companies and/or transactions involving such companies;

o reviewed the methodology utilized by the General Partners to determine the allocation of Shares between the Funds, and the CGS Management Company and the Affiliated Entities, and among the Funds, in connection with the Consolidation; and

o conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

         The General Partners of the Funds requested that Stanger opine as to the fairness, from a financial point of view, of the allocation of the Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds assuming that all Limited Partners elect to receive Shares, and that either all Funds, elect to participate in the Consolidation (the "Maximum Participation Scenario") or the minimum number of Funds, as defined below, participate in the Consolidation (the "Minimum Participation Scenario"). The Minimum Participation Scenario assumes the consolidation of Sierra Pacific Development Fund, Sierra Pacific Development Fund II, Sierra Pacific Institutional Properties V and Nooney Real Property Investors Two.

         To evaluate the fairness, from a financial point of view, of the allocation of Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds, we observed that the exchange values (the "Exchange Values") assigned to the Funds, the Affiliates' Properties, and the CGS Management Company were determined by the General Partners based on (i) independent appraisals provided by Stanger of the estimated value of each real estate portfolio as of March 31, 2000; (ii) valuations made by the General Partners of other assets and liabilities of each Fund as of June 30, 2000 to be contributed in the Consolidation; (iii) valuations made by the General Partners of the Affiliated Entities' other assets and liabilities as of June 30, 2000 to be contributed in the Consolidation; (iv) the estimated value of the CGS Management Company as of June 30, 2000, including the valuation of any assets and liabilities to be contributed by the CGS Management Company in the Consolidation as of June 30,

2000; and (v) adjustments made by the General Partners to the foregoing values to reflect the estimated costs of the Consolidation to be allocated among the Funds, the Affiliated Entities and the CGS Management Company. We also observed that the General Partners intend to make such pre-consolidation cash distributions to Limited Partners in each Fund as may be necessary to cause the relative Exchange Values of the Funds, the Affiliated Entities and the CGS Management Company, and among the Funds, as of the closing date to be substantially equivalent to the relative estimated Exchange Values as shown in the Consent Solicitation Statement/Prospectus.

         Relying on these Exchange Values, we observed that the allocation of Shares offered to each Fund, the Affiliated Entities and the CGS Management Company reflects the net asset value contributed to the Company by each Fund, the Affiliated Entities and the CGS Management Company after deducting estimated real estate transfer taxes and a pro rata share of the costs associated with the Consolidation.

         In rendering this opinion, we relied, without independent verification, on the accuracy and completeness of all financial and other information contained in the Consent Solicitation Statement/Prospectus or that was otherwise publicly available or furnished or otherwise communicated to us. We have not made an independent evaluation or appraisal of the CGS Management Company or of the non-real estate assets and liabilities of the Funds, the Affiliated Entities, or the CGS Management Company. We relied upon the General Partners' balance sheet value determinations for the Funds, the Affiliated Entities and the CGS Management Company and the adjustments made by the General Partners to the real estate portfolio appraisals to arrive at the Exchange Values. We also relied upon the assurance of the Funds, the General Partners, the Affiliated Entities, the CGS Management Company and the Company that the calculations made to determine allocations between joint venture participants and within each of the Funds between the General Partners and Limited Partners are consistent with the provisions of the joint venture agreements and each Fund's limited partnership agreement, that any financial projections, pro forma statements, budgets, value estimates or adjustments provided to us were reasonably prepared or adjusted on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments, that no material changes have occurred in the Funds', the Affiliated Entities' or the CGS Management Company's business, asset or liability values subsequent to the valuation dates cited above, or in the real estate portfolio values subsequent to March 31, 2000, which are not reflected in the Exchange Values, and that the Funds, the General Partners, the CGS Management Company, the Affiliated Entities, and the Company are not aware of any information or facts regarding the Funds, the Affiliated Entities, the CGS Management Company or the real estate portfolios that would cause the information supplied to us to be incomplete or misleading.

         We were not asked to and therefore did not: (i) select the method of determining the allocation of Shares or Notes or establish the allocations;
(ii) make any recommendations to the Limited Partners, the General Partners or the Funds with respect to whether to approve or reject the Consolidation or whether to select the Shares or the Notes offered in the Consolidation; (iii) perform an analysis or express any opinion with respect to any combination of Fund participation other than those noted above and whether or not any specified combination will result from the Consolidation; (iv) express any opinion as to: (a) the impact of the Consolidation with respect to combinations of participating Funds other than those specifically identified herein; (b) the tax consequences of the Consolidation for Limited Partners, the General Partners, the Funds, the Affiliated Entities or the Company; (c) the potential impact of any preferential return to holders of Notes on the cash flow received from, or the market value of, Shares of the Company received by the Limited Partners; (d) the potential capital structure of the Company or its impact on the financial performance of the Shares or the Notes; (e) the potential impact on the fairness of the allocations of any subsequently discovered environmental or contingent liabilities; (f) the terms of employment agreements or other compensation between the Company and its officers, including the officers of the CGS Management Company; or (g) whether or not alternative methods of determining the relative amounts of Shares and Notes to be issued would have also provided fair results or results substantially similar to those of the allocation methodology used.

         Further, we have not expressed any opinion as to (a) the fairness of any terms of the Consolidation (other than the fairness of the allocations for the combinations of Funds as described above) or the amounts or allocations of Consolidation costs, including estimated transfer taxes, or the amounts of Consolidation costs borne by the Limited Partners at various levels of participation in the Consolidation; (b) the relative value of the Shares and Notes to be issued in the Consolidation; (c) the impact, if any, on the trading price of the Shares resulting from the decision of Limited Partners to select Notes or the Shares or liquidate such Shares in the market following consummation of the Consolidation; (d) the prices at which the Shares or Notes may trade following the Consolidation or the trading value of the Shares or Notes to be received compared with the current fair market value of the Funds' portfolios and other assets if liquidated; (e) the ownership percentage of the Company held by certain individuals affiliated with CGS as a result of the Consolidation and the potential impact of such ownership on the voting decisions or value of the Company; (f) the ability of the Company to qualify as a real estate investment trust; (g) alternatives to the Consolidation; and (h) any other terms of the Consolidation other than the allocations described above.

         Based upon and subject to the foregoing, it is our opinion that the allocation of the Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds pursuant to the Consolidation assuming the participation scenarios cited herein is fair to the Limited Partners of the Funds from a financial point of view.

         The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. We have advised the Funds and the General Partners that our entire analysis must be considered as a whole and that selecting portions of analyses and the factors considered, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying this opinion. Our opinion is based on business, economic, real estate market, and other conditions as they existed and could be evaluated as of the date of our analysis and addresses the Consolidation in the context of information available as of the date of our analysis. Events occurring after that date could affect the value of the assets of the Funds, the

Affiliates' Properties or the CGS Management Company or the assumptions used in preparing the opinion.

Very truly yours,



Robert A. Stanger & Co., Inc.
Shrewsbury, New Jersey
__________, 2000

                                                                      EXHIBIT I



                              ALLOCATION OF SHARES

                                                                 SHARES(1)
                                                                 ---------

Sierra Pacific Development Fund                                    408,338
-----------------------------------------------------------      ---------
Sierra Pacific Development Fund II                                 803,077
-----------------------------------------------------------      ---------
Sierra Pacific Development Fund III                                 19,910
-----------------------------------------------------------      ---------
Sierra Pacific Institutional Properties V                          276,735
-----------------------------------------------------------      ---------
Sierra Pacific Pension Investors '84                             1,326,703
-----------------------------------------------------------      ---------
Nooney Income Fund Ltd., L.P.                                      699,267
-----------------------------------------------------------      ---------
Nooney Income Fund Ltd. II, L.P.                                 1,049,093
-----------------------------------------------------------      ---------
Nooney Real Property Investors Two, L.P.                           537,610
-----------------------------------------------------------      ---------
Affiliated Entities                                              1,772,465
-----------------------------------------------------------      ---------
CGS Management Company                                              42,837
-----------------------------------------------------------      ---------

--------
1 Assumes all Limited Partners elect to receive Shares. Certain owners of the Affiliates' Properties and the CGS Management Company may elect to receive a portion of the Shares in the form of restricted Units in the Company's subsidiary operating partnership.

                                   Appendix B

                          AGREEMENT AND PLAN OF MERGER

       This Agreement and Plan of Merger (this "Agreement") is entered into as of this _____ day of ____ 2000, by and between American Spectrum Realty, Inc., a Maryland corporation (the "Company" or "American Spectrum") and Sierra Pacific Development Fund III (the "Merging Entity").

                                    RECITALS:

       WHEREAS, the American Spectrum and the Merging Entity (the "Parties," and individually, a "Party") hereto desire to merge the Merging Entity with and into American Spectrum, pursuant to the Maryland General Corporation Law (the "Maryland GCL"), and California, with American Spectrum being the surviving entity (the "Merger") as set forth in the registration statement of the Company on Form S-4, No. 33-_______ including all amendments thereto (the "Registration Statement"), filed with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), of which the Prospectus/Consent Solicitation Statement of the Company (the "Prospectus/Consent Solicitation Statement") is a part; and

       WHEREAS, American Spectrum and the Merging Entity have received a fairness opinion (the "Fairness Opinion") from Robert A. Stanger & Co., Inc. ("Stanger"), an independent financial advisor that the allocation of the American Spectrum Common Shares (i) between the Funds, as a group, and the CGS Affiliates, including the CGS Management Company, and (ii) among the Funds, is fair to the Limited Partners of the Merging Entity from a financial point of view; and

       WHEREAS, the Company's Articles of Incorporation and Bylaws permit, and resolutions adopted by the Company's board of directors authorize, this Agreement and the consummation of the Merger; and

       WHEREAS, the Parties hereto anticipate that the Merger will further certain of their business objectives.

       NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

       As used in this Agreement, the following terms shall have the respective meanings set forth below:

       "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

       "Affiliates' Properties" means properties held or controlled by affiliates of CGS and which will be owned by American Spectrum immediately following the consummation of the Merger.

       "Agreement" means this Agreement, as amended from time to time.

       "American Spectrum" has the meaning set forth in the preface above.

       "American Spectrum Certificate of Merger" has the meaning set forth in
Section 2.2 below.

       "American Spectrum Common Shares" shall mean the shares of common stock, $.01 par value, of American Spectrum.

       "American Spectrum Preferred Shares" has the meaning set forth in Section
6.2 below.

       "Business Combination" has the meaning set forth in Section 4.1 below.

       "CGS" means CGS Real Estate Company, Inc.

       "CGS Affiliates" means CGS and its affiliates.

       "CGS Management Company" means the portion of CGS's property management business which manages the properties of the Funds and the Affiliated Entities.

       "Closing" has the meaning set forth in Section 2.3 below.

       "Closing Date" has the meaning set forth in Section 2.3 below.

       "Code" means the Internal Revenue Code of 1986, as amended.

       "Effective Time" has the meaning set forth in Section 2.2 below.

       "Fairness Opinion" has the meaning set forth in the second paragraph of the Recitals above.

         "Funds" means Sierra Pacific Development Fund I, Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Institution Properties V, Sierra Pacific Pension Investors '84, Nooney Income Fund Ltd., L.P., Nooney Income Fund Ltd. II, L.P. and Nooney Real Property Investors-Two, L.P.

       "Limited Partner" means a limited partner of the Merging Entity.

       Limited Partnership Units has the meaning set forth in Section 2.1 below.

       "Managing General Partner" means the managing general partner of the Merging Entity.

       "Maryland GCL" has the meaning set forth in the first paragraph of the Recitals above.

       "Material Adverse Effect" means, as to any Party, a material adverse effect on the business, properties, operations or condition (financial or otherwise) which is not related to any industry-wide change in the economy or market or other conditions affecting all businesses in the industry of the Party to which the term is applied.

       "Merger" has the meaning set forth in the first paragraph of the Recitals above.

       "Merging Entity" has the meaning set forth in the preface above.

       "Merging Entity's Certificate of Merger" has the meaning set forth in
Section 2.2 below.

       "Note Option" has the meaning set forth in paragraph 4.1 below.

       "Notes" has the meaning set forth in paragraph 4.2 below.

       "Party" or "Parties" has the meaning set forth in the preface above.

       "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization, a governmental entity (or any department, agency, or political subdivision thereof) or other entity.

       "Prospectus/Consent Solicitation Statement" has the meaning set forth in the first paragraph of the Recitals above.

       "Registration Statement" has the meaning set forth in the first paragraph of the Recitals above.

       "SEC" has the meaning set forth in the first paragraph of the Recitals above.

       "Securities Act" has the meaning set forth in the first paragraph of the Recitals above.

       "Share Consideration" has the meaning set forth in Section 4.1.

       "Stanger" has the meaning set forth in the second paragraph of the Recitals above.

       "Surviving Corporation" has the meaning set forth in Section 2.1 below.

         "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp occupation, premium, windfall profits, environmental (including taxes under Code (S) 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

       "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                                   ARTICLE II
                         MERGER; EFFECTIVE TIME; CLOSING

2.1    Merger.

       Subject to the terms and conditions of this Agreement, the Maryland GCL and the California Revised Limited Partnership Act, at the Effective Time, the Merging Entity and American Spectrum shall consummate the Merger in which (i) the Merging Entity shall be merged with and into American Spectrum and the separate existence of the Merging Entity shall cease to exist, (ii) American Spectrum shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of Maryland and (iii) the properties, other assets and liabilities of the Merging Entity will be deemed to have been transferred to American Spectrum. The corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation." The Merger shall have the effects set forth in the Maryland GCL and the California Revised Limited Partnership Act. Pursuant to the Merger, American Spectrum will issue American Spectrum Common Shares or, in certain circumstances, as set forth in
Section 4.2 below, Notes in exchange for limited partnership units, of the Merging Entity (the "Limited Partnership Units").

2.2    Effective Time.

       On the Closing Date, subject to the terms and conditions of this Agreement, the Merging Entity and American Spectrum shall (i) cause to be executed (A) a certificate of merger in the form required by the Maryland GCL (the "American Spectrum Certificate of Merger") and (B) a certificate of merger in the form required by the California Revised Limited Partnership Act (the "Merging Entity's Certificate of Merger"), and (ii) cause the American Spectrum Certificate of Merger to be filed with the Maryland Department of Assessments and Taxation as provided in the Maryland GCL and the Merging Entity's Certificate of Merger to be filed with the California Secretary of State. The Merger shall become effective at (i) such time as the American Spectrum Certificate of Merger has been duly filed with the Maryland Department of Assessments and Taxation or (ii) such other time as is agreed upon by the Merging Entity and American Spectrum and specified in the Merging Entity's Certificate of Merger and the American Spectrum Certificate of Merger. Such time is hereinafter referred to as the "Effective Time."

         2.3 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of _________________, commencing at 9:00 a.m. local time on such date as within five (5) business dates following the fulfillment or waiver of the conditions set forth in
Article IX (other than conditions which by their nature are intended to be fulfilled at the Closing) or at such other place or time or on such other date as the Managing General Partner of the Merging Entity and American Spectrum may agree or as may be necessary to permit the fulfillment or waiver of the conditions set forth in Article IX (the "Closing Date"), but in no event later than __________.

                                   ARTICLE III
                  NAME; ARTICLES OF INCORPORATION; BY-LAWS; AND
                 DIRECTORS AND OFFICERS OF SURVIVING CORPORATION

       3.1 Name. The Name of the surviving corporation shall be American Spectrum Realty, Inc.

       3.2 Articles of Incorporation. The articles of incorporation of American Spectrum, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided therein.

       3.3 By-Laws. The by-laws of American Spectrum, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation.

       3.4 Directors and Officers. The directors and officers of American Spectrum immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation from and after the Effective Time until their successors have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and by- laws of the Surviving Corporation.

                                   ARTICLE IV
                                  CONSIDERATION

       4.1 Share Consideration. (a) At the Closing, the Limited Partners other than those Limited Partners who vote against the Merger and affirmatively elect to receive notes (the "Note Option") will be allocated American Spectrum Common Shares (the "Share Consideration") in accordance with the final
Prospectus/Consent Solicitation Statement included in the Registration
Statement.

       (b) Prior to the Effective Time, if American Spectrum splits or combines American Spectrum Common Shares, or pays a stock dividend or other stock distribution in American Spectrum Common Shares, or in rights or securities exchangeable or convertible into or exercisable for American Spectrum Common Shares, or otherwise changes the American Spectrum Common Shares into, or exchanges the American Spectrum Common Shares for, any other securities (whether pursuant to or as part of a merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation of American Spectrum as a result of which American Spectrum stockholders receive cash, stock, or other property in exchange for, or in connection with, their American Spectrum Common Shares (a "Business Combination") or otherwise), then the American Spectrum Common Shares to be received by the Limited Partners of the Merging Entity will be appropriately adjusted to reflect such event.

       (c) At the Effective Time, by virtue of the Merger and without any action by holders thereof, all of the American Spectrum Common Shares issued and outstanding prior to the Effective Time shall remain issued and outstanding.

       4.2 Note Consideration. Notwithstanding Section 4.1 above and subject to the limitations described herein, those Limited Partners who, in connection with the Merger, affirmatively elect the Note Option shall receive notes (the "Notes"). The principal amount of the Notes will be determined in accordance with the final Prospectus/Consent Solicitation Statement. In the event that any of the Limited Partners elect the Note Option, the number of American Spectrum Common Shares allocated to the Merging Entity will be reduced in accordance with the final Prospectus/Consent Solicitation Statement.

       4.3 Fractional American Spectrum Common Shares. No certificates representing fractional American Spectrum Common Shares shall be issued. Each Limited Partner who would otherwise be entitled to a fractional American Spectrum Common Shares will receive one American Spectrum Common Share for each fractional interest representing 50% or more of one American Spectrum Common Share. No American Spectrum Common Shares will be issued for a fractional interest representing less than 50% of an American Spectrum Common Share.

       4.4 Issuance of Shares. American Spectrum shall designate an exchange agent (the "Exchange Agent") to act as such in connection with the issuance of certificates representing the American Spectrum Common Shares pursuant to this Agreement.

                                    ARTICLE V
               REPRESENTATIONS AND WARRANTIES OF AMERICAN SPECTRUM

       American Spectrum represents and warrants to the Limited Partners and the Merging Entity that the statements contained in this Article V are correct and complete as of the date hereof:

       5.1 Organization, Qualification and Corporate Power. American Spectrum is a corporation duly organized, validly existing, and in good standing under the laws of Maryland, as set forth in the Preface. American Spectrum is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where failure to so qualify or obtain authorization would not have a Material Adverse Effect on American Spectrum.

       5.2 Authorization for Common Stock. The Share Consideration will, when issued, be duly authorized, validly issued, fully paid and nonassessable, and no stockholder of American Spectrum will have any preemptive right or similar rights of subscription or purchase in respect thereof.

         5.3 Authorization of Transaction. American Spectrum has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by American Spectrum of this Agreement has been duly and validly authorized by the board of directors of American Spectrum. This Agreement constitutes the valid and legally binding obligation of American Spectrum, enforceable in accordance with its terms and conditions. American Spectrum is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with the federal securities laws, the Hart Scott Rodino Act, if applicable, and any applicable "Blue Sky" or state securities laws.

                                   ARTICLE VI
                    REPRESENTATIONS AND WARRANTIES CONCERNING
                               THE MERGING ENTITY

         The Merging Entity represents and warrants to American Spectrum that the statements contained in this Article VI are correct and complete as of the date hereof.

         6.1 Organization, Qualification and Corporate Power. The Merging Entity is a limited partnership duly organized, validly existing, and in good standing under the laws of California, as set forth in the Preface. The Merging Entity is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where failure to so qualify or obtain authorization would not have a Material Adverse Effect on the Merging Entity.

         6.2 Authorization of Transaction. Subject to the approval of the Limited Partners, the Merging Entity has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Merging Entity, enforceable in accordance with its terms and conditions. The Merging Entity is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with federal securities laws, the Hart Scott Rodino Act, if applicable, and any applicable "Blue Sky" or state securities laws.

                                   ARTICLE VII
                              PRE-CLOSING COVENANTS

         The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

         7.1 General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article IX below).

         7.2 Notices and Consents. Each of the Parties shall give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Sections 9.1 below.

                                  ARTICLE VIII
                             POST-CLOSING COVENANTS

         The Parties agree as follows with respect to the period following the
Closing:

         8.1 General. In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party. The Merging Entity acknowledge and agree that from and after the Closing, the Surviving Corporation will be entitled to possession of all documents, books, records (including Tax records), agreements and financial data of any sort relating to the Merging Entity but will provide the Limited Partners with reasonable access to such documents, books and records upon request.

         8.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Merging Entity, the other Party will cooperate with him and his counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party.

         8.3. Share Registration. American Spectrum shall use commercially reasonable efforts to register the American Spectrum Common Shares within one year of the consummation of the Merger.

                                   ARTICLE IX
                        CONDITIONS TO OBLIGATION TO CLOSE

         9.1 Conditions to Each Party's Obligation. The respective obligations of American Spectrum, the Limited Partners and the Merging Entity to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing Date of each of the following conditions, which conditions may be waived upon the written consent of American Spectrum and the Merging Entity:

         (a) Governmental Approvals. The Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies required in connection with the consummation of the transaction contemplated hereby.

         (b) No Injunction or Proceedings. There shall not be an unfavorable injunction, judgment, order, decree, ruling, or charge would, in the reasonable judgment of American Spectrum, prevent consummation of any of the transactions contemplated by this Agreement.

         (c) No Suspension of Trading, Etc. At the Effective Time, there shall be no declaration of a banking moratorium by federal or state authorities or any suspension of payments by banks in the United States (whether mandatory or not) or of the extension of credit by lending institutions in the United States, or commencement of war or other international, armed hostility or national calamity directly or indirectly involving the United States, which war, hostility or calamity (or any material acceleration or worsening thereof), in the reasonable judgment of American Spectrum, would have a Material Adverse Effect on the Merging Entity.

         (d) Minimum Value of American Spectrum's Property. At the Effective Time, American Spectrum shall own property having an appraised value, as determined by Stanger, of not less than $200,000,000.

         (e) American Spectrum Common Shares shall have been approved for listing on notice of issuance on a national securities exchange acceptable to American Spectrum.

         9.2 Conditions to Obligation of the Merging Entity. The obligations of the Merging Entity to consummate the transactions contemplated hereby and take the actions to be performed by it in connection with the Closing are subject to satisfaction of the following conditions:

         American Spectrum shall have delivered to the Limited Partners the Share Consideration pursuant to Section 4.1.

                                    ARTICLE X
                                   TERMINATION

         10.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to its Effective Time, before or after the approval of the Limited Partners of the Merging Entity or American Spectrum, respectively, either by the mutual written consent of American Spectrum and the Merging Entity or by the mutual action of the board of directors of American Spectrum and the Managing General Partner of the Merging Entity.

         10.2 Termination by Either American Spectrum or the Merging Entity. This Agreement may be terminated and the Merger may be abandoned (a) by action of American Spectrum in the event of a failure of a condition to the obligations of American Spectrum set forth in Section 9.1 of this Agreement; (b) by the Managing General Partner or the vote of a majority in interest of the Limited Partners of the Merging Entity in the event of a failure of a condition to the obligations of the Merging Entity set forth in Section 9.1 or 9.2 of this Agreement; or (c) if a United States or federal or state court of competent jurisdiction or United States federal or state governmental agency shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, in the case of a termination pursuant to clause (a) or (b) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in said clause.

         10.3 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article X, no Party hereto (or any of its directors, officers, Managing General Partners or Limited Partners) shall have any liability or further obligation to any other Party to this Agreement, except that nothing herein will relieve any Party from liability for any breach of this Agreement.

                                   ARTICLE XI
                                  MISCELLANEOUS

         11.1 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         11.2 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         11.3 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of American Spectrum and the Managing General Partner; provided, however, that American Spectrum may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases American Spectrum nonetheless shall remain responsible for the performance of all of its obligations hereunder).

         11.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         11.5 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         11.6 Notices. All notices, requests, demands, claim, or other communication hereunder shall be deemed duly given, as of the date two business days after mailing, if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to the Merging Entity:
         c/o William J. Carden
         Chief Executive Officer
         American Spectrum Realty, Inc.
         1800 East Deere Avenue
         Santa Ana, California  92705

         With copy to:

         If to American Spectrum:

         William J. Carden
         Chief Executive Officer
         American Spectrum Realty, Inc.
         1800 East Deere Avenue
         Santa Ana, California  92705

         With copy to:

         Proskauer Rose LLP
         1585 Broadway
         New York, NY  10036
         Attn:  Peter M. Fass, Esq.
         Telecopy:  (212) 969-2900

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

       11.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Maryland without giving effect to any choice or conflict of law provision or rules (whether of the State of Maryland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Maryland.

       11.8 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by American Spectrum and the Merging Entity. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

       11.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

       11.10 Expenses. Each of the Parties will its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, except to the extent set forth in the Prospectus/Consent Solicitation Statement.

       11.11 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warrant, and covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

       11.12 Specific Performance. Each of the Parties acknowledges that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 11.13 below), in addition to any other remedy to which they may be entitled, at law or in equity.

       11.13 Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in the State of California, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.


                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

       IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                    AMERICAN SPECTRUM REALTY, INC.

                                    By:
                                            Name
                                            Title


                                    SIERRA PACIFIC DEVELOPMENT FUND III

                                    By:
                                            Name
                                            Title

                                   Appendix C

                                    AMENDMENT
                                       TO
                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                       SIERRA PACIFIC DEVELOPMENT FUND III



Section 11.2 of the Partnership Agreement is amended to read as follows:

       "11.2 Sales and Leases to the General Partners. The Partnership shall not sell or lease property to the General Partners or their affiliates; provided that the foregoing shall not apply to the proposed merger, sale or other transfer of properties in connection with the consolidation as described in the Proxy/Consent Solicitation Statement of the Partnership dated []."

                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----
OVERVIEW...............................................................    S-2

RISK FACTORS...........................................................    S-4

AMERICAN SPECTRUM SHARES TO BE ALLOCATED TO THE FUND...................   S-10

ALLOCATION OF AMERICAN SPECTRUM SHARES.................................   S-11

FAIRNESS OF THE CONSOLIDATION..........................................   S-13

EXPENSES OF THE CONSOLIDATION..........................................   S-15

REQUIRED VOTE..........................................................   S-21

AMENDMENT TO THE PARTNERSHIP AGREEMENT.................................   S-22

VOTING PROCEDURES......................................................   S-22

FEDERAL INCOME TAX CONSIDERATIONS......................................   S-24

ADDITIONAL INFORMATION.................................................   S-26

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THEIR OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED ____________, 2000


                         AMERICAN SPECTRUM REALTY, INC.

                              PROSPECTUS SUPPLEMENT
                                       TO
                    PROSPECTUS/CONSENT SOLICITATION STATEMENT
                               DATED      , 2000
                    FOR SIERRA PACIFIC PENSION INVESTORS '84


         This supplement is being furnished to you, as a limited partner of Sierra Pacific Pension Investors '84, which we refer to as the fund, to enable you to evaluate the proposed consolidation of your fund into American Spectrum Realty, Inc., a Maryland corporation. Terms such as we and us refer to American Spectrum. This supplement is designed to summarize only the risks, effects, fairness and other considerations of the consolidation that are unique to you and the other limited partners of your fund. This supplement does not purport to provide an overall summary of the consolidation. You should read the accompanying Prospectus/Consent Solicitation Statement, which includes detailed discussions regarding American Spectrum and the other funds and assets being consolidated with American Spectrum. We refer to this document as the consent solicitation.

         Pursuant to the consent solicitation and this supplement, S-P Properties, Inc., your managing general partner is asking you to approve the consolidation of your fund into American Spectrum. In addition, your managing general partner is asking you to approve amendments to the partnership agreement to your fund. To approve the consolidation, you must vote "For" these amendments.

         The fund is one of eight limited partnerships, which we refer to collectively as the funds, that we are seeking to consolidate into American Spectrum as part of a series of transactions that we refer to as the consolidation. Supplements have also been prepared for each of the other funds, copies of which may be obtained without charge by each limited partner or his, her or its representative upon written request to Mackenzie Partners, Inc., 156 Fifth Avenue, New York, NY 10010.

         There are differences between the funds. Your fund may be subject to increased risks as compared to the other funds as a result of these differences. The following are risks applicable to your program as a result of these differences. There are other risks which are generally applicable to your fund and the other funds. You should review "Risk Factors" below, and in the consent solicitation for an extensive summary of these risks.

         - Unlike your fund which owns interests in office and office/warehouse properties located in Arizona and California, American Spectrum will own a large portfolio of properties of various types. These properties include office/warehouse, apartment and shopping center properties located primarily in the midwestern and western United States, Texas and the Carolinas.

         - Your fund's property is 97.01% occupied. American Spectrum's properties are 87.55% occupied.

         - Your fund only has a ratio of debt to total appraised value of real estate assets of 6%. American Spectrum will have a ratio of debt to total appraised value of real estate assets of 63%.

                                    OVERVIEW


THE CONSOLIDATION

         Your fund will consolidate with us. We will also consolidate with the other funds, the CGS privately held entities and the CGS Management Company. If all of the funds approve the consolidation, we will own a portfolio of 35 properties in nine states. The properties will consist of 12 office properties, 12 office/warehouse properties, five apartment properties, five shopping centers and one panel of development land. However, we do not know which funds will approve the consolidation. Therefore, the exact makeup of our properties is unknown. We and your managing general partner believe that the consolidation is the best way for limited partners to achieve liquidity and maximize the value of their investment in the fund. The American Spectrum shares will be listed for trading on _____________. There is no active trading market for the limited partnership units in the funds.

NUMBER OF AMERICAN SPECTRUM SHARES RECEIVED IF YOUR FUND IS CONSOLIDATED WITH AMERICAN SPECTRUM

         Your fund will be allocated an aggregate of 1,212,465 American Spectrum shares if it is consolidated into American Spectrum in the consolidation. You will receive your proportion of such shares in accordance with the terms of your fund's partnership agreement. American Spectrum has assigned an Exchange Value of $15 per share for each American Spectrum share. However, the Exchange Value per share represents our estimate of the net asset value per share and American Spectrum shares may trade at a price less than $15.

SIMILARITIES BETWEEN THE FUNDS

         The investment objective and assets of the funds are substantially similar in nature and character. Generally, the funds own office or office/warehouse properties. Each of the funds intended to liquidate its properties and distribute the net proceeds during the period from 1984 to 1995. Your fund intended to liquidate its properties by 1989. The funds all have similar structures for paying compensation to the general partners and their affiliates and for distribution of cash flow and liquidation proceeds. The managing general partner of each fund is an affiliate of CGS.

DIFFERENCES BETWEEN THE FUNDS

- Your fund owns interests in properties located in Arizona and California. The properties are office and office/warehouse properties. Some of the funds own different types of properties, properties located in other markets or only one property.

- Your fund's property has a ratio of debt to total appraised value of real estate assets of 6%. The properties owned by all of the funds and the CGS privately held entities have a ratio of debt to total appraised value of real estate assets of 63%.

- Your fund's property is 97.01% occupied. The properties owned by all of the funds and the CGS privately held entities are 87.55% occupied. Some of the properties of the CGS privately held entities are properties with low occupancy rates which were purchased because CGS believed they were undervalued. These properties have greater risks than your property.

         The average age of the properties of your fund is 14 years. The average age of the properties of American Spectrum is 20 years.

VOTE REQUIRED TO APPROVE THE CONSOLIDATION

         Pursuant to the terms of your fund's partnership agreement, the consolidation of your fund with American Spectrum may not be consummated without the approval of greater than 50% of the outstanding units. This approval by your fund's limited partners will be binding on you even if you vote "Against" the proposed transaction. Affiliates of the managing general partner own 18,138 units or 23.55% of the outstanding units and intend to vote these units in favor of the consolidation.

AMENDMENTS TO THE PARTNERSHIP AGREEMENT

         Your fund's partnership agreement prohibits transfers of assets to related parties. The amendment will permit the fund to merge with American Spectrum and participate in the consolidation. The amendment must be approved by greater than 50% of the outstanding units. To vote "For" the consolidation, you must also vote "For" the amendment.

TAX CONSEQUENCES OF THE CONSOLIDATION

         The consolidation may be a partially taxable transaction and it will have different consequences to you depending upon whether you elect to receive shares or notes. If you elect to receive shares, the consolidation will be reported on the basis that no gain is recognized. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails your fund will recognize gain. Your gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain. [Can we give estimate, making assumptions] See "Tax Risks." Therefore, it is possible for you to be allocated income which may result in a tax liability even though you have not received any cash.

         If you elect to receive notes you will recognize gain. Your gain will be equal to the amount by which the principal of the notes received exceeds the bases of your interest in your fund (adjusted for your share of liabilities). If you elect to receive notes you may be able to report your income on the basis of the installment method which permits you to pay tax as the principal amount is paid on your notes.

         American Spectrum does not intend to qualify as a REIT until 2002. Further, American Spectrum is not required to make a REIT election. If American Spectrum fails to qualify as a REIT, or its Board of Directors determines not to make a REIT election, American Spectrum will be taxed as a Corporation.

         We urge you to consult with your tax advisor to evaluate the taxes that will be incurred by you as a result of your participation in the consolidation.

                           ADDITIONAL INFORMATION

         Selected historical financial information for your fund, audited financial statements for your fund, unaudited financial statements and Management's Discussions and Analyses of Financial Conditions and Results of Operations are set forth as an Appendix to the Consent Solicitation Statement and the Form 10-K your fund for the year ended December 31, 1999 and the Form 10-Q for the quarter ended June 30, 2000 are incorporated by reference. In addition, pro forma financial information for American Spectrum is set forth on page F-__ of the Consent Solicitation Statement.

                                  RISK FACTORS


         The consolidation generally does not involve risks which are more significant to your fund's limited partners than to limited partners in the other funds. However, the transaction involves some risks and other adverse factors which are applicable to all of the funds. Because all of the risks and adverse factors described in the consent solicitation apply to the effects of the transaction on your fund, as well as the other funds, you should carefully review the risks summarized below and the section entitled "RISK FACTORS" in the consent solicitation.

RISKS WHICH AFFECT YOUR FUND DIFFERENTLY

         The following is a description of the risks which affect your fund differently from the other funds:

- American Spectrum will acquire your fund if the limited partners of your fund who hold a majority in interest of the outstanding units vote in favor of the consolidation. Such approval will bind all of the limited partners in your fund, including you or any other limited partners who voted against or abstained from voting with respect to the consolidation. Affiliates of the managing general partner own different percentages of each fund. Affiliates of the managing general partner own 18,138 units or 23.55% of the outstanding units in the fund and intend to vote these units in favor of the consolidation.

- As a result of some differences between the fund and the other funds, the consolidation may impact your fund differently from the other funds. By participating in the consolidation, you will assume risks associated with the assets of the other funds and the CGS privately held entities.

- There are differences in the types and geographic location of some of the properties owned by the funds. Because the market for real estate may vary from one region of the country to another, the change in geographic diversity may expose you to different and greater risks than those you are presently exposed. Moreover, because the properties owned by the funds and the CGS privately held entities are not of uniform quality, combining assets and liabilities of the funds in the consolidation may diminish the overall asset quality underlying the interests of some of the limited partners by comparison with their existing interests in the fund.

         - Your investment currently consists of an interest in your fund. Your fund owns interests in office and office/warehouse properties in Arizona and California. After the consolidation, you will hold common stock of American Spectrum, an operating company, that will own and lease as many as 35 properties and expects to make additional investments. The properties include office, office warehouse, apartment and shopping centers.

         - Your fund intended to sell its properties and liquidate and distribute the net proceeds to the partners. We intend to reinvest the proceeds from property sales. The risks inherent in investing in an operating company such as American Spectrum include the risk that American Spectrum may invest in new properties that are not as profitable as anticipated.

         - Upon consummation of the consolidation, we will have greater leverage than your fund. Your fund currently has a ratio of debt to total assets of 6%. Upon completion of the consolidation, we will have a ratio of debt to total assets of 63%. American Spectrum may also incur substantial indebtedness to make future acquisitions of properties that it may be unable to repay. We expect to increase the ratio of debt to total assets to 70%.

         - It is possible that properties acquired in the consolidation may not be as profitable as the properties your fund owns.

- Your investment will change from one in which you are generally entitled to receive distributions from any net proceeds of a sale or refinancing of the fund's assets to an investment in an entity in which you may realize the value of your investment only through the sale of your American Spectrum shares, not from the liquidation proceeds from properties.

- The average age of your fund's properties is less than the average age of American Spectrum's properties. As a result, American Spectrum's properties may require more capital expenditures than your fund's properties.

RISKS GENERALLY APPLICABLE TO ALL OF THE FUNDS

         The following is a brief description of the potential disadvantages, adverse consequences and risks of the consolidation that are applicable to all of the funds. This description is qualified in its entirety by the more detailed discussion in the section entitled "RISK FACTORS" contained in the consent solicitation.

- The market prices for the American Spectrum shares may fluctuate with changes in market and economic conditions, the financial condition of American Spectrum and other factors that generally influence the market prices of securities, including the market perception of REITs in general. Such fluctuations may depress the market price of American Spectrum shares independent of the financial performance of American Spectrum. REIT stocks have underperformed in the broader equity market in 1998 and 1999. The market conditions for REIT stocks generally could affect the market price of the American Spectrum shares.

- There is currently no market for American Spectrum shares. American Spectrum shares may trade at prices below the Exchange Value per share of $15. The Exchange Value per share of $15 represents our estimate of the net asset value per share of American Spectrum. However, the market may value American Spectrum shares at less than their net asset value per share.

- The investment of any limited partners of the funds who become stockholders will change into freely tradable American Spectrum shares. Consequently, some of these stockholders may choose to sell American Spectrum shares upon listing at a time when demand for American Spectrum shares is relatively low. As a result, American Spectrum shares may trade at prices substantially less than their Exchange Value.

- American Spectrum will have a higher ratio of indebtedness to assets than many REITs. This ratio is frequently referred to as the leverage ratio. American Spectrum will have a ratio of total indebtedness of assets of 63%, assuming all funds participate in the consolidation. American Spectrum intends to increase its leverage to 70%. American Spectrum will also have a lower capitalization than many publicly traded REIT's. This could adversely affect the market price for American Spectrum shares.

- We do not intend to qualify as a REIT until 2002 and are not required to qualify as a REIT. If we do not qualify as a REIT, we will be subject to a corporate income tax, which could decrease cash available for distribution.

- Some related parties will receive benefits that may exceed the benefits that they would derive from ownership of their interests in the CGS privately held entities and from their interests in the funds if the consolidation were not consummated. Your managing general partner is a subsidiary of CGS. CGS controls the general partners of the funds. Assuming that all of the funds are included in the consolidation, the general partners of the funds and their affiliates of the general partners will receive an estimated aggregate of 2,093,127 American Spectrum shares and limited partnership interests in the Operating Partnership. In addition, American Spectrum and its subsidiaries will employ some of the officers and employees of CGS and its privately held entities. As a result of these benefits, the general partners of your fund have a conflict of interest in connection with the consolidation.

- The CGS privately-held entities incurred losses in 1997 of $3,684,000, in 1998 of $4,832,000, in 1999 of $12,086,000 and in the six months ending June 30, 2000 of $747,000. Additionally, we incurred losses on a pro forma basis for 1999 and the first six months of 2000. We cannot assure you that we will succeed and that we will become profitable.

- American Spectrum will merge with the CGS privately held entities and the CGS Management Company. These companies are engaged in the business of serving as general partners of limited partnerships and investing in real properties. As a result of the consolidation, American Spectrum will be responsible for liabilities arising out of the prior operations of these entities. These liabilities may include unknown contingent liabilities and these liabilities may exceed those shown on the balance sheets. As a result, we may expend cash to pay these liabilities.

- American Spectrum established the terms of the consolidation, including the Exchange Values, without any arm's-length negotiations. Accordingly, the Exchange Value may not reflect the value that you could realize upon a sale of your units or a liquidation of your fund's assets.

- The managing general partner of your fund did not retain an independent representative to act on your behalf, or on behalf of the other limited partners in structuring and negotiating the terms and conditions of the Consolidation. These terms and conditions include the consideration which you will receive. The funds did not give limited partners the power to negotiate the terms and conditions of the consolidation or to determine what procedures to use to protect the rights and interests of the limited partners. If each general partner had retained an independent representative for their respective funds, it could have resulted in different terms of the consolidation which may have benefitted the limited partners.

- The limited partners do not have the right to elect to receive a cash payment equal to the value of their interests in each fund if your fund approves the consolidation and you voted "Against" it. You only have the right to elect to receive notes as your portion of the consideration received by your fund. The amount of notes that you receive is based upon the estimated proceeds that you would receive in an orderly liquidation of your fund in accordance with the terms of your fund's partnership agreement. As a holder of notes, you are likely to receive the full face amount of the notes only if you hold the notes to maturity. The notes will mature approximately eight years after the consolidation.

- At the time that you and the other limited partners vote on the consolidation, there are several uncertainties that will preclude you from making a complete evaluation of the transaction. Most importantly, you will not know which funds will approve the consolidation, and thus, which properties American Spectrum will acquire. These factors will affect the post-consolidation size and scope of American Spectrum. You also will not know how many limited partners of the funds will elect to receive notes or the capital structure of American Spectrum.

- Stanger's opinion as to the fairness to the funds of the allocation of American Spectrum shares, from a financial point of view, relies on information prepared by the general partners of the funds and the CGS Management Company. The general partners are controlled by CGS, which, in turn, controls American Spectrum. Because Stanger will not update its fairness opinion, changes may occur from the date of the fairness opinion that might affect the conclusions expressed in such opinion.

- Stanger's fairness opinion addresses solely the allocation of the American Spectrum shares. The opinion does not address the allocation of shares for all possible combinations of participating funds. In addition, the opinion does not address any other terms of the transaction, the trading value of the shares, or alternatives to the transaction. Accordingly, there are matters which are significant to limited partners' evaluation of the consolidation which are not addressed by the fairness opinion.

- There is a risk that third parties will assert claims against American Spectrum that the general partners of the fund breached their fiduciary duties to their limited partners or that the consolidation violates the relevant partnership agreements and that they may commence litigation against American Spectrum. As a result, American Spectrum may incur costs associated with defending or settling such litigation or paying any judgment if it loses. As of the present time, no limited partner of the funds has initiated any lawsuit on such grounds.

- As an American Spectrum stockholder, you will have different rights and remedies against American Spectrum, its officers and directors than you have against the managing general partner of your fund. The legal remedies available to American Spectrum, to you and to other stockholders after the consolidation against any officers or directors of American Spectrum may be more limited.

- An active secondary market for the notes will not likely develop, making it difficult for noteholders to sell their notes prior to maturity, or subjecting them to the risk of selling the notes at substantial discounts to facilitate their sale. Thus, a noteholder will likely not be able to liquidate his investment in the event of an emergency, and the notes may not be readily acceptable as loan collateral. Limited partners electing to receive notes are likely to receive the full face amount of their notes only if they hold the obligations to maturity, which is eight years after the closing date of the consolidation.

- Upon consummation of the consolidation, American Spectrum will have more indebtedness and leverage than the funds. American Spectrum currently has a ratio of debt to total value of assets of 63% and intends to increase their ratio to ___% following the consummation of consolidation.

- Because American Spectrum has not identified new properties, it is not possible to provide you with information to evaluate the merits of the properties in which American Spectrum may invest in the near future. You also will not have the ability as a stockholder or noteholder of American Spectrum to approve or disapprove of American Spectrum's investments. American Spectrum may not buy properties on financially attractive terms. It may not make a profit on its investments.

- Like your investment in the funds, if you become a stockholder in American Spectrum, your investment will be subject to the risks of investing in real property. In general, a downturn in the national or local economy, changes in the zoning or tax laws or the availability of financing could affect the performance and value of the properties. Also, because real estate is relatively illiquid, American Spectrum may not be able to respond promptly to adverse economic or other conditions by varying its real estate holdings.

- We intend to continue CGS's strategy of investing in properties that we believe are under-valued. Our success will depend on future events that increase the value of the properties. As a result, this strategy has greater risks than investing in properties with proven cash flows.

- The partnership agreement of each of the funds prohibits transactions with affiliates, such as the consolidation with us, and the consolidation could not close without amendments to the partnership agreement.

TAX RISKS

TRANSFER OF ASSETS TO AMERICAN SPECTRUM MAY FAIL TO QUALIFY AS A TRANSACTION WHERE NO GAIN IS RECOGNIZED TO THE TRANSFEROR.

         The fund intends to report the consolidation on the basis that it will not result in gain or loss to any limited partner who elects to receive shares. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails your fund will recognize gain. Such gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain.

IF AMERICAN SPECTRUM FAILS TO ELECT REIT STATUS OR QUALIFY AS A REIT FOR TAX PURPOSES, AMERICAN SPECTRUM WILL PAY FEDERAL INCOME TAXES AT CORPORATE RATES.

         American Spectrum does not intend to qualify as a REIT until 2002. Further, American Spectrum is not required to make a REIT election. If American Spectrum fails to qualify as a REIT, or its Board of Directors determines not to make a REIT election or for any time period before an Effective REIT election, American Spectrum will be taxed as a Corporation.

         American Spectrum's qualification as a REIT depends on meeting the requirement of the Code and Regulations as applicable to REITs. American Spectrum has not requested, and does not plan to request, a ruling from the Internal Revenue Service that it qualifies as a REIT. It has received an opinion, however, from its tax counsel, Proskauer Rose LLP, that it will meet the requirements for qualification as a REIT. Proskauer Rose LLP's opinion is based upon representations made by American Spectrum regarding relevant factual matters, existing Code provisions, applicable regulations issued under the Code, reported administrative and judicial interpretations of the Code and regulations, Proskauer Rose LLP's review of relevant documents and the assumption that American Spectrum will operate in the manner described in this consent solicitation.

         However, you should be aware that opinions of counsel are not binding on the Internal Revenue Service or any court. Furthermore, the conclusions stated in the opinion are conditioned on, and American Spectrum's continued qualification as a REIT will depend on, American Spectrum's management meeting various requirements discussed in more detail under the heading "Federal Income Tax Considerations -- Taxation of American Spectrum" beginning on page ____.

         A REIT is subject to an entity level tax on the sale of certain property it held before electing REIT status. During the 10-year period following its qualification as a REIT, American Spectrum will be subject to an entity level tax on the income it recognizes upon the sale of assets including all the assets transferred to it as part of the consolidation it held before electing REIT status in an amount up to the amount of the built-in gains at the time American Spectrum becomes a REIT.

         If American Spectrum fails to qualify as a REIT, it would be subject to federal income tax at regular corporate rates. In addition to these taxes, American Spectrum may be subject to the federal alternative minimum tax and various state income taxes. If American Spectrum qualifies as a REIT and its status as a REIT is subsequently terminated or revoked, unless specific statutory provisions entitle American Spectrum to relief, it could not elect to be taxed as a REIT for four taxable years following the year during which it was disqualified. Therefore, if American Spectrum loses its REIT status, the funds available for distribution to you, as a stockholder, would be reduced substantially for each of the years involved.

Limitations on Share Ownership

         In order to protect its REIT status, American Spectrum's amended and restated articles of incorporation includes limitations on the ownership by any single stockholder of any class of American Spectrum capital stock. The amended and restated articles of incorporation also prohibit anyone from buying shares if the purchase would cause American Spectrum to lose its REIT status. These restrictions may discourage a change in control of American Spectrum, deter any attractive tender offers for American Spectrum shares or limit the opportunity for you or other stockholders to receive a premium for your American Spectrum shares.

If American Spectrum cannot meet its REIT distribution requirements, it may have to borrow funds or liquidate assets to maintain its REIT status.

         For taxable years commencing after December 31, 2000, subject to adjustments that are unique to REITs, a REIT generally must distribute 90% of its taxable income. In the event that American Spectrum does not have sufficient cash, this distribution requirement may limit American Spectrum's ability to acquire additional properties. Also, for the purposes of determining taxable income, the Code may require American Spectrum to include rent and other items not yet received and exclude payments attributable to expenses that are deductible in a different taxable year. As a result, American Spectrum could have taxable income in excess of cash available for distribution. If this occurred, American Spectrum may have to borrow funds or liquidate some of its assets in order to make sufficient distributions and maintain its status as a REIT or obtain approval from its stockholders in order to make a consent dividend.

Changes in the tax law could adversely affect American Spectrum's REIT status.

         American Spectrum's treatment as a REIT for federal income tax purposes is based on the tax laws that are currently in effect. We are unable to predict any future changes in the tax laws that would adversely affect American Spectrum's status as a REIT. In the event that there is a change in the tax laws that prevents American Spectrum from qualifying as a REIT or that requires REITs generally to pay corporate level federal income taxes, American Spectrum may not be able to make the same level of distributions to its stockholders. In addition, such change may limit American Spectrum's ability to invest in additional properties.


             EFFECT ON FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         Upon completion of the transaction, the operations and existence of the partnerships will cease. See "THE CONSOLIDATION" in the consent solicitation. If the transaction is not completed, we contemplate liquidation of the partnerships, which would result in an all-cash payment to you in the near future.

         If the consolidation is not approved, the general partners plan to promptly list the fund's properties for sale with brokers and commence the process of liquidating the fund's properties. The general partners believe that it could take an extended time to complete the sale of all of the fund's properties and is likely to take in excess of one year. After completing the liquidation, the fund would distribute the net proceeds, except for a portion which will be held by the fund to cover potential liability for representations and warranties in the sales contract and administrative expenses of winding up the fund.

              AMERICAN SPECTRUM SHARES TO BE ALLOCATED TO THE FUND

         The proposed number of American Spectrum shares to be allocated to your fund was determined by American Spectrum as set forth under "Allocation of American Spectrum Shares" below.

The managing general partner of your fund determined the fairness of the value of the American Spectrum shares to be allocated to the fund based in part on the appraisal by Stanger of the value of the property portfolio held by your fund. In addition, your fund, the other funds and American Spectrum engaged Stanger to provide your fund and the other funds with an opinion that the allocation of the American Spectrum shares (i) between the funds and the CGS privately held entities, including the CGS Management Company and (ii) among the funds, is fair from a financial point of view to the limited partners of the funds.

         The following table sets forth the consideration, based on the Exchange Value, to be allocated to your fund in the consolidation. This data assumes that none of the limited partners of your fund have elected to receive notes. You should note that the American Spectrum shares may trade at prices below the Exchange Value upon listing on the ____________.

                                          Exchange Value of                                                      Percentage of
    Number of                             American Spectrum                                                         Total
    American        Exchange Value of     Shares per $1,000        GAAP Book Value                                 American
 Spectrum Shares        American          Original Limited       June 30, 2000 per                                 Spectrum
  Allocated to          Spectrum         Partner Investment        Average $1,000         Percentage of Total    Shares Issued
    Fund (1)            Shares(2)                (2)             Original Investment        Exchange Value            (3)
    --------            ---------                ---             -------------------        --------------            ---
   1,212,465          $18,186,978             $944.78                 $494.12                   16.46               16.46%

(1) The American Spectrum shares issuable to limited partners of each fund as set forth in this chart will not change if American Spectrum acquires fewer than all of the funds in the consolidation. This number assumes that none of the limited partners of the fund has elected the notes option. We determined the number of shares issued to each fund or entity by dividing the Exchange Value for the fund or entity by $15, which is our estimate of the net asset value per share of the American Spectrum shares.

(2) Values are based on the Exchange Value per share of $15 established by us. The Exchange Value of each of the funds is our estimate of net asset value of the fund's assets. The Exchange Value equals (i) the appraised value of your fund's assets, as determined by Stranger; plus
         (ii) the book value of non-real estate asset of your fund; minus (iii) mortgage and other indebtedness of your fund and minus (iv) your fund's allocable share of the consolidation expenses. Upon listing the American Spectrum shares on the ____________, the actual values at which the American Spectrum shares will trade on the ____________ may be at prices below $15.

(3) Includes shares issuable on exchange of limited partnership interests issued to the owners of the CGS privately held entities.

         The following table provides information concerning the property owned by your fund, including its appraised value. The appraisal was prepared by Stanger on March 31, 2000.

                                 Property             Appraised             Property             Property            Year
         Property                Location               Value                 Type                 Size           Constructed
         --------                --------               -----                 ----                 ----           -----------
Sierra Mira Mesa              San Diego, CA          15,020,000              Office            89,560 sq. ft.         1987
Sierra Sorrento II            San Diego, CA          10,820,000              Office            88,423 sq. ft.         1986
Sierra Sorrento I             San Diego, CA           4,340,000         Office/warehouse       43,100 sq. ft.         1986
Sierra Valencia                Tucson, AZ             3,860,000         Office/warehouse       82,520 sq. ft.         1987

                     ALLOCATION OF AMERICAN SPECTRUM SHARES

American Spectrum shares issued in the consolidation will be allocated as follows:

         American Spectrum shares will be allocated (1) between the funds as a group and the CGS privately held entities and the CGS Management Company, and
(2) among the funds, based upon the estimated net asset value, computed as described in the accompanying consent solicitation (the "Exchange Value") of each of the funds, the CGS privately held entities and the CGS Management Company. Your managing general partner believes that the Exchange Values of the funds, the CGS privately held entities and the CGS Management Company represent fair estimates of the value of their assets, net of liabilities and allocable expenses of the consolidation, as of June 30, 2000, and constitute a reasonable basis for allocating the American Spectrum shares between the funds and the CGS privately held entities, including the CGS Management Company, and among all the funds.

         The following summarizes the determination of the Exchange Value and the allocation of American Spectrum shares to your fund and the other funds. We first determined the Exchange Value of each of the funds, the CGS privately held entities and the CGS Management Company. The Exchange Value of the funds and the CGS privately held entities were determined based on appraisals of their real properties prepared by Stranger. The appraised values were then adjusted for other assets and liabilities of the entities and allocable expenses of the consolidation. The Exchange Value for the CGS Management Company was determined based on valuation methods we believe are reasonable. These valuation methods are described in the consent solicitation. The sum of these values is the Exchange Value of all of our assets. To allocate the shares, we arbitrarily selected an Exchange Value per share of $15. We did not consult with any independent third parties in selecting $15. We allocated to each fund a number of American Spectrum shares equal to the Exchange Value of its assets divided by $15. In accordance with each fund's partnership agreement, all of the American Spectrum shares were allocated to the limited partners. Thus, each American Spectrum share represents $15 of Exchange Value. Since the market may not value the American Spectrum Shares as having a value equal to the Exchange Value, the American Spectrum shares may trade at price of less than $15 per share.

         For a detailed explanation of the manner in which the allocations are made, see "Allocation of Shares" on page __ of the consent solicitation.

                                 ALLOCATION
                   ALLOCATION OF AMERICAN SPECTRUM SHARES
           BETWEEN THE FUNDS AND THE CGS PRIVATELY HELD ENTITIES,
                    AND THE CGS MANAGEMENT COMPANY (1)

                                                                                                          PERCENTAGE OF
                                                                     PERCENTAGE OF                       TOTAL AMERICAN
                                                                       EXCHANGE            SHARE           SPECTRUM
                                                  EXCHANGE VALUE         VALUE        ALLOCATION (1)     SHARES ISSUED
                                                  --------------         -----        --------------     -------------
Sierra Pacific Development Fund                    $  5,874,720           5.32             391,648           5.32%
Sierra Pacific Development Fund II                   12,590,013          11.39             839,334          11.39%
Sierra Pacific Development Fund III                     429,832           0.40              28,655           0.40%
Sierra Pacific Institutional Properties V             4,920,557           4.45             328,037           4.45%
Sierra Pacific Pension Investors '84                 18,186,978          16.46           1,212,465          16.46%
Nooney Income Fund Ltd., L.P.                        10,250,749           9.27             683,383           9.27%
Nooney Income Fund Ltd. II, L.P.                     15,315,594          13.86           1,021,040          13.86%
Nooney Real Property Investors-Two, L.P.              8,181,768           7.40             545,451           7.40%
CGS privately held entities                          31,748,046          28.73           2,116,536          28.73%
CGS Management Company                                3,020,122           2.73             201,341           2.73%
Totals                                             $110,518,379         100.00%          7,367,890         100.00%
                                                   ============         ======           =========         ======

(1) Some of the equity owners in the CGS privately held entities, including affiliates of American Spectrum, will be allocated Operating Partnership units instead of American Spectrum shares. Each Operating Partnership unit provides the same rights to distributions as one share of common stock in American Spectrum and, subject to some limitations, is exchangeable for American Spectrum shares on a one-for-one basis after a twelve month period.

         After determining the Exchange Value for the fund, the Exchange Value will be allocated to the partners of the fund in accordance with the provisions of the partnership agreement allocable to distributions on liquidation.

         Under the partnership agreement, after payment of all debts and liabilities of the fund, the net proceeds on liquidation following a sale of all of the fund's properties will be distributed as follows:

- first, to the partners in an amount equal to any loans or advances they have made;

- second, to the limited partners in an amount equal to any capital account balance;

- third, 1% to the general partners and 99% to the limited partners until the limited partners receive cumulative distributions equal to 6% per annum on the outstanding balance, from time to time, of their unreturned capital;

- fourth, to the general partners in an amount equal to 3% of the gross sales price of properties sold by the fund, but not in excess of the lesser of 6% of the compensation customarily paid to brokers or 6% of the gross sales price for a property;

- fifth, 1% to the general partners and 99% to the limited partners until the limited partners receive distributions equal to 100% of their capital contributions, reduced by distributions from sales or refinancing, plus 15% per annum on their adjusted capital contributions minus prior distributions from all sources; and

- sixth, the balance pro rata to the partners in proportion to their adjusted capital account balances.

Under the terms of the Partnership Agreement, the general partners would not be entitled to any of the American Spectrum shares issuable of the fund. Accordingly, all of the American Spectrum shares issuable to the partners of the fund is being allocated to the limited partners.

                          FAIRNESS OF THE CONSOLIDATION

GENERAL

         Your managing general partner believes the consolidation to be fair to, and in the best interests of, the fund and its limited partners. After careful evaluation, your managing general partner has concluded that the consolidation is the best way to maximize the value of your investment. Your managing general partner recommends that you and the other limited partners approve the consolidation of your fund and receive American Spectrum shares in the consolidation.

         Although your managing general partner believes the terms of the consolidation are fair to you and the other limited partners, your managing general partner has conflicts of interest with respect to the consolidation, including, among others, its realization of substantial economic benefits upon completion of the consolidation. For a further discussion of the conflicts of interest and potential benefits of the consolidation to your managing general partner see "Conflicts of Interest -- Substantial Benefits to Related Parties" on page __ of the consent solicitation.

         Also, your managing general partner wants you to note:

- The market prices for the American Spectrum shares may fluctuate with changes in market and economic conditions, the financial condition of American Spectrum and other factors that generally influence the market prices of securities, including the market perception of REITs in general. Such fluctuations may significantly affect liquidity and market prices independent of the financial performance of American Spectrum.

- American Spectrum established the terms of its offer, including the Exchange Value, without any arm's-length negotiations. Accordingly, our offer consideration may not reflect the value that you could realize upon a sale of your units or a liquidation of your fund's assets.

- You do not have the right to elect to receive a cash payment equal to the value of your interest in the fund if your fund approves the consolidation and you have voted "Against" it. You only have the right to elect to receive, as your portion of the consideration received by your fund, notes. As a holder of notes, you are likely to receive the full face amount of the notes only if you hold the notes to maturity. The notes will mature approximately eight years after the consolidation. You may receive payments earlier only if American Spectrum chooses to repay the notes prior to the maturity date, or to the extent that American Spectrum is required to prepay the notes in accordance with their terms following property sales or refinancings.

         The following table summarizes the results of your managing general partner's comparative valuation analysis:

                                                                        GAAP Book Value June 30,        Exchange Value per
 Estimated Going Concern Value      Estimated Liquidation Value per      2000 per Average $1,000         $1,000 Original
per $1,000 Original Investment        $1,000 Original Investment           Original Investment            Investment (1)
------------------------------        --------------------------           -------------------            --------------
        $808.00-$900.00                         $920.00                        $ 494.12                       $944.78


(1) Values are based on the Exchange Value per share of $15 established by us. The Exchange Value of each of the funds is our estimate of net asset value of the fund's assets. The Exchange Value equals (i) the appraised value of each fund's assets, as determined by Stanger; plus
         (ii) the book value of non-real estate assets of each fund; minus (iii) mortgage and other indebtedness of each fund; minus (iv) each fund's allocable portion of the consolidation expenses. Upon listing the American Spectrum shares on the _________, the actual values at which the American Spectrum shares will trade on the _________ may be at prices below $15.

         We do not know of any factors that may materially affect (i) the value of the consideration to be allocated to the fund, (ii) the value of the units for purposes of comparing the expected benefits of the consolidation to the potential alternatives considered by the managing general partner or (iii) the analysis of the fairness of the consolidation.

                          BENEFITS OF THE CONSOLIDATION

WHY YOUR MANAGING GENERAL PARTNER BELIEVES THE CONSOLIDATION IS FAIR TO YOU

         Your managing general partner believes that the terms of the consolidation are fair, and that they will maximize the return on your investment for the following principal reasons:

         - Your managing general partner believes that the expected benefits of the consolidation to you outweigh the risks and potential detriments of the consolidation to you. These benefits include the following:

         - American Spectrum plans to make additional investments and obtain additional financing. As a result, we believe that there is greater potential for increases in the price of your American Spectrum shares over time and increased distributions to you as an American Spectrum stockholder.

         - We believe the consolidation may provide you with increased liquidity. Therefore, you may have the ability to find more buyers for your American Spectrum shares and the price you receive is more likely to be the market price.

         - We expect to make regular cash distributions to our shareholders. We believe that these distributions will increase over time or as a result of future acquisitions.

         - We will own a larger number of properties and have a broader group of property types, tenants and geographic locations than your fund. This increased diversification will reduce the dependence of your investment upon the performance of a particular company.

         - The combination of the funds under the ownership of American Spectrum will result in cost savings.

         - Your managing general partner reviewed the estimated value of the consideration to be received by you if your fund is consolidated with American Spectrum, and compared it to the consideration that you might have received under the alternatives to the consolidation. Your managing general partner considered the continuation of the funds without change and the liquidation of the funds and the distributions of the net proceeds to you. They concluded that over time the likely value of American Spectrum shares would be higher than the value of the consideration you would receive if they selected one of the other alternatives.

         - Your managing general partner considered that you may vote for or against the consolidation, and, if you vote against it, you may elect to receive either American Spectrum shares or notes if your fund approves the consolidation.

         - Your managing general partner considered the availability of the notes option. The notes option gives limited partners increased procedural fairness by providing an alternative to limited partners. The notes provide greater security of principal, a certainty as to maturity date, and regular interest payments. In contrast, the American Spectrum shares permit the holders of the American Spectrum shares to participate in American Spectrum's potential growth and are a more liquid investment.

         - Your managing general partner have adopted the conclusions of the fairness opinion and appraisals rendered by Stanger, which are described in the consent solicitation.

         You should note however that by voting "For" the transaction you would be precluding the fund from entering into alternatives, including liquidation of the fund. The alternatives have some potential benefits, including the following:

         -        Liquidation provides liquidity to you as properties are sold.
                  You would receive the net liquidation proceeds received from the sale of your fund's assets.

         - The amount that you would receive would not be dependent on the stock market's valuation of American Spectrum.

         - You would avoid the risks of continued ownership of your fund and ownership of American Spectrum.

         Another alternative would be to continue your fund. Continuing your fund without change would have the following benefits:

         - Your fund would not be subject to the risks associated with the ongoing operations of American Spectrum. Instead each fund would remain a separate entity with its own assets and liabilities.

         - You would continue to be entitled to the safeguards of your partnership agreement.

         - Your fund's performance would not be affected by the performance of the other funds and assets that American Spectrum will acquire in the consolidation.

         - Eventually, your fund would liquidate its holdings and distribute the net proceeds in accordance with the terms of your fund's partnership agreement.

         - There would be no change in your voting rights or your fund's operating policies.

         - Your fund would not incur its share of the expenses of the consolidation.

         - For federal income tax purposes, income from your fund may, under certain circumstances, be offset by passive activity losses generated from your other investments; you lose the ability to deduct passive losses from your investment in American Spectrum

         - You would not be subject to any immediate federal income taxation that would otherwise be incurred by you from the consideration.

         However, as discussed under "RECOMMENDATION AND FAIRNESS DETERMINATION" in the consent solicitation, your managing general partner believes that the disadvantages of the alternatives outweigh the benefits.

                          EXPENSES OF THE CONSOLIDATION

         If your fund approves the consolidation, the portion of the consolidation expenses attributable to your fund will be paid by your fund, as detailed below. The number of American Spectrum shares paid to your fund would reflect a reduction for your fund's expenses of the consolidation. Consolidation expenses are expected to range from 2.5% to 3.5% of the estimated value of the American Spectrum shares payable to each of the funds.

         If the consolidation of your fund is not approved, we will bear a percentage of all consolidation expenses equal to the total number of abstentions and "Against" votes cast by the limited partners of your fund divided by the total number of abstentions and votes cast by you and the other limited partners of your fund. In such event, your fund will bear the remaining consolidation expenses.

         The fund has paid consolidation expenses in excess of its pro rata share of the consolidation expenses. The prepared consolidation expenses are included as an asset on the fund's balance sheet. As a result, the fund will be credited with the consolidation paid by it in determining its value and the number of American Spectrum shares to be issued to its limited partners. If the consolidation is not approved by the limited partners, the general partner or its affiliates will repay the excess consolidation expenses paid by it.

         The following table sets forth the consolidation expenses for your funds entities and the CGS Management Company:

         The following table sets forth the estimated consolidation expenses of consolidating with your fund:


                               Pre-Closing Transaction Costs

Legal Fees(1)...............................................................................             $65,692
Appraisals and Valuation(2).................................................................              12,557
Fairness Opinions(3)........................................................................              45,163
Solicitation Fees(4)........................................................................               6,139
Printing and Mailing(5).....................................................................              15,348
Accounting Fees(6)..........................................................................             162,362
Pre-formation Cost(7).......................................................................              65,692
         Subtotal...........................................................................            $372,954

                                  Closing Transaction Costs

Title, Transfer Tax and Recording Fees(8)...................................................             $32,846
Legal Closing Fees(9).......................................................................              18,040
         Subtotal...........................................................................             $50,886
Total.......................................................................................            $423,840

*        Estimated.

(1) Aggregate legal fees to be incurred in connection with the consolidation are estimated to be $800,000. Your fund's pro rata portion of these fees was determined based on the ratio of the appraised value of your fund's properties to the total appraised value of the real estate assets of the funds and the CGS privately held entities, based on the appraisal prepared by Stanger, and the value of the assets of CGS Management Company.

(2) Aggregate appraisal and valuation fees to be incurred in connection with the consolidation were $150,000. Your fund's pro rata portion of these fees was determined based on the number of properties in your fund.

(3) The funds received a fairness opinion from Stanger and the funds incurred a fee of $202,037. Your fund's pro rata portion of these fees was determined based on the ratio of the appraised value of the real estate of your fund to the total appraised value of the real estate assets of the funds and the CGS privately held entities based on the appraisal prepared by Stanger, and the value of the assets of CGS Management Company.

(4) Aggregate solicitation fees to be incurred in connection with the consolidation are estimated to be $30,000. Your fund's pro rata portion of these fees was determined based on the number of limited partners in your fund.

(5) Aggregate printing and mailing fees to be incurred connection with the consolidation are estimated to be $75,000. Your fund's pro rata portion of these fees was determined based on the number of limited partners in your fund.

(6) Aggregate accounting fees to be incurred in connection with the consolidation are estimated to be $1,800,000. Your fund's pro rata portion of these fees was determined based on the ratio of your fund's total assets as of June 30, 2000 to the total assets of all of the funds, the CGS privately held entities, and the CGS Management Company, as of June 30, 2000.

(7) Aggregate pre-formation costs to be incurred in connection with the consolidation are estimated to be $800,000. Your fund's pro rata portion of these costs was determined based on the ratio of the appraised value of your fund's real estate assets to the total appraised value of the real estate assets of the funds and the CGS privately held entities, based on the appraisal prepared by Stanger, and the value of the assets of CGS Management Company.

(8) Aggregate title, transfer tax and recording fees to be incurred in connection with the consolidation are estimated to be $400,000. Your fund's pro rata portion of these fees was determined based on the ratio of the value of fund's appraised value to the total appraised value of the real estate assets of the funds and the CGS privately held entities, based on the appraisal prepared by Stanger, and the value of the assets of CGS Management Company.

(9) Aggregate legal closing fees to be incurred in connection with the consolidation are estimated to be $200,000. Your fund's pro rata portion of these fees was determined based on the ratio of your fund's total assets as of June 30, 2000 to the total assets of all of the funds and the CGS privately held entities, including the CGS Management Company, as of June 30, 2000.

         The solicitation fees related to the consolidation will be allocated among the funds and American Spectrum depending upon whether the consolidation is consummated. For purposes of the consolidation, the term "Solicitation Fees" includes costs such as telephone calls, broker-dealer facts sheets, legal and other fees related to the solicitation of comments, as well as reimbursement of costs incurred by brokers and banks in forwarding the consent solicitation to you and the other limited partners.

         If American Spectrum acquires all of the funds, all of the solicitation fees will be payable by American Spectrum. If American Spectrum acquires less than all of the funds, all of the solicitation fees will be payable by American Spectrum or the funds that are acquired in proportion to their respective Exchange Values. If none of the funds are acquired by American Spectrum, all of the solicitation fees will be payable by us.

DISTRIBUTIONS

         The following table sets forth the distributions paid per $1000 investment in the periods indicated below. The original cost per unit was $250.00.

Year Ended December 31                                      Amount
----------------------                                      ------
1995...............................................       $   10.40
1996...............................................           10.40
1997...............................................            2.60
1998...............................................               0
1999...............................................               0
Six months ended June 30, 2000.....................       $       0
                                                          =========

DISTRIBUTIONS AND COMPENSATION PAID TO THE GENERAL PARTNERS AND THEIR AFFILIATES

         The following information has been prepared to compare the amounts of compensation paid and distributions made by your fund to the general partners and their affiliates to the amounts that would have been paid if the compensation and distribution structure which will be in effect after the consolidation had been in effect during the years presented below.

         Under the partnership agreements, the general partners of your fund and their affiliates are entitled to receive distributions as general partners and fees in connection with managing the affairs of your fund. The partnership agreements also provide that the general partners are to be reimbursed for their expenses for administrative services performed for each fund, such as legal, accounting, transfer agent, data processing and duplicating services.

         The general partners and their affiliates are entitled to the following fees from the fund:

- a profit sharing percentage fee equal to 10% of the cash available for distribution;

- a property management fee equal to customary rates, but not to exceed 6% of gross receipts plus a one-time fee for initial lease-up of development properties;

- reimbursement for administrative services provided to the fund, such as accounting, legal, data processing and similar services;

-        reimbursement for initial leasing costs;

-        reimbursement of out-of-pocket expenses; and

- a real estate commission on the sale of properties in an amount not to exceed the lesser of (1) 3% of the gross sales price of the property, or (2) 50% of the standard real estate commission.

         American Spectrum intends to operate as an internally-advised REIT. As part of the consolidation, your fund will share in the overall cost of managing the consolidated portfolio of properties owned by American Spectrum with the other participating funds and the other shareholders and holders of Operating Partnership units. Affiliates of the general partners will receive dividends on shares of American Spectrum issued to them in exchange for their interests in the CGS Management Company and salaries and other compensation as officers and directors of American Spectrum. These dividend payments and compensation are in lieu of the payments to the general partners discussed above.

         During the years ended December 31, 1997, 1998 and 1999 and the six months ended June 30, 2000, the aggregate amounts accrued or actually paid by your fund to the general partner are shown below under "Historical" and the estimated amounts of compensation that would have been paid had the consolidation been in effect for the years presented as a "C" corporation or as a REIT are shown below under "Pro Forma as a "C" Corporation" and "Pro Forma as a REIT," respectively:

                 COMPENSATION, REIMBURSEMENTS AND DISTRIBUTIONS
                           TO THE GENERAL PARTNERS (1)


                                                                                                                  Six Months Ended
                                                                            Year Ended December 31,                    June 30,
                                                                            -----------------------                    --------
                                                                1997               1998              1999                2000
                                                                ----               ----              ----                ----
HISTORICAL:
Management Fees ..................................           $ 92,890           $ 96,911           $104,521           $ 55,406
Administrative Fees ..............................             137116           $150,128           $177,452           $ 78,676
Leasing Fees .....................................             21,668                444                  -                  -
Construction Supervision Fees ....................             18,312                929             21,872                  -
Broker Fees ......................................                  -                  -                  -                  -
General Partner Distributions ....................             50,000                  -                  -                  -
Limited Partner Distributions ....................                  -                  -                  -                  -
                                                            ---------           --------           --------           --------
Total historical .................................           $319,986           $248,412           $303,845           $134,082
                                                            ---------           --------           --------           --------
PRO FORMA AS A "C" CORPORATION:
Distributions on American Spectrum Shares issuable
     in respect of limited partnership interests                                                      2,774                  -
Distributions on American Spectrum Shares issuable
     in respect of the CGS Management Company ....                  -                  -                410                  -
Restricted Stock and Stock Options ...............             96,671             96,671             96,671             48,336
Salary, Bonuses and Reimbursements ...............            300,199            300,199            300,199            150,100
                                                            ---------           --------           --------           --------
     Total Pro forma as "C" Corporation ..........            396,870            396,870            400,054            198,435
                                                            ---------           --------           --------           --------
PRO FORMA AS A REIT:
Distributions on American Spectrum Shares issuable
     in respect of limited partnership interests                                                      2,774                  -
Distributions on American Spectrum Shares issuable
     in respect of the CGS Management Company ....                  -                  -                410                  -
Restricted Stock and Stock Options ...............             96,671             96,671             96,671             48,336
Salary, Bonuses and Reimbursements ...............            300,199            300,199            300,199            150,100
     Total Pro forma as REIT .....................            396,870            396,870            400,054            198,435

(1) For description of the calculation of these amounts, please refer to the notes to the table entitled "Compensation, Reimbursement and Distributions to the General Partners" in the Consent Solicitation.

                                PROPERTY OVERVIEW

         Your fund owns interests in office and office/warehouse properties located in California. Information regarding the property as of September 30, 2000 is set forth below.

                                                       RENTABLE SQUARE FEET          ANNUALIZED NET RENT(1)    PER
                                                 -------------------------------     ----------------------    LEASED
                                        YEAR                              SQ. FT.                              SQUARE    PERCENTAGE
 PROPERTY           STATE     TYPE     BUILT      NUMBER    % LEASED      LEASED      AMOUNT     % OF TOTAL    FOOT      OWNERSHIP
 --------           -----     ----     -----      ------     -------      ------      ------     ----------    ----      ---------
Valencia             AZ     OFF/WARE    1987      82,520       96.97%     80,060    $  588,960      1.61%       7.36       100%
Sorrento I           CA     OFF/WARE    1986      43,100      100.00%     43,100    $  295,152      0.81%       6.85        62%
                                                                                                                          69.83%(1)
Mira Mesa            CA     OFFICE      1986      89,560       97.04%     86,909    $1,967,480      5.39%      22.64
Sorrento II -
  Office             CA     OFFICE      1988      88,073      100.00%     88,073    $1,003,024      2.75%      11.39        42%

         During 1998, Sierra Mira Mesa Partners made net contributions of $169,250 to your fund to provide assistance with operations of the Sierra Valencia property and the funding of capital improvements and leasing commissions amounts to $105,000. As a result of these net contributions and as a result of Sierra Mira Mesa Partners' net contributions of $203,000 to Sierra Pacific Development Fund II, your fund's ownership interest in Sierra Mira Mesa Partners increased from 66.26% in 1998 to 66.99% in 1999.

         In 1999, Sierra Mira Mesa Partners received net distributions of 241,284 from your fund. Sierra Mira Mesa Partners' primary use of these funds was to provide its joint venture partners with an additional source of capital. As a result of these net distributions and as a result of Sierra Mira Mesa Partners' net contributions of $326,184 to Sierra Pacific Development Fund II, your fund's ownership interest in Sierra Mira Mesa Partners increased from 66.99% in 1999 to 69.83% in 2000.

                                  REQUIRED VOTE

LIMITED PARTNER APPROVAL REQUIRED BY THE PARTNERSHIP AGREEMENT

         Section 5.2 of your fund's partnership agreement provides that the vote of limited partners representing greater than 50% of the outstanding units is required to approve a sale or disposition, at one time, of "all or substantially all" of the assets of the fund, which is defined by the partnership agreement to be a transaction or series of transactions resulting in the transfer of either
(a) 66 2/3% or more of the net book value of your fund's properties as of the end of the most recently completed calendar quarter, or (b) 66 2/3% or more in number of the properties owned by the fund. Because the consolidation of your fund may be deemed to be a sale of "all or substantially all" of the assets of the fund within the meaning of the partnership agreement, it may not be consummated without the approval of limited partners representing greater than 50% of the outstanding units.

CONSEQUENCE OF FAILURE TO APPROVE THE CONSOLIDATION

         If the limited partners of your fund representing greater than 50% of the outstanding units do not vote "For" the consolidation, the consolidation may not be consummated under the terms of the partnership agreement. In such event, your managing general partner plans to continue to operate your fund as a going concern and to eventually dispose of your fund's properties if, in your managing general partner's opinion, market conditions permit, as contemplated by the terms of the partnership agreement.

SOLICITATION OF VOTE IN FAVOR OF THE CONSOLIDATION

         Through the consent solicitation accompanying this supplement, we are asking you, the limited partners of the fund, to vote on whether to approve the consolidation. As discussed above, limited partners holding in excess of 50% of the outstanding units in the fund must vote "For" the consolidation on the enclosed consent form in order for the fund to be included in the consolidation. For the reasons set forth in the accompanying consent solicitation, your managing general partner believes that the terms of the consolidation provide substantial benefits and are fair to you and recommends that you vote "For" approval of the consolidation. Before deciding how to vote on the consolidation, you should read this supplement, the consent solicitation and the accompanying materials in their entirety.

                     AMENDMENT TO THE PARTNERSHIP AGREEMENT

         An amendment to the partnership agreement of the fund is necessary in connection with the consummation of the consolidation. The amendment is attached to this supplement as Appendix C.

         The partnership agreement currently prohibits a sale of properties to the general partners or their affiliates. Accordingly, consent of the limited partners is being sought for an amendment to the partnership agreement that permits such a transfer in connection with the consolidation.

         Accordingly, the managing general partner recommends that limited partners vote to approve the amendment. The consent of limited partners holding the majority of the outstanding units is required to amend the partnership agreement. In addition to voting for the consolidation, limited partners must vote "For" the amendment to allow the consummation of the consolidation.

                                VOTING PROCEDURES

         The consent solicitation, this supplement, the accompanying transmittal letter, the power of attorney and the limited partner consent constitute the solicitation materials being distributed to you and the other limited partners to obtain your votes "For" or "Against" the consolidation of your fund by American Spectrum. Please note that we refer, collectively, to the power of attorney and limited partner consent as the consent form.

         In order for your fund to be consolidated into American Spectrum, the limited partners holding greater than 50% of the outstanding units of your fund must approve the consolidation and the amendments to the partnership agreement. Your fund will be consolidated into American Spectrum through a merger with American Spectrum in the manner described in the consent solicitation. A copy of the Agreement and Plan of Merger dated________, 2000, by and between American Spectrum and your fund is attached hereto as Appendix B. We encourage you to read it.

If you vote "For" the consolidation, you will be effectively voting against the alternatives to the consolidation. If the consolidation is not approved [insert plans for fund].

         You should complete and return the consent form before the expiration of the solicitation period which is the time period during which limited partners may vote "For" or "Against" the consolidation (the "Solicitation Period"). The Solicitation Period will commence upon delivery of the solicitation materials to you (on or about __________, 2000), and will continue until the later of (a) __________, 2000 (a date not less than 60 calendar days from the initial delivery of the solicitation materials), or (b) such later date as we may select and as to which we give you notice. At our discretion, we may elect to extend the Solicitation Period. We reserve the right to extend the Solicitation Period even if a quorum has been obtained pursuant to your fund's partnership agreement. Under no circumstances will the Solicitation Period be extended beyond _________ __, 2000. Any consent form received by [ ], which was hired by us to tabulate your votes, prior to [ ] [p.m.] [Eastern] time on the last day of the Solicitation Period will be effective provided that such consent has been properly completed and signed. If you do not return a signed consent form by the end of the Solicitation Period, it will have the same effect as having voted "Against" the consolidation and you will receive American Spectrum shares if your fund approves the consolidation. If you submit a properly signed consent form but do not indicate how you wish to vote, you will be counted as having voted "For" the consolidation and will receive American Spectrum shares if your fund approves the consolidation. You may withdraw or revoke your consent form at any time in writing before consents from limited partners equal to more than 50% of the required vote are received by your fund.

         A copy of the consent form, on blue paper, accompanies each of the supplements that you received in the mail with the consent solicitation. The consent form consists of two parts. Part A seeks your consent to American Spectrum's consolidation with your fund and certain related matters. The exact matters which a vote in favor of the consolidation will be deemed to approve are described above under "Required Vote." If you return a signed consent form but fail to indicate whether you are voting "For" or "Against" any matter, you will be deemed to have voted "For" such matter.

         Part B of the consent form is a power of attorney, which must be signed separately. The power of attorney appoints ____________ and _____________ as your attorneys-in-fact for the purpose of executing all other documents and instruments advisable or necessary to complete the consolidation. The power of attorney is intended solely to ease the administrative burden of completing the consolidation without requiring your signatures on multiple documents.

                        FEDERAL INCOME TAX CONSIDERATIONS

         Tax matters are very complicated, and the tax consequences of the consolidation to you will depend on the facts of your own situation. We urge you to consult your tax advisor for a full understanding of the tax consequences of the consolidation to you.

MATERIAL TAX DIFFERENCES BETWEEN THE OWNERSHIP OF UNITS AND AMERICAN SPECTRUM SHARES

         If your fund consolidates with American Spectrum you will receive American Spectrum shares unless you elect the notes option, in which case you will receive notes.

         If your fund consolidates with American Spectrum and you receive American Spectrum shares, your ownership of American Spectrum shares will affect the character and amount of income reportable by you in the future. Because each of the funds is a partnership for federal income tax purposes, it is not subject to taxation. Currently, as the owner of units, you must take into account your distributive share of all income, loss and separately stated partnership items, regardless of the amount of any distributions of cash to you. Your fund supplies that information to you annually on a Schedule K-1. In some circumstances, you may offset your income with any losses you may have from passive activities.

         In contrast to your treatment as a limited partner, if your fund consolidates with American Spectrum and you receive American Spectrum shares, as a stockholder of American Spectrum you will be taxed based on the amount of distributions you receive from American Spectrum. Each year American Spectrum will send you a Form 1099-DIV reporting the amount of taxable and nontaxable distributions paid to you during the preceding year. The taxable portion of these distributions depends on the amount of American Spectrum's earnings and profits. Because the consolidation may be a partially taxable transaction, American Spectrum's tax basis in the acquired properties may be higher than the fund's tax basis had been in the same properties. At the same time, however, American Spectrum may be required to utilize a slower method of depreciation with respect to certain properties than the method of depreciation the funds use. As a result, American Spectrum's tax depreciation from the acquired properties may differ from the fund's tax depreciation. Accordingly, under certain circumstances, even if American Spectrum were to make the same level of distributions as your fund, a different portion of the distributions could constitute taxable income to you. In addition, the character of this income to you as a stockholder of American Spectrum does not depend on its character to American Spectrum. The income will generally be ordinary dividend income to you and will be classified as portfolio income under the passive loss rules, except with respect to capital gains dividends, discussed below. Furthermore, if American Spectrum incurs a taxable loss, the loss will not be passed through to you.

TAX CONSEQUENCES OF THE CONSOLIDATION

         Tax Consequences of Your Fund's Transfer of Assets to American Spectrum. If your fund is acquired by American Spectrum, your fund will merge with American Spectrum, the Operating Partnership or a subsidiary of the Operating Partnership. For federal income tax purposes, American Spectrum intends to take the position that the merger of American Spectrum and your fund will be treated as a transfer of assets of your fund to American Spectrum in exchange for shares and a subsequent distribution in liquidation of such shares. Consistent with such position for those limited partners who elect the notes option, the transaction will be viewed as a sale of their interest in your fund to American Spectrum.

         Tax Consequences of the Consolidation to American Spectrum. American Spectrum should not recognize gain or loss as a result of the consolidation. The basis of the properties received by American Spectrum from the funds that are acquired by American Spectrum will equal such fund's basis in the assets on the date of the consolidation increased by any gain recognized by the fund as a result of the consolidation.

         The aggregate basis of American Spectrum's assets will be allocated among such assets in accordance with their relative fair market values as described in section 1060 of the Code. As a result, American Spectrum's basis in each acquired property will differ from the fund's basis therein, and the properties will be subject to different depreciable periods and methods as a result of the consolidation. These factors could result in an overall change, following the consolidation, in the depreciation deductions attributable to the properties acquired from the funds.

         Tax Consequences to Limited Partners Who Receive Shares. The fund intends to report the consolidation on the basis that it qualifies for non-recognition treatment under Section 351 of the Code. In general, under
Section 351(a) of the Code, a person recognizes no gain or loss if:

         - property is transferred to a corporation by one or more individuals or entities in exchange for the stock of that corporation; and

         - immediately after the exchange, such individuals or entities are in control of American Spectrum.

         For purposes of section 351(a), control means the ownership of stock possessing at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of all other classes of stock of the corporation. American Spectrum has represented to Proskauer Rose LLP that, following the consolidation, the partners of the funds together with other qualified contributors, will own stock possessing at least 80% of the total combined voting power of all classes of American Spectrum stock entitled to vote and at least 80% of the total number of shares of all other classes of the stock of American Spectrum. In addition, pursuant to Section 351(e) of the Code and Treasury Regulations promulgated thereunder transfers to investment companies, including a REIT, that directly or indirectly result in diversification of the transferors' interest do not qualify for the non-recognition treatment of Section 351 of the Code. American Spectrum and your fund intend to take the position that Section 351(e) of the Code will not prevent the consolidation from qualifying for non-recognition treatment under
Section 351 of the Code. American Spectrum and your fund intend to take the position that given the length of time until the contemplated REIT election as well as the uncertainty as to whether such election will be made, your fund will not recognize gain upon the transfer of assets to American Spectrum. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails your fund will recognize gain. Such gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain. Proskauer Rose LLP is not opining as to whether gain will be recognized by your or any other fund in the consolidation.

         Tax Consequences to Limited Partners Who Receive Notes. If your fund is acquired by American Spectrum and you elect the notes option, you will recognize gain on the sale of your interests. Your gain will be equal to the amount by which the principal of the notes received exceeds the basis of your interest in your fund, adjusted for your share of liabilities. Note recipients may be able to report income based on the installment method which permits the payment of tax as the principal amount is paid on notes held. See "Tax Consequences of the Liquidation and Termination of your Fund."

         Character of gain or loss. In general, gains or losses realized with respect to transfers of non-dealer real estate in the consolidation are likely to be treated as realized from the sale of a "section 1231 asset" (i.e., real property and depreciable assets used in a trade or business and held for more than one year). Your share of gains or losses from the sale of section 1231 assets of your fund would be combined with any other section 1231 gains and losses that you recognize in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, it is characterized as a capital gain, except that the gain will be treated as ordinary income to the extent that you have "nonrecaptured section 1231 losses." For these purposes, the term "non-recaptured section 1231 losses" means your aggregate section 1231 losses for the five most recent prior years that you have not previously recaptured. However, gain you recognize on the sale of personal property will be taxed as ordinary income to the extent of all prior depreciation deductions your fund had taken prior to sale. In general, you may only use up to $3,000 of capital losses in excess of capital gains to offset ordinary income in any taxable year. Any excess loss is carried forward to future years subject to the same limitations.

         Tax Consequences of the Liquidation and Termination of Your Fund. If you elect to receive shares in the consolidation your fund should be deemed to have sold its assets to American Spectrum for shares followed by a distribution in liquidation of the shares to limited partners including you. If you elect the notes option the transaction should be deemed the sale of your interests in your fund to American Spectrum for notes. In either case the taxable year of your fund will end at such time. You must report, in your taxable year that includes the date of the consolidation, your share of all income, gain, loss, deduction and credit for your fund through the date of the consolidation (including your gain, if any, resulting from the consolidation described above).

         If you receive American Spectrum shares in the distribution, your fund should not recognize gain. See "Tax consequences to limited partners who receive shares."

         Immediately before the distribution of shares by your fund to you, the basis of the shares in the hands of your fund will equal the basis of the assets transferred to American Spectrum reduced by the debt assumed by American Spectrum and increased by the gain recognized by your fund. Such gain, if any, will be allocated to the Partners and will increase their basis in their partnership interest. Following the distribution in liquidation of shares by your fund to you, your basis in the American Spectrum shares will equal the adjusted basis of your partnership interest in your fund.

         If you elect the notes option, you will have gain at the time of your sale of your interests in your fund. However, you may be able to report income from the Notes based upon the installment method. The installment method permits you to pay tax as the principal amount is paid on your Notes. See "Tax Consequences to Limited Partners Who Receive Notes." Your basis in the Notes received in the distribution will be the same as your basis in your units, after adjustment for your distributive share of income, gain, loss, deduction and credit for the final taxable year of your fund, plus any gain recognized in the distribution.

         Tax Consequences to Tax Exempt Investors. Because the assets of your fund are held for investment and not for resale, the consolidation will not result in the recognition of material unrelated business taxable income by you if you are a tax-exempt investor that does not hold units either as a "dealer" or as debt-financed property within the meaning of section 514, and you are not an organization described in section 501(c)(7) (social clubs), section 501(c)(9) (voluntary employees' beneficiary associations), section 501(c)(17) (supplemental unemployment benefit trusts) or section 501(c)(20) (qualified group legal services plans) of the Code. If you are included in one of the four classes of exempt organizations noted in the previous sentence, you may recognize and be taxed on gain or loss on the consolidation. In addition, the consolidation may result in the recognition by tax- exempt partners of material unrelated business taxable income to the extent the properties owned by the funds are encumbered by debt. However, this is not applicable to educational organizations, qualified pension, profit-sharing and stock bonus plans and certain closely held real property holding companies.

                                TABLE OF CONTENTS

                                                                                         Page
                                                                                         ----
OVERVIEW............................................................................     S-2

RISK FACTORS........................................................................     S-4

AMERICAN SPECTRUM SHARES TO BE ALLOCATED TO THE FUND................................    S-10

ALLOCATION OF AMERICAN SPECTRUM SHARES..............................................    S-11

FAIRNESS OF THE CONSOLIDATION.......................................................    S-13

EXPENSES OF THE CONSOLIDATION.......................................................    S-15

REQUIRED VOTE.......................................................................    S-21

AMENDMENT TO THE PARTNERSHIP AGREEMENT..............................................    S-22

VOTING PROCEDURES...................................................................    S-22

FEDERAL INCOME TAX CONSIDERATIONS...................................................    S-24

ADDITIONAL INFORMATION..............................................................    S-26

                                                                      Appendix A




                             DRAFT FORM OF OPINION


Sierra Pacific Development Fund
Sierra Pacific Development Fund II
Sierra Pacific Development Fund III
Sierra Pacific Institutional Properties V
Sierra Pacific Pension Investors '84
Nooney Income Fund Ltd., L.P.
Nooney Income Fund Ltd. II, L.P.
Nooney Real Property Investors - Two, L.P.
2424 S.E. Bristol Street
Newport Beach, CA 92618

Gentlemen:

         You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide an opinion to Sierra Pacific Development Fund, Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Institutional Properties V, Sierra Pacific Pension Investors '84, Nooney Income Fund Ltd., L.P., Nooney Income Fund Ltd. II, L.P., and Nooney Real Property Investors-Two, L.P. (the "Funds") as to the fairness from a financial point of view to the limited partners of the Funds (the "Limited Partners") of certain allocations of shares (the "Shares") which would be effective following the approval by the Funds of a proposed consolidation (the "Consolidation"). The proposed Consolidation would involve the merger of the Funds, certain real properties (the "Affiliates Properties") and other net assets owned by affiliates of the Funds' General Partners (the "Affiliated Entities"), and the portion of CGS Real Estate Company's management business which provides property management to the Funds and the Affiliates' Properties (the "CGS Management Company") into American Spectrum Realty, Inc., a newly organized Maryland corporation (the "Company"), and the issuance of the Shares of the Company to the participants in the Consolidation.

         We have been advised by the General Partners and the Funds that (i) 6,936,035 or 3,841,062 Shares will be issued in the Consolidation assuming Maximum or Minimum Participation as defined below, and that such Shares will be allocated to the Funds as summarized on Exhibit I hereto, subject to certain closing adjustments; and (ii) each Limited Partner may elect to receive Notes (the "Notes") based on the estimated liquidation value of such Limited Partner's Fund as determined by the Fund's General Partner.

         We have been further advised that in lieu of receiving Shares in the Consolidation, certain owners of the Affiliated Entities or the CGS Management Company may choose to receive a portion of such Shares in the form of units (the "Units") in an operating partnership which will be a subsidiary of the Company. We have been advised that each Unit will receive dividends equal to the dividend paid on each Share and will be convertible to Shares on a one-for-one basis after a restriction period of twelve months.

         Stanger, founded in 1978, provides information, research, investment banking and consulting services to clients throughout the United States, including major New York Stock Exchange member firms and insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

         Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, and reorganizations and for estate, tax, corporate and other purposes. In particular, Stanger's valuation practice principally involves real estate investment trusts, partnerships, partnership securities and assets typically owned through partnerships including, but not limited to, real estate, mortgages secured by real estate, oil and gas reserves, cable television systems, and equipment leasing assets.

         In arriving at the opinion set forth below, we have:

o performed appraisals of each Fund's portfolio and the Affiliates' Properties' portfolio of real properties as of March 31, 2000;

o reviewed a draft of the Consent Solicitation Statement/Prospectus in substantially the form which will be filed with the Securities & Exchange Commission (the "SEC") and provided to Limited Partners by the Funds and the Company;

o reviewed the financial statements of the Funds contained in Forms 10-K filed with the SEC for the Funds' 1997, 1998 and 1999 fiscal years (or for the fiscal years ended November 30, 1997, 1998 and 1999 for Nooney Real Property Investors Two LP, which reports on a different fiscal year) and Forms 10-Q filed with the SEC for the quarter ended June 30, 2000 (quarter ended May 31, 2000 for Nooney Real Property Investors Two LP);

o reviewed operating and financial information (including property level financial data) relating to the business, financial condition and results of operations of the Funds, the Affiliates' Properties and the CGS Management Company;

o reviewed the CGS predecessor's audited financial statements for the fiscal year ended December 31, 1999, interim financial statements prepared by management for the six-months ending June 30, 2000, and pro forma financial statements and pro forma schedules prepared by management;

o reviewed information regarding purchases and sales of properties by the CGS Management Company, the Funds or any affiliated entities during the prior year and other information available relating to acquisition criteria for similar properties to those owned by the Funds and the Affiliated Entities;

o conducted discussions with management of the Funds and the Affiliated Entities regarding the conditions in property markets, conditions in the market for sales or acquisitions of properties similar to those owned by the Funds and the Affiliated Entities, current and projected operations and performance, financial condition, and future prospects of the properties, the Funds and the CGS Management Company;

o reviewed certain information relating to selected real estate management companies and/or transactions involving such companies;

o reviewed the methodology utilized by the General Partners to determine the allocation of Shares between the Funds, and the CGS Management Company and the Affiliated Entities, and among the Funds, in connection with the Consolidation; and

o conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

         The General Partners of the Funds requested that Stanger opine as to the fairness, from a financial point of view, of the allocation of the Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds assuming that all Limited Partners elect to receive Shares, and that either all Funds, elect to participate in the Consolidation (the "Maximum Participation Scenario") or the minimum number of Funds, as defined below, participate in the Consolidation (the "Minimum Participation Scenario"). The Minimum Participation Scenario assumes the consolidation of Sierra Pacific Development Fund, Sierra Pacific Development Fund II, Sierra Pacific Institutional Properties V and Nooney Real Property Investors Two.

         To evaluate the fairness, from a financial point of view, of the allocation of Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds, we observed that the exchange values (the "Exchange Values") assigned to the Funds, the Affiliates' Properties, and the CGS Management Company were determined by the General Partners based on (i) independent appraisals provided by Stanger of the estimated value of each real estate portfolio as of March 31, 2000; (ii) valuations made by the General Partners of other assets and liabilities of each Fund as of June 30, 2000 to be contributed in the Consolidation; (iii) valuations made by the General Partners of the Affiliated Entities' other assets and liabilities as of June 30, 2000 to be contributed in the Consolidation; (iv) the estimated value of the CGS Management Company as of June 30, 2000, including the valuation of any assets and liabilities to be contributed by the CGS Management Company in the Consolidation as of June 30,

2000; and (v) adjustments made by the General Partners to the foregoing values to reflect the estimated costs of the Consolidation to be allocated among the Funds, the Affiliated Entities and the CGS Management Company. We also observed that the General Partners intend to make such pre-consolidation cash distributions to Limited Partners in each Fund as may be necessary to cause the relative Exchange Values of the Funds, the Affiliated Entities and the CGS Management Company, and among the Funds, as of the closing date to be substantially equivalent to the relative estimated Exchange Values as shown in the Consent Solicitation Statement/Prospectus.

         Relying on these Exchange Values, we observed that the allocation of Shares offered to each Fund, the Affiliated Entities and the CGS Management Company reflects the net asset value contributed to the Company by each Fund, the Affiliated Entities and the CGS Management Company after deducting estimated real estate transfer taxes and a pro rata share of the costs associated with the Consolidation.

         In rendering this opinion, we relied, without independent verification, on the accuracy and completeness of all financial and other information contained in the Consent Solicitation Statement/Prospectus or that was otherwise publicly available or furnished or otherwise communicated to us. We have not made an independent evaluation or appraisal of the CGS Management Company or of the non-real estate assets and liabilities of the Funds, the Affiliated Entities, or the CGS Management Company. We relied upon the General Partners' balance sheet value determinations for the Funds, the Affiliated Entities and the CGS Management Company and the adjustments made by the General Partners to the real estate portfolio appraisals to arrive at the Exchange Values. We also relied upon the assurance of the Funds, the General Partners, the Affiliated Entities, the CGS Management Company and the Company that the calculations made to determine allocations between joint venture participants and within each of the Funds between the General Partners and Limited Partners are consistent with the provisions of the joint venture agreements and each Fund's limited partnership agreement, that any financial projections, pro forma statements, budgets, value estimates or adjustments provided to us were reasonably prepared or adjusted on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments, that no material changes have occurred in the Funds', the Affiliated Entities' or the CGS Management Company's business, asset or liability values subsequent to the valuation dates cited above, or in the real estate portfolio values subsequent to March 31, 2000, which are not reflected in the Exchange Values, and that the Funds, the General Partners, the CGS Management Company, the Affiliated Entities, and the Company are not aware of any information or facts regarding the Funds, the Affiliated Entities, the CGS Management Company or the real estate portfolios that would cause the information supplied to us to be incomplete or misleading.

         We were not asked to and therefore did not: (i) select the method of determining the allocation of Shares or Notes or establish the allocations;
(ii) make any recommendations to the Limited Partners, the General Partners or the Funds with respect to whether to approve or reject the Consolidation or whether to select the Shares or the Notes offered in the Consolidation; (iii) perform an analysis or express any opinion with respect to any combination of Fund participation other than those noted above and whether or not any specified combination will result from the Consolidation; (iv) express any opinion as to: (a) the impact of the Consolidation with respect to combinations of participating Funds other than those specifically identified herein; (b) the tax consequences of the Consolidation for Limited Partners, the General Partners, the Funds, the Affiliated Entities or the Company; (c) the potential impact of any preferential return to holders of Notes on the cash flow received from, or the market value of, Shares of the Company received by the Limited Partners; (d) the potential capital structure of the Company or its impact on the financial performance of the Shares or the Notes; (e) the potential impact on the fairness of the allocations of any subsequently discovered environmental or contingent liabilities; (f) the terms of employment agreements or other compensation between the Company and its officers, including the officers of the CGS Management Company; or (g) whether or not alternative methods of determining the relative amounts of Shares and Notes to be issued would have also provided fair results or results substantially similar to those of the allocation methodology used.

         Further, we have not expressed any opinion as to (a) the fairness of any terms of the Consolidation (other than the fairness of the allocations for the combinations of Funds as described above) or the amounts or allocations of Consolidation costs, including estimated transfer taxes, or the amounts of Consolidation costs borne by the Limited Partners at various levels of participation in the Consolidation; (b) the relative value of the Shares and Notes to be issued in the Consolidation; (c) the impact, if any, on the trading price of the Shares resulting from the decision of Limited Partners to select Notes or the Shares or liquidate such Shares in the market following consummation of the Consolidation; (d) the prices at which the Shares or Notes may trade following the Consolidation or the trading value of the Shares or Notes to be received compared with the current fair market value of the Funds' portfolios and other assets if liquidated; (e) the ownership percentage of the Company held by certain individuals affiliated with CGS as a result of the Consolidation and the potential impact of such ownership on the voting decisions or value of the Company; (f) the ability of the Company to qualify as a real estate investment trust; (g) alternatives to the Consolidation; and (h) any other terms of the Consolidation other than the allocations described above.

         Based upon and subject to the foregoing, it is our opinion that the allocation of the Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds pursuant to the Consolidation assuming the participation scenarios cited herein is fair to the Limited Partners of the Funds from a financial point of view.

         The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. We have advised the Funds and the General Partners that our entire analysis must be considered as a whole and that selecting portions of analyses and the factors considered, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying this opinion. Our opinion is based on business, economic, real estate market, and other conditions as they existed and could be evaluated as of the date of our analysis and addresses the Consolidation in the context of information available as of the date of our analysis. Events occurring after that date could affect the value of the assets of the Funds, the

Affiliates' Properties or the CGS Management Company or the assumptions used in preparing the opinion.

Very truly yours,



Robert A. Stanger & Co., Inc.
Shrewsbury, New Jersey
__________, 2000

                                                                      EXHIBIT I



                              ALLOCATION OF SHARES

                                                                 SHARES(1)
                                                                 ---------

Sierra Pacific Development Fund                                    408,338
-----------------------------------------------------------      ---------
Sierra Pacific Development Fund II                                 803,077
-----------------------------------------------------------      ---------
Sierra Pacific Development Fund III                                 19,910
-----------------------------------------------------------      ---------
Sierra Pacific Institutional Properties V                          276,735
-----------------------------------------------------------      ---------
Sierra Pacific Pension Investors '84                             1,326,703
-----------------------------------------------------------      ---------
Nooney Income Fund Ltd., L.P.                                      699,267
-----------------------------------------------------------      ---------
Nooney Income Fund Ltd. II, L.P.                                 1,049,093
-----------------------------------------------------------      ---------
Nooney Real Property Investors Two, L.P.                           537,610
-----------------------------------------------------------      ---------
Affiliated Entities                                              1,772,465
-----------------------------------------------------------      ---------
CGS Management Company                                              42,837
-----------------------------------------------------------      ---------

--------
1 Assumes all Limited Partners elect to receive Shares. Certain owners of the Affiliates' Properties and the CGS Management Company may elect to receive a portion of the Shares in the form of restricted Units in the Company's subsidiary operating partnership.

                                   Appendix B
                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger (this "Agreement") is entered into as of this _____ day of ____ 2000, by and between American Spectrum Realty, Inc., a Maryland corporation (the "Company" or "American Spectrum") and Sierra Pacific Pension Investors '84 (the "Merging Entity").

                                    RECITALS:

         WHEREAS, the American Spectrum and the Merging Entity (the "Parties," and individually, a "Party") hereto desire to merge the Merging Entity with and into American Spectrum, pursuant to the Maryland General Corporation Law (the "Maryland GCL"), and California, with American Spectrum being the surviving entity (the "Merger") as set forth in the registration statement of the Company on Form S-4, No. 33-_______ including all amendments thereto (the "Registration Statement"), filed with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), of which the Prospectus/Consent Solicitation Statement of the Company (the "Prospectus/Consent Solicitation Statement") is a part; and

         WHEREAS, American Spectrum and the Merging Entity have received a fairness opinion (the "Fairness Opinion") from Robert A. Stanger & Co., Inc. ("Stanger"), an independent financial advisor that the allocation of the American Spectrum Common Shares (i) between the Funds, as a group, and the CGS Affiliates, including the CGS Management Company, and (ii) among the Funds, is fair to the Limited Partners of the Merging Entity from a financial point of view; and

         WHEREAS, the Company's Articles of Incorporation and Bylaws permit, and resolutions adopted by the Company's board of directors authorize, this Agreement and the consummation of the Merger; and

         WHEREAS, the Parties hereto anticipate that the Merger will further certain of their business objectives.

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         As used in this Agreement, the following terms shall have the respective meanings set forth below:

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

         "Affiliates' Properties" means properties held or controlled by affiliates of CGS and which will be owned by American Spectrum immediately following the consummation of the Merger.

         "Agreement" means this Agreement, as amended from time to time.

         "American Spectrum" has the meaning set forth in the preface above.

         "American Spectrum Certificate of Merger" has the meaning set forth in
Section 2.2 below.

         "American Spectrum Common Shares" shall mean the shares of common stock, $.01 par value, of American Spectrum.

         "American Spectrum Preferred Shares" has the meaning set forth in
Section 6.2 below.

         "Business Combination" has the meaning set forth in Section 4.1 below.

         "CGS" means CGS Real Estate Company, Inc.

         "CGS Affiliates" means CGS and its affiliates.

         "CGS Management Company" means the portion of CGS's property management business which manages the properties of the Funds and the Affiliated Entities.

         "Closing" has the meaning set forth in Section 2.3 below.

         "Closing Date" has the meaning set forth in Section 2.3 below.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Effective Time" has the meaning set forth in Section 2.2 below.

         "Fairness Opinion" has the meaning set forth in the second paragraph of the Recitals above.

         "Funds" means Sierra Pacific Development Fund I, Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Institution Properties V, Sierra Pacific Pension Investors '84, Nooney Income Fund Ltd., L.P., Nooney Income Fund Ltd. II, L.P. and Nooney Real Property Investors-Two, L.P.

         "Limited Partner" means a limited partner of the Merging Entity.

         Limited Partnership Units has the meaning set forth in Section 2.1 below.

         "Managing General Partner" means the managing general partner of the Merging Entity.

         "Maryland GCL" has the meaning set forth in the first paragraph of the Recitals above.

         "Material Adverse Effect" means, as to any Party, a material adverse effect on the business, properties, operations or condition (financial or otherwise) which is not related to any industry-wide change in the economy or market or other conditions affecting all businesses in the industry of the Party to which the term is applied.

         "Merger" has the meaning set forth in the first paragraph of the Recitals above.

         "Merging Entity" has the meaning set forth in the preface above.

         "Merging Entity's Certificate of Merger" has the meaning set forth in
Section 2.2 below.

         "Note Option" has the meaning set forth in paragraph 4.1 below.

         "Notes" has the meaning set forth in paragraph 4.2 below.

         "Party" or "Parties" has the meaning set forth in the preface above.

         "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization, a governmental entity (or any department, agency, or political subdivision thereof) or other entity.

         "Prospectus/Consent Solicitation Statement" has the meaning set forth in the first paragraph of the Recitals above.

         "Registration Statement" has the meaning set forth in the first paragraph of the Recitals above.

         "SEC" has the meaning set forth in the first paragraph of the Recitals above.

         "Securities Act" has the meaning set forth in the first paragraph of the Recitals above.

         "Share Consideration" has the meaning set forth in Section 4.1.

         "Stanger" has the meaning set forth in the second paragraph of the Recitals above.

         "Surviving Corporation" has the meaning set forth in Section 2.1 below.

         "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp occupation, premium, windfall profits, environmental (including taxes under Code

(S) 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                                   ARTICLE II
                         MERGER; EFFECTIVE TIME; CLOSING

2.1      Merger.

         Subject to the terms and conditions of this Agreement, the Maryland GCL and the California Revised Limited Partnership Act, at the Effective Time, the Merging Entity and American Spectrum shall consummate the Merger in which (i) the Merging Entity shall be merged with and into American Spectrum and the separate existence of the Merging Entity shall cease to exist, (ii) American Spectrum shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of Maryland and (iii) the properties, other assets and liabilities of the Merging Entity will be deemed to have been transferred to American Spectrum. The corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation." The Merger shall have the effects set forth in the Maryland GCL and the California Revised Limited Partnership Act. Pursuant to the Merger, American Spectrum will issue American Spectrum Common Shares or, in certain circumstances, as set forth in
Section 4.2 below, Notes in exchange for limited partnership units, of the Merging Entity (the "Limited Partnership Units").

2.2      Effective Time.

         On the Closing Date, subject to the terms and conditions of this Agreement, the Merging Entity and American Spectrum shall (i) cause to be executed (A) a certificate of merger in the form required by the Maryland GCL (the "American Spectrum Certificate of Merger") and (B) a certificate of merger in the form required by the California Revised Limited Partnership Act (the "Merging Entity's Certificate of Merger"), and (ii) cause the American Spectrum Certificate of Merger to be filed with the Maryland Department of Assessments and Taxation as provided in the Maryland GCL and the Merging Entity's Certificate of Merger to be filed with the California Secretary of State. The Merger shall become effective at (i) such time as the American Spectrum Certificate of Merger has been duly filed with the Maryland Department of Assessments and Taxation or (ii) such other time as is agreed upon by the Merging Entity and American Spectrum and specified in the Merging Entity's Certificate of Merger and the American Spectrum Certificate of Merger. Such time is hereinafter referred to as the "Effective Time."

         2.3 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of _________________, commencing at 9:00 a.m. local time on such date as within five (5) business dates following the fulfillment or waiver of the conditions set forth in
Article IX (other than conditions which by their nature are intended to be fulfilled at the Closing) or at such other place or time or on such other date as the Managing General Partner of the Merging Entity and American Spectrum may agree or as may be necessary to permit the fulfillment or waiver of the conditions set forth in Article IX (the "Closing Date"), but in no event later than __________.


                                   ARTICLE III
                  NAME; ARTICLES OF INCORPORATION; BY-LAWS; AND
                 DIRECTORS AND OFFICERS OF SURVIVING CORPORATION

         3.1 Name. The Name of the surviving corporation shall be American Spectrum Realty, Inc.

         3.2 Articles of Incorporation. The articles of incorporation of American Spectrum, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided therein.

         3.3 By-Laws. The by-laws of American Spectrum, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation.

         3.4 Directors and Officers. The directors and officers of American Spectrum immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation from and after the Effective Time until their successors have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and by- laws of the Surviving Corporation.

                                   ARTICLE IV
                                  CONSIDERATION

         4.1 Share Consideration. (a) At the Closing, the Limited Partners other than those Limited Partners who vote against the Merger and affirmatively elect to receive notes (the "Note Option") will be allocated American Spectrum Common Shares (the "Share Consideration") in accordance with the final
Prospectus/Consent Solicitation Statement included in the Registration
Statement.

         (b) Prior to the Effective Time, if American Spectrum splits or combines American Spectrum Common Shares, or pays a stock dividend or other stock distribution in American Spectrum Common Shares, or in rights or securities exchangeable or convertible into or exercisable for American Spectrum Common Shares, or otherwise changes the American Spectrum Common Shares into, or exchanges the American Spectrum Common Shares for, any other securities (whether pursuant to or as part of a merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation of American Spectrum as a result of which American Spectrum stockholders receive cash, stock, or other property in exchange for, or in connection with, their American Spectrum Common Shares (a "Business Combination") or otherwise)), then the American Spectrum Common Shares to be received by the Limited Partners of the Merging Entity will be appropriately adjusted to reflect such event.

         (c) At the Effective Time, by virtue of the Merger and without any action by holders thereof, all of the American Spectrum Common Shares issued and outstanding prior to the Effective Time shall remain issued and outstanding.

         4.2 Note Consideration. Notwithstanding Section 4.1 above and subject to the limitations described herein, those Limited Partners who, in connection with the Merger, affirmatively elect the Note Option shall receive notes (the "Notes"). The principal amount of the Notes will be determined in accordance with the final Prospectus/Consent Solicitation Statement. In the event that any of the Limited Partners elect the Note Option, the number of American Spectrum Common Shares allocated to the Merging Entity will be reduced in accordance with the final Prospectus/Consent Solicitation Statement.

         4.3 Fractional American Spectrum Common Shares. No certificates representing fractional American Spectrum Common Shares shall be issued. Each Limited Partner who would otherwise be entitled to a fractional American Spectrum Common Shares will receive one American Spectrum Common Share for each fractional interest representing 50% or more of one American Spectrum Common Share. No American Spectrum Common Shares will be issued for a fractional interest representing less than 50% of an American Spectrum Common Share.

         4.4 Issuance of Shares. American Spectrum shall designate an exchange agent (the "Exchange Agent") to act as such in connection with the issuance of certificates representing the American Spectrum Common Shares pursuant to this Agreement.

                                    ARTICLE V
               REPRESENTATIONS AND WARRANTIES OF AMERICAN SPECTRUM

         American Spectrum represents and warrants to the Limited Partners and the Merging Entity that the statements contained in this Article V are correct and complete as of the date hereof:

         5.1 Organization, Qualification and Corporate Power. American Spectrum is a corporation duly organized, validly existing, and in good standing under the laws of Maryland, as set forth in the Preface. American Spectrum is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where failure to so qualify or obtain authorization would not have a Material Adverse Effect on American Spectrum.

         5.2 Authorization for Common Stock. The Share Consideration will, when issued, be duly authorized, validly issued, fully paid and nonassessable, and no stockholder of American Spectrum will have any preemptive right or similar rights of subscription or purchase in respect thereof.

         5.3 Authorization of Transaction. American Spectrum has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by American Spectrum of this Agreement has been duly and validly authorized by the board of directors of American Spectrum. This Agreement constitutes the valid and legally binding obligation of American Spectrum, enforceable in accordance with its terms and conditions. American Spectrum is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with the federal securities laws, the Hart Scott Rodino Act, if applicable, and any applicable "Blue Sky" or state securities laws.

                                   ARTICLE VI
                    REPRESENTATIONS AND WARRANTIES CONCERNING
                               THE MERGING ENTITY

         The Merging Entity represents and warrants to American Spectrum that the statements contained in this Article VI are correct and complete as of the date hereof.

         6.1 Organization, Qualification and Corporate Power. The Merging Entity is a limited partnership duly organized, validly existing, and in good standing under the laws of California, as set forth in the Preface. The Merging Entity is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where failure to so qualify or obtain authorization would not have a Material Adverse Effect on the Merging Entity.

         6.2 Authorization of Transaction. Subject to the approval of the Limited Partners, the Merging Entity has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Merging Entity, enforceable in accordance with its terms and conditions. The Merging Entity is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with federal securities laws, the Hart Scott Rodino Act, if applicable, and any applicable "Blue Sky" or state securities laws.

                                   ARTICLE VII
                              PRE-CLOSING COVENANTS

         The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

         7.1 General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article IX below).

         7.2 Notices and Consents. Each of the Parties shall give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Sections 9.1 below.

                                  ARTICLE VIII
                             POST-CLOSING COVENANTS

         The Parties agree as follows with respect to the period following the
Closing:

         8.1 General. In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party. The Merging Entity acknowledge and agree that from and after the Closing, the Surviving Corporation will be entitled to possession of all documents, books, records (including Tax records), agreements and financial data of any sort relating to the Merging Entity but will provide the Limited Partners with reasonable access to such documents, books and records upon request.

         8.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Merging Entity, the other Party will cooperate with him and his counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party.

         8.3. Share Registration. American Spectrum shall use commercially reasonable efforts to register the American Spectrum Common Shares within one year of the consummation of the Merger.

                                   ARTICLE IX
                        CONDITIONS TO OBLIGATION TO CLOSE

         9.1 Conditions to Each Party's Obligation. The respective obligations of American Spectrum, the Limited Partners and the Merging Entity to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing Date of each of the following conditions, which conditions may be waived upon the written consent of American Spectrum and the Merging Entity:

         (a) Governmental Approvals. The Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies required in connection with the consummation of the transaction contemplated hereby.

         (b) No Injunction or Proceedings. There shall not be an unfavorable injunction, judgment, order, decree, ruling, or charge would, in the reasonable judgment of American Spectrum, prevent consummation of any of the transactions contemplated by this Agreement.

         (c) No Suspension of Trading, Etc. At the Effective Time, there shall be no declaration of a banking moratorium by federal or state authorities or any suspension of payments by banks in the United States (whether mandatory or not) or of the extension of credit by lending institutions in the United States, or commencement of war or other international, armed hostility or national calamity directly or indirectly involving the United States, which war, hostility or calamity (or any material acceleration or worsening thereof), in the reasonable judgment of American Spectrum, would have a Material Adverse Effect on the Merging Entity.

         (d) Minimum Value of American Spectrum's Property. At the Effective Time, American Spectrum shall own property having an appraised value, as determined by Stanger, of not less than $200,000,000.

         (e) American Spectrum Common Shares shall have been approved for listing on notice of issuance on a national securities exchange acceptable to American Spectrum.

         9.2 Conditions to Obligation of the Merging Entity. The obligations of the Merging Entity to consummate the transactions contemplated hereby and take the actions to be performed by it in connection with the Closing are subject to satisfaction of the following conditions:

         American Spectrum shall have delivered to the Limited Partners the Share Consideration pursuant to Section 4.1.

                                    ARTICLE X
                                   TERMINATION

         10.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to its Effective Time, before or after the approval of the Limited Partners of the Merging Entity or American Spectrum, respectively, either by the mutual written consent of American Spectrum and the Merging Entity or by the mutual action of the board of directors of American Spectrum and the Managing General Partner of the Merging Entity.

         10.2 Termination by Either American Spectrum or the Merging Entity. This Agreement may be terminated and the Merger may be abandoned (a) by action of American Spectrum in the event of a failure of a condition to the obligations of American Spectrum set forth in Section 9.1 of this Agreement; (b) by the Managing General Partner or the vote of a majority in interest of the Limited Partners of the Merging Entity in the event of a failure of a condition to the obligations of the Merging Entity set forth in Section 9.1 or 9.2 of this Agreement; or (c) if a United States or federal or state court of competent jurisdiction or United States federal or state governmental agency shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, in the case of a termination pursuant to clause (a) or (b) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in said clause.

         10.3 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article X, no Party hereto (or any of its directors, officers, Managing General Partners or Limited Partners) shall have any liability or further obligation to any other Party to this Agreement, except that nothing herein will relieve any Party from liability for any breach of this Agreement.

                                   ARTICLE XI
                                  MISCELLANEOUS

         11.1 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         11.2 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         11.3 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of American Spectrum and the Managing General Partner; provided, however, that American Spectrum may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases American Spectrum nonetheless shall remain responsible for the performance of all of its obligations hereunder).

         11.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         11.5 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         11.6 Notices. All notices, requests, demands, claim, or other communication hereunder shall be deemed duly given, as of the date two business days after mailing, if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to the Merging Entity:

         c/o William J. Carden
         Chief Executive Officer
         American Spectrum Realty, Inc.
         1800 East Deere Avenue
         Santa Ana, California  92705

         With copy to:


         If to American Spectrum:

         William J. Carden
         Chief Executive Officer
         American Spectrum Realty, Inc.
         1800 East Deere Avenue
         Santa Ana, California  92705

         With copy to:

         Proskauer Rose LLP
         1585 Broadway
         New York, NY  10036
         Attn:  Peter M. Fass, Esq.
         Telecopy:  (212) 969-2900

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         11.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Maryland without giving effect to any choice or conflict of law provision or rules (whether of the State of Maryland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Maryland.

         11.8 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by American Spectrum and the Merging Entity. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         11.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         11.10 Expenses. Each of the Parties will its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, except to the extent set forth in the Prospectus/Consent Solicitation Statement.

         11.11 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warrant, and covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

         11.12 Specific Performance. Each of the Parties acknowledges that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 11.13 below), in addition to any other remedy to which they may be entitled, at law or in equity.

         11.13 Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in the State of California, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.

                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                        AMERICAN SPECTRUM REALTY, INC.

                        By:
                                Name
                                Title



                        By:
                                Name
                                Title

                                   Appendix C

AMENDMENT
TO
AGREEMENT OF LIMITED PARTNERSHIP
OF
SIERRA PACIFIC PENSION INVESTORS '84



Section 11.2 of the Partnership Agreement is amended to read as follows:

         "11.2 Sales and Leases to the General Partners. The Partnership shall not sell or lease property to the General Partners or their Affiliates; provided that the foregoing shall not apply to the proposed merger, sale or other transfer of properties in connection with the consolidation as described in the Proxy/Consent Solicitation Statement of the Partnership dated []."

                 SUBJECT TO COMPLETION, DATED ____________, 2000

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THEIR OFFER OR SALE IS NOT PERMITTED.



                         AMERICAN SPECTRUM REALTY, INC.

                              PROSPECTUS SUPPLEMENT
                                       TO
                    PROSPECTUS/CONSENT SOLICITATION STATEMENT
                                  DATED ______________, 2000
                  FOR SIERRA PACIFIC INSTITUTIONAL PROPERTIES V


         This supplement is being furnished to you, as a limited partner of Sierra Pacific Institutional Properties V, which we refer to as the fund, to enable you to evaluate the proposed consolidation of your fund into American Spectrum Realty, Inc., a Maryland corporation. Terms such as we and us refer to American Spectrum. This supplement is designed to summarize only the risks, effects, fairness and other considerations of the consolidation that are unique to you and the other limited partners of your fund. This supplement does not purport to provide an overall summary of the consolidation. You should read the accompanying Prospectus/Consent Solicitation Statement, which includes detailed discussions regarding American Spectrum and the other funds and assets being consolidated with American Spectrum. We refer to this document as the consent solicitation.

         Pursuant to the consent solicitation and this supplement, S-P Properties, Inc., your managing general partner is asking you to approve the consolidation of your fund into American Spectrum. In addition, your managing general partner is asking you to approve amendments to the partnership agreement to your fund. To approve the consolidation, you must vote "For" these amendments.

         The fund is one of eight limited partnerships, which we refer to collectively as the funds, that we are seeking to consolidate into American Spectrum as part of a series of transactions that we refer to as the consolidation. Supplements have also been prepared for each of the other funds, copies of which may be obtained without charge by each limited partner or his, her or its representative upon written request to Mackenzie Partners, Inc., 156 Fifth Avenue, New York, NY 10010.

         There are differences between the funds. Your fund may be subject to increased risks as compared to the other funds as a result of these differences. The following are risks applicable to your program as a result of these differences. There are other risks which are generally applicable to your fund and the other funds. You should review "Risk Factors" below, and in the consent solicitation for an extensive summary of these risks.

         - Unlike your fund which owns an interest in one office property located in California, American Spectrum will own a large portfolio of properties of various types. These properties include office/warehouse, apartment and shopping center properties located primarily in the midwestern and western United States, Texas and the Carolinas.

         - Your fund's property is 100% occupied. American Spectrum's properties are 87.55% occupied.

         - Your fund had $132,000 of cash flow during 1999. Some of the other funds and the CGS privately held entities did not have cash flow.

         - Your fund only has a ratio of debt to total appraisal value of real estate assets of 1%. American Spectrum will have a debt to total appraisal value of real estate assets of 63%.

                                    OVERVIEW


THE CONSOLIDATION

         Your fund will consolidate with us. We will also consolidate with the other funds, the CGS privately held entities and the CGS Management Company. If all of the funds approve the consolidation, we will own a portfolio of 35 properties in nine states. The properties will consist of 12 office properties, 12 office/warehouse properties, five apartment properties, five shopping centers and one panel of development land. However, we do not know which funds will approve the consolidation. Therefore, the exact makeup of our properties is unknown. We and your managing general partner believe that the consolidation is the best way for limited partners to achieve liquidity and maximize the value of their investment in the fund. The American Spectrum shares will be listed for trading on _____________. There is no active trading market for the limited partnership units in the funds.

NUMBER OF AMERICAN SPECTRUM SHARES RECEIVED IF YOUR FUND IS CONSOLIDATED WITH AMERICAN SPECTRUM

         Your fund will be allocated an aggregate of 328,037 American Spectrum shares if it is consolidated into American Spectrum in the consolidation. You will receive your proportion of such shares in accordance with the terms of your fund's partnership agreement. American Spectrum has assigned an Exchange Value of $15 per share for each American Spectrum share. However, the Exchange Value per share represents our estimate of the net asset value per share and American Spectrum shares may trade at a price less than $15.

SIMILARITIES BETWEEN THE FUNDS

         The investment objective and assets of the funds are substantially similar in nature and character. Generally, the funds own office or office/warehouse properties. Each of the funds intended to liquidate its properties and distribute the net proceeds during the period from 1984 to 1995 Your fund intended to liquidate its properties by 1990. The funds all have similar structures for paying compensation to the general partners and their affiliates and for distribution of cash flow and liquidation proceeds. The managing general partner of each fund is an affiliate of CGS.

DIFFERENCES BETWEEN THE FUNDS

- Your fund owns only one property located in California. The property is an office property. Some of the funds own more than one property, different types of properties and properties located in other markets.

- Your fund's property has a ratio of debt to total appraised value of real estate assets of 1%. The properties owned by all of the funds and the CGS privately held entities have a ratio of debt to total appraised value of real estate assets of 63%.

- Your fund's property is 100% occupied. The properties owned by all of the funds and the CGS privately held entities are 87.55% occupied. Some of the properties of the CGS privately held entities are properties with low occupancy rates which were purchased because CGS believed they were undervalued. These properties have greater risks than your property.

- 27.00% of the leases on your fund's property expire by 2002. 44.65% of the leases on the properties of all of the funds and the CGS privately held entities expire by 2002.

         The average age of the properties of your fund is 14 years. The average age of the properties of American Spectrum is 20 years.

For appropriate funds:

         Your fund has not made distributions during the last five years and had $132,000 of net cash flow in 1999. Some of the funds did not make distributions or have net cash flow which could have been available for distribution during this period. In addition, a number of the CGS privately held entities did not make distributions or have net cash flow which would have been available for distribution.

VOTE REQUIRED TO APPROVE THE CONSOLIDATION

         Pursuant to the terms of your fund's partnership agreement, the consolidation of your fund with American Spectrum may not be consummated without the approval of greater than 50% of the outstanding units. This approval by your fund's limited partners will be binding on you even if you vote "Against" the proposed transaction. Affiliates of the managing general partner own 1,523 units or 4.95% of the outstanding units and intend to vote these units in favor of the consolidation.

AMENDMENTS TO THE PARTNERSHIP AGREEMENT

         Your fund's partnership agreement prohibits transfers of assets to related parties. The amendment will permit the fund to merge with American Spectrum and participate in the consolidation. The amendment must be approved by greater than 50% of the outstanding units. To vote "For" the consolidation, you must also vote "For" the amendment.

TAX CONSEQUENCES OF THE CONSOLIDATION

         The consolidation may be a partially taxable transaction and it will have different consequences to you depending upon whether you elect to receive shares or notes. If you elect to receive shares, the consolidation will be reported on the basis that no gain is recognized. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails your fund will recognize gain. Your gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain. [Can we give estimate, making assumptions] See "Tax Risks." Therefore, it is possible for you to be allocated income which may result in a tax liability even though you have not received any cash.

         If you elect to receive notes you will recognize gain. Your gain will be equal to the amount by which the principal of the notes received exceeds the bases of your interest in your fund (adjusted for your share of liabilities). If you elect to receive notes you may be able to report your income on the basis of the installment method which permits you to pay tax as the principal amount is paid on your notes.

         American Spectrum does not intend to qualify as a REIT until 2002. Further, American Spectrum is not required to make a REIT election. If American Spectrum fails to qualify as a REIT, or its Board of Directors determines not to make a REIT election, American Spectrum will be taxed as a Corporation.

         We urge you to consult with your tax advisor to evaluate the taxes that will be incurred by you as a result of your participation in the consolidation.


                             ADDITIONAL INFORMATION

         Selected historical financial information for your fund, audited financial statements for your fund, unaudited financial statements and Management's Discussions and Analyses of Financial Conditions and Results of Operations are set forth as an Appendix to the Consent Solicitation Statement and the Form 10-K of your fund for the year ended December 31, 1999 and the Form 10-Q for the quarter ended June 30, 2000 are incorporated by reference. In addition, pro forma financial information for American Spectrum is set forth on page F-__ of the Consent Solicitation Statement.


                                  RISK FACTORS


         The consolidation generally does not involve risks which are more significant to your fund's limited partners than to limited partners in the other funds. However, the transaction involves some risks and other adverse factors which are applicable to all of the funds. Because all of the risks and adverse factors described in the consent solicitation apply to the effects of the transaction on your fund, as well as the other funds, you should carefully review the risks summarized below and the section entitled "RISK FACTORS" in the consent solicitation.

RISKS WHICH AFFECT YOUR FUND DIFFERENTLY

         The following is a description of the risks which affect your fund differently from the other funds:

- American Spectrum will acquire your fund if the limited partners of your fund who hold a majority in interest of the outstanding units vote in favor of the consolidation. Such approval will bind all of the limited partners in your fund, including you or any other limited partners who voted against or abstained from voting with respect to the consolidation. Affiliates of the managing general partner own different percentages of each fund. Affiliates of the managing general partner own 1,523 units or 4.95% of the outstanding units in the fund and intend to vote these units in favor of the consolidation.

- As a result of some differences between the fund and the other funds, the consolidation may impact your fund differently from the other funds. By participating in the consolidation, you will assume risks associated with the assets of the other funds and the CGS privately held entities.

- There are differences in the types and geographic location of some of the properties owned by the funds. Because the market for real estate may vary from one region of the country to another, the change in geographic diversity may expose you to different and greater risks than those you are presently exposed. Moreover, because the properties owned by the funds and the CGS privately held entities are not of uniform quality, combining assets and liabilities of the funds in the consolidation may diminish the overall asset quality underlying the interests of some of the limited partners by comparison with their existing interests in the fund.

         - Your investment currently consists of an interest in your fund. Your fund owns an interest in one office located in California. After the consolidation, you will hold common stock of American Spectrum, an operating company, that will own and lease as many as 35 properties and expects to make additional investments. The properties include office, office warehouse, apartment and shopping centers.

         - Your fund intended to sell its properties and liquidate and distribute the net proceeds to the partners. We intend to reinvest the proceeds from property sales. The risks inherent in investing in an operating company such as American Spectrum include the risk that American Spectrum may invest in new properties that are not as profitable as anticipated.

         - Upon consummation of the consolidation, we will have greater leverage than your fund. Your fund currently has a ratio of debt to total assets of 1%. Upon completion of the consolidation, we will have a ratio of debt to total assets of 63%. American Spectrum may also incur substantial indebtedness to make future acquisitions of properties that it may be unable to repay. We expect to increase the ratio of debt to total assets to 70%.

         - Your property is currently 100% occupied and only 27.00% of the leases expire in by 2002. American Spectrum's occupancy rate will be 87.55% upon completion of the consolidation and 44.65% of its leases will expire in by 2002.

         - It is possible that properties acquired in the consolidation may not be as profitable as the properties your fund owns.

- Your investment will change from one in which you are generally entitled to receive distributions from any net proceeds of a sale or refinancing of the fund's assets to an investment in an entity in which you may realize the value of your investment only through the sale of your American Spectrum shares, not from the liquidation proceeds from properties.

         The fund's property is located in California. American Spectrum will also own properties in the midwest and west and Texas. The California real estate market is currently stronger than the market in these other states.

         The average age of your fund's properties is less than the average age of American Spectrum's properties. As a result, American Spectrum's properties may require more capital expenditures than your fund's properties.

RISKS GENERALLY APPLICABLE TO ALL OF THE FUNDS

         The following is a brief description of the potential disadvantages, adverse consequences and risks of the consolidation that are applicable to all of the funds. This description is qualified in its entirety by the more detailed discussion in the section entitled "RISK FACTORS" contained in the consent solicitation.

- The market prices for the American Spectrum shares may fluctuate with changes in market and economic conditions, the financial condition of American Spectrum and other factors that generally influence the market prices of securities, including the market perception of REITs in general. Such fluctuations may depress the market price of American Spectrum shares independent of the financial performance of American Spectrum. REIT stocks have underperformed in the broader equity market in 1998 and 1999. The market conditions for REIT stocks generally could affect the market price of the American Spectrum shares.

- There is currently no market for American Spectrum shares. American Spectrum shares may trade at prices below the Exchange Value per share of $15. The Exchange Value per share of $15 represents our estimate of the net asset value per share of American Spectrum. However, the market may value American Spectrum shares at less than their net asset value per share.

- The investment of any limited partners of the funds who become stockholders will change into freely tradable American Spectrum shares. Consequently, some of these stockholders may choose to sell American Spectrum shares upon listing at a time when demand for American Spectrum shares is relatively low. As a result, American Spectrum shares may trade at prices substantially less than their Exchange Value.

- American Spectrum will have a higher ratio of indebtedness to assets than many REITs. This ratio is frequently referred to as the leverage ratio. American Spectrum will have a ratio of total indebtedness of assets of 63%, assuming all funds participate in the consolidation. American Spectrum intends to increase its leverage to 70%. American Spectrum will also have a lower capitalization than many publicly traded REIT's. This could adversely affect the market price for American Spectrum shares.

- We do not intend to qualify as a REIT until 2002 and are not required to qualify as a REIT. If we do not qualify as a REIT, we will be subject to a corporate income tax, which could decrease cash available for distribution.

- Some related parties will receive benefits that may exceed the benefits that they would derive from ownership of their interests in the CGS privately held entities and from their interests in the funds if the consolidation were not consummated. Your managing general partner is a subsidiary of CGS. CGS controls the general partners of the funds. Assuming that all of the funds are included in the consolidation, the general partners of the funds and their affiliates of the general partners will receive an estimated aggregate of 2,093,127 American Spectrum shares and limited partnership interests in the Operating Partnership. In addition, American Spectrum and its subsidiaries will employ some of the officers and employees of CGS and its privately held entities. As a result of these benefits, the general partners of your fund have a conflict of interest in connection with the consolidation.

- The CGS privately-held entities incurred losses in 1997 of $3,684,000, in 1998 of $4,832,000, in 1999 of $12,086,000 and in the six months ending June 30, 2000 of $747,000. Additionally, we incurred losses on a pro forma basis for 1999 and the first six months of 2000. We cannot assure you that we will succeed and that we will become profitable.

- American Spectrum will merge with the CGS privately held entities and the CGS Management Company. These companies are engaged in the business of serving as general partners of limited partnerships and investing in real properties. As a result of the consolidation, American Spectrum will be responsible for liabilities arising out of the prior operations of these entities. These liabilities may include unknown contingent liabilities and these liabilities may exceed those shown on the balance sheets. As a result, we may expend cash to pay these liabilities.

- American Spectrum established the terms of the consolidation, including the Exchange Values, without any arm's-length negotiations. Accordingly, the Exchange Value may not reflect the value that you could realize upon a sale of your units or a liquidation of your fund's assets.

- The managing general partner of your fund did not retain an independent representative to act on your behalf, or on behalf of the other limited partners in structuring and negotiating the terms and conditions of the Consolidation. These terms and conditions include the consideration which you will receive. The funds did not give limited partners the power to negotiate the terms and conditions of the consolidation or to determine what procedures to use to protect the rights and interests of the limited partners. If each general partner had retained an independent representative for their respective funds, it could have resulted in different terms of the consolidation which may have benefitted the limited partners.

- The limited partners do not have the right to elect to receive a cash payment equal to the value of their interests in each fund if your fund approves the consolidation and you voted "Against" it. You only have the right to elect to receive notes as your portion of the consideration received by your fund. The amount of notes that you receive is based upon the estimated proceeds that you would receive in an orderly liquidation of your fund in accordance with the terms of your fund's partnership agreement. As a holder of notes, you are likely to receive the full face amount of the notes only if you hold the notes to maturity. The notes will mature approximately eight years after the consolidation.

- At the time that you and the other limited partners vote on the consolidation, there are several uncertainties that will preclude you from making a complete evaluation of the transaction. Most importantly, you will not know which funds will approve the consolidation, and thus, which properties American Spectrum will acquire. These factors will affect the post-consolidation size and scope of American Spectrum. You also will not know how many limited partners of the funds will elect to receive notes or the capital structure of American Spectrum.

- Stanger's opinion as to the fairness to the funds of the allocation of American Spectrum shares, from a financial point of view, relies on information prepared by the general partners of the funds and the CGS Management Company. The general partners are controlled by CGS, which, in turn, controls American Spectrum. Because Stanger will not update its fairness opinion, changes may occur from the date of the fairness opinion that might affect the conclusions expressed in such opinion.

- Stanger's fairness opinion addresses solely the allocation of the American Spectrum shares. The opinion does not address the allocation of shares for all possible combinations of participating funds. In addition, the opinion does not address any other terms of the transaction, the trading value of the shares, or alternatives to the transaction. Accordingly, there are matters which are significant to limited partners' evaluation of the consolidation which are not addressed by the fairness opinion.

- There is a risk that third parties will assert claims against American Spectrum that the general partners of the fund breached their fiduciary duties to their limited partners or that the consolidation violates the relevant partnership agreements and that they may commence litigation against American Spectrum. As a result, American Spectrum may incur costs associated with defending or settling such litigation or paying any judgment if it loses. As of the present time, no limited partner of the funds has initiated any lawsuit on such grounds.

- As an American Spectrum stockholder, you will have different rights and remedies against American Spectrum, its officers and directors than you have against the managing general partner of your fund. The legal remedies available to American Spectrum, to you and to other stockholders after the consolidation against any officers or directors of American Spectrum may be more limited.

- An active secondary market for the notes will not likely develop, making it difficult for noteholders to sell their notes prior to maturity, or subjecting them to the risk of selling the notes at substantial discounts to facilitate their sale. Thus, a noteholder will likely not be able to liquidate his investment in the event of an emergency, and the notes may not be readily acceptable as loan collateral. Limited partners electing to receive notes are likely to receive the full face amount of their notes only if they hold the obligations to maturity, which is eight years after the closing date of the consolidation.

- Upon consummation of the consolidation, American Spectrum will have more indebtedness and leverage than the funds. American Spectrum currently has a ratio of debt to total value of assets of 63% and intends to increase their ratio to ___% following the consummation of consolidation.

- Because American Spectrum has not identified new properties, it is not possible to provide you with information to evaluate the merits of the properties in which American Spectrum may invest in the near future. You also will not have the ability as a stockholder or noteholder of American Spectrum to approve or disapprove of American Spectrum's investments. American Spectrum may not buy properties on financially attractive terms. It may not make a profit on its investments.

- Like your investment in the funds, if you become a stockholder in American Spectrum, your investment will be subject to the risks of investing in real property. In general, a downturn in the national or local economy, changes in the zoning or tax laws or the availability of financing could affect the performance and value of the properties. Also, because real estate is relatively illiquid, American Spectrum may not be able to respond promptly to adverse economic or other conditions by varying its real estate holdings.

- We intend to continue CGS's strategy of investing in properties that we believe are under-valued. Our success will depend on future events that increase the value of the properties. As a result, this strategy has greater risks than investing in properties with proven cash flows.

- The partnership agreement of each of the funds prohibits transactions with affiliates, such as the consolidation with us, and the consolidation could not close without amendments to the partnership agreement.

TAX RISKS

TRANSFER OF ASSETS TO AMERICAN SPECTRUM MAY FAIL TO QUALIFY AS A TRANSACTION WHERE NO GAIN IS RECOGNIZED TO THE TRANSFEROR.

         The fund intends to report the consolidation on the basis that it will not result in gain or loss to any limited partner who elects to receive shares. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails your fund will recognize gain. Such gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain.

IF AMERICAN SPECTRUM FAILS TO ELECT REIT STATUS OR QUALIFY AS A REIT FOR TAX PURPOSES, AMERICAN SPECTRUM WILL PAY FEDERAL INCOME TAXES AT CORPORATE RATES.

         American Spectrum does not intend to qualify as a REIT until 2002. Further, American Spectrum is not required to make a REIT election. If American Spectrum fails to qualify as a REIT, or its Board of Directors determines not to make a REIT election or for any time period before an Effective REIT election, American Spectrum will be taxed as a Corporation.

         American Spectrum's qualification as a REIT depends on meeting the requirement of the Code and Regulations as applicable to REITs. American Spectrum has not requested, and does not plan to request, a ruling from the Internal Revenue Service that it qualifies as a REIT. It has received an opinion, however, from its tax counsel, Proskauer Rose LLP, that it will meet the requirements for qualification as a REIT. Proskauer Rose LLP's opinion is based upon representations made by American Spectrum regarding relevant factual matters, existing Code provisions, applicable regulations issued under the Code, reported administrative and judicial interpretations of the Code and regulations, Proskauer Rose LLP's review of relevant documents and the assumption that American Spectrum will operate in the manner described in this consent solicitation.

         However, you should be aware that opinions of counsel are not binding on the Internal Revenue Service or any court. Furthermore, the conclusions stated in the opinion are conditioned on, and American Spectrum's continued qualification as a REIT will depend on, American Spectrum's management meeting various requirements discussed in more detail under the heading "Federal Income Tax Considerations -- Taxation of American Spectrum" beginning on page ____.

         A REIT is subject to an entity level tax on the sale of certain property it held before electing REIT status. During the 10-year period following its qualification as a REIT, American Spectrum will be subject to an entity level tax on the income it recognizes upon the sale of assets including all the assets transferred to it as part of the consolidation it held before electing REIT status in an amount up to the amount of the built-in gains at the time American Spectrum becomes a REIT.

         If American Spectrum fails to qualify as a REIT, it would be subject to federal income tax at regular corporate rates. In addition to these taxes, American Spectrum may be subject to the federal alternative minimum tax and various state income taxes. If American Spectrum qualifies as a REIT and its status as a REIT is subsequently terminated or revoked, unless specific statutory provisions entitle American Spectrum to relief, it could not elect to be taxed as a REIT for four taxable years following the year during which it was disqualified. Therefore, if American Spectrum loses its REIT status, the funds available for distribution to you, as a stockholder, would be reduced substantially for each of the years involved.

Limitations on Share Ownership

         In order to protect its REIT status, American Spectrum's amended and restated articles of incorporation includes limitations on the ownership by any single stockholder of any class of American Spectrum capital stock. The amended and restated articles of incorporation also prohibit anyone from buying shares if the purchase would cause American Spectrum to lose its REIT status. These restrictions may discourage a change in control of American Spectrum, deter any attractive tender offers for American Spectrum shares or limit the opportunity for you or other stockholders to receive a premium for your American Spectrum shares.

If American Spectrum cannot meet its REIT distribution requirements, it may have to borrow funds or liquidate assets to maintain its REIT status.

         For taxable years commencing after December 31, 2000, subject to adjustments that are unique to REITs, a REIT generally must distribute 90% of its taxable income. In the event that American Spectrum does not have sufficient cash, this distribution requirement may limit American Spectrum's ability to acquire additional properties. Also, for the purposes of determining taxable income, the Code may require American Spectrum to include rent and other items not yet received and exclude payments attributable to expenses that are deductible in a different taxable year. As a result, American Spectrum could have taxable income in excess of cash available for distribution. If this occurred, American Spectrum may have to borrow funds or liquidate some of its assets in order to make sufficient distributions and maintain its status as a REIT or obtain approval from its stockholders in order to make a consent dividend.

Changes in the tax law could adversely affect American Spectrum's REIT status.

         American Spectrum's treatment as a REIT for federal income tax purposes is based on the tax laws that are currently in effect. We are unable to predict any future changes in the tax laws that would adversely affect American Spectrum's status as a REIT. In the event that there is a change in the tax laws that prevents American Spectrum from qualifying as a REIT or that requires REITs generally to pay corporate level federal income taxes, American Spectrum may not be able to make the same level of distributions to its stockholders. In addition, such change may limit American Spectrum's ability to invest in additional properties.


             EFFECT ON FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         Upon completion of the transaction, the operations and existence of the partnerships will cease. See "THE CONSOLIDATION" in the consent solicitation. If the transaction is not completed, we contemplate liquidation of the partnerships, which would result in an all-cash payment to you in the near future.

         If the consolidation is not approved, the general partners plan to promptly list the fund's property for sale with brokers and commence the process of liquidating the fund's property. The general partners believe that it could take an extended time to complete the sale of the fund's property and is likely to take in excess of one year. After completing the liquidation, the fund would distribute the net proceeds, except for a portion which will be held by the fund to cover potential liability for representations and warranties in the sales contract and administrative expenses of winding up the fund.

              AMERICAN SPECTRUM SHARES TO BE ALLOCATED TO THE FUND

         The proposed number of American Spectrum shares to be allocated to your fund was determined by American Spectrum as set forth under "Allocation of American Spectrum Shares" below.

The managing general partner of your fund determined the fairness of the value of the American Spectrum shares to be allocated to the fund based in part on the appraisal by Stanger of the value of the property portfolio held by your fund. In addition, your fund, the other funds and American Spectrum engaged Stanger to provide your fund and the other funds with an opinion that the allocation of the American Spectrum shares (i) between the funds and the CGS privately held entities, including the CGS Management Company and (ii) among the funds, is fair from a financial point of view to the limited partners of the funds.

         The following table sets forth the consideration, based on the Exchange Value, to be allocated to your fund in the consolidation. This data assumes that none of the limited partners of your fund have elected to receive notes. You should note that the American Spectrum shares may trade at prices below the Exchange Value upon listing on the

------------.

                                      Exchange Value of                                                 Percentage of
    Number of                         American Spectrum                                                     Total
    American      Exchange Value of   Shares per $1,000      GAAP Book Value                              American
 Spectrum Shares       American        Original Limited     June 30, 2000 per                             Spectrum
  Allocated to         Spectrum       Partner Investment     Average $1,000       Percentage of Total   Shares Issued
    Fund (1)          Shares(2)              (2)           Original Investment      Exchange Value           (3)
----------------  ---------------     -----------------    -------------------    ------------------    -------------
328,037               $4,920,557           $639.51               $267.87                 4.45%              4.45%

---------------------------

(1) The American Spectrum shares issuable to limited partners of each fund as set forth in this chart will not change if American Spectrum acquires fewer than all of the funds in the consolidation. This number assumes that none of the limited partners of the fund has elected the notes option. We determined the number of shares issued to each fund or entity by dividing the Exchange Value for the fund or entity by $15, which is our estimate of the net asset value per share of the American Spectrum shares.

(2) Values are based on the Exchange Value per share of $15 established by us. The Exchange Value of each of the funds is our estimate of net asset value of the fund's assets. The Exchange Value equals (i) the appraised value of your fund's assets, as determined by Stranger; plus
         (ii) the book value of non-real estate asset of your fund; minus (iii) mortgage and other indebtedness of your fund and minus (iv) your fund's allocable share of the consolidation expenses. Upon listing the
         American Spectrum shares on the             , the actual values at
         which the American Spectrum shares will trade on the              may
         be at prices below $15.

(3) Includes shares issuable on exchange of limited partnership interests issued to the owners of the CGS privately held entities.

         The following table provides information concerning the property owned by your fund, including its appraised value. The appraisal was prepared by Stanger on March 31, 2000.


                                 Property            Appraised             Property           Property             Year
         Property                Location              Value                 Type               Size            Constructed
         --------                --------              -----                 ----               ----            -----------
Sierra Sorrento II            San Diego, CA          10,820,000             Office         88,423 sq. ft.          1986

                     ALLOCATION OF AMERICAN SPECTRUM SHARES

American Spectrum shares issued in the consolidation will be allocated as follows:

         American Spectrum shares will be allocated (1) between the funds as a group and the CGS privately held entities and the CGS Management Company, and
(2) among the funds, based upon the estimated net asset value, computed as described in the accompanying consent solicitation (the "Exchange Value") of each of the funds, the CGS privately held entities and the CGS Management Company. Your managing general partner believes that the Exchange Values of the funds, the CGS privately held entities and the CGS Management Company represent fair estimates of the value of their assets, net of liabilities and allocable expenses of the consolidation, as of June 30, 2000, and constitute a reasonable basis for allocating the American Spectrum shares between the funds and the CGS privately held entities, including the CGS Management Company, and among all the funds.

         The following summarizes the determination of the Exchange Value and the allocation of American Spectrum shares to your fund and the other funds. We first determined the Exchange Value of each of the funds, the CGS privately held entities and the CGS Management Company. The Exchange Value of the funds and the CGS privately held entities were determined based on appraisals of their real properties prepared by Stranger. The appraised values were then adjusted for other assets and liabilities of the entities and allocable expenses of the consolidation. The Exchange Value for the CGS Management Company was determined based on valuation methods we believe are reasonable. These valuation methods are described in the consent solicitation. The sum of these values is the Exchange Value of all of our assets. To allocate the shares, we arbitrarily selected an Exchange Value per share of $15. We did not consult with any independent third parties in selecting $15. We allocated to each fund a number of American Spectrum shares equal to the Exchange Value of its assets divided by $15. In accordance with each fund's partnership agreement, all of the American Spectrum shares were allocated to the limited partners. Thus, each American Spectrum share represents $15 of Exchange Value. Since the market may not value the American Spectrum Shares as having a value equal to the Exchange Value, the American Spectrum shares may trade at price of less than $15 per share.

         For a detailed explanation of the manner in which the allocations are made, see "Allocation of Shares" on page __ of the consent solicitation.

                                   ALLOCATION
                 ALLOCATION OF AMERICAN SPECTRUM SHARES BETWEEN
                 THE FUNDS AND THE CGS PRIVATELY HELD ENTITIES,
                       AND THE CGS MANAGEMENT COMPANY (1)

                                                                                                        PERCENTAGE OF
                                                                                                       TOTAL AMERICAN
                                                                 PERCENTAGE OF          SHARE             SPECTRUM
                                               EXCHANGE VALUE   EXCHANGE VALUE     ALLOCATION (1)       SHARES ISSUED
                                               --------------   --------------     --------------       -------------
Sierra Pacific Development Fund                 $   5,874,720         5.32              391,648            5.32%
Sierra Pacific Development Fund II                 12,590,013        11.39              839,334           11.39%
Sierra Pacific Development Fund III                   429,832         0.40               28,655            0.40%
Sierra Pacific Institutional Properties V           4,920,557         4.45              328,037            4.45%
Sierra Pacific Pension Investors '84               18,186,978        16.46            1,212,465           16.46%
Nooney Income Fund Ltd., L.P.                      10,250,749         9.27              683,383            9.27%
Nooney Income Fund Ltd. II, L.P.                   15,315,594        13.86            1,021,040           13.86%
Nooney Real Property Investors-Two, L.P.            8,181,768         7.40              545,451            7.40%
CGS privately held entities                        31,748,046        28.73            2,116,536           28.73%
CGS Management Company                              3,020,122         2.73              201,341            2.73%
Totals                                          $ 110,518,379       100.00%           7,367,890          100.00%
                                                =============       ======            =========          ======

------------------

(1) Some of the equity owners in the CGS privately held entities, including affiliates of American Spectrum, will be allocated Operating Partnership units instead of American Spectrum shares. Each Operating Partnership unit provides the same rights to distributions as one share of common stock in American Spectrum and, subject to some limitations, is exchangeable for American Spectrum shares on a one-for-one basis after a twelve month period.

         After determining the Exchange Value for the fund, the Exchange Value to be allocated to the partners of the fund in accordance with the provisions of the partnership agreement allocable to distributions on liquidation.

         Under the partnership agreement, after payment of all debts and liabilities of the fund, the net proceeds on liquidation following a sale of all of the fund's properties will be distributed as follows:

- first, to the partners in an amount equal to any loans or advances they have made;

- second, to the limited partners in an amount equal to any capital account balance;

- third, 1% to the general partners and 99% to the limited partners until the limited partners receive cumulative distributions equal to 6% per annum on the outstanding balance, from time to time, of their unreturned capital;

- fourth, 1% to the general partners and 99% to the limited partners until the limited partners receive distributions equal to 100% of their capital contributions, reduced by distributions from sales or refinancing, plus 12% per annum on their adjusted capital contributions minus prior distributions from all sources; and

- fifth, the balance pro rata to the partners in proportion to their adjusted capital account balances.

Under the terms of the Partnership Agreement, the general partners would not be entitled to any of the American Spectrum shares issuable of the fund. Accordingly, all of the American Spectrum shares issuable to the partners of the fund is being allocated to the limited partners.

                          FAIRNESS OF THE CONSOLIDATION


GENERAL

         Your managing general partner believes the consolidation to be fair to, and in the best interests of, the fund and its limited partners. After careful evaluation, your managing general partner has concluded that the consolidation is the best way to maximize the value of your investment. Your managing general partner recommends that you and the other limited partners approve the consolidation of your fund and receive American Spectrum shares in the consolidation.

         Although your managing general partner believes the terms of the consolidation are fair to you and the other limited partners, your managing general partner has conflicts of interest with respect to the consolidation, including, among others, its realization of substantial economic benefits upon completion of the consolidation. For a further discussion of the conflicts of interest and potential benefits of the consolidation to your managing general partner see "Conflicts of Interest -- Substantial Benefits to Related Parties"
on page    of the consent solicitation.

         Also, your managing general partner wants you to note:

- The market prices for the American Spectrum shares may fluctuate with changes in market and economic conditions, the financial condition of American Spectrum and other factors that generally influence the market prices of securities, including the market perception of REITs in general. Such fluctuations may significantly affect liquidity and market prices independent of the financial performance of American Spectrum.

- American Spectrum established the terms of its offer, including the Exchange Value, without any arm's-length negotiations. Accordingly, our offer consideration may not reflect the value that you could realize upon a sale of your units or a liquidation of your fund's assets.

- You do not have the right to elect to receive a cash payment equal to the value of your interest in the fund if your fund approves the consolidation and you have voted "Against" it. You only have the right to elect to receive, as your portion of the consideration received by your fund, notes. As a holder of notes, you are likely to receive the full face amount of the notes only if you hold the notes to maturity. The notes will mature approximately eight years after the consolidation. You may receive payments earlier only if American Spectrum chooses to repay the notes prior to the maturity date, or to the extent that American Spectrum is required to prepay the notes in accordance with their terms following property sales or refinancings.

         The following table summarizes the results of your managing general partner's comparative valuation analysis:

                                                                  GAAP Book Value June 30,     Exchange Value per
 Estimated Going Concern Value   Estimated Liquidation Value per   2000 per Average $1,000      $1,000 Original
 per $1,000 Original Investment    $1,000 Original Investment        Original Investment        Investment (1)
 ------------------------------  -------------------------------  ------------------------     -----------------
        $436.00-$516.00                     $620.00                        $267.87                  $639.51


(1) Values are based on the Exchange Value per share of $15 established by us. The Exchange Value of each of the funds is our estimate of net asset value of the fund's assets. The Exchange Value equals (i) the appraised value of each fund's assets, as determined by Stanger; plus
         (ii) the book value of non-real estate assets of each fund; minus (iii) mortgage and other indebtedness of each fund; minus (iv) each fund's allocable portion of the consolidation expenses. Upon listing the
         American Spectrum shares on the          , the actual values at which
         the American Spectrum shares will trade on the           may be at
         prices below $15.

         We do not know of any factors that may materially affect (i) the value of the consideration to be allocated to the fund, (ii) the value of the units for purposes of comparing the expected benefits of the consolidation to the potential alternatives considered by the managing general partner or (iii) the analysis of the fairness of the consolidation.


                          BENEFITS OF THE CONSOLIDATION

WHY YOUR MANAGING GENERAL PARTNER BELIEVES THE CONSOLIDATION IS FAIR TO YOU

         Your managing general partner believes that the terms of the consolidation are fair, and that they will maximize the return on your investment for the following principal reasons:

         - Your managing general partner believes that the expected benefits of the consolidation to you outweigh the risks and potential detriments of the consolidation to you. These benefits include the following:

         - American Spectrum plans to make additional investments and obtain additional financing. As a result, we believe that there is greater potential for increases in the price of your American Spectrum shares over time and increased distributions to you as an American Spectrum stockholder.

         - We believe the consolidation may provide you with increased liquidity. Therefore, you may have the ability to find more buyers for your American Spectrum shares and the price you receive is more likely to be the market price.

         - We expect to make regular cash distributions to our shareholders. We believe that these distributions will increase over time or as a result of future acquisitions.

         - We will own a larger number of properties and have a broader group of property types, tenants and geographic locations than your fund. This increased diversification will reduce the dependence of your investment upon the performance of a particular company.

         - The combination of the funds under the ownership of American Spectrum will result in cost savings.

         - Your managing general partner reviewed the estimated value of the consideration to be received by you if your fund is consolidated with American Spectrum, and compared it to the consideration that you might have received under the alternatives to the consolidation. Your managing general partner considered the continuation of the funds without change and the liquidation of the funds and the distributions of the net proceeds to you. They concluded that over time the likely value of American Spectrum shares would be higher than the value of the consideration you would receive if they selected one of the other alternatives.

         - Your managing general partner considered that you may vote for or against the consolidation, and, if you vote against it, you may elect to receive either American Spectrum shares or notes if your fund approves the consolidation.

         - Your managing general partner considered the availability of the notes option. The notes option gives limited partners increased procedural fairness by providing an alternative to limited partners. The notes provide greater security of principal, a certainty as to maturity date, and regular interest payments. In contrast, the American Spectrum shares permit the holders of the American Spectrum shares to participate in American Spectrum's potential growth and are a more liquid investment.

         - Your managing general partner have adopted the conclusions of the fairness opinion and appraisals rendered by Stanger, which are described in the consent solicitation.

         You should note however that by voting "For" the transaction you would be precluding the fund from entering into alternatives, including liquidation of the fund. The alternatives have some potential benefits, including the following:

         -        Liquidation provides liquidity to you as properties are sold.
                  You would receive the net liquidation proceeds received from the sale of your fund's assets.

         - The amount that you would receive would not be dependent on the stock market's valuation of American Spectrum.

         - You would avoid the risks of continued ownership of your fund and ownership of American Spectrum.

         Another alternative would be to continue your fund. Continuing your fund without change would have the following benefits:

         - Your fund would not be subject to the risks associated with the ongoing operations of American Spectrum. Instead each fund would remain a separate entity with its own assets and liabilities.

         - You would continue to be entitled to the safeguards of your partnership agreement.

         - Your fund's performance would not be affected by the performance of the other funds and assets that American Spectrum will acquire in the consolidation.

         - Eventually, your fund would liquidate its holdings and distribute the net proceeds in accordance with the terms of your fund's partnership agreement.

         - There would be no change in your voting rights or your fund's operating policies.

         - Your fund would not incur its share of the expenses of the consolidation.

         - For federal income tax purposes, income from your fund may, under certain circumstances, be offset by passive activity losses generated from your other investments; you lose the ability to deduct passive losses from your investment in American Spectrum

         - You would not be subject to any immediate federal income taxation that would otherwise be incurred by you from the consideration.

         However, as discussed under "RECOMMENDATION AND FAIRNESS DETERMINATION" in the consent solicitation, your managing general partner believes that the disadvantages of the alternatives outweigh the benefits.

                          EXPENSES OF THE CONSOLIDATION

         If your fund approves the consolidation, the portion of the consolidation expenses attributable to your fund will be paid by your fund, as detailed below. The number of American Spectrum shares paid to your fund would reflect a reduction for your fund's expenses of the consolidation. Consolidation expenses are expected to range from 2.5% to 3.5% of the estimated value of the American Spectrum shares payable to each of the funds.

         If the consolidation of your fund is not approved, we will bear a percentage of all consolidation expenses equal to the total number of abstentions and "Against" votes cast by the limited partners of your fund divided by the total number of abstentions and votes cast by you and the other limited partners of your fund. In such event, your fund will bear the remaining consolidation expenses.

         The following table sets forth the consolidation expenses for your funds entities and the CGS Management Company:

         The following table sets forth the estimated consolidation expenses of consolidating with your fund:


                               Pre-Closing Transaction Costs
Legal Fees(1)............................................................................    $11,686
Appraisals and Valuation(2)..............................................................      1,671
Fairness Opinions(3).....................................................................      8,034
Solicitation Fees(4).....................................................................      3,288

Printing and Mailing(5)..................................................................      8,219
Accounting Fees(6).......................................................................     24,451
Pre-formation Cost(7)....................................................................     11,686
         Subtotal........................................................................    $69,035

                                  Closing Transaction Costs
Title, Transfer Tax and Recording Fees(8)................................................    $ 5,843
Legal Closing Fees(9)....................................................................      2,717
         Subtotal........................................................................    $ 8,560
Total....................................................................................    $77,595

*        Estimated.

(1) Aggregate legal fees to be incurred in connection with the consolidation are estimated to be $800,000. Your fund's pro rata portion of these fees was determined based on the ratio of the appraised value of your fund's properties to the total appraised value of the real estate assets of the funds and the CGS privately held entities, based on the appraisal prepared by Stanger, and the value of the assets of CGS Management Company.

(2) Aggregate appraisal and valuation fees to be incurred in connection with the consolidation were $150,000. Your fund's pro rata portion of these fees was determined based on the number of properties in your fund.

(3) The funds received a fairness opinion from Stanger and the funds incurred a fee of $202,037. Your fund's pro rata portion of these fees was determined based on the ratio of the appraised value of the real estate of your fund to the total appraised value of the real estate assets of the funds and the CGS privately held entities based on the appraisal prepared by Stanger, and the value of the assets of CGS Management Company.

(4) Aggregate solicitation fees to be incurred in connection with the consolidation are estimated to be $30,000. Your fund's pro rata portion of these fees was determined based on the number of limited partners in your fund.

(5) Aggregate printing and mailing fees to be incurred connection with the consolidation are estimated to be $75,000. Your fund's pro rata portion of these fees was determined based on the number of limited partners in your fund.

(6) Aggregate accounting fees to be incurred in connection with the consolidation are estimated to be $1,800,000. Your fund's pro rata portion of these fees was determined based on the ratio of your fund's total assets as of June 30, 2000 to the total assets of all of the funds, the CGS privately held entities, and the CGS Management Company, as of June 30, 2000.

(7) Aggregate pre-formation costs to be incurred in connection with the consolidation are estimated to be $800,000. Your fund's pro rata portion of these costs was determined based on the ratio of the appraised value of your fund's real estate assets to the total appraised value of the real estate assets of the funds and the CGS privately held entities, based on the appraisal prepared by Stanger, and the value of the assets of CGS Management Company.

(8) Aggregate title, transfer tax and recording fees to be incurred in connection with the consolidation are estimated to be $400,000. Your fund's pro rata portion of these fees was determined based on the ratio of the value of fund's appraised value to the total appraised value of the real estate assets of the funds and the CGS privately held entities, based on the appraisal prepared by Stanger, and the value of the assets of CGS Management Company.

(9) Aggregate legal closing fees to be incurred in connection with the consolidation are estimated to be $200,000. Your fund's pro rata portion of these fees was determined based on the ratio of your fund's total assets as of

         June 30, 2000 to the total assets of all of the funds and the CGS privately held entities, including the CGS Management Company, as of June 30, 2000.

         The solicitation fees related to the consolidation will be allocated among the funds and American Spectrum depending upon whether the consolidation is consummated. For purposes of the consolidation, the term "Solicitation Fees" includes costs such as telephone calls, broker-dealer facts sheets, legal and other fees related to the solicitation of comments, as well as reimbursement of costs incurred by brokers and banks in forwarding the consent solicitation to you and the other limited partners.

         If American Spectrum acquires all of the funds, all of the solicitation fees will be payable by American Spectrum. If American Spectrum acquires less than all of the funds, all of the solicitation fees will be payable by American Spectrum or the funds that are acquired in proportion to their respective Exchange Values. If none of the funds are acquired by American Spectrum, all of the solicitation fees will be payable by us.

DISTRIBUTIONS

         The following table sets forth the distributions paid per $1000 investment in the periods indicated below. The original cost per unit was $250.00.

Year Ended December 31                                  Amount
--------------------------------------------------------------
1995...............................................       0
1996...............................................       0
1997...............................................       0
1998...............................................       0
1999...............................................       0
Six months ended June 30, 2000.....................   $   0
                                                      =====


DISTRIBUTIONS AND COMPENSATION PAID TO THE GENERAL PARTNERS AND THEIR AFFILIATES

         The following information has been prepared to compare the amounts of compensation paid and distributions made by your fund to the general partners and their affiliates to the amounts that would have been paid if the compensation and distribution structure which will be in effect after the consolidation had been in effect during the years presented below.

         Under the partnership agreements, the general partners of your fund and their affiliates are entitled to receive distributions as general partners and fees in connection with managing the affairs of your fund. The partnership agreements also provide that the general partners are to be reimbursed for their expenses for administrative services performed for each fund, such as legal, accounting, transfer agent, data processing and duplicating services.

         The general partners and their affiliates are entitled to the following fees from the fund:

- a profit sharing participation fee equal to 10% of the cash available for distribution;

- a property management fee equal to 6% of the gross revenues from real properties of the fund;

- reimbursement for administrative services provided to the fund, such as accounting, legal, data processing and similar services;

-        reimbursement of out-of-pocket expenses; and

- a real estate commission on the sale of properties in an amount not to exceed the lesser of (1) 3% of the gross sales price of the property, or (2) 50% of the standard real estate commission.

         American Spectrum intends to operate as an internally-advised REIT. As part of the consolidation, your fund will share in the overall cost of managing the consolidated portfolio of properties owned by American Spectrum with the other participating funds and the other shareholders and holders of Operating Partnership units. Affiliates of the general partners will receive dividends on shares of American Spectrum issued to them in exchange for their interests in the CGS Management Company and salaries and other compensation as officers and directors of American Spectrum. These dividend payments and compensation are in lieu of the payments to the general partners discussed above.

         During the years ended December 31, 1997, 1998 and 1999 and the six months ended June 30, 2000, the aggregate amounts accrued or actually paid by your fund to the general partner are shown below under "Historical" and the estimated amounts of compensation that would have been paid had the consolidation been in effect for the years presented as a "C" corporation or as a REIT are shown below under "Pro Forma as a "C" Corporation" and "Pro Forma as a REIT," respectively:

                 COMPENSATION, REIMBURSEMENTS AND DISTRIBUTIONS
                             TO THE GENERAL PARTNERS


                                                                    Year Ended December 31,           Six Months Ended
                                                          ---------------------------------------         June 30,
HISTORICAL(1):                                              1997            1998            1999           2000
                                                          ---------      ---------       ---------    ----------------
Management Fees                                           $ 59,515        $ 49,919        $ 69,072        $40,565
Administrative Fees                                          69720          77,844        $ 89,275        $40,795
Leasing Fees                                                16,293          74,504            --             --
Construction Supervision Fees                                1,998          22,511            --             --
Broker Fees                                                   --              --              --             --
General Partner Distributions                                 --              --              --             --
Limited Partner Distributions                                 --              --              --             --
----------------------------------------------------------------------------------------------------------------------
Total historical                                           147,526         224,778         158,347         81,360

PRO FORMA AS A "C" CORPORATION:
Distributions on American Spectrum Shares issuable
     in respect of limited partnership interests               347            --             9,157           --
Distributions on American Spectrum Shares issuable
     in respect of the CGS Management Company                  466            --            12,302           --
Restricted Stock and Stock Options                          20,164          20,164          20,164         10,082
Salary, Bonuses and Reimbursements                          62,618          62,618          62,618         31,309
----------------------------------------------------------------------------------------------------------------------
Total Pro Forma as a "C" Corporation                        83,595          82,782         104,241         41,391
PRO FORMA AS A REIT:
Distributions on American Spectrum Shares issuable
     in respect of limited partnership interests               347                           9,157           --
Distributions on American Spectrum Shares issuable
     in respect of the CGS Management Company                  466            --            12,302           --
Restricted Stock and Stock Options                          20,164          20,164          20,164         10,082
Salary, Bonuses and Reimbursements                          62,618          62,618          62,618         31,309
----------------------------------------------------------------------------------------------------------------------
Total Pro Forma as a REIT:                                $ 83,595        $ 82,782        $104,241        $41,391

------------------------------

(1) For a description of the calculation of these amounts, please refer to the notes to the table entitled "Compensation, Reimbursements and Distributions to the General Partners" in the Consent Solicitation.

                                PROPERTY OVERVIEW

         Your fund owns one office property located in California. Information regarding the property as of September 30, 2000 is set forth below.




                                                    RENTABLE SQUARE FEET              ANNUALIZED NET RENT(1)   PER
                                               ----------------------------------     ----------------------  LEASED
                                      YEAR                                 SQ. FT.                            SQUARE   PERCENTAGE
  PROPERTY            STATE  TYPE     BUILT    NUMBER         % LEASED      LEASED    AMOUNT     % OF TOTAL    FOOT     OWNERSHIP
--------------------  ----- -----     -----    ------         --------     -------  ----------   ----------   ------   ----------
Sorrento II - Office   CA   OFFICE    1988     88,073          100.00%      88,073  $ 1,003,024     2.75%        11.9   56.08%(1)


(1) During 1998, Sierra Mira Mesa Partners made net contributions of $143,043 to Sorrento II Partners. These net contributions were principally used by Sorrento II Partners to assist funding of leasing commissions and capital improvements totaling $556,000 incurred during the year. Your fund's ownership interest in Sorrento II Partners decreased from 66.45% in 1999 to 64.90% in 2000 as a result of Sierra Mira Mesa's net contributions.

         During 1999, Sierra Mira Mesa Partners made net contributions of $967,420 to Sorrento II Partners. These net contributions were primarily used by Sorrento II Partners to fund the ultimate purchase of the land parcels in which the Sorrento II building is residing. In February 2000, Sorrento II Partners concluded the purchase of the land parcels. Your fund's ownership interest in Sorrento II Partners decreased from 64.90% in 1999 to 56.08% in 2000 as a result of Sierra Mira Mesa's net contribution.

                                  REQUIRED VOTE

LIMITED PARTNER APPROVAL REQUIRED BY THE PARTNERSHIP AGREEMENT

         Section 5.2 of your fund's partnership agreement provides that the vote of limited partners representing greater than 50% of the outstanding units is required to approve a sale or disposition, at one time, of "all or substantially all" of the assets of the fund, which is defined by the partnership agreement to be a transaction or series of transactions resulting in the transfer of either
(a) 66 2/3% or more of the net book value of your fund's properties as of the end of the most recently completed calendar quarter, or (b) 66 2/3% or more in number of the properties owned by the fund. Because the consolidation of your fund may be deemed to be a sale of "all or substantially all" of the assets of the fund within the meaning of the partnership agreement, it may not be consummated without the approval of limited partners representing greater than 50% of the outstanding units.

CONSEQUENCE OF FAILURE TO APPROVE THE CONSOLIDATION

         If the limited partners of your fund representing greater than 50% of the outstanding units do not vote "For" the consolidation, the consolidation may not be consummated under the terms of the partnership agreement. In such event, your managing general partner plans to continue to operate your fund as a going concern and to eventually dispose of your fund's properties if, in your managing general partner's opinion, market conditions permit, as contemplated by the terms of the partnership agreement.

SOLICITATION OF VOTE IN FAVOR OF THE CONSOLIDATION

         Through the consent solicitation accompanying this supplement, we are asking you, the limited partners of the fund, to vote on whether to approve the consolidation. As discussed above, limited partners holding in excess of 50% of the outstanding units in the fund must vote "For" the consolidation on the enclosed consent form in order for the fund to be included in the consolidation. For the reasons set forth in the accompanying consent solicitation, your managing general partner believes that the terms of the consolidation provide substantial benefits and are fair to you and recommends that you vote "For" approval of the consolidation. Before deciding how to vote on the consolidation, you should read this supplement, the consent solicitation and the accompanying materials in their entirety.

                     AMENDMENT TO THE PARTNERSHIP AGREEMENT

         An amendment to the partnership agreement of the fund is necessary in connection with the consummation of the consolidation. The amendment is attached to this supplement as Appendix C.

         The partnership agreement currently prohibits a sale of properties to the general partners or their affiliates. Accordingly, consent of the limited partners is being sought for an amendment to the partnership agreement that permits such a transfer in connection with the consolidation.

         Accordingly, the managing general partner recommends that limited partners vote to approve the amendment. The consent of limited partners holding the majority of the outstanding units is required to amend the partnership agreement. In addition to voting for the consolidation, limited partners must vote "For" the amendment to allow the consummation of the consolidation.

                                VOTING PROCEDURES

         The consent solicitation, this supplement, the accompanying transmittal letter, the power of attorney and the limited partner consent constitute the solicitation materials being distributed to you and the other limited partners to obtain your votes "For" or "Against" the consolidation of your fund by American Spectrum. Please note that we refer, collectively, to the power of attorney and limited partner consent as the consent form.

         In order for your fund to be consolidated into American Spectrum, the limited partners holding greater than 50% of the outstanding units of your fund must approve the consolidation and the amendments to the partnership agreement. Your fund will be consolidated into American Spectrum through a merger with American Spectrum in the manner described in the consent solicitation. A copy of the Agreement and Plan of Merger dated________, 2000, by and between American Spectrum and your fund is attached hereto as Appendix B. We encourage you to read it.

If you vote "For" the consolidation, you will be effectively voting against the alternatives to the consolidation. If the consolidation is not approved [insert plans for fund].

     You should complete and return the consent form before the expiration of the solicitation period which is the time period during which limited partners may vote "For" or "Against" the consolidation (the "Solicitation Period"). The Solicitation Period will commence upon delivery of the solicitation materials to you (on or about __________, 2000), and will continue until the later of (a) __________, 2000 (a date not less than 60 calendar days from the initial delivery of the solicitation materials), or (b) such later date as we may select and as to which we give you notice. At our discretion, we may elect to extend the Solicitation Period. We reserve the right to extend the Solicitation Period even if a quorum has been obtained pursuant to your fund's partnership agreement. Under no circumstances will the Solicitation Period be extended beyond _________ __, 2000. Any consent form received by [___________], which was hired by us to tabulate your votes, prior to [ ] [p.m.] [Eastern] time on the last day of the Solicitation Period will be effective provided that such consent has been properly completed and signed. If you do not return a signed consent form by the end of the Solicitation Period, it will have the same effect as having voted "Against" the consolidation and you will receive American Spectrum shares if your fund approves the consolidation. If you submit a properly signed consent form but do not indicate how you wish to vote, you will be counted as having voted "For" the consolidation and will receive American Spectrum shares if your fund approves the consolidation. You may withdraw or revoke your consent form at any time in writing before consents from limited partners equal to more than 50% of the required vote are received by your fund.

         A copy of the consent form, on blue paper, accompanies each of the supplements that you received in the mail with the consent solicitation. The consent form consists of two parts. Part A seeks your consent to American Spectrum's consolidation with your fund and certain related matters. The exact matters which a vote in favor of the consolidation will be deemed to approve are described above under "Required Vote." If you return a signed consent form but fail to indicate whether you are voting "For" or "Against" any matter, you will be deemed to have voted "For" such matter.

         Part B of the consent form is a power of attorney, which must be signed separately. The power of attorney appoints ____________ and _____________ as your attorneys-in-fact for the purpose of executing all other documents and instruments advisable or necessary to complete the consolidation. The power of attorney is intended solely to ease the administrative burden of completing the consolidation without requiring your signatures on multiple documents.

                        FEDERAL INCOME TAX CONSIDERATIONS

         Tax matters are very complicated, and the tax consequences of the consolidation to you will depend on the facts of your own situation. We urge you to consult your tax advisor for a full understanding of the tax consequences of the consolidation to you.

MATERIAL TAX DIFFERENCES BETWEEN THE OWNERSHIP OF UNITS AND AMERICAN SPECTRUM SHARES

         If your fund consolidates with American Spectrum you will receive American Spectrum shares unless you elect the notes option, in which case you will receive notes.

         If your fund consolidates with American Spectrum and you receive American Spectrum shares, your ownership of American Spectrum shares will affect the character and amount of income reportable by you in the future. Because each of the funds is a partnership for federal income tax purposes, it is not subject to taxation. Currently, as the owner of units, you must take into account your distributive share of all income, loss and separately stated partnership items, regardless of the amount of any distributions of cash to you. Your fund supplies that information to you annually on a Schedule K-1. In some circumstances, you may offset your income with any losses you may have from passive activities.

         In contrast to your treatment as a limited partner, if your fund consolidates with American Spectrum and you receive American Spectrum shares, as a stockholder of American Spectrum you will be taxed based on the amount of distributions you receive from American Spectrum. Each year American Spectrum will send you a Form 1099-DIV reporting the amount of taxable and nontaxable distributions paid to you during the preceding year. The taxable portion of these distributions depends on the amount of American Spectrum's earnings and profits. Because the consolidation may be a partially taxable transaction, American Spectrum's tax basis in the acquired properties may be higher than the fund's tax basis had been in the same properties. At the same time, however, American Spectrum may be required to utilize a slower method of depreciation with respect to certain properties than the method of depreciation the funds use. As a result, American Spectrum's tax depreciation from the acquired properties may differ from the fund's tax depreciation. Accordingly, under certain circumstances, even if American Spectrum were to make the same level of distributions as your fund, a different portion of the distributions could constitute taxable income to you. In addition, the character of this income to you as a stockholder of American Spectrum does not depend on its character to American Spectrum. The income will generally be ordinary dividend income to you and will be classified as portfolio income under the passive loss rules, except with respect to capital gains dividends, discussed below. Furthermore, if American Spectrum incurs a taxable loss, the loss will not be passed through to you.

TAX CONSEQUENCES OF THE CONSOLIDATION

         Tax Consequences of Your Fund's Transfer of Assets to American Spectrum. If your fund is acquired by American Spectrum, your fund will merge with American Spectrum, the Operating Partnership or a subsidiary of the Operating Partnership. For federal income tax purposes, American Spectrum intends to take the position that the merger of American Spectrum and your fund will be treated as a transfer of assets of your fund to American Spectrum in exchange for shares and a subsequent distribution in liquidation of such shares. Consistent with such position for those limited partners who elect the notes option, the transaction will be viewed as a sale of their interest in your fund to American Spectrum.

         Tax Consequences of the Consolidation to American Spectrum. American Spectrum should not recognize gain or loss as a result of the consolidation. The basis of the properties received by American Spectrum from the funds that are acquired by American Spectrum will equal such fund's basis in the assets on the date of the consolidation increased by any gain recognized by the fund as a result of the consolidation.

         The aggregate basis of American Spectrum's assets will be allocated among such assets in accordance with their relative fair market values as described in section 1060 of the Code. As a result, American Spectrum's basis in each acquired property will differ from the fund's basis therein, and the properties will be subject to different depreciable periods and methods as a result of the consolidation. These factors could result in an overall change, following the consolidation, in the depreciation deductions attributable to the properties acquired from the funds.

         Tax Consequences to Limited Partners Who Receive Shares. The fund intends to report the consolidation on the basis that it qualifies for non-recognition treatment under Section 351 of the Code. In general, under
Section 351(a) of the Code, a person recognizes no gain or loss if:

         - property is transferred to a corporation by one or more individuals or entities in exchange for the stock of that corporation; and

         - immediately after the exchange, such individuals or entities are in control of American Spectrum.

         For purposes of section 351(a), control means the ownership of stock possessing at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of all other classes of stock of the corporation. American Spectrum has represented to Proskauer Rose LLP that, following the consolidation, the partners of the funds together with other qualified contributors, will own stock possessing at least 80% of the total combined voting power of all classes of American Spectrum stock entitled to vote and at least 80% of the total number of shares of all other classes of the stock of American Spectrum. In addition, pursuant to Section 351(e) of the Code and Treasury Regulations promulgated thereunder transfers to investment companies, including a REIT, that directly or indirectly result in diversification of the transferors' interest do not qualify for the non-recognition treatment of Section 351 of the Code. American Spectrum and your fund intend to take the position that Section 351(e) of the Code will not prevent the consolidation from qualifying for non-recognition treatment under
Section 351 of the Code. American Spectrum and your fund intend to take the position that given the length of time until the contemplated REIT election as well as the uncertainty as to whether such election will be made, your fund will not recognize gain upon the transfer of assets to American Spectrum. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails your fund will recognize gain. Such gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain.

Proskauer Rose LLP is not opining as to whether gain will be recognized by your or any other fund in the consolidation.

         Tax Consequences to Limited Partners Who Receive Notes. If your fund is acquired by American Spectrum and you elect the notes option, you will recognize gain on the sale of your interests. Your gain will be equal to the amount by which the principal of the notes received exceeds the basis of your interest in your fund, adjusted for your share of liabilities. Note recipients may be able to report income based on the installment method which permits the payment of tax as the principal amount is paid on notes held. See "Tax Consequences of the Liquidation and Termination of your Fund."

         Character of gain or loss. In general, gains or losses realized with respect to transfers of non-dealer real estate in the consolidation are likely to be treated as realized from the sale of a "section 1231 asset" (i.e., real property and depreciable assets used in a trade or business and held for more than one year). Your share of gains or losses from the sale of section 1231 assets of your fund would be combined with any other section 1231 gains and losses that you recognize in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, it is characterized as a capital gain, except that the gain will be treated as ordinary income to the extent that you have "nonrecaptured section 1231 losses." For these purposes, the term "non-recaptured section 1231 losses" means your aggregate section 1231 losses for the five most recent prior years that you have not previously recaptured. However, gain you recognize on the sale of personal property will be taxed as ordinary income to the extent of all prior depreciation deductions your fund had taken prior to sale. In general, you may only use up to $3,000 of capital losses in excess of capital gains to offset ordinary income in any taxable year. Any excess loss is carried forward to future years subject to the same limitations.

         Tax Consequences of the Liquidation and Termination of Your Fund. If you elect to receive shares in the consolidation your fund should be deemed to have sold its assets to American Spectrum for shares followed by a distribution in liquidation of the shares to limited partners including you. If you elect the notes option the transaction should be deemed the sale of your interests in your fund to American Spectrum for notes. In either case the taxable year of your fund will end at such time. You must report, in your taxable year that includes the date of the consolidation, your share of all income, gain, loss, deduction and credit for your fund through the date of the consolidation (including your gain, if any, resulting from the consolidation described above).

         If you receive American Spectrum shares in the distribution, your fund should not recognize gain. See "Tax consequences to limited partners who receive shares."

         Immediately before the distribution of shares by your fund to you, the basis of the shares in the hands of your fund will equal the basis of the assets transferred to American Spectrum reduced by the debt assumed by American Spectrum and increased by the gain recognized by your fund. Such gain, if any, will be allocated to the Partners and will increase their basis in their partnership interest. Following the distribution in liquidation of shares by your fund to you, your basis in the American Spectrum shares will equal the adjusted basis of your partnership interest in your fund.

         If you elect the notes option, you will have gain at the time of your sale of your interests in your fund. However, you may be able to report income from the Notes based upon the installment method. The installment method permits you to pay tax as the principal amount is paid on your Notes. See "Tax Consequences to Limited Partners Who Receive Notes." Your basis in the Notes received in the distribution will be the same as your basis in your units, after adjustment for your distributive share of income, gain, loss, deduction and credit for the final taxable year of your fund, plus any gain recognized in the distribution.

         Tax Consequences to Tax Exempt Investors. Because the assets of your fund are held for investment and not for resale, the consolidation will not result in the recognition of material unrelated business taxable income by you if you are a tax-exempt investor that does not hold units either as a "dealer" or as debt-financed property within the meaning of section 514, and you are not an organization described in section 501(c)(7) (social clubs), section 501(c)(9) (voluntary employees' beneficiary associations), section 501(c)(17) (supplemental unemployment benefit trusts) or section 501(c)(20) (qualified group legal services plans) of the Code. If you are included in one of the four classes of exempt organizations noted in the previous sentence, you may recognize and be taxed on gain or loss on the consolidation. In addition, the consolidation may result in the recognition by tax- exempt partners of material unrelated business taxable income to the extent the properties owned by the funds are encumbered by debt. However, this is not applicable to educational organizations, qualified pension, profit-sharing and stock bonus plans and certain closely held real property holding companies.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
OVERVIEW..................................................................   S-2

RISK FACTORS..............................................................   S-4

AMERICAN SPECTRUM SHARES TO BE ALLOCATED TO THE FUND.....................   S-10

ALLOCATION OF AMERICAN SPECTRUM SHARES...................................   S-11

FAIRNESS OF THE CONSOLIDATION............................................   S-13

EXPENSES OF THE CONSOLIDATION............................................   S-15

REQUIRED VOTE............................................................   S-21

AMENDMENT TO THE PARTNERSHIP AGREEMENT...................................   S-22

VOTING PROCEDURES........................................................   S-22

FEDERAL INCOME TAX CONSIDERATIONS........................................   S-24

ADDITIONAL INFORMATION...................................................   S-26

                                                                      Appendix A




                             DRAFT FORM OF OPINION


Sierra Pacific Development Fund
Sierra Pacific Development Fund II
Sierra Pacific Development Fund III
Sierra Pacific Institutional Properties V
Sierra Pacific Pension Investors '84
Nooney Income Fund Ltd., L.P.
Nooney Income Fund Ltd. II, L.P.
Nooney Real Property Investors - Two, L.P.
2424 S.E. Bristol Street
Newport Beach, CA 92618

Gentlemen:

         You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide an opinion to Sierra Pacific Development Fund, Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Institutional Properties V, Sierra Pacific Pension Investors '84, Nooney Income Fund Ltd., L.P., Nooney Income Fund Ltd. II, L.P., and Nooney Real Property Investors-Two, L.P. (the "Funds") as to the fairness from a financial point of view to the limited partners of the Funds (the "Limited Partners") of certain allocations of shares (the "Shares") which would be effective following the approval by the Funds of a proposed consolidation (the "Consolidation"). The proposed Consolidation would involve the merger of the Funds, certain real properties (the "Affiliates Properties") and other net assets owned by affiliates of the Funds' General Partners (the "Affiliated Entities"), and the portion of CGS Real Estate Company's management business which provides property management to the Funds and the Affiliates' Properties (the "CGS Management Company") into American Spectrum Realty, Inc., a newly organized Maryland corporation (the "Company"), and the issuance of the Shares of the Company to the participants in the Consolidation.

         We have been advised by the General Partners and the Funds that (i) 6,936,035 or 3,841,062 Shares will be issued in the Consolidation assuming Maximum or Minimum Participation as defined below, and that such Shares will be allocated to the Funds as summarized on Exhibit I hereto, subject to certain closing adjustments; and (ii) each Limited Partner may elect to receive Notes (the "Notes") based on the estimated liquidation value of such Limited Partner's Fund as determined by the Fund's General Partner.

         We have been further advised that in lieu of receiving Shares in the Consolidation, certain owners of the Affiliated Entities or the CGS Management Company may choose to receive a portion of such Shares in the form of units (the "Units") in an operating partnership which will be a subsidiary of the Company. We have been advised that each Unit will receive dividends equal to the dividend paid on each Share and will be convertible to Shares on a one-for-one basis after a restriction period of twelve months.

         Stanger, founded in 1978, provides information, research, investment banking and consulting services to clients throughout the United States, including major New York Stock Exchange member firms and insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

         Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, and reorganizations and for estate, tax, corporate and other purposes. In particular, Stanger's valuation practice principally involves real estate investment trusts, partnerships, partnership securities and assets typically owned through partnerships including, but not limited to, real estate, mortgages secured by real estate, oil and gas reserves, cable television systems, and equipment leasing assets.

         In arriving at the opinion set forth below, we have:

o performed appraisals of each Fund's portfolio and the Affiliates' Properties' portfolio of real properties as of March 31, 2000;

o reviewed a draft of the Consent Solicitation Statement/Prospectus in substantially the form which will be filed with the Securities & Exchange Commission (the "SEC") and provided to Limited Partners by the Funds and the Company;

o reviewed the financial statements of the Funds contained in Forms 10-K filed with the SEC for the Funds' 1997, 1998 and 1999 fiscal years (or for the fiscal years ended November 30, 1997, 1998 and 1999 for Nooney Real Property Investors Two LP, which reports on a different fiscal year) and Forms 10-Q filed with the SEC for the quarter ended June 30, 2000 (quarter ended May 31, 2000 for Nooney Real Property Investors Two LP);

o reviewed operating and financial information (including property level financial data) relating to the business, financial condition and results of operations of the Funds, the Affiliates' Properties and the CGS Management Company;

o reviewed the CGS predecessor's audited financial statements for the fiscal year ended December 31, 1999, interim financial statements prepared by management for the six-months ending June 30, 2000, and pro forma financial statements and pro forma schedules prepared by management;

o reviewed information regarding purchases and sales of properties by the CGS Management Company, the Funds or any affiliated entities during the prior year and other information available relating to acquisition criteria for similar properties to those owned by the Funds and the Affiliated Entities;

o conducted discussions with management of the Funds and the Affiliated Entities regarding the conditions in property markets, conditions in the market for sales or acquisitions of properties similar to those owned by the Funds and the Affiliated Entities, current and projected operations and performance, financial condition, and future prospects of the properties, the Funds and the CGS Management Company;

o reviewed certain information relating to selected real estate management companies and/or transactions involving such companies;

o reviewed the methodology utilized by the General Partners to determine the allocation of Shares between the Funds, and the CGS Management Company and the Affiliated Entities, and among the Funds, in connection with the Consolidation; and

o conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

         The General Partners of the Funds requested that Stanger opine as to the fairness, from a financial point of view, of the allocation of the Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds assuming that all Limited Partners elect to receive Shares, and that either all Funds, elect to participate in the Consolidation (the "Maximum Participation Scenario") or the minimum number of Funds, as defined below, participate in the Consolidation (the "Minimum Participation Scenario"). The Minimum Participation Scenario assumes the consolidation of Sierra Pacific Development Fund, Sierra Pacific Development Fund II, Sierra Pacific Institutional Properties V and Nooney Real Property Investors Two.

         To evaluate the fairness, from a financial point of view, of the allocation of Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds, we observed that the exchange values (the "Exchange Values") assigned to the Funds, the Affiliates' Properties, and the CGS Management Company were determined by the General Partners based on (i) independent appraisals provided by Stanger of the estimated value of each real estate portfolio as of March 31, 2000; (ii) valuations made by the General Partners of other assets and liabilities of each Fund as of June 30, 2000 to be contributed in the Consolidation; (iii) valuations made by the General Partners of the Affiliated Entities' other assets and liabilities as of June 30, 2000 to be contributed in the Consolidation; (iv) the estimated value of the CGS Management Company as of June 30, 2000, including the valuation of any assets and liabilities to be contributed by the CGS Management Company in the Consolidation as of June 30,

2000; and (v) adjustments made by the General Partners to the foregoing values to reflect the estimated costs of the Consolidation to be allocated among the Funds, the Affiliated Entities and the CGS Management Company. We also observed that the General Partners intend to make such pre-consolidation cash distributions to Limited Partners in each Fund as may be necessary to cause the relative Exchange Values of the Funds, the Affiliated Entities and the CGS Management Company, and among the Funds, as of the closing date to be substantially equivalent to the relative estimated Exchange Values as shown in the Consent Solicitation Statement/Prospectus.

         Relying on these Exchange Values, we observed that the allocation of Shares offered to each Fund, the Affiliated Entities and the CGS Management Company reflects the net asset value contributed to the Company by each Fund, the Affiliated Entities and the CGS Management Company after deducting estimated real estate transfer taxes and a pro rata share of the costs associated with the Consolidation.

         In rendering this opinion, we relied, without independent verification, on the accuracy and completeness of all financial and other information contained in the Consent Solicitation Statement/Prospectus or that was otherwise publicly available or furnished or otherwise communicated to us. We have not made an independent evaluation or appraisal of the CGS Management Company or of the non-real estate assets and liabilities of the Funds, the Affiliated Entities, or the CGS Management Company. We relied upon the General Partners' balance sheet value determinations for the Funds, the Affiliated Entities and the CGS Management Company and the adjustments made by the General Partners to the real estate portfolio appraisals to arrive at the Exchange Values. We also relied upon the assurance of the Funds, the General Partners, the Affiliated Entities, the CGS Management Company and the Company that the calculations made to determine allocations between joint venture participants and within each of the Funds between the General Partners and Limited Partners are consistent with the provisions of the joint venture agreements and each Fund's limited partnership agreement, that any financial projections, pro forma statements, budgets, value estimates or adjustments provided to us were reasonably prepared or adjusted on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments, that no material changes have occurred in the Funds', the Affiliated Entities' or the CGS Management Company's business, asset or liability values subsequent to the valuation dates cited above, or in the real estate portfolio values subsequent to March 31, 2000, which are not reflected in the Exchange Values, and that the Funds, the General Partners, the CGS Management Company, the Affiliated Entities, and the Company are not aware of any information or facts regarding the Funds, the Affiliated Entities, the CGS Management Company or the real estate portfolios that would cause the information supplied to us to be incomplete or misleading.

         We were not asked to and therefore did not: (i) select the method of determining the allocation of Shares or Notes or establish the allocations;
(ii) make any recommendations to the Limited Partners, the General Partners or the Funds with respect to whether to approve or reject the Consolidation or whether to select the Shares or the Notes offered in the Consolidation; (iii) perform an analysis or express any opinion with respect to any combination of Fund participation other than those noted above and whether or not any specified combination will result from the Consolidation; (iv) express any opinion as to: (a) the impact of the Consolidation with respect to combinations of participating Funds other than those specifically identified herein; (b) the tax consequences of the Consolidation for Limited Partners, the General Partners, the Funds, the Affiliated Entities or the Company; (c) the potential impact of any preferential return to holders of Notes on the cash flow received from, or the market value of, Shares of the Company received by the Limited Partners; (d) the potential capital structure of the Company or its impact on the financial performance of the Shares or the Notes; (e) the potential impact on the fairness of the allocations of any subsequently discovered environmental or contingent liabilities; (f) the terms of employment agreements or other compensation between the Company and its officers, including the officers of the CGS Management Company; or (g) whether or not alternative methods of determining the relative amounts of Shares and Notes to be issued would have also provided fair results or results substantially similar to those of the allocation methodology used.

         Further, we have not expressed any opinion as to (a) the fairness of any terms of the Consolidation (other than the fairness of the allocations for the combinations of Funds as described above) or the amounts or allocations of Consolidation costs, including estimated transfer taxes, or the amounts of Consolidation costs borne by the Limited Partners at various levels of participation in the Consolidation; (b) the relative value of the Shares and Notes to be issued in the Consolidation; (c) the impact, if any, on the trading price of the Shares resulting from the decision of Limited Partners to select Notes or the Shares or liquidate such Shares in the market following consummation of the Consolidation; (d) the prices at which the Shares or Notes may trade following the Consolidation or the trading value of the Shares or Notes to be received compared with the current fair market value of the Funds' portfolios and other assets if liquidated; (e) the ownership percentage of the Company held by certain individuals affiliated with CGS as a result of the Consolidation and the potential impact of such ownership on the voting decisions or value of the Company; (f) the ability of the Company to qualify as a real estate investment trust; (g) alternatives to the Consolidation; and (h) any other terms of the Consolidation other than the allocations described above.

         Based upon and subject to the foregoing, it is our opinion that the allocation of the Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds pursuant to the Consolidation assuming the participation scenarios cited herein is fair to the Limited Partners of the Funds from a financial point of view.

         The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. We have advised the Funds and the General Partners that our entire analysis must be considered as a whole and that selecting portions of analyses and the factors considered, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying this opinion. Our opinion is based on business, economic, real estate market, and other conditions as they existed and could be evaluated as of the date of our analysis and addresses the Consolidation in the context of information available as of the date of our analysis. Events occurring after that date could affect the value of the assets of the Funds, the

Affiliates' Properties or the CGS Management Company or the assumptions used in preparing the opinion.

Very truly yours,



Robert A. Stanger & Co., Inc.
Shrewsbury, New Jersey
__________, 2000

                                                                      EXHIBIT I



                              ALLOCATION OF SHARES

                                                                 SHARES(1)
                                                                 ---------

Sierra Pacific Development Fund                                    408,338
-----------------------------------------------------------      ---------
Sierra Pacific Development Fund II                                 803,077
-----------------------------------------------------------      ---------
Sierra Pacific Development Fund III                                 19,910
-----------------------------------------------------------      ---------
Sierra Pacific Institutional Properties V                          276,735
-----------------------------------------------------------      ---------
Sierra Pacific Pension Investors '84                             1,326,703
-----------------------------------------------------------      ---------
Nooney Income Fund Ltd., L.P.                                      699,267
-----------------------------------------------------------      ---------
Nooney Income Fund Ltd. II, L.P.                                 1,049,093
-----------------------------------------------------------      ---------
Nooney Real Property Investors Two, L.P.                           537,610
-----------------------------------------------------------      ---------
Affiliated Entities                                              1,772,465
-----------------------------------------------------------      ---------
CGS Management Company                                              42,837
-----------------------------------------------------------      ---------

--------
1 Assumes all Limited Partners elect to receive Shares. Certain owners of the Affiliates' Properties and the CGS Management Company may elect to receive a portion of the Shares in the form of restricted Units in the Company's subsidiary operating partnership.

                                   Appendix B

                          AGREEMENT AND PLAN OF MERGER

       This Agreement and Plan of Merger (this "Agreement") is entered into as of this _____ day of ____ 2000, by and between American Spectrum Realty, Inc., a Maryland corporation (the "Company" or "American Spectrum") and Sierra Pacific Institutional Properties V (the "Merging Entity").

                                    RECITALS:

       WHEREAS, the American Spectrum and the Merging Entity (the "Parties," and individually, a "Party") hereto desire to merge the Merging Entity with and into American Spectrum, pursuant to the Maryland General Corporation Law (the "Maryland GCL"), and California, with American Spectrum being the surviving entity (the "Merger") as set forth in the registration statement of the Company on Form S-4, No. 33-_______ including all amendments thereto (the "Registration Statement"), filed with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), of which the Prospectus/Consent Solicitation Statement of the Company (the "Prospectus/Consent Solicitation Statement") is a part; and

       WHEREAS, American Spectrum and the Merging Entity have received a fairness opinion (the "Fairness Opinion") from Robert A. Stanger & Co., Inc. ("Stanger"), an independent financial advisor that the allocation of the American Spectrum Common Shares (i) between the Funds, as a group, and the CGS Affiliates, including the CGS Management Company, and (ii) among the Funds, is fair to the Limited Partners of the Merging Entity from a financial point of view; and

       WHEREAS, the Company's Articles of Incorporation and Bylaws permit, and resolutions adopted by the Company's board of directors authorize, this Agreement and the consummation of the Merger; and

       WHEREAS, the Parties hereto anticipate that the Merger will further certain of their business objectives.

       NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

       As used in this Agreement, the following terms shall have the respective meanings set forth below:

       "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

       "Affiliates' Properties" means properties held or controlled by affiliates of CGS and which will be owned by American Spectrum immediately following the consummation of the Merger.

       "Agreement" means this Agreement, as amended from time to time.

       "American Spectrum" has the meaning set forth in the preface above.

       "American Spectrum Certificate of Merger" has the meaning set forth in
Section 2.2 below.

       "American Spectrum Common Shares" shall mean the shares of common stock, $.01 par value, of American Spectrum.

       "American Spectrum Preferred Shares" has the meaning set forth in Section
6.2 below.

       "Business Combination" has the meaning set forth in Section 4.1 below.

       "CGS" means CGS Real Estate Company, Inc.

       "CGS Affiliates" means CGS and its affiliates.

       "CGS Management Company" means the portion of CGS's property management business which manages the properties of the Funds and the Affiliated Entities.

       "Closing" has the meaning set forth in Section 2.3 below.

       "Closing Date" has the meaning set forth in Section 2.3 below.

       "Code" means the Internal Revenue Code of 1986, as amended.

       "Effective Time" has the meaning set forth in Section 2.2 below.

       "Fairness Opinion" has the meaning set forth in the second paragraph of the Recitals above.

         "Funds" means Sierra Pacific Development Fund I, Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Institution Properties V, Sierra Pacific Pension Investors '84, Nooney Income Fund Ltd., L.P., Nooney Income Fund Ltd. II, L.P. and Nooney Real Property Investors-Two, L.P.

       "Limited Partner" means a limited partner of the Merging Entity.

       Limited Partnership Units has the meaning set forth in Section 2.1 below.

       "Managing General Partner" means the managing general partner of the Merging Entity.

       "Maryland GCL" has the meaning set forth in the first paragraph of the Recitals above.

       "Material Adverse Effect" means, as to any Party, a material adverse effect on the business, properties, operations or condition (financial or otherwise) which is not related to any industry-wide change in the economy or market or other conditions affecting all businesses in the industry of the Party to which the term is applied.

       "Merger" has the meaning set forth in the first paragraph of the Recitals above.

       "Merging Entity" has the meaning set forth in the preface above.

       "Merging Entity's Certificate of Merger" has the meaning set forth in
Section 2.2 below.

       "Note Option" has the meaning set forth in paragraph 4.1 below.

       "Notes" has the meaning set forth in paragraph 4.2 below.

       "Party" or "Parties" has the meaning set forth in the preface above.

       "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization, a governmental entity (or any department, agency, or political subdivision thereof) or other entity.

       "Prospectus/Consent Solicitation Statement" has the meaning set forth in the first paragraph of the Recitals above.

       "Registration Statement" has the meaning set forth in the first paragraph of the Recitals above.

       "SEC" has the meaning set forth in the first paragraph of the Recitals above.

       "Securities Act" has the meaning set forth in the first paragraph of the Recitals above.

       "Share Consideration" has the meaning set forth in Section 4.1.

       "Stanger" has the meaning set forth in the second paragraph of the Recitals above.

       "Surviving Corporation" has the meaning set forth in Section 2.1 below.

       "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp occupation, premium, windfall profits, environmental (including taxes under Code (S) 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

       "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                                   ARTICLE II
                         MERGER; EFFECTIVE TIME; CLOSING

2.1    Merger.

       Subject to the terms and conditions of this Agreement, the Maryland GCL and the California Revised Limited Partnership Act, at the Effective Time, the Merging Entity and American Spectrum shall consummate the Merger in which (i) the Merging Entity shall be merged with and into American Spectrum and the separate existence of the Merging Entity shall cease to exist, (ii) American Spectrum shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of Maryland and (iii) the properties, other assets and liabilities of the Merging Entity will be deemed to have been transferred to American Spectrum. The corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation." The Merger shall have the effects set forth in the Maryland GCL and the California Revised Limited Partnership Act. Pursuant to the Merger, American Spectrum will issue American Spectrum Common Shares or, in certain circumstances, as set forth in
Section 4.2 below, Notes in exchange for limited partnership units, of the Merging Entity (the "Limited Partnership Units").

2.2    Effective Time.

       On the Closing Date, subject to the terms and conditions of this Agreement, the Merging Entity and American Spectrum shall (i) cause to be executed (A) a certificate of merger in the form required by the Maryland GCL (the "American Spectrum Certificate of Merger") and (B) a certificate of merger in the form required by the California Revised Limited Partnership Act (the "Merging Entity's Certificate of Merger"), and (ii) cause the American Spectrum Certificate of Merger to be filed with the Maryland Department of Assessments and Taxation as provided in the Maryland GCL and the Merging Entity's Certificate of Merger to be filed with the California Secretary of State. The Merger shall become effective at (i) such time as the American Spectrum Certificate of Merger has been duly filed with the Maryland Department of Assessments and Taxation or (ii) such other time as is agreed upon by the Merging Entity and American Spectrum and specified in the Merging Entity's Certificate of Merger and the American Spectrum Certificate of Merger. Such time is hereinafter referred to as the "Effective Time."

       2.3 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of _____________________, commencing at 9:00 a.m. local time on such date as within five (5) business dates following the fulfillment or waiver of the conditions set forth in Article IX (other than conditions which by their nature are intended to be fulfilled at the Closing) or at such other place or time or on such other date as the Managing General Partner of the Merging Entity and American Spectrum may agree or as may be necessary to permit the fulfillment or waiver of the conditions set forth in Article IX (the "Closing Date"), but in no event later than __________.

                                   ARTICLE III
                  NAME; ARTICLES OF INCORPORATION; BY-LAWS; AND
                 DIRECTORS AND OFFICERS OF SURVIVING CORPORATION

       3.1 Name. The Name of the surviving corporation shall be American Spectrum Realty, Inc.

       3.2 Articles of Incorporation. The articles of incorporation of American Spectrum, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided therein.

       3.3 By-Laws. The by-laws of American Spectrum, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation.

       3.4 Directors and Officers. The directors and officers of American Spectrum immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation from and after the Effective Time until their successors have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and by- laws of the Surviving Corporation.

                                   ARTICLE IV
                                  CONSIDERATION

       4.1 Share Consideration. (a) At the Closing, the Limited Partners other than those Limited Partners who vote against the Merger and affirmatively elect to receive notes (the "Note Option") will be allocated American Spectrum Common Shares (the "Share Consideration") in accordance with the final
Prospectus/Consent Solicitation Statement included in the Registration
Statement.

       (b) Prior to the Effective Time, if American Spectrum splits or combines American Spectrum Common Shares, or pays a stock dividend or other stock distribution in American Spectrum Common Shares, or in rights or securities exchangeable or convertible into or exercisable for American Spectrum Common Shares, or otherwise changes the American Spectrum Common Shares into, or exchanges the American Spectrum Common Shares for, any other securities (whether pursuant to or as part of a merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation of American Spectrum as a result of which American Spectrum stockholders receive cash, stock, or other property in exchange for, or in connection with, their American Spectrum Common Shares (a "Business Combination") or otherwise)), then the American Spectrum Common Shares to be received by the Limited Partners of the Merging Entity will be appropriately adjusted to reflect such event.

       (c) At the Effective Time, by virtue of the Merger and without any action by holders thereof, all of the American Spectrum Common Shares issued and outstanding prior to the Effective Time shall remain issued and outstanding.

       4.2 Note Consideration. Notwithstanding Section 4.1 above and subject to the limitations described herein, those Limited Partners who, in connection with the Merger, affirmatively elect the Note Option shall receive notes (the "Notes"). The principal amount of the Notes will be determined in accordance with the final Prospectus/Consent Solicitation Statement. In the event that any of the Limited Partners elect the Note Option, the number of American Spectrum Common Shares allocated to the Merging Entity will be reduced in accordance with the final Prospectus/Consent Solicitation Statement.

       4.3 Fractional American Spectrum Common Shares. No certificates representing fractional American Spectrum Common Shares shall be issued. Each Limited Partner who would otherwise be entitled to a fractional American Spectrum Common Shares will receive one American Spectrum Common Share for each fractional interest representing 50% or more of one American Spectrum Common Share. No American Spectrum Common Shares will be issued for a fractional interest representing less than 50% of an American Spectrum Common Share.

       4.4 Issuance of Shares. American Spectrum shall designate an exchange agent (the "Exchange Agent") to act as such in connection with the issuance of certificates representing the American Spectrum Common Shares pursuant to this Agreement.

                                    ARTICLE V
               REPRESENTATIONS AND WARRANTIES OF AMERICAN SPECTRUM

       American Spectrum represents and warrants to the Limited Partners and the Merging Entity that the statements contained in this Article V are correct and complete as of the date hereof:

       5.1 Organization, Qualification and Corporate Power. American Spectrum is a corporation duly organized, validly existing, and in good standing under the laws of Maryland, as set forth in the Preface. American Spectrum is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where failure to so qualify or obtain authorization would not have a Material Adverse Effect on American Spectrum.

       5.2 Authorization for Common Stock. The Share Consideration will, when issued, be duly authorized, validly issued, fully paid and nonassessable, and no stockholder of American Spectrum will have any preemptive right or similar rights of subscription or purchase in respect thereof.

       5.3 Authorization of Transaction. American Spectrum has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by American Spectrum of this Agreement has been duly and validly authorized by the board of directors of American Spectrum. This Agreement constitutes the valid and legally binding obligation of American Spectrum, enforceable in accordance with its terms and conditions. American Spectrum is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with the federal securities laws, the Hart Scott Rodino Act, if applicable, and any applicable "Blue Sky" or state securities laws.

                                   ARTICLE VI
                    REPRESENTATIONS AND WARRANTIES CONCERNING
                               THE MERGING ENTITY

       The Merging Entity represents and warrants to American Spectrum that the statements contained in this Article VI are correct and complete as of the date hereof.

       6.1 Organization, Qualification and Corporate Power. The Merging Entity is a limited partnership duly organized, validly existing, and in good standing under the laws of California, as set forth in the Preface. The Merging Entity is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where failure to so qualify or obtain authorization would not have a Material Adverse Effect on the Merging Entity.

       6.2 Authorization of Transaction. Subject to the approval of the Limited Partners, the Merging Entity has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Merging Entity, enforceable in accordance with its terms and conditions. The Merging Entity is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with federal securities laws, the Hart Scott Rodino Act, if applicable, and any applicable "Blue Sky" or state securities laws.

                                   ARTICLE VII
                              PRE-CLOSING COVENANTS

       The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

       7.1 General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article IX below).

       7.2 Notices and Consents. Each of the Parties shall give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Sections 9.1 below.

                                  ARTICLE VIII
                             POST-CLOSING COVENANTS

       The Parties agree as follows with respect to the period following the
Closing:

       8.1 General. In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party. The Merging Entity acknowledge and agree that from and after the Closing, the Surviving Corporation will be entitled to possession of all documents, books, records (including Tax records), agreements and financial data of any sort relating to the Merging Entity but will provide the Limited Partners with reasonable access to such documents, books and records upon request.

       8.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Merging Entity, the other Party will cooperate with him and his counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party.

       8.3. Share Registration. American Spectrum shall use commercially reasonable efforts to register the American Spectrum Common Shares within one year of the consummation of the Merger.

                                   ARTICLE IX
                        CONDITIONS TO OBLIGATION TO CLOSE

       9.1 Conditions to Each Party's Obligation. The respective obligations of American Spectrum, the Limited Partners and the Merging Entity to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing Date of each of the following conditions, which conditions may be waived upon the written consent of American Spectrum and the Merging
Entity:

       (a) Governmental Approvals. The Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies required in connection with the consummation of the transaction contemplated hereby.

       (b) No Injunction or Proceedings. There shall not be an unfavorable injunction, judgment, order, decree, ruling, or charge would, in the reasonable judgment of American Spectrum, prevent consummation of any of the transactions contemplated by this Agreement.

       (c) No Suspension of Trading, Etc. At the Effective Time, there shall be no declaration of a banking moratorium by federal or state authorities or any suspension of payments by banks in the United States (whether mandatory or not) or of the extension of credit by lending institutions in the United States, or commencement of war or other international, armed hostility or national calamity directly or indirectly involving the United States, which war, hostility or calamity (or any material acceleration or worsening thereof), in the reasonable judgment of American Spectrum, would have a Material Adverse Effect on the Merging Entity.

       (d) Minimum Value of American Spectrum's Property. At the Effective Time, American Spectrum shall own property having an appraised value, as determined by Stanger, of not less than $200,000,000.

       (e) American Spectrum Common Shares shall have been approved for listing on notice of issuance on a national securities exchange acceptable to American Spectrum.

       9.2 Conditions to Obligation of the Merging Entity. The obligations of the Merging Entity to consummate the transactions contemplated hereby and take the actions to be performed by it in connection with the Closing are subject to satisfaction of the following conditions:

       American Spectrum shall have delivered to the Limited Partners the Share Consideration pursuant to Section 4.1.

                                    ARTICLE X
                                   TERMINATION

       10.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to its Effective Time, before or after the approval of the Limited Partners of the Merging Entity or American Spectrum, respectively, either by the mutual written consent of American Spectrum and the Merging Entity or by the mutual action of the board of directors of American Spectrum and the Managing General Partner of the Merging Entity.

       10.2 Termination by Either American Spectrum or the Merging Entity. This Agreement may be terminated and the Merger may be abandoned (a) by action of American Spectrum in the event of a failure of a condition to the obligations of American Spectrum set forth in Section 9.1 of this Agreement; (b) by the Managing General Partner or the vote of a majority in interest of the Limited Partners of the Merging Entity in the event of a failure of a condition to the obligations of the Merging Entity set forth in Section 9.1 or 9.2 of this Agreement; or (c) if a United States or federal or state court of competent jurisdiction or United States federal or state governmental agency shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, in the case of a termination pursuant to clause (a) or (b) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in said clause.

       10.3 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article X, no Party hereto (or any of its directors, officers, Managing General Partners or Limited Partners) shall have any liability or further obligation to any other Party to this Agreement, except that nothing herein will relieve any Party from liability for any breach of this Agreement.

                                   ARTICLE XI
                                  MISCELLANEOUS

       11.1 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

       11.2 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

       11.3 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of American Spectrum and the Managing General Partner; provided, however, that American Spectrum may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases American Spectrum nonetheless shall remain responsible for the performance of all of its obligations hereunder).

       11.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

       11.5 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

       11.6 Notices. All notices, requests, demands, claim, or other communication hereunder shall be deemed duly given, as of the date two business days after mailing, if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

       If to the Merging Entity:
       c/o William J. Carden
       Chief Executive Officer
       American Spectrum Realty, Inc.
       1800 East Deere Avenue
       Santa Ana, California  92705

       With copy to:

       If to American Spectrum:

       William J. Carden
       Chief Executive Officer
       American Spectrum Realty, Inc.
       1800 East Deere Avenue
       Santa Ana, California  92705

       With copy to:

       Proskauer Rose LLP
       1585 Broadway
       New York, NY  10036
       Attn:  Peter M. Fass, Esq.
       Telecopy:  (212) 969-2900

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

       11.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Maryland without giving effect to any choice or conflict of law provision or rules (whether of the State of Maryland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Maryland.

       11.8 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by American Spectrum and the Merging Entity. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

       11.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

       11.10 Expenses. Each of the Parties will its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, except to the extent set forth in the Prospectus/Consent Solicitation Statement.

       11.11 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warrant, and covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

       11.12 Specific Performance. Each of the Parties acknowledges that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 11.13 below), in addition to any other remedy to which they may be entitled, at law or in equity.

       11.13 Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in the State of California, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.


                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

       IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                    AMERICAN SPECTRUM REALTY, INC.

                                    By:
                                            Name
                                            Title


                                    SIERRA PACIFIC INSTITUTIONAL PROPERTIES V

                                    By:
                                            Name
                                            Title

                                   Appendix C
                                    AMENDMENT
                                       TO
                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                    SIERRA PACIFIC INSTITUTIONAL PROPERTIES V


Section 11.2 of the Partnership Agreement is amended to read as follows:

       "11.2 Sales and Leases to the General Partner. The Partnership shall not sell or lease property to the General Partner or its Affiliates; provided that the foregoing shall not apply to the proposed merger, sale or other transfer of properties in connection with the consolidation as described in the Proxy/Consent Solicitation Statement of the Partnership dated []." Notwithstanding the foregoing, the Partnership may enter into leases for office space for no more and 1% (and renewals and/or expansions by an existing affiliated tenant for no more than an additional 5%) of the rentable space in any real property acquired by the Partnership to any Affiliated of the General Partner in the normal course of such Affiliate's business on terms and conditions and at rentals no less favorable to the Partnership than those which would have been determined by arms'-length negotiations with a nonaffiliated Person for comparable space in the area where the property is located, which determination may be made on the basis of, and take into account the terms, conditions and rentals agreed to by any other tenants of the property. Notwithstanding the foregoing, in the event such Affiliated of the General Partner subleases any such space at a lease rate in excess of that paid by such Affiliate to the Partnership, such Affiliated shall be required to pay any such excess amounts as additional lease payments to the Partnership."

                 SUBJECT TO COMPLETION, DATED ____________, 2000

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THEIR OFFER OR SALE IS NOT PERMITTED.

                         AMERICAN SPECTRUM REALTY, INC.

                              PROSPECTUS SUPPLEMENT
                                       TO
                    PROSPECTUS/CONSENT SOLICITATION STATEMENT
                             DATED        , 2000
                        FOR NOONEY INCOME FUND LTD., L.P.


         This supplement is being furnished to you, as a limited partner of Nooney Income Fund Ltd., L.P., to enable you to evaluate the proposed consolidation of your fund into American Spectrum Realty, Inc., a Maryland corporation. Terms such as we and us refer to American Spectrum. This supplement is designed to summarize only the risks, effects, fairness and other considerations of the consolidation that are unique to you and the other limited partners of your fund. This supplement does not purport to provide an overall summary of the consolidation. You should read the accompanying Prospectus/Consent Solicitation Statement, which includes detailed discussions regarding American Spectrum and the other funds and assets being consolidated with American Spectrum. We refer to this document as the consent solicitation.

         Pursuant to the consent solicitation and this supplement, Nooney Income Investments, Inc., your managing general partner is asking you to approve the consolidation of your fund into American Spectrum. In addition, your managing general partner is asking you to approve amendments to the partnership agreement to your fund. To approve the consolidation, you must vote "For" these amendments.

         The fund is one of eight limited partnerships, which we refer to collectively as the funds, that we are seeking to consolidate into American Spectrum as part of a series of transactions that we refer to as the consolidation. Supplements have also been prepared for each of the other funds, copies of which may be obtained without charge by each limited partner or his, her or its representative upon written request to Mackenzie Partners, Inc., 156 Fifth Avenue, New York, NY 10010.

         There are differences between the funds. Your fund may be subject to increased risks as compared to the other funds as a result of these differences. The following are risks applicable to your program as a result of these differences. There are other risks which are generally applicable to your fund and the other funds. You should review "Risk Factors" below, and in the consent solicitation for an extensive summary of these risks.

         - Unlike your fund which owns one office and one office/warehouse property located in Kansas and Illinois, respectively, American Spectrum will own a large portfolio of properties of various types. These properties include office/warehouse, apartment and shopping center properties located primarily in the midwestern and western United States, Texas and the Carolinas.

         - Your fund's property is 91.91% occupied. American Spectrum's properties are 87.55% occupied.

         - Your fund had $433,000 of cash flow during 1999. Some of the other funds and the CGS privately held entities did not have cash flow.

         - Your fund only has a ratio of debt to total appraised value of real estate assets of 11%. American Spectrum will have a debt to total appraised value of real estate assets ratio of 63%.

                                    OVERVIEW


THE CONSOLIDATION

      Your fund will consolidate with us. We will also consolidate with the other funds, the CGS privately held entities and the CGS Management Company. If all of the funds approve the consolidation, we will own a portfolio of 35 properties in nine states. The properties will consist of 12 office properties, 12 office/warehouse properties, five apartment properties, five shopping centers and one panel of development land. However, we do not know which funds will approve the consolidation. Therefore, the exact makeup of our properties is unknown. We and your managing general partner believe that the consolidation is the best way for limited partners to achieve liquidity and maximize the value of their investment in the fund. The American Spectrum shares will be listed for trading on _____________. There is no active trading market for the limited partnership units in the funds.

NUMBER OF AMERICAN SPECTRUM SHARES RECEIVED IF YOUR FUND IS CONSOLIDATED WITH AMERICAN SPECTRUM

      Your fund will be allocated an aggregate of 683,383 American Spectrum shares if it is consolidated into American Spectrum in the consolidation. You will receive your proportion of such shares in accordance with the terms of your fund's partnership agreement. American Spectrum has assigned an Exchange Value of $15 per share for each American Spectrum share. However, the Exchange Value per share represents our estimate of the net asset value per share and American Spectrum shares may trade at a price less than $15.

SIMILARITIES BETWEEN THE FUNDS

      The investment objective and assets of the funds are substantially similar in nature and character. Generally, the funds own office or office/warehouse properties. Each of the funds intended to liquidate its properties and distribute the net proceeds during the period from 1984 to 1995. Your fund intended to liquidate its properties by 1993. The funds all have similar structures for paying compensation to the general partners and their affiliates and for distribution of cash flow and liquidation proceeds. The managing general partner of each fund is an affiliate of CGS.

DIFFERENCES BETWEEN THE FUNDS

- Your fund owns one property located in Kansas and one property located in Illinois. Some of the funds own different types of properties, properties located in other markets or only one property.

- Your fund's property has a ratio of debt to total appraised value of real estate assets of 11%. The properties owned by all of the funds and the CGS privately held entities have a ratio of debt to total appraised value of real estate assets of 63%.

- Your fund's property is 91.91% occupied. The properties owned by all of the funds and the CGS privately held entities are 87.55% occupied. Some of the properties of the CGS privately held entities are properties with low occupancy rates which were purchased because CGS believed they were undervalued. These properties have greater risks than your property.

      Your fund made distributions in 1998 and had $433,000 of net cash flow in 1999. Some of the funds did not make distributions or have net cash flow which could have been available for distribution during this period. In addition, a number of the CGS privately held entities did not make distributions or have net cash flow which would have been available for distribution.

VOTE REQUIRED TO APPROVE THE CONSOLIDATION

      Pursuant to the terms of your fund's partnership agreement, the consolidation of your fund with American Spectrum may not be consummated without the approval of greater than 50% of the outstanding units. This approval by your fund's limited partners will be binding on you even if you vote "Against" the proposed transaction. Affiliates of the managing general partner own 2,064 units or 13.60% of the outstanding units and intend to vote these units in favor of the consolidation.

AMENDMENTS TO THE PARTNERSHIP AGREEMENT

      Your fund's partnership agreement prohibits transfers of assets to related parties. In addition, there are no provisions of the partnership agreement addressing mergers with corporations, such as American Spectrum. The fund is a Missouri limited partnership. Missouri law requires all partners to consent to a merger with a corporation unless the partnership agreement provides for a different vote. The amendments will permit the fund to merge with American Spectrum and participate in the consolidation. The amendments must be approved by greater than 50% of the outstanding units. To vote "For" the consolidation, you must also vote "For" the amendments.

TAX CONSEQUENCES OF THE CONSOLIDATION

      The consolidation may be a partially taxable transaction and it will have different consequences to you depending upon whether you elect to receive shares or notes. If you elect to receive shares, the consolidation will be reported on the basis that no gain is recognized. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails your fund will recognize gain. Your gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain. [Can we give estimate, making assumptions] See "Tax Risks." Therefore, it is possible for you to be allocated income which may result in a tax liability even though you have not received any cash.

      If you elect to receive notes you will recognize gain. Your gain will be equal to the amount by which the principal of the notes received exceeds the bases of your interest in your fund (adjusted for your share of liabilities). If you elect to receive notes you may be able to report your income on the basis of the installment method which permits you to pay tax as the principal amount is paid on your notes.

      American Spectrum does not intend to qualify as a REIT until 2002. Further, American Spectrum is not required to make a REIT election. If American Spectrum fails to qualify as a REIT, or its Board of Directors determines not to make a REIT election, American Spectrum will be taxed as a Corporation.

      We urge you to consult with your tax advisor to evaluate the taxes that will be incurred by you as a result of your participation in the consolidation.

                             ADDITIONAL INFORMATION

      Selected historical financial information for your fund, audited financial statements for your fund, unaudited financial statements and Management's Discussions and Analyses of Financial Conditions and Results of Operations are set forth as an Appendix to the Consent Solicitation Statement and the Form 10-K your fund for the year ended December 31, 1999 and the Form 10-Q for the quarter ended June 30, 2000 are incorporated by reference. In addition, pro forma financial information for American Spectrum is set forth on page F-__ of the Consent Solicitation Statement.

                                  RISK FACTORS


      The consolidation generally does not involve risks which are more significant to your fund's limited partners than to limited partners in the other funds. However, the transaction involves some risks and other adverse factors which are applicable to all of the funds. Because all of the risks and adverse factors described in the consent solicitation apply to the effects of the transaction on your fund, as well as the other funds, you should carefully review the risks summarized below and the section entitled "RISK FACTORS" in the consent solicitation.

RISKS WHICH AFFECT YOUR FUND DIFFERENTLY

      The following is a description of the risks which affect your fund differently from the other funds:

- American Spectrum will acquire your fund if the limited partners of your fund who hold a majority in interest of the outstanding units vote in favor of the consolidation. Such approval will bind all of the limited partners in your fund, including you or any other limited partners who voted against or abstained from voting with respect to the consolidation. Affiliates of the managing general partner own different percentages of each fund. Affiliates of the managing general partner own 2,064 units or 13.60% of the outstanding units in the fund and intend to vote these units in favor of the consolidation.

- As a result of some differences between the fund and the other funds, the consolidation may impact your fund differently from the other funds. By participating in the consolidation, you will assume risks associated with the assets of the other funds and the CGS privately held entities.

- There are differences in the types and geographic location of some of the properties owned by the funds. Because the market for real estate may vary from one region of the country to another, the change in geographic diversity may expose you to different and greater risks than those you are presently exposed. Moreover, because the properties owned by the funds and the CGS privately held entities are not of uniform quality, combining assets and liabilities of the funds in the consolidation may diminish the overall asset quality underlying the interests of some of the limited partners by comparison with their existing interests in the fund.

      - Your investment currently consists of an interest in your fund. Your fund owns one office located in Kansas, and one office/warehouse located in Illinois. After the consolidation, you will hold common stock of American Spectrum, an operating company, that will own and lease as many as 35 properties and expects to make additional investments. The properties include office, office warehouse, apartment and shopping centers.

      - Your fund intended to sell its properties and liquidate and distribute the net proceeds to the partners. We intend to reinvest the proceeds from property sales. The risks inherent in investing in an operating company such as American Spectrum include the risk that American Spectrum may invest in new properties that are not as profitable as anticipated.

      - Upon consummation of the consolidation, we will have greater leverage than your fund. Your fund currently has a ratio of debt to total appraised value of real estate assets of 11%. Upon completion of the consolidation, we will have a ratio of debt to total appraised value of real estate assets of 63%. American Spectrum may also incur substantial indebtedness to make future acquisitions of properties that it may be unable to repay. We expect to increase the ratio of debt to total assets to 70%.

      - It is possible that properties acquired in the consolidation may not be as profitable as the properties your fund owns.

- Your investment will change from one in which you are generally entitled to receive distributions from any net proceeds of a sale or refinancing of the fund's assets to an investment in an entity in which you may realize the value of your investment only through the sale of your American Spectrum shares, not from the liquidation proceeds from properties.

RISKS GENERALLY APPLICABLE TO ALL OF THE FUNDS

      The following is a brief description of the potential disadvantages, adverse consequences and risks of the consolidation that are applicable to all of the funds. This description is qualified in its entirety by the more detailed discussion in the section entitled "RISK FACTORS" contained in the consent solicitation.

- The market prices for the American Spectrum shares may fluctuate with changes in market and economic conditions, the financial condition of American Spectrum and other factors that generally influence the market prices of securities, including the market perception of REITs in general. Such fluctuations may depress the market price of American Spectrum shares independent of the financial performance of American Spectrum. REIT stocks have underperformed in the broader equity market in 1998 and 1999. The market conditions for REIT stocks generally could affect the market price of the American Spectrum shares.

- There is currently no market for American Spectrum shares. American Spectrum shares may trade at prices below the Exchange Value per share of $15. The Exchange Value per share of $15 represents our estimate of the net asset value per share of American Spectrum. However, the market may value American Spectrum shares at less than their net asset value per share.

- The investment of any limited partners of the funds who become stockholders will change into freely tradable American Spectrum shares. Consequently, some of these stockholders may choose to sell American Spectrum shares upon listing at a time when demand for American Spectrum shares is relatively low. As a result, American Spectrum shares may trade at prices substantially less than their Exchange Value.

- American Spectrum will have a higher ratio of indebtedness to assets than many REITs. This ratio is frequently referred to as the leverage ratio. American Spectrum will have a ratio of total indebtedness of assets of 63%, assuming all funds participate in the consolidation. American Spectrum intends to increase its leverage to 70%. American Spectrum will also have a lower capitalization than many publicly traded REIT's. This could adversely affect the market price for American Spectrum shares.

- We do not intend to qualify as a REIT until 2002 and are not required to qualify as a REIT. If we do not qualify as a REIT, we will be subject to a corporate income tax, which could decrease cash available for distribution.

- Some related parties will receive benefits that may exceed the benefits that they would derive from ownership of their interests in the CGS privately held entities and from their interests in the funds if the consolidation were not consummated. Your managing general partner is a subsidiary of CGS. CGS controls the general partners of the funds. Assuming that all of the funds are included in the consolidation, the general partners of the funds and their affiliates of the general partners will receive an estimated aggregate of 2,628,655 American Spectrum shares and limited partnership interests in the Operating Partnership. In addition, American Spectrum and its subsidiaries will employ some of the officers and employees of CGS and its privately held entities. As a result of these benefits, the general partners of your fund have a conflict of interest in connection with the consolidation.

- The CGS privately-held entities incurred losses in 1997 of $3,684,000, in 1998 of $4,832,000, in 1999 of $12,086,000 and in the six months ending
      June 30, 2000 of $747,000. Additionally, we incurred losses on a pro forma basis for 1999 and the first six months of 2000. We cannot assure you that we will succeed and that we will become profitable.

- American Spectrum will merge with the CGS privately held entities and the CGS Management Company. These companies are engaged in the business of serving as general partners of limited partnerships and investing in real properties. As a result of the consolidation, American Spectrum will be responsible for liabilities arising out of the prior operations of these entities. These liabilities may include unknown contingent liabilities and these liabilities may exceed those shown on the balance sheets. As a result, we may expend cash to pay these liabilities.

- American Spectrum established the terms of the consolidation, including the Exchange Values, without any arm's- length negotiations. Accordingly, the Exchange Value may not reflect the value that you could realize upon a sale of your units or a liquidation of your fund's assets.

- The managing general partner of your fund did not retain an independent representative to act on your behalf, or on behalf of the other limited partners in structuring and negotiating the terms and conditions of the consolidation.

      These terms and conditions include the consideration which you will receive. The funds did not give limited partners the power to negotiate the terms and conditions of the consolidation or to determine what procedures to use to protect the rights and interests of the limited partners. If each general partner had retained an independent representative for their respective funds, it could have resulted in different terms of the consolidation which may have benefitted the limited partners.

- The limited partners do not have the right to elect to receive a cash payment equal to the value of their interests in each fund if your fund approves the consolidation and you voted "Against" it. You only have the right to elect to receive notes as your portion of the consideration received by your fund. The amount of notes that you receive is based upon the estimated proceeds that you would receive in an orderly liquidation of your fund in accordance with the terms of your fund's partnership agreement. As a holder of notes, you are likely to receive the full face amount of the notes only if you hold the notes to maturity. The notes will mature approximately eight years after the consolidation.

- At the time that you and the other limited partners vote on the consolidation, there are several uncertainties that will preclude you from making a complete evaluation of the transaction. Most importantly, you will not know which funds will approve the consolidation, and thus, which properties American Spectrum will acquire. These factors will affect the post-consolidation size and scope of American Spectrum. You also will not know how many limited partners of the funds will elect to receive notes or the capital structure of American Spectrum.

- Stanger's opinion as to the fairness to the funds of the allocation of American Spectrum shares, from a financial point of view, relies on information prepared by the general partners of the funds and the CGS Management Company. The general partners are controlled by CGS, which, in turn, controls American Spectrum. Because Stanger will not update its fairness opinion, changes may occur from the date of the fairness opinion that might affect the conclusions expressed in such opinion.

- Stanger's fairness opinion addresses solely the allocation of the American Spectrum shares. The opinion does not address the allocation of shares for all possible combinations of participating funds. In addition, the opinion does not address any other terms of the transaction, the trading value of the shares, or alternatives to the transaction. Accordingly, there are matters which are significant to limited partners' evaluation of the consolidation which are not addressed by the fairness opinion.

- There is a risk that third parties will assert claims against American Spectrum that the general partners of the fund breached their fiduciary duties to their limited partners or that the consolidation violates the relevant partnership agreements and that they may commence litigation against American Spectrum. As a result, American Spectrum may incur costs associated with defending or settling such litigation or paying any judgment if it loses. As of the present time, no limited partner of the funds has initiated any lawsuit on such grounds.

- As an American Spectrum stockholder, you will have different rights and remedies against American Spectrum, its officers and directors than you have against the managing general partner of your fund. The legal remedies available to American Spectrum, to you and to other stockholders after the consolidation against any officers or directors of American Spectrum may be more limited.

- An active secondary market for the notes will not likely develop, making it difficult for noteholders to sell their notes prior to maturity, or subjecting them to the risk of selling the notes at substantial discounts to facilitate their sale. Thus, a noteholder will likely not be able to liquidate his investment in the event of an emergency, and the notes may not be readily acceptable as loan collateral. Limited partners electing to receive notes are likely to receive the full face amount of their notes only if they hold the obligations to maturity, which is eight years after the closing date of the consolidation.

- Upon consummation of the consolidation, American Spectrum will have more indebtedness and leverage than the funds. American Spectrum currently has a ratio of debt to total value of assets of 63% and intends to increase their ratio to ___% following the consummation of consolidation.

- Because American Spectrum has not identified new properties, it is not possible to provide you with information to evaluate the merits of the properties in which American Spectrum may invest in the near future. You also will not have the ability as a stockholder or noteholder of American Spectrum to approve or disapprove of American Spectrum's investments. American Spectrum may not buy properties on financially attractive terms. It may not make a profit on its investments.

- Like your investment in the funds, if you become a stockholder in American Spectrum, your investment will be subject to the risks of investing in real property. In general, a downturn in the national or local economy, changes in the zoning or tax laws or the availability of financing could affect the performance and value of the properties. Also, because real estate is relatively illiquid, American Spectrum may not be able to respond promptly to adverse economic or other conditions by varying its real estate holdings.

- We intend to continue CGS's strategy of investing in properties that we believe are under-valued. Our success will depend on future events that increase the value of the properties. As a result, this strategy has greater risks than investing in properties with proven cash flows.

- The partnership agreement of each of the funds prohibits transactions with affiliates, such as the consolidation with us, and the consolidation could not close without amendments to the partnership agreement.

TAX RISKS

TRANSFER OF ASSETS TO AMERICAN SPECTRUM MAY FAIL TO QUALIFY AS A TRANSACTION WHERE NO GAIN IS RECOGNIZED TO THE TRANSFEROR.

      The fund intends to report the consolidation on the basis that it will not result in gain or loss to any limited partner who elects to receive shares. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails your fund will recognize gain. Such gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain.

IF AMERICAN SPECTRUM FAILS TO ELECT REIT STATUS OR QUALIFY AS A REIT FOR TAX PURPOSES, AMERICAN SPECTRUM WILL PAY FEDERAL INCOME TAXES AT CORPORATE RATES.

      American Spectrum does not intend to qualify as a REIT until 2002. Further, American Spectrum is not required to make a REIT election. If American Spectrum fails to qualify as a REIT, or its Board of Directors determines not to make a REIT election or for any time period before an Effective REIT election, American Spectrum will be taxed as a Corporation.

      American Spectrum's qualification as a REIT depends on meeting the requirement of the Code and Regulations as applicable to REITs. American Spectrum has not requested, and does not plan to request, a ruling from the Internal Revenue Service that it qualifies as a REIT. It has received an opinion, however, from its tax counsel, Proskauer Rose LLP, that it will meet the requirements for qualification as a REIT. Proskauer Rose LLP's opinion is based upon representations made by American Spectrum regarding relevant factual matters, existing Code provisions, applicable regulations issued under the Code, reported administrative and judicial interpretations of the Code and regulations, Proskauer Rose LLP's review of relevant documents and the assumption that American Spectrum will operate in the manner described in this consent solicitation.

      However, you should be aware that opinions of counsel are not binding on the Internal Revenue Service or any court. Furthermore, the conclusions stated in the opinion are conditioned on, and American Spectrum's continued qualification as a REIT will depend on, American Spectrum's management meeting various requirements discussed in more detail under the heading "Federal Income Tax Considerations -- Taxation of American Spectrum" beginning on page ____.

      A REIT is subject to an entity level tax on the sale of certain property it held before electing REIT status. During the 10-year period following its qualification as a REIT, American Spectrum will be subject to an entity level tax on the income it recognizes upon the sale of assets including all the assets transferred to it as part of the consolidation it held before electing REIT status in an amount up to the amount of the built-in gains at the time American Spectrum becomes a REIT.

      If American Spectrum fails to qualify as a REIT, it would be subject to federal income tax at regular corporate rates. In addition to these taxes, American Spectrum may be subject to the federal alternative minimum tax and various state income taxes. If American Spectrum qualifies as a REIT and its status as a REIT is subsequently terminated or revoked, unless specific statutory provisions entitle American Spectrum to relief, it could not elect to be taxed as a REIT for four taxable years following the year during which it was disqualified. Therefore, if American Spectrum loses its REIT status, the funds available for distribution to you, as a stockholder, would be reduced substantially for each of the years involved.

Limitations on Share Ownership

      In order to protect its REIT status, American Spectrum's amended and restated articles of incorporation includes limitations on the ownership by any single stockholder of any class of American Spectrum capital stock. The amended and restated articles of incorporation also prohibit anyone from buying shares if the purchase would cause American Spectrum to lose its REIT status. These restrictions may discourage a change in control of American Spectrum, deter any attractive tender offers for American Spectrum shares or limit the opportunity for you or other stockholders to receive a premium for your American Spectrum shares.

If American Spectrum cannot meet its REIT distribution requirements, it may have to borrow funds or liquidate assets to maintain its REIT status.

      For taxable years commencing after December 31, 2000, subject to adjustments that are unique to REITs, a REIT generally must distribute 90% of its taxable income. In the event that American Spectrum does not have sufficient cash, this distribution requirement may limit American Spectrum's ability to acquire additional properties. Also, for the purposes of determining taxable income, the Code may require American Spectrum to include rent and other items not yet received and exclude payments attributable to expenses that are deductible in a different taxable year. As a result, American Spectrum could have taxable income in excess of cash available for distribution. If this occurred, American Spectrum may have to borrow funds or liquidate some of its assets in order to make sufficient distributions and maintain its status as a REIT or obtain approval from its stockholders in order to make a consent dividend.

Changes in the tax law could adversely affect American Spectrum's REIT status.

      American Spectrum's treatment as a REIT for federal income tax purposes is based on the tax laws that are currently in effect. We are unable to predict any future changes in the tax laws that would adversely affect American Spectrum's status as a REIT. In the event that there is a change in the tax laws that prevents American Spectrum from qualifying as a REIT or that requires REITs generally to pay corporate level federal income taxes, American Spectrum may not be able to make the same level of distributions to its stockholders. In addition, such change may limit American Spectrum's ability to invest in additional properties.

             EFFECT ON FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      Upon completion of the transaction, the operations and existence of the partnerships will cease. See "THE CONSOLIDATION" in the consent solicitation. If the transaction is not completed, we contemplate liquidation of the partnerships, which would result in an all-cash payment to you in the near future.

      If the consolidation is not approved, the general partners plan to promptly list the fund's properties for sale with brokers and commence the process of liquidating the fund's properties. The general partners believe that it could take an extended time to complete the sale of all of the fund's properties and is likely to take in excess of one year. After completing the liquidation, the fund would distribute the net proceeds, except for a portion which will be held by the fund to cover potential liability for representations and warranties in the sales contract and administrative expenses of winding up the fund.

              AMERICAN SPECTRUM SHARES TO BE ALLOCATED TO THE FUND

      The proposed number of American Spectrum shares to be allocated to your fund was determined by American Spectrum as set forth under "Allocation of American Spectrum Shares" below.

The managing general partner of your fund determined the fairness of the value of the American Spectrum shares to be allocated to the fund based in part on the appraisal by Stanger of the value of the property portfolio held by your fund. In addition, your fund, the other funds and American Spectrum engaged Stanger to provide your fund and the other funds with an opinion that the allocation of the American Spectrum shares (i) between the funds and the CGS privately held entities, including the CGS Management Company and (ii) among the funds, is fair from a financial point of view to the limited partners of the funds.

      The following table sets forth the consideration, based on the Exchange Value, to be allocated to your fund in the consolidation. This data assumes that none of the limited partners of your fund have elected to receive notes. You should note that the American Spectrum shares may trade at prices below the Exchange Value upon listing on the

------------.

                                      Exchange Value of                                                 Percentage of
    Number of                         American Spectrum                                                     Total
    American      Exchange Value of   Shares per $1,000      GAAP Book Value                              American
 Spectrum Shares       American        Original Limited     June 30, 2000 per                             Spectrum
  Allocated to         Spectrum       Partner Investment     Average $1,000       Percentage of Total   Shares Issued
    Fund (1)          Shares(2)              (2)           Original Investment      Exchange Value           (3)
----------------  -----------------   ------------------   -------------------    -------------------   -------------
683,383              $10,250,749           $675.28               $368.25                 9.27%              9.27%

----------------

(1) The American Spectrum shares issuable to limited partners of each fund as set forth in this chart will not change if American Spectrum acquires fewer than all of the funds in the consolidation. This number assumes that none of the limited partners of the fund has elected the notes option. We determined the number of shares issued to each fund or entity by dividing the Exchange Value for the fund or entity by $15, which is our estimate of the net asset value per share of the American Spectrum shares.

(2) Values are based on the Exchange Value per share of $15 established by us. The Exchange Value of each of the funds is our estimate of net asset value of the fund's assets. The Exchange Value equals (i) the appraised value of your fund's assets, as determined by Stranger; plus (ii) the book value of non-real estate asset of your fund; minus (iii) mortgage and other indebtedness of your fund and minus (iv) your fund's allocable share of the consolidation expenses. Upon listing the American Spectrum shares on
      the             , the actual values at which the American Spectrum shares
      will trade on the              may be at prices below $15.

(3) Includes shares issuable on exchange of limited partnership interests issued to the owners of the CGS privately held entities.

      The following table provides information concerning the property owned by your fund, including its appraised value. The appraisal was prepared by Stanger on March 31, 2000.

                                  Property             Appraised           Property              Property           Year
         Property                 Location               Value               Type                  Size          Constructed
         --------            -----------------         ---------       ---------------      ----------------     -----------
Leawood Fountain                 Leawood, KS           6,580,000            Office            85,778 sq. ft.      1982-1983
Plaza
Oak Grove Commons             Downers Grove, IL        5,570,000       Office/warehouse      137,678 sq. ft.      1972-1976

                     ALLOCATION OF AMERICAN SPECTRUM SHARES

American Spectrum shares issued in the consolidation will be allocated as follows:

      American Spectrum shares will be allocated (1) between the funds as a group and the CGS privately held entities and the CGS Management Company, and
(2) among the funds, based upon the estimated net asset value, computed as described in the accompanying consent solicitation (the "Exchange Value") of each of the funds, the CGS privately held entities and the CGS Management Company. Your managing general partner believes that the Exchange Values of the funds, the CGS privately held entities and the CGS Management Company represent fair estimates of the value of their assets, net of liabilities and allocable expenses of the consolidation, as of June 30, 2000, and constitute a reasonable basis for allocating the American Spectrum shares between the funds and the CGS privately held entities, including the CGS Management Company, and among all the funds.

      The following summarizes the determination of the Exchange Value and the allocation of American Spectrum shares to your fund and the other funds. We first determined the Exchange Value of each of the funds, the CGS privately held entities and the CGS Management Company. The Exchange Value of the funds and the CGS privately held entities were determined based on appraisals of their real properties prepared by Stranger. The appraised values were then adjusted for other assets and liabilities of the entities and allocable expenses of the consolidation. The Exchange Value for the CGS Management Company was determined based on valuation methods we believe are reasonable. These valuation methods are described in the consent solicitation. The sum of these values is the Exchange Value of all of our assets. To allocate the shares, we arbitrarily selected an Exchange Value per share of $15. We did not consult with any independent third parties in selecting $15. We allocated to each fund a number of American Spectrum shares equal to the Exchange Value of its assets divided by $15. In accordance with each fund's partnership agreement, all of the American Spectrum shares were allocated to the limited partners. Thus, each American Spectrum share represents $15 of Exchange Value. Since the market may not value the American Spectrum Shares as having a value equal to the Exchange Value, the American Spectrum shares may trade at price of less than $15 per share.

      For a detailed explanation of the manner in which the allocations are made, see "Allocation of Shares" on page __ of the consent solicitation.

                                   ALLOCATION
                 ALLOCATION OF AMERICAN SPECTRUM SHARES BETWEEN
               THE FUNDS AND THE CGS PRIVATELY HELD ENTITIES, AND
                         THE CGS MANAGEMENT COMPANY (1)


                                                                                                        PERCENTAGE OF
                                                                                                       TOTAL AMERICAN
                                                                 PERCENTAGE OF          SHARE             SPECTRUM
                                             EXCHANGE VALUE     EXCHANGE VALUE     ALLOCATION (1)       SHARES ISSUED
                                             --------------     --------------     --------------       -------------
Sierra Pacific Development Fund            $        5,874,720             5.32         391,648              5.32%
Sierra Pacific Development Fund II                 12,590,013            11.39         839,334             11.39%
Sierra Pacific Development Fund III                   429,832             0.40          28,655              0.40%
Sierra Pacific Institutional Properties V           4,920,557             4.45         328,037              4.45%
Sierra Pacific Pension Investors '84               18,186,978            16.46       1,212,465             16.46%
Nooney Income Fund Ltd., L.P.                      10,250,749             9.27         683,383              9.27%
Nooney Income Fund Ltd. II, L.P.                   15,315,594            13.86       1,021,040             13.86%
Nooney Real Property Investors-Two, L.P.            8,181,768             7.40         545,451              7.40%
CGS privately held entities                        31,748,046            28.73       2,116,536             28.73%
CGS Management Company                              3,020,122             2.73         201,341              2.73%
Totals                                     $      110,518,379           100.00%      7,367,890            100.00%
                                           ==================           ======       =========            ======

----------------------

(1) Some of the equity owners in the CGS privately held entities, including affiliates of American Spectrum, will be allocated Operating Partnership units instead of American Spectrum shares. Each Operating Partnership unit provides the same rights to distributions as one share of common stock in American Spectrum and, subject to some limitations, is exchangeable for American Spectrum shares on a one-for-one basis after a twelve month period.

      After determining the Exchange Value for the fund, the Exchange Value to be allocated to the partners of the fund in accordance with the provisions of the partnership agreement allocable to distributions on liquidation.

      Under the partnership agreement, after payment of all debts and liabilities of the fund, the net proceeds on liquidation following a sale of all of the fund's properties will be distributed as follows:

- first, pro rata to the limited partners until they receive an amount equal to their share of previously undistributed net income;

- second, to the limited partners in an amount equal to their share of their adjusted capital contribution;

- third, to the general partners in an amount equal to any loans or advances they have made;

- fourth, to the general partners in an amount equal to their share of previously undistributed net income;

- fifth, to the general partners in an amount equal to their adjusted capital contribution;

- sixth, pro rata to the limited partners in the amount equal to the excess of 10% cumulative return, minus prior distributions to the limited partners;

- seventh, pro rata to the general partners in an amount equal to the excess of 10% cumulative return over prior distributions to the general partners; and

- eighth, the balance 85% to all of the partners in proportion to their capital contributions and 15% to the general partners.

Under the terms of the Partnership Agreement, the general partners would not be entitled to any of the American Spectrum shares issuable of the fund. Accordingly, all of the American Spectrum shares issuable to the partners of the fund is being allocated to the limited partners.

                          FAIRNESS OF THE CONSOLIDATION

GENERAL

         Your managing general partner believes the consolidation to be fair to, and in the best interests of, the fund and its limited partners. After careful evaluation, your managing general partner has concluded that the consolidation is the best way to maximize the value of your investment. Your managing general partner recommends that you and the other limited partners approve the consolidation of your fund and receive American Spectrum shares in the consolidation.

         Although your managing general partner believes the terms of the consolidation are fair to you and the other limited partners, your managing general partner has conflicts of interest with respect to the consolidation, including, among others, its realization of substantial economic benefits upon completion of the consolidation. For a further discussion of the conflicts of interest and potential benefits of the consolidation to your managing general partner see "Conflicts of Interest -- Substantial Benefits to Related Parties" on page __ of the consent solicitation.

         Also, your managing general partner wants you to note:

- The market prices for the American Spectrum shares may fluctuate with changes in market and economic conditions, the financial condition of American Spectrum and other factors that generally influence the market prices of securities, including the market perception of REITs in general. Such fluctuations may significantly affect liquidity and market prices independent of the financial performance of American Spectrum.

- American Spectrum established the terms of its offer, including the Exchange Value, without any arm's-length negotiations. Accordingly, our offer consideration may not reflect the value that you could realize upon a sale of your units or a liquidation of your fund's assets.

- You do not have the right to elect to receive a cash payment equal to the value of your interest in the fund if your fund approves the consolidation and you have voted "Against" it. You only have the right to elect to receive, as your portion of the consideration received by your fund, notes. As a holder of notes, you are likely to receive the full face amount of the notes only if you hold the notes to maturity. The notes will mature approximately eight years after the consolidation. You may receive payments earlier only if American Spectrum chooses to repay the notes prior to the maturity date, or to the extent that American Spectrum is required to prepay the notes in accordance with their terms following property sales or refinancings.

         The following table summarizes the results of your managing general partner's comparative valuation analysis:


                                                                  GAAP Book Value June 30,     Exchange Value per
 Estimated Going Concern Value   Estimated Liquidation Value per   2000 per Average $1,000      $1,000 Original
 per $1,000 Original Investment    $1,000 Original Investment        Original Investment        Investment (1)
------------------------------   -------------------------------  ------------------------     -------------------
        $520.00-$585.00                     $661.00                       $ 368.25                  $675.28


(1) Values are based on the Exchange Value per share of $15 established by us. The Exchange Value of each of the funds is our estimate of net asset value of the fund's assets. The Exchange Value equals (i) the appraised value of each fund's assets, as determined by Stanger; plus
         (ii) the book value of non-real estate assets of each fund; minus (iii) mortgage and other indebtedness of each fund; minus (iv) each fund's allocable portion of the consolidation expenses. Upon listing the
         American Spectrum shares on the          , the actual values at which
         the American Spectrum shares will trade on the           may be at
         prices below $15.

         We do not know of any factors that may materially affect (i) the value of the consideration to be allocated to the fund, (ii) the value of the units for purposes of comparing the expected benefits of the consolidation to the potential alternatives considered by the managing general partner or (iii) the analysis of the fairness of the consolidation.

                          BENEFITS OF THE CONSOLIDATION

WHY YOUR MANAGING GENERAL PARTNER BELIEVES THE CONSOLIDATION IS FAIR TO YOU

         Your managing general partner believes that the terms of the consolidation are fair, and that they will maximize the return on your investment for the following principal reasons:

         - Your managing general partner believes that the expected benefits of the consolidation to you outweigh the risks and potential detriments of the consolidation to you. These benefits include the following:

         - American Spectrum plans to make additional investments and obtain additional financing. As a result, we believe that there is greater potential for increases in the price of your American Spectrum shares over time and increased distributions to you as an American Spectrum stockholder.

         - We believe the consolidation may provide you with increased liquidity. Therefore, you may have the ability to find more buyers for your American Spectrum shares and the price you receive is more likely to be the market price.

         - We expect to make regular cash distributions to our shareholders. We believe that these distributions will increase over time or as a result of future acquisitions.

         - We will own a larger number of properties and have a broader group of property types, tenants and geographic locations than your fund. This increased diversification will reduce the dependence of your investment upon the performance of a particular company.

         - The combination of the funds under the ownership of American Spectrum will result in cost savings.

         - Your managing general partner reviewed the estimated value of the consideration to be received by you if your fund is consolidated with American Spectrum, and compared it to the consideration that you might have received under the alternatives to the consolidation. Your managing general partner considered the continuation of the funds without change and the liquidation of the funds and the distributions of the net proceeds to you. They concluded that over time the likely value of American Spectrum shares would be higher than the value of the consideration you would receive if they selected one of the other alternatives.

         - Your managing general partner considered that you may vote for or against the consolidation, and, if you vote against it, you may elect to receive either American Spectrum shares or notes if your fund approves the consolidation.

         - Your managing general partner considered the availability of the notes option. The notes option gives limited partners increased procedural fairness by providing an alternative to limited partners. The notes provide greater security of principal, a certainty as to maturity date, and regular interest payments. In contrast, the American Spectrum shares permit the holders of the American Spectrum shares to participate in American Spectrum's potential growth and are a more liquid investment.

         - Your managing general partner have adopted the conclusions of the fairness opinion and appraisals rendered by Stanger, which are described in the consent solicitation.

         You should note however that by voting "For" the transaction you would be precluding the fund from entering into alternatives, including liquidation of the fund. The alternatives have some potential benefits, including the following:

         -        Liquidation provides liquidity to you as properties are sold.
                  You would receive the net liquidation proceeds received from the sale of your fund's assets.

         - The amount that you would receive would not be dependent on the stock market's valuation of American Spectrum.

         - You would avoid the risks of continued ownership of your fund and ownership of American Spectrum.

         Another alternative would be to continue your fund. Continuing your fund without change would have the following benefits:

         - Your fund would not be subject to the risks associated with the ongoing operations of American Spectrum. Instead each fund would remain a separate entity with its own assets and liabilities.

         - You would continue to be entitled to the safeguards of your partnership agreement.

         - Your fund's performance would not be affected by the performance of the other funds and assets that American Spectrum will acquire in the consolidation.

         - Eventually, your fund would liquidate its holdings and distribute the net proceeds in accordance with the terms of your fund's partnership agreement.

         - There would be no change in your voting rights or your fund's operating policies.

         - Your fund would not incur its share of the expenses of the consolidation.

         - For federal income tax purposes, income from your fund may, under certain circumstances, be offset by passive activity losses generated from your other investments; you lose the ability to deduct passive losses from your investment in American Spectrum

         - You would not be subject to any immediate federal income taxation that would otherwise be incurred by you from the consideration.

         However, as discussed under "RECOMMENDATION AND FAIRNESS DETERMINATION" in the consent solicitation, your managing general partner believes that the disadvantages of the alternatives outweigh the benefits.

                          EXPENSES OF THE CONSOLIDATION

         If your fund approves the consolidation, the portion of the consolidation expenses attributable to your fund will be paid by your fund, as detailed below. The number of American Spectrum shares paid to your fund would reflect a reduction for your fund's expenses of the consolidation. Consolidation expenses are expected to range from 2.5% to 3.5% of the estimated value of the American Spectrum shares payable to each of the funds.

         If the consolidation of your fund is not approved, we will bear a percentage of all consolidation expenses equal to the total number of abstentions and "Against" votes cast by the limited partners of your fund divided by the total number of abstentions and votes cast by you and the other limited partners of your fund. In such event, your fund will bear the remaining consolidation expenses.

         The following table sets forth the consolidation expenses for your funds entities and the CGS Management Company:

         The following table sets forth the estimated consolidation expenses of consolidating with your fund:


                          Pre-Closing Transaction Costs

Legal Fees(1)............................................................................... $ 29,495
Appraisals and Valuation(2).................................................................    7,543
Fairness Opinions(3)........................................................................   20,278
Solicitation Fees(4)........................................................................    2,571

Printing and Mailing(5).....................................................................    6,427
Accounting Fees(6)..........................................................................   70,447
Pre-formation Cost(7).......................................................................   29,495
         Subtotal........................................................................... $166,256

                                  Closing Transaction Costs

Title, Transfer Tax and Recording Fees(8)................................................... $ 14,748
Legal Closing Fees(9).......................................................................    7,827
         Subtotal........................................................................... $ 22,575
Total....................................................................................... $188,831

*        Estimated.

(1) Aggregate legal fees to be incurred in connection with the consolidation are estimated to be $800,000. Your fund's pro rata portion of these fees was determined based on the ratio of the appraised value of your fund's properties to the total appraised value of the real estate assets of the funds and the CGS privately held entities, based on the appraisal prepared by Stanger, and the value of the assets of CGS Management Company.

(2) Aggregate appraisal and valuation fees to be incurred in connection with the consolidation were $150,000. Your fund's pro rata portion of these fees was determined based on the number of properties in your fund.

(3) The funds received a fairness opinion from Stanger and the funds incurred a fee of $202,037. Your fund's pro rata portion of these fees was determined based on the ratio of the appraised value of the real estate of your fund to the total appraised value of the real estate assets of the funds and the CGS privately held entities based on the appraisal prepared by Stanger, and the value of the assets of CGS Management Company.

(4) Aggregate solicitation fees to be incurred in connection with the consolidation are estimated to be $30,000. Your fund's pro rata portion of these fees was determined based on the number of limited partners in your fund.

(5) Aggregate printing and mailing fees to be incurred connection with the consolidation are estimated to be $75,000. Your fund's pro rata portion of these fees was determined based on the number of limited partners in your fund.

(6) Aggregate accounting fees to be incurred in connection with the consolidation are estimated to be $1,800,000. Your fund's pro rata portion of these fees was determined based on the ratio of your fund's total assets as of June 30, 2000 to the total assets of all of the funds, the CGS privately held entities, and the CGS Management Company, as of June 30, 2000.

(7) Aggregate pre-formation costs to be incurred in connection with the consolidation are estimated to be $800,000. Your fund's pro rata portion of these costs was determined based on the ratio of the appraised value of your fund's real estate assets to the total appraised value of the real estate assets of the funds and the CGS privately held entities, based on the appraisal prepared by Stanger, and the value of the assets of CGS Management Company.

(8) Aggregate title, transfer tax and recording fees to be incurred in connection with the consolidation are estimated to be $400,000. Your fund's pro rata portion of these fees was determined based on the ratio of the value of fund's appraised value to the total appraised value of the real estate assets of the funds and the CGS privately held entities, based on the appraisal prepared by Stanger, and the value of the assets of CGS Management Company.

(9) Aggregate legal closing fees to be incurred in connection with the consolidation are estimated to be $200,000. Your fund's pro rata portion of these fees was determined based on the ratio of your fund's total assets as of

         June 30, 2000 to the total assets of all of the funds and the CGS privately held entities, including the CGS Management Company, as of June 30, 2000.

         The solicitation fees related to the consolidation will be allocated among the funds and American Spectrum depending upon whether the consolidation is consummated. For purposes of the consolidation, the term "Solicitation Fees" includes costs such as telephone calls, broker-dealer facts sheets, legal and other fees related to the solicitation of comments, as well as reimbursement of costs incurred by brokers and banks in forwarding the consent solicitation to you and the other limited partners.

         If American Spectrum acquires all of the funds, all of the solicitation fees will be payable by American Spectrum. If American Spectrum acquires less than all of the funds, all of the solicitation fees will be payable by American Spectrum or the funds that are acquired in proportion to their respective Exchange Values. If none of the funds are acquired by American Spectrum, all of the solicitation fees will be payable by us.

DISTRIBUTIONS

         The following table sets forth the distributions paid per $1000 investment in the periods indicated below. The original cost per unit was $1,000.00.

Year Ended December 31                                   Amount
---------------------------------------------------------------
1995...............................................      12.50
1996...............................................      18.75
1997...............................................      18.75
1998...............................................      25.00
1999...............................................          0
Six months ended June 30, 2000.....................    $     0
                                                       =======

DISTRIBUTIONS AND COMPENSATION PAID TO THE GENERAL PARTNERS AND THEIR AFFILIATES

         The following information has been prepared to compare the amounts of compensation paid and distributions made by your fund to the general partners and their affiliates to the amounts that would have been paid if the compensation and distribution structure which will be in effect after the consolidation had been in effect during the years presented below.

         Under the partnership agreements, the general partners of your fund and their affiliates are entitled to receive distributions as general partners and fees in connection with managing the affairs of your fund. The partnership agreements also provide that the general partners are to be reimbursed for their expenses for administrative services performed for each fund, such as legal, accounting, transfer agent, data processing and duplicating services.

         The general partners and their affiliates are entitled to the following fees from the fund:

- a management fee equal to 9% of the net operating cash flow, subject to a preferential distribution to limited partners of 7.5% per annum;

- a property management fee equal to 5% of the gross revenues from residential properties and 6% of the gross revenues from industrial and commercial properties;

- reimbursement of out-of-pocket expenses, including salaries of employees directly engaged in full time leasing, servicing, operation or maintenance of the properties; and

- a real estate commission on the sale of properties in an amount not to exceed the lesser of (1) 3% of the gross sales price of the property, or (2) 50% of the standard real estate commission.

         American Spectrum intends to operate as an internally-advised REIT. As part of the consolidation, your fund will share in the overall cost of managing the consolidated portfolio of properties owned by American Spectrum with the other participating funds and the other shareholders and holders of Operating Partnership units. Affiliates of the general partners will receive dividends on shares of American Spectrum issued to them in exchange for their interests in the CGS Management Company and salaries and other compensation as officers and directors of American Spectrum. These dividend payments and compensation are in lieu of the payments to the general partners discussed above.

         During the years ended December 31, 1997, 1998 and 1999 and the six months ended June 30, 2000, the aggregate amounts accrued or actually paid by your fund to the general partner are shown below under "Historical" and the estimated amounts of compensation that would have been paid had the consolidation been in effect for the years presented as a "C" corporation or as a REIT are shown below under "Pro Forma as a "C" Corporation" and "Pro Forma as a REIT," respectively:

                 COMPENSATION, REIMBURSEMENTS AND DISTRIBUTIONS
                            TO THE GENERAL PARTNERS(1)


                                                                  Year Ended December 31,        Six Months Ended
                                                         --------------------------------------      June 30,
                                                           1997           1998           1999          2000
                                                         --------       --------       --------  -------------
HISTORICAL:
Management Fees                                          $107,130       $111,606       $125,314        $62,967
Administrative Fees                                        25,000         25,000         25,000         12,500
Leasing Fees                                                   --             --             --             --
Construction Supervision Fees                                  --             --             --             --
Broker Fees                                                    --             --             --             --
General Partner Distributions                              31,665         42,193             --             --
Limited Partner Distributions                                  --             --             --             --
Total historical                                         $163,795       $178,799       $150,314        $75,467

PRO FORMA AS A "C" CORPORATION:
Distributions on American Spectrum Shares issuable
     in respect of limited partnership interests            3,311             --         24,146         13,871
Distributions on American Spectrum Shares issuable
     in respect of the CGS Management Company               2,031             --         14,810          8,508
Restricted Stock and Stock Options                         50,952         50,952         50,952         25,476
Salary, Bonuses and Reimbursements                        158,226        158,226        158,226         79,113
Total pro forma as a "C" Corporation                      214,520        209,178        248,134        126,968

PRO FORMA AS A REIT:
Distributions on American Spectrum Shares issuable
     in respect of limited partnership interests            3,311             --         24,146         13,871
Distributions on American Spectrum Shares issuable
     in respect of the CGS Management Company               2,031             --         14,810          8,508
Restricted Stock and Stock Options                         50,952         50,952         50,952         25,476
Salary, Bonuses and Reimbursements                        158,226        158,226        158,226         79,113
Total pro forma as a REIT                                 214,520        209,178        248,134        126,968

--------
(1) For description of the calculation of these amounts, please refer to the notes to the table entitled "Compensation, Reimbursement and Distributions to the General Partners" in the Consent Solicitation.

                                PROPERTY OVERVIEW

     Your fund owns one office property located in California. Information regarding the property as of September 30, 2000 is set forth below.


                                                       RENTABLE SQUARE FEET         ANNUALIZED NET RENT(1)
                                                 -------------------------------   -----------------------    PER LEASED
                                       YEAR                              SQ. FT.                  % OF         SQUARE     PERCENTAGE
  PROPERTY          STATE   TYPE      BUILT       NUMBER      % LEASED    LEASED      AMOUNT      TOTAL         FOOT       OWNERSHIP
-----------------   -----  -------   --------    --------     --------   --------   ----------- ----------    ----------  ----------
Oak Grove Commons     IL   OFF/WARE   1972-76     137,678       94.89%   130,637     $  932,167    2.55%        7.14        100%
Leawood Fountain
Plaza                 KS   OFFICE      1982        85,778       88.92%    76,272     $1,343,793    3.68%       17.62        100%

                                  REQUIRED VOTE

LIMITED PARTNER APPROVAL REQUIRED BY THE PARTNERSHIP AGREEMENT

     Section 5.2 of your fund's partnership agreement provides that the vote of limited partners representing greater than 50% of the outstanding units is required to approve a sale or disposition, at one time, of "all or substantially all" of the assets of the fund, which is defined by the partnership agreement to be a transaction or series of transactions resulting in the transfer of either
(a) 66 2/3% or more of the net book value of your fund's properties as of the end of the most recently completed calendar quarter, or (b) 66 2/3% or more in number of the properties owned by the fund. Because the consolidation of your fund may be deemed to be a sale of "all or substantially all" of the assets of the fund within the meaning of the partnership agreement, it may not be consummated without the approval of limited partners representing greater than 50% of the outstanding units.

CONSEQUENCE OF FAILURE TO APPROVE THE CONSOLIDATION

     If the limited partners of your fund representing greater than 50% of the outstanding units do not vote "For" the consolidation, the consolidation may not be consummated under the terms of the partnership agreement. In such event, your managing general partner plans to continue to operate your fund as a going concern and to eventually dispose of your fund's properties if, in your managing general partner's opinion, market conditions permit, as contemplated by the terms of the partnership agreement.

SOLICITATION OF VOTE IN FAVOR OF THE CONSOLIDATION

     Through the consent solicitation accompanying this supplement, we are asking you, the limited partners of the fund, to vote on whether to approve the consolidation. As discussed above, limited partners holding in excess of 50% of the outstanding units in the fund must vote "For" the consolidation on the enclosed consent form in order for the fund to be included in the consolidation. For the reasons set forth in the accompanying consent solicitation, your managing general partner believes that the terms of the consolidation provide substantial benefits and are fair to you and recommends that you vote "For" approval of the consolidation. Before deciding how to vote on the consolidation, you should read this supplement, the consent solicitation and the accompanying materials in their entirety.

                     AMENDMENTS TO THE PARTNERSHIP AGREEMENT

     Two amendments to the partnership agreement of the fund are necessary in connection with the consummation of the consolidation. The amendments are attached to this Supplement as Appendix C.

     First, the partnership agreement currently prohibits a sale of properties to the general partners or their affiliates. Accordingly, consent of the limited partners is being sought for an amendment to the partnership agreement that permits such a transfer in connection with the consolidation.

     Second, the partnership agreement does not contain a provision addressing mergers. Under Missouri law, a merger with a corporation, like American Spectrum, requires the consent of all of the partners, unless the partnership agreement otherwise provides. The proposed amendment permits the merger in connection with the consolidation if the managing general partner and the limited partners holding a majority of the units consent. The managing general partner believes that there will be reduced transaction costs to the fund if the consolidation is consummated through a merger rather than a sale of assets.

     Accordingly, the managing general partner recommends that limited partners vote to approve the amendments. The consent of limited partners holding the majority of the outstanding units is required to amend the partnership agreement. In addition to voting for the consolidation, limited partners must vote "For" the amendments to allow the consummation of the consolidation.

                                VOTING PROCEDURES

     The consent solicitation, this supplement, the accompanying transmittal letter, the power of attorney and the limited partner consent constitute the solicitation materials being distributed to you and the other limited partners to obtain your votes "For" or "Against" the consolidation of your fund by American Spectrum. Please note that we refer, collectively, to the power of attorney and limited partner consent as the consent form.

     In order for your fund to be consolidated into American Spectrum, the limited partners holding greater than 50% of the outstanding units of your fund must approve the consolidation and the amendments to the partnership agreement. Your fund will be consolidated into American Spectrum through a merger with American Spectrum in the manner described in the consent solicitation. A copy of the Agreement and Plan of Merger dated________, 2000, by and between American Spectrum and your fund is attached hereto as Appendix B. We encourage you to read it.

If you vote "For" the consolidation, you will be effectively voting against the alternatives to the consolidation. If the consolidation is not approved [insert plans for fund].

     You should complete and return the consent form before the expiration of the solicitation period which is the time period during which limited partners may vote "For" or "Against" the consolidation (the "Solicitation Period"). The Solicitation Period will commence upon delivery of the solicitation materials to you (on or about __________, 2000), and will continue until the later of (a) __________, 2000 (a date not less than 60 calendar days from the initial delivery of the solicitation materials), or (b) such later date as we may select and as to which we give you notice. At our discretion, we may elect to extend the Solicitation Period. We reserve the right to extend the Solicitation Period even if a quorum has been obtained pursuant to your fund's partnership agreement. Under no circumstances will the Solicitation Period be extended beyond _________ __, 2000. Any consent form received by [ ], which was hired by us to tabulate your votes, prior to [ ] [p.m.] [Eastern] time on the last day of the Solicitation Period will be effective provided that such consent has been properly completed and signed. If you do not return a signed consent form by the end of the Solicitation Period, it will have the same effect as having voted "Against" the consolidation and you will receive American Spectrum shares if your fund approves the consolidation. If you submit a properly signed consent form but do not indicate how you wish to vote, you will be counted as having voted "For" the consolidation and will receive American Spectrum shares if your fund approves the consolidation. You may withdraw or revoke your consent form at any time in writing before consents from limited partners equal to more than 50% of the required vote are received by your fund.

     A copy of the consent form, on blue paper, accompanies each of the supplements that you received in the mail with the consent solicitation. The consent form consists of two parts. Part A seeks your consent to American Spectrum's consolidation with your fund and certain related matters. The exact matters which a vote in favor of the consolidation will be deemed to approve are described above under "Required Vote." If you return a signed consent form but fail to indicate whether you are voting "For" or "Against" any matter, you will be deemed to have voted "For" such matter.

     Part B of the consent form is a power of attorney, which must be signed separately. The power of attorney appoints ____________ and _____________ as your attorneys-in-fact for the purpose of executing all other documents and instruments advisable or necessary to complete the consolidation. The power of attorney is intended solely to ease the administrative burden of completing the consolidation without requiring your signatures on multiple documents.

                        FEDERAL INCOME TAX CONSIDERATIONS

         Tax matters are very complicated, and the tax consequences of the consolidation to you will depend on the facts of your own situation. We urge you to consult your tax advisor for a full understanding of the tax consequences of the consolidation to you.

MATERIAL TAX DIFFERENCES BETWEEN THE OWNERSHIP OF UNITS AND AMERICAN SPECTRUM SHARES

     If your fund consolidates with American Spectrum you will receive American Spectrum shares unless you elect the notes option, in which case you will receive notes.

     If your fund consolidates with American Spectrum and you receive American Spectrum shares, your ownership of American Spectrum shares will affect the character and amount of income reportable by you in the future. Because each of the funds is a partnership for federal income tax purposes, it is not subject to taxation. Currently, as the owner of units, you must take into account your distributive share of all income, loss and separately stated partnership items, regardless of the amount of any distributions of cash to you. Your fund supplies that information to you annually on a Schedule K-1. In some circumstances, you may offset your income with any losses you may have from passive activities.

     In contrast to your treatment as a limited partner, if your fund consolidates with American Spectrum and you receive American Spectrum shares, as a stockholder of American Spectrum you will be taxed based on the amount of distributions you receive from American Spectrum. Each year American Spectrum will send you a Form 1099-DIV reporting the amount of taxable and nontaxable distributions paid to you during the preceding year. The taxable portion of these distributions depends on the amount of American Spectrum's earnings and profits. Because the consolidation may be a partially taxable transaction, American Spectrum's tax basis in the acquired properties may be higher than the fund's tax basis had been in the same properties. At the same time, however, American Spectrum may be required to utilize a slower method of depreciation with respect to certain properties than the method of depreciation the funds use. As a result, American Spectrum's tax depreciation from the acquired properties may differ from the fund's tax depreciation. Accordingly, under certain circumstances, even if American Spectrum were to make the same level of distributions as your fund, a different portion of the distributions could constitute taxable income to you. In addition, the character of this income to you as a stockholder of American Spectrum does not depend on its character to American Spectrum. The income will generally be ordinary dividend income to you and will be classified as portfolio income under the passive loss rules, except with respect to capital gains dividends, discussed below. Furthermore, if American Spectrum incurs a taxable loss, the loss will not be passed through to you.

TAX CONSEQUENCES OF THE CONSOLIDATION

     Tax Consequences of Your Fund's Transfer of Assets to American Spectrum. If your fund is acquired by American Spectrum, your fund will merge with American Spectrum, the Operating Partnership or a subsidiary of the Operating Partnership. For federal income tax purposes, American Spectrum intends to take the position that the merger of American Spectrum and your fund will be treated as a transfer of assets of your fund to American Spectrum in exchange for shares and a subsequent distribution in liquidation of such shares. Consistent with such position for those limited partners who elect the notes option, the transaction will be viewed as a sale of their interest in your fund to American Spectrum.

     Tax Consequences of the Consolidation to American Spectrum. American Spectrum should not recognize gain or loss as a result of the consolidation. The basis of the properties received by American Spectrum from the funds that are acquired by American Spectrum will equal such fund's basis in the assets on the date of the consolidation increased by any gain recognized by the fund as a result of the consolidation.

     The aggregate basis of American Spectrum's assets will be allocated among such assets in accordance with their relative fair market values as described in section 1060 of the Code. As a result, American Spectrum's basis in each acquired property will differ from the fund's basis therein, and the properties will be subject to different depreciable periods and methods as a result of the consolidation. These factors could result in an overall change, following the consolidation, in the depreciation deductions attributable to the properties acquired from the funds.

     Tax Consequences to Limited Partners Who Receive Shares. The fund intends to report the consolidation on the basis that it qualifies for non-recognition treatment under Section 351 of the Code. In general, under Section 351(a) of the Code, a person recognizes no gain or loss if:

     - property is transferred to a corporation by one or more individuals or entities in exchange for the stock of that corporation; and

     - immediately after the exchange, such individuals or entities are in control of American Spectrum.

     For purposes of section 351(a), control means the ownership of stock possessing at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of all other classes of stock of the corporation. American Spectrum has represented to Proskauer Rose LLP that, following the consolidation, the partners of the funds together with other qualified contributors, will own stock possessing at least 80% of the total combined voting power of all classes of American Spectrum stock entitled to vote and at least 80% of the total number of shares of all other classes of the stock of American Spectrum. In addition, pursuant to Section 351(e) of the Code and Treasury Regulations promulgated thereunder transfers to investment companies, including a REIT, that directly or indirectly result in diversification of the transferors' interest do not qualify for the non-recognition treatment of Section 351 of the Code. American Spectrum and your fund intend to take the position that Section 351(e) of the Code will not prevent the consolidation from qualifying for non-recognition treatment under
Section 351 of the Code. American Spectrum and your fund intend to take the position that given the length of time until the contemplated REIT election as well as the uncertainty as to whether such election will be made, your fund will not recognize gain upon the transfer of assets to American Spectrum. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails your fund will recognize gain. Such gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain. Proskauer Rose LLP is not opining as to whether gain will be recognized by your or any other fund in the consolidation.

     Tax Consequences to Limited Partners Who Receive Notes. If your fund is acquired by American Spectrum and you elect the notes option, you will recognize gain on the sale of your interests. Your gain will be equal to the amount by which the principal of the notes received exceeds the basis of your interest in your fund, adjusted for your share of liabilities. Note recipients may be able to report income based on the installment method which permits the payment of tax as the principal amount is paid on notes held. See "Tax Consequences of the Liquidation and Termination of your Fund."

     Character of gain or loss. In general, gains or losses realized with respect to transfers of non-dealer real estate in the consolidation are likely to be treated as realized from the sale of a "section 1231 asset" (i.e., real property and depreciable assets used in a trade or business and held for more than one year). Your share of gains or losses from the sale of section 1231 assets of your fund would be combined with any other section 1231 gains and losses that you recognize in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, it is characterized as a capital gain, except that the gain will be treated as ordinary income to the extent that you have "nonrecaptured section 1231 losses." For these purposes, the term "non-recaptured section 1231 losses" means your aggregate section 1231 losses for the five most recent prior years that you have not previously recaptured. However, gain you recognize on the sale of personal property will be taxed as ordinary income to the extent of all prior depreciation deductions your fund had taken prior to sale. In general, you may only use up to $3,000 of capital losses in excess of capital gains to offset ordinary income in any taxable year. Any excess loss is carried forward to future years subject to the same limitations.

     Tax Consequences of the Liquidation and Termination of Your Fund. If you elect to receive shares in the consolidation your fund should be deemed to have sold its assets to American Spectrum for shares followed by a distribution in liquidation of the shares to limited partners including you. If you elect the notes option the transaction should be deemed the sale of your interests in your fund to American Spectrum for notes. In either case the taxable year of your fund will end at such time. You must report, in your taxable year that includes the date of the consolidation, your share of all income, gain, loss, deduction and credit for your fund through the date of the consolidation (including your gain, if any, resulting from the consolidation described above).

     If you receive American Spectrum shares in the distribution, your fund should not recognize gain. See "Tax consequences to limited partners who receive shares."

     Immediately before the distribution of shares by your fund to you, the basis of the shares in the hands of your fund will equal the basis of the assets transferred to American Spectrum reduced by the debt assumed by American Spectrum and increased by the gain recognized by your fund. Such gain, if any, will be allocated to the Partners and will increase their basis in their partnership interest. Following the distribution in liquidation of shares by your fund to you, your basis in the American Spectrum shares will equal the adjusted basis of your partnership interest in your fund.

     If you elect the notes option, you will have gain at the time of your sale of your interests in your fund. However, you may be able to report income from the Notes based upon the installment method. The installment method permits you to pay tax as the principal amount is paid on your Notes. See "Tax Consequences to Limited Partners Who Receive Notes." Your basis in the Notes received in the distribution will be the same as your basis in your units, after adjustment for your distributive share of income, gain, loss, deduction and credit for the final taxable year of your fund, plus any gain recognized in the distribution.

     Tax Consequences to Tax Exempt Investors. Because the assets of your fund are held for investment and not for resale, the consolidation will not result in the recognition of material unrelated business taxable income by you if you are a tax-exempt investor that does not hold units either as a "dealer" or as debt-financed property within the meaning of section 514, and you are not an organization described in section 501(c)(7) (social clubs), section 501(c)(9) (voluntary employees' beneficiary associations), section 501(c)(17) (supplemental unemployment benefit trusts) or section 501(c)(20) (qualified group legal services plans) of the Code. If you are included in one of the four classes of exempt organizations noted in the previous sentence, you may recognize and be taxed on gain or loss on the consolidation. In addition, the consolidation may result in the recognition by tax-exempt partners of material unrelated business taxable income to the extent the properties owned by the funds are encumbered by debt. However, this is not applicable to educational organizations, qualified pension, profit-sharing and stock bonus plans and certain closely held real property holding companies.

                                TABLE OF CONTENTS

                                                                        Page
                                                                        ----
OVERVIEW..............................................................   S-2

RISK FACTORS..........................................................   S-4

AMERICAN SPECTRUM SHARES TO BE ALLOCATED TO THE FUND..................  S-10

ALLOCATION OF AMERICAN SPECTRUM SHARES................................  S-11

FAIRNESS OF THE CONSOLIDATION.........................................  S-13

EXPENSES OF THE CONSOLIDATION.........................................  S-15

REQUIRED VOTE.........................................................  S-21

AMENDMENTS TO THE PARTNERSHIP AGREEMENT...............................  S-21

VOTING PROCEDURES.....................................................  S-22

FEDERAL INCOME TAX CONSIDERATIONS.....................................  S-24

ADDITIONAL INFORMATION................................................  S-26

                                                                      Appendix A




                             DRAFT FORM OF OPINION


Sierra Pacific Development Fund
Sierra Pacific Development Fund II
Sierra Pacific Development Fund III
Sierra Pacific Institutional Properties V
Sierra Pacific Pension Investors '84
Nooney Income Fund Ltd., L.P.
Nooney Income Fund Ltd. II, L.P.
Nooney Real Property Investors - Two, L.P.
2424 S.E. Bristol Street
Newport Beach, CA 92618

Gentlemen:

         You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide an opinion to Sierra Pacific Development Fund, Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Institutional Properties V, Sierra Pacific Pension Investors '84, Nooney Income Fund Ltd., L.P., Nooney Income Fund Ltd. II, L.P., and Nooney Real Property Investors-Two, L.P. (the "Funds") as to the fairness from a financial point of view to the limited partners of the Funds (the "Limited Partners") of certain allocations of shares (the "Shares") which would be effective following the approval by the Funds of a proposed consolidation (the "Consolidation"). The proposed Consolidation would involve the merger of the Funds, certain real properties (the "Affiliates Properties") and other net assets owned by affiliates of the Funds' General Partners (the "Affiliated Entities"), and the portion of CGS Real Estate Company's management business which provides property management to the Funds and the Affiliates' Properties (the "CGS Management Company") into American Spectrum Realty, Inc., a newly organized Maryland corporation (the "Company"), and the issuance of the Shares of the Company to the participants in the Consolidation.

         We have been advised by the General Partners and the Funds that (i) 6,936,035 or 3,841,062 Shares will be issued in the Consolidation assuming Maximum or Minimum Participation as defined below, and that such Shares will be allocated to the Funds as summarized on Exhibit I hereto, subject to certain closing adjustments; and (ii) each Limited Partner may elect to receive Notes (the "Notes") based on the estimated liquidation value of such Limited Partner's Fund as determined by the Fund's General Partner.

         We have been further advised that in lieu of receiving Shares in the Consolidation, certain owners of the Affiliated Entities or the CGS Management Company may choose to receive a portion of such Shares in the form of units (the "Units") in an operating partnership which will be a subsidiary of the Company. We have been advised that each Unit will receive dividends equal to the dividend paid on each Share and will be convertible to Shares on a one-for-one basis after a restriction period of twelve months.

         Stanger, founded in 1978, provides information, research, investment banking and consulting services to clients throughout the United States, including major New York Stock Exchange member firms and insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

         Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, and reorganizations and for estate, tax, corporate and other purposes. In particular, Stanger's valuation practice principally involves real estate investment trusts, partnerships, partnership securities and assets typically owned through partnerships including, but not limited to, real estate, mortgages secured by real estate, oil and gas reserves, cable television systems, and equipment leasing assets.

         In arriving at the opinion set forth below, we have:

o performed appraisals of each Fund's portfolio and the Affiliates' Properties' portfolio of real properties as of March 31, 2000;

o reviewed a draft of the Consent Solicitation Statement/Prospectus in substantially the form which will be filed with the Securities & Exchange Commission (the "SEC") and provided to Limited Partners by the Funds and the Company;

o reviewed the financial statements of the Funds contained in Forms 10-K filed with the SEC for the Funds' 1997, 1998 and 1999 fiscal years (or for the fiscal years ended November 30, 1997, 1998 and 1999 for Nooney Real Property Investors Two LP, which reports on a different fiscal year) and Forms 10-Q filed with the SEC for the quarter ended June 30, 2000 (quarter ended May 31, 2000 for Nooney Real Property Investors Two LP);

o reviewed operating and financial information (including property level financial data) relating to the business, financial condition and results of operations of the Funds, the Affiliates' Properties and the CGS Management Company;

o reviewed the CGS predecessor's audited financial statements for the fiscal year ended December 31, 1999, interim financial statements prepared by management for the six-months ending June 30, 2000, and pro forma financial statements and pro forma schedules prepared by management;

o reviewed information regarding purchases and sales of properties by the CGS Management Company, the Funds or any affiliated entities during the prior year and other information available relating to acquisition criteria for similar properties to those owned by the Funds and the Affiliated Entities;

o conducted discussions with management of the Funds and the Affiliated Entities regarding the conditions in property markets, conditions in the market for sales or acquisitions of properties similar to those owned by the Funds and the Affiliated Entities, current and projected operations and performance, financial condition, and future prospects of the properties, the Funds and the CGS Management Company;

o reviewed certain information relating to selected real estate management companies and/or transactions involving such companies;

o reviewed the methodology utilized by the General Partners to determine the allocation of Shares between the Funds, and the CGS Management Company and the Affiliated Entities, and among the Funds, in connection with the Consolidation; and

o conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

         The General Partners of the Funds requested that Stanger opine as to the fairness, from a financial point of view, of the allocation of the Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds assuming that all Limited Partners elect to receive Shares, and that either all Funds, elect to participate in the Consolidation (the "Maximum Participation Scenario") or the minimum number of Funds, as defined below, participate in the Consolidation (the "Minimum Participation Scenario"). The Minimum Participation Scenario assumes the consolidation of Sierra Pacific Development Fund, Sierra Pacific Development Fund II, Sierra Pacific Institutional Properties V and Nooney Real Property Investors Two.

         To evaluate the fairness, from a financial point of view, of the allocation of Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds, we observed that the exchange values (the "Exchange Values") assigned to the Funds, the Affiliates' Properties, and the CGS Management Company were determined by the General Partners based on (i) independent appraisals provided by Stanger of the estimated value of each real estate portfolio as of March 31, 2000; (ii) valuations made by the General Partners of other assets and liabilities of each Fund as of June 30, 2000 to be contributed in the Consolidation; (iii) valuations made by the General Partners of the Affiliated Entities' other assets and liabilities as of June 30, 2000 to be contributed in the Consolidation; (iv) the estimated value of the CGS Management Company as of June 30, 2000, including the valuation of any assets and liabilities to be contributed by the CGS Management Company in the Consolidation as of June 30,

2000; and (v) adjustments made by the General Partners to the foregoing values to reflect the estimated costs of the Consolidation to be allocated among the Funds, the Affiliated Entities and the CGS Management Company. We also observed that the General Partners intend to make such pre-consolidation cash distributions to Limited Partners in each Fund as may be necessary to cause the relative Exchange Values of the Funds, the Affiliated Entities and the CGS Management Company, and among the Funds, as of the closing date to be substantially equivalent to the relative estimated Exchange Values as shown in the Consent Solicitation Statement/Prospectus.

         Relying on these Exchange Values, we observed that the allocation of Shares offered to each Fund, the Affiliated Entities and the CGS Management Company reflects the net asset value contributed to the Company by each Fund, the Affiliated Entities and the CGS Management Company after deducting estimated real estate transfer taxes and a pro rata share of the costs associated with the Consolidation.

         In rendering this opinion, we relied, without independent verification, on the accuracy and completeness of all financial and other information contained in the Consent Solicitation Statement/Prospectus or that was otherwise publicly available or furnished or otherwise communicated to us. We have not made an independent evaluation or appraisal of the CGS Management Company or of the non-real estate assets and liabilities of the Funds, the Affiliated Entities, or the CGS Management Company. We relied upon the General Partners' balance sheet value determinations for the Funds, the Affiliated Entities and the CGS Management Company and the adjustments made by the General Partners to the real estate portfolio appraisals to arrive at the Exchange Values. We also relied upon the assurance of the Funds, the General Partners, the Affiliated Entities, the CGS Management Company and the Company that the calculations made to determine allocations between joint venture participants and within each of the Funds between the General Partners and Limited Partners are consistent with the provisions of the joint venture agreements and each Fund's limited partnership agreement, that any financial projections, pro forma statements, budgets, value estimates or adjustments provided to us were reasonably prepared or adjusted on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments, that no material changes have occurred in the Funds', the Affiliated Entities' or the CGS Management Company's business, asset or liability values subsequent to the valuation dates cited above, or in the real estate portfolio values subsequent to March 31, 2000, which are not reflected in the Exchange Values, and that the Funds, the General Partners, the CGS Management Company, the Affiliated Entities, and the Company are not aware of any information or facts regarding the Funds, the Affiliated Entities, the CGS Management Company or the real estate portfolios that would cause the information supplied to us to be incomplete or misleading.

         We were not asked to and therefore did not: (i) select the method of determining the allocation of Shares or Notes or establish the allocations;
(ii) make any recommendations to the Limited Partners, the General Partners or the Funds with respect to whether to approve or reject the Consolidation or whether to select the Shares or the Notes offered in the Consolidation; (iii) perform an analysis or express any opinion with respect to any combination of Fund participation other than those noted above and whether or not any specified combination will result from the Consolidation; (iv) express any opinion as to: (a) the impact of the Consolidation with respect to combinations of participating Funds other than those specifically identified herein; (b) the tax consequences of the Consolidation for Limited Partners, the General Partners, the Funds, the Affiliated Entities or the Company; (c) the potential impact of any preferential return to holders of Notes on the cash flow received from, or the market value of, Shares of the Company received by the Limited Partners; (d) the potential capital structure of the Company or its impact on the financial performance of the Shares or the Notes; (e) the potential impact on the fairness of the allocations of any subsequently discovered environmental or contingent liabilities; (f) the terms of employment agreements or other compensation between the Company and its officers, including the officers of the CGS Management Company; or (g) whether or not alternative methods of determining the relative amounts of Shares and Notes to be issued would have also provided fair results or results substantially similar to those of the allocation methodology used.

         Further, we have not expressed any opinion as to (a) the fairness of any terms of the Consolidation (other than the fairness of the allocations for the combinations of Funds as described above) or the amounts or allocations of Consolidation costs, including estimated transfer taxes, or the amounts of Consolidation costs borne by the Limited Partners at various levels of participation in the Consolidation; (b) the relative value of the Shares and Notes to be issued in the Consolidation; (c) the impact, if any, on the trading price of the Shares resulting from the decision of Limited Partners to select Notes or the Shares or liquidate such Shares in the market following consummation of the Consolidation; (d) the prices at which the Shares or Notes may trade following the Consolidation or the trading value of the Shares or Notes to be received compared with the current fair market value of the Funds' portfolios and other assets if liquidated; (e) the ownership percentage of the Company held by certain individuals affiliated with CGS as a result of the Consolidation and the potential impact of such ownership on the voting decisions or value of the Company; (f) the ability of the Company to qualify as a real estate investment trust; (g) alternatives to the Consolidation; and (h) any other terms of the Consolidation other than the allocations described above.

         Based upon and subject to the foregoing, it is our opinion that the allocation of the Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds pursuant to the Consolidation assuming the participation scenarios cited herein is fair to the Limited Partners of the Funds from a financial point of view.

         The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. We have advised the Funds and the General Partners that our entire analysis must be considered as a whole and that selecting portions of analyses and the factors considered, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying this opinion. Our opinion is based on business, economic, real estate market, and other conditions as they existed and could be evaluated as of the date of our analysis and addresses the Consolidation in the context of information available as of the date of our analysis. Events occurring after that date could affect the value of the assets of the Funds, the

Affiliates' Properties or the CGS Management Company or the assumptions used in preparing the opinion.

Very truly yours,



Robert A. Stanger & Co., Inc.
Shrewsbury, New Jersey
__________, 2000

                                                                      EXHIBIT I



                              ALLOCATION OF SHARES

                                                                 SHARES(1)
                                                                 ---------

Sierra Pacific Development Fund                                    408,338
-----------------------------------------------------------      ---------
Sierra Pacific Development Fund II                                 803,077
-----------------------------------------------------------      ---------
Sierra Pacific Development Fund III                                 19,910
-----------------------------------------------------------      ---------
Sierra Pacific Institutional Properties V                          276,735
-----------------------------------------------------------      ---------
Sierra Pacific Pension Investors '84                             1,326,703
-----------------------------------------------------------      ---------
Nooney Income Fund Ltd., L.P.                                      699,267
-----------------------------------------------------------      ---------
Nooney Income Fund Ltd. II, L.P.                                 1,049,093
-----------------------------------------------------------      ---------
Nooney Real Property Investors Two, L.P.                           537,610
-----------------------------------------------------------      ---------
Affiliated Entities                                              1,772,465
-----------------------------------------------------------      ---------
CGS Management Company                                              42,837
-----------------------------------------------------------      ---------

--------
1 Assumes all Limited Partners elect to receive Shares. Certain owners of the Affiliates' Properties and the CGS Management Company may elect to receive a portion of the Shares in the form of restricted Units in the Company's subsidiary operating partnership.

                                   Appendix B

                          AGREEMENT AND PLAN OF MERGER

       This Agreement and Plan of Merger (this "Agreement") is entered into as of this _____ day of ____ 2000, by and between American Spectrum Realty, Inc., a Maryland corporation (the "Company" or "American Spectrum") and Nooney Income Fund Ltd., L.P. (the "Merging Entity").

                                    RECITALS:

       WHEREAS, the American Spectrum and the Merging Entity (the "Parties," and individually, a "Party") hereto desire to merge the Merging Entity with and into American Spectrum, pursuant to the Maryland General Corporation Law (the "Maryland GCL"), and Missouri, with American Spectrum being the surviving entity (the "Merger") as set forth in the registration statement of the Company on Form S-4, No. 33-_______ including all amendments thereto (the "Registration Statement"), filed with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), of which the Prospectus/Consent Solicitation Statement of the Company (the "Prospectus/Consent Solicitation Statement") is a part; and

       WHEREAS, American Spectrum and the Merging Entity have received a fairness opinion (the "Fairness Opinion") from Robert A. Stanger & Co., Inc. ("Stanger"), an independent financial advisor that the allocation of the American Spectrum Common Shares (i) between the Funds, as a group, and the CGS Affiliates, including the CGS Management Company, and (ii) among the Funds, is fair to the Limited Partners of the Merging Entity from a financial point of view; and

       WHEREAS, the Company's Articles of Incorporation and Bylaws permit, and resolutions adopted by the Company's board of directors authorize, this Agreement and the consummation of the Merger; and

       WHEREAS, the Parties hereto anticipate that the Merger will further certain of their business objectives.

       NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

       As used in this Agreement, the following terms shall have the respective meanings set forth below:

       "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

                                                                      Appendix A




                             DRAFT FORM OF OPINION


Sierra Pacific Development Fund
Sierra Pacific Development Fund II
Sierra Pacific Development Fund III
Sierra Pacific Institutional Properties V
Sierra Pacific Pension Investors '84
Nooney Income Fund Ltd., L.P.
Nooney Income Fund Ltd. II, L.P.
Nooney Real Property Investors - Two, L.P.
2424 S.E. Bristol Street
Newport Beach, CA 92618

Gentlemen:

         You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide an opinion to Sierra Pacific Development Fund, Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Institutional Properties V, Sierra Pacific Pension Investors '84, Nooney Income Fund Ltd., L.P., Nooney Income Fund Ltd. II, L.P., and Nooney Real Property Investors-Two, L.P. (the "Funds") as to the fairness from a financial point of view to the limited partners of the Funds (the "Limited Partners") of certain allocations of shares (the "Shares") which would be effective following the approval by the Funds of a proposed consolidation (the "Consolidation"). The proposed Consolidation would involve the merger of the Funds, certain real properties (the "Affiliates Properties") and other net assets owned by affiliates of the Funds' General Partners (the "Affiliated Entities"), and the portion of CGS Real Estate Company's management business which provides property management to the Funds and the Affiliates' Properties (the "CGS Management Company") into American Spectrum Realty, Inc., a newly organized Maryland corporation (the "Company"), and the issuance of the Shares of the Company to the participants in the Consolidation.

         We have been advised by the General Partners and the Funds that (i) 6,936,035 or 3,841,062 Shares will be issued in the Consolidation assuming Maximum or Minimum Participation as defined below, and that such Shares will be allocated to the Funds as summarized on Exhibit I hereto, subject to certain closing adjustments; and (ii) each Limited Partner may elect to receive Notes (the "Notes") based on the estimated liquidation value of such Limited Partner's Fund as determined by the Fund's General Partner.

         We have been further advised that in lieu of receiving Shares in the Consolidation, certain owners of the Affiliated Entities or the CGS Management Company may choose to receive a portion of such Shares in the form of units (the "Units") in an operating partnership which will be a subsidiary of the Company. We have been advised that each Unit will receive dividends equal to the dividend paid on each Share and will be convertible to Shares on a one-for-one basis after a restriction period of twelve months.

         Stanger, founded in 1978, provides information, research, investment banking and consulting services to clients throughout the United States, including major New York Stock Exchange member firms and insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

         Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, and reorganizations and for estate, tax, corporate and other purposes. In particular, Stanger's valuation practice principally involves real estate investment trusts, partnerships, partnership securities and assets typically owned through partnerships including, but not limited to, real estate, mortgages secured by real estate, oil and gas reserves, cable television systems, and equipment leasing assets.

         In arriving at the opinion set forth below, we have:

o performed appraisals of each Fund's portfolio and the Affiliates' Properties' portfolio of real properties as of March 31, 2000;

o reviewed a draft of the Consent Solicitation Statement/Prospectus in substantially the form which will be filed with the Securities & Exchange Commission (the "SEC") and provided to Limited Partners by the Funds and the Company;

o reviewed the financial statements of the Funds contained in Forms 10-K filed with the SEC for the Funds' 1997, 1998 and 1999 fiscal years (or for the fiscal years ended November 30, 1997, 1998 and 1999 for Nooney Real Property Investors Two LP, which reports on a different fiscal year) and Forms 10-Q filed with the SEC for the quarter ended June 30, 2000 (quarter ended May 31, 2000 for Nooney Real Property Investors Two LP);

o reviewed operating and financial information (including property level financial data) relating to the business, financial condition and results of operations of the Funds, the Affiliates' Properties and the CGS Management Company;

o reviewed the CGS predecessor's audited financial statements for the fiscal year ended December 31, 1999, interim financial statements prepared by management for the six-months ending June 30, 2000, and pro forma financial statements and pro forma schedules prepared by management;

o reviewed information regarding purchases and sales of properties by the CGS Management Company, the Funds or any affiliated entities during the prior year and other information available relating to acquisition criteria for similar properties to those owned by the Funds and the Affiliated Entities;

o conducted discussions with management of the Funds and the Affiliated Entities regarding the conditions in property markets, conditions in the market for sales or acquisitions of properties similar to those owned by the Funds and the Affiliated Entities, current and projected operations and performance, financial condition, and future prospects of the properties, the Funds and the CGS Management Company;

o reviewed certain information relating to selected real estate management companies and/or transactions involving such companies;

o reviewed the methodology utilized by the General Partners to determine the allocation of Shares between the Funds, and the CGS Management Company and the Affiliated Entities, and among the Funds, in connection with the Consolidation; and

o conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

         The General Partners of the Funds requested that Stanger opine as to the fairness, from a financial point of view, of the allocation of the Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds assuming that all Limited Partners elect to receive Shares, and that either all Funds, elect to participate in the Consolidation (the "Maximum Participation Scenario") or the minimum number of Funds, as defined below, participate in the Consolidation (the "Minimum Participation Scenario"). The Minimum Participation Scenario assumes the consolidation of Sierra Pacific Development Fund, Sierra Pacific Development Fund II, Sierra Pacific Institutional Properties V and Nooney Real Property Investors Two.

         To evaluate the fairness, from a financial point of view, of the allocation of Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds, we observed that the exchange values (the "Exchange Values") assigned to the Funds, the Affiliates' Properties, and the CGS Management Company were determined by the General Partners based on (i) independent appraisals provided by Stanger of the estimated value of each real estate portfolio as of March 31, 2000; (ii) valuations made by the General Partners of other assets and liabilities of each Fund as of June 30, 2000 to be contributed in the Consolidation; (iii) valuations made by the General Partners of the Affiliated Entities' other assets and liabilities as of June 30, 2000 to be contributed in the Consolidation; (iv) the estimated value of the CGS Management Company as of June 30, 2000, including the valuation of any assets and liabilities to be contributed by the CGS Management Company in the Consolidation as of June 30,

2000; and (v) adjustments made by the General Partners to the foregoing values to reflect the estimated costs of the Consolidation to be allocated among the Funds, the Affiliated Entities and the CGS Management Company. We also observed that the General Partners intend to make such pre-consolidation cash distributions to Limited Partners in each Fund as may be necessary to cause the relative Exchange Values of the Funds, the Affiliated Entities and the CGS Management Company, and among the Funds, as of the closing date to be substantially equivalent to the relative estimated Exchange Values as shown in the Consent Solicitation Statement/Prospectus.

         Relying on these Exchange Values, we observed that the allocation of Shares offered to each Fund, the Affiliated Entities and the CGS Management Company reflects the net asset value contributed to the Company by each Fund, the Affiliated Entities and the CGS Management Company after deducting estimated real estate transfer taxes and a pro rata share of the costs associated with the Consolidation.

         In rendering this opinion, we relied, without independent verification, on the accuracy and completeness of all financial and other information contained in the Consent Solicitation Statement/Prospectus or that was otherwise publicly available or furnished or otherwise communicated to us. We have not made an independent evaluation or appraisal of the CGS Management Company or of the non-real estate assets and liabilities of the Funds, the Affiliated Entities, or the CGS Management Company. We relied upon the General Partners' balance sheet value determinations for the Funds, the Affiliated Entities and the CGS Management Company and the adjustments made by the General Partners to the real estate portfolio appraisals to arrive at the Exchange Values. We also relied upon the assurance of the Funds, the General Partners, the Affiliated Entities, the CGS Management Company and the Company that the calculations made to determine allocations between joint venture participants and within each of the Funds between the General Partners and Limited Partners are consistent with the provisions of the joint venture agreements and each Fund's limited partnership agreement, that any financial projections, pro forma statements, budgets, value estimates or adjustments provided to us were reasonably prepared or adjusted on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments, that no material changes have occurred in the Funds', the Affiliated Entities' or the CGS Management Company's business, asset or liability values subsequent to the valuation dates cited above, or in the real estate portfolio values subsequent to March 31, 2000, which are not reflected in the Exchange Values, and that the Funds, the General Partners, the CGS Management Company, the Affiliated Entities, and the Company are not aware of any information or facts regarding the Funds, the Affiliated Entities, the CGS Management Company or the real estate portfolios that would cause the information supplied to us to be incomplete or misleading.

         We were not asked to and therefore did not: (i) select the method of determining the allocation of Shares or Notes or establish the allocations;
(ii) make any recommendations to the Limited Partners, the General Partners or the Funds with respect to whether to approve or reject the Consolidation or whether to select the Shares or the Notes offered in the Consolidation; (iii) perform an analysis or express any opinion with respect to any combination of Fund participation other than those noted above and whether or not any specified combination will result from the Consolidation; (iv) express any opinion as to: (a) the impact of the Consolidation with respect to combinations of participating Funds other than those specifically identified herein; (b) the tax consequences of the Consolidation for Limited Partners, the General Partners, the Funds, the Affiliated Entities or the Company; (c) the potential impact of any preferential return to holders of Notes on the cash flow received from, or the market value of, Shares of the Company received by the Limited Partners; (d) the potential capital structure of the Company or its impact on the financial performance of the Shares or the Notes; (e) the potential impact on the fairness of the allocations of any subsequently discovered environmental or contingent liabilities; (f) the terms of employment agreements or other compensation between the Company and its officers, including the officers of the CGS Management Company; or (g) whether or not alternative methods of determining the relative amounts of Shares and Notes to be issued would have also provided fair results or results substantially similar to those of the allocation methodology used.

         Further, we have not expressed any opinion as to (a) the fairness of any terms of the Consolidation (other than the fairness of the allocations for the combinations of Funds as described above) or the amounts or allocations of Consolidation costs, including estimated transfer taxes, or the amounts of Consolidation costs borne by the Limited Partners at various levels of participation in the Consolidation; (b) the relative value of the Shares and Notes to be issued in the Consolidation; (c) the impact, if any, on the trading price of the Shares resulting from the decision of Limited Partners to select Notes or the Shares or liquidate such Shares in the market following consummation of the Consolidation; (d) the prices at which the Shares or Notes may trade following the Consolidation or the trading value of the Shares or Notes to be received compared with the current fair market value of the Funds' portfolios and other assets if liquidated; (e) the ownership percentage of the Company held by certain individuals affiliated with CGS as a result of the Consolidation and the potential impact of such ownership on the voting decisions or value of the Company; (f) the ability of the Company to qualify as a real estate investment trust; (g) alternatives to the Consolidation; and (h) any other terms of the Consolidation other than the allocations described above.

         Based upon and subject to the foregoing, it is our opinion that the allocation of the Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds pursuant to the Consolidation assuming the participation scenarios cited herein is fair to the Limited Partners of the Funds from a financial point of view.

         The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. We have advised the Funds and the General Partners that our entire analysis must be considered as a whole and that selecting portions of analyses and the factors considered, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying this opinion. Our opinion is based on business, economic, real estate market, and other conditions as they existed and could be evaluated as of the date of our analysis and addresses the Consolidation in the context of information available as of the date of our analysis. Events occurring after that date could affect the value of the assets of the Funds, the

Affiliates' Properties or the CGS Management Company or the assumptions used in preparing the opinion.

Very truly yours,



Robert A. Stanger & Co., Inc.
Shrewsbury, New Jersey
__________, 2000

                                                                      EXHIBIT I



                              ALLOCATION OF SHARES

                                                                 SHARES(1)
                                                                 ---------

Sierra Pacific Development Fund                                    408,338
-----------------------------------------------------------      ---------
Sierra Pacific Development Fund II                                 803,077
-----------------------------------------------------------      ---------
Sierra Pacific Development Fund III                                 19,910
-----------------------------------------------------------      ---------
Sierra Pacific Institutional Properties V                          276,735
-----------------------------------------------------------      ---------
Sierra Pacific Pension Investors '84                             1,326,703
-----------------------------------------------------------      ---------
Nooney Income Fund Ltd., L.P.                                      699,267
-----------------------------------------------------------      ---------
Nooney Income Fund Ltd. II, L.P.                                 1,049,093
-----------------------------------------------------------      ---------
Nooney Real Property Investors Two, L.P.                           537,610
-----------------------------------------------------------      ---------
Affiliated Entities                                              1,772,465
-----------------------------------------------------------      ---------
CGS Management Company                                              42,837
-----------------------------------------------------------      ---------

--------
1 Assumes all Limited Partners elect to receive Shares. Certain owners of the Affiliates' Properties and the CGS Management Company may elect to receive a portion of the Shares in the form of restricted Units in the Company's subsidiary operating partnership.

       "Affiliates' Properties" means properties held or controlled by affiliates of CGS and which will be owned by American Spectrum immediately following the consummation of the Merger.

       "Agreement" means this Agreement, as amended from time to time.

       "American Spectrum" has the meaning set forth in the preface above.

       "American Spectrum Certificate of Merger" has the meaning set forth in
Section 2.2 below.

       "American Spectrum Common Shares" shall mean the shares of common stock, $.01 par value, of American Spectrum.

       "American Spectrum Preferred Shares" has the meaning set forth in Section
6.2 below.

       "Business Combination" has the meaning set forth in Section 4.1 below.

       "CGS" means CGS Real Estate Company, Inc.

       "CGS Affiliates" means CGS and its affiliates.

       "CGS Management Company" means the portion of CGS's property management business which manages the properties of the Funds and the Affiliated Entities.

       "Closing" has the meaning set forth in Section 2.3 below.

       "Closing Date" has the meaning set forth in Section 2.3 below.

       "Code" means the Internal Revenue Code of 1986, as amended.

       "Effective Time" has the meaning set forth in Section 2.2 below.

       "Fairness Opinion" has the meaning set forth in the second paragraph of the Recitals above.

       "Funds" means Sierra Pacific Development Fund I, Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Institution Properties V, Sierra Pacific Pension Investors '84, Nooney Income Fund Ltd., L.P., Nooney Income Fund Ltd. II, L.P. and Nooney Real Property Investors-Two, L.P.

       "Limited Partner" means a limited partner of the Merging Entity.

       Limited Partnership Units has the meaning set forth in Section 2.1 below.

       "Managing General Partner" means the managing general partner of the Merging Entity.

       "Maryland GCL" has the meaning set forth in the first paragraph of the Recitals above.

       "Material Adverse Effect" means, as to any Party, a material adverse effect on the business, properties, operations or condition (financial or otherwise) which is not related to any industry-wide change in the economy or market or other conditions affecting all businesses in the industry of the Party to which the term is applied.

       "Merger" has the meaning set forth in the first paragraph of the Recitals above.

       "Merging Entity" has the meaning set forth in the preface above.

       "Merging Entity's Certificate of Merger" has the meaning set forth in
Section 2.2 below.

       "Note Option" has the meaning set forth in paragraph 4.1 below.

       "Notes" has the meaning set forth in paragraph 4.2 below.

       "Party" or "Parties" has the meaning set forth in the preface above.

       "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization, a governmental entity (or any department, agency, or political subdivision thereof) or other entity.

       "Prospectus/Consent Solicitation Statement" has the meaning set forth in the first paragraph of the Recitals above.

       "Registration Statement" has the meaning set forth in the first paragraph of the Recitals above.

       "SEC" has the meaning set forth in the first paragraph of the Recitals above.

       "Securities Act" has the meaning set forth in the first paragraph of the Recitals above.

       "Share Consideration" has the meaning set forth in Section 4.1.

       "Stanger" has the meaning set forth in the second paragraph of the Recitals above.

       "Surviving Corporation" has the meaning set forth in Section 2.1 below.

       "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp occupation, premium, windfall profits, environmental (including taxes under Code (S) 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

       "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                                   ARTICLE II
                         MERGER; EFFECTIVE TIME; CLOSING

2.1    Merger.

       Subject to the terms and conditions of this Agreement, the Maryland GCL and the Missouri Revised Limited Partnership Act, at the Effective Time, the Merging Entity and American Spectrum shall consummate the Merger in which (i) the Merging Entity shall be merged with and into American Spectrum and the separate existence of the Merging Entity shall cease to exist, (ii) American Spectrum shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of Maryland and (iii) the properties, other assets and liabilities of the Merging Entity will be deemed to have been transferred to American Spectrum. The corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation." The Merger shall have the effects set forth in the Maryland GCL and the Missouri Revised Limited Partnership Act. Pursuant to the Merger, American Spectrum will issue American Spectrum Common Shares or, in certain circumstances, as set forth in
Section 4.2 below, Notes in exchange for limited partnership units, of the Merging Entity (the "Limited Partnership Units").

2.2    Effective Time.

       On the Closing Date, subject to the terms and conditions of this Agreement, the Merging Entity and American Spectrum shall (i) cause to be executed (A) a certificate of merger in the form required by the Maryland GCL (the "American Spectrum Certificate of Merger") and (B) a certificate of merger in the form required by the Missouri Revised Limited Partnership Act (the "Merging Entity's Certificate of Merger"), and (ii) cause the American Spectrum Certificate of Merger to be filed with the Maryland Department of Assessments and Taxation as provided in the Maryland GCL and the Merging Entity's Certificate of Merger to be filed with the Missouri Secretary of State. The Merger shall become effective at (i) such time as the American Spectrum Certificate of Merger has been duly filed with the Maryland Department of Assessments and Taxation or (ii) such other time as is agreed upon by the Merging Entity and American Spectrum and specified in the Merging Entity's Certificate of Merger and the American Spectrum Certificate of Merger. Such time is hereinafter referred to as the "Effective Time."

       2.3 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of _____________________, commencing at 9:00 a.m. local time on such date as within five (5) business dates following the fulfillment or waiver of the conditions set forth in Article IX (other than conditions which by their nature are intended to be fulfilled at the Closing) or at such other place or time or on such other date as the Managing General Partner of the Merging Entity and American Spectrum may agree or as may be necessary to permit the fulfillment or waiver of the conditions set forth in Article IX (the "Closing Date"), but in no event later than __________.

                                   ARTICLE III
                  NAME; ARTICLES OF INCORPORATION; BY-LAWS; AND
                 DIRECTORS AND OFFICERS OF SURVIVING CORPORATION

       3.1 Name. The Name of the surviving corporation shall be American Spectrum Realty, Inc.

       3.2 Articles of Incorporation. The articles of incorporation of American Spectrum, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided therein.

       3.3 By-Laws. The by-laws of American Spectrum, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation.

       3.4 Directors and Officers. The directors and officers of American Spectrum immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation from and after the Effective Time until their successors have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and by- laws of the Surviving Corporation.

                                   ARTICLE IV
                                  CONSIDERATION

       4.1 Share Consideration. (a) At the Closing, the Limited Partners other than those Limited Partners who vote against the Merger and affirmatively elect to receive notes (the "Note Option") will be allocated American Spectrum Common Shares (the "Share Consideration") in accordance with the final
Prospectus/Consent Solicitation Statement included in the Registration
Statement.

       (b) Prior to the Effective Time, if American Spectrum splits or combines American Spectrum Common Shares, or pays a stock dividend or other stock distribution in American Spectrum Common Shares, or in rights or securities exchangeable or convertible into or exercisable for American Spectrum Common Shares, or otherwise changes the American Spectrum Common Shares into, or exchanges the American Spectrum Common Shares for, any other securities (whether pursuant to or as part of a merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation of American Spectrum as a result of which American Spectrum stockholders receive cash, stock, or other property in exchange for, or in connection with, their American Spectrum Common Shares (a "Business Combination") or otherwise)), then the American Spectrum Common Shares to be received by the Limited Partners of the Merging Entity will be appropriately adjusted to reflect such event.

       (c) At the Effective Time, by virtue of the Merger and without any action by holders thereof, all of the American Spectrum Common Shares issued and outstanding prior to the Effective Time shall remain issued and outstanding.

       4.2 Note Consideration. Notwithstanding Section 4.1 above and subject to the limitations described herein, those Limited Partners who, in connection with the Merger, affirmatively elect the Note Option shall receive notes (the "Notes"). The principal amount of the Notes will be determined in accordance with the final Prospectus/Consent Solicitation Statement. In the event that any of the Limited Partners elect the Note Option, the number of American Spectrum Common Shares allocated to the Merging Entity will be reduced in accordance with the final Prospectus/Consent Solicitation Statement.

       4.3 Fractional American Spectrum Common Shares. No certificates representing fractional American Spectrum Common Shares shall be issued. Each Limited Partner who would otherwise be entitled to a fractional American Spectrum Common Shares will receive one American Spectrum Common Share for each fractional interest representing 50% or more of one American Spectrum Common Share. No American Spectrum Common Shares will be issued for a fractional interest representing less than 50% of an American Spectrum Common Share.

       4.4 Issuance of Shares. American Spectrum shall designate an exchange agent (the "Exchange Agent") to act as such in connection with the issuance of certificates representing the American Spectrum Common Shares pursuant to this Agreement.

                                    ARTICLE V
               REPRESENTATIONS AND WARRANTIES OF AMERICAN SPECTRUM

       American Spectrum represents and warrants to the Limited Partners and the Merging Entity that the statements contained in this Article V are correct and complete as of the date hereof:

       5.1 Organization, Qualification and Corporate Power. American Spectrum is a corporation duly organized, validly existing, and in good standing under the laws of Maryland, as set forth in the Preface. American Spectrum is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where failure to so qualify or obtain authorization would not have a Material Adverse Effect on American Spectrum.

       5.2 Authorization for Common Stock. The Share Consideration will, when issued, be duly authorized, validly issued, fully paid and nonassessable, and no stockholder of American Spectrum will have any preemptive right or similar rights of subscription or purchase in respect thereof.

       5.3 Authorization of Transaction. American Spectrum has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by American Spectrum of this Agreement has been duly and validly authorized by the board of directors of American Spectrum. This Agreement constitutes the valid and legally binding obligation of American Spectrum, enforceable in accordance with its terms and conditions. American Spectrum is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with the federal securities laws, the Hart Scott Rodino Act, if applicable, and any applicable "Blue Sky" or state securities laws.

                                   ARTICLE VI
                    REPRESENTATIONS AND WARRANTIES CONCERNING
                               THE MERGING ENTITY

       The Merging Entity represents and warrants to American Spectrum that the statements contained in this Article VI are correct and complete as of the date hereof.

       6.1 Organization, Qualification and Corporate Power. The Merging Entity is a limited partnership duly organized, validly existing, and in good standing under the laws of Missouri, as set forth in the Preface. The Merging Entity is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where failure to so qualify or obtain authorization would not have a Material Adverse Effect on the Merging Entity.

       6.2 Authorization of Transaction. Subject to the approval of the Limited Partners, the Merging Entity has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Merging Entity, enforceable in accordance with its terms and conditions. The Merging Entity is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with federal securities laws, the Hart Scott Rodino Act, if applicable, and any applicable "Blue Sky" or state securities laws.

                                   ARTICLE VII
                              PRE-CLOSING COVENANTS

       The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

       7.1 General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article IX below).

       7.2 Notices and Consents. Each of the Parties shall give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Sections 9.1 below.

                                  ARTICLE VIII
                             POST-CLOSING COVENANTS

       The Parties agree as follows with respect to the period following the
Closing:

       8.1 General. In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party. The Merging Entity acknowledge and agree that from and after the Closing, the Surviving Corporation will be entitled to possession of all documents, books, records (including Tax records), agreements and financial data of any sort relating to the Merging Entity but will provide the Limited Partners with reasonable access to such documents, books and records upon request.

       8.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Merging Entity, the other Party will cooperate with him and his counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party.

       8.3. Share Registration. American Spectrum shall use commercially reasonable efforts to register the American Spectrum Common Shares within one year of the consummation of the Merger.

                                   ARTICLE IX
                        CONDITIONS TO OBLIGATION TO CLOSE

       9.1 Conditions to Each Party's Obligation. The respective obligations of American Spectrum, the Limited Partners and the Merging Entity to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing Date of each of the following conditions, which conditions may be waived upon the written consent of American Spectrum and the Merging
Entity:

       (a) Governmental Approvals. The Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies required in connection with the consummation of the transaction contemplated hereby.

       (b) No Injunction or Proceedings. There shall not be an unfavorable injunction, judgment, order, decree, ruling, or charge would, in the reasonable judgment of American Spectrum, prevent consummation of any of the transactions contemplated by this Agreement.

       (c) No Suspension of Trading, Etc. At the Effective Time, there shall be no declaration of a banking moratorium by federal or state authorities or any suspension of payments by banks in the United States (whether mandatory or not) or of the extension of credit by lending institutions in the United States, or commencement of war or other international, armed hostility or national calamity directly or indirectly involving the United States, which war, hostility or calamity (or any material acceleration or worsening thereof), in the reasonable judgment of American Spectrum, would have a Material Adverse Effect on the Merging Entity.

       (d) Minimum Value of American Spectrum's Property. At the Effective Time, American Spectrum shall own property having an appraised value, as determined by Stanger, of not less than $200,000,000.

       (e) American Spectrum Common Shares shall have been approved for listing on notice of issuance on a national securities exchange acceptable to American Spectrum.

       9.2 Conditions to Obligation of the Merging Entity. The obligations of the Merging Entity to consummate the transactions contemplated hereby and take the actions to be performed by it in connection with the Closing are subject to satisfaction of the following conditions:

       American Spectrum shall have delivered to the Limited Partners the Share Consideration pursuant to Section 4.1.

                                    ARTICLE X
                                   TERMINATION

       10.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to its Effective Time, before or after the approval of the Limited Partners of the Merging Entity or American Spectrum, respectively, either by the mutual written consent of American Spectrum and the Merging Entity or by the mutual action of the board of directors of American Spectrum and the Managing General Partner of the Merging Entity.

       10.2 Termination by Either American Spectrum or the Merging Entity. This Agreement may be terminated and the Merger may be abandoned (a) by action of American Spectrum in the event of a failure of a condition to the obligations of American Spectrum set forth in Section 9.1 of this Agreement; (b) by the Managing General Partner or the vote of a majority in interest of the Limited Partners of the Merging Entity in the event of a failure of a condition to the obligations of the Merging Entity set forth in Section 9.1 or 9.2 of this Agreement; or (c) if a United States or federal or state court of competent jurisdiction or United States federal or state governmental agency shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, in the case of a termination pursuant to clause (a) or (b) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in said clause.

       10.3 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article X, no Party hereto (or any of its directors, officers, Managing General Partners or Limited Partners) shall have any liability or further obligation to any other Party to this Agreement, except that nothing herein will relieve any Party from liability for any breach of this Agreement.

                                   ARTICLE XI
                                  MISCELLANEOUS

       11.1 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

       11.2 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

       11.3 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of American Spectrum and the Managing General Partner; provided, however, that American Spectrum may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases American Spectrum nonetheless shall remain responsible for the performance of all of its obligations hereunder).

       11.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

       11.5 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

       11.6 Notices. All notices, requests, demands, claim, or other communication hereunder shall be deemed duly given, as of the date two business days after mailing, if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

       If to the Merging Entity:
       c/o William J. Carden
       Chief Executive Officer
       American Spectrum Realty, Inc.
       1800 East Deere Avenue
       Santa Ana, California  92705

       With copy to:

       If to American Spectrum:

       William J. Carden
       Chief Executive Officer
       American Spectrum Realty, Inc.
       1800 East Deere Avenue
       Santa Ana, California  92705

       With copy to:

       Proskauer Rose LLP
       1585 Broadway
       New York, NY  10036
       Attn:  Peter M. Fass, Esq.
       Telecopy:  (212) 969-2900

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

       11.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Maryland without giving effect to any choice or conflict of law provision or rules (whether of the State of Maryland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Maryland.

       11.8 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by American Spectrum and the Merging Entity. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

       11.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

       11.10 Expenses. Each of the Parties will its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, except to the extent set forth in the Prospectus/Consent Solicitation Statement.

       11.11 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warrant, and covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

       11.12 Specific Performance. Each of the Parties acknowledges that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 11.13 below), in addition to any other remedy to which they may be entitled, at law or in equity.

       11.13 Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in the State of California, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.


                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

       IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.
                                    AMERICAN SPECTRUM REALTY, INC.

                                    By:
                                            Name
                                            Title

                                    NOONEY INCOME FUND LTD., L.P.

                                    By:
                                            Name
                                            Title

                                   Appendix C

                             AMENDMENT TO AGREEMENT
                             OF LIMITED PARTNERSHIP
                                       OF
                             NOONEY INCOME FUND LTD.


Section 5.2B of the Limited Partnership Agreement is amended to read as follows:

B. Without the Consent of the Limited Partners (subject to the provisions of Section 10.11 hereof), the General Partners shall not have the authority:

       (i) to sell or otherwise dispose of, at one time, all or substantially all of the assets of the Partnership (except for the disposition of the Partnership's final Property);

       (ii) to dissolve the Partnership (except pursuant to Section 2.4 hereof).

The General Partner shall have the authority to cause the Partnership to merge with any entity with the Consent of the Limited Partners (subject to the provisions of Section 10.11 hereof).

       For purposes of this Section 5.2B the term "substantially all" shall be deemed to mean either (i) sixty-six and two-thirds percent (66 2/3%) or more in number of the Properties then owned by the Partnership, or (ii) a Property or Properties representing sixty-six and two-thirds percent (66 2/3%) or more of the net book value of all of the Partnership's Properties as of the end of the most recently completed calendar quarter.


Section 5.2D(ii) of the Partnership Agreement is amended to read as follows:

       "(ii) Acquire or lease any properties from or sell or lease any properties to the General Partners or their Affiliates; provided that the foregoing shall not apply to the proposed merger, sale or other transfer of properties in connection with the consolidation as described in the Proxy/Consent Solicitation Statement of the Partnership dated []."

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THEIR OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED ____________, 2000


                         AMERICAN SPECTRUM REALTY, INC.

                              PROSPECTUS SUPPLEMENT
                                       TO
                    PROSPECTUS/CONSENT SOLICITATION STATEMENT
                          DATED                 , 2000
                        NOONEY INCOME FUND LTD. II, L.P.


         This supplement is being furnished to you, as a limited partner of Nooney Income Fund Ltd. II, L.P., which we refer to as the fund, to enable you to evaluate the proposed consolidation of your fund into American Spectrum Realty, Inc., a Maryland corporation. Terms such as we and us refer to American Spectrum. This supplement is designed to summarize only the risks, effects, fairness and other considerations of the consolidation that are unique to you and the other limited partners of your fund. This supplement does not purport to provide an overall summary of the consolidation. You should read the accompanying Prospectus/Consent Solicitation Statement, which includes detailed discussions regarding American Spectrum and the other funds and assets being consolidated with American Spectrum. We refer to this document as the consent solicitation.

         Pursuant to the consent solicitation and this supplement, Nooney Income Investments Two, Inc., your managing general partner is asking you to approve the consolidation of your fund into American Spectrum. In addition, your managing general partner is asking you to approve amendments to the partnership agreement to your fund. To approve the consolidation, you must vote "For" these amendments.

         The fund is one of eight limited partnerships, which we refer to collectively as the funds, that we are seeking to consolidate into American Spectrum as part of a series of transactions that we refer to as the consolidation. Supplements have also been prepared for each of the other funds, copies of which may be obtained without charge by each limited partner or his, her or its representative upon written request to Mackenzie Partners, Inc., 156 Fifth Avenue, New York, NY 10010.

         There are differences between the funds. Your fund may be subject to increased risks as compared to the other funds as a result of these differences. The following are risks applicable to your program as a result of these differences. There are other risks which are generally applicable to your fund and the other funds. You should review "Risk Factors" below, and in the consent solicitation for an extensive summary of these risks.

         - Unlike your fund which owns office and office/warehouse properties located in Illinois and Ohio, American Spectrum will own a large portfolio of properties of various types. These properties include office/warehouse, apartment and shopping center properties located primarily in the midwestern and western United States, Texas and the Carolinas.

         - Your fund had $2,086,000 of cash flow during 1999. Some of the other funds and the CGS privately held entities did not have cash flow.

         - Your fund only has a ratio of debt to total appraised value of real estate assets of 31%. American Spectrum will have a debt to total appraised value of real estate assets of 63%.

                                    OVERVIEW


THE CONSOLIDATION

         Your fund will consolidate with us. We will also consolidate with the other funds, the CGS privately held entities and the CGS Management Company. If all of the funds approve the consolidation, we will own a portfolio of 35 properties in nine states. The properties will consist of 12 office properties, 12 office/warehouse properties, five apartment properties, five shopping centers and one panel of development land. However, we do not know which funds will approve the consolidation. Therefore, the exact makeup of our properties is unknown. We and your managing general partner believe that the consolidation is the best way for limited partners to achieve liquidity and maximize the value of their investment in the fund. The American Spectrum shares will be listed for trading on _____________. There is no active trading market for the limited partnership units in the funds.

NUMBER OF AMERICAN SPECTRUM SHARES RECEIVED IF YOUR FUND IS CONSOLIDATED WITH AMERICAN SPECTRUM

         Your fund will be allocated an aggregate of 1,021,040 American Spectrum shares if it is consolidated into American Spectrum in the consolidation. You will receive your proportion of such shares in accordance with the terms of your fund's partnership agreement. American Spectrum has assigned an Exchange Value of $15 per share for each American Spectrum share. However, the Exchange Value per share represents our estimate of the net asset value per share and American Spectrum shares may trade at a price less than $15.

SIMILARITIES BETWEEN THE FUNDS

         The investment objective and assets of the funds are substantially similar in nature and character. Generally, the funds own office or office/warehouse properties. Each of the funds intended to liquidate its properties and distribute the net proceeds during the period from 1984 to 1995. Your fund intended to liquidate its properties in by 1995. The funds all have similar structures for paying compensation to the general partners and their affiliates and for distribution of cash flow and liquidation proceeds. The managing general partner of each fund is an affiliate of CGS.

DIFFERENCES BETWEEN THE FUNDS

- Your fund owns properties located in Illinois and Ohio. The properties are office and office/warehouse properties. Some of the funds own different types of properties, properties located in other markets or only one property.

- Your fund's property has a ratio of debt to total appraised value of real estate assets of 31%. The properties owned by all of the funds and the CGS privately held entities have a ratio of debt to total appraised value of real estate assets of 63%.

         Your fund made distributions in 1998 and had $2,086,000 of net cash flow in 1999. Some of the funds did not make distributions or have net cash flow which could have been available for distribution during this period. In addition, a number of the CGS privately held entities did not make distributions or have net cash flow which would have been available for distribution.

VOTE REQUIRED TO APPROVE THE CONSOLIDATION

         Pursuant to the terms of your fund's partnership agreement, the consolidation of your fund with American Spectrum may not be consummated without the approval of greater than 50% of the outstanding units. This approval by your fund's limited partners will be binding on you even if you vote "Against" the proposed transaction. Affiliates of the managing general partner own 19,221 units or 5.21% of the outstanding units and intend to vote these units in favor of the consolidation.

AMENDMENTS TO THE PARTNERSHIP AGREEMENT

         Your fund's partnership agreement prohibits transfers of assets to related parties. In addition, there are no provisions of the partnership agreement addressing mergers with corporations, such as American Spectrum. The fund is a Missouri limited partnership. Missouri law requires all partners to consent to a merger with a corporation unless the partnership agreement provides for a different vote. The amendments will permit the fund to merge with American Spectrum and participate in the consolidation. The amendments must be approved by greater than 50% of the outstanding units. To vote "For" the consolidation, you must also vote "For" the amendments.

TAX CONSEQUENCES OF THE CONSOLIDATION

         The consolidation may be a partially taxable transaction and it will have different consequences to you depending upon whether you elect to receive shares or notes. If you elect to receive shares, the consolidation will be reported on the basis that no gain is recognized. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails your fund will recognize gain. Your gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain. [Can we give estimate, making assumptions] See "Tax Risks." Therefore, it is possible for you to be allocated income which may result in a tax liability even though you have not received any cash.

         If you elect to receive notes you will recognize gain. Your gain will be equal to the amount by which the principal of the notes received exceeds the bases of your interest in your fund (adjusted for your share of liabilities). If you elect to receive notes you may be able to report your income on the basis of the installment method which permits you to pay tax as the principal amount is paid on your notes.

         American Spectrum does not intend to qualify as a REIT until 2002. Further, American Spectrum is not required to make a REIT election. If American Spectrum fails to qualify as a REIT, or its Board of Directors determines not to make a REIT election, American Spectrum will be taxed as a Corporation.

         We urge you to consult with your tax advisor to evaluate the taxes that will be incurred by you as a result of your participation in the consolidation.

                             ADDITIONAL INFORMATION

         Selected historical financial information for your fund, audited financial statements for your fund, unaudited financial statements and Management's Discussions and Analyses of Financial Conditions and Results of Operations are set forth as an Appendix to the Consent Solicitation Statement and the Form 10-K of your fund for the year ended December 31, 1999 and the Form 10-Q for the quarter ended June 30, 2000 are incorporated by reference. In addition, pro forma financial information for American Spectrum is set forth on page F-__ of the Consent Solicitation Statement.

                                  RISK FACTORS


         The consolidation generally does not involve risks which are more significant to your fund's limited partners than to limited partners in the other funds. However, the transaction involves some risks and other adverse factors which are applicable to all of the funds. Because all of the risks and adverse factors described in the consent solicitation apply to the effects of the transaction on your fund, as well as the other funds, you should carefully review the risks summarized below and the section entitled "RISK FACTORS" in the consent solicitation.

RISKS WHICH AFFECT YOUR FUND DIFFERENTLY

         The following is a description of the risks which affect your fund differently from the other funds:

- American Spectrum will acquire your fund if the limited partners of your fund who hold a majority in interest of the outstanding units vote in favor of the consolidation. Such approval will bind all of the limited partners in your fund, including you or any other limited partners who voted against or abstained from voting with respect to the consolidation. Affiliates of the managing general partner own different percentages of each fund. Affiliates of the managing general partner own 19,221 units or 5.21% of the outstanding units in the fund and intend to vote these units in favor of the consolidation.

- As a result of some differences between the fund and the other funds, the consolidation may impact your fund differently from the other funds. By participating in the consolidation, you will assume risks associated with the assets of the other funds and the CGS privately held entities.

- There are differences in the types and geographic location of some of the properties owned by the funds. Because the market for real estate may vary from one region of the country to another, the change in geographic diversity may expose you to different and greater risks than those you are presently exposed. Moreover, because the properties owned by the funds and the CGS privately held entities are not of uniform quality, combining assets and liabilities of the funds in the consolidation may diminish the overall asset quality underlying the interests of some of the limited partners by comparison with their existing interests in the fund.

         - Your investment currently consists of an interest in your fund. Your fund owns office and office/warehouse properties located in Illinois and Ohio. After the consolidation, you will hold common stock of American Spectrum, an operating company, that will own and lease as many as 35 properties and expects to make additional investments. The properties include office, office warehouse, apartment and shopping centers.

         - Your fund intended to sell its properties and liquidate and distribute the net proceeds to the partners. We intend to reinvest the proceeds from property sales. The risks inherent in investing in an operating company such as American Spectrum include the risk that American Spectrum may invest in new properties that are not as profitable as anticipated.

         - Upon consummation of the consolidation, we will have greater leverage than your fund. Your fund currently has a ratio of debt to total assets of 31%. Upon completion of the consolidation, we will have a ratio of debt to total assets of 63%. American Spectrum may also incur substantial indebtedness to make future acquisitions of properties that it may be unable to repay. We expect to increase the ratio of debt to total assets to 70%.

         - It is possible that properties acquired in the consolidation may not be as profitable as the properties your fund owns.

- Your investment will change from one in which you are generally entitled to receive distributions from any net proceeds of a sale or refinancing of the fund's assets to an investment in an entity in which you may realize the value of your investment only through the sale of your American Spectrum shares, not from the liquidation proceeds from properties.

RISKS GENERALLY APPLICABLE TO ALL OF THE FUNDS

         The following is a brief description of the potential disadvantages, adverse consequences and risks of the consolidation that are applicable to all of the funds. This description is qualified in its entirety by the more detailed discussion in the section entitled "RISK FACTORS" contained in the consent solicitation.

- The market prices for the American Spectrum shares may fluctuate with changes in market and economic conditions, the financial condition of American Spectrum and other factors that generally influence the market prices of securities, including the market perception of REITs in general. Such fluctuations may depress the market price of American Spectrum shares independent of the financial performance of American Spectrum. REIT stocks have underperformed in the broader equity market in 1998 and 1999. The market conditions for REIT stocks generally could affect the market price of the American Spectrum shares.

- There is currently no market for American Spectrum shares. American Spectrum shares may trade at prices below the Exchange Value per share of $15. The Exchange Value per share of $15 represents our estimate of the net asset value per share of American Spectrum. However, the market may value American Spectrum shares at less than their net asset value per share.

- The investment of any limited partners of the funds who become stockholders will change into freely tradable American Spectrum shares. Consequently, some of these stockholders may choose to sell American Spectrum shares upon listing at a time when demand for American Spectrum shares is relatively low. As a result, American Spectrum shares may trade at prices substantially less than their Exchange Value.

- American Spectrum will have a higher ratio of indebtedness to assets than many REITs. This ratio is frequently referred to as the leverage ratio. American Spectrum will have a ratio of total indebtedness of assets of 63%, assuming all funds participate in the consolidation. American Spectrum intends to increase its leverage to 70%. American Spectrum will also have a lower capitalization than many publicly traded REIT's. This could adversely affect the market price for American Spectrum shares.

- We do not intend to qualify as a REIT until 2002 and are not required to qualify as a REIT. If we do not qualify as a REIT, we will be subject to a corporate income tax, which could decrease cash available for distribution.

- Some related parties will receive benefits that may exceed the benefits that they would derive from ownership of their interests in the CGS privately held entities and from their interests in the funds if the consolidation were not consummated. Your managing general partner is a subsidiary of CGS. CGS controls the general partners of the funds. Assuming that all of the funds are included in the consolidation, the general partners of the funds and their affiliates of the general partners will receive an estimated aggregate of 2,093,127 American Spectrum shares and limited partnership interests in the Operating Partnership. In addition, American Spectrum and its subsidiaries will employ some of the officers and employees of CGS and its privately held entities. As a result of these benefits, the general partners of your fund have a conflict of interest in connection with the consolidation.

- The CGS privately-held entities incurred losses in 1997 of $3,684,000, in 1998 of $4,832,000, in 1999 of $12,086,000 and in the six months ending June 30, 2000 of $747,000. Additionally, we incurred losses on a pro forma basis for 1999 and the first six months of 2000. We cannot assure you that we will succeed and that we will become profitable.

- American Spectrum will merge with the CGS privately held entities and the CGS Management Company. These companies are engaged in the business of serving as general partners of limited partnerships and investing in real properties. As a result of the consolidation, American Spectrum will be responsible for liabilities arising out of the prior operations of these entities. These liabilities may include unknown contingent liabilities and these liabilities may exceed those shown on the balance sheets. As a result, we may expend cash to pay these liabilities.

- American Spectrum established the terms of the consolidation, including the Exchange Values, without any arm's-length negotiations. Accordingly, the Exchange Value may not reflect the value that you could realize upon a sale of your units or a liquidation of your fund's assets.

- The managing general partner of your fund did not retain an independent representative to act on your behalf, or on behalf of the other limited partners in structuring and negotiating the terms and conditions of the Consolidation. These terms and conditions include the consideration which you will receive. The funds did not give limited partners the power to negotiate the terms and conditions of the consolidation or to determine what procedures to use to protect the rights and interests of the limited partners. If each general partner had retained an independent representative for their respective funds, it could have resulted in different terms of the consolidation which may have benefitted the limited partners.

- The limited partners do not have the right to elect to receive a cash payment equal to the value of their interests in each fund if your fund approves the consolidation and you voted "Against" it. You only have the right to elect to receive notes as your portion of the consideration received by your fund. The amount of notes that you receive is based upon the estimated proceeds that you would receive in an orderly liquidation of your fund in accordance with the terms of your fund's partnership agreement. As a holder of notes, you are likely to receive the full face amount of the notes only if you hold the notes to maturity. The notes will mature approximately eight years after the consolidation.

- At the time that you and the other limited partners vote on the consolidation, there are several uncertainties that will preclude you from making a complete evaluation of the transaction. Most importantly, you will not know which funds will approve the consolidation, and thus, which properties American Spectrum will acquire. These factors will affect the post-consolidation size and scope of American Spectrum. You also will not know how many limited partners of the funds will elect to receive notes or the capital structure of American Spectrum.

- Stanger's opinion as to the fairness to the funds of the allocation of American Spectrum shares, from a financial point of view, relies on information prepared by the general partners of the funds and the CGS Management Company. The general partners are controlled by CGS, which, in turn, controls American Spectrum. Because Stanger will not update its fairness opinion, changes may occur from the date of the fairness opinion that might affect the conclusions expressed in such opinion.

- Stanger's fairness opinion addresses solely the allocation of the American Spectrum shares. The opinion does not address the allocation of shares for all possible combinations of participating funds. In addition, the opinion does not address any other terms of the transaction, the trading value of the shares, or alternatives to the transaction. Accordingly, there are matters which are significant to limited partners' evaluation of the consolidation which are not addressed by the fairness opinion.

- There is a risk that third parties will assert claims against American Spectrum that the general partners of the fund breached their fiduciary duties to their limited partners or that the consolidation violates the relevant partnership agreements and that they may commence litigation against American Spectrum. As a result, American Spectrum may incur costs associated with defending or settling such litigation or paying any judgment if it loses. As of the present time, no limited partner of the funds has initiated any lawsuit on such grounds.

- As an American Spectrum stockholder, you will have different rights and remedies against American Spectrum, its officers and directors than you have against the managing general partner of your fund. The legal remedies available to American Spectrum, to you and to other stockholders after the consolidation against any officers or directors of American Spectrum may be more limited.

- An active secondary market for the notes will not likely develop, making it difficult for noteholders to sell their notes prior to maturity, or subjecting them to the risk of selling the notes at substantial discounts to facilitate their sale. Thus, a noteholder will likely not be able to liquidate his investment in the event of an emergency, and the notes may not be readily acceptable as loan collateral. Limited partners electing to receive notes are likely to receive the full face amount of their notes only if they hold the obligations to maturity, which is eight years after the closing date of the consolidation.

- Upon consummation of the consolidation, American Spectrum will have more indebtedness and leverage than the funds. American Spectrum currently has a ratio of debt to total value of assets of 63% and intends to increase their ratio to ___% following the consummation of consolidation.

- Because American Spectrum has not identified new properties, it is not possible to provide you with information to evaluate the merits of the properties in which American Spectrum may invest in the near future. You also will not have the ability as a stockholder or note holder of American Spectrum to approve or disapprove of American Spectrum's investments. American Spectrum may not buy properties on financially attractive terms. It may not make a profit on its investments.

- Like your investment in the funds, if you become a stockholder in American Spectrum, your investment will be subject to the risks of investing in real property. In general, a downturn in the national or local economy, changes in the zoning or tax laws or the availability of financing could affect the performance and value of the properties. Also, because real estate is relatively illiquid, American Spectrum may not be able to respond promptly to adverse economic or other conditions by varying its real estate holdings.

- We intend to continue CGS's strategy of investing in properties that we believe are under-valued. Our success will depend on future events that increase the value of the properties. As a result, this strategy has greater risks than investing in properties with proven cash flows.

- The partnership agreement of each of the funds prohibits transactions with affiliates, such as the consolidation with us, and the consolidation could not close without amendments to the partnership agreement.

TAX RISKS

TRANSFER OF ASSETS TO AMERICAN SPECTRUM MAY FAIL TO QUALIFY AS A TRANSACTION WHERE NO GAIN IS RECOGNIZED TO THE TRANSFEROR.

         The fund intends to report the consolidation on the basis that it will not result in gain or loss to any limited partner who elects to receive shares. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails your fund will recognize gain. Such gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain.

IF AMERICAN SPECTRUM FAILS TO ELECT REIT STATUS OR QUALIFY AS A REIT FOR TAX PURPOSES, AMERICAN SPECTRUM WILL PAY FEDERAL INCOME TAXES AT CORPORATE RATES.

         American Spectrum does not intend to qualify as a REIT until 2002. Further, American Spectrum is not required to make a REIT election. If American Spectrum fails to qualify as a REIT, or its Board of Directors determines not to make a REIT election or for any time period before an Effective REIT election, American Spectrum will be taxed as a Corporation.

         American Spectrum's qualification as a REIT depends on meeting the requirement of the Code and Regulations as applicable to REITs. American Spectrum has not requested, and does not plan to request, a ruling from the Internal Revenue Service that it qualifies as a REIT. It has received an opinion, however, from its tax counsel, Proskauer Rose LLP, that it will meet the requirements for qualification as a REIT. Proskauer Rose LLP's opinion is based upon representations made by American Spectrum regarding relevant factual matters, existing Code provisions, applicable regulations issued under the Code, reported administrative and judicial interpretations of the Code and regulations, Proskauer Rose LLP's review of relevant documents and the assumption that American Spectrum will operate in the manner described in this consent solicitation.

         However, you should be aware that opinions of counsel are not binding on the Internal Revenue Service or any court. Furthermore, the conclusions stated in the opinion are conditioned on, and American Spectrum's continued qualification as a REIT will depend on, American Spectrum's management meeting various requirements discussed in more detail under the heading "Federal Income Tax Considerations -- Taxation of American Spectrum" beginning on page ____.

         A REIT is subject to an entity level tax on the sale of certain property it held before electing REIT status. During the 10-year period following its qualification as a REIT, American Spectrum will be subject to an entity level tax on the income it recognizes upon the sale of assets including all the assets transferred to it as part of the consolidation it held before electing REIT status in an amount up to the amount of the built-in gains at the time American Spectrum becomes a REIT.

         If American Spectrum fails to qualify as a REIT, it would be subject to federal income tax at regular corporate rates. In addition to these taxes, American Spectrum may be subject to the federal alternative minimum tax and various state income taxes. If American Spectrum qualifies as a REIT and its status as a REIT is subsequently terminated or revoked, unless specific statutory provisions entitle American Spectrum to relief, it could not elect to be taxed as a REIT for four taxable years following the year during which it was disqualified. Therefore, if American Spectrum loses its REIT status, the funds available for distribution to you, as a stockholder, would be reduced substantially for each of the years involved.

Limitations on Share Ownership

         In order to protect its REIT status, American Spectrum's amended and restated articles of incorporation includes limitations on the ownership by any single stockholder of any class of American Spectrum capital stock. The amended and restated articles of incorporation also prohibit anyone from buying shares if the purchase would cause American Spectrum to lose its REIT status. These restrictions may discourage a change in control of American Spectrum, deter any attractive tender offers for American Spectrum shares or limit the opportunity for you or other stockholders to receive a premium for your American Spectrum shares.

If American Spectrum cannot meet its REIT distribution requirements, it may have to borrow funds or liquidate assets to maintain its REIT status.

         For taxable years commencing after December 31, 2000, subject to adjustments that are unique to REITs, a REIT generally must distribute 90% of its taxable income. In the event that American Spectrum does not have sufficient cash, this distribution requirement may limit American Spectrum's ability to acquire additional properties. Also, for the purposes of determining taxable income, the Code may require American Spectrum to include rent and other items not yet received and exclude payments attributable to expenses that are deductible in a different taxable year. As a result, American Spectrum could have taxable income in excess of cash available for distribution. If this occurred, American Spectrum may have to borrow funds or liquidate some of its assets in order to make sufficient distributions and maintain its status as a REIT or obtain approval from its stockholders in order to make a consent dividend.

Changes in the tax law could adversely affect American Spectrum's REIT status.

         American Spectrum's treatment as a REIT for federal income tax purposes is based on the tax laws that are currently in effect. We are unable to predict any future changes in the tax laws that would adversely affect American Spectrum's status as a REIT. In the event that there is a change in the tax laws that prevents American Spectrum from qualifying as a REIT or that requires REITs generally to pay corporate level federal income taxes, American Spectrum may not be able to make the same level of distributions to its stockholders. In addition, such change may limit American Spectrum's ability to invest in additional properties.


             EFFECT ON FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         Upon completion of the transaction, the operations and existence of the partnerships will cease. See "THE CONSOLIDATION" in the consent solicitation. If the transaction is not completed, we contemplate liquidation of the partnerships, which would result in an all-cash payment to you in the near future.

         If the consolidation is not approved, the general partners plan to promptly list the fund's property for sale with brokers and commence the process of liquidating the fund's property. The managing general partner believes that it could take an extended time to complete the sale of the fund's property and is likely to take in excess of one year. After completing the liquidation, the fund would distribute the net proceeds, except for a portion which will be held by the fund to cover potential liability for representations and warranties in the sales contract and administrative expenses of winding up the fund.


             EFFECT ON FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         Upon completion of the transaction, the operations and existence of the partnerships will cease. See "THE CONSOLIDATION" in the consent solicitation. If the transaction is not completed, we contemplate liquidation of the partnerships, which would result in an all-cash payment to you in the near future.

         If the consolidation is not approved, the general partners plan to promptly list the fund's properties for sale with brokers and commence the process of liquidating the fund's properties. The general partners believe that it could take an extended time to complete the sale of all of the fund's properties and is likely to take in excess of one year. After completing the liquidation, the fund would distribute the net proceeds, except for a portion which will be held by the fund to cover potential liability for representations and warranties in the sales contract and administrative expenses of winding up the fund.

              AMERICAN SPECTRUM SHARES TO BE ALLOCATED TO THE FUND

         The proposed number of American Spectrum shares to be allocated to your fund was determined by American Spectrum as set forth under "Allocation of American Spectrum Shares" below.

         The managing general partner of your fund determined the fairness of the value of the American Spectrum shares to be allocated to the fund based in part on the appraisal by Stanger of the value of the property portfolio held by your fund. In addition, your fund, the other funds and American Spectrum engaged Stanger to provide your fund and the other funds with an opinion that the allocation of the American Spectrum shares (i) between the funds and the CGS privately held entities, including the CGS Management Company and (ii) among the funds, is fair from a financial point of view to the limited partners of the funds.

         The following table sets forth the consideration, based on the Exchange Value, to be allocated to your fund in the consolidation. This data assumes that none of the limited partners of your fund have elected to receive notes. You should note that the American Spectrum shares may trade at prices below the Exchange Value upon listing on the _______________.


                                            Exchange Value of                                                         Percentage of
  Number of                                 American Spectrum                                                             Total
   American          Exchange Value of      Shares per $ 1,000        GAAP Book Value                                    American
Spectrum Shares          American            Original Limited        June 30, 2000 per                                   Spectrum
 Allocated to            Spectrum           Partner Investment        Average $1,000         Percentage of Total      Shares Issued
   Fund (1)              Shares(2)                 (2)             Original Investment         Exchange Value              (3)
  1,021,040            $ 15,315,594             $ 796.82                $ 451.42                   13.86%                13.86%


----------------------

(1) The American Spectrum shares issuable to limited partners of each fund as set forth in this chart will not change if American Spectrum acquires fewer than all of the funds in the consolidation. This number assumes that none of the limited partners of the fund has elected the notes option. We determined the number of shares issued to each fund or entity by dividing the Exchange Value for the fund or entity by $15, which is our estimate of the net asset value per share of the American Spectrum shares.

(2) Values are based on the Exchange Value per share of $15 established by us. The Exchange Value of each of the funds is our estimate of net asset value of the fund's assets. The Exchange Value equals (i) the appraised value of your fund's assets, as determined by Stranger; plus
         (ii) the book value of non-real estate asset of your fund; minus (iii) mortgage and other indebtedness of your fund and minus (iv) your fund's allocable share of the consolidation expenses. Upon listing the American Spectrum shares on the ____________, the actual values at which the American Spectrum shares will trade on the ____________ may be at prices below $15.

(3) Includes shares issuable on exchange of limited partnership interests issued to the owners of the CGS privately held entities.

         The following table provides information concerning the property owned by your fund, including its appraised value. The appraisal was prepared by Stanger on March 31, 2000.

                       Property          Appraised           Property              Property               Year
Property               Location            Value               Type                  Size              Constructed
--------               --------            -----               ----                  ----              -----------
Countryside          Palatine, IL        6,070,000            Office             91,975 sq. ft.           1972
Executive Ctr

NorthCreek          Cincinnati, OH       8,420,000            Office             91,731 sq. ft.          1984-86
Office Park

Northeast            Loveland, OH        4,550,000       Office/warehouse       100,000 sq. ft.           1985
Commerce Ctr


Tower Industrial Bldg       Mundelein, IL       1,460,000       Office/warehouse      42,120 sq ft       1983


                     ALLOCATION OF AMERICAN SPECTRUM SHARES

American Spectrum shares issued in the consolidation will be allocated as follows:

         American Spectrum shares will be allocated (1) between the funds as a group and the CGS privately held entities and the CGS Management Company, and
(2) among the funds, based upon the estimated net asset value, computed as described in the accompanying consent solicitation (the "Exchange Value") of each of the funds, the CGS privately held entities and the CGS Management Company. Your managing general partner believes that the Exchange Values of the funds, the CGS privately held entities and the CGS Management Company represent fair estimates of the value of their assets, net of liabilities and allocable expenses of the consolidation, as of June 30, 2000, and constitute a reasonable basis for allocating the American Spectrum shares between the funds and the CGS privately held entities, including the CGS Management Company, and among all the funds.

         The following summarizes the determination of the Exchange Value and the allocation of American Spectrum shares to your fund and the other funds. We first determined the Exchange Value of each of the funds, the CGS privately held entities and the CGS Management Company. The Exchange Value of the funds and the CGS privately held entities were determined based on appraisals of their real properties prepared by Stranger. The appraised values were then adjusted for other assets and liabilities of the entities and allocable expenses of the consolidation. The Exchange Value for the CGS Management Company was determined based on valuation methods we believe are reasonable. These valuation methods are described in the consent solicitation. The sum of these values is the Exchange Value of all of our assets. To allocate the shares, we arbitrarily selected an Exchange Value per share of $15. We did not consult with any independent third parties in selecting $15. We allocated to each fund a number of American Spectrum shares equal to the Exchange Value of its assets divided by $15. In accordance with each fund's partnership agreement, all of the American Spectrum shares were allocated to the limited partners. Thus, each American Spectrum share represents $15 of Exchange Value. Since the market may not value the American Spectrum Shares as having a value equal to the Exchange Value, the American Spectrum shares may trade at price of less than $15 per share.

         For a detailed explanation of the manner in which the allocations are made, see "Allocation of Shares" on page __ of the consent solicitation.

                                   ALLOCATION
                 ALLOCATION OF AMERICAN SPECTRUM SHARES BETWEEN
     THE FUNDS AND THE CGS PRIVATELY HELD ENTITIES, AND THE CGS MANAGEMENT
                                   COMPANY (1)


                                                                                                         PERCENTAGE OF
                                                                                                         TOTAL AMERICAN
                                                                  PERCENTAGE OF          SHARE             SPECTRUM
                                              EXCHANGE VALUE      EXCHANGE VALUE      ALLOCATION(1)      SHARES ISSUED
                                              --------------      --------------      -------------      -------------
Sierra Pacific Development Fund                 $  5,874,720                5.32            391,648              5.32%

Sierra Pacific Development Fund II                12,590,013               11.39            839,334             11.39%

Sierra Pacific Development Fund III                  429,832                0.40             28,655              0.40%

Sierra Pacific Institutional Properties V          4,920,557                4.45            328,037              4.45%

Sierra Pacific Pension Investors '84              18,186,978               16.46          1,212,465             16.46%

Nooney Income Fund Ltd., L.P.                     10,250,749                9.27            683,383              9.27%

Nooney Income Fund Ltd. II, L.P.                  15,315,594               13.86          1,021,040             13.86%

Nooney Real Property Investors-Two, L.P.           8,181,768                7.40            545,451              7.40%

CGS privately held entities                       31,748,046               28.73          2,116,536             28.73%

CGS Management Company                             3,020,122                2.73            201,341              2.73%

Totals                                          $110,518,379             100.00%          7,367,890            100.00%
                                              ==============      ==============      =============      =============


----------------------
(1) Some of the equity owners in the CGS privately held entities, including affiliates of American Spectrum, will be allocated Operating Partnership units instead of American Spectrum shares. Each Operating Partnership unit provides the same rights to distributions as one share of common stock in American Spectrum and, subject to some limitations, is exchangeable for American Spectrum shares on a one-for-one basis after a twelve month period.

         After determining the Exchange Value for the fund, the Exchange Value to be allocated to the partners of the fund in accordance with the provisions of the partnership agreement allocable to distributions on liquidation.

         Under the partnership agreement, after payment of all debts and liabilities of the fund, the net proceeds on liquidation following a sale of all of the fund's properties will be distributed as follows:

- first, pro rata to the limited partners until they receive an amount equal to their share of previously undistributed net income;

- second, to the limited partners in an amount equal to their share of their adjusted capital contribution;

- third, to the general partners in an amount equal to any loans or advances they have made;

- fourth, to the general partners in an amount equal to their share of previously undistributed net income;

- fifth, to the general partners in an amount equal to their adjusted capital contribution;

- sixth, pro rata to the limited partners in the amount equal to the excess of an 11% cumulative return over prior distributions to the limited partners;

- seventh, pro rata to the general partners in an amount equal to any unpaid annual management fee; and

- eighth, the balance 85% to all of the partners in proportion to their capital contributions and 15% to the general partners.

Under the terms of the Partnership Agreement, the general partners would not be entitled to any of the American Spectrum shares issuable of the fund. Accordingly, all of the American Spectrum shares issuable to the partners of the fund is being allocated to the limited partners.

                          FAIRNESS OF THE CONSOLIDATION


GENERAL

         Your managing general partner believes the consolidation to be fair to, and in the best interests of, the fund and its limited partners. After careful evaluation, your managing general partner has concluded that the consolidation is the best way to maximize the value of your investment. Your managing general partner recommends that you and the other limited partners approve the consolidation of your fund and receive American Spectrum shares in the consolidation.

         Although your managing general partner believes the terms of the consolidation are fair to you and the other limited partners, your managing general partner has conflicts of interest with respect to the consolidation, including, among others, its realization of substantial economic benefits upon completion of the consolidation. For a further discussion of the conflicts of interest and potential benefits of the consolidation to your managing general partner see "Conflicts of Interest -- Substantial Benefits to Related Parties" on page __ of the consent solicitation.

         Also, your managing general partner wants you to note:

- The market prices for the American Spectrum shares may fluctuate with changes in market and economic conditions, the financial condition of American Spectrum and other factors that generally influence the market prices of securities, including the market perception of REITs in general. Such fluctuations may significantly affect liquidity and market prices independent of the financial performance of American Spectrum.

- American Spectrum established the terms of its offer, including the Exchange Value, without any arm's-length negotiations. Accordingly, our offer consideration may not reflect the value that you could realize upon a sale of your units or a liquidation of your fund's assets.

- You do not have the right to elect to receive a cash payment equal to the value of your interest in the fund if your fund approves the consolidation and you have voted "Against" it. You only have the right to elect to receive, as your portion of the consideration received by your fund, notes. As a holder of notes, you are likely to receive the full face amount of the notes only if you hold the notes to maturity. The notes will mature approximately eight years after the consolidation. You may receive payments earlier only if American Spectrum chooses to repay the notes prior to the maturity date, or to the extent that American Spectrum is required to prepay the notes in accordance with their terms following property sales or refinancings.

         The following table summarizes the results of your managing general partner's comparative valuation analysis:

                                                                           GAAP Book Value June 30,       Exchange Value per
Estimated Going Concern Value        Estimated Liquidation Value per       2000 per Average $1,000          $1,000 Original
per $1,000 Original Investment         $1,000 Original Investment            Original Investment             Investment (1)
       $663.00-$758.00                          $764.00                           $451.42                        $796.82


(1) Values are based on the Exchange Value per share of $15 established by us. The Exchange Value of each of the funds is our estimate of net asset value of the fund's assets. The Exchange Value equals (i) the appraised value of each fund's assets, as determined by Stanger; plus
         (ii) the book value of non-real estate assets of each fund; minus (iii) mortgage and other indebtedness of each fund; minus (iv) each fund's allocable portion of the consolidation expenses. Upon listing the American Spectrum shares on the _________, the actual values at which the American Spectrum shares will trade on the _________ may be at prices below $15.

         We do not know of any factors that may materially affect (i) the value of the consideration to be allocated to the fund, (ii) the value of the units for purposes of comparing the expected benefits of the consolidation to the potential alternatives considered by the managing general partner or (iii) the analysis of the fairness of the consolidation.


                          BENEFITS OF THE CONSOLIDATION

         1000

WHY YOUR MANAGING GENERAL PARTNER BELIEVES THE CONSOLIDATION IS FAIR TO YOU

         Your managing general partner believes that the terms of the consolidation are fair, and that they will maximize the return on your investment for the following principal reasons:

         - Your managing general partner believes that the expected benefits of the consolidation to you outweigh the risks and potential detriments of the consolidation to you. These benefits include the following:

         - American Spectrum plans to make additional investments and obtain additional financing. As a result, we believe that there is greater potential for increases in the price of your American Spectrum shares over time and increased distributions to you as an American Spectrum stockholder.

         - We believe the consolidation may provide you with increased liquidity. Therefore, you may have the ability to find more buyers for your American Spectrum shares and the price you receive is more likely to be the market price.

         - We expect to make regular cash distributions to our shareholders. We believe that these distributions will increase over time or as a result of future acquisitions.

         - We will own a larger number of properties and have a broader group of property types, tenants and geographic locations than your fund. This increased diversification will reduce the dependence of your investment upon the performance of a particular company.

         - The combination of the funds under the ownership of American Spectrum will result in cost savings.

         - Your managing general partner reviewed the estimated value of the consideration to be received by you if your fund is consolidated with American Spectrum, and compared it to the consideration that you might have received under the alternatives to the consolidation. Your managing general partner considered the continuation of the funds without change and the liquidation of the funds and the distributions of the net proceeds to you. They concluded that over time the likely value of American Spectrum shares would be higher than the value of the consideration you would receive if they selected one of the other alternatives.

         - Your managing general partner considered that you may vote for or against the consolidation, and, if you vote against it, you may elect to receive either American Spectrum shares or notes if your fund approves the consolidation.

         - Your managing general partner considered the availability of the notes option. The notes option gives limited partners increased procedural fairness by providing an alternative to limited partners. The notes provide greater security of principal, a certainty as to maturity date, and regular interest payments. In contrast, the American Spectrum shares permit the holders of the American Spectrum shares to participate in American Spectrum's potential growth and are a more liquid investment.

         - Your managing general partner have adopted the conclusions of the fairness opinion and appraisals rendered by Stanger, which are described in the consent solicitation.

         You should note however that by voting "For" the transaction you would be precluding the fund from entering into alternatives, including liquidation of the fund. The alternatives have some potential benefits, including the following:

         -        Liquidation provides liquidity to you as properties are sold.
                  You would receive the net liquidation proceeds received from the sale of your fund's assets.

         1001

         - The amount that you would receive would not be dependent on the stock market's valuation of American Spectrum.

         - You would avoid the risks of continued ownership of your fund and ownership of American Spectrum.

         Another alternative would be to continue your fund. Continuing your fund without change would have the following benefits:

         - Your fund would not be subject to the risks associated with the ongoing operations of American Spectrum. Instead each fund would remain a separate entity with its own assets and liabilities.

         - You would continue to be entitled to the safeguards of your partnership agreement.

         - Your fund's performance would not be affected by the performance of the other funds and assets that American Spectrum will acquire in the consolidation.

         - Eventually, your fund would liquidate its holdings and distribute the net proceeds in accordance with the terms of your fund's partnership agreement.

         - There would be no change in your voting rights or your fund's operating policies.

         - Your fund would not incur its share of the expenses of the consolidation.

         - For federal income tax purposes, income from your fund may, under certain circumstances, be offset by passive activity losses generated from your other investments; you lose the ability to deduct passive losses from your investment in American Spectrum

         - You would not be subject to any immediate federal income taxation that would otherwise be incurred by you from the consideration.

         However, as discussed under "RECOMMENDATION AND FAIRNESS DETERMINATION" in the consent solicitation, your managing general partner believes that the disadvantages of the alternatives outweigh the benefits.

                          EXPENSES OF THE CONSOLIDATION

         If your fund approves the consolidation, the portion of the consolidation expenses attributable to your fund will be paid by your fund, as detailed below. The number of American Spectrum shares paid to your fund would reflect a reduction for your fund's expenses of the consolidation. Consolidation expenses are expected to range from 2.5% to 3.5% of the estimated value of the American Spectrum shares payable to each of the funds.

         If the consolidation of your fund is not approved, we will bear a percentage of all consolidation expenses equal to the total number of abstentions and "Against" votes cast by the limited partners of your fund divided by the total number of abstentions and votes cast by you and the other limited partners of your fund. In such event, your fund will bear the remaining consolidation expenses.

         The following table sets forth the consolidation expenses for your funds entities and the CGS Management Company:

         The following table sets forth the estimated consolidation expenses of consolidating with your fund:


                          Pre-Closing Transaction Costs

Legal Fees(1).............................................   $  61,607
Appraisals and Valuation(2)...............................      18,171
Fairness Opinions(3)......................................      42,355

         1002

Solicitation Fees(4)......................................       2,824
Printing and Mailing(5)...................................       7,061
Accounting Fees(6)........................................     137,030
Pre-formation Cost(7).....................................      61,607
            Subtotal......................................   $ 330,655

                            Closing Transaction Costs

Title, Transfer Tax and Recording Fees(8).................   $  30,804
Legal Closing Fees(9).....................................      15,226
            Subtotal......................................   $  46,029
Total.....................................................   $ 376,684

*        Estimated.

(1) Aggregate legal fees to be incurred in connection with the consolidation are estimated to be $800,000. Your fund's pro rata portion of these fees was determined based on the ratio of the appraised value of your fund's properties to the total appraised value of the real estate assets of the funds and the CGS privately held entities, based on the appraisal prepared by Stanger, and the value of the assets of CGS Management Company.

(2) Aggregate appraisal and valuation fees to be incurred in connection with the consolidation were $150,000. Your fund's pro rata portion of these fees was determined based on the number of properties in your fund.

(3) The funds received a fairness opinion from Stanger and the funds incurred a fee of $202,037. Your fund's pro rata portion of these fees was determined based on the ratio of the appraised value of the real estate of your fund to the total appraised value of the real estate assets of the funds and the CGS privately held entities based on the appraisal prepared by Stanger, and the value of the assets of CGS Management Company.

(4) Aggregate solicitation fees to be incurred in connection with the consolidation are estimated to be $30,000. Your fund's pro rata portion of these fees was determined based on the number of limited partners in your fund.

(5) Aggregate printing and mailing fees to be incurred connection with the consolidation are estimated to be $75,000. Your fund's pro rata portion of these fees was determined based on the number of limited partners in your fund.

(6) Aggregate accounting fees to be incurred in connection with the consolidation are estimated to be $1,800,000. Your fund's pro rata portion of these fees was determined based on the ratio of your fund's total assets as of June 30, 2000 to the total assets of all of the funds, the CGS privately held entities, and the CGS Management Company, as of June 30, 2000.

(7) Aggregate pre-formation costs to be incurred in connection with the consolidation are estimated to be $800,000. Your fund's pro rata portion of these costs was determined based on the ratio of the appraised value of your fund's real estate assets to the total appraised value of the real estate assets of the funds and the CGS privately held entities, based on the appraisal prepared by Stanger, and the value of the assets of CGS Management Company.

(8) Aggregate title, transfer tax and recording fees to be incurred in connection with the consolidation are estimated to be $1,800,000. Your fund's pro rata portion of these fees was determined based on the ratio of the value of fund's appraised value to the total appraised value of the real estate assets of the funds and the CGS privately held entities, based on the appraisal prepared by Stanger, and the value of the assets of CGS Management Company.

         1003

(9) Aggregate legal closing fees to be incurred in connection with the consolidation are estimated to be $200,000. Your fund's pro rata portion of these fees was determined based on the ratio of your fund's total assets as of June 30, 2000 to the total assets of all of the funds and the CGS privately held entities, including the CGS Management Company, as of June 30, 2000.

         The solicitation fees related to the consolidation will be allocated among the funds and American Spectrum depending upon whether the consolidation is consummated. For purposes of the consolidation, the term "Solicitation Fees" includes costs such as telephone calls, broker-dealer facts sheets, legal and other fees related to the solicitation of comments, as well as reimbursement of costs incurred by brokers and banks in forwarding the consent solicitation to you and the other limited partners.

         If American Spectrum acquires all of the funds, all of the solicitation fees will be payable by American Spectrum. If American Spectrum acquires less than all of the funds, all of the solicitation fees will be payable by American Spectrum or the funds that are acquired in proportion to their respective Exchange Values. If none of the funds are acquired by American Spectrum, all of the solicitation fees will be payable by us.

DISTRIBUTIONS

         The following table sets forth the distributions paid per $1000 investment in the periods indicated below. The original cost per unit was $1,000.00.


Year Ended December 31                                Amount
-------------------------------------------------   ---------
1995.............................................       12.50
1996.............................................       12.50
1997.............................................       12.50
1998.............................................       18.75
1999.............................................           0
Six months ended June 30, 2000...................          $0
                                                    =========


DISTRIBUTIONS AND COMPENSATION PAID TO THE GENERAL PARTNERS AND THEIR AFFILIATES

         The following information has been prepared to compare the amounts of compensation paid and distributions made by your fund to the general partners and their affiliates to the amounts that would have been paid if the compensation and distribution structure which will be in effect after the consolidation had been in effect during the years presented below.

         Under the partnership agreements, the general partners of your fund and their affiliates are entitled to receive distributions as general partners and fees in connection with managing the affairs of your fund. The partnership agreements also provide that the general partners are to be reimbursed for their expenses for administrative services performed for each fund, such as legal, accounting, transfer agent, data processing and duplicating services.

         The general partners and their affiliates are entitled to the following fees from the fund:

- a management fee equal to 9% of the net operating cash flow of the fund, subject to a preferential distribution to limited partners of 7.5% per annum.

- a property management fee equal to 5% of the gross revenues from residential properties and 6% of the gross revenues from industrial and commercial properties;

- reimbursement of out-of-pocket expenses, including salaries of employees directly engaged in full time leasing, servicing, operation or maintenance of the properties; and

         1004

- a real estate commission on the sale of properties in an amount not to exceed the lesser of (1) 3% of the gross sales price of the property, or (2) 50% of the standard real estate commission.

         American Spectrum intends to operate as an internally-advised REIT. As part of the consolidation, your fund will share in the overall cost of managing the consolidated portfolio of properties owned by American Spectrum with the other participating funds and the other shareholders and holders of Operating Partnership units. Affiliates of the general partners will receive dividends on shares of American Spectrum issued to them in exchange for their interests in the CGS Management Company and salaries and other compensation as officers and directors of American Spectrum. These dividend payments and compensation are in lieu of the payments to the general partners discussed above.

         During the years ended December 31, 1997, 1998 and 1999 and the six months ended June 30, 2000, the aggregate amounts accrued or actually paid by your fund to the general partner are shown below under "Historical" and the estimated amounts of compensation that would have been paid had the consolidation been in effect for the years presented as a "C" corporation or as a REIT are shown below under "Pro Forma as a "C" Corporation" and "Pro Forma as a REIT," respectively:

         1005

                 COMPENSATION, REIMBURSEMENTS AND DISTRIBUTIONS
                           TO THE GENERAL PARTNERS (1)


                                                                     Year Ended December 31,            Six Months Ended
                                                            ---------------------------------------         June 30,
                                                               1997           1998           1999             2000
HISTORICAL:                                                 ---------      ---------      ---------     ----------------
Management Fees                                             $ 201,992      $ 215,196      $ 216,862        $ 122,156
Administrative Fees                                            40,000         40,000             --           20,000
Leasing Fees                                                       --             --             --               --
Construction Supervision Fees                                      --             --             --               --
Broker Fees                                                        --             --             --               --
General Partner Distributions                                  14,704         22,046             --               --
Limited Partner Distributions                                      --             --             --               --
------------------------------------------------------------------------------------------------------------------------
Total historical                                            $ 256,696      $ 277,242      $ 256,862        $ 142,156

PRO FORMA AS A "C" CORPORATION:
Distributions on American Spectrum Shares issuable
      in respect of limited partnership interests           $   6,119      $      --      $      --        $  20,939
Distributions on American Spectrum Shares issuable
      in respect of the CGS Management Company                  1,795             --             --            6,141
Restricted Stock and Stock Options                             76,443         76,443         76,443           38,222
Salary, Bonuses and Reimbursements                            237,383        237,383        237,383          118,692
------------------------------------------------------------------------------------------------------------------------
Total pro forma as a "C" Corporation                        $ 321,739      $ 313,836      $ 313,826        $ 183,994

PRO FORMA AS A REIT:
Distributions on American Spectrum Shares issuable
      in respect of limited partnership interests           $   6,119      $      --      $      --        $  20,939
Distributions on American Spectrum Shares issuable
      in respect of the CGS Management Company                  1,795             --             --            6,141
Restricted Stock and Stock Options                             76,443         76,443         76,443           38,222
Salary, Bonuses and Reimbursements                            237,383        237,383        237,383          118,692
------------------------------------------------------------------------------------------------------------------------
Total pro forma as a REIT                                   $ 321,739      $ 313,826      $ 313,826        $ 183,994

         1006

------------------------------

(1) For a description of the calculation of these amounts, please refer to the notes to the table entitled "Compensation, Reimbursements and Distributions to the General Partners" in the Consent Solicitation.

         1007

                                PROPERTY OVERVIEW

         Your fund owns one office property located in California. Information regarding the property as of September 30, 2000 is set forth below.


                                                      RENTABLE SQUARE FEET        ANNUALIZED NET RENT(1)
                                                  ----------------------------   -----------------------    PER LEASED
                                         YEAR                          SQ. FT.                                SQUARE     PERCENTAGE
     PROPERTY        STATE     TYPE      BUILT     NUMBER   % LEASED   LEASED      AMOUNT     % OF TOTAL       FOOT      OWNERSHIP
------------------   -----   --------   -------   -------   --------   -------   ----------   ----------    ----------   ----------
Tower Industrial       IL    OFF/WARE     1974     42,120    100.00%   42,120    $  168,480      0.46%        $ 4.00        100%
Bldg
Northeast Commerce     OH    OFF/WARE     1985    100,000     65.36%   65,360    $  391,351      1.07%        $ 5.99        100%
Ctr.
Countryside            IL    OFFICE       1984     91,975     92.55%   85,126    $1,397,647      3.83%        $16.42        100%
Executive Ctr.
NorthCreek Office      OH    OFFICE     1984-86    91,731     94.77%   86,933    $1,322,361      3.62%        $15.21        100%
Park

                                  REQUIRED VOTE

LIMITED PARTNER APPROVAL REQUIRED BY THE PARTNERSHIP AGREEMENT

         Section 5.2 of your fund's partnership agreement provides that the vote of limited partners representing greater than 50% of the outstanding units is required to approve a sale or disposition, at one time, of "all or substantially all" of the assets of the fund, which is defined by the partnership agreement to be a transaction or series of transactions resulting in the transfer of either
(a) 66 2/3% or more of the net book value of your fund's properties as of the end of the most recently completed calendar quarter, or (b) 66 2/3% or more in number of the properties owned by the fund. Because the consolidation of your fund may be deemed to be a sale of "all or substantially all" of the assets of the fund within the meaning of the partnership agreement, it may not be consummated without the approval of limited partners representing greater than 50% of the outstanding units.

CONSEQUENCE OF FAILURE TO APPROVE THE CONSOLIDATION

         If the limited partners of your fund representing greater than 50% of the outstanding units do not vote "For" the consolidation, the consolidation may not be consummated under the terms of the partnership agreement. In such event, your managing general partner plans to continue to operate your fund as a going concern and to eventually dispose of your fund's properties if, in your managing general partner's opinion, market conditions permit, as contemplated by the terms of the partnership agreement.

SOLICITATION OF VOTE IN FAVOR OF THE CONSOLIDATION

         Through the consent solicitation accompanying this supplement, we are asking you, the limited partners of the fund, to vote on whether to approve the consolidation. As discussed above, limited partners holding in excess of 50% of the outstanding units in the fund must vote "For" the consolidation on the enclosed consent form in order for the fund to be included in the consolidation. For the reasons set forth in the accompanying consent solicitation, your managing general partner believes that the terms of the consolidation provide substantial benefits and are fair to you and recommends that you vote "For" approval of the consolidation. Before deciding how to vote on the consolidation, you should read this supplement, the consent solicitation and the accompanying materials in their entirety.

                     AMENDMENTS TO THE PARTNERSHIP AGREEMENT

         Two amendments to the partnership agreement of the fund are necessary in connection with the consummation of the consolidation. The amendments are attached to this supplement as Appendix C.

         First, the partnership agreement currently prohibits a sale of properties to the general partners or their affiliates. Accordingly, consent of the limited partners is being sought for an amendment to the partnership agreement that permits such a transfer in connection with the consolidation.

         1008

         Second, the partnership agreement does not contain a provision addressing mergers. Under Missouri law, a merger with a corporation, like American Spectrum, requires the consent of all of the partners, unless the partnership agreement otherwise provides. The proposed amendment permits the merger in connection with the consolidation if the managing general partner and the limited partners holding a majority of the units consent. The managing general partner believes that there will be reduced transaction costs to the fund if the consolidation is consummated through a merger rather than a sale of assets.

         Accordingly, the managing general partner recommends that limited partners vote to approve the amendments. The consent of limited partners holding the majority of the outstanding units is required to amend the partnership agreement. In addition to voting for the consolidation, limited partners must vote "For" the amendments to allow the consummation of the consolidation.


                                VOTING PROCEDURES

         The consent solicitation, this supplement, the accompanying transmittal letter, the power of attorney and the limited partner consent constitute the solicitation materials being distributed to you and the other limited partners to obtain your votes "For" or "Against" the consolidation of your fund by American Spectrum. Please note that we refer, collectively, to the power of attorney and limited partner consent as the consent form.

         In order for your fund to be consolidated into American Spectrum, the limited partners holding greater than 50% of the outstanding units of your fund must approve the consolidation and the amendments to the partnership agreement. Your fund will be consolidated into American Spectrum through a merger with American Spectrum in the manner described in the consent solicitation. A copy of the Agreement and Plan of Merger dated________, 2000, by and between American Spectrum and your fund is attached hereto as Appendix B. We encourage you to read it.

If you vote "For" the consolidation, you will be effectively voting against the alternatives to the consolidation. If the consolidation is not approved [insert plans for fund].

         You should complete and return the consent form before the expiration of the solicitation period which is the time period during which limited partners may vote "For" or "Against" the consolidation (the "Solicitation Period"). The Solicitation Period will commence upon delivery of the solicitation materials to you (on or about __________, 2000), and will continue until the later of (a) __________, 2000 (a date not less than 60 calendar days from the initial delivery of the solicitation materials), or (b) such later date as we may select and as to which we give you notice. At our discretion, we may elect to extend the Solicitation Period. We reserve the right to extend the Solicitation Period even if a quorum has been obtained pursuant to your fund's partnership agreement. Under no circumstances will the Solicitation Period be extended beyond _________ __, 2000. Any consent form received by [ ], which was hired by us to tabulate your votes, prior to [ ] [p.m.] [Eastern] time on the last day of the Solicitation Period will be effective provided that such consent has been properly completed and signed. If you do not return a signed consent form by the end of the Solicitation Period, it will have the same effect as having voted "Against" the consolidation and you will receive American Spectrum shares if your fund approves the consolidation. If you submit a properly signed consent form but do not indicate how you wish to vote, you will be counted as having voted "For" the consolidation and will receive American Spectrum shares if your fund approves the consolidation. You may withdraw or revoke your consent form at any time in writing before consents from limited partners equal to more than 50% of the required vote are received by your fund.

         A copy of the consent form, on blue paper, accompanies each of the supplements that you received in the mail with the consent solicitation. The consent form consists of two parts. Part A seeks your consent to American Spectrum's consolidation with your fund and certain related matters. The exact matters which a vote in favor of the consolidation will be deemed to approve are described above under "Required Vote." If you return a signed consent form but fail to indicate whether you are voting "For" or "Against" any matter, you will be deemed to have voted "For" such matter.

         Part B of the consent form is a power of attorney, which must be signed separately. The power of attorney appoints ____________ and _____________ as your attorneys-in-fact for the purpose of executing all other documents

         1009

and instruments advisable or necessary to complete the consolidation. The power of attorney is intended solely to ease the administrative burden of completing the consolidation without requiring your signatures on multiple documents.

FEDERAL INCOME TAX CONSIDERATIONS

         Tax matters are very complicated, and the tax consequences of the consolidation to you will depend on the facts of your own situation. We urge you to consult your tax advisor for a full understanding of the tax consequences of the consolidation to you.

MATERIAL TAX DIFFERENCES BETWEEN THE OWNERSHIP OF UNITS AND AMERICAN SPECTRUM SHARES

         If your fund consolidates with American Spectrum you will receive American Spectrum shares unless you elect the notes option, in which case you will receive notes.

         If your fund consolidates with American Spectrum and you receive American Spectrum shares, your ownership of American Spectrum shares will affect the character and amount of income reportable by you in the future. Because each of the funds is a partnership for federal income tax purposes, it is not subject to taxation. Currently, as the owner of units, you must take into account your distributive share of all income, loss and separately stated partnership items, regardless of the amount of any distributions of cash to you. Your fund supplies that information to you annually on a Schedule K-1. In some circumstances, you may offset your income with any losses you may have from passive activities.

         In contrast to your treatment as a limited partner, if your fund consolidates with American Spectrum and you receive American Spectrum shares, as a stockholder of American Spectrum you will be taxed based on the amount of distributions you receive from American Spectrum. Each year American Spectrum will send you a Form 1099-DIV reporting the amount of taxable and nontaxable distributions paid to you during the preceding year. The taxable portion of these distributions depends on the amount of American Spectrum's earnings and profits. Because the consolidation may be a partially taxable transaction, American Spectrum's tax basis in the acquired properties may be higher than the fund's tax basis had been in the same properties. At the same time, however, American Spectrum may be required to utilize a slower method of depreciation with respect to certain properties than the method of depreciation the funds use. As a result, American Spectrum's tax depreciation from the acquired properties may differ from the fund's tax depreciation. Accordingly, under certain circumstances, even if American Spectrum were to make the same level of distributions as your fund, a different portion of the distributions could constitute taxable income to you. In addition, the character of this income to you as a stockholder of American Spectrum does not depend on its character to American Spectrum. The income will generally be ordinary dividend income to you and will be classified as portfolio income under the passive loss rules, except with respect to capital gains dividends, discussed below. Furthermore, if American Spectrum incurs a taxable loss, the loss will not be passed through to you.

TAX CONSEQUENCES OF THE CONSOLIDATION

         Tax Consequences of Your Fund's Transfer of Assets to American Spectrum. If your fund is acquired by American Spectrum, your fund will merge with American Spectrum, the Operating Partnership or a subsidiary of the Operating Partnership. For federal income tax purposes, American Spectrum intends to take the position that the merger of American Spectrum and your fund will be treated as a transfer of assets of your fund to American Spectrum in exchange for shares and a subsequent distribution in liquidation of such shares. Consistent with such position for those limited partners who elect the notes option, the transaction will be viewed as a sale of their interest in your fund to American Spectrum.

         Tax Consequences of the Consolidation to American Spectrum. American Spectrum should not recognize gain or loss as a result of the consolidation. The basis of the properties received by American Spectrum from the funds that are acquired by American Spectrum will equal such fund's basis in the assets on the date of the consolidation increased by any gain recognized by the fund as a result of the consolidation.

         The aggregate basis of American Spectrum's assets will be allocated among such assets in accordance with their relative fair market values as described in section 1060 of the Code. As a result, American Spectrum's basis in each acquired property will differ from the fund's basis therein, and the properties will be subject to different depreciable

         1010

periods and methods as a result of the consolidation. These factors could result in an overall change, following the consolidation, in the depreciation deductions attributable to the properties acquired from the funds.

         Tax Consequences to Limited Partners Who Receive Shares. The fund intends to report the consolidation on the basis that it qualifies for non-recognition treatment under Section 351 of the Code. In general, under
Section 351(a) of the Code, a person recognizes no gain or loss if:

         - property is transferred to a corporation by one or more individuals or entities in exchange for the stock of that corporation; and

         - immediately after the exchange, such individuals or entities are in control of American Spectrum.

         For purposes of section 351(a), control means the ownership of stock possessing at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of all other classes of stock of the corporation. American Spectrum has represented to Proskauer Rose LLP that, following the consolidation, the partners of the funds together with other qualified contributors, will own stock possessing at least 80% of the total combined voting power of all classes of American Spectrum stock entitled to vote and at least 80% of the total number of shares of all other classes of the stock of American Spectrum. In addition, pursuant to Section 351(e) of the Code and Treasury Regulations promulgated thereunder transfers to investment companies, including a REIT, that directly or indirectly result in diversification of the transferors' interest do not qualify for the non-recognition treatment of Section 351 of the Code. American Spectrum and your fund intend to take the position that Section 351(e) of the Code will not prevent the consolidation from qualifying for non-recognition treatment under
Section 351 of the Code. American Spectrum and your fund intend to take the position that given the length of time until the contemplated REIT election as well as the uncertainty as to whether such election will be made, your fund will not recognize gain upon the transfer of assets to American Spectrum. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails your fund will recognize gain. Such gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain. Proskauer Rose LLP is not opining as to whether gain will be recognized by your or any other fund in the consolidation.

         Tax Consequences to Limited Partners Who Receive Notes. If your fund is acquired by American Spectrum and you elect the notes option, you will recognize gain on the sale of your interests. Your gain will be equal to the amount by which the principal of the notes received exceeds the basis of your interest in your fund, adjusted for your share of liabilities. Note recipients may be able to report income based on the installment method which permits the payment of tax as the principal amount is paid on notes held. See "Tax Consequences of the Liquidation and Termination of your Fund."

         Character of gain or loss. In general, gains or losses realized with respect to transfers of non-dealer real estate in the consolidation are likely to be treated as realized from the sale of a "section 1231 asset" (i.e., real property and depreciable assets used in a trade or business and held for more than one year). Your share of gains or losses from the sale of section 1231 assets of your fund would be combined with any other section 1231 gains and losses that you recognize in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, it is characterized as a capital gain, except that the gain will be treated as ordinary income to the extent that you have "nonrecaptured section 1231 losses." For these purposes, the term "non-recaptured section 1231 losses" means your aggregate section 1231 losses for the five most recent prior years that you have not previously recaptured. However, gain you recognize on the sale of personal property will be taxed as ordinary income to the extent of all prior depreciation deductions your fund had taken prior to sale. In general, you may only use up to $3,000 of capital losses in excess of capital gains to offset ordinary income in any taxable year. Any excess loss is carried forward to future years subject to the same limitations.

            Tax Consequences of the Liquidation and Termination of Your Fund. If you elect to receive shares in the consolidation your fund should be deemed to have sold its assets to American Spectrum for shares followed by a distribution in liquidation of the shares to limited partners including you. If you elect the notes option the transaction should be deemed the sale of your interests in your fund to American Spectrum for notes. In either case the taxable year of your fund will end at such time. You must report, in your taxable year that includes the date of the consolidation,

         1011

your share of all income, gain, loss, deduction and credit for your fund through the date of the consolidation (including your gain, if any, resulting from the consolidation described above).

         If you receive American Spectrum shares in the distribution, your fund should not recognize gain. See "Tax consequences to limited partners who receive shares."

         Immediately before the distribution of shares by your fund to you, the basis of the shares in the hands of your fund will equal the basis of the assets transferred to American Spectrum reduced by the debt assumed by American Spectrum and increased by the gain recognized by your fund. Such gain, if any, will be allocated to the Partners and will increase their basis in their partnership interest. Following the distribution in liquidation of shares by your fund to you, your basis in the American Spectrum shares will equal the adjusted basis of your partnership interest in your fund.

         If you elect the notes option, you will have gain at the time of your sale of your interests in your fund. However, you may be able to report income from the Notes based upon the installment method. The installment method permits you to pay tax as the principal amount is paid on your Notes. See "Tax Consequences to Limited Partners Who Receive Notes." Your basis in the Notes received in the distribution will be the same as your basis in your units, after adjustment for your distributive share of income, gain, loss, deduction and credit for the final taxable year of your fund, plus any gain recognized in the distribution.

         Tax Consequences to Tax Exempt Investors. Because the assets of your fund are held for investment and not for resale, the consolidation will not result in the recognition of material unrelated business taxable income by you if you are a tax-exempt investor that does not hold units either as a "dealer" or as debt-financed property within the meaning of section 514, and you are not an organization described in section 501(c)(7) (social clubs), section 501(c)(9) (voluntary employees' beneficiary associations), section 501(c)(17) (supplemental unemployment benefit trusts) or section 501(c)(20) (qualified group legal services plans) of the Code. If you are included in one of the four classes of exempt organizations noted in the previous sentence, you may recognize and be taxed on gain or loss on the consolidation. In addition, the consolidation may result in the recognition by tax-exempt partners of material unrelated business taxable income to the extent the properties owned by the funds are encumbered by debt. However, this is not applicable to educational organizations, qualified pension, profit-sharing and stock bonus plans and certain closely held real property holding companies.

         1012

                                TABLE OF CONTENTS

                                                                        Page
                                                                        ----
OVERVIEW ............................................................    S-2

RISK FACTORS ........................................................    S-4

AMERICAN SPECTRUM SHARES TO BE ALLOCATED TO THE FUND ................   S-10

ALLOCATION OF AMERICAN SPECTRUM SHARES ..............................   S-11

FAIRNESS OF THE CONSOLIDATION .......................................   S-14

EXPENSES OF THE CONSOLIDATION .......................................   S-16

REQUIRED VOTE .......................................................   S-22

AMENDMENTS TO THE PARTNERSHIP AGREEMENT .............................   S-23

VOTING PROCEDURES ...................................................   S-23

FEDERAL INCOME TAX CONSIDERATIONS ...................................   S-25

ADDITIONAL INFORMATION ..............................................   S-27

         1013

                                   APPENDIX A

         1014

                                                                      Appendix A




                             DRAFT FORM OF OPINION


Sierra Pacific Development Fund
Sierra Pacific Development Fund II
Sierra Pacific Development Fund III
Sierra Pacific Institutional Properties V
Sierra Pacific Pension Investors '84
Nooney Income Fund Ltd., L.P.
Nooney Income Fund Ltd. II, L.P.
Nooney Real Property Investors - Two, L.P.
2424 S.E. Bristol Street
Newport Beach, CA 92618

Gentlemen:

         You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide an opinion to Sierra Pacific Development Fund, Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Institutional Properties V, Sierra Pacific Pension Investors '84, Nooney Income Fund Ltd., L.P., Nooney Income Fund Ltd. II, L.P., and Nooney Real Property Investors-Two, L.P. (the "Funds") as to the fairness from a financial point of view to the limited partners of the Funds (the "Limited Partners") of certain allocations of shares (the "Shares") which would be effective following the approval by the Funds of a proposed consolidation (the "Consolidation"). The proposed Consolidation would involve the merger of the Funds, certain real properties (the "Affiliates Properties") and other net assets owned by affiliates of the Funds' General Partners (the "Affiliated Entities"), and the portion of CGS Real Estate Company's management business which provides property management to the Funds and the Affiliates' Properties (the "CGS Management Company") into American Spectrum Realty, Inc., a newly organized Maryland corporation (the "Company"), and the issuance of the Shares of the Company to the participants in the Consolidation.

         We have been advised by the General Partners and the Funds that (i) 6,936,035 or 3,841,062 Shares will be issued in the Consolidation assuming Maximum or Minimum Participation as defined below, and that such Shares will be allocated to the Funds as summarized on Exhibit I hereto, subject to certain closing adjustments; and (ii) each Limited Partner may elect to receive Notes (the "Notes") based on the estimated liquidation value of such Limited Partner's Fund as determined by the Fund's General Partner.

         We have been further advised that in lieu of receiving Shares in the Consolidation, certain owners of the Affiliated Entities or the CGS Management Company may choose to receive a portion of such Shares in the form of units (the "Units") in an operating partnership which will be a subsidiary of the Company. We have been advised that each Unit will receive dividends equal to the

         1015

dividend paid on each Share and will be convertible to Shares on a one-for-one basis after a restriction period of twelve months.

         Stanger, founded in 1978, provides information, research, investment banking and consulting services to clients throughout the United States, including major New York Stock Exchange member firms and insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

         Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, and reorganizations and for estate, tax, corporate and other purposes. In particular, Stanger's valuation practice principally involves real estate investment trusts, partnerships, partnership securities and assets typically owned through partnerships including, but not limited to, real estate, mortgages secured by real estate, oil and gas reserves, cable television systems, and equipment leasing assets.

         In arriving at the opinion set forth below, we have:

o performed appraisals of each Fund's portfolio and the Affiliates' Properties' portfolio of real properties as of March 31, 2000;

o reviewed a draft of the Consent Solicitation Statement/Prospectus in substantially the form which will be filed with the Securities & Exchange Commission (the "SEC") and provided to Limited Partners by the Funds and the Company;

o reviewed the financial statements of the Funds contained in Forms 10-K filed with the SEC for the Funds' 1997, 1998 and 1999 fiscal years (or for the fiscal years ended November 30, 1997, 1998 and 1999 for Nooney Real Property Investors Two LP, which reports on a different fiscal year) and Forms 10-Q filed with the SEC for the quarter ended June 30, 2000 (quarter ended May 31, 2000 for Nooney Real Property Investors Two LP);

o reviewed operating and financial information (including property level financial data) relating to the business, financial condition and results of operations of the Funds, the Affiliates' Properties and the CGS Management Company;

o reviewed the CGS predecessor's audited financial statements for the fiscal year ended December 31, 1999, interim financial statements prepared by management for the six-months ending June 30, 2000, and pro forma financial statements and pro forma schedules prepared by management;

         1016

o reviewed information regarding purchases and sales of properties by the CGS Management Company, the Funds or any affiliated entities during the prior year and other information available relating to acquisition criteria for similar properties to those owned by the Funds and the Affiliated Entities;

o conducted discussions with management of the Funds and the Affiliated Entities regarding the conditions in property markets, conditions in the market for sales or acquisitions of properties similar to those owned by the Funds and the Affiliated Entities, current and projected operations and performance, financial condition, and future prospects of the properties, the Funds and the CGS Management Company;

o reviewed certain information relating to selected real estate management companies and/or transactions involving such companies;

o reviewed the methodology utilized by the General Partners to determine the allocation of Shares between the Funds, and the CGS Management Company and the Affiliated Entities, and among the Funds, in connection with the Consolidation; and

o conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

         The General Partners of the Funds requested that Stanger opine as to the fairness, from a financial point of view, of the allocation of the Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds assuming that all Limited Partners elect to receive Shares, and that either all Funds, elect to participate in the Consolidation (the "Maximum Participation Scenario") or the minimum number of Funds, as defined below, participate in the Consolidation (the "Minimum Participation Scenario"). The Minimum Participation Scenario assumes the consolidation of Sierra Pacific Development Fund, Sierra Pacific Development Fund II, Sierra Pacific Institutional Properties V and Nooney Real Property Investors Two.

         To evaluate the fairness, from a financial point of view, of the allocation of Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds, we observed that the exchange values (the "Exchange Values") assigned to the Funds, the Affiliates' Properties, and the CGS Management Company were determined by the General Partners based on (i) independent appraisals provided by Stanger of the estimated value of each real estate portfolio as of March 31, 2000; (ii) valuations made by the General Partners of other assets and liabilities of each Fund as of June 30, 2000 to be contributed in the Consolidation; (iii) valuations made by the General Partners of the Affiliated Entities' other assets and liabilities as of June 30, 2000 to be contributed in the Consolidation; (iv) the estimated value of the CGS Management Company as of June 30, 2000, including the valuation of any assets and liabilities to be contributed by the CGS Management Company in the Consolidation as of June 30,

         1017

2000; and (v) adjustments made by the General Partners to the foregoing values to reflect the estimated costs of the Consolidation to be allocated among the Funds, the Affiliated Entities and the CGS Management Company. We also observed that the General Partners intend to make such pre-consolidation cash distributions to Limited Partners in each Fund as may be necessary to cause the relative Exchange Values of the Funds, the Affiliated Entities and the CGS Management Company, and among the Funds, as of the closing date to be substantially equivalent to the relative estimated Exchange Values as shown in the Consent Solicitation Statement/Prospectus.

         Relying on these Exchange Values, we observed that the allocation of Shares offered to each Fund, the Affiliated Entities and the CGS Management Company reflects the net asset value contributed to the Company by each Fund, the Affiliated Entities and the CGS Management Company after deducting estimated real estate transfer taxes and a pro rata share of the costs associated with the Consolidation.

         In rendering this opinion, we relied, without independent verification, on the accuracy and completeness of all financial and other information contained in the Consent Solicitation Statement/Prospectus or that was otherwise publicly available or furnished or otherwise communicated to us. We have not made an independent evaluation or appraisal of the CGS Management Company or of the non-real estate assets and liabilities of the Funds, the Affiliated Entities, or the CGS Management Company. We relied upon the General Partners' balance sheet value determinations for the Funds, the Affiliated Entities and the CGS Management Company and the adjustments made by the General Partners to the real estate portfolio appraisals to arrive at the Exchange Values. We also relied upon the assurance of the Funds, the General Partners, the Affiliated Entities, the CGS Management Company and the Company that the calculations made to determine allocations between joint venture participants and within each of the Funds between the General Partners and Limited Partners are consistent with the provisions of the joint venture agreements and each Fund's limited partnership agreement, that any financial projections, pro forma statements, budgets, value estimates or adjustments provided to us were reasonably prepared or adjusted on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments, that no material changes have occurred in the Funds', the Affiliated Entities' or the CGS Management Company's business, asset or liability values subsequent to the valuation dates cited above, or in the real estate portfolio values subsequent to March 31, 2000, which are not reflected in the Exchange Values, and that the Funds, the General Partners, the CGS Management Company, the Affiliated Entities, and the Company are not aware of any information or facts regarding the Funds, the Affiliated Entities, the CGS Management Company or the real estate portfolios that would cause the information supplied to us to be incomplete or misleading.

         We were not asked to and therefore did not: (i) select the method of determining the allocation of Shares or Notes or establish the allocations;
(ii) make any recommendations to the Limited Partners, the General Partners or the Funds with respect to whether to approve or reject the Consolidation or whether to select the Shares or the Notes offered in the Consolidation; (iii) perform an analysis or express any opinion with respect to any combination of Fund participation other than

         1018

those noted above and whether or not any specified combination will result from the Consolidation; (iv) express any opinion as to: (a) the impact of the Consolidation with respect to combinations of participating Funds other than those specifically identified herein; (b) the tax consequences of the Consolidation for Limited Partners, the General Partners, the Funds, the Affiliated Entities or the Company; (c) the potential impact of any preferential return to holders of Notes on the cash flow received from, or the market value of, Shares of the Company received by the Limited Partners; (d) the potential capital structure of the Company or its impact on the financial performance of the Shares or the Notes; (e) the potential impact on the fairness of the allocations of any subsequently discovered environmental or contingent liabilities; (f) the terms of employment agreements or other compensation between the Company and its officers, including the officers of the CGS Management Company; or (g) whether or not alternative methods of determining the relative amounts of Shares and Notes to be issued would have also provided fair results or results substantially similar to those of the allocation methodology used.

         Further, we have not expressed any opinion as to (a) the fairness of any terms of the Consolidation (other than the fairness of the allocations for the combinations of Funds as described above) or the amounts or allocations of Consolidation costs, including estimated transfer taxes, or the amounts of Consolidation costs borne by the Limited Partners at various levels of participation in the Consolidation; (b) the relative value of the Shares and Notes to be issued in the Consolidation; (c) the impact, if any, on the trading price of the Shares resulting from the decision of Limited Partners to select Notes or the Shares or liquidate such Shares in the market following consummation of the Consolidation; (d) the prices at which the Shares or Notes may trade following the Consolidation or the trading value of the Shares or Notes to be received compared with the current fair market value of the Funds' portfolios and other assets if liquidated; (e) the ownership percentage of the Company held by certain individuals affiliated with CGS as a result of the Consolidation and the potential impact of such ownership on the voting decisions or value of the Company; (f) the ability of the Company to qualify as a real estate investment trust; (g) alternatives to the Consolidation; and (h) any other terms of the Consolidation other than the allocations described above.

         Based upon and subject to the foregoing, it is our opinion that the allocation of the Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds pursuant to the Consolidation assuming the participation scenarios cited herein is fair to the Limited Partners of the Funds from a financial point of view.

         The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. We have advised the Funds and the General Partners that our entire analysis must be considered as a whole and that selecting portions of analyses and the factors considered, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying this opinion. Our opinion is based on business, economic, real estate market, and other conditions as they existed and could be evaluated as of the date of our analysis and addresses the Consolidation in the context of information available as of the date of our analysis. Events occurring after that date could affect the value of the assets of the Funds, the

         1019

Affiliates' Properties or the CGS Management Company or the assumptions used in preparing the opinion.

Very truly yours,



Robert A. Stanger & Co., Inc.
Shrewsbury, New Jersey
__________, 2000

         1020

                                                                      EXHIBIT I



                              ALLOCATION OF SHARES

                                                                 SHARES(1)
                                                                 ---------

Sierra Pacific Development Fund                                    408,338
-----------------------------------------------------------      ---------
Sierra Pacific Development Fund II                                 803,077
-----------------------------------------------------------      ---------
Sierra Pacific Development Fund III                                 19,910
-----------------------------------------------------------      ---------
Sierra Pacific Institutional Properties V                          276,735
-----------------------------------------------------------      ---------
Sierra Pacific Pension Investors '84                             1,326,703
-----------------------------------------------------------      ---------
Nooney Income Fund Ltd., L.P.                                      699,267
-----------------------------------------------------------      ---------
Nooney Income Fund Ltd. II, L.P.                                 1,049,093
-----------------------------------------------------------      ---------
Nooney Real Property Investors Two, L.P.                           537,610
-----------------------------------------------------------      ---------
Affiliated Entities                                              1,772,465
-----------------------------------------------------------      ---------
CGS Management Company                                              42,837
-----------------------------------------------------------      ---------

--------
1 Assumes all Limited Partners elect to receive Shares. Certain owners of the Affiliates' Properties and the CGS Management Company may elect to receive a portion of the Shares in the form of restricted Units in the Company's subsidiary operating partnership.

         1021

                                   APPENDIX B

                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger (this "Agreement") is entered into as of this _____ day of ____ 2000, by and between American Spectrum Realty, Inc., a Maryland corporation (the "Company" or "American Spectrum") and Nooney Income Fund Ltd. II, L.P. (the "Merging Entity").

                                    RECITALS:

         WHEREAS, the American Spectrum and the Merging Entity (the "Parties," and individually, a "Party") hereto desire to merge the Merging Entity with and into American Spectrum, pursuant to the Maryland General Corporation Law (the "Maryland GCL"), and Missouri, with American Spectrum being the surviving entity (the "Merger") as set forth in the registration statement of the Company on Form S-4, No. 33-_______ including all amendments thereto (the "Registration Statement"), filed with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), of which the Prospectus/Consent Solicitation Statement of the Company (the "Prospectus/Consent Solicitation Statement") is a part; and

         WHEREAS, American Spectrum and the Merging Entity have received a fairness opinion (the "Fairness Opinion") from Robert A. Stanger & Co., Inc. ("Stanger"), an independent financial advisor that the allocation of the American Spectrum Common Shares (i) between the Funds, as a group, and the CGS Affiliates, including the CGS Management Company, and (ii) among the Funds, is fair to the Limited Partners of the Merging Entity from a financial point of view; and

         WHEREAS, the Company's Articles of Incorporation and Bylaws permit, and resolutions adopted by the Company's board of directors authorize, this Agreement and the consummation of the Merger; and

         WHEREAS, the Parties hereto anticipate that the Merger will further certain of their business objectives.

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         As used in this Agreement, the following terms shall have the respective meanings set forth below:

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.


         1022

         "Affiliates' Properties" means properties held or controlled by affiliates of CGS and which will be owned by American Spectrum immediately following the consummation of the Merger.

         "Agreement" means this Agreement, as amended from time to time.

         "American Spectrum" has the meaning set forth in the preface above.

         "American Spectrum Certificate of Merger" has the meaning set forth in
Section 2.2 below.

         "American Spectrum Common Shares" shall mean the shares of common stock, $.01 par value, of American Spectrum.

         "American Spectrum Preferred Shares" has the meaning set forth in
Section 6.2 below.

         "Business Combination" has the meaning set forth in Section 4.1 below.

         "CGS" means CGS Real Estate Company, Inc.

         "CGS Affiliates" means CGS and its affiliates.

         "CGS Management Company" means the portion of CGS's property management business which manages the properties of the Funds and the Affiliated Entities.

         "Closing" has the meaning set forth in Section 2.3 below.

         "Closing Date" has the meaning set forth in Section 2.3 below.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Effective Time" has the meaning set forth in Section 2.2 below.

         "Fairness Opinion" has the meaning set forth in the second paragraph of the Recitals above.

         "Funds" means Sierra Pacific Development Fund I, Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Institution Properties V, Sierra Pacific Pension Investors '84, Nooney Income Fund Ltd., L.P., Nooney Income Fund Ltd. II, L.P. and Nooney Real Property Investors-Two, L.P.

         "Limited Partner" means a limited partner of the Merging Entity.

         Limited Partnership Units has the meaning set forth in Section 2.1 below.

         "Managing General Partner" means the managing general partner of the Merging Entity.

         "Maryland GCL" has the meaning set forth in the first paragraph of the Recitals above.

         1023

         "Material Adverse Effect" means, as to any Party, a material adverse effect on the business, properties, operations or condition (financial or otherwise) which is not related to any industry-wide change in the economy or market or other conditions affecting all businesses in the industry of the Party to which the term is applied.

         "Merger" has the meaning set forth in the first paragraph of the Recitals above.

         "Merging Entity" has the meaning set forth in the preface above.

         "Merging Entity's Certificate of Merger" has the meaning set forth in
Section 2.2 below.

         "Note Option" has the meaning set forth in paragraph 4.1 below.

         "Notes" has the meaning set forth in paragraph 4.2 below.

         "Party" or "Parties" has the meaning set forth in the preface above.

         "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization, a governmental entity (or any department, agency, or political subdivision thereof) or other entity.

         "Prospectus/Consent Solicitation Statement" has the meaning set forth in the first paragraph of the Recitals above.

         "Registration Statement" has the meaning set forth in the first paragraph of the Recitals above.

         "SEC" has the meaning set forth in the first paragraph of the Recitals above.

         "Securities Act" has the meaning set forth in the first paragraph of the Recitals above.

         "Share Consideration" has the meaning set forth in Section 4.1.

         "Stanger" has the meaning set forth in the second paragraph of the Recitals above.

         "Surviving Corporation" has the meaning set forth in Section 2.1 below.

         "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp occupation, premium, windfall profits, environmental (including taxes under Code (S) 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         1024

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                                   ARTICLE II
                         MERGER; EFFECTIVE TIME; CLOSING

2.1      Merger.

         Subject to the terms and conditions of this Agreement, the Maryland GCL and the Missouri Revised Limited Partnership Act, at the Effective Time, the Merging Entity and American Spectrum shall consummate the Merger in which (i) the Merging Entity shall be merged with and into American Spectrum and the separate existence of the Merging Entity shall cease to exist, (ii) American Spectrum shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of Maryland and (iii) the properties, other assets and liabilities of the Merging Entity will be deemed to have been transferred to American Spectrum. The corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation." The Merger shall have the effects set forth in the Maryland GCL and the Missouri Revised Limited Partnership Act. Pursuant to the Merger, American Spectrum will issue American Spectrum Common Shares or, in certain circumstances, as set forth in
Section 4.2 below, Notes in exchange for limited partnership units, of the Merging Entity (the "Limited Partnership Units").

2.2      Effective Time.

         On the Closing Date, subject to the terms and conditions of this Agreement, the Merging Entity and American Spectrum shall (i) cause to be executed (A) a certificate of merger in the form required by the Maryland GCL (the "American Spectrum Certificate of Merger") and (B) a certificate of merger in the form required by the Missouri Revised Limited Partnership Act (the "Merging Entity's Certificate of Merger"), and (ii) cause the American Spectrum Certificate of Merger to be filed with the Maryland Department of Assessments and Taxation as provided in the Maryland GCL and the Merging Entity's Certificate of Merger to be filed with the Missouri Secretary of State. The Merger shall become effective at (i) such time as the American Spectrum Certificate of Merger has been duly filed with the Maryland Department of Assessments and Taxation or (ii) such other time as is agreed upon by the Merging Entity and American Spectrum and specified in the Merging Entity's Certificate of Merger and the American Spectrum Certificate of Merger. Such time is hereinafter referred to as the "Effective Time."

         2.3 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of _____________________, commencing at 9:00 a.m. local time on such date as within five (5) business dates following the fulfillment or waiver of the conditions set forth in Article IX (other than conditions which by their nature are intended to be fulfilled at the Closing) or at such other place or time or on such other date as the Managing General Partner of the Merging Entity and American Spectrum may agree or as may be necessary to permit the fulfillment or waiver of the conditions set forth in Article IX (the "Closing Date"), but in no event later than __________.


                                   ARTICLE III

         1025

                  NAME; ARTICLES OF INCORPORATION; BY-LAWS; AND
                 DIRECTORS AND OFFICERS OF SURVIVING CORPORATION


         3.1 Name. The Name of the surviving corporation shall be American Spectrum Realty, Inc.

         3.2 Articles of Incorporation. The articles of incorporation of American Spectrum, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided therein.

         3.3 By-Laws. The by-laws of American Spectrum, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation.

         3.4 Directors and Officers. The directors and officers of American Spectrum immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation from and after the Effective Time until their successors have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and by- laws of the Surviving Corporation.

                                   ARTICLE IV
                                  CONSIDERATION

         4.1 Share Consideration. (a) At the Closing, the Limited Partners other than those Limited Partners who vote against the Merger and affirmatively elect to receive notes (the "Note Option") will be allocated American Spectrum Common Shares (the "Share Consideration") in accordance with the final Prospectus/Consent Solicitation Statement included in the Registration Statement.

         (b) Prior to the Effective Time, if American Spectrum splits or combines American Spectrum Common Shares, or pays a stock dividend or other stock distribution in American Spectrum Common Shares, or in rights or securities exchangeable or convertible into or exercisable for American Spectrum Common Shares, or otherwise changes the American Spectrum Common Shares into, or exchanges the American Spectrum Common Shares for, any other securities (whether pursuant to or as part of a merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation of American Spectrum as a result of which American Spectrum stockholders receive cash, stock, or other property in exchange for, or in connection with, their American Spectrum Common Shares (a "Business Combination") or otherwise)), then the American Spectrum Common Shares to be received by the Limited Partners of the Merging Entity will be appropriately adjusted to reflect such event.

         (c) At the Effective Time, by virtue of the Merger and without any action by holders thereof, all of the American Spectrum Common Shares issued and outstanding prior to the Effective Time shall remain issued and outstanding.

         4.2 Note Consideration. Notwithstanding Section 4.1 above and subject to the limitations described herein, those Limited Partners who, in connection with the Merger,

         1026

affirmatively elect the Note Option shall receive notes (the "Notes"). The principal amount of the Notes will be determined in accordance with the final Prospectus/Consent Solicitation Statement. In the event that any of the Limited Partners elect the Note Option, the number of American Spectrum Common Shares allocated to the Merging Entity will be reduced in accordance with the final Prospectus/Consent Solicitation Statement.

         4.3 Fractional American Spectrum Common Shares. No certificates representing fractional American Spectrum Common Shares shall be issued. Each Limited Partner who would otherwise be entitled to a fractional American Spectrum Common Shares will receive one American Spectrum Common Share for each fractional interest representing 50% or more of one American Spectrum Common Share. No American Spectrum Common Shares will be issued for a fractional interest representing less than 50% of an American Spectrum Common Share.

         4.4 Issuance of Shares. American Spectrum shall designate an exchange agent (the "Exchange Agent") to act as such in connection with the issuance of certificates representing the American Spectrum Common Shares pursuant to this Agreement.

                                    ARTICLE V
               REPRESENTATIONS AND WARRANTIES OF AMERICAN SPECTRUM

         American Spectrum represents and warrants to the Limited Partners and the Merging Entity that the statements contained in this Article V are correct and complete as of the date hereof:

         5.1 Organization, Qualification and Corporate Power. American Spectrum is a corporation duly organized, validly existing, and in good standing under the laws of Maryland, as set forth in the Preface. American Spectrum is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where failure to so qualify or obtain authorization would not have a Material Adverse Effect on American Spectrum.

         5.2 Authorization for Common Stock. The Share Consideration will, when issued, be duly authorized, validly issued, fully paid and nonassessable, and no stockholder of American Spectrum will have any preemptive right or similar rights of subscription or purchase in respect thereof.

         5.3 Authorization of Transaction. American Spectrum has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by American Spectrum of this Agreement has been duly and validly authorized by the board of directors of American Spectrum. This Agreement constitutes the valid and legally binding obligation of American Spectrum, enforceable in accordance with its terms and conditions. American Spectrum is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with the federal securities laws, the Hart Scott Rodino Act, if applicable, and any applicable "Blue Sky" or state securities laws.

         1027

                                   ARTICLE VI
                    REPRESENTATIONS AND WARRANTIES CONCERNING
                               THE MERGING ENTITY

         The Merging Entity represents and warrants to American Spectrum that the statements contained in this Article VI are correct and complete as of the date hereof.

         6.1 Organization, Qualification and Corporate Power. The Merging Entity is a limited partnership duly organized, validly existing, and in good standing under the laws of Missouri, as set forth in the Preface. The Merging Entity is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where failure to so qualify or obtain authorization would not have a Material Adverse Effect on the Merging Entity.

         6.2 Authorization of Transaction. Subject to the approval of the Limited Partners, the Merging Entity has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Merging Entity, enforceable in accordance with its terms and conditions. The Merging Entity is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with federal securities laws, the Hart Scott Rodino Act, if applicable, and any applicable "Blue Sky" or state securities laws.

                                   ARTICLE VII
                              PRE-CLOSING COVENANTS

         The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

         7.1 General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article IX below).

         7.2 Notices and Consents. Each of the Parties shall give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Sections 9.1 below.

                                  ARTICLE VIII
                             POST-CLOSING COVENANTS

         The Parties agree as follows with respect to the period following the
Closing:

         8.1 General. In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further

         1028

action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party. The Merging Entity acknowledge and agree that from and after the Closing, the Surviving Corporation will be entitled to possession of all documents, books, records (including Tax records), agreements and financial data of any sort relating to the Merging Entity but will provide the Limited Partners with reasonable access to such documents, books and records upon request.

         8.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Merging Entity, the other Party will cooperate with him and his counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party.

         8.3. Share Registration. American Spectrum shall use commercially reasonable efforts to register the American Spectrum Common Shares within one year of the consummation of the Merger.

                                   ARTICLE IX
                        CONDITIONS TO OBLIGATION TO CLOSE

         9.1 Conditions to Each Party's Obligation. The respective obligations of American Spectrum, the Limited Partners and the Merging Entity to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing Date of each of the following conditions, which conditions may be waived upon the written consent of American Spectrum and the Merging Entity:

         (a) Governmental Approvals. The Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies required in connection with the consummation of the transaction contemplated hereby.

         (b) No Injunction or Proceedings. There shall not be an unfavorable injunction, judgment, order, decree, ruling, or charge would, in the reasonable judgment of American Spectrum, prevent consummation of any of the transactions contemplated by this Agreement.

         (c) No Suspension of Trading, Etc. At the Effective Time, there shall be no declaration of a banking moratorium by federal or state authorities or any suspension of payments by banks in the United States (whether mandatory or not) or of the extension of credit by lending institutions in the United States, or commencement of war or other international, armed hostility or national calamity directly or indirectly involving the United States, which war, hostility or calamity (or any material acceleration or worsening thereof), in the reasonable judgment of American Spectrum, would have a Material Adverse Effect on the Merging Entity.

         1029

         (d) Minimum Value of American Spectrum's Property. At the Effective Time, American Spectrum shall own property having an appraised value, as determined by Stanger, of not less than $200,000,000.

         (e) American Spectrum Common Shares shall have been approved for listing on notice of issuance on a national securities exchange acceptable to American Spectrum.

         9.2 Conditions to Obligation of the Merging Entity. The obligations of the Merging Entity to consummate the transactions contemplated hereby and take the actions to be performed by it in connection with the Closing are subject to satisfaction of the following conditions:

         American Spectrum shall have delivered to the Limited Partners the Share Consideration pursuant to Section 4.1.

                                    ARTICLE X
                                   TERMINATION

         10.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to its Effective Time, before or after the approval of the Limited Partners of the Merging Entity or American Spectrum, respectively, either by the mutual written consent of American Spectrum and the Merging Entity or by the mutual action of the board of directors of American Spectrum and the Managing General Partner of the Merging Entity.

         10.2 Termination by Either American Spectrum or the Merging Entity. This Agreement may be terminated and the Merger may be abandoned (a) by action of American Spectrum in the event of a failure of a condition to the obligations of American Spectrum set forth in Section 9.1 of this Agreement; (b) by the Managing General Partner or the vote of a majority in interest of the Limited Partners of the Merging Entity in the event of a failure of a condition to the obligations of the Merging Entity set forth in Section 9.1 or 9.2 of this Agreement; or (c) if a United States or federal or state court of competent jurisdiction or United States federal or state governmental agency shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, in the case of a termination pursuant to clause (a) or (b) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in said clause.

         10.3 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this
Article X, no Party hereto (or any of its directors, officers, Managing General Partners or Limited Partners) shall have any liability or further obligation to any other Party to this Agreement, except that nothing herein will relieve any Party from liability for any breach of this Agreement.

                                   ARTICLE XI
                                  MISCELLANEOUS

         1030

         11.1 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         11.2 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         11.3 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of American Spectrum and the Managing General Partner; provided, however, that American Spectrum may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases American Spectrum nonetheless shall remain responsible for the performance of all of its obligations hereunder).

         11.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         11.5 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         11.6 Notices. All notices, requests, demands, claim, or other communication hereunder shall be deemed duly given, as of the date two business days after mailing, if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to the Merging Entity:
         c/o William J. Carden
         Chief Executive Officer
         American Spectrum Realty, Inc.
         1800 East Deere Avenue
         Santa Ana, California  92705

         With copy to:

         If to American Spectrum:

         William J. Carden
         Chief Executive Officer
         American Spectrum Realty, Inc.
         1800 East Deere Avenue
         Santa Ana, California  92705

         1031

         With copy to:

         Proskauer Rose LLP
         1585 Broadway
         New York, NY  10036
         Attn:  Peter M. Fass, Esq.
         Telecopy:  (212) 969-2900

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         11.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Maryland without giving effect to any choice or conflict of law provision or rules (whether of the State of Maryland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Maryland.

         11.8 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by American Spectrum and the Merging Entity. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         11.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         11.10 Expenses. Each of the Parties will its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, except to the extent set forth in the Prospectus/Consent Solicitation Statement.

         11.11 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warrant, and covenant contained herein in any respect, the fact that

         1032

there exists another representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

         11.12 Specific Performance. Each of the Parties acknowledges that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 11.13 below), in addition to any other remedy to which they may be entitled, at law or in equity.

         11.13 Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in the State of California, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.


                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

         1033

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                            AMERICAN SPECTRUM REALTY, INC.

                                            By:
                                                 Name
                                                 Title


                                            NOONEY INCOME FUND LTD. II, L.P.

                                            By:
                                                 Name
                                                 Title

         1034

                                   APPENDIX C


                                    AMENDMENT
                                       TO
                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                        NOONEY INCOME FUND LTD. II, L.P.


Section 5.2B of the Limited Partnership Agreement is amended to read as follows:

B. Without the Consent of the Limited Partners (subject to the provisions of Section 10.11 hereof), the General Partners shall not have the authority:

         (i) to sell or otherwise dispose of, at one time, all or substantially all of the assets of the Partnership (except for the disposition of the Partnership's final Property);

         (ii) to dissolve the Partnership (except pursuant to Section 2.4 hereof).

The General Partner shall have the authority to cause the Partnership to merge with any entity with the Consent of the Limited Partners (subject to the provisions of Section 10.11 hereof).

         For purposes of this Section 5.2B the term "substantially all" shall be deemed to mean either (i) sixty-six and two-thirds percent (66 2/3%) or more in number of the Properties then owned by the Partnership, or (ii) a Property or Properties representing sixty-six and two-thirds percent (66 2/3%) or more of the net book value of all of the Partnership's Properties as of the end of the most recently completed calendar quarter.


Section 5.2D(ii) of the Partnership Agreement is amended to read as follows:

         "(ii) Acquire or lease any properties from or sell or lease any properties to the General Partners or their Affiliates; provided that the foregoing shall not apply to the proposed merger, sale or other transfer of properties in connection with the consolidation as described in the Proxy/Consent Solicitation Statement of the Partnership dated []."

         1035

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THEIR OFFER OR SALE IS NOT PERMITTED.



                 SUBJECT TO COMPLETION, DATED ____________, 2000


                         AMERICAN SPECTRUM REALTY, INC.

                              PROSPECTUS SUPPLEMENT
                                       TO
                    PROSPECTUS/CONSENT SOLICITATION STATEMENT
                            DATED              , 2000
                  FOR NOONEY REAL PROPERTY INVESTORS TWO, L.P.


         This supplement is being furnished to you, as a limited partner of Nooney Real Property Investors Two, L.P., which we refer to as the fund, to enable you to evaluate the proposed consolidation of your fund into American Spectrum Realty, Inc., a Maryland corporation. Terms such as we and us refer to American Spectrum. This supplement is designed to summarize only the risks, effects, fairness and other considerations of the consolidation that are unique to you and the other limited partners of your fund. This supplement does not purport to provide an overall summary of the consolidation. You should read the accompanying Prospectus/Consent Solicitation Statement, which includes detailed discussions regarding American Spectrum and the other funds and assets being consolidated with American Spectrum. We refer to this document as the consent solicitation.

         Pursuant to the consent solicitation and this supplement, Nooney Investors, Inc., your managing general partner is asking you to approve the consolidation of your fund into American Spectrum. In addition, your managing general partner is asking you to approve amendments to the partnership agreement to your fund. To approve the consolidation, you must vote "For" these amendments.

         The fund is one of eight limited partnerships, which we refer to collectively as the funds, that we are seeking to consolidate into American Spectrum as part of a series of transactions that we refer to as the consolidation. Supplements have also been prepared for each of the other funds, copies of which may be obtained without charge by each limited partner or his, her or its representative upon written request to Mackenzie Partners, Inc., 156 Fifth Avenue, New York, NY 10010.

         There are differences between the funds. Your fund may be subject to increased risks as compared to the other funds as a result of these differences. The following are risks applicable to your program as a result of these differences. There are other risks which are generally applicable to your fund and the other funds. You should review "Risk Factors" below, and in the consent solicitation for an extensive summary of these risks.

         - Unlike your fund which owns office/warehouse and shopping center properties located in Indiana and Missouri, American Spectrum will own a large portfolio of properties of various types. These properties include office/warehouse, apartment and shopping center properties located primarily in the midwestern and western United States, Texas and the Carolinas.

         - Your fund's property is 96.50% occupied. American Spectrum's properties are 87.55% occupied.

         - The transaction will be taxable to you. We estimate that you will recognize a taxable gain of $35 for every $1,000 of your original investment and that you may pay additional taxes if the IRS challenges our position on the taxation of the transaction.


         1036

                                    OVERVIEW

THE CONSOLIDATION

         Your fund will consolidate with us. We will also consolidate with the other funds, the CGS privately held entities and the CGS Management Company. If all of the funds approve the consolidation, we will own a portfolio of 35 properties in nine states. The properties will consist of 12 office properties, 12 office/warehouse properties, five apartment properties, five shopping centers and one panel of development land. However, we do not know which funds will approve the consolidation. Therefore, the exact makeup of our properties is unknown. We and your managing general partner believe that the consolidation is the best way for limited partners to achieve liquidity and maximize the value of their investment in the fund. The American Spectrum shares will be listed for trading on _____________. There is no active trading market for the limited partnership units in the funds.

NUMBER OF AMERICAN SPECTRUM SHARES RECEIVED IF YOUR FUND IS CONSOLIDATED WITH AMERICAN SPECTRUM

         Your fund will be allocated an aggregate of 545,451 American Spectrum shares if it is consolidated into American Spectrum in the consolidation. You will receive your proportion of such shares in accordance with the terms of your fund's partnership agreement. American Spectrum has assigned an Exchange Value of $15 per share for each American Spectrum share. However, the Exchange Value per share represents our estimate of the net asset value per share and American Spectrum shares may trade at a price less than $15.

SIMILARITIES BETWEEN THE FUNDS

         The investment objective and assets of the funds are substantially similar in nature and character. Generally, the funds own office or office/warehouse properties. Each of the funds intended to liquidate its properties and distribute the net proceeds during the period from 1984 to 1995. Your fund intended to liquidate its properties by 1989. The funds all have similar structures for paying compensation to the general partners and their affiliates and for distribution of cash flow and liquidation proceeds. The managing general partner of each fund is an affiliate of CGS.

DIFFERENCES BETWEEN THE FUNDS

- Your fund owns properties located in Indiana and Missouri. The properties are office/warehouse and shopping center properties. Some of the funds own different types of properties, properties located in other markets or only one property.

- Your fund's property is 96.50% occupied. The properties owned by all of the funds and the CGS privately held entities are 87.55% occupied. Some of the properties of the CGS privately held entities are properties with low occupancy rates which were purchased because CGS believed they were undervalued. These properties have greater risks than your property.


VOTE REQUIRED TO APPROVE THE CONSOLIDATION

         Pursuant to the terms of your fund's partnership agreement, the consolidation of your fund with American Spectrum may not be consummated without the approval of greater than 50% of the outstanding units. This approval by your fund's limited partners will be binding on you even if you vote "Against" the proposed transaction. Affiliates of the managing general partner own 648 units or 5.40% of the outstanding units and intend to vote these units in favor of the consolidation.

AMENDMENTS TO THE PARTNERSHIP AGREEMENT

         Your fund's partnership agreement prohibits transfers of assets to related parties. In addition, there are no provisions of the partnership agreement addressing mergers with corporations, such as American Spectrum. The fund is a Missouri limited partnership. Missouri law requires all partners to consent to a merger with a corporation unless the partnership agreement provides for a different vote. The amendments will permit the fund to merge with American

         1037

Spectrum and participate in the consolidation. The amendments must be approved by greater than 50% of the outstanding units. To vote "For" the consolidation, you must also vote "For" the amendments.

TAX CONSEQUENCES OF THE CONSOLIDATION

         The consolidation will have different consequences to you depending upon whether you elect to receive shares or notes. If you elect to receive shares, the consolidation will be reported on the basis that no gain is recognized except for an amount equal to the amount by which the liabilities assumed in the consolidation exceed the basis of the assets transferred. Your share of the gain will be allocated to you. We estimate that an original limited partner in the fund will recognize $37 of taxable gain for a $1000 original investment. This gain may be offset by passive losses which a limited partner may have.

         We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails your fund will recognize additional gain. If the IRS prevails your gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain. See "Tax Risks." Therefore, it is possible for you to be allocated income which may result in a tax liability even though you have not received any cash.

         If you elect to receive notes you will recognize gain. Your gain will be equal to the amount by which the principal of the notes received exceeds the bases of your interest in your fund (adjusted for your share of liabilities). If you elect to receive notes you may be able to report your income on the basis of the installment method which permits you to pay tax as the principal amount is paid on your notes.

         American Spectrum does not intend to qualify as a REIT until 2002. Further, American Spectrum is not required to make a REIT election. If American Spectrum fails to qualify as a REIT, or its Board of Directors determines not to make a REIT election, American Spectrum will be taxed as a C Corporation.

         We urge you to consult with your tax advisor to evaluate the taxes that will be incurred by you as a result of your participation in the consolidation.

                             ADDITIONAL INFORMATION

         Selected historical financial information for your fund, audited financial statements for your fund, unaudited financial statements and Management's Discussions and Analyses of Financial Conditions and Results of Operations are set forth as an Appendix to the Consent Solicitation Statement and the Form 10-K of your fund for the year ended November 30, 1999 and the Form 10-Q for the quarter ended August 31, 2000 are incorporated by reference. In addition, pro forma financial information for American Spectrum is set forth on page F-__ of the Consent Solicitation Statement.

         1038

                                  RISK FACTORS


         The consolidation generally does not involve risks which are more significant to your fund's limited partners than to limited partners in the other funds. However, the transaction involves some risks and other adverse factors which are applicable to all of the funds. Because all of the risks and adverse factors described in the consent solicitation apply to the effects of the transaction on your fund, as well as the other funds, you should carefully review the risks summarized below and the section entitled "RISK FACTORS" in the consent solicitation.

RISKS WHICH AFFECT YOUR FUND DIFFERENTLY

         The following is a description of the risks which affect your fund differently from the other funds:

- American Spectrum will acquire your fund if the limited partners of your fund who hold a majority in interest of the outstanding units vote in favor of the consolidation. Such approval will bind all of the limited partners in your fund, including you or any other limited partners who voted against or abstained from voting with respect to the consolidation. Affiliates of the managing general partner own different percentages of each fund. Affiliates of the managing general partner own 648 units or 5.40% of the outstanding units in the fund and intend to vote these units in favor of the consolidation.

- As a result of some differences between the fund and the other funds, the consolidation may impact your fund differently from the other funds. By participating in the consolidation, you will assume risks associated with the assets of the other funds and the CGS privately held entities.

- There are differences in the types and geographic location of some of the properties owned by the funds. Because the market for real estate may vary from one region of the country to another, the change in geographic diversity may expose you to different and greater risks than those you are presently exposed. Moreover, because the properties owned by the funds and the CGS privately held entities are not of uniform quality, combining assets and liabilities of the funds in the consolidation may diminish the overall asset quality underlying the interests of some of the limited partners by comparison with their existing interests in the fund.

         - Your investment currently consists of an interest in your fund. Your fund owns office/warehouse and shopping center properties located in Indiana and Missouri. After the consolidation, you will hold common stock of American Spectrum, an operating company, that will own and lease as many as 35 properties and expects to make additional investments. The properties include office, office warehouse, apartment and shopping centers.

         - Your fund intended to sell its properties and liquidate and distribute the net proceeds to the partners. We intend to reinvest the proceeds from property sales. The risks inherent in investing in an operating company such as American Spectrum include the risk that American Spectrum may invest in new properties that are not as profitable as anticipated.

         - It is possible that properties acquired in the consolidation may not be as profitable as the properties your fund owns.

- Your investment will change from one in which you are generally entitled to receive distributions from any net proceeds of a sale or refinancing of the fund's assets to an investment in an entity in which you may realize the value of your investment only through the sale of your American Spectrum shares, not from the liquidation proceeds from properties.



RISKS GENERALLY APPLICABLE TO ALL OF THE FUNDS

         1039

         The following is a brief description of the potential disadvantages, adverse consequences and risks of the consolidation that are applicable to all of the funds. This description is qualified in its entirety by the more detailed discussion in the section entitled "RISK FACTORS" contained in the consent solicitation.

- The market prices for the American Spectrum shares may fluctuate with changes in market and economic conditions, the financial condition of American Spectrum and other factors that generally influence the market prices of securities, including the market perception of REITs in general. Such fluctuations may depress the market price of American Spectrum shares independent of the financial performance of American Spectrum. REIT stocks have underperformed in the broader equity market in 1998 and 1999. The market conditions for REIT stocks generally could affect the market price of the American Spectrum shares.

- There is currently no market for American Spectrum shares. American Spectrum shares may trade at prices below the Exchange Value per share of $15. The Exchange Value per share of $15 represents our estimate of the net asset value per share of American Spectrum. However, the market may value American Spectrum shares at less than their net asset value per share.

- The investment of any limited partners of the funds who become stockholders will change into freely tradable American Spectrum shares. Consequently, some of these stockholders may choose to sell American Spectrum shares upon listing at a time when demand for American Spectrum shares is relatively low. As a result, American Spectrum shares may trade at prices substantially less than their Exchange Value.

- American Spectrum will have a higher ratio of indebtedness to assets than many REITs. This ratio is frequently referred to as the leverage ratio. American Spectrum will have a ratio of total indebtedness of assets of 63%, assuming all funds participate in the consolidation. American Spectrum intends to increase its leverage to 70%. American Spectrum will also have a lower capitalization than many publicly traded REIT's. This could adversely affect the market price for American Spectrum shares.

- We do not intend to qualify as a REIT until 2002 and are not required to qualify as a REIT. If we do not qualify as a REIT, we will be subject to a corporate income tax, which could decrease cash available for distribution.

- Some related parties will receive benefits that may exceed the benefits that they would derive from ownership of their interests in the CGS privately held entities and from their interests in the funds if the consolidation were not consummated. Your managing general partner is a subsidiary of CGS. CGS controls the general partners of the funds. Assuming that all of the funds are included in the consolidation, the general partners of the funds and their affiliates of the general partners will receive an estimated aggregate of 2,628,655 American Spectrum shares and limited partnership interests in the Operating Partnership. In addition, American Spectrum and its subsidiaries will employ some of the officers and employees of CGS and its privately held entities. As a result of these benefits, the general partners of your fund have a conflict of interest in connection with the consolidation.

- The CGS privately-held entities incurred losses in 1997 of $3,684,000, in 1998 of $4,832,000, in 1999 of $12,086,000 and in the six months ending June 30, 2000 of $747,000. Additionally, we incurred losses on a pro forma basis for 1999 and the first six months of 2000. We cannot assure you that we will succeed and that we will become profitable.

- American Spectrum will merge with the CGS privately held entities and the CGS Management Company. These companies are engaged in the business of serving as general partners of limited partnerships and investing in real properties. As a result of the consolidation, American Spectrum will be responsible for liabilities arising out of the prior operations of these entities. These liabilities may include unknown contingent liabilities and these liabilities may exceed those shown on the balance sheets. As a result, we may expend cash to pay these liabilities.

- American Spectrum established the terms of the consolidation, including the Exchange Values, without any arm's-length negotiations. Accordingly, the Exchange Value may not reflect the value that you could realize upon a sale of your units or a liquidation of your fund's assets.

         1040

- The managing general partner of your fund did not retain an independent representative to act on your behalf, or on behalf of the other limited partners in structuring and negotiating the terms and conditions of the Consolidation. These terms and conditions include the consideration which you will receive. The funds did not give limited partners the power to negotiate the terms and conditions of the consolidation or to determine what procedures to use to protect the rights and interests of the limited partners. If each general partner had retained an independent representative for their respective funds, it could have resulted in different terms of the consolidation which may have benefitted the limited partners.

- The limited partners do not have the right to elect to receive a cash payment equal to the value of their interests in each fund if your fund approves the consolidation and you voted "Against" it. You only have the right to elect to receive notes as your portion of the consideration received by your fund. The amount of notes that you receive is based upon the estimated proceeds that you would receive in an orderly liquidation of your fund in accordance with the terms of your fund's partnership agreement. As a holder of notes, you are likely to receive the full face amount of the notes only if you hold the notes to maturity. The notes will mature approximately eight years after the consolidation.

- At the time that you and the other limited partners vote on the consolidation, there are several uncertainties that will preclude you from making a complete evaluation of the transaction. Most importantly, you will not know which funds will approve the consolidation, and thus, which properties American Spectrum will acquire. These factors will affect the post-consolidation size and scope of American Spectrum. You also will not know how many limited partners of the funds will elect to receive notes or the capital structure of American Spectrum.

- Stanger's opinion as to the fairness to the funds of the allocation of American Spectrum shares, from a financial point of view, relies on information prepared by the general partners of the funds and the CGS Management Company. The general partners are controlled by CGS, which, in turn, controls American Spectrum. Because Stanger will not update its fairness opinion, changes may occur from the date of the fairness opinion that might affect the conclusions expressed in such opinion.

- Stanger's fairness opinion addresses solely the allocation of the American Spectrum shares. The opinion does not address the allocation of shares for all possible combinations of participating funds. In addition, the opinion does not address any other terms of the transaction, the trading value of the shares, or alternatives to the transaction. Accordingly, there are matters which are significant to limited partners' evaluation of the consolidation which are not addressed by the fairness opinion.

- There is a risk that third parties will assert claims against American Spectrum that the general partners of the fund breached their fiduciary duties to their limited partners or that the consolidation violates the relevant partnership agreements and that they may commence litigation against American Spectrum. As a result, American Spectrum may incur costs associated with defending or settling such litigation or paying any judgment if it loses. As of the present time, no limited partner of the funds has initiated any lawsuit on such grounds.

- As an American Spectrum stockholder, you will have different rights and remedies against American Spectrum, its officers and directors than you have against the managing general partner of your fund. The legal remedies available to American Spectrum, to you and to other stockholders after the consolidation against any officers or directors of American Spectrum may be more limited.

- An active secondary market for the notes will not likely develop, making it difficult for noteholders to sell their notes prior to maturity, or subjecting them to the risk of selling the notes at substantial discounts to facilitate their sale. Thus, a noteholder will likely not be able to liquidate his investment in the event of an emergency, and the notes may not be readily acceptable as loan collateral. Limited partners electing to receive notes are likely to receive the full face amount of their notes only if they hold the obligations to maturity, which is eight years after the closing date of the consolidation.

         1041

- Upon consummation of the consolidation, American Spectrum will have more indebtedness and leverage than the funds. American Spectrum currently has a ratio of debt to total value of assets of 63% and intends to increase their ratio to ___% following the consummation of consolidation.

- Because American Spectrum has not identified new properties, it is not possible to provide you with information to evaluate the merits of the properties in which American Spectrum may invest in the near future. You also will not have the ability as a stockholder or noteholder of American Spectrum to approve or disapprove of American Spectrum's investments. American Spectrum may not buy properties on financially attractive terms. It may not make a profit on its investments.

- Like your investment in the funds, if you become a stockholder in American Spectrum, your investment will be subject to the risks of investing in real property. In general, a downturn in the national or local economy, changes in the zoning or tax laws or the availability of financing could affect the performance and value of the properties. Also, because real estate is relatively illiquid, American Spectrum may not be able to respond promptly to adverse economic or other conditions by varying its real estate holdings.

- We intend to continue CGS's strategy of investing in properties that we believe are under-valued. Our success will depend on future events that increase the value of the properties. As a result, this strategy has greater risks than investing in properties with proven cash flows.

- The partnership agreement of each of the funds prohibits transactions with affiliates, such as the consolidation with us, and the consolidation could not close without amendments to the partnership agreement.

TAX RISKS

TRANSFER OF ASSETS TO AMERICAN SPECTRUM MAY FAIL TO QUALIFY AS A TRANSACTION WHERE NO GAIN IS RECOGNIZED TO THE TRANSFEROR.

         The fund intends to report the consolidation on the basis that it will not result in gain by American Spectrum or loss to any limited partner who elects to receive shares except in an amount equal to the liabilities assumed by American Spectrum in excess of the basis of the assets contributed to American Spectrum. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails your fund will recognize additional gain. The gain recognized by your fund will equal the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and your share of the gain will be allocated to you.

YOUR FUND HAS LIABILITIES IN EXCESS OF THE TAX BASIS OF CONTRIBUTED ASSETS. LIMITED PARTNERS WILL RECOGNIZE ADDITIONAL GAIN FROM THE CONSOLIDATION.

         Your fund has liabilities in excess of its tax basis in the assets contributed to American Spectrum. Accordingly, it may realize gain upon the transfer of its assets to American Spectrum in return for American Spectrum shares or notes as part of the consolidation. As a partner of your fund, you will bear a pro rata portion of your fund's income tax liability resulting from any gain on the consolidation. The estimate of your tax liabilities is set forth in "Overview--Tax Consequences of The Consolidation."

IF AMERICAN SPECTRUM FAILS TO ELECT REIT STATUS OR QUALIFY AS A REIT FOR TAX PURPOSES, AMERICAN SPECTRUM WILL PAY FEDERAL INCOME TAXES AT CORPORATE RATES.

         American Spectrum does not intend to qualify as a REIT until 2002. Further, American Spectrum is not required to make a REIT election. If American Spectrum fails to qualify as a REIT, or its Board of Directors determines not to make a REIT election or for any time period before an effective REIT election, American Spectrum will be taxed as a C corporation.

         American Spectrum's qualification as a REIT depends on meeting the requirements of the Code and Regulations applicable to REITs. American Spectrum has not requested, and does not plan to request, a ruling from the Internal Revenue Service that it qualifies as a REIT. It has received an opinion, however, from its tax counsel,

         1042

Proskauer Rose LLP, that it will meet the requirements for qualification as a REIT. Proskauer Rose LLP's opinion is based upon representations made by American Spectrum regarding relevant factual matters, existing Code provisions, applicable regulations issued under the Code, reported administrative and judicial interpretations of the Code and regulations, Proskauer Rose LLP's review of relevant documents and the assumption that American Spectrum will operate in the manner described in this consent solicitation.

         However, you should be aware that opinions of counsel are not binding on the Internal Revenue Service or any court. Furthermore, the conclusions stated in the opinion are conditioned on, and American Spectrum's continued qualification as a REIT will depend on, American Spectrum's management meeting various requirements discussed in more detail under the heading "Federal Income Tax Considerations -- Taxation of American Spectrum" beginning on page ____.

         A REIT is subject to an entity level tax on the sale of certain property it held before electing REIT status. During the 10-year period following its qualification as a REIT, American Spectrum will be subject to an entity level tax on the income it recognizes upon the sale of assets including all the assets transferred to it as part of the consolidation it held before electing REIT status in an amount up to the amount of the built-in gains at the time American Spectrum becomes a REIT.

         If American Spectrum fails to qualify as a REIT, it would be subject to federal income tax at regular corporate rates. In addition to these taxes, American Spectrum may be subject to the federal alternative minimum tax and various state income taxes. If American Spectrum qualifies as a REIT and its status as a REIT is subsequently terminated or revoked, unless specific statutory provisions entitle American Spectrum to relief, it could not elect to be taxed as a REIT for four taxable years following the year during which it was disqualified. Therefore, if American Spectrum loses its REIT status, the funds available for distribution to you, as a stockholder, would be reduced substantially for each of the years involved.

Limitations on Share Ownership

         In order to protect its REIT status, American Spectrum's amended and restated articles of incorporation includes limitations on the ownership by any single stockholder of any class of American Spectrum capital stock. The amended and restated articles of incorporation also prohibit anyone from buying shares if the purchase would cause American Spectrum to lose its REIT status. These restrictions may discourage a change in control of American Spectrum, deter any attractive tender offers for American Spectrum shares or limit the opportunity for you or other stockholders to receive a premium for your American Spectrum shares.

If American Spectrum cannot meet its REIT distribution requirements, it may have to borrow funds or liquidate assets to maintain its REIT status.

         For taxable years commencing after December 31, 2000, subject to adjustments that are unique to REITs, a REIT generally must distribute 90% of its taxable income. In the event that American Spectrum does not have sufficient cash, this distribution requirement may limit American Spectrum's ability to acquire additional properties. Also, for the purposes of determining taxable income, the Code may require American Spectrum to include rent and other items not yet received and exclude payments attributable to expenses that are deductible in a different taxable year. As a result, American Spectrum could have taxable income in excess of cash available for distribution. If this occurred, American Spectrum may have to borrow funds or liquidate some of its assets in order to make sufficient distributions and maintain its status as a REIT or obtain approval from its stockholders in order to make a consent dividend.

Changes in the tax law could adversely affect American Spectrum's REIT status.

         American Spectrum's treatment as a REIT for federal income tax purposes is based on the tax laws that are currently in effect. We are unable to predict any future changes in the tax laws that would adversely affect American Spectrum's status as a REIT. In the event that there is a change in the tax laws that prevents American Spectrum from qualifying as a REIT or that requires REITs generally to pay corporate level federal income taxes, American Spectrum may not be able to make the same level of distributions to its stockholders. In addition, such change may limit American Spectrum's ability to invest in additional properties.

         1043

             EFFECT ON FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         Upon completion of the transaction, the operations and existence of the partnerships will cease. See "THE CONSOLIDATION" in the consent solicitation. If the transaction is not completed, we contemplate liquidation of the partnerships, which would result in an all-cash payment to you in the near future.

         If the consolidation is not approved, the general partners plan to promptly list the fund's property for sale with brokers and commence the process of liquidating the fund's property. The general partners believe that it could take an extended time to complete the sale of the fund's property and is likely to take in excess of one year. After completing the liquidation, the fund would distribute the net proceeds, except for a portion which will be held by the fund to cover potential liability for representations and warranties in the sales contract and administrative expenses of winding up the fund.


             EFFECT ON FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         Upon completion of the transaction, the operations and existence of the partnerships will cease. See "THE CONSOLIDATION" in the consent solicitation. If the transaction is not completed, we contemplate liquidation of the partnerships, which would result in an all-cash payment to you in the near future.

         If the consolidation is not approved, the general partners plan to promptly list the fund's properties for sale with brokers and commence the process of liquidating the fund's properties. The general partners believe that it could take an extended time to complete the sale of all of the fund's properties and is likely to take in excess of one year. After completing the liquidation, the fund would distribute the net proceeds, except for a portion which will be held by the fund to cover potential liability for representations and warranties in the sales contract and administrative expenses of winding up the fund.

         1044

              AMERICAN SPECTRUM SHARES TO BE ALLOCATED TO THE FUND

         The proposed number of American Spectrum shares to be allocated to your fund was determined by American Spectrum as set forth under "Allocation of American Spectrum Shares" below.

The managing general partner of your fund determined the fairness of the value of the American Spectrum shares to be allocated to the fund based in part on the appraisal by Stanger of the value of the property portfolio held by your fund. In addition, your fund, the other funds and American Spectrum engaged Stanger to provide your fund and the other funds with an opinion that the allocation of the American Spectrum shares (i) between the funds and the CGS privately held entities, including the CGS Management Company and (ii) among the funds, is fair from a financial point of view to the limited partners of the funds.

         The following table sets forth the consideration, based on the Exchange Value, to be allocated to your fund in the consolidation. This data assumes that none of the limited partners of your fund have elected to receive notes. You should note that the American Spectrum shares may trade at prices below the Exchange Value upon listing on the ____________.

    Number of                            Exchange Value of
    American           Exchange          American Spectrum        GAAP Book Value                       Percentage of
Spectrum Shares        Value of          Shares per $1,000       June 30, 2000 per     Percentage of   Total American
  Allocated to     American Spectrum     Original Limited          Average $1,000     Total Exchange   Spectrum Shares
    Fund (1)           Shares(2)       Partner Investment (2)   Original Investment        Value          Issued (3)
    --------           ---------       ----------------------   -------------------        -----          ----------
    545,451           $ 8,181,768             $ 681.81              $ (33.19)              7.40%             7.40%

---------------------------

(1) The American Spectrum shares issuable to limited partners of each fund as set forth in this chart will not change if American Spectrum acquires fewer than all of the funds in the consolidation. This number assumes that none of the limited partners of the fund has elected the notes option. We determined the number of shares issued to each fund or entity by dividing the Exchange Value for the fund or entity by $15, which is our estimate of the net asset value per share of the American Spectrum shares.

(2) Values are based on the Exchange Value per share of $15 established by us. The Exchange Value of each of the funds is our estimate of net asset value of the fund's assets. The Exchange Value equals (i) the appraised value of your fund's assets, as determined by Stranger; plus
         (ii) the book value of non-real estate asset of your fund; minus (iii) mortgage and other indebtedness of your fund and minus (iv) your fund's allocable share of the consolidation expenses. Upon listing the American Spectrum shares on the ____________, the actual values at which the American Spectrum shares will trade on the ____________ may be at prices below $15.

(3) Includes shares issuable on exchange of limited partnership interests issued to the owners of the CGS privately held entities.

         The fund has paid consolidation expenses in excess of its pro rata share of the consolidation expenses. The prepaid consolidation expenses are included as an asset on the fund's balance sheet. As a result, the fund will be credited with the consolidation expenses paid by it in determining its value and the number of American Spectrum shares to be issued to its limited partners. If the consolidation is not approved by the limited partners, the general partner or its affiliates will repay the excess consolidation expenses paid by it.

         The following table provides information concerning the property owned by your fund, including its appraised value. The appraisal was prepared by Stanger on March 31, 2000.

       Property             Property Location    Appraised Value    Property Type       Property Size     Year Constructed
       --------             -----------------    ---------------    -------------       -------------     ----------------
Maple Tree Shopping Ctr     Elisville, MO           3,290,000       Shopping Center     72,148 sq. ft.          1974

Park Plaza I and II         Indianapolis, IN        3,380,000       Office/warehouse    95,080 sq. ft.       1975 & 1979

Jackson Industrial A        Indianapolis, IN        5,440,000       Office/warehouse    320,000 sq. ft.      1976 & 1980

Morenci Professional Park   Indianapolis, IN        3,480,000       Office/warehouse    105,600 sq. ft.      1975 & 1979

         1045

                     ALLOCATION OF AMERICAN SPECTRUM SHARES

American Spectrum shares issued in the consolidation will be allocated as follows:

         American Spectrum shares will be allocated (1) between the funds as a group and the CGS privately held entities and the CGS Management Company, and
(2) among the funds, based upon the estimated net asset value, computed as described in the accompanying consent solicitation (the "Exchange Value") of each of the funds, the CGS privately held entities and the CGS Management Company. Your managing general partner believes that the Exchange Values of the funds, the CGS privately held entities and the CGS Management Company represent fair estimates of the value of their assets, net of liabilities and allocable expenses of the consolidation, as of June 30, 2000, and constitute a reasonable basis for allocating the American Spectrum shares between the funds and the CGS privately held entities, including the CGS Management Company, and among all the funds.

         The following summarizes the determination of the Exchange Value and the allocation of American Spectrum shares to your fund and the other funds. We first determined the Exchange Value of each of the funds, the CGS privately held entities and the CGS Management Company. The Exchange Value of the funds and the CGS privately held entities were determined based on appraisals of their real properties prepared by Stranger. The appraised values were then adjusted for other assets and liabilities of the entities and allocable expenses of the consolidation. The Exchange Value for the CGS Management Company was determined based on valuation methods we believe are reasonable. These valuation methods are described in the consent solicitation. The sum of these values is the Exchange Value of all of our assets. To allocate the shares, we arbitrarily selected an Exchange Value per share of $15. We did not consult with any independent third parties in selecting $15. We allocated to each fund a number of American Spectrum shares equal to the Exchange Value of its assets divided by $15. In accordance with each fund's partnership agreement, all of the American Spectrum shares were allocated to the limited partners. Thus, each American Spectrum share represents $15 of Exchange Value. Since the market may not value the American Spectrum Shares as having a value equal to the Exchange Value, the American Spectrum shares may trade at price of less than $15 per share.

         For a detailed explanation of the manner in which the allocations are made, see "Allocation of Shares" on page __ of the consent solicitation.


                                   ALLOCATION
                 ALLOCATION OF AMERICAN SPECTRUM SHARES BETWEEN THE
  FUNDS AND THE CGS PRIVATELY HELD ENTITIES, AND THE CGS MANAGEMENT COMPANY (1)

                                                                                                   PERCENTAGE OF
                                                                                                  TOTAL AMERICAN
                                                                 PERCENTAGE OF        SHARE          SPECTRUM
                                                EXCHANGE VALUE   EXCHANGE VALUE   ALLOCATION (1)   SHARES ISSUED
                                                --------------   --------------   --------------   -------------
Sierra Pacific Development Fund                  $  5,874,720         5.32            391,648          5.32%
Sierra Pacific Development Fund II                 12,590,013        11.39            839,334         11.39%
Sierra Pacific Development Fund III                   429,832         0.40             28,655          0.40%
Sierra Pacific Institutional Properties V           4,920,557         4.45            328,037          4.45%
Sierra Pacific Pension Investors '84               18,186,978        16.46          1,212,465         16.46%
Nooney Income Fund Ltd., L.P.                      10,250,749         9.27            683,383          9.27%
Nooney Income Fund Ltd. II, L.P.                   15,315,594        13.86          1,021,040         13.86%
Nooney Real Property Investors-Two, L.P.            8,181,768         7.40            545,451          7.40%
CGS privately held entities                        31,748,046        28.73          2,116,536         28.73%
CGS Management Company                              3,020,122         2.73            201,341          2.73%
                                                ================================================================
Totals                                           $110,518,379       100.00%         7,367,890        100.00%

----------------------
(1) Some of the equity owners in the CGS privately held entities, including affiliates of American Spectrum, will be allocated Operating Partnership units instead of American Spectrum shares. Each Operating Partnership unit provides the same rights to distributions as one share of common stock in American Spectrum and, subject to some limitations, is exchangeable for American Spectrum shares on a one-for-one basis after a twelve month period.

         1046

         After determining the Exchange Value for the fund, the Exchange Value to be allocated to the partners of the fund in accordance with the provisions of the partnership agreement allocable to distributions on liquidation.

         Under the partnership agreement, after payment of all debts and liabilities of the fund, the net proceeds on liquidation following a sale of all of the fund's properties will be distributed as follows:

- first, pro rata to the limited partners until they receive an amount equal to their share of previously undistributed net income;

- second, to the limited partners in an amount equal to their share of their adjusted capital contribution;

- third, to the general partners in an amount equal to any loans or advances they have made;

- fourth, to the general partners in an amount equal to their share of previously undistributed net income;

- fifth, to the general partners in an amount equal to their adjusted capital contribution;

- sixth, pro rata to the limited partners in the amount equal to the excess of 7% per annum on the adjusted capital contribution, minus prior distributions to the limited partners;

- seventh, pro rata to the general partners in an amount equal to the excess of 7% per annum on their adjusted capital contribution over prior distributions to the general partners; and

- eighth, the balance 75% to all of the partners in proportion to their capital contributions and 25% to the general partners.

Under the terms of the Partnership Agreement, the general partners would not be entitled to any of the American Spectrum shares issuable of the fund. Accordingly, all of the American Spectrum shares issuable to the partners of the fund is being allocated to the limited partners.

         1047

                          FAIRNESS OF THE CONSOLIDATION


GENERAL

         Your managing general partner believes the consolidation to be fair to, and in the best interests of, the fund and its limited partners. After careful evaluation, your managing general partner has concluded that the consolidation is the best way to maximize the value of your investment. Your managing general partner recommends that you and the other limited partners approve the consolidation of your fund and receive American Spectrum shares in the consolidation.

         Although your managing general partner believes the terms of the consolidation are fair to you and the other limited partners, your managing general partner has conflicts of interest with respect to the consolidation, including, among others, its realization of substantial economic benefits upon completion of the consolidation. For a further discussion of the conflicts of interest and potential benefits of the consolidation to your managing general partner see "Conflicts of Interest -- Substantial Benefits to Related Parties" on page __ of the consent solicitation.

         Also, your managing general partner wants you to note:

- The market prices for the American Spectrum shares may fluctuate with changes in market and economic conditions, the financial condition of American Spectrum and other factors that generally influence the market prices of securities, including the market perception of REITs in general. Such fluctuations may significantly affect liquidity and market prices independent of the financial performance of American Spectrum.

- American Spectrum established the terms of its offer, including the Exchange Value, without any arm's-length negotiations. Accordingly, our offer consideration may not reflect the value that you could realize upon a sale of your units or a liquidation of your fund's assets.

- You do not have the right to elect to receive a cash payment equal to the value of your interest in the fund if your fund approves the consolidation and you have voted "Against" it. You only have the right to elect to receive, as your portion of the consideration received by your fund, notes. As a holder of notes, you are likely to receive the full face amount of the notes only if you hold the notes to maturity. The notes will mature approximately eight years after the consolidation. You may receive payments earlier only if American Spectrum chooses to repay the notes prior to the maturity date, or to the extent that American Spectrum is required to prepay the notes in accordance with their terms following property sales or refinancings.

         The following table summarizes the results of your managing general partner's comparative valuation analysis:

                                                                    GAAP Book Value June 30,   Exchange Value per
 Estimated Going Concern Value     Estimated Liquidation Value      2000 per Average $1,000     $1,000 Original
 per $1,000 Original Investment   per $1,000 Original Investment      Original Investment        Investment (1)
 ------------------------------   ------------------------------      -------------------        --------------
       $566.00 - $624.00                     $638.00                        $(33.19)                 $681.81

(1) Values are based on the Exchange Value per share of $15 established by us. The Exchange Value of each of the funds is our estimate of net asset value of the fund's assets. The Exchange Value equals (i) the appraised value of each fund's assets, as determined by Stanger; plus
         (ii) the book value of non-real estate assets of each fund; minus (iii) mortgage and other indebtedness of each fund; minus (iv) each fund's allocable portion of the consolidation expenses. Upon listing the American Spectrum shares on the _________, the actual values at which the American Spectrum shares will trade on the _________ may be at prices below $15.

         We do not know of any factors that may materially affect (i) the value of the consideration to be allocated to the fund, (ii) the value of the units for purposes of comparing the expected benefits of the consolidation to the potential alternatives considered by the managing general partner or (iii) the analysis of the fairness of the consolidation.

         1048

                          BENEFITS OF THE CONSOLIDATION

WHY YOUR MANAGING GENERAL PARTNER BELIEVES THE CONSOLIDATION IS FAIR TO YOU

         Your managing general partner believes that the terms of the consolidation are fair, and that they will maximize the return on your investment for the following principal reasons:

         - Your managing general partner believes that the expected benefits of the consolidation to you outweigh the risks and potential detriments of the consolidation to you. These benefits include the following:

         - American Spectrum plans to make additional investments and obtain additional financing. As a result, we believe that there is greater potential for increases in the price of your American Spectrum shares over time and increased distributions to you as an American Spectrum stockholder.

         - We believe the consolidation may provide you with increased liquidity. Therefore, you may have the ability to find more buyers for your American Spectrum shares and the price you receive is more likely to be the market price.

         - We expect to make regular cash distributions to our shareholders. We believe that these distributions will increase over time or as a result of future acquisitions.

         - We will own a larger number of properties and have a broader group of property types, tenants and geographic locations than your fund. This increased diversification will reduce the dependence of your investment upon the performance of a particular company.

         - The combination of the funds under the ownership of American Spectrum will result in cost savings.

         - Your managing general partner reviewed the estimated value of the consideration to be received by you if your fund is consolidated with American Spectrum, and compared it to the consideration that you might have received under the alternatives to the consolidation. Your managing general partner considered the continuation of the funds without change and the liquidation of the funds and the distributions of the net proceeds to you. They concluded that over time the likely value of American Spectrum shares would be higher than the value of the consideration you would receive if they selected one of the other alternatives.

         - Your managing general partner considered that you may vote for or against the consolidation, and, if you vote against it, you may elect to receive either American Spectrum shares or notes if your fund approves the consolidation.

         - Your managing general partner considered the availability of the notes option. The notes option gives limited partners increased procedural fairness by providing an alternative to limited partners. The notes provide greater security of principal, a certainty as to maturity date, and regular interest payments. In contrast, the American Spectrum shares permit the holders of the American Spectrum shares to participate in American Spectrum's potential growth and are a more liquid investment.

         - Your managing general partner have adopted the conclusions of the fairness opinion and appraisals rendered by Stanger, which are described in the consent solicitation.

         You should note however that by voting "For" the transaction you would be precluding the fund from entering into alternatives, including liquidation of the fund. The alternatives have some potential benefits, including the following:

         -        Liquidation provides liquidity to you as properties are sold.
                  You would receive the net liquidation proceeds received from the sale of your fund's assets.

         - The amount that you would receive would not be dependent on the stock market's valuation of American Spectrum.

         1049

         - You would avoid the risks of continued ownership of your fund and ownership of American Spectrum.

         Another alternative would be to continue your fund. Continuing your fund without change would have the following benefits:

         - Your fund would not be subject to the risks associated with the ongoing operations of American Spectrum. Instead each fund would remain a separate entity with its own assets and liabilities.

         - You would continue to be entitled to the safeguards of your partnership agreement.

         - Your fund's performance would not be affected by the performance of the other funds and assets that American Spectrum will acquire in the consolidation.

         - Eventually, your fund would liquidate its holdings and distribute the net proceeds in accordance with the terms of your fund's partnership agreement.

         - There would be no change in your voting rights or your fund's operating policies.

         - Your fund would not incur its share of the expenses of the consolidation.

         - For federal income tax purposes, income from your fund may, under certain circumstances, be offset by passive activity losses generated from your other investments; you lose the ability to deduct passive losses from your investment in American Spectrum

         - You would not be subject to any immediate federal income taxation that would otherwise be incurred by you from the consideration.

         However, as discussed under "RECOMMENDATION AND FAIRNESS DETERMINATION" in the consent solicitation, your managing general partner believes that the disadvantages of the alternatives outweigh the benefits.

                          EXPENSES OF THE CONSOLIDATION

         If your fund approves the consolidation, the portion of the consolidation expenses attributable to your fund will be paid by your fund, as detailed below. The number of American Spectrum shares paid to your fund would reflect a reduction for your fund's expenses of the consolidation. Consolidation expenses are expected to range from 2.5% to 3.5% of the estimated value of the American Spectrum shares payable to each of the funds.

         If the consolidation of your fund is not approved, we will bear a percentage of all consolidation expenses equal to the total number of abstentions and "Against" votes cast by the limited partners of your fund divided by the total number of abstentions and votes cast by you and the other limited partners of your fund. In such event, your fund will bear the remaining consolidation expenses.

         The following table sets forth the consolidation expenses for your funds entities and the CGS Management Company:

         The following table sets forth the estimated consolidation expenses of consolidating with your fund:

         Pre-Closing Transaction Costs
Legal Fees(1) ...........................        $ 43,500
Appraisals and Valuation(2) .............          17,143
Fairness Opinions(3) ....................          29,907
Solicitation Fees(4) ....................           1,979
Printing and Mailing(5) .................           4,949
Accounting Fees(6) ......................         106,349
Pre-formation Cost(7) ...................          43,500
Subtotal ................................        $247,327

         1050

         Closing Transaction Costs
Title, Transfer Tax and Recording Fees(8)        $ 21,750
Legal Closing Fees(9) ...................          11,817
Subtotal ................................        $ 33,567
Total ...................................        $280,894*

----------------------
*        Estimated

(1) Aggregate legal fees to be incurred in connection with the consolidation are estimated to be $800,000. Your fund's pro rata portion of these fees was determined based on the ratio of the appraised value of your fund's properties to the total appraised value of the real estate assets of the funds and the CGS privately held entities, based on the appraisal prepared by Stanger, and the value of the assets of CGS Management Company.

(2) Aggregate appraisal and valuation fees to be incurred in connection with the consolidation were $150,000. Your fund's pro rata portion of these fees was determined based on the number of properties in your fund.

(3) The funds received a fairness opinion from Stanger and the funds incurred a fee of $202,037. Your fund's pro rata portion of these fees was determined based on the ratio of the appraised value of the real estate of your fund to the total appraised value of the real estate assets of the funds and the CGS privately held entities based on the appraisal prepared by Stanger, and the value of the assets of CGS Management Company.

(4) Aggregate solicitation fees to be incurred in connection with the consolidation are estimated to be $30,000. Your fund's pro rata portion of these fees was determined based on the number of limited partners in your fund.

(5) Aggregate printing and mailing fees to be incurred connection with the consolidation are estimated to be $75,000. Your fund's pro rata portion of these fees was determined based on the number of limited partners in your fund.

(6) Aggregate accounting fees to be incurred in connection with the consolidation are estimated to be $1,800,000. Your fund's pro rata portion of these fees was determined based on the ratio of your fund's total assets as of June 30, 2000 to the total assets of all of the funds, the CGS privately held entities, and the CGS Management Company, as of June 30, 2000.

(7) Aggregate pre-formation costs to be incurred in connection with the consolidation are estimated to be $800,000. Your fund's pro rata portion of these costs was determined based on the ratio of the appraised value of your fund's real estate assets to the total appraised value of the real estate assets of the funds and the CGS privately held entities, based on the appraisal prepared by Stanger, and the value of the assets of CGS Management Company.

(8) Aggregate title, transfer tax and recording fees to be incurred in connection with the consolidation are estimated to be $400,000. Your fund's pro rata portion of these fees was determined based on the ratio of the value of fund's appraised value to the total appraised value of the real estate assets of the funds and the CGS privately held entities, based on the appraisal prepared by Stanger, and the value of the assets of CGS Management Company.

         1051

(9) Aggregate legal closing fees to be incurred in connection with the consolidation are estimated to be $200,000. Your fund's pro rata portion of these fees was determined based on the ratio of your fund's total assets as of June 30, 2000 to the total assets of all of the funds and the CGS privately held entities, including the CGS Management Company, as of June 30, 2000.

         The solicitation fees related to the consolidation will be allocated among the funds and American Spectrum depending upon whether the consolidation is consummated. For purposes of the consolidation, the term "Solicitation Fees" includes costs such as telephone calls, broker-dealer facts sheets, legal and other fees related to the solicitation of comments, as well as reimbursement of costs incurred by brokers and banks in forwarding the consent solicitation to you and the other limited partners.

         If American Spectrum acquires all of the funds, all of the solicitation fees will be payable by American Spectrum. If American Spectrum acquires less than all of the funds, all of the solicitation fees will be payable by American Spectrum or the funds that are acquired in proportion to their respective Exchange Values. If none of the funds are acquired by American Spectrum, all of the solicitation fees will be payable by us.

DISTRIBUTIONS

         The following table sets forth the distributions paid per $1000 investment in the periods indicated below. The original cost per unit was $1,000.00.

Year Ended December 31                                  Amount
----------------------                                  ------
1995...............................................        0
1996...............................................        0
1997...............................................        0
1998...............................................        0
1999...............................................        0
Six months ended June 30, 2000.....................       $0
                                                        ======

DISTRIBUTIONS AND COMPENSATION PAID TO THE GENERAL PARTNERS AND THEIR AFFILIATES

         The following information has been prepared to compare the amounts of compensation paid and distributions made by your fund to the general partners and their affiliates to the amounts that would have been paid if the compensation and distribution structure which will be in effect after the consolidation had been in effect during the years presented below.

         Under the partnership agreements, the general partners of your fund and their affiliates are entitled to receive distributions as general partners and fees in connection with managing the affairs of your fund. The partnership agreements also provide that the general partners are to be reimbursed for their expenses for administrative services performed for each fund, such as legal, accounting, transfer agent, data processing and duplicating services.

         The general partners and their affiliates are entitled to the following fees from the fund:

- a property management fee equal to 5% of the gross revenues from real properties of the fund;

-        an administrative management fee equal to $30,000 per annum;

- reimbursement of out-of-pocket expenses, including salaries of employees directly engaged in full time leasing, servicing, operation or maintenance of the properties.

         1052

- a real estate commission on the sale of properties in an amount not to exceed the lesser of (1) 4% of the gross sales price of the property,
         (2) 9% of the gross proceeds received by the fund from the offering of units or (3) 50% of the standard real estate commission; and

- a financing fee comparable with fees or commissions paid to others rendering similar services.

         American Spectrum intends to operate as an internally-advised REIT. As part of the consolidation, your fund will share in the overall cost of managing the consolidated portfolio of properties owned by American Spectrum with the other participating funds and the other shareholders and holders of Operating Partnership units. Affiliates of the general partners will receive dividends on shares of American Spectrum issued to them in exchange for their interests in the CGS Management Company and salaries and other compensation as officers and directors of American Spectrum. These dividend payments and compensation are in lieu of the payments to the general partners discussed above.

         During the years ended December 31, 1997, 1998 and 1999 and the six months ended June 30, 2000, the aggregate amounts accrued or actually paid by your fund to the general partner are shown below under "Historical" and the estimated amounts of compensation that would have been paid had the consolidation been in effect for the years presented as a "C" corporation or as a REIT are shown below under "Pro Forma as a "C" Corporation" and "Pro Forma as a REIT," respectively:

         1053

                 COMPENSATION, REIMBURSEMENTS AND DISTRIBUTIONS
                           TO THE GENERAL PARTNERS (1)

                                                                  Year Ended December 31,             Six Months Ended
                                                            ------------------------------------          June 30,
                                                            1997            1998            1999            2000
                                                            ----            ----            ----            ----
HISTORICAL(1):
Management Fees                                           $121,111        $122,128        $105,322        $ 64,391
Administrative Fees                                         30,000          30,000          30,000          15,000
Leasing Fees
Construction Supervision Fees
Broker Fees                                                                                                     --
General Partner Distributions                                                                                   --
Limited Partner Distributions
                                                          --------        --------        --------        --------
Total historical                                          $151,111        $152,128        $135,322        $ 79,391

PRO FORMA AS A "C" CORPORATION:
Distributions on American Spectrum Shares issuable
    in respect of limited partnership interests                              1,686         129,608
Distributions on American Spectrum Shares issuable
    in respect of the CGS Management Company                    --           1,107          85,112             --
Restricted Stock and Stock Options                          39,173          39,173          39,173          19,587
Salary, Bonuses and Reimbursements                         121,647         121,647         121,647          60,824
                                                          --------        --------        --------        --------
    TOTAL PRO FORMA AS "C" CORPORATION                     160,820         163,613         375,540          80,410
                                                          ========        ========        ========        ========
Distributions on American Spectrum Shares issuable
    in respect of limited partnership interests                              1,686         129,608
Distributions on American Spectrum Shares issuable
    in respect of the CGS Management Company(3)                 --           1,107          85,112              --
Restricted Stock and Stock Options                          39,173          39,173          39,173          19,587
Salary, Bonuses and Reimbursements                         121,647         121,647         121,647          60,824
                                                          --------        --------        --------        --------
    TOTAL PRO FORMA AS REIT                                160,820         163,613         375,540          80,410
                                                          ========        ========        ========        ========

         1054

----------------------
         (1) For a description of the calculation of these amounts, please refer to the notes to the table entitled "Compensation, Reimbursement and Distributions to the General Partners" in the Consent Solicitation.

         1055

                                PROPERTY OVERVIEW

         Your fund owns one office property located in California. Information regarding the property as of September 30, 2000 is set forth below.

                                                         RENTABLE SQUARE FEET        ANNUALIZED NET RENT(1)    PER
                                                     ---------------------------     ---------------------    LEASED
                                            YEAR                          SQ. FT.                             SQUARE   PERCENTAGE
     PROPERTY           STATE     TYPE      BUILT    NUMBER    % LEASED   LEASED     AMOUNT     % OF TOTAL     FOOT     OWNERSHIP
     --------           -----     ----      -----    ------    --------   ------     ------     ----------     ----     ---------
Jackson Industrial A     IN     OFF/WARE   1976-80   320,000    100.00%   320,000   $783,200       2.15%       $2.45      100%
Morenci Professional     IN     OFF/WARE   1975-79   105,600     89.77%    94,800   $428,580       1.17%       $4.52      100%
   Park
Park Plaza I and II      IN     OFF/WARE   1975-79    95,080     96.21%    91,480   $539,700       1.48%       $5.90      100%
Maple Tree Shopping      MO     RETAIL      1974      72,149    100.00%    72,149   $469,183       1.29%       $6.50      100%
   Ctr.

                                  REQUIRED VOTE

LIMITED PARTNER APPROVAL REQUIRED BY THE PARTNERSHIP AGREEMENT

         Section 5.2 of your fund's partnership agreement provides that the vote of limited partners representing greater than 50% of the outstanding units is required to approve a sale or disposition, at one time, of "all or substantially all" of the assets of the fund, which is defined by the partnership agreement to be a transaction or series of transactions resulting in the transfer of either
(a) 66 2/3% or more of the net book value of your fund's properties as of the end of the most recently completed calendar quarter, or (b) 66 2/3% or more in number of the properties owned by the fund. Because the consolidation of your fund may be deemed to be a sale of "all or substantially all" of the assets of the fund within the meaning of the partnership agreement, it may not be consummated without the approval of limited partners representing greater than 50% of the outstanding units.

CONSEQUENCE OF FAILURE TO APPROVE THE CONSOLIDATION

         If the limited partners of your fund representing greater than 50% of the outstanding units do not vote "For" the consolidation, the consolidation may not be consummated under the terms of the partnership agreement. In such event, your managing general partner plans to continue to operate your fund as a going concern and to eventually dispose of your fund's properties if, in your managing general partner's opinion, market conditions permit, as contemplated by the terms of the partnership agreement.

SOLICITATION OF VOTE IN FAVOR OF THE CONSOLIDATION

         Through the consent solicitation accompanying this supplement, we are asking you, the limited partners of the fund, to vote on whether to approve the consolidation. As discussed above, limited partners holding in excess of 50% of the outstanding units in the fund must vote "For" the consolidation on the enclosed consent form in order for the fund to be included in the consolidation. For the reasons set forth in the accompanying consent solicitation, your managing general partner believes that the terms of the consolidation provide substantial benefits and are fair to you and recommends that you vote "For" approval of the consolidation. Before deciding how to vote on the consolidation, you should read this supplement, the consent solicitation and the accompanying materials in their entirety.


                     AMENDMENTS TO THE PARTNERSHIP AGREEMENT

         Two amendments to the partnership agreement of the fund are necessary in connection with the consummation of the consolidation. The amendments are attached to this supplement as Appendix C.

         First, the partnership agreement currently prohibits a sale of properties to the general partners or their affiliates. Accordingly, consent of the limited partners is being sought for an amendment to the partnership agreement that permits such a transfer in connection with the consolidation.

         Second, the partnership agreement does not contain a provision addressing mergers. Under Missouri law, a merger with a corporation, like American Spectrum, requires the consent of all of the partners, unless the partnership agreement otherwise provides. The proposed amendment permits the merger in connection with the consolidation if

         1056

the managing general partner and the limited partners holding a majority of the units consent. The managing general partner believes that there will be reduced transaction costs to the fund if the consolidation is consummated through a merger rather than a sale of assets.

         Accordingly, the managing general partner recommends that limited partners vote to approve the amendments. The consent of limited partners holding the majority of the outstanding units is required to amend the partnership agreement. In addition to voting for the consolidation, limited partners must vote "For" the amendments to allow the consummation of the consolidation.


                                VOTING PROCEDURES

         The consent solicitation, this supplement, the accompanying transmittal letter, the power of attorney and the limited partner consent constitute the solicitation materials being distributed to you and the other limited partners to obtain your votes "For" or "Against" the consolidation of your fund by American Spectrum. Please note that we refer, collectively, to the power of attorney and limited partner consent as the consent form.

         In order for your fund to be consolidated into American Spectrum, the limited partners holding greater than 50% of the outstanding units of your fund must approve the consolidation and the amendments to the partnership agreement. Your fund will be consolidated into American Spectrum through a merger with American Spectrum in the manner described in the consent solicitation. A copy of the Agreement and Plan of Merger dated________, 2000, by and between American Spectrum and your fund is attached hereto as Appendix B. We encourage you to read it.

         If you vote "For" the consolidation, you will be effectively voting against the alternatives to the consolidation. If the consolidation is not approved [insert plans for fund].

         You should complete and return the consent form before the expiration of the solicitation period which is the time period during which limited partners may vote "For" or "Against" the consolidation (the "Solicitation Period"). The Solicitation Period will commence upon delivery of the solicitation materials to you (on or about __________, 2000), and will continue until the later of (a) __________, 2000 (a date not less than 60 calendar days from the initial delivery of the solicitation materials), or (b) such later date as we may select and as to which we give you notice. At our discretion, we may elect to extend the Solicitation Period. We reserve the right to extend the Solicitation Period even if a quorum has been obtained pursuant to your fund's partnership agreement. Under no circumstances will the Solicitation Period be extended beyond _________ __, 2000. Any consent form received by [ ], which was hired by us to tabulate your votes, prior to [ ] [p.m.] [Eastern] time on the last day of the Solicitation Period will be effective provided that such consent has been properly completed and signed. If you do not return a signed consent form by the end of the Solicitation Period, it will have the same effect as having voted "Against" the consolidation and you will receive American Spectrum shares if your fund approves the consolidation. If you submit a properly signed consent form but do not indicate how you wish to vote, you will be counted as having voted "For" the consolidation and will receive American Spectrum shares if your fund approves the consolidation. You may withdraw or revoke your consent form at any time in writing before consents from limited partners equal to more than 50% of the required vote are received by your fund.

         A copy of the consent form, on blue paper, accompanies each of the supplements that you received in the mail with the consent solicitation. The consent form consists of two parts. Part A seeks your consent to American Spectrum's consolidation with your fund and certain related matters. The exact matters which a vote in favor of the consolidation will be deemed to approve are described above under "Required Vote." If you return a signed consent form but fail to indicate whether you are voting "For" or "Against" any matter, you will be deemed to have voted "For" such matter.

         Part B of the consent form is a power of attorney, which must be signed separately. The power of attorney appoints ____________ and _____________ as your attorneys-in-fact for the purpose of executing all other documents and instruments advisable or necessary to complete the consolidation. The power of attorney is intended solely to ease the administrative burden of completing the consolidation without requiring your signatures on multiple documents.

         1057

                        FEDERAL INCOME TAX CONSIDERATIONS

         Tax matters are very complicated, and the tax consequences of the consolidation to you will depend on the facts of your own situation. We urge you to consult your tax advisor for a full understanding of the tax consequences of the consolidation to you.

CERTAIN TAX DIFFERENCES BETWEEN THE OWNERSHIP OF UNITS AND AMERICAN SPECTRUM SHARES

         If your fund is acquired by American Spectrum you will receive American Spectrum shares unless you elect the notes option, in which case you will receive notes.

         If your fund is acquired by American Spectrum and you receive American Spectrum shares, your ownership of American Spectrum shares will affect the character and amount of income reportable by you in the future. Because each of the funds is a partnership for federal income tax purposes, it is not subject to taxation. Currently, as the owner of units, you must take into account your distributive share of all income, loss and separately stated partnership items, regardless of the amount of any distributions of cash to you. Your fund supplies that information to you annually on a Schedule K-1. The character of the income that you recognize depends upon the assets and activities of your fund and may, in some circumstances, be treated as income which may be offset by any losses you may have from passive activities.

         In contrast to your treatment as a limited partner, if your fund is acquired by American Spectrum and you receive American Spectrum shares, as a stockholder of American Spectrum you will be taxed based on the amount of distributions you receive from American Spectrum. Each year American Spectrum will send you a Form 1099-DIV reporting the amount of taxable and nontaxable distributions paid to you during the preceding year. The taxable portion of these distributions depends on the amount of American Spectrum's earnings and profits. Because the consolidation may be a partially taxable transaction, American Spectrum's tax basis in the acquired properties may be higher than the fund's tax basis had been in the same properties. At the same time, however, American Spectrum may be required to utilize a slower method of depreciation with respect to certain properties than that used by the fund. As a result, American Spectrum's tax depreciation from the acquired properties may differ from the fund's tax depreciation. Accordingly, under certain circumstances, even if American Spectrum were to make the same level of distributions as your fund, a different portion of the distributions could constitute taxable income to you. In addition, the character of this income to you as a stockholder of American Spectrum does not depend on its character to American Spectrum. The income will generally be ordinary dividend income to you and will be classified as portfolio income under the passive loss rules, except with respect to capital gains dividends, discussed below. Furthermore, if American Spectrum incurs a taxable loss, the loss will not be passed through to you.

TAX CONSEQUENCES OF THE CONSOLIDATION

         Tax Consequences of Your Fund's Transfer of Assets to American Spectrum. If your fund is acquired by American Spectrum, your fund will merge with American Spectrum, the Operations Partner or a subsidiary of the Operating Partnership. For federal income tax purposes, American Spectrum intends to take the position that the merger of American Spectrum and your fund will be treated as a transfer of assets of your fund to American Spectrum in exchange for shares and a subsequent distribution in liquidation of such shares. Consistent with this position, for those limited partners who elect the notes option, the transaction will be viewed as a sale of their interest in your fund to American Spectrum.

         Tax Consequences to Limited Partners Who Receive Shares. The fund intends to report the consolidation on the basis that it qualifies for non-recognition treatment under Section 351 of the Code. In general, under
Section 351(a) of the Code, no gain or loss is recognized if: (i) property is transferred to a corporation by one or more individuals or entities in exchange for the stock of that corporation; and (ii) immediately after the exchange, such individuals or entities are in control of American Spectrum. For purposes of section 351(a), control is defined as the ownership of stock possessing at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of all other classes of stock of the corporation. American Spectrum has represented to Proskauer Rose LLP that, following the consolidation, the partners of the funds together with other qualified contributors, will own stock possessing at least 80% of the total combined voting power of all classes of American Spectrum stock entitled to vote and at least 80% of the total number of shares of all other classes of the corporation. In addition, Section 351(e) of the Code and Treasury Regulations promulgated thereunder prevent transfers to investment companies, including a REIT, that directly or indirectly result in diversification of the transferors' interest

         1058

from qualifying under Section 351 of the Code. American Spectrum and your fund intend to take the position that Section 351(e) of the Code will not prevent the consolidation from qualifying for non-recognition treatment under Section 351 of the Code. American Spectrum and your fund intend to take the position that given the length of time until the contemplated REIT election as well as the uncertainty as to whether such election will be made, your fund will not recognize gain upon the transfer of assets to American Spectrum. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails your fund will recognize additional gain. Such gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain. Proskauer Rose LLP is not opining as to whether gain will be recognized by your or any other fund in the consolidation.

         In general, gains or losses realized with respect to transfers of non-dealer real estate in the consolidation are likely to be treated as realized from the sale of a "section 1231 asset" (i.e., real property and depreciable assets used in a trade or business and held for more than one year). Your share of gains or losses from the sale of section 1231 assets of your fund would be combined with any other section 1231 gains and losses that you recognize in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, it is characterized as a capital gain, except that the gain will be treated as ordinary income to the extent that you have "nonrecaptured section 1231 losses." For these purposes, the term "non-recaptured section 1231 losses" means your aggregate section 1231 losses for the five most recent prior years that have not been previously recaptured. However, gain recognized on the sale of personal property will be taxed as ordinary income to the extent of all prior depreciation deductions taken by your fund prior to sale. In general, you may only use up to $3,000 of capital losses in excess of capital gains to offset ordinary income in any taxable year. Any excess loss is carried forward to future years subject to the same limitations.

         Tax Consequences to Limited Partners Who Receive Notes. If your fund is acquired by American Spectrum and you elect the notes option, you will recognize gain on the sale of your interests. Your gain will be equal to the amount by which the principal of the notes received exceeds the basis of your interest in your fund, adjusted for your share of liabilities. Note recipients may be able to report income based on the installment method which permits the payment of tax as the principal amount is paid on notes held. See "Tax Consequences of the Liquidation and Termination of your Fund."

         In general, gains or losses realized with respect to transfers of non-dealer real estate in the consolidation are likely to be treated as realized from the sale of a "section 1231 asset" (i.e., real property and depreciable assets used in a trade or business and held for more than one year). Your share of gains or losses from the sale of section 1231 assets of your fund would be combined with any other section 1231 gains and losses that you recognize in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, it is characterized as a capital gain, except that the gain will be treated as ordinary income to the extent that you have "nonrecaptured section 1231 losses." For these purposes, the term "non-recaptured section 1231 losses" means your aggregate section 1231 losses for the five most recent prior years that have not been previously recaptured. However, gain recognized on the sale of personal property will be taxed as ordinary income to the extent of all prior depreciation deductions taken by your fund prior to sale. In general, you may only use up to $3,000 of capital losses in excess of capital gains to offset ordinary income in any taxable year. Any excess loss is carried forward to future years subject to the same limitations.

         Tax Consequences of the Liquidation and Termination of Your Fund. If you elect to receive shares in the consolidation your fund should be deemed to have sold its assets to American Spectrum for shares followed by a distribution in liquidation of the shares to limited partners including you. If you elect the notes option the transaction should be deemed the sale of your interests in your fund to American Spectrum for notes. In either case the taxable year of your fund will end at such time, and you must report, in your taxable year that includes the date of the consolidation, your share of all income, gain, loss, deduction and credit for your fund through the date of the consolidation (including your gain, if any, resulting from the consolidation described above).

         If you receive American Spectrum shares in the distribution your fund should not recognize gain. See "Tax Consequences to Limited Partners who Receive Shares."

         Immediately before the distribution of shares by your fund to you, the basis of the shares in the hands of your fund will equal the basis of the assets transferred to American Spectrum reduced by the debt assumed by American Spectrum and increased by the gain recognized by your fund. Such gain, if any, will be allocated to the Partners and will increase their basis in their partnership interest. Following the distribution in liquidation of shares by your fund

         1059

to you, your basis in the American Spectrum shares will equal the adjusted basis of your partnership interest in your fund.

         If you elect the notes option, you will have gain at the time of your sale of your interests in your fund. However, you may be able to report income from the Notes based upon the installment method which permits you to pay tax as the principal amount is paid on your Notes. See "Tax Consequences to Limited Partners Who Receive Notes." Your basis in the Notes received in the distribution will be the same as your basis in your units, after adjustment for your distributive share of income, gain, loss, deduction and credit for the final taxable year of your fund, plus any gain recognized in the distribution.

         Tax Consequences to Tax Exempt Investors. Because the assets of your fund are held for investment and not for resale, the consolidation will not result in the recognition of material unrelated business taxable income by you if you are a tax-exempt investor that does not hold units either as a "dealer" or as debt-financed property within the meaning of section 514, and you are not an organization described in section 501(c)(7) (social clubs), section 501(c)(9) (voluntary employees' beneficiary associations), section 501(c)(17) (supplemental unemployment benefit trusts) or section 501(c)(20) (qualified group legal services plans) of the Code. If you are included in one of the four classes of exempt organizations noted in the previous sentence, you may recognize and be taxed on gain or loss on the consolidation. In addition, the consolidation may result in the recognition by tax-exempt partners (excluding educational organizations, qualified pension, profit-sharing and stock bonus plans and certain closely held real property holding companies) of material unrelated business taxable income to the extent the properties owned by the funds are encumbered by debt.

         Tax Consequences of the Consolidation to American Spectrum. American Spectrum should not recognize gain or loss as a result of the consolidation. The basis of the properties received by American Spectrum from the funds that are acquired by American Spectrum will equal such fund's basis in the assets on the date of the consolidation increased by any gain recognized by the fund as a result of the consolidation.

         The aggregate basis of American Spectrum's assets will be allocated among such assets in accordance with their relative fair market values as described in section 1060 of the Code. As a result, American Spectrum's basis in each acquired property will differ from the fund's basis therein, and the properties will be subject to different depreciable periods and methods as a result of the consolidation. These factors could result in an overall change, following the consolidation, in the depreciation deductions attributable to the properties acquired from the funds.

         1060

                                   APPENDIX A

         1061

                                                                      Appendix A




                             DRAFT FORM OF OPINION


Sierra Pacific Development Fund
Sierra Pacific Development Fund II
Sierra Pacific Development Fund III
Sierra Pacific Institutional Properties V
Sierra Pacific Pension Investors '84
Nooney Income Fund Ltd., L.P.
Nooney Income Fund Ltd. II, L.P.
Nooney Real Property Investors - Two, L.P.
2424 S.E. Bristol Street
Newport Beach, CA 92618

Gentlemen:

         You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide an opinion to Sierra Pacific Development Fund, Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Institutional Properties V, Sierra Pacific Pension Investors '84, Nooney Income Fund Ltd., L.P., Nooney Income Fund Ltd. II, L.P., and Nooney Real Property Investors-Two, L.P. (the "Funds") as to the fairness from a financial point of view to the limited partners of the Funds (the "Limited Partners") of certain allocations of shares (the "Shares") which would be effective following the approval by the Funds of a proposed consolidation (the "Consolidation"). The proposed Consolidation would involve the merger of the Funds, certain real properties (the "Affiliates Properties") and other net assets owned by affiliates of the Funds' General Partners (the "Affiliated Entities"), and the portion of CGS Real Estate Company's management business which provides property management to the Funds and the Affiliates' Properties (the "CGS Management Company") into American Spectrum Realty, Inc., a newly organized Maryland corporation (the "Company"), and the issuance of the Shares of the Company to the participants in the Consolidation.

         We have been advised by the General Partners and the Funds that (i) 6,936,035 or 3,841,062 Shares will be issued in the Consolidation assuming Maximum or Minimum Participation as defined below, and that such Shares will be allocated to the Funds as summarized on Exhibit I hereto, subject to certain closing adjustments; and (ii) each Limited Partner may elect to receive Notes (the "Notes") based on the estimated liquidation value of such Limited Partner's Fund as determined by the Fund's General Partner.

         We have been further advised that in lieu of receiving Shares in the Consolidation, certain owners of the Affiliated Entities or the CGS Management Company may choose to receive a portion of such Shares in the form of units (the "Units") in an operating partnership which will be a subsidiary of the Company. We have been advised that each Unit will receive dividends equal to the

         1062

dividend paid on each Share and will be convertible to Shares on a one-for-one basis after a restriction period of twelve months.

         Stanger, founded in 1978, provides information, research, investment banking and consulting services to clients throughout the United States, including major New York Stock Exchange member firms and insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

         Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, and reorganizations and for estate, tax, corporate and other purposes. In particular, Stanger's valuation practice principally involves real estate investment trusts, partnerships, partnership securities and assets typically owned through partnerships including, but not limited to, real estate, mortgages secured by real estate, oil and gas reserves, cable television systems, and equipment leasing assets.

         In arriving at the opinion set forth below, we have:

o performed appraisals of each Fund's portfolio and the Affiliates' Properties' portfolio of real properties as of March 31, 2000;

o reviewed a draft of the Consent Solicitation Statement/Prospectus in substantially the form which will be filed with the Securities & Exchange Commission (the "SEC") and provided to Limited Partners by the Funds and the Company;

o reviewed the financial statements of the Funds contained in Forms 10-K filed with the SEC for the Funds' 1997, 1998 and 1999 fiscal years (or for the fiscal years ended November 30, 1997, 1998 and 1999 for Nooney Real Property Investors Two LP, which reports on a different fiscal year) and Forms 10-Q filed with the SEC for the quarter ended June 30, 2000 (quarter ended May 31, 2000 for Nooney Real Property Investors Two LP);

o reviewed operating and financial information (including property level financial data) relating to the business, financial condition and results of operations of the Funds, the Affiliates' Properties and the CGS Management Company;

o reviewed the CGS predecessor's audited financial statements for the fiscal year ended December 31, 1999, interim financial statements prepared by management for the six-months ending June 30, 2000, and pro forma financial statements and pro forma schedules prepared by management;

         1063

o reviewed information regarding purchases and sales of properties by the CGS Management Company, the Funds or any affiliated entities during the prior year and other information available relating to acquisition criteria for similar properties to those owned by the Funds and the Affiliated Entities;

o conducted discussions with management of the Funds and the Affiliated Entities regarding the conditions in property markets, conditions in the market for sales or acquisitions of properties similar to those owned by the Funds and the Affiliated Entities, current and projected operations and performance, financial condition, and future prospects of the properties, the Funds and the CGS Management Company;

o reviewed certain information relating to selected real estate management companies and/or transactions involving such companies;

o reviewed the methodology utilized by the General Partners to determine the allocation of Shares between the Funds, and the CGS Management Company and the Affiliated Entities, and among the Funds, in connection with the Consolidation; and

o conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

         The General Partners of the Funds requested that Stanger opine as to the fairness, from a financial point of view, of the allocation of the Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds assuming that all Limited Partners elect to receive Shares, and that either all Funds, elect to participate in the Consolidation (the "Maximum Participation Scenario") or the minimum number of Funds, as defined below, participate in the Consolidation (the "Minimum Participation Scenario"). The Minimum Participation Scenario assumes the consolidation of Sierra Pacific Development Fund, Sierra Pacific Development Fund II, Sierra Pacific Institutional Properties V and Nooney Real Property Investors Two.

         To evaluate the fairness, from a financial point of view, of the allocation of Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds, we observed that the exchange values (the "Exchange Values") assigned to the Funds, the Affiliates' Properties, and the CGS Management Company were determined by the General Partners based on (i) independent appraisals provided by Stanger of the estimated value of each real estate portfolio as of March 31, 2000; (ii) valuations made by the General Partners of other assets and liabilities of each Fund as of June 30, 2000 to be contributed in the Consolidation; (iii) valuations made by the General Partners of the Affiliated Entities' other assets and liabilities as of June 30, 2000 to be contributed in the Consolidation; (iv) the estimated value of the CGS Management Company as of June 30, 2000, including the valuation of any assets and liabilities to be contributed by the CGS Management Company in the Consolidation as of June 30,

         1064

2000; and (v) adjustments made by the General Partners to the foregoing values to reflect the estimated costs of the Consolidation to be allocated among the Funds, the Affiliated Entities and the CGS Management Company. We also observed that the General Partners intend to make such pre-consolidation cash distributions to Limited Partners in each Fund as may be necessary to cause the relative Exchange Values of the Funds, the Affiliated Entities and the CGS Management Company, and among the Funds, as of the closing date to be substantially equivalent to the relative estimated Exchange Values as shown in the Consent Solicitation Statement/Prospectus.

         Relying on these Exchange Values, we observed that the allocation of Shares offered to each Fund, the Affiliated Entities and the CGS Management Company reflects the net asset value contributed to the Company by each Fund, the Affiliated Entities and the CGS Management Company after deducting estimated real estate transfer taxes and a pro rata share of the costs associated with the Consolidation.

         In rendering this opinion, we relied, without independent verification, on the accuracy and completeness of all financial and other information contained in the Consent Solicitation Statement/Prospectus or that was otherwise publicly available or furnished or otherwise communicated to us. We have not made an independent evaluation or appraisal of the CGS Management Company or of the non-real estate assets and liabilities of the Funds, the Affiliated Entities, or the CGS Management Company. We relied upon the General Partners' balance sheet value determinations for the Funds, the Affiliated Entities and the CGS Management Company and the adjustments made by the General Partners to the real estate portfolio appraisals to arrive at the Exchange Values. We also relied upon the assurance of the Funds, the General Partners, the Affiliated Entities, the CGS Management Company and the Company that the calculations made to determine allocations between joint venture participants and within each of the Funds between the General Partners and Limited Partners are consistent with the provisions of the joint venture agreements and each Fund's limited partnership agreement, that any financial projections, pro forma statements, budgets, value estimates or adjustments provided to us were reasonably prepared or adjusted on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments, that no material changes have occurred in the Funds', the Affiliated Entities' or the CGS Management Company's business, asset or liability values subsequent to the valuation dates cited above, or in the real estate portfolio values subsequent to March 31, 2000, which are not reflected in the Exchange Values, and that the Funds, the General Partners, the CGS Management Company, the Affiliated Entities, and the Company are not aware of any information or facts regarding the Funds, the Affiliated Entities, the CGS Management Company or the real estate portfolios that would cause the information supplied to us to be incomplete or misleading.

         We were not asked to and therefore did not: (i) select the method of determining the allocation of Shares or Notes or establish the allocations;
(ii) make any recommendations to the Limited Partners, the General Partners or the Funds with respect to whether to approve or reject the Consolidation or whether to select the Shares or the Notes offered in the Consolidation; (iii) perform an analysis or express any opinion with respect to any combination of Fund participation other than

         1065

those noted above and whether or not any specified combination will result from the Consolidation; (iv) express any opinion as to: (a) the impact of the Consolidation with respect to combinations of participating Funds other than those specifically identified herein; (b) the tax consequences of the Consolidation for Limited Partners, the General Partners, the Funds, the Affiliated Entities or the Company; (c) the potential impact of any preferential return to holders of Notes on the cash flow received from, or the market value of, Shares of the Company received by the Limited Partners; (d) the potential capital structure of the Company or its impact on the financial performance of the Shares or the Notes; (e) the potential impact on the fairness of the allocations of any subsequently discovered environmental or contingent liabilities; (f) the terms of employment agreements or other compensation between the Company and its officers, including the officers of the CGS Management Company; or (g) whether or not alternative methods of determining the relative amounts of Shares and Notes to be issued would have also provided fair results or results substantially similar to those of the allocation methodology used.

         Further, we have not expressed any opinion as to (a) the fairness of any terms of the Consolidation (other than the fairness of the allocations for the combinations of Funds as described above) or the amounts or allocations of Consolidation costs, including estimated transfer taxes, or the amounts of Consolidation costs borne by the Limited Partners at various levels of participation in the Consolidation; (b) the relative value of the Shares and Notes to be issued in the Consolidation; (c) the impact, if any, on the trading price of the Shares resulting from the decision of Limited Partners to select Notes or the Shares or liquidate such Shares in the market following consummation of the Consolidation; (d) the prices at which the Shares or Notes may trade following the Consolidation or the trading value of the Shares or Notes to be received compared with the current fair market value of the Funds' portfolios and other assets if liquidated; (e) the ownership percentage of the Company held by certain individuals affiliated with CGS as a result of the Consolidation and the potential impact of such ownership on the voting decisions or value of the Company; (f) the ability of the Company to qualify as a real estate investment trust; (g) alternatives to the Consolidation; and (h) any other terms of the Consolidation other than the allocations described above.

         Based upon and subject to the foregoing, it is our opinion that the allocation of the Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds pursuant to the Consolidation assuming the participation scenarios cited herein is fair to the Limited Partners of the Funds from a financial point of view.

         The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. We have advised the Funds and the General Partners that our entire analysis must be considered as a whole and that selecting portions of analyses and the factors considered, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying this opinion. Our opinion is based on business, economic, real estate market, and other conditions as they existed and could be evaluated as of the date of our analysis and addresses the Consolidation in the context of information available as of the date of our analysis. Events occurring after that date could affect the value of the assets of the Funds, the

         1066

Affiliates' Properties or the CGS Management Company or the assumptions used in preparing the opinion.

Very truly yours,



Robert A. Stanger & Co., Inc.
Shrewsbury, New Jersey
__________, 2000

         1067

                                                                      EXHIBIT I



                              ALLOCATION OF SHARES

                                                                 SHARES(1)
                                                                 ---------

Sierra Pacific Development Fund                                    408,338
-----------------------------------------------------------      ---------
Sierra Pacific Development Fund II                                 803,077
-----------------------------------------------------------      ---------
Sierra Pacific Development Fund III                                 19,910
-----------------------------------------------------------      ---------
Sierra Pacific Institutional Properties V                          276,735
-----------------------------------------------------------      ---------
Sierra Pacific Pension Investors '84                             1,326,703
-----------------------------------------------------------      ---------
Nooney Income Fund Ltd., L.P.                                      699,267
-----------------------------------------------------------      ---------
Nooney Income Fund Ltd. II, L.P.                                 1,049,093
-----------------------------------------------------------      ---------
Nooney Real Property Investors Two, L.P.                           537,610
-----------------------------------------------------------      ---------
Affiliated Entities                                              1,772,465
-----------------------------------------------------------      ---------
CGS Management Company                                              42,837
-----------------------------------------------------------      ---------

--------
1 Assumes all Limited Partners elect to receive Shares. Certain owners of the Affiliates' Properties and the CGS Management Company may elect to receive a portion of the Shares in the form of restricted Units in the Company's subsidiary operating partnership.

         1068

                                   APPENDIX B

                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger (this "Agreement") is entered into as of this _____ day of ____ 2000, by and between American Spectrum Realty, Inc., a Maryland corporation (the "Company" or "American Spectrum") and Nooney Real Property Investors-Two, L.P. (the "Merging Entity").

                                    RECITALS:

         WHEREAS, the American Spectrum and the Merging Entity (the "Parties," and individually, a "Party") hereto desire to merge the Merging Entity with and into American Spectrum, pursuant to the Maryland General Corporation Law (the "Maryland GCL"), and Missouri, with American Spectrum being the surviving entity (the "Merger") as set forth in the registration statement of the Company on Form S-4, No. 33-_______ including all amendments thereto (the "Registration Statement"), filed with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), of which the Prospectus/Consent Solicitation Statement of the Company (the "Prospectus/Consent Solicitation Statement") is a part; and

         WHEREAS, American Spectrum and the Merging Entity have received a fairness opinion (the "Fairness Opinion") from Robert A. Stanger & Co., Inc. ("Stanger"), an independent financial advisor that the allocation of the American Spectrum Common Shares (i) between the Funds, as a group, and the CGS Affiliates, including the CGS Management Company, and (ii) among the Funds, is fair to the Limited Partners of the Merging Entity from a financial point of view; and

         WHEREAS, the Company's Articles of Incorporation and Bylaws permit, and resolutions adopted by the Company's board of directors authorize, this Agreement and the consummation of the Merger; and

         WHEREAS, the Parties hereto anticipate that the Merger will further certain of their business objectives.

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         As used in this Agreement, the following terms shall have the respective meanings set forth below:

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

         "Affiliates' Properties" means properties held or controlled by affiliates of CGS and which will be owned by American Spectrum immediately following the consummation of the Merger.

         1069

         "Agreement" means this Agreement, as amended from time to time.

         "American Spectrum" has the meaning set forth in the preface above.

         "American Spectrum Certificate of Merger" has the meaning set forth in
Section 2.2 below.

         "American Spectrum Common Shares" shall mean the shares of common stock, $.01 par value, of American Spectrum.

         "American Spectrum Preferred Shares" has the meaning set forth in
Section 6.2 below.

         "Business Combination" has the meaning set forth in Section 4.1 below.

         "CGS" means CGS Real Estate Company, Inc.

         "CGS Affiliates" means CGS and its affiliates.

         "CGS Management Company" means the portion of CGS's property management business which manages the properties of the Funds and the Affiliated Entities.

         "Closing" has the meaning set forth in Section 2.3 below.

         "Closing Date" has the meaning set forth in Section 2.3 below.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Effective Time" has the meaning set forth in Section 2.2 below.

         "Fairness Opinion" has the meaning set forth in the second paragraph of the Recitals above.

         "Funds" means Sierra Pacific Development Fund I, Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Institution Properties V, Sierra Pacific Pension Investors `84, Nooney Income Fund Ltd., L.P., Nooney Income Fund Ltd. II, L.P. and Nooney Real Property Investors-Two, L.P.

         "Limited Partner" means a limited partner of the Merging Entity.

         Limited Partnership Units has the meaning set forth in Section 2.1 below.

         "Managing General Partner" means the managing general partner of the Merging Entity.

         "Maryland GCL" has the meaning set forth in the first paragraph of the Recitals above.

         "Material Adverse Effect" means, as to any Party, a material adverse effect on the business, properties, operations or condition (financial or otherwise) which is not related to any industry-wide change in the economy or market or other conditions affecting all businesses in the industry of the Party to which the term is applied.

         1070

         "Merger" has the meaning set forth in the first paragraph of the Recitals above.

         "Merging Entity" has the meaning set forth in the preface above.

         "Merging Entity's Certificate of Merger" has the meaning set forth in
Section 2.2 below.

         "Note Option" has the meaning set forth in paragraph 4.1 below.

         "Notes" has the meaning set forth in paragraph 4.2 below.

         "Party" or "Parties" has the meaning set forth in the preface above.

         "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization, a governmental entity (or any department, agency, or political subdivision thereof) or other entity.

         "Prospectus/Consent Solicitation Statement" has the meaning set forth in the first paragraph of the Recitals above.

         "Registration Statement" has the meaning set forth in the first paragraph of the Recitals above.

         "SEC" has the meaning set forth in the first paragraph of the Recitals above.

         "Securities Act" has the meaning set forth in the first paragraph of the Recitals above.

         "Share Consideration" has the meaning set forth in Section 4.1.

         "Stanger" has the meaning set forth in the second paragraph of the Recitals above.

         "Surviving Corporation" has the meaning set forth in Section 2.1 below.

         "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp occupation, premium, windfall profits, environmental (including taxes under Code (S) 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         1071

                                   ARTICLE II
                         MERGER; EFFECTIVE TIME; CLOSING

         2.1 Merger. Subject to the terms and conditions of this Agreement, the Maryland GCL and the Missouri Revised Limited Partnership Act, at the Effective Time, the Merging Entity and American Spectrum shall consummate the Merger in which (i) the Merging Entity shall be merged with and into American Spectrum and the separate existence of the Merging Entity shall cease to exist,
(ii) American Spectrum shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of Maryland and (iii) the properties, other assets and liabilities of the Merging Entity will be deemed to have been transferred to American Spectrum. The corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation." The Merger shall have the effects set forth in the Maryland GCL and the Missouri Revised Limited Partnership Act. Pursuant to the Merger, American Spectrum will issue American Spectrum Common Shares or, in certain circumstances, as set forth in
Section 4.2 below, Notes in exchange for limited partnership units, of the Merging Entity (the "Limited Partnership Units").

         2.2 Effective Time. On the Closing Date, subject to the terms and conditions of this Agreement, the Merging Entity and American Spectrum shall (i) cause to be executed (A) a certificate of merger in the form required by the Maryland GCL (the "American Spectrum Certificate of Merger") and (B) a certificate of merger in the form required by the Missouri Revised Limited Partnership Act (the "Merging Entity's Certificate of Merger"), and (ii) cause the American Spectrum Certificate of Merger to be filed with the Maryland Department of Assessments and Taxation as provided in the Maryland GCL and the Merging Entity's Certificate of Merger to be filed with the Missouri Secretary of State. The Merger shall become effective at (i) such time as the American Spectrum Certificate of Merger has been duly filed with the Maryland Department of Assessments and Taxation or (ii) such other time as is agreed upon by the Merging Entity and American Spectrum and specified in the Merging Entity's Certificate of Merger and the American Spectrum Certificate of Merger. Such time is hereinafter referred to as the "Effective Time."

         2.3 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of _____________________, commencing at 9:00 a.m. local time on such date as within five (5) business dates following the fulfillment or waiver of the conditions set forth in Article IX (other than conditions which by their nature are intended to be fulfilled at the Closing) or at such other place or time or on such other date as the Managing General Partner of the Merging Entity and American Spectrum may agree or as may be necessary to permit the fulfillment or waiver of the conditions set forth in Article IX (the "Closing Date"), but in no event later than __________.


                                   ARTICLE III
                  NAME; ARTICLES OF INCORPORATION; BY-LAWS; AND
                 DIRECTORS AND OFFICERS OF SURVIVING CORPORATION

         3.1 Name. The Name of the surviving corporation shall be American Spectrum Realty, Inc.

         3.2 Articles of Incorporation. The articles of incorporation of American Spectrum, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided therein.

         1072

         3.3 By-Laws. The by-laws of American Spectrum, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation.

         3.4 Directors and Officers. The directors and officers of American Spectrum immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation from and after the Effective Time until their successors have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and by- laws of the Surviving Corporation.

                                   ARTICLE IV
                                  CONSIDERATION

         4.1 Share Consideration. (a) At the Closing, the Limited Partners other than those Limited Partners who vote against the Merger and affirmatively elect to receive notes (the "Note Option") will be allocated American Spectrum Common Shares (the "Share Consideration") in accordance with the final Prospectus/Consent Solicitation Statement included in the Registration Statement.

         (b) Prior to the Effective Time, if American Spectrum splits or combines American Spectrum Common Shares, or pays a stock dividend or other stock distribution in American Spectrum Common Shares, or in rights or securities exchangeable or convertible into or exercisable for American Spectrum Common Shares, or otherwise changes the American Spectrum Common Shares into, or exchanges the American Spectrum Common Shares for, any other securities (whether pursuant to or as part of a merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation of American Spectrum as a result of which American Spectrum stockholders receive cash, stock, or other property in exchange for, or in connection with, their American Spectrum Common Shares (a "Business Combination") or otherwise)), then the American Spectrum Common Shares to be received by the Limited Partners of the Merging Entity will be appropriately adjusted to reflect such event.

         (c) At the Effective Time, by virtue of the Merger and without any action by holders thereof, all of the American Spectrum Common Shares issued and outstanding prior to the Effective Time shall remain issued and outstanding.

         4.2 Note Consideration. Notwithstanding Section 4.1 above and subject to the limitations described herein, those Limited Partners who, in connection with the Merger, affirmatively elect the Note Option shall receive notes (the "Notes"). The principal amount of the Notes will be determined in accordance with the final Prospectus/Consent Solicitation Statement. In the event that any of the Limited Partners elect the Note Option, the number of American Spectrum Common Shares allocated to the Merging Entity will be reduced in accordance with the final Prospectus/Consent Solicitation Statement.

         4.3 Fractional American Spectrum Common Shares. No certificates representing fractional American Spectrum Common Shares shall be issued. Each Limited Partner who would otherwise be entitled to a fractional American Spectrum Common Shares will receive one American Spectrum Common Share for each fractional interest representing 50% or more of one American Spectrum Common Share. No American Spectrum Common Shares will be issued for a fractional interest representing less than 50% of an American Spectrum Common Share.

         1073

         4.4 Issuance of Shares. American Spectrum shall designate an exchange agent (the "Exchange Agent") to act as such in connection with the issuance of certificates representing the American Spectrum Common Shares pursuant to this Agreement.

                                    ARTICLE V
               REPRESENTATIONS AND WARRANTIES OF AMERICAN SPECTRUM

         American Spectrum represents and warrants to the Limited Partners and the Merging Entity that the statements contained in this Article V are correct and complete as of the date hereof:

         5.1 Organization, Qualification and Corporate Power. American Spectrum is a corporation duly organized, validly existing, and in good standing under the laws of Maryland, as set forth in the Preface. American Spectrum is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where failure to so qualify or obtain authorization would not have a Material Adverse Effect on American Spectrum.

         5.2 Authorization for Common Stock. The Share Consideration will, when issued, be duly authorized, validly issued, fully paid and nonassessable, and no stockholder of American Spectrum will have any preemptive right or similar rights of subscription or purchase in respect thereof.

         5.3 Authorization of Transaction. American Spectrum has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by American Spectrum of this Agreement has been duly and validly authorized by the board of directors of American Spectrum. This Agreement constitutes the valid and legally binding obligation of American Spectrum, enforceable in accordance with its terms and conditions. American Spectrum is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with the federal securities laws, the Hart Scott Rodino Act, if applicable, and any applicable "Blue Sky" or state securities laws.

                                   ARTICLE VI
                    REPRESENTATIONS AND WARRANTIES CONCERNING
                               THE MERGING ENTITY

         The Merging Entity represents and warrants to American Spectrum that the statements contained in this Article VI are correct and complete as of the date hereof.

         6.1 Organization, Qualification and Corporate Power. The Merging Entity is a limited partnership duly organized, validly existing, and in good standing under the laws of Missouri, as set forth in the Preface. The Merging Entity is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where failure to so qualify or obtain authorization would not have a Material Adverse Effect on the Merging Entity.

         1074

         6.2 Authorization of Transaction. Subject to the approval of the Limited Partners, the Merging Entity has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Merging Entity, enforceable in accordance with its terms and conditions. The Merging Entity is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with federal securities laws, the Hart Scott Rodino Act, if applicable, and any applicable "Blue Sky" or state securities laws.

                                   ARTICLE VII
                              PRE-CLOSING COVENANTS

            The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

         7.1 General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article IX below).

         7.2 Notices and Consents. Each of the Parties shall give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Sections 9.1 below.

                                  ARTICLE VIII
                             POST-CLOSING COVENANTS

         The Parties agree as follows with respect to the period following the
Closing:

         8.1 General. In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party. The Merging Entity acknowledge and agree that from and after the Closing, the Surviving Corporation will be entitled to possession of all documents, books, records (including Tax records), agreements and financial data of any sort relating to the Merging Entity but will provide the Limited Partners with reasonable access to such documents, books and records upon request.

         8.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Merging Entity, the other Party will cooperate with him and his counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party.

         1075

         8.3. Share Registration. American Spectrum shall use commercially reasonable efforts to register the American Spectrum Common Shares within one year of the consummation of the Merger.

                                   ARTICLE IX
                        CONDITIONS TO OBLIGATION TO CLOSE

         9.1 Conditions to Each Party's Obligation. The respective obligations of American Spectrum, the Limited Partners and the Merging Entity to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing Date of each of the following conditions, which conditions may be waived upon the written consent of American Spectrum and the Merging Entity:

         (a) Governmental Approvals. The Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies required in connection with the consummation of the transaction contemplated hereby.

         (b) No Injunction or Proceedings. There shall not be an unfavorable injunction, judgment, order, decree, ruling, or charge would, in the reasonable judgment of American Spectrum, prevent consummation of any of the transactions contemplated by this Agreement.

         (c) No Suspension of Trading, Etc. At the Effective Time, there shall be no declaration of a banking moratorium by federal or state authorities or any suspension of payments by banks in the United States (whether mandatory or not) or of the extension of credit by lending institutions in the United States, or commencement of war or other international, armed hostility or national calamity directly or indirectly involving the United States, which war, hostility or calamity (or any material acceleration or worsening thereof), in the reasonable judgment of American Spectrum, would have a Material Adverse Effect on the Merging Entity.

         (d) Minimum Value of American Spectrum's Property. At the Effective Time, American Spectrum shall own property having an appraised value, as determined by Stanger, of not less than $200,000,000.

         (e) American Spectrum Common Shares shall have been approved for listing on notice of issuance on a national securities exchange acceptable to American Spectrum.

         9.2 Conditions to Obligation of the Merging Entity. The obligations of the Merging Entity to consummate the transactions contemplated hereby and take the actions to be performed by it in connection with the Closing are subject to satisfaction of the following conditions:

         American Spectrum shall have delivered to the Limited Partners the Share Consideration pursuant to Section 4.1.

                                    ARTICLE X

                                   TERMINATION

         1076

         10.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to its Effective Time, before or after the approval of the Limited Partners of the Merging Entity or American Spectrum, respectively, either by the mutual written consent of American Spectrum and the Merging Entity or by the mutual action of the board of directors of American Spectrum and the Managing General Partner of the Merging Entity.

         10.2 Termination by Either American Spectrum or the Merging Entity. This Agreement may be terminated and the Merger may be abandoned (a) by action of American Spectrum in the event of a failure of a condition to the obligations of American Spectrum set forth in Section 9.1 of this Agreement; (b) by the Managing General Partner or the vote of a majority in interest of the Limited Partners of the Merging Entity in the event of a failure of a condition to the obligations of the Merging Entity set forth in Section 9.1 or 9.2 of this Agreement; or (c) if a United States or federal or state court of competent jurisdiction or United States federal or state governmental agency shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, in the case of a termination pursuant to clause (a) or (b) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in said clause.

         10.3 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this
Article X, no Party hereto (or any of its directors, officers, Managing General Partners or Limited Partners) shall have any liability or further obligation to any other Party to this Agreement, except that nothing herein will relieve any Party from liability for any breach of this Agreement.

                                   ARTICLE XI
                                  MISCELLANEOUS

         11.1 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         11.2 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         11.3 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of American Spectrum and the Managing General Partner; provided, however, that American Spectrum may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases American Spectrum nonetheless shall remain responsible for the performance of all of its obligations hereunder).

         1077

         11.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         11.5 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         11.6 Notices. All notices, requests, demands, claim, or other communication hereunder shall be deemed duly given, as of the date two business days after mailing, if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to the Merging Entity:
         c/o William J. Carden
         Chief Executive Officer
         American Spectrum Realty, Inc.
         1800 East Deere Avenue
         Santa Ana, California  92705

         With copy to:

         If to American Spectrum:

         William J. Carden
         Chief Executive Officer
         American Spectrum Realty, Inc.
         1800 East Deere Avenue
         Santa Ana, California  92705

         With copy to:

         Proskauer Rose LLP
         1585 Broadway
         New York, NY  10036
         Attn:  Peter M. Fass, Esq.
         Telecopy:  (212) 969-2900

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         11.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Maryland without giving effect to any choice or conflict of law provision or

         1078

rules (whether of the State of Maryland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Maryland.

         11.8 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by American Spectrum and the Merging Entity. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         11.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         11.10 Expenses. Each of the Parties will its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, except to the extent set forth in the Prospectus/Consent Solicitation Statement.

         11.11 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warrant, and covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

         11.12 Specific Performance. Each of the Parties acknowledges that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 11.13 below), in addition to any other remedy to which they may be entitled, at law or in equity.

         11.13 Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in the State of California, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.


                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

         1079

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                    AMERICAN SPECTRUM REALTY, INC.

                                    By:
                                          Name
                                          Title


                                    NOONEY REAL PROPERTY INVESTORS-TWO, L.P.

                                    By:
                                          Name
                                          Title

         1080

                                   APPENDIX C


                                    AMENDMENT
                                       TO
                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                    NOONEY REAL PROPERTY INVESTORS TWO, L.P.


Section 5.2B of the Limited Partnership Agreement is amended to read as follows:

B. Without the Consent of the Limited Partners (subject to the provisions of Section 10.11 hereof), the General Partners shall not have the authority:

         (i) to sell or otherwise dispose of, at one time, all or substantially all of the assets of the Partnership (except for the disposition of the Partnership's final Property);

         (ii) to dissolve the Partnership (except pursuant to Section 2.4 hereof).

The General Partner shall have the authority to cause the Partnership to merge with any entity with the Consent of the Limited Partners (subject to the provisions of Section 10.11 hereof).

         For purposes of this Section 5.2B the term "substantially all" shall be deemed to mean either (i) sixty-six and two-thirds percent (66 2/3%) or more in number of the Properties then owned by the Partnership, or (ii) a Property or Properties representing sixty-six and two-thirds percent (66 2/3%) or more of the net book value of all of the Partnership's Properties as of the end of the most recently completed calendar quarter.



Section 5.2D(ii) of the Partnership Agreement is amended to read as follows:

         "(ii): Acquire or lease any properties from or sell or lease any properties to the General Partners or their Affiliates; provided that the foregoing shall not apply to the proposed merger, sale or other transfer of properties in connection with the consolidation as described in the Proxy/Consent Solicitation Statement of the
         Partnership dated [   ]."

         1081

                                TABLE OF CONTENTS

                                                            Page
                                                            ----
OVERVIEW ...........................................         S-2

RISK FACTORS .......................................         S-4

AMERICAN SPECTRUM SHARES TO BE ALLOCATED TO THE FUND        S-10

ALLOCATION OF AMERICAN SPECTRUM SHARES .............        S-11

FAIRNESS OF THE CONSOLIDATION ......................        S-14

EXPENSES OF THE CONSOLIDATION ......................        S-16

REQUIRED VOTE ......................................        S-22

AMENDMENTS TO THE PARTNERSHIP AGREEMENT ............        S-22

VOTING PROCEDURES ..................................        S-23

FEDERAL INCOME TAX CONSIDERATIONS ..................        S-25

ADDITIONAL  INFORMATION ............................        S-27

         1082


                                     Part II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Indemnification is provided for in Section 5.6 of the amended and restated articles of incorporation of the Registrant and such provisions are incorporated herein by reference.

Reference is hereby made to the caption "FIDUCIARY RESPONSIBILITY -- Directors and Officers of the Company" in the consent solicitation, which is part of this Registration Statement, for a more detailed description of indemnification and insurance arrangements between the Registrant and its officers and directors.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENTS

(a) 1. Financial Statements

      The financial statements indicated on page F-1 are filed as part of this
Report:

      Index to Financial Statements and Selected Historical Financial Data

See individual Table of Contents included with each fund's historical financial statement package

         1083


(a) 2. Schedule

Report of Independent Public Accountants on Schedule.

Schedule III - Real Estate and Accumulated Depreciation

(b)   Exhibits

Exhibit No.                             EXHIBIT
-----------    -----------------------------------------------------------------

2.1            Form of Agreement and Plan of Merger of Sierra Pacific
               Development Fund (2)

2.2            Form of Agreement and Plan of Merger of Sierra Pacific
               Development Fund II (2)

2.3 Form of Agreement and Plan of Merger of Sierra Pacific Development Fund III (2)

2.4 Form of Agreement and Plan of Merger of Sierra Pacific Institutional Properties V (2)

2.5 Form of Agreement and Plan of Merger of Sierra Pacific Pension Investors '84 (2)

2.6            Form of Agreement and Plan of Merger of Nooney Income Fund Ltd.,
               L.P. (2)

2.7            Form of Agreement and Plan of Merger of Nooney Income Fund Ltd.
               II, L.P. (2)

2.8 Form of Agreement and Plan of Merger of Nooney Real Property Investors - Two, L.P. (2)

3.1 Form of Amended and Restated Articles of Incorporation of American Spectrum Realty, Inc. (2)

3.2            Bylaws of American Spectrum Realty, Inc. (2)

4.1            Form of Stock Certificate (1)

5.1            Opinion of Maryland Counsel, Ballard, Sphahr, Andrews and
               Ingersoll LLP (1)

8.1 Form of Opinion to be delivered Proskauer Rose LLP as to Certain Tax Matters

10.1           2000 Stock Incentive Plan

10.2           Employment Agreement of William J. Carden

10.3           Employment Agreement of Harry A. Mizrahi

10.4           Employment Agreement of Thomas N. Thurber

10.5           Employment Agreement of Paul E. Perkins

10.6           Employment Agreement of Patricia A. Nooney

10.7 Agreement of Limited Partnership of American Spectrum Realty Operating Partnership, L.P.

10.8 Agreement and Plan of Merger, dated August 8, 2000 between American Spectrum and CGS Properties (Mkt./Col.), L.P. (2)

10.9 Agreement and Plan of Merger, dated August 8, 2000 between American Spectrum and Creekside/Riverside, L.L.C. (2)

         1084


10.10 Agreement and Plan of Merger, dated August 8, 2000 between American Spectrum and McDonnell Associates, L.L.C. (2)

10.11 Agreement and Plan of Merger, dated August 8, 2000 between American Spectrum and Pacific Spectrum, L.L.C. (2)

10.12 Agreement and Plan of Merger, dated August 8, 2000 between American Spectrum and Pasadena Autumn Ridge LP (2)

10.13 Agreement and Plan of Merger, dated August 8, 2000 between American Spectrum and Seventy Seven, L.L.C. (2)

10.14 Agreement and Plan of Merger, dated August 8, 2000 between American Spectrum and Villa Redondo LLC (2)

10.15 Agreement and Plan of Merger, dated August 8, 2000, between American Spectrum and Third Coast LLC (2)

10.16 Contribution Agreement, dated August 8, 2000 between American Spectrum and No.-So., Inc. (2)

10.17          Form of Restricted Stock Agreement

10.18          Form of Stock Option Agreement (Incentive Stock Options)

10.19          Form of Stock Option Agreement (Directors)

10.20          Form of Stock Option Agreement (Non-Qualified Options)

10.21          Form of Indenture Relating to Notes

10.22 Amendment to the Amended Agreement of Limited Partnership of Sierra Pacific Development Fund

10.23 Amendment to the Amended Agreement of Limited Partnership of Sierra Pacific Development Fund II

10.24 Amendment to the Amended Agreement of Limited Partnership of Sierra Pacific Development Fund III

10.25 Amendment to the Amended Agreement of Limited Partnership of Sierra Pacific Institutional Properties V

10.26 Amendment to the Amended Agreement of Limited Partnership of Sierra Pacific Pension Investors '84

10.27 Amendment to the Amended Agreement of Limited Partnership of Nooney Income Fund Ltd., L.P.

10.28 Amendment to the Amended Agreement of Limited Partnership of Nooney Income Fund Ltd. II, L.P.

10.29 Amendment to the Amended Agreement of Limited Partnership of Nooney Real Property Investors -Two, L.P.

12.1 Calculation of Ratio of Earnings to Fixed Charges of American Spectrum Predecessor

12.2 Calculation of Ratio of Earnings to Fixed Charges of Consolidated Funds - Maximum Participation

12.3 Calculation of Ratio of Earnings to Fixed Charges of Consolidated Funds - Minimum Participation

12.4           Calculation of Ratio of Earnings to Fixed Charges of Affiliates
               Combined

12.5 Calculation of Ratio of Earnings to Fixed Charges of Sierra Pacific Development Fund

12.6 Calculation of Ratio of Earnings to Fixed Charges of Sierra Pacific Development Fund II

12.7 Calculation of Ratio of Earnings to Fixed Charges of Sierra Pacific Development Fund III

12.8 Calculation of Ratio of Earnings to Fixed Charges of Sierra Pacific Development Fund V

12.9 Calculation of Ratio of Earnings to Fixed Charges of Sierra Pacific Pension Investors '84

12.10          Calculation of Ratio of Earnings to Fixed Charges of Nooney
               Income Fund

12.11          Calculation of Ratio of Earnings to Fixed Charges of Nooney
               Income Fund II

12.12 Calculation of Ratio of Earnings to Fixed Charges of Nooney Real Property Investors - Two, L.P.

12.13          Calculation of Ratio of Earnings to Fixed Charges of Nooney
               Rider Trail, LLC

12.14 Calculation of Ratio of Earnings to Fixed Charges of Meadow Wood Village Apts., Ltd., LP

12.15 Calculation of Ratio of Earnings to Fixed Charges of Nooney-Hazelwood Associates, LP

23.1           Consent of Arthur Andersen, LLP

         1085


23.2           Consent of Deloitte & Touche, LLP (Houston, Texas)

23.3           Consent of Deloitte & Touche, LLP (St. Louis, Missouri)

23.4           Consent of Wolfe, Nilges, Nahorski, P.C.

23.5           Consent of Proskauer Rose LLP (included in Exhibit 8.1)(1)

23.6           Consent of Ballard Spahr Andrews & Ingersoll P.C. (included in
               Exhibit 5.1) (1)

27             Financial Data Schedule

99.1           Draft form of fairness opinion of Robert A. Stanger & Co., Inc.

99.2           Draft Independent Appraisal of Fair Market Value of the Funds'
               Properties

99.3 Consolidation Consent Card, Election Form and Instructions for Each of the Funds

99.4           Additional Solicitation Materials

99.5           Schedule III of American Spectrum Predecessor

99.6           Schedule III of Meadow Wood Village Apartments

99.7           Schedule III of Nooney Rider Trail

99.8           Schedule III of Nooney-Hazelwood Associates L.P. and Investee

(1) to be filed by amendment

(2) previously filed

         1086


Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Ana, State of California on the 10th day of November, 2000.

                                         AMERICAN SPECTRUM REALTY, INC.


                                         By: /s/ William J. Carden
                                            ---------------------------------
                                            William J. Carden, Chairman
                                            and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities indicated.

       NAME                                 TITLE                          DATE
----------------------     ------------------------------------------  ------------

/s/ William J. Carden                                                  November 10, 2000
-------------------------
William J. Carden          Chairman of the Board and Chief Executive
                           Officer (Principal Executive Officer)


-------------------------
Timothy R. Brown           Director

/s/ William W. Geary, Jr.                                              November 10, 2000
-------------------------
William W. Geary, Jr.      Director


/s/ Lawrence E. Fiedler                                                November 10, 2000
-------------------------
Lawrence E. Fiedler        Director


/s/ Harry A. Mizrahi                                                   November 10, 2000
-------------------------
Harry A. Mizrahi           Director and Chief Operating Officer


/s/ Thomas N. Thurber                                                  November 10, 2000
-------------------------
Thomas N. Thurber          Chief Financial Officer  (Principal
                           Financial and Accounting Officer)

         1087


                                 EXHIBIT INDEX

                                                                            Sequentially
                                                                              Numbered
Exhibit No.                             Description                             Pages
-----------    -----------------------------------------------------------  ------------
2.1            Form of Agreement and Plan of Merger of Sierra Pacific
               Development Fund (2)

2.2            Form of Agreement and Plan of Merger of Sierra Pacific
               Development Fund II (2)

2.3            Form of Agreement and Plan of Merger of Sierra Pacific
               Development Fund III (2)

2.4            Form of Agreement and Plan of Merger of Sierra Pacific
               Institutional Properties V (2)

2.5            Form of Agreement and Plan of Merger of Sierra Pacific Pension
               Investors '84 (2)

2.6            Form of Agreement and Plan of Merger of Nooney Income Fund Ltd.,
               L.P. (2)

2.7            Form of Agreement and Plan of Merger of Nooney Income Fund Ltd.
               II, L.P. (2)

2.8            Form of Agreement and Plan of Merger of Nooney Real Property
               Investors - Two, L.P. (2)

3.1            Form of Amended and Restated Articles of Incorporation of
               American Spectrum Realty, Inc. (2)

3.2            Bylaws of American Spectrum Realty, Inc. (2)

4.1            Form of Stock Certificate (1)

5.1            Opinion of Maryland Counsel, Ballard, Sphahr, Andrews and
               Ingersoll LLP (1)

8.1 Form of Opinion to be delivered Proskauer Rose LLP as to Certain Tax Matters

10.1           2000 Stock Incentive Plan

10.2           Employment Agreement of William J. Carden

10.3           Employment Agreement of Harry A. Mizrahi

10.4           Employment Agreement of Thomas N. Thurber

10.5           Employment Agreement of Paul E. Perkins

10.6           Employment Agreement of Patricia A. Nooney

10.7           Agreement of Limited Partnership of American Spectrum Realty
               Operating Partnership, L.P.

10.8           Agreement and Plan of Merger, dated August 8, 2000 between
               American Spectrum and CGS Properties (Mkt./Col.), L.P. (2)

10.9           Agreement and Plan of Merger, dated August 8, 2000 between
               American Spectrum and Creekside/Riverside, L.L.C. (2)




         1088

                                                                            Sequentially
                                                                              Numbered
Exhibit No.                             Description                             Pages
-----------    -----------------------------------------------------------  ------------
10.10          Agreement and Plan of Merger, dated August 8, 2000 between
               American Spectrum and McDonnell Associates, L.L.C. (2)

10.11          Agreement and Plan of Merger, dated August 8, 2000 between
               American Spectrum and Pacific Spectrum, L.L.C. (2)

10.12          Agreement and Plan of Merger, dated August 8, 2000 between
               American Spectrum and Pasadena Autumn Ridge LP (2)

10.13          Agreement and Plan of Merger, dated August 8, 2000 between
               American Spectrum and Seventy Seven, L.L.C. (2)

10.14          Agreement and Plan of Merger, dated August 8, 2000 between
               American Spectrum and Villa Redondo LLC (2)

10.15          Agreement and Plan of Merger, dated August 8, 2000, between
               American Spectrum and Third Coast LLC (2)

10.16          Contribution Agreement, dated August 8, 2000 between American
               Spectrum and No.-So., Inc. (2)

10.17          Form of Restricted Stock Agreement

10.18          Form of Stock Option Agreement (Incentive Stock Options)

10.19          Form of Stock Option Agreement (Directors)

10.20          Form of Stock Option Agreement (Non-Qualified Options)

10.21          Form of Indenture Relating to Notes

10.22          Amendment to the Amended Agreement of Limited Partnership of
               Sierra Pacific Development Fund

10.23          Amendment to the Amended Agreement of Limited Partnership of
               Sierra Pacific Development Fund II

10.24          Amendment to the Amended Agreement of Limited Partnership of
               Sierra Pacific Development Fund III

10.25          Amendment to the Amended Agreement of Limited Partnership of
               Sierra Pacific Institutional Properties V

10.26          Amendment to the Amended Agreement of Limited Partnership of
               Sierra Pacific Pension Investors '84

10.27          Amendment to the Amended Agreement of Limited Partnership of
               Nooney Income Fund Ltd., L.P.

10.28          Amendment to the Amended Agreement of Limited Partnership of
               Nooney Income Fund Ltd. II, L.P.

10.29          Amendment to the Amended Agreement of Limited Partnership of
               Nooney Real Property Investors -Two, L.P.

12.1           Calculation of Ratio of Earnings to Fixed Charges of American
               Spectrum Predecessor

12.2           Calculation of Ratio of Earnings to Fixed Charges of
               Consolidated Funds - Maximum Participation

12.3           Calculation of Ratio of Earnings to Fixed Charges of Consolidated
               Funds - Minimum Participation

12.4           Calculation of Ratio of Earnings to Fixed Charges of Affiliates
               Combined

12.5           Calculation of Ratio of Earnings to Fixed Charges of Sierra
               Pacific Development Fund

12.6           Calculation of Ratio of Earnings to Fixed Charges of Sierra
               Pacific Development Fund II






         1089

                                                                            Sequentially
                                                                              Numbered
Exhibit No.                             Description                             Pages
-----------    -----------------------------------------------------------  ------------
12.7           Calculation of Ratio of Earnings to Fixed Charges of Sierra
               Pacific Development Fund III

12.8           Calculation of Ratio of Earnings to Fixed Charges of Sierra
               Pacific Development Fund V

12.9           Calculation of Ratio of Earnings to Fixed Charges of Sierra
               Pacific Pension Investors '84

12.10          Calculation of Ratio of Earnings to Fixed Charges of Nooney
               Income Fund

12.11          Calculation of Ratio of Earnings to Fixed Charges of Nooney
               Income Fund II

12.12          Calculation of Ratio of Earnings to Fixed Charges of Nooney Real
               Property Investors - Two

12.13          Calculation of Ratio of Earnings to Fixed Charges of Nooney
               Rider Trail, LLC

12.14          Calculation of Ratio of Earnings to Fixed Charges of Meadow Wood
               Village Apts., Ltd., LP

12.15          Calculation of Ratio of Earnings to Fixed Charges of
               Nooney-Hazelwood Associates, LP

23.1           Consent of Arthur Andersen, LLP

23.2           Consent of Deloitte & Touche, LLP (Houston, Texas)

23.3           Consent of Deloitte & Touche, LLP (St. Louis, Missouri)

23.4           Consent of Wolfe, Nilges, Nahorski, P.C.

23.5           Consent of Proskauer Rose LLP (included in Exhibit 8.1) (1)

23.6           Consent of Ballard Spahr Andrews & Ingersoll P.C. (included in
               Exhibit 5.1) (1)

27             Financial Data Schedule

99.1           Draft form of fairness opinion of Robert A. Stanger & Co., Inc.

99.2           Draft Independent Appraisal of Fair Market Value of the Funds'
               Properties

99.3           Consolidation Consent Card, Election Form and Instructions for
               Each of the Funds

99.4           Additional Solicitation Materials

99.5           Schedule III of American Spectrum Predecessor

99.6           Schedule III of Meadow Wood Village Apartments

99.7           Schedule III of Nooney Rider Trail

99.8           Schedule III of Nooney-Hazelwood Associates L.P. and Investe

(1) to be filed by amendment

(2) previously filed